      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 8, 1999



                                                    REGISTRATION NO. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          CHANCELLOR MEDIA CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

             DELAWARE                             4832                            75-2247099
 (State or Other Jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  Incorporation or Organization)      Classification Code Number)            Identification No.)

                                                                      THOMAS O. HICKS
                                                           CHAIRMAN AND CHIEF EXECUTIVE OFFICER
           1845 WOODALL RODGERS FREEWAY                        CHANCELLOR MEDIA CORPORATION
                    SUITE 1300                                 1845 WOODALL RODGERS FREEWAY
                DALLAS, TEXAS 75201                                     SUITE 1300
                  (214) 922-8700                                    DALLAS, TEXAS 75201
                                                                      (214) 922-8700
(Address, Including Zip Code, and Telephone Number,
                     Including                       (Name, Address, Including Zip Code, and Telephone
  Area Code, of Registrant's Principal Executive    Number, Including Area Code, of Agent for Service)
                     Offices)

                                   COPIES TO:

     MICHAEL A. SASLAW, ESQ.            WILLIAM S. BANOWSKY, JR.           MICHAEL D. WORTLEY, ESQ.
    WEIL, GOTSHAL & MANGES LLP        EXECUTIVE VICE PRESIDENT AND          VINSON & ELKINS L.L.P.
  100 CRESCENT COURT, SUITE 1300            GENERAL COUNSEL               3700 TRAMMELL CROW CENTER
       DALLAS, TEXAS 75201            CHANCELLOR MEDIA CORPORATION             2001 ROSS AVENUE
          (214) 746-7700              1845 WOODALL RODGERS FREEWAY           DALLAS, TEXAS 75201
                                               SUITE 1300                       (214) 220-7700
                                          DALLAS, TEXAS 75201
                                             (214) 922-8700


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and the satisfaction or waiver of the other conditions to the merger described in the joint proxy statement/prospectus contained herein.


If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                         PROPOSED MAXIMUM       PROPOSED MAXIMUM       PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES         AMOUNT TO BE          OFFERING PRICE       AGGREGATE OFFERING         AMOUNT OF
          TO BE REGISTERED                REGISTERED(1)           PER SHARE(2)             PRICE(2)         REGISTRATION FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value.......        54,648,985               $50.90             $1,810,112,275            $503,212
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------



(1) Based upon (i) 34,243,730 shares of Capstar Broadcasting Corporation class A common stock issued and outstanding as of May 19, 1999, (ii) 6,081,723 shares of Capstar Broadcasting Corporation class B common stock issued and outstanding as of May 19, 1999, (iii) 67,538,121 shares of Capstar Broadcasting Corporation class C common stock issued and outstanding as of May 19, 1999, and (iv) 2,427,012 shares of Capstar Broadcasting Corporation class A common stock and class C common stock that are issuable under options and warrants of Capstar Broadcasting Corporation prior to the effective time of the merger.


(2) Estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share for the common stock of Chancellor Media Corporation is $50.90, which is equal to $25.22, the average of the high and low prices of Capstar Broadcasting Corporation class A common stock reported by the consolidated reporting system of the New York Stock Exchange on June 2, 1999, divided by 0.4955, the exchange ratio per share of Chancellor Media common stock. The proposed maximum aggregate offering price equals (i) the product of (w) $25.22, which represents the average of the high and low prices of Capstar Broadcasting Corporation class A common stock reported by the consolidated reporting system of the New York Stock Exchange on June 2, 1999, and (x) 35,623,691 shares of class A common stock of Capstar Broadcasting Corporation issued and outstanding as of May 19, 1999 or issuable under options and warrants to purchase class A common stock prior to the effective time of the merger, in accordance with Rule 457(f)(1) under the Securities Act of 1933, as amended, plus (ii) the product of (y) $12.21, the book value per share of the Capstar Broadcasting Corporation class B common stock and class C common stock as of March 31, 1999, and (z) an aggregate of 74,666,895 shares of class B common stock and class C common stock issued and outstanding as of May 19, 1999 or issuable under warrants to purchase class C common stock prior to the effective time of the merger, in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended.


(3) The amount of the registration fee has been offset by $340,231 previously paid by the Registrant in connection with the filing of preliminary proxy materials with the Commission on April 21, 1999 as permitted by Rule 457(b). Accordingly, an additional $162,981 has been paid with this filing.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          CHANCELLOR MEDIA CORPORATION

                           (TO BE RENAMED AMFM INC.)

                    1845 Woodall Rodgers Freeway, Suite 1300
                              Dallas, Texas 75201
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JULY 13, 1999

                             ---------------------

To our Stockholders:


An annual meeting of the holders of common stock, $0.01 par value, of Chancellor Media Corporation, a Delaware corporation, referred to herein as Chancellor Media, will be held at 10:00 a.m., local time, on July 13, 1999, at The Hotel Crescent Court, 400 Crescent Court, Dallas, Texas 75201, for the following purposes, as further described in the accompanying joint proxy statement/prospectus:



     1. To consider and vote on a proposal to approve the issuance of shares of Chancellor Media common stock in the merger contemplated by the Agreement and Plan of Merger, dated as of August 26, 1998 and amended and restated as of April 29, 1999, by and among Chancellor Media, Capstar Broadcasting Corporation, a Delaware corporation, referred to herein as Capstar, CBC Acquisition Company, Inc., a Delaware Corporation, and CMC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Chancellor Media, referred to herein as Merger Sub, under the terms of which, among other things:


        - Merger Sub will be merged with and into Capstar, with Capstar surviving the merger as a wholly-owned subsidiary of Chancellor Media;

        - Each share of Capstar class A common stock, class B common stock and class C common stock issued and outstanding immediately prior to the merger will be converted into a right to receive 0.4955 of a validly issued, fully paid and nonassessable share of common stock of Chancellor Media; and

        - Each Capstar stock option and warrant that is outstanding and unexercised immediately prior to the effective time of the merger will be assumed by Chancellor Media and will thereafter be an option or warrant to acquire shares of common stock of Chancellor Media in such amount and at the exercise price as set forth in the merger agreement.

     2. To consider and vote on a proposal to approve the amendment and restatement of Chancellor Media's amended and restated certificate of incorporation to:


        - change its name to AMFM Inc.;


        - increase its number of authorized shares of common stock from 200,000,000 to 750,000,000 shares;


        - eliminate the 75,000,000 authorized shares of class A common stock of Chancellor Media, none of which is outstanding;

        - eliminate certain provisions relating to "going private transactions" with Scott K. Ginsburg, Chancellor Media's former President and Chief Executive Officer;


        - increase the maximum number of directors comprising the Chancellor Media Board of Directors from thirteen to fourteen; and


        - add a provision conferring authority in the Board of Directors of Chancellor Media to exercise all power lawfully vested in the Board of Directors by Delaware corporate law, including the power to adopt, amend and repeal the bylaws of Chancellor Media.


     3. To elect three (3) Class II directors for terms expiring in 2002.



     4. To consider and vote upon a proposal to adopt the Chancellor Media Corporation 1999 Stock Option Plan that provides for 10,000,000 shares of Chancellor Media common stock to be authorized for issuance thereunder.


     5. To consider and transact any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Information regarding the merger and related matters is contained in the accompanying joint proxy statement/prospectus and the annexes, all of which are incorporated by reference into this notice and which form a part of this notice.


The affirmative vote of at least a majority of the votes cast by holders of shares of Chancellor Media common stock is required for approval of the issuance of shares of Chancellor Media common stock in the merger and the adoption of the 1999 Chancellor Media Corporation Stock Option Plan. The affirmative vote of at least a majority of the outstanding shares of Chancellor Media common stock is required for approval of the amendment and restatement of Chancellor Media's amended and restated certificate of incorporation. Directors are elected by a plurality of the votes represented by the shares of Chancellor Media common stock present at the meeting in person or by proxy. The issuance of shares of common stock in the merger will not be completed and the Chancellor Media charter amendments will not be effected unless each is approved by the appropriate vote of Chancellor Media stockholders. The approval of the other annual meeting proposals described in this joint proxy statement/prospectus is not a condition of the merger.



The Board of Directors of Chancellor Media has determined that the merger is fair to, advisable and in the best interest of Chancellor Media's stockholders and recommends that stockholders vote "FOR" the approval of the issuance of Chancellor Media common stock in the merger, "FOR" the approval of the amendment and restatement of Chancellor Media's amended and restated certificate of incorporation, "FOR" the election of the three nominated Class II directors, and "FOR" the adoption of the Chancellor Media Corporation 1999 Stock Option Plan. See "The Merger -- Background of the Merger" and "-- Recommendation of the Chancellor Media Board of Directors; Chancellor Media's Reasons for the Merger" in the accompanying joint proxy statement/prospectus.



The Board of Directors of Chancellor Media has established the close of business on May 19, 1999 as the record date for determination of Chancellor Media's stockholders entitled to notice of and to vote at the Chancellor Media annual meeting or any adjournments or postponements of the meeting. Only holders of record of shares of Chancellor Media common stock at the close of business on the record date are entitled to notice of, and to vote at, the Chancellor Media annual meeting.

Holders of Chancellor Media common stock, whether or not they expect to be present at the Chancellor Media annual meeting, are requested to complete, sign and date the enclosed proxy and return it promptly in the enclosed envelope to assure that their shares of Chancellor Media common stock will be represented. Any stockholders that attend the Chancellor Media annual meeting may vote in person even if they have previously returned their proxy.

                                                By Order of the Board of
                                                Directors:
                                                /s/ OMAR CHOUCAIR

                                                Omar Choucair
                                                Assistant Secretary

Dallas, Texas

June   , 1999

                        CAPSTAR BROADCASTING CORPORATION
                        600 Congress Avenue, Suite 1400
                              Austin, Texas 78701
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            TO BE HELD JULY 13, 1999

                             ---------------------

To our Stockholders:


A special meeting of the holders of class A common stock, $0.01 par value, and class C common stock, $0.01 par value, in each case of Capstar Broadcasting Corporation, a Delaware corporation, referred to herein as Capstar, will be held at 9:00 a.m., local time, on July 13, 1999, at The Hotel Crescent Court, 400 Crescent Court, Dallas, Texas 75201, for the following purposes, as further described in the accompanying joint proxy statement/ prospectus:



     1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 26, 1998 and amended and restated as of April 29, 1999, by and among Chancellor Media Corporation, a Delaware corporation, referred to herein as Chancellor Media, Capstar, CBC Acquisition Company, Inc., a Delaware corporation, and CMC Merger Sub, Inc., Inc., a Delaware corporation and wholly-owned subsidiary of Chancellor Media, referred to herein as Merger Sub, under the terms of which, among other things:


        - Merger Sub will be merged with and into Capstar, with Capstar surviving the merger as a wholly-owned subsidiary of Chancellor Media;

        - Each share of Capstar class A common stock, class B common stock and class C common stock issued and outstanding immediately prior to the merger will be converted into a right to receive 0.4955 of a validly issued, fully paid and nonassessable share of common stock of Chancellor Media; and

        - Each Capstar stock option and warrant that is outstanding and unexercised immediately prior to the effective time of the merger will be assumed by Chancellor Media and will thereafter be an option or warrant to acquire shares of common stock of Chancellor Media in such amount and at the exercise price as set forth in the merger agreement.

     2. To consider and transact any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Information regarding the merger and related matters is contained in the accompanying joint proxy statement/prospectus and the annexes, all of which are incorporated by reference into this notice and which form a part of this notice.

The affirmative vote of at least a majority of the voting power of the outstanding shares of Capstar class A common stock and class C common stock, voting together as a single class, is required for approval and adoption of the merger agreement. As a condition and inducement to Chancellor Media entering the merger agreement, Thomas O. Hicks,

R. Steven Hicks and Capstar Broadcasting Partners, L.P., which collectively hold a majority of the voting power of the outstanding shares of Capstar class A common stock and class C common stock, have entered into a voting agreement under which they have agreed to vote the shares of Capstar class A common stock and class C common stock held by them in favor of the approval and adoption of the merger agreement. As a result, the approval and adoption of the merger agreement by the Capstar stockholders is assured. As described in the accompanying joint proxy statement/prospectus, holders of Capstar class B common stock and class C common stock will be entitled to appraisal rights under Delaware law in connection with the merger. Holders of Capstar class A common stock do not have any appraisal rights under Delaware law in connection with the merger.

The Board of Directors of Capstar, upon the recommendation of its Special Committee consisting of its disinterested director, has determined that the merger is fair to, advisable and in the best interest of Capstar's stockholders and recommends that you vote "FOR" the approval and adoption of the merger agreement. See "The Merger -- Background of the Merger" and "-- Recommendation of the Capstar Board of Directors; Capstar's Reasons for the Merger" in the accompanying joint proxy statement/prospectus.


The Board of Directors of Capstar has established the close of business on May 19, 1999 as the record date for determination of Capstar's stockholders entitled to notice of and to vote at the special meeting or any adjournments or postponements of the meeting. Only holders of record of shares of Capstar class A common stock and class C common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting.


Your vote is very important. You are requested to complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope, whether or not you expect to attend the special meeting, to assure that your shares will be represented. You may revoke your proxy and vote in person if you decide to attend the special meeting.

                                                By Order of the Board of
                                                Directors:
                                                /s/ KATHY ARCHER
                                                Kathy Archer
                                                Assistant Secretary

Austin, Texas

June   , 1999

     THIS JOINT PROXY STATEMENT/PROSPECTUS DATED JUNE 8, 1999 IS SUBJECT TO
                           COMPLETION AND AMENDMENT.


                        JOINT PROXY STATEMENT/PROSPECTUS

[CHANCELLOR MEDIA CORP. LOGO][CAPSTAR LOGO]

                   Merger Proposed -- Your Vote is Important

The Boards of Directors of Chancellor Media Corporation, referred to herein as Chancellor Media, and Capstar Broadcasting Corporation, referred to herein as Capstar, have agreed on a merger involving the two companies to create the largest radio broadcasting company in the United States.

In the proposed merger,


     (1) Chancellor Media will amend its certificate of incorporation prior to the effective time of the merger to, among other things, change its name to AMFM Inc. and increase its number of authorized shares of common stock, and


     (2) Stockholders of Capstar will receive 0.4955 of a share of common stock of Chancellor for each share of Capstar class A common stock, class B common stock and class C common stock that they own. Chancellor Media stockholders will continue to hold their shares of Chancellor Media common stock after the merger.

The merger cannot be completed unless certain government approvals are obtained and the stockholders of both Chancellor Media and Capstar approve the matters relating to the merger described in this joint proxy statement/ prospectus. The approval of the other annual meeting proposals of Chancellor Media is not a condition to the merger.

This joint proxy statement/prospectus relates to the stockholders' meetings of Chancellor Media and Capstar that each Board of Directors has called to vote on the matters described in this joint proxy statement/prospectus or otherwise validly coming before the meetings. This joint proxy statement/prospectus also constitutes a prospectus for Chancellor Media with respect to the shares of Chancellor Media common stock to be issued under the merger agreement. We encourage you to read this entire document carefully.

If the merger is completed, Capstar stockholders will hold approximately 27.2% of the aggregate outstanding common stock of Chancellor Media following the merger.


After careful consideration of the recommendations and advice of their respective financial advisors and, for Capstar, the Special Committee of Capstar's Board of Directors, the Boards of Directors of Chancellor Media and Capstar have respectively determined that the merger is fair to, advisable and in the best interests of their stockholders and recommend that their stockholders vote in favor of the matters described in this joint proxy statement/prospectus.


/s/ Thomas Hicks                                       /s/ Steven Hicks
Thomas O. Hicks                                        R. Steven Hicks
Chairman and Chief Executive Officer                   President and Chief Executive Officer
Chancellor Media Corporation                           Capstar Broadcasting Corporation

                      ------------------------------------


The Chancellor Media common stock is currently quoted on The Nasdaq Stock Market under the symbol "AMFM." Chancellor Media intends to apply for the listing of the outstanding shares of Chancellor Media common stock and the shares offered in connection with the merger on the New York Stock Exchange under the symbol "AFM," effective at the closing of the merger.


THE "RISK FACTORS" SECTION OF THIS JOINT PROXY STATEMENT/PROSPECTUS (BEGINNING
ON PAGE    ) LISTS SOME OF THE IMPORTANT FACTORS YOU SHOULD CONSIDER IN
EVALUATING THE MERGER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The joint proxy statement/prospectus is dated June   , 1999, and it was first
mailed to stockholders on or about June   , 1999.


THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS JOINT PROXY STATEMENT/ PROSPECTUS IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS


                                                PAGE
                                                ----
GLOSSARY OF DEFINED TERMS.....................   iv
SUMMARY.......................................    1
  The Companies...............................    1
  Recent Developments.........................    2
  The Merger..................................    4
  The Chancellor Media Annual Stockholders'
    Meeting...................................    9
  The Capstar Special Stockholders' Meeting...   10
  The Voting Agreement........................   10
  Market Price and Dividend Information.......   11
  Summary Pro Forma Financial Information.....   13
  Comparative Per Share Data..................   15
  Chancellor Media Selected Consolidated
    Historical Financial Data.................   16
  Capstar Selected Consolidated Historical
    Financial Data............................   18
RISK FACTORS..................................   22
  Potential Negative Consequences of
    Substantial Indebtedness of Chancellor
    Media and Capstar.........................   22
  Restrictions Imposed on Chancellor Media and
    Capstar by Agreements Governing Debt
    Instruments and Preferred Stock...........   22
  Fixed Charges of Chancellor Media and
    Capstar Negatively Impact Results of
    Operations................................   23
  Competitive Nature of Radio Broadcasting and
    Media Representation......................   23
  Potential Effects on Licenses and Ownership
    of Regulation of the Radio Broadcasting
    Industries................................   23
  Risks Associated with Investment in Outdoor
    Advertising...............................   24
  Potential Conflict of Interest as a Result
    of Cross-Ownership........................   24
  Difficulty of Integrating Acquisitions and
    Entering New Lines of Business............   25
  Possible Delay in Consummation of Pending
    Transactions Due to Antitrust and FCC
    Review....................................   26
  Control of the Combined Company by Hicks
    Muse......................................   26
  Investors Should Not Place Undue Reliance on
    Forward-Looking Information...............   27
THE COMPANIES.................................   28
  Chancellor Media............................   28
  Capstar.....................................   56
THE CHANCELLOR MEDIA ANNUAL MEETING...........   93
  Date, Time, Place and Purpose...............   93
  Record Date, Voting Rights and Quorum.......   94
  Voting and Revocation of Proxies............   95
THE CAPSTAR SPECIAL MEETING...................   96
  Date, Time, Place and Purpose...............   96
  Record Date, Voting Rights and Quorum.......   96
  Voting and Revocation of Proxies............   97
THE MERGER....................................   98
  Background of the Merger....................   98
  Recommendation of the Chancellor Media Board
    of Directors; Chancellor Media's Reasons
    for the Merger............................  111
  Opinions of Financial Advisors to the
    Chancellor Media Board of Directors and
    Chancellor Special Committee..............  112



                                                PAGE
                                                ----
  Recommendation of the Capstar Board of
    Directors; Capstar's Reasons for the
    Merger....................................  139
  Opinions of Financial Advisors to the
    Capstar Special Committee and Capstar
    Board of Directors........................  140
  Interests of Certain Persons in the
    Merger....................................  165
  Appraisal and Dissenters' Rights............  167
  Accounting Treatment........................  170
  Federal Income Tax Consequences of the
    Merger....................................  171
  Certain Regulatory Matters..................  172
  Restriction on Resales of Chancellor Media
    Common Stock by Affiliates of Capstar.....  179
THE MERGER AGREEMENT..........................  180
  General.....................................  180
  Effective Time..............................  180
  Conversion of Shares........................  180
  Treatment of Stock Options and Warrants.....  181
  Exchange Procedures.........................  181
  Directors and Officers......................  183
  Certificate of Incorporation and Bylaws.....  183
  Representations and Warranties..............  184
  Certain Covenants...........................  186
  Conditions to the Merger....................  188
  Additional Agreements.......................  190
  Indemnification and Insurance...............  192
  Termination.................................  193
  Amendment and Modification..................  194
  Fees and Expenses...........................  194
THE VOTING AGREEMENT..........................  194
THE CHANCELLOR MEDIA PROPOSALS................  196
  The Merger Proposals........................  196
  Other Chancellor Media Annual Meeting
    Proposals.................................  198
DIRECTORS AND MANAGEMENT FOLLOWING THE
  MERGER......................................  211
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
  OWNERS AND MANAGEMENT OF CHANCELLOR MEDIA...  254
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
  OWNERS AND MANAGEMENT OF CAPSTAR............  257
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS................................  260
DESCRIPTION OF CHANCELLOR MEDIA CAPITAL
  STOCK.......................................  266
  Chancellor Media Common Stock...............  266
  Preferred Stock.............................  268
COMPARATIVE RIGHTS OF HOLDERS OF CHANCELLOR
  MEDIA COMMON STOCK AND CAPSTAR COMMON
  STOCK.......................................  277
  Authorized Capital Stock....................  278
  Preemptive Rights...........................  278
  Liquidation Rights..........................  278
  Voting Rights Generally.....................  279
  Amendment of Bylaws.........................  280

                                                PAGE
                                                ----
  Number and Classification of the Board of
    Directors.................................  280
  Indemnification of Directors and Officers
    and Limitation of Liability...............  281
  Restrictions on Foreign Ownership...........  282
  Voting with Respect to Certain Business
    Combinations..............................  284
LEGAL MATTERS.................................  284
EXPERTS.......................................  284
STOCKHOLDER PROPOSALS AND DIRECTOR
  NOMINATIONS.................................  286
PRO FORMA FINANCIAL INFORMATION...............  P-1
INDEX TO FINANCIAL STATEMENTS.................  F-1


                                    ANNEXES

Annex I -- Amended and Restated Agreement and Plan of   Merger

Annex II -- Opinion of Salomon Smith Barney Inc.


Annex III-A -- Opinion of Wasserstein Perella & Co., Inc.



Annex III-B -- Opinion of Wasserstein Perella & Co., Inc.


Annex IV -- Opinion of Morgan Stanley & Co.   Incorporated


Annex V -- Opinion of Bear, Stearns & Co., Inc.



Annex VI -- Opinion of Credit Suisse First Boston

  Corporation

Annex VII -- Opinion of BT Wolfensohn

Annex VIII -- Section 262 of the DGCL

Annex IX -- Second Amended and Restated Certificate of   Incorporation of
Chancellor Media

Annex X -- Chancellor Media Corporation 1999 Stock   Option Plan

                           GLOSSARY OF DEFINED TERMS


                                             PAGE
                                             ----
6% Exchange Debentures....................   273
7% Junior Dividend Stock..................   265
7% Junior Liquidation Stock...............   267
7% Parity Dividend Stock..................   266
7% Parity Liquidation Stock...............   267
7% Senior Dividend Stock..................   267
7% Senior Liquidation Stock...............   267
8% Senior Notes...........................    50
8 1/8% Notes..............................    46
8 3/4% Notes..............................    46
9 1/4% Capstar Radio Notes................    84
9 3/8% Notes..............................    46
10 1/2% Notes.............................    46
10 3/4% CCI Notes.........................    84
11 3/8% CCI Notes.........................    84
12% Capstar Partners Preferred Stock......    84
12% Preferred Stock.......................    47
12 1/4% Exchange..........................    34
12 1/4% Preferred Stock...................    47
12 3/4% Capstar Partners Notes............    84
13 1/4% Capstar Radio Notes...............    82
1999 Plan.................................    51
$3.00 Junior Dividend Stock...............   269
$3.00 Junior Liquidation Stock............   271
$3.00 Parity Dividend Stock...............   270
$3.00 Senior Dividend Stock...............   271
$3.00 Senior Liquidation Stock............   271
Acquisition Proposal......................   188
Adjusted EBITDA...........................   141
Affiliate.................................   176
AMFMi.....................................     2
Atlantic Star.............................    55
ATCF......................................   141
BCF.......................................   131
Bear Stearns..............................    99
BPI.......................................   198
Capstar...................................     i
Capstar common stock......................     4
Capstar Communications....................    76
Capstar Hicks Muse Parties................   255
Capstar L.P. .............................   255
Capstar Named Executive Officers..........   241
Capstar Partners..........................    84
Capstar Record Date.......................    94
Capstar/SFX Transaction...................    98
Capstar Special Committee.................    94
Capstar Transfer Agent....................    95
Central Star..............................    55
CCI Series E Preferred Stock..............    85
Chancellor Exchange Stations..............   259
Chancellor Media..........................     i
Chancellor Media Record Date..............    92
Chancellor Transfer Agent.................    93
Claim.....................................   249
CMCLA.....................................    33
Code......................................   168



                                             PAGE
                                             ----
Committee.................................   200
Communications Act........................   169
Comparable Radio Broadcasting Companies...   142
Continuing Directors......................   249
Credit Suisse First Boston................   145
DARS......................................   174
DCF.......................................   143
Debenture Exchange Date...................   273
Deferral Period...........................   206
DGCL......................................    91
DOJ.......................................   171
Enterprise Value..........................   156
Equity Value..............................   156
Exercisability Value......................   201
FCC.......................................    33
First Chancellor Special Committee........    96
Fund III Inc..............................   255
FTC.......................................   174
Goldman Sachs.............................    96
Gulf Star.................................    18
Hicks Muse................................     6
Hicks Muse Partners.......................   162
HM2/Management............................   257
HM3/Capstar...............................   255
HSR Act...................................    33
IBOC......................................   174
Incentive Options.........................   201
Indemnifiable Event.......................   250
ISOs......................................   201
JSAs......................................    80
Katz......................................    29
Lamar.....................................     2
Lamar Shares..............................    30
LAN International.........................    61
LIN.......................................     3
LIN merger................................     3
LMAs......................................    18
Marcus Cable..............................   210
Merger Sub................................     4
Morgan Stanley............................   100
MSA.......................................    40
MSO.......................................   210
Muzak Holdings............................    60
Noddings..................................    76
NQSO......................................   205
Opinion...................................   138
Options...................................   200
Outdoor Group Disposition.................    30
Pacific Star..............................    54
Paying Agent..............................   178
Pegasus...................................    33
Pending Transactions......................    32
Precedent Radio Broadcasting
  Transactions............................   142
Qualifying Cash Consideration.............   222
Related Entities..........................   198
Representatives...........................   187

                                             PAGE
                                             ----
Rule 13e-3 Transaction....................   276
Salomon...................................    96
Sea Star..................................    54
SEC.......................................    52
Second Chancellor Special Committee.......    98
Senior Credit Facility....................    49
SFAS......................................    51
SFX.......................................    75
Southern Star.............................    54
STC.......................................    25
Stock Option Plan.........................   241
Structured Exchange Ratio.................   104



                                             PAGE
                                             ----
Subordinated Notes........................    50
Subsidiary Guarantors.....................    50
superduopolies............................    28
TBAs......................................   172
Telecom Act...............................    54
Triathlon.................................    60
Value Options.............................    51
Voting Agreement..........................   191
Warrants..................................   249
Wasserstein Perella.......................   100
Y2K.......................................    51


Chancellor Media has supplied all information contained in this joint proxy statement/ prospectus relating to Chancellor Media and Capstar has supplied all of the information relating to Capstar.

CHANCELLOR MEDIA AND CAPSTAR HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT THE MERGER AND OTHER TRANSACTIONS DISCUSSED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. IF YOU ARE GIVEN ANY INFORMATION OR REPRESENTATIONS ABOUT THESE MATTERS THAT IS NOT DISCUSSED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, YOU MUST NOT RELY ON THAT INFORMATION.

THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES ANYWHERE OR TO ANYONE WHERE OR TO WHOM IT WOULD BE UNLAWFUL TO OFFER OR SELL SECURITIES UNDER APPLICABLE LAW.


THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS OR THE COMMON STOCK OF CHANCELLOR MEDIA OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT, UNDER ANY CIRCUMSTANCES, MEAN THAT THERE HAS NOT BEEN A CHANGE IN THE AFFAIRS OF CHANCELLOR MEDIA OR CAPSTAR SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS. IT ALSO DOES NOT MEAN THAT THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS CORRECT AFTER THIS DATE.

                                    SUMMARY

This brief summary highlights selected information from the joint proxy statement/ prospectus. It does not contain all of the information that is important to you. You are urged to read carefully the entire joint proxy statement/prospectus and the other documents to which it refers to fully understand the merger. See "The Companies -- Chancellor Media -- Where You Can
Find More Information About Chancellor Media" on page   and "-- Capstar -- Where
You Can Find More Information About Capstar" on page   .

                          THE COMPANIES (SEE PAGE    )

CHANCELLOR MEDIA CORPORATION

(to be renamed AMFM Inc.)

1845 Woodall Rodgers Freeway, Suite 1300
Dallas, Texas 75201
(214) 922-8700


Chancellor Media is a large national pure-play radio broadcasting and related media company with operations in radio broadcasting and media representation, which consist of:



- a radio station portfolio consisting of 124 radio stations (92 FM and 32 AM) concentrated in the top 30 markets in the continental United States and in Puerto Rico, including 13 stations currently operated under time brokerage agreements which allow Chancellor Media to program another person's station and sell the advertising; and



- Katz Media, a full-service media representation firm that sells national spot advertising time for its clients in the radio and television industries throughout the United States and for Chancellor Media's portfolio of radio stations.



In addition, upon the consummation of the pending sale of Chancellor Media's outdoor advertising business and related transactions, Chancellor Media will own an approximate 30.0% equity interest in Lamar Advertising Company, one of the largest owners and operators of outdoor advertising structures in the United States. Chancellor Media has also recently announced the formation of three new business units as part of a broad-based Internet initiative designed to leverage the value of its national radio station portfolio, proprietary content, advertiser relationships and listener base.


CAPSTAR BROADCASTING CORPORATION
600 Congress Avenue, Suite 1400
Austin, Texas 78701
(512) 340-7800


Capstar is the largest radio broadcaster in the United States operating primarily in mid-sized markets based on number of stations and 1998 revenue. Since its first acquisition in October 1996, Capstar has assembled a nationwide portfolio of 329 owned and operated stations and 10 programmed stations in 81 markets. Upon completion of its pending transactions, Capstar will own and operate or program 342 stations in 81 markets located throughout the United States. This portfolio includes clusters of four or more stations in 51 markets and comprises the leading station group, in terms of revenue share and/or audience share, in 49 markets.

                              RECENT DEVELOPMENTS


OUTDOOR GROUP DISPOSITION



On June 1, 1999, Chancellor Media agreed to sell to Lamar Advertising Company, referred to herein as Lamar, all of the outstanding shares of Chancellor Media Outdoor Corporation, an indirect wholly-owned subsidiary of Chancellor Media which holds all of Chancellor Media's assets used in its outdoor advertising business. Under the terms of the stock purchase agreement and related agreements, Chancellor Media will receive:



     (1) cash proceeds of approximately $700.0 million, subject to a net working capital adjustment, and



     (2) 26,227,273 shares of Lamar class A common stock.



Chancellor Media intends to use the net cash proceeds from the Outdoor Group disposition to repay outstanding indebtedness. Upon completion of the Outdoor Group disposition, Chancellor Media will own approximately 30.0% of the aggregate number of outstanding shares of common stock of Lamar.



INTERNET INITIATIVE



On May 19, 1999, Chancellor Media announced a broad-based Internet strategy intended to leverage the value of its national radio station portfolio, proprietary content, advertiser relationships and listener base. As part of this strategy, Chancellor Media has formed three new business units: AMFM Interactive, Inc., referred to herein as AMFMi; AMFM.com; and AMFM Equities.



Together, AMFMi and AMFM.com are intended to develop and position Internet web sites representing Chancellor Media's portfolio of radio stations as highly trafficked Internet destinations designed to further Chancellor Media's relationship with its listening audience. These web sites are expected to encompass a variety of functionality including online streaming of Chancellor Media's on-air programming and other media. In addition, AMFM Equities is intended to promote emerging Internet and new media business. Each of these new Internet business units will be led by Mr. R. Steven Hicks, President and Chief Executive Officer of the AMFM New Media Group.



REVIEW OF STRATEGIC ALTERNATIVES


On January 20, 1999, Chancellor Media announced that its Board of Directors engaged the investment banking firm of BT Alex. Brown Incorporated as financial advisor for the purpose of assisting management and the Board of Directors of Chancellor Media in developing, reviewing and structuring a range of strategic alternatives intended to maximize stockholder value. On February 11, 1999, Chancellor Media announced that it had added additional advisors Morgan Stanley Dean Witter, Hicks, Muse, Tate & Furst Incorporated, Goldman, Sachs & Co., Greenhill & Co., LLC and Chase Securities Inc. to assist in exploring these alternatives, which included the potential sale, merger or consolidation of the entire company or some of its operating assets.

On March 15, 1999, Chancellor Media announced that it had completed the review of strategic alternatives and announced the following series of steps to better position Chancellor Media strategically, operationally and financially:


LIN Merger Termination. On July 7, 1998, Chancellor Media entered into a merger agreement with the indirect parent of LIN Television Corporation, referred to herein as LIN, to acquire LIN in a stock for stock transaction. Effective March 15, 1999, Chancellor Media and LIN agreed to terminate the LIN merger agreement.


Executive Management Realignment. On March 15, 1999, Chancellor Media announced the following executive management changes:


- the appointments of Thomas O. Hicks as Chief Executive Officer of Chancellor Media, of James E. de Castro as President and Chief Executive Officer of a newly created Radio and Outdoor Group and of R. Steven Hicks, currently President and Chief Executive Officer of Capstar, as President and Chief Executive Officer of the newly created AMFM New Media Group, formerly known as the Chancellor Media Services Group;



- the creation of an Office of the Chairman of Chancellor Media's Board of Directors, in which Mr. de Castro and Mr. R. Steven Hicks will join Chancellor Media's Chairman, Mr. Thomas O. Hicks, as Vice Chairmen;


- the resignation of Jeffrey A. Marcus as Chancellor Media's President and Chief Executive Officer effective March 15, 1999;


- the appointments of Kenneth J. O'Keefe as Chief Operating Officer of Chancellor Media's Radio Group and James A. McLaughlin as President and Chief Operating Officer of Chancellor Media's Outdoor Group;


- the appointment of D. Geoffrey Armstrong, former Chief Operating Officer of Capstar, as Executive Vice President and Chief Financial Officer, replacing Thomas P. McMillin, who also resigned from his executive positions with Chancellor Media effective March 15, 1999;

- the resignation of Eric C. Neuman as Chancellor Media's Senior Vice President -- Strategic Development effective March 15, 1999; and


- the appointment of William S. Banowsky, Jr., currently Executive Vice President and General Counsel of Capstar, as Executive Vice President and General Counsel, replacing Richard A. B. Gleiner, formerly Senior Vice President, Secretary and General Counsel of Chancellor Media effective March 15, 1999.



Termination of Petry Acquisition. On April 28, 1999, Chancellor Media terminated its previously announced acquisition of Petry Media Corporation, a television representation firm.



Chancellor Media recorded non-recurring charges of $29.0 million in the first quarter of 1999 related to the write-off of transaction costs related to the termination of the LIN and Petry Media Corporation acquisitions and executive severance and other costs related to the executive management realignment discussed above.

                                   THE MERGER


The merger agreement is attached as Annex I to this joint proxy statement/prospectus. You are encouraged to read the merger agreement, as it is the legal document that governs the merger.


GENERAL

If the proposed merger and related transactions described in this joint proxy statement/prospectus are approved, prior to the effective time of the merger, Chancellor Media will amend its certificate of incorporation to, among other things, increase its number of authorized shares of common stock. Following the amendment of Chancellor Media's certificate of incorporation, CMC Merger Sub, Inc., referred to herein as Merger Sub, will merge with and into Capstar, with Capstar surviving the merger as a wholly-owned subsidiary of Chancellor Media. The following chart describes the effect of the proposed transaction:
                                    [GRAPH]

CONVERSION OF SHARES (SEE PAGE      )


Capstar Stockholders: Each share of Capstar class A common stock, class B common stock and class C common stock, referred to herein collectively as Capstar common stock, will be converted in the merger into the right to receive 0.4955 of a share of Chancellor Media common stock. The total number of shares of Chancellor Media common stock that you will receive will be equal to the number of shares of Capstar class A common stock, class B common stock or class C common stock that you own at the time of the merger, multiplied by 0.4955.


Chancellor Media will not issue fractional shares in the merger. As a result, you will be paid in cash for the market value of any fractional shares of Chancellor Media common stock that you otherwise might be entitled to. You will need to exchange your Capstar common stock certificates to receive new certificates representing Chancellor Media common stock. This will not be necessary until you receive written instructions after we have completed the merger.

Chancellor Media Stockholders: Each share of Chancellor Media common stock, 7% convertible preferred stock, and $3.00 convertible exchangeable preferred stock will remain outstanding and unaffected by the merger.

OWNERSHIP OF CHANCELLOR MEDIA FOLLOWING THE MERGER


Based upon the number of shares of Capstar common stock outstanding on May 19, 1999, the shares of Chancellor Media common stock issued to Capstar stockholders in the merger will constitute approximately 27.2% of the aggregate outstanding common stock of Chancellor Media after the merger, or about 23.6% when all of the outstanding options, warrants and other convertible securities of Chancellor Media following the merger are taken into account. It is anticipated that Chancellor Media will issue an aggregate of approximately 53.4 million shares of common stock to Capstar stockholders in the merger. Chancellor Media will also assume options, warrants and other equity rights in Capstar which represent up to an additional 3.3 million shares.


APPRAISAL AND DISSENTERS' RIGHTS (SEE PAGE   )

Capstar Stockholders: Under Delaware law, you do not have a right to an appraisal of your shares of Capstar class A common stock as a result of the merger.

If you hold shares of Capstar class B common stock or class C common stock, you will have appraisal rights if various conditions are satisfied. If you follow the appropriate procedures under Delaware law, you will be entitled, instead of receiving shares of Chancellor Media common stock in the merger, to have a judge determine the fair value in cash of your shares. The obligation of Chancellor Media to complete the merger is subject to the condition that holders of no more than 10% of the outstanding shares of Capstar class B common stock and class C common stock demand appraisal rights under Delaware law.

The full text of Section 262 of the General Corporation Law of the State of Delaware is included as Annex VIII to this joint proxy statement/prospectus. It is the section of Delaware law that governs appraisal rights.

Chancellor Media Stockholders: Under Delaware law, you do not have a right to an appraisal of your shares of Chancellor Media common stock as a result of the merger.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE   )

Capstar Stockholders: For United States federal income tax purposes, the merger is intended to qualify as a tax-free reorganization. Accordingly, the exchange of your shares of Capstar common stock for shares of Chancellor Media common stock generally will not cause you to recognize any gain or loss. You will, however, have to recognize gain or loss in connection with any cash you receive instead of fractional shares or for dissenting shares.

THIS TAX TREATMENT MAY NOT APPLY TO EVERY CAPSTAR STOCKHOLDER. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU MAY BE VERY COMPLICATED AND DEPEND ON YOUR SPECIFIC SITUATION. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES TO YOU.


Chancellor Media Stockholders: Since your shares of Chancellor Media common stock will remain unchanged as a result of the merger, you will not recognize any gain or loss for purposes of United States federal income tax.


TREATMENT OF CAPSTAR STOCK OPTIONS AND WARRANTS (SEE PAGE   )

Chancellor Media has agreed to assume the obligations of Capstar under outstanding Capstar stock options and warrants if the merger is completed. After the merger, these Capstar stock options, when vested in accordance with their terms, will be exercisable for shares of Chancellor Media common stock, with appropriate adjustments for share amounts and exercise price to reflect the exchange ratio of the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE      )


Some of the officers and directors of Chancellor Media have interests in the merger that are different from, or in addition to, their interests as officers, directors and stockholders of Chancellor Media. Four of Chancellor Media's directors, Thomas O. Hicks, R. Steven Hicks, Lawrence D. Stuart, Jr. and Michael
J. Levitt, are also directors of Capstar, with Mr. Thomas O. Hicks serving as the Chairman of both companies and Mr. R. Steven Hicks serving as President and Chief Executive Officer of Capstar and Vice Chairman of Chancellor Media and President and Chief Executive Officer of the AMFM New Media Group. Mr. D. Geoffrey Armstrong, Executive Vice President and Chief Financial Officer of Chancellor Media, is also a director of Capstar, and William S. Banowsky, Jr., Executive Vice President and General Counsel of Chancellor Media, is also Executive Vice President and General Counsel of Capstar. Additionally, three directors of Chancellor Media, Messrs. Thomas O. Hicks, Levitt and Stuart, also serve as officers, directors and partners of various entities affiliated with Hicks, Muse, Tate & Furst Incorporated, referred to herein as Hicks Muse. Thomas
O. Hicks and affiliates of Hicks Muse currently control approximately 17.9% of the outstanding shares of Chancellor Media common stock and approximately 94.6% of the voting power of the outstanding shares of Capstar common stock. Finally, certain affiliates of Hicks Muse will receive, in addition to the shares of Chancellor Media common stock received in the merger in exchange for Capstar common stock, payments under contracts they have with Capstar aggregating $31.7 million.


The following table sets forth the approximate pro rata share attributable to each of Messrs. Thomas O. Hicks, Stuart and Levitt of the fee income to be received by affiliates of Hicks Muse at the completion of the merger:

                    PRO RATA SHARE OF HICKS MUSE FEE INCOME

                                                               APPROXIMATE
                            NAME                                  AMOUNT
                            ----                              --------------
                                                              (IN THOUSANDS)
Thomas O. Hicks.............................................      $8,777
Lawrence D. Stuart, Jr......................................       1,714
Michael J. Levitt...........................................       3,255

Because of these interests, none of Messrs. Thomas O. Hicks, Levitt or Stuart served on the respective special committees of Chancellor Media's Board of Directors or Capstar's Board of Directors, and each of them abstained from voting on the merger as a member of Chancellor Media's Board of Directors. Mr.
R. Steven Hicks was not a director or officer of Chancellor Media when the Capstar Board of Directors first voted on the merger. These interests were also known by the Chancellor Media Board of Directors, the Capstar Board of Directors and the special committees thereof when they considered and approved the merger agreement and the merger.


In September 1998, a stockholder class action complaint was filed in the Delaware Court of Chancery by a stockholder purporting to act individually and on behalf of all other persons, other than defendants, who own securities of Chancellor Media and are similarly situated. The defendants in the case include Chancellor Media, Hicks Muse and some of Chancellor Media's directors. The plaintiff alleges breach of fiduciary duties, gross mismanagement, gross negligence or recklessness, and other matters relating to the defendants' actions in connection with the proposed merger. Chancellor Media believes that this lawsuit is without merit and intends to vigorously defend the action. For a more detailed description of the lawsuit, see "The Companies -- Chancellor
Media -- Legal Proceedings."

Additionally, some of Capstar's officers and directors have the following interests in the merger that are different from their interests as officers and directors:


- effective March 15, 1999, D. Geoffrey Armstrong who serves as a Capstar director and who began service on March 15, 1999 as Executive Vice President and Chief Financial Officer of Chancellor Media, resigned from his position as Capstar's Chief Operating Officer and became entitled to receive a bonus in the amount of $600,000, and the outstanding Capstar options and warrants held by Mr. Armstrong fully vested and became exercisable;



- at the effective time of the merger, the outstanding Capstar options and warrants held by Mr. R. Steven Hicks, William S. Banowsky, Jr. who serves as Executive Vice President and the General Counsel of Capstar and Chancellor Media, and Paul D. Stone who serves as Executive Vice President and the Chief Financial Officer of Capstar will fully vest and become exercisable, Messrs.
  R. Steven Hicks, Banowsky and Stone each will be entitled to receive a bonus from Capstar in the amount of $1,500,000, $600,000 and $600,000, respectively, and Mr. Stone will become entitled to receive severance compensation from Capstar equal to $650,000 under the terms of his employment agreement with Capstar if Mr. Stone is not employed by Chancellor Media after the merger;


- Messrs. R. Steven Hicks, Armstrong and Banowsky have entered into employment agreements with Chancellor Media; and

- Chancellor Media has agreed to maintain for a period of not less than six years after the merger Capstar's existing directors' and officers' insurance and indemnification policies for coverage for events occurring prior to the merger, subject to some limitations.

REGULATORY APPROVALS (SEE PAGE      )


The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prevents the completion of the merger until after required materials and information have been furnished to the Antitrust Division of the Department of Justice and Federal Trade Commission and a required waiting period has ended. The waiting period for this transaction is expected to expire before July 13, 1999. Permission was obtained from the Federal Communications Commission on May 12, 1999 to transfer control of the Federal Communications Commission licenses for the Capstar radio stations to the public stockholders of Chancellor Media.


CONDITIONS TO THE MERGER (SEE PAGE      )

The completion of the merger depends upon the satisfaction of a number of conditions. While Chancellor Media and Capstar expect that all of the conditions to completing the merger will be satisfied, there can be no assurance that they will be. Either company may waive compliance with the conditions at its discretion if the law allows it. The merger is expected to be completed no later than the second business day following the satisfaction or waiver of all of these conditions.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE      )

The companies can agree to terminate the merger agreement without completing the merger, and either one can terminate the merger agreement if particular events occur. If the merger agreement is terminated by either company because the other party does not receive stockholder approval or materially breaches the merger agreement, then the other party will reimburse the party that did not breach the merger agreement or fail to receive stockholder approval for all of its substantiated out-of-pocket expenses incurred in connection with the merger. Also, if the merger agreement is terminated by either party after its Board of Directors determines in good faith that in order to comply with its fiduciary duties it is necessary to withdraw or modify, in a manner materially adverse to the other party, its approval or recommendation of the merger agreement or the merger, the party electing to terminate the agreement must pay to the non-terminating party an amount of $50,000,000 in cash. Finally, if one of the parties willfully breaches the merger agreement in a material way, the other party may seek damages or other appropriate remedies from the courts.

        THE CHANCELLOR MEDIA ANNUAL STOCKHOLDERS' MEETING (SEE PAGE    )


The annual meeting of Chancellor Media stockholders will be held on July 13, 1999 at 10:00 a.m., local time, at The Hotel Crescent Court, 400 Crescent Court, Dallas, Texas. At the Chancellor Media meeting, you will be asked to:



(1) approve the issuance of shares of Chancellor Media common stock to Capstar's stockholders in the merger;


(2) approve the amendment and restatement of Chancellor Media's amended and restated certificate of incorporation to:


     - change its name to AMFM Inc.;


     - increase its number of authorized shares of common stock from 200,000,000 to 750,000,000;


     - eliminate the 75,000,000 authorized shares of class A common stock of Chancellor Media, none of which is outstanding;


     - eliminate certain provisions relating to "going private transactions" with Scott K. Ginsburg, Chancellor Media's former President and Chief Executive Officer;


     - increase the maximum number of directors comprising the Chancellor Media Board of Directors from thirteen to fourteen; and


     - add a provision conferring authority in the Board of Directors of Chancellor Media to exercise all power lawfully vested in the Board of Directors by Delaware corporate law, including the power to adopt, amend and repeal the bylaws of Chancellor Media;


(3) elect three (3) Class II directors for terms expiring in 2002;



(4) approve a proposal to adopt the Chancellor Media Corporation 1999 Stock Option Plan that provides for 10,000,000 shares of Chancellor Media common stock to be authorized for issuance thereunder; and


(5) act on other matters that may be properly submitted to a vote at the meeting.


The affirmative vote of at least a majority of the votes cast by holders of shares of Chancellor Media common stock is required for approval of the issuance of shares of Chancellor Media common stock in the merger and the adoption of the Chancellor Media Corporation 1999 Stock Option Plan. The affirmative vote of at least a majority of the outstanding shares of Chancellor Media common stock is required for approval of the amendment and restatement of Chancellor Media's certificate of incorporation. Directors are elected by a plurality of the votes represented by the shares of Chancellor Media common stock present at the meeting in person or by proxy. The issuance of shares of common stock in the merger will not be completed and the Chancellor Media charter amendments will not be effected unless both are approved by the appropriate vote of Chancellor Media's stockholders. The approval of the other annual meeting proposals described in this joint proxy statement/prospectus is not a condition of the merger.

            THE CAPSTAR SPECIAL STOCKHOLDERS' MEETING (SEE PAGE    )


The special meeting of Capstar stockholders will be held on July 13, 1999 at 9:00 a.m., local time, at The Hotel Crescent Court, 400 Crescent Court, Dallas, Texas. At the Capstar meeting, you will be asked to:


- approve and adopt the merger agreement that provides for:

  (1) the merger of Merger Sub with and into Capstar, with Capstar surviving the merger as a wholly-owned subsidiary of Chancellor Media;

  (2) the issuance of Chancellor Media common stock to holders of Capstar class A common stock, class B common stock and class C common stock; and

  (3) the assumption by Chancellor Media of each Capstar stock option and warrant that is outstanding and unexercised immediately prior to the effective time of the merger, and thereafter each option and warrant will be an option or warrant to acquire shares of common stock of Chancellor Media in the amount and at the exercise price as set forth in the merger agreement; and

- act on other matters that may be properly submitted to a vote at the meeting.

A vote in favor of the merger agreement by at least a majority of the voting power of the outstanding shares of Capstar class A common stock and class C common stock entitled to vote at the special meeting, voting together as a single class, is required in order to approve and adopt the merger agreement.

                     THE VOTING AGREEMENT (SEE PAGE       )

When Chancellor Media and Capstar entered into the merger agreement, Chancellor Media required that Thomas O. Hicks, R. Steven Hicks and Capstar Broadcasting Partners, L.P., enter into a voting agreement to vote at any meeting of Capstar stockholders called to vote on the merger. Under the terms of the voting agreement, as amended, Thomas O. Hicks, R. Steven Hicks and Capstar Broadcasting Partners, L.P., which collectively own a majority of the voting power of the Capstar class A common stock and class C common stock, are required to vote their shares of Capstar class A common stock and class C common stock in favor of the merger and the adoption and approval of the merger agreement. As a result, the approval and adoption of the merger agreement by the Capstar stockholders is assured.

                     MARKET PRICE AND DIVIDEND INFORMATION

Chancellor Media common stock is quoted on The Nasdaq Stock Market's National Market under the symbol "AMFM." The following table gives you, on a per share basis, for the periods indicated, the high and low closing sale prices per share of the Chancellor Media common stock as reported by The Nasdaq Stock Market:


                                                        HIGH      LOW
                                                       ------    ------
1996
First Quarter........................................  $12.25    $ 8.42
Second Quarter.......................................   14.75     10.92
Third Quarter........................................   16.63     12.87
Fourth Quarter.......................................   16.13     11.75
1997
First Quarter........................................  $17.00    $11.88
Second Quarter.......................................   22.31     14.31
Third Quarter........................................   27.50     20.63
Fourth Quarter.......................................   37.31     25.81
1998
First Quarter........................................  $49.13    $32.69
Second Quarter.......................................   51.00     40.19
Third Quarter........................................   57.25     24.13
Fourth Quarter.......................................   47.88     23.94
1999
First Quarter........................................  $57.94    $40.75
Second Quarter (through June 4, 1999)................   56.94     46.63


Capstar class A common stock is listed on the New York Stock Exchange under the symbol "CRB." The following table gives you, on a per share basis, for the periods indicated, the high and low closing sale prices per share of the Capstar class A common stock as reported by the New York Stock Exchange:


                                                        HIGH      LOW
                                                       ------    ------
1998
Second Quarter (from May 27, 1998)...................  $26.25    $17.00
Third Quarter........................................   26.63     13.56
Fourth Quarter.......................................   22.88     10.13
1999
First Quarter........................................  $26.44    $18.94
Second Quarter (through June 4, 1999)................   27.63     22.50



On August 26, 1998, the last trading day prior to the announcement by Capstar and Chancellor Media that they had entered into the merger agreement, the last reported sale price of the Capstar class A common stock as listed by the New York Stock Exchange was $21.50 per share and the last reported sale price of the Chancellor Media common stock as reported by The Nasdaq Stock Market was $44.75 per share. On June 4, 1999, the last reported sale price of the Capstar class A common stock by the New York Stock

Exchange was $26.81 per share and the last reported sale price of the Chancellor Media common stock as reported by The Nasdaq Stock Market was $55.44 per share. CAPSTAR AND CHANCELLOR MEDIA URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR CAPSTAR CLASS A COMMON STOCK AND CHANCELLOR MEDIA COMMON STOCK.



Neither Chancellor Media nor Capstar has paid dividends on its shares of common stock in the past and, following the completion of the merger, Chancellor Media does not intend to pay any cash dividends on the shares of Chancellor Media common stock. Furthermore, since Chancellor Media is a holding company, the only way it can pay dividends in the future is by indirectly receiving dividends from Chancellor Media Corporation of Los Angeles, its principal operating subsidiary, and assuming the merger is completed, indirectly from Capstar Radio Broadcasting Partners, Inc., currently Capstar's principal operating subsidiary. Chancellor Media Corporation of Los Angeles is, and Capstar Radio Broadcasting Partners, Inc. will be, restricted from paying Chancellor Media dividends by the terms of their respective debt instruments.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION


The summary historical financial information set forth below as of and for the year ended December 31, 1998 and the three months ended March 31, 1999 has been derived from the historical financial statements of Chancellor Media included elsewhere in this joint proxy statement/prospectus. The information should be read in conjunction with the unaudited pro forma condensed financial statements beginning on page P-1 of this joint proxy statement/prospectus and in conjunction with Chancellor Media's historical financial statements and related notes and other financial information included in this joint proxy statement/prospectus.



EBITDA, before stock option compensation and merger, nonrecurring and systems development expense, consists of operating income or loss excluding depreciation and amortization, stock option compensation and merger, nonrecurring and systems development expense. Although EBITDA, before stock option compensation and merger, nonrecurring and systems development expense, is not calculated in accordance with generally accepted accounting principles, Chancellor Media believes that EBITDA, before stock option compensation and merger, nonrecurring and systems development expense, is widely used by analysts, investors and others in the broadcast industry as a measure of operating performance. In addition, EBITDA, before stock option compensation and merger, nonrecurring and systems development expense, is one of the financial measures by which certain covenants under Chancellor Media's indentures governing its long-term indebtedness are calculated. EBITDA, before stock option compensation and merger, nonrecurring and systems development expense, eliminates the non-cash effect of considerable amounts of depreciation and amortization primarily resulting from the significant number of recent acquisitions. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining Chancellor Media's operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. EBITDA, before stock option compensation and merger, nonrecurring and systems development expense, does not take into account Chancellor Media's debt service requirements and other commitments and, accordingly, EBITDA, before stock option compensation and merger, nonrecurring and systems development expense, is not necessarily indicative of amounts that may be available for reinvestment in Chancellor Media's business or other discretionary uses. In addition, Chancellor Media's calculation of EBITDA, before stock option compensation and merger, nonrecurring and systems development expense, is not necessarily comparable to similarly titled measures reported by other companies, including Capstar.



You should be aware that this pro forma information may not be indicative of what actual results will be in the future or would have been for the periods presented.

                                              YEAR ENDED                THREE MONTHS
                                          DECEMBER 31, 1998         ENDED MARCH 31, 1999
                                       ------------------------   ------------------------
                                         COMPANY      COMPANY      COMPANY       COMPANY
                                       HISTORICAL    PRO FORMA    HISTORICAL    PRO FORMA
                                       -----------   ----------   ----------   -----------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Net revenues.........................  $ 1,273,856   $1,902,861   $  350,265   $   431,537
Operating expenses excluding
  depreciation and amortization......      682,061    1,073,607      208,510       276,346
Depreciation and amortization........      446,338      857,407      147,744       214,526
Corporate general and
  administrative.....................       36,722       66,975       17,814        21,803
Stock option compensation............           --       21,401           --         2,045
Merger, nonrecurring and systems
  development expense................       63,661       78,553       28,979        30,391
Operating income (loss)..............       45,074     (195,082)     (52,782)     (113,574)
Interest expense, net................      201,486      433,260       84,392       121,932
Gain on disposition of assets........     (123,845)    (123,845)          --            --
Gain on disposition of representation
  contracts..........................      (32,198)     (32,198)      (3,603)       (3,603)
Other (income) expense, net..........       (3,221)        (743)          --           382
Income (loss) before income taxes,
  equity in net loss of affiliate and
  extraordinary item.................        2,852     (500,121)    (133,571)     (232,285)
Income tax expense (benefit).........       33,751     (120,059)     (30,126)      (67,554)
Dividends on preferred stock of
  subsidiary.........................       17,601       25,586           --         6,899
Equity in net loss of affiliate......           --      (33,806)          --       (11,163)
Income (loss) before extraordinary
  item...............................      (48,500)    (439,454)    (103,445)     (182,793)
Extraordinary loss, net of tax
  benefit............................       47,089           --           --            --
Net loss.............................      (95,589)    (439,454)    (103,445)     (182,793)
Preferred stock dividends............       25,670       25,670        6,417         6,417
Net loss attributable to common
  stockholders.......................     (121,259)    (465,124)    (109,862)     (189,210)
Basic and diluted loss per common
  share(1)...........................  $      (.88)  $    (2.43)  $     (.77)  $      (.96)
Weighted average common shares
  outstanding(1).....................      137,979      191,303      142,960       196,284
BALANCE SHEET DATA (END OF PERIOD):
Working capital (excluding current
  portion of long-term debt).........  $   188,193                $  112,397   $   138,585
Intangible assets, net...............    5,056,047                 5,294,161    10,968,824
Total assets.........................    7,227,907                 7,447,590    13,051,604
Long-term debt (including current
  portion)...........................    4,096,000                 4,378,000     5,740,445
Redeemable preferred stock...........           --                        --       305,229
Stockholders' equity.................    2,391,830                 2,285,304     4,741,047
OTHER DATA:
EBITDA, before stock option
  compensation and merger,
  nonrecurring and systems
  development expense................  $   555,073   $  762,279   $  123,941   $   133,388
CASH FLOWS RELATED TO:
Operating activities.................  $   267,631   $  346,996   $   91,236   $   166,555
Investing activities.................   (2,291,169)    (113,672)    (375,342)      (28,101)
Financing activities.................    2,019,210     (233,324)     278,919      (138,454)


-------------------------


(1) Gives effect to the two-for-one common stock split effected in the form of a stock dividend paid on January 12, 1998.

                           COMPARATIVE PER SHARE DATA


We have summarized below the per share information of Chancellor Media and Capstar on a historical, pro forma combined and pro forma equivalent basis. The information should be read in conjunction with the unaudited pro forma condensed financial statements beginning on page P-1 of this joint proxy statement/prospectus and in conjunction with the historical financial statements and related notes contained in this joint proxy statement/ prospectus and in the other information included in this joint proxy statement/prospectus.


You should be aware that this pro forma information may not be indicative of what actual results will be in the future or would have been for the periods presented.


                                  AS OF AND FOR THE YEAR ENDED        AS OF AND FOR THE THREE MONTHS ENDED
                                        DECEMBER 31, 1998                        MARCH 31, 1999
                              -------------------------------------   -------------------------------------
                                                       CHANCELLOR                              CHANCELLOR
                                             PRO          MEDIA                      PRO          MEDIA
                              HISTORICAL   FORMA(1)   EQUIVALENT(2)   HISTORICAL   FORMA(1)   EQUIVALENT(2)
                              ----------   --------   -------------   ----------   --------   -------------
Book value per share(3)
  Chancellor Media..........    $13.86      $   --       $   --         $13.10      $22.04       $   --
  Capstar...................     12.50          --           --          12.21          --        10.92
Loss per share before
  extraordinary items
  Chancellor Media..........      (.54)      (2.43)          --           (.77)       (.96)          --
  Capstar...................     (1.02)         --        (1.20)          (.30)         --         (.48)
Cash dividends per share
  Chancellor Media..........        --          --           --             --          --           --
  Capstar...................        --          --           --             --          --           --


-------------------------


(1) The pro forma combined per share data for Chancellor Media and Capstar for the year ended December 31, 1998 and the three months ended March 31, 1999 have been prepared as if the transactions described in "Pro Forma Financial Information" beginning on page P-1 had occurred on January 1, 1998.


(2) The equivalent pro forma per share amounts of Capstar are calculated by multiplying pro forma net loss per share of Chancellor Media and pro forma book value per share of Chancellor Media by an exchange ratio of existing Capstar common stock to Chancellor Media common stock of 0.4955 to 1.


(3) Book value per share was calculated using common stockholders' equity as reflected in the historical and pro forma financial statements of Chancellor Media and Capstar, respectively, divided by the number of shares outstanding.

        CHANCELLOR MEDIA SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA


Chancellor Media is providing the following financial information to aid you in your analysis of the financial aspects of the merger. Chancellor Media derived this information from Chancellor Media's audited financial statements for 1994 through 1998 and Chancellor Media's unaudited financial statements for the three months ended March 31, 1998 and 1999. The information is only a summary and you should read it in conjunction with Chancellor Media's historical financial statements and related notes contained in this joint proxy statement/prospectus.



EBITDA, before non-cash and non-recurring charges, consists of operating income or loss excluding depreciation and amortization and non-cash and non-recurring charges. Although EBITDA, before non-cash and non-recurring charges, is not calculated in accordance with generally accepted accounting principles, Chancellor Media believes that EBITDA, before non-cash and non-recurring charges, is widely used by analysts, investors and others in the broadcast industry as a measure of operating performance. In addition, EBITDA, before non-cash and non-recurring charges, is one of the financial measures by which certain covenants under Chancellor Media's indentures governing its long-term indebtedness are calculated. EBITDA, before non-cash and non-recurring charges, eliminates the non-cash effect of considerable amounts of depreciation and amortization primarily resulting from the significant number of recent acquisitions. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining Chancellor Media's operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. EBITDA, before non-cash and non-recurring charges, does not take into account Chancellor Media's debt service requirements and other commitments and, accordingly, EBITDA, before non-cash and non-recurring charges, is not necessarily indicative of amounts that may be available for reinvestment in Chancellor Media's business or other discretionary uses. In addition, Chancellor Media's calculation of EBITDA, before non-cash and non-recurring charges, is not necessarily comparable to similarly titled measures reported by other companies, including Capstar.

                                                                                                              THREE MONTHS
                                                            YEAR ENDED DECEMBER 31,                          ENDED MARCH 31,
                                          ------------------------------------------------------------   -----------------------
                                            1994       1995        1996         1997          1998          1998         1999
                                          --------   --------   ----------   -----------   -----------   ----------   ----------
                                                             (IN THOUSANDS, EXCEPT RATIO AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA:
Gross revenues..........................  $125,478   $186,365   $  337,405   $   663,804   $ 1,440,357   $  262,421   $  394,123
Net revenues............................   109,516    162,931      293,850       582,078     1,273,856      233,557      350,265
Operating expenses excluding
 depreciation and amortization..........    68,852     97,674      174,344       316,248       682,061      148,019      208,510
Depreciation and amortization...........    30,596     47,005       93,749       185,982       446,338       91,936      147,744
Corporate general and administrative....     2,672      4,475        7,797        21,442        36,722        6,803       17,814
Non-cash and non-recurring charges(1)...        --         --           --            --        63,661           --       28,979
                                          --------   --------   ----------   -----------   -----------   ----------   ----------
Operating income (loss).................     7,396     13,777       17,960        58,406        45,074      (13,201)     (52,782)
Interest expense, net...................    13,718     19,144       37,050        83,095       201,486       48,300       84,392
Gain on disposition of assets...........    (6,991)        --           --       (18,380)     (123,845)          --           --
Gain on disposition of representation
 contracts..............................        --         --           --            --       (32,198)          --       (3,603)
Other (income) expense, net.............       630        291           --           383        (3,221)          --           --
                                          --------   --------   ----------   -----------   -----------   ----------   ----------
Income (loss) before income taxes and
 extraordinary item.....................        39     (5,658)     (19,090)       (6,692)        2,852      (61,501)    (133,571)
Income tax expense (benefit)............        --        192       (2,896)        7,802        33,751       (2,941)     (30,126)
Dividends on preferred stock of
 subsidiary.............................        --         --           --        12,901        17,601       10,011           --
                                          --------   --------   ----------   -----------   -----------   ----------   ----------
Income (loss) before extraordinary
 item...................................        39     (5,850)     (16,194)      (27,395)      (48,500)     (68,571)    (103,445)
Extraordinary loss, net of tax
 benefit(2).............................     3,585         --           --         4,350        47,089           --           --
                                          --------   --------   ----------   -----------   -----------   ----------   ----------
Net loss................................    (3,546)    (5,850)     (16,194)      (31,745)      (95,589)     (68,571)    (103,445)
Preferred stock dividends...............     4,830      4,830        3,820        12,165        25,670        6,417        6,417
                                          --------   --------   ----------   -----------   -----------   ----------   ----------
Net loss attributable to common
 stockholders...........................  $ (8,376)  $(10,680)  $  (20,014)  $   (43,910)  $  (121,259)  $  (74,988)  $ (109,862)
                                          ========   ========   ==========   ===========   ===========   ==========   ==========
Basic and diluted loss per common
 share(3)...............................  $   (.32)  $   (.26)  $     (.33)  $      (.46)  $      (.88)  $     (.60)  $     (.77)
Weighted average common shares
 outstanding(3).........................    26,004     41,442       60,414        95,636       137,979      124,718      142,960
CONSOLIDATED BALANCE SHEET DATA (END OF
 PERIOD):
Working capital.........................  $ 15,952   $ 30,556   $   41,421   $   112,724   $   188,193   $  400,667   $  112,397
Intangible assets, net..................   233,494    458,787      853,643     4,404,443     5,056,047    4,351,021    5,294,161
Total assets............................   297,990    552,347    1,020,959     4,968,875     7,227,907    5,195,422    7,447,590
Long-term debt (including current
 portion)...............................   174,000    201,000      358,000     2,573,000     4,096,000    1,900,000    4,378,000
Redeemable preferred stock..............        --         --           --       331,208            --      331,208           --
Stockholders' equity....................   112,353    304,577      549,411     1,480,207     2,391,830    2,402,886    2,285,304
OTHER FINANCIAL DATA:
EBITDA, before non-cash and
 non-recurring charges..................  $ 37,992   $ 60,782   $  111,709   $   244,388   $   555,073   $   78,735   $  123,941
CASH FLOWS RELATED TO:
Operating activities....................  $ 19,880   $ 39,693   $   47,481   $   139,514   $   267,631   $   30,640   $   91,236
Investing activities....................   (32,928)  (192,112)    (461,938)   (1,423,009)   (2,291,169)     (42,676)    (375,342)
Financing activities....................    11,683    154,633      414,087     1,297,019     2,019,210      301,757      278,919


-------------------------

(1) For 1998, consists of a one-time charge related to the resignation of Scott
    K. Ginsburg as President and Chief Executive Officer of Chancellor Media and Matthew E. Devine as Senior Vice President and Chief Financial Officer of Chancellor Media and new employment agreements entered into with certain members of executive management. For 1999, consists of a write-off of transaction costs related to the termination of the LIN Television Corporation and Petry Media Corporation acquisitions and executive severance and other costs related to the executive management realignment.


(2) Extraordinary losses consist of charges incurred in connection with various refinancings. These charges are reported net of the related tax benefit.


(3) Gives effect to the two-for-one common stock split effected in the form of a stock dividend paid on January 12, 1998 and to the three-for-two common stock split effected in the form of a stock dividend paid on August 26, 1996, retroactively adjusted for all periods presented.

            CAPSTAR SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA


Capstar is providing the following financial information to aid you in your analysis of the financial aspects of the merger. In July 1997, Capstar through a wholly-owned subsidiary merged with GulfStar Communications, Inc. in a transaction between entities under common control which was accounted for in a manner similar to a pooling of interests. The following table presents only the financial data of GulfStar from January 1, 1994 through October 16, 1996, the date Capstar commenced operations. Subsequent to October 16, 1996, the historical financial data of Capstar and GulfStar have been combined. Capstar is also providing selected historical financial data for Capstar Communications, Inc. (formerly SFX Broadcasting, Inc.), acquired by Capstar on May 29, 1998, and Commodore Media, Inc., acquired by Capstar on October 16, 1996, for the periods prior to acquisition by Capstar. You should read the information in conjunction with Capstar's historical financial statements and related notes contained in this joint proxy statement/prospectus.



Broadcast cash flow is defined as operating income excluding corporate expenses, depreciation and amortization, non-cash compensation expense, local marketing agreement ("LMA") fees, and merger, non-recurring and systems development expense. EBITDA, before non-cash compensation expense, LMA fees, and merger, non-recurring and systems development expense, is defined as operating income excluding depreciation and amortization, non-cash compensation expense, LMA fees, and merger, non-recurring and systems development expense. Broadcast cash flow and EBITDA, before non-cash compensation expense, LMA fees, and merger, non-recurring and systems development expense, are not measures of performance calculated in accordance with generally accepted accounting principles. However, Capstar believes that broadcast cash flow is useful to a prospective investor because it is a measure widely used in the broadcast industry to evaluate a radio broadcast company's operating performance and that EBITDA, before non-cash compensation expense, LMA fees, and merger, non-recurring and systems development expense, is useful to a prospective investor because it is widely used in the broadcast industry to evaluate a radio broadcast company's ability to service debt. Broadcast cash flow and EBITDA, before non-cash compensation expense, LMA fees, and merger, non-recurring and systems development expense, should not be considered in isolation of or as a substitute for net income
(loss), cash flows from operating activities and other income and cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of liquidity or profitability. Broadcast cash flow and EBITDA, before non-cash compensation expense, LMA fees, and merger, non-recurring and systems development expense, as determined above may not be comparable to the broadcast cash flow and EBITDA, before non-cash compensation expense, LMA fees, and merger, non-recurring and systems development expense, measures reported by other companies, including Chancellor Media. In addition, these measures do not represent funds available for discretionary use.

                        CAPSTAR BROADCASTING CORPORATION


                                                                                                   THREE MONTHS
                                                   YEAR ENDED DECEMBER 31,                        ENDED MARCH 31,
                                  ---------------------------------------------------------   -----------------------
                                    1994       1995       1996        1997         1998          1998         1999
                                  --------   --------   ---------   ---------   -----------   ----------   ----------
                                                (IN THOUSANDS, EXCEPT RATIO, MARGIN AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Gross revenues..................  $ 10,639   $ 17,322   $  47,200   $ 189,820   $   568,050   $   70,086   $  155,721
Net revenues....................     9,834     15,797      42,866     175,445       517,467       64,075      142,005
Station operating expenses......     6,662     11,737      30,481     122,135       304,565       47,760       92,186
Corporate expenses..............       339        513       2,523      14,221        23,678        3,757        6,306
Noncash compensation
  expense(1)....................        --         --       6,176      10,575        21,260       15,793        2,002
LMA fees........................       330        341         834       2,519         4,103        1,871          319
Depreciation and amortization...       712      1,134       4,141      26,415        96,207       11,032       36,439
Merger, nonrecurring and systems
  development expense...........        --         --          --       4,729        12,970           --        2,548
Operating income (loss).........     1,791      2,072      (1,289)     (5,149)       54,684      (16,138)       2,205
Interest expense................       635      3,737       8,907      47,012       121,145       15,897       40,958
Net income (loss)...............       645      1,570     (11,957)    (45,740)      (96,761)     (29,805)     (31,941)
Net income (loss) attributable
  to common stock...............       645      1,562     (13,307)    (52,811)      (96,761)     (29,805)     (31,941)
Basic and diluted income (loss)
  per common share..............  $   0.11   $   0.25   $   (1.50)  $   (2.07)  $     (1.10)  $    (0.65)  $    (0.30)
Weighted average common shares
  outstanding...................     5,940      6,286       8,880      25,455        87,678       46,131      107,610
CONSOLIDATED BALANCE SHEET DATA
  (END OF PERIOD):
Cash and cash equivalents.......  $    913   $    220   $   9,821   $  70,059   $    17,117   $  216,374   $   12,583
Intangible and other assets,
  net...........................    15,094     39,003     344,524     900,045     4,263,998    1,202,002    4,248,724
Total assets....................    20,991     49,000     402,632   1,121,456     4,663,002    1,612,601    4,628,685
Long-term debt (including
  current portion)..............    18,719     37,427     191,170     594,572     1,778,589      459,725    1,809,814
Redeemable preferred stock......        --        758      23,098     101,493       262,368      104,545      269,267
Stockholders' equity............       970      2,563      93,736     232,085     1,344,762      775,782    1,314,181
OTHER FINANCIAL DATA:
Broadcast cash flow.............  $  3,172   $  4,060   $  12,385   $  53,310   $   212,902   $   16,315   $   49,819
Broadcast cash flow margin......      32.3%      25.7%       28.9%       30.4%         41.1%        25.5%        35.1%
EBITDA(before noncash
  compensation expense, LMA fees
  and merger, nonrecurring and
  systems development
  expense)......................  $  2,833   $  3,547   $   9,862   $  39,089   $   189,224   $   12,558   $   43,513
CASH FLOWS RELATED TO:
Operating activities............  $  1,833   $  1,259   $  (2,339)  $   6,699   $    (8,062)  $   (1,029)  $   (5,937)
Investing activities............   (11,531)   (19,648)   (155,579)   (487,002)   (1,420,198)    (267,709)     (24,466)
Financing activities............    10,325     17,696     167,519     540,541     1,375,318      415,053       25,869
CAPITAL EXPENDITURES............  $  1,192   $    495   $   2,478   $  10,020   $    44,886   $    4,162   $   11,788


---------------


(1) Consists of noncash compensation charges resulting from the grant of warrants, options and stock subscriptions.

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)


                                                                                              FIVE MONTHS
                                                         YEAR ENDED DECEMBER 31,                 ENDED
                                               --------------------------------------------     MAY 31,
                                                 1994       1995       1996         1997         1998
                                               --------   --------   ---------   ----------   -----------
                                                                 (DOLLARS IN THOUSANDS)
OPERATING DATA:
  Gross revenue..............................  $ 63,116   $ 87,140   $ 162,011   $  306,842    $ 141,369
  Net revenue................................    55,556     76,830     143,061      270,364      124,677
  Station operating expenses.................    33,956     51,039      92,816      167,063       78,235
  Corporate expenses.........................     2,964      3,797       6,261        6,837        3,069
  Depreciation, amortization, duopoly
    integration costs and acquisition related
    costs....................................     5,873      9,137      17,311       38,232       17,668
  Nonrecurring and unusual charges, including
    adjustments to broadcast rights
    agreements...............................        --      5,000      28,994       20,174       35,318
  Operating income (loss)....................    12,763      7,857      (2,373)      37,434      (84,509)
  Interest expense...........................    (9,332)   (12,903)    (34,897)     (64,506)     (30,867)
  Net income (loss)..........................     1,836     (4,396)    (50,852)     (21,247)    (201,616)
  Net income (loss) attributable to common
    stock....................................     1,488     (4,687)    (56,913)     (59,757)    (218,880)
  Basic and diluted income (loss) per common
    share....................................
  Weighted average common shares
    outstanding..............................
BALANCE SHEET DATA (END OF PERIOD):
  Cash and cash equivalents..................  $  3,194   $ 11,893   $  10,601   $   24,686
  Intangible and other assets, net...........   102,152    129,543     664,103    1,039,394
  Total assets...............................   145,808    187,337     859,327    1,375,615
  Total debt and capital lease obligations,
    including current portion................    81,516     81,850     481,460      764,702
  Redeemable preferred stock.................     2,466      3,285     152,053      375,796
  Total stockholders' equity.................    48,856     83,061      94,517       74,825
OTHER FINANCIAL DATA:
  Broadcast cash flow........................  $ 21,600   $ 25,791   $  50,245   $  103,301    $  46,442
  Broadcast cash flow margin.................      38.9%      33.6%       35.1%        38.2%        37.2%
  EBITDA, before settlement of options and
    warrants, LMA fees, nonrecurring and
    unusual charges and income (loss) from
    operations to be distributed to
    shareholders.............................  $ 18,636   $ 21,994   $  43,984   $   96,464    $  43,373
CASH FLOWS RELATED TO:
  Operating activities.......................  $  1,174   $    499   $ (13,447)  $    5,047    $ (11,716)
  Investing activities.......................    (6,184)   (25,697)   (470,513)    (499,051)    (398,342)
  Financing activities.......................    (2,083)    33,897     502,668      494,068      482,451
CAPITAL EXPENDITURES.........................  $  1,951   $  3,261   $   3,224   $   12,409    $   5,179

                             COMMODORE MEDIA, INC.


                                                                               JANUARY 1,
                                                     YEAR ENDED DECEMBER 31,     1996 --
                                                     -----------------------   OCTOBER 16,
                                                        1994         1995        1996(1)
                                                     ----------   ----------   -----------
                                                            (DOLLARS IN THOUSANDS)
OPERATING DATA:
  Gross revenue....................................   $ 28,686     $ 33,653     $ 34,826
  Net revenue......................................     26,225       30,795       31,957
  Station operating expenses.......................     16,483       19,033       21,292
  Depreciation and amortization....................      2,145        1,926        2,158
  Corporate expenses...............................      2,110        2,051        1,757
  Other expense(2).................................      2,180        2,007       13,834
  Operating income (loss)..........................      3,307        5,778       (7,083)
  Interest expense.................................      3,152        7,806        8,861
  Net loss.........................................       (527)      (2,240)     (17,836)
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and cash equivalents........................   $  2,042     $ 10,891
  Intangible and other assets, net.................     21,096       27,422
  Total assets.....................................     36,283       52,811
  Long-term debt, including current portion........     36,962       66,261
  Redeemable preferred stock.......................      8,414           --
  Total stockholders' deficit......................    (18,038)     (18,555)
OTHER FINANCIAL DATA:
  Broadcast cash flow..............................   $  9,742     $ 11,762     $ 10,665
  Broadcast cash flow margin.......................       37.1%        38.2%        33.4%
  EBITDA, before noncash compensation expense, LMA
     fees and merger, nonrecurring and systems
     development expense...........................   $  7,632     $  9,711     $  8,909
CASH FLOWS RELATED TO:
  Operating activities.............................      4,061        1,245        1,990
  Investing activities.............................        (50)      (4,408)     (34,358)
  Financing activities.............................     (2,855)      12,013       26,724
CAPITAL EXPENDITURES...............................        623          321          449


---------------

(1) Represents the results of operations of Commodore Media, Inc. for the period from January 1, 1996 through October 16, 1996.


(2) In 1996, other expense consists of merger-related compensation charges in connection with Capstar's acquisition of Commodore Media, Inc. Such expenses are not expected to recur. In 1994 and 1995 other operating expenses consist of non-cash compensation charges resulting from the grant of employee options, warrants, and stock subscriptions.

                                  RISK FACTORS

The following risks should be considered by the Chancellor Media and Capstar stockholders in evaluating the merger. In addition, you are strongly urged to consider the information set forth elsewhere in this joint proxy statement/prospectus.

POTENTIAL NEGATIVE CONSEQUENCES OF SUBSTANTIAL INDEBTEDNESS OF CHANCELLOR MEDIA AND CAPSTAR

Please be aware of the following:


- as of March 31, 1999, Chancellor Media had outstanding long-term indebtedness of approximately $4.4 billion, an accumulated deficit of $388.5 million and stockholders' equity of $2.3 billion; and



- as of March 31, 1999, Capstar had outstanding long-term indebtedness of approximately $1.8 billion, an accumulated deficit of $183.9 million and stockholders' equity of $1.3 billion.



If Chancellor Media completes the merger with Capstar, Chancellor Media and its subsidiaries will have even more outstanding indebtedness.


Such a large amount of indebtedness could have negative consequences for Chancellor Media following the merger, including without limitation the following:

- limitations on its ability to obtain financing in the future;

- much of its cash flow will be dedicated to interest obligations and unavailable for other purposes;

- the high level of indebtedness limits its flexibility to deal with changing economic, business and competitive conditions; and


- approximately 43% of its borrowings are at variable rates of interest which will make Chancellor Media vulnerable to increases in interest rates, subject to certain interest rate swaps entered into by Chancellor Media.



The failure to comply with the covenants in the agreements governing the terms of Chancellor Media's indebtedness could be an event of default and could accelerate the payment obligations and, in some cases, could affect other obligations with cross-default and cross-acceleration provisions.


RESTRICTIONS IMPOSED ON CHANCELLOR MEDIA AND CAPSTAR BY AGREEMENTS GOVERNING DEBT INSTRUMENTS AND PREFERRED STOCK

The senior loan agreements and the various indentures governing the debt instruments of Chancellor Media and Capstar and their respective subsidiaries and the terms of the preferred stock of Capstar's subsidiaries contain certain covenants that restrict or will restrict, among other things, their ability to:

- incur additional debt, issue preferred stock, incur liens, pay dividends or make other types of payments;

- sell assets;

- enter into transactions with affiliates;

- enter into sale and leaseback transactions;

- conduct businesses other than the ownership and operation of broadcast stations and related businesses; or

- merge or consolidate with any other person or dispose of all or substantially all of their assets.


Also, the senior loan agreements require Chancellor Media and Capstar to maintain particular financial ratios and satisfy financial condition tests.


FIXED CHARGES OF CHANCELLOR MEDIA AND CAPSTAR NEGATIVELY IMPACT RESULTS OF OPERATIONS


In the past, Chancellor Media has experienced net losses as a result of significant interest charges and amortization charges relating to acquisitions. It is expected that increased interest and amortization relating to acquisitions will continue to have a negative impact on Chancellor Media's results.



Historically, Capstar has also experienced net losses as a result of significant interest and amortization charges relating to acquisitions since its organization in October 1996. It is expected that increased interest and amortization relating to acquisitions will continue to have a negative impact on Capstar's results.



COMPETITIVE NATURE OF RADIO BROADCASTING AND MEDIA REPRESENTATION



Chancellor Media's lines of business are in highly competitive industries. Chancellor Media's radio broadcasting stations and, upon completion of the merger, Capstar's radio broadcasting stations compete for audiences and advertising revenues with other radio stations, as well as a wide variety of other media, including broadcast and cable television and newspapers, billboards, magazines and other print media such as direct mail. Chancellor Media's media representation business competes not only with other independent and network media representatives but also with direct national advertising. Audience ratings and market shares are subject to change, which could have an adverse effect on Chancellor Media revenues in that market following the merger. Consequently, Chancellor Media may not be able to maintain or increase its current audience ratings or advertising revenues.


POTENTIAL EFFECTS ON LICENSES AND OWNERSHIP OF REGULATION OF THE RADIO BROADCASTING INDUSTRIES

The radio broadcasting industry is subject to regulation by governmental entities. In particular, under the Communications Act of 1934, as amended, the Federal Communications Commission licenses radio stations and extensively regulates their ownership and operation. Both Chancellor Media and Capstar depend on their ability to hold their respective Federal Communications Commission broadcast licenses, which are normally granted for terms of eight years and are renewable. Although the vast majority of Federal Communications Commission broadcast licenses are routinely renewed when their terms expire, there can be no assurance that a renewal will be granted in any given case or, if granted, that restrictive conditions will not be imposed on the grant. In addition, limitations on the ownership of radio stations under the Federal Communications Commission's current rules, or under revised rules now being considered by the Federal Communications Commission, could restrict the ability of Chancellor Media and Capstar to consummate future transactions and in certain circumstances could require that some radio stations be sold.



RISKS ASSOCIATED WITH INVESTMENT IN OUTDOOR ADVERTISING



Upon the consummation of the pending sale of its outdoor advertising business, Chancellor Media will own an approximate 30.0% equity interest in Lamar, a large owner and operator of outdoor advertising structures in the United States. Outdoor advertising displays are subject to regulation at the federal, state and local levels, which in some cases limit the height, size, location, operation or content of billboards. Federal, state and local ordinances also subject some outdoor displays to removal, in some cases without compensation to the owner under amortization ordinances. In addition, the major U.S. tobacco companies that are defendants in numerous class action suits throughout the country recently reached out-of-court settlements with the 46 states that includes a ban on outdoor advertising of tobacco products. The remaining four states have also reached separate settlement agreements with the tobacco companies. Additionally, state and local governments are also regulating the outdoor advertising of tobacco products, and may propose or pass similar ordinances to limit outdoor advertising of alcohol and other products or services in the future. Following the consummation of the sale of Chancellor Media's outdoor advertising business to Lamar, there can be no assurance that the effect of these regulations, potential legislation and ban on outdoor advertising of tobacco products will not have a material impact on Lamar's financial condition and results of operations and, consequently, the value of Chancellor Media's equity interest in Lamar.


POTENTIAL CONFLICT OF INTEREST AS A RESULT OF CROSS-OWNERSHIP

The merger of Capstar and Chancellor Media represents a combination of two companies in which Hicks Muse has a substantial economic interest. You should be aware that Thomas O. Hicks, the Chairman of the Board of Chancellor Media, is also the Chairman of the Board of Capstar, and he is a shareholder, director, principal, managing director and executive officer of various entities affiliated with Hicks Muse. The following table demonstrates the various overlapping interests of directors and officers of Chancellor Media and Capstar and Hicks Muse affiliates:

                                CHANCELLOR MEDIA
                                    DIRECTOR         CAPSTAR DIRECTOR   HICKS MUSE
NAME                             AND/OR OFFICER       AND/OR OFFICER    AFFILIATE
----                           -------------------   ----------------   ----------
Thomas O. Hicks..............          YES                 YES             YES
Michael J. Levitt............          YES                 YES             YES
R. Steven Hicks..............          YES                 YES              --
Lawrence D. Stuart, Jr. .....          YES                 YES             YES
D. Geoffrey Armstrong........          YES                 YES              --
William S. Banowsky, Jr. ....          YES                 YES              --


You also need to be aware that Thomas O. Hicks and affiliates of Hicks Muse own as of the date of this joint proxy statement/prospectus approximately 17.9% of the outstanding common stock and voting power of Chancellor Media, and approximately 94.6% of the voting power of the outstanding common stock of Capstar (66.1% of the economic interest in the outstanding Capstar common stock). After the merger is completed, it is expected that Thomas O. Hicks and affiliates of Hicks Muse will own approximately 31.0% of the aggregate outstanding Chancellor Media common stock, or about 26.2% when all of the outstanding options, warrants and convertible securities of Chancellor Media following the merger are taken into account. Also, as part of the Capstar merger, affiliates of Hicks Muse are expected to receive approximately $31.7 million in payments under contracts they have with Capstar.



In addition to the above interests, you should know that Hicks Muse is in the business of making significant investments in existing companies or forming new ones. In the past, these have included broadcast businesses other than Chancellor Media or Capstar that may compete with them for acquisition opportunities or advertising business. Currently, besides Capstar and Chancellor Media, Hicks Muse also has an interest in LIN, Southwest Sports Group, Inc. and STC Broadcasting, Inc., which own or operate a number of television stations. This cross-ownership may prevent Chancellor Media from acquiring radio stations in markets where LIN, Southwest Sports Group, Inc. or STC own or operate television stations because of Federal Communications Commission rules.


DIFFICULTY OF INTEGRATING ACQUISITIONS AND ENTERING NEW LINES OF BUSINESS


Both Chancellor Media and Capstar have acquired or are in the process of acquiring a number of entities in radio broadcasting and media representation. Also, Chancellor Media has recently created a national radio network and has recently created the AMFM New Media Group, which will combine Chancellor Media's current media representation operations, its new Internet initiative, and the development and delivery of various programming, sales training, digital technology, traffic, billing and yield management systems. Consequently, management's focus will be on integrating many new acquisitions, developing its new Internet initiative and conducting its operations on a much larger scale.


The acquisition strategy of Chancellor Media and Capstar involves other risks, including without limitation, increasing their debt payment obligations and the potential loss of valuable employees. The availability of additional financing cannot be assured and, depending on the terms of the potential acquisitions, may be restricted by the terms of the senior loan agreements of subsidiaries of Chancellor Media and Capstar, the indentures relating to the various outstanding debt instruments of those subsidiaries and the terms of the preferred stock of some of Capstar's subsidiaries. There can be no assurance that any future acquisitions will not have a material adverse effect on Chancellor Media's financial condition and results of operations following the merger.

POSSIBLE DELAY IN CONSUMMATION OF PENDING TRANSACTIONS DUE TO ANTITRUST AND FCC REVIEW


As a result of the concentration of ownership in the radio broadcast industry, the U.S. Department of Justice has been looking closely at acquisitions in the industry, including some of Chancellor Media's and Capstar's transactions. The consummation of each of its pending transactions is, and any of the future transactions contemplated by Chancellor Media will likely be, subject to the notification filing requirements, applicable waiting periods and possible review by the U.S. Department of Justice or the U.S. Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. U.S. Department of Justice review of certain transactions has caused, and may continue to cause, delays in anticipated closings of particular transactions and, in some cases, may result in attempts by the U.S. Department of Justice to enjoin these transactions or negotiate modifications to the proposed terms. These delays, injunctions or modifications could have a negative effect on Chancellor Media and Capstar and result in the abandonment of some otherwise attractive opportunities.



In addition to review by the U.S. Department of Justice and the U.S. Federal Trade Commission, the Federal Communications Commission has also recently issued public notices in connection with particular transactions expressing concern that the proposed acquisition of radio stations would give the acquiring party an excessive share of the radio advertising revenues in a given market or would otherwise result in excessive concentration of ownership. It is not clear how the Federal Communications Commission will proceed in this area or how any policy it may adopt will interact with the review of similar issues by the U.S. Department of Justice and the U.S. Federal Trade Commission.



CONTROL OF THE COMBINED COMPANY BY HICKS MUSE



Thomas O. Hicks and affiliates of Hicks Muse beneficially own approximately 17.9% of the outstanding shares of Chancellor Media common stock and 94.6% of the voting power of the outstanding shares of Capstar common stock. Immediately following the merger and the issuance of Chancellor Media common stock, it is expected that Mr. Thomas O. Hicks and affiliates of Hicks Muse will control approximately 31.0% of the outstanding common stock of Chancellor Media, or about 26.2% when all of the outstanding options, warrants and other convertible securities of Chancellor Media following the merger are taken into account. Additionally, Messrs. Thomas O. Hicks, Lawrence D. Stuart, Jr., and Michael J. Levitt, each directors of Chancellor Media, are also principals or executive officers of Hicks Muse. Accordingly, Mr. Thomas O. Hicks and Hicks Muse will continue to have a great deal of influence over the management policies of Chancellor Media and all matters submitted to a vote of the holders of Chancellor Media common stock. Also, the combined voting power of Mr. Thomas O. Hicks and Hicks Muse may have the effect of discouraging selected transactions involving an actual or potential change of control of Chancellor Media.

INVESTORS SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING INFORMATION

Information contained in this joint proxy statement/prospectus may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which can be identified by the use of forward-looking terminology like "may," "will," "expect," "intend," "anticipate," "believe," "project," "foresee," "could," "estimate" or "continue" or the negative thereof or other variations of those words or comparable terminology. All statements other than statements of historical facts included in this joint proxy statement/ prospectus, including those regarding Chancellor Media's and Capstar's financial position, business strategy, projected costs and plans and objectives of management for future operations are forward-looking statements. The foregoing matters and other factors noted throughout this joint proxy statement/prospectus are cautionary statements identifying factors with respect to any forward-looking statements, including particular risks and uncertainties, that could cause actual results to differ materially from those in the forward-looking statements.

All forward-looking statements contained in this joint proxy statement/prospectus are expressly qualified in their entirety by the cautionary statements. Stockholders of Chancellor Media and Capstar are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of the joint proxy statement/ prospectus. Neither Chancellor Media nor Capstar undertakes any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this joint proxy statement/prospectus.

                                 THE COMPANIES

                                CHANCELLOR MEDIA

GENERAL


Chancellor Media is a large national pure-play radio broadcasting and related media company with operations in radio broadcasting and media representation. In addition, upon the consummation of the pending sale of its outdoor advertising business, Chancellor Media will own an approximate 30.0% equity interest in Lamar, one of the largest owners and operators of outdoor advertising structures in the United States. Chancellor Media has also recently announced the formation of three new business units as part of a broad-based Internet initiative.



AMFM RADIO GROUP



Chancellor Media's current station portfolio consists of 124 radio stations (92 FM and 32 AM) concentrated in the top 30 markets in the continental United States and in Puerto Rico, including 13 radio stations operated under time brokerage agreements. Chancellor Media owns superduopolies (clusters of four or five FM stations) in 11 of the nation's 15 largest radio markets -- New York, Los Angeles, Chicago, San Francisco, Philadelphia, Detroit, Dallas/Ft. Worth, Washington, D.C., Houston, Puerto Rico and Phoenix and in five other large markets -- Minneapolis-St. Paul, Pittsburgh, Denver, Cleveland and Orlando. Upon
consummation of the Pending Transactions (as defined on page   ) and the Capstar
merger, including completion of Capstar's pending transactions, Chancellor Media will own 466 radio stations serving 105 markets and will increase its number of superduopolies to 45.



Chancellor Media also operates a national radio network, The AMFM Radio Networks, which broadcasts advertising and syndicated programming shows to a national audience of approximately 66 million listeners in the United States (including approximately 39 million listeners from the Company's portfolio of stations). The AMFM Radio Networks' syndicated programming shows include, among others, American Top 40 with Casey Kasem, Rockline, The Dave Koz Show, The Bob and Tom Morning Show and special events such as the Kentucky Derby.



Chancellor Media's portfolio of radio stations is geographically diversified and employs a wide variety of programming formats, including adult contemporary, contemporary hit radio, jammin' oldies, urban, jazz, country, oldies, news/talk, rock and sports. Each Chancellor Media station targets a specific demographic audience within a market, with the majority of the stations appealing primarily to 18 to 34 or 25 to 54 year old men and/or women, the demographic groups most sought after by advertisers. Management believes that, because of the size and diversity of its station portfolio, Chancellor Media is not unduly reliant on the performance of any one station or market. Management also believes that the diversity of its portfolio of radio stations helps to insulate Chancellor Media from downturns in specific markets and changes in musical tastes.



For the year ended December 31, 1998 and the three months ended March 31, 1999, on a pro forma basis after giving effect to the transactions described in "Pro Forma Financial Information" beginning on page P-1, except for the Capstar merger, Chancellor Media would have generated approximately 85% and 87%, respectively, of its net revenues from radio broadcasting operations.



AMFM NEW MEDIA GROUP


Media Representation


Chancellor Media entered into the media representation business with the acquisition of Katz Media Group, Inc. and its subsidiaries ("Katz") on October 28, 1997. Katz is a full-service media representation firm that sells national spot advertising time for its clients in the radio and television industries throughout the United States. Katz is retained on an exclusive basis by radio and television stations in over 200 designated market areas throughout the United States, including at least one radio or television station in each of the 50 largest designated market areas. Katz is the exclusive representation firm for over 2,200 radio stations, including radio stations owned and operated by Chancellor Media, Capstar, Jacor Communications, Inc., CBS Radio, Inc., Cox Radio, Inc. and Heftel Broadcasting Corporation. Katz is also the exclusive representation firm for over 365 television stations, including television stations owned and operated by Paramount Communications, Inc., Hearst Argyle Television, Inc., The E.W. Scripps Company, Clear Channel Communications, Inc., Allbritton Communications Company and Sinclair Broadcast Group, Inc., among others.



For the year ended December 31, 1998 and the three months ended March 31, 1999, on a pro forma basis after giving effect to the transactions described in "Pro Forma Financial Information" beginning on page P-1, except for the Capstar Merger, Chancellor Media would have generated approximately 15% and 13%, respectively, of its net revenues from media representation operations.



Internet Initiative



Chancellor Media has recently initiated a broad-based Internet strategy intended to leverage the value of its national radio station portfolio, proprietary content, advertiser relationships and listener base. As part of this strategy, Chancellor Media has formed three new business units: AMFMi; AMFM.com; and AMFM Equities. Together, AMFMi and AMFM.com are intended to develop and position Internet web sites representing Chancellor Media's portfolio of radio stations as highly trafficked Internet destinations designed to further Chancellor Media's relationship with its listening audience. These web sites are expected to encompass a variety of functionality including online streaming of Chancellor Media's on-air programming and other media. In addition, AMFM Equities is intended to promote emerging Internet and new media businesses. Each of these new Internet business units will be led by Mr. R. Steven Hicks, President and Chief Executive Officer of the AMFM New Media Group.



LAMAR ADVERTISING COMPANY INVESTMENT



Following the completion of the sale of Chancellor Media's outdoor advertising business to Lamar, Chancellor Media will own an approximate 30.0% equity interest in Lamar. See "-- Recent Developments -- Outdoor Group Disposition." Chancellor Media currently intends to retain the shares of common stock of Lamar that it will receive in the Outdoor Group disposition for investment purposes.

Lamar is one of the largest and most experienced owners and operators of outdoor advertising structures in the United States. Upon consummation of the Outdoor Group disposition, Lamar will operate approximately 118,000 outdoor advertising displays in 39 states and will be ranked first in the United States in terms of the number of display faces. In addition, Lamar operates the largest logo sign business (signs located near highway exits which deliver brand name and directional information on available gas, food lodging and camping services) in the United States. Lamar also operates transit advertising displays on bus shelters, bus benches and buses in several markets. Lamar's overall business strategy is to be the leading provider of outdoor advertising in the markets it serves, with a historical emphasis on providing a full range of outdoor advertising services in middle markets (i.e., markets with a population ranking between 50 and 250).



For the twelve months ended December 31, 1998 and the three months ended March 31, 1999, Lamar reported net revenue of $288.6 million and $85.8 million, respectively, and operating income before depreciation and amortization of $134.8 million and $35.9 million, respectively.


RECENT DEVELOPMENTS


Outdoor Group Disposition



On June 1, 1999, Chancellor Media agreed to sell to Lamar all of the outstanding shares of Chancellor Media Outdoor Corporation, an indirect wholly-owned subsidiary of Chancellor Media which holds all of Chancellor Media's assets used in its outdoor advertising business (the "Outdoor Group Disposition"). Under the terms of the stock purchase agreement and related agreements, Chancellor Media will receive



     (1) cash proceeds of approximately $700.0 million, subject to a net working capital adjustment, and



     (2) 26,227,273 shares of Lamar class A common stock (the "Lamar Shares").



Chancellor Media intends to use the net cash proceeds from the Outdoor Group Disposition to repay outstanding indebtedness. Upon consummation of the Outdoor Group Disposition, Chancellor Media will own approximately 30.0% of the aggregate number of outstanding shares of common stock of Lamar, based upon the number of shares of Class A Common Stock and Class B Common Stock of Lamar outstanding as of May 31, 1999.



Under the terms of the stock purchase agreement, Lamar, Chancellor Media, and the controlling stockholder of Lamar have agreed to enter into a stockholders agreement upon completion of the Outdoor Group Disposition, under which:



- Chancellor Media will have the right to designate two members of Lamar's Board of Directors;



- Chancellor Media will agree not to sell any of the Lamar Shares for a period of 12 months from the closing date; and

- Lamar will agree not to take any action without the prior written consent of Chancellor Media that would result in



     (1) a "change of control," as defined in the stockholders agreement, or



     (2) the acquisition or disposition of assets worth in excess of $500.0 million;



provided, in each case that these restrictions will not apply in any transaction in which all of the owners of Lamar common stock cease to own any equity interest in Lamar or a successor, in any merger where all common stockholders of Lamar are entitled to statutory appraisal rights, or in any sale of substantially all of the assets of Lamar to an unaffiliated third party in which the net proceeds thereof are promptly distributed to the common stockholders of Lamar.



In addition, Lamar and CMCLA will enter into a registration rights agreement at the closing of the Outdoor Group Disposition which will give Chancellor Media the right to require Lamar to register the sale of the Lamar Shares under applicable securities laws in some circumstances.


Review of Strategic Alternatives


On January 20, 1999, Chancellor Media announced that its Board of Directors engaged the investment banking firm of BT Alex. Brown Incorporated as financial advisor for the purpose of assisting management and the Board of Directors of Chancellor Media in developing, reviewing and structuring a range of strategic alternatives intended to maximize stockholder value. On February 11, 1999, Chancellor Media announced that it had added additional advisors Morgan Stanley Dean Witter, Hicks Muse, Goldman, Sachs & Co., Greenhill & Co., LLC and Chase Securities Inc. to assist in exploring these alternatives, which included the potential sale, merger or consolidation of the entire company or some of its operating assets.


On March 15, 1999, Chancellor Media announced that it had completed the review of strategic alternatives and announced the following series of steps to better position Chancellor Media strategically, operationally and financially:


LIN Merger Termination. On July 7, 1998, Chancellor Media entered into a merger agreement with the indirect parent of LIN to acquire LIN in a stock for stock transaction. Effective March 15, 1999, Chancellor Media and LIN agreed to terminate the LIN merger agreement.


Executive Management Realignment. On March 15, 1999, Chancellor Media announced the following executive management changes:


- the appointments of Thomas O. Hicks as Chief Executive Officer of Chancellor Media, of James E. de Castro as President and Chief Executive Officer of a newly created Radio and Outdoor Group and of R. Steven Hicks, currently President and Chief Executive Officer of Capstar, as President and Chief Executive Officer of the newly created AMFM New Media Group, formerly known as the Chancellor Media Services Group;



- the creation of an Office of the Chairman of Chancellor Media's Board of Directors, in which Mr. de Castro and Mr. R. Steven Hicks will join Chancellor Media's Chairman, Mr. Thomas O. Hicks, as Vice Chairmen;

- the resignation of Jeffrey A. Marcus as Chancellor Media's President and Chief Executive Officer effective March 15, 1999;


- the appointments of Kenneth J. O'Keefe as Chief Operating Officer of Chancellor Media's Radio Group and James A. McLaughlin as President and Chief Operating Officer of Chancellor Media's Outdoor Group (see "-- Outdoor Group Disposition);


- the appointment of D. Geoffrey Armstrong, former Chief Operating Officer of Capstar, as Executive Vice President and Chief Financial Officer, replacing Thomas P. McMillin, who also resigned from his executive positions with Chancellor Media effective March 15, 1999;

- the resignation of Eric C. Neuman as Chancellor Media's Senior Vice President -- Strategic Development effective March 15, 1999; and


- the appointment of William S. Banowsky, Jr., currently Executive Vice President, and General Counsel of Capstar, as Executive Vice President and General Counsel, replacing Richard A. B. Gleiner, formerly Senior Vice President, Secretary and General Counsel of Chancellor Media effective March 15, 1999.



Termination of Petry Acquisition. On April 28, 1999, Chancellor Media terminated its previously announced acquisition of Petry Media Corporation, a television representation firm.



Chancellor Media recorded non-recurring charges of $29.0 million in the first quarter of 1999 related to the write-off of transaction costs related to the termination of the LIN and Petry Media Corporation acquisitions and executive severance and other costs related to the executive management realignment discussed above.


Transactions Completed Since January 1, 1998


Chancellor Media completed the following transactions from January 1, 1998 through May 15, 1999:



- the acquisition of approximately 42,500 outdoor advertising billboards and display faces for approximately $1.7 billion in cash;



- the acquisition of 17 radio stations (14 FM and three AM) for approximately $459.4 million in cash;


- the exchange of five radio stations (four FM and one AM) and approximately $153.3 million in cash for four FM radio stations;


- the acquisition of various national radio network syndicated programming shows and related programming or music production libraries, including American Top Forty with Casey Kasem, for approximately $36.7 million in cash;



- the sale of one AM radio station in Chicago for approximately $21.0 million in cash; and



- the sale of approximately 466 outdoor advertising displays for approximately $25.5 million in cash.

Pending Transactions



The following transactions are referred to collectively as the "Pending Transactions."



On February 20, 1998, Chancellor Media entered into an agreement to acquire from Capstar, over a period of three years, eleven radio stations from Capstar for an aggregate purchase price of $637.5 million, of which the acquisition of one radio station was completed on May 29, 1998 for approximately $143.3 million. Chancellor Media is currently assessing the effects of the Capstar merger on the February 20, 1998 purchase agreement. On February 1, 1999, Chancellor Media began operating WKNR-AM in Cleveland, a station owned by Capstar, under a time brokerage agreement.



On September 15, 1998, Chancellor Media entered into an agreement to acquire KKFR-FM and KFYI-AM in Phoenix from The Broadcast Group, Inc. for $90.0 million in cash. Chancellor Media began operating KKFR-FM and KFYI-AM under a time brokerage agreement effective November 5, 1998. Although there can be no assurance, Chancellor Media expects that the Phoenix acquisition will be consummated in the second quarter of 1999.



On June 1, 1999, Chancellor Media entered into a definitive agreement to sell its outdoor advertising subsidiary to Lamar. See "-- Outdoor Group Disposition."



Consummation of each of the transactions discussed above is subject to various conditions, including approval from the Federal Communications Commission ("FCC"), in the case of radio broadcast station transactions, and the expiration or early termination of any waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Chancellor Media believes that such conditions will be satisfied in the ordinary course, but there can be no assurance that this will be the case.


Other Transactions


On September 3, 1998, Chancellor Media entered into an agreement to acquire Pegasus Broadcasting of San Juan, L.L.C. ("Pegasus"), a television broadcasting company which owns a television station in Puerto Rico, for approximately $69.6 million in cash. In connection with the decision by Chancellor Media and LIN to terminate the LIN merger, the Board of Directors of Chancellor Media approved the negotiation of the assignment of Chancellor Media's agreement to acquire Pegasus to LIN. The assignment of the agreement to acquire Pegasus is still subject to negotiation of definitive documentation, third-party approval and various other conditions, including governmental approvals and, accordingly, there can be no assurance that such a transaction will be completed by Chancellor Media on favorable terms, if at all. In the event that an assignment to LIN of the Pegasus acquisition agreement cannot be finalized, Chancellor Media expects to solicit another third-party buyer for such company.


1998 Financing Transactions


On March 13, 1998, Chancellor Media completed an offering of 21,850,000 shares of its common stock for net proceeds of approximately $994.6 million. The net proceeds were used to reduce bank borrowings under the revolving credit portion of Chancellor Media's senior credit facility and the excess proceeds were initially invested in short-term investment grade securities. Chancellor Media subsequently used the excess proceeds for general corporate purposes, including the financing of certain acquisitions and exchanges.


On May 8, 1998, Chancellor Media Corporation of Los Angeles ("CMCLA"), an indirect wholly-owned subsidiary of Chancellor Media, completed a consent solicitation to modify certain timing restrictions on its ability to exchange all shares of its 12% exchangeable preferred stock for its 12% Subordinated Exchange Debentures due 2009. Consenting holders of 12% exchangeable preferred stock received payments of $0.05 per share of 12% exchangeable preferred stock. On May 13, 1998, CMCLA exchanged the shares of 12% exchangeable preferred stock for 12% Subordinated Exchange Debentures due 2009. In connection with the consent solicitation and the exchange, CMCLA incurred approximately $0.3 million in transaction costs which were recorded as deferred debt issuance costs.


On June 10, 1998, CMCLA completed a cash tender offer for all of its 12% Subordinated Exchange Debentures due 2009 for an aggregate repurchase cost of $262.5 million which included

- the principal amount of the 12% Subordinated Exchange Debentures due 2009 of $211.8 million,

- premiums on the repurchase of the 12% Subordinated Exchange Debentures due 2009 of $47.8 million,

- accrued and unpaid interest on the 12% Subordinated Exchange Debentures due 2009 from May 13, 1998 through June 10, 1998 of $2.0 million and

- estimated transaction costs of $0.9 million.

In connection with the tender offer, CMCLA recorded an extraordinary charge of $31.9 million (net of a tax benefit of $17.2 million) consisting of the premiums, estimated transaction costs and the write-off of the unamortized balance of deferred debt issuance costs.


On July 20, 1998, CMCLA completed a consent solicitation to modify certain timing restrictions on its ability to exchange all shares of its 12 1/4% Series A senior cumulative exchangeable preferred stock for its 12 1/4% Subordinated Exchange Debentures due 2008. Consenting holders of 12 1/4% Series A senior cumulative exchangeable preferred stock received payments of $0.05 per share of 12 1/4% preferred stock. On July 23, 1998, CMCLA exchanged the shares of 12 1/4% Series A senior cumulative exchangeable preferred stock for 12 1/4% Subordinated Exchange Debentures due 2008 (the "12 1/4% Exchange"). In connection with the consent solicitation and the 12 1/4% Exchange, CMCLA incurred approximately $0.2 million in transaction costs which were recorded as deferred debt issuance costs.


On August 19, 1998, CMCLA completed a cash tender offer for all of its 12 1/4% Subordinated Exchange Debentures due 2008 for an aggregate repurchase cost of $143.8 million which included

- the principal amount of the 12 1/4% Subordinated Exchange Debentures due 2008 of $119.4 million,

- premiums on the repurchase of the 12 1/4% Subordinated Exchange Debentures due 2008 of $22.7 million,

- accrued and unpaid interest on the 12 1/4% Subordinated Exchange Debentures due 2008 from July 23, 1998 through August 19, 1998 of $1.1 million and

- estimated transaction costs of $0.6 million.

In connection with the tender offer, CMCLA recorded an extraordinary charge of $15.2 million (net of a tax benefit of $8.2 million) consisting of the premiums, estimated transaction costs and the write-off of the unamortized balance of deferred debt issuance costs.


On September 30, 1998, CMCLA issued $750.0 million aggregate principal amount of 9% Senior Subordinated Notes due 2008 for estimated net proceeds of $730.0 million in a private placement and subsequently exchanged the 9% Senior Subordinated Notes due 2008 on December 10, 1998 for substantially identical notes in a registered exchange offer. Interest on the 9% Senior Subordinated Notes due 2008 is payable semiannually, on April 1 and October 1 of each year.



On November 17, 1998, CMCLA issued $750.0 million aggregate principal amount of 8% Senior Notes due 2008 for estimated net proceeds of $730.0 million in a private placement. Interest on the 8% Senior Notes due 2008 is payable semiannually, on May 1 and November 1 of each year.


COMPANY STRATEGY


Chancellor Media's overall strategy is to enhance stockholder value by focusing on revenue and cash flow growth and the reduction of leverage through the successful operation of its radio and media representation business assets, as well as through the development of Chancellor Media's new Internet initiative as part of the AMFM New Media Group. In this regard, Chancellor Media has built a large portfolio of radio broadcasting and related media assets which enables Chancellor Media to deliver more options and greater value to its advertising clients. Chancellor Media plans to continue to enhance revenue and cash flow growth by leveraging the extensive operating experience of its senior management team.



AMFM Radio Group Strategy. Chancellor Media's senior management team, led by James E. de Castro, President and Chief Executive Officer of AMFM Radio Group and Kenneth J. O'Keefe, Chief Operating Officer of AMFM Radio Group, has extensive experience in acquiring and operating radio station groups. Chancellor Media's business strategy is to assemble and operate radio station clusters in order to maximize the broadcast cash flow generated in each market.


Chancellor Media seeks to capitalize on the revenue growth and expense savings opportunities through the successful integration of station cluster groups. Management believes that radio station clusters can attract increased revenues in a market by delivering larger combined audiences to advertisers and by engaging in joint marketing and promotional activities. In addition, management expects to realize expense savings through the consolidation of facilities and through the economies of scale created in areas such as national representation commissions, employee benefits, insurance premiums and other operating costs.

Chancellor Media also seeks to maximize station operating performance through intense market research, innovative programming and unique marketing campaigns to establish strong listener loyalty and ensure steady long-term audience share ratings. Management believes its ratings growth in many of its markets is driven by Chancellor Media's ability to attract talented people and to continue delivering quality programming to its listeners.


Chancellor Media also seeks to leverage its radio expertise and platform and enhance revenue and cash flow growth through the continued expansion of its national radio network, The AMFM Radio Networks, as well as through the newly formed Chancellor Marketing Group, which provides full service sales promotion and marketing programs for Fortune 100 companies.



AMFM New Media Group Strategy. Chancellor Media's overall strategy for its media representation business is to create a leading national representation firm serving all types of electronic media. Chancellor Media believes it can continue to generate revenue and cash flow growth in the media representation business by expanding its market share and improving its national sales effort. Management will seek to increase market share by developing new clients, expanding operations in existing and new markets and acquiring representation contracts of its competitors. Chancellor Media will continue to provide the highest level of quality service to its clients by offering comprehensive advertisement, planning and placement services, as well as a broad range of value added benefits, including marketing, research, consulting and programming advisory services. Chancellor Media will also have the ability to expand its level of service to advertisers through the growth of its unwired network of radio and television stations which provides advertisers with greater flexibility and the ability to target specific demographic groups or markets.



Chancellor Media also intends to enhance its radio station operations by extending the reach and presence of its radio stations on the Internet through its newly created Internet business units, AMFMi, AMFM.com and AMFM Equities. Although currently in the development stage, it is expected that Chancellor Media's three new business units will allow it to transform members of its loyal weekly audience of over 66 million listeners into active members of locally customized communities and e-commerce buying clubs. The web sites of AMFMi will be designed to strengthen each individual listener's relationship with the respective radio broadcast stations by providing information and interactive functionality that augment the individual user's listening experience. Chancellor Media believes that these new business units can take advantage of the unique opportunity to use the complementary nature of radio and the Internet to derive revenue from a variety of sources, including e-commerce, increased traditional advertising from its radio stations through a strengthened affinity between the stations and their audiences, and the sales of online advertising and online commercial sponsorships.


RADIO BROADCASTING


The primary source of Chancellor Media's radio revenues is the sale of broadcasting time for local, regional and national advertising. Approximately 69% of Chancellor Media's gross radio revenues were generated from the sale of local advertising in 1996 and 1997, and approximately 66% of Chancellor Media's gross radio revenues were generated from the sale of local advertising in 1998. Chancellor Media believes that radio is one of the most efficient, cost-effective means for advertisers to reach specific demographic groups. The advertising rates charged by Chancellor Media's radio stations are based primarily on


     (1) a station's ability to attract audiences in the demographic groups targeted by its advertisers (as measured principally by quarterly Arbitron rating surveys that quantify the number of listeners tuned to the station at various times) and



     (2) the supply of and demand for radio advertising time.


Advertising rates generally are the highest during morning and evening drive-time hours. Depending on the format of a particular station, there are predetermined numbers of advertisements that are broadcast each hour. Chancellor Media determines the number of advertisements broadcast hourly that can maximize available revenue dollars without jeopardizing listening levels. Although the number of advertisements broadcast during a given time period may vary, the total number of advertisements broadcast on a particular station generally does not vary significantly from year to year.

A station's sales staff generates most of its local and regional advertising sales. To generate national advertising sales, Chancellor Media engages an advertising representative for each of its stations that specializes in national sales and is compensated on a commission-only basis. Most advertising contracts are short-term and generally run only for a few weeks.

The following table sets forth selected information with respect to the portfolio of radio stations that are owned and/or programmed by Chancellor Media as of May 15, 1999.


                                                                                                           STATION RANKING
                         MSA                           AUDIENCE                                TARGET         IN TARGET
      MARKET(1)        RANK(2)        STATION         SHARE(%)(3)       STATION FORMAT      DEMOGRAPHICS   DEMOGRAPHICS(4)
      ---------        -------   ------------------   -----------   ----------------------  ------------   ---------------
New York, NY.........     1      WLTW-FM                   6.1      Soft Adult              Persons
                                                                     Contemporary           25-54                  1
                                 WHTZ-FM                   4.4      Contemporary Hit Radio   Persons
                                                                                             18-34                 4
                                 WKTU-FM                   4.0      Rhythmic Contemporary    Persons
                                                                     Hits                    25-54                 6
                                 WTJM-FM (formerly         3.5      Jammin' Oldies           Persons
                                 WBIX-FM)                                                    25-54                 4
                                 WAXQ-FM                   1.9      Classic Rock             Persons
                                                                                             25-54                14
Los Angeles, CA......     2      KKBT-FM                   3.8      Urban Contemporary      Women 18-34            3
                                 KCMG-FM                   2.8      Jammin' Oldies           Women 25-54          11
                                 KYSR-FM                   3.0      Modern Adult             Women 25-54           6
                                                                     Contemporary
                                 KBIG-FM                   2.5      Adult Contemporary       Persons
                                                                                             25-54                13
                                 KLAC-AM                   2.3      Adult Standards/Sports   Persons
                                                                                             35-64                21
Chicago, IL..........     3      WGCI-FM                   6.7      Urban Contemporary      Persons
                                                                                            18-34                  1
                                 WVAZ-FM                   4.1      Adult Urban              Persons
                                                                     Contemporary            25-54                 2
                                 WNUA-FM                   4.1      Smooth Jazz              Persons
                                                                                             25-54                 5
                                 WUBT-FM                   3.6      Jammin' Oldies           Persons
                                                                                             25-54                 3
                                 WLIT-FM                   3.4      Soft Adult               Persons
                                                                     Contemporary            25-54                 7
                                 WGCI-AM                   1.1      Gospel                   Persons
                                                                                             25-54                23

                                                                                                           STATION RANKING
                         MSA                           AUDIENCE                                TARGET         IN TARGET
      MARKET(1)        RANK(2)        STATION         SHARE(%)(3)       STATION FORMAT      DEMOGRAPHICS   DEMOGRAPHICS(4)
      ---------        -------   ------------------   -----------   ----------------------  ------------   ---------------
San Francisco, CA....     4      KYLD-FM                   4.0      Contemporary Hit        Persons
                                                                     Radio/Dance            18-34                  1
                                 KMEL-FM                   3.4      Contemporary Hits        Persons
                                                                                             18-34                 2
                                 KISQ-FM                   3.4      Hit Base R&B Adult       Persons
                                                                     Contemporary            25-54                 2
                                 KKSF-FM                   3.3      Smooth Jazz              Persons
                                                                                             25-54                 7
                                 KIOI-FM(5)                2.8      Adult Contemporary       Women 25-54           3
                                 KABL-AM                   3.1      Adult Standards          Persons
                                                                                             35-64                13
                                 KNEW-AM(5)                0.1      Adult Contemporary       Women 25-54          43
Philadelphia, PA.....     5      WDAS-FM                   5.8      Urban Contemporary      Persons
                                                                                            25-54                  1
                                 WUSL-FM                   5.0      Urban Contemporary       Women 18-34           2
                                 WJJZ-FM                   4.9      Smooth Jazz              Persons
                                                                                             35-54                 5
                                 WIOQ-FM                   3.7      Contemporary Hit Radio   Persons
                                                                                             18-34                 4
                                 WYXR-FM                   3.1      Hot Adult Contemporary   Women 18-49           3
                                 WDAS-AM                   1.1      Gospel                   N/A                 N/A
Detroit, MI..........     6      WNIC-FM                   8.2      Adult Contemporary      Women 25-54            1
                                 WJLB-FM                   6.6      Urban Contemporary       Persons
                                                                                             18-34                 1
                                 WMXD-FM                   4.3      Adult Urban              Persons
                                                                     Contemporary            25-54                 5
                                 WWWW-FM                   3.1      Country                  Women 25-54          11
                                 WKQI-FM                   3.7      Hot Adult Contemporary   Women 25-54           2
                                 WDFN-AM                   1.4      Sports                   Men 25-49             8
                                 WYUR-AM                   0.3      Nostalgic                Persons
                                                                                             35-64                31
Dallas, TX...........     7      KHKS-FM                   6.3      Top 40                  Women 18-34            1
                                 KZPS-FM                   4.1      Classic Rock             Persons
                                                                                             25-54                 1
                                 KDGE-FM                   3.1      Alternative Rock         Persons
                                                                                             18-34                 9
                                 KSKY-AM                   N/A      Southern Gospel          N/A                 N/A
                                                                     Music/Religious
                                 KTXQ-FM**                 3.3      Jammin' Oldies           Persons
                                                                                             25-54                 8
                                 KBFB-FM**                 1.6      Soft Rock                Persons
                                                                                             25-54                20
Boston, MA...........     8      WJMN-FM                   6.6      Contemporary Hits       Persons
                                                                     Radio/Rhythmic         18-34                  1
                                 WXKS-FM                   5.8      Contemporary Hit         Women 25-34           1
                                                                     Radio/Top 40
                                 WXKS-AM                   1.8      Bloomberg News/ Music    Persons
                                                                     Memory                  35-64                26
Washington, D.C. ....     9      WBIG-FM                   4.2      Oldies                  Persons
                                                                                            25-54                  7
                                 WGAY-FM                   4.1      Jammin' Oldies           Persons
                                                                                             35-44               N/M
                                 WMZQ-FM                   3.9      Country                  Persons
                                                                                             25-54                 8
                                 WWDC-FM                   3.7      Album Oriented Rock      Persons
                                                                                             18-34                 5
                                 WASH-FM                   3.6      Adult Contemporary       Women 25-54           2
                                 WTEM-AM                   1.7      Sports/Talk              Men 18-49            11
                                 WWDC-AM                   0.1      Music of Your Life       Persons 55+          13
                                 WWRC-AM                   0.3      Talk                     Persons
                                                                                             35-64                27
Houston, TX..........    10      KODA-FM                   6.2      Adult Contemporary      Persons
                                                                                            25-54                  1
                                 KTRH-AM                   4.1      News/Info/Sports         Persons
                                                                                             35-54                 7
                                 KLDE-FM                   3.9      Oldies                   Persons
                                                                                             25-54                 8
                                 KLOL-FM                   3.6      Rock                     Men 18-34             3
                                 KBME-AM                   2.6      Popular Standards        Persons
                                                                                             35-64                18
                                 KKBQ-FM                   2.5      Country                  Persons
                                                                                             25-54                15
                                 KKRW-FM**(6)              3.4      Classic Rock             Persons
                                                                                             25-54                 7
                                 KQUE-AM**(6)              N/A      Classic Rock             Persons
                                                                                             25-54                36
Miami/Ft. Lauderdale,
 FL..................    11      WEDR-FM                   6.7      Urban Contemporary      Persons
                                                                                            25-54                  1
                                 WVCG-AM                   0.4      Brokered(7)              N/A                 N/A

                                                                                                           STATION RANKING
                         MSA                           AUDIENCE                                TARGET         IN TARGET
      MARKET(1)        RANK(2)        STATION         SHARE(%)(3)       STATION FORMAT      DEMOGRAPHICS   DEMOGRAPHICS(4)
      ---------        -------   ------------------   -----------   ----------------------  ------------   ---------------
Atlanta, GA..........    12      WFOX-FM                   3.5      Oldies                  Persons
                                                                                            25-54                 10
Puerto Rico..........    13      WZNT-FM                   N/A      Oldies/Classic Music    Men 18-49            N/A
                                 WOYE-FM                   N/A      Top 40                   Persons
                                                                                             12-24               N/A
                                 WCOM-FM                   N/A      Top 40                   Persons
                                                                                             12-24               N/A
                                 WOQI-FM                   N/A      Top 40                   Persons
                                                                                             12-24               N/A
                                 WCTA-FM                   N/A      Oldies/Classic Music     Men 18-49           N/A
                                 WIOA-FM                   N/A      Continuous Favorite      Women 18-49         N/A
                                                                     Ballads/Today's Hits
                                 WIOB-FM                   N/A      Continuous Favorite      Women 18-49         N/A
                                                                     Ballads/Today's Hits
                                 WIOC-FM                   N/A      Continuous Favorite      Women 18-49         N/A
                                                                     Ballads/Today's Hits
Phoenix, AZ..........    15      KMLE-FM                   4.7      Country                 Persons
                                                                                            25-54                  4
                                 KOOL-FM                   4.2      Oldies                   Persons
                                                                                             25-54                 5
                                 KOY-AM                    4.2      Adult Standards          Persons
                                                                                             35-64                13
                                 KYOT-FM                   3.6      Contemporary Jazz        Persons
                                                                                             25-54                10
                                 KZON-FM                   3.3      Alternative Rock         Persons
                                                                                             18-34                 4
                                 KISO-AM                   0.9      Country                  Persons
                                                                                             35-54                25
                                 KFYI-AM*                  5.6      News/Talk                Persons
                                                                                             25-54                 7
                                 KKFR-FM*                  5.5      Urban Contemporary Hit   Persons
                                                                     Radio                   18-34                 2
San Diego, CA........    16      KYXY-FM**                 5.6      Soft Adult              Women 25-54            3
                                                                     Contemporary
                                 KPLN-FM**                 1.9      Classic Rock             Men 25-54            13
Nassau/Suffolk, NY
 (Long Island)(8)....    17      WALK-FM                   5.3      Adult Contemporary      Persons
                                                                                            25-54                  2
                                 WALK-AM                   N/A      Adult Contemporary       Persons
                                                                                             35-64               N/A
Minneapolis/St. Paul,
 MN..................    18      KDWB-FM                   7.5      Contemporary Hit Radio  Women 18-49            1
                                 KEEY-FM                   6.9      Country                  Persons
                                                                                             25-54                 2
                                 KQQL-FM                   4.7      Oldies                   Persons
                                                                                             25-54                 6
                                 KTCZ-FM                   3.7      Adult Oriented Rock      Persons
                                                                                             25-54                 9
                                 WRQC-FM                   2.4      Active Rock              Men 18-34             3
                                 KFAN-AM(9)                2.3      Sports/Talk              Men 25-54             5
                                 KFXN-AM(9)                N/A      Sports/Talk              Men 25-54           N/A
Pittsburgh, PA.......    21      WWSW-FM(10)               4.4      Oldies                  Person 25-54           6
                                 WWSW-AM(10)               0.6      Oldies                   Persons
                                                                                             25-54                31
                                 WDVE-FM**                 8.3      Rock                     Persons
                                                                                             25-54                 1
                                 WXDX-FM**                 5.1      Alternative Rock         Persons
                                                                                             18-34                 2
                                 WJJJ-FM**                 3.5      Smooth Jazz              Persons
                                                                                             25-54                12
                                 WPHH-FM (formerly
                                 WDRV-FM)**                2.9      Hot Adult Contemporary   Women 25-54           7
Denver, CO...........    23      KALC-FM                   4.8      Hot Adult Contemporary  Persons
                                                                                            18-34                  2
                                 KXKL-FM                   4.5      Oldies                   Persons
                                                                                             25-54                 6
                                 KIMN-FM                   3.1      Hot Adult Contemporary   Persons
                                                                                             25-54                10
                                 KXPK-FM                   2.2      Adult Modern Rock        Persons
                                                                                             18-49                14
                                 KVOD-FM                   2.0      Jammin' Oldies           Persons
                                                                                             25-54               N/M
                                 KEXX-AM                   0.6      Classical                Persons
                                                                                             25-54               N/M

                                                                                                           STATION RANKING
                         MSA                           AUDIENCE                                TARGET         IN TARGET
      MARKET(1)        RANK(2)        STATION         SHARE(%)(3)       STATION FORMAT      DEMOGRAPHICS   DEMOGRAPHICS(4)
      ---------        -------   ------------------   -----------   ----------------------  ------------   ---------------
Cleveland, OH........    24      WZAK-FM                   8.7      Urban Contemporary      Women 25-54            4
                                 WDOK-FM                   8.4      Soft Adult               Women 25-54           1
                                                                     Contemporary
                                 WRMR-AM                   5.9      Adult Standard           Persons
                                                                                             35-64                14
                                 WZJM-FM                   5.7      Jammin' Oldies           Persons
                                                                                             25-54               N/M
                                 WQAL-FM                   4.6      Hot Adult Contemporary   Persons
                                                                                             25-54                 7
                                 WJMO-AM                   2.3      Urban Gospel             Persons
                                                                                             35-64               N/M
                                 WKNR-AM**                 1.8      All Sports               Men 25-54            11
Cincinnati, OH.......    26      WUBE-FM(11)               8.0      Country                 Persons
                                                                                            25-54                  2
                                 WYGY-FM(11)               2.1      Young Country            Persons
                                                                                             18-34                12
                                 WBOB-AM                   0.8      Sports/Talk              Men 18-49            14
                                 WUBE-AM                   0.1      Sports/Talk              Men 25-49            27
Sacramento, CA.......    28      KFBK-AM                  10.1      News/Talk               Persons
                                                                                            25-54                  1
                                 KHYL-FM                   4.0      Jammin' Oldies           Persons
                                                                                             25-54               N/M
                                 KGBY-FM                   3.3      Adult Contemporary       Women 25-54           2
                                 KSTE-AM                   2.5      Talk                     Persons
                                                                                             25-54                15
Riverside/San
 Bernardino, CA......    29      KGGI-FM                   6.1      Contemporary Hit Radio  Persons
                                                                                            18-34                  2
                                 KKDD-AM                   N/A      Radio Disney             N/A                 N/A
Orlando, FL..........    39      WXXL-FM                   7.6      Contemporary Hit Radio  Persons
                                                                                            18-34                  2
                                 WJHM-FM                   5.9      Urban Contemporary       Persons
                                                                                             18-34                 3
                                 WOMX-FM                   5.5      Adult Contemporary       Persons
                                                                                             25-54                 3
                                 WOCL-FM                   4.0      Jammin' Oldies           Persons
                                                                                             25-54                10



---------------

N/A:  Not available
 N/M The Winter 1999 station ranking is based on the station's previous target demographic and/or format and is, therefore, not considered meaningful.
   * Indicates station to be acquired by Chancellor Media in a pending transaction and currently operated pursuant to a time brokerage agreement.
  ** Indicates station currently owned by Capstar and operated by Chancellor Media pursuant to a time brokerage agreement.
 (1) Actual city of license may differ from metropolitan market served in certain cases.
 (2)  Metropolitan Statistical Area ("MSA") rank obtained from BIA
      Research-Master Access Pro, Version 2.5 Radio Analysis
      Database (current as of February 24, 1999), based upon 1998 gross revenue for the indicated markets.
 (3)  Information derived from The Arbitron Company, Winter 1999,
      Local Market Reports in the specified markets for listeners age 12 and over, Monday to Sunday, 6:00 a.m. to Midnight.
      Copyright, The Arbitron Company.
 (4)  Information derived from The Arbitron Company, Winter 1999,
      Local Market Reports in the specified markets for the Target
      Demographics specified for listening Monday to Sunday, 6:00 a.m. to Midnight. Copyright, The Arbitron Company.
 (5) Programming provided to KNEW-AM via simulcast of programming broadcast on KIOI-FM.
 (6) Programming provided to KQUE-AM via simulcast of programming broadcast on KKRW-FM.
 (7) The Company sells airtime on WVCG-AM to third parties for broadcast of specialty programming on a variety of topics.
 (8) Nassau/Suffolk (Long Island) may be considered part of the greater New York market, although it is reported separately as a matter of convention.
 (9)  KFAN-AM and KFXN-AM are sold in combination.

(10) Programming provided to WWSW-AM via simulcast of programming broadcast on WWSW-FM.
(11)  WUBE-FM and WYGY-FM are sold in combination.



MEDIA REPRESENTATION


Chancellor Media's Katz media representation operations generate revenues primarily through contractual commissions realized through the sale of national spot advertising air time. National spot advertising air time is commercial air time sold to advertisers on behalf of radio and television stations and cable systems located outside the local markets of those stations and systems. Katz represents its media clients pursuant to media representation contracts. Media representation contracts typically have terms of up to ten years in initial length. In connection with the substantial consolidation that has occurred in the broadcast industry in recent years and the development of large client station groups, the frequency of representation contract "buyouts" has increased. These buyouts occur because station groups have tended to negotiate exclusive, long-term representation contracts with a single media representation firm covering all of the station group's stations, including stations acquired after the date of the initial representation contract. In the event that one of the station group's stations is sold to an owner represented by a different firm, representation contracts are frequently bought out by the successor representation firm. Katz generally amortizes the cost of acquiring new representation contracts associated with a buyout over the expected benefit period, and recognizes the gain on the disposition of representation contracts on the effective date of the buyout agreement.

Certain radio stations owned by Capstar have engaged Katz to sell national spot advertising air time, and such stations pay customary commissions to Katz for such services. See "Certain Relationships and Related Party Transactions."

EMPLOYEES


As of May 31, 1999, Chancellor Media had approximately 5,900 full-time employees and approximately 1,000 part-time employees. Approximately 365 employees are represented by unions. Chancellor Media believes that it has good relations with its employees and these unions.


Chancellor Media employs several high-profile on-air personalities who have large, loyal audiences in their respective markets. Chancellor Media believes that its relationships with its on-air talent are valuable, and it generally enters into employment agreements with these individuals.

PROPERTIES


Chancellor Media's corporate headquarters is located in Dallas, Texas. The types of properties required to support each of Chancellor Media's radio stations and media representation business include offices, studios, transmitter sites, antenna sites and production facilities.


A radio station's studio is generally housed with its office in a downtown or business district. A radio station's transmitter sites and antenna sites generally are located in a manner that provides maximum market coverage. The media representation business operates out of 54 separate locations throughout the United States.



The offices and studios of Chancellor Media's corporate headquarters, radio stations and media representation business are located in leased or owned facilities. These leases generally have expiration dates that range from one to thirteen years. Chancellor Media either owns or leases its transmitter and antenna sites. These leases generally have expiration dates that range from one to thirty years. Chancellor Media does not anticipate any difficulties in renewing those leases that expire within the next several years or in leasing other space, if required. Chancellor Media owns substantially all of the studio and other equipment used in its radio broadcasting business.



No one property is material to Chancellor Media's overall operations. Chancellor Media believes that its properties are in good condition and suitable for its operations.


LEGAL PROCEEDINGS


In July 1998, a stockholder derivative action was commenced in the Delaware Court of Chancery by a stockholder purporting to act on behalf of Chancellor Media. The defendants in the case include Hicks Muse, LIN Television Corporation and some of Chancellor Media's directors. In connection with Chancellor Media's then proposed merger with LIN, the plaintiff alleges that, among other things:



- Hicks Muse allegedly caused Chancellor Media to pay too high of a price for LIN Television Corporation because Hicks Muse had allegedly paid too high of a price when it acquired LIN; and


- the transaction therefore allegedly constitutes a breach of fiduciary duty and a waste of corporate assets by Hicks Muse, which is alleged to control Chancellor Media, and the directors of Chancellor Media named as defendants.

The plaintiff seeks to enjoin consummation or rescission of the transaction, compensatory damages, an order requiring that the directors named as defendants "carry out their fiduciary duties," and attorneys' fees and other costs.


As a result of the termination of the LIN merger, this stockholder derivative action has become moot and plaintiff, defendants and Chancellor Media have agreed, subject to a number of conditions, including preparing and finalizing definitive documentation and notice to stockholders, to a dismissal of the action. In connection with this dismissal, Chancellor Media's directors' and officers' insurance carrier has agreed to pay plaintiff's counsel $275,000 in legal fees plus documented expenses of up to $10,000.


In September 1998, a stockholder class action complaint was filed in the Delaware Court of Chancery by a stockholder purporting to act individually and on behalf of all other persons, other than defendants, who own securities of Chancellor Media and are similarly situated. The defendants named in the case are Chancellor Media, Hicks Muse, Thomas O. Hicks, Jeffrey A. Marcus, James E. de Castro, Eric C. Neuman, Lawrence D. Stuart, Jr., Steven Dinetz, Thomas J. Hodson, Perry Lewis, John H. Massey and Vernon E. Jordan, Jr. The plaintiff alleges breach of fiduciary duties, gross mismanagement, gross negligence or recklessness, and other matters relating to the defendants' actions in connection with the proposed Capstar merger. The plaintiff seeks to certify the complaint as a class action, enjoin consummation of the Capstar merger, order defendants to account to plaintiff and other alleged class members for damages, and award attorneys' fees and other costs. Chancellor Media believes that the lawsuit is without merit and intends to vigorously defend the action.


On July 10, 1998, Chancellor Media entered into an agreement to acquire a 50% economic interest in Grupo Radio Centro, S.A. de C.V., an owner and operator of radio stations in Mexico, for approximately $120.5 million in cash and $116.5 million in Chancellor Media common stock. On October 15, 1998, Chancellor Media announced that it had provided notice to Grupo Radio that it was terminating the acquisition agreement in accordance with its terms. Chancellor Media has received notice from Grupo Radio requesting arbitration under the terms of the acquisition agreement of allegations that Chancellor Media wrongfully terminated that agreement and seeking damages of approximately $80 million. The arbitration hearings are scheduled to begin on June 21, 1999. Chancellor Media believes that it had a proper basis for terminating the agreement in accordance with its terms and is contesting these allegations vigorously.


Chancellor Media is also involved in various other claims and lawsuits which are generally incidental to its business. Chancellor Media is also vigorously contesting all of these matters and believes that the ultimate resolution of these matters and those mentioned above will not have a material adverse effect on its consolidated financial position or results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General


Since 1995, Chancellor Media has engaged in an acquisition strategy concentrating on expanding its presence in the nation's largest radio markets. Chancellor Media's portfolio of radio stations that it owned and/or programmed as of December 31, 1996, 1997 and 1998 and March 31, 1999 follows:



                                          DECEMBER 31,
                             MSA      --------------------    MARCH 31,
MARKET                     RANK(1)    1996    1997    1998      1999
------                     -------    ----    ----    ----    ---------
New York.................     1         1       4       5          5
Los Angeles..............     2         1       5       5          5
Chicago..................     3         7       7       7          6
San Francisco............     4         5       7       7          7
Philadelphia.............     5         2       6       6          6
Detroit..................     6         5       7       7          7
Dallas/Ft. Worth.........     7         1       4       6          6
Boston...................     8         3       3       3          3
Washington, D.C. ........     9         3       8       8          8
Houston..................    10         2       4       8          8
Miami/Ft. Lauderdale.....    11         2       2       2          2
Atlanta..................    12        --       1       1          1
Puerto Rico..............    13        --      --       8          8
Phoenix..................    15        --       6       8          8
San Diego................    16        --      --       2          2
Nassau/Suffolk (Long
  Island)................    17        --       2       2          2
Minneapolis/St. Paul.....    18        --       7       7          7
Pittsburgh...............    21        --       2       6          6
Denver...................    23        --       5       6          6
Cleveland................    24        --      --       1          7
Cincinnati...............    26        --       4       4          4
Sacramento...............    28        --       4       4          4
Riverside/San
  Bernardino.............    29        --       2       2          2
Charlotte................    37         6      --      --         --
Orlando..................    39        --       4       4          4
Jacksonville.............    52        --       2      --         --
                                       --      --     ---        ---
          Total..........              38      96     119        124
                                       ==      ==     ===        ===


---------------

(1) MSA rank obtained from BIA Research-Master Access Pro, Version 2.5 Radio Analysis Database (current as of February 24, 1999), based upon 1998 gross revenue for the indicated markets.


Chancellor Media will significantly increase its radio broadcasting presence upon consummation of the Capstar merger, which is expected to be completed in the third quarter of 1999. Assuming the completion of the Pending Transactions and the Capstar merger, including the completion of Capstar's pending transactions, Chancellor Media's portfolio will increase to 466 radio stations serving 105 markets, thereby creating the nation's largest radio broadcasting company.

Chancellor Media entered the media representation business with the acquisition of Katz in October 1997. Chancellor Media also entered the outdoor advertising business with the acquisition of Martin in July 1998 and Whiteco in December 1998; however, Chancellor Media has recently agreed to sell its outdoor advertising business to Lamar. See "-- Recent Developments -- Sale of Outdoor Group."



Results of Operations



Three Months Ended March 31, 1999 Compared To Three Months Ended


March 31, 1998



Chancellor Media's results of operations for the three months ended March 31, 1999 are not comparable to the results of operations for the three months ended March 31, 1998 due to the impact of the various acquisitions and dispositions. Chancellor Media completed the following transactions from April 1, 1998 through March 31, 1999 as follows:



- the acquisition of approximately 42,500 outdoor advertising billboards and display faces for approximately $1.7 billion in cash;



- the acquisition of 16 radio stations (13 FM and three AM) for approximately $433.4 million in cash;



- the exchange of five radio stations (four FM and one AM) and approximately $153.3 million in cash for four FM radio stations; and



- the acquisition of various national radio network syndicated programming shows and related programming or music production libraries, including American Top Forty with Casey Kasem, for approximately $36.7 million in cash.



For a further discussion of the various transactions completed and agreements entered into since January 1, 1999, see the Consolidated Financial Statements of Chancellor Media as of and for the quarter ended March 31, 1999 included elsewhere in this joint proxy statement/prospectus.



Net revenues for the three months ended March 31, 1999 increased 50.0% to $350.3 million compared to $233.6 million for the first quarter of 1998. Operating expenses excluding depreciation and amortization for the three months ended March 31, 1999 increased 40.9% to $208.5 million compared to $148.0 million for the three months ended March 31, 1998. The increase in net revenues and operating expenses was primarily attributable to the net impact of the various acquisitions and dispositions discussed elsewhere herein, in addition to the overall net operational improvements realized by Chancellor Media, as evidenced by the increase in Chancellor Media's direct operating margin from 36.6% for the three months ended March 31, 1998 to 40.5% for the three months ended March 31, 1999.



Depreciation and amortization for the three months ended March 31, 1999 increased 60.7% to $147.7 million compared to $91.9 million for the first quarter of 1998. The increase is primarily due to the impact of the acquisitions completed during 1998 and to date in 1999.



Corporate general and administrative expenses for the three months ended March 31, 1999 increased 161.9% to $17.8 million compared to $6.8 million for the first quarter of 1998. The increase is due to the growth of Chancellor Media, and related increase in properties and staff, primarily due to recent acquisitions.

In March 1999, Chancellor Media recorded non-recurring charges of $29.0 million related to the write-off of LIN and Petry Media Corporation transaction costs and executive severance and other costs related to the executive management realignment.



As a result of the above factors, Chancellor Media realized $52.8 million of operating loss for the three months ended March 31, 1999 compared to $13.2 million of operating loss for the first quarter of 1998.



Interest expense, net for the three months ended March 31, 1999 increased 74.7% to $84.4 million compared to $48.3 million for the same period in 1998. The net increase in interest expense was primarily due to



- additional bank borrowings under the senior credit facility required to finance the various acquisitions discussed elsewhere herein offset by repayment of borrowings from the net proceeds of the March 13, 1998 offering of 21,850,000 shares of common stock;



- the issuance of the 9% Senior Subordinated Notes due 2008 by CMCLA on September 30, 1998; and



- the issuance of the 8% Senior Notes due 2008 by CMCLA on November 17, 1998.



Chancellor Media recorded a gain on disposition of representation contracts of $3.6 million for the first quarter of 1999 related to its media representation operations. The gain represents the sales proceeds received from a successor representation firm for the buyout of an existing media representation contract, net of any remaining deferred costs associated with obtaining the original representation contract. While the consolidation of the radio broadcasting industry has resulted in an increase in buyout activity, the impact on future periods cannot be predicted.



The income tax benefit of $30.1 million for the three months ended March 31, 1999 is comprised of current federal and state income tax expense of $3.3 million and a deferred federal income tax benefit of $33.4 million.



Dividends on preferred stock of subsidiary were $10.0 million for the three months ended March 31, 1998. In May and July 1998, Chancellor Media exchanged the preferred stock of subsidiaries for CMCLA's 12% Debentures and 12 1/4% Debentures.



Dividends on Chancellor Media's preferred stock were $6.4 million for the first quarter of 1999 and 1998. Preferred stock consisted of



- Chancellor Media's $3.00 convertible exchangeable preferred stock which was issued in June 1997 and



- Chancellor Media's 7% convertible preferred stock which was issued in September 1997 as part of the merger with Chancellor Broadcasting Company.



As a result of the above factors, Chancellor Media incurred a $109.9 million net loss attributable to common stockholders for the three months ended March 31, 1999 compared to a $75.0 million net loss for the first quarter of 1998.



The basic and diluted net loss per common share for the three months ended March 31, 1999 was $0.77 compared to a $0.60 basic and diluted loss per common share for the first quarter of 1998.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997


Chancellor Media's results of operations from period to period have not historically been comparable because of the impact of the various acquisitions and dispositions that Chancellor Media has completed. For a further discussion of the various transactions completed and agreements entered into since January 1, 1996 as part of Chancellor Media's acquisition strategy, see Note 2 to the Consolidated Financial Statements of Chancellor Media as of and for the year ended December 31, 1998 included elsewhere in this joint proxy statement/prospectus.


Net revenues for the year ended December 31, 1998 increased 118.8% to $1.3 billion compared to $582.1 million for the year ended December 31, 1997. Operating expenses excluding depreciation and amortization for 1998 increased 115.7% to $682.1 million compared to $316.2 million in 1997. The increase in net revenues and operating expenses was primarily attributable to the net impact of the various acquisitions and dispositions discussed elsewhere herein, in addition to the overall net operational improvements realized by Chancellor Media.

Depreciation and amortization for 1998 increased 140.0% to $446.3 million compared to $186.0 million in 1997. The increase is primarily due to the impact of the acquisitions completed during 1998.

Corporate general and administrative expenses for 1998 increased 71.3% to $36.7 million compared to $21.4 million in 1997. The increase is due to the growth of Chancellor Media, and related increase in properties and staff, primarily due to recent acquisitions.

The executive severance charge of $63.7 million for 1998 includes one-time charges incurred in connection with the resignation of Scott K. Ginsburg as President and Chief Executive Officer of Chancellor Media and Matthew E. Devine as Senior Vice President and Chief Financial Officer and new employment agreements entered into with certain members of executive management.

As a result of the above factors, operating income for 1998 decreased 22.8% to $45.1 million compared to $58.4 million in 1997.

Interest expense for 1998 increased 155.4% to $217.1 million compared to $85.0 million in 1997. The net increase in interest expense was primarily due to

- additional bank borrowings under the senior credit facility required to finance the various acquisitions discussed elsewhere offset by repayment of borrowings from the net proceeds of the March 13, 1998 offering of 21,850,000 shares of common stock;

- the assumption of the 9 3/8% Senior Subordinated Notes due 2004 (the "9 3/8% Notes") and 8 3/4% Senior Subordinated Notes due 2007 (the "8 3/4% Notes") upon consummation of the merger with Chancellor Broadcasting Company on September 5, 1997;

- the assumption of 10 1/2% Senior Subordinated Notes due 2007 (the "10 1/2% Notes") upon consummation of the acquisition of Katz on October 28, 1997;

- the issuance of the 8 1/8% Senior Subordinated Notes due 2007 (the "8 1/8% Notes") by CMCLA on December 22, 1997;

- the issuance of the 9% Senior Subordinated Notes due 2008 by CMCLA on September 30, 1998; and

- the issuance of the 8% Senior Notes due 2008 by CMCLA on November 17, 1998.

Chancellor Media recorded a gain on disposition of assets of $123.8 million in 1998 related to the exchange of WTOP-AM and WGMS-FM in Washington and KZLA-FM in Los Angeles plus $63.0 million in cash for WTJM-FM in New York, KLDE-FM in Houston and KBIG-FM in Los Angeles. Chancellor Media recorded a gain on disposition of assets of $18.4 million in 1997 related to the dispositions of WNKS-FM in Charlotte ($3.5 million), WPNT-FM in Chicago ($0.5 million), WEJM-FM in Chicago ($9.3 million), WEJM-AM in Chicago ($3.4 million) and the FCC authorizations and certain transmission equipment previously used in the operation of KYLD-FM in San Francisco ($1.7 million).

Chancellor Media recorded a gain on disposition of representation contracts of $32.2 million in 1998 related to its media representation operations. A buyout agreement is typically entered into for the purchase of representation contracts by a successor representation firm. The purchase price paid by the successor representation firm is based upon the historic commission income projected over the remaining contract period, including the evergreen or notice period, plus two months. The gain represents the sales proceeds received from a successor representation firm for the buyout of an existing media representation contract, net of any remaining deferred costs associated with obtaining the original representation contract. While the consolidation of the radio broadcasting industry has resulted in an increase in buyout activity, the impact on future periods cannot be predicted.

The provision for income tax expense of $33.8 million for the year ended December 31, 1998 is comprised of current federal and state income taxes of $5.0 million and a deferred federal income tax expense of $28.8 million.

Chancellor Media recorded an extraordinary charge of $47.1 million, net of a tax benefit of $25.4 million, consisting of the premiums, estimated transaction costs and the write-off of the unamortized balance of deferred debt issuance costs in connection with the tender offer for the 12% Subordinated Exchange Debentures due 2009 and the tender offer for the 12 1/4% Subordinated Exchange Debentures due 2008. Chancellor Media recorded an extraordinary charge of $4.4 million, net of a tax benefit of $2.3 million, in 1997, consisting of the write-off of the unamortized balance of deferred debt issuance costs related to the amendment and restatement of Chancellor Media's senior credit facility on April 25, 1997.

Dividends on preferred stock of subsidiary increased $4.7 million to $17.6 million in 1998 compared to $12.9 million in 1997. The preferred stock of subsidiaries consisted of

- CMCLA's 12% Exchangeable Preferred Stock (the "12% Preferred Stock") which was issued in September 1997 as part of the merger with Chancellor Broadcasting Company and was subsequently exchanged in May 1998 for CMCLA's 12% Debentures and

- CMCLA's 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock (the "12 1/4% Preferred Stock") which was issued in September 1997 as part of the merger with Chancellor Broadcasting Company and was subsequently exchanged in July 1998 for CMCLA's 12 1/4% Debentures.

Dividends on Chancellor Media's preferred stock were $25.7 million in 1998 compared to $12.2 million in 1997. The increase is due to the issuance of the Chancellor Media $3.00 convertible exchangeable preferred stock in June 1997 and the issuance of the Chancellor Media 7% convertible preferred stock in September 1997 as part of the merger with Chancellor Broadcasting Company.

As a result of the above factors, Chancellor Media incurred a $121.3 million net loss attributable to common stockholders in 1998 compared to a $43.9 million net loss in 1997.

The basic and diluted net loss per common share in 1998 was $0.88 compared to a $0.46 basic and diluted loss per common share in 1997.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

Net revenues for the year ended December 31, 1997 increased 98.1% to $582.1 million compared to $293.9 million for the year ended December 31, 1996. Operating expenses excluding depreciation and amortization for 1997 increased 81.4% to $316.2 million compared to $174.3 million in 1996. The increase in net revenues and operating expenses was primarily attributable to the net impact of the various acquisitions and dispositions discussed elsewhere, in addition to the overall net operational improvements realized by Chancellor Media.

Depreciation and amortization for 1997 increased 98.4% to $186.0 million compared to $93.7 million in 1996. The increase is primarily due to the impact of the various acquisitions and dispositions discussed elsewhere.

Corporate general and administrative expenses for 1997 increased 175.0% to $21.4 million compared to $7.8 million in 1996. The increase is due to the growth of Chancellor Media, and related increase in properties and staff, primarily due to recent acquisitions.

As a result of the above factors, operating income for 1997 increased 225.2% to $58.4 million compared to $18.0 million in 1996.

Interest expense for 1997 increased 126.6% to $85.0 million compared to $37.5 million in 1996. The net increase in interest expense was primarily due to:

- additional bank borrowings under the senior credit facility required to finance the various acquisitions discussed elsewhere offset by repayment of borrowings from the net proceeds of Chancellor Media's various radio station dispositions;

- the assumption of the 9 3/8% Notes and the 8 3/4% Notes upon consummation of the merger with Chancellor Broadcasting Company on September 5, 1997; and

- the assumption of the 10 1/2% Notes upon consummation of the acquisition of Katz on October 28, 1997.

Chancellor Media recorded a gain on disposition of assets of $18.4 million in 1997 related to the dispositions of WNKS-FM in Charlotte ($3.5 million), WPNT-FM in Chicago ($0.5 million), WEJM-FM in Chicago ($9.3 million), WEJM-AM in Chicago ($3.4 million) and the FCC authorizations and certain transmission equipment previously used in the operation of KYLD-FM in San Francisco ($1.7 million).

The provision for income tax expense of $7.8 million for the year ended December 31, 1997 is comprised of current federal and state income taxes of $6.8 million and $4.8 million, respectively, and a deferred federal income tax benefit of $3.8 million.

Chancellor Media recorded an extraordinary charge of $4.4 million, net of a tax benefit of $2.3 million, in 1997, consisting of the write-off of the unamortized balance of deferred debt issuance costs related to the amendment and restatement of CMCLA's senior credit facility on April 25, 1997.

Dividends on preferred stock were $12.9 million in 1997, representing dividends on the 12 1/4% Series A cumulative exchangeable preferred stock and 12% exchangeable preferred stock issued in September 1997 as part of the merger with Chancellor Broadcasting Company.

Dividends on Chancellor Media's preferred stock were $12.2 million in 1997 compared to $3.8 million in 1996. The increase in dividends is due to the issuance of Chancellor Media's $3.00 convertible exchangeable preferred stock in June 1997 and the issuance of Chancellor Media's 7% convertible preferred stock in September 1997 as part of the merger with Chancellor Broadcasting Company, offset by the conversion of a total of 1,608,297 shares of Chancellor Media's formerly outstanding convertible exchangeable preferred stock into a total of 10,051,832 shares of Chancellor Media's common stock and the redemption of the remaining 1,703 shares of formerly outstanding convertible exchangeable preferred stock during 1996.

As a result of the above factors, Chancellor Media incurred a $43.9 million net loss attributable to common stockholders in 1997 compared to a $20.0 million net loss in 1996.

The basic and diluted net loss per common share in 1997 was $0.46 compared to a $0.33 basic and diluted loss per common share in 1996.

Liquidity and Capital Resources


Overview. Chancellor Media historically has generated sufficient cash flow from operations to finance its existing operational requirements and debt service requirements, and Chancellor Media anticipates that this will continue to be the case. Operating activities provided net cash of $91.2 million for the three months ended March 31, 1999, $267.6 million in 1998, $139.5 million in 1997 and $47.5 million in 1996. Chancellor Media historically has used the proceeds of bank debt and private and public debt and equity offerings, supplemented by cash flow from operations not required to fund operational requirements and debt service, to fund implementation of Chancellor Media's acquisition strategy.



Long-term debt consisted of the following at December 31, 1998 and March 31, 1999 (in thousands):



                                                             DECEMBER 31,   MARCH 31,
                                                                 1998          1999
                                                             ------------   ----------
Senior Credit Facility.....................................   $1,596,000    $1,878,000
8% Senior Notes............................................      750,000       750,000
Senior Subordinated Notes..................................    1,750,000     1,750,000
                                                              ----------    ----------
          Total long-term debt.............................   $4,096,000    $4,378,000
                                                              ==========    ==========



Senior Credit Facility. Chancellor Media's senior credit facility, as amended (the "Senior Credit Facility"), provides for aggregate commitments under a revolving loan facility and a term loan facility of $1.6 billion and $900.0 million, respectively. The term loan facility is payable in quarterly installments commencing on September 30, 2000 and ending June 30, 2005. The revolving loan facility requires scheduled annual reductions of the commitment amount, payable in quarterly installments commencing on September 30, 2000 and ending on June 30, 2005. At May 31, 1999, Chancellor Media had drawn approximately $1.0 billion of the revolving credit facility and $900.0 million of the term loan facility.

8% Senior Notes. The 8% Senior Notes due 2008 (the "8% Senior Notes") are senior unsecured obligations of CMCLA and rank equal in right of payment to the obligations of CMCLA under the Senior Credit Facility and existing and all other indebtedness of CMCLA not expressly subordinated to the 8% Senior Notes. However, because the 8% Senior Notes are unsecured, the 8% Senior Notes are effectively subordinated in right of payment to CMCLA's secured debt, including the Senior Credit Facility. The 8% Senior Notes are fully and unconditionally guaranteed, on a joint and several basis, by the Subsidiary Guarantors (as defined below).



Senior Subordinated Notes. The 9 3/8% Senior Subordinated Notes due 2004, the
8 3/4% Senior Subordinated Notes due 2007, the 10 1/2% Senior Subordinated Notes due 2007, the 8 1/8% Senior Subordinated Notes due 2007 and the 9% Senior Subordinated Notes due 2008 (collectively, the "Subordinated Notes") are unsecured obligations of CMCLA. The Subordinated Notes are subordinated in right of payment to all existing and any future senior indebtedness of CMCLA. The Subordinated Notes are fully and unconditionally guaranteed, on a joint and several basis, by all of CMCLA's direct and indirect subsidiaries other than certain inconsequential subsidiaries (the "Subsidiary Guarantors"). The Subsidiary Guarantors are wholly-owned subsidiaries of CMCLA.



The Senior Credit Facility and the indentures governing the 8% Senior Notes and the Subordinated Notes contain customary restrictive covenants, which, among other things and with certain exceptions, limit the ability of CMCLA and its subsidiaries to incur additional indebtedness and liens in connection therewith, enter into certain transactions with affiliates, pay dividends, consolidate, merge or effect certain asset sales, issue additional stock, effect an asset swap and make acquisitions. CMCLA is required under the Senior Credit Facility to maintain specified financial ratios, including leverage, cash flow and debt service coverage ratios (as defined). Chancellor Media is in compliance with these covenants.



Pending Transactions. The $90.0 million in cash required to finance the acquisition of KKFR-FM and KFYI-AM in Phoenix from The Broadcast Group, Inc. is expected to be borrowed under Chancellor Media's Senior Credit Facility during the second quarter of 1999. The $700.0 million in proceeds, less estimated transaction costs of $20.0 million, from the Outdoor Group disposition to Lamar, expected to close in the third or fourth quarter of 1999, will be used to repay outstanding indebtedness under the Senior Credit Facility. Chancellor Media is currently evaluating the treatment of the February 20, 1998 agreement with Capstar to acquire ten of Capstar's radio stations for $434.3 million and the treatment of the $150.0 million note receivable from Capstar assuming the merger with Capstar is completed. Accordingly, it is unclear when such amounts would be required to be borrowed by Chancellor Media, if at all. Chancellor Media believes that amounts available under the Senior Credit Facility will be used to finance its pending transactions as well as future acquisitions. At May 31, 1999, Chancellor Media had available borrowings of $600.0 million under the revolving loan facility. Depending on the timing of the consummation of its pending transactions, the status of the merger with Capstar and any future acquisitions, Chancellor Media may need to obtain additional financing. Other potential sources of financing for the pending transactions and future acquisitions include cash flow from operations, additional debt or equity financings, the sale of non-core assets or a combination of those sources.



Interest and Dividends. In addition to debt service requirements under the Senior Credit Facility, CMCLA is required to pay interest on its 8% Senior Notes and the Subordinated

Notes. Interest payment requirements on these notes are $214.9 million per year. Cash dividend requirements of Chancellor Media on its $3.00 convertible exchangeable preferred stock and 7% convertible preferred stock are $25.7 million per year. Because Chancellor Media is a holding company with no significant assets other than the common stock of Chancellor Mezzanine Holdings Corporation, Chancellor Media will rely solely on dividends from Chancellor Mezzanine Holdings Corporation, which in turn is expected to distribute dividends paid to it by CMCLA and other subsidiaries to Chancellor Media, to permit Chancellor Media to pay cash dividends on the $3.00 convertible exchangeable preferred stock and the 7% convertible preferred stock. The Senior Credit Facility and the indentures governing the 8% Senior Notes and the Subordinated Notes limit, but do not prohibit, CMCLA from paying such dividends to Chancellor Mezzanine Holdings Corporation.



Potential Non-Cash Compensation Charge



Under the terms of the Chancellor Media Corporation 1999 Stock Option Plan (the "1999 Plan"), Chancellor Media has granted stock options which become exercisable upon the value of the underlying shares of such options attaining a specified value (the "Value Options") as of the date hereof to purchase up to 5,220,000 shares of Chancellor Media common stock to certain members of management. See "The Chancellor Media Proposals -- Other Chancellor Media Annual Meeting Proposals -- Chancellor Media Proposal 4 -- Adoption of the Chancellor Media Corporation 1999 Stock Option Plan." Value Options to purchase 3,400,000 and 1,820,000 shares of Chancellor Media common stock were granted at exercise prices of $46.63 and $56.06 per share, respectively and vest ratably 20% per year for a period of five years. Approximately 585,000 of the Value Options with an exercise price of $56.06 per share were granted to certain members of Capstar's management and are contingent upon the consummation of the Capstar merger. The Value Options are exercisable only upon (i) a "Change of Control" (as defined in the option agreements relating to the Value Options), or (ii) the average fair market value of Chancellor Media common stock, calculated on a daily basis, being equal to or exceeding $100.00 per share for a period of 30 consecutive trading days during the five-year period beginning on the date of grant. Upon the occurrence of one or both of the exercisability triggering events, Chancellor Media will record a non-cash compensation charge to the extent that the fair market value of the Chancellor Media common stock exceeds the exercise price of the Value Options. This non-cash charge, if incurred, will be recognized over the vesting period of the Value Options.



In addition to the outstanding Value Options, Chancellor Media may grant other Value Options for up to an aggregate total of 7.0 million shares (including the Value Options) under the 1999 Plan, which may result in the incurrence of additional non-cash compensation charges if the exercisability triggering events for such Value Options occur.



Chancellor Media also has granted to date additional stock options under the 1999 Plan to purchase up to 1,074,850 shares of Chancellor Media common stock to certain key employees. Options to purchase 1,009,850 and 65,000 shares of Chancellor Media common stock were granted at exercise prices of $46.63 and $56.06 per share, respectively, and vest one-half on each of the first two year anniversaries subsequent to the date of grant. Chancellor Media will record a non-cash compensation charge to the extent that the fair market value of the Chancellor Media common stock on July 13, 1999 exceeds the exercise price of these additional options. This non-cash charge, if incurred, will be recognized over the two year vesting period, beginning in the third quarter of 1999.



The grant of the Value Options and other options under the 1999 Plan is subject to stockholder approval of the 1999 Plan at Chancellor Media's annual meeting of stockholders to be held on July 13, 1999; provided, that Chancellor Media may be obligated to grant other stock options or equity incentives on terms that are no less favorable than the terms of the Value Options for 3,400,000 shares of Chancellor Media common stock in the event that the 1999 Plan is not approved by Chancellor Media's stockholders. The potential non-cash compensation charges discussed above, if incurred, may significantly decrease Chancellor Media's net income or increase its net loss in future periods.



Recently-Issued Accounting Principle


In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. Management does not anticipate that this Statement will have a material impact on Chancellor Media's consolidated financial statements.

Year 2000 Issue

The Year 2000 ("Y2K") issue is whether Chancellor Media's computer systems will properly recognize date sensitive information when the year changes to 2000, or "00." Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.


Chancellor Media has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Y2K issue and has developed an implementation plan. Chancellor Media uses purchased software programs for corporate financial reporting, radio broadcasting operations and media representation operations. The companies providing these software programs are Y2K compliant, and Chancellor Media has received Y2K compliance certificates from these software vendors. Chancellor Media uses proprietary software programs for its outdoor advertising operations and is in the process of reviewing various modifications and replacement plans. Chancellor Media estimates that approximately 65 percent of the outdoor systems' Y2K remediation has been completed as of May 31, 1999. The remaining remediation efforts are expected to be completed by the end of the third quarter of 1999. Chancellor Media's Y2K implementation plan also includes ensuring that its computer hardware and other equipment with embedded chips or processors are Y2K compliant.



Costs associated with ensuring that Chancellor Media's existing systems are Y2K compliant and replacing certain existing systems are currently expected to be approximately $3.7 million, of which $1.7 million has been incurred through April 30, 1999. These costs, in conjunction with investments Chancellor Media is making in information systems and technology, are expected to reduce the risks associated with Y2K issues. Future costs are to be funded through Chancellor Media's operating cash flow.

In addition, Chancellor Media reviews the computer systems of companies it intends to acquire in order to assess whether the systems are Y2K compliant. To the extent the systems are not Y2K compliant, Chancellor Media will develop an implementation plan to ensure the systems are Y2K compliant or will convert the systems to Chancellor Media's computer systems which are Y2K compliant. Chancellor Media continues its comprehensive review of the computer systems related to the pending merger with Capstar, expected to be consummated in the second quarter or early third quarter of 1999. Chancellor Media is in the process of reviewing various modifications and replacement plans related to the pending merger with Capstar. The costs associated with such efforts may be material. There is no guarantee that the systems of companies to be acquired by Chancellor Media in the future will be timely converted and would not have an adverse effect on the operations of Chancellor Media.

The ability of third parties with whom Chancellor Media transacts business to adequately address their Y2K issues is outside of Chancellor Media's control. Therefore, there can be no assurance that the failure of such third parties to adequately address their Y2K issues will not have a material adverse effect on Chancellor Media's business, financial condition, cash flows and results of operations. Chancellor Media has begun development of contingency plans intended to mitigate any possible disruption in business that may result from certain of Chancellor Media's systems or the systems of third parties that are not Y2K compliant.

The Y2K cost estimates are subject to change based on further analysis, and any change in the costs may be material. As solutions are implemented and new issues are recognized, the focus of Chancellor Media's efforts and costs to address the Y2K issue may be adjusted. Furthermore, Chancellor Media cannot guarantee that there will be no Y2K issues in spite of these efforts and if such modifications and replacements are not made, or are not completed in time, the Y2K issue could have a material impact on Chancellor Media's operations.

WHERE YOU CAN FIND MORE INFORMATION ABOUT CHANCELLOR MEDIA

Chancellor Media files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements and other information Chancellor Media files at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the public reference rooms. Chancellor Media's filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

Chancellor Media has filed a Registration Statement on Form S-4 to register with the SEC the Chancellor Media common stock to be issued to Capstar stockholders in the merger. This joint proxy statement/prospectus is part of that Registration Statement and constitutes a prospectus of Chancellor Media in addition to being a proxy statement of Chancellor Media for its annual meeting of stockholders. Capstar is also using this joint proxy statement/prospectus as a proxy statement for its special meeting of stockholders. As allowed by the SEC's rules, this joint proxy statement/prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement.

A copy of Chancellor Media's annual report on Form 10-K and its most recent quarterly report on Form 10-Q, as filed with the SEC, will be furnished without charge to stockholders upon request addressed to:


Investor Relations
Chancellor Media Corporation
1845 Woodall Rodgers Freeway, Suite 1300
Dallas, Texas 75201

                                    CAPSTAR

GENERAL


Capstar is the largest radio broadcaster in the United States operating primarily in mid-sized markets based on number of stations and 1998 revenue. Since its first acquisition in October 1996, Capstar has assembled a nationwide portfolio of 329 owned and operated stations and 10 programmed stations in 81 markets. Upon completion of its pending transactions, Capstar will own and operate or program 342 stations in 81 markets located throughout the United States. This portfolio includes clusters of four or more stations in 51 markets and comprises the leading station group, in terms of revenue share and/or audience share, in 49 markets.



R. Steven Hicks, an executive with over 30 years of experience in the radio broadcasting industry, and Hicks Muse, a Dallas-based private equity firm, formed Capstar to capitalize on the consolidation opportunities produced by the Telecommunications Act of 1996. R. Steven Hicks and Hicks Muse recognized that the Telecom Act created a unique opportunity to consolidate stations in mid-sized markets and, accordingly, created a company that was designed specifically to address this market opportunity. Because the Telecom Act enabled operators in mid-sized markets for the first time to form clusters of four or more stations in individual markets, R. Steven Hicks and Hicks Muse believed that Capstar could achieve the economies of scale necessary to support an investment in higher quality managers, programming and systems in these markets. The creation of sizable operations has allowed Capstar to upgrade its stations' programming, sales, promotions, engineering and administrative operations to standards previously seen only in larger markets. Management believes that this has positioned Capstar to generate revenue growth in these markets in excess of historical growth rates, to increase its audience and revenue shares within these markets and, by capitalizing on economies of scale, to achieve increases in its broadcast cash flow growth rates and margins.



Capstar's large national portfolio of 342 stations has created significant revenue and cash flow growth opportunities previously unavailable to mid-sized market operators. For example, Capstar is utilizing innovative computer networking technology to distribute high quality programming created in centralized locations to selected stations throughout the country, while maintaining the local character of each broadcast. This has allowed management to reduce staffing and programming costs while substantially increasing the quality of programming. In addition, Capstar's national audience of approximately 18 million listeners per week, one of the largest national audiences among radio broadcasters, has created an opportunity for national, network and regional advertisers to easily reach listeners in mid-sized markets. Furthermore, management believes that Capstar's well-developed infrastructure allows it to efficiently acquire and integrate additional stations.



Because Capstar has assembled its portfolio of 342 stations in 81 markets over the past two and one-half years, management considers over 20 markets to be underdeveloped with the potential for additional growth as Capstar continues to capitalize on the opportunities created by industry deregulation and the implementation of its acquisition strategy.


STATION PORTFOLIO

To effectively and efficiently manage its station portfolio, Capstar has developed a flexible operating structure designed to manage a large and growing number of radio stations throughout the United States. The station portfolio is operationally organized into six regions: Atlantic Star (the Northeast Region), Southern Star (the Southeast Region), Pacific Star (the West Region), GulfStar (the Southwest Region), Central Star (the Midwest Region) and Sea Star (the Southeast Atlantic Region), each of which is managed by regional executives in conjunction with general managers in each market.


The following table sets forth certain information regarding Capstar's station portfolio, as of May 15, 1999, assuming consummation of its pending acquisitions and disposition:



                                                 NUMBER OF
                                                 STATIONS                    AUDIENCE
                                         MSA     ---------   REVENUE SHARE    SHARE
MARKET(1)                              RANK(2)   FM    AM       RANK(2)      RANK(2)
---------                              -------   ---   ---   -------------   --------
ATLANTIC STAR (NORTHEAST REGION)
Providence, RI.......................     32       2    1          2             2
Hartford, CT.........................     45       4    1          2             2
Albany-Schenectady-Troy, NY..........     59       4    2          1             2
Allentown-Bethlehem, PA..............     67       2    2          1             1
Wilmington, DE.......................     75       2    2          3             3
Harrisburg-Lebanon-Carlisle, PA......     76       3    1          1             2
Springfield, MA......................     80       2    1          1             3
New Haven, CT(3).....................    101       2   --          1             1
Fairfield County, CT(4)..............    108       2    2          2             4
Worcester, MA........................    112       1    1          1             1
Portsmouth-Dover-Rochester, NH.......    117       4    3          1             1
Huntington, WV-Ashland, KY(3)........    143       5    5          1             1
Manchester, NH.......................    185       1    1          2             2
Frederick, MD........................    200       1    1          1             1
Winchester, VA.......................    218       2    1          1             1
Wheeling, WV(3)......................    220       5    2          1             1
Burlington, VT(3)....................    223       3    1          1             2
                                                 ---   --
     Subtotal........................             45   27
SOUTHERN STAR (SOUTHEAST REGION)
Jacksonville, FL.....................     52       4    2          1             1
Birmingham, AL(3)....................     56       4    1          2             2
Greenville, SC.......................     58       3    1          1             2
Columbia, SC.........................     88       4    2          1             1
Melbourne-Titusville-Cocoa, FL.......     95       3    2          1             1
Huntsville, AL.......................    115       4    2          1             1
Ft. Pierce-Stuart-Vero Beach, FL.....    118       4    1          1             1
Montgomery, AL.......................    141       3   --          2             2
Savannah, GA.........................    153       4    2          1             1
Asheville, NC........................    179       1    1          1             1
Tuscaloosa, AL.......................    214       3    1          1             1
Gadsden, AL..........................     NA       1    1         NA            NA
                                                 ---   --
     Subtotal........................             38   16

                                                 NUMBER OF
                                                 STATIONS                    AUDIENCE
                                         MSA     ---------   REVENUE SHARE    SHARE
MARKET(1)                              RANK(2)   FM    AM       RANK(2)      RANK(2)
---------                              -------   ---   ---   -------------   --------
PACIFIC STAR (WEST REGION)
Honolulu, HI.........................     60       4    3          1             1
Tucson, AZ...........................     61       2    2          1             2
Fresno, CA...........................     65       6    3          2             2
Modesto-Stockton, CA(4)..............     85       3    2          2             3
Spokane, WA(3).......................     87       4    2          1             2
Colorado Springs, CO.................     93       2   --          2             2
Anchorage, AK........................    171       4    2          1             1
Richland-Kinnewick-Pasco, WA(3)......    207       4    2          2             1
Fairbanks, AK........................     NA       3    1         NA            NA
Farmington, NM.......................     NA       3    1         NA            NA
Yuma, AZ.............................     NA       2    1         NA            NA
                                                 ---   --
     Subtotal........................             37   19
GULFSTAR (SOUTHWEST REGION)
Austin, TX...........................     49       3    1          2             2
Baton Rouge, LA......................     82       3    3          1             2
Corpus Christi, TX...................    128       4    2          1             1
Shreveport, LA.......................    129       3    1          1             3
Beaumont, TX.........................    130       3    1          1             1
Tyler-Longview, TX...................    140       4    1          1             1
Killeen, TX(3).......................    149       3   --          1             1
Lubbock, TX..........................    175       4    2          1             1
Midland, TX..........................    176       3   --          2             2
Amarillo, TX.........................    188       3    1          3             2
Waco, TX.............................    191       4    1          1             1
Alexandria, LA.......................    202       3    1          1             1
Texarkana, TX........................    242       3    1          1             1
Lufkin, TX...........................     NA       3    1         NA            NA
Victoria, TX.........................     NA       2   --         NA            NA
                                                 ---   --
     Subtotal........................             48   16
CENTRAL STAR (MIDWEST REGION)
Milwaukee, WI........................     31       1    1          4             5
Grand Rapids, MI.....................     66       3    1          2             3
Omaha, NE............................     72       3    1          2             2
Wichita, KS..........................     89       4   --          1             2
Des Moines, IA.......................     90       2    1          4             4
Madison, WI..........................    120       4    2          1             1
Fayetteville, AR.....................    156       4   --          1             1
Ft. Smith, AR........................    170       2    1          1             1
Lincoln, NE..........................    172       4   --          1             2
Springfield, IL......................    194       2    1          3             3
Cedar Rapids, IA.....................    201       3   --          2             2
Battle Creek-Kalamazoo, MI...........    235       2    2          1             1
Lawton, OK...........................    251       2   --          1             1
Ogallala, NE.........................     NA       2    1         NA            NA
                                                 ---   --
     Subtotal........................             38   11

                                                 NUMBER OF
                                                 STATIONS                    AUDIENCE
                                         MSA     ---------   REVENUE SHARE    SHARE
MARKET(1)                              RANK(2)   FM    AM       RANK(2)      RANK(2)
---------                              -------   ---   ---   -------------   --------
SEA STAR (SOUTHEAST ATLANTIC REGION)
Charlotte, NC........................     37       3   --          2             2
Indianapolis, IN.....................     38       2    1          2             3
Greensboro, NC.......................     42       2    1          3             3
Nashville, TN........................     44       4    1          1             1
Raleigh, NC..........................     48       4   --          1             1
Richmond, VA(3)......................     57       4    1          2             2
Roanoke-Lynchburg, VA................    105       7    2          1             1
Jackson, MS..........................    119       4    1          1             2
Pensacola, FL........................    121       3   --          1             1
Biloxi, MS...........................    137       2   --          1             1
Jackson, TN..........................    262       2    1          1             1
Statesville, NC......................     NA       1    1         NA            NA
                                                 ---   --
     Subtotal........................             38    9
                                                 ---   --
          Total(5)...................            244   98
                                                 ===   ==


---------------

NA   Information not available.

t    Tied with another radio station group.

(1) Actual city of license may be different from metropolitan market served. Market may be different from market definition used under Federal Communications Commission multiple ownership rules.


(2) MSA Rank, Company Revenue Share Rank and Company Audience Share Rank obtained from BIA Research -- Media Access Pro, Version 2.5 Radio Analysis Database (current as of February 24, 1999). Revenue figures based upon 1998 gross revenue for the indicated markets. Company Audience Share Rank based on average quarter hour estimates for the last available reporting period ending Fall 1998 for the demographic of persons ages 12+, listening Monday through Sunday, 6 a.m. to midnight. To account for listeners lost to other nearby markets, a radio station's "local" audience share is derived by comparing the radio station's average quarter hour share to the total average quarter hour share for all stations whose signals are heard within the metropolitan statistical area, excluding audience share for listeners who listen to stations whose signals originate outside the metropolitan statistical area.



(3) Capstar provides certain sales and marketing services to stations WEEL-FM in Wheeling, West Virginia, WYBC-FM in New Haven, Connecticut, KLFX-FM in Killeen, TX and KCDA-FM in Spokane, Washington under separate JSAs. Capstar provides under local marketing agreements certain sales, programming and marketing services to stations WHRD-AM in Huntington, West Virginia, WLEE-AM in Richmond, Virginia, WEAV-AM in Burlington, Vermont and KNLT-FM and KUJ-FM in Richland-Kennewick-Pasco, Washington and pending consummation of an acquisition to station WENN-FM in Birmingham, Alabama under separate LMAs. The table includes these stations. These JSAs and LMAs are referred to in this joint proxy statement/prospectus as the programmed stations.



(4) Fairfield County, Connecticut is not a custom survey area as defined by BIA Research -- Media Access Pro, Version 2.5 Radio Analysis Database (current as of February 24, 1999). The custom survey area includes the BIA
    Research -- Media Access Pro, Version 2.5 Radio Analysis Database (current as of February 24, 1999) markets of Bridgeport, Stamford-Norwalk and Danbury, Connecticut with market rankings of 108, 138 and 189, respectively. MSA Rank is listed for the Bridgeport market only. The combined rank for the custom survey area has not been estimated. Modesto-Stockton, California is not a custom survey area as defined by BIA Research -- Media Access Pro, Version 2.5 Radio Analysis Database (current as of February 24, 1999). The custom survey area includes the BIA Research -- Media Access Pro, Version
    2.5 Radio Analysis Database (current as of February 24, 1999) markets of Modesto and Stockton, California with market ratings of 85 and 122, respectively. MSA Rank is listed for the Stockton market only. The combined rank for the custom survey area has not been estimated.


(5) The table does not include the following:


    - the stations subject to LMAs with Chancellor Media. See "Certain Relationships and Related Transactions;" and



    - KTOF-AM in Cedar Rapids, Iowa, and KZRX-AM in Jackson, Mississippi, which are programmed by third parties pursuant to LMAs.

THE TRANSACTIONS


Completed Transactions


Since January 1, 1998, Capstar has completed the following acquisitions and dispositions of radio stations through May 15, 1999:



                                                          STATIONS
                                                          ACQUIRED/
                                                          DISPOSED
                                                             OF
                             DATE        PURCHASE/SALE    ---------
SELLER/PURCHASER            CLOSED         PRICE(1)       FM    AM              REGION
----------------            ------      ---------------   ---   ---             ------
                                        ($ IN MILLIONS)
ACQUISITIONS:
Knight Radio, Inc. and
  Affiliates..........  January 1998        $  66.2        5     3           Atlantic Star
Quass Broadcasting
  Company.............  January 1998           16.3        2     1           Central Star
East Penn
  Broadcasting,
  Inc.................  January 1998            2.0       --     1           Atlantic Star
Patterson
  Broadcasting,
  Inc.................  January 1998          227.2       25    14    All Regions except Sea Star
Commonwealth
  Broadcasting of
  Arizona, L.L.C. ....  February 1998           5.5        2     1           Pacific Star
Brantly Broadcast
  Associates..........  February 1998           1.7        1    --           Southern Star
KOSO, Inc.............  April 1998              8.5        1    --           Pacific Star
Americom II and
  Americom Las Vegas
  Limited
  Partnership.........  April 1998             26.7        3     1           Pacific Star
KDOS, Inc.............  April 1998              3.5        1     1           Pacific Star
Grant Radio Group.....  May 1998                3.4       --     1           Southern Star
SFX Broadcasting,
  Inc.(2).............  May 1998            1,279.7       62    21            All Regions
Butler Broadcasting
  Company, Ltd........  May 1998               90.3        2     1             GulfStar
Chancellor Media
  Corporation of Los
  Angeles and
  Affiliates..........  May 1998               53.0        2    --           Southern Star
Class Act of Texas,
  Inc.................  June 1998               1.1        1     1             GulfStar
KRNA, Inc.............  June 1998               6.4        1    --           Central Star
The University of
  Alaska..............  June 1998               0.2        1    --           Pacific Star
CBS Radio, Inc........  July 1998               6.5        2     2           Atlantic Star
Watertown Radio
  Associates Limited
  Partnership and Lake
  Champlain Radio
  Corporation.........  July 1998               5.9        2    --           Atlantic Star
Jacor Broadcasting
  Corporation.........  August 1998             5.0       --     1             Sea Star
Ogallala Broadcasting
  Company.............  September 1998          4.1        2     1           Central Star

                                                          STATIONS
                                                          ACQUIRED/
                                                          DISPOSED
                                                             OF
                             DATE        PURCHASE/SALE    ---------
SELLER/PURCHASER            CLOSED         PRICE(1)       FM    AM              REGION
----------------            ------      ---------------   ---   ---             ------
                                        ($ IN MILLIONS)
Boswell Broadcasting
  Incorporated........  September 1998         11.8        1    --             GulfStar
Foley Broadcasting,
  L.P.................  October 1998            2.8        1    --           Atlantic Star
Jim Gibbons Radio
  Inc.................  October 1998           15.2        1     1           Atlantic Star
SunGroup, Inc.........  October 1998            5.8        1    --             GulfStar
Appalachian
  Broadcasting
  Company, Inc........  February 1999           1.0        1    --           Southern Star
Noalmark Broadcasting
  Corp................  March 1999              3.4        1     1             GulfStar
Champion Broadcasting
  Corporation.........  March 1999             12.5        9     2             GulfStar
R. Steven Hicks.......  April 1999              8.5        1    --             GulfStar
Triathlon Broadcasting
  Company(3)..........  April 1999            202.0       22    10     Pacific Star/Central Star
Citadel Broadcasting
  Company.............  April 1999              4.5        1    --           Pacific Star

DISPOSITIONS:
Clear Channel Radio,
  Inc.................  January 1998           29.0        1     1           Atlantic Star
Clear Channel Radio,
  Inc.................  February 1998          20.0        2     2           Southern Star
SWJDR, Corp...........  February 1998           3.3        1    --           Atlantic Star
Westchester Radio
  LLC.................  April 1998             35.1        2     1           Atlantic Star
Americom Las Vegas
  Limited
  Partnership.........  April 1998              4.4        2     1           Pacific Star
Clear Channel Radio,
  Inc.................  May 1998               35.0        3     1           Southern Star
Clear Channel Radio,
  Inc.................  May 1998               11.5        1    --           Southern Star
Chancellor Media
  Corporation.........  May 1998              143.3        1    --             GulfStar
HBC Houston, Inc. and
  HBC Houston License
  Corporation.........  May 1998               52.3        1    --             GulfStar
Cox Radio, Inc........  May 1998               46.0        3     1           Atlantic Star
Capstar Trust(4)......  May 1998               10.5        2     2           Atlantic Star
Cumulus Broadcasting,
  Inc.................  July 1998               7.8        2    --           Atlantic Star
Jacor Broadcasting
  Corporation.........  August 1998             5.0       --     1           Atlantic Star
Boswell Broadcasting
  Incorporated........  September 1998         11.8        1    --             GulfStar
Citadel Broadcasting
  Company.............  April 1999             14.5        2     3           Pacific Star

                                                          STATIONS
                                                          ACQUIRED/
                                                          DISPOSED
                                                             OF
                             DATE        PURCHASE/SALE    ---------
SELLER/PURCHASER            CLOSED         PRICE(1)       FM    AM              REGION
----------------            ------      ---------------   ---   ---             ------
                                        ($ IN MILLIONS)
Wichita Trust(5)......  April 1999              N/A        2     3           Central Star
Truth Broadcasting
  Corporation.........  May 1999                0.5       --     1             Sea Star


---------------

(1) Includes transaction costs.

(2) Excludes $812.4 million of debt and $283.6 million of preferred stock outstanding on the date on which SFX Broadcasting, Inc. was acquired.


(3) Includes $62.5 million of debt outstanding on the date on which Triathlon Broadcasting Company was acquired.



(4) The stations were placed in the Capstar Trust in connection with the acquisition of SFX in order to avoid violation of the multiple station ownership limitations under the Communications Act of 1934, as amended, pending the disposition thereof by the trustee of the Capstar Trust. The trustee will distribute the net proceeds from the sale of the stations to Capstar if and when the stations are sold.



(5) The stations were placed in the Wichita Trust in connection with the acquisition of Triathlon in order to avoid violation of the multiple station ownership limitations under the Communications Act of 1934, as amended, pending the disposition thereof by the trustee of the Wichita Trust. The trustee will distribute the net proceeds from the sale of the stations to Capstar if and when the stations are sold.



In April 1998, Capstar acquired the assets of Prophet Systems, Inc. for a purchase price of $15.0 million in cash and 285,714 shares of Capstar class A common stock to be issued to the former owners of Prophet Systems by Capstar upon satisfaction of certain conditions in the purchase agreement. 95,238 shares of Capstar class A common stock were issued in April 1999, and the remaining 190,476 shares will be placed in escrow before the merger, to be released upon satisfaction of certain conditions in the purchase agreement. The acquired assets permit a single radio personality to introduce programming in multiple markets by digitally transferring customized introductions for each local market and inserting them into the playlist via a wide area computer network. Such technology is utilized in Capstar's StarSystem(TM) and is also marketed to unrelated third parties.



On March 18, 1999, Capstar contributed to Muzak Holdings LLC Capstar's Muzak affiliate territories in Atlanta, Albany and Macon, Georgia and Ft. Myers, Florida in exchange for voting membership units in Muzak Holdings. On May 3, 1999, Capstar contributed to Muzak Holdings, its Muzak affiliate territory located in Omaha, Nebraska, that Capstar acquired from Triathlon on April 30, 1999, in exchange for additional voting membership units in Muzak Holdings. The value of the membership units in Muzak Holdings that Capstar then held was approximately $20.5 million, subject to a working capital adjustment to be finalized. The investment in Muzak Holdings represents the book value of the net assets contributed, which approximates fair market value. Upon completion of the contribution of the Omaha affiliate territory, Capstar then held approximately 22.9% of the then outstanding voting power of Muzak Holdings.



In June 1999, Capstar purchased the assets of LAN International, Inc.'s business of developing, marketing, selling, licensing and servicing specialized computer systems and software for use in the radio and television industry for a purchase price of up to $27.0 million. At closing, Capstar issued a promissory note in favor of the seller for $14.3 million. The note plus an additional $700,000 is payable upon the earlier of five days following the closing of the merger with Chancellor Media or July 15, 1999. The remaining $12.0 million will be due and payable to LAN International only if the newly-acquired business meets certain post-closing financial goals.


Pending Transactions

Capstar has also entered into the following:


- Four agreements to acquire five additional FM stations in four mid-sized markets for $16.5 million; and



- one agreement to dispose of 1 AM station for $0.5 million.



Upon completion of the pending transactions, Capstar will own and operate 333 stations and program 9 stations in primarily mid-sized markets located throughout the United States. Consummation of each of the pending transactions is subject to numerous conditions, including governmental approvals. Accordingly, the actual date of consummation of each of the pending transactions may vary from the anticipated closing dates. No assurances can be given that any or all of the pending transactions will be consummated or that, if completed, they will be successful.



Pending Radio Station Acquisitions and Dispositions. The following table summarizes the pending acquisitions and dispositions of radio stations as of May 15, 1999:



                                STATIONS TO
                                BE ACQUIRED/
                                DISPOSED OF
                                ------------                     EXPECTED       ESTIMATED
       SELLER/PURCHASER          FM      AM       REGION       CLOSING DATE  PURCHASE PRICE
       ----------------         ----    ----      ------       ------------  ---------------
                                                                             ($ IN MILLIONS)
ACQUISITIONS:
Quaker State Broadcasting
  Corporation.................    2      --    Atlantic Star   July 1999         $ 12.8
KBED-FM.......................    1      --    GulfStar        July 1999            0.4
KRYL-FM.......................    1      --    GulfStar        July 1999            0.2
AGM-Birmingham, L.L.C. .......    1      --    Southern Star   October 1999         3.1
                                 --      --                                      ------
          Total...............    5      --                                      $ 16.5
                                 ==      ==                                      ======
DISPOSITION:
M&M Broadcasters, Ltd.........   --       1    GulfStar        August 1999       $  0.5


Other Transactions

As part of Capstar's ongoing acquisition strategy, Capstar is continually evaluating other potential acquisition opportunities. Capstar from time to time enters into nonbinding letters of intent to acquire, dispose and/or exchange substantially all of the assets used or useful in the operations of radio stations, each of which is subject to various conditions, including the ability of Capstar to enter into a definitive agreement.

OPERATING STRATEGY

Capstar's primary goals are to achieve revenue growth rates at its stations that are significantly in excess of historical growth rates achieved in comparable markets and to increase its operating margins at these stations at growth rates which exceed the average operating margin growth rates being achieved in large markets. Key elements of its operating strategy are as follows:

Enhance Revenue Growth through Multiple Station Ownership. The ownership of multiple stations in a market allows Capstar to coordinate its programming to appeal to a broad spectrum of listeners. Station clusters provide one-stop shopping to advertisers attempting to reach a wide range of demographic groups. Management believes that simplifying the buying of advertising time for customers encourages increased advertiser usage, which enhances Capstar's revenue generating potential. Management also believes that this simplified buying process is particularly effective outside the largest markets because advertisers in smaller markets typically perform more functions in the buying process for themselves, as opposed to outsourcing these functions to advertising firms or other vendors. By offering broad demographic coverage, Capstar also competes more effectively against alternative media, such as newspaper, television, and outdoor advertising, thus potentially increasing radio's share of the total advertising dollars spent in a given market.

Capstar believes that multiple station ownership allows it to more effectively pursue national, network and regional advertisers, a source of revenues which was previously limited in mid-sized markets. For example, Capstar's participation in The AMFM Radio Networks, the national radio network owned by Chancellor Media, illustrates Capstar's ability to attract new sources of network revenues to its stations as a result of its large audience reach.


Utilize Sophisticated Revenue Generating Techniques. Following the acquisition of a station or station group, Capstar implements sophisticated techniques such as advertising inventory management systems and centralized sales training programs to allow such stations to serve their advertising clients better and to compete more effectively with other media. Historically, inventory management systems have been very labor intensive. Capstar has designed and created a state-of-the-art advertising inventory management system known as Galaxy(TM). The Galaxy(TM) system is similar to the SABRE(TM) airline reservation system. It is an online, demand-based, centralized purchasing system that will allow advertisers to determine the availability of inventory, or available advertising time slots, and the current advertising rates. The Galaxy(TM) system will simplify the purchasing process, which is a very important factor in mid-sized markets where very little advertising is outsourced to media buyers. The Galaxy(TM) system will keep up-to-the-minute tallies on available inventory, or advertising time slots, which will enable Capstar to maximize advertising rates. Capstar began installation of the Galaxy(TM) system in March 1999 and is scheduled to complete installation at substantially all of its stations by March 2000. Capstar is designing an enhancement to the Galaxy(TM) system which, when completed, will integrate the advertising inventory management systems of all of its stations, providing up-to-the-minute information on available advertising time slots at all of Capstar stations and permitting advertisers, with a single phone call, to buy advertising time from any combination of Capstar's stations and in any market in which Capstar operates. Management believes that the enhancement will be completed and implemented sometime during 2000.


Capstar has created Star Performance Group to improve the business performance of Capstar's stations by improving human performance. Star Performance Group creates and provides customized training and development programs for Capstar's employees in the areas of sales, marketing and management. Capstar also utilizes in-depth music research studies to improve the quality of the programming and its responsiveness to the local market. Management believes that many single station or single market operators cannot justify the costs associated with utilizing these management techniques.


Use Innovative Computer Technology to Enhance Programming. Capstar is an industry leader in using computer network technology to deliver high quality programming. Capstar's StarSystem(TM), a company-owned programming distribution network, is designed to broadcast quality programming from its two centralized locations in Austin, Texas and Ft. Lauderdale, Florida to selected stations. With this system, a single radio personality is able to introduce programming in multiple markets by digitally transferring customized introductions for each local market and inserting them into the playlist via a wide area computer network. StarSystem(TM) enables Capstar to make high quality on-air talent available on a cost-effective basis in markets that previously could not afford that level of programming while still maintaining a station's local identity. Management believes that in addition to the cost reductions associated with StarSystem(TM), this system provides a competitive advantage by allowing management to implement format changes quickly and to integrate newly acquired stations and clusters more efficiently. As of May 15, 1999, Capstar has installed this digital technology at 263 stations at a one time cost of approximately $37,000 per station, which has resulted in average cost reductions of approximately $44,000 at each such station on an annualized basis. Capstar intends to expand its StarSystem(TM) to substantially all of the remaining stations by the end of the second quarter of 2000, and plans to develop additional regionalized programming centers during 1999 to continue its expansion of StarSystem(TM).


Create Low Cost Operating Structure. Management believes that it has created a low cost operating structure in mid-sized markets due to the following reasons:

- Capstar is less reliant on expensive on-air celebrities and costly advertising and promotional campaigns to capture listeners because stations in mid-sized markets typically have less direct format competition;

- the ownership of multiple stations within a market allows Capstar to achieve substantial cost savings through the consolidation of facilities, management, sales and administrative personnel and operating resources (such as on-air talent, programming and music research); and

- Capstar, as a result of its large station portfolio, has realized volume discounts in such areas as national representation commissions, employee benefits, casualty insurance premiums and other operating expenses.

Capitalize on Extensive Regional Management Experience. Each of Capstar's regional presidents and chief executive officers has extensive industry experience, having served as a senior executive and/or owner of, or consultant to, one or more substantial station groups in mid-sized to large markets. Capstar has capitalized on this experience by designing a regional organizational structure to manage its station portfolio effectively and to accommodate future in-market or station group acquisitions. Each regional operating executive reports directly to Capstar's chief operating officer. Capstar believes that each of its regional executives possesses considerable knowledge of its region's other radio broadcasters and is, therefore, well situated to identify strategic acquisition candidates.

ACQUISITION STRATEGY

Capstar has historically been the leading consolidator of radio stations in mid-sized markets throughout the United States. Management has achieved this position using an acquisition strategy that it believes allows Capstar to develop radio station clusters at reasonable prices. Capstar first seeks to enter attractive new mid-sized markets by acquiring a leading station (or a group that owns a leading station). Capstar then uses the initial acquisition as a platform to acquire additional stations. Management believes that by leveraging its existing infrastructure, knowledge of and relationships with advertisers and substantial experience it can improve the operating performance and financial results of acquired stations. From time to time, Capstar may acquire station groups or companies with one or more stations in large or small markets. Although Capstar's primary acquisition strategy is to acquire and operate stations in mid-sized markets, Capstar may in the future retain and operate such large or small market stations. Any acquisitions made by Capstar may be for cash, debt, property or capital stock or stock equivalents of Capstar or some combination thereof. From time to time, management anticipates that it also may have opportunities to purchase radio stations outside of the United States and may pursue such opportunities. In addition, management from time to time also evaluates other acquisition opportunities in media related businesses, particularly businesses with significant after tax cash flow generating potential, that it believes would complement Capstar's radio broadcasting business.

REGIONAL OPERATING GROUPS

Regional Executives

Each of the regional operating groups is operated by a regional president who has extensive industry experience, having served as a senior executive and/or owner of, or consultant to, one or more substantial station groups in mid-sized to large markets.

Atlantic Star. Atlantic Star is managed by its president, James T. Shea, Jr. Mr. Shea has more than 25 years of radio broadcasting experience. Mr. Shea's operating knowledge and strong advertising relationships helped Commodore Media, Inc. become a leading radio group in each of its markets prior to its acquisition by Capstar in 1996.

Southern Star. Southern Star is managed by its president, Rick Peters. Mr. Peters has more than 26 years of radio broadcasting experience, including, most recently, serving as the President of Peters Communications, Inc., a programming consulting firm affiliated with radio stations in various mid-sized and large markets.

Pacific Star and GulfStar. Pacific Star and GulfStar are managed by their president James P. Donahoe. Mr. Donahoe has more than 14 years of radio broadcasting experience. Prior to joining Capstar, Mr. Donahoe served as regional vice president for SFX Broadcasting, Inc.

Central Star. Central Star is managed by its president, Mary K. Quass. Ms. Quass has more than 21 years of radio broadcasting experience, including, most recently, serving as the president and chief executive officer of Quass Broadcasting Company until its acquisition by Capstar in January 1998.

Sea Star. Sea Star is managed by its president, John King. Mr. King has more than 27 years of radio broadcasting experience, including most recently serving as a regional vice president of SFX Broadcasting, Inc. for its southeast atlantic region.

In addition to a regional president, management for each region includes a human resources director, a controller, a director of programming, an engineer and one or more advertising sales people.

Station Portfolio


The following tables set forth certain information regarding Capstar's station portfolio as of May 15, 1999, assuming consummation of the pending transactions:



                                         TARGET      REVENUE   AUDIENCE
      MARKET AND                       DEMOGRAPHIC    SHARE     SHARE
    CALL LETTERS(1)      MSA RANK(2)      GROUP      RANK(2)   RANK(2)             FORMAT
    ---------------      -----------   -----------   -------   --------            ------
MILWAUKEE, WI..........       31                        4          5
  WISN-AM..............                35-64                              Talk
  WLTQ-FM..............                25-54                              Lite Adult Contemporary
PROVIDENCE, RI.........       32                        2          2
  WHJJ-AM..............                35+                                News/Talk
  WHJY-FM..............                25-54                              Album Rock
  WSNE-FM..............                F35-54                             Adult Contemporary
CHARLOTTE, NC..........       37                        2          2
  WKKT-FM..............                18-54                              Country
  WLYT-FM..............                F35-64                             Lite Adult Contemporary
  WRFX-FM..............                M18-54                             Album Rock
INDIANAPOLIS, IN.......       38                        2          3
  WNDE-AM..............                M18-54                             News/Talk
  WRZX-FM..............                18-44                              Alternative
  WFBQ-FM..............                25-54                              Album Rock
GREENSBORO, NC.........       42                        3          3
  WHSL-FM..............                25-54                              Country
  WMAG-FM..............                18-34                              Adult Contemporary
  WMFR-AM..............                35+                                News/Talk
NASHVILLE, TN..........       44                        1          1
  WRVW-FM..............                25-54                              Adult Contemporary
  WSIX-FM..............                18-64                              Country
  WJZC-FM..............                35-64                              Smooth Jazz
  WNRQ-FM..............                35-64                              Classic Rock
  WLAC-AM..............                35+                                News/Talk
HARTFORD, CT...........       45                        2          2
  WHCN-FM..............                18-34                              Classic Rock
  WKSS-FM..............                F25-54                             Top 40
  WMRQ-FM..............                18-54                              Modern Rock
  WWYZ-FM..............                25-54                              Country
  WPOP-AM..............                35+                                Sports
RALEIGH, NC............       48                        1          1
  WDCG-FM..............                25-54                              Contemporary Hits
  WRDU-FM..............                25-54                              Album Rock
  WRSN-FM..............                25-54                              Adult Contemporary
  WTRG-FM..............                35-64                              Oldies
AUSTIN, TX.............       49                        2          2
  KASE-FM..............                18-34                              Country
  KVET-FM..............                25-54                              Country
  KVET-AM..............                M18-54                             Sports
  KFMK-FM..............                25-54                              Jammin' Oldies

                                         TARGET      REVENUE   AUDIENCE
      MARKET AND                       DEMOGRAPHIC    SHARE     SHARE
    CALL LETTERS(1)      MSA RANK(2)      GROUP      RANK(2)   RANK(2)             FORMAT
    ---------------      -----------   -----------   -------   --------            ------
JACKSONVILLE, FL.......       52                        1          1
  WAPE-FM..............                18-54                              Contemporary Hits
  WFYV-FM..............                25-54                              Album Rock
  WMXQ-FM..............                25-54                              Adult Contemporary
  WKQL-FM..............                35-64                              Oldies
  WOKV-AM..............                35+                                News/Talk
  WBWL-AM..............                M18-54                             Sports
BIRMINGHAM, AL.........       56                        2          2
  WQEN-FM..............                18-34                              Adult Contemporary
  WENN-FM(3)...........                25-54                              Jammin' Oldies
  WMJJ-FM..............                F25-54                             Adult Contemporary
  WERC-AM..............                M35-64                             News/Talk
  WOWC-FM..............                25-54                              Country
RICHMOND, VA...........       57                        2          2
  WMXB-FM..............                35-64                              Hot Adult Contemporary
  WRCL-FM..............                35-64                              Oldies
  WKHK-FM..............                25-54                              Country
  WKLR-FM..............                25-54                              Classic Rock
  WLEE-AM(4)...........                35-54                              Oldies
GREENVILLE, SC.........       58                        1          2
  WGVL-AM..............                25-54                              Gospel/Country
  WMYI-FM..............                25-54                              Adult Contemporary
  WROQ-FM..............                25-54                              Classic Rock
  WSSL-FM..............                25-54                              Country
ALBANY-SCHENECTADY-
  TROY, NY.............       59                        1          2
  WGNA-FM..............                25-54                              Country
  WGNA-AM..............                25-54                              Country
  WPYX-FM..............                18-34                              Album Rock
  WTRY-AM..............                25-54                              Oldies
  WTRY-FM..............                18-34                              Oldies
  WXLE-FM..............                F25-54                             Jammin' Oldies
HONOLULU, HI...........       60                        1          1
  KSSK-AM..............                25-54                              Hot Adult Contemporary
  KSSK-FM..............                25-54                              Hot Adult Contemporary
  KUCD-FM..............                                                   Modern Adult
                                       35-54                              Contemporary
  KHVH-AM..............                35-64                              News/Talk
  KKLV-FM..............                M35-54                             Classic Rock
  KIKI-AM..............                18-34                              Urban
  KIKI-FM..............                18-34                              Urban
TUCSON, AZ.............       61                        1          2
  KCEE-AM..............                F25-54                             Nostalgia
  KNST-AM..............                25-54                              News/Talk/Sports
  KRQQ-FM..............                25-54                              Contemporary Hits
  KWFM-FM..............                35-64                              Oldies

                                         TARGET      REVENUE   AUDIENCE
      MARKET AND                       DEMOGRAPHIC    SHARE     SHARE
    CALL LETTERS(1)      MSA RANK(2)      GROUP      RANK(2)   RANK(2)             FORMAT
    ---------------      -----------   -----------   -------   --------            ------
FRESNO, CA.............       65                        2          2
  KBOS-FM..............                18-34                              Contemporary Hits
  KVBL-AM..............                M18-49                             Sports/Talk
  KRZR-FM..............                M18-49                             Album Rock
  KRDU-AM..............                NA                                 Religion
  KSOF-FM..............                25-54                              Soft Rock
  KEZL-FM..............                35-54                              Smooth Jazz
  KFSO-FM..............                35-64                              Oldies
  KALZ-FM..............                35-54                              Adult Contemporary
  KCBL-AM..............                35-54                              Sports Talk
GRAND RAPIDS, MI.......       66                        2          3
  WGRD-FM..............                18-34                              Modern Rock
  WNWZ-AM..............                35+                                News
  WLHT-FM..............                25-54                              Adult Contemporary
  WTRV-FM..............                F35-64                             Soft Adult Contemporary
ALLENTOWN-BETHLEHEM,
  PA...................       67                        1          1
  WAEB-AM..............                35+                                News/Talk/Sports
  WAEB-FM..............                F18-49                             Hot Adult Contemporary
  WZZO-FM..............                M18-49                             Album Rock
  WKAP-AM..............                35+                                Nostalgia
OMAHA, NE..............       72                        2          2
  KFAB-AM..............                35-64                              News/Talk
  KGOR-FM..............                35-64                              Oldies
  KTNP-FM..............                25-54                              Adult Contemporary
  KXKT-FM..............                25-54                              Country
WILMINGTON, DE.........       75                        3          3
  WJBR-AM..............                F25-54                             Nostalgia
  WDSD-FM..............                25-54                              Country
  WRDX-FM..............                25-54                              Album Rock
  WDOV-AM..............                25-54                              News/Talk
HARRISBURG-LEBANON-
  CARLISLE, PA.........       76                        1          2
  WTCY-AM..............                35-54                              Urban Adult Contemporary
  WNNK-FM..............                18-34                              Contemporary Hits
  WNCE-FM*.............                45+                                Easy Listening
  WTPA-FM*.............                M18-49                             Album Rock
SPRINGFIELD, MA........       80                        1          3
  WHMP-AM..............                M35-64                             News/Talk/Sports
  WHMP-FM..............                25-54                              Rock Alternative
  WPKX-FM..............                25-54                              Country
BATON ROUGE, LA........       82                        1          2
  WYNK-FM..............                25-54                              Country
  WYNK-AM..............                12+                                Disney
  WJBO-AM..............                M35-64                             News/Talk/Sports
  WLSS-FM..............                F18-34                             Contemporary Hits
  KRVE-FM..............                F25-54                             Adult Contemporary
  WSKR-AM..............                M25-54                             Sports

                                         TARGET      REVENUE   AUDIENCE
      MARKET AND                       DEMOGRAPHIC    SHARE     SHARE
    CALL LETTERS(1)      MSA RANK(2)      GROUP      RANK(2)   RANK(2)             FORMAT
    ---------------      -----------   -----------   -------   --------            ------
MODESTO-STOCKTON,
  CA(5)................       85                        2          3
  KFRY-FM..............                25-54                              Country
  KJAX-AM..............                35-64                              News/Talk
  KJSN-FM..............                25-54                              Adult Contemporary
  KFIV-AM..............                35-64                              News/Talk
  KOSO-FM..............                25-54                              Adult Contemporary
SPOKANE, WA............       87                        1          2
  KAQQ-AM..............                35-64                              MOR
  KCDA-FM(4)...........                25-54                              Country
  KISC-FM..............                35-64                              Oldies
  KKZX-FM..............                M25-54                             Classic Rock
  KNFR-FM..............                25-54                              Country
  KUDY-AM..............                25-64                              Religious
COLUMBIA, SC...........       88                        1          1
  WCOS-FM..............                18-54                              Country
  WLTY-FM..............                F35-54                             Lite Rock
  WVOC-AM..............                35-64                              News/Talk
  WSCQ-FM..............                25-54                              Adult Standards
  WCOS-AM..............                25-54                              Sports
  WNOK-FM..............                25-54                              Contemporary Hits
WICHITA, KS............       89                        1          2
  KRBB-FM..............                F25-54                             Adult Contemporary
  KZSN-FM..............                25-54                              Country
  KKRD-FM..............                18-34                              Contemporary Hits
  KRZZ-FM..............                18-34                              Classic Rock
DES MOINES, IA.........       90                        4          4
  KHKI-FM..............                25-54                              Country
  KGGO-FM..............                25-54                              Album Rock
  KDMI-AM..............                NA                                 Christian
COLORADO SPRINGS, CO...       93                        2          2
  KKLI-FM..............                25-54                              Soft Adult Contemporary
  KVUU-FM..............                18-44                              Hot Adult Contemporary
MELBOURNE-TITUSVILLE-
  COCOA, FL............       95                        1          1
  WMMB-AM..............                35-64                              Nostalgia
  WBVD-FM..............                35-64                              Classic Rock
  WMMV-AM..............                50+                                Nostalgia
  WLRQ-FM..............                25-54                              Adult Contemporary
  WHKR-FM..............                25-54                              Country
NEW HAVEN, CT..........      101                        1          1
  WPLR-FM..............                18-34                              Album Rock
  WYBC-FM(4)...........                18-34                              Urban Adult Contemporary

                                         TARGET      REVENUE   AUDIENCE
      MARKET AND                       DEMOGRAPHIC    SHARE     SHARE
    CALL LETTERS(1)      MSA RANK(2)      GROUP      RANK(2)   RANK(2)             FORMAT
    ---------------      -----------   -----------   -------   --------            ------
ROANOKE-LYNCHBURG VA...      105                        1          1
  WYYD-FM..............                25-54                              Country
  WROV-AM..............                18-49                              Album Rock
  WRDJ-FM..............                35-54                              Oldies
  WJJS-FM..............                25-54                              Contemporary Hits
  WLDJ-FM..............                35-64                              Oldies
  WJJX-FM..............                35-54                              Contemporary Hits
  WGMN-FM..............                25-54                              Album Rock
  WJLM-FM..............                18-54                              Country
  WVGM-AM..............                25-54                              Sports/Talk
FAIRFIELD COUNTY,
  CT(6)................      108                        2          4
  WNLK-AM..............                35+                                News/Talk
  WEFX-FM..............                F18-49                             Classic Hits
  WSTC-AM..............                35-54                              News/Talk
  WKHL-FM..............                35-64                              Oldies
WORCESTER, MA..........      112                        1          1
  WTAG-AM..............                35-64                              News/Talk
  WSRS-FM..............                F25-44                             Lite Rock
HUNTSVILLE, AL.........      115                        1          1
  WDRM-FM..............                25-54                              Country
  WHOS-AM..............                25-54                              News
  WBHP-AM..............                25-54                              CNN News
  WTAK-FM..............                25-54                              Classic Rock
  WXQW-FM..............                25-54                              Oldies
  WWXQ-FM..............                25-54                              Oldies
PORTSMOUTH-DOVER-
  ROCHESTER, NH........      117                        1          1
  WGIN-AM..............                35-64                              News/Talk/Sports
  WGIP-AM..............                35-64                              News/Talk/Sports
  WHEB-FM..............                M25-44                             Album Rock
  WXHT-FM..............                F25-44                             Adult Contemporary
  WQSO-FM..............                35-64                              Oldies
  WERZ-FM..............                25-54                              Contemporary Hits
  WTMN-AM..............                M18-50                             Sports/Talk
FT. PIERCE-STUART-VERO
  BEACH, FL............      118                        1          1
  WZZR-FM..............                M18-48                             Classic Rock
  WQOL-FM..............                25-54                              Oldies
  WBBE-FM..............                25-54                              Adult Contemporary
  WAVW-FM..............                25-54                              Country
  WAXE-AM..............                35+                                News/Talk/Sports
JACKSON, MS............      119                        1          2
  WJDX-AM..............                25-54                              Sports
  WKTF-FM..............                25-54                              Young Country
  WMSI-FM..............                25-54                              Country
  WSTZ-FM..............                25-54                              Rock
  WQJQ-FM..............                35-64                              Classic Top 40

                                         TARGET      REVENUE   AUDIENCE
      MARKET AND                       DEMOGRAPHIC    SHARE     SHARE
    CALL LETTERS(1)      MSA RANK(2)      GROUP      RANK(2)   RANK(2)             FORMAT
    ---------------      -----------   -----------   -------   --------            ------
MADISON, WI............      120                        1          1
  WIBA-AM..............                35-64                              News/Talk
  WIBA-FM..............                25-54                              Classic Rock
  WMAD-FM..............                18-34                              Modern Rock
  WTSO-AM..............                35-64                              Nostalgia
  WZEE-FM..............                18-49                              Contemporary Hits
  WMLI-FM..............                F25-54                             Soft Adult Contemporary
PENSACOLA, FL..........      121                        1          1
  WMEZ-FM..............                25-54                              Soft Adult Contemporary
  WXBM-FM..............                25-54                              Country
  WWSF-FM..............                35-54                              Oldies
CORPUS CHRISTI, TX.....      128                        1          1
  KRYS-FM..............                25-54                              Country
  KRYS-AM..............                12+                                Disney
  KMXR-FM..............                F35-64                             Adult Contemporary
  KNCN-FM..............                25-54                              Album Rock
  KUNO-AM..............                25-54                              Spanish
  KSAB-FM..............                25-54                              Tejano
SHREVEPORT, LA.........      129                        1          3
  KRMD-FM..............                25-54                              Country
  KRMD-AM..............                M18-54                             Sports
  KMJJ-FM..............                18-54                              Urban
  KBED-FM*.............                To be                              To be announced
                                        announced
BEAUMONT, TX...........      130                        1          1
  KLVI-AM..............                30+                                News/Talk
  KYKR-FM..............                25-54                              Country
  KKMY-FM..............                30-54                              Adult Contemporary
  KIOC-FM..............                18-34                              Album Rock
BILOXI, MS.............      137                        1          1
  WKNN-FM..............                25-54                              Country
  WMJY-FM..............                25-54                              Adult Contemporary
TYLER-LONGVIEW, TX.....      140                        1          1
  KNUE-FM..............                25-54                              Country
  KISX-FM..............                18-34                              Adult Contemporary
  KTYL-FM..............                F30-54                             Adult Contemporary
  KKTX-AM..............                M30-49                             Classic Rock
  KKTX-FM..............                M18-49                             Classic Rock
MONTGOMERY, AL.........      141                        2          2
  WZHT-FM..............                25-54                              Urban
  WMCZ-FM..............                25-54                              Urban/Adult Contemporary
  WQLD-FM..............                35+                                R&B/Gospel

                                         TARGET      REVENUE   AUDIENCE
      MARKET AND                       DEMOGRAPHIC    SHARE     SHARE
    CALL LETTERS(1)      MSA RANK(2)      GROUP      RANK(2)   RANK(2)             FORMAT
    ---------------      -----------   -----------   -------   --------            ------
HUNTINGTON, WV-
  ASHLAND, KY..........      143                        1          1
  WTCR-AM..............                25-54                              Classic Country
  WTCR-FM..............                25-54                              Country
  WIRO-AM..............                M25-54                             Sports/Talk
  WHRD-AM(4)...........                M25-54                             Sports/Talk
  WZZW-AM..............                M25-54                             Sports
  WKEE-AM..............                35+                                Adult Standards
  WKEE-FM..............                25-54                              Adult Contemporary
  WAMX-FM..............                M25-54                             Rock
  WFXN-FM..............                M25-54                             Classic Rock
  WBVB-FM..............                M18-49                             Oldies
KILLEEN, TX............      149                        1          1
  KIIZ-FM..............                25-54                              Urban
  KLFX-FM(4)...........                18-34                              Album Rock
  KRYL-FM*.............                M25-54                             Classic Rock
SAVANNAH, GA...........      153                        1          1
  WCHY-AM..............                35-64                              Disney
  WCHY-FM..............                25-54                              Country
  WYKZ-FM..............                25-54                              Soft Adult Contemporary
  WAEV-FM..............                18-34                              Adult Contemporary
  WSOK-AM..............                25-54                              Gospel
  WLVH-FM..............                25-54                              Urban Adult Contemporary
FAYETTEVILLE, AR.......      156                        1          1
  KEZA-FM..............                F35-64                             Adult Contemporary
  KKIX-FM..............                25-54                              Country
  KMXF-FM..............                25-54                              Hot Adult Contemporary
  KJEM-FM..............                35-64                              Classic Rock
FT. SMITH, AR..........      170                        1          1
  KWHN-AM..............                35-54
  KMAG-FM..............                33-54                              Country
  KZBB-FM..............                25-54                              Contemporary Hits
ANCHORAGE, AK..........      171                        1          1
  KBFX-FM..............                18-49                              Classic Rock
  KASH-FM..............                25-54                              Country
  KENI-AM..............                25-54                              News/Talk
  KGOT-FM..............                25-54                              Contemporary Hits
  KTZN-AM..............                12+                                Sports
  KYMG-FM..............                25-54                              Adult Contemporary
LINCOLN, NE............      172                        1          2
  KIBZ-FM..............                25-54                              Album Rock
  KKNB-FM..............                18-34                              Alternative
  KTGL-FM..............                M25-54                             Classic Rock
  KZKX-FM..............                25-54                              Country

                                         TARGET      REVENUE   AUDIENCE
      MARKET AND                       DEMOGRAPHIC    SHARE     SHARE
    CALL LETTERS(1)      MSA RANK(2)      GROUP      RANK(2)   RANK(2)             FORMAT
    ---------------      -----------   -----------   -------   --------            ------
LUBBOCK, TX............      175                        1          1
  KFMX-FM..............                M18-34                             Active Rock
  KKAM-AM..............                18+                                Talk
  KZII-FM..............                12-34                              Contemporary Hits
  KFYO-AM..............                35+                                News/Talk/Sports
  KCRM-FM..............                12-34                              Classic Rock
  KKCL-FM..............                35-64                              Oldies
MIDLAND, TX............      176                        2          2
  KCDQ-FM..............                18-34                              Classic Rock
  KCHX-FM..............                25-54                              Contemporary Hits Radio
  KMRK-FM..............                25-54                              Tejano
ASHEVILLE, NC..........      179                        1          1
  WWNC-AM..............                25-54                              Country
  WKSF-FM..............                25-55                              Country
MANCHESTER, NH.........      185                        2          2
  WGIR-AM..............                35+                                News/Talk/Sports
  WGIR-FM..............                M25-54                             Album Rock
AMARILLO, TX...........      188                        3          2
  KMML-FM..............                25-54                              Country
  KBUY-FM..............                25-54                              Rock
  KNSY-FM..............                18-34                              Contemporary Hits Radio
  KIXZ-AM..............                18-34                              Nostalgia
WACO, TX...............      191                        1          1
  KBRQ-FM..............                M25-54                             Classic Rock
  WACO-FM..............                25-54                              Country
  KCKR-FM..............                18-49                              New Country
  KWTX-FM..............                F25-54                             Contemporary Hits
  KWTX-AM..............                25-54                              News/Talk
SPRINGFIELD, IL........      194                        3          3
  WFMB-AM..............                M35-64                             News/Talk/Sports
  WFMB-FM..............                18-34                              Country
  WCVS-FM..............                25-54                              Classic Hits
FREDERICK, MD..........      200                        1          1
  WFRE-FM..............                35-54                              Country
  WFMD-AM..............                35-54                              News/Talk
CEDAR RAPIDS, IA.......      201                        2          2
  KHAK-FM..............                25-54                              Country
  KDAT-FM..............                25-54                              Soft Rock
  KRNA-FM..............                M18-34                             Album Rock
ALEXANDRIA, LA.........      202                        1          1
  KRRV-FM..............                25-54                              Country
  KKST-FM..............                18-34                              Adult Contemporary
  KZMZ-FM..............                18-34                              Quality Rock
  KDBS-AM..............                25-54                              News/Talk

                                         TARGET      REVENUE   AUDIENCE
      MARKET AND                       DEMOGRAPHIC    SHARE     SHARE
    CALL LETTERS(1)      MSA RANK(2)      GROUP      RANK(2)   RANK(2)             FORMAT
    ---------------      -----------   -----------   -------   --------            ------
RICHLAND-KINNEWICK-
  PASCO, WA............      207                        2          1
  KIOK-FM..............                25-54                              Country
  KALE-AM..............                40+                                Nostalgia
  KEGX-FM..............                25-54                              Classic Rock
  KTCR-AM..............                35+                                Talk
  KNLT-FM(4)...........                35-64                              Oldies
  KUJ-FM(4)............                18-34                              Contemporary Hits
TUSCALOOSA, AL.........      214                        1          1
  WACT-AM..............                25-54                              Gospel
  WRTR-FM..............                25-54                              Classic Rock
  WTXT-FM..............                25-54                              Country
  WZBQ-FM..............                18-34                              Contemporary Hits
WINCHESTER, VA.........      218                        1          1
  WUSQ-FM..............                25-54                              Country
  WFQX-FM..............                25-54                              Classic Rock
  WNTW-AM..............                25-64                              News/Sports/Talk
WHEELING, WV...........      220                        1          1
  WWVA-AM..............                25-54                              News/Talk
  WOVK-FM..............                25-54                              Country
  WKWK-FM..............                25-54                              Lite Rock
  WBBD-AM..............                25-54                              Nostalgia
  WZNW-FM..............                25-54                              Hot Adult Contemporary
  WEGW-FM..............                25-54                              Rock
  WEEL-FM(4)...........                25-54                              Oldies
BURLINGTON, VT.........      223                        1          2
  WXPS-FM..............                M25-54                             Country
  WEAV-AM(4)...........                M25-54                             Country
  WCPV-FM..............                25-54                              Classic Rock
  WEZF-FM..............                F25-54                             Adult Contemporary
BATTLE CREEK/KALAMAZOO,
  MI...................      235                        1          1
  WBCK-AM..............                35-64                              News/Talk
  WBXX-FM..............                25-54                              Adult Contemporary
  WRCC-AM..............                45+                                Nostalgia
  WWKN-FM..............                35-64                              Oldies
TEXARKANA, TX..........      242                        1          1
  KKYR-AM..............                35-64                              Country
  KKYR-FM..............                25-54                              Country
  KYGL-FM..............                25-54                              Classic Rock
  KPWW-FM..............                18-34                              Pop Top 40
LAWTON, OK.............      251                        1          1
  KLAW-FM..............                25-54                              Country
  KZCD-FM..............                M25-54                             Rock
JACKSON, TN............      262                        1          1
  WTJS-AM..............                35-64                              News/Talk/Sports
  WTNV-FM..............                25-54                              Country
  WYNU-FM..............                25-54                              Classic Rock

                                         TARGET      REVENUE   AUDIENCE
      MARKET AND                       DEMOGRAPHIC    SHARE     SHARE
    CALL LETTERS(1)      MSA RANK(2)      GROUP      RANK(2)   RANK(2)             FORMAT
    ---------------      -----------   -----------   -------   --------            ------
FAIRBANKS, AK..........       NA                       NA         NA
  KIAK-FM..............                25-54                              Country
  KIAK-AM..............                25-54                              Sports
  KAKQ-FM..............                25-54                              Adult Contemporary
  KKED-FM..............                25-54                              Rock
FARMINGTON, NM.........       NA                       NA         NA
  KKFG-FM..............                25-54                              Country
  KDAG-FM..............                M25-54                             Classic Rock
  KCQL-AM..............                35+                                Sports
  KTRA-FM..............                18-49                              Traditional Country
GADSDEN, AL............       NA                       NA         NA
  WAAX-AM..............                35+                                News/Talk
  WGMZ-FM..............                35-64                              Contemporary Hits
LUFKIN, TX.............       NA                       NA         NA
  KYKS-FM..............                12+                                Country
  KAFX-FM..............                18-49                              Hot Adult Contemporary
  KTBQ-FM..............                18-34                              Classic Rock
  KSFA-AM..............                25-54                              News/Talk/Sports
OGALLALA, NE...........       NA                       NA         NA
  KOGA-FM..............                25-54                              Adult Contemporary
  KOGA-AM..............                35-64                              Adult Standard
  KMCX-FM..............                25-54                              Country
STATESVILLE, NC........       NA                       NA         NA
  WFMX-FM..............                25-54                              Country
  WSIC-AM..............                35-64                              News/Talk/Sports
VICTORIA, TX...........       NA                       NA         NA
  KIXS-FM..............                25-54                              Country
  KLUB-FM..............                25-49                              Classic Rock
YUMA, AZ...............       NA                       NA         NA
  KYJT-FM..............                25-49                              Classic Rock
  KTTI-FM..............                25-54                              Country
  KBLU-AM..............                35-64                              News/Talk/Sports


---------------

F    Female

M    Male

NA   Information not available.

 *   Indicates station to be acquired by Capstar in a pending transaction.


(1) Actual city of license may be different from metropolitan market served. Market may be different from market definition used under FCC multiple ownership rules. The table does not include any stations owned by Capstar and programmed by Chancellor Media or other third parties.



(2) MSA Rank, Company Revenue Share Rank and Company Audience Share Rank obtained from BIA Research-Media Access Pro, Version 2.5 Radio Analysis Database (current as of February 24, 1999). Revenue figures based upon 1998 gross revenue for the indicated markets. Company Audience Share Rank based on average quarter hour estimates for the last available reporting period ending Fall 1998, for the demographic of persons ages 12+, listening Monday through Sunday, 6 a.m. to midnight. To account for listeners lost to other nearby markets, a radio station's "local" audience share is derived by comparing the radio station's average quarter hour share to the total average quarter hour share for all stations whose signals are heard within the metropolitan statistical area, excluding audience share for listeners who listen to stations whose signal originate outside the metropolitan statistical area.


(3) Pending the consummation of the pending transactions, Capstar provides certain sales and marketing services to station WENN-FM in Birmingham, Alabama under an LMA.

(4) Capstar provides certain sales, programming and marketing services to stations WLEE-AM in Richmond, Virginia, WHRD-AM in Huntington, West Virginia, WEAV-AM in Burlington, Vermont and KNLT-FM and KUJ-FM in Richland-Kennewick-Pasco, Washington under separate LMAs. Capstar provides certain sales and marketing services to stations WEEL-FM in Wheeling, West Virginia, WYBC-FM in New Haven, Connecticut, KLFX-FM in Killeen, Texas and KCDA-FM in Spokane, Washington under separate JSAs.



(5) Modesto-Stockton, California is not a custom survey area as defined by BIA Research -- Media Access Pro Version 2.5 Radio Analysis Database (current as of February 24, 1999). The custom survey area includes the BIA
     Research -- Media Access Pro Version 2.5 Radio Analysis Database (current as of February 24, 1999) markets of Modesto and Stockton, California with market ratings of 85 and 122, respectively. MSA Rank is listed for the Stockton market only. The combined rank for the custom survey area has not been estimated.



(6)  Fairfield County is not a custom survey area as defined by BIA
     Research -- Media Access Pro Version 2.5 Radio Analysis Database (current as of February 24, 1999). The custom survey area includes the BIA Research -- Media Access Pro Version 2.5 Radio Analysis Database (current as of February 24, 1999) markets of Bridgeport, Stamford-Norwalk, and Danbury, Connecticut with market rankings of 108, 138, and 189, respectively. MSA Rank is listed for the Bridgeport market only. The combined rank for the custom survey area has not been estimated.


EMPLOYEES


As of May 15, 1999, Capstar had a staff of approximately 3,900 full-time employees and approximately 1,700 part-time employees. There are no collective bargaining agreements between Capstar and its employees. Capstar believes that its relations with its employees are good.


PROPERTIES

The types of properties required to support each of Capstar's radio stations include offices, studios and transmitter/antenna sites. No one property is material to the overall operations of Capstar. Capstar typically leases its studio and office space with lease terms that expire in five to ten years, although Capstar does own certain facilities. Capstar generally considers its facilities to be suitable and of adequate size for its current and intended purposes. Capstar typically owns its transmitter and antenna sites, although Capstar does lease certain of its transmitter and antenna sites with lease terms that expire in three to 20 years. The transmitter and antenna site for each station is generally located so as to provide maximum market coverage, consistent with the station's FCC license. Capstar does not anticipate any difficulties in renewing any facility or transmitter and antenna site leases or in leasing additional space or sites if required.

Capstar owns substantially all other equipment, consisting principally of transmitting antennae, transmitters, studio equipment and general office equipment. The towers, antennae and other transmission equipment used by Capstar's stations are generally in good condition, although opportunities to upgrade facilities are continuously reviewed. All of the owned property, other than transmitter and antenna sites and immaterial real estate interests, secures Capstar's borrowings under its credit facility.

Capstar maintains its corporate headquarters at 600 Congress Avenue, Suite 1400, Austin, Texas 78701. The telephone number of Capstar is (512) 340-7800.

LEGAL PROCEEDINGS

On August 29, 1997, two lawsuits were commenced against SFX Broadcasting, Inc. and its directors in the Court of Chancery of the State of Delaware (New Castle County). The plaintiffs in the lawsuits are Harbor Finance Partners (C.A. No. 15891) and Steven Lieberman (C.A. No. 15901). The complaints are identical and allege that the consideration to be paid as a result of the acquisition of SFX to the holders of the class A common stock of SFX was unfair and that the individual defendants breached their fiduciary duties. Both complaints sought to have the actions certified as class actions and sought to enjoin the SFX acquisition or, in the alternative, monetary damages. The parties agreed that the lawsuits could be consolidated in one action entitled In Re SFX Broadcasting, Inc. Shareholders Litigation (C.A. No. 15891). On March 17, 1998, the parties entered into a Memorandum of Understanding, pursuant to which the parties reached an agreement providing for a settlement of the lawsuit. Pursuant to the settlement, SFX agreed not to seek an amendment to the SFX merger agreement with Capstar to reduce the consideration to be received by the stockholders of SFX in the SFX acquisition in order to offset the indemnity obligations of SFX Entertainment, Inc., a former subsidiary of SFX. The settlement also provides for SFX to pay plaintiff's counsel an aggregate of $950,000, including all fees and expenses as approved by the court. The settlement is conditioned on the consummation of the SFX acquisition (which has been consummated), completion of confirmatory discovery (which has been completed) and court approval. Pursuant to the settlement, the defendants have denied, and continue to deny, that they have acted in bad faith or breached any fiduciary duty. The parties expect to submit the settlement document soon to the court for its approval. There can be no assurance that the court will approve the settlement.


On July 13, 1998, Noddings Investment Group, Inc. and Noddings Warrant Limited Partnership filed Civil Action No. 16538 in the Court of Chancery of the State of Delaware in and for New Castle County against Capstar Communications, Inc. Noddings alleges that Capstar Communications, Inc., formerly named SFX Broadcasting, Inc. and an indirect wholly-owned subsidiary of Capstar, breached a warrant agreement that Noddings contends requires Capstar Communications to permit Noddings to exercise warrants in exchange for cash and shares of stock of SFX Entertainment, Inc. Specifically, Noddings alleges that Capstar Communications violated the warrant agreement by permitting Noddings to receive cash in exchange for its warrants, but refusing to convey shares of stock of SFX Entertainment. In addition to suing on its own behalf, Noddings is seeking to prosecute the action on behalf of a putative class comprised of all persons who owned equivalent warrants on April 21, 1998, (the date immediately following the record date of the distribution of stock of SFX Entertainment to holders of the stock of SFX) and their transferees and successors in interest. Noddings has requested that the court:

- declare that on the exercise of its warrants Capstar Communications transmit to plaintiffs and members of the class that it seeks to represent $22.3725 in cash per warrant and 0.2983 shares of common stock of SFX Entertainment per warrant;

- require Capstar Communications to pay 0.2983 shares of common stock of SFX Entertainment per warrant and, (if not previously paid) $22.3725 in cash, to any putative class member that has exercised or exercises warrants after April 20, 1998;

- in the alternative, award plaintiffs and members of the putative class monetary damages in an amount to be determined at trial; and

- award costs and attorneys' fees.

In March 1999, the court issued an opinion dismissing two of Noddings' counts and granting summary judgment in favor of Noddings on one count. The court held that

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Noddings is entitled to 0.2983 shares of SFX Entertainment stock per warrant.
Both parties have filed a notice of appeal.



On July 24, 1998, in connection with Capstar's pending acquisition of Triathlon Broadcasting Company, Capstar was notified of an action filed on behalf of all holders of depository shares of Triathlon against Triathlon, Triathlon's directors, and Capstar. The action was filed in the Court of Chancery of the State of Delaware (Civil Action No. 16560) in and for New Castle County, Delaware by Herbert Behrens. The complaint alleges that Triathlon and its directors breached their fiduciary duties to the class of depository shareholders by agreeing to a transaction with Capstar that allegedly favored the Class A common shareholders at the expense of the depository shareholders. Capstar is accused of knowingly aiding and abetting the breaches of fiduciary duties allegedly committed by the other defendants. The complaint seeks to have the action certified as a class action and seeks to enjoin the Triathlon acquisition, or in the alternative, seeks monetary damages in an unspecified amount. On February 12, 1999, the parties signed a Memorandum of Understanding that provides for the settlement of the lawsuit. The amount of the settlement will equal $0.11 in additional consideration for each depositary share owned by any class member at the effective time of the Triathlon acquisition. Capstar also agreed not to oppose plaintiff's counsel's application for attorney fees and expenses in the aggregate amount of $150,000. The proposed settlement is contingent upon confirmatory discovery by the plaintiff, execution of a definitive settlement agreement, and court approval.


Capstar is also involved in various other claims and lawsuits which are generally incidental to its business. Capstar is also vigorously contesting all of these matters and believes that the ultimate resolution of these matters and those mentioned above will not have a material adverse effect on its consolidated financial position or results of operations. See "The
Companies -- Chancellor Media -- Legal Proceedings" for more information about legal proceedings relating to Capstar.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

General

In Management's Discussion and Analysis management explains the general financial condition and the results of operation of Capstar including:

- what factors affect Capstar's business;


- what Capstar's earnings and costs were for the periods that are discussed;



- why those earnings and costs were different from the comparable period in the prior year;


- where Capstar's earnings come from;

- how all of this affects Capstar's overall financial condition;

- what Capstar's expenditures for acquisitions and other capital needs were since its organization in October 1996 and what management expects them to be in 1999; and

- where cash will come from to pay for future capital expenditures and debt service obligations.


As you read this Management's Discussion and Analysis, it may be helpful to refer to Capstar's Consolidated Financial Statements beginning on page F- , which present the results of operations for the years ended December 31, 1998, 1997 and 1996 and the three months ended March 31, 1999. In Management's Discussion and Analysis, management analyzes and explains the annual changes in the specific line items in the consolidated statements of operations and other data. You should know that these changes are not historically comparable because of the numerous acquisitions and dispositions that Capstar has completed since its inception.


The merger with Chancellor Media may impact many of the matters discussed in this Management's Discussion and Analysis, including earnings, results of operations, expenses, liquidity and capital resources.

Management believes that it is important to discuss advertising revenues and seasonal fluctuations of advertising revenues, two factors that have a strong influence on Capstar's business performance:

- ADVERTISING REVENUES. Capstar's revenues are derived primarily from the sale of time to local and national advertisers. These revenues are affected by the advertising rates that Capstar is able to charge and the number of advertisements that can be broadcast without jeopardizing listener levels (and resulting ratings). Advertising rates tend to be based upon demand for a station's advertising inventory and its ability to attract audiences in targeted demographic groups, as measured principally by Arbitron. Capstar attempts to maximize revenues for each of its stations by adjusting rates based upon local market conditions, controlling advertising inventory and creating demand and audience ratings.

- SEASONALITY. Seasonal revenue fluctuations are common in the radio broadcasting industry and are due primarily to fluctuations in advertising expenditures by local and national advertisers. Advertising expenditures are typically lowest in the first calendar quarter and highest in the second and fourth calendar quarters of each year. Capstar's

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

  operating results in any period may be affected by the occurrence of advertising and promotion expenses that do not produce commensurate revenues in the period in which the expenditures are made. Because Arbitron reports audience ratings on a quarterly basis, Capstar's ability to realize revenues as a result of increased advertising and promotional expenses and any resulting audience ratings improvements may be delayed for several months.

In the following analysis, management discusses broadcast cash flow and EBITDA, before noncash compensation expense, LMA fees and merger, nonrecurring and systems development expense, because they are measures widely used in the broadcasting industry to evaluate a radio company's operating performance. Broadcast cash flow consists of operating income before depreciation, amortization, corporate expenses, LMA fees, noncash compensation expense and merger nonrecurring and systems development expense. EBITDA, before noncash compensation expense, LMA fees and merger, nonrecurring and systems development expense, consists of operating income before depreciation, amortization, LMA fees, noncash compensation expense fees and merger, nonrecurring and systems development expense. You should know that broadcast cash flow and EBITDA, before noncash compensation expense, LMA fees and merger, nonrecurring and systems development expense, are not measures of performance calculated in accordance with GAAP. Accordingly, you should also review Capstar's operating income, cash flows from operating activities and other income or cash flow statements that are prepared in accordance with GAAP.


Three Months Ended March 31, 1999 Compared to Three Months Ended March 31, 1998



Net Revenue. Net revenue increased $77.9 million or 121.6% to $142.0 million in the three months ended March 31, 1999 from $64.1 million in the three months ended March 31, 1998. This increase was attributable to the acquisitions of radio stations and revenue generated from stations being programmed by Chancellor Media pursuant to an LMA. On a same store basis, for stations owned or operated, LMA fees earned and other non-radio operations as of March 31, 1999, net revenue increased $13.8 million or 11.0% to $139.4 million from $125.6 million in the three months ended March 31, 1998. The increase was primarily attributable to growth in the sale of time to local and national advertisers.



Station Operating Expenses. Station operating expenses increased $44.4 million or 93.0% to $92.2 million in the three months ended March 31, 1999 from $47.8 million in the three months ended March 31, 1998. On a same store basis, for stations owned or operated, LMA fees earned and other non-radio operations as of March 31, 1999, operating expenses increased $8.4 million or 10.4% to $89.8 million from $81.4 million in the three months ended March 31, 1998. As a percent of revenue, historical operating expenses have declined from 74.5% in 1998 to 64.9% in 1999 as a result of cost savings measures implemented by Capstar in connection with its acquisitions and the spreading of fixed costs over a larger revenue base.



Corporate Expenses. Corporate expenses increased $2.5 million or 67.8% to $6.3 million in the three months ended March 31, 1999 from $3.8 million in the same period during 1998 primarily as a result of higher salary expense for additional staffing. As a percent of revenue, historical corporate expenses have declined from 5.9% in 1998 to 4.4% in 1999 as


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


a result of cost savings measures implemented by Capstar in connection with its acquisitions and the spreading of fixed costs over a larger revenue base.



Other Operating Expenses. Depreciation and amortization increased $25.4 million or 230.3% to $36.4 million in the three months ended March 31, 1999 from $11.0 million in the same period in 1998 primarily due to radio station acquisitions consummated in 1998 and the first quarter of 1999. Noncash compensation expense related to certain options, warrants and stockholder non-recourse notes decreased $13.8 million or 87.3% to $2.0 million in 1999 from $15.8 million in 1998 due to a significant increase in the fair value of the Capstar class A common stock during the first quarter of 1998 compared to an insignificant change in the fair value of the Capstar class A common stock in the first quarter of 1999. In the quarter ended March 31, 1999, Capstar recorded merger, nonrecurring and systems development expense of $2.5 million which consisted of $1.1 million of investment banking, legal and other expense related to the pending merger with Chancellor Media, $0.7 million consisting primarily of startup costs associated with Capstar's sales training initiative and $0.7 million of business process reengineering and training expense incurred in connection with Capstar's development of the Galaxy(TM) system.



Other Income (Expense). Interest expense increased $25.1 million or 157.6% to $41.0 million in the three months ended March 31, 1999 from $15.9 million in the same period in 1998 primarily due to the interest expense associated with indebtedness incurred in connection with Capstar's acquisitions.



Net Loss. As a result of the factors described above, net loss increased by $2.1 million to a $31.9 million net loss in the three months ended March 31, 1999 from a $29.8 million net loss in the three months ended March 31, 1998.



Broadcast Cash Flow. As a result of the factors described above, broadcast cash flow increased $33.5 million or 205.4% to $49.8 million in the three months ended March 31, 1999 from $16.3 million in the three months ended March 31, 1998. The broadcast cash flow margin was 35.1% in the three months ended March 31, 1999 as compared to 25.5% in the same period in 1998. On a same store basis, for stations owned or operated, LMA fees earned and other non-radio operations as of March 31, 1999, broadcast cash flow increased $5.4 million or 12.2% to $49.5 million from $44.1 million in the three months ended March 31, 1998.



EBITDA, before noncash compensation expense, LMA fees and merger, nonrecurring and systems development expense. As a result of the factors described above, EBITDA, before noncash compensation expense, LMA fees and merger, nonrecurring and systems development, increased $30.9 million or 246.5% to $43.5 million in the three months ended March 31, 1999 from $12.6 million in the three months ended March 31, 1998. The EBITDA, before noncash compensation expense, LMA fees and merger, nonrecurring and systems development, margin increased to 30.6% in 1999 from 19.6% in 1998.


Year Ended December 31, 1998 Compared to Year Ended December 31, 1997


Net Revenue. Net revenue increased $342.0 million or 194.9% to $517.4 million in the year ended December 31, 1998 from $175.4 million in the year ended December 31, 1997. This increase was attributable to the acquisitions of radio stations and revenue generated from joint sales agreements ("JSAs") and LMAs entered into during the year ended December 31, 1998. On a same station basis, for stations owned or operated as of


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December 31, 1998, net revenue increased $66.8 million or 11.7% to $637.7 million from $570.9 million in the year ended December 31, 1997. The increase was primarily attributable to growth in the sale of time to local and national advertisers.

Station Operating Expenses. Station operating expenses increased $182.5 million or 149.4% to $304.6 million in the year ended December 31, 1998 from $122.1 million in the year ended December 31, 1997. On a same station basis, for stations owned or operated as of December 31, 1998, operating expenses increased $16.8 million or 4.8% to $351.4 million from $368.2 million in the year ended December 31, 1997. As a percent of revenue, historical operating expenses have declined from 69.6% in 1997 to 58.9% in 1998 as a result of

     (i) cost savings measures implemented by Capstar in connection with its acquisitions and

     (ii) the spreading of fixed costs over a larger revenue base.

Corporate Expenses. Corporate expenses increased $9.5 million or 66.5% to $23.7 million in the year ended December 31, 1998 from $14.2 million in the same period during 1997 primarily as a result of higher salary expense for additional staffing.

Other Operating Expenses. Depreciation and amortization increased $69.8 million or 264.2% to $96.2 million in the year ended December 31, 1998 from $26.4 million in the same period in 1997 primarily due to radio station acquisitions consummated in 1998. Noncash compensation expense related to certain options, warrants and stockholder non-recourse notes increased $10.7 million or 101.0% to $21.3 million in 1998 from $10.6 million in 1997 due to an increase in the fair value of the Capstar class A common stock. In 1998, Capstar recorded merger, nonrecurring and systems development expense of $12.9 million which consisted of

- $8.1 million of investment banking, legal and other expense related to the pending merger with Chancellor Media;

- $2.1 million of expense, primarily legal, accounting and severance costs associated with acquisitions and legal reorganization;

- $1.4 million consisting primarily of startup costs associated with Capstar's sales training initiative; and

- $1.3 million of current state assessment, business process reengineering and training expense incurred in connection with Capstar's development of the Galaxy(TM) system.

In 1997, Capstar recorded merger, nonrecurring and systems development expense of $4.7 million which consisted of investment banking, legal and transaction fees related to the acquisition of GulfStar Communications, Inc.

Other Income (Expense). Interest expense increased $74.1 million or 157.7% to $121.1 million in the year ended December 31, 1998 from $47.0 million in the same period in 1997 primarily due to the interest expense associated with indebtedness incurred in connection with Capstar's acquisitions. In 1998, Capstar incurred a loss of $28.6 million on investments in two limited liability companies comprised of

     (i) write-downs of notes receivable from the limited liability companies and

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

     (ii) certain performance obligations under the limited liability companies' borrowing arrangements for which Capstar acts as guarantor.


In 1998, an extraordinary loss of $7.3 million on extinguishment of debt was recorded relating to Capstar's refinancing of its previous credit facility with a new credit facility in the second quarter of 1998 and Capstar Radio purchasing all of its outstanding 13 1/4% Senior Subordinated Notes due 2003 (the "13 1/4% Capstar Radio Notes"). In 1997, an extraordinary loss of $2.4 million was recorded relating to the write-off of deferred financing fees associated with the GulfStar Communications, Inc. credit facility which was refinanced during the period.


Net Loss. As a result of the factors described above, net loss increased $51.0 million to a $96.7 million net loss in the year ended December 31, 1998 from a $45.7 million net loss in the year ended December 31, 1997.

Broadcast Cash Flow. As a result of the factors described above, broadcast cash flow increased $159.6 million or 299.4% to $212.9 million in the year ended December 31, 1998 from $53.3 million in the year ended December 31, 1997. The broadcast cash flow margin was 41.1% in the year ended December 31, 1998 as compared to 30.4% in the same period in 1997. On a same station basis, for stations owned or operated as of December 31, 1998, broadcast cash flow increased $50.0 million or 22.8% to $269.6 million from $219.6 million in the year ended December 31, 1997.

EBITDA, before noncash compensation expense, LMA fees and merger, nonrecurring and systems development expense. As a result of the factors described above, EBITDA, before noncash compensation expense, LMA fees and merger, nonrecurring and systems development expense, increased $150.1 million or 384.1% to $189.2 million in the year ended December 31, 1998 from $39.1 million in the year ended December 31, 1997. The EBITDA, before noncash compensation expense, LMA fees and merger, nonrecurring and systems development expense, margin increased to 36.6% in 1998 from 22.3% in 1997.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

Net Revenue. Net revenue increased $132.5 million or 309.3% to $175.4 million in the year ended December 31, 1997 from $42.9 million in the year ended December 31, 1996. This increase was attributable to the acquisition of radio stations and revenue generated from JSAs and LMAs entered into during the year ended December 31, 1997. On a same station basis, for stations owned or operated as of December 31, 1997, net revenue increased $9.0 million or 4.2% to $223.5 million from $214.5 million in the year ended December 31, 1996. This increase was primarily attributable to growth in the sale of time to local and national advertisers.

Station Operating Expenses. Station operating expenses increased $91.6 million or 300.7% to $122.1 million in the year ended December 31, 1997 from $30.5 million in the year ended December 31, 1996. The increase was primarily attributable to the station operating expenses of the radio station acquisitions and the JSAs and the LMAs entered into during the year ended December 31, 1997. On a same station basis, for stations owned or operated as of December 31, 1997, operating expenses decreased $1.4 million or 0.9% to $157.6 million from $159.0 million in the year ended December 31, 1996. As a percent of revenue, historical operating expenses declined from 71.1% in 1996 to 69.6% in 1997 as a result of
(i) cost savings measures implemented by Capstar in connection with its acquisitions and (ii) the spreading of fixed costs over a larger revenue base.

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

Corporate Expenses. Corporate expenses increased $11.7 million or 463.7% during 1997 to $14.2 million from $2.5 million in 1996 as a result of higher salary expense for additional staffing.

Other Operating Expenses. Depreciation and amortization increased $22.3 million or 537.9% to $26.4 million in 1997 from $4.1 million in 1996 primarily due to radio station acquisitions consummated in 1997 and 1996. LMA fees increased $1.7 million, or 202.0%, to $2.5 million in the year ended December 31, 1997 from $800,000 in the year ended December 31, 1996. Noncash compensation expense increased $4.4 million or 71.2% to $10.6 million in the year ended December 31, 1997 from approximately $6.2 million in the year ended December 31, 1996 due to compensation charges in connection with warrants issued to R. Steven Hicks and certain stock subscriptions. In 1997, Capstar recorded merger, nonrecurring and systems development expense of $4.7 million which consisted of investment banking, legal and transaction fees related to the acquisition of GulfStar Communications, Inc.

Other Income (Expense). Interest expense increased $38.1 million or 427.8% to $47.0 million in the year ended December 31, 1997 from $8.9 million during the same period in 1996 primarily due to indebtedness incurred in connection with Capstar's acquisitions.

Net Loss. As a result of the factors described above and preferred stock dividends resulting from the 12% Senior Exchangeable Preferred Stock issued by Capstar Broadcasting Partners, Inc. in June 1997, net loss increased $33.7 million in the year ended December 31, 1997 to a net loss of $45.7 from a net loss of $12.0 million in the year ended December 31, 1996.

Broadcast Cash Flow. As a result of the factors described above, broadcast cash flow increased $40.9 million or 330.4% to $53.3 million in the year ended December 31, 1997 from $12.4 million in the year ended December 31, 1996. The broadcast cash flow margin was 30.4% in the year ended December 31, 1997 as compared to 28.9% in the same period in 1996. The inclusion of broadcast cash flow from acquisitions and the JSAs and the LMAs accounted for $40.1 million of the increase. On a same station basis, for stations owned or operated as of December 31, 1997, broadcast cash flows increased $10.4 million or 18.8% to $65.9 million from $55.5 million in year ended December 31, 1996.

EBITDA, before noncash compensation expense, LMA fees and merger, nonrecurring and systems development expense. As a result of the factors described above, EBITDA, before noncash compensation expense, LMA fees and merger, nonrecurring and systems development expense, increased $29.2 million or 296.4% to $39.1 million in the year ended December 31, 1997 from $9.9 million in the year ended December 31, 1996. The EBITDA, before noncash compensation expense, LMA fees and merger, nonrecurring and systems development expense, margin decreased to 22.3% in 1997 from 23.0% in 1996 as a result of higher corporate expenses as described above.

Liquidity and Capital Resources

Capstar's acquisition strategy requires a great deal of capital. Capstar has historically used the proceeds of bank debt, debt offerings, equity offerings and cash flow from operations to fund the implementation of its acquisition strategy. Capstar's business has generated sufficient cash flow from operations to finance its existing operations and debt service requirements, and management anticipates that this will continue to be the case. A brief summary of each of Capstar's outstanding debt or preferred equity instruments follows.


In February 1997, Capstar Broadcasting Partners, Inc., a wholly-owned subsidiary of Capstar ("Capstar Partners"), issued its 12 3/4% Senior Discount Notes due 2009 (the "12 3/4% Capstar Partners Notes") at a substantial discount from their aggregate principal amount at maturity of $277.0 million. The 12 3/4% Capstar Partners Notes pay no cash interest until August 1, 2002. Accordingly, the carrying value will increase through accretion until August 1, 2002. As of May 15, 1999, the outstanding principal balance was $198.0 million. Beginning on August 1, 2002, Capstar Partners will pay interest of approximately $17.7 million semi-annually on February 1 and August 1 of each year until maturity on February 1, 2009.



In June 1997, Capstar Radio issued its 9 1/4% Senior Subordinated Notes due 2007 (the "9 1/4% Capstar Radio Notes".) As of May 15, 1999, the outstanding principal balance was $199.3 million. Capstar Radio pays interest payments of $9.25 million on the 9 1/4% Capstar Radio Notes semi-annually on January 1 and July 1 of each year. The 9 1/4% Capstar Radio Notes mature on July 1, 2007.



In June 1997, Capstar Partners issued 1,000,000 shares of its 12% Senior Exchangeable Preferred Stock (the "12% Capstar Partners Preferred Stock"). Capstar Partners is required to pay dividends on the 12% Capstar Partners Preferred Stock semi-annually on January 1 and July 1 of each year at a rate of $12.00 per share. Until July 1, 2002, dividends may be paid, at Capstar Partners' option, either in cash or in additional shares of 12% Capstar Partners Preferred Stock. Since issuance, Capstar Partners has paid the required dividend in additional shares. Capstar Partners intends to continue to pay the dividend in additional shares, rather than cash, through July 1, 2002. As of May 15, 1999, 1,196,236 shares of the 12% Capstar Partners Preferred Stock were issued and outstanding with a liquidation preference equal to $100.00 per share or approximately $119.6 million, excluding accrued dividends of $5.4 million.



In May 1998, Capstar borrowed $150.0 million from Chancellor Media. The loan bears interest at a rate of 12% per annum (subject to increase in certain circumstances), payable quarterly, of which 5/6 is payable in cash and 1/6 is, at Capstar's option, either payable in cash or added to the principal amount of the loan. The interest rate will increase by 2% per annum, retroactive to May 29, 1998, because Capstar did not satisfy the requirement that it complete acquisitions under the Chancellor Exchange Agreement with an aggregate purchase price of $100 million by May 29, 1999. Such increased interest will not be required to be paid until August 2, 1999. In addition, Capstar may elect to defer the 5/6 portion payable in cash, in which case the loan would bear interest at a rate of 14% per annum. In 1998, Capstar did not elect to defer any portion of the interest due, and Capstar paid approximately $10.6 million to Chancellor Media. In the future, Capstar does not anticipate deferring any portion of the interest payments. The loan matures in May 2018, provided that Capstar may prepay all or part of the outstanding principal balance and, in certain circumstances, Chancellor Media will have the right to require Capstar to prepay part of the outstanding principal balance. One such circumstance was the consummation of the Triathlon acquisition.



Capstar Communications, Inc. has outstanding its 10 3/4% Senior Subordinated Notes due 2006 (the "10 3/4% CCI Notes") and its 11 3/8% Senior Subordinated Notes due 2000 (the "11 3/8% CCI Notes"). Capstar Communications pays interest of approximately


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


$15.9 million on the 10 3/4% CCI Notes semi-annually on May 15 and November 15 of each year. The 10 3/4% CCI Notes mature on May 15, 2006. Capstar Communications pays interest of approximately $32,000 on the 11 3/8% CCI Notes semi-annually on April 1 and October 1 of each year. The 11 3/8% CCI Notes mature on October 1, 2000. As of May 15, 1999, the outstanding principal balances were $294.1 million and $566,000 on the 10 3/4% CCI Notes and 11 3/8% CCI Notes, respectively.



Capstar Communications has outstanding its Series E Cumulative Exchangeable Preferred Stock ("CCI Series E Preferred Stock"). Capstar Communications is required to pay dividends on the CCI Series E Preferred Stock semi-annually on January 15 and July 15 of each year at the rate per share of $12.625 per year. Until January 15, 2002, Capstar Communications may pay dividends either in cash or in additional shares of CCI Series E Preferred Stock. Since July 15, 1998, Capstar Communications has paid the required dividend by issuing additional shares. Capstar Communications intends to continue to pay the dividend in additional shares, rather than cash, through January 15, 2002. As of May 15, 1999, 1,346,091 shares of the CCI Series E Preferred Stock were issued and outstanding with a liquidation preference equal to $100.00 per share or approximately $134.6 million, excluding accrued dividends of $5.7 million.



The merger will result in a change of control under Capstar's indebtedness and preferred stock, and Capstar's subsidiaries will be obligated to offer to purchase the notes and preferred stock from the holders thereof at an offer price in cash equal to 101% of the aggregate principal amount or liquidation preference, as applicable, thereof plus accrued and unpaid interest or dividends, as applicable, if any, thereon. Capstar anticipates paying for the change of control offers out of cash from operating activities and available credit borrowings under the Capstar credit facility.



In addition to the debt and equity described above, Capstar is a party to the Capstar credit facility under which Capstar Radio is the borrower. The Capstar credit facility consists of a $500 million revolving loan, a $450 million A Term Loan and a $400 million B Term Loan. Pursuant to the Capstar credit facility and subject to bank availabilities and approvals, Capstar may request additional term loans and revolving credit loans in an aggregate amount up to $550 million. The interest rate under the Capstar credit facility is a floating rate. On May 15, 1999, Capstar had borrowings of approximately $1,126.0 million outstanding under the Capstar credit facility comprised of $279.0 million in revolving loans, $450.0 million under the A Term Loan and $397.0 million under the B Term Loan, with a weighted average effective interest rate of 7.3% per annum. On May 15, 1999, $219.8 million was available for borrowing, subject to financial covenants contained in the Capstar credit facility and the agreements that govern the indebtedness of Capstar and its subsidiaries. Beginning August 31, 1999, the A Term Loan will require scheduled annual principal payments, payable quarterly, of $45 million for the first year, $67.5 million in the second and third years, $90 million for the fourth and fifth years, and two quarterly payments of $45 million during the final year commencing August 31, 2004. The B Term Loan requires scheduled annual principal payments, payable quarterly, of $4 million in years 1999 through 2003, $180 million in 2004 and $200 million in 2005. In April 1999, the Capstar credit facility was amended to, among other things, permit the merger and related transactions to be consummated; increase the leverage ratio required to be maintained by Capstar Radio during the period from April 1, 1999 through September 30, 2000, permitting Capstar more financing flexibility; increase the pricing of


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


the Capstar credit facility beginning January 1, 2000; and permit an amendment of the $150 million note payable to Chancellor Media.



In May 1998, Capstar purchased a $8.5 million letter of credit reimbursement obligation owing from R. Steven Hicks to Bankers Trust Company. In April 1999, the $8.5 million indebtedness of R. Steven Hicks was satisfied by the transfer from R. Steven Hicks to Capstar of a license issued by the FCC to operate a new FM broadcast station on Channel 290C2 located in Round Rock, Texas.



In June 1999, Capstar issued a note payable to CAG LAN International ASA for $14.3 million in partial satisfaction of the purchase price in the LAN acquisition. The note accrues interest at 7% per year. The note is due and payable in full on the earlier to occur of the fifth day following the Capstar merger or July 15, 1999.



In connection with the spin-off of SFX Entertainment, Inc., Capstar Communications incurred an estimated federal income tax liability of approximately $93.0 million. SFX Entertainment, Inc., indemnified Capstar Communications for all of the estimated tax liability. These estimated federal income taxes were paid prior to March 31, 1999.



Chancellor Media is providing services for eleven large market stations under separate LMAs with Capstar for approximately $49.4 million per year. In addition, Chancellor Media has agreed to acquire such stations in exchange for radio stations to be identified by Capstar over a three-year period beginning in May 1998, with corresponding decreases in the amount of the LMA fees as stations are exchanged. From January 1, 1999 to March 31, 1999, Chancellor Media paid Capstar approximately $12.4 million in LMA fees. For the remainder of 1999, Capstar expects to receive approximately $37.0 in LMA fees from Chancellor Media. During the pendency of the merger with Chancellor Media, Capstar does not anticipate effecting any exchanges with Chancellor Media. Chancellor Media is currently assessing whether the terms of the letter agreement will be modified upon the consummation of the merger with Chancellor Media. See "Certain Relationships and Related Transactions."



In addition to debt service and tax liabilities, Capstar's principal liquidity requirements in 1999 will be to provide working capital for general corporate purposes, including capital expenditures estimated at $42.0 million, to consummate its pending acquisitions and, as appropriate opportunities arise, to acquire additional radio stations or complementary broadcast-related businesses. Capstar believes that, except as disclosed in the following sentence, the disposition of certain assets, cash from operating activities, LMA fees from Chancellor Media, together with available revolving credit borrowings under the Capstar credit facility, should be sufficient to permit Capstar to meet its obligations. In the future, Capstar may require additional financing, either in the form of additional debt or equity securities. Capstar evaluates potential acquisition opportunities on an on-going basis and has had, and continues to have, preliminary discussions concerning the purchase of additional stations. Capstar expects that in connection with the financing of future acquisitions, it may consider disposing of stations in its current markets.



Capstar has guaranteed the Capstar credit facility and the outstanding bank indebtedness of two limited liability companies in the amount of approximately $27.2 million and $24.1 million in each of which entities Capstar holds a 30% non-voting equity interest, and may in the future be required to repay such indebtedness. Through May 15, 1999, Capstar has performed as guarantor on these notes paying $4.1 million in principal and interest.


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

Capstar is a holding company with no significant assets other than the capital stock of its direct and indirect subsidiaries. Consequently, its sole source of cash from which to service indebtedness is dividends distributed or other payments made to it by its operating subsidiaries. The instruments governing Capstar's indebtedness contain certain covenants that restrict or prohibit the ability of subsidiaries to pay dividends and make other distributions. These restrictions are not anticipated to have an impact on Capstar's ability to meet its cash obligations.


Net cash (used in) or provided for operating activities was approximately $6.7 million, $(8.0) million, $(1.0) million and $(5.9) million for the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1998 and 1999, respectively. Changes in Capstar's net cash provided by operating activities are primarily the result of completed acquisitions and station operating agreements entered into during the periods and their effects on income from operations and working capital requirements.



Net cash used in investing activities was $487.0 million, $1,420.2 million, $267.7 million and $24.5 million for the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1998 and 1999, respectively. Net cash provided by financing activities was $540.5 million, $1,375.3 million, $415.1 million and $25.9 million for the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1998 and 1999, respectively. These cash flows primarily reflect borrowings, capital contributions and expenditures for stations acquisitions and dispositions.



At the effective time of the merger, the outstanding warrants to purchase shares of Capstar common stock that were granted to Messrs. R. Steven Hicks, William S. Banowsky, Jr. and Paul D. Stone will become fully vested. Capstar will record a noncash compensation charge as a result of these warrants becoming fully vested, which charge will be based on the difference between the exercise price of the warrants and the fair market value of the Capstar common stock underlying the warrants at the effective time of the merger, less any compensation charges previously recorded by Capstar for the warrants. Upon consummation of the Merger a noncash compensation charge of approximately $13.7 million would be recorded by Capstar based on the closing price of Capstar's common stock on May 15, 1999.


Recent Pronouncement

In June 1998, the Financial Accounting Standards Board issued SFAS no. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. This statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management does not believe the implementation of this accounting pronouncement will have a material effect on Capstar's consolidated financial statements.

Year 2000 Issue

The Year 2000 issue concerns the inability of computer programs and embedded computer chips to properly recognize and process date sensitive information when the year changes to 2000, or "00." Systems that do not properly recognize such information could generate

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

erroneous data or cause a system to fail causing a disruption in the operations of a company.

A company-wide inventory and assessment of Capstar's systems and operations began in December 1996, and is continuing, to identify any software or hardware systems, equipment with embedded chips or processors, and non-information technology systems, such as telephone, voicemail and HVAC systems, which do not properly recognize dates after December 31, 1999. Concurrently with its company-wide assessment, Capstar is developing and is in the process of implementing its Year 2000 compliance program. Capstar is utilizing both internal and external resources to identify its mission critical systems and, upon identification, to remediate or replace and test systems for Year 2000 compliance. In addition, as part of its acquisition and consolidation strategy, Capstar assesses and, as necessary, remediates or replaces the systems of acquired companies and stations with Year 2000 compliant systems.

Initially, Capstar has identified StarSystem(TM), its digital automation systems, its advertising scheduling and billing systems and its accounting systems as the mission critical systems to evaluate for Year 2000 compliance. The list of Capstar mission critical systems may be expanded, however, upon completion of its company-wide inventory and assessment. If remediations or replacements are not made, are not completed on time, or are insufficient to prevent systems failures or other disruptions, the Year 2000 issue could have a material adverse impact on Capstar's results of operations and financial condition.


Management has determined that the software underlying StarSystem(TM) is Year 2000 compliant. StarSystem's(TM) wide area computer network is, however, dependent on the systems of Capstar's telecommunications services providers. Capstar sent a questionnaire to each of its telecommunications services providers asking it to update Capstar on the status of its Year 2000 compliance. Based upon the telecommunications service providers responses to such questionnaires, the providers appear to be Year 2000 compliant.


Management has been assured by its vendors that Capstar's digital automation systems are Year 2000 compliant. Capstar has tested over 50% of these systems to insure their Year 2000 compliance and expects to complete testing of all of these systems by year end.


Capstar employs advertising scheduling and billing systems at each of its stations. Capstar has received Year 2000 compliance certificates from the vendors providing the software applications underlying Capstar's existing advertising scheduling and billing systems, certifying that such applications are Year 2000 compliant. Not all of the hardware underlying Capstar's existing advertising scheduling and billing systems are Year 2000 compliant. As part of Capstar's capital improvement program, Capstar is replacing its Year 2000 noncompliant advertising scheduling and billing systems. Management estimates that such hardware replacements will be completed by the end of August 1999 at a total cost of approximately $90,000.


Capstar utilizes purchased software programs for its financial applications and office automation. Capstar has received Year 2000 compliance certificates from the vendors providing these software packages, certifying that such packages are Year 2000 compliant. Capstar is currently testing these systems to insure their Year 2000 compliance.

Capstar has determined that some of its telephone systems are not Year 2000 compliant. As part of Capstar's Year 2000 compliance efforts and its capital improvement program, management intends to remediate or replace such telephone systems by the end of September 1999 at a current estimated cost of approximately $150,000.

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

In addition to identifying, assessing and remediating or replacing its mission critical systems, Capstar is assessing its exposure from external sources to Year 2000 failures. Capstar relies on third-party providers for key services such as telecommunications and utilities. Interruption of these services could, in management's view, have a material adverse impact on the operations of Capstar. Capstar has begun sending questionnaires to each of these and other significant third party providers asking them to update Capstar on the status of their Year 2000 compliance. Until those questionnaires are returned and reviewed, Capstar will be unable to fully assess the potential for disruption in its programming and operations arising from this third party risk. If Capstar does not receive reasonable assurances regarding Year 2000 compliance from any provider of these services, Capstar will then develop contingency plans, to the extent possible, to address its exposure.


Costs specifically associated with ensuring that Capstar's systems and the systems of third parties on which Capstar is dependent are Year 2000 compliant are currently expected to be approximately $1.0 million, of which approximately $700,000 has been incurred to date. These cost estimates are subject to change once Capstar has fully assessed its systems and responses are obtained from third party vendors and service providers. Any change in cost may be material. Funding of these costs is anticipated to come from cash flows generated by business operations and/or borrowings under Capstar's credit facility.



Capstar is in the process of identifying the most reasonably likely worst case scenarios that may affect its operations due to Year 2000 noncompliance of Capstar's systems or the systems of third parties. Initially, Capstar believes that the failure of its advertising scheduling and billing systems and the temporary loss of power at some of its stations due to Year 2000 noncompliance are the most reasonably likely worst case scenarios. Many of Capstar's stations and transmitter sites currently have on-site generators in the event of power outages. As part of Capstar's capital improvement program, management has begun installation of generators at each of its remaining stations and transmitter sites and expects to have approximately 98% coverage of its stations and transmitter sites by year end. Capstar believes that the upgrade of the hardware on its existing advertising scheduling and billing systems and the installation of generators at substantially all of its stations will resolve possible disruptions in the business operations of Capstar that would result from such risks. Capstar may identify additional worst case scenarios once it has fully assessed its mission critical systems and obtained responses from third party vendors and service providers. Capstar expects to develop other contingency plans to mitigate the possible disruption in business operations that may result from Capstar's systems or the systems of third parties that are not Year 2000 compliant.


Based on the nature of Capstar's business and dispersed geographical locations, Capstar believes that it may experience some disruption in its business due to the impact of the Year 2000 issue. Management presently believes, however, that Capstar is taking appropriate steps to assess and control its Year 2000 issues. If Capstar does not complete all phases of its Year 2000 compliance program and remediations or replacements are not made, are not completed on time, or are insufficient to prevent systems failures or other disruptions, the Year 2000 issue could have a material adverse impact on Capstar's results of operations and financial condition. Capstar does not currently have any contingency plans in the event that it does not complete all phases of its Year 2000 compliance program. Capstar is continually assessing the status of completion of its Year 2000 compliance program and, as necessary, will determine whether any such contingency plans are necessary.

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WHERE YOU CAN FIND MORE INFORMATION ABOUT CAPSTAR


Capstar files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information Capstar files at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the public reference rooms. Capstar's filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.


Chancellor Media has filed a Registration Statement on Form S-4 to register with the SEC the Chancellor Media common stock to be issued to Capstar stockholders in the merger. This joint proxy statement/prospectus is part of that Registration Statement and constitutes a prospectus of Chancellor Media in addition to being a proxy statement of Chancellor Media for its special meeting of stockholders. Capstar is also using this joint proxy statement/prospectus as a proxy statement for its special meeting of stockholders. As allowed by the SEC's rules, this joint proxy statement/prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement.


A copy of Capstar's most recent annual report on Form 10-K and its most recent quarterly report on Form 10-Q, as filed with the SEC, will be furnished without charge to stockholders upon request addressed to:

               Jeff Whitmire
               Capstar Broadcasting Corporation
               600 Congress Avenue
               Suite 1400
               Austin, Texas 78701

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

                      THE CHANCELLOR MEDIA ANNUAL MEETING

DATE, TIME, PLACE AND PURPOSE


An annual meeting of the holders of Chancellor Media common stock will be held on July 13, 1999, at The Hotel Crescent Court, 400 Crescent Court, Dallas, Texas 75201, commencing at 10:00 a.m., local time, for the following purposes:


1. To consider and vote on a proposal to approve the issuance of shares of Chancellor Media common stock in the merger contemplated by the merger agreement, under the terms of which, among other things:

   - Merger Sub will be merged with and into Capstar, with Capstar surviving the merger as a wholly-owned subsidiary of Chancellor Media;

   - Each share of Capstar class A common stock, class B common stock and class C common stock issued and outstanding immediately prior to the merger will be converted into a right to receive 0.4955 of a validly issued, fully paid and nonassessable share of common stock of Chancellor Media; and

   - Each Capstar stock option and warrant that is outstanding and unexercised immediately prior to the effective time of the merger will be assumed by Chancellor Media and will thereafter be an option or warrant to acquire shares of common stock of Chancellor Media in such amount and at the exercise price as set forth in the merger agreement.

2. To consider and vote on a proposal to approve the amendment and restatement of Chancellor Media's amended and restated certificate of incorporation to:


   - change its name to AMFM Inc.;


   - increase its number of authorized shares of common stock from 200,000,000 to 750,000,000 shares;


   - eliminate the 75,000,000 authorized shares of class A common stock of Chancellor Media, none of which is outstanding;


   - eliminate certain provisions relating to "going private transactions" with Scott K. Ginsburg, Chancellor Media's former President and Chief Executive Officer;


   - increase the maximum number of directors comprising the Chancellor Media Board of Directors from thirteen to fourteen; and


   - add a provision conferring authority in the Board of Directors of Chancellor Media to exercise all power lawfully vested in the Board of Directors by Delaware corporate law, including the power to adopt, amend and repeal the bylaws of Chancellor Media.


3. To elect three (3) Class II directors for terms expiring in 2002.



4. To consider and vote upon a proposal to adopt the Chancellor Media Corporation 1999 Stock Option Plan that provides for 10,000,000 shares of Chancellor Media common stock to be authorized for issuance thereunder.


5. To consider and transact any other business as may properly come before the Chancellor Media special meeting or any adjournment or postponement of the meeting.

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


THE BOARD OF DIRECTORS OF CHANCELLOR MEDIA HAS DETERMINED THAT THE MERGER IS FAIR TO, ADVISABLE AND IN THE BEST INTEREST OF CHANCELLOR MEDIA'S STOCKHOLDERS AND RECOMMENDS THAT HOLDERS OF CHANCELLOR MEDIA COMMON STOCK VOTE "FOR" THE APPROVAL OF THE ISSUANCE OF CHANCELLOR MEDIA COMMON STOCK IN THE MERGER, "FOR" THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF CHANCELLOR MEDIA'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, "FOR" THE ELECTION OF THE THREE NOMINATED CLASS II DIRECTORS, AND "FOR" THE ADOPTION OF THE CHANCELLOR MEDIA CORPORATION 1999 STOCK OPTION PLAN.


RECORD DATE, VOTING RIGHTS AND QUORUM


Holders of record of shares of Chancellor Media common stock at the close of business on May 19, 1999 (the "Chancellor Media Record Date") are entitled to notice of and to vote at the Chancellor Media annual meeting. On the Chancellor Media Record Date, there were 143,304,714 shares of Chancellor Media common stock outstanding, with each share entitled to one vote on the matters to be acted upon at the Chancellor Media annual meeting. The presence, in person or by proxy, at the Chancellor Media annual meeting of the holders of a majority of the shares of Chancellor Media common stock outstanding and entitled to vote at the meeting is necessary to constitute a quorum at the meeting. The affirmative vote of at least a majority of the votes cast by holders of shares of Chancellor Media common stock is required to approve the issuance of shares of Chancellor Media common stock in the merger and the adoption of the 1999 Chancellor Media Corporation Stock Option Plan. The affirmative vote of at least a majority of the outstanding shares of Chancellor Media common stock is required for the amendment and restatement of Chancellor Media's certificate of incorporation. Directors are elected by a plurality of the votes represented by the shares of Chancellor Media common stock present at the meeting in person or by proxy. Under the General Corporation Law of the State of Delaware ("DGCL"), shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum and will have the same effect as votes cast against the proposal to approve the issuance of shares of common stock in the merger, the amendment and restatement of Chancellor Media's certificate of incorporation, and the adoption of the 1999 Chancellor Media Corporation Stock Option Plan. Since directors are elected by a plurality of the votes of the Chancellor Media common stock, only the number of votes "FOR" the election of the director nominees affects the outcome of the proposal to elect four Class II directors and, accordingly, abstentions or broker non-votes will have no effect on the vote for the election of directors.


The issuance of shares of Chancellor Media common stock in the merger will not be completed and the Chancellor Media charter amendments will not be effected unless both are approved by the appropriate vote of Chancellor Media's stockholders. The approval of the other annual meeting proposals described in this joint proxy statement/prospectus is not a condition of the merger.


As of the Chancellor Media Record Date, the directors and executive officers of Chancellor Media as a group, may be deemed to beneficially own, in the aggregate, 31,481,145 shares of Chancellor Media common stock, including shares of Chancellor Media common stock which may be purchased pursuant to certain stock options exercisable within 60 days of the date of this joint proxy statement/prospectus, which represent approximately 21.1% of the outstanding shares of Chancellor Media common stock as of such date.


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

VOTING AND REVOCATION OF PROXIES

If a holder of Chancellor Media common stock is entitled to vote at the Chancellor Media annual meeting and his, hers or its shares are represented by a properly executed proxy, the shares will be voted in accordance with the instructions indicated on the proxy, unless the proxy has been revoked prior to the voting. If no instructions are indicated on a properly executed proxy, the shares will be voted "FOR" the approval of the Chancellor Media proposals described in this joint proxy statement/prospectus and, in the discretion of the proxy holder, for any other matter that may properly come before the meeting on which the holder of Chancellor Media common stock would be entitled to vote or any adjournment or postponement thereof. Such discretionary authority will not be used to vote the proxy of a holder of Chancellor common stock for the adjournment or postponement of the Chancellor Media annual meeting to permit further solicitation of proxies if the stockholder votes against the approval of any Chancellor Media proposal described in this joint proxy statement/prospectus.

A stockholder who gives a proxy may revoke it at any time before it is exercised by:

- filing with The Bank of New York in its capacity as transfer agent for the Chancellor Media common stock (the "Chancellor Transfer Agent"), at or before the Chancellor Media annual meeting, a written notice of revocation bearing a later date than the proxy;

- duly executing a subsequent proxy relating to the same shares of Chancellor Media common stock and delivering it to the Chancellor Transfer Agent at or before the meeting; or

- attending the Chancellor Media annual meeting and voting in person, although attendance at the meeting will not in and of itself constitute a revocation of a proxy. Any written notice revoking a proxy should be sent to The Bank of New York, 101 Barclay Street, New York, New York 10286, Attn: Proxy Department.


Chancellor Media will bear the cost of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the directors, officers and certain employees of Chancellor Media by personal interview, telephone or telegram. These directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with the solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Chancellor Media common stock, and Chancellor Media may reimburse the custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in connection with their solicitation efforts. In addition, Chancellor Media has retained Innisfree M&A Incorporated to solicit proxies by and on behalf of the Chancellor Media Board of Directors. Innisfree M&A Incorporated will be paid customary fees for these services.


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

                          THE CAPSTAR SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE


A special meeting of the holders of Capstar class A common stock and Capstar class C common stock, will be held on July 13, 1999, at The Hotel Crescent Court, 400 Crescent Court, Dallas, Texas 75201, commencing at 9:00 a.m., local time. At the Capstar special meeting, the holders of shares of Capstar class A and class C common stock will be asked:


     1. To consider and vote upon the approval and adoption of the merger agreement under the terms of which, among other things:

     - Merger Sub will be merged with and into Capstar, with Capstar surviving the merger as a wholly-owned Subsidiary of Chancellor Media;

     - Each share of Capstar class A common stock, class B common stock and class C common stock issued and outstanding immediately prior to the merger will be converted into a right to receive 0.4955 of a validly issued, fully paid and nonassessable share of common stock of Chancellor Media; and

     - Each Capstar stock option and warrant that is outstanding and unexercised immediately prior to the effective time of the merger will be assumed by Chancellor Media and will thereafter be an option or warrant to acquire shares of common stock of Chancellor Media in such amount and at the exercise price as set forth in the merger agreement.

     2. To consider and transact any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

THE BOARD OF DIRECTORS OF CAPSTAR, UPON THE RECOMMENDATION OF A SPECIAL COMMITTEE CONSISTING OF ITS DISINTERESTED DIRECTOR (THE "CAPSTAR SPECIAL COMMITTEE"), HAS DETERMINED THAT THE MERGER IS FAIR TO, ADVISABLE AND IN THE BEST INTEREST OF CAPSTAR'S STOCKHOLDERS AND RECOMMENDS THAT HOLDERS OF CAPSTAR CLASS A COMMON STOCK AND CLASS C COMMON STOCK VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE, VOTING RIGHTS AND QUORUM


Holders of record of shares of Capstar class A common stock and class C common stock at the close of business on May 19, 1999 (the "Capstar Record Date") are entitled to notice of and to vote at the Capstar special meeting. On the Capstar Record Date, there were 34,243,730 shares of Capstar class A common stock outstanding and 67,538,121 shares of Capstar class C common stock outstanding, with each share of class A common stock entitled to one vote and each share of class C common stock entitled to ten votes on the matters to be acted upon at the Capstar special meeting. The presence, in person or by proxy, at the Capstar special meeting of the holders of a majority of the voting power of the shares of Capstar class A common stock and class C common stock outstanding and entitled to vote at the meeting is necessary to constitute a quorum at the meeting. The affirmative vote of at least a majority of the voting power of the shares of Capstar class A common stock and class C common stock, voting together as a single class, outstanding and entitled to vote at the Capstar special meeting is required to approve and adopt the merger agreement. Under the DGCL, shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum and will have the same effect as votes cast against the proposal to approve and adopt the merger agreement.

As of the Capstar Record Date, the directors and executive officers of Capstar as a group may be deemed to control the vote, in the aggregate, of 1,923,659 shares of Capstar class A common stock and 67,077,588 shares of Capstar class C common stock, which represent approximately 94.8% of the voting power of the outstanding shares of Capstar class A common stock and class C common stock as of such date. As a condition and inducement to Chancellor Media entering the merger agreement, Thomas O. Hicks, R. Steven Hicks and Capstar Broadcasting Partners, L.P., which collectively own a majority of the voting power of the outstanding shares of the Capstar class A common stock and class C common stock, have entered into a voting agreement, as amended, under which they have agreed to vote the shares of Capstar class A common stock and class C common stock held by them in favor of the merger. Accordingly, the approval and adoption of the merger agreement by the Capstar stockholders is assured.


VOTING AND REVOCATION OF PROXIES

If a holder of Capstar common stock is entitled to vote at the Capstar special meeting and his, hers or its shares are represented by a properly executed proxy, the shares will be voted in accordance with the instructions indicated on the proxy, unless the proxy has been revoked prior to the voting. If no instructions are indicated on a properly executed proxy, the shares will be voted "FOR" the approval and adoption of the merger agreement and, in the discretion of the proxy holder, for any other matter that may properly come before the meeting on which the holder of Capstar common stock would be entitled to vote or any adjournment or postponement thereof. Such discretionary authority will not be used to vote the proxy of a holder of Capstar class A common stock or class C common stock for the adjournment or postponement of the Capstar special meeting to permit further solicitation of proxies if the stockholder votes against the approval and adoption of the merger agreement.

A stockholder who gives a proxy may revoke it at any time before it is exercised by:

- filing with Harris Trust & Savings Bank in its capacity as transfer agent for the Capstar common stock (the "Capstar Transfer Agent"), at or before the Capstar special meeting, a written notice of revocation bearing a later date than the proxy:

- duly executing a subsequent proxy relating to the same shares of Capstar common stock and delivering it to the Capstar Transfer Agent at or before the meeting; or

- attending the meeting and voting in person, although attendance at the meeting will not in and of itself constitute a revocation of a proxy. Any written notice revoking a proxy should be sent to Harris Trust & Savings Bank, 311 W. Monroe Street, 144th Floor, Chicago, Illinois 60606, Attn: Proxy Department.

Capstar will bear the cost of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the directors, officers and certain employees of Capstar by personal interview, telephone or telegram. These directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with the solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Capstar class A common stock and class C common stock, and Capstar may reimburse the custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in connection with their solicitation efforts.

                                   THE MERGER

BACKGROUND OF THE MERGER


On October 14, 1997, a special meeting of the Board of Directors of Chancellor Media was held via telephonic conference call. Among the topics discussed at this meeting was the potential combination of Chancellor Media, Capstar, SFX, then under contract for purchase by a Hicks Muse affiliate, and/or a third party. At that time Mr. Thomas O. Hicks was the Chairman of each of Chancellor Media and Capstar, his brother R. Steven Hicks was the President and Chief Executive Officer of Capstar, two other directors of Chancellor Media at that time were then also directors of Capstar and affiliates of Hicks Muse had a substantial current interest in Capstar and a substantial prospective interest in SFX. In light of these facts, the Board of Directors of Chancellor Media deemed it appropriate to appoint a committee of independent directors of Chancellor Media (the "First Chancellor Special Committee") to consider any proposals which may be received involving a possible combination of Chancellor, Capstar, SFX and such third party, and, if such proposals were received, to conduct or supervise the conduct of any negotiations with respect to such a transaction and to act on behalf of the Board of Directors with respect to such transaction. The members of the First Chancellor Special Committee consisted of Messrs. Jeffrey A. Marcus (Chairman), Thomas J. Hodson, Vernon E. Jordan, Jr., Perry J. Lewis, and John H. Massey. The First Chancellor Special Committee was authorized to engage legal and financial advisors of its choice to assist in carrying out its duties and responsibilities.



On October 16, 1997, the First Chancellor Special Committee met by means of telephonic conference call and discussed the background and status of the possible combination of Chancellor Media, Capstar, SFX and/or the other third party and the retention of legal and financial advisors to the First Chancellor Special Committee. After a discussion of potential legal and financial advisors to the First Chancellor Special Committee, the First Chancellor Special Committee unanimously selected Salomon Smith Barney Inc. (formerly Salomon Brothers Inc.) ("Salomon") as financial advisors and its independent legal counsel to the First Chancellor Special Committee.


On October 27, 1997, the First Chancellor Special Committee met by means of a telephonic conference call. Representatives of Salomon were introduced at and participated in the meeting. Mr. Marcus notified the First Chancellor Special Committee that a possible transaction with the other third party was no longer being pursued and that the First Chancellor Special Committee was still charged to consider a possible combination of Chancellor Media, Capstar and/or SFX. Mr. Marcus informed the First Chancellor Special Committee that he had been informed that Goldman Sachs & Co. ("Goldman Sachs"), financial advisors to Hicks Muse, would be submitting a proposal to the First Chancellor Special Committee.

On November 5, 1997, the First Chancellor Special Committee met by means of a telephonic conference call. Mr. Marcus informed the First Chancellor Special Committee that a proposal was expected to be received by the members of the First Chancellor Special Committee on November 21, 1997. Mr. Marcus further informed the First Chancellor Special Committee that two meetings would take place prior to the receipt of the proposal on November 21. One meeting would be between the management teams of Chancellor Media and Capstar to review financial data and another meeting would be between Goldman Sachs, Salomon and the management teams of both companies.
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On November 22, 1997, the First Chancellor Special Committee met at the offices of Hicks Muse, following a Board of Directors meeting. Mr. Marcus reported to the members of the First Chancellor Special Committee that the purpose of the meeting was to discuss the Hicks Muse presentation regarding a proposed combination of Chancellor Media, Capstar and/or SFX. Members of senior management of Chancellor Media were invited to the meeting of the First Chancellor Special Committee to share their thoughts on the Hicks Muse presentation. After extensive discussions regarding the presentation, it was decided that following further analysis by Salomon and Chancellor Media senior management, a meeting would be called during the week of December 1, 1997.


On December 5, 1997, the First Chancellor Special Committee met at the offices of Hicks Muse prior to a Board of Directors meeting. At that meeting, members of Chancellor Media's senior management presented the case for and against the proposed combination of Chancellor Media, Capstar and/or SFX. Mr. Scott K. Ginsburg, then President and Chief Executive Officer of Chancellor Media, stated that he would be supportive of a transaction that would not be dilutive, which he believed resulted in a combined valuation of Capstar and SFX at $3.3 billion, as compared to the Hicks Muse presentation which he valued at $3.9 billion. Mr. Terence Kawaja of Salomon addressed the positive and negative aspects of the proposed transaction. Following the Salomon Brothers presentation, an extensive discussion took place regarding the proposed transaction and other possible alternatives for Chancellor Media. Following such discussion, it was determined that Mr. Marcus, with Mr. Ginsburg's active involvement, would have further discussions with Hicks Muse. Such discussions would specifically


     (a) attempt to place a higher value on the Chancellor Media common stock to be issued in connection with any stock-for-stock acquisition of Capstar and/or SFX, in light of the fact that the members of the First Chancellor Special Committee and Salomon believed Chancellor Media's stock price was depressed, and

     (b) address the need for Hicks Muse to provide (or otherwise arrange for) more equity funding to limit the increased leverage resulting from a combination of Chancellor Media, SFX and/or Capstar.


On December 9, 1997, the First Chancellor Special Committee met by telephonic conference call. Mr. Marcus reported that following further discussions among Messrs. Thomas O. Hicks, Ginsburg and himself the difference in valuation was now between Mr. Thomas O. Hicks at $3.6 billion and Mr. Ginsburg at $3.5 billion. Mr. Marcus further reported that Salomon had advised him that the upper end for Chancellor Media was $3.546 billion. Mr. Marcus recommended a transaction which valued Capstar and SFX at $3.529 billion and valued Chancellor Media's common stock at $32.50 per share (as adjusted for the subsequent 2 for 1 stock split effected in January 1998), $0.25 above the stock's then current price.


On December 10, 1997, the First Chancellor Special Committee met by telephonic conference call. Mr. Marcus informed the First Chancellor Special Committee of the status of his discussions with Mr. Thomas O. Hicks regarding post-transaction governance of Chancellor Media and Hicks Muse transaction fees.

On December 11, 1997, the First Chancellor Special Committee met by telephonic conference call. Mr. Marcus informed the First Chancellor Special Committee that Hicks Muse believed that the proposed transaction with Chancellor Media substantially

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

undervalued Capstar and that it had decided to withdraw its proposal and pursue other alternatives with respect to Capstar and SFX.


On February 24, 1998, the First Chancellor Special Committee met by telephonic conference call. Mr. Marcus informed the First Chancellor Special Committee that following the Hicks Muse's withdrawal of its proposal to combine Chancellor Media, Capstar and/or SFX, discussions began regarding the acquisition by Chancellor Media of certain SFX stations. Mr. Marcus noted that Mr. Ginsburg negotiated the selection of the stations and the applicable purchase prices. Mr. Marcus reported that after two and one-half months of negotiations the parties had agreed to a transaction in which Chancellor Media would acquire certain SFX stations valued at approximately $637.5 million and would loan Capstar approximately $150 million in connection with such transaction (the "Capstar/SFX Transaction"). Mr. Marcus noted that Salomon was prepared to provide the First Chancellor Special Committee with a fairness opinion regarding the proposed transaction.


On March 4, 1998, the First Chancellor Special Committee met by telephonic conference call. Mr. Kawaja of Salomon made a presentation to the First Chancellor Special Committee. After discussing the Capstar/SFX Transaction, the First Chancellor Special Committee voted unanimously to recommend the Capstar/SFX Transaction to the Board of Directors of Chancellor Media, subject to its receipt of a fairness opinion from Salomon in the form previously reviewed by the First Chancellor Special Committee. The Board of Directors approved the Capstar/SFX Transaction at the Board of Directors meeting following the First Chancellor Special Committee Meeting.

On May 29, 1998, an indirect subsidiary of Capstar acquired SFX. On May 29 Capstar completed its initial public offering of 31,000,000 shares of Capstar class A common stock.

On June 1, 1998, Mr. Marcus became the President and Chief Executive Officer of Chancellor Media. During the month of June 1998, Messrs. Thomas O. Hicks and Marcus renewed discussions regarding a possible merger of Chancellor Media and Capstar.


On July 6, 1998, a special meeting of the Board of Directors of Chancellor Media was held via telephonic conference call. Among the topics discussed at this meeting was the renewed potential merger of Chancellor Media with Capstar. The Board of Directors of Chancellor Media deemed it appropriate to appoint a new committee of independent directors (the "Second Chancellor Special Committee") to consider the proposed acquisition. Accordingly, at the Board meeting, Chancellor Media formed the Second Chancellor Special Committee, consisting of Thomas J. Hodson, Vernon E. Jordan, Jr., J. Otis Winters, Perry J. Lewis and John H. Massey, to consider and evaluate a possible transaction with Capstar and to supervise the conduct of negotiations, to review, evaluate and make a determination with respect to the transaction and to report its conclusions to the full Board of Directors. The Second Chancellor Special Committee was authorized to engage legal, financial and other advisors of its choice to assist in carrying out its duties and responsibilities.



At a special meeting of the Board of Directors of Capstar held on July 8, 1998, the Capstar Board of Directors created a one member special committee, the Capstar Special Committee, comprised of R. Gerald Turner, the sole director who was neither an employee of Capstar nor affiliated with Hicks Muse. The Capstar Special Committee was formed to consider and evaluate any proposal that might be received from Chancellor Media involving a possible merger of Chancellor Media with Capstar, and if such a proposal were made, to supervise the conduct of negotiations, review, evaluate and make a determination on the proposal and report its conclusions to the full Board of Directors of Capstar. The Capstar Special Committee was authorized to retain financial advisors and legal counsel of its choice to assist in carrying out its duties.


On July 9, 1998, the Second Chancellor Special Committee met by means of telephonic conference call and discussed the background and status of the proposed acquisition of Capstar, including prior acquisition negotiations with Capstar by Chancellor Media in 1997 and the engagement of independent counsel to provide legal advice to the Second Chancellor Special Committee. Mr. Massey was elected Chairman of the Second Chancellor Special Committee. The Second Chancellor Special Committee considered and selected outside counsel from among several law firms to be its legal advisor and discussed several independent investment banking firms as potential candidates to be its financial advisor, noting that Salomon had been engaged by Chancellor Media under an existing letter agreement in connection with the proposed acquisition of Capstar in 1997. The Second Chancellor Special Committee appointed Messrs. Massey, Hodson and Lewis as a sub-committee to interview Salomon and request a written proposal for the position of financial advisor to the Second Chancellor Special Committee with respect to the acquisition of Capstar.


On July 10, 1998, the Capstar Special Committee considered and selected its independent legal advisor. On July 13 and 15, 1998, respectively, the Capstar Special Committee interviewed representatives of two investment banking firms and subsequently met with its legal advisor to discuss these interviews. After discussing the distinctions between and the qualifications and experience of those firms, on July 15, 1998, the Capstar Special Committee selected Bear, Stearns & Co. Inc. ("Bear Stearns") to serve as independent financial advisor to the Capstar Special Committee.


On July 16, 1998, the Second Chancellor Special Committee met again by telephonic conference call. Messrs. Massey, Hodson and Lewis reported the results of their interview with representatives of Salomon by telephonic conference calls occurring on July 13, 1998 and July 14, 1998. Counsel described the terms of the engagement letter with Salomon dated November 15, 1997. The Second Chancellor Special Committee discussed the exceptional performance by Salomon in connection with its 1997 engagement, its experience in the broadcasting industry, its familiarity with Capstar due to its earlier engagement and its independence to act as a financial advisor to the Second Chancellor Special Committee. The Second Chancellor Special Committee also discussed in detail the new fee proposal by Salomon and continuing obligations of Chancellor Media under the 1997 engagement letter. The Second Chancellor Special Committee determined to discuss these issues at its next meeting and directed counsel to review the recent or current engagements of Salomon by Chancellor Media, Capstar, Hicks Muse and their respective affiliates to ascertain the existence of any potential conflicts.


On July 21, 1998, the Capstar Special Committee met with its legal and financial advisors by telephone conference to discuss the financial advisor's preparation to evaluate any proposal for a business combination that might be received from Chancellor Media.

On July 29, 1998, the Second Chancellor Special Committee met again by telephonic conference call. The sub-committee of Messrs. Massey, Hodson and Lewis reported on their review of the independence of Salomon to act as financial advisor to the Second Chancellor Special Committee and their continued discussions with representatives of

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


Salomon regarding the proposed engagement letter. Counsel for the Second Chancellor Special Committee reviewed past and pending transactions between Salomon and Chancellor Media and its affiliates. The Chairman of the Second Chancellor Special Committee then reviewed the recommendations of the sub-committee, reached during their telephone conference call on July 24, 1998, that the Second Chancellor Special Committee engage co-financial advisors in connection with the Capstar transaction, namely, Salomon, due in part to their performance as financial advisor to the First Chancellor Special Committee during the acquisition negotiations in 1997 and in view of the extensive background information and knowledge gained during this engagement, and Wasserstein Perella & Co., Inc., ("Wasserstein Perella") due in part to its performance in connection with its engagement as financial advisor to the special committee in connection with Chancellor Media's proposed acquisition of LIN. After discussing the distinctions among and the qualifications, experience and independence of various investment banking firms and considering the recommendations of the sub-committee, the Second Chancellor Special Committee selected Salomon and Wasserstein Perella to serve as independent co-financial advisors to the Second Chancellor Special Committee with respect to the proposed acquisition of Capstar. Furthermore, if the Second Chancellor Special Committee later determined that an acquisition of Capstar would be in the best interest of Chancellor Media and its stockholders, Salomon and Wasserstein Perella would each issue an opinion as to whether the exchange ratio used in the acquisition would be fair, from a financial point of view, to the stockholders of Chancellor Media not affiliated with Hicks Muse.


On July 30, 1998, the Capstar Special Committee and its legal and financial advisors attended a meeting in Dallas, Texas at which representatives of management for Chancellor Media and Capstar gave detailed presentations about their respective businesses, operations and historical and projected financial statements.

On August 3, 1998, the Board of Directors of Chancellor Media met by telephonic conference call. During the meeting, the Board of Directors received a report from the Second Chancellor Special Committee as to the status of their activities with respect to Capstar. The Board also granted authority to the Second Chancellor Special Committee to retain an accounting firm of its choice to assist in the analysis of the Capstar transaction.


On August 19, 1998, the Second Chancellor Special Committee met by telephonic conference call to receive a report from Mr. Marcus regarding the status of the proposed acquisition of Capstar and an analysis of the proposed financial terms of the acquisition. Mr. Marcus reported to the Second Chancellor Special Committee that the proposed acquisition appeared to meet the criteria established by Chancellor Media for acquisitions and that representatives of Chancellor Media and its co-financial advisors, Goldman Sachs & Co. and Morgan Stanley & Co. Incorporated ("Morgan Stanley"), had completed a business model for the proposed acquisition on terms acceptable to Chancellor Media. Mr. Marcus advised that the proposed acquisition must be accretive to Chancellor Media and discussed anticipated synergies between Chancellor Media and Capstar and a range of acceptable exchange ratios for the proposed acquisition. Representatives of Chancellor Media and its co-financial advisors discussed in detail the proposed acquisition, the anticipated synergies, the range of acceptable exchange ratios and the business model developed by Chancellor Media and its financial advisors. The Second Chancellor Special Committee discussed in detail, and made inquiries regarding, results of operations and financial projections, asset values, financial ratios, growth prospects and markets of Chancellor Media and Capstar. The Chairman also reported to the Second Chancellor


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Special Committee that the sub-committee had deemed it advisable, due to a number of accounting issues that had arisen during discussions among the financial advisors, to engage PricewaterhouseCoopers LLP to identify accounting differences and inter-company related transactions between Chancellor Media and Capstar and to recommend the most preferable accounting treatment for the combined entity in the future. The Chairman also reviewed the terms of an engagement letter with PricewaterhouseCoopers LLP dated August 3, 1998, and after full discussion, the engagement of PricewaterhouseCoopers LLP as an accounting advisor to the Second Chancellor Special Committee, on the terms set forth in the engagement letter, was approved. Representatives of PricewaterhouseCoopers LLP then reported to the Second Chancellor Special Committee on accounting issues in connection with the proposed acquisition. The Second Chancellor Special Committee and its advisors then discussed the proposed time schedule and the process for negotiating the financial terms of the proposed acquisition. After a full discussion, the Second Chancellor Special Committee authorized Mr. Marcus to commence preliminary discussions with representatives of Capstar consistent with the general proposal submitted to the Second Chancellor Special Committee at the meeting with the express understanding that the Second Chancellor Special Committee had taken no action to approve the financial terms outlined at the meeting. Upon such authorization, Mr. Marcus subsequently made a preliminary proposal on behalf of Chancellor Media to Capstar for a stock-for-stock merger between the companies at an exchange ratio of 0.44 of a share of Chancellor Media common stock for each outstanding share of Capstar common stock.



On August 20, 1998, the Capstar Special Committee met by telephone conference to consult with its legal and financial advisors on the details of Chancellor Media's proposal. It was decided at this meeting that Bear Stearns would meet with members of Capstar's management to further discuss Capstar's projections and develop an approach to various valuation issues. The governance of a proposed combined entity was also discussed.



On August 21, 1998, the Second Chancellor Special Committee met by means of telephonic conference call and received a preliminary financial analysis of the proposed Capstar transaction from Wasserstein Perella and Salomon. Wasserstein Perella reviewed various exchange ratios for the proposed acquisition and an analysis of the historic market data and discussed the discounted cash flow analysis and the comparable Chancellor Media acquisition analysis. Salomon then reviewed similar conclusions and reported its analysis, discussing, among other things, discounted cash flow analysis and growth comparisons for large and small radio stations. Each of the co-financial advisors advised that, based upon the information reviewed to date, they could recommend an exchange ratio in the range of 0.44 to 0.46 of a share of Chancellor Media common stock for each share of Capstar common stock. The Second Chancellor Special Committee discussed these reports in detail and inquired about operational and financial synergies expected to result from the proposed acquisition. Wasserstein Perella and Salomon indicated that they needed additional information from management of Chancellor Media and Capstar to complete their review of anticipated operational synergies and to justify any exchange ratio greater than 0.46.


Also on August 21, 1998, the Capstar Special Committee met by telephone conference to discuss the status of negotiations and the merits of the Chancellor Media proposal. Bear Stearns reported that it had substantially completed its analysis of the valuation of Chancellor Media and Capstar. Bear Stearns then reported the results of its review of the two companies' operations and advised the Capstar Special Committee that an exchange ratio of 0.44 did not appear to be fair to the Capstar public stockholders. Legal counsel for the Capstar Special Committee also reported on its comments to the draft merger agreement.


On August 23, 1998, the Capstar Special Committee met telephonically with its legal and financial advisors to discuss the status of negotiations and further evaluate the terms of the proposed merger. Bear Stearns presented a valuation analysis, based on Capstar's internal projections. The Capstar Special Committee was presented with the following:

- detailed written materials describing various aspects of Bear Stearns' analysis;


- a relative contribution analysis;



- an analysis of the resulting ownership of the parties in a stock-for-stock merger;



- a 1999E after-tax cash flow accretion/dilution analysis;



- an analysis of implied purchase price multiples at various exchange rates;



- a comparable transaction analysis;



- a discounted cash flow analysis; and



- an exchange ratio analysis.


Bear Stearns summarized its conversations with Capstar management in which management reviewed and explained in detail Capstar's results of operations and projections for 1997 and 1998. Bear Stearns reported that Capstar management expected to exceed published analysts expectations.

Throughout the day on August 24, 1998, Bear Stearns had numerous negotiating conversations with Mr. Marcus. During these calls, Mr. Marcus proposed a 0.48 exchange ratio with the possibility of a 0.49 exchange ratio. Bear Stearns gave a counter offer of 0.50. Mr. Marcus suggested that the exchange ratio could vary between 0.48 and 0.50 depending on Capstar's performance in the second half of 1998. Mr. Marcus explained that Chancellor Media had some concerns about the realization of Capstar's internal projections.

The Capstar Special Committee again met by telephone conference with its legal and financial advisors on August 24, 1998. Bear Stearns reported on the status of the day's negotiations with Mr. Marcus and presented the Capstar Special Committee with a detailed valuation analysis using various methodologies in order to evaluate the effect of various proposed exchange ratios. At this meeting, the Capstar Special Committee's legal counsel reported that the current draft of the merger agreement incorporated most of the Capstar Special Committee's previous comments.


Later on August 24, 1998, the Second Chancellor Special Committee met with Mr. Marcus by means of telephonic conference call to receive a status report on the negotiations with Capstar and the additional diligence completed by the co-financial advisors regarding anticipated operational synergies. Mr. Marcus reviewed his discussions with the Capstar Special Committee, noting that, after receiving initial proposals from management representatives of Capstar for higher exchange ratios, representatives of Chancellor Media had reviewed the anticipated synergies and financial projections of Capstar and deemed an exchange ratio of 0.4925 to be acceptable. Legal counsel for Chancellor Media then reported to the Second Chancellor Special Committee on several of the proposed merger terms, including fees payable to Hicks Muse, the principal stockholder of Capstar, and compensation to management of Capstar following consumma-


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tion of the merger. Mr. Marcus also discussed a proposed voting agreement requested by the Second Chancellor Special Committee pursuant to which Hicks Muse, Mr. Thomas O. Hicks and Mr. R. Steven Hicks would agree to vote their shares of Capstar common stock in favor of the proposed merger. Representatives of Goldman Sachs and Morgan Stanley, co-financial advisors to Chancellor Media, who were invited to attend the meeting of the Second Chancellor Special Committee, discussed their respective financial analyses and views regarding the fairness of the proposed transaction to Chancellor Media and its stockholders. Representatives of Salomon and Wasserstein Perella then indicated that they needed additional information regarding anticipated synergies to complete their review and analysis of the proposed exchange ratio. The representatives then reviewed the negotiations to date with respect to the exchange ratio. Based upon the report, the Second Chancellor Special Committee concluded that it was concerned with several legal issues raised in the meeting and that it needed more information regarding potential synergies to consider an exchange ratio in excess of 0.48.



Also on August 24, 1998, following the meeting of the Second Chancellor Special Committee, the Board of Directors of Chancellor Media held a meeting to discuss, among other things, the proposed acquisition of Capstar. The Board received a status report on the Capstar transaction and, after full discussion, authorized Mr. Marcus to negotiate certain Capstar management issues, including existing options, the terms and provisions of the Capstar stay bonus plan and the employment agreement of Mr. R. Steven Hicks.



On August 25, 1998, the Second Chancellor Special Committee met by means of telephonic conference call and received a supplemental report from Salomon and Wasserstein Perella with respect to operational synergies expected to result from the proposed acquisition of Capstar. Each advisor summarized the results of its on-site visits with representatives of Chancellor Media and Capstar regarding anticipated financial and operational synergies. The reports included a discussion of synergies relating to revenue enhancement and personnel reduction relating to television and outdoor operations of Chancellor Media following the acquisition. Based upon the additional diligence conducted by the co-financial advisors, each advised that they were able to support an exchange ratio of up to 0.48 of a share of Chancellor Media common stock for each outstanding share of Capstar common stock. Wasserstein Perella then advised that the financial projections of Capstar management for Capstar exceeded those of financial analysts and that the higher projections were the basis of the Capstar management's belief that an exchange ratio of 0.4925 was appropriate and fair to Capstar and its stockholders. In view of this disparity regarding Capstar projections, Wasserstein Perella recommended that the Second Chancellor Special Committee consider recommending to Chancellor Media a proposed exchange ratio for each share of Capstar common stock ranging between 0.48 and 0.505 of a share of Chancellor Media common stock depending upon the amount of pro forma broadcast cash flow earned by Capstar in 1998. The co-financial advisors explained that the higher exchange ratio could be justified if the Capstar projections on broadcast cash flow for 1998 were actually met. The co-financial advisors recommended a proposal that if Capstar's 1998 pro forma broadcast cash flow was less than or equal to $245.5 million, the exchange ratio would be 0.48, and if Capstar's 1998 pro forma broadcast cash flow was greater than or equal to $270.5 million, the exchange ratio would be 0.505. The advisors concluded that if the additional cash flow is realized as estimated by Capstar, they could opine that the 0.505 exchange ratio was fair, from a financial point of view, to the stockholders of Chancellor Media not affiliated with Hicks Muse. After full discussion, the


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Second Chancellor Special Committee decided to recommend the proposal to Mr.
Marcus for submission to representatives of Capstar.


On August 25, 1998, Mr. Marcus, on behalf of the Second Chancellor Special Committee proposed a structured exchange ratio that would depend upon Capstar's financial performance during the 1998 fiscal year (the "Structured Exchange Ratio"). If Capstar reported broadcast cash flow at or below published analysts' projections the Structured Exchange Ratio would be 0.48. If Capstar's broadcast cash flow met or exceeded its internal projections, then the Structured Exchange Ratio might be as high as 0.505.



Later in the day on August 25, 1998, the Capstar Special Committee met at the offices of Hicks Muse in Dallas. At this meeting the Capstar Special Committee consulted with its financial and legal advisors regarding possible ranges for the Structured Exchange Ratio. R. Steven Hicks and Paul Stone, Capstar's Chief Financial Officer, joined the Capstar Special Committee meeting to report on management projections for 1998 and their confidence level with respect to the Structured Exchange Ratio. The Capstar Special Committee then excused Messrs. R. Steven Hicks and Stone and conferred with its financial and legal advisors regarding the management interview.


After discussing the interview, the Capstar Special Committee and its advisors had a conference call with Mr. Marcus of Chancellor Media and discussed the specific terms of Chancellor Media's proposed Structured Exchange Ratio.

On August 26, 1998, the Capstar Special Committee held a meeting at the offices of Bear Stearns in Dallas to discuss the Structured Exchange Ratio. Bear Stearns reviewed in detail the effects of the Structured Exchange Ratio at 0.48, 0.4925 and 0.505. The meeting was recessed to wait for a formal proposal containing the agreed language describing the Structured Exchange Ratio.


Also on August 26, 1998, the Second Chancellor Special Committee met by means of telephonic conference call. The purpose of the meeting was to review and evaluate the financial terms and structure of the proposed acquisition by Chancellor Media of Capstar as finally negotiated by representatives of Chancellor Media and Capstar and to determine whether or not the acquisition appeared to be in the best interests of Chancellor Media and its stockholders not affiliated with Hicks Muse. Wasserstein Perella summarized its due diligence review and analysis performed since its engagement on July 29, 1998. Salomon Smith Barney reviewed the preliminary terms contained in its report describing the transaction, the proposed exchange ratios and requisite stockholder approval. The co-financial advisors discussed the proposed Structured Exchange Ratio submitted at the August 25, 1998 meeting and discussed the financial and operational synergies expected to arise if the proposed transaction were consummated and the difference between the Capstar 1998 cash flow projections estimated by Capstar and by financial analysts. Each of the co-financial advisors reviewed market statistics, historical exchange ratios, comparisons of management and financial analyst projections, year-to-date comparisons of revenues, broadcast cash flow and margins of Chancellor Media and Capstar and research coverage of Capstar. The financial advisors discussed the implied exchange ratios, implied public and private market valuations and pro forma analyses contained in the report submitted to the meeting. Each advisor reported that the transaction had been approved by their respective fairness committees and that each of the firms was prepared to render an opinion that, as previously discussed, an exchange ratio between 0.48 and 0.505, depending upon the amount of 1998 broadcast cash flow earned by Capstar, was fair, from a financial


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point of view, to the stockholders of Chancellor Media not affiliated with Hicks
Muse. Counsel for the Second Chancellor Special Committee then reviewed the structure of the proposed acquisition and the terms, provisions and conditions contained in the merger agreement and voting agreement, copies of which had been distributed in advance of the meeting. After detailed discussion of these and other matters, the Second Chancellor Special Committee adopted resolutions approving and recommending to the Board of Directors of Chancellor Media the acquisition of Capstar, on the terms forth in the merger agreement submitted to the meeting.



On August 26, 1998, the Board of Directors of Chancellor Media met by means of telephonic conference call. The purpose of the meeting was to receive the Second Chancellor Special Committee's final report on the proposed acquisition of Capstar. The Chairman of the Second Chancellor Special Committee reported the unanimous recommendation by the Second Chancellor Special Committee that the Board of Directors approve the proposed Capstar acquisition. Salomon Smith Barney presented the report on the conclusions of the financial advisors of the Second Chancellor Special Committee. In addition, representatives of Morgan Stanley, co-financial advisor to Chancellor Media, were present on the telephonic conference and indicated to the Chancellor Media Board that Morgan Stanley was prepared to deliver a fairness opinion that the Board members believed would support the fairness of the exchange ratio from a financial point of view. Goldman Sachs, Chancellor Media's other co-financial advisor, did not render an oral or written opinion because Chancellor Media did not request one. Counsel for the Second Chancellor Special Committee discussed selected key terms of the transaction. After discussion of these and other matters, the Board of Directors approved the acquisition of Capstar on the terms submitted to and discussed by the Board of Directors.



In the evening of August 26, 1998, the Capstar Special Committee reconvened at the offices of Hicks Muse to consider the formal proposal of Chancellor Media. The Capstar Special Committee, together with its legal counsel, reviewed the proposal and final changes to the merger agreement. Bear Stearns reported that it had completed its procedures for evaluating the fairness of the transaction and orally advised the Capstar Special Committee that the Structured Exchange Ratio was fair to the public stockholders of Capstar from a financial point of view. Bear Stearns stated that it was prepared to promptly deliver a written opinion to that effect.


Later in the evening of August 26, 1998, the Board of Directors of Capstar held a special meeting at the offices of Hicks Muse, at which all directors were present in person or by telephone conference. At the meeting, Capstar's legal counsel reviewed with the Board the terms of the merger agreement; the Capstar Special Committee reported its analysis of the proposed merger and recommended that the Board approve the merger agreement; and representatives of Credit Suisse First Boston and BT Wolfensohn, financial advisors to the Board, reviewed with the Board the financial analyses performed by Credit Suisse First Boston and BT Wolfensohn in connection with their respective evaluations of the exchange ratio in the merger and each of Credit Suisse First Boston and BT Wolfensohn rendered an oral opinion to the Board, subsequently confirmed by delivery of a written opinion, to the effect that, as of the date of the opinion and based upon and subject to the matters stated in its opinion, the exchange ratio in the merger was fair to the holders of Capstar common stock from a financial point of view. After discussion of these and other related matters, the Board of Directors unanimously approved the merger agreement and declared it advisable and in the best interests of Capstar and its stockholders.

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During February and March of 1999, representatives of Chancellor Media and
Capstar had a number of discussions regarding the final calculation of the exchange ratio. On March 19, 1999, management of Chancellor Media and Capstar agreed that the exchange ratio would be 0.4955.



On March 14, 1999, the Board of Directors of Chancellor Media met at the offices of Hicks Muse. At that meeting the Board of Directors approved a number of items, including the termination of the LIN merger transaction and the executive management realignment. The members of the Chancellor Media Board of Directors who also comprise the Second Chancellor Special Committee also approved a motion to amend the Chancellor Media/Capstar merger agreement to eliminate the mutual closing requirement that a majority of the disinterested stockholders of each of Chancellor and Capstar approve the merger. Such motion was made after an extensive discussion in which it was concluded that such change, which ensured approval of the merger by Capstar stockholders, was in the best interest of Chancellor Media and its stockholders. In connection with that change, it was also agreed that the voting agreement between Chancellor Media and the principal stockholders of Capstar would also be amended to provide that such stockholders vote in favor of the adoption of the merger agreement rather than in proportion to the disinterested stockholders vote. Approval of such modification was made subject to Capstar agreeing to such elimination and receiving a new or updated fairness opinion from one of its financial advisors taking these changes into consideration.



On March 23, 1999, the Capstar Special Committee met with its legal and financial advisors regarding a proposal to amend the merger agreement to remove the mutual closing requirement that a majority of the disinterested stockholders of each of Chancellor Media and Capstar approve the merger. It was noted that the proposal was made to provide the market with greater certainty of the closing of the merger. After some discussion of the issues and overall timing of the transaction, the meeting was adjourned and reconvened later that day. After reconvening, the Capstar Special Committee further discussed the effects of the amendment proposal and noted that removing the requirement of disinterested stockholder approval would give Hicks Muse and its affiliates the ability to ensure Capstar's approval of the merger. The Capstar Special Committee also discussed with its legal and financial advisors the impact of the termination of the merger agreement between Chancellor Media and LIN. Bear Stearns provided a preliminary analysis of the impact from a financial perspective based upon publicly available information. It was noted that the Capstar Special Committee would have the opportunity to reaffirm its recommendation of the merger and would receive an updated fairness opinion from Bear Stearns. This opinion would take into account the most recent financial information on the two companies and the termination of the LIN merger agreement. It was further noted that should the disinterested stockholder voting approval no longer be a condition of the merger, there would still be procedural steps to support the fairness of the transaction. The Capstar Special Committee determined to discuss with the Board of Directors of Capstar whether


     (i) Chancellor Media would not change its voting requirement unless Capstar did,

     (ii) there should be an additional termination fee payable to Capstar if the merger failed to close, and

     (iii) the outside termination date of the merger agreement should be changed.


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Later, on March 23, 1999, the Board of Directors of Capstar held a special meeting by telephone conference, at which one director was not present. At the meeting, the Board of Directors met with the Capstar Special Committee and discussed the proposal to amend the merger agreement to eliminate the mutual closing requirement that a majority of the disinterested stockholders of each of Chancellor and Capstar approve the merger. After discussion of the positive and negative aspects of this proposal, including that the Capstar Special Committee still considered the merger to be in the best interest of Capstar and its stockholders and that removal of the disinterested majority voting requirement made consummation of the merger more certain, the Capstar Special Committee recommended that the Board of Directors approve the proposed amendment, and the members of the Board of Directors present at the meeting unanimously approved the proposed amendment.



During March 1999, Chancellor Media and Capstar decided that in light of the termination of the LIN merger, it would seek to have the fairness opinions rendered to their respective special committees updated to reflect such termination. Both companies decided that in order to limit expenses, they would each seek an update from a single investment banking firm, Bear Stearns in the case of Capstar and Wasserstein Perella in the case of Chancellor Media. Wasserstein Perella was selected over Salomon Smith Barney in part because of the recent engagement of Salomon Smith Barney by one of Chancellor Media's major competitors.



On April 13, 1999, the Capstar Special Committee met at the offices of the President of Southern Methodist University in Dallas to consult with its legal and financial advisors. At the meeting, the Capstar Special Committee discussed the most recent draft of the amended and restated merger agreement, which provided for among other things



     (1) a fixed exchange ratio of 0.4955,



     (2) the removal of the mutual closing requirement that a majority of the disinterested stockholders of each of Chancellor Media and Capstar approve the merger and



     (3) the restructuring of the transaction as a merger of Capstar with a subsidiary of Chancellor Media, with Capstar surviving as a wholly-owned subsidiary of Chancellor Media.



Bear Stearns reported that it had completed its procedures for evaluating the fairness of the transaction, subject to completion and final review of the amended and restated merger agreement, and presented its detailed analysis of the transaction. This analysis included an update on the year-end results of Capstar and the calculations supporting the determination of a fixed exchange ratio of 0.4955. Bear Stearns orally advised the Capstar Special Committee that the exchange ratio of 0.4955 was fair to the public stockholders of Capstar from a financial point of view. Bear Stearns then stated that it was prepared to promptly deliver a written opinion to that effect. After a discussion of these and other matters, the Capstar Special Committee determined that, subject to its review of the final amended and restated merger agreement, the Capstar Special Committee would recommend that the full Capstar Board of Directors approve the amended and restated merger agreement and submit the agreement to the Capstar stockholders for approval and adoption.



On April 29, 1999, the Board of Directors of Chancellor Media held a special meeting by telephonic conference, at which one director was not present. At the special meeting, Chancellor Media's General Counsel reviewed with the Board the material provisions of the proposed amended and restated merger agreement relating to the Capstar merger, and


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together with Chancellor Media's outside legal counsel answered the Board members' questions relating to the proposed amendment. After discussion of these matters, the Board of Directors unanimously approved the amended and restated merger agreement, subject to the receipt of the fairness opinion to be received later in the meeting. The Board then considered the proposed retention of Wasserstein Perella, financial advisor to the Second Chancellor Special Committee with respect to the original merger agreement, to render a new fairness opinion with respect to the Capstar merger. The retention of Wasserstein Perella was considered in light of the fact that the prior opinion of Wasserstein Perella rendered to the Second Chancellor Special Committee in August 1998 took into account, in some respects, the completion of Chancellor Media's proposed acquisition of LIN, which had subsequently been terminated. After a discussion, the Board unanimously approved the retention of Wasserstein Perella, with the two Hicks Muse affiliated directors present at the meeting abstaining. Following this approval, representatives of Wasserstein Perella joined the telephonic conference and made a formal presentation of its analysis of the Capstar merger after considering the termination of the LIN transaction and the fixed exchange ratio of 0.4955. After addressing various questions raised by members of the Board, representatives of Wasserstein Perella informed the Board orally of its opinion, to be subsequently confirmed in writing, that the exchange ratio in the amended and restated merger agreement was fair, from a financial point of view, to Chancellor Media.



On April 29, 1999, the Capstar Special Committee met with its legal and financial advisors regarding the final amended and restated merger agreement. At the meeting, legal counsel to the Capstar Special Committee reviewed the amendments and restatements proposed to be made to the merger agreement, including the extension of the outside termination date to September 30, 1999 and the elimination of the Capstar Special Committee's right to terminate the merger agreement under certain circumstances. Bear Stearns confirmed that it had delivered its written fairness opinion with respect to the proposed exchange ratio, and that Bear Stearns continued to believe that the proposed exchange ratio is fair from a financial point of view to the public stockholders of Capstar. The Capstar Special Committee determined that it would recommend that the exchange ratio is fair and that the proposed merger is advisable and in the best interests of Capstar's public stockholders, and that the full Board of Directors of Capstar approve the amended and restated merger agreement and submit the related agreement to Capstar's stockholders for their approval and adoption.



On April 29, 1999, the Board of Directors of Capstar held a special meeting at the offices of Hicks Muse, at which all directors were present in person or by telephone conference. At the meeting, the Capstar Special Committee reported its analysis of the proposed amendment and restatement of the merger agreement and recommended that the Board approve the amended and restated merger agreement and submit the agreement to the Capstar stockholders for their approval and adoption. After a brief discussion, the Board of Directors unanimously approved the amended and restated merger agreement and declared it advisable and in the best interests of Capstar and its stockholders.



In May 1999, Chancellor Media advised the Capstar Special Committee that Chancellor Media was considering strategic alternatives with respect to its outdoor advertising business which could involve a sale of that business to a third party. During late May, Bear Stearns as financial advisor to the Capstar Special Committee received several updates as to the possible timing and consideration for a transaction, and was asked to prepare for the possibility of being requested to update its fairness opinion if there were such a transaction.


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On May 28, 1999, the Capstar Special Committee and its advisors were informed of a sale transaction being negotiated between Chancellor Media and Lamar, including its principal financial terms. The Capstar Special Committee informed Chancellor Media that it would review the terms of the proposed sale transaction with its advisors. On June 1, 1999 Chancellor Media announced its agreement with Lamar, and the Capstar Special Committee met with its financial and legal advisors to discuss the proposed Outdoor Group Disposition. At the meeting, the Capstar Special Committee asked Bear Stearns to review the proposed Outdoor
Group Disposition with a view towards updating its opinion as to the financial fairness of the Chancellor Media merger. The Capstar Special Committee also asked its legal advisors to review the agreements between Chancellor Media and Lamar.



The Capstar Special Committee reconvened on Thursday, June 3, 1999 to meet with its financial and legal advisors regarding their analysis of the Outdoor Group Disposition and Chancellor Media. At the meeting, Bear Stearns reviewed the principal terms of the Outdoor Group Disposition and the effects of the proposed transaction on its valuation analyses of Chancellor Media, including the valuation and structure of Chancellor Media after the consummation of the transaction and the stated use of the proceeds of the Outdoor Group Disposition. After reviewing its analysis, Bear Stearns reported that it had completed its procedures for evaluating the fairness of the transaction in light of the new disposition by Chancellor Media, and delivered its oral opinion that as of such date the exchange ratio of 0.4955 continued to be fair to the public stockholders of Capstar from a financial point of view. Bear Stearns stated that it was prepared to promptly deliver a written opinion to that effect.


RECOMMENDATION OF THE CHANCELLOR MEDIA BOARD OF DIRECTORS; CHANCELLOR MEDIA'S REASONS FOR THE MERGER


THE BOARD OF DIRECTORS OF CHANCELLOR MEDIA BELIEVES THAT THE MERGER IS FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF CHANCELLOR MEDIA AND HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE AMENDMENT AND RESTATEMENT OF THE CHANCELLOR MEDIA CERTIFICATE OF INCORPORATION AND THE ISSUANCE OF CHANCELLOR MEDIA COMMON STOCK TO CAPSTAR STOCKHOLDERS, AND RECOMMENDS THAT THE STOCKHOLDERS OF CHANCELLOR MEDIA VOTE IN FAVOR OF THE APPROVAL OF THE ISSUANCE OF SHARES OF CHANCELLOR MEDIA COMMON STOCK IN THE MERGER AND THE AMENDMENT AND RESTATEMENT OF CHANCELLOR MEDIA'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION RELATED THERETO.



In approving the merger agreement and the related transactions, the Board of Directors of Chancellor Media took into account a number of factors, including the following:


- the judgment, advice and analysis of Chancellor Media's management and financial advisors;


- the presentation of Wasserstein Perella to the Board of Directors of Chancellor Media on April 29, 1999, including its oral and written opinion to the effect that the exchange ratio in the amended and restated merger agreement was fair, from a financial point of view, to Chancellor Media;



- the presentation of Salomon and Wasserstein Perella to the Second Chancellor Special Committee at the meeting held on August 26, 1998, including each of Salomon and Wasserstein Perellas's oral and written opinions to the effect that the exchange ratio to be used in the merger under the terms of the original merger agreement was fair, from a


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

  financial point of view, to the stockholders of Chancellor Media not affiliated with Hicks Muse;

- the prices paid in comparable transactions involving other radio station assets;

- the historical financial condition, results of operations and cash flows of Capstar;

- the terms and conditions of the merger agreement, including the exchange ratio;

- the combined company will have a larger national presence in a greater number of markets, which should enhance Chancellor Media's competitive position with other national media companies;

- the merger provides a potential for financial and operational synergies that may result from combining the two companies;

- the probability that the pending transactions of Capstar and Chancellor Media would be completed in a timely manner; and

- the combined company will have increased management strengths.


In view of the number of factors considered by the Board of Directors of Chancellor Media, the Board did not assign relative weights to the factors considered by it in reaching its conclusions. Rather, it viewed its conclusions and recommendations as being based on the totality of the information being presented to and considered by it. In addition, it may be the case that individual directors of Chancellor Media assigned different weights to the various factors considered by them in voting to approve the merger.



OPINIONS OF FINANCIAL ADVISORS TO THE CHANCELLOR MEDIA BOARD OF DIRECTORS AND SECOND CHANCELLOR SPECIAL COMMITTEE



Opinions of Financial Advisors to the Second Chancellor Special Committee



Salomon Smith Barney and Wasserstein Perella have acted as the financial advisors to the Second Special Committee of the Board of Directors of Chancellor Media in connection with the merger. On August 26, 1998, Salomon and Wasserstein Perella delivered their oral opinions to the Second Chancellor Special Committee, subsequently confirmed in writing on August 27, 1998, to the effect that as of such date, based upon and subject to the factors and assumptions set forth in such opinions, the exchange ratio set forth in the Agreement and Plan of Merger among Chancellor Media, Capstar and CBC Acquisition Company, Inc., dated as of August 26, 1998 was fair, from a financial point of view, to the holders of Chancellor Media common stock who are not affiliated with Hicks Muse. The exchange ratio in the August 26, 1998 merger agreement provided for holders of Chancellor Media common stock to get one share of Chancellor Media common stock, as it exists after the merger, for each of their shares of Chancellor Media common stock, as it existed before the merger, and the holders of Capstar common stock to get between 0.4800 shares and 0.5050 shares of Chancellor Media common stock, as it exists after the merger, for each of their shares of Capstar common stock before the merger.



Salomon and Wasserstein Perella's analyses were based on financial data provided to Salomon and Wasserstein Perella by the management of Chancellor Media that included on a pro forma basis the impact of Chancellor Media's proposed acquisition of LIN and assumed that the proposed transaction would be consummated. Subsequent to the issuance by Salomon and Wasserstein Perella of their fairness opinions with respect to the original


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


merger, Chancellor Media and LIN terminated their proposed transaction. Additionally, on April 29, 1999, Chancellor Media and Capstar executed the amended and restated merger agreement which provides for each outstanding share of each class of Capstar common stock to be converted into 0.4955 of a share of Chancellor Media common stock. The Board of Directors of Chancellor Media determined that, in order to limit expenses, it would seek a supplemental opinion reflecting these events from a single investment banking firm. Salomon did not revise its opinion to reflect these events, but Wasserstein Perella delivered its supplemental opinion dated as of April 29, 1999 to the Board of Directors of Chancellor Media. See "Supplemental Opinion of Financial Advisor to Chancellor Media."



The full text of each of the Salomon and Wasserstein Perella fairness opinions relating to the original merger agreement, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by each of Salomon and Wasserstein Perella, is attached hereto as Annexes II and III-A to this document. Stockholders are urged to read each of the Salomon and Wasserstein Perella fairness opinions carefully and in their entirety. Each of the Salomon and Wasserstein Perella opinions is directed only to the fairness, from a financial point of view, of the exchange ratio set forth in the original merger agreement to the holders of Chancellor Media common stock who are not affiliates of Hicks Muse, does not address Chancellor Media's underlying business decision to effect the merger or constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger. Furthermore, Salomon and Wasserstein Perella's analyses were based on financial data provided to Salomon and Wasserstein Perella by the management of Chancellor Media that included on a pro forma basis the impact of Chancellor Media's proposed acquisition of LIN and assumed that the proposed transaction would be consummated. The Salomon and Wasserstein Perella fairness opinions also do not constitute opinions or imply any conclusions of Salomon or Wasserstein Perella as to the likely trading range for the Chancellor Media common stock or the Capstar common stock following the announcement or consummation of the merger, which may vary depending upon various factors discussed in each of the Salomon and Wasserstein Perella fairness opinions. The summary of each of the Salomon and Wasserstein Perella fairness opinions relating to the original merger agreement set forth in this document is qualified in its entirety by reference to the full text of each of the Salomon and Wasserstein Perella fairness opinions.



Salomon and Wasserstein Perella have each consented to the inclusion of their fairness opinions and to the inclusion of the summaries thereof in this document. In giving such consents, each of Salomon and Wasserstein Perella does not believe that it comes within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder, nor does it thereby believe that it is an expert as such term is used in the Securities Act or the rules and regulations of the SEC thereunder with respect to any part of the Registration Statement of which this document is a part.



The fairness opinions and presentation of Salomon and Wasserstein Perella to the Second Chancellor Special Committee relating to the original merger agreement, in connection with which Salomon and Wasserstein Perella were requested to evaluate, among other things, the fairness from a financial point of view of the exchange ratio contemplated by the original merger agreement to the holders of Chancellor Media common stock who are not affiliated with Hicks Muse, were only one of many factors taken into consideration by


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


the Special Committee in making its determination to approve the original merger agreement. The terms of the original merger agreement were determined through negotiations between Chancellor Media and Capstar, and were approved by the Second Chancellor Special Committee. Although Salomon and Wasserstein Perella provided advice to the Second Chancellor Special Committee during the course of these negotiations, the decision to enter into the original merger agreement and to accept the exchange ratio contemplated in the original merger agreement was solely that of the Board of Directors of Chancellor Media.


The Salomon Opinion. In connection with rendering its fairness opinion, Salomon, among other things:

- reviewed the August 26, 1998 draft of the merger agreement, including the exhibits thereto and certain documents referred to therein, in the form provided to Salomon, and assumed that the final form of such agreement would not vary in any respect that is material to Salomon's analysis;

- reviewed certain publicly available business and financial information that Salomon deemed relevant relating to Chancellor Media and Capstar and the industries in which they operate;

- reviewed certain internal non-public financial and operating data and other information provided to Salomon by the managements of Chancellor Media and Capstar relating to Chancellor Media's and Capstar's businesses, including certain forecast and projection information as to the future financial results of such businesses;

- reviewed certain publicly available business and financial information with respect to certain other companies that Salomon believed to be relevant or comparable in certain respects to Chancellor Media and Capstar, and the trading markets for such other companies' securities;

- reviewed and analyzed certain publicly available and other information concerning the trading of, and the trading market for, the Chancellor Media common stock and the Capstar common stock;

- reviewed the financial terms of certain business combinations and acquisition transactions that Salomon deemed to be reasonably comparable to the merger and otherwise relevant to Salomon's inquiry;

- analyzed certain information concerning cost savings and combination benefits expected to result from the merger that was provided to or reviewed for Salomon by the managements of Chancellor Media and Capstar;

- discussed with members of Chancellor Media's and Capstar's senior managements and other officers and employees of Chancellor Media and Capstar the foregoing, including the past and current business operations, financial condition and prospects of Chancellor Media and Capstar, respectively, before and after giving effect to the merger; and

- considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria as Salomon deemed relevant to its inquiry.


In its review and analysis and in arriving at its fairness opinion relating to the original merger agreement, Salomon assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for Salomon, or publicly available. With respect to Chancellor Media's and Capstar's financial projections, as well as the information concerning operating cost savings and combination benefits provided to or reviewed for Salomon by the managements of Chancellor Media and Capstar, Salomon assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments on the part of the management of Chancellor Media or Capstar, as the case may be, as to the future financial performance of Chancellor Media or Capstar, as the case may be, and as to the cost savings and combination benefits expected to result from the merger. Salomon expressed no view as to such projections or information or the assumptions on which they are based. Salomon did not assume any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets or liabilities of Chancellor Media or Capstar, nor for conducting a physical inspection of the properties and facilities of Chancellor Media or Capstar. Salomon's fairness opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on August 26, 1998, and Salomon assumed no responsibility to update or revise their fairness opinion based upon circumstances or events occurring after August 26, 1998. Furthermore, Salomon's analyses were based on financial data provided to Salomon by the management of Chancellor Media that included on a pro forma basis the impact of Chancellor Media's proposed acquisition of LIN and assumed that the proposed transaction would be consummated.



For purposes of rendering its fairness opinion relating to the original merger agreement, Salomon assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the original merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the original merger agreement, and that all conditions to the consummation of the merger would be satisfied without waiver thereof. Salomon also assumed that all material governmental, regulatory or other consents and approvals would be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either Chancellor Media or Capstar is a party, as contemplated by the original merger agreement, no restrictions would be imposed, or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits of the merger.


Salomon is an internationally recognized investment banking firm that regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, and corporate, estate and other purposes. Chancellor Media retained Salomon as a financial advisor because of its reputation, expertise in the valuation of companies and substantial experience in transactions such as the merger.

In the past Salomon has rendered certain investment banking services to Chancellor Media for which it has been paid fees. Pursuant to an engagement letter dated July 28, 1998, Chancellor Media agreed to pay Salomon a fee equal to

     (i) $100,000 upon the execution of such engagement letter,

     (ii) $1,500,000 upon Salomon notifying the Special Committee of its readiness to render the fairness opinion and

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

     (iii) $1,400,000 upon the earlier of (a) the time at which the Special Committee requests the Opinion and (b) the consummation of the merger.

Additionally, Chancellor Media has agreed to reimburse Salomon for all reasonable fees and disbursements of Salomon's legal counsel and all of Salomon's reasonable travel and other out-of-pocket expenses and agreed to indemnify Salomon and certain related persons against certain liabilities, including liabilities under the federal securities laws, related to or arising out of its engagement. In the ordinary course of business, Salomon or its affiliates may actively trade the securities of Chancellor Media and Capstar for their own account and for the accounts of their customers and, accordingly, at any time may hold a long or short position in such securities.


Opinion of Wasserstein Perella. In arriving at the Wasserstein Perella fairness opinion relating to the original merger agreement, Wasserstein Perella, among other things:



- reviewed a draft of the original merger agreement, and assumed that the final form would not differ in any respect that is material to the fairness opinion;


- reviewed selected publicly available business and financial information relating to Chancellor Media and Capstar for recent years and interim periods up to the date of the Wasserstein Perella fairness opinion;

- reviewed selected internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of Chancellor Media and Capstar;

- reviewed selected financial and stock market data relating to Chancellor Media and Capstar, and selected other publicly traded companies in businesses similar to that of Chancellor Media and Capstar or one or more of their respective businesses or assets;

- reviewed the financial terms of selected acquisitions and business combination transactions in the radio broadcasting industry and other industries that Wasserstein Perella believed to be reasonably comparable to the merger and otherwise relevant to Wasserstein Perella's inquiry;

- discussed with management of Chancellor Media and Capstar the foregoing information and, among other things, Chancellor Media's and Capstar's businesses, operations, assets, financial condition and future prospects; and

- performed such other financial studies, analyses and investigations and reviewed such other information as Wasserstein Perella considered appropriate for its fairness opinion.


In rendering the Wasserstein Perella fairness opinion relating to the original merger agreement, Wasserstein Perella assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all financial and other information provided to, discussed with or reviewed by Wasserstein Perella, or that was publicly available. With respect to financial projections, forecasts and analyses provided, Wasserstein Perella assumed that they had been reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the future performance of Chancellor Media and Capstar. Wasserstein Perella expressed no opinion as to, and assumes no responsibility for, the projections, forecasts or analyses or the assumptions on which they are based. Wasserstein Perella has not reviewed any of the books and records of Chancellor Media or Capstar, or assumed any responsibility for conducting a physical inspection of the properties or facilities of Chancellor Media or


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Capstar, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of Chancellor Media or Capstar, and no independent valuation or appraisal was provided to Wasserstein Perella. Wasserstein Perella assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. Wasserstein Perella also assumed that obtaining all regulatory and other approvals and third party consents required for consummation of the merger will not have an adverse impact on Chancellor Media or Capstar or on the anticipated benefits of the merger, and assumed that the transactions described in the original merger agreement will be consummated without waiver or modification of any of the terms or conditions contained therein by any party thereto. The Wasserstein Perella fairness opinion was prepared and delivered based upon economic and market conditions and other circumstances as they existed and could be evaluated by Wasserstein Perella as of the date of the opinion. Furthermore, Wasserstein Perella's analyses were based on financial data provided to Wasserstein Perella by the management of Chancellor Media that included on a pro forma basis the impact of Chancellor Media's proposed acquisition of LIN and assumed that the proposed transaction would be consummated.



Wasserstein Perella is an investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, and secondary distributions of listed and unlisted securities and private placements. Wasserstein Perella was selected to render the Wasserstein Perella fairness opinion because it is a nationally recognized investment banking firm and because of its experience in the valuation of companies, including companies in the television broadcasting industry. In the ordinary course of its business, Wasserstein Perella may actively trade the debt and equity securities of Chancellor Media and Capstar for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Wasserstein Perella advised Evergreen Media Corporation in its merger with Chancellor Broadcasting Corporation, which transaction resulted in the formation of Chancellor Media. Wasserstein Perella also advised Evergreen in its joint acquisition with Chancellor Media of Viacom Radio Group. In addition, Wasserstein Perella advised the predecessor of LIN and the independent directors of the board of directors of LIN in its merger with an affiliate of Hicks Muse. Wasserstein Perella acted as financial advisor to the Special Committee in Chancellor Media's proposed acquisition of LIN.



Pursuant to the terms of an engagement letter dated July 27, 1998, Wasserstein Perella agreed to act as financial advisor to the Second Chancellor Special Committee. Chancellor Media agreed to pay and has paid Wasserstein Perella an aggregate fee of $2,500,000 pursuant to the engagement letter. In addition to any foregoing compensation, Chancellor Media has agreed to reimburse Wasserstein Perella for its reasonable out-of-pocket expenses, including fees, disbursement and other charges of its counsel. Chancellor Media has agreed to indemnify Wasserstein Perella and its affiliates, their respective directors, officers, agents and employees and controlling persons, and each of their respective successors and assigns against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of such engagement.



Presentation to the Board. In connection with rendering their fairness opinions to the Second Chancellor Special Committee, Salomon and Wasserstein Perella each performed a variety of financial analyses, the material portions of which are summarized below. The summary of such analyses set forth below does not purport to be a complete description of the analyses underlying each of the Salomon and Wasserstein Perella fairness opinions or of the joint presentation of Salomon and Wasserstein Perella to the Second Chancellor Special Committee. In addition, Salomon and Wasserstein Perella each believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all such analyses and factors, could create an incomplete view of the analyses and the process underlying each of their fairness opinions. While the conclusions reached in connection with each analysis were considered carefully by each of Salomon and Wasserstein Perella in arriving at each of their fairness opinions, Salomon and Wasserstein Perella each did not consider it practicable to, nor did either attempt to, assign relative weights to the individual analyses and specific factors considered in reaching each of their fairness opinions, but rather made various subjective judgments as to the significance and relevance of each analysis and factor.


The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstance and, therefore, is not necessarily susceptible to partial analysis or summary description. In addition, the process of preparing a fairness opinion necessarily requires a broad range of subjective judgments with respect to appropriate comparable companies and transactions, appropriate multiples of various selected financial data, appropriate discount rates and other financial and other factors. Analyses and estimates of the values of companies do not purport to be appraisals or necessarily reflect actual values or actual future results. No public company utilized as a comparison is identical to Chancellor Media or Capstar, and none of the other business combinations utilized as a comparison is identical to the proposed merger. Accordingly, any analysis of publicly traded comparable companies or comparable business combinations is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the public trading value of the comparable companies or transactions. The range of valuation for any particular analysis should not be taken to be the view of either Salomon or Wasserstein Perella of the actual value of Chancellor Media or Capstar, and none of Salomon, Wasserstein Perella nor any other related person assumes responsibility for their accuracy.

The projections furnished to Salomon and Wasserstein Perella and used in formulating their fairness opinions were provided, in connection with the review of the merger, by the management of each of Chancellor Media and Capstar who do not publicly disclose internal management projections of the type provided to Salomon and Wasserstein Perella and, accordingly, such projections were not prepared with a view toward public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.


THE FOLLOWING IS A SUMMARY OF THE MATERIAL FINANCIAL ANALYSES USED BY SALOMON AND WASSERSTEIN PERELLA IN CONNECTION WITH PROVIDING THEIR FAIRNESS OPINIONS RELATING TO THE ORIGINAL MERGER AGREEMENT TO THE SECOND CHANCELLOR SPECIAL COMMITTEE. THE SUMMARIES OF FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND THE FINANCIAL ANALYSES USED BY SALOMON AND WASSERSTEIN PERELLA, THE TABLES MUST BE READ WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSIS. When calculating firm value and equity value for Capstar, Salomon and Wasserstein Perella assumed total net debt and preferred stock of $2.3 billion, option proceeds, assuming exercise of all outstanding options, of $104.6 million and fully-diluted shares of 114.3 million, including in-the-money convertible preferred stock and excluding payments under local market agreements.


Historical Exchange Ratio Analysis. Salomon and Wasserstein Perella reviewed the ratio of the closing prices of Capstar common stock over Chancellor Media common stock for each of the 10 days, 20 days, 30 days and 60 days prior to August 25, 1998 and the period from May 27, 1998 (the day following Capstar's initial public offering) through August 25, 1998. The review indicated that the high, low and mean exchange ratios derived from the market prices of the Chancellor Media common stock and Capstar common stock were 0.509x, 0.446x and 0.472x for such 10 day period, 0.523x, 0.446x and 0.483x for such 20 day period, 0.523x, 0.433x and 0.471x for such 30 day period, 0.523x, 0.409x and 0.459x for such 60 day period and 0.523x, 0.409x and 0.459x for such period from May 27, 1998 up to August 25, 1998 as compared to the range of exchange ratios of 0.480x to 0.505x contemplated in the merger. Salomon and Wasserstein Perella provided the foregoing information to the Second Chancellor Special Committee to assist the Second Chancellor Special Committee in comparing the historical exchange ratios described above to the exchange ratios of 0.480x to 0.505x contemplated in the original merger agreement.



                                                                        RANGE OF EXCHANGE
                                                                       RATIOS CONTEMPLATED
                                                                         IN THE ORIGINAL
                                             HIGH     LOW      MEAN     MERGER AGREEMENT
                                            ------   ------   ------   -------------------
10 days prior to August 25, 1998..........  0.509x   0.446x   0.472x      0.480x-0.505x
20 days prior to August 25, 1998..........  0.523x   0.446x   0.483x
30 days prior to August 25, 1998..........  0.523x   0.433x   0.471x
60 days prior to August 25, 1998..........  0.523x   0.409x   0.459x
May 27, 1998 (day following initial public
  offering) to August 25, 1998............  0.523x   0.409x   0.459x



Comparable Public Company Trading and Operating Performance. Using publicly available information, Salomon and Wasserstein Perella compared each of Chancellor Media and Capstar to the following seven radio companies: CBS Broadcasting Corporation, Citadel Communications Corporation, Clear Channel Communications, Inc., Cox Radio, Inc., Cumulus Media Inc., Emmis Broadcasting Corporation and Jacor Communications, Inc. based on various measures of financial performance. Salomon and Wasserstein Perella noted that the firm values as multiples of 1998, 1999 and 2000 estimated broadcast cash flow were 16.4x, 14.3x and 13.0x for Chancellor Media and 17.2x, 14.5x and 12.8x for Capstar, compared with a median of 17.9x, 15.5x and 13.2x for the selected group. Salomon and Wasserstein Perella also noted that the firm values as multiples of 1998 and 1999 estimated operating cash flow were 16.0x and 14.0x for Chancellor Media and 18.6x and 15.6x for Capstar, compared with a median of 19.9x and 16.6x for the selected group. Salomon and Wasserstein Perella further noted that the market prices per share as multiples of 1998, 1999 and 2000 estimated after-tax cash flow were 24.5x, 17.4x and 14.8x for Chancellor Media and 86.8x, 33.3x and 20.4x for Capstar, compared with a median of 27.4x, 21.4x and 18.0x for the selected group. Salomon and Wasserstein Perella provided the foregoing information to the Second Chancellor Special Committee for the Second Chancellor Special Committee's use in evaluating the valuation of Chancellor Media and Capstar relative to certain comparable public companies.

                                                              FIRM VALUES AS MULTIPLES OF
                                                               ESTIMATED BROADCAST CASH
                                                                         FLOW
                                                             -----------------------------
                                                              1998       1999       2000
                                                             -------    -------    -------
Chancellor Media...........................................   16.4x      14.3x      13.0x
Capstar....................................................   17.2x      14.5x      12.8x
Median for Selected Group..................................   17.9x      15.5x      13.2x

                                                              FIRM VALUES AS
                                                               MULTIPLES OF
                                                                 ESTIMATED
                                                              OPERATING CASH
                                                                   FLOW
                                                              ---------------
                                                               1998     1999
                                                              ------   ------
Chancellor Media............................................  16.0x    14.0x
Capstar.....................................................  18.6x    15.6x
Median for Selected Group...................................  19.9x    16.6x

                                                                MARKET PRICES PER SHARE
                                                               AS MULTIPLES OF ESTIMATED
                                                                  AFTER-TAX CASH FLOW
                                                              ---------------------------
                                                               1998      1999      2000
                                                              -------   -------   -------
Chancellor Media............................................   24.5x     17.4x     14.8x
Capstar.....................................................   86.8x     33.3x     20.4x
Median for Selected Group...................................   27.4x     21.4x     18.0x

Implied Public Market Valuation of Capstar. Salomon and Wasserstein Perella derived an implied public market valuation for Capstar based on projections from Capstar's management and Wall Street consensus projections of 1998 and 1999 estimated broadcast cash flow for Capstar on a stand-alone basis.


Salomon and Wasserstein Perella applied a range of multiples of 16.0x to 18.0x to 1998 estimated broadcast cash flow and 13.0x to 15.0x to 1999 estimated broadcast cash flow of Capstar, resulting in a range of implied per share prices for Capstar common stock of approximately $19 to $24, based on projections from Capstar's management and approximately $16 to $20 based on Wall Street consensus projections. This corresponded to an implied exchange ratio of 0.410x to 0.518x based on Capstar's management projections and 0.345x to 0.431x based on Wall Street consensus projections, in each case, at a current market price for Chancellor Media common stock of $46.38 as of August 25, 1998. Salomon and Wasserstein Perella compared these implied exchange ratios to the range of exchange ratios of 0.480x to 0.505x contemplated in the original merger agreement.



                                                      IMPLIED EXCHANGE
                                                     RATIO (AT A CURRENT
                                                      MARKET PRICE FOR      RANGE OF EXCHANGE
                                                      CHANCELLOR MEDIA     RATIOS CONTEMPLATED
                                      IMPLIED PER      COMMON STOCK OF       IN THE ORIGINAL
                                      SHARE PRICE          $46.38)          MERGER AGREEMENT
                                     -------------   -------------------   -------------------
Based on Management Projections....  $19.00-$24.00      0.410x-0.518x         0.480x-0.505x
Based on Wall Street Consensus
  Projections......................  $16.00-$20.00      0.345x-0.431x


Implied Private Market Valuation for Capstar. Salomon and Wasserstein Perella derived an implied private market valuation for Capstar based on projections from Capstar's management and Wall Street consensus projections of 1998 and 1999 estimated broadcast cash flow for Capstar on a stand-alone basis. Salomon and Wasserstein Perella reviewed publicly available information regarding 34 selected merger transactions in the radio industry during 1995, 1996, 1997 and 1998. The median of the transaction values as multiples of current year broadcast cash flow in the selected transactions were 12.1x in 1995, 12.5x in 1996, 14.9x in 1997 and 15.2x in 1998.
Salomon and Wasserstein Perella applied a range of multiples of 17.0x to 19.0x to 1998 estimated broadcast cash flow and 14.0x to 16.0x to 1999 estimated broadcast cash flow of Capstar, resulting in a range of implied per share prices for Capstar common stock of approximately $21 to $26, based on projections from Capstar's management and approximately $18 to $23, based on Wall Street consensus projections. This corresponds to an implied exchange ratio of 0.453x to 0.561x based on Capstar's management projections and 0.388x to 0.496x based on Wall Street consensus projections at a current market price for Chancellor Media common stock of $46.38 as of August 25, 1998. Salomon and Wasserstein Perella compared these implied exchange ratios to the range of exchange ratios of 0.480x to 0.505x exchange contemplated in the original merger agreement.



                                                      IMPLIED EXCHANGE
                                                     RATIO (AT A CURRENT
                                                      MARKET PRICE FOR      RANGE OF EXCHANGE
                                                      CHANCELLOR MEDIA     RATIOS CONTEMPLATED
                                      IMPLIED PER      COMMON STOCK OF       IN THE ORIGINAL
                                      SHARE PRICE          $46.38)          MERGER AGREEMENT
                                     -------------   -------------------   -------------------
Based on Management Projections....  $21.00-$26.00      0.453x-0.561x         0.480x-0.505x
Based on Wall Street Consensus
  Projections......................  $18.00-$23.00      0.388x-0.496x


Implied Discounted Cash Flow Valuation of Capstar. Using a discounted cash flow methodology based on projections from Capstar's management and Wall Street consensus projections, Salomon and Wasserstein Perella calculated a range of firm values of Capstar as of January 1, 1999 based on

     (i) the estimated unlevered free cash flows that Capstar could produce on a stand-alone basis without giving effect to any operating or other efficiencies arising from the merger over the five-year period from fiscal year end 1999 through fiscal year end 2003 and

     (ii) a range of 2003 terminal EBITDA multiples from 12.0x to 14.0x applied to 2003 EBITDA.


Salomon and Wasserstein Perella discounted these cash flows by a range of discount rates representing the weighted average cost of capital from 9.5% to 10.5%, resulting in a range of firm values as of January 1, 1999 from $4,525 million to $5,001 million, using projections provided by Capstar's management. This corresponds to a range of implied per share equity values from approximately $25 to $29 and implied exchange ratios based on a current price as of August 25, 1998 of $46.38 for Chancellor Media common stock of 0.539x to 0.625x. Using the average of the latest available Wall Street consensus projections, Salomon and Wasserstein Perella derived a range of firm values as of January 1, 1999 from $4,013 million to $4,432 million. This corresponds to a range of implied per share equity values from approximately $21 to $24, and implied exchange ratios based on current market price of $46.38 for Chancellor Media common stock of 0.453x to 0.518x. Salomon and Wasserstein Perella compared these implied exchange ratios to the range of exchange ratios of 0.480x to 0.505x contemplated in the original merger agreement.

                                                                     IMPLIED EXCHANGE
                                                 IMPLIED PER    RATIO (AT A CURRENT MARKET
                                                SHARE EQUITY    PRICE FOR CHANCELLOR MEDIA
                                                   VALUES        COMMON STOCK OF $46.38)
                                                -------------   --------------------------
Based on Management Projections...............  $25.00-$29.00         0.539x-0.625x
Based on Wall Street Consensus Projections....  $21.00-$24.00         0.453x-0.518x


Pro Forma Analysis. Using Wall Street consensus projections and projections from the managements of each of Chancellor Media and Capstar, Salomon and Wasserstein Perella analyzed the potential pro forma impact of the original merger on the combined company under three separate scenarios:


     (i) assuming no synergies are realized in the merger;

     (ii) assuming only operating synergies are realized in the merger; and

     (iii) assuming both operating and financing synergies are realized in the merger.


In the scenarios where the merger was projected to yield operating synergies, such operating synergies included $48 million of projected increments in broadcast cash flows for each year in 1999, 2000 and 2001, respectively. In the scenario in which the merger was projected to yield financing synergies, the analyses projected post-tax financing synergies of $32.4 million, $40.2 million and $48.9 million for the years 1999, 2000 and 2001, respectively and the analyses further assumed an increase in debt and preferred borrowings of $155 million by the combined company to fund refinancing.



  Pro Forma After-Tax Cash Flow Analysis. Salomon and Wasserstein Perella's analyses indicated that at the exchange ratio of 0.480x, using Wall Street consensus projections and assuming no synergies, the original merger would result in a pro forma estimated after-tax cash flow per share dilution of 11.2% in 1999, 7.0% in 2000 and 7.8% in 2001. Assuming only operating synergies are realized in the merger, the original merger would result in a pro forma estimated after-tax cash flow per share dilution of 6.6% in 1999, 3.1% in 2000 and 4.3% in 2001. Assuming both operating and financing synergies are realized in the merger, the original merger would result in a pro forma estimated after-tax cash flow per share dilution of 1.5% in 1999 and an accretion of 2.3% in 2000 and 1.6% in 2001.


                                              BASED ON WALL STREET CONSENSUS PROJECTIONS
                                                       (EXCHANGE RATIO: 0.480X)
                                        ------------------------------------------------------
                                        1999 % ACCRETION   2000 % ACCRETION   2001 % ACCRETION
                                           (DILUTION)         (DILUTION)         (DILUTION)
                                        ----------------   ----------------   ----------------
No Synergies..........................       (11.2)%             (7.0)%             (7.8)%
Operating Synergies Only..............        (6.6)%             (3.1)%             (4.3)%
Operating & Financing Synergies.......        (1.5)%              2.3%               1.6%


  Salomon and Wasserstein Perella's analyses also indicated that at the exchange ratio of 0.505x, using projections from the managements of each of Chancellor Media and Capstar and assuming no synergies, the original merger would result in a pro forma estimated after-tax cash flow per share dilution of 9.0% in 1999, 7.3% in 2000 and 9.5% in 2001. Assuming only operating synergies are realized in the merger, the original merger would result in a pro forma estimated after-tax cash flow per share dilution of 4.7% in 1999, 3.9% in 2000 and 6.5% in 2001. Assuming both operating and financing synergies are realized in the merger, the original merger would result in a pro forma estimated after-tax cash flow per share accretion of 0.1% in 1999 and 0.8% in 2000 and a dilution of 1.6% in 2001.

                                                   BASED ON MANAGEMENT PROJECTIONS
                                                       (EXCHANGE RATIO: 0.505X)
                                        ------------------------------------------------------
                                        1999 % ACCRETION   2000 % ACCRETION   2001 % ACCRETION
                                           (DILUTION)         (DILUTION)         (DILUTION)
                                        ----------------   ----------------   ----------------
No Synergies..........................        (9.0)%             (7.3)%             (9.5)%
Operating Synergies Only..............        (4.7)%             (3.9)%             (6.5)%
Operating & Financing Synergies.......         0.1%               0.8%              (1.6)%


  Pro Forma Broadcast Cash Flow Analysis. Salomon and Wasserstein Perella's analyses based on estimated broadcast cash flow for 1999, 2000 and 2001, indicated that at the exchange ratio of 0.480x using Wall Street consensus projections, assuming no synergies are realized in the merger and also assuming that Chancellor Media's broadcast cash flow multiples would stay constant after the merger, the original merger would result in an implied share price dilution to Chancellor Media's common stock of 3.6% in 1999, 1.8% in 2000 and 1.4% in 2001. Assuming only operating synergies are realized in the merger, the original merger would result in an implied share price accretion to Chancellor Media's common stock of 2.4% in 1999, 3.6% in 2000 and 3.6% in 2001. Assuming both operating and financing synergies are realized in the merger, the original merger would result in an implied share price accretion to Chancellor Media's common stock of 1.1% in 1999, 2.3% in 2000 and 2.2% in 2001.


                                              BASED ON WALL STREET CONSENSUS PROJECTIONS
                                                       (EXCHANGE RATIO: 0.480X)
                                        ------------------------------------------------------
                                        1999 % ACCRETION   2000 % ACCRETION   2001 % ACCRETION
                                           (DILUTION)         (DILUTION)         (DILUTION)
                                        ----------------   ----------------   ----------------
No Synergies..........................        (3.6)%             (1.8)%             (1.4)%
Operating Synergies Only..............         2.4%               3.6%               3.6%
Operating & Financing Synergies.......         1.1%               2.3%               2.2%


  Salomon and Wasserstein Perella's analyses based on estimated broadcast cash flow for 1999, 2000 and 2001, indicated that at the exchange ratio of 0.505x using projections from the managements of Chancellor Media and Capstar, assuming no synergies are realized in the merger and also assuming that Chancellor Media's broadcast cash flow multiples would stay constant after the merger, the original merger would result in an implied share price dilution to Chancellor Media's common stock of 2.4% in 1999, 3.1% in 2000 and 2.9% in 2001. Assuming only operating synergies are realized in the merger, the original merger would result in an implied share price accretion to Chancellor Media's common stock of 3.4% in 1999, 1.8% in 2000 and 1.4% in 2001. Assuming both operating and financing synergies are realized in the merger, the original merger would result in an implied share price accretion to Chancellor Media's common stock of 2.1% in 1999 and 0.4% in 2000 and would not result in any accretion or dilution in 2001.


                                                   BASED ON MANAGEMENT PROJECTIONS
                                                       (EXCHANGE RATIO: 0.505X)
                                        ------------------------------------------------------
                                        1999 % ACCRETION   2000 % ACCRETION   2001 % ACCRETION
                                           (DILUTION)         (DILUTION)         (DILUTION)
                                        ----------------   ----------------   ----------------
No Synergies..........................        (2.4)%             (3.1)%             (2.9)%
Operating Synergies Only..............         3.4%               1.8%               1.4%
Operating & Financing Synergies.......         2.1%               0.4%               0.0%

Supplemental Opinion of Financial Advisor to Chancellor Media Board of Directors



On April 29, 1999, the original merger agreement was amended and restated to provide that in the merger, a wholly owned subsidiary of Chancellor Media, created solely for the purpose of accomplishing the merger, would merge with and into Capstar, with Capstar surviving the merger as a wholly owned subsidiary of Chancellor Media with each share of each class of Capstar common stock outstanding prior to the merger being converted into 0.4955 of a share of Chancellor Media common stock. Pursuant to the merger agreement, as amended, holders of Chancellor Media common stock would retain their shares of Chancellor Media as they existed before the merger.



On April 29, 1999, Wasserstein Perella delivered its oral opinion to the Board of Directors of Chancellor Media, subsequently confirmed in writing, to the effect that as of such date, based upon and subject to the factors and assumptions set forth in such opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to Chancellor Media. The exchange ratio in the merger agreement provided for holders of Capstar common stock to convert into 0.4955 shares of Chancellor Media common stock. Wasserstein Perella subsequently confirmed its April 29, 1999 opinion by delivery to the Board of Directors of Chancellor Media of a written opinion dated the date of this joint proxy statement/prospectus that is substantially identical to the April 29, 1999 opinion.



The full text of the Wasserstein Perella supplemental fairness opinion, dated the date of this joint proxy statement/prospectus, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by of Wasserstein Perella, is attached hereto as Annex III-B to this document. Stockholders are urged to read the Wasserstein Perella supplemental fairness opinion carefully and in its entirety. The Wasserstein Perella supplemental opinions are directed only to the fairness, from a financial point of view, of the exchange ratio to Chancellor Media, does not address Chancellor Media's underlying business decision to effect the merger or constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger. The Wasserstein Perella supplemental fairness opinions also do not constitute an opinion or imply any conclusions of Wasserstein Perella as to the likely trading range for the Chancellor Media common stock or the Capstar common stock following the announcement or consummation of the merger, which may vary depending upon various factors discussed in the Wasserstein Perella fairness opinion. The summary of the Wasserstein Perella supplemental fairness opinions set forth in this document is qualified in its entirety by reference to the full text of the Wasserstein Perella supplemental fairness opinions.



Wasserstein Perella has consented to the inclusion of its supplemental fairness opinion and to the inclusion of the summary thereof in this document. In giving such consent, Wasserstein Perella does not believe that it comes within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder, nor does it thereby believe that it is an expert as such term is used in the Securities Act or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement of which this document is a part.



The supplemental fairness opinion and presentation of Wasserstein Perella to the Board of Directors of Chancellor Media, in connection with which Wasserstein Perella was requested to evaluate, among other things, the fairness from a financial point of view of the exchange ratio to Chancellor Media, were only one of many factors taken into consideration by the Board of Directors of Chancellor Media in making its determination to approve the merger agreement. The terms of the merger agreement were determined through negotiations between Chancellor Media and Capstar, and were approved by the Board of Directors of Chancellor Media. The decision to enter into the merger agreement and to accept the exchange ratio contemplated in the merger agreement was solely that of the Board of Directors of Chancellor Media.



In arriving at the Wasserstein Perella supplemental fairness opinions, Wasserstein Perella, among other things:



- reviewed the merger agreement, and assumed that the final form would not differ in any respect that is material to the supplemental fairness opinions;



- reviewed selected publicly available business and financial information relating to Chancellor Media and Capstar for recent years and interim periods up to the date of the Wasserstein Perella supplemental fairness opinions;



- reviewed selected internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of Chancellor Media and Capstar;



- reviewed selected financial and stock market data relating to Chancellor Media and Capstar, and selected other publicly traded companies in businesses similar to that of Chancellor Media and Capstar or one or more of their respective businesses or assets;



- reviewed the financial terms of selected acquisitions and business combination transactions in the radio broadcasting industry and other industries that Wasserstein Perella believed to be reasonably comparable to the merger and otherwise relevant to Wasserstein Perella's inquiry;



- reviewed a copy of the Stock Purchase Agreement, dated as of June 1, 1999, between CMCLA and Lamar and related agreements regarding the proposed sale by Chancellor to Lamar of Chancellor's outdoor advertising business, and assumed that the transactions contemplated in the Stock Purchase Agreement would be consummated as described in the agreement;



- discussed with management of Chancellor Media and Capstar the foregoing information and, among other things, Chancellor Media's and Capstar's businesses, operations, assets, financial condition and future prospects; and



- performed such other financial studies, analyses and investigations and reviewed such other information as Wasserstein Perella considered appropriate for its supplemental fairness opinions.



In rendering the Wasserstein Perella supplemental fairness opinions, Wasserstein Perella assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all financial and other information provided to, discussed with or reviewed by Wasserstein Perella, or that was publicly available. With respect to financial projections, forecasts and analyses provided, Wasserstein Perella assumed that they have been reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the future performance of Chancellor Media and Capstar. Wasserstein Perella expressed no opinion as to, and assumes no responsibility for, the projections, forecasts or analyses or the assumptions on which they are based.

Wasserstein Perella has not reviewed any of the books and records of Chancellor Media or Capstar, or assumed any responsibility for conducting a physical inspection of the properties or facilities of Chancellor Media or Capstar, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of Chancellor Media or Capstar, and no independent valuation or appraisal was provided to Wasserstein Perella. Wasserstein Perella assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. Wasserstein Perella also assumed that obtaining all regulatory and other approvals and third party consents required for consummation of the merger will not have an adverse impact on Chancellor Media or Capstar or on the anticipated benefits of the merger, and assumed that the transactions described in the merger agreement will be consummated without waiver or modification of any of the terms or conditions contained therein by any party thereto. The Wasserstein Perella supplemental fairness opinion was prepared and delivered based upon economic and market conditions and other circumstances as they existed and could be evaluated by Wasserstein Perella as of the date of the supplemental opinions.



Wasserstein Perella is an investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, and secondary distributions of listed and unlisted securities and private placements. Wasserstein Perella was selected to render the Wasserstein Perella fairness opinion because it is a nationally recognized investment banking firm and because of its experience in the valuation of companies, including companies in the radio broadcasting industry. In the ordinary course of its business, Wasserstein Perella may actively trade the debt and equity securities of Chancellor Media and Capstar for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.



Wasserstein Perella advised Evergreen Media Corporation in its merger with Chancellor Broadcasting Corporation, which transaction resulted in the formation of Chancellor Media. Wasserstein Perella also advised Evergreen in its joint acquisition with Chancellor Broadcasting of Viacom Radio Group. In addition, Wasserstein Perella advised the predecessor of LIN and the independent directors of the board of directors of LIN in its merger with an affiliate of Hicks Muse. Wasserstein Perella acted as financial advisor to the special committee of the Chancellor Media Board of Directors in Chancellor Media's proposed acquisition of LIN and in connection with the merger agreement.



Pursuant to the terms of an engagement letter dated April 29, 1999, Wasserstein Perella agreed to act as financial advisor to the Board of Directors of Chancellor Media. Chancellor Media agreed to pay Wasserstein Perella an aggregate fee of $1 million upon the earlier to occur of



     (i) the date on which Wasserstein Perella advises the Board of Directors of Chancellor Media that it is prepared to render the opinion, it being understood that Wasserstein Perella will thereafter deliver its oral presentation as to fairness and the written opinion upon the request of the Board of Directors,



     (ii) the date on which Wasserstein Perella advises the Board of Directors that, having completed the performance of its undertakings thereunder, Wasserstein Perella is unable to render the opinion with respect to fairness, and



     (iii) the consummation of any transaction contemplated by the proposal regarding the merger.

In addition to any foregoing compensation, Chancellor Media has agreed to reimburse Wasserstein Perella for its reasonable out-of-pocket expenses, including fees, disbursement and other charges of its counsel. Chancellor Media has agreed to indemnify Wasserstein Perella and its affiliates, their respective directors, officers, agents and employees and controlling persons, and each of their respective successors and assigns against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of such engagement.



In connection with rendering its supplemental fairness opinions to the Board of Directors of Chancellor Media Wasserstein Perella performed a variety of financial analyses, the material portions of which are summarized below. The summary of such analyses set forth below does not purport to be a complete description of the analyses underlying the Wasserstein Perella fairness opinion or of the presentation of Wasserstein Perella to the Board of Directors of Chancellor Media. In addition, Wasserstein Perella believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all such analyses and factors, could create an incomplete view of the analyses and the process underlying its supplemental fairness opinions. While the conclusions reached in connection with its analysis were considered carefully by Wasserstein Perella in arriving at its supplemental fairness opinions, Wasserstein Perella did not consider it practicable to, nor did it attempt to, assign relative weights to the individual analyses and specific factors considered in reaching its fairness opinion, but rather made various subjective judgments as to the significance and relevance of each analysis and factor.



The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstance and, therefore, is not necessarily susceptible to partial analysis or summary description. In addition, the process of preparing a fairness opinion necessarily requires a broad range of subjective judgments with respect to appropriate comparable companies and transactions, appropriate multiples of various selected financial data, appropriate discount rates and other financial and other factors. Analyses and estimates of the values of companies do not purport to be appraisals or necessarily reflect actual values or actual future results. No public company utilized as a comparison is identical to Chancellor Media or Capstar, and none of the other business combinations utilized as a comparison is identical to the proposed merger. Accordingly, any analysis of publicly traded comparable companies or comparable business combinations is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the public trading value of the comparable companies or transactions. The range of valuation for any particular analysis should not be taken to be the view of Wasserstein Perella of the actual value of Chancellor Media or Capstar, and Wasserstein Perella or any other related person does not assume responsibility for their accuracy.



The projections furnished to Wasserstein Perella and used in formulating their fairness opinions were provided, in connection with the review of the merger, by the management of each of Chancellor Media and Capstar who do not publicly disclose internal management projections of the type provided to Wasserstein Perella and, accordingly, such projections were not prepared with a view toward public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.



THE FOLLOWING IS A SUMMARY OF THE MATERIAL FINANCIAL ANALYSES USED BY WASSERSTEIN PERELLA IN CONNECTION WITH PROVIDING ITS SUPPLEMENTAL FAIRNESS OPINION TO THE BOARD OF DIRECTORS OF CHANCELLOR MEDIA AT ITS MEETING HELD ON APRIL 29, 1999 AND SUBSEQUENT CONFIRMATION BY DELIVERY TO THE BOARD OF DIRECTORS OF CHANCELLOR MEDIA OF A WRITTEN OPINION DATED THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS. THE SUMMARY OF FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND THE FINANCIAL ANALYSES USED BY WASSERSTEIN PERELLA, THE TABLES MUST BE READ WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSIS. When calculating firm value and equity value for Capstar, Wasserstein Perella assumed total net debt and preferred stock of $2.1 billion, option proceeds, assuming exercise of all outstanding options, of $107.4 million and fully-diluted shares of 114.7 million, including in-the-money convertible preferred stock and excluding payments under local market agreements.



Historical Exchange Ratio Analysis. Wasserstein Perella reviewed the ratio of the closing prices of Capstar common stock over Chancellor Media common stock for each of the 10 days, 20 days, 30 days, 60 days, 90 days and 180 days prior to April 23, 1999 and the period from May 27, 1998 (the day following Capstar's initial public offering) through April 23, 1999. The review indicated that the high, low and mean exchange ratios derived from the market prices of the Chancellor Media common stock and Capstar common stock were 0.4894x, 0.4719x and 0.4822x for such 10 day period, 0.4894x, 0.4719x and 0.4828x for such 20 day period, 0.4894x, 0.4423x, 0.4767x for such 30 day period, 0.4894x, 0.4420x and
0.4654x for such 60 day period and 0.4894x, 0.4373x and 0.4654x for such 90 day period, 0.5751x, 0.4236x and 0.4681x for such 180 day period and 0.5751x, 0.4093x and 0.4650x for such period from May 27, 1998 up to April 23, 1999 as compared to the exchange ratio of 0.4955 contemplated in the merger. Wasserstein Perella provided the foregoing information to the Board of Directors of Chancellor Media to assist in comparing the historical exchange ratios described above to the exchange ratio of 0.4955x contemplated in the merger.



                                                                        EXCHANGE RATIO
                                                                        CONTEMPLATED IN
                                           HIGH       LOW      MEAN       THE MERGER
                                          -------   -------   -------   ---------------
10 days prior to April 23, 1999.........  0.4894x   0.4719x   0.4922x       0.4955x
20 days prior to April 23, 1999.........  0.4894x   0.4719x   0.4828x
30 days prior to April 23, 1999.........  0.4894x   0.4423x   0.4767x
60 days prior to April 23, 1999.........  0.4894x   0.4420x   0.4654x
90 days prior to April 23, 1999.........  0.4894x   0.4373x   0.4654x
180 days prior to April 23, 1999........  0.5751x   0.4236x   0.4681x
May 27, 1998 (day following initial
  public offering) to April 23, 1999....  0.5751x   0.4093x   0.4650x



Precedent Merger and Acquisition Transactions. Wasserstein Perella reviewed and analyzed selected merger and acquisition transactions involving other companies in the radio broadcasting industry that it deemed relevant. Among other factors, Wasserstein Perella indicated that while there have been a number of recent radio broadcasting transactions, acquisition values paid in specific transactions have historically been affected by several factors including the transaction structure, the target's operating performance and geographic mix of assets, the existence of a controlling/major shareholder, the strategic rationale for the transaction and the existence and implied valuation of non-radio broadcasting assets in the target.



Wasserstein Perella reviewed and analyzed selected transactions involving companies in the radio broadcasting industry since July 1995 that it deemed relevant. The transactions reviewed included the following, which are listed by seller/acquiror: Jacor Communications, Inc./Clear Channel Communications; Triathlon Broadcasting Company/Capstar Broadcasting Partners, Inc.; Capstar Broadcasting -- SFX Broadcasting Inc./Chancellor Media; SFX Broadcasting/Capstar Broadcasting Partners, Inc.; American Radio Systems Corporation/CBS Corporation; SFX Broadcasting Inc./Capstar Broadcasting Partners, Inc. (Hicks Muse); Patterson Broadcasting Inc./Capstar Broadcasting Partners, Inc.; Paxson Communications Corporation/Clear Channel Communication Inc.; Viacom Inc./Evergreen Media -- Chancellor Broadcasting; Chancellor Media/Evergreen Media; Benchmark Communications/Capstar; Colfax Communications/Chancellor Broadcasting; EZ Communications Inc./American Radio Systems Corporation; Infinity Broadcasting Corporation/ Westinghouse Electric Corporation; Granum Holdings L.P. (KKR)/Infinity Broadcasting Corporation; Citicasters Inc./Jacor Communications, Inc.; Shamrock Broadcasting Inc./ Chancellor Broadcasting; and Pyramid Communications Inc./Evergreen Media. Wasserstein Perella's analysis of the selected acquisition transactions yielded an implied value range of $26.57-$33.07 per share of Capstar. A merger and acquisition transaction analysis, using a multiple of estimated 1999 broadcast cash flow of 17.0x-19.0x, yielded an implied value range of $28.18-$33.07 per share of Capstar. A merger and acquisition transaction analysis, using a multiple of estimated 2000 broadcast cash flow of 14.0x-16.0x, yielded an implied value range of $26.57-$32.29 per share of Capstar. Because the market conditions and circumstances surrounding each of the transactions analyzed were specific to each transaction, and because of the inherent differences between the businesses, operations and market conditions of Capstar and Chancellor Media and the acquired businesses analyzed, Wasserstein Perella believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the Merger that would affect the acquisition values of Capstar and such acquired companies.



Comparable Public Company Trading and Operating Performance. Using publicly available information, Wasserstein Perella compared each of Chancellor Media and Capstar to the following nine radio companies: Citadel Communications Corporation, Clear Channel Communications, Inc., Cox Radio, Inc., Cumulus Media Inc., Emmis Broadcasting Corporation, Heftel Broadcasting Corporation, Infinity Broadcasting Corporation, and Jacor Communications, Inc. and Saga Communications based on various measures of financial performance. Wasserstein Perella's analysis of the financial performance of these comparable public companies yielded an implied value range of $32.29-$38.00 per share of Capstar. Wasserstein Perella noted that the enterprise values as multiples of 1999 and 2000 estimated broadcast cash flow were 16.4x and 13.8x for Chancellor Media and 16.4x and 14.1x for Capstar, compared with a median of 19.1x and 16.6x for the selected group. Wasserstein Perella further noted that the market prices per share as multiples of 1999 and 2000 estimated after-tax cash flow were 24.0x and 17.4x for Chancellor Media and 29.1x and 22.1x for Capstar, compared with a median of 34.7 and 28.6x for the selected group. Wasserstein Perella provided the foregoing information to the Board of Directors of

Chancellor Media for the Board of Director's use in evaluating the valuation of Chancellor Media and Capstar relative to certain comparable public companies.



                                                                  FIRM VALUES AS
                                                              MULTIPLES OF ESTIMATED
                                                               BROADCAST CASH FLOW
                                                              ----------------------
                                                               1999           2000
                                                              -------        -------
Chancellor Media............................................   16.4x          13.8x
Capstar.....................................................   16.4x          14.1x
Median for Selected Group...................................   19.1x          16.6x



                                                                MARKET PRICES PER
                                                              SHARE AS MULTIPLES OF
                                                               ESTIMATED AFTER-TAX
                                                                    CASH FLOW
                                                              ----------------------
                                                               1999           2000
                                                              -------        -------
Chancellor Media............................................   24.0x          17.4x
Capstar.....................................................   29.1x          22.1x
Median for Selected Group...................................   34.7x          28.6x



Implied Discounted Cash Flow Valuation of Capstar. Using a discounted cash flow methodology based on projections from Capstar's management, Wasserstein Perella calculated a range of firm values of Capstar as of January 1, 1999 based on



     (i) the estimated unlevered free cash flows that Capstar could produce on a stand-alone basis without giving effect to any operating or other efficiencies arising from the merger over the five-year period from fiscal year end 1999 through fiscal year end 2003 and



     (ii) a range of 2003 terminal broadcast cash flow multiples from 12.5x to 13.5x applied to 2003 broadcast cash flow.



Wasserstein Perella discounted these cash flows by a range of discount rates representing the weighted average cost of capital from 9.5% to 10.5%, resulting in a range of firm values as of January 1, 1999 from $4,991 million to $5,471 million, using projections provided by Capstar's management. This corresponds to a range of implied per share equity values from $25.80 to $29.98 and a range of implied firm values as a multiple of 1999 estimated broadcast cash flow for Capstar of 16.0x to 17.7x.



                                                                        IMPLIED FIRM VALUES
                                                                         AS A MULTIPLE OF
                                                   IMPLIED PER SHARE      1999E BROADCAST
                                                     EQUITY VALUES           CASH FLOW
                                                   -----------------    -------------------
Based on Management Projections..................    $25.80-$29.98          16.0x-17.7x



Pro Forma Analysis. Using projections from the management of each of Chancellor Media and Capstar, Wasserstein Perella analyzed the potential pro forma impact of the merger on the combined company's projected after-tax cash flow per share of Chancellor Media common stock under two scenarios:



     (i) assuming no synergies are realized in the merger and



     (ii) assuming both operating and financing synergies are realized in the merger.



Wasserstein Perella's analysis indicated that at the exchange ratio of 0.4955x and assuming no synergies, the merger would result in a pro forma estimated after-tax cash flow per share dilution of 9.1% in 1999, 9.0% in 2000, 9.4% in 2001, 8.8% in 2002 and 7.9% in

2003. Assuming both operating and financing synergies are realized in the merger, the merger would result in a pro forma estimated after-tax cash flow per share accretion of 2.7% in 1999, 1.3% in 2000, 0.7% in 2001, 1.0% in 2002 and
1.3% in 2003.



                                                               AFTER-TAX CASH FLOW
                                                        ----------------------------------
                                                                           OPERATING &
                                                        NO SYNERGIES   FINANCING SYNERGIES
                                                        ------------   -------------------
1999% Accretion (Dilution)............................     (9.1%)             2.7%
2000% Accretion (Dilution)............................     (9.0%)             1.3%
2001% Accretion (Dilution)............................     (9.4%)             0.7%
2002% Accretion (Dilution)............................     (8.8%)             1.0%
2003% Accretion (Dilution)............................     (7.9%)             1.3%



Pro Forma Contribution Analysis. Wasserstein Perella also analyzed the projected pro forma contribution by Chancellor Media and Capstar to the combined entity. Utilizing this contribution analysis, the contribution of Capstar to the combined entity based on total market equity value and adjusted enterprise value, and assuming Chancellor Media's share price of $55.375 and Capstar's share price based on an implied ratio of 0.4955x, was 24.5% and 25.4%, respectively. The contribution of Capstar to the combined entity based on total market equity value and adjusted enterprise value, and assuming Chancellor Media's share price of $55.375 and Capstar's share price of $26.750, was 24.0% and 25.1%, respectively. In addition, Wasserstein Perella compared the relative contributions of Chancellor Media and Capstar to the combined entity based on 1999 and 2000 estimated revenue and broadcast cash flow. Based on 1999 estimated financial data, Capstar's relative contributions were 28.2% and 25.0%, respectively, and based on 2000 estimated financial data, Capstar's relative contributions were 28.2% and 24.7%, respectively.


Opinion of Financial Advisor to the Chancellor Media Board of Directors

Under a letter agreement, dated August 19, 1998, Chancellor Media and Chancellor Media Corporation of Los Angeles retained Morgan Stanley to act as financial advisor to the Board of Directors of Chancellor Media in connection with the merger of Chancellor Media and Capstar. On August 25, 1998, Morgan Stanley gave the Board of Directors of Chancellor Media an oral opinion that, as of August 25, 1998, and based upon and subject to the various considerations and matters described in its opinion, the exchange ratio in the merger agreement was fair, from a financial point of view, to Chancellor Media. The exchange ratio provides that Chancellor Media stockholders would get one share of Chancellor Media, as it exists after the merger, for each of their shares of Chancellor Media, as it existed before the merger, and the Capstar stockholders would get between .48 shares and .5050 shares of Chancellor Media, as it exists after the merger, for each of their shares of Capstar before the merger. Morgan Stanley later confirmed its oral opinion by delivering a written opinion, dated August 26, 1998.


On April 29, 1999, the merger agreement was amended and restated to provide that in the merger,


     (a) a wholly owned subsidiary of Chancellor Media, created solely for the purpose of accomplishing the merger, would merge with and into Capstar, with Capstar surviving the merger as a wholly owned subsidiary of Chancellor Media and

     (b) the exchange ratio, fixed in accordance with the formula set forth in the August 26, 1998 merger agreement, would be accomplished by each share of an outstanding class of Capstar common stock outstanding prior to the merger converting into .4955 shares of a similar class of Chancellor Media common stock.

In the merger, as amended, holders of Chancellor Media common stock would retain their shares of Chancellor Media as they existed before the merger.

THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN STANLEY, DATED AUGUST 26, 1998, IS ATTACHED AS ANNEX IV TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED BY REFERENCE. THE WRITTEN OPINION DESCRIBES MORGAN STANLEY'S ASSUMPTIONS AND CONSIDERATIONS IN GIVING ITS OPINION AND THE LIMITATIONS ON ITS REVIEW. HOLDERS OF CHANCELLOR MEDIA COMMON STOCK ARE URGED TO, AND SHOULD, READ MORGAN STANLEY'S WRITTEN OPINION CAREFULLY AND COMPLETELY. MORGAN STANLEY'S WRITTEN OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF CHANCELLOR MEDIA AND ONLY ADDRESSES THE FAIRNESS OF THE EXCHANGE RATIO TO CHANCELLOR MEDIA FROM A FINANCIAL POINT OF VIEW. IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER, NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY CHANCELLOR MEDIA COMMON STOCKHOLDER ON HOW TO VOTE AT THE CHANCELLOR MEDIA SPECIAL MEETING. THE FOLLOWING IS ONLY A SUMMARY OF MORGAN STANLEY'S WRITTEN OPINION AND SHOULD NOT BE VIEWED AS A SUBSTITUTE FOR THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION.

In arriving at its opinion, Morgan Stanley:

- reviewed certain publicly available financial statements and other information of Capstar and Chancellor Media;

- reviewed certain internal financial statements and other financial and operating data concerning Capstar and Chancellor Media prepared by the managements of Capstar and Chancellor Media, respectively;

- analyzed certain financial projections prepared by the management of Capstar and its affiliates;

- discussed the past and current operations and financial condition and the prospects of Capstar with senior executives of Capstar;

- discussed with senior managements of Chancellor Media and Capstar their estimates of the synergies and cost savings expected to be derived from the merger;

- discussed the past and current operations and financial condition and the prospects of Chancellor Media with senior executives of Chancellor Media, and analyzed the pro forma impact of the merger on the surviving corporation's after-tax cash flow per share, consolidated capitalization and financial ratios;

- reviewed the reported prices and trading activity for Capstar class A common stock and Chancellor Media common stock;

- compared the financial performance of Capstar and Chancellor Media and the prices and trading activity of the Capstar class A common stock and the Chancellor Media common stock with that of certain other comparable publicly-traded companies and their securities;

- reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

- participated in discussions and negotiations among representatives of Capstar and Chancellor Media and their financial and legal advisors;

- reviewed the draft merger agreement dated August 25, 1998, the merger agreement and certain related documents; and

- performed such other analyses as it deemed appropriate.

In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for purposes of its opinion. With respect to the financial projections, including the estimates of the synergies and cost savings expected to be derived from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Capstar and Chancellor Media. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Capstar or Chancellor Media, nor was Morgan Stanley furnished with any such appraisals. The Morgan Stanley opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date such opinion was rendered.

The following is a brief summary of the material financial analyses performed by Morgan Stanley in preparing its opinion. Certain of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analysis used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Historical Trading Ratio Analysis. Morgan Stanley analyzed the historical ratio of the closing share prices of Chancellor Media common stock and Capstar class A common stock over several time periods ending on August 12, 1998. The periods analyzed were: (a) the period beginning on May 27, 1998 (the date of the initial public offering of Capstar class A common stock); (b) the last thirty trading days and (c) the last ten trading days. Morgan Stanley reviewed the average, high and low exchange ratio implied for each time period. The ratios are set forth below:

                                                        IMPLIED EXCHANGE RATIO
                                                        -----------------------
TRADING DAYS                                            AVERAGE    HIGH    LOW
------------                                            --------   -----   ----
From May 27, 1998 to August 12, 1998..................    .46x      .52x   .41x
Last 30 trading days ending on August 12, 1998........    .47x      .52x   .44x
Last 10 trading days ending on August 12, 1998........    .49x      .52x   .46x

Morgan Stanley observed that the lowest and highest exchange ratios contemplated by the executed merger agreement were within the ranges set forth above.

Comparison of Growth Rates. Morgan Stanley also compared the performance of the Chancellor Media common stock and Capstar class A common stock to the performance of an index made up of comparable publicly traded companies engaged in the radio broadcasting industry. Specifically, the index included CBS Corporation, Clear Channel Communications Inc., Cox Radio Inc., Emmis Communications Corp., Heftel Broadcasting Corp., Jacor Communications Inc. and Saga Communications Inc. The comparison covered the period from May 27, 1998 to August 26, 1998. Morgan Stanley observed that by the end of that period, the price of Chancellor Media common stock increased approximately 7%, the price of Capstar class A common stock increased approximately 13% and the stock prices of the companies comprising the index decreased approximately 1%.

Morgan Stanley then analyzed the projected growth rates of broadcast cash flow and free cash flow for Chancellor Media and Capstar for the 1998-2001 fiscal year time period. Free cash flow is after-tax cash flow minus capital expenditures. The projected growth rates for Chancellor Media and Capstar, as of August 25, 1998, are set forth below:

                                                    COMPOUNDED ANNUAL GROWTH
                                              RATE OF BROADCAST CASH FLOW 1998-2001
                                              -------------------------------------
Chancellor Media...........................                    14%
Capstar....................................                    15%

                                                      COMPOUNDED ANNUAL GROWTH
                                                  RATE OF FREE CASH FLOW 1998-2001
                                                  --------------------------------
Chancellor Media...............................                  25%
Capstar........................................                  45%

Morgan Stanley also compared Capstar's projected growth rates for the same time period with the projected growth rates of broadcast cash flow and free cash flow of the companies comprising the comparable company index. Morgan Stanley noted that Capstar's projected free cash flow growth rate for the period exceeds the projected growth rate for all seven companies in the comparable company index. It noted that Capstar's projected broadcast cash flow growth rate for the period exceeds the projected growth rate for five of the seven index companies.

Relative Contribution Analysis. Morgan Stanley also analyzed the projected pro forma contribution of, among other things, net revenues and broadcast cash flow by Chancellor Media and Capstar to the combined company. This analysis covered various time periods between the fiscal years 1999 and 2001. In its analysis, Morgan Stanley did not take into account, however, LMA fees due to Capstar from Chancellor Media or the amount of any estimated net benefits or cost savings from synergies expected from the merger. Morgan Stanley then calculated the exchange ratio implied by these pro forma contributions. The following sets forth Morgan Stanley's analysis of the range of Capstar's percentage contribution of net revenues and broadcast cash flows to the combined company as of the date of the Morgan Stanley opinion. Morgan Stanley based these numbers on management projections of Chancellor Media and Capstar and on estimates of selected securities research analysts. Also set forth below is the exchange ratio implied by these contributions as of August 25, 1998.

                                                       % CAPSTAR           IMPLIED
                                                      CONTRIBUTION     EXCHANGE RATIO
                                                      ------------     ---------------
                                                      LOW     HIGH      LOW      HIGH
                                                      ---     ----     -----     -----
Net Revenues
  Capstar Management Estimates......................  27%      28%     .59x      .64x
  Research Analyst Estimates........................  26%      27%     .54x      .57x
Broadcast Cash Flow
  Capstar Management Estimates......................  25%      26%     .47x      .54x
  Research Analyst Estimates........................  23%      24%     .40x      .45x

Morgan Stanley's analysis suggested that the high and low exchange ratios described in the executed merger agreement generally fell within or below the range of the implied exchange ratios set forth above except for those implied by the research analyst estimates for broadcast cash flow.

Precedent Transaction Multiples Analysis. Morgan Stanley reviewed and analyzed public information relating to the following transactions in the radio broadcasting industry that were publicly announced in 1997 or 1998. Morgan Stanley concluded these transactions were comparable to the merger for purposes of this analysis:


                ACQUIROR                                   TARGET
                --------                                   ------
- Capstar Partners                        - Triathlon
- Chancellor Media                        - radio stations of SFX
- Jacor Communications, Inc.              - radio stations of Nationwide
                                            Communications Inc.
- CBS Corporation                         - American Radio Systems Corporation
- Capstar Partners                        - SFX
- Sinclair Broadcast Group Inc.           - television stations and radio stations
                                          of Heritage Media Corporation
- Clear Channel Communication Inc.        - Paxson Communications Corporation
- Bonneville International Corporation    - radio stations of Evergreen Media
                                            Corporation
- Capstar Partners                        - Patterson Broadcasting Inc.
- Capstar Partners                        - Gulfstar Communications, Inc.
- Evergreen and Chancellor Media          - radio stations from Gannett Co., Inc.
- Evergreen                               - Chancellor Media
- Chancellor Media and Evergreen          - radio stations of Viacom
                                            International, Inc.
- Citadel Broadcasting Co.                - Tele-Media Broadcasting Co.
- Sinclair                                - Max Media Properties L.L.C.


Morgan Stanley reviewed the prices paid in these transactions. This review included analyzing the aggregate value of the transactions expressed as multiples of public estimates of (a) projected broadcast cash flow, (b) last-twelve month revenues and/or (c) assets of the acquired company. The following sets forth the average, low and high multiples for these transactions:

                                                1997                      1998
                                       -----------------------   -----------------------
                                       AVERAGE    LOW    HIGH    AVERAGE    LOW    HIGH
                                       -------   -----   -----   -------   -----   -----
Projected Broadcast Cash Flow........   16.6x    12.5x   31.5x    12.4x    10.6x   14.2x

                                                                    1997-1998
                                                              ---------------------
                                                              AVERAGE   LOW    HIGH
                                                              -------   ----   ----
Last Twelve Months (LTM) Revenues...........................   6.9x     3.8x   8.6x

Morgan Stanley also analyzed potential Capstar acquisition multiples. As stated above, the executed merger agreement contemplated an exchange ratio of between
 .48 (low) and .5050 (high) for Capstar stockholders depending upon Capstar's actual fiscal 1998 broadcast cash flow. To arrive at the low and high numbers listed below, Morgan Stanley compared the amount being paid by Chancellor in the merger, based on the exchange ratio, to estimates of fiscal year 1998 revenues and fiscal year 1999 broadcast cash flow prepared by Capstar management and selected securities research analysts considered by Morgan Stanley as of the date of August 25, 1998.

                                                      CAPSTAR ACQUISITION MULTIPLES
                                                   -----------------------------------
                                                                          CAPSTAR
                                                   RESEARCH ANALYST      MANAGEMENT
                                                      ESTIMATES          ESTIMATES
                                                   ----------------   ----------------
                                                   LOW(1)   HIGH(2)   LOW(1)   HIGH(2)
                                                   ------   -------   ------   -------
1998 Projected Revenues..........................   6.8x      7.2x     6.5x      6.8x
1999 Projected Broadcast Cash Flow...............  13.4x     15.9x    12.8x     14.8x

---------------

(1) Including synergies

(2) Excluding synergies

Morgan Stanley observed that the estimated acquisition multiple range based on revenues for Capstar, both before and after giving effect to the synergies gained from the merger, was within the range of the LTM revenue multiples calculated by Morgan Stanley for the comparable transactions. In addition, Morgan Stanley observed that the estimated acquisition multiple range based on broadcast cash flow for Capstar, after giving effect to the synergies gained from the merger, was generally within the range of the broadcast cash flow multiples calculated by Morgan Stanley for the comparable transactions, except for the multiple range based on management's estimates.

No transaction used in the precedent transaction analysis is identical to the merger. Morgan Stanley based its analysis of the comparable transactions in part on judgments and assumptions of industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Chancellor Media's and Capstar's control. These included

     (a) the impact of competition on the business of Chancellor Media, Capstar and the broadcasting industry generally,

     (b) broadcast industry growth and

     (c) no material adverse change in the financial condition and prospects of Chancellor Media, Capstar or the broadcast industry or in the financial markets in general.

Also, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transactions data.

Comparable Publicly Traded Company Analysis. As part of its analysis, Morgan Stanley compared selected financial information of Capstar with similar publicly available information of the comparable companies. Specifically, Morgan Stanley examined each comparable company's multiple of (a) estimated fiscal 1998 and projected fiscal 1999 broadcast cash flow and (b) estimated fiscal 1998 and projected fiscal 1999 after tax cash flow, to the aggregate values of these companies. The aggregate values used by Morgan Stanley in this analysis were based on the August 24, 1998 closing prices of those companies' publicly traded capital stock. The following table sets forth the results of Morgan Stanley's analysis:

                                                         TRADING MULTIPLE
                                                      ----------------------
                                                      MEDIAN    LOW    HIGH
                                                      ------   -----   -----
Broadcast Cash Flow
  Estimated 1998....................................  16.9x    10.8x   28.5x
  Projected 1999....................................  14.1x    10.3x   23.0x
After Tax Cash Flow
  Estimated 1998....................................  26.7x    16.5x   40.7x
  Projected 1999....................................  22.9x    13.4x   31.7x

Morgan Stanley then compared these multiple ranges with similar multiple ranges for Capstar. Morgan Stanley based Capstar's multiple ranges on estimates prepared by its management and selected securities research analysts considered by Morgan Stanley as of August 25, 1998. The Capstar multiples are set forth below:

                                             CAPSTAR ACQUISITION MULTIPLES
                                        ----------------------------------------
                                        RESEARCH ANALYSTS    CAPSTAR MANAGEMENT
                                            ESTIMATES             ESTIMATES
                                        -----------------    -------------------
                                        LOW(1)    HIGH(2)    LOW(1)     HIGH(2)
                                        ------    -------    -------    --------
Broadcast Cash Flow
  Estimated 1998......................  15.9x      19.5x      15.0x      18.0x
  Projected 1999......................  13.4x      15.9x      12.8x      14.8x
After Tax Cash Flow
  Projected 1999......................  18.4x      36.8x      16.0x      27.3x

---------------

(1) Including synergies

(2) Excluding synergies

Morgan Stanley observed that the estimated multiple ranges for Capstar were within or below the multiple ranges calculated by Morgan Stanley for the comparable companies.

No company used in the publicly traded comparable company analysis is identical to Capstar. Accordingly, analyzing these results necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. It also involves other factors that could affect the public trading value of companies to which they are being compared. In its analysis, Morgan Stanley made judgments and assumptions of industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Capstar's control. These include

     (a) the impact of competition on the business of Capstar and the broadcasting industry generally,

     (b) broadcast industry growth and

     (c) no material adverse change in the financial condition and prospects of Capstar or the broadcast industry or in the financial markets in general.

As stated above, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transactions data.

Pro Forma Merger Analysis. Morgan Stanley analyzed the pro forma impact of the merger on Chancellor Media's projected after-tax cash flow per share of Chancellor Media (i.e. the surviving public company) common stock for the 1999 fiscal year. This analysis took into account the estimated synergies from the merger. The table below sets forth this pro forma impact, based on estimates of selected securities research analysts and Capstar management considered by Morgan Stanley as of August 25, 1998:

                      PROJECTED 1999 AFTER TAX CASH FLOW ACCRETION PER SHARE
                      ---------------------------------------------------------------
                      RESEARCH ANALYST ESTIMATES(1)   CAPSTAR MANAGEMENT ESTIMATES(2)
                      -----------------------------   -------------------------------
                                  $0.04                            $0.07

---------------

(1) Use of Research Analyst Estimates implies applicability of the low exchange ratio in the merger (.48).

(2) Use of Capstar Management Estimates implies applicability of the high exchange ratio in the merger (.5050).

From that, Morgan Stanley observed that the merger would be accretive to after tax cash flow per share of Chancellor Media common stock under either scenario.

The preparation of a fairness opinion is a complex process. It is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley performed a variety of financial analyses. Many but not all are summarized above. The summary set forth above is not intended to be a complete description of Morgan Stanley's analyses. Morgan Stanley considered the results of all of its analyses as a whole. It did not give any particular weight to any analysis. In addition, Morgan Stanley believes one should consider all such factors and analyses in order to have a complete view of the process underlying the analyses.

In performing its analysis, Morgan Stanley assumed numerous things with respect to industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of Chancellor Media and Capstar. Morgan Stanley's analyses are not necessarily indicative of actual values. Actual values may be significantly more or less favorable than suggested by these analyses. These analyses were prepared solely as part of Morgan Stanley's analysis of the fairness of the exchange ratio from a financial point of view to Chancellor Media. They were provided to the Chancellor Media Board of Directors in connection with the delivery of Morgan Stanley's opinion. The analyses are not meant to be appraisals and do not necessarily reflect the prices at which businesses or companies, including Capstar, might actually be sold. As described above, Morgan Stanley's opinion was one of many factors considered by the Chancellor Media Board of Directors in determining to approve the executed merger agreement and the transactions considered in the merger agreement. Consequently, Morgan Stanley analyses should not be viewed as determinative of the opinions of the Chancellor Media Board of Directors with respect to the value of Chancellor Media and Capstar, or whether the Chancellor Media Board of Directors would have been willing to agree to a different exchange ratio.

Morgan Stanley is an internationally-recognized investment banking and financial advisory firm. Morgan Stanley, as part of its investment banking business, continuously engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its trading, brokerage and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities or senior loans of Capstar, Chancellor Media or any other company that may be involved in the transactions contemplated by the executed merger agreement. In the past, Morgan Stanley and its affiliates have provided financial advisory or financing services to Capstar Chancellor Media and Hicks Muse and its affiliates, and have received customary fees for the rendering of these services.


Under the letter agreement, Chancellor Media paid Morgan Stanley a fee of $2.5 million. This fee became due and payable upon the execution of the merger agreement and its public announcement. In addition, Chancellor Media has agreed to reimburse Morgan Stanley for its expenses, including reasonable out-of-pocket fees and expenses of its counsel, and to indemnify Morgan Stanley for liabilities and expenses arising out of the engagement and the transactions in connection therewith, including liabilities under federal securities laws. Any payment to be made to Morgan Stanley by Chancellor Media is to be made by and is the obligation of CMCLA.


RECOMMENDATION OF THE CAPSTAR BOARD OF DIRECTORS; CAPSTAR'S REASONS FOR THE
MERGER

THE BOARD OF DIRECTORS OF CAPSTAR BELIEVES THAT THE MERGER IS FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF CAPSTAR AND, ACTING UPON THE RECOMMENDATION OF THE CAPSTAR SPECIAL COMMITTEE, THE FACTORS CONSIDERED BY THE CAPSTAR SPECIAL COMMITTEE IN ARRIVING AT SUCH RECOMMENDATION AND DISCUSSIONS WITH ITS FINANCIAL AND LEGAL ADVISORS, HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND RECOMMENDS THAT THE STOCKHOLDERS OF CAPSTAR VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.


The Capstar Special Committee met on numerous occasions between July 10, 1998 and the date of this joint proxy statement/prospectus to consider developments relating to a business combination between Capstar and Chancellor Media. In approving the merger agreement and subsequently, the amended and restated merger agreement, and the related transactions, the Capstar Special Committee considered a number of factors including the following:


- the Capstar Special Committee's general knowledge of the business, operations, properties, assets, financial condition, business strategy and prospects of Capstar;


- the analyses of its financial and legal advisors;


- the fact that a possible Chancellor/Capstar transaction was disclosed in Capstar's prospectus for its initial public offering in May 1998 and in other public statements;


- the advice of the Capstar Special Committee's financial advisors that based on certain assumptions the exchange ratio of 0.4955 is accretive to Capstar;



- the fact that Capstar's public stockholders would continue to own an equity interest in the combined company following the merger and the potential operating benefits that the companies expect to be available to the combined company following the merger;



- the fact that Capstar's public stockholders would become stockholders of a much larger and more diversified company;

- the reduction in fees with respect to the proposed financial advisory arrangements with Hicks Muse following the merger;

- the impact of the termination of Chancellor Media's merger agreement with LIN;


- the fact that the approval of a majority of Capstar's disinterested stockholders was removed as a condition to closing in the amended and restated merger agreement;



- the fact that Capstar had previously entered into the original merger agreement with Chancellor; and


- the terms and conditions of the amended and restated merger agreement, some of which were negotiated as improvements, including the following:


     (i) provisions regarding Capstar's ability to pursue alternative acquisition proposals;



     (ii) provisions allowing Capstar's Board and the Capstar Special Committee to withdraw or modify their recommendations under certain circumstances;



     (iii) provisions requiring Capstar to reimburse Chancellor Media's expenses or pay a termination fee if the merger agreement is terminated under certain circumstances;


     (iv)     various conditions to closing;

     (v) the fact that Hicks Muse has voting control over Capstar and any alternative acquisition proposal would not be possible without the approval of Hicks Muse; and

     (vi)     the likely tax treatment of the merger.

The discussion of the information and factors considered by the Capstar Special Committee is not intended to be exhaustive. During its deliberations, the Capstar Special Committee discussed the foregoing and other factors with Bear Stearns and its legal counsel. Given the number of factors considered, the Capstar Special Committee did not assign relative weights to the factors considered nor did the Capstar Special Committee make any specific determination that a particular factor was favorable or unfavorable. Rather, the Capstar Special Committee conducted detailed discussions of such factors and ultimately reached a decision that the merger was in the best interests of Capstar and its public stockholders before delivering its recommendation in favor of the merger to the Board of Directors of Capstar.


OPINIONS OF FINANCIAL ADVISORS TO THE CAPSTAR SPECIAL COMMITTEE AND


CAPSTAR BOARD OF DIRECTORS


Opinion of Financial Advisor to Capstar Special Committee


On August 26, 1998, Bear Stearns delivered to the Capstar Special Committee Bear Stearns' opinion that, as of the date thereof, and subject to the assumptions and qualifications set forth therein, the exchange ratio range of
0.4800 - 0.5050 (as set forth in the original merger agreement) was fair, from a financial point of view, to the public class A common stockholders of Capstar. Subsequent to the issuance of such opinion, Chancellor Media terminated its proposed transaction with LIN and completed the acquisition of the outdoor advertising business of Whiteco Industries, Inc. and both parties established the exchange ratio and agreed to certain other changes that are reflected in the merger agreement. As a result, the Capstar Special Committee requested that Bear Stearns update its analysis of the proposed merger, and on April 13, 1999, Bear Stearns delivered to the Capstar Special Committee Bear Stearns' opinion that, as of the date thereof, and subject to the assumptions and qualifications set forth therein, the exchange ratio was fair, from a financial point of view, to the public class A common stockholders of Capstar. Following the April 13, 1999 opinion, Bear Stearns was, again, requested to update its analysis of the proposed merger due to Chancellor Media's announcement on June 1, 1999 that it was selling its outdoor advertising business to Lamar (the "Lamar transaction"). Accordingly, Bear Stearns updated its analysis of the proposed merger, and on June 3, 1999, Bear Stearns delivered to the Capstar Special Committee Bear Stearns' opinion (the "Opinion") that, as of the date thereof, and subject to the assumptions and qualifications set forth therein, the exchange ratio was fair, from a financial point of view, to the public class A common stockholders of Capstar.



The full text of Bear Stearns' Opinion is set forth as Annex V to this joint proxy statement/prospectus and describes the assumptions made, matters considered and limits on the review undertaken. Capstar stockholders are urged to read the Opinion in its entirety. The summary of Bear Stearns' Opinion set forth in this joint proxy statement/ prospectus is qualified in its entirety by reference to the full text of such Opinion.



Bear Stearns' Opinion is intended for the benefit and use of the Capstar Special Committee, and does not constitute a recommendation of the merger or a recommendation to any stockholder of Capstar as to how any such stockholder should vote on the merger or any issue relating thereto. In rendering its Opinion, Bear Stearns is not expressing any opinion as to what the value of Capstar or Chancellor Media common stock actually will be at the time of the merger or at any time prior to or, in the case of Chancellor Media, subsequent to the consummation of the merger. In addition, the Bear Stearns' Opinion does not address Capstar's underlying business decision to effect the merger. Finally, the Opinion does not imply any conclusion as to the business decision to effect the Lamar transaction or the value of the Lamar common stock to be received upon completion of the Lamar transaction. It should be understood that, although subsequent developments may effect the conclusions reached in the Opinion, Bear Stearns does not have any obligation to, nor does it intend to update, revise or reaffirm its Opinion.



The form and amount of consideration to be received by Capstar pursuant to the merger agreement were determined by arm's-length negotiations between the Capstar Special Committee and Chancellor Media and were not based on any recommendation by Bear Stearns, although Bear Stearns provided advice to the Capstar Special Committee from time to time with respect thereto. Except as otherwise noted herein, no limitations were imposed by Capstar or the Capstar Special Committee or Hicks Muse on Bear Stearns with respect to the investigations made or the procedures followed by Bear Stearns in rendering the Opinion.



In the course of Bear Stearns' analyses for rendering the Opinion, Bear Stearns:



- reviewed a draft of the amended merger agreement;



- reviewed the draft of the Schedule 14A Combined Proxy Statement in substantially final form ("Proxy Statement" upon its completion);



- reviewed Capstar's initial public offering prospectus dated May 26, 1998, its Annual Report on Form 10-K for the period ended December 31, 1998, and its Quarterly Report on Form 10-Q for the period ended March 31, 1999;

- reviewed Chancellor Media's prospectus dated January 27, 1998 (relating to the issuance of 19,000,000 shares of Chancellor Media common stock), its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and its Quarterly Report on Form 10-Q for the period ended March 31, 1999;



- reviewed Triathlon's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;



- reviewed the Stock Purchase Agreement dated June 1, 1999, by and between Lamar and Chancellor Media;



- reviewed Lamar's Form 10-K dated December 31, 1998, and its Form 10-Q dated March 31, 1999;



- reviewed certain operating and financial information of Capstar and Chancellor Media, including updated projections, provided to Bear Stearns by management of Capstar and Chancellor Media relating to their respective businesses and prospects;


- met with certain members of senior management of Capstar and Chancellor Media to discuss their respective operations, historical financial statements and future prospects;

- reviewed the historical prices and trading volumes of the common shares of Capstar and Chancellor Media;


- reviewed publicly available financial data and stock market performance data of companies which Bear Stearns deemed generally comparable to Capstar and Chancellor Media;



- reviewed the terms of recent acquisitions of companies which Bear Stearns deemed generally comparable to Capstar; and



- conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.



In the course of its review Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to Bear Stearns by Capstar and Chancellor Media. With respect to Capstar's and Chancellor Media's updated projected financial results (reflecting the Lamar transaction and including updated projected cost and interest savings and revenue and operating synergies resulting from the merger), Bear Stearns assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Capstar and Chancellor Media as to the expected future performance of Capstar and Chancellor Media, respectively. Bear Stearns did not assume any responsibility for the independent verification of the information or the updated projections (reflecting the Lamar transaction and including updated projected cost and interest savings and revenue and operating synergies resulting from the merger), provided to it, and Bear Stearns further relied upon the assurances of the management of Capstar and Chancellor Media that they are unaware of any facts that would make the information or updated projections (reflecting the Lamar transaction and including updated projected cost and interest savings and revenue and operating synergies resulting from the merger), provided to Bear Stearns incomplete or misleading. In arriving at its Opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets and liabilities of Capstar, Chancellor Media or Lamar, nor was Bear Stearns provided with any appraisals. Bear Stearns assumed, with permission from the Capstar Special Committee, that the fair market value of the Lamar common stock to be received by Chancellor Media in the Lamar transaction will be equal to the market value as of May 28, 1999. Bear Stearns also assumed that the merger will constitute a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The Bear Stearns Opinion is necessarily based on economic, market, and other conditions, and the information made available to Bear Stearns, as of the date thereof.



In connection with preparing and rendering its Opinion, Bear Stearns performed a variety of valuation, financial and comparative analyses. The summary of such analyses, as set forth below, does not purport to be a complete description of the analyses underlying the Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. Bear Stearns believes that its analyses must be considered as a whole, and that selecting portions of its analyses and the factors considered by it, without considering all such factors and analyses, could create an incomplete view of the processes underlying the Opinion. Moreover, the estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Accordingly, such estimates are inherently subject to substantial uncertainties.


In connection with its engagement, Bear Stearns was not authorized to solicit, and did not solicit, third party indications of interest with respect to the acquisition of all or a part of Capstar, nor did Bear Stearns review with the Capstar Special Committee or Capstar any potential transactions in lieu of the merger.


The following is a summary of the material valuation, financial and comparative analyses presented by Bear Stearns to the Capstar Special Committee on June 3, 1999 in connection with the Opinion, which was rendered to the Capstar Special Committee on such date.



Relative Contribution Analysis. Bear Stearns reviewed with the Capstar Special Committee the relative contribution of each of Capstar and Chancellor Media to certain income statement categories of the pro forma combined company, including calendar 1998 pro forma and updated 1999 estimated and 2000 estimated net revenues, broadcast cash flow ("BCF") and EBITDA. The relative contribution of these income statement categories was then compared to the relative enterprise value (market equity value plus debt plus preferred stock plus minority interest less cash) percentages implied by the exchange ratio of 0.4955. Bear Stearns observed that Capstar's share of the combined enterprise value would be 28.8% at the 0.4955 exchange ratio (based on the closing stock prices of Capstar and Chancellor Media common stocks on June 2, 1999). Additionally, Bear Stearns also reviewed the relative contribution of each of Capstar and Chancellor Media to the combined company's EBITDA less debt service and preferred dividends ("Adjusted EBITDA") and after-tax cash flow ("ATCF"). Bear Stearns then compared these contribution percentages to the relative equity ownership percentage implied by the 0.4955 exchange ratio. Bear Stearns observed that Capstar's share of the combined equity value would be 24.5% at the 0.4955 exchange ratio.

                                                                        CHANCELLOR
                                                              CAPSTAR     MEDIA
                                                              -------   ----------
NET REVENUES
  1998PF....................................................   33.4%      66.6%
  1999E.....................................................   33.1%      66.9%
  2000E.....................................................   32.8%      67.2%
BCF
  1998PF....................................................   31.7%      68.3%
  1999E.....................................................   31.6%      68.4%
  2000E.....................................................   31.2%      68.8%
EBITDA
  1998PF....................................................   31.6%      68.4%
  1999E.....................................................   31.7%      68.3%
  2000E.....................................................   31.2%      68.8%
ADJUSTED EBITDA
  1999E.....................................................   24.7%      75.3%
  2000E.....................................................   25.6%      74.4%
ATCF
  1999E.....................................................   20.9%      79.1%
  2000E.....................................................   20.0%      80.0%



Bear Stearns further noted that the contribution percentages of net revenues, BCF, EBITDA and Adjusted EBITDA, did not accurately reflect the value of the Lamar equity that Chancellor will hold as a result of the Lamar transaction. As a result, Bear Stearns analyzed Chancellor's share of the combined enterprise value implied by Chancellor's contribution of BCF and the value of the Lamar common stock to be received by Chancellor upon completion of the Lamar transaction. Bear Stearns then compared Chancellor's implied share of the combined enterprise value to Chancellor's current enterprise value.



                                                     1998PF       1999E       2000E
                                                    ---------   ---------   ---------
Chancellor's BCF Contribution.....................       68.3%       68.4%       68.8%
Total Combined Company Enterprise Value...........  $17,790.6   $17,790.6   $17,790.6
Implied Chancellor's Share of Combined Enterprise
  Value...........................................   12,154.2    12,165.6    12,243.3
Plus: Value of 29.8% of Lamar Equity..............      892.9       892.9       892.9
Share of Combined Company Enterprise Value that
  Chancellor Should Receive.......................   13,047.1    13,058.4    13,136.2
  On a Percentage Basis...........................       73.3%       73.4%       73.8%
Chancellor's Current Enterprise Value.............   12,666.7   $12,666.7    12,666.7
Shortfall.........................................  $  (380.4)  $  (391.8)  $  (469.5)



Bear Stearns also conducted this analysis based on Chancellor's relative contribution of Adjusted EBITDA and the value of the Lamar common stock to be received upon completion of the Lamar transaction, and made similar observations.


Has/Gets Analysis. Bear Stearns performed a has/gets analysis on Capstar's updated projected ATCF per share for the fiscal years 1999 and 2000. Bear Stearns combined the updated projected operating results of Capstar (provided by Capstar management) with the corresponding updated projected operating results of Chancellor Media (provided by Chancellor Media management), with and without the updated projected cost and interest savings and revenue and operating synergies, to arrive at the combined company projected

ATCF. Bear Stearns divided the combined company ATCF by the pro forma fully diluted shares outstanding to arrive at a combined company ATCF per share. Bear Stearns multiplied the combined company ATCF per share by the exchange ratio, which represents the pro forma ATCF per share to Capstar stockholders. Bear Stearns then compared the pro forma combined company ATCF per share to Capstar stockholders to Capstar's projected stand-alone ATCF per share (provided by Capstar management) to determine the pro forma impact on Capstar's ATCF per share. This analysis suggested that the merger should result in accretion at the
0.4955 exchange ratio, with and without the updated projected cost and interest savings and revenue and operating synergies, to Capstar's updated projected ATCF per share in the fiscal years ending December 31, 1999 and 2000.



Analysis of Certain Publicly Traded Companies. Bear Stearns compared certain operating and financial information for Capstar and Chancellor Media to certain publicly available operating, financial, trading and valuation information of six selected radio broadcasting companies (collectively, the "Comparable Radio Broadcasting Companies"). These companies included:



- Citadel Communications Corporation,



- Clear Channel Communications, Inc.,



- Cox Radio Inc.,



- Cumulus Media Inc.,



- Emmis Communications Corporation, and



- Saga Communications, Inc.



Although Bear Stearns used these companies for comparison purposes, none of such companies is identical to Capstar. Bear Stearns' analysis indicated that the Comparable Radio Broadcasting Companies' enterprise value to 1998 pro forma and 1999 and 2000 estimated BCF yielded harmonic means (excluding any multiples that were greater than twice or less than half the median) of 18.4x, 14.9x and 13.1x, respectively. Bear Stearns compared the Comparable Radio Broadcasting Companies' 1998 pro forma and 1999 and 2000 estimated BCF multiples. Bear Stearns noted that Capstar's BCF multiples were in line with the harmonic mean BCF multiples of the Comparable Radio Broadcasting Companies. Bear Stearns' analysis also indicated that the Comparable Radio Broadcasting Companies' price to 1999 and 2000 estimated ATCF per share yielded harmonic means (excluding any multiples that were greater than twice or less than half the median) of 21.7x and 18.7x, respectively. Bear Stearns compared the Comparable Radio Broadcasting Companies' price to 1999 and 2000 estimated ATCF per share multiples to Capstar's 1999 and 2000 estimated ATCF per share multiples. Bear Stearns noted that Capstar's 1999 and 2000 estimated ATCF per share multiples were higher than the harmonic means of the Comparable Radio Broadcasting Companies 1999 and 2000 estimated ATCF per share multiples.



Analysis of Selected Precedent M&A Transactions. Bear Stearns reviewed and analyzed the publicly available financial terms of 11 selected recent merger and acquisition transactions in the Radio Broadcasting industry ("Precedent Radio Broadcasting Transactions") and compared the financial terms of such transactions to those of the merger for purposes of this analysis. These 11 transactions and the dates that the transactions were announced were as follows:


- Clear Channel's acquisition of Jacor Communications (October 1998);



- Chancellor Media's acquisition of Primedia Broadcasting (July 1998);



- Capstar's acquisition of Triathlon (July 1998);



- Jacor Communications' acquisition of Nationwide Communications (October 1997);



- CBS's acquisition of American Radio (September 1997);



- Capstar's acquisition of SFX (August 1997);



- Clear Channel's acquisition of Paxson Communications (June 1997);



- Evergreen Media's acquisition of Chancellor Media (February 1997);



- Chancellor Media's acquisition of Viacom Radio Station Group (February 1997);



- American Radio's acquisition of EZ Communications (August 1996); and



- Westinghouse's acquisition of Infinity Broadcasting (June 1996).



Bear Stearns reviewed the prices paid in the Precedent Radio Broadcasting Transactions and analyzed various operating and financial information and imputed valuation multiples and ratios. Bear Stearns noted that none of the Precedent Radio Broadcasting Transactions was identical to the merger and that, accordingly, any analysis of the Precedent Radio Broadcasting Transactions necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the acquisition value of Capstar versus the acquisition values of the companies to which Capstar was being compared. Bear Stearns' analysis of the Precedent Radio Broadcasting Transactions indicated that the multiples of enterprise value to current fiscal year and next fiscal year estimated BCF yielded harmonic means (excluding any multiples that were greater than twice or less than half the median) of 15.0x and 12.6x, respectively. Bear Stearns then compared these multiples to Capstar's implied 1999 and 2000 estimated BCF transaction multiples based on the exchange ratio, excluding the updated projected cost and interest savings and revenue and operating synergies. Bear Stearns noted that Capstar's 1999 and 2000 estimated BCF transaction multiple implied by the exchange ratio were higher than the harmonic means of the Precedent Radio Broadcasting Transactions' current fiscal year and next fiscal year estimated BCF multiples.



Discounted Cash Flow Analysis. Bear Stearns performed a discounted cash flow ("DCF") analysis of Capstar and Chancellor Media based on fiscal 1999 through fiscal 2003 updated projections provided by Capstar and Chancellor Media management, respectively. Bear Stearns used discount rates of 9% to 13% for Capstar and 8% to 12% for Chancellor Media, based on a radio broadcasting industry weighted average cost of capital. Bear Stearns noted that it used a lower discount rate range for Chancellor Media due to its lower weighted average cost of capital. In performing its analysis, Bear Stearns used terminal BCF multiples of 10.0x to 13.0x for both Capstar and Chancellor Media. Bear Stearns added the present values of the discounted free cash flows to the present values of the terminal values to arrive at a range of enterprise values of Capstar and Chancellor Media. Bear Stearns then deducted long-term debt and added cash (and, in the case of

Chancellor Media, added the value of the ownership of the Lamar equity) to the enterprise values of Capstar and Chancellor Media to arrive at a range of equity values for Capstar and Chancellor Media. This analysis implied an equity value per share range of $12.91 to $28.34 for Capstar and $34.15 to $56.72 for Chancellor Media. Based on such equity value per share ranges, Bear Stearns derived an implied exchange ratio range of 0.3781 to 0.4996.



Historical Stock Price Analysis. Bear Stearns reviewed the historical stock prices of Capstar and Chancellor Media over the period from May 26, 1998 (the date of Capstar's initial public offering) to June 2, 1999. Bear Stearns then compared the exchange ratio to the average historical trading ratio since Capstar's initial public offering of 0.4670, the average historical trading ratio for the most recent 10 days of 0.4849, the average historical trading ratio for the most recent 30 days of 0.4827, the average historical trading ratio for the most recent 60 days of 0.4780, the average historical trading ratio for the 10 days before the merger announcement of 0.4745, the average historical trading ratio for the 30 days before the merger announcement of
0.4723 and the average historical trading ratio for the 60 days before the merger announcement of 0.4602. Bear Stearns noted that the exchange ratio was above that of all periods measured.



Other Analyses. Bear Stearns conducted such other analyses as it deemed necessary, including reviewing historical and updated projected financial and operating data for both Capstar and Chancellor Media and selected investment research reports on each of Capstar, Chancellor Media and Lamar, including reviewing available information regarding the individual and institutional holdings of Capstar common stock and Chancellor Media common stock.



Pursuant to the terms of its engagement letter, Bear Stearns has earned a $1,700,000 fee and Capstar has agreed to pay Bear Stearns an additional $1,200,000 fee upon consummation of the merger. Capstar also has agreed to reimburse Bear Stearns for its reasonable out-of-pocket expenses, and to indemnify Bear Stearns and certain related persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.


Bear Stearns may actively trade the equity securities of Capstar and/or Chancellor Media for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

Bear Stearns is an internationally recognized investment banking firm and was selected as financial advisor to the Capstar Special Committee in connection with the merger and asked to provide advice to the Capstar Special Committee in the merger negotiations and render its opinion in connection with the merger based on Bear Stearns' qualifications, expertise and reputation in providing advice to companies in merger transactions. As part of its investment banking business, Bear Stearns is engaged regularly in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

OPINIONS OF FINANCIAL ADVISORS TO THE CAPSTAR BOARD OF DIRECTORS


Opinion of Credit Suisse First Boston

Credit Suisse First Boston Corporation ("Credit Suisse First Boston") has acted as co-financial advisor to Capstar in connection with the merger. Credit Suisse First Boston was selected by Capstar based on Credit Suisse First Boston's experience, expertise and familiarity with Capstar and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

In connection with Credit Suisse First Boston's engagement, the Board of Directors of Capstar requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, of the exchange ratio in the merger. On August 26, 1998, Credit Suisse First Boston rendered to the Capstar Board a written opinion dated August 26, 1998 to the effect that, as of that date and based upon and subject to the matters stated in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of Capstar common stock.

THE FULL TEXT OF CREDIT SUISSE FIRST BOSTON'S WRITTEN OPINION DATED AUGUST 26, 1998 TO THE CAPSTAR BOARD, WHICH DESCRIBES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX VI TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. CREDIT SUISSE FIRST BOSTON'S OPINION IS ADDRESSED TO THE CAPSTAR BOARD AND RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO IN THE MERGER, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE MERGER. THE SUMMARY OF CREDIT SUISSE FIRST BOSTON'S OPINION INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.


In arriving at its opinion, Credit Suisse First Boston reviewed the original merger agreement and publicly available business and financial information relating to Capstar and Chancellor Media. Credit Suisse First Boston also reviewed other information relating to Capstar and Chancellor Media, including financial forecasts, provided to or discussed with Credit Suisse First Boston by Capstar and Chancellor Media, and met with the managements of Capstar and Chancellor Media to discuss the businesses and prospects of Capstar and Chancellor Media. Credit Suisse First Boston also considered financial and stock market data of Capstar and Chancellor Media and compared those data with similar data for other publicly held companies in businesses similar to Capstar and Chancellor Media and considered, to the extent publicly available, the financial terms of other business combinations and other transactions recently proposed or effected. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant.


In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by Credit Suisse First Boston and relied on the information being complete and accurate in all material respects. With respect to financial forecasts, Credit Suisse First Boston was advised, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Capstar and Chancellor Media as to the future financial performance of Capstar and Chancellor Media and the strategic benefits and potential synergies, including the amount, timing and achievability thereof, anticipated to result from the merger. Credit Suisse First Boston was informed, and assumed, that the per share economic value of the Capstar class A common stock, class B common stock and class C common stock is equivalent.

Credit Suisse First Boston was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Capstar or Chancellor Media, nor was Credit Suisse First Boston furnished with any evaluations or appraisals. Credit Suisse First Boston's opinion was necessarily based upon information available to, and financial, economic, market and other conditions as they existed and could be evaluated by, Credit Suisse First Boston on the date of its opinion. Credit Suisse First Boston did not express any opinion as to the actual value of the Capstar common stock when issued pursuant to the merger or the prices at which the Capstar common stock will trade or otherwise be transferable subsequent to the merger. No other limitations were imposed on Credit Suisse First Boston with respect to the investigations made or procedures followed by Credit Suisse First Boston in rendering its opinion.

In preparing its opinion to the Capstar Board, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Capstar and Chancellor Media. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to Capstar or Chancellor Media or the proposed merger, nor is an evaluation of the results of those analyses entirely mathematical; rather the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by the Capstar Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Capstar Board or management of Capstar with respect to the exchange ratio or the proposed merger.

The following is a summary of the material analyses underlying Credit Suisse First Boston's opinion to the Capstar Board in connection with the merger. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND CREDIT SUISSE FIRST BOSTON'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH IN THE TABLES BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF CREDIT SUISSE FIRST BOSTON'S FINANCIAL ANALYSES.

Discounted Cash Flow Analysis

Capstar

Credit Suisse First Boston estimated the present value of the unlevered after-tax free cash flows that Capstar could produce on a stand-alone basis for the period 1999 through 2008 based on two scenarios:

(1) a management case based on estimates of the management of Capstar and

(2) an adjusted management case discussed with and reviewed by the management of Capstar which assumed, among other things, slower revenue growth and lower operating margins than the management case.

Ranges of estimated terminal values were calculated using terminal multiples of estimated 2008 broadcast cash flow of 10.0x to 11.0x. The free cash flow streams and estimated terminal values were then discounted to present value using discount rates of 10.5% to 11.5%. This analysis indicated an equity reference range for Capstar of approximately $19.39 to $25.79 per share.

Chancellor Media

Credit Suisse First Boston estimated the present value of the unlevered after-tax free cash flows that the radio broadcasting, television broadcasting and outdoor media businesses of Chancellor Media could produce on a stand-alone basis for the period 1999 through 2008 based on two scenarios:

(1) a management case based on estimates of the management of Chancellor Media for calendar years 1999 to 2003 and extrapolations of those estimates for calendar years 2004 to 2008; and

(2) an adjusted management case discussed with and reviewed by the management of Capstar which assumed, among other things, slower revenue growth and lower operating margins than the management case.

Ranges of estimated terminal values were calculated using terminal multiples of estimated 2008 broadcast cash flow of 10.0x to 11.0x for Chancellor Media's radio broadcasting businesses and 9.0x to 10.0x for Chancellor Media's television broadcasting and outdoor media businesses. The free cash flow streams and estimated terminal values were then discounted to present value using discount rates of 10.5% to 11.5%. This analysis indicated an equity reference range of Chancellor Media of approximately $42.87 to $50.68 per share.

Selected Company Analysis

Capstar

Credit Suisse First Boston compared financial, operating and stock market data of Capstar to corresponding data of the following selected publicly traded companies in the radio broadcasting industry:

- Clear Channel Communications, Inc.

- CBS Corporation

- Cox Radio, Inc.

- Emmis Communications Corporation

- Heftel Broadcasting Corporation

- Jacor Communications, Inc.

- Saga Communications, Inc.

Credit Suisse First Boston calculated enterprise values, which are calculated as equity market value plus debt less cash, for the selected radio broadcasting companies as multiples of estimated calendar year 1998 and 1999 estimated broadcast cash flow and earnings before interest depreciation and amortization and taxes, commonly referred to as EBITDA. Estimated financial data for the selected companies were based on estimates of selected investment banking firms and estimated financial data for Capstar were based on estimates of the management of Capstar. Applying a range of selected multiples of estimated calendar year 1998 and 1999 broadcast cash flow and EBITDA of these selected companies to corresponding financial data of Capstar indicated an equity reference range for Capstar of approximately $18.48 to $23.05 per share.

Chancellor Media

Credit Suisse First Boston compared financial, operating and stock market data of Chancellor Media to corresponding data of the following selected publicly traded companies in the radio broadcasting, television broadcasting and outdoor media industries:

Radio Broadcasting Companies

- Clear Channel Communications, Inc.

- CBS Corporation

- Cox Radio, Inc.

- Emmis Communications Corporation

- Heftel Broadcasting Corporation

- Jacor Communications, Inc.

- Saga Communications, Inc.

- Hearst-Argyle Television, Inc.

Television Broadcasting Companies

- Clear Channel Communications, Inc.

- Granite Broadcasting Organization

- Gray Communications Systems, Inc.

- Sinclair Broadcast Group, Inc.

- Young Broadcasting, Inc.
Outdoor Advertising Companies


- Lamar


- Outdoor Systems, Inc.


- The Ackerley Group, Inc.


Credit Suisse First Boston calculated enterprise values for the selected companies as multiples of estimated calendar year 1998 and 1999 broadcast cash flow and EBITDA. Estimated financial data for the selected companies were based on estimates of selected investment banking firms and estimated financial data for Chancellor Media were based on estimates of the management of Chancellor Media. Applying a range of selected multiples of estimated calendar year 1998 and 1999 broadcast cash flow and EBITDA of these selected companies to corresponding financial data of Chancellor Media indicated an equity reference range for Chancellor Media of approximately $37.49 to $43.41 per share.

Selected Transactions Analysis

Capstar

Credit Suisse First Boston analyzed, among other things, the implied purchase price and transaction multiples paid or proposed to be paid in the following selected merger and acquisition transactions in the radio broadcasting industry:


                  ACQUIROR                                      TARGET
                  --------                                      ------
Capstar                                        Triathlon
Jacor Communications, Inc.                     Nationwide Radio Assets
CBS Corporation                                American Radio Systems Corporation
Capstar                                        SFX Broadcasting, Inc.
Clear Channel Communications, Inc.             Paxson Communications Corp.
Capstar                                        Patterson Broadcasting, Inc.
Evergreen Media Corporation                    Chancellor Media
Evergreen Media Corporation                    Viacom, Inc.

                  ACQUIROR                                      TARGET
                  --------                                      ------
Capstar                                        Benchmark Communications
SFX                                            Secret Communications Limited Partnership
Jacor Communications, Inc.                     Regent Communications, Inc.
Capstar                                        Commodore Media, Inc.
Chancellor Media                               Colfax Communications
American Radio Systems Corporation             EZ Communications, Inc.
Capstar                                        Osborn Entertainment Enterprises
                                                 Corporation
Cox Radio, Inc.                                New City Communications
Clear Channel Communications, Inc.             Heftel Broadcasting Corporation
Heftel Broadcasting Corporation and Clear      Tichenor Media System, Inc.
  Channel Communications, Inc.
Westinghouse Electronic Corporation            Infinity Media Corporation
Chancellor Media                               OmniAmerica Group
Clear Channel Communications, Inc.             Radio Equity Partners
SFX                                            Multi-Market Radio, Inc.
Capstar                                        Henry Broadcasting
Infinity Media Corporation                     Granum Holdings, L.P.
Jacor Communications, Inc.                     Citicasters Inc.
SFX                                            Prism Radio Partners
SFX                                            Noble Broadcast Group, Inc.
Jacor Communications, Inc.                     Noble Broadcast Group, Inc.


Credit Suisse First Boston calculated enterprise values for the selected transactions as multiples of current year broadcast cash flow and EBITDA. Estimated financial data for the selected transactions were based on estimates of selected investment banking firms and estimated financial data for Capstar were based on estimates of the management of Capstar. Applying a range of selected multiples of current year broadcast cash flow and EBITDA of these selected transactions to corresponding financial data of Capstar indicated an equity reference range for Capstar of approximately $19.39 to $24.88 per share.

Chancellor Media

Credit Suisse First Boston analyzed, among other things, the implied purchase price and transaction multiples paid or proposed to be paid in the following selected merger and acquisition transactions in the radio broadcasting, television broadcasting and outdoor media industries:


                ACQUIROR                                    TARGET
                --------                                    ------
Selected Radio Transactions:
------------------------------------------------------------------------------------
Capstar                                    Triathlon
Jacor Communications, Inc.                 Nationwide Radio Assets
CBS Corporation                            American Radio Systems Corporation
Capstar                                    SFX

                ACQUIROR                                    TARGET
                --------                                    ------
Clear Channel Communications, Inc.         Paxson Communications Corp. (Florida
                                             Radio)
Capstar                                    Patterson Broadcasting, Inc.
Evergreen Media Corporation                Chancellor Media
Evergreen Media Corporation                Viacom, Inc.
Capstar                                    Benchmark Communications
SFX                                        Secret Communications Limited Partnership
Jacor Communications, Inc.                 Regent Communications, Inc.
Capstar                                    Commodore Media, Inc.
Chancellor Media                           Colfax Communications
American Radio System                      EZ Communications, Inc.
Capstar                                    Osborn Entertainment Enterprises
                                             Corporation
Cox Radio                                  New City Communications
Clear Channel Communications, Inc.         Heftel Broadcasting Corporation
Heftel Broadcasting Corporation and Clear  Tichenor Media System, Inc.
  Channel Communications, Inc.
Westinghouse Electronic Corporation        Infinity Media Corporation
Chancellor Media                           OmniAmerica Group
Clear Channel Communications, Inc.         Radio Equity Partners
SFX                                        Multi-Market Radio, Inc.
Capstar                                    Henry Broadcasting
Infinity Media Corporation                 Granum Holdings, L.P.
Jacor Communications, Inc.                 Citicasters Inc.
SFX                                        Prism Radio Partners
Jacor Communications, Inc.                 Noble Broadcast Group, Inc.
Selected Television Transactions:
------------------------------------------------------------------------------------
Chancellor Media                           LIN
Hearst-Argyle Television Incorporated      Pulitzer Publishing Company
Sinclair Broadcast Group Incorporated      Max Media Properties, LLC
Sinclair Broadcast Group Incorporated      Sullivan Broadcast Holdings, Inc.
Hicks Muse                                 LIN
Sinclair Broadcast Group Incorporated      Heritage Media Corp.
The Hearst Corporation                     Argyle Television, Inc.
Hicks Muse                                 Jupiter Television, Inc.
Meredith Corp.                             First Media Television L.P.
A.H. Belo Corporation                      The Providence Journal Company
Raycom Media, Inc.                         AFLAC Incorporated

                ACQUIROR                                    TARGET
                --------                                    ------
Tribune Company                            Renaissance Communications Corp.
Fox Television, Inc.                       New World Television, Inc.
Media General Inc.                         Park Acquisitions, Inc.
Selected Outdoor Media Transactions:
------------------------------------------------------------------------------------
Chancellor Media                           Whiteco Industries, Inc.
The Lamar Corporation                      Outdoor Systems, Inc.
Chancellor Media                           Martin Media, L.P.
Clear Channel Communications, Inc.         More Group PLC
Clear Channel Communications, Inc.         Universal Outdoor Holdings, Inc.
Clear Channel Communications, Inc.         Eller Media Company

Credit Suisse First Boston calculated enterprise values for the selected transactions as multiples of current year broadcast cash flow and EBITDA. Estimated financial data for the selected transactions were based on estimates of selected investment banking firms and estimated financial data of Capstar were based on estimates of the management of Capstar. Applying a range of selected multiples of current year broadcast cash flow and EBITDA of these selected transactions to corresponding financial data of Chancellor Media indicated an equity reference range for Chancellor Media of approximately $42.33 to $52.03 per share.

Aggregate Reference Ranges

On the basis of the valuation methodologies employed in the Discounted Cash Flow Analysis, the Selected Companies Analysis and the Selected Transactions Analysis described above, Credit Suisse First Boston derived an aggregate equity reference range for Capstar of approximately $18.94 to $24.88 per share and an aggregate equity reference range for Chancellor Media of approximately $42.87 to $50.68 per share. These aggregate reference ranges implied an exchange ratio of 0.44x to 0.49x, as compared to the minimum exchange ratio in the merger of 0.48x.

Exchange Ratio Analyses

Credit Suisse First Boston also conducted the following relative analyses and compared the exchange ratio in the merger with the exchange ratios implied by these analyses:

     Historical Stock Trading Exchange Ratio Analysis


          Credit Suisse First Boston compared the average daily closing share prices for Chancellor Media common stock and Capstar common stock on August 21, 1998 and during the one-week, one-month, two-month and the three-month periods preceding August 21, 1998 and the period since the initial public offering of Capstar on May 21, 1998. This analysis indicated implied an exchange ratio range of 0.46x to 0.48x, as compared to the minimum exchange ratio in the merger of 0.48x.


     Relative Contribution Exchange Ratio Analysis

          Credit Suisse First Boston compared the relative contributions of Chancellor Media and Capstar to the estimated calendar year 1998, 1999 and 2000 net revenues, broadcast cash flow, EBITDA and after-tax cash flows of the combined company. This analysis indicated an implied exchange ratio range of 0.28x to 0.58x, as compared to the minimum exchange ratio in the merger of 0.48x.

Pro Forma Merger Analysis


Credit Suisse First Boston analyzed the potential pro forma effect of the merger on the estimated after-tax cash flow per share of Chancellor Media common stock for fiscal years 1998 and 1999 based on estimates of the management of Chancellor Media, excluding possible synergies that may result from the merger other than interest expense savings from the refinancing of Capstar debt. Based on the maximum exchange ratio in the merger of 0.505x, this analysis indicated that the proposed merger would be dilutive to Chancellor Media's after-tax cash flow per share in 1998 and 1999. The actual results achieved by the combined company may vary from projected results and the variations may be material.


Miscellaneous


Pursuant to the terms of Credit Suisse First Boston's engagement, Capstar has agreed to pay Credit Suisse First Boston upon completion of the merger an aggregate financial advisory fee of $2.4 million. Capstar has also agreed to reimburse Credit Suisse First Boston for all reasonable out-of-pocket expenses incurred by Credit Suisse First Boston in performing its services, including the fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of Credit Suisse First Boston's engagement. Credit Suisse First Boston and its affiliates have in the past provided financial services to Capstar unrelated to the proposed merger, for which services Credit Suisse First Boston and its affiliates have received compensation.


In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both Capstar and Chancellor Media for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in securities.

Opinion of BT Wolfensohn


BT Wolfensohn has acted as co-financial advisor to Capstar in connection with the merger. At the August 26, 1998 meeting of the Capstar Board of Directors, BT Wolfensohn delivered its oral opinion, subsequently confirmed in writing as of August 26, 1998, to the Capstar Board of Directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by BT Wolfensohn, the exchange ratio was fair, from a financial point of view, to Capstar stockholders.


THE FULL TEXT OF THE BT WOLFENSOHN WRITTEN OPINION, DATED AUGUST 26, 1998, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY BT WOLFENSOHN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX VII TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. CAPSTAR STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. THE SUMMARY OF THE OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

In connection with BT Wolfensohn's role as financial advisor to Capstar, and in arriving at its opinion, BT Wolfensohn has, among other things:

- reviewed certain publicly available financial and other information concerning Capstar and Chancellor Media including, without limitation, analysts' forecasts and certain internal analyses and other information furnished to it by Capstar and Chancellor Media;

- discussed with the members of the senior management of Capstar and Chancellor Media the businesses and prospects of their respective companies and the joint prospects of a combined company;

- reviewed the reported prices and trading activity for the Chancellor Media common stock and Capstar class A common stock;

- compared certain financial and stock market information for Capstar and Chancellor Media with similar information for certain other companies whose securities are publicly traded;

- reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part;


- reviewed a summary of the financial terms of the original merger agreement;
  and


- performed such other studies and analyses and considered such other factors as it deemed appropriate.

In preparing its opinion, BT Wolfensohn did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Capstar or Chancellor Media, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, BT Wolfensohn assumed and relied upon the accuracy and completeness of all such information. BT Wolfensohn did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Capstar or Chancellor Media. With respect to the financial forecasts and projections made available to BT Wolfensohn and used in its analyses, including analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergy's expected by Capstar and Chancellor Media to be achieved as a result of the merger, BT Wolfensohn has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Capstar or Chancellor Media, as the case may be, as to the matters covered thereby. In rendering its opinion, BT Wolfensohn expressed no view as to the reasonableness of such forecasts and projections, including analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected by Capstar and Chancellor Media to be achieved as a result of the merger, or the assumptions on which they are based. The BT Wolfensohn opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to BT Wolfensohn as of, the date of such opinion and BT Wolfensohn undertook no obligation to update its opinion to reflect any developments occurring after the date thereof. In connection with BT Wolfensohn's engagement, BT Wolfensohn has not been authorized by Capstar or its Board of Directors to solicit, nor has solicited, any third party indications of interest for the acquisition of Capstar, nor has it reviewed with Capstar and its Board of Directors any potential transactions in lieu of the merger.

For purposes of rendering its opinion, BT Wolfensohn has assumed that, in all respects material to its analysis, the representations and warranties of Capstar and Chancellor Media contained in the merger agreement are true and correct, that Capstar and Chancellor Media will each perform all of the covenants and agreements to be performed by it under the merger agreement and all conditions to the obligation of each of Capstar and Chancellor Media to consummate the merger will be satisfied without any waiver thereof. BT Wolfensohn has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transactions contemplated by the merger agreement will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Capstar or Chancellor Media is a party or subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Capstar or Chancellor Media or materially reduce the contemplated benefits of the merger to Capstar. In addition, BT Wolfensohn has been advised by Capstar, and accordingly has assumed for purposes of its opinion, that the merger will qualify as a tax-free reorganization for federal income tax purposes, and that the merger will be accounted for as a purchase.

Set forth below is a brief summary of certain financial analyses performed by BT Wolfensohn in connection with its opinion and reviewed with the Capstar Board of Directors at its meeting on August 26, 1998.

Historical Stock Performance. BT Wolfensohn reviewed and analyzed recent and historical market prices and trading volume for Capstar class A common stock and Chancellor Media common stock and compared such market prices to certain stock market and industry indices.

Analysis of Selected Publicly Traded Companies. BT Wolfensohn compared certain financial information and commonly used valuation measurements relating to Capstar and Chancellor Media with the following group of companies involved in the radio, television and outdoor broadcasting industries:


                                                                                   OUTDOOR
         RADIO COMPANIES                 TELEVISION COMPANIES              BROADCASTING COMPANIES
         ---------------                 --------------------              ----------------------
CBS Corporation                    Granite Broadcasting Corp.         Lamar
Clear Channel Communications,      Sinclair Broadcast Group Inc.      Outdoor Systems, Inc.
Inc.                               Young Broadcasting Inc.            The Ackerley Group, Inc.
Jacor Communications, Inc.         Gray Communications Systems, Inc.
Saga Communications, Inc.          Hearst-Argyle Television, Inc.
Emmis Communications Corp.
Cox Radio, Inc.
Chancellor Media


With respect to Capstar, BT Wolfensohn's analysis of selected publicly traded companies was based on its review of the selected radio companies. With respect to Chancellor Media, BT Wolfensohn's analysis of selected publicly traded companies was based on its review of the selected radio, television and outdoor companies. Financial information and valuation measurements reviewed by BT Wolfensohn included, among other things:

- common equity market valuation as of August 24, 1998;

- operating performance;

- ratios of common equity market value as adjusted for debt and cash ("Enterprise Value") to estimated 1998 and 1999 broadcast cash flow and earnings before interest expense, income taxes and depreciation and amortization;

- ratios of common equity market prices per share ("Equity Value") to estimated 1998 and 1999 after-tax cash flow; and

- capitalization ratio of net debt to trailing (March 31, 1997 to March 31, 1998) broadcast cash flow.

To estimate the trading multiples for the selected radio, television and outdoor companies, BT Wolfensohn used BT Alex. Brown's financial estimates dated as of August 6, 1998. The following tables set forth the trading multiples calculated by BT Wolfensohn:

                                                            ENTERPRISE VALUE TO
                                                       ESTIMATED BROADCAST CASH FLOW
                                                       -----------------------------
                                                           1998            1999
                                                       -------------   -------------
Capstar..............................................      15.9x           13.5x
Chancellor Media.....................................      16.6x           14.1x
Selected Radio Companies
  Range..............................................  11.2x - 25.0x   10.2x - 21.1x
  Median.............................................      16.2x           13.8x
Selected Television Companies
  Range..............................................  9.9x - 13.0x    9.2x - 11.4x
  Median.............................................      12.0x           11.1x
Selected Outdoor Companies
  Range..............................................  12.0x - 17.4x   10.7x - 15.5x
  Median.............................................      14.9x           13.5x

                                                       ENTERPRISE VALUE TO ESTIMATED
                                                         EARNINGS BEFORE INTEREST
                                                         EXPENSE, INCOME TAXES AND
                                                       DEPRECIATION AND AMORTIZATION
                                                       -----------------------------
                                                           1998            1999
                                                       -------------   -------------
Capstar..............................................      17.0x           14.4x
Chancellor Media.....................................      17.7x           14.9x
Selected Radio Companies
  Range..............................................  13.4x - 26.2x   11.2x - 22.0x
  Median.............................................      17.4x           14.6x
Selected Television Companies
  Range..............................................  10.4x - 13.6x   9.5x - 12.0x
  Median.............................................      13.0x           11.7x
Selected Outdoor Companies
  Range..............................................  14.0x - 19.5x   12.5x - 17.3x
  Median.............................................      18.7x           16.8x

                                            EQUITY VALUE TO
                                          ESTIMATED AFTER-TAX
                                               CASH FLOW
                                     -----------------------------   NET DEBT TO TRAILING
                                         1998            1999        BROADCAST CASH FLOW
                                     -------------   -------------   --------------------
Capstar............................      44.4x           22.9x             7.8x
Chancellor Media...................      21.5x           17.1x             5.8x
Selected Radio Companies
  Range............................  17.4x - 33.3x   14.1x - 26.6x     2.7x - 6.3x
  Median...........................      22.5x           17.6x             4.4x
Selected Television Companies
  Range............................  7.5x - 17.5x    11.3x - 15.7x     2.7x - 8.8x
  Median...........................      14.9x           12.8x             5.8x
Selected Outdoor Companies
  Range............................  12.5x - 30.1x   11.1x - 25.2x     3.2x - 4.4x
  Median...........................      25.0x           20.9x             3.9x

None of the companies utilized as a comparison is identical to Capstar or Chancellor Media. Accordingly, BT Wolfensohn believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in BT Wolfensohn's opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.

Analysis of Selected Precedent Transactions. BT Wolfensohn reviewed the financial terms, based on BT Alex. Brown research estimates, of several proposed, pending or completed mergers and acquisition transactions since January 1997 involving companies in the radio industry, in the television industry and the outdoor broadcasting industry. The selected transactions reviewed were:


ACQUIROR                          TARGET                             DATE ANNOUNCED
--------                          ------                             --------------
Radio Transactions
Capstar.........................  Triathlon.......................   July 1998
Jacor Communications, Inc. .....  Nationwide Radio Assets.........   October 1997
CBS Corp. ......................  American Radio Systems..........   September 1997
Capstar.........................  SFX.............................   August 1997
Television Transactions
Hearst-Argyle Television,
  Inc. .........................  KCRA-TV and KQCA-TV (Kelly
                                    Broadcasting).................   August 1998
Chancellor Media................  LIN.............................   July 1998
Hearst-Argyle Television,
  Inc. .........................  Pulitzer........................   May 1998
Sinclair Broadcast Group
  Inc. .........................  Sullivan Broadcast Holdings.....   February 1998
Gray Communications Systems.....  Busse Broadcasting
                                  Corporation.....................   January 1998
Freedom Communications Inc. ....  WWMT and WLAJ...................   January 1998
Sinclair Broadcast Group,
  Inc. .........................  Max Media Property L.L.C. ......   December 1997
Granite Broadcasting Corp. .....  KOFY-TV.........................   October 1997
Hicks Muse......................  LIN.............................   August 1997
Hicks Muse......................  WOOD-TV.........................   August 1997
Sinclair Broadcast Group,
  Inc. .........................  Heritage Media Corp. ...........   July 1997
EW Scripps Co. .................  Harte-Hanks Communications......   May 1997
Hearst Corp. ...................  Argyle Television...............   March 1997
Meredith Corp. .................  First Media Television..........   January 1997
Outdoor Transactions
Chancellor Media................  Martin Media....................   June 1998

ACQUIROR                          TARGET                             DATE ANNOUNCED
--------                          ------                             --------------
Outdoor Systems, Inc. ..........  Vendor SA & outdoor division of
                                    Multimedia....................   June 1998
Clear Channel Communications,
  Inc. .........................  More Group......................   May 1998
Outdoor Systems, Inc. ..........  Gator Outdoor...................   May 1998
Outdoor Systems, Inc. ..........  Philadelphia Outdoor............   April 1998
Clear Channel Communications,
  Inc. .........................  Universal Outdoor...............   October 1997
Lamar...........................  Outdoor Systems (3M
                                  divestitures)...................   August 1997
Outdoor Systems, Inc. ..........  3M Outdoor......................   May 1997
Clear Channel Communications,
  Inc. .........................  Eller Media.....................   February 1997
Lamar...........................  Penn Advertising................   February 1997


With respect to Capstar, BT Wolfensohn's analysis of selected precedent transactions was based on its review of transactions involving the selected radio companies. With respect to Chancellor Media, BT Wolfensohn's analysis of selected precedent transactions was based on its review of transactions involving the selected radio, television and outdoor companies.

The following tables set forth the trading multiples calculated by BT
Wolfensohn:

                                                              ENTERPRISE VALUE TO
                                                              BROADCAST CASH FLOW
                                                         -----------------------------
                                                           TRAILING         FORWARD
                                                         -------------   -------------
Selected Radio Transactions
  Range................................................  14.2x - 19.4x   10.3x - 15.6x
  Median...............................................      16.8x           13.9x

                                                             ENTERPRISE VALUE TO
                                                   ----------------------------------------
                                                   TRAILING EARNINGS BEFORE
                                                   INTEREST EXPENSE, INCOME      FORWARD
                                                    TAXES AND DEPRECIATION      BROADCAST
                                                       AND AMORTIZATION         CASH FLOW
                                                   ------------------------   -------------
Selected Television Transactions
  Range..........................................    10.9x - 20.8x            9.4x - 15.5x
  Median.........................................        15.0x                    12.9x

                                                              ENTERPRISE VALUE TO
                                                           EARNINGS BEFORE INTEREST
                                                           EXPENSE, INCOME TAXES AND
                                                         DEPRECIATION AND AMORTIZATION
                                                         -----------------------------
                                                           TRAILING         FORWARD
                                                         -------------   -------------
Selected Outdoor Transactions
  Range................................................  8.3x - 14.2x    7.6x - 12.2x
  Median...............................................      12.4x           10.5x

Because the reasons for, and circumstances surrounding, each of the precedent selected transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of Chancellor Media and Capstar and the companies involved in the selected transactions, BT Wolfensohn believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in BT Wolfensohn's opinion, concerning differences between the characteristics of these transactions and the merger that could affect the value of the subject companies and businesses and Chancellor Media and Capstar.

Historical Exchange Ratio Analysis. BT Wolfensohn reviewed the historical ratio of the daily per share market closing prices of Capstar class A common stock divided by the corresponding prices of Chancellor Media common stock since May 27, 1998, June 27, 1998, thirty days prior to August 26, 1998, and seven days prior to August 26, 1998. The following table illustrates BT Wolfensohn's review:

                                                         EXCHANGE RATIO
                                       --------------------------------------------------
                                       HISTORICAL             IMPLIED             IMPLIED
PERIOD                                  AVERAGE     MINIMUM   PREMIUM   MAXIMUM   PREMIUM
------                                 ----------   -------   -------   -------   -------
Since May 27, 1998...................    0.459x      .480x      4.8%    0.505x     10.3%
Since June 27, 1998..................    0.471x      .480x      1.9%    0.505x      7.2%
1 Month prior to August 26, 1998.....    0.482x      .480x     (0.4)%   0.505x      4.8%
1 Week prior to August 26, 1998......    0.467x      .480x      2.8%    0.505x      8.1%

Contribution Analysis. BT Wolfensohn analyzed the relative contributions of Capstar and Chancellor Media to the pro forma income statement of the combined company, based on managements' projections for their respective companies. This analysis showed that on a pro forma combined basis (excluding (i) the effect of any synergies that may be realized as a result of the merger, and (ii) non-recurring expenses relating to the merger) the relative contributions of Capstar and Chancellor Media would be as follows:

                                                                        CHANCELLOR
                                                              CAPSTAR     MEDIA
                                                              -------   ----------
Net Revenues
  1998......................................................   27.2%       72.8%
  1999......................................................   27.0%       73.0%
  2000......................................................   26.8%       73.2%
Broadcast Cash Flow
  1998......................................................   26.0%       74.0%
  1999......................................................   25.9%       74.1%
  2000......................................................   25.1%       74.9%
Earnings before interest expense, income taxes and
  depreciation and amortization
  1998......................................................   25.9%       74.1%
  1999......................................................   25.7%       74.3%
  2000......................................................   24.9%       75.1%
Estimated after-tax cash flow
  1998......................................................   13.4%       86.6%
  1999......................................................   17.5%       82.5%
  2000......................................................   18.2%       81.8%

Discounted Cash Flow Analysis. BT Wolfensohn performed a discounted cash flow analysis for both Capstar and Chancellor Media. BT Wolfensohn calculated the discounted cash flow values for each of Capstar and Chancellor Media as the sum of the net present values of

     (i) the estimated future cash flow that the Capstar and Chancellor Media, as the case may be, will generate for the years 1999 through 2002, plus

     (ii) the value of Capstar or Chancellor Media at the end of such period. The estimated future cash flows were based on Capstar's and Chancellor Media's respective management projections for the years 1999 through 2002.

The terminal values of Capstar and Chancellor Media were calculated based on estimated 2002 broadcast cash flow and a range of multiples of 11.5x, 12.0x, and 12.5x in the case of Capstar and 11.0x, 11.5x and 12.0x in the case of Chancellor Media. BT Wolfensohn used discount rates ranging from 10.0% to 11.0% in the case of Capstar and 9.5% to 10.5% in the case of Chancellor Media. BT Wolfensohn used such discount rates for Capstar based on its judgment of the estimated weighted average cost of capital of the selected radio companies, and used such multiples based on its review of the trading characteristics of the common stock of the selected radio companies. BT Wolfensohn used such discount rates for Chancellor Media based on its judgment of the estimated weighted average cost of capital of the selected radio, television and outdoor companies and used such multiples based on its review of the trading characteristics of the common stock of the selected radio, television, and outdoor companies. This analysis indicated a range of values as follows:

                                                                  IMPLIED PER
                                                              SHARE EQUITY VALUES
                                                              -------------------
Capstar.....................................................     $20.98-$25.41
Chancellor Media............................................     $46.68-$54.37


Pro Forma Financial Effects. BT Wolfensohn analyzed certain pro forma effects of the merger. Based on such analysis, BT Wolfensohn computed the resulting dilution/accretion to each of Chancellor Media's and Capstar's ATCF estimates for the fiscal years ending 1999 and 2000, after taking into account potential after-tax synergies identified by Chancellor Media management and financial advisors' estimates of $65 million that Chancellor Media and Capstar could achieve if the merger were consummated. Such analysis was based on Capstar and Chancellor Media management projections and adjusted research estimates based on the mean public estimates of Capstar operating results and the Capstar management projected capital structure. BT Wolfensohn's analysis indicated the following approximate pro forma financial effects on Capstar and Chancellor Media's ATCF:


                                                                   EXCHANGE RATIO
                                                              ------------------------
                                                              .4800X   .4925X   .5050X
                                                              ------   ------   ------
MANAGEMENT CASE
Chancellor Media
  1999......................................................    6.1%     5.5%     4.9%
  2000......................................................    4.9%     4.3%     3.7%
Capstar
  1999......................................................   42.7%    45.6%    48.5%
  2000......................................................   33.5%    36.2%    38.9%
ADJUSTED RESEARCH ESTIMATE CASE
Chancellor Media
  1999......................................................    1.6%     1.0%     0.5%
  2000......................................................    4.1%     3.5%     2.9%
Capstar
  1999......................................................   87.5%    91.3%    95.0%
  2000......................................................   43.9%    46.8%    49.7%

The foregoing summary describes all analyses and factors that BT Wolfensohn deemed material in its presentation to Capstar's Board of Directors, but is not a comprehensive description of all analyses performed and factors considered by BT Wolfensohn in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. BT Wolfensohn believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, BT Wolfensohn did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinions, BT Wolfensohn utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling BT Wolfensohn to provide its opinion to Capstar's Board of Directors as to the fairness to Capstar of the exchange ratio and does not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, BT Wolfensohn made, and was provided by Capstar and Chancellor Media management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Capstar's or Chancellor Media's control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Capstar, Chancellor Media or their respective advisors, neither Capstar nor BT Wolfensohn nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the merger were determined through negotiations between Capstar and Chancellor Media and were approved by Capstar's Board of Directors. Although BT Wolfensohn provided advice to Capstar during the course of these negotiations, the decision to enter into the merger was solely that of Capstar's Board of Directors. As described above, the opinion and presentation of BT Wolfensohn to Capstar's Board of Directors were only one of a number of factors taken into consideration by Capstar's Board of Directors in making its determination to approve the merger. BT Wolfensohn's opinion was provided to Capstar's Board of Directors to assist it in connection with its consideration of the merger and does not constitute a recommendation to any holder of Capstar common stock as to how to vote with respect to the merger.

Capstar selected BT Wolfensohn as financial advisor in connection with the merger based on BT Wolfensohn's qualifications, expertise, reputation and experience in mergers and acquisitions. BT Wolfensohn is engaged in the merger and acquisition and client advisory business of Bankers Trust and, for legal and regulatory purposes, is a division of BT Alex. Brown Incorporated, a registered broker dealer and member of the New York Stock Exchange. Capstar retained BT Wolfensohn pursuant to a letter agreement dated July 20, 1998. As compensation for BT Wolfensohn's services in connection with the merger, Capstar has paid BT Wolfensohn a cash fee of $400,000 and has agreed to pay an additional cash fee of $2,000,000 if the merger is consummated. Regardless of whether the merger is consummated, Capstar has agreed to reimburse BT Wolfensohn for all reasonable fees and disbursements of BT Wolfensohn's counsel and all of BT Wolfensohn's reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of BT Wolfensohn under the letter agreement. Capstar has also agreed to indemnify BT Wolfensohn and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement or the merger.


BT Wolfensohn is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. BT Alex. Brown has an investment banking relationship with the majority shareholder of Capstar and with certain other affiliates of such majority shareholder including, but not limited to, Chancellor Media and, in connection therewith, has provided, provides and may provide certain investment banking and financial advisory services to Chancellor Media. In the ordinary course of business, Bankers Trust or its affiliates may actively trade in the securities and other instruments and obligations of Capstar and Chancellor Media for their own accounts and for the accounts of their customers. Accordingly, Bankers Trust or its affiliates may at any time hold a long or short position in such securities, instruments and obligations.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Some of the officers and directors of Chancellor Media have interests concerning the merger separate from their interests as officers and directors of Chancellor Media.


- Each of Thomas O. Hicks, R. Steven Hicks, Lawrence D. Stuart, Jr. and Michael
  J. Levitt are members of the Board of Directors of each of Chancellor Media and Capstar, with Mr. Thomas O. Hicks serving as the Chairman of each company and Mr. R. Steven Hicks serving as President and Chief Executive Officer of Capstar and Vice Chairman of Chancellor Media and Chief Executive Officer of AMFM New Media Group.


- Mr. D. Geoffrey Armstrong, Executive Vice President and Chief Financial Officer of Chancellor Media, is also a director of Capstar, and William S. Banowsky, Jr., Executive Vice President and General Counsel of Chancellor Media, is also Executive Vice President and General Counsel of Capstar.


- Additionally, each of Thomas O. Hicks, Michael J. Levitt and Lawrence D. Stuart, Jr. serve as officers, directors and partners of various entities affiliated with Hicks Muse, which currently controls through various affiliated entities approximately 17.9% of the outstanding Chancellor Media common stock and approximately 94.6% of the voting power of the outstanding shares of Capstar common stock (66.1% of the economic interest of the outstanding Capstar common stock). None of Messrs. Thomas Hicks, Levitt or Stuart served on the Special Committee of Capstar or Chancellor Media, and each of them abstained from the vote on the merger by the Chancellor Media Board of Directors.


Finally, certain affiliates of Hicks Muse will receive, in addition to the shares of Chancellor Media common stock received in the merger in exchange for shares of Capstar common stock, payments in satisfaction of certain contractual arrangements with Capstar. These contractual arrangements include:

- monitoring and oversight agreements, among each of Capstar and Capstar Partners, and Hicks, Muse & Co. Partners, L.P. ("Hicks Muse Partners"), an affiliate of Hicks Muse, pursuant to which Capstar and Capstar Partners have each agreed to pay to Hicks Muse Partners an annual fee for monitoring and oversight services, and

- a financial advisory agreement, among each of Capstar and Capstar Partners and certain of their affiliates and Hicks Muse Partners, pursuant to which Hicks Muse Partners receives a financial advisory fee from Capstar and Capstar Partners for each transaction in which Capstar and Capstar Partners or its subsidiaries is involved.


Under the terms of the merger agreement, at the effective time of the merger:



- the monitoring and oversight agreement and financial advisory agreements with Capstar Partners will each be terminated with no further obligation of either party;


- the monitoring and oversight agreement with Capstar will terminate and Capstar will deliver to Hicks Muse Partners at the closing a one-time cash payment of $14.2 million; and

- the financial advisory agreement with Capstar will be terminated and Hicks Muse Partners will receive a fee from Capstar, payable in cash at the closing, of $17.5 million in satisfaction of its services performed under the financial advisory agreement in connection with the merger.

The approximate pro rata share of the fee income to be received by affiliates of Hicks Muse at the effective time of the merger and attributed to each of Messrs. Thomas O. Hicks, Stuart and Levitt is as follows:

                    PRO RATA SHARE OF HICKS MUSE FEE INCOME


                            NAME                              APPROXIMATE AMOUNT
                            ----                              ------------------
                                                                (IN THOUSANDS)
Thomas O. Hicks.............................................        $8,777
Lawrence D. Stuart, Jr......................................         1,714
Michael J. Levitt...........................................         3,255


Additionally, some of Capstar's officers and directors have the following interests in the merger that are different from their interests as officers and directors:


- effective March 15, 1999, D. Geoffrey Armstrong who serves as a Capstar director and who began serving on March 15, 1999 as Executive Vice President and Chief Financial Officer of Chancellor Media, resigned from his position as Capstar's Chief Operating Officer and became entitled to receive a bonus in the amount of $600,000, and the outstanding Capstar options and warrants held by Mr. Armstrong fully vested and became exercisable;



- at the effective time of the merger, the outstanding Capstar options and warrants held by Mr. R. Steven Hicks, William S. Banowsky, Jr. who serves as Executive Vice President and the General Counsel of Capstar and Chancellor Media, and Paul D. Stone who serves as Executive Vice President and the Chief Financial Officer of Capstar will fully vest and become exercisable, Messrs.
  R. Steven Hicks, Banowsky and Stone each will be entitled to receive a bonus from Capstar in the amount of $1,500,000, $600,000 and $600,000, respectively, and Mr. Stone will become entitled to receive severance compensation from Capstar equal to $650,000 under the terms of his employment agreement with Capstar if Mr. Stone is not employed by Chancellor Media after the merger;


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- Messrs. R. Steven Hicks, Armstrong and Banowsky have entered into employment agreements with Chancellor Media, and Mr. Armstrong received a one-time $400,000 signing bonus from Chancellor Media; and


- Chancellor Media has agreed to maintain for a period of not less than six years after the merger Capstar's existing directors' and officers' insurance and indemnification policies for coverage for events occurring prior to the merger, subject to some limitations.

APPRAISAL AND DISSENTERS' RIGHTS

Chancellor Media Stockholders: If you hold shares of Chancellor Media common stock, Chancellor Media 7% convertible preferred stock or Chancellor Media $3.00 convertible exchangeable preferred stock, under the DGCL, you do not have a right to an appraisal of your shares of Chancellor Media common stock as a result of the merger.

Capstar Stockholders: If you hold shares of Capstar class A common stock, under the DGCL, you do not have a right to an appraisal of your shares of Capstar class A common stock as a result of the merger.

If you hold shares of Capstar class B common stock or class C common stock, you will have appraisal rights if various conditions are satisfied. If you follow the appropriate procedures under the DGCL, you will be entitled, instead of receiving shares of Chancellor Media common stock, to have a judge determine the fair value in cash of your shares. The obligation of each party to complete the merger is subject to the condition that holders of no more than 10% of the outstanding shares of Capstar class B common stock and class C common stock demand appraisal rights under the DGCL. As a result of those persons who entered into the Voting Agreement described elsewhere in this joint proxy statement/ prospectus agreeing to vote in favor of the approval and adoption of the merger agreement, such persons have effectively waived their rights to demand appraisal rights under the DGCL.

THE FOLLOWING SUMMARY OF APPRAISAL RIGHTS OF HOLDERS OF CAPSTAR CLASS B COMMON STOCK AND CLASS C COMMON STOCK IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF
SECTION 262 OF THE DGCL, WHICH IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX VIII. ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF CAPSTAR CLASS B COMMON STOCK AND CLASS C COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF CAPSTAR CLASS B COMMON STOCK OR CLASS C COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, FOR EXAMPLE, A NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in the notice a copy of Section 262. THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL CONSTITUTE NOTICE TO THE HOLDERS OF SHARES OF CAPSTAR CLASS B COMMON STOCK AND CLASS C COMMON STOCK, AND THE APPLICABLE STATUTORY PROVISIONS ARE ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX VIII. Any holder of shares of Capstar class B common stock or class C common stock who wishes to exercise appraisal rights or who wishes to preserve the holder's right to do so should review the following discussion and Annex VIII carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

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


A holder of shares of Capstar class B common stock or class C common stock wishing to exercise appraisal rights must deliver to Capstar, before the vote on the merger at the Capstar stockholders meeting, a written demand for appraisal and a holder of Capstar class C common stock must not vote in favor of the merger. A vote against the merger, in person or by proxy, will not in and of itself constitute a written demand for appraisal satisfying the requirements of
Section 262. In addition, a holder of shares of Capstar class B common stock or class C common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares until the effective time of the merger. If any holder of shares of Capstar class B common stock or class C common stock fails to comply with any of these conditions and the merger becomes effective, the holder of shares of Capstar class B common stock or class C common stock will be entitled to receive the merger consideration, as defined in the merger agreement, receivable with respect to the shares in the absence of a valid assertion of appraisal rights in accordance with the merger agreement.


Only a holder of record of shares of Capstar class B common stock or class C common stock is entitled to assert appraisal rights for the shares of Capstar class B common stock or class C common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder of record's name appears on the holder of record's stock certificates, and must state that the stockholder intends thereby to demand appraisal of his, hers or its shares in connection with the merger. If the shares of Capstar class B common stock or class C common stock are owned of record in a fiduciary capacity, for example, by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Capstar class B common stock or class C common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for the owner or owners. A record holder who holds shares of Capstar class B common stock or class C common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Capstar class B common stock or class C common stock held for one or more beneficial owners while not exercising the rights with respect to the shares of Capstar class B common stock or class C common stock held for other beneficial owners. Stockholders who hold their shares of Capstar class B common stock or class C common stock in nominee forms and who wish to exercise appraisal rights are urged to consult with their nominees to determine the appropriate procedures for making a demand for appraisal by a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to Capstar at 600 Congress Avenue, Suite 1400, Austin, Texas 78701,
Attention: General Counsel.

Within 10 days after the effective time of the merger, the surviving corporation must notify each holder of shares of Capstar class B common stock and class C common stock who has complied with Section 262 and, in the case of a holder of Capstar class C common stock, who has not voted in favor of or consented to the merger as of the date that the merger has become effective. Within 120 days after the effective time, but not thereafter,

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the surviving corporation or any holder of shares of Capstar class B common stock or class C common stock who is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the holder's shares of Capstar class B common stock and class C common stock. Notwithstanding the foregoing, at any time within 60 days after the effective time, any stockholder has the right to withdraw his demand for appraisal and to accept the terms offered in respect of the merger. The surviving corporation will be under no obligation to and has no present intention to file such a petition. Accordingly, it is the obligation of the holders of shares of Capstar class B common stock and class C common stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

Within 120 days after the effective time, any holder of shares of Capstar class B common stock or class C common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Capstar class B common stock and class C common stock with respect to which demands for appraisal have been received and the aggregate number of holders of those shares. The statement must be mailed to the stockholders within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. If a petition for an appraisal is timely filed by a holder of shares of Capstar class B common stock or class C common stock and a copy thereof is served upon Capstar, Capstar will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all holders of shares of Capstar class B common stock and class C common stock who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those holders of shares of Capstar class B common stock and class C common stock who have complied with Section 262 and who have become entitled to appraisal rights thereunder.

The Delaware Court of Chancery may require the holders of shares of Capstar class B common stock and class C common stock who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to the stockholder. After determining the holders of shares of Capstar class B common stock and class C common stock entitled to appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares of Capstar class B common stock and class C common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Holders of shares of Capstar class B common stock and class C common stock considering seeking appraisal should be aware that the fair value of their shares of Capstar class B common stock and class C common stock as determined by
Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares of Capstar class B common stock and class C common stock, and that investment banking opinions as to fairness from a financial point

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

of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Capstar class B common stock or class C common stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares of Capstar class B common stock and class C common stock entitled to be appraised.

Any holder of shares of Capstar class B common stock or class C common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time, be entitled to vote the shares of Capstar class B common stock or class C common stock subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Capstar class B common stock or class C common stock, except dividends or other distributions payable to holders of record of shares of Capstar class B common stock and class C common stock as of a date prior to the effective time.

If any stockholder who demands appraisal of his, hers or its shares of Capstar class B common stock or class C common stock under Section 262 fails to perfect, or effectively withdraws or loses, his, hers or its right to appraisal, as provided in the DGCL, the shares of Capstar class B common stock or class C common stock of the stockholder will be converted into the right to receive the merger consideration in accordance with the terms of the merger agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his, hers or its right to appraisal if no petition for appraisal is filed by the holder within 120 days after the effective time, or if the stockholder delivers to Capstar or the surviving corporation a written withdrawal of his, hers or its demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval. It is not necessary that each holder of shares of Capstar class B common stock or class C common stock properly demanding appraisal file a petition for appraisal in the Delaware Court of Chancery. Rather, a single valid petition suffices for the petitioning and non-petitioning holders of shares of Capstar class B common stock and class C common stock who have properly demanded appraisal.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF THE RIGHTS, IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION IN ACCORDANCE WITH THE MERGER AGREEMENT FOR EACH SHARE OF CAPSTAR CLASS B COMMON STOCK AND CLASS C COMMON STOCK OWNED BY SUCH STOCKHOLDER.

ACCOUNTING TREATMENT

The merger will be accounted for as a purchase of Capstar by Chancellor Media, for financial accounting purposes in accordance with generally accepted accounting principles.
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

After the effective time, the results of operations of Chancellor Media and Capstar will be included in the consolidated financial statements of the Chancellor Media. The cost of Capstar to Chancellor Media shall be based upon:

- the value of Chancellor Media common stock issued in exchange for Capstar common stock;

- the value of stock options and warrants assumed by Chancellor Media in the merger; and

- direct costs of the merger.

The aggregate cost of Capstar, as so determined, will be allocated to the assets acquired and liabilities assumed by Chancellor Media based upon their respective fair values.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the material federal income tax consequences of the merger to the holders of Capstar common stock and to Capstar and Chancellor Media and is based on the opinions of Weil, Gotshal & Manges LLP, counsel to Chancellor Media, and Vinson & Elkins L.L.P., counsel to Capstar. The opinions are based upon current provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), existing regulations promulgated under the Code and current administrative rulings and court decisions, all of which are subject to change. No attempt has been made to comment on all federal income tax consequences of the merger that may be relevant to particular holders, including holders that are subject to special tax rules, for example, dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares as capital assets. HOLDERS OF CAPSTAR COMMON STOCK ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES UNDER APPLICABLE STATE, LOCAL AND FOREIGN TAX LAWS.


Chancellor Media has received from its counsel, Weil, Gotshal & Manges LLP, an opinion to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Chancellor Media, Merger Sub and Capstar will not recognize any gain or loss as a result of the merger. Capstar has received from its counsel, Vinson & Elkins L.L.P., an opinion to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by a holder of Capstar common stock upon receipt of Chancellor Media common stock in exchange for shares of Capstar common stock in connection with the merger, except with respect to cash received by such holder in lieu of fractional shares or cash received by holders of Capstar class B common stock or class C common stock who properly exercise their appraisal rights. In rendering their opinions, counsel to each of Chancellor Media and Capstar have relied upon particular factual representations made by Chancellor Media, Capstar and certain stockholders of Capstar.


Assuming the merger is treated as a reorganization within the meaning of Section 368(a) of the Code, no gain or loss will be recognized for federal income tax purposes by Chancellor Media, Merger Sub or Capstar as a result of the merger. Except as described below with respect to cash received in lieu of fractional shares, a holder of Capstar common stock will not recognize gain or loss on the exchange of shares of Capstar common stock for Chancellor Media common stock pursuant to the merger. The aggregate

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tax basis of the Chancellor Media common stock received by a holder, including any fractional share deemed received, will be the same as the aggregate tax basis of the Capstar common stock surrendered therefor. The holding period of the Chancellor Media common stock, including any fractional share deemed received, will include the holding period of the Capstar common stock surrendered therefor, provided that the shares of Capstar common stock are held as capital assets at the effective time.

Cash In Lieu of a Fractional Share. Cash received by a holder of Capstar common stock in lieu of a fractional share of Chancellor Media common stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the Capstar common stock allocable to the fractional share interest. The gain or loss will be capital gain or loss provided that the shares of Capstar common stock were held as capital assets and will be long term capital gain or loss if the Capstar common stock had been held for more than one year at the effective time.

Appraisal Rights. Cash received by a holder of Capstar class B common stock or class C common stock in satisfaction of appraisal rights will result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the basis of the Capstar class B common stock or class C common stock surrendered. The gain or loss will be capital gain or loss provided that the shares of Capstar class B common stock or class C common stock were held as capital assets and will be long-term capital gain or loss if the Capstar class B common stock or class C common stock had been held for more than one year at the effective time.

Backup Withholding. Under the Code, a holder of Capstar common stock may be subject, under certain circumstances, to backup withholding at a rate of 31% with respect to the amount of cash, if any, received in lieu of fractional share interests or upon the exercise of appraisal rights pursuant to the merger unless the holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

CERTAIN REGULATORY MATTERS

FCC Regulation


Introduction. The ownership, operation and sale of radio broadcast stations, including those licensed to subsidiaries of Chancellor Media and Capstar, are subject to the jurisdiction of the FCC under authority granted it pursuant to the Communications Act of 1934, as amended (the "Communications Act"). Matters subject to FCC oversight include, but are not limited to:


- the assignment of frequency bands for broadcast radio;

- the approval of a radio station's frequency, location and operating power;

- the issuance, renewal, revocation or modification of a radio station's FCC license;

- the approval of changes in the ownership or control of a radio station's licensee;

- the regulation of equipment used by radio stations; and

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- and the adoption and implementation of regulations and policies concerning the ownership and operation of radio stations.

The FCC has the power to impose penalties, including fines or license revocations, upon a licensee of a radio station for violations of the FCC's rules and regulations.

The following is a brief summary of certain provisions of the Communications Act and FCC rules and policies. Reference should be made to the Communications Act, FCC rules, and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of radio broadcast stations.

Ownership. Under the foreign ownership restrictions of the Communications Act, a broadcast license may not be held by a foreign national, a foreign government, a foreign corporation, or any representative thereof. No more than 20% of the capital stock of a corporation that holds a broadcast license may be owned or voted by foreign interests. And absent a prior grant of special authority by the FCC, no more than 25% of the capital stock of a company that directly or indirectly controls a broadcast licensee may be owned or voted by foreign interests.

The Communications Act and the FCC rules also limit the number of commercial radio stations an entity may own in a single market. These rules preclude Chancellor Media and Capstar from acquiring certain stations they might otherwise seek to acquire, and from selling stations in a market to a buyer that has reached its ownership limit in the market. The local ownership limits are as follows:

- in markets with 45 or more commercial radio stations, ownership is limited to eight commercial stations, no more than five of which can be either AM or FM;

- in markets with 30 to 44 commercial radio stations, ownership is limited to seven commercial stations, no more than four of which can be either AM or FM;

- in markets with 15 to 29 commercial radio stations, ownership is limited to six commercial stations, no more than four of which can be either AM or FM; and

- in markets with 14 or fewer commercial radio stations, ownership is limited to five commercial stations or no more than 50% of the market's total, whichever is lower, and no more than three of which can be either AM or FM.


Under the FCC's ownership attribution rules, interests held by officers, directors and certain voting stockholders of a broadcast company in broadcast stations not owned by that company must be counted as if they were owned by the company for purposes of applying the FCC's multiple ownership rules. Thus, because Chancellor Media and Capstar have common directors (Thomas O. Hicks, R. Steven Hicks, Lawrence D. Stuart, Jr., and Michael J. Levitt) and a common attributable stockholder (Thomas O. Hicks), in markets where both companies own radio stations (e.g., Dallas) those stations are currently deemed to be commonly owned for purposes of applying the local radio ownership limits. Similarly, because Capstar and LIN have a common attributable stockholder (Thomas O. Hicks) and a common director (Thomas O. Hicks), and because Capstar operates radio stations in certain markets where LIN operates television stations, those operations require an FCC waiver of the rule that normally prohibits the same owner from owning a television station and a radio station in the same market (the "one-to-a-market" rule). To date, all required one-to-a-market waivers in regard to LIN and Capstar overlap have been obtained. The FCC is considering changes to its one-to-a-market rule and waiver policy and to its


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ownership attribution rules. It is possible, but not at all certain, that revised regulations could require Capstar to divest its interests in some stations in order to comply with a more restrictive limit on radio-television cross-ownership in the same market. In general, there can be no assurance that the FCC's existing rules or any newly adopted rules will not have a negative effect on the future acquisition strategy, business, financial condition and results of operations of Chancellor Media and Capstar.


License Assignments and Transfers. The Communications Act prohibits the assignment or transfer of control of an FCC license without the prior consent of the FCC. Because the merger will result in the transfer of control of Capstar, the prior approval of the FCC must be obtained before the merger may be consummated. Applications for FCC approval of a pro forma transfer of control were granted by the FCC on May 12, 1999.



In reviewing applications for license transfers, the FCC considers whether the proposed transfer will serve the public interest, including whether the proposed transferee has the requisite legal and financial qualifications to operate the licensed entities and whether the transaction would violate the FCC's multiple ownership rules. Recently the FCC has also issued public notices in connection with particular transactions expressing concern that the proposed acquisition of radio stations would give the acquiring party an excessive share of the radio advertising revenues in a given market or would otherwise result in excessive concentration of ownership. It is not clear how the FCC will proceed in this area or how any policy it may adopt will interact with the review of similar issues by the U.S. Department of Justice (the "DOJ") and the FTC (see
"-- Federal Antitrust Laws").


Upon grant of FCC approval, the transaction may be consummated by the parties. Any "person who is aggrieved or whose interests are adversely affected", as such terms are defined in Section 402(b) of the Communications Act, may appeal the FCC's approval of the transfer to the U.S. Court of Appeals for the District of Columbia Circuit. In addition, under certain circumstances, the FCC may reconsider its approval at the request of a third party or on its own motion. If the parties decide to consummate the transaction before the deadlines for reconsideration or appeal have passed or before any reconsideration or appeal proceedings have been completed, they assume the risk that the FCC's approval could be reversed or modified by the FCC or a reviewing court.

License Term; Renewal. Radio broadcast licenses are granted for maximum terms of eight years and may be renewed on application to the FCC. The FCC will ordinarily renew broadcast licenses for the maximum eight-year term, but may grant renewals for shorter terms in particular circumstances, such as those involving serious violations of FCC rules by the licensee.

In determining whether to renew a broadcast license, the FCC mainly considers whether the renewal applicant has complied with the FCC's various rules governing ownership, programming, technical operation, and FCC reporting. The FCC is required to hold hearings on a station's renewal application if a substantial or material question of fact exists as to whether:

- the station has served the public interest, convenience and necessity;

- the licensee has committed serious violations of the Communications Act or the FCC rules; or

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- the licensee has committed other violations that, taken together, constitute a pattern of abuse.

Interested parties, including members of the public, may file petitions to deny license renewals, raising such issues. The FCC must grant a renewal application if it finds that the licensee has served the public interest, has not committed any serious violation of FCC requirements, and has not committed a pattern of violations that would constitute abuse. If the licensee fails to meet that standard and does not show mitigating factors warranting a lesser sanction, the FCC has authority to deny the renewal application. Only after a license renewal application is denied will the FCC accept and consider applications from other parties for the vacated frequency.

Historically, the vast majority of FCC licenses have routinely been renewed. Neither Chancellor Media nor Capstar has any reason to believe that its licenses will not be renewed in the ordinary course, although there can be no assurance to that effect. The non-renewal of any licenses could have a material adverse effect on Chancellor Media or Capstar, as the case might be.

Programming and Operation. The Communications Act requires broadcasters to serve the "public interest." The FCC has gradually relaxed or eliminated many of the more formalized procedures it had developed in the past to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. A licensee continues to be required, however, to present programming that is responsive to community problems, needs and interests and to maintain certain records demonstrating such responsiveness. Complaints from listeners concerning a station's programming often will be considered by the FCC when it evaluates the licensee's renewal application, but such complaints may be filed and considered at any time. Stations also must pay regulatory and application fees and follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identifications and technical operations, including limits on human exposure to radio frequency radiation. The broadcast of obscene and indecent material and the advertisement of contests and lotteries are regulated by FCC rules, as well as by state and other federal laws. In addition, the FCC traditionally has required licensees to develop and implement programs and procedures designed to promote equal employment opportunities. In 1998 the U.S. Court of Appeals for the District of Columbia Circuit invalidated the FCC's equal employment rules, and the FCC has a proposal under consideration to adopt new equal employment rules that would comply with the court's decision.

Time Brokerage Agreements. Over the past several years, a number of radio stations, including certain of Chancellor Media's and Capstar's stations, have entered into what commonly are referred to as "Time Brokerage Agreements," or "TBAs" (certain types of these agreements also are known as "Local Marketing Agreements," or "LMAs"). These agreements may take various forms. Separately-owned and licensed stations may agree to function cooperatively in terms of programming, advertising sales, and other matters, subject to the licensee of each station maintaining independent control over the programming and other operations of its own station and compliance with the requirements of antitrust laws. One typical form of TBA is a programming agreement between two separately-owned radio stations that serve a common service area, whereby the licensee of one station programs substantial portions of the broadcast day on the other licensee's station (subject to ultimate editorial and other controls being exercised by the latter

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licensee), and sells advertising time during those program segments. Such agreements do not violate the Communications Act as long as the licensee of the station that is being substantially programmed by another entity maintains complete responsibility for, and control over, operations of its broadcast station and otherwise ensures compliance with applicable FCC rules and policies. The FCC's multiple ownership rules specifically permit radio station TBAs, but provide that a licensee or a radio station that provides the programming for more than 15% of the weekly broadcast time on another station in the same market will be considered to have an attributable ownership interest in that station for purposes of the FCC's multiple ownership rules. As a result, a broadcast station may not enter into a TBA that allows it to program more than 15% of the broadcast time, on a weekly basis, of another local station that it could not own under the FCC's local multiple ownership rules. As of May 31, 1999, Chancellor Media is programming 13 stations and Capstar is programming ten stations under TBAs.



Joint Sales Agreements. Capstar has cooperative arrangements known as JSAs with certain other radio stations. Under the typical JSA, a station licensee obtains for a fee the right to sell substantially all of the commercial advertising on a separately-owned and licensed station in the same market. The typical JSA also customarily involves the provision by the selling licensee of certain sales, accounting and "back office" services to the station whose advertising is being sold. Unlike a TBA, a JSA normally does not involve programming.


The FCC has determined that issues of joint advertising sales should be left to enforcement by antitrust authorities, and therefore, does not generally regulate joint sales practices between stations. Stations for which a licensee sells time under a JSA are not deemed by the FCC to be attributable interests of that licensee. However, in a pending rulemaking proceeding the FCC is considering whether to change that policy and make JSAs attributable ownership interests, particularly when JSAs contain provisions for the supply of programming services and/or other elements typically associated with TBAs. If JSAs become attributable interests as a result of changes in the FCC rules, Capstar may be required to terminate JSAs it has with radio stations which it could not own under the FCC's multiple ownership rules.

Recent Developments, Proposed Legislation and Regulation. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation and ownership of Chancellor Media's and Capstar's broadcast properties. In addition to the changes and proposed changes noted above, these matters include, for example:

- spectrum use fees;

- political advertising rates;

- restrictions on the advertising of certain products like hard liquor, beer and wine;

- changes to broadcast technical requirements;

- proposals to allow telephone companies to deliver audio and video programming to the home through existing phone lines;

- proposals to limit the tax deductibility of advertising expenses by advertisers; and

- proposals to auction to the highest bidder the right to use the radio broadcast spectrum, instead of granting FCC licenses and subsequent license renewals.

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Other matters that could affect Chancellor Media's and Capstar's broadcast properties include technological innovations and developments generally affecting competition in the mass communications industry.


The FCC has taken initial steps to authorize the use of a new technology, digital audio radio services ("DARS"), to deliver audio programming by satellite. The FCC is also considering various proposals for terrestrial DARS. DARS may provide a medium for the delivery of multiple new audio programming formats to local and national audiences. It is not known at this time whether this technology also may be used in the future by existing radio broadcast stations either on existing or alternate broadcasting frequencies.


The FCC currently is also considering authorizing the use of In-Band On-Channel(TM) ("IBOC") technology for FM radio stations. IBOC technology would permit an FM station to transmit radio programming in both analog and digital formats, or in digital only formats, using the bandwidth that the radio station is currently licensed to use. It is unclear what regulations the FCC will adopt regarding IBOC technology and what effect such regulations would have on Chancellor Media's and Capstar's business or the operations of their radio stations.

The FCC is considering a proposal to authorize the operation of low power radio and "microradio" within the existing FM band. Low power radio and microradio would operate at power levels below that of full power FM radio stations, such as those owned by Chancellor Media and Capstar. The FCC has proposed that low power radio and microradio stations not be subject to the same level of regulation regarding interference to which full power radio stations are subject. It is not possible to predict the outcome of this FCC proceeding or what effect, including interference effect, that low power radio and microradio would have on the operations of Chancellor Media's and Capstar's radio stations or on their ability to engage in digital transmission of its radio programming.

The foregoing does not purport to be a complete summary of all the provisions of the Communications Act or the regulations and policies of the FCC. Proposals for additional or revised regulations and requirements are pending before and are being considered by Congress and federal regulatory agencies from time to time. It is not possible at this time to predict the outcome of any of the pending FCC rulemaking proceedings referenced above, the outcome of any reconsideration or appellate proceedings concerning any changes in FCC rules or policies noted above, the possible outcome of any proposed or pending Congressional legislation, or the impact of any of those changes on Chancellor Media's and Capstar's broadcast operations.

Federal Antitrust Laws


General. The U.S. Federal Trade Commission (the "FTC") and the Antitrust Division of the DOJ, evaluate certain proposed broadcast station acquisitions under the antitrust laws. These agencies (particularly the DOJ) recently have been increasingly active in their review of radio station acquisitions where an operator proposes to acquire new stations in its existing markets. The DOJ has stated that it has established certain revenue and audience share concentration benchmarks with respect to radio station acquisitions, above which a transaction may receive additional antitrust scrutiny. However, to date, the DOJ has also investigated transactions that do not meet or exceed these benchmarks, and has cleared transactions that do exceed these benchmarks.


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

At any time prior to or after the consummation of the merger, the DOJ or the FTC could take action under the federal antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking the divestiture of substantial assets of Chancellor Media or Capstar. In addition, state antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or seeking divestiture of assets of Chancellor Media or Capstar. There can be no assurances that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, what the outcome of the challenge will be.


HSR Act. For an acquisition meeting certain size thresholds, the HSR Act, and the rules promulgated thereunder require the parties to file Notification and Report Forms with the FTC and the DOJ and to observe specified waiting period requirements before consummating the acquisition. Chancellor Media and Capstar, as well as affiliates of Hicks Muse and Capstar, have filed all appropriate Notification and Report Forms with the Antitrust Division of the DOJ and the FTC with respect to the merger. The waiting periods for this transaction will expire before July 13, 1999.


Consent Decrees. Capstar is subject to the following consent decrees and letter agreements with the DOJ:

- as a result of the acquisition of GulfStar Communications, Inc. in 1997, Capstar is subject to a letter agreement which requires Capstar to notify the DOJ at least 30 days prior to the consummation of an acquisition in the northwest Arkansas area until March 4, 2007;

- as a result of the acquisition of KRNA-FM in Cedar Rapids, Iowa, Capstar is subject to a letter agreement with the DOJ which requires, until June 1, 2008, Capstar to notify the DOJ at least 30 days prior to the consummation of an acquisition of a radio station license to Johnson or Linn counties in Iowa;

- Capstar Communications, Inc. has entered into a consent decree with the DOJ and Chancellor Media with respect to the Long Island, New York area under which Capstar Communications, Inc. has agreed not to acquire WALK-FM;

- in connection with the acquisition of SFX Broadcasting, Inc. in 1998, Capstar and Capstar Communications, Inc. executed a consent decree with the DOJ that, among other things, requires Capstar to give the DOJ notice of any acquisition in the Long Island, New York; Houston, Texas; Pittsburgh, Pennsylvania; Greenville, South Carolina; and Jackson, Mississippi areas at least 30 days prior to the consummation thereof for a period of up to ten years unless Capstar or Chancellor Media do not own stations in these areas at the time of the proposed acquisitions; and


- in connection with the acquisition of Triathlon, Capstar has entered into two consent decrees as follows:



  (1) with respect to the Wichita, Kansas market, among other things, Capstar has agreed to give the DOJ notice of any acquisition in the Wichita, Kansas market at least 30 days prior to the consummation thereof for a period of up to ten years unless Capstar or Chancellor Media do not own stations in such area at the time of the proposed acquisition; and



  (2) with respect to the Spokane, Washington and Colorado Springs, Colorado areas, Capstar, among other things, has agreed to give the DOJ notice of any acquisition in the Colorado Springs, Colorado and Spokane, Washington areas at least 30 days


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

      prior to the consummation thereof for a period of up to ten years unless Capstar or Chancellor Media do not own stations in these areas at the time of the proposed acquisition.


TBAs and JSAs. As part of its increased scrutiny of radio station acquisitions, the DOJ has stated publicly that it believes that TBAs, JSAs and other similar agreements customarily entered into in connection with radio station transfers, if such agreements take effect prior to the expiration of the waiting period under the HSR Act, could violate the HSR Act. Furthermore, the DOJ has noted that JSAs may raise antitrust concerns under Section 1 of the Sherman Act and has challenged JSAs in certain locations.



RESTRICTION ON RESALES OF CHANCELLOR MEDIA COMMON STOCK BY AFFILIATES OF CAPSTAR


The shares of Chancellor Media common stock issuable in connection with the merger have been registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an affiliate, as that term is defined under the Securities Act for purposes of Rule 145 thereunder (an "Affiliate"), of Capstar at the time the merger agreement is submitted to the stockholders of Capstar for approval. Affiliates may not sell their shares of Chancellor Media common stock acquired in connection with the merger except in connection with:

- an effective registration statement under the Securities Act covering the resale of such shares;

- the conditions contemplated by paragraph (d) of Rule 145; or

- any other applicable exemption from the registration requirements of the Securities Act.

Under the terms of the merger agreement, Capstar is required to deliver to Chancellor Media prior to the closing date of the merger a letter identifying all persons who, at the time the merger agreement was submitted to the stockholders of Capstar for approval, may be deemed to be Affiliates. Also, Capstar is required to use its best efforts to secure a written agreement from all such persons of their acknowledgement that they may be deemed to be Affiliates and that they will not sell or otherwise transfer shares of Chancellor Media common stock received in the merger in violation of the provisions of Rule 145 and the Securities Act.

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

                              THE MERGER AGREEMENT

The following is a brief summary of the material provisions of the amended and restated merger agreement, which is attached as Annex I to this joint proxy statement/prospectus and incorporated in this joint proxy statement/prospectus by reference. Such summary is qualified in its entirety by reference to the merger agreement. All stockholders are urged to read the merger agreement in its entirety.

GENERAL

The merger agreement provides that, following the requisite approval of the matters described in this joint proxy statement/prospectus by the stockholders of Chancellor Media, the approval and adoption of the merger agreement by the stockholders of Capstar and the satisfaction or waiver of the other conditions to the merger:

- Merger Sub will merge with and into Capstar; and

- Merger Sub will cease to exist and Capstar will continue as the surviving corporation and a wholly-owned subsidiary of Chancellor Media following the merger. As a result of the merger, as of the effective time, Capstar will succeed to and assume all rights and obligations of Merger Sub, in accordance with the DGCL.

EFFECTIVE TIME

The merger agreement provides that, subject to the requisite approvals of the stockholders of Chancellor Media and Capstar, and subject to the satisfaction or waiver of certain other conditions, the merger will become effective upon the filing of an appropriate certificate of merger, in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware.

CONVERSION OF SHARES

At the effective time of the merger:

- each share of Capstar class A common stock, class B common stock and class C common stock issued and outstanding immediately prior to the effective time, other than shares of Capstar class A common stock, class B common stock and class C common stock held as treasury shares by Capstar and dissenting shares, will be reclassified, changed and converted into the right to receive 0.4955 of a share of Chancellor Media common stock, provided however, that in the event of certain changes like stock dividends or stock splits in Chancellor Media common stock and/or Capstar common stock prior to the effective time of the merger in accordance with the merger agreement, the number of shares to be received by holders of Capstar common stock will be adjusted so as to maintain the relative proportionate interests of the holders of Capstar common stock and Chancellor Media common stock;

- each share of Capstar common stock which is held as a treasury share by Capstar at the effective time will be cancelled and retired and cease to exist; and

- each share of Chancellor Media common stock, 7% convertible preferred stock and $3.00 convertible exchangeable preferred stock issued and outstanding immediately prior to the effective time, will remain outstanding and unaffected by the merger.

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

TREATMENT OF STOCK OPTIONS AND WARRANTS

At the effective time of the merger, subject to certain conditions and limitations, each Capstar stock option and warrant that is outstanding and unexercised will be assumed by Chancellor Media, and will thereafter be an option or warrant, as applicable, to acquire, on the same terms and conditions as were applicable under such option or warrant immediately prior to the effective time, the number of shares of Chancellor Media common stock equal to the product of:

- the number of shares of Capstar common stock subject to the original option or warrant and

- 0.4955 of a share of Chancellor Media common stock.

The exercise price per share of Chancellor Media common stock under the new option or warrant will be equal to the quotient of the exercise price per share of Capstar common stock under the original option or warrant divided by 0.4955.

In accordance with the terms of the Capstar stock option plan under which the Capstar stock options were issued and the terms of the warrants, fractional shares resulting from these adjustments will be eliminated.

At the effective time, Chancellor Media will assume the Capstar stock option plan, with such changes thereto as may be necessary to reflect the consummation of the merger, and will use its reasonable best efforts to register under the Securities Act the issuance of shares of Chancellor Media common stock upon exercise of the Capstar stock options and warrants.

EXCHANGE PROCEDURES

Promptly after the effective time of the merger, a form of letter of transmittal and instructions for its use will be mailed to each record holder of certificates that, immediately prior to the effective time, represented shares of Capstar common stock which have been converted into Chancellor Media common stock. After receipt of such transmittal form, each holder of such certificates should surrender the certificates to Chancellor Media's transfer agent and registrar (the "Paying Agent"), together with such letter of transmittal duly executed and completed in accordance with the instructions accompanying the letter of transmittal. Upon surrender of such certificates to and acceptance thereof by the Paying Agent, each such holder will be entitled to receive:

- certificates of Chancellor Media common stock, evidencing the whole number of shares of Chancellor Media common stock to which such holder is entitled;

- any unpaid dividends or distributions with respect to the shares represented by any of the certificates; and

- cash in lieu of fractional shares.

If any shares of Chancellor Media common stock are to be issued in a name other than that in which the certificate(s) representing Capstar common stock surrendered in exchange therefor is registered, the certificates so surrendered must be properly endorsed or otherwise be in proper form for transfer and the person requesting such exchange must pay to the Paying Agent any applicable stock transfer taxes or must establish to the satisfaction of the Paying Agent that such taxes have been paid or are not applicable. No interest will be paid on the merger consideration.

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

After the effective time of the merger, no holder of a certificate which, immediately prior to the effective time, represented shares of Capstar common stock will be entitled to receive any dividend or other distribution from Chancellor Media until the holder surrenders the certificate for a certificate representing shares of Chancellor Media common stock. Upon such surrender, there will be paid to the holder the amount of any dividends or other distributions which after the effective time became payable with respect to the number of whole shares of Chancellor Media common stock into which such shares of Capstar common stock are converted. No interest will be paid on such dividends or other distributions.

No fractional shares of Chancellor Media common stock will be issued in the merger. A holder of Capstar common stock who would otherwise be entitled to receive fractional shares of Chancellor Media common stock as a result of the merger shall receive, in lieu of fractional shares, cash in an amount equal to the price per share of Chancellor Media common stock, as determined in accordance with the procedures described below, multiplied by the fraction the holder would otherwise be entitled to. Chancellor Media shall satisfy the payment for the fractional shares by


     (1) instructing the Paying Agent to aggregate the fractional shares and sell such aggregated fractional shares at the then prevailing market price on The Nasdaq Stock Market, or on the New York Stock Exchange if Chancellor Media common stock is then listed thereon, or



     (2) delivering to the Paying Agent cash, without interest, in an amount equal to the aggregate amount of all such fractional shares multiplied by the closing price per share of Chancellor Media common stock on The Nasdaq Stock Market, or on the New York Stock Exchange if Chancellor Media common stock is then listed thereon, on the trading day immediately prior to the effective time.


Any portion of the merger consideration or any dividends or distributions with respect to shares of Chancellor Media common stock that has not been distributed to the holders of the certificates representing shares of Capstar common stock within 120 days after the effective time will be delivered to Chancellor Media. Any such holders who have not surrendered their certificates under the relevant provisions of the merger agreement by that time may look only to Chancellor Media as a general creditor thereof for payment of their claims for any merger consideration and any dividends or distributions with respect to shares of Chancellor Media common stock or to which they are entitled.

Neither Chancellor Media, the surviving corporation nor the Paying Agent will be liable in respect of any cash, shares, dividends or distributions payable out of the Paying Agent's payment fund or any dividends or distributions with respect to shares of Chancellor Media common stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificate or certificates representing shares of Capstar common stock are not surrendered prior to five years after the effective time, or immediately prior to an earlier date on which any merger consideration in respect of the certificate would otherwise escheat to or become the property of any governmental agency or regulatory authority, any cash, shares, dividends or distributions payable in respect of the certificate or certificates will become the property of Chancellor Media.

CAPSTAR STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES REPRESENTING CAPSTAR COMMON STOCK TO CHANCELLOR MEDIA. CERTIFICATES FOR SHARES OF CAPSTAR COMMON STOCK WILL BE EXCHANGED FOR CERTIFICATES OF SHARES OF CHANCELLOR MEDIA COMMON STOCK FOLLOWING
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

CONSUMMATION OF THE MERGER IN ACCORDANCE WITH INSTRUCTIONS WHICH CHANCELLOR MEDIA OR THE PAYING AGENT WILL SEND TO HOLDERS OF CAPSTAR COMMON STOCK AFTER THE MERGER.

Shares of Capstar class B common stock and class C common stock outstanding immediately prior to the effective time and held by a holder who has not voted in favor of the merger or consented to the merger, who properly demands in writing appraisal of such shares of Capstar class B common stock or class C common stock in accordance with Section 262 of the DGCL, and who has not withdrawn the demand or otherwise forfeited appraisal rights, will not be converted into or represent the right to receive the merger consideration therefor. Such stockholders will be entitled to receive payment of the appraised value of the shares of Capstar class B common stock and class C common stock held by them in accordance with the provisions of Section 262, except that all dissenting shares held by stockholders who fail to perfect or who effectively withdraw or lose their rights to appraisal of the securities under Section 262 will then be deemed to have been converted into, as of the effective time, the right to receive without any interest on the shares, the applicable merger consideration, upon surrender as provided by the merger agreement, of the certificate or certificates that formerly represented the securities. See "The Merger -- Appraisal and Dissenters' Rights."

DIRECTORS AND OFFICERS

The merger agreement provides that the Board of Directors of Chancellor Media immediately after the effective time will consist of the directors of Chancellor Media immediately prior to the effective time, with the addition of R. Gerald Turner as a Class II director.

The merger agreement also provides that the directors of Capstar immediately after the effective time will be the same as the directors of Chancellor Media immediately after the effective time, except that the directors will not be classified as to term. The officers of Chancellor Media from and after the effective time will be the officers of Chancellor Media immediately prior to the effective time. The merger agreement further provides that the officers of Capstar from and after the effective time will be the officers of Chancellor Media immediately prior to the effective time.

Each director of Capstar will hold office from the effective time until his or her respective successor is duly elected or appointed and qualified in the manner provided in Capstar's certificate of incorporation and bylaws, or as otherwise provided by applicable law.

Each officer will hold office from the effective time until his respective successor is duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of Chancellor Media or Capstar, as applicable, or as otherwise provided by applicable law.

CERTIFICATE OF INCORPORATION AND BYLAWS

The merger agreement provides that:

- subject to the approval of the Chancellor Media stockholders, the amended and restated certificate of incorporation of Chancellor Media will be the certificate of incorporation of Chancellor Media following the effective time of the merger;

- the certificate of incorporation of Merger Sub in effect immediately prior to the effective time of merger shall be the certificate of incorporation of the surviving corporation until

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

  thereafter amended in accordance with its terms and as provided by the DGCL, except that the name of the surviving corporation will be "Capstar Broadcasting Corporation"; and

- the bylaws of Merger Sub in effect immediately prior to the effective time of merger will be the bylaws of the surviving corporation until thereafter amended in accordance within the terms and as provided by applicable law.

REPRESENTATIONS AND WARRANTIES

- The merger agreement contains various customary representations and warranties of Capstar relating to, among other things:

     (1) its organization, standing and similar corporate matters;

     (2) its capital structure;

     (3) authorization, execution, delivery, performance and enforceability of the merger agreement and the absence of conflicts with its and its subsidiaries' organizational and selected other documents;

     (4) documents filed by it and its subsidiaries with the SEC and the accuracy of information contained in those documents;

     (5) the absence of material changes or events, except as otherwise provided in the merger agreement;

     (6) the absence of extraordinary payments or change in benefits, except as otherwise provided in the merger agreement;

     (7) voting requirements;

     (8) the inapplicability of Delaware and other state antitakeover statutes to the merger;

     (9) the compliance in all material respects with the terms of the FCC licenses issued to Capstar and its respective subsidiaries and the timely filing with the FCC of all applications, reports and other disclosures with the FCC required to be made by Capstar and its subsidiaries;

     (10) broker relationships in connection with the merger;

     (11) the qualification of Capstar and its subsidiaries under the Communications Act to be transferors of control of the Capstar FCC licenses;

     (12) overall compliance with all applicable laws;

     (13) the absence of undisclosed liabilities;

     (14) the absence of any pending or threatened litigation against it or any of its subsidiaries that would have a material adverse effect on Capstar and its subsidiaries, taken as a whole, or prevent or significantly delay the consummation of the transactions contemplated by the merger agreement;

     (15) the absence of transactions, agreements, arrangements or understandings between Capstar or its subsidiaries and their affiliates that would require disclosure with the SEC;

     (16) labor matters;
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

     (17) employee arrangements and benefit plans;

     (18) tax matters;

     (19) intellectual property;

     (20) environmental matters;

     (21) material agreements;

     (22) tangible property; and

     (23) the opinions of its financial advisors.

- The merger agreement contains various representations and warranties of Chancellor Media relating to, among other things:

     (1) its organization, standing and similar corporate matters;

     (2) its capital structure;

     (3) authorization, execution, delivery, performance and enforceability of the merger agreement and the absence of conflicts with its and its subsidiaries' organizational and selected other documents;

     (4) documents filed by it and its subsidiaries with the SEC and the accuracy of the information contained in those documents;

     (5) the absence of material changes or events, except as otherwise provided in the merger agreement;

     (6) the absence of extraordinary payments or change in benefits, except as otherwise provided in the merger agreement;

     (7) broker relationships in connection with the merger;

     (8) the opinion of its financial advisors;

     (9) the absence of undisclosed liabilities;

     (10) the absence of any pending or threatened litigation against it or any of its subsidiaries that would have a material adverse effect on Chancellor Media and its subsidiaries, taken as a whole, or prevent or significantly delay the consummation of the transactions contemplated by the merger agreement;

     (11) the absence of transactions, agreements, arrangements or understandings between Chancellor Media or its subsidiaries and their affiliates that would require disclosure with the SEC;

     (12) voting requirements;

     (13) the qualification of Chancellor Media and its subsidiaries under the Communications Act to be the transferees of control of the Capstar FCC licenses;

     (14) employee arrangements and benefit plans;

     (15) tax matters;

     (16) intellectual property;

     (17) environmental matters;

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

     (18) overall compliance with all applicable laws;

     (19) the compliance in all material respects with the terms of the FCC licenses issued to Chancellor Media and its respective subsidiaries and the timely filing with the FCC of all applications, reports and other disclosures with the FCC required to be made by Chancellor Media and its subsidiaries;

     (20) the inapplicability of Delaware and other state antitakeover statutes to the merger; and


     (21) the due authorization, valid issuance, full payment and nonassessability of the shares of Chancellor Media common stock to be issued to Capstar stockholders in the merger or upon exercise of Capstar stock options and warrants assumed by Chancellor Media in the merger.


CERTAIN COVENANTS

The merger agreement contains various customary covenants, including covenants of Capstar that during the period from the date of the merger agreement until the effective time of the merger, except as permitted by or contemplated in the merger agreement, Capstar, and each of its subsidiaries, will, among other things, conduct its operations in the ordinary course of business and use its reasonable best efforts to preserve intact its business organizations and goodwill in all material respects and keep available the services of its respective officers and employees as a group.

Further, Capstar has agreed that, among other things and subject to certain conditions and exceptions, it will not (and will cause its subsidiaries not to), without the prior consent of Chancellor Media (not to be unreasonably withheld):

     (1) declare, set aside or pay any dividends on or make other distributions in respect of its or its subsidiaries' outstanding capital stock, other than as provided in the merger agreement;

     (2) split combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any securities in lieu of or in substitution for its outstanding capital stock;

     (3) purchase, redeem or otherwise acquire any shares of its outstanding capital stock or any rights, warrants or options to acquire any such shares, other than as provided in the merger agreement;

     (4) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other equity securities or any securities convertible into, or any rights, warrants or options to acquire any shares, equity securities or convertible securities, other than as provided in the merger agreement;

     (5) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents, other than as provided in the merger agreement;

     (6) acquire any business or any corporation, partnership, joint venture, association or other business organization;

     (7) sell, mortgage or otherwise encumber or subject to any lien or encumbrance or otherwise dispose of any of its properties or assets that are material to it and its subsidiaries, taken as a whole, other than as provided in the merger agreement;

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

     (8) other than working capital borrowings in the ordinary course of business and consistent with past practices or borrowings used for the purpose of any radio station or other acquisition permitted by the terms of the merger agreement, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than as provided in the merger agreement, or make any material loans or advances to any other person, other than to Capstar or any of its direct or indirect wholly-owned subsidiaries and other than routine advances to employees consistent with past practices;

     (9) make any tax election or settle or compromise any tax liability that could reasonably be expected to be material to Capstar and its subsidiaries, taken as a whole, or change its tax or accounting methods, policies, practice or procedures, except as required by GAAP;

     (10) pay, discharge, settle or satisfy any material claims, liabilities or obligations, other than the payment, discharge or satisfaction of certain liabilities as provided in the merger agreement;

     (11) make any material commitments or agreements for capital expenditures or capital additions or betterments except as materially consistent with the budget for capital expenditures as of the date of the merger agreement, in the ordinary course of business consistent with past practices and in accordance with the terms of the merger agreement;

     (12) except as may be required by law, other than in the ordinary course of business and consistent with past practice:

        (A) make any representation or promise to any employee or former director, officer or employee of Capstar or any of its subsidiaries which is inconsistent with the terms of any Capstar employee benefit plan;

        (B) make any change to, or amend in any way, the contracts, salaries, wages, or other compensation of any director, employee or any agent or consultant of Capstar or any of its subsidiaries other than routine changes or amendments that are required under existing contracts;

        (C) adopt, enter into, amend, alter or terminate, partially or completely, any Capstar employee benefit plan or any election made pursuant to the provisions of any Capstar employee benefit plan to accelerate any payments, obligations or vesting schedules thereunder; or

        (D) approve any general or company-wide pay increases for employees;

     (13) except in the ordinary course of business, modify amend or terminate any material agreement, permit, concession, franchise, license or similar instrument to which Capstar or any of its subsidiaries is a party or waive, release or assign any material rights or claims thereunder; or

     (14) authorize any of, or commit or agree to take any of the foregoing actions.


Also, Capstar has agreed to use its reasonable best efforts to obtain the consent of the requisite parties to the Capstar stockholders agreements to terminate, or waive their rights under, those agreements at the effective time of the merger. To the extent that a termination or waiver of rights under any of the stockholders agreements are not effected


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


prior to closing, Chancellor Media has agreed to assume the obligations of the surviving corporation thereunder with respect to the shares of Chancellor Media common stock issued in the merger or otherwise subject to such agreements. In addition, Chancellor Media has agreed to use its reasonable best efforts to enter into a joinder to the Chancellor Media stockholders agreement (or otherwise enter into a new agreement with such holders and the existing parties to the Chancellor Media stockholders agreement) with certain stockholders of Capstar who will hold more than 1% of the Chancellor Media common stock following the merger relating to registration rights afforded to certain existing Chancellor Media stockholders.


CONDITIONS TO THE MERGER

The respective obligations of each of the parties to the merger agreement to effect the merger are subject to the satisfaction or waiver of certain conditions, including that:

     (1) the Capstar stockholders approval and the Chancellor Media stockholders approval shall have been obtained in accordance with the requirements of the DGCL and The Nasdaq Stock Market, as applicable;

     (2) the FCC shall have issued an order, which order has not been reversed, stayed, enjoined, set aside or suspended and with respect to which no timely request for stay, petition for reconsideration or appeal has been filed, approving the transfer of control of Capstar's FCC licenses without any material conditions or restrictions (see "The
         Merger -- Certain Regulatory Matters" above);

     (3) all required consents, approvals, permits and authorizations to the consummation of the transactions contemplated by the merger agreement by Capstar and Chancellor Media shall have been obtained from any governmental entity, other than the FCC, whose consent, approval, permission or authorization is required by reason of a change in law after the date of the merger agreement, except as provided in the merger agreement;

     (4) any applicable waiting period under the HSR Act shall have been terminated or shall have otherwise expired;

     (5) there shall be in effect no temporary restraining order, preliminary or permanent injunction or other order of any court or other legal restraint or prohibition preventing the consummation of the merger;

     (6) the shares of Chancellor Media common stock issuable in connection with the merger shall have been approved for inclusion on The Nasdaq Stock Market (or the New York Stock Exchange, if the Chancellor Media common stock is then listed thereon);

     (7) the registration statement shall have been declared effective by the SEC and shall not be the subject of a stop order or proceeding seeking a stop order;

     (8) holders of not more than 10% of the outstanding shares of Capstar class B common stock and class C common stock shall have properly demanded appraisal rights for their shares under the DGCL; and

     (9) Capstar shall have received all necessary consents under its senior secured credit facilities in order to consummate the transactions contemplated by the merger agreement or a firm commitment of senior secured financing from a nationally

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

         recognized commercial bank or syndicate of banks in amounts sufficient to refinance all of the outstanding indebtedness under its senior secured credit facilities at the closing.

The obligations of Capstar to effect the merger are further subject to satisfaction of the following conditions:

     (1) the representations and warranties of Chancellor Media and Merger Sub shall have been true and correct on the date that the merger agreement was entered into and shall be true and correct at and as of the closing date, except as otherwise provided in the merger agreement and Capstar shall have received a certificate signed on behalf of Chancellor Media by a senior executive officer of each of Chancellor Media and Merger Sub to such effect;

     (2) each of Chancellor Media and Merger Sub shall have performed, in all material respects, all obligations required to be performed by them at or prior to the closing date and Capstar shall have received a certificate signed on behalf of Chancellor Media by a senior executive officer of each of Chancellor Media and Merger Sub to such effect; and

     (3) Capstar shall have received an opinion from Vinson & Elkins L.L.P. on the closing date to the effect that, among other things and subject to certain conditions, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

The obligations of Chancellor Media and Merger Sub to effect the merger are further subject to satisfaction of the following conditions:

     (1) the representations and warranties of Capstar shall have been true and correct on the date that the merger agreement was entered into and shall be true and correct at and as of the closing date, except as provided in the merger agreement and Chancellor Media shall have received a certificate signed on behalf of Capstar by a senior executive officer to such effect;

     (2) each of Capstar shall have performed, in all material respects, all obligations required to be performed by it at or prior to the closing date and Chancellor Media shall have received a certificate signed on behalf of Capstar by a senior executive officer to such effect;

     (3) Chancellor Media shall have received an opinion from Weil, Gotshal & Manges LLP on the closing date to the effect that, among other things and subject to certain conditions, the merger will be treated for federal income tax purposes as a reorganization within the meaning of
         Section 368(a) of the Code;


     (4) Capstar and its subsidiaries shall have received any necessary consents required as a result of the merger and the transactions contemplated by the merger agreement with respect to each material agreement, as provided by the merger agreement; and



     (5) Capstar and certain of its subsidiaries and Hicks Muse Partners shall have terminated each of the monitoring and oversight agreements and the financial advisory agreements, as provided by the merger agreement.


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

ADDITIONAL AGREEMENTS

Each of Capstar and Chancellor Media has also agreed, among other things, and subject to certain conditions and exceptions:

- as soon as practicable following the date of the merger agreement, that Chancellor Media and Capstar will prepare and file with the SEC the registration statement, including this Proxy Statement/Prospectus, and to use its best efforts to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing;

- to take all action necessary to convene a meeting of its stockholders to submit the matters described in this joint proxy statement/prospectus for approval and to use its best efforts to hold such stockholders' meeting as soon as practicable after the date of the merger agreement;

- to make, and cause its respective subsidiaries and its other affiliates to make, all necessary filings as soon as practicable, including, without limitation, those required under the HSR Act, the Securities Act, the Exchange Act, and the Communications Act, including filing an application with the FCC for the transfer of control of Capstar's FCC licenses, in order to facilitate prompt consummation of the merger and the other transactions contemplated by the merger agreement;

- with respect to Capstar, to use its commercially reasonable efforts to obtain the consent of the lenders under its senior secured credit facility in order to consummate the merger and the transactions contemplated by the merger agreement and, in the event that consents are unobtainable, to cooperate with the other party in obtaining refinancing of the senior secured credit facility;

- to cause it and its respective subsidiaries to afford to the other parties to the merger agreement and to their respective officers, employees, counsel, financial advisors and other representatives reasonable access, during the period prior to the effective time to all of its properties, books, contracts, commitments, personnel and records, and shall furnish such information concerning its business, properties, financial condition, operations and personnel as such parties may reasonably request, except as provided in the merger agreement;

- not to, and to cause its subsidiaries and representatives not to, use or disclose any nonpublic information obtained from Chancellor Media or Capstar to any other person, in whole or in part, except as provided for in the merger agreement and the confidentiality agreement; and

- to consult with each other before issuing, and will provide opportunity to review and comment upon, any press release or other public statements with respect to the merger agreement or any of the transactions contemplated by the merger agreement.

Except as provided in the merger agreement, Capstar has also further agreed not to, and not to authorize or permit its subsidiaries to, permit any of its or its subsidiaries' respective officers, directors, partners, employees, agents, counsel, accountants, financial advisors or any other representatives and affiliates (collectively, "Representatives") to, directly or indirectly, solicit, initiate or encourage or take any other action to facilitate the submission

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

of any Acquisition Proposal (as defined below) or enter into or participate in any discussions or negotiations regarding any Acquisition Proposal. Capstar has also agreed to:

- immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any persons conducted heretofore by it or its Representatives with respect to the foregoing;

- not release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or may reasonably be considered likely to make, an Acquisition Proposal, except as provided in the merger agreement; and

- notify Chancellor Media of any such inquiries, offers or proposals.

Capstar has also agreed that neither the board of directors of Capstar nor any committee of the board of directors shall, except as provided in the merger agreement as described below,

     (1) withdraw or modify, or propose to do so, in a manner adverse to Chancellor Media, the approval or recommendation of its board of directors or committee of the board of directors of the Capstar stockholder proposals;

     (2) approve or recommend, or propose to do so, any Acquisition Proposal; or

     (3) cause Capstar to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal;


provided, however, that in the event that the Capstar Special Committee or the full Board of Directors of Capstar determines in good faith, following consultation with and after considering the advice of outside counsel, that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary for the Capstar Special Committee or the full Board of Directors of Capstar to withdraw or modify its approval or recommendation of the merger agreement and the merger, in a manner materially adverse to Chancellor Media, then the Capstar Special Committee or the full Board of Directors of Capstar shall be entitled to


     (A) withdraw or modify such recommendation without breaching the terms of the merger agreement or

     (B) terminate the merger agreement and pay to Chancellor Media a $50.0 million termination fee.

"Acquisition Proposal" is defined in the merger agreement to include any written proposal or offer from any person, other than Chancellor Media or any of its subsidiaries, for a tender or exchange offer, merger, consolidation, other business combination, recapitalization, liquidation, dissolution or similar transaction involving Capstar or any significant subsidiary of Capstar, or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of Capstar or a significant subsidiary of Capstar.

Chancellor Media has also agreed that the Chancellor Special Committee and the Board of Directors of Chancellor Media will recommend to its stockholders that they vote in favor of each of the Chancellor Media stockholder proposals relating to the merger; provided, however, that in the event that the Chancellor Special Committee or the full Board of Directors of Chancellor Media determines in good faith, following consultation with and after considering the advice of outside counsel, that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary for the Chancellor Special Committee or the full Board of Chancellor Media to withdraw or modify its approval or recommendation of the transactions contemplated by the merger agreement or the merger, in a manner materially adverse to Capstar, then the Chancellor Special Committee or the full Board of Directors of Chancellor Media shall be entitled to


     (A) withdraw or modify such recommendation without breaching the terms of the merger agreement or

     (B) terminate the merger agreement and pay to Capstar a $50.0 million termination fee.

Chancellor Media has also further agreed to use its best efforts to cause the shares of Chancellor Media common stock to be issued in the merger and upon exercise of the assumed stock options and warrants to be approved for inclusion on The Nasdaq Stock Market (or the New York Stock Exchange, if the Chancellor Media common stock is then listed thereon).

Capstar has also further agreed to, among other things, and subject to selected exceptions and conditions, deliver to Chancellor Media a letter identifying all persons who may be, at the time the merger is submitted for approval to its stockholders, "affiliates" of Capstar for purposes of Rule 145 under the Securities Act, and to use its best efforts to cause each such person to deliver to Chancellor Media on or prior to the closing date a written agreement in the form attached to the merger agreement.

INDEMNIFICATION AND INSURANCE

The certificate of incorporation of the surviving corporation will contain the provisions with respect to indemnification contained in the certificate of incorporation of Capstar, as in effect as of the date of the merger agreement, and none of such provisions will be amended, repealed or otherwise modified for a period of six years after the effective time of the merger in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the effective time were directors or officers of Capstar or any of its respective subsidiaries in respect of actions or omissions occurring at or prior to the effective time, unless such modification is required by law.

The second amended and restated certificate of incorporation of Chancellor Media will contain the provisions with respect to indemnification contained in the certificate of incorporation of Chancellor Media, as in effect as of the date of the merger agreement, and none of such provisions will be amended, repealed or otherwise modified for a period of six years after the effective time of the merger in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the effective time were directors or officers of Capstar, or any of its respective subsidiaries in respect of actions or omissions occurring at or prior to the effective time, unless such modification is required by law.

For a period of at least six years after the effective time, if commercially available, Chancellor Media will maintain Capstar's current directors' and officers' insurance and indemnification policies to the extent that such policies provide coverage for events occurring prior to the effective time, for all persons who were directors and executive officers of Capstar on the date of the merger agreement, so long as the annual premium

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

therefor would not be in excess of 250% of the last annual premium paid prior to the date of the merger agreement; provided, however, that Chancellor Media or its subsidiaries, may, in lieu of maintaining such existing directors' and officers' insurance, cause coverage to be provided under any policy maintained for the benefit of Chancellor Media and its subsidiaries so long as the terms of the policy are not less advantageous to the beneficiaries than the existing directors' and officers' insurance. In addition, immediately following the effective time of the merger, Chancellor Media will enter into agreements with its executive officers and members of its board of directors providing for indemnification on substantially identical terms as the agreements of Capstar with the current directors and executive officers of Capstar and use its commercially reasonable efforts to obtain an additional directors and officers insurance policy for Chancellor Media in an amount equal to at least $25.0 million to cover members of the board of directors of Chancellor Media for facts and circumstances arising after the effective time of the merger.

TERMINATION

The merger agreement may be terminated at any time prior to the effective time:

- by mutual written consent of Capstar and Chancellor Media;

- by either Capstar or Chancellor Media if:

     (1) any required approval of the stockholders of Capstar or Chancellor Media has not been obtained after submission by the applicable board of directors to such stockholders of any matter requiring such approval;

     (2) the merger has not been consummated on or before September 30, 1999, other than as the result of the willful and material breach of the merger agreement by the party seeking to terminate the merger agreement;

     (3) any governmental entity shall have issued an order, decree or ruling or take any other action permanently enjoining, restraining or otherwise prohibiting the merger and such action has become final and non-appealable;

     (4) the other party has breached the requirements of the merger agreement regarding any representation, warranty, covenant or other agreement giving rise to a failure of any representation and warranty or condition precedent to the merger agreement that has not been, and cannot be, cured within 30 days of written notice to the breaching party, unless the party seeking to terminate is in material breach under the merger agreement itself; or

     (5) if its board of directors or the special committee of the board of directors has determined in good faith, after consultation with and after considering the advice of its outside counsel, that in order to comply with the board's or special committee thereof's fiduciary duties under applicable law it is necessary to withdraw or modify, in a manner materially adverse to the other party, its approval or recommendation of the merger agreement or the merger and the transactions contemplated by the merger agreement; or

- by Chancellor Media if Capstar has breached any agreements relating to an Acquisition Proposal, unless Chancellor Media is then in material breach of the merger agreement.

In the event of a termination of the merger agreement by Capstar or Chancellor Media, as a result of the other party's failure to obtain stockholders approval or a material breach of

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

the merger agreement, or by Chancellor Media in the event that Capstar has breached any agreements relating to an Acquisition Proposal, then the other party shall reimburse such nonbreaching party for all substantiated out-of-pocket costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby. In addition, in the event that a party commits a willful and material breach of any of the provisions of the merger agreement, the other party may seek damages or any other appropriate remedy at law or in equity.

In the event of a termination by Capstar or Chancellor Media as a result of a withdrawal or modification by its board of directors or the special committee of the board of directors of its recommendation of the merger and the merger agreement in a manner materially adverse to the other party, the party electing to terminate the agreement must pay to the nonterminating party an amount of $50.0 million in cash.

AMENDMENT AND MODIFICATION

Subject to the applicable provisions of the DGCL, at any time prior to the effective time of the merger, the parties may modify or amend the merger agreement by written agreement; provided, however, that after the approval of the stockholders of Capstar has been obtained, no amendment may reduce the merger consideration or adversely affect the rights of the Capstar stockholders without their approval.

FEES AND EXPENSES

The merger agreement provides that, regardless of whether the merger is consummated, each of Capstar and Chancellor Media will pay its own costs and expenses incurred by it in connection with the merger agreement and the consummation of the transactions contemplated by the merger agreement, except as provided by the merger agreement in certain events of termination of the merger agreement. See "-- Termination." However, the expenses arising from the various filings required under the merger agreement will be borne equally by Chancellor Media and Capstar.

                              THE VOTING AGREEMENT

As a condition and inducement to Chancellor Media to enter into the merger agreement, Thomas O. Hicks, R. Steven Hicks and Capstar Broadcasting Partners, L.P., which collectively hold a majority of the voting power of the Capstar class A common stock and class C common stock, have entered into a voting agreement (as amended, the "Voting Agreement") with Chancellor Media. Under the Voting Agreement, as amended, Thomas O. Hicks, R. Steven Hicks and Capstar Broadcasting Partners, L.P. have agreed, among other things:

- to vote all shares of Capstar class A common stock and Capstar class C common stock held by them in favor of the merger;

- to vote all shares of Capstar class A common stock and Capstar class C common stock held by them against

     (1) any merger, other than the merger contemplated by the merger agreement, takeover proposal or acquisition proposal; and

     (2) any amendment to Capstar's certificate of incorporation or bylaws or other proposal or transaction involving Capstar or any of its subsidiaries which would impede, frustrate, prevent or nullify the merger, or change in any manner the voting rights of the Capstar common stock; and

- not to sell, transfer, pledge, assign or otherwise dispose of shares of Capstar common stock or enter into any voting agreement, proxy or other voting agreement with any other person with respect to the shares of Capstar common stock held by them.

Accordingly, Messrs. Thomas O. Hicks, R. Steven Hicks and Capstar Broadcasting Partners, L.P. control the vote of the Capstar stockholders. By entering into the Voting Agreement and voting their shares in favor of the adoption and approval of the merger agreement, Messrs. Thomas O. Hicks, R. Steven Hicks and Capstar Broadcasting Partners, L.P. will have waived their appraisal rights under the DGCL with respect to the class B common stock and class C common stock held by them. The Voting Agreement terminates upon the earlier to occur of the termination of the merger agreement in accordance with its terms or the effective time of the merger.

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

                         THE CHANCELLOR MEDIA PROPOSALS

THE MERGER PROPOSALS

Chancellor Media Proposal 1 -- Issuance of Shares of Chancellor Media Common Stock in the Merger


At the Chancellor Media annual meeting, Chancellor Media's stockholders will be asked to approve the issuance of 0.4955 of a share of Chancellor Media common stock to Capstar stockholders for each shares of Capstar class A common stock, class B common stock and class C common stock outstanding immediately prior to the consummation of the merger. Based on the number of shares of Capstar class A common stock, class B common stock and class C common stock outstanding on May 19, 1999, Chancellor Media currently expects to issue approximately 53.4 million shares of Chancellor Media common stock to holders of Capstar common stock.



In addition, Chancellor Media has agreed in the merger agreement to assume outstanding options and warrants to purchase shares of Capstar class A common stock, class B common stock and class C common stock held by certain officers, directors, employees and consultants of Capstar and its subsidiaries. After adjusting the Capstar options and warrants for the exchange ratio in the merger, Chancellor Media will assume options and warrants to purchase an additional 3.3 million shares of Chancellor Media common stock based on the number of such Capstar options and warrants outstanding on May 19, 1999.


Approval of Chancellor Media Proposal No. 1 requires the affirmative vote of at least a majority of the votes cast by holders of shares of Chancellor Media common stock at the Chancellor Media annual meeting.

Chancellor Media Proposal No. 2 -- Amending and Restating Chancellor Media's Amended and Restated Certificate of Incorporation

In order to issue the number of shares of Chancellor Media common stock to Capstar stockholders required by the merger agreement, Chancellor Media must amend its amended and restated certificate of incorporation to increase its authorized shares of Chancellor Media common stock. Currently, Chancellor Media's amended and restated certificate of incorporation authorizes the issuance of up to 200,000,000 shares of common stock. The second amended and restated certificate of incorporation would increase the number of authorized shares of Chancellor Media common stock to 750,000,000. This would permit Chancellor Media to issue shares of Chancellor Media common stock to the stockholders of Capstar in the merger, as well as a sufficient number of shares to be reserved for issuance upon exercise of the Capstar options and warrants assumed by Chancellor Media in the merger.

In addition, Chancellor Media is seeking stockholder approval of a new employee stock option plan that would increase the need for authorized shares of Chancellor Media common stock to be reserved for issuance pursuant to options granted under the new stock option plan. Finally, the increase of authorized shares of Chancellor Media common stock under the second amended and restated certificate of incorporation will provide future flexibility should the Board of Directors of Chancellor Media determine that a stock dividend, primary equity offering(s), or acquisition or other transactions involving the use of Chancellor Media common stock are in the best interests of Chancellor Media and its stockholders. Shares of Chancellor Media common stock may be issued for cash, property,

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

services rendered or cancellation of indebtedness, or in any combination thereof, and at such price or prices and on such terms as the Board of Directors of Chancellor Media determines to be reasonable in its business judgment consistent with Delaware law. Shares of Chancellor Media common stock may generally be issued by the Board of Directors of Chancellor Media without authorization from its stockholders, although requirements of The Nasdaq Stock Market or any national securities exchange on which Chancellor Media's common stock is then listed may require stockholder approval of the issuance of Chancellor Media common stock in certain circumstances.

The second amended and restated certificate of incorporation of Chancellor Media would also change some additional provisions of its amended and restated certificate of incorporation currently in effect. The substantive changes are as follows:


- changing Chancellor Media's name to AMFM Inc.;



- the elimination of 75,000,000 authorized shares of class A common stock of Chancellor Media, none of which is currently outstanding;


- the elimination of certain provisions relating to "going private transactions" with Scott K. Ginsburg, Chancellor Media's former President and Chief Executive Officer;


- the increase of the maximum number of directors comprising the Chancellor Media Board of Directors from thirteen to fourteen; and


- the addition of an article that confers authority in the Board of Directors of Chancellor Media to exercise all power lawfully vested in the Board of Directors under Delaware law, including the power to adopt, amend and repeal the bylaws of Chancellor Media.

The additional changes in the second amended and restated certificate of incorporation are being made because:


- the AMFM Inc. name will underscore Chancellor Media's core assets of radio broadcast stations;



- Chancellor Media no longer needs a class A common stock, which remains from its charter prior to its merger with Chancellor Broadcasting Company in September 1997, since all common stockholders now hold the same class of common stock;


- the historical provisions relating to "going private transactions" are no longer necessary since Chancellor Media now has only one class of common stock;


- following the election of directors at the Chancellor Media annual meeting and the addition of R. Gerald Turner, currently a director of Capstar, to the Chancellor Media Board of Directors following the merger, Chancellor Media's Board of Directors will have twelve directors, and the increase in the maximum number of directors permitted under the second amended and restated certificate of incorporation provides flexibility for Chancellor Media to add additional directors if the Board of Directors determines that any such addition would be beneficial to Chancellor Media and its stockholders; and


- the provision permitting the Board of Directors to adopt, amend and repeal the bylaws of Chancellor Media permits greater flexibility in corporate governance matters and is standard for most Delaware corporations, including Capstar; the fact that this power is conferred upon the Board of Directors does not divest the stockholders of this power nor limit their power to adopt, amend or repeal bylaws in accordance with Delaware law.

Approval of the Chancellor Media Proposal No. 2 requires the affirmative vote of at least a majority of the outstanding shares of Chancellor Media common stock at the Chancellor Media annual meeting.

THE BOARD OF DIRECTORS OF CHANCELLOR MEDIA HAS DETERMINED THAT THE MERGER IS FAIR TO, ADVISABLE AND IN THE BEST INTEREST OF CHANCELLOR MEDIA'S STOCKHOLDERS AND RECOMMENDS THAT CHANCELLOR MEDIA STOCKHOLDERS VOTE IN FAVOR OF BOTH CHANCELLOR MEDIA PROPOSAL 1, THE APPROVAL OF THE ISSUANCE OF SHARES OF CHANCELLOR MEDIA COMMON STOCK IN THE MERGER, AND CHANCELLOR MEDIA PROPOSAL 2, AMENDING AND RESTATING CHANCELLOR MEDIA'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

THE APPROVAL BY THE CHANCELLOR MEDIA STOCKHOLDERS OF BOTH CHANCELLOR MEDIA PROPOSAL 1 AND CHANCELLOR MEDIA PROPOSAL 2 IS REQUIRED FOR CHANCELLOR MEDIA TO COMPLETE THE MERGER WITH CAPSTAR. IF EITHER CHANCELLOR MEDIA PROPOSAL 1 OR CHANCELLOR MEDIA PROPOSAL 2 FAIL TO OBTAIN THE REQUISITE VOTE OF CHANCELLOR MEDIA STOCKHOLDERS NECESSARY FOR APPROVAL, THE MERGER WILL NOT BE COMPLETED.

OTHER CHANCELLOR MEDIA ANNUAL MEETING PROPOSALS


Chancellor Media Proposal 3 -- Election of Three Class II Directors


The amended and restated certificate of incorporation and bylaws of Chancellor Media currently provide for the election of a maximum of thirteen directors to constitute the Board of Directors of Chancellor Media. Under the terms of Chancellor Media's amended and restated certificate of incorporation, the Board of Directors has been divided into three classes of directors, each of which is elected to serve a term of three years. The Board of Directors has currently fixed the size of the Board of Directors at twelve. Of these members, four are designated as Class I directors, four are designated as Class II directors and four are designated as Class III directors. The term of office of the Class I directors expires at the 2001 annual meeting of Chancellor Media's stockholders, the term of office of the Class II directors expires at the Chancellor Media annual meeting for which this joint proxy statement/prospectus relates, and the term of office of the Class III directors expires at the 2000 annual meeting of Chancellor Media's stockholders. At each annual meeting, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third annual meeting of Chancellor Media's stockholders after their election.


Action will be taken at the Chancellor Media annual meeting for the election of three Class II directors, each of whom will serve for a three-year term expiring in 2002. The Board of Directors has nominated the persons named below to stand for election as Class II directors at the Chancellor Media annual meeting. Each of the persons nominated presently serves as a Class II director of Chancellor Media. Jeffrey A. Marcus, currently a Class II director of Chancellor Media, is not standing for reelection. Also listed below are each of the Class I and Class III directors whose terms will continue after the meeting. It is intended that the attorneys-in-fact named in the enclosed proxy card will vote "FOR" the election of the Class II director nominees listed below, unless instructions to the contrary are given therein. These nominees have indicated that they are able and willing to serve as directors. However, if some unexpected occurrence should require the substitution of some other person or persons for any one or more of the nominees listed below, it is intended that the attorneys-in-fact will vote "FOR" such substitute nominees as the Board of Directors may designate. All directors elected at the Chancellor Media annual meeting will hold office for their respective terms and until their respective successors are duly elected and qualified.


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


If both Chancellor Media Proposal 1 and Chancellor Media Proposal 2 are adopted by the stockholders at the Chancellor Media annual meeting and Chancellor Media consummates the merger described herein, and if the Chancellor Media stockholders elect the three Class II directors nominees listed below, each of the Class I directors, Class II directors and Class III directors listed below will continue to serve as directors of Chancellor Media following the merger in their same respective class. In addition, pursuant to the terms of the merger agreement, R. Gerald Turner, currently a director of Capstar, will be appointed to the Board of Directors of Chancellor Media as a Class II director immediately after the effective time of the merger, with a term expiring at the 2002 annual meeting of Chancellor Media's stockholders. For biographical information of R. Gerald Turner, see "Directors and Management Following the Merger -- Directors and Management of Capstar."


Class II Director Nominees -- Terms Expire 2002

James E. de Castro (age 46)


Mr. de Castro was elected Vice Chairman of Chancellor Media and President and Chief Executive Officer of the AMFM Radio Group in March 1999. Prior thereto, Mr. de Castro served as Chief Operating Officer of Chancellor Media from September 22, 1997 to August 19, 1998, and from August 19, 1998 to March 15, 1999, Mr. de Castro served as President of the Chancellor Radio Group. From September 5, 1997 to September 22, 1997, Mr. de Castro served as Co-Chief Operating Officer of Chancellor Media. Mr. de Castro was elected Co-Chief Operating Officer and a director of Chancellor Media in September 1997. Mr. de Castro was previously President of Evergreen Media Corporation since 1993 and Chief Operating Officer and a director of Evergreen Media Corporation since 1989. From 1987 to 1988, Mr. de Castro held various positions with H&G Communications, Inc. and predecessor entities. From 1981 to 1989, Mr. de Castro was general manager of radio stations WLUP-FM and WLUP-AM (now known as WMVP-AM) in Chicago, and from 1989 to 1992, Mr. de Castro was general manager of radio station KKBT-FM in Los Angeles.



Robert L. Crandall (age 63)



Mr. Crandall became a director of Chancellor Media on May 18, 1999. Mr. Crandall served as Chairman of the Board, President and Chief Executive Officer of AMR Corp., the parent company of American Airlines, from 1985 to May 1998, when he retired. Mr. Crandall is also a director of American Express Company, Anixter International, Inc., Celestica, Inc., Halliburton Company and MediaOne Group, Inc.


Lawrence D. Stuart, Jr. (age 54)

Mr. Stuart became a director of Chancellor Media in September 1997. Mr. Stuart previously served as a director of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company since January 1997. Since October 1995, Mr. Stuart has served as a Managing Director and Principal of Hicks Muse, a private investment firm located in Dallas, St. Louis, New York, Mexico City and London specializing in strategic investments, leveraged acquisitions and recapitalizations. Prior to joining Hicks Muse, from 1990 to 1995 he served as the managing partner of the Dallas office of the law firm Weil, Gotshal & Manges LLP. Mr. Stuart also serves as a director of Capstar, Home Interiors & Gifts, Inc. and Arena Brands, Inc.

Class III Directors -- Terms Expire 2000

Thomas O. Hicks (age 53)

Mr. Thomas O. Hicks was elected Chairman of the Board of Chancellor Media in September 1997 and elected Chief Executive Officer in March 1999. He had been Chairman of the Board of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company prior to that time, since April 1996. Mr. Thomas O. Hicks is Chairman of the Board and Chief Executive Officer of Hicks Muse. From 1984 to May 1989, Mr. Thomas O. Hicks was Co-Chairman of the Board and Co-Chief Executive Officer of Hicks & Haas Incorporated, a Dallas based private investment firm. Mr. Thomas O. Hicks serves as a director of Capstar, LIN Holdings Corp., LIN Television Corporation, Sybron International Corporation, Inc., Cooperative Computing, Inc., International Home Foods, Regal Cinemas, Inc., Triton Energy Limited, D.A.C. Vision Inc., Olympus Real Estate Corporation and Viasystems Group, Inc. Mr. Thomas O. Hicks is the brother of Mr. R. Steven Hicks.

Thomas J. Hodson (age 55)

Mr. Hodson became a director of Chancellor Media in September 1997. Mr. Hodson had previously served as a director of Evergreen Media Corporation since 1992. Mr. Hodson is President of TJH Capital, Inc., a private investment company. He was the President and a director of Columbia Falls Aluminum Company from January 1994 to March 1998 and was a Vice President of Stephens, Inc. from 1986 through 1993.

John H. Massey (age 59)

Mr. Massey became a director of Chancellor Media in September 1997. Prior to that time, Mr. Massey served as a director of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company. Until August 2, 1996, Mr. Massey served as the Chairman of the Board and Chief Executive Officer of Life Partners Group, Inc., an insurance holding company, having assumed those offices in October 1994. Prior to joining Life Partners, he served, since 1992, as the Chairman of the Board of, and currently serves as a director of, FSW Holdings, Inc. Since 1986, Mr. Massey has served as a director of Gulf-California Broadcast Company. From 1986 to 1992, he also was President of Gulf-California Broadcast Company. From 1976 to 1986, Mr. Massey was President of Gulf Broadcast Company. Mr. Massey currently serves as a director of Central Texas Bankshare Holdings, Inc., Colorado Investment Holdings, Inc., Hill Bancshares Holdings, Inc., Bank of The Southwest of Dallas, Texas, Columbus State Bank, Columbine JDS Systems, Inc., The Paragon Group, Inc., the Brazos Fund Group Inc. and STC Broadcasting, Inc.

J. Otis Winters (age 66)

Mr. Winters became a director of Chancellor Media on May 19, 1998, Mr. Winters currently serves as the non-executive Chairman for The PWS Group (formerly Pate, Winters & Stone, Inc.). Mr. Winters was Co-founder, President and director of Avanti Energy Corporation. Mr. Winters also served as Executive Vice President and a member of the board of directors of the First National Bank and Trust Company of Tulsa. Mr. Winters was Executive Vice President and a member of the board of directors of The Williams Companies, where he served as Chairman of two major subsidiaries and was responsible for the corporate administrative department. Mr. Winters also serves as a director and Chairman of the audit and compensation committee of AMX Corporation, director and Chairman of the audit committee for Arena Brands, Inc., director and Chairman of the finance and audit committees for Dynegy, Inc. (formerly NGC Corporation), and director and Chairman of the executive committee for Walden Residential Properties, Inc.

Class I Directors -- Terms Expire 2001

Vernon E. Jordan, Jr. (age 63)

Mr. Jordan became a director of Chancellor Media on October 14, 1997. Mr. Jordan currently serves as a senior partner in the Washington, D.C. office of the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Mr. Jordan serves as a director of American Express Company, Bankers Trust Company, Bankers Trust Corporation, Dow Jones & Company, Inc., the Ford Foundation, Howard University, J.C. Penney Company, Inc., Revlon Group, Revlon, Inc., Ryder System, Inc., Sara Lee Corporation, Union Carbide Corporation, Xerox Corporation, LBJ Foundation, National Academy Foundation and the Roy Wilkins Foundation.

Michael J. Levitt (age 40)


Michael J. Levitt became a director of Chancellor Media on May 19, 1998. Mr. Levitt is a partner of Hicks Muse. Before joining Hicks Muse, Mr. Levitt was a Managing Director and Deputy Head of Investment Banking with Smith Barney Inc. from 1993 through 1995. From 1986 through 1993, Mr. Levitt was with Morgan Stanley & Co. Incorporated, most recently as a Managing Director responsible for the New York-based Financial Entrepreneurs Group. Mr. Levitt serves as a director of Capstar, Regal Cinemas, Inc., STC Broadcasting, Inc. and International Home Foods, Inc.


Perry J. Lewis (age 61)

Mr. Lewis became a director of Chancellor Media in September 1997. Mr. Lewis had previously served as a director of Evergreen Media Corporation since Evergreen Media Corporation acquired Broadcasting Partners, Inc. ("BPI") in 1995. Mr. Lewis was the Chairman of BPI from its inception in 1988 until its merger with Evergreen, and was Chief Executive Officer of BPI from 1993 to 1995. Mr. Lewis is a founder of Morgan, Lewis, Githens & Ahn, an investment banking and leveraged buyout firm which was established in 1982. Mr. Lewis serves as director of Aon Corporation, ITI Technologies, Inc., Gradall Industries, Inc. and Stuart Entertainment, Inc.

R. Steven Hicks (age 49)


Mr. R. Steven Hicks became a director of Chancellor Media and was elected Vice Chairman of Chancellor Media and President and Chief Executive Officer of the AMFM New Media Group in March 1999 and has served as President, Chief Executive Officer and a director of Capstar since June 1997. Mr. R. Steven Hicks has also served as Chairman of the Board of Capstar from June to September 1997. Mr. R. Steven Hicks founded Capstar Broadcasting in October 1996. Prior to joining Capstar, Mr. R. Steven Hicks acted as Chairman of the Board and Chief Executive Officer of GulfStar Communications, Inc. from July 1987 to January 1997 and as President and Chief Executive Officer of SFX from November 1993 to May 1996. Mr.
R. Steven Hicks is a

31-year veteran of the radio broadcasting industry, including 18 years as a station owner. Mr. R. Steven Hicks is the brother of Mr. Thomas O. Hicks.

Meetings and Committees of the Chancellor Media Board of Directors

The Board of Directors currently consists of twelve directors, nine of whom are not officers or employees of the Company. The total number of meetings of the Board of Directors held during the year ended December 31, 1998 was fifteen. The Board of Directors voted by unanimous written consent four times during the year ended December 31, 1998. During the year ended December 31, 1998, no director of Chancellor Media attended less than 75% of the total number of meetings of the Board of Directors and all committees on which such director served.

The Executive Committee currently consists of Messrs. Thomas O. Hicks, R. Steven Hicks and de Castro. Mr. Thomas O. Hicks serves as Chairman of the Executive Committee. One meeting was held by the Executive Committee during the year ended December 31, 1998, and the Executive Committee acted by unanimous written consent five times during the year ended December 31, 1998. The principal functions of the Executive Committee are to oversee Chancellor Media's day-to-day operations, approval of certain transactions, establishment of record dates and declaration of dividends on Chancellor Media's securities, pricing of and setting terms for the sale of certain securities of Chancellor Media, and making appropriate recommendations to the Board of Directors.


The Board of Directors of Chancellor Media has a standing Compensation Committee, an Audit Committee, an Executive Committee, a Nominating Committee and an Independent Compensation Committee. Additionally, from time to time, the Board of Directors establishes special committees for specific purposes, such as reviewing specific transactions and pricing securities in public or private issuances.



The Audit Committee currently consists of Messrs. Crandall, Hodson, Massey and Winters. Mr. Hodson serves as Chairman of the Audit Committee. Three meetings were held by the Audit Committee during the year ended December 31, 1998. The principal functions performed by the Audit Committee are the nomination of the independent public accountants of Chancellor Media, the review of the proposed scope of the independent audit and the results thereof, the review with management personnel of the public accountants' observations on financial policy, controls and personnel and consultation with the Chief Financial Officer of Chancellor Media concerning the audit.



The Nominating Committee currently consists of Messrs. Thomas O. Hicks, Jordan, Winters and Massey. Mr. Thomas O. Hicks serves as Chairman of the Nominating Committee. One meeting was held by the Nominating Committee during the year ended December 31, 1998. The principal function of the Nominating Committee is to make recommendations to the Board of Directors with respect to the nomination of directors.


The Compensation Committee currently consists of Messrs. Thomas O. Hicks, Jordan, Hodson, Lewis and Winters. Mr. Thomas O. Hicks serves as Chairman of the Compensation Committee. Six meetings were held by the Compensation Committee during the year ended December 31, 1998. The principal functions of the Compensation Committee are to review the compensation arrangements of Chancellor Media's executive officers and to submit recommendations to the Board of Directors with respect to such arrangements. See "Report of the Compensation Committee on Executive Compensation."

The Independent Compensation Committee currently consists of Messrs. Jordan, Lewis, Hodson and Winters. Six meetings were held by the Independent Compensation Committee during the year ended December 31, 1998. The principal function of the Independent Compensation Committee is to review and administer the granting of certain stock options to executive officers and other key employees of Chancellor Media.


THE BOARD OF DIRECTORS OF CHANCELLOR MEDIA RECOMMENDS A VOTE FOR THE ELECTION OF THE INDIVIDUALS NOMINATED FOR ELECTION AS CLASS II DIRECTORS.


Chancellor Media Proposal 4 -- Adoption of the Chancellor Media Corporation 1999 Stock Option Plan


Background


Chancellor Media, by means of the Chancellor Media Corporation 1999 Stock Option Plan, in substantially the form attached to this joint proxy statement/prospectus as Annex X, desires to afford certain key employees employed by, and certain persons performing services for Chancellor Media and any direct or indirect subsidiary or parent corporation thereof now existing or hereafter formed or acquired (such corporations sometimes referred to herein as "Related Entities") who are responsible for the growth of Chancellor Media an opportunity to acquire a proprietary interest in Chancellor Media, and thus to create in such persons an increased interest in and a greater concern for the welfare of Chancellor Media and the Related Entities.


Shares Available


The aggregate number of shares of Chancellor Media common stock available for grants of options under the 1999 Plan during its term will be 10,000,000 shares, of which seven million (7,000,000) shares shall be limited to grants of Value Options and three million (3,000,000) shares shall be available for grants of stock options generally (collectively, the "Options").


Administration

The 1999 Plan shall be administered by the Compensation Committee of the Board of Directors of Chancellor Media or by any other committee appointed by the Board of Directors of Chancellor Media to administer this 1999 Plan (the "Committee"); provided, that the entire Board of Directors of Chancellor Media may act as the Committee if it chooses to do so; and provided, further, that


- for purposes of determining any option that qualifies for the performance-based compensation exemption to Section 162(m) of the Code applicable to key employees who constitute "covered employees" within the meaning of Section 162(m) of the Code, "Committee" shall mean the members of the Compensation Committee of the Board of Directors of Chancellor Media who qualify as "outside directors" within the meaning of Section 162(m) of the Code, and



- for so long as Chancellor Media is subject to the reporting requirements of the Exchange Act, the Committee shall be composed solely of two or more "Non-Employee Directors" as defined in Rule 16b-3, as amended ("Rule 16-b3") promulgated thereunder.

The Committee is authorized, subject to the provisions of the 1999 Plan, to establish such rules as it deems necessary for the proper administration of the 1999 Plan and to make such determinations and interpretations and to take such action in connection with the 1999 Plan and any Options granted as it deems necessary or advisable. Thus, among the Committee's powers are the authority to determine eligibility for participation in the 1999 Plan and the form, amount and other terms and conditions of Options. The Committee also has the power to modify or waive restrictions on Options, to amend Options and to grant extensions and accelerations of Options.

Eligibility for Participation

Certain key employees and independent contractors rendering services to Chancellor Media or any of its Related Entities will be eligible to receive Options under the 1999 Plan. The selection of optionees is within the discretion of the Committee.

Maximum Individual Awards


The maximum aggregate number of shares of Chancellor Media common stock underlying all Options under the 1999 Plan that may be granted to any single optionee during the term of the 1999 Plan is 2,000,000 shares (subject to adjustment).


Stock Options

Under the 1999 Plan, the Committee may grant two basic types of Options:


- incentive stock options which qualify under Section 422 of the Code ("Incentive Options" or "ISOs") and



- options which do not qualify under such Section ("Non-Qualified Options").



In addition, the terms applicable to at least seven million shares of Chancellor Media common stock available for stock option grants under the 1999 Plan will be restricted in the manner in which such Value Options will become exercisable depending, among other conditions, upon the value of the underlying shares of such Options attaining a specified value.


The exercise price of each Option will be the fair market value of Chancellor Media common stock on the date of grant or, if earlier, the date Chancellor Media commits to make such grant. Value Options and, unless the Committee determines a different vesting schedule, other Options will vest 20% on each anniversary of the date of grant. The Committee may, in limited cases, accelerate vesting of Options (including Value Options).


Value Options granted prior to June 1, 1999 shall become exercisable after the date on which the average fair market value of Chancellor Media common stock, calculated on a daily basis, equals or exceeds $100.00 per share for a period of 30 consecutive trading days during the period from (and including) the fifth anniversary of the date of grant.



Value Options granted on or after June 1, 1999 shall become exercisable after the date on which the average fair market value of Chancellor Media common stock, calculated on a daily basis, equals or exceeds the greater of (x) $100.00 per share or (y) two-hundred percent (200%) of the exercise price (the "Exercisability Value"), in each case for a period of 30 consecutive trading days during the period from (and including) the date of grant through (and including) the fifth anniversary of the date of grant.

Options cannot be exercised after the tenth anniversary of the date of grant, except in the event of an optionee's death or disability.

The Options may also be subject to such other terms and conditions as will be determined by the Committee, including, without limitation, accelerating the vesting


- based on individual performance or



- if certain performance goals are achieved. The Option exercise price may be paid in cash or, in the sole discretion of the Committee, by the delivery of shares of Chancellor Media common stock then owned by the optionee, by the withholding of shares of Chancellor Media common stock for which a stock option is exercisable, or by a combination of these methods. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the 1999 Plan.


Change in Control


If there is a change in control of Chancellor Media, the Committee, in its sole discretion, may take such actions as it deems appropriate with respect to outstanding Options, including, without limitation, accelerating the vesting date and/or payout of such awards. In addition, if a change in control occurs, then the Committee may permit the vested portions of Value Options to become exercisable on account of the change in control.


Termination of Employment or Service

In the event of termination of employment or services of an optionee, the treatment of Options depends on whether such Options are Value Options.

Options Generally. If an optionee's employment or services is terminated for cause, all Options will be immediately forfeited unless otherwise set forth in the Option. If an optionee's employment or services is terminated due to death or disability, unless otherwise set forth in the Option or determined by the Committee, all non-vested portions of Options held by the optionee will be immediately forfeited and all vested portions of such Options will remain exercisable until the earlier of


- the end of the one year period following the date of death or termination of employment or services, or



- the date the Option would otherwise expire, but in no event before 90 days have elapsed since the date of death or termination of employment or services. If an optionee's employment is terminated for any reason other than due to cause, death or disability, unless otherwise provided for by the terms of the grant, all non-vested portions of awards held by the optionee will immediately be forfeited and all vested portions of Non-Qualified Options held by the optionee will remain exercisable until the earlier of



        (1) the end of the 90-day period following the date of the termination of employment, or



        (2) the date the Option would otherwise expire.

Value Options. If any Value Option held by an optionee is exercisable at the time the optionee's employment or service is terminated (other than for cause, death or disability), the vested portion of such Value Option may be exercised until the earlier of


- the expiration of 90 days following such termination or



- the end of the term of such Value Option, unless the Committee provides for a shorter or longer period in the Option or otherwise. With respect to any Value Option held by an optionee that is not exercisable at the time the optionee's employment or service is terminated (other than for cause, death or disability), the vested portion of such Value Option shall continue in full force and effect and if it becomes exercisable on or before the fifth anniversary of the date of grant, then the optionee may, until the 90th day after the date on which such Value Option becomes exercisable, exercise all or any part of the vested portion of such Value Option. Any Value Option that does not become exercisable by the fifth anniversary of the date of grant of such Value Option shall expire and be cancelled. Upon an optionee's death or disability resulting in a termination of employment or services with Chancellor Media or any Related Entity, the optionee, or his or her estate, legal representative or beneficiary shall have a period of one year (or, if the term of the Value Option expires prior to such one-year period, at least 90 days) following the later of



- the date of such termination of employment or services, or



- the date the Value Option first becomes exercisable, to exercise such Option. The Committee may accelerate vesting of the non-vested portion of any Value Option by reason of the optionee's termination of employment or services for any reason other than for cause. The Committee may also permit an optionee to retain the vested portion of any Value Option upon any termination of employment or services for cause.



Except as specifically provided below, the Board of Directors of Chancellor Media may amend, suspend, or terminate the 1999 Plan at any time with or without prior notice, provided that such action does not reduce the amount of any outstanding Option or change the terms and conditions of any outstanding Option without the optionee's consent. No amendment of the 1999 Plan will, without the approval of the stockholders of Chancellor Media, increase the total number of shares which may be issued under the 1999 Plan, increase the maximum number of shares with respect to all Options that may be granted to any individual under the 1999 Plan, modify the requirements as to eligibility for Options under the 1999 Plan, or modify the provisions of the 1999 Plan relating to the number of shares subject to grants of Value Options and the Exercisability Value of the Options. In addition, the 1999 Plan may be amended without the approval of such amendment by Chancellor Media's stockholders if such amendment is required under the rules and regulations of the stock exchange or national market system on which the Chancellor Media common stock is listed.


Chancellor Media or the applicable Related Entity, may require an optionee to reimburse the corporation which employs such optionee for any taxes required by any governmental regulatory authority to be withheld or otherwise deducted and paid by such corporation or entity with respect to any Option, and the corporation or entity which employs such optionee has the right to withhold the amount of such taxes from any other sums due or to become due from such corporation or entity to the optionee upon such terms and conditions as the Committee shall prescribe, which may include withholding shares of Chancellor Media common stock underlying any Option. The Committee may, in its sole discretion, allow an optionee to elect to defer the receipt of any compensation attributable to an Option under guidelines and procedures to be established by the Committee after taking into account the advice of Chancellor Media's tax counsel.

The 1999 Plan contains provisions for equitable adjustment of Options in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of Chancellor Media.

Certain Federal Income Tax Consequences

The statements in the following paragraphs of the principal federal income tax consequences of Options under the 1999 Plan are based on statutory authority and judicial and administrative interpretations, as of the date of this joint proxy statement/prospectus, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex and the discussion below represents only a general summary.

Options granted under the 1999 Plan will be either "incentive stock options" under Section 422(b) of the Code or non-qualified stock options. Among other requirements necessary to qualify as an incentive stock option, a stock option must have an exercise price that is not less than the fair market value of the underlying stock at the time of grant.


Incentive Stock Options. A deduction will not be allowed to Chancellor Media or any Related Entity for federal income tax purposes with respect to the grant or exercise of an Option qualifying as an incentive stock option or the disposition, after the expiration of the applicable holding period (as specified in Section 422 of the Code), of the shares of Chancellor Media common stock acquired upon exercise of such Option. In the event of a disposition of such shares prior to the expiration of the applicable holding period (a "disqualifying disposition"), a federal income tax deduction will be allowed to Chancellor Media in an amount equal to the ordinary income included in gross income by the optionee, provided that such amount constitutes an ordinary and necessary business expense to Chancellor Media and is reasonable and the limitations of Sections 162(m) and 280G of the Code (discussed below) do not apply.


An employee who exercises an Option qualifying as an incentive stock option by delivering shares previously acquired pursuant to the exercise of an Option that qualified as an incentive stock option is treated as making a disqualifying disposition of such shares if the employee delivers such shares before the expiration of the applicable holding period with respect to such shares. Upon the exercise of an Option with previously acquired shares as to which no disqualifying disposition occurs, it would appear that the employee would not recognize gain or loss with respect to such previously acquired shares.


Non-Qualified Stock Options ("NQSO"). A NQSO is an option that does not qualify as an "incentive stock option" under Section 422(b) of the Code. An individual who receives a NQSO will not recognize any taxable income upon the grant of such NQSO. Generally, upon exercise of a NQSO, an individual will be treated as having received ordinary income in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the exercise price.

The ordinary income recognized with respect to the transfer of shares of Chancellor Media common stock upon exercise of a NQSO under the 1999 Plan will be subject to both wage withholding and employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of a NQSO, if an individual may satisfy the liability in whole or in part by tendering other shares of Chancellor Media common stock owned by the individual, such shares will be valued at their fair market value as of the date the tax obligation arises.

A deduction for federal income tax purposes will be allowed to Chancellor Media or a Related Entity in an amount equal to the ordinary income included in gross income by the individual in connection with the exercise of such option, provided that such amount constitutes an ordinary and necessary business expense and is reasonable and the limitations of Sections 162(m) and 280G of the Code do not apply.


Change in Control. Upon a "change in control" of Chancellor Media, the then outstanding options under the Plan might become fully vested and exercisable. In general, if the total amount of payments to optionees that are contingent upon a "change of control" of Chancellor Media (as determined for purposes of Section 280G of the Code), including payments upon the exercise of options under the 1999 Plan that vest upon a "change of control," equals or exceeds three times the recipient's "base amount" (generally, such recipient's average annual compensation for the five years preceding the change in control), then, subject to certain exceptions, the payments may be treated as "parachute payments" under the Code, in which case a portion of such payments would be nondeductible to Chancellor Media or Related Entity and the recipient would be subject to a 20% excise tax on such portion of the payments.



Certain Limitations on Deductibility of Executive Compensation. With certain exceptions, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including any deduction with respect to the exercise of an NQSO). One such exception applies to certain performance-based compensation provided that such compensation has been approved by stockholders in a separate vote and certain other requirements are met. Chancellor Media believes that Options granted under the 1999 Plan should qualify for the performance-based compensation exception to Section 162(m).


As a result of Section 16(b) of the Exchange Act, under certain circumstances, the timing of income recognition may be deferred (generally for up to six months following the exercise of an NQSO (i.e., the "Deferral Period")) for any individual who is an officer or director of Chancellor Media or a beneficial owner of more than ten percent (10%) of any class of equity securities of the Company.

Regulation

The 1999 Plan is neither qualified under the provisions of Section 401(a) of the Code, nor subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

New Plan Benefits



The following table sets forth the number of shares underlying the stock options which were granted under the 1999 Plan on April 9, 1999 and May 18, 1999 to



- the current executive officers of Chancellor Media,



- the current executive officers of Chancellor Media as a group,



- the current directors of Chancellor Media who are not executive officers as a group, and



- all employees, including current officers who are not executive officers, as a group:



              CHANCELLOR MEDIA CORPORATION 1999 STOCK OPTION PLAN



                                                              SHARES            SHARES
NAME AND POSITION                                         (VALUE OPTIONS)   (OTHER OPTIONS)
-----------------                                         ---------------   ---------------
Thomas O. Hicks (Chairman and Chief Executive
  Officer)..............................................            --                --
James E. de Castro (Vice Chairman, President and Chief
  Executive Officer of AMFM Radio Group)................     1,000,000                --
R. Steven Hicks (Vice Chairman, President and Chief
  Executive Officer of AMFM New Media Group)............     1,000,000                --
Kenneth J. O'Keefe (Executive Vice President and Chief
  Operating Officer of AMFM Radio Group)................       500,000                --
D. Geoffrey Armstrong (Executive Vice President and
  Chief Financial Officer)..............................       500,000                --
James A. McLaughlin (President and Chief Operating
  Officer of the Chancellor Outdoor Group)..............            --                --
William S. Banowsky, Jr. (Executive Vice President and
  General Counsel)......................................       400,000                --
All current executive officers as a group...............     3,400,000                --
All current directors who are not executive officers as
  a group...............................................            --                --
All employees, including current officers who are not
  executive officers, as a group........................     1,820,000         1,074,850



Potential Non-Cash Compensation Charge



Under the terms of the 1999 Plan, Chancellor Media has granted Value Options as of the date hereof to purchase up to 5,220,000 shares of Chancellor Media common stock to certain members of management. See "-- New Plan Benefits." Value Options to purchase 3,400,000 and 1,820,000 shares of Chancellor Media common stock were granted at exercise prices of $46.63 and $56.06 per share, respectively and vest ratably 20% per year for a period of five years. Approximately 585,000 of the Value Options with an exercise price of $56.06 per share were granted to certain members of Capstar's management and are contingent upon the consummation of the Capstar merger. The Value Options are exercisable only upon (i) a "Change of Control" (as defined in the option agreements relating to the Value Options), or (ii) the average fair market value of Chancellor Media common stock, calculated on a daily basis, being equal to or exceeding $100.00 per share for a period of 30 consecutive trading days during the five-year period beginning on the date of grant. Upon the occurrence of one or both of the exercisability triggering events, Chancellor Media will record a non-cash compensation charge to the extent that the fair market value of the Chancellor Media common stock exceeds the exercise price of the

Value Options. This non-cash charge, if incurred, will be recognized over the vesting period of the Value Options.



In addition to the outstanding Value Options, Chancellor Media may grant other Value Options for up to an aggregate total of 7.0 million shares (including the Value Options) under the 1999 Plan, which may result in the incurrence of additional non-cash compensation charges if the exercisability triggering events for such Value Options occur.



Chancellor Media also has granted to date additional Options under the 1999 Plan to purchase up to 1,074,850 shares of Chancellor Media common stock to certain key employees. Options to purchase 1,009,850 and 65,000 shares of Chancellor Media common stock were granted at exercise prices of $46.63 and $56.06 per share, respectively, and vest one-half on each of the first two year anniversaries subsequent to the date of grant. Chancellor Media will record a non-cash compensation charge to the extent that the fair market value of the Chancellor Media common stock on July 13, 1999 exceeds the exercise price of these additional Options. This non-cash charge, if incurred, will be recognized over the two year vesting period, beginning in the third quarter of 1999.



The grant of Value Options and other Options under the 1999 Plan is subject to stockholder approval of the 1999 Plan of Chancellor Media's annual meeting of stockholders to be held on July 13, 1999; provided, that Chancellor Media may be obligated to grant other stock options or equity incentives on terms that are no less favorable than the terms of the Value Options for 3,400,000 shares of Chancellor Media common stock under employment agreements in the event that the 1999 Plan is not approved by Chancellor Media stockholders. The potential non-cash compensation charges discussed above, if incurred, may significantly decrease Chancellor Media's net income or increase its net loss in future periods.


THE BOARD OF DIRECTORS OF CHANCELLOR MEDIA RECOMMENDS A VOTE FOR THE ADOPTION OF THE CHANCELLOR MEDIA CORPORATION 1999 STOCK OPTION PLAN.

                 DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER


Immediately following the effective time of the merger, assuming the election of the three Class II directors at the Chancellor Media annual meeting for which this joint proxy statement/prospectus relates, the directors of Chancellor Media will be as follows:



  CLASS I DIRECTORS      CLASS II DIRECTORS     CLASS III DIRECTORS
---------------------  -----------------------  -------------------
Vernon E. Jordan, Jr.  James E. de Castro       Thomas O. Hicks
Perry J. Lewis         Robert L. Crandall       Thomas J. Hodson
Michael J. Levitt      Lawrence D. Stuart, Jr.  John H. Massey
R. Steven Hicks        R. Gerald Turner         J. Otis Winters


Each Class I, Class II and Class III director of Chancellor Media will hold office from the effective time of the merger until the 2001, 2002 and 2000 annual meetings of Chancellor Media, respectively, and in all cases, until his successor is elected or appointed and qualified. The directors of Capstar immediately following the effective time of the merger shall be the same as Chancellor Media, except that the directors of Capstar will not be classified as to term.

The initial senior executive officers of Chancellor Media at the effective time of the merger shall be the officers of Chancellor Media immediately prior to the effective time of the merger. The initial senior executive officers of Capstar at the effective time of the merger will be the officers of Chancellor Media immediately prior to the effective time.

DIRECTORS AND MANAGEMENT OF CHANCELLOR MEDIA

The directors and executive officers of Chancellor Media are:


                   NAME                     AGE                  POSITION
                   ----                     ---                  --------
Thomas O. Hicks...........................  53    Chairman of the Board, Chief Executive
                                                  Officer and Director
James E. de Castro........................  46    Vice Chairman -- President and Chief
                                                  Executive Officer of AMFM Radio Group
                                                  and Director
R. Steven Hicks...........................  49    Vice Chairman -- President and Chief
                                                  Executive Officer of AMFM New Media
                                                  Group and Director
D. Geoffrey Armstrong.....................  41    Executive Vice President and Chief
                                                  Financial Officer
Kenneth J. O'Keefe........................  44    Executive Vice President and Chief
                                                  Operating Officer of AMFM Radio Group
James A. McLaughlin.......................  49    President and Chief Operating Officer
                                                  of Chancellor Outdoor Group
William S. Banowsky, Jr...................  37    Executive Vice President and General
                                                  Counsel
Robert L. Crandall........................  63    Director
Thomas J. Hodson..........................  55    Director
Vernon E. Jordan, Jr......................  63    Director
Michael J. Levitt.........................  40    Director
Perry J. Lewis............................  61    Director
Jeffrey A. Marcus.........................  52    Director
John H. Massey............................  59    Director
Lawrence D. Stuart, Jr....................  54    Director
J. Otis Winters...........................  66    Director



For biographical information for Thomas O. Hicks, James E. de Castro, R. Steven Hicks, Robert L. Crandall, Thomas J. Hodson, Vernon E. Jordan, Jr., Michael J. Levitt, Perry J. Lewis, John H. Massey, Lawrence D. Stuart, Jr. and J. Otis Winters see "Other Chancellor Media Annual Meeting Proposals -- Chancellor Media Proposal 3 -- Election of Three Class II Directors."



D. Geoffrey Armstrong


Mr. Armstrong was elected Executive Vice President and Chief Financial Officer of Chancellor Media in March 1999. Mr. Armstrong served as Executive Vice President and Chief Operating Officer of Capstar from July 1998 to March 1999, and has served as a director of Capstar since July 1998. Mr. Armstrong has also served as a director of SFX Entertainment since September 1998. Mr. Armstrong served as the Chief Operating Officer and an Executive Vice President of SFX from November 1996 to May 1998 and served as a director of SFX from 1993 to 1998. Mr. Armstrong became the Chief Operating Officer of SFX in June 1996 and served as the Chief Financial Officer and Treasurer of SFX from 1992 until March 1995. Prior thereto, Mr. Armstrong served as Executive Vice President and Chief Financial Officer of Capstar, a predecessor of SFX and unrelated to Capstar, since 1989. From 1988 to 1989, Mr. Armstrong was the Chief Executive Officer of Sterling Communications Corporation.

Kenneth J. O'Keefe


Mr. O'Keefe was appointed Chief Operating Officer of the AMFM Radio Group in March 1999 and has served as Executive Vice President of Chancellor Media since September 1997. Mr. O'Keefe had been an Executive Vice President of Evergreen Media Corporation since February of 1996 and served as a director of Evergreen from May of 1996 to September 1997. Prior to joining Evergreen in 1996, Mr. O'Keefe was a director, Chief Financial Officer and Executive Vice President of Pyramid Communications, Inc. from March 1994 until Evergreen's acquisition of Pyramid Communications, Inc. on January 17, 1996. Mr. O'Keefe served in various capacities with Pyramid Communications, Inc. or predecessor entities during the five-year period prior to his joining Evergreen in 1996.



James A. McLaughlin



Mr. McLaughlin was appointed Chief Operating Officer of the Chancellor Outdoor Group in March 1999 and became the President of the Chancellor Outdoor Group in August 1998. Mr. McLaughlin most recently served as Chief Executive Officer of privately-held Triumph Outdoor Holdings, LLC. Prior to forming Triumph, Mr. McLaughlin served as President and Chief Executive Officer of POA Acquisition Corporation, the successor to Peterson Outdoor Advertising. Prior to joining POA, Mr. McLaughlin was the Managing Partner of Turner Outdoor Advertising, which was purchased from Ted Turner in 1983. Mr. McLaughlin began his outdoor advertising career in 1974 with Creative Displays, holding various management positions as the company grew to become the fourth largest advertising company in the United States.


William S. Banowsky, Jr.

Mr. Banowsky was elected Executive Vice President and General Counsel of Chancellor Media in March 1999 and has served as Executive Vice President and General Counsel of Capstar since January 1997. Mr. Banowsky was an attorney with Snell, Banowsky & Trent, P.C., Dallas, Texas, for six years before joining Capstar. Prior to that time, he was an attorney for Johnson & Gibbs, P.C., Dallas, Texas, for four years.


Jeffrey A. Marcus



Mr. Marcus served as President and Chief Executive Officer of Chancellor Media from June 1, 1998 to March 15, 1999. Mr. Marcus became a director of Chancellor Media in September 1997. Prior to the merger with Chancellor Broadcasting Company, Mr. Marcus served as a director of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company. Prior to joining Chancellor Media on June 1, 1998, Mr. Marcus served as the Chairman and Chief Executive Officer of Marcus Cable Properties, Inc. and Marcus Cable Company, L.L.C. (collectively "Marcus Cable"), which was the ninth largest cable television multiple system operator ("MSO") in the United States prior to its combination with Charter Communications, which Mr. Marcus formed in 1990. Mr. Marcus continues to serve as Chairman of Marcus Cable and as a director of Marcus Cable Properties, Inc. Until November 1988, Mr. Marcus served as Chairman and Chief Executive Officer of WestMarc Communications, Inc., an MSO formed through the merger in 1987 of Marcus Communications, Inc. and Western TeleCommunications, Inc. Mr. Marcus also serves as a director of Brinker International, Inc. and a director or trustee of several charitable and civic organizations.



There are no family relationships between any of the directors and executive officers of the Company, except that Thomas O. Hicks is the brother of R. Steven Hicks.


Compensation of Directors

Directors who are also officers of Chancellor Media and CMCLA receive no additional compensation for their services as directors. Directors of Chancellor Media and CMCLA who are not officers will receive


- a fee of $36,000 per annum;



- a $1,000 fee for attendance at board meetings or, if applicable, a $500 fee for attendance at board meetings by telephone;



- a fee of $24,000 per annum for service on the Special Committee or Negotiating Committee ($36,000 for chairman of Special Committee); and



- a $2,000 fee for attendance as chairman of a board committee ($1,000 for attendance by telephone), a $1,000 fee for attendance at committee meetings or, if applicable, a $500 fee for attendance at committee meetings by telephone. Directors of Chancellor Media, Chancellor Mezzanine Holdings Corporation and CMCLA are also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with such meetings. Additionally, all non-employee directors of Chancellor Media, Chancellor Mezzanine Holdings Corporation and CMCLA in office following Chancellor Media's annual stockholders meeting are entitled to an award of options to purchase 25,000 shares of Chancellor Media common stock at an exercise price equal to the fair market value of such shares on the date of grant.


COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation. The following table sets forth all compensation, including bonuses, stock option awards and other payments, paid or accrued by Chancellor Media for the three fiscal years ending December 31, 1998, to Chancellor Media's five most highly compensated executive officers serving in such capacity at the end of the last completed fiscal year whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1998, as well as Chancellor Media's former Chief Executive Officer.

                         SUMMARY COMPENSATION TABLE(1)


                                                                                     LONG TERM COMPENSATION
                                              ANNUAL COMPENSATION              -----------------------------------
                                   -----------------------------------------                  SECURITIES
                                                                  OTHER                       UNDERLYING
NAME AND                                                         ANNUAL         RESTRICTED     OPTIONS      LTIP      ALL OTHER
PRINCIPAL POSITION          YEAR    SALARY        BONUS      COMPENSATION(2)   STOCK AWARDS      (#)       PAYOUTS   COMPENSATION
------------------          ----   --------     ----------   ---------------   ------------   ----------   -------   ------------
Jeffrey A. Marcus.........  1998   $656,250(3)  $2,333,333(3)       --              --        1,450,000      --      $ 1,001,885(4)
 President, Chief
   Executive
 Officer and Director
Scott K. Ginsburg.........  1998   $372,222(5)  $       --         --               --          800,000      --      $37,781,091(6)
 Former President and       1997    850,000      3,615,000         --               --          500,000      --            9,101(6)
 Chief Executive Officer    1996    750,000        956,000         --               --          375,000      --            9,776(6)
James E. de Castro........  1998   $900,000     $3,000,000         --               --          960,000      --      $ 6,003,903(7)
 Vice Chairman, President
   and                      1997    825,000      2,581,000         --               --          425,000      --            2,630(7)
 Chief Executive
   Officer --               1996    750,000        704,000         --               --           75,000      --            2,455(7)
 AMFM Radio Group and
 Director
Matthew E. Devine.........  1998   $500,000     $2,000,000         --               --          720,000      --      $ 5,112,825(8)
 Senior Vice President and  1997    375,000      1,205,000         --               --          262,500      --               --
 Chief Financial Officer    1996    300,000        352,000         --               --           37,500      --               --
Kenneth J. O'Keefe........  1998   $500,000     $1,500,000         --               --          100,000      --      $        --
 Executive Vice             1997    320,000      1,205,000         --               --               --      --               --
 President -- Operations    1996    210,000(9)     210,000         --               --          300,000      --               --
James A. McLaughlin.......  1998   $181,944(10) $  375,000         --               --          360,000      --      $ 1,001,273(11)
 President -- Chancellor
 Outdoor Group


---------------

 (1) No information is set forth in this section regarding Thomas O. Hicks, who served as interim Chief Executive Officer of Chancellor Media from April 14, 1998 through June 1, 1998. Mr. Hicks received fees in conjunction with his service as Chairman of the Board of Chancellor Media, but received no additional compensation in conjunction with his service as interim Chief Executive Officer.

 (2) The aggregate annual amount of perquisites and other personal benefits, securities or property does not exceed $50,000 or 10% of the total of the annual salary and bonus for the named officer.

 (3) Represents compensation for the period beginning June 1, 1998, when Mr. Marcus joined Chancellor Media.

 (4) Represents a one-time execution bonus of $1,000,000 paid to Mr. Marcus in connection with his employment agreement effective June 1, 1998 and payments of $1,885 for a term life insurance policy for Mr. Marcus for 1998.

 (5) Represents compensation for the period January 1, 1998 to the date of Mr. Ginsburg's resignation effective April 14, 1998 and four weeks of accrued and unpaid vacation.

 (6) Other compensation for 1998 represents compensation related to Mr. Ginsburg's resignation on April 14, 1998 of (a) a lump sum severance payment of $20,000,000; (b) compensation expense of $16,000,000 related to the grant of 800,000 options at an exercise price of $23.25 that are exercisable one third at April 14, 1998, 1999 and 2000, respectively; and
     (c) consulting fees of $1,770,833 earned by Mr. Ginsburg for the period April 14, 1998 to December 31, 1998 and payments of $10,258 for term life insurance policies for Mr. Ginsburg during 1998. Other compensation for 1997 and 1996 represents payments for term life insurance policies for Mr. Ginsburg.

 (7) Other compensation for 1998 represents a one-time cash payment of $5,000,000 and a one-time execution bonus of $1,000,000 paid to Mr. de Castro in connection with Mr. de Castro's employment agreement effective April 17, 1998 and payments of $3,903 for a term life insurance policy for Mr. de Castro for 1998. Other compensation for 1997 and 1996 represents payments for a term life insurance policy for Mr. de Castro.

 (8) Other compensation for 1998 represents (i) a one-time cash payment of $2,000,000 and a one-time execution bonus of $1,000,000 paid to Mr. Devine in connection with Mr. Devine's employment agreement effective April 17, 1998; (ii) a lump sum severance payment of $2,000,000 and other payments of $111,552 paid to Mr. Devine in connection with Mr. Devine's resignation and
     (iii) payments of $1,273 for a term life insurance policy.

 (9) Represents compensation for the period beginning March 1, 1996, when Mr. O'Keefe joined Chancellor Media.

(10) Represents compensation for the period beginning August 18, 1998, when Mr. McLaughlin joined Chancellor Media.

(11) Represents a one-time execution bonus of $1,000,000 paid to Mr. McLaughlin in connection with his employment agreement effective August 18, 1998 and payments of $1,273 for a term life insurance policy.


Option Grants in Last Fiscal Year. The following table sets forth information regarding options to purchase Common Stock granted by Chancellor Media to its Chief Executive Officer at the end of the 1998 fiscal year and the other executive officers named in the Summary Compensation Table during the 1998 fiscal year.


                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS
                               ------------------------------------------------------
                               NUMBER OF
                               SECURITIES    % OF TOTAL                                      GRANT DATE VALUE
                               UNDERLYING     OPTIONS                    MARKET PRICE   --------------------------
                                OPTIONS      GRANTED TO    EXERCISE OR    ON DATE OF                  GRANT DATE
                                GRANTED     EMPLOYEES IN   BASE PRICE       GRANT       EXPIRATION   PRESENT VALUE
NAME                             (#)(1)     FISCAL YEAR     ($/SHARE)     ($/SHARE)        DATE          $(2)
----                           ----------   ------------   -----------   ------------   ----------   -------------
Jeffrey A. Marcus............  1,250,000        16.9%        $42.13         $42.13       4/29/08      $26,513,246
                                 200,000         2.7%         41.50          41.50       10/1/08        4,179,180
Scott K. Ginsburg............    800,000        10.8%         23.25          42.13       4/20/05       22,551,494
James E. de Castro...........    800,000        10.8%         42.13          42.13       5/18/08       16,968,477
                                 160,000         2.2%         41.50          41.50       10/1/08        3,343,344
Matthew E. Devine............    720,000         9.7%         42.13          42.13       5/18/08       15,271,630
Kenneth J. O'Keefe...........    100,000         1.4%         37.31          37.31       1/01/05        1,878,768
James A. McLaughlin..........    300,000         4.1%         48.38          48.38       8/18/08        7,307,271
                                  60,000         0.8%         48.38          48.38       8/18/08        1,461,454

---------------


(1) Represents options to purchase shares of Chancellor Media common stock granted under the Chancellor Media Corporation 1998 Stock Option Plan. The options awarded to Mr. Marcus are exercisable in whole or part beginning on April 29, 1998. The options awarded to Mr. Ginsburg are exercisable in whole or part beginning on April 20, 1998. The options awarded to Mr. de Castro are exercisable in whole or part beginning on April 17, 1998. The options awarded to Mr. Devine are exercisable in whole or part beginning on April 17, 1998. The options awarded to Mr. O'Keefe are exercisable in whole or part beginning on January 1, 1998. The 300,000 share grant of options awarded to Mr. McLaughlin are exercisable in whole or part beginning on August 18, 1998. The 60,000 share grant of options awarded to Mr. McLaughlin are exercisable in whole or part beginning on August 18, 1999. The options may expire earlier upon the occurrence of certain merger or consolidation transactions involving Chancellor Media. Chancellor Media is not required to issue and deliver any certificate for shares of Chancellor Media common stock purchased upon exercise of the option or any portion thereof prior to fulfillment of certain conditions, including the completion of registration or qualification of such shares of Chancellor Media common stock under federal or state securities laws and the payment to Chancellor Media of all amounts required to be withheld upon exercise of the options under any federal, state or local tax law. The holder of an option has no rights or privileges of a stockholder in respect of any shares of Chancellor Media common stock purchasable upon exercise of the options unless and until certificates representing such shares shall have been issued by Chancellor Media to such holder. Once exercisable, the options are exercisable by the holder or, upon the death of such holder, by his personal representatives or by any person empowered to do so under such holder's will or under the applicable laws of descent and distribution. The options are not transferable except by will or by the applicable laws of descent and distribution.


(2) The present value of each grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0% for all years; expected volatility of 39.91%; risk-free interest rate of 4.80%, and expected life of seven years.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END VALUES

The following table sets forth information concerning option exercises in the year ended December 31, 1998 by Chancellor Media's Chief Executive Officer at the end of the 1998 fiscal year and the other executive officers named in the Summary Compensation Table, and the value of each such executive officer's unexercised options at December 31, 1998.

                                                                 NUMBER OF
                                                           SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                              SHARES                       AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(1)
                            ACQUIRED ON      VALUE      ---------------------------   ---------------------------
                            EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                            -----------   -----------   -----------   -------------   -----------   -------------
Jeffrey A. Marcus.........         --             --       861,742       657,500      $6,183,838     $4,232,575
Scott K. Ginsburg.........         --             --     1,141,667       533,333      32,714,050     13,133,325
James E. de Castro........    150,000     $6,099,500     2,405,000            --      59,994,675             --
Matthew E. Devine.........         --             --     1,470,000            --      31,082,250             --
Kenneth J. O'Keefe........         --             --       100,000       300,000       1,056,500     11,163,000
James A. McLaughlin.......         --             --        75,000       285,000              --             --

---------------


(1) Based upon a per share price for the Chancellor Media common stock of $47.875. This price represents the closing price for the Chancellor Media common stock on The Nasdaq National Market System on December 31, 1998.

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements



de Castro Employment Agreement



On October 1, 1998, Chancellor Media and CMCLA entered into an amended and restated employment agreement with Mr. de Castro, effective as of April 17, 1998. The de Castro employment agreement, which has a term that extends through April 17, 2003, provides for an initial annual base salary of $900,000 for the first year of the employment agreement, to be subject to increase each year by a percentage equal to the percentage change in the consumer price index during the preceding year (provided that the base salary in any year cannot be less than the base salary in the prior year). In addition, the de Castro employment agreement provides for an annual bonus based upon a percentage of the amount by which Chancellor Media exceeds an annual performance target which is defined in the de Castro employment agreement. The de Castro employment agreement provides that, on the effective date of the employment agreement and on each of the first four anniversaries of the employment agreement on which Mr. de Castro remains employed by Chancellor Media, Mr. de Castro shall be granted options to purchase 160,000 shares of Chancellor Media common stock. If Mr. de Castro's employment is terminated without "cause," as defined in the de Castro employment agreement, or if Mr. de Castro terminates his employment for "good reason," as defined in the de Castro employment agreement, prior to the fifth annual anniversary of the effective date of the de Castro employment agreement, Mr. de Castro will receive on the termination date a number of options equal to 800,000 minus the number of options previously granted to Mr. de Castro under the preceding sentence prior to that date. The de Castro employment agreement provides



- for a signing bonus in the gross amount of $1,000,000;



- that Chancellor Media shall make a one-time cash payment to Mr. de Castro of $5,000,000; and



- that Chancellor Media shall grant to Mr. de Castro stock options to purchase 800,000 shares of Chancellor Media common stock at a price of $42.125.



All options granted pursuant to the de Castro employment agreement will be exercisable for ten years from the date of grant of the option, notwithstanding any termination of employment. The annual option grant shall be at a price per share equal to the market price for the Chancellor Media common stock at the close of trading on the day immediately preceding the date of the grant; provided, however, that with respect to any options the grant of which is accelerated because Mr. de Castro's employment is terminated as the result of a "change of control," the exercise price of such options will be the lower of



- the exercise price equal to the average last reported sale price of the Chancellor Media common stock for the 30 trading days prior to the ten trading days ending at the close of the trading day prior to the day of any announcement of such "change of control," and



- the exercise price equal to the market price of the Chancellor Media common stock at the close of the trading day immediately preceding the date of grant.

The de Castro employment agreement provides that, in the event of termination of Mr. de Castro's employment by Chancellor Media without "cause" or by Mr. de Castro with "good reason," Chancellor Media shall make a one-time cash payment to Mr. de Castro in a gross amount such that the net payments retained by Mr. de Castro shall equal $5,000,000 less applicable employee withholding taxes.



The de Castro employment agreement further provides that, in the event of termination of Mr. de Castro's employment by Mr. de Castro for other than "good reason," in exchange for Mr. de Castro's agreement not to induce any employee of any radio station owned by Chancellor Media to terminate employment or to become employed by any other radio station, Chancellor Media shall continue to pay Mr. de Castro his applicable base salary through the fifth anniversary of the effective date of the de Castro employment agreement. In the event of termination by Mr. de Castro of his employment for other than "good reason," Chancellor Media also has the right, in exchange for the payment at the end of each calendar year through December 31, 2002, of an amount equal Mr. de Castro's average bonus (the greater of average actual historical bonuses and $1,600,000 in the applicable year), and on the last day of the calendar year ended December 31, 2003, make a payment to Mr. de Castro equal to the product of Mr. de Castro's average bonus (the greater of average actual historical bonuses or $1,600,000 in the applicable year) multiplied by the fraction of the calendar year which precedes the fifth anniversary of the effective date of the de Castro employment agreement, to require that Mr. de Castro not be employed by or perform activities on behalf of or have ownership interest in any broadcasting or related businesses. The de Castro employment agreement further provides that if Mr. de Castro's employment is terminated by reason of expiration or non-renewal of the de Castro employment agreement, Chancellor Media shall make a one-time cash payment to Mr. de Castro equal to two times the amount of his annual base salary for the contract year in which such employment terminates. The de Castro employment agreement provides that if Chancellor Media provides employment related benefits in an aggregate amount greater than or on more favorable terms as are granted to any other senior executives, except for benefits and employment inducements provided to the Chief Executive Officer, Mr. de Castro would be provided benefits in substantially comparable amount and/or under substantially comparable terms, on an aggregate basis.



Chancellor Media, CMCLA and Mr. de Castro entered into an amendment to Mr. de Castro's employment agreement effective March 15, 1999 that provides for the following:



- an increase in Mr. de Castro's base salary to $950,000;



- an amendment to the bonus provisions contained in his agreement to provide only for discretionary bonuses as determined by the Compensation Committee, based upon the recommendation of the Chief Executive Officer;



- the acceleration of the grant, subject to four year vesting in equal amounts on each of April 17, 1999, 2000, 2001 and 2002, of options to acquire 640,000 shares of Chancellor Media common stock provided for in his employment agreement with an exercise price of $46.63;



- a grant of additional options to acquire 1,000,000 shares of Chancellor Media common stock (or other stock options or equity incentives on mutually satisfactory terms that are


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


  no less favorable than the terms of such additional options in the event the 1999 Plan is not approved by the stockholders) with



     (A) an exercise price of $46.63 per share,



     (B) 20% of the shares of Chancellor Media common stock issuable pursuant to such options vesting annually over five years, and



     (C) exercisability conditioned upon the average fair market value of the Chancellor Media common stock, calculated on a daily basis, being equal to or exceeding $100.00 per share for a period of 30 consecutive trading days during the five-year period commencing on the date of grant; provided that options will no longer be subject to such exercisability threshold following a change in control;



- accelerated vesting of all unvested options upon termination by Mr. de Castro for "good reason" or by Chancellor Media without "cause"; and



- an agreement by Chancellor Media to pay an additional amount to Mr. de Castro to make Mr. de Castro whole with respect to any excise tax that may be imposed by Section 4999 of the Code and any taxes imposed upon such additional amounts.



R. Steven Hicks Employment Agreement



On April 29, 1999, Chancellor Media and CMCLA entered into an employment agreement with Mr. R. Steven Hicks, effective as of March 15, 1999. The R. Steven Hicks employment agreement provides for the following:



- a five year term;



- base salary of $950,000, subject to increase each year by a percentage equal to the percentage change in the consumer price index during the preceding year;



- a discretionary bonus as determined by Chancellor Media's Compensation Committee, based upon the recommendation of the Chief Executive Officer;



- a grant of options to purchase 1,000,000 shares of Chancellor Media common stock (or other stock options or equity incentives on mutually satisfactory terms that are no less favorable than the terms of such additional options in the event the 1999 Plan is not approved by the stockholders) with



     (A) an exercise price of $46.63 per share,



     (B) 20% of the shares of Chancellor Media common stock issuable pursuant to such options vesting annually over five years, and



     (C) exercisability conditioned upon the average fair market value of Chancellor Media common stock, calculated on a daily basis, being equal to or exceeding $100.00 per share for a period of 30 consecutive trading days during the five-year period commencing on the date of grant; provided that options will no longer be subject to such exercisability threshold following a change in control;



- accelerated vesting of all unvested options upon termination by Mr. R. Steven Hicks for "good reason" or by Chancellor Media without "cause";



- in the event of termination of Mr. R. Steven Hicks' employment by Chancellor Media without "cause" or by Mr. R. Steven Hicks for "good reason," a one-time cash payment


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


  in a gross amount such that the net payments retained by Mr. R. Steven Hicks shall equal $5,000,000 less applicable employee withholding taxes will be paid to Mr. R. Steven Hicks;



- an agreement by Mr. R. Steven Hicks to not induce any employee of Chancellor Media to terminate employment or to become employed by any other competitive business (the "Hicks Non-Solicitation Agreement") for the original five-year term of the employment agreement;



- in the event of termination of Mr. R. Steven Hicks' employment by Mr. R. Steven Hicks for other than "good reason," in exchange for the Hicks Non-Solicitation Agreement, Chancellor Media will continue to pay Mr. R. Steven Hicks his applicable base salary through the fifth anniversary of the effective date of his employment agreement;



- in the event of termination by Mr. R. Steven Hicks of his employment for other than "good reason," Chancellor Media also has the right, in exchange for the payment at the end of each calendar year through December 31, 2003, of an amount equal to Mr. R. Steven Hicks' average bonus (the greater of average actual historical bonuses and $1,600,000 in the applicable year), and on the last day of the calendar year ended December 31, 2004, make a payment to Mr.
  R. Steven Hicks equal to the product of Mr. R. Steven Hicks' average bonus (the greater of average actual historical bonuses and $1,600,000 in the applicable year) multiplied by the fraction of the calendar year which precedes the fifth anniversary of the effective date of R. Steven Hicks' employment agreement, to require that Mr. R. Steven Hicks not to be employed by or perform activities on behalf of or have ownership interest in any broadcasting or related businesses;



- in the event of termination by reason of expiration or non-renewal of his employment agreement, Chancellor Media will make a one-time cash payment to Mr. R. Steven Hicks equal to two times the amount of his annual base salary for the contract year in which such employment terminates;



- if Chancellor Media provides employment related benefits in an aggregate amount greater than or on more favorable terms as are granted to any other senior executives, Mr. R. Steven Hicks would be provided benefits in substantially comparable amount and/or under substantially comparable terms, on an aggregate basis; and



- an agreement by Chancellor Media to pay an additional amount to Mr. R. Steven Hicks to make Mr. R. Steven Hicks whole with respect to any excise tax that may be imposed by Section 4999 of the Code and any taxes imposed upon such additional amounts.



Mr. R. Steven Hicks continues to serve as the President and Chief Executive Officer of Capstar. As a result, his employment agreement provides that Mr. R. Steven Hicks is obligated to use his good faith efforts to allocate his time reasonably between Capstar and Chancellor Media. Additionally, Mr. R. Steven Hicks' base salary of $950,000 consists of his base salary for his positions at both Capstar and Chancellor Media. Capstar and Chancellor Media are obligated to split the cost of Mr. R. Steven Hicks' base salary, with Chancellor Media being obligated to pay $400,000, plus 50% of the remaining $550,000 in base salary. Chancellor Media and Capstar are obligated to split evenly all other compensation paid to Mr. R. Steven Hicks and Chancellor Media reimburses Capstar for

50% of the cost of any and all benefit plans of Capstar in which Mr. R. Steven Hicks participates.



Armstrong Employment Agreement



On May 18, 1999, Chancellor Media and CMCLA entered into an employment agreement with Mr. Armstrong, effective as of March 15, 1999. The Armstrong employment agreement provides for the following:



- a five year term;



- base salary of $550,000, subject to increase each year by a percentage equal to the percentage change in the consumer price index during the preceding year;



- a discretionary bonus as determined by Chancellor Media's Compensation Committee, based upon the recommendation of the Chief Executive Officer;



- a grant of options to purchase 500,000 shares of Chancellor Media common stock (or other stock options or equity incentives on mutually satisfactory terms that are no less favorable than the terms of such additional options in the event the 1999 Plan is not approved by the stockholders) with



     (A) an exercise price of $46.63 per share,



     (B) 20% of the shares of Chancellor Media common stock issuable pursuant to such options vesting annually over five years, and



     (C) exercisability conditioned upon the average fair market value of Chancellor Media common stock, calculated on a daily basis, being equal to or exceeding $100.00 per share for a period of 30 consecutive trading days during the five-year period commencing on the date of grant; provided that options will no longer be subject to such exercisability threshold following a change in control;



- accelerated vesting of all unvested options upon termination by Mr. Armstrong for "good reason" or by Chancellor Media without "cause";



- in the event of termination of Mr. Armstrong's employment by Chancellor Media without "cause" or by Mr. Armstrong for "good reason," a one-time cash payment will be paid to Mr. Armstrong equal to two times Mr. Armstrong's annual base salary for the contract year in which such employment terminates;



- Mr. Armstrong will be subject to, at Chancellor Media's option, a non-solicitation provision pursuant to which Mr. Armstrong will not be permitted to induce any employee of Chancellor Media to terminate employment or to become employed by any competitive business for up to the original term of his employment agreement in exchange for the continued payment of his base salary (net of any other severance payments made to Mr. Armstrong);



- an agreement by Mr. Armstrong not to be employed by or perform activities on behalf of or have ownership interest in any broadcasting or related businesses for the ninety-day period following termination of his employment;



- if Chancellor Media provides employment related benefits in an aggregate amount greater than or on more favorable terms as are granted to any other executive vice


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


  presidents, Mr. Armstrong would be provided benefits in substantially comparable amount and/or under substantially comparable terms, on an aggregate basis; and



- an agreement by Chancellor Media to pay an additional amount to Mr. Armstrong to make Mr. Armstrong whole with respect to any excise tax that may be imposed by Section 4999 of the Code and any taxes imposed upon such additional amounts.



In connection with entering into the employment agreement, Chancellor Media also paid to Mr. Armstrong a one-time signing bonus in the gross amount of $400,000.



Banowsky Employment Agreement



On April 29, 1999, Chancellor Media and CMCLA entered into an employment agreement with Mr. Banowsky, effective as of March 15, 1999. The Banowsky employment agreement provides for the following:



- a five year term;



- base salary of $400,000, subject to increase each year by a percentage equal to the percentage change in the consumer price index during the preceding year;



- a discretionary bonus as determined by Chancellor Media's Compensation Committee, based upon the recommendation of the Chief Executive Officer;



- a grant of options to purchase 400,000 shares of Chancellor Media common stock (or other stock options or equity incentives on mutually satisfactory terms that are no less favorable than the terms of such additional options in the event the 1999 Plan is not approved by the stockholders) with



     (A) an exercise price of $46.63 per share,



     (B) 20% of the shares of Chancellor Media common stock issuable pursuant to such options vesting annually over five years, and



     (C) exercisability conditioned upon the average fair market value of Chancellor Media common stock, calculated on a daily basis, being equal to or exceeding $100.00 per share for a period of 30 consecutive trading days during the five-year period commencing on the date of grant; provided that options will no longer be subject to such exercisability threshold following a change in control;



- accelerated vesting of all unvested options upon termination by Mr. Banowsky for "good reason" or by Chancellor Media without "cause";



- in the event of termination of Mr. Banowsky's employment by Chancellor Media without "cause" or by Mr. Banowsky for "good reason," a one-time cash payment will be paid to Mr. Banowsky equal to two times Mr. Banowsky's annual base salary for the contract year in which such employment terminates;



- Mr. Banowsky will be subject to, at Chancellor Media's option, a non-solicitation provision pursuant to which Mr. Banowsky will not be permitted to induce any employee of Chancellor Media to terminate employment or to become employed by any competitive business for up to the original term of his employment agreement in exchange for the continued payment of his base salary (net of any other severance payments made to Mr. Banowsky);


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


- an agreement by Mr. Banowsky not to be employed by or perform activities on behalf of or have ownership interest in any broadcasting or related businesses for the ninety-day period following termination of his employment;



- if Chancellor Media provides employment related benefits in an aggregate amount greater than or on more favorable terms as are granted to any other executive vice presidents, Mr. Banowsky would be provided benefits in substantially comparable amount and/or under substantially comparable terms, on an aggregate basis; and



- an agreement by Chancellor Media to pay an additional amount to Mr. Banowsky to make Mr. Banowsky whole with respect to any excise tax that may be imposed by Section 4999 of the Code and any taxes imposed upon such additional amounts.



Mr. Banowsky continues to serve as the Executive Vice President and General Counsel of Capstar. As a result, his employment agreement provides that Mr. Banowsky is obligated to use his good faith efforts to allocate his time reasonably between Capstar and Chancellor Media. Additionally, Mr. Banowsky's base salary of $400,000 consists of his base salary for his positions at both Capstar and Chancellor Media. Capstar and Chancellor Media are obligated to split the cost of Mr. Banowsky's base salary, with Chancellor Media being obligated to pay $75,000, plus 50% of the remaining $325,000 in base salary. Chancellor Media and Capstar are obligated to split evenly all other compensation paid to Mr. Banowsky and Chancellor Media reimburses Capstar for 50% of the cost of any and all benefit plans of Capstar in which Mr. Banowsky participates.



McLaughlin Employment Agreement



On October 1, 1998, Chancellor Media and CMCLA entered into an amended and restated employment agreement with Mr. McLaughlin, to be effective as of August 18, 1998, that has a term that extends through August 18, 2003 and provides for an annual base salary of $500,000 for the first year of the employment agreement, subject to increase each year by a percentage equal to the percentage change in the consumer price index during the preceding year (provided that the base salary in any year cannot be less than the base salary in the prior year). The McLaughlin employment agreement provides for Mr. McLaughlin to receive an annual bonus as determined by Chancellor Media's Compensation Committee, based upon the recommendation of the Chief Executive Officer. The McLaughlin employment agreement also provides that on the agreement date and on each of the first four anniversaries of the employment agreement on which Mr. McLaughlin remains employed by Chancellor Media, Mr. McLaughlin shall be granted options to purchase 60,000 shares of Chancellor Media common stock. If Mr. McLaughlin's employment is terminated without "cause," as defined in the McLaughlin employment agreement, or if Mr. McLaughlin terminates his employment for "good reason," as defined in the McLaughlin employment agreement, prior to the fifth anniversary of the effective date of the McLaughlin employment agreement, Mr. McLaughlin will receive on the termination date a number of options equal to 300,000 minus the number of options previously granted to Mr. McLaughlin under the preceding sentence prior to that date. In addition, as an execution bonus, Chancellor Media granted to Mr. McLaughlin options to purchase 300,000 shares of Chancellor Media common stock at a price of $48.375 per share 25% of which vested on the effective date of the employment agreement and 25% of which will vest on each of the three anniversaries of the date of grant. Chancellor Media also paid to Mr. McLaughlin a one-time execution bonus in the gross amount of $1,000,000. The McLaughlin employment agreement provides that all options granted under the McLaughlin employment agreement will be exercisable for ten years from the date of grant of the option, notwithstanding any termination of employment. The annual option grant shall be at a price per share equal to the market price for Chancellor Media common stock at the close of trading on the day immediately preceding the date of the grant; provided, however, that with respect to any options the grant of which is accelerated because Mr. McLaughlin's employment is terminated as the result of a "change of control," the exercise price of such options will be the lower of



- the exercise price equal to the average last reported sale price of Chancellor Media common stock for the 30 trading days prior to the ten trading days ending at the close of the trading day prior to the day of any announcement of such "change of control," and



- the exercise price equal to the market price of Chancellor Media common stock at the close of the trading day immediately preceding the date of grant.



The McLaughlin employment agreement provides that, in the event of termination of Mr. McLaughlin's employment by Chancellor Media without "cause" or by Mr. McLaughlin with "good reason," Chancellor Media shall make a one-time cash payment to Mr. McLaughlin in a gross amount so that the net payments retained by Mr. McLaughlin, after payment by the Company of any excise taxes imposed by
Section 4999 of the Code with respect to that payment, shall equal $1,000,000.



The McLaughlin employment agreement further provides that, in the event of termination of Mr. McLaughlin's employment by Mr. McLaughlin for other than "good reason," in exchange for Mr. McLaughlin's agreement not to induce any employee of any media company owned by Chancellor Media to terminate employment or to become employed by any other media company, Chancellor Media shall continue to pay Mr. McLaughlin one-half of his applicable base salary through the earlier of the fifth anniversary of the effective date of the employment agreement or the second anniversary of the termination of employment. In the event of termination of Mr. McLaughlin's employment other than for "good reason," Chancellor Media also has the right, in exchange for the payment at the end of each calendar year preceding the earlier of the fifth anniversary of the effective date or the second anniversary of termination, an amount equal to one-half of Mr. McLaughlin's average bonus, and on the last day of the calendar year which includes the earlier of the fifth anniversary of the effective date or the second anniversary of termination, an amount equal to the product of one-half Mr. McLaughlin's average bonus multiplied by the fraction of such calendar year which precedes the earlier of the fifth anniversary of the effective date or the second anniversary of termination, to require that Mr. McLaughlin not be employed by or perform activities on behalf of or have an ownership interest in any media company serving the same market as any media company owned by Chancellor Media.



Upon completion of the Outdoor Group Disposition, Mr. McLaughlin is not expected to remain with Chancellor Media.


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O'Keefe Employment Agreement



In February of 1996, Chancellor Media and CMCLA entered into an employment agreement with Mr. O'Keefe that has a term through February 28, 1999 and provides for an annual base salary beginning at $300,000 in 1996 and increasing incrementally to $350,000 in 1998. The O'Keefe employment agreement provides for Mr. O'Keefe to receive an annual incentive bonus based upon a percentage of the amount by which Chancellor Media exceeds various annual performance targets as defined in the agreement. The agreement also provides that Mr. O'Keefe is eligible for options to purchase Chancellor Media common stock. Under the agreement, Mr. O'Keefe was awarded options to purchase 300,000 shares of Chancellor Media common stock. The stock options vest and become exercisable subject to Mr. O'Keefe's continued employment by Chancellor Media through February 28, 1999. However, Mr. O'Keefe may be eligible to exercise the options on a pro rata basis in the event he is terminated prior to February 28, 1999 upon selected events specified in his employment agreement, including Mr. O'Keefe's death or disability, a change in control of Chancellor Media, termination without cause and a material breach of the employment agreement by Chancellor Media leading to the resignation of Mr. O'Keefe. The agreement terminates upon the death of Mr. O'Keefe and may be terminated by Chancellor Media upon the disability of Mr. O'Keefe or for or without "cause," as defined in the agreement. During the term of the agreement, Mr. O'Keefe is prohibited from engaging in certain activities competitive with the business of Chancellor Media. However, with the approval of Chancellor Media, Mr. O'Keefe may engage in activities not directly competitive with the business of Chancellor Media as long as those activities do not materially interfere with Mr. O'Keefe's employment obligations. On March 1, 1997, Evergreen Media Corporation and Mr. O'Keefe amended the O'Keefe employment agreement in order to make selected provisions of the O'Keefe employment agreement comparable to those contained in Mr. de Castro's and Mr. Devine's former employment agreement.



On September 4, 1997, Chancellor Media and CMCLA amended its employment agreement with Mr. O'Keefe. As a result of the O'Keefe amendment, the O'Keefe employment agreement expired as of December 31, 1997, and the O'Keefe amendment was effective on January 1, 1998. The O'Keefe amendment, which has a term through December 31, 2000, provides for an initial annual base salary of $500,000 for the first year of the employment agreement, to be increased each year by $25,000. In addition, the O'Keefe amendment provides for an annual bonus based upon the financial performance of Chancellor Media in relation to various annual performance targets which are defined in the O'Keefe amendment. The O'Keefe amendment provides that, on January 1, 1998 and 1999, since Mr. O'Keefe remained employed by Chancellor Media on those dates, Mr. O'Keefe was granted options to purchase 100,000 shares of Chancellor Media common stock. Furthermore, with respect to the option to purchase 300,000 shares of Chancellor Media common stock granted under the O'Keefe employment agreement, all options became exercisable on February 28, 1999, since Mr. O'Keefe remained employed by Chancellor Media on that date.



The O'Keefe amendment provides that all options described in the O'Keefe amendment will be exercisable for seven years from the date of grant of the option, and that all options granted under the O'Keefe amendment will be granted at a price per share equal to the market price for Chancellor Media common stock on the date of the grant. The O'Keefe amendment provides that, in the event of termination of Mr. O'Keefe's employment by

Chancellor Media without "cause," Chancellor Media shall pay Mr. O'Keefe his base salary and a prorated annual bonus and provide health and life insurance coverage until the earlier of the expiration of the term of the O'Keefe amendment or the date on which Mr. O'Keefe becomes employed in a position providing similar compensation.



On May 18, 1999, Chancellor Media and CMCLA entered into a new employment agreement with Mr. O'Keefe that provides for the following:



- a five year term;



- an increase in Mr. O'Keefe's base salary to $550,000, subject to increases each year by a percentage equal to the percentage change in the consumer price index during the preceding year;



- a discretionary bonus as determined by Chancellor Media's Compensation Committee, based upon the recommendation of the Chief Executive Officer;



- a grant of options to acquire 500,000 shares of Chancellor Media common stock (or other stock options or equity incentives on mutually satisfactory terms that are no less favorable than the terms of such additional options in the event the 1999 Plan is not approved by the stockholders) with



     (A) an exercise price of $46.63 per share,



     (B) 20% of the shares of Chancellor Media common stock issuable pursuant to such options vesting annually over five years, and



     (C) exercisability conditioned upon the average fair market value of the Chancellor Media common stock, calculated on a daily basis, being equal to or exceeding $100.00 per share for a period of 30 consecutive trading days during the five-year period commencing on the date of grant; provided that options will no longer be subject to such exercisability threshold following a change in control;



- accelerated vesting of all unvested options upon termination by Mr. O'Keefe for "good reason" or by Chancellor Media without "cause";



- in the event of termination of Mr. O'Keefe's employment by Chancellor Media without "cause" or by Mr. O'Keefe for "good reason," a one-time cash payment will be paid to Mr. O'Keefe equal to two times Mr. O'Keefe's annual base salary for the contract year in which such employment terminates;



- Mr. O'Keefe will be subject to, at Chancellor Media's option, a non-solicitation provision pursuant to which Mr. O'Keefe will not be permitted to induce any employee of Chancellor Media to terminate employment or to become employed by any competitive business for up to the original term of his employment agreement in exchange for continued payment of his base salary (net of any other severance payments made to Mr. O'Keefe);



- an agreement by Mr. O'Keefe not to be employed by or perform activities on behalf of or have ownership interest in any broadcasting or related businesses for the ninety-day period following termination of his employment;



- if Chancellor Media provides employment related benefits in an aggregate amount greater than or on more favorable terms as are granted to any other executive vice presidents, Mr. O'Keefe would be provided benefits in substantially comparable amount and/or under substantially comparable terms, on an aggregate basis; and



- an agreement by Chancellor Media to pay an additional amount to Mr. O'Keefe to make Mr. O'Keefe whole with respect to any excise tax that may be imposed by
  Section 4999 of the Code and any taxes imposed upon such additional amounts.



Marcus Employment Agreement



Prior to March 15, 1999, Mr. Marcus served as President and Chief Executive Officer of Chancellor Media and CMCLA. Chancellor Media and CMCLA entered into an amended and restated employment agreement as of October 1, 1998 with Jeffrey
A. Marcus, which was effective as of June 1, 1998. The Marcus employment agreement, which had a term that extended through June 1, 2003, provided for an initial annual base salary of $1,125,000 for the first year of the employment agreement, subject to increase each year by a percentage equal to the percentage change in the consumer price index during the preceding year (provided that the base salary in any year cannot be less than the base salary in the prior year). The Marcus employment agreement provided for a one-time execution bonus in the gross amount of $1,000,000. In addition, the Marcus employment agreement provided for an annual bonus in an amount to be determined by Chancellor Media's Compensation Committee in its reasonable discretion; provided, however, the annual bonus would in no event to be less than $2,000,000 nor greater than $4,000,000. The Marcus employment agreement provides that, on the effective date of the employment agreement and on each of the four anniversaries of the employment agreement on which Mr. Marcus remained employed by Chancellor Media, Mr. Marcus would be granted options to purchase 200,000 shares of Chancellor Media common stock. If Mr. Marcus' employment was terminated without "cause," as defined in the Marcus employment agreement, or if Mr. Marcus terminated his employment for "good reason," as defined in the Marcus employment agreement, prior to the fourth annual anniversary of the effective date of the Marcus employment agreement, Mr. Marcus would receive on such termination date a number of options equal to 1,000,000 minus the number of options previously granted to Mr. Marcus under the preceding sentence prior to that date. The Marcus employment agreement provided that all options granted under the Marcus employment agreement would be exercisable for ten years from the date of grant of the options, notwithstanding any termination of employment, at a price per share equal to the market price for Chancellor Media common stock at the close of trading on the day immediately preceding the date of the grant; provided, however, that with respect to any options the grant of which is accelerated because Mr. Marcus' employment was terminated as the result of a "change of control," the exercise price of such options would be the lower of



- the exercise price equal to the average last reported sale price of Chancellor Media common stock for the 30 trading days prior to the ten trading days ending at the close of the trading day prior to the day of any announcement of such "change of control," and



- the exercise price equal to the market price of Chancellor Media common stock at the close of the trading day immediately preceding the date of grant.



Under the Marcus employment agreement, Mr. Marcus was also granted options to purchase 1,250,000 shares of Chancellor Media common stock, one-half of which would vest on the date of the grant and one-half of which would vest on the 18th month anniversary of the date of the grant if and to the extent that a termination of employment had not occurred, provided that in the event of a termination of employment by Chancellor Media without "cause" or by Mr. Marcus for "good reason," all such options would vest and become exercisable on the date of such termination of employment. Each such option would be exercisable for ten years from the date of grant of those options, notwithstanding any termination of employment, at a price of $42.125 per share. The Marcus employment agreement also provided that, in the event of termination of Mr. Marcus's employment by Chancellor Media without "cause" or by Mr. Marcus with "good reason," Chancellor Media would make a one-time cash payment to Mr. Marcus in a gross amount such that the net payments retained by Mr. Marcus, after payment by Chancellor Media of excise taxes imposed by Section 4999 of the Code with respect to that payment, to the extent applicable, shall equal $6,250,000.



The Marcus employment agreement further provided that, in the event of termination of Mr. Marcus's employment by Mr. Marcus for other than "good reason," in exchange for Mr. Marcus's agreement not to induce any employee of any radio station owned by Chancellor Media to terminate employment or to become employed by any other radio station, Chancellor Media would continue to pay Mr. Marcus his applicable base salary through the fifth anniversary of the effective date. In the event of termination of Mr. Marcus' employment for other than "good reason," Chancellor Media also had the right, in exchange for the payment at the end of each calendar year until through December 31, 2003, of an amount equal to Mr. Marcus' average bonus, and on the last day of the calendar year which included the fifth anniversary of the Marcus employment agreement, make a payment equal to the product of Mr. Marcus's average bonus multiplied by the fraction of each calendar year which precedes the fifth anniversary of the effective date of the Marcus employment agreement, to require that Mr. Marcus not be employed by or perform activities on behalf of or have ownership interest in any radio or television broadcasting station serving the same market as any radio station owned by Chancellor Media, or in connection with any business enterprise that is directly or indirectly engaged in any of the business activities in which any business owned by Chancellor Media has significant involvement, subject to certain exceptions. The Marcus employment agreement further provided that if Mr. Marcus's employment was terminated by reason of expiration or non-renewal of the Marcus employment agreement, Chancellor Media would make a one-time cash payment to Mr. Marcus equal to two times the amount of his annual base salary for the contract year in which employment terminated. The Marcus employment agreement also provided that Mr. Marcus would be entitled to receive personal security services, to be paid for by Chancellor Media, and certain other customary benefits and perquisites.



In connection with Mr. Marcus' resignation as President and Chief Executive Officer of Chancellor Media and CMCLA in March 1999, Mr. Marcus, his spouse, and Chancellor Media and CMCLA entered into a termination agreement dated as of March 15, 1999. Pursuant to that agreement, Mr. Marcus resigned as President and Chief Executive Officer and from any other appointments or positions which he may have held with Chancellor Media or any of its subsidiaries; provided, however, that Mr. Marcus did not resign his positions as a director of each of Chancellor Media, Chancellor Mezzanine Holdings Corporation and CMCLA. In addition, the agreement provides, among other things, that



- Mr. Marcus received a one-time cash severance payment of $6,250,000, a pro-rated bonus for the fiscal year of Chancellor Media ended December 31, 1998 of $2,333,333, and all accrued and unpaid base salary earned up to and including March 15, 1999, in each case net of applicable employee withholding taxes,



- Mr. Marcus was granted options to purchase 800,000 shares of Chancellor Media common stock at an exercise price of $47.0625 per share, and



- unvested options to acquire 625,000 shares of Chancellor Media common stock granted to Mr. Marcus under his employment agreement automatically vested and became immediately exercisable.



The agreement further provides for mutual releases and other provisions typically found in an employment termination agreement.



McMillin Employment Agreement



Prior to March 15, 1999, Mr. McMillin served as Senior Vice President and Chief Financial Officer of Chancellor Media and CMCLA. On October 1, 1998, Chancellor Media and CMCLA entered into an employment agreement with Mr. McMillin, that had a term that extended through October 1, 2003, and provided for an annual base salary of $500,000 for the first year of the employment agreement, to be increased each year by a percentage equal to the percentage change in the consumer price index during the preceding year. The McMillin employment agreement provided for Mr. McMillin to receive an annual bonus as determined by Chancellor Media's Compensation Committee, based upon the recommendation of the Chief Executive Officer. The McMillin employment agreement also provided that on the agreement date and on each of the first four anniversaries of the employment agreement on which Mr. McMillin remained employed by Chancellor Media, Mr. McMillin would be granted options to purchase 40,000 shares of Chancellor Media common stock. If Mr. McMillin's employment was terminated without "cause," as defined in the McMillin employment agreement, or if Mr. McMillin terminated his employment for "good reason," as defined in the McMillin employment agreement, prior to the fifth anniversary of the effective date of the McMillin employment agreement, Mr. McMillin would receive on the termination date a number of options equal to 200,000 minus the number of options previously granted to Mr. McMillin under to the preceding sentence prior to that date. In addition, as an execution bonus, Chancellor Media granted to Mr. McMillin options to purchase 200,000 shares of Chancellor Media common stock at a price of $29.875 per share, 25% of which would vest on the effective date of the employment agreement and 25% of which would vest on each of the three anniversaries of the date of grant. Chancellor Media also paid to Mr. McMillin a one-time execution bonus in the gross amount of $1,000,000. The McMillin employment agreement provided that all options granted under the McMillin employment agreement would be exercisable for ten years from the date of grant of the option, notwithstanding any termination of employment. The annual option grant would be at a price per share equal to the market price for Chancellor Media common stock at the close of trading on the day immediately preceding the date of the grant. The McMillin employment agreement provided that, in the event of termination of Mr. McMillin's employment by Chancellor Media without "cause" or by Mr. McMillin with "good reason," Chancellor Media would make a one-time cash payment to Mr. McMillin in a gross amount so that the net payments retained by Mr. McMillin, after payment by Chancellor Media of any excise taxes imposed by Section 4999 of the Code with respect to that payment, would equal two times Mr. McMillin's base salary then in effect.



The McMillin employment agreement further provided that, in the event of termination of Mr. McMillin's employment by Mr. McMillin for other than "good reason," in exchange for Mr. McMillin's agreement not to induce any employee of any media company owned by Chancellor Media to terminate employment or to become employed by any other media company, Chancellor Media would continue to pay Mr. McMillin one-half of his applicable base salary through the earlier of the fifth anniversary of the effective date thereof or the second anniversary of the termination of employment. In the event of termination of Mr. McMillin's employment other than for "good reason," Chancellor Media also had the right, in exchange for the payment at the end of each calendar year preceding the earlier of the fifth anniversary of the effective date or the second anniversary of termination, of one-half of Mr. McMillin's average bonus, and on the last day of the calendar year that included the earlier of the fifth anniversary of the effective date or the second anniversary of termination, of an amount equal to the product of one-half of Mr. McMillin's average bonus multiplied by the fraction of each calendar year which preceded the earlier of the fifth anniversary of the effective date or the second anniversary of termination, to require that Mr. McMillin not be employed by or perform activities on behalf of or have an ownership interest in any media company serving the same market as any media company owned by Chancellor Media.



In January 1999, Mr. McMillin's employment agreement was amended by Chancellor Media and CMCLA. The amended agreement changed Mr. McMillin's title and duties to Senior Vice President and Chief Financial Officer, increased his annual option grants to 50,000 shares of Chancellor Media common stock, and provided for an additional option grant of 60,000 shares as of the effective date of the amendment at an exercise price of $46.125 per share. In addition, as a result of the increase in annual option grants, if Mr. McMillin's employment was terminated without "cause" or if Mr. McMillin terminated his employment for "good reason" prior to the fifth anniversary of the effective date of the McMillin employment agreement, Mr. McMillin would receive on the termination date a number of options equal to 240,000 minus the number of options previously granted.



In connection with Mr. McMillin's resignation as Senior Vice President and Chief Financial Officer of Chancellor Media and CMCLA in March 1999, Mr. McMillin, his spouse, and Chancellor Media and CMCLA entered into a termination agreement dated as of March 15, 1999. Pursuant to that agreement, Mr. McMillin resigned as Senior Vice President and Chief Financial Officer and from any other appointments or positions which he may have held with Chancellor Media or any of its subsidiaries. In addition, the agreement provides, among other things, that



- Mr. McMillin received a one-time cash severance payment of $1,000,000, a pro-rated bonus for the fiscal year of Chancellor Media ended December 31, 1998 of $125,000, and all accrued and unpaid base salary earned up to and including March 15, 1999, in each case net of applicable employee withholding taxes,



- Mr. McMillin was granted options to purchase 200,000 shares of Chancellor Media common stock at an exercise price of $47.0625 per share, and

- unvested options to acquire 237,500 shares of Chancellor Media common stock granted to Mr. McMillin under his employment agreement automatically vested and became immediately exercisable.



The agreement further provides for mutual releases and other provisions typically found in an employment termination agreement.



Neuman Employment Agreement



Prior to March 15, 1999, Mr. Neuman served as Senior Vice President -- Strategic Development of Chancellor Media and CMCLA. On October 1, 1998, Chancellor Media and CMCLA entered into an amended and restated employment agreement with Mr. Neuman, which was effective as of July 1, 1998, that had a term that extended through July 1, 2003, and provided for an annual base salary of $500,000 for the first year of the employment agreement, to be increased each year by $25,000. The Neuman employment agreement provided for Mr. Neuman to receive an annual bonus as determined by Chancellor Media's Compensation Committee, based upon the recommendation of the Chief Executive Officer; provided, however, that the bonus would in no event be less than $500,000 nor greater than $1,500,000. The Neuman employment agreement provided that on the agreement date and on each of the first four anniversaries of the effective date of the employment agreement on which Mr. Neuman remained employed by Chancellor Media, Mr. Neuman would be granted options to purchase 100,000 shares of Chancellor Media common stock. If Mr. Neuman's employment was terminated without "cause," as defined in the Neuman employment agreement, or if Mr. Neuman terminated his employment for "good reason," as defined in the Neuman employment agreement, prior to the fifth anniversary of the effective date of the Neuman employment agreement, Mr. Neuman would receive on the termination date a number of options equal to 500,000 minus the number of options previously granted to Mr. Neuman under the preceding sentence prior to that date. In addition, as an execution bonus, Chancellor Media granted to Mr. Neuman options to purchase 300,000 shares of Chancellor Media common stock at a price of $42.3125 per share. The Neuman employment agreement provided that all options granted under the Neuman employment agreement would be exercisable for ten years from the date of grant of the option, notwithstanding any termination of employment. The annual option grant would be at a price per share equal to the market price for Chancellor Media common stock at the close of trading on the day immediately preceding the date of the grant; provided, however, that with respect to any options the grant of which was accelerated because Mr. Neuman's employment was terminated as the result of a "change of control," the exercise price of such options would be the lower of



- the exercise price equal to the average last reported sale price of Chancellor Media common stock for the 30 trading days prior to the ten trading days ending at the close of the trading day prior to the day of any announcement of such "change of control," and



- the exercise price equal to the market price of Chancellor Media common stock at the close of the trading day immediately preceding the date of grant.



The Neuman employment agreement provided that, in the event of termination of Mr. Neuman's employment by Chancellor Media without "cause" or by Mr. Neuman with "good reason," Chancellor Media would make a one-time cash payment to Mr. Neuman in a gross amount so that the net payments retained by Mr. Neuman, after payment by

Chancellor Media of any excise taxes imposed by Section 4999 the Code with respect to that payment, shall equal $2,000,000.



The Neuman employment agreement further provided that, in the event of termination of Mr. Neuman's employment by Mr. Neuman for other than "good reason," in exchange for Mr. Neuman's agreement not to induce any employee of any media company owned by Chancellor Media to terminate employment or to become employed by any other media company, Chancellor Media would continue to pay Mr. Neuman his applicable base salary through the earlier of the fifth anniversary of the effective date of the employment agreement or the second anniversary of the termination of employment. In the event of termination of Mr. Neuman's employment other than for "good reason," Chancellor Media also had the right, in exchange for the payment at the end of each calendar year preceding the earlier of the fifth anniversary of the effective date or the second anniversary of termination, an amount equal to Mr. Neuman's average bonus, and on the last day of the calendar year which included the earlier of the fifth anniversary of the effective date or the second anniversary of termination, an amount equal to the product of Mr. Neuman's average bonus multiplied by the fraction of such calendar year which precedes the earlier of the fifth anniversary of the effective date or the second anniversary of termination, to require that Mr. Neuman not be employed by or perform activities on behalf of or have an ownership interest in any media company serving the same market as any media company owned by Chancellor Media. The Neuman employment agreement further provided that if Mr. Neuman's employment was terminated by reason of expiration or non-renewal of the Neuman employment agreement, Chancellor Media would make a one-time cash payment to Mr. Neuman equal to two times the amount of his annual base salary for the contract year in which his employment terminated. The Neuman employment agreement provided that if Chancellor Media provided employment related benefits in an aggregate amount greater than or on more favorable terms as were granted to any other senior executives, except for benefits and employment inducements provided to the Chief Executive Officer or Chief Financial Officer of Chancellor Media, the President of the Chancellor Radio Group, or the Vice Chairman of the public company resulting from the merger with Capstar, Mr. Neuman would be provided benefits in a substantially comparable amount and/or under substantially comparable terms, on an aggregate basis.



In connection with Mr. Neuman's resignation as Senior Vice
President -- Strategic Development of Chancellor Media and CMCLA in March 1999, Mr. Neuman, his spouse, and Chancellor Media and CMCLA entered into a termination agreement dated as of March 15, 1999. Pursuant to that agreement, Mr. Neuman resigned as Senior Vice President -- Strategic Development and from any other appointments or positions which he may have held with Chancellor Media or any of its subsidiaries. In addition, the agreement provides, among other things, that



- Mr. Neuman received a one-time cash severance payment of $2,000,000, a pro-rated bonus for the fiscal year of Chancellor Media ended December 31, 1998 of $750,000, and all accrued and unpaid base salary earned up to and including March 15, 1999, in each case net of applicable employee withholding taxes, and



- Mr. Neuman was granted options to purchase 400,000 shares of Chancellor Media common stock at an exercise price of $47.0625 per share.



The agreement further provides for mutual releases and other provisions typically found in an employment termination agreement.

Devine Employment Agreement



Prior to January 6, 1999, Matthew E. Devine served as Senior Vice President and Chief Financial Officer of Chancellor Media and CMCLA. In May 1998, Chancellor Media and CMCLA entered into a new employment agreement with Mr. Devine. The Devine employment agreement, which had a term that extended through April 17, 2003, provided for an initial annual base salary of $500,000 for the first year of the employment agreement, to be increased each year by $25,000. In addition, the Devine employment agreement provided for an annual bonus based upon a percentage of the amount by which Chancellor Media exceeded an annual performance target which was defined in the Devine employment agreement. The Devine employment agreement provided that, on the effective date of the employment agreement and on each of the first four anniversaries of the employment agreement on which Mr. Devine remained employed by Chancellor Media, Mr. Devine would be granted options to purchase 120,000 shares of Chancellor Media common stock. If Mr. Devine's employment was terminated without "cause," as defined in the Devine employment agreement, or if Mr. Devine terminated his employment for "good reason," as defined in the Devine employment agreement, prior to the fifth annual anniversary of the effective date of the Devine employment agreement, Mr. Devine would receive on the termination date a number of options equal to 600,000 minus the number of options previously granted to Mr. Devine under the preceding sentence prior to that date. In addition, the Devine employment agreement provided



- for a signing bonus in the gross amount of $1,000,000;



- that Chancellor Media would make a one-time cash payment to Mr. Devine of $2,000,000 less applicable employee withholding taxes; and



- that Chancellor Media would grant to Mr. Devine stock options to purchase 600,000 shares of Chancellor Media common stock at a price of $42.125 per share.



The Devine employment agreement provided that all options granted pursuant to the Devine employment agreement would be exercisable for ten years from the date of grant of the option, notwithstanding any termination of employment. The annual option grant was to be at a price per share equal to the market price for Chancellor Media common stock at the close of trading on the day immediately preceding the date of the grant. The Devine employment agreement provided that, in the event of termination of Mr. Devine's employment by Chancellor Media without "cause" or by Mr. Devine with "good reason," Chancellor Media was to make a one-time cash payment to Mr. Devine in a gross amount so that the net payments retained by Mr. Devine would equal $2,000,000 less applicable employee withholding taxes.



The Devine employment agreement further provided that, in the event of termination of Mr. Devine's employment by Mr. Devine for other than "good reason," in exchange for Mr. Devine's agreement not to induce any employee of any radio station owned by Chancellor Media to terminate employment or to become employed by any other radio station, Chancellor Media would continue to pay Mr. Devine his applicable base salary through the earlier of the fifth anniversary of the effective date of the Devine employment agreement or the second anniversary of the termination of employment. In the event of termination of Mr. Devine's employment for other than "good reason," Chancellor Media also had the right, in exchange for the payment at the end of each calendar year through the year which includes the earlier of the fifth anniversary of the effective date or the second anniversary of termination of an annual amount equal to the product of

Mr. Devine's average bonus multiplied by the fraction of each calendar year which precedes the earlier of the fifth anniversary of the effective date or the second anniversary of termination, to require that Mr. Devine not be employed by or perform activities on behalf of or have an ownership interest in any radio broadcasting station serving the same market as any radio station owned by Chancellor Media. The Devine employment agreement further provided that if Mr. Devine's employment was terminated by reason of expiration or non-renewal of the Devine employment agreement, Chancellor Media would make a one-time cash payment to Mr. Devine equal to two times the amount of his annual base salary for the contract year in which such employment terminated. The Devine employment agreement provided that if Chancellor Media provided employment related benefits in an aggregate amount greater than or on more favorable terms as are granted to any other senior executives, except for benefits and employment inducements provided to the Chief Executive Officer or Chief Operating Officer, Mr. Devine would be provided benefits in substantially comparable amount and/or substantially comparable terms, on an aggregate basis.



In connection with Mr. Devine's resignation as Senior Vice President and Chief Financial Officer, Mr. Devine, his spouse, and Chancellor Media and CMCLA entered into a termination agreement dated as of January 6, 1999. Pursuant to that agreement, Mr. Devine resigned as Senior Vice President and Chief Financial Officer and from any other appointments or positions which he may have held with Chancellor Media or any of its subsidiaries. In addition, the agreement provides that



- Mr. Devine shall receive a one-time cash payment of $2,000,000 net of applicable employee withholding taxes; and



- Mr. Devine shall be granted options to purchase 480,000 shares of Chancellor Media common stock at an exercise price of $46.125.



The agreement further provides for non-solicitation covenants by Mr. Devine through April 17, 2000, as well as other mutual releases and other provisions typically found in an employment termination agreement, but does not provide for a noncompetition agreement from Mr. Devine.



Ginsburg Employment Agreement



Prior to April 14, 1998, Scott K. Ginsburg served as the President and Chief Executive Officer of Chancellor Media and CMCLA. On September 4, 1997, Chancellor Media entered into a new employment agreement with Mr. Ginsburg, which was effective as of the closing date of the merger with Chancellor Broadcasting Company. The Ginsburg employment agreement, which had a term that extended through September 5, 2002, provided for an initial annual base salary of $1,000,000 for the first year of the employment agreement, to be increased each year by a percentage equal to the percentage change in the consumer price index during the preceding year. In addition, the Ginsburg employment agreement provided for an annual bonus based upon the financial performance of Chancellor Media in relation to certain annual performance targets which were defined in the Ginsburg employment agreement. The Ginsburg employment agreement provided that, on the closing date of the merger with Chancellor Broadcasting Company and on each of the first four anniversaries of that closing on which Mr. Ginsburg remained employed by Chancellor Media, Mr. Ginsburg would be granted options to purchase 200,000 shares of Chancellor Media common stock. If Mr. Ginsburg's employment was terminated without

"cause," as defined in the Ginsburg employment agreement, or if Mr. Ginsburg terminated his employment for "good reason," as defined in the Ginsburg employment agreement, prior to the fifth annual anniversary of the consummation of the merger with Chancellor Broadcasting Company, Mr. Ginsburg would receive on the termination date a number of options equal to 1,000,000 minus the number of options previously granted to Mr. Ginsburg pursuant to the preceding sentence prior to that date. In addition, in recognition of Mr. Ginsburg's rights under his prior employment agreement, Chancellor Media granted Mr. Ginsburg an option to acquire an additional 300,000 shares of Chancellor Media common stock on the closing date of the merger with Chancellor Broadcasting Company. The Ginsburg employment agreement provided that all options granted pursuant to the Ginsburg employment agreement would be exercisable for ten years from the date of grant of the option, notwithstanding any termination of employment, at a price per share equal to the market price for Chancellor Media common stock at the close of trading on the day immediately preceding the date of the grant. The Ginsburg employment agreement provided that, in the event of termination of Mr. Ginsburg's employment by Chancellor Media without "cause" or by Mr. Ginsburg with "good reason," Chancellor Media would make a one-time cash payment to Mr. Ginsburg in a gross amount so that the net payments retained by Mr. Ginsburg shall equal $20,000,000. The Ginsburg employment agreement further provided that, in the event of termination of Mr. Ginsburg's employment by reason of expiration or non-renewal of the Ginsburg employment agreement, Chancellor Media would make a one-time cash payment to Mr. Ginsburg equal to two times the amount of his annual base salary for the contract year in which his employment terminates. The Ginsburg employment agreement provided that Mr. Ginsburg would have registration rights with respect to all Chancellor Media common stock acquired by Mr. Ginsburg at any time which rights were no less favorable to Mr. Ginsburg as the registration rights held by Hicks Muse and its affiliates with respect to the common stock of Chancellor Broadcasting Company immediately prior to the consummation of the merger with Chancellor Broadcasting Company. Under the Ginsburg employment agreement, Chancellor Media also agreed to make to Mr. Ginsburg a ten-year unsecured loan in the amount of $3,500,000 bearing interest at a fixed rate equal to the applicable federal long-term rate in effect on the date on which the loan is made. The terms of the loan require Mr. Ginsburg to repay principal of the loan in five equal annual installments, commencing on the sixth anniversary of the date on which the loan is made. As of March 31, 1999, Mr. Ginsburg has borrowed $3,500,000 under the loan and has accrued interest payable to Chancellor Media of $267,524.



On April 14, 1998, Mr. Ginsburg resigned as President and Chief Executive Officer of Chancellor Media, and on April 20, 1998, Mr. Ginsburg resigned as director of Chancellor Media and CMCLA and from all appointments and positions with their respective subsidiaries. On April 20, 1998, Chancellor Media and CMCLA entered into a separation and consulting agreement with Mr. Ginsburg. The Ginsburg separation and consulting agreement provides for



- a lump sum severance payment of $20,000,000 net of applicable employee withholding taxes, which is the same amount Mr. Ginsburg would have been entitled to under the Ginsburg employment agreement based upon a termination of his employment by him for "good reason" or by Chancellor Media "without cause," and



- a grant to Mr. Ginsburg of stock options to acquire 800,000 shares of Chancellor Media common stock, which is the same number of stock options to which Mr. Ginsburg would have been entitled based upon a termination of his employment by him for "good reason" or by Chancellor Media "without cause," except that the Ginsburg separation and consulting agreement provides that the exercise price for such stock options is $23.25 per share and shall become exercisable one third at April 14, 1998, 1999 and 2000, respectively.



Previously granted stock options were unaffected by the Ginsburg separation and consulting agreement. The Ginsburg separation and consulting agreement also provides that Chancellor Media shall retain Mr. Ginsburg as a consultant through April 13, 2003, and Mr. Ginsburg will be compensated for such consulting services in an amount equal to $2,500,000 for each full year of consulting services. Mr. Ginsburg received $1,770,833 for such services between April 14, 1998 and December 31, 1998. The Ginsburg separation and consulting agreement further provides for three-year non-solicitation and non-hire covenants by Mr. Ginsburg, as well as other mutual releases and other provisions typically found in an employment termination agreement, but does not provide for a noncompetition agreement from Mr. Ginsburg.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



The members of the Compensation Committee of Chancellor Media are Messrs. Thomas
O. Hicks, Hodson, Jordan, Winters and Lewis. Mr. Thomas O. Hicks serves as Chairman of the Compensation Committee, and also serves as Chairman of the Board and Chief Executive Officer of Chancellor Media, Chancellor Mezzanine Holdings Corporation and CMCLA.



SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE



Section 16(a) of the Exchange Act requires Chancellor Media's directors and executive officers, and persons who own more than 10% of Chancellor Media common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Chancellor Media common stock and other equity securities of Chancellor Media. To Chancellor Media's knowledge, for the fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to its executive officers, directors and holders of more than 10% of Chancellor Media common stock were satisfied, except that (i) a Form 3 was not timely filed for Michael J. Levitt in connection with his appointment to the Board of Directors of Chancellor Media on May 19, 1998, (ii) a Form 3 was not timely filed for James A. McLaughlin in connection with his becoming an executive officer of Chancellor Media on August 18, 1998, (iii) a Form 3 was not timely filed for J. Otis Winters in connection with his appointment to the Board of Directors of Chancellor Media on May 19, 1998 and (iv) a Form 4 was not timely filed for Steven Dinetz in connection with certain stock option exercises and sales effected by Mr. Dinetz in March 1998.

PERFORMANCE GRAPH


The following graph shows a comparison, since Chancellor Media's initial public offering on May 10, 1993, of the cumulative stockholder return on (i) Chancellor Media's common stock, (ii) an index including all securities listed on The Nasdaq Stock Market and (iii) a self-determined peer group of companies, measuring the changes in common stock prices from May 11, 1993 through December 31, 1998. The graph assumes an investment of $100 on December 31, 1993 and, as required by the SEC, all values shown assume the reinvestment of all dividends, if any, and in the case of the peer group, are weighed to reflect the market capitalization of the component companies. The peer group consists of Clear Channel Communications, Inc., Emmis Broadcasting Corporation, Heftel Broadcasting Corporation, Infinity Broadcasting Corporation, Jacor Communications, Inc., Lamar and Saga Communications, Inc.

                              [Performance Graph]

                        12/31/93    12/30/94    12/29/95    12/31/96    12/31/97    12/31/98
                        --------    --------    --------    --------    --------    --------
Chancellor Media
  Corporation.........   $100.0      $ 98.6      $180.3      $211.3      $630.6      $809.2
Nasdaq Stock Market
  (U.S. & Foreign)....    100.0        97.0       136.2       166.8       203.9       281.9
Peer Group............    100.0       117.2       198.1       318.8       669.7       870.8

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION


The Compensation Committee is responsible for reviewing the compensation paid to Chancellor Media's executive officers and making recommendations to Chancellor Media's Board of Directors with respect to such compensation. The Board of Directors approves all compensation paid to executive officers, with the exception of grants of stock options which are made by the Compensation Committee or the Independent Compensation Committee discharging the functions of the Stock Option Committee as provided in Chancellor Media's 1993 Stock Option Plan for Executive Officers and Key Employees, the 1995 Stock Option Plan for Executive Officers and Key Employees, the 1998 Chancellor Media Corporation Stock Option Plan and, if adopted by the stockholders, the 1999 Plan.


Overall Compensation Objectives


Chancellor Media is a large national pure-play radio broadcasting and related media company with operations in radio broadcasting and media representation. Chancellor Media's overall strategy is to enhance stockholder value by focusing on revenue and cash flow and the reduction of leverage through the successful operation of its radio and media representation assets, as well as through the development of Chancellor Media's Internet initiative as part of the AMFM New Media Group. In furtherance of this strategy, Chancellor Media's compensation strategies are designed to attract and to retain the best possible executive talent. Chancellor Media enters into long-term employment agreements with its executive officers. These agreements generally contain base salaries that recognize individual performance and cash and equity-based incentives designed to align the financial interests of executives with those of the stockholders, and prohibit the officer from competing with Chancellor Media. The Compensation Committee believes that the structure of these agreements should enable Chancellor Media to retain its key officers for a period of time and focus the efforts and energies of these officers on further enhancing the value of Chancellor Media to its stockholders.


In 1998, Chancellor Media entered into new employment agreements with Messrs. Marcus, de Castro, Devine and McLaughlin. Each agreement provides for a base salary, annual cash incentive bonus and the award of options to purchase Chancellor Media common stock. In entering these employment agreements, the Compensation Committee and the Board of Directors considered such factors as each executive's responsibilities in identifying and completing the acquisition of strategic broadcast properties, Chancellor Media's strong operating performance, and the increase in stockholder value to Chancellor Media's stockholders during 1998. Each of these employment agreements was approved by Chancellor Media's Compensation Committee and the Board of Directors.

Principal Components of Executive Compensation

The principal elements of compensation to Chancellor Media's executive officers include a base salary and annual cash bonuses and, at appropriate intervals, grants of stock options. Chancellor Media also provides to its executive officers medical, pension and other fringe benefits generally available to Chancellor Media employees. Base salary for Chancellor Media's executive officers under their respective agreements was determined by evaluating the responsibilities of the position held by, and the personal experience level of, the specific individual. In determining levels of base salary, the Compensation Committee also decided to set an appropriate level of base compensation to motivate and retain Chancellor Media's executive officers in light of Chancellor Media's relative position to its competition in the radio broadcast industry and the performance standards established for such individuals. Under the terms of their employment agreements in effect for 1998, Chancellor Media's executive officers were each eligible for, and received, an annual cash incentive bonus based on Chancellor Media's performance during the year as measured by broadcast cash flow targets being met or exceeded. Additionally, each of Chancellor Media's executive officers are eligible for annual awards of stock options pursuant to the terms of their employment agreements. The objective in setting the terms of stock option awards was to incentivize the continued employment of those executive officers deemed essential to Chancellor Media and its long-term objectives.

Compensation of the Chief Executive Officer


Jeffrey A. Marcus. Total compensation for Mr. Marcus, the President and Chief Executive Officer of Chancellor Media after June 1, 1998, consisted of a base salary of $640,000 plus a cash bonus of $1,000,000 paid under the terms of Mr. Marcus' employment agreement with Chancellor Media. Additionally, in connection with Mr. Marcus' resignation as President and Chief Executive Officer of the Company in March 1999,



- Mr. Marcus received a one-time cash severance payment of $6,250,000, a pro-rated bonus for the fiscal year of Chancellor Media ended December 31, 1998 of $2,333,333, and all accrued and unpaid base salary earned up to and including March 15, 1999, in each case net of applicable employee withholding taxes,



- Mr. Marcus was granted options to purchase 800,000 shares of Chancellor Media common stock at an exercise price of $47.0625 per share, and



- unvested options to acquire 625,000 shares of Chancellor Media common stock granted to Mr. Marcus under his employment agreement automatically vested and became immediately exercisable.


Scott K. Ginsburg. Total compensation for Mr. Ginsburg, the President and Chief Executive Officer of Chancellor Media through April 14, 1998, consisted of $372,222 base salary paid under the terms of Mr. Ginsburg's employment agreement. Additionally, in connection with Mr. Ginsburg's resignation as President and Chief Executive Officer of Chancellor Media in April 1998, Chancellor Media entered into a separation and consulting agreement with Mr. Ginsburg which provided for,


- a lump sum severance payment of $20,000,000 net of applicable employee withholding taxes, which is the same amount Mr. Ginsburg would have been entitled to under the Ginsburg employment agreement based upon a termination of his employment by him for "good reason" or by Chancellor Media "without cause," and



- a grant to Mr. Ginsburg of stock options to acquire 800,000 shares of Chancellor Media common stock which is the same number of stock options to which Mr. Ginsburg would have been entitled based upon a termination of his employment by him for "good reason" or by Chancellor Media "without cause," except that the Ginsburg separation and consulting agreement provides that the exercise price for such stock options is $23.25 per share and shall become exercisable one third at April 14, 1998, 1999 and 2000, respectively.


The Ginsburg separation and consulting agreement also provides that Chancellor Media shall retain Mr. Ginsburg as a consultant through April 13, 2003, Mr. Ginsburg to be compensated for such consulting services in an amount equal to $2,500,000 for each full year of consulting services. Mr. Ginsburg received $1,770,833 for such services between April 14, 1998 and December 31, 1998.

Section 162(m) of the Code

Section 162(m) of the Code limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation in excess of $1 million are deductible only if performance goals are specified in detail by a compensation committee comprised solely of two or more outside directors, payments are approved by a majority vote of the stockholders prior to payment of such compensation and after the material terms of the compensation are disclosed to the stockholders, and the compensation committee certifies that the performance goals were in fact satisfied. During 1998, the Compensation Committee considered the compensation arrangements of Chancellor Media's executive officers in light of the requirements of Section 162(m).

While the Compensation Committee will continue to give due consideration to the deductibility of compensation payments on future compensation arrangements with Chancellor Media's executive officers, the Compensation Committee will make its compensation decision based upon an overall determination of what it believes to be in the best interests of Chancellor Media and its stockholders, and deductibility will be only one among a number of factors used by the Compensation Committee in making its compensation decisions. Accordingly, Chancellor Media may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m).

                         COMPENSATION COMMITTEE MEMBERS

                                THOMAS O. HICKS
                                THOMAS J. HODSON
                             VERNON E. JORDAN, JR.

                                 PERRY J. LEWIS


                                J. OTIS WINTERS

DIRECTORS AND MANAGEMENT OF CAPSTAR

The following table provides information concerning the directors and executive officers of Capstar:


NAME                                    AGE                 POSITION
----                                    ---                 --------
R. Steven Hicks......................   49    Chief Executive Officer, President
                                              and Director
William S. Banowsky, Jr..............   37    Executive Vice President and General
                                                Counsel
Paul D. Stone........................   38    Executive Vice President and Chief
                                                Financial Officer
John D. Cullen.......................   45    Chief Operating Officer
James T. Shea, Jr....................   45    President of Atlantic Star
James P. Donahoe.....................   47    President of GulfStar and Pacific
                                              Star
Mary K. Quass........................   49    President of Central Star
Rick Peters..........................   47    President of Southern Star
John King............................   49    President of Sea Star
Thomas O. Hicks......................   53    Chairman of the Board
Michael J. Levitt....................   40    Director
Lawrence D. Stuart, Jr...............   54    Director
D. Geoffrey Armstrong................   41    Director
R. Gerald Turner.....................   53    Director



Executive officers of Capstar are appointed by the Board of Directors and serve at the Board's discretion. For biographical information for R. Steven Hicks, Thomas O. Hicks, Michael J. Levitt and Lawrence D. Stuart, Jr. see "Other Chancellor Media Annual Meeting Proposals -- Chancellor Media Proposal
3 -- Election of Three Class II Directors." For biographical information for William S. Banowsky, Jr. and D. Geoffrey Armstrong see "Directors and Management of Chancellor Media." A brief biography of the other directors and executive officers follows:


Paul D. Stone has served as Chief Financial Officer and Executive Vice President since January 1997. Prior to joining Capstar, he was an Executive Vice President and the Chief Financial Officer of GulfStar Communications, Inc. from April 1996 until January 1997. Prior to January 1997, Mr. Stone was Vice President and Controller of Hicks Muse for six years. He is a Certified Public Accountant.

John D. Cullen has served as the Chief Operating Officer since February 1999. Mr. Cullen previously served as the President of GulfStar from March 1996 to February 1999 and as interim Chief Operating Officer from March 1998 to September 1998. From 1992 to February 1996, Mr. Cullen served as a regional manager of SFX's radio stations in the Greenville-Spartanburg, Raleigh-Durham, Charlotte and Greensboro-Winston-Salem markets. Mr. Cullen is a 17-year veteran of the radio broadcasting industry.

James T. Shea, Jr. has been employed by Capstar since October 1996 and was named President of Atlantic Star in June 1997. Prior to joining Capstar, Mr. Shea served as Chief Operating Officer of Commodore Media, Inc. from January 1995 to October 1996. Mr. Shea joined Commodore Media as the President of its MidAtlantic Region in March 1992. He joined Wilks-Schwartz in 1980 and served in various positions, including Executive Vice President, General Manager and Partner, until 1992.

James P. Donahoe has been employed by Capstar since May 1998 and was named President of GulfStar and Pacific Star in February 1999. From December 1996 to May 1998, Mr. Donahoe served as a regional vice president of SFX. In addition to his duties as regional vice president, Mr. Donahoe has served as vice president and general manager of several SFX stations in San Diego, California since October 1995. Prior to joining SFX, Mr. Donahoe served as general manager for Commonwealth Broadcasting in Las Vegas, Nevada.

Mary K. Quass has served as the President of Central Star since January 1998. She previously served as the President and Chief Executive Officer of Quass Broadcasting Company from 1988 to January 1998. From 1982 to 1988, Ms. Quass served as Vice President/General Manager of stations KHAK-AM and KHAK-FM in Cedar Rapids, Iowa. Ms. Quass is a 20-year veteran of the radio broadcasting industry, including nine years as a station owner.

Rick Peters has served as President of Southern Star since November 1997. From February 1986 to November 1997, Mr. Peters served as president of Peters Communications, Inc., a programming consultancy affiliated with radio stations in various mid-sized and large markets. Prior to February 1986, Mr. Peters was Vice President-Programming for TK Communications and Sconnix Broadcasting. Mr. Peters has over 25 years of experience in the radio industry.

John King has served as President of Sea Star since July 1998. From 1990 to July 1998, Mr. King was employed by SFX in various capacities, including regional vice president for the Southeast Atlantic region, general manager of several SFX stations in Nashville, Tennessee, vice president for programming in Jackson, Mississippi, Greenville, South Carolina and Nashville, and program director in Nashville. Mr. King began his career in the radio broadcasting industry as a disc jockey in Beckley, West Virginia in 1971.


R. Gerald Turner has served as a director since July 1997. Mr. Turner has been President of Southern Methodist University in Dallas, Texas since June 1995. Prior to joining Southern Methodist University, Mr. Turner served as the Chancellor of The University of Mississippi from April 1984 to June 1995. Mr. Turner has also served in various positions at the University of Oklahoma and Pepperdine University. Mr. Turner also acts as a director of Chem First Corporation, Mobil Telecommunications Technologies, Inc. and J.C. Penney Company, Inc.

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning compensation paid to or earned in 1998, 1997, and 1996 by the Chief Executive Officer of Capstar and the four other most highly compensated executive officers of Capstar for services rendered during the fiscal year ended December 31, 1998 (the "Capstar Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                  LONG TERM
                                                              COMPENSATION AWARD
                                                           ------------------------
                                                           SECURITIES
                                    ANNUAL COMPENSATION    UNDERLYING     PAYOUTS
NAME AND                           ---------------------    OPTIONS/        LTIP         ALL OTHER
PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)     SARS(#)      PAYOUTS($)   COMPENSATION($)
------------------          ----   ---------   ---------   ----------    ----------   ---------------
R. Steven Hicks...........  1998    561,730    1,500,000   2,196,406(1)        --               --
  Chief Executive Officer   1997    500,000      750,000     748,436(1)        --               --
                            1996    191,667           --     930,000(1)        --               --
William S. Banowsky,
  Jr. ....................  1998    287,122      600,000     150,000           --               --
  Executive Vice
    President,              1997    200,000      300,000     169,998           --               --
  and General Counsel       1996         --           --          --           --               --
Paul D. Stone.............  1998    287,250      600,000     150,000           --               --
  Executive Vice President  1997    200,000      300,000     169,998           --               --
  and Chief Financial
    Officer                 1996         --           --          --           --               --
James T. Shea, Jr. .......  1998    289,733      250,000      30,000           --               --
  President of Atlantic
    Star                    1997    282,692      150,000          --           --               --
                            1996    262,500           --      72,088      170,000        3,412,495(2)
John D. Cullen............  1998    304,161      300,000      50,000           --           41,661
  Co-Chief Operating
    Officer;                1997    204,575       70,000      50,000           --               --
  Former President of       1996    112,500       35,000          --           --               --
  GulfStar

---------------

(1) Represents warrants in 1996 and 1998 and options and warrants in 1997. The 1998 amount includes 1,508,437 warrants which were granted prior to 1998 and then amended in 1998. See "-- Warrants."

(2) Represents the amount paid in connection with Capstar's acquisition of Commodore Media, Inc. in settlement of such executive officer's outstanding options to purchase shares of common stock of Commodore Media, Inc.

The following table sets forth certain information concerning stock option grants or amendments during the year ended December 31, 1998, to the Capstar Named Executive Officers pursuant to the 1998 Capstar Broadcasting Corporation Amended and Restated Stock Option Plan (the "Stock Option Plan").

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                              ------------------------------------------------         VALUE AT ASSUMED ANNUAL
                               NUMBER OF    % OF TOTAL                                  RATES OF STOCK PRICE
                              SECURITIES     OPTIONS     EXERCISE                      APPRECIATION FOR OPTION
                              UNDERLYING    GRANTED TO    PRICE                                TERM(1)
                                OPTIONS     EMPLOYEES      PER      EXPIRATION   -----------------------------------
            NAME              GRANTED(#)     IN 1998      SHARE        DATE        0%($)       5%($)        10%($)
            ----              -----------   ----------   --------   ----------   ---------   ----------   ----------
R. Steven Hicks.............    500,000(1)     9.42%      $14.00      5-31-03    2,500,000    5,225,714    8,790,522
                                187,969(1)     3.54%       17.10      4-01-08      357,141    2,603,182    6,049,050
                                930,000(2)    17.53%       14.40     10-16-06    4,278,000   13,530,470   26,852,540
                                255,317(2)     4.81%       15.40      2-20-07      919,141    3,548,852    7,376,594
                                323,120(2)     6.09%       18.10      7-08-07      290,808    4,085,298    9,873,177
William S. Banowsky, Jr. ...    150,000(1)     2.83%       14.00      5-31-03      750,000    1,567,714    2,566,453
Paul D. Stone...............    150,000(1)     2.83%       14.00      5-31-03      750,000    1,567,714    2,566,453
James T. Shea, Jr. .........     30,000        0.57%       19.00      6-15-04           --      193,855      439,790
John D. Cullen..............     50,000        0.94%       17.50      4-01-04       75,000      398,091      807,983

---------------

(1) See "-- Warrants."

(2) These warrants were granted prior to 1998. In April 1998, Capstar amended and restated these warrants by fixing the exercise price. See "-- Warrants."

The following table provides information about the number of shares issued upon option exercises under the Stock Option Plan by the Capstar Named Executive Officers during 1998, and the value realized by such Capstar Named Executive Officers.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED            VALUE OF UNEXERCISED
                                                              OPTIONS AT DECEMBER 31,           IN-THE-MONEY OPTIONS
                                                                       1998                    AT DECEMBER 31, 1998(1)
                         SHARES ACQUIRED ON      VALUE      ---------------------------   ---------------------------------
         NAME               EXERCISE(#)       REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE($)   UNEXERCISABLE($)
         ----            ------------------   -----------   -----------   -------------   --------------   ----------------
R. Steven Hicks........          --               --         1,047,051(2)   1,149,355(2)    8,303,954         8,552,209
                                 --               --            52,418        117,580         573,589         1,249,638
William S. Banowsky,
  Jr. .................          --               --                --        150,000(2)           --         1,331,250
                                 --               --            52,418        117,580         573,589         1,249,638
Paul D. Stone..........          --               --                --        150,000(2)           --         1,331,250
                                 --               --            52,418        117,580         573,589         1,249,638
James T. Shea, Jr. ....          --               --            48,059         54,029         618,760           425,623
John D. Cullen.........          --               --            12,497         87,502         119,659           627,832

---------------

(1) Based upon the per share closing price of Capstar class A common stock on December 31, 1998, of $22.875 per share.

(2) See "-- Warrants."

DIRECTORS COMPENSATION

Directors who are officers, employees or otherwise affiliates of Capstar do not receive compensation for their services as directors. Non-employee directors receive an annual retainer of $25,000, plus $1,000 for attending each meeting of the Board of Directors and $1,000 for attending each committee meeting. Directors of Capstar are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof. During 1998, Mr. Turner also served on the Capstar Special Committee for which he earned a retainer of $25,000, plus up to $2,000 for attending each meeting. During 1998, Mr. Turner received director's fees in the amount of $72,000.

EMPLOYMENT AGREEMENTS

R. Steven Hicks Employment Agreement. Capstar has entered into an employment agreement with R. Steven Hicks pursuant to which Mr. R. Steven Hicks serves as President and Chief Executive Officer. Mr. R. Steven Hicks' employment agreement terminates on December 31, 2001, and will be automatically renewed for successive one-year terms unless Mr. R. Steven Hicks or Capstar gives the other party written notice of his or its intention not to renew the employment agreement at least six months prior to the date the employment agreement would otherwise expire (but no more than 12 months prior to such expiration date). Mr.
R. Steven Hicks' annual base salary for 1999 is $577,500 and is subject to annual increases at least equal to five percent of the then current base salary. He is also entitled to receive such annual performance bonuses as the Board of Directors of Capstar may determine. Further, Mr. R. Steven Hicks is eligible to receive stock options to purchase shares of Capstar class A common stock. If Capstar terminates Mr. R. Steven Hicks' employment for cause or Mr. R. Steven Hicks terminates his employment for other than good reason, Capstar must pay Mr. R. Steven Hicks all accrued obligations and other benefits earned prior to the date of termination. If Capstar terminates Mr. R. Steven Hicks' employment agreement other than for cause or Mr. R. Steven Hicks terminates his employment agreement for good reason, Mr. R. Steven Hicks' employment agreement provides for


- a lump sum payment of



  (1) two times Mr. R. Steven Hicks' then current annual salary and



  (2) any accrued obligations and other benefits earned prior to the date of termination and



- unless the Board of Directors of Capstar determines that Mr. R. Steven Hicks has not satisfactorily performed his obligations and duties under the agreement, the immediate vesting of all stock options between Capstar and Mr.
  R. Steven Hicks and the right to exercise those options until the earlier of



  (1) the expiration date of those options or



  (2) the 90th day after Mr. R. Steven Hicks' termination.



Mr. R. Steven Hicks' employment agreement has been amended to provide that



- at the effective time of the merger with Chancellor Media, each of Mr. R. Steven Hicks' outstanding options or warrants will fully vest and become exercisable and Mr. R. Steven Hicks will be entitled to receive a bonus in the amount of $1,500,000 and



- Mr. R. Steven Hicks is permitted to enter into an employment agreement with Chancellor Media.


In addition, Mr. R. Steven Hicks' employment agreement with Capstar will terminate immediately after the effective time of the merger.

William S. Banowsky, Jr. Employment Agreement. Capstar has entered into an employment agreement with William S. Banowsky, Jr. pursuant to which Mr. Banowsky serves as Executive Vice President and General Counsel. Mr. Banowsky's employment agreement terminates on December 31, 2001, and will be renewed automatically for successive one-year terms unless Mr. Banowsky or Capstar gives the other party written notice of his or its intention not to renew the employment agreement at least six months prior to the date the employment agreement would otherwise expire (but not more than 12 months prior to such expiration date). Mr. Banowsky's annual base salary for 1999 is $325,000, subject to annual increases at least equal to five percent of the then current base salary. Mr. Banowsky is also entitled to receive such annual bonuses as the Board of Directors of Capstar may determine. Further, Mr. Banowsky is eligible to receive stock options to purchase shares of Capstar class A common stock. If Capstar terminates Mr. Banowsky's employment for cause or Mr. Banowsky terminates his employment for other than good reason, Capstar must pay Mr. Banowsky all accrued obligations and other benefits earned prior to the date of termination. If Capstar terminates Mr. Banowsky's employment agreement other than for cause or Mr. Banowsky terminates his employment agreement for good reason, Mr. Banowsky's employment agreement provides for


- a lump sum payment of



  (1) two times Mr. Banowsky's then current annual salary and



  (2) any accrued obligations and other benefits earned prior to the date of termination and



- unless the Board of Directors of Capstar determines that Mr. Banowsky has not satisfactorily performed his obligations and duties under the agreement, the immediate vesting of all stock options between Capstar and Mr. Banowsky and the right to exercise those options until the earlier of



  (1) the expiration date of those options or



  (2) the 90th day after Mr. Banowsky's termination.



Mr. Banowsky's employment agreement has been amended to provide that



- at the effective time of the merger with Chancellor Media, each of Mr. Banowsky's outstanding options or warrants will fully vest and become exercisable and Mr. Banowsky will be entitled to receive a bonus in the amount of $600,000 and



- Mr. Banowsky is permitted to enter into an employment agreement with Chancellor Media.


In addition, Mr. Banowsky's employment agreement with Capstar will terminate immediately after the effective time of the merger.

Paul D. Stone Employment Agreement. Capstar has entered into an employment agreement with Paul D. Stone pursuant to which Mr. Stone serves as Executive Vice President and Chief Financial Officer. Mr. Stone's employment agreement terminates on December 31, 2001, and will be renewed automatically for successive one-year terms unless Mr. Stone or Capstar gives the other party written notice of his or its intention not to renew the employment agreement at least six months prior to the date the employment agreement would otherwise expire (but no more than 12 months prior to such expiration date). Mr. Stone's annual base salary for 1999 is $325,000, subject to annual increases at least equal to five percent of the then current base salary. Mr. Stone is also entitled to receive such annual bonuses as the Board of Directors of Capstar may determine. Further, Mr. Stone is eligible to receive stock options to purchase shares of Capstar class A common stock. If Capstar terminates Mr. Stone's employment for cause or Mr. Stone terminates his employment for other than good reason, Capstar must pay Mr. Stone all accrued obligations and other benefits earned prior to the date of termination. If Capstar terminates Mr. Stone's employment agreement other than for cause or Mr. Stone terminates his employment agreement for good reason, Mr. Stone's employment agreement provides for


- a lump sum payment of



  (1) two times Mr. Stone's then current annual salary and



  (2) any accrued obligations and other benefits earned prior to the date of termination and

- unless the Board of Directors of Capstar determines that Mr. Stone has not satisfactorily performed his obligations and duties under the agreement, the immediate vesting of all stock options between Capstar and Mr. Stone and the right to exercise those options until the earlier of



  (1) the expiration date of those options or



  (2) the 90th day after Mr. Stone's termination.



Mr. Stone's employment agreement has been amended to provide that, at the effective time of the merger with Chancellor Media, each of Mr. Stone's outstanding options or warrants will fully vest and become exercisable, Mr. Stone will be entitled to receive a lump sum payment of $600,000, and Mr. Stone will become entitled to receive severance compensation from Capstar equal to $650,000 if Mr. Stone is not employed by Chancellor Media after the merger. In addition, Mr. Stone's employment agreement with Capstar will terminate immediately after the effective time of the merger.


James T. Shea, Jr. Employment Agreement. Capstar has entered into an employment agreement with James T. Shea, Jr. pursuant to which Mr. Shea serves as the President of the Atlantic Star division. Mr. Shea's employment agreement terminates on April 30, 1999. Mr. Shea's annual base salary for 1999 is $303,186, which increases at the beginning of each calendar year by an amount not less than five percent of his then current base salary. Mr. Shea is also entitled to receive annual bonuses as the Board of Directors of Capstar may determine, provided that the bonus shall not be less than $150,000. In addition, the employment agreement provides for an automobile allowance, participation in the retirement, savings, and welfare benefit plans of Capstar and a life insurance policy with a death benefit of $650,000. If Capstar terminates Mr. Shea's employment for cause, Capstar is obligated to pay Mr. Shea's then accrued base salary, reimbursable expenses, and any other compensation then due and owing. In addition, Capstar must continue to fund Mr. Shea's life insurance policy. If the employment agreement is terminated due to death or disability, without cause or by Mr. Shea for good reason, Mr. Shea will be entitled to


- the continuation of his annual base salary, as then in effect, for a 12-month period commencing on the termination date,



- a pro rata amount of his annual bonus,



- any annual base salary and annual bonus then accrued but not yet paid,



- the continuation of his welfare benefits for a 12-month period commencing on the termination date,



- the continuation of his life insurance policy,



- any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs,



- reimbursement for certain expenses incurred as of the termination date but not yet paid as of the date of termination and



- any other rights afforded to him under other written agreements between Mr. Shea and Capstar.

John D. Cullen Employment Agreement. Capstar has entered into an employment agreement with John D. Cullen pursuant to which Mr. Cullen serves as Chief Operating Officer. Mr. Cullen's employment agreement terminates on March 31, 2001 unless sooner terminated in accordance with the terms of the employment agreement. Mr. Cullen's annual base salary for 1999 is $300,000 subject to annual increases as determined by the Board of Directors of Capstar. Mr. Cullen is also entitled to receive annual bonuses as established by the Board of Directors of Capstar. If Capstar terminates Mr. Cullen's employment for cause or Mr. Cullen resigns (and Capstar has not breached the employment agreement), Capstar must pay Mr. Cullen all accrued obligations and other benefits earned prior to the date of termination. If Capstar terminates Mr. Cullen's employment without cause or Mr. Cullen terminates his employment due to a material breach of the employment agreement by Capstar (which breach is not cured within 30 days after receipt of notice of breach), then Capstar must pay Mr. Cullen his current salary (in equal monthly installments) for a one year period, plus a pro rata portion of any bonuses that would otherwise have been payable to Mr. Cullen.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


In 1998 the Board of Directors of Capstar appointed Messrs. Thomas O. Hicks, Stuart and Turner to the Compensation Committee, of which Mr. Stuart acts as chairman. Thomas O. Hicks, Mr. Levitt and Mr. Stuart are executive officers and principals of Hicks Muse, which through its affiliates owns as of March 1, 1999 approximately 99.3% of the outstanding Capstar class C common stock. Hicks Muse or an affiliate thereof is a party to the Capstar monitoring and oversight agreement, the Capstar Partners monitoring and oversight agreement, the Capstar financial advisory agreement, and three stockholders agreements. Messrs. Thomas
O. Hicks, Levitt and Stuart serve as directors of Chancellor Media. Mr. Turner will become a director of Chancellor Media following the merger. Chancellor Media is a party to the agreement relating to the Capstar/SFX Exchange and the merger agreement among Capstar and Chancellor Media and owns and operates The AMFM Radio Networks of which Capstar Broadcasting is a participant. In addition, Capstar Broadcasting has retained Katz Media Group, Inc., a subsidiary of Chancellor Media, as its media representative to sell spot advertising air time. See "Certain Relationships and Related Transactions."


STOCK OPTION PLAN


The Stock Option Plan gives certain individuals and key employees of Capstar who are responsible for the continued growth of Capstar an opportunity to acquire a proprietary interest in Capstar, and thus to create in such persons an increased interest in and a greater concern for the welfare of Capstar. The Stock Option Plan provides for grant of options to acquire up to 4,700,000 shares of Class A Common Stock. As of May 15, 1999, 518,510 shares of Capstar class A common stock were available for grant under the Stock Option Plan.


The Stock Option Plan is administered by the Compensation Committee of Capstar's Board of Directors; provided, that for purposes of determining the performance goals applicable to employees who constitute "covered employees" within the meaning of Section 162(m) of the Code and granting stock options, "Compensation Committee" as used in this summary description of the Stock Option Plan means a sub-committee of the Compensation Committee members who qualify as both a "Non-Employee Director" within the meaning of Rule 16b-3(b)(3) under the Exchange Act and as an "outside director" within the meaning of Section 162(m) of the Code, and such performance goals and stock option grants shall be subject to ratification by the unanimous approval of all members of the Compensation Committee and further ratification by Capstar's Board of Directors. The Compensation Committee has authority, subject to the terms of the Stock Option Plan (including the formula grant provisions and the provisions relating to incentive stock options contained therein), to determine when and to whom to make grants or awards under the Stock Option Plan, the number of shares to be covered by the grants or awards, the types and terms of the grants and awards, and the exercise price of stock options. Moreover, the Compensation Committee has the authority, subject to the provisions of the Stock Option Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Stock Option Plan and to make such determinations and interpretations and to take such action in connection with the Stock Option Plan and any grants and awards thereunder as it deems necessary or advisable. The Compensation Committee's determinations and interpretations under the Stock Option Plan are final, binding and conclusive on all participants and need not be uniform and may be made by the Compensation Committee selectively among persons who receive, or are eligible to receive, grants and awards under the Stock Option Plan.

Grants of "incentive stock options" within the meaning of section 422 of the Code and non-qualified stock options (options which do not qualify under section 422 of the Code) may be made under the Stock Option Plan to key employees. Grants of non-qualified stock options may be made to eligible non-employees.

The exercise price per share of Capstar class A common stock under each option is fixed by the Compensation Committee on the date of grant; provided, however, that the exercise price of an incentive stock option granted to a person who, at the time of grant, owns shares of Capstar possessing more than 10% of the total combined voting power of all classes of stock of Capstar may not be less than 110% of the fair market value of a share of Capstar class A common stock on the date of grant. No option is exercisable after the expiration of ten years from the date of grant, unless, as to any non-qualified stock option, otherwise expressly provided in the option agreement; provided, however, that no incentive stock option granted to a person who, at the time of grant, owns stock of Capstar possessing more than 10% of the total combined voting power of all classes of stock of Capstar is exercisable after the expiration of five years from the date of grant.

In the event of a change of control or sale of Capstar, all outstanding stock options may, subject to the sole discretion of the Compensation Committee, become exercisable in full at such time or times as the Compensation Committee may determine. Each stock option accelerated by the Compensation Committee shall terminate on such date (not later than the stated exercise date) as the Compensation Committee determines.

Unless an option or other agreement provides otherwise, upon the date of death of an optionee (or upon the termination of an optionee because of such optionee's disability), the person who acquires the right to exercise the option of such optionee (or the optionee in the case of disability) must exercise such option within 180 days after the date of death (or termination in the case of disability), unless a longer period is expressly provided in such incentive stock option or a shorter period is established by the Compensation Committee, but in no event after the expiration date of such option. Following an optionee's termination of employment for cause, all stock options held by such optionee will immediately be canceled as of the date of termination of employment. Following an optionee's termination of employment for other than cause, such optionee must exercise his stock option within 30 days after the date of such termination, unless a longer period is expressly provided in such stock option or other agreement or a shorter period is established by the Compensation Committee, provided that no incentive stock option shall be exercisable more than three months after such termination.

The option exercise price may be paid in cash, or, in the discretion of the compensation committee, by the delivery of shares of Capstar class A common stock then owned by the participant, or by a combination of these methods. Also, in the discretion of the Compensation Committee, payment may be made by delivering a properly executed exercise notice to Capstar together with a copy of irrevocable instructions to a broker to deliver promptly to Capstar the amount of sale or loan proceeds to pay the exercise price.

The Stock Option Plan has been amended to provide that, upon the consummation of the merger with Chancellor Media, with respect to any outstanding options, if on or before the second anniversary of the consummation of the merger, the employment of an optionee is terminated (other than for cause, voluntary resignation, death or disability) or an optionee resigns after a material diminution of their duties, the optionee's options will vest in full and the options may be exercised until the termination of the option.

WARRANTS

Under the terms of a stockholders agreement, Capstar has granted the following five warrants to R. Steven Hicks:

- Amended and Restated Warrant dated April 1, 1998, immediately exercisable to purchase up to 744,000 shares of Capstar class C common stock and exercisable to purchase up to an additional 186,000 shares on the earlier to occur of June 30, 2001 or immediately preceding a Sale of the Company, as defined below, if
  R. Steven Hicks is then employed in any capacity with Capstar, for a per share exercise price of $14.40. A "Sale of the Company" means a capital reorganization in which

      (1) the stockholders of Capstar receive cash consideration for each share of Capstar common stock held by such stockholder that, when added to any cash consideration attributable to any prior capital reorganization, equals or exceeds the Qualifying Cash Consideration, as defined below;

      (2) a majority of directors of the purchaser or surviving entity in such capital reorganization consists of persons who are not Continuing Directors, as defined below; and

      (3) such purchaser or surviving entity is not an affiliate of Hicks Muse;

- Amended and Restated Warrant dated April 1, 1998, immediately exercisable to purchase up to 204,254 shares of Capstar class C common stock and exercisable to purchase up to an additional 51,063 shares on the earlier to occur of June 30, 2001 or immediately preceding a Sale of the Company if R. Steven Hicks is then employed in any capacity with Capstar, for a per share exercise price of $15.40;

- Amended and Restated Warrant dated April 1, 1998, immediately exercisable to purchase up to 98,797 shares of Capstar class C common stock and exercisable to purchase up to an additional 224,323 shares on the earlier to occur of June 30, 2001 or immediately preceding a Sale of the Company if R. Steven Hicks is then employed in any capacity with Capstar, for a per share exercise price of $18.10;

- Warrant dated April 1, 1998, exercisable to purchase up to 187,969 shares of Capstar class C common stock on the earlier to occur of June 30, 2001 or immediately preceding a Sale of the Company for a per share exercise price of $17.10; and

- Warrant dated April 1, 1998, exercisable to purchase up to 500,000 shares of Capstar class C common stock for a per share exercise price of $14.00 if the fair market value of the Capstar class A common stock, calculated on a daily basis, equals or exceeds $60.00 per share for a period of 180 consecutive trading days during the period commencing on April 1, 1998 and ending on May 31, 2003. Subject to certain exceptions, after the warrant becomes exercisable, the warrant may be exercised from time to time until, and including, the later to occur of May 31, 2003 and the 90th day after the warrant becomes exercisable. Twenty percent of the shares of Capstar class C common stock issuable pursuant to the warrant vest on the first anniversary date of the warrant, and 1/60th of such shares of Capstar class C common stock vest on the last day of each calendar month thereafter. If a Sale of the Company is completed, then the shares of Capstar class C common stock issuable pursuant to the warrant fully vest and become exercisable immediately prior to the consummation of the Sale of the Company.

Such warrants terminate upon either a Sale of the Company or a capital reorganization in which:

- the stockholders of Capstar receive only cash consideration for each share of Capstar common stock held by such stockholder that is less than the Qualifying Cash Consideration;

- a majority of directors of the purchaser or surviving entity in such capital reorganization consists of persons who are not either members of the Board of Directors of Capstar immediately prior to the capital reorganization or designees of Hicks Muse and its affiliates ("Continuing Directors"); and

- such purchaser or surviving entity is not an affiliate of Hicks Muse.

"Qualifying Cash Consideration" means cash consideration for each share of Capstar common stock received pursuant to a capital reorganization that equals or exceeds the lesser of

- $60.00 per share or

- the greater of

      (1) a per share amount equal to $14.00 compounded at an annual rate of 30% for the period from April 3, 1998 to the end of the calendar month immediately preceding the consummation of such capital reorganization or

      (2) $19.00 per share compounded at an annual rate of 20% for the period commencing on May 26, 1998 and ending on the last day of the calendar month immediately preceding the consummation of such capital reorganization.

William S. Banowsky, Jr., Paul D. Stone and D. Geoffrey Armstrong were also granted warrants (together with the warrants granted to R. Steven Hicks, the "Warrants"), in April 1998 for Messrs. Banowsky and Stone and in July 1998 for Mr. Armstrong, to purchase up to 150,000 shares, 150,000 shares and 200,000 shares, respectively, of Capstar class A common stock at an exercise price of $14.00 per share. The terms of these warrants are the same as the terms of the fifth warrant granted to R. Steven Hicks.

Each Warrant also contains provisions addressing the vesting and exercisability of such Warrant under various events of termination of employment of the grantee.


Effective March 15, 1999, Mr. Armstrong's Warrant fully vested and became exercisable until the earlier to occur of May 31, 2003 or a Sale of the Company. Capstar recorded a noncash compensation charge of approximately $1.5 million in connection with the vesting of Mr. Armstrong's Warrant. Upon completion of the merger of Capstar and Chancellor Media, each remaining Warrant will fully vest and be exercisable until the earlier to occur of May 31, 2003 or a Sale of the Company. At the effective time of the merger, Capstar will record a noncash compensation charge as a result of the remaining Warrants becoming fully vested. If the merger had been completed on May 15, 1999, a noncash compensation charge of approximately $13.7 million would have been recorded by Capstar.


LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

As described in "Comparative Rights of Holders of Chancellor Media Common Stock and Capstar Common Stock -- Indemnification of Directors and Officers and Limitation of Liability," Capstar's amended and restated certificate of incorporation and amended and restated bylaws limit the personal liability of, and provide indemnification for, the directors and, in the case of indemnification, the officers of Capstar. In addition, Capstar has entered into indemnification agreements with each of its directors and executive officers under which Capstar will indemnify the director or officer to the fullest extent permitted by law, and to advance expenses, if the director or officer becomes a party to or witness or other participant in any threatened, pending or completed action, suit or proceeding (a "Claim") by reason of any occurrence related to the fact that the person is or was a director, officer, employee, agent or fiduciary of Capstar or another entity at Capstar's request (an "Indemnifiable Event"), unless a reviewing party (either outside counsel or a committee appointed by the Board of Directors of Capstar) determines that the person would not be entitled to indemnification under applicable law. In addition, if a change in control or a potential change in control of Capstar occurs and if the person indemnified so requests, Capstar will establish a trust for the benefit of the indemnitee and fund the trust in an amount sufficient to satisfy all expenses reasonably anticipated at the time of the request to be incurred in connection with any Claim relating to an Indemnifiable Event. The reviewing party will determine the amount deposited in the trust. An indemnitee's rights under his indemnification agreement will not be exclusive of any other rights under Capstar's amended and restated certificate of incorporation or bylaws or applicable law.

Capstar believes that these provisions and agreements assist Capstar in attracting and retaining qualified individuals to serve as directors and officers.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                       AND MANAGEMENT OF CHANCELLOR MEDIA


The following table sets forth certain information regarding the beneficial ownership of the common stock of Chancellor Media as of May 19, 1999, by (i) each person who is known by the Company to beneficially own more than 5% of any class of Chancellor Media's common stock; (ii) the directors and certain executive officers of Chancellor Media, individually; and (iii) the directors and all executive officers of Chancellor Media as a group.



NAME OF STOCKHOLDER                                        SHARES      PERCENT(1)
-------------------                                      ----------    ----------
Hicks Muse Parties(2)..................................  25,657,371       17.9%
  c/o Hicks, Muse, Tate & Furst Incorporated
  200 Crescent Court, Suite 1600
  Dallas, Texas 75201
Putnam Investments, Inc.(3)............................  17,314,508       12.1%
  One Post Office Square
  Boston, Massachusetts 02109
Janus Capital Corporation(4)...........................  11,846,915        8.3%
  100 Fillmore Street
  Denver, Colorado 80206-4923
Thomas O. Hicks........................................  25,657,371(5)    17.9%
James E. de Castro.....................................   2,465,000(6)     1.7%
R. Steven Hicks........................................          --         --
James A. McLaughlin....................................      75,000(7)    *
Kenneth J. O'Keefe.....................................     504,000(8)    *
D. Geoffrey Armstrong..................................          --         --
William S. Banowsky, Jr. ..............................          --         --
Robert L. Crandall.....................................      25,000(9)    *
Thomas J. Hodson.......................................      75,833(10)    *
Vernon E. Jordan, Jr. .................................      45,833(11)    *
Michael J. Levitt......................................      33,333(12)    *
Perry J. Lewis.........................................     179,058(13)    *
Jeffrey A. Marcus......................................   2,455,902(14)     1.7%
John H. Massey.........................................      86,857(15)    *
Lawrence D. Stuart, Jr. ...............................      44,625(16)    *
J. Otis Winters........................................      33,333(17)    *
All directors and executive officers as a group (16
  persons).............................................  31,481,145(18)    21.1%


---------------

  *  Less than one percent (1%)


 (1) Assumes that 143,304,714 shares of common stock of Chancellor Media were issued and outstanding as of May 19, 1999.


 (2) Consists of 1,278,969 shares owned of record by Mr. Thomas O. Hicks, 346,736 shares owned of record by Mr. Thomas O. Hicks as trustee for certain trusts of which his children are beneficiaries and 20,816 shares owned of record by Mr. Thomas O. Hicks as co-trustee of a trust for the benefit of unrelated parties.

     Also includes 24,010,850 shares owned by four limited partnerships of which the ultimate general partners are entities controlled by Mr. Thomas O. Hicks or Hicks Muse. Mr. Thomas O. Hicks is the controlling stockholder of Hicks Muse and serves as Chairman of the Board, Chief Executive Officer and Secretary of Hicks Muse. Accordingly, Mr. Thomas O. Hicks may be deemed to be the beneficial owner of all or a portion of the stock owned of record by such limited partnerships. John R. Muse, Charles W. Tate, Jack D. Furst, Lawrence D. Stuart, Jr., Michael J. Levitt, David B. Deniger and Dan H. Blanks are officers, directors and minority stockholders of Hicks Muse and as such may be deemed to share with Mr. Thomas O. Hicks the power to vote or dispose of shares held by such partnerships. Messrs. Thomas O. Hicks, Muse, Tate, Furst, Stuart, Levitt, Deniger and Blanks disclaim the existence of a group and each of them disclaims beneficial ownership of shares not owned of record by him.


 (3) Based solely upon information contained in such person's filing on February 4, 1999 of Schedule 13G under the Exchange Act.


 (4) Includes (i) 5,906,880 shares owned by Janus Fund, an investment company registered under the Investment Company Act of 1940, as amended, and (ii) 1,061,570 shares issuable upon the conversion of Chancellor Media convertible preferred stock. Based solely upon information contained in such person's filing on February 12, 1999 of Schedule 13G under the Exchange Act.



 (5) Consists of 1,278,969 shares owned of record by Mr. Thomas O. Hicks, 346,736 shares owned of record by Mr. Thomas O. Hicks as trustee for certain trusts of which his children are beneficiaries and 20,816 shares owned of record by Mr. Thomas O. Hicks as co-trustee of a trust for the benefit of unrelated parties. Also includes 24,010,850 shares owned by four limited partnerships of which the ultimate general partners are entities controlled by Mr. Thomas O. Hicks and Hicks Muse. Mr. Thomas O. Hicks is the controlling stockholder of Hicks Muse and serves as Chairman of the Board, Chief Executive Officer and Secretary of Hicks Muse. Accordingly, Mr. Thomas O. Hicks may be deemed to be the beneficial owner of all or a portion of the stock owned of record by such limited partnerships. Mr. Thomas O. Hicks disclaims beneficial ownership of shares not owned of record by him.



 (6) Consists of options that are exercisable within 60 days of the date hereof to purchase 2,465,000 shares.



 (7) Consists of options that are exercisable within 60 days of the date hereof to purchase 75,000 shares.



 (8) Includes options that are exercisable within 60 days of the date hereof to purchase 500,000 shares.



 (9) Consists of options to purchase 25,000 shares that will be granted to non-employee directors at the 1999 annual meeting and will vest one-third annually over three years.



(10) Consists of options that are exercisable within 60 days of the date hereof to purchase 50,833 shares.



(11) Consists of (i) options that are exercisable within 60 days of the date hereof to purchase 20,833 shares and (ii) options to purchase 25,000 shares that will be granted to non-employee directors at the 1999 annual meeting and will vest one-third annually over three years.



(12) Includes (i) options that are exercisable within 60 days of the date hereof to purchase 8,333 shares and (ii) options to purchase 25,000 shares that will be granted to non-employee directors at the 1999 annual meeting and will vest one-third annually over three years.



(13) Includes (i) options that are exercisable within 60 days of the date hereof to purchase 50,833 shares and (ii) options to purchase 25,000 shares that will be granted to non-employee directors at the 1999 annual meeting and will vest one-third annually over three years.



(14) Includes options that are exercisable within 60 days of the date hereof to purchase 2,286,742 shares.



(15) Consists of (i) options that are exercisable within 60 days of the date hereof to purchase 45,075 shares, (ii) 16,782 shares held by Mr. Massey's wife as her separate property and (iii) options to purchase 25,000 shares that will be granted to non-employee directors at the 1999 annual meeting and will vest one-third annually over three years.



(16) Includes (i) options that are exercisable within 60 days of the date hereof to purchase 8,333 shares and (ii) options to purchase 25,000 shares that will be granted to non-employee directors at the 1999 annual meeting and will vest one-third annually over three years.



(17) Includes (i) options that are exercisable within 60 days of the date hereof to purchase 8,333 shares and (ii) options to purchase 25,000 shares that will be granted to non-employee directors at the 1999 annual meeting and will vest one-third annually over three years.



(18) Includes options to purchase 5,519,315 shares. Does not include options that are to be granted to the non-employee directors at the 1999 annual meeting.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                           AND MANAGEMENT OF CAPSTAR


The following table sets forth certain information regarding (i) the beneficial ownership of each class of the Capstar common stock as of May 19, 1999, by (a) each person or group known to beneficially own five percent or more of any class of the common stock of Capstar, (b) each director of Capstar, (c) each Capstar Named Executive Officer, and (d) all directors and executive officers of Capstar as a group and (ii) the combined percentage of all classes of Capstar common stock that is beneficially owned by each of such person or group of persons. Except as noted below and pursuant to applicable community property laws, Capstar believes that each individual or entity named below has sole investment and voting power with respect to the shares of Capstar common stock set forth opposite such stockholder's name.



                                     CAPSTAR CLASS A        CAPSTAR CLASS B         CAPSTAR CLASS C
                                     COMMON STOCK(1)        COMMON STOCK(2)         COMMON STOCK(3)
                                   --------------------   --------------------   ---------------------   PERCENT OF    PERCENTAGE
                                    NUMBER     PERCENT     NUMBER     PERCENT      NUMBER     PERCENT       TOTAL       OF TOTAL
                                      OF          OF         OF          OF          OF          OF       ECONOMIC       VOTING
NAME OF BENEFICIAL OWNER           SHARES(4)   CLASS(4)   SHARES(4)   CLASS(4)   SHARES(4)    CLASS(4)   INTEREST(5)     POWER
------------------------           ---------   --------   ---------   --------   ----------   --------   -----------   ----------
Capstar Hicks Muse Parties(6)....    272,727       *      5,119,724     84.2%    60,944,528     90.2%       61.5%         85.9%
  200 Crescent Court Suite 1600
  Dallas, TX 75201
Thomas O. Hicks(6)(7)............    784,136     2.3%     5,119,724     84.2%    68,051,711     99.2%        4.4%         94.6%
  200 Crescent Court Suite 1600
  Dallas, Texas 75201
BT Capital Partners, Inc.........         --      --        961,999     15.8%            --       --           *            --
  130 Liberty Street 25th Floor
  New York, NY 10006
College Retirement Equities
  Fund(8)........................  2,659,157     7.8%            --       --             --       --         2.5%            *
  730 Third Avenue
  New York, NY 10017
Wellington Management Company,
  LLP(9).........................  1,770,300     5.2%            --       --             --       --         1.6%            *
  75 State Street
  Boston, MA 02109
Merrill Lynch Asset Management,
  L.P.(10).......................  1,736,150     5.1%            --       --             --       --         1.6%
  World Financial Center                                                                                                     *
  North Tower 250 Vesey Street
  New York, NY 10381
R. Steven Hicks(11)..............    132,838       *             --       --      2,493,498      3.6%        2.4%          3.5%
John D. Cullen(12)...............    362,822     1.1%            --       --             --       --           *             *
D. Geoffrey Armstrong(13)........    596,986     1.7%            --       --             --       --           *             *
William S. Banowsky, Jr.(14).....    123,005       *             --       --             --       --           *             *
Paul D. Stone(15)................    301,250       *             --       --             --       --           *             *
Lawrence D. Stuart, Jr...........     74,318       *             --       --         34,464        *           *             *
Michael J. Levitt................     12,800       *             --       --         36,464        *           *             *
James T. Shea, Jr.(16)...........     94,832       *             --       --             --       --           *             *
R. Gerald Turner(17).............     20,941       *             --       --             --       --           *             *
All directors and executive
  officers as a group (14
  persons).......................  2,602,063     7.5%     5,119,724     84.2%    68,124,639     99.3%        8.3%         94.9%


---------------

  *  Less than one percent.

 (1) The number of shares of Capstar class A common stock does not include the shares of Capstar class A common stock issuable upon conversion of the outstanding shares of Capstar class B common stock and Capstar class C common stock.

 (2) The holders of shares of Capstar class B common stock are not entitled to vote, except as required by law. The shares of Capstar class B common stock are convertible in whole or in part, at the option of the holder or holders thereof, into the same number of shares of Capstar class A common stock, subject to certain conditions.

 (3) The holders of the Capstar class C common stock are entitled to vote with the holders of the Capstar class A common stock on all matters submitted to a vote of stockholders of Capstar, except with respect to the election of certain directors and as otherwise required by law. Each share of Capstar class C common stock is entitled to ten votes per share on all matters submitted to a vote of stockholders, except certain "going private" transactions. The shares of Capstar class C common stock are convertible in whole or in part, at the option of the holder or holders thereof, into the same number of shares of Capstar class A common stock, subject to certain conditions.


 (4) Percentage ownership is based on 34,243,730 shares of Capstar class A common stock, 6,081,723 shares of Capstar class B common stock, and 67,538,121 shares of Capstar class C common stock outstanding as of May 19, 1999.



 (5) Percentage of total economic interest includes only shares in which the person or entity has a direct economic interest. Indirect, passive economic interests were not included in the calculation.



 (6) Includes (i) 272,727 shares of Capstar class A common stock owned of record by Capstar Boston Partners, L.L.C., a limited liability company of which the manager is a limited partnership whose ultimate general partner is Hicks, Muse Fund III Incorporated ("Fund III Inc."), (ii) 5,119,724 shares of Capstar class B common stock owned of record by Capstar BT Partners, L.P., a limited partnership of which the ultimate general partner is Fund III Inc., and (iii) 60,944,528 shares of Capstar class C common stock owned of record by Capstar Broadcasting Partners, L.P. ("Capstar L.P."), a limited partnership of which the ultimate general partner is HM3/Capstar, Inc. ("HM3/Capstar") (Capstar Boston Partners, L.L.C., Capstar BT Partners, L.P. and Capstar L.P., collectively, the "Capstar Hicks Muse Parties"). Thomas O. Hicks is a controlling stockholder and serves as Chief Executive Officer and Chairman of the Boards of Directors of Fund III Inc. and HM3/Capstar. Accordingly, Thomas O. Hicks may be deemed to be the beneficial owner of the Capstar common stock held by the Capstar Hicks Muse Parties. Mr. Thomas O. Hicks disclaims beneficial ownership of the shares of Capstar common stock not owned of record by him.



 (7) In addition to the shares of Capstar class A common stock of the Hicks Muse Parties, the number of shares of Capstar class A common stock includes (i) 102,550 shares owned of record by Thomas O. Hicks, (ii) 219,781 shares owned of record by a private foundation controlled by Thomas O. Hicks,
     (iii) 51,240 shares owned of record by certain trusts for the benefit of Thomas O. Hicks' children and for which Thomas O. Hicks serves as sole trustee, (iv) 5,000 shares owned by a trust for the benefit of unrelated parties for which Thomas O. Hicks serves as co-trustee, (v) 132,838 shares beneficially owned by R. Steven Hicks that are subject to a voting agreement in which Thomas O. Hicks controls the vote and (vi) 500 shares owned by Dean McClure Taylor that are subject to a voting agreement in which Thomas O. Hicks controls the vote. The shares of Capstar class B common stock includes the shares of the Hicks Muse Parties. In addition to the shares of Capstar class C common stock of the Hicks Muse Parties, the number of shares of Capstar class C common stock includes (i) 4,595,007 shares owned of record by Thomas O. Hicks, (ii) 10,000 shares owned of record by R. Steven Hicks' children, (iii) 1,436,447 shares owned of record by R. Steven Hicks, (iv) 1,047,051 shares purchasable pursuant to the terms of R. Steven Hicks' Warrants, which are beneficially owned by R. Steven Hicks, and (v) 18,678 shares owned of record by certain trusts for which Thomas O. Hicks serves as sole trustee. The shares of Capstar class C common stock beneficially owned by R. Steven Hicks are subject to a voting agreement in which Thomas O. Hicks controls the vote. Hicks Muse is a party to the voting agreement, which agreement requires, among other things, the parties to the voting agreement to vote their shares in favor of the election to Capstar's Board of Directors of such individuals as may be designated by Hicks Muse and its affiliates. Accordingly, Thomas O. Hicks may be deemed to be the beneficial owner of all of the Capstar common stock subject to the voting agreement. Thomas O. Hicks disclaims beneficial ownership of the shares of Capstar common stock not owned of record by him.


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 (8) This information was provided to the Securities and Exchange Commission and
     Capstar in Schedule 13G, dated February 11, 1999.



 (9) This information was provided to the Securities and Exchange Commission and Capstar in Schedule 13G, dated December 31, 1998. Wellington Management Company, LLP reports shared voting power of 1,520,300 shares and shared dispositive power of 1,770,330 shares.



(10) This information was provided to the Securities and Exchange Commission and Capstar in Schedule 13G, dated February 3, 1999.



(11) The number of shares of Capstar class A common stock includes (i) 65,170 shares issuable upon the exercise of stock options that are currently vested, (ii) 5,668 shares subject to stock options that are exercisable within 60 days, (iii) 500 shares owned by Dean McClure Taylor for which R. Steven Hicks serves as custodian under the Texas Uniform Transfers to Minors Act, (iv) 1,000 shares owned by Steven Hicks' wife, (v) 3,000 shares owned by R. Steven Hicks' children, (vi) 50,000 shares owned of record by a private foundation controlled by R. Steven Hicks and (vii) 7,500 shares owned of record by R. Steven Hicks. The number of shares of Capstar class C common stock includes (i) 1,436,447 shares owned of record by R. Steven Hicks, (ii) 10,000 shares owned of record by R. Steven Hicks' children and
     (iii) 1,047,051 shares purchasable by R. Steven Hicks pursuant to the terms of certain of Steve Hicks' Warrants. R. Steven Hicks has voting rights to the shares owned by his children under the terms of a stockholders agreement. R. Steven Hicks disclaims beneficial ownership of the shares of Capstar common stock not owned by him of record. The shares owned of record by R. Steven Hicks and his children are subject to a voting agreement in the stockholders agreement.



(12) Includes (i) 331,988 shares owned of record by Mr. Cullen, (ii) 27,499 shares issuable upon the exercise of stock options that are currently vested, and (iii) 3,335 shares subject to stock options that are exercisable within 60 days.



(13) Includes (i) 296,986 shares owned of record by Mr. Armstrong and (ii) 300,000 shares issuable upon the exercise of a warrant that is currently vested.



(14) Includes (i) 52,167 shares owned of record by Mr. Banowsky, (ii) 65,170 shares issuable upon the exercise of stock options that are currently vested, and (iii) 5,668 shares subject to stock options that are exercisable within 60 days.



(15) Includes (i) 230,412 shares owned of record by Mr. Stone, (ii) 65,170 shares issuable upon the exercise of stock options that are currently vested and (iii) 5,668 shares subject to stock options that are exercisable within 60 days.



(16) Includes (i) 40,263 shares owned of record by Mr. Shea, (ii) 48,059 shares issuable upon the exercise of stock options that are currently vested, and
     (iii) 6,500 shares subject to stock options that are exercisable within 60 days.



(17) Includes (i) 12,518 shares owned of record by Mr. Turner, (ii) 2,756 shares issuable upon the exercise of stock options that are currently vested, and
     (iii) 5,667 shares subject to stock options that are exercisable within 60 days.


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                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


As of May 15, 1999, Mr. Thomas O. Hicks and affiliates of Hicks Muse beneficially owned an aggregate of 25,657,371 shares of Chancellor Media common stock. Mr. Thomas O. Hicks is Chairman of the Board and Chief Executive Officer of the Company.



Chancellor Media is subject to a financial monitoring and oversight agreement, dated April 1, 1996, as amended on September 4, 1997 with Hicks Muse Partners, an affiliate of Hicks Muse. In connection with the financial monitoring and oversight agreement, Chancellor Media pays to Hicks Muse Partners an annual fee of not less than $1.0 million, subject to increase or decrease (but not below $1.0 million) based upon changes in the consumer price index. Hicks Muse Partners is also entitled to reimbursement for any out-of-pocket expenses incurred in connection with rendering services under the financial monitoring and oversight agreement. The financial monitoring and oversight agreement provides that the agreement will terminate at the time as Thomas O. Hicks and his affiliates collectively cease to beneficially own at least two-thirds of the number of shares of the Chancellor Media common stock beneficially owned by them, collectively, at the effective time of the merger with Chancellor Broadcasting Company in September 1997. Chancellor Media paid Hicks Muse Partners a total of $1.0 million in 1998 and $0.3 million during the first three months of 1999 in connection with the financial monitoring and oversight agreement. Effective March 15, 1999, Hicks Muse Partners has agreed to waive the annual fee payment under the financial monitoring and oversight agreement, although it will still be entitled to the reimbursement of certain expenses incurred and the benefit of certain indemnity obligations of Chancellor Media in connection with the performance of its obligations thereunder.



In connection with the consummation of the merger with Chancellor Broadcasting Company in September 1997, a financial advisory agreement among Chancellor Broadcasting Company, Chancellor Radio Broadcasting Company and HM2/Management Partners, L.P. ("HM2/Management"), an affiliate of Hicks Muse, was terminated. In consideration thereof, in lieu of any payments required to be made under the financial advisory agreement in respect of the transactions contemplated by such merger, HM2/ Management was paid a fee of $10.0 million in cash upon consummation of the transaction which was accounted for as a direct acquisition cost. As part of the termination of the financial advisory agreement, Chancellor Media paid Hicks Muse Partners $1.5 million for financial advisory services in connection with the acquisition of Katz Media Group, Inc. in 1997 which was accounted for as a direct acquisition cost.



Upon consummation of the merger with Capstar, Capstar will make aggregate payments to Hicks Muse Partners of $31.7 million in connection with the termination of monitoring and oversight and financial advisory agreements with Capstar and its subsidiaries and in satisfaction of the services performed by Hicks Muse Partners in connection with the merger. In 1998 and the three months ended March 31, 1999, Capstar paid Hicks Muse Partners approximately $819,000 and $318,000, respectively, of monitoring and oversight fees and $49.5 million and $211,000, respectively, of financial advisory fees.


Vernon E. Jordan, Jr., a director of Chancellor Media, also serves on the board of directors of Bankers Trust Company and Bankers Trust Corporation. BT Alex. Brown Incorporated, an affiliate of Bankers Trust Company and Bankers Trust Corporation, was engaged by Chancellor Media in January 1999 as a financial advisor to explore strategic alternatives in

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an effort to maximize shareholder value. In addition, affiliates of Bankers
Trust Company and Bankers Trust Corporation have in the past provided a variety of commercial banking, investment banking and financial advisory services to Chancellor Media, and expect to continue to provide services to Chancellor Media in the future. Fees paid to BT Alex. Brown Incorporated in 1998 were approximately $10.3 million.

Chancellor Media is subject to an Amended and Restated Stockholders Agreement, dated as of February 14, 1996, as amended on September 4, 1997, among Chancellor Media and certain holders of Chancellor Media's common stock held by former stockholders of Chancellor Broadcasting Company, which provides for registration rights for the shares of Chancellor Media's common stock held by such holders. The stockholders agreement relates to shares of Chancellor Media's common stock held by certain affiliates of Hicks Muse, and will apply to shares of Chancellor Media's common stock received in the merger.


As part of the merger with Chancellor Broadcasting Company in September 1997, Chancellor Media made selected cash payments and accelerated the vesting of selected stock options previously granted by Chancellor Broadcasting Company to Steven Dinetz, a former director of Chancellor Media. In connection with Mr. Dinetz' resignation from Chancellor Media's Board of Directors on May 18, 1999, all of Mr. Dinetz' unvested options were accelerated, Mr. Dinetz was granted three years for which to exercise such options, and Mr. Dinetz was relieved of any non-competition obligations.



In connection with the Capstar/SFX Transaction, Chancellor Media (i) began programming ten radio stations owned by Capstar under time brokerage agreements effective May 29, 1998 and paid fees of $28.8 million and $12.4 million to Capstar related to these agreements during the year ended December 31, 1998 and during the three months ended March 31, 1999, respectively and (ii) provided a loan to Capstar in the principal amount of $150 million. Interest income on this note receivable was $10.6 million and $4.5 million during the year ended December 31, 1998 and during the three months ended March 31, 1999, respectively. Chancellor Media also began operating Capstar's WKNR-AM in Cleveland under a time brokerage agreement effective February 1, 1999.



Chancellor Media recorded revenue of $6.8 million and $1.7 million for the year ended December 31, 1998 and during the three months ended March 31, 1999, respectively for providing media representation services to Capstar. Chancellor Media paid or accrued $11.2 million and $3.4 million in the year ended December 31, 1998 and during the three months ended March 31, 1999, respectively in connection with Capstar's participation in The AMFM Radio Networks and other transactions. Chancellor Media had a net payable to Capstar of $1.3 million at March 31, 1999. Affiliates of Hicks Muse have a controlling interest in Capstar and a substantial investment in Chancellor Media.



On July 7, 1998, Chancellor Media entered into a merger agreement with the indirect parent of LIN, to acquire LIN in a stock-for-stock transaction. Effective March 15, 1999, LIN and Chancellor Media agreed to terminate the LIN merger agreement. Affiliates of Hicks Muse have a controlling interest in LIN and a substantial investment in Chancellor Media.



Certain radio stations owned by Capstar have engaged Katz to sell national spot advertising air time, and such stations pay customary commissions to Katz for such services. In the year ended December 31, 1998 and the three months ended March 31, 1999, Capstar paid Katz approximately $4.4 million and $1.4 million, respectively, for

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media representation services. Additionally, Capstar's radio stations are affiliated with The AMFM Radio Networks and receive a portion of advertising revenues generated by the network. In the year ended December 31, 1998 and the three months ended March 31, 1999, Capstar recorded approximately $8.3 million and $3.4 million, respectively, in revenue from The AMFM Radio Networks. In addition, certain television stations owned by LIN have engaged Katz to sell national advertising time, and such stations pay customary commissions to Katz for such services.



In October and November 1998, LIN purchased two airplanes and subsequently entered into two lease agreements with respect to those airplanes with Chancellor Media. The leases expire in October 1999 and 2003, respectively, and in 1998 and the three months ended March 31, 1999, Chancellor Media paid to LIN approximately $415,000 and $618,000, respectively, under the leases.



In connection with Chancellor Media's acquisition of various billboard and outdoor displays from Triumph in January 1999, Chancellor Media paid approximately $1.0 million to an entity controlled by James A. McLaughlin, the President and Chief Operating Officer of the Chancellor Outdoor Group. An additional $0.7 million that may be paid to such entity is currently held in escrow, subject to satisfaction of indemnity claims, if any. The aggregate purchase price for the assets acquired by Chancellor Media from Triumph was approximately $37.0 million, and such amount was negotiated on behalf of Chancellor Media by Eric C. Neuman, then Chancellor Media's Senior Vice President -- Strategic Development.



R. Gerald Turner, a director of Capstar and upon consummation of the merger a director of Chancellor Media, purchased 7,518 shares of Capstar class A common stock on July 1, 1997 in exchange for a non-recourse promissory note payable to Capstar in the principal amount of $75,000 and a recourse note payable to Capstar in the principal amount of $25,000. The remaining principal and interest balances on the notes were paid in April 1999.



In 1998, R. Steven Hicks acquired a construction permit issued by the FCC to construct a new FM broadcast station in Round Rock, Texas for an effective purchase price of $8.5 million. Mr. Hicks financed the purchase of the permit through a letter of credit issued by Bankers Trust Company. Capstar purchased the letter of credit reimbursement obligation owing from Mr. Hicks to Bankers Trust Company, in its capacity as the issuer of such letter of credit, under a Guaranty and Purchase Agreement, dated as of February 10, 1998. The $8.5 million debt from Mr. Hicks to Capstar was satisfied in April 1999 upon the transfer of the construction permit to Capstar.


CAPSTAR/SFX EXCHANGE


On February 20, 1998, Capstar and Chancellor Media entered into an exchange agreement pursuant to which Chancellor Media would acquire stations KTXQ-FM and KBFB-FM in Dallas/Ft. Worth, Texas, KODA-FM, KKRW-FM and KQUE-AM in Houston, Texas, KPLN-FM and KYXY-FM in San Diego, California, and WVTY-FM, WJJJ-FM, WXDX-FM and WDVE-FM in Pittsburgh, Pennsylvania (collectively the "Chancellor Exchange Stations") for an aggregate purchase price of approximately $637.5 million in a series of purchases and exchanges over a three year period ending February 20, 2001. The Chancellor Exchange Stations were acquired by Capstar in connection with its acquisition of SFX in May 1998. On May 29, 1998, as part of the SFX acquisition, Chancellor Media


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exchanged stations WAPE-FM and WFYV-FM in Jacksonville, Florida (valued at $53.0 million) plus approximately $90.3 million in cash to Capstar in exchange for station KODA-FM in Houston, Texas. In the case of the remaining Chancellor Exchange Stations, Capstar will identify mid-sized radio stations for exchange with Chancellor Media. The purchase price for the remaining ten Chancellor Exchange Stations will be approximately $494.3 million. Capstar and Chancellor Media intend for such exchanges to qualify as like-kind exchanges. Capstar and Chancellor Media are currently assessing whether the terms of the exchange agreement will be modified upon consummation of the merger with Chancellor
Media. During the pendency of the merger, Chancellor Media and Capstar do not anticipate effecting any exchanges.


Chancellor Media is providing services to the Chancellor Exchange Stations, other than KODA-FM which was purchased by Chancellor Media, pursuant to separate LMAs until such stations are exchanged. Chancellor Media will retain the advertising revenues it generates while it provides services to the Chancellor Exchange Stations under such LMAs. During the year ended December 31, 1998 and the three month period ended March 31, 1999, Capstar received approximately $28.8 million and $12.4 million, respectively, in LMA fees from Chancellor Media. During the nine month period ended December 31, 1999, Capstar expects to receive approximately $37.0 million in LMA fees, subject to Chancellor Media's acquisition of one or more of the Chancellor Exchange Stations in 1999. The LMA fees will decrease as each Chancellor Exchange Station is exchanged.


Pursuant to the exchange agreement, on May 29, 1998, Capstar paid approximately $1.7 million (net of prorations and expenses) to Chancellor Media. Capstar had agreed to sell station KKPN-FM for $54.0 million. Chancellor Media was entitled to 50% of the sale proceeds in excess of $50.0 million.

CHANCELLOR NOTE

In May 1998, Capstar borrowed $150.0 million from Chancellor Media. The loan ranks pari passu in right of payment to Capstar's guaranty of the indebtedness under its credit facility. In addition, Capstar has pledged the common stock of Capstar Partners on a first priority basis to Chancellor Media as security for the loan.

Interest on the loan accrues at a rate of 12% per annum and is payable quarterly, of which 5/6 is payable in cash and 1/6 is, at Capstar's option, either be payable in cash or added to the principal amount of the loan. Capstar may elect to defer the payment of the cash portion of any interest due until the earlier to occur of Capstar's election to pay the cash portion in full, a required mandatory prepayment of the loan or the maturity of the loan (a "Deferral Election"). In the event of a Deferral Election, the interest rate will increase, effective as of the first day of the fiscal quarter in which such Deferral Election occurred, from 12% to 14% per annum, of which 6/7 shall be payable in cash and 1/7 shall, at Capstar's option, either be payable in cash or added to the principal amount of the loan. If Capstar has not completed acquisitions during the exchange period (excluding (i) the sale by Chancellor Media of stations WAPE-FM and WFYV-FM in Jacksonville, Florida plus $90.25 million in cash to Capstar in exchange for station KODA-FM in Houston, Texas and
(ii) the acquisition of stations KVET-AM, KASE-FM and KVET-FM in Austin, Texas)
(x) with an aggregate purchase price of $100.0 million by May 29, 1999, (y) with an aggregate purchase price of $200.0 million by May 29, 2000, and (z) with an aggregate purchase price of $300.0 million by May 29, 2001, the interest rate applicable from time to
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time during each such previous 12-month period will be retroactively increased by 2% per annum. As a result of the foregoing sentence, the interest rate will be increased retroactive to May 29, 1998, because Capstar will not have satisfied the requirement that it complete acquisitions with an aggregate purchase price of $100.0 million by May 29, 1999. However, such increased interest will not be required to be paid until August 2, 1999. If during any period ending on an interest payment date the loan accrued interest at (x) a rate per annum of 14%, the interest payment made on such interest payment date shall be retroactively adjusted as of such interest payment date so that the portion of such interest payment added to the principal of the loan shall equal 1/7 and the portion of such interest payment paid in cash shall equal 6/7, or
(y) a rate per annum of 16%, the interest payment made on such interest payment date shall be retroactively adjusted as of such interest payment date so that the portion of such interest payment added to principal of the loan shall equal 1/8 and the portion of such interest payment paid in cash shall equal 7/8. Any amount due and accruing which is in cash and is so added to the principal amount of the loan shall bear interest at the rate otherwise applicable to the principal amount of the loan. In the period ended December 31, 1998 and the three month period ended March 31, 1999, Capstar did not make a Deferral Election and paid approximately $10.6 million and $4.5 million, respectively, in interest to Chancellor Media. During the pendency of the merger, Capstar and Chancellor Media do not anticipate exchanging any stations.


Capstar may prepay the loan at anytime; provided, that any prepayment shall not affect the rights of Chancellor Media to require prepayment. Chancellor Media has the right to require Capstar to prepay that portion of the loan equal to 50% of the cash purchase price payable for Capstar Exchange Stations, upon the consummation of the purchase of a Chancellor Exchange Station under a purchase agreement as contemplated under the exchange agreement with Chancellor Media. Chancellor Media also has the option to require Capstar to prepay any remaining portion of the loan (including accrued interest) if Chancellor Media has given notice of prepayment on the first to occur of (i) 30 days prior to the closing of the transfer of the final Chancellor Exchange Station and (ii) Chancellor Media's election under the Chancellor Exchange Agreement to purchase all remaining Chancellor Exchange Stations for cash, in either case, such prepayment to occur on the closing of the acquisitions referred to in clause (i) or (ii), as applicable, above. If a Deferral Election occurs during the 12-month period commencing on the date of issuance of the loan and ending on the anniversary thereof or during any successive 12-month period, and (x) during such 12-month period Capstar and Chancellor Media exchange a Capstar Exchange Station of a Chancellor Exchange Station, and (y) Chancellor Media required Capstar to prepay a portion of the loan in connection with such exchange, the prepayment amount set forth in the third sentence of this paragraph with respect to such Capstar Exchange Station will be increased to equal (x) 50% of the purchase price therefor plus (y) the product of 50% of the purchase price therefor multiplied by a fraction, the numerator of which is the number of days of such Deferral Election existing during such 12-month period and the denominator of which is
360. Any additional amounts payable as a result of the foregoing sentence must be paid within 10 days following the end of the applicable 12-month period.


Subject to certain exceptions, if Capstar acquires stations during the exchange period that are not acquired in compliance with the procedures set forth in the Chancellor Exchange Agreement (excluding those stations identified in the loan) (a "Non-Exchange Acquisition"), Chancellor Media has the right to require Capstar to prepay, at the closing of any


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such Non-Exchange Acquisition, that portion of the loan equal to 100% of the amount that Capstar pays in such Non-Exchange Acquisitions. Chancellor Media did not require Capstar to repay the loan in connection with Capstar's acquisition of Triathlon which was a Non-Exchange Acquisition. If Capstar terminates the Chancellor Exchange Agreement or any definitive purchase agreement with respect to Capstar Exchange Stations, Capstar will be required to prepay the loan.


Limitation on Incurrence of Indebtedness. The loan provides that Capstar may not, and may not permit any of its subsidiaries to incur, create or assume indebtedness after the date of the loan, if, on the date of and after giving effect to the incurrence of any such indebtedness, the ratio of consolidated indebtedness on a pro forma basis to consolidated EBITDA would exceed 9.0 to 1. The aggregate liquidation preference of all preferred stock of Capstar and its subsidiaries is indebtedness for purposes of calculating such ratio. The ratio calculation must be made in a manner consistent with the leverage ratio calculation made under Capstar's credit facility, provided that Capstar was entitled during 1998 to include in EBITDA at least $10.0 million in net revenues from The AMFM Radio Networks (whether or not such amounts were actually received). In addition, borrowings under Capstar's credit facility do not count as indebtedness in the ratio calculation except to the extent such borrowings exceed $50.0 million.

Restricted Payments. The loan provides that Capstar may not (i) declare or make payments, dividends or other distributions on all securities of Capstar that are junior in right of payment of interest, dividends, distributions or dissolution or liquidation payments or (ii) purchase, redeem, retire or otherwise acquire any securities of Capstar that are junior in right of payment of interest, dividends, distributions or dissolution or liquidation payments. Any payments described in the previous sentence will be deemed a restricted payment for purposes of the loan. Notwithstanding the first sentence of this paragraph, Capstar is allowed to (i) make timely payments on the loan and (ii) make restricted payments in an aggregate amount equal to $10.0 million.

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                 DESCRIPTION OF CHANCELLOR MEDIA CAPITAL STOCK

CHANCELLOR MEDIA COMMON STOCK

General

Assuming approval of the issuance of shares of Chancellor Media common stock in the merger and the second amended and restated certificate of incorporation of Chancellor Media, at the effective time of the merger the Chancellor Media amended and restated certificate of incorporation will be further amended and restated in the form attached to the merger agreement. Pursuant to Chancellor Media's second amended and restated certificate of incorporation, Chancellor Media's authorized common stock will consist of 750,000,000 shares of common
stock, par value $0.01 per share, approximately              of which will be
issued in connection with the merger.

The shares of Chancellor Media common stock currently outstanding are validly issued, fully paid and nonassessable.

Dividends

Holders of shares of Chancellor Media common stock are entitled to receive such dividends as may be declared by the Board of Directors of Chancellor Media out of funds legally available for such purpose. The senior credit facility and the certificates of designation governing the Chancellor Media $3.00 convertible exchangeable preferred stock and the Chancellor Media 7% convertible preferred stock each directly restrict, and the indentures governing CMCLA's senior subordinated notes will each indirectly restrict, Chancellor Media's ability to pay cash dividends on the Chancellor Media common stock.

Neither Chancellor Media nor Capstar has declared or paid any dividends with respect to its common stock in the past, and it is not anticipated that Chancellor Media will pay any cash dividends on the Chancellor Media common stock in the foreseeable future.

Voting Rights

Holders of shares of Chancellor Media common stock will be entitled to vote on all matters submitted to a vote of the stockholders, except as otherwise provided by law. Each share of Chancellor Media common stock is entitled to one vote per share. Holders of Chancellor Media common stock are not entitled to cumulative votes in the election of directors.

Under the DGCL, the affirmative vote of the holders of a majority of the outstanding shares of any class of capital stock of Chancellor Media is required to approve any amendment to the second amended and restated certificate of incorporation of Chancellor Media that would increase or decrease the aggregate number of authorized shares of any class, increase or decrease the par value of the shares of any class, or modify or change the powers, preferences or special rights of the shares of any class so as to affect that class adversely.

Liquidation Rights

Upon liquidation, dissolution, or winding-up of Chancellor Media, the holders of Chancellor Media common stock are entitled to share ratably in all assets available for

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distribution after payment in full of creditors and the holders of preferred stock of Chancellor Media.

Change of Control Provisions

Certain provisions of Chancellor Media's second amended and restated certificate of incorporation and bylaws may have the effect of preventing, discouraging or delaying any change of control of Parent and may maintain the incumbency of the Board of Directors and management. The authorization of 50,000,000 shares of preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change of control of Chancellor Media. In addition, the second amended and restated certificate of incorporation of Chancellor Media provides for three classes of directors serving for staggered three-year terms. This provision could also impede the success of any attempt to effect a change of control of Chancellor Media. Under the DGCL, directors on a classified board may only be removed by stockholders for cause.

Chancellor Media is subject to Section 203 of the DGCL. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

- prior to that date, the board of directors of the corporation approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

- upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding certain shares held by persons who are both directors and officers of the corporation and certain employee stock plans; or

- on or after the consummation date, the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a "business combination" includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is generally a person who, together with affiliates and associates, owns or within three years, owned, 15% or more of the corporation's voting stock.

Alien Ownership

Chancellor Media's second amended and restated certificate of incorporation will restrict the ownership and voting of Chancellor Media's capital stock, including its common stock, in accordance with the Communications Act and the rules of the FCC, to prohibit ownership of more than 25% of Chancellor Media's outstanding capital stock, or control of more than 25% of the voting power it represents, by or for the account of aliens, foreign governments, or non-U.S. corporations or corporations otherwise subject to control by such persons or entities. The second amended and restated certificate of incorporation also prohibits any transfer of Chancellor Media's capital stock that would cause Chancellor Media to violate this prohibition. In addition, the second amended and restated certificate

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of incorporation of Chancellor Media authorizes the Board of Directors of
Chancellor Media to adopt such provisions as its deems necessary to enforce these prohibitions.

Other Provisions

The holders of Chancellor Media common stock are not entitled to preemptive or similar rights. The shares of Chancellor Media common stock are not subject to redemption or a sinking fund.

If a single stockholder controls more than 50.0% of the outstanding voting shares of a corporation holding radio or television broadcast interests, the ownership interests of other stockholders are not attributable to that corporation. No single stockholder of Chancellor Media holds more than 50.0% of the combined voting power of Chancellor Media. As a result, a holder of an "attributable" interest in Chancellor Media may violate the FCC's multiple ownership rules or cross interest rules if such holder also has an "attributable" interest or, in some cases, a "meaningful" nonattributable interest, in other television or radio stations, or in daily newspapers, depending on the number and location of those radio or television stations or daily newspapers. Such a stockholder may also be restricted in the companies in which such stockholder may invest.

Transfer Agent

The Bank of New York serves as the Transfer Agent and Registrar for the Chancellor Media common stock.

PREFERRED STOCK

General


Chancellor Media's authorized preferred stock consists of 50,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this joint proxy statement prospectus, 2,200,000 shares of Chancellor Media 7% convertible preferred stock with a stated liquidation preference of $50.00 per share and 6,000,000 shares of Chancellor Media $3.00 convertible exchangeable preferred stock with a stated liquidation preference of $50.00 per share are issued and outstanding. The following is a summary of the material terms of the Chancellor Media 7% convertible preferred stock and $3.00 convertible exchangeable preferred stock.


Chancellor Media 7% Convertible Preferred Stock

Dividends

Holders of Chancellor Media 7% convertible preferred stock are entitled to receive, when, as and if declared by the Board of Directors of Chancellor Media out of legally available funds, cash dividends at an annual rate equal to 7% of the $50.00 liquidation preference per share, payable quarterly. Accordingly, on each January 15, April 15, July 15 and October 15 of each year, holders of Chancellor Media 7% convertible preferred stock receive a cash dividend of $0.875 per share.

The Chancellor Media 7% convertible preferred stock has priority as to dividends over the Chancellor Media common stock and any other series or class of Chancellor Media's stock that ranks junior to the Chancellor Media 7% convertible preferred stock as to dividends (the "7% Junior Dividend Stock"). Notwithstanding the foregoing, the Chancellor Media

7% convertible preferred stock shall rank junior as to dividends, redemption payments and rights upon a liquidation, dissolution or winding-up of Chancellor Media to any and all classes or series of capital stock, other than Chancellor Media common stock, of Chancellor Media, issued in the future, that does not by its terms expressly provide that it ranks on a parity with or junior to the Chancellor Media 7% convertible preferred stock as to dividends and rights upon a liquidation, dissolution or winding-up of Chancellor Media.

No dividend, other than dividends payable solely in Chancellor Media common stock, any 7% Junior Dividend Stock or warrants or other rights to acquire such Chancellor Media common stock or 7% Junior Dividend Stock, may be paid or declared and set apart for payment on, and no purchase, redemption or other acquisition shall be made by Chancellor Media of the Chancellor Media voting common stock or 7% Junior Dividend Stock unless all accrued and unpaid dividends on the Chancellor Media 7% convertible preferred stock, including the full dividend for the then-current quarterly dividend period, shall have been paid or declared and set apart for payment without interest.

Except as provided below, Chancellor Media may not pay dividends on any class or series of stock issued in the future having parity with the Chancellor Media 7% convertible preferred stock as to dividends ("7% Parity Dividend Stock") unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior dividend payment periods on the Chancellor Media 7% convertible preferred stock. In addition, except as provided below, Chancellor Media may not pay dividends on the Chancellor Media 7% convertible preferred stock unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior dividend payment periods on the 7% Parity Dividend Stock. Whenever all accrued dividends in respect of prior dividend payment periods are not paid in full on Chancellor Media 7% convertible preferred stock and on any 7% Parity Dividend Stock, all dividends declared on the Chancellor Media 7% Convertible Preferred Stock and the 7% Parity Dividend Stock will be declared and made pro rata so that the amount of dividends declared on the Chancellor Media 7% convertible preferred stock and the 7% Parity Dividend Stock will bear the same ratio that accrued and unpaid dividends in respect of prior dividend payment periods on the Chancellor Media 7% convertible preferred stock and the 7% Parity Dividend Stock bear to each other. The Chancellor Media $3.00 convertible exchangeable preferred stock constitutes 7% Parity Dividend Stock for purposes of the Chancellor Media 7% convertible preferred stock.

Chancellor Media may not purchase any shares of the Chancellor Media 7% convertible preferred stock or any 7% Parity Dividend Stock, except for consideration payable in Chancellor Media common stock or 7% Junior Dividend Stock, or redeem fewer than all the shares of the Chancellor Media 7% convertible preferred stock and 7% Parity Dividend Stock then outstanding if Chancellor Media has failed to pay any accrued dividend on the Chancellor Media 7% convertible preferred stock or on any 7% Parity Dividend Stock on a stated payment date. Notwithstanding the foregoing, in such event, Chancellor Media may purchase or redeem fewer than all the shares of the Chancellor Media 7% convertible preferred stock and 7% Parity Dividend Stock if such repurchase or redemption is made pro rata so that the amounts purchased or redeemed bear to each other the same ratio that the required redemption payments on the shares of the Chancellor Media 7% convertible preferred stock and any 7% Parity Dividend Stock then outstanding bear to each other.

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If Chancellor Media issues any series or class of stock that ranks senior as to dividends to the Chancellor Media 7% convertible preferred stock ("7% Senior Dividend Stock") and fails to pay or declare and set apart for payment accrued and unpaid dividends on any 7% Senior Dividend Stock, except to the extent allowed by the terms of the 7% Senior Dividend Stock, Parent may not pay or declare and set apart for payment any dividend on the Chancellor Media 7% convertible preferred stock unless and until all accrued and unpaid dividends on the 7% Senior Dividend Stock, including the full dividends for the then current dividend period, have been paid or declared and set apart for payment without interest.

Liquidation Rights

In the case of the voluntary or involuntary liquidation, dissolution or winding up of Chancellor Media, subject to the payment in full, or until provision has been made for the payment in full, of all claims of creditors of Chancellor Media, holders of Chancellor Media 7% convertible preferred stock are entitled to receive the liquidation preference of the Chancellor Media 7% convertible preferred stock, plus an amount equal to any accrued and unpaid dividends, whether or not declared, to the payment date, before any payment or distribution is made to the holders of Chancellor Media common stock or any other series or class of stock issued in the future that ranks junior as to liquidation rights to the Chancellor Media 7% convertible preferred stock ("7% Junior Liquidation Stock"). Holders of Chancellor Media 7% convertible preferred stock will not be entitled to receive the liquidation preference of their shares until the liquidation preference of any other series or class of stock that ranks senior as to liquidation rights to the Chancellor Media 7% convertible preferred stock ("7% Senior Liquidation Stock"), if any, and any creditors of Chancellor Media have been paid in full. The holders of Chancellor Media 7% convertible preferred stock and any series or class of stock that ranks on a parity as to liquidation rights with the Chancellor Media 7% convertible preferred stock ("7% Parity Liquidation Stock") are entitled to share ratably, in accordance with the respective preferential amounts payable on their stock, in any distribution, after payment of the liquidation preference on any 7% Senior Liquidation Stock, that is not sufficient to pay in full the aggregate liquidation preference on both the Chancellor Media 7% convertible preferred stock and on any 7% Parity Liquidation Stock. The Chancellor Media $3.00 convertible exchangeable preferred stock constitutes 7% Parity Liquidation Stock for purposes of the Chancellor Media 7% convertible preferred stock.

Voting Rights

The holders of Chancellor Media 7% convertible preferred stock will have no voting rights except as described below or as required by law.

Whenever dividends on the Chancellor Media 7% convertible preferred stock are in arrears in aggregate amount equal to at least six quarterly dividends, whether or not consecutive, the size of Chancellor Media's board of directors will be increased by two, and the holders of Chancellor Media 7% convertible preferred stock, voting separately as a class together with holders of any 7% Parity Dividend Stock then having voting rights, will be entitled to elect two additional directors to the board of directors of Chancellor Media at, subject to particular limitations, any annual meeting of stockholders at which directors are to be elected held during the period when the dividends remain in arrears or, under selected circumstances, at a special meeting of stockholders. These voting rights will terminate when all dividends in arrears and for the current quarterly period have been paid in full or declared and set apart for payment. The term of office of the additional directors so elected will terminate immediately upon that payment or provision for payment.

In addition, so long as any Chancellor Media 7% convertible preferred stock is outstanding, Chancellor Media may not, without the affirmative vote or consent of the holders of at least 66 2/3% of all outstanding shares of Chancellor Media 7% convertible preferred stock and outstanding 7% Parity Dividend Stock, voting as a single class:

- amend, alter or repeal, by merger or otherwise, any provision of the certificate of designation for the Chancellor Media 7% convertible preferred stock, the amended and restated certificate of incorporation of Chancellor Media or the bylaws of Chancellor Media so as to affect adversely the relative rights, preferences, qualifications, limitations of restrictions of the Chancellor Media 7% convertible preferred stock; or

- effect any reclassification of the Chancellor Media 7% convertible preferred stock.

Change of Control

The certificate of designation for the Chancellor Media 7% convertible preferred stock provides that, upon the occurrence of a change of control, each holder will have the right to require that Chancellor Media purchase all or a portion of such holder's Chancellor Media 7% convertible preferred stock in cash at a purchase price equal to 101% of the liquidation preference thereof, plus, without duplication, all accumulated and unpaid dividends per share to the date of repurchase. If the repurchase of the Chancellor Media 7% convertible preferred stock would violate or constitute a default under the senior credit facility or other indebtedness of Chancellor Media, then, under the certificate of designation for the Chancellor Media 7% convertible preferred stock, Chancellor Media will either:

- repay in full all of the indebtedness; or

- obtain the requisite consents, if any, under the indebtedness required to permit the repurchase of the Chancellor Media 7% convertible preferred stock.

Redemption at Option of Parent

The Chancellor Media 7% convertible preferred stock may not be redeemed prior to January 19, 2000. After that date, the Chancellor Media 7% convertible preferred stock may be redeemed by Chancellor Media, at its option, subject to contractual and other restrictions with respect to redemption, including limitations under the senior credit facility and CMCLA's senior subordinated notes indentures and to the legal availability of funds for the redemption, in whole or in part at any time, if redeemed during the 12-month period beginning January 15, January 19 in the case of 2000, of any year specified below at the following redemption prices, expressed as percentages of the liquidation preference thereof:

                        YEAR                            DIVIDEND
                        ----                            --------
2000.................................................    104.90%
2001.................................................    104.20
2002.................................................    103.50
2003.................................................    102.80
2004.................................................    102.10
2005.................................................    101.40
2006.................................................    100.70
2007 and thereafter..................................    100.00

plus in each case accrued and unpaid dividends, whether or not declared, to the redemption date.

Conversion Rights


Each holder of Chancellor Media 7% convertible preferred stock will have the right, at the holder's option, to convert any or all shares of Chancellor Media 7% convertible preferred stock into Chancellor Media voting common stock at any time at a conversion price, subject to adjustment, of $18.095 per share of underlying Chancellor Media voting common stock. At this conversion price, each share of Chancellor Media 7% convertible preferred stock would be entitled to receive 2.76 shares of Chancellor Media common stock upon conversion. If the Chancellor Media 7% convertible preferred stock is called for redemption, the conversion right, with respect to the called shares of Chancellor Media 7% convertible preferred stock, will terminate at the close of business on the redemption date fixed by the board of directors of Chancellor Media.


Chancellor Media $3.00 Convertible Exchangeable Preferred Stock

Dividends

Holders of Chancellor Media $3.00 convertible exchangeable preferred stock are entitled to receive, when, as and if declared by the board of directors out of legally available funds, cash dividends at an annual rate of $3.00, payable quarterly, on each $50.00 liquidation preference share. Accordingly, on each March 15, June 15, September 15 and December 15 of each year, holders of Chancellor Media $3.00 convertible exchangeable preferred stock receive a cash dividend of $0.75 per share.

The Chancellor Media $3.00 convertible exchangeable preferred stock has priority as to dividends over the Chancellor Media common stock and the Chancellor Media nonvoting common stock and any other series or class of Chancellor Media's stock that ranks junior to the Chancellor Media $3.00 convertible exchangeable preferred stock as to dividends ("$3.00 Junior Dividend Stock"). Notwithstanding the foregoing, the Chancellor Media $3.00 convertible exchangeable preferred stock shall rank junior as to dividends and rights upon a liquidation, dissolution or winding-up of Chancellor Media to any and all classes or series of capital stock, other than Chancellor Media common stock, of Chancellor Media, whether currently issued or issued in the future, that does not by its terms expressly provide that it ranks on a parity with or junior to the Chancellor Media $3.00 convertible exchangeable preferred stock as to dividends and rights upon a liquidation, dissolution or winding-up of Parent.

No dividend, other than dividends payable solely in Chancellor Media common stock, any $3.00 Junior Dividend Stock or warrants or other rights to acquire such Chancellor Media common stock or Chancellor Media $3.00 Junior Dividend Stock, may be paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by Chancellor Media of, the Chancellor Media common stock or Chancellor Media $3.00 Junior Dividend Stock unless all accrued and unpaid dividends on the Chancellor Media $3.00 convertible exchangeable preferred stock, including the full dividend for the then-current quarterly dividend period, shall have been paid or declared and set apart for payment without interest.

Except as provided below, Chancellor Media may not pay dividends on any class or series of stock, if hereafter issued, having parity with the Chancellor Media $3.00 convertible exchangeable preferred stock as to dividends ("$3.00 Parity Dividend Stock") unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior dividend payment periods on the Chancellor Media 7% convertible preferred stock. The Chancellor Media 7% convertible preferred stock constitutes $3.00 Parity Dividend Stock. In addition, except as provided below, Chancellor Media may not pay dividends on the Chancellor Media $3.00 convertible exchangeable preferred stock unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior dividend payment periods on the $3.00 Parity Dividend Stock. Whenever all accrued dividends in respect of prior dividend payment periods are not paid in full on the Chancellor Media $3.00 convertible exchangeable preferred stock and on any $3.00 Parity Dividend Stock, all dividends declared on the Chancellor Media $3.00 convertible exchangeable preferred stock and the $3.00 Parity Dividend Stock will be declared and made pro rata so that the amount of dividends declared on the Chancellor Media $3.00 convertible exchangeable preferred stock and the $3.00 Parity Dividend Stock will bear the same ratio that accrued and unpaid dividends in respect of prior dividend payment periods on the Chancellor Media $3.00 convertible exchangeable preferred stock and the $3.00 Parity Dividend Stock bear to each other.

Chancellor Media may not purchase any shares of the Chancellor Media $3.00 convertible exchangeable preferred stock or any $3.00 Parity Dividend Stock, except for consideration payable in Chancellor Media common stock or $3.00 Junior Dividend Stock, or redeem fewer than all the shares of the Chancellor Media $3.00 convertible exchangeable preferred stock and $3.00 Parity Dividend Stock then outstanding if Chancellor Media has failed to pay any accrued dividend on the Chancellor Media $3.00 convertible exchangeable preferred stock or any $3.00 Parity Dividend Stock on a stated payment date. Notwithstanding the foregoing, in such event, Chancellor Media may purchase or redeem fewer than all the shares of the Chancellor Media $3.00 convertible exchangeable preferred stock and $3.00 Parity Dividend Stock if such repurchase or redemption is made pro rata so that the amounts purchased or redeemed bear to each other the same ratio that the required redemption payments on the shares of the Chancellor Media $3.00 convertible exchangeable preferred stock and any $3.00 Parity Dividend Stock then outstanding bear to each other.

If Chancellor Media hereafter issues any series or class of stock that ranks senior as to dividends to the Chancellor Media $3.00 convertible exchangeable preferred stock ("$3.00 Senior Dividend Stock") and fails to pay or declare and set apart for payment accrued and unpaid dividends on any $3.00 Senior Dividend Stock, except to the extent allowed by the terms of the $3.00 Senior Dividend Stock, Chancellor Media may not pay or declare and set apart for payment any dividend on the Chancellor Media $3.00 convertible exchangeable preferred stock unless and until all accrued and unpaid dividends on the $3.00 Senior Dividend Stock, including the full dividends for the then current dividend period, have been paid or declared and set apart for payment without interest.

Liquidation Rights

In the case of the voluntary or involuntary liquidation dissolution or winding-up of Chancellor Media, subject to the payment in full, or until provision has been made for the payment in full, of all claims of creditors of Chancellor Media, holders of Chancellor Media $3.00 convertible exchangeable preferred stock are entitled to receive the liquidation preference of $50.00 per share, plus an amount equal to any accrued and unpaid dividends, whether or not declared, to the payment date, before any payment or distribution is made to the holders of Chancellor Media common stock or any other series or class of stock hereafter issued that ranks junior as to liquidation rights to the Chancellor Media $3.00 convertible exchangeable preferred stock ("$3.00 Junior Liquidation Stock"). Holders of Chancellor Media $3.00 convertible exchangeable preferred stock will not be entitled to receive the liquidation preference of their shares until the liquidation preference of any other series or class of stock hereafter issued that ranks senior as to liquidation rights to the Chancellor Media $3.00 convertible exchangeable preferred stock ("$3.00 Senior Liquidation Stock"), if any has been paid in full. The holders of Chancellor Media $3.00 convertible exchangeable preferred stock and any series or class of stock hereafter issued that ranks on a parity as to liquidation rights with the Chancellor Media $3.00 convertible exchangeable preferred stock ("$3.00 Parity Liquidation Stock") are entitled to share ratably, in accordance with the respective preferential amounts payable on their stock, in any distribution, after payment of the liquidation preference on any $3.00 Senior Liquidation Stock, that is not sufficient to pay in full the aggregate liquidation preference on both the Chancellor Media $3.00 convertible exchangeable preferred stock and any $3.00 Parity Liquidation Stock. The Chancellor Media 7% convertible preferred stock constitutes $3.00 Parity Liquidation Stock, for purposes of the Chancellor Media $3.00 convertible exchangeable preferred stock.

Voting Rights

The holders of Chancellor Media $3.00 convertible exchangeable preferred stock will have no voting rights except as described below or as required by law.

Whenever dividends on the Chancellor Media $3.00 convertible exchangeable preferred stock are in arrears in an aggregate amount equal to at least six quarterly dividends, whether or not consecutive, the size of Chancellor Media's board of directors will be increased by two, and the holders of Chancellor Media $3.00 convertible exchangeable preferred stock, voting separately as a class together with holders of any $3.00 Parity Dividend Stock then having voting rights, will be entitled to elect two additional directors to the board of directors at, subject to particular limitations, any annual meeting of stockholders at which directors are to be elected held during the period when the dividends remain in arrears or, under selected circumstances, at a special meeting of stockholders. These voting rights will terminate when all dividends in arrears and for the current quarterly period have been paid in full or declared and set apart for payment. The term of office of the additional directors so elected will terminate immediately upon that payment or provision for payment.

In addition, so long as any Chancellor Media $3.00 convertible exchangeable preferred stock is outstanding, Chancellor Media will not, without the affirmative vote or consent of the holders of at least 66 2/3% of all outstanding shares of Chancellor Media $3.00 convertible exchangeable preferred stock and outstanding $3.00 Parity Dividend Stock, voting as a single class:

- amend, alter or repeal, by merger or otherwise, any provision of the certificate of incorporation or the bylaws of Chancellor Media so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Chancellor Media $3.00 convertible exchangeable preferred stock; or

- effect any reclassification of the Chancellor Media $3.00 convertible exchangeable preferred stock.

Redemption At The Option Of Chancellor Media

The Chancellor Media $3.00 convertible exchangeable preferred stock may not be redeemed prior to June 16, 1999. After that date, the Chancellor Media $3.00 convertible exchangeable preferred stock may be redeemed by Chancellor Media, at its option, subject to contractual and other restrictions with respect to redemption, including limitations under the senior credit facility and CMCLA's notes indentures and to the legal availability of funds for the redemption, in whole or in part at any time, if redeemed during the 12-month period beginning June 15 of any year specified below, June 16 in the case of 1999, at the following redemption prices, expressed as percentages of the liquidation preference thereof:

YEAR                                                  PERCENTAGE
----                                                  ----------
1999...............................................     104.80%
2000...............................................     104.20
2001...............................................     103.60
2002...............................................     103.00
2003...............................................     102.40
2004...............................................     101.80
2005...............................................     101.20
2006...............................................     100.60
2007 and thereafter................................     100.00

plus in each case accrued and unpaid dividends, whether or not declared, to the redemption date.

Conversion Rights

Each holder of Chancellor Media $3.00 convertible exchangeable preferred stock will have the right at any time at the holder's option to convert any and all shares of Chancellor

Media $3.00 convertible exchangeable preferred stock into Chancellor Media common stock at a conversion price, subject to adjustment, of $25.00 per share of underlying Chancellor Media common stock, equivalent to a conversion rate of
2.00 shares of Chancellor Media common stock per share of Chancellor Media $3.00 convertible exchangeable preferred stock. If the Chancellor Media $3.00 convertible exchangeable preferred stock is called for redemption, the conversion right will terminate at the close of business on the redemption date fixed by the board of directors.

Change Of Control

If there occurs a change of control, then shares of the Chancellor Media $3.00 convertible exchangeable preferred stock may be converted, at the option of the holder thereof at any time from the date of such change of control until the expiration of 45 days after the date of a note by Chancellor Media to all holders of the Chancellor Media $3.00 convertible exchangeable preferred stock of the occurrence of the change of control, into the number of shares of Chancellor Media common stock determined by dividing:

- the redemption price for the Chancellor Media $3.00 convertible exchangeable preferred stock (see "-- Redemption at the Option of Chancellor Media") in effect on the date of the change of control by;

- the adjusted conversion price.

The adjusted conversion price is the greater of:

- the average closing price per share of Chancellor Media common stock for the last five trading days before the change of control; or

- 66 2/3% of the last reported sales price of the Chancellor Media common stock before the date hereof, as adjusted for stock splits or combinations, unless otherwise provided in the certificate of designation for the Chancellor Media $3.00 convertible exchangeable preferred stock.

Chancellor Media may, at its option, elect to pay holders of the Chancellor Media $3.00 convertible exchangeable preferred stock exercising their special conversion rights an amount in cash equal to 101% of the liquidation preference of the Chancellor Media $3.00 convertible exchangeable preferred stock plus any accrued and unpaid dividends. The senior credit facility limits Chancellor Media's ability to pay cash upon election of the holders of the Chancellor Media $3.00 convertible exchangeable preferred stock to exercise their special conversion rights.

Exchange

Shares of Chancellor Media $3.00 convertible exchangeable preferred stock will be exchangeable at the option of Chancellor Media, in whole but not in part, on any March 15, June 15, September 15 or December 15, commencing September 15, 2000 (a "Debenture Exchange Date"), through the issuance of Chancellor Media's 6% exchange debentures (the "6% Exchange Debentures") in redemption of and in exchange for shares of Chancellor Media $3.00 convertible exchangeable preferred stock, provided selected conditions are met. Holders of the Chancellor Media $3.00 convertible exchangeable preferred stock will be entitled to receive 6% Exchange Debentures at the rate of $50.00 principal amount of 6% Exchange Debentures for each share of Chancellor Media

$3.00 convertible exchangeable preferred stock. Since 6% Exchange Debentures will only be issued in denominations of $1,000 or any multiple thereof, holders of Chancellor Media $3.00 convertible exchangeable preferred stock holding less than such a multiple will receive in cash the liquidation preference of the Chancellor Media $3.00 convertible exchangeable preferred stock not so exchanged. No shares of Chancellor Media $3.00 convertible exchangeable preferred stock may be exchanged for 6% Exchange Debentures unless Chancellor Media has paid or set aside for the benefit of the holders of the Chancellor Media $3.00 convertible exchangeable preferred stock all accrued and unpaid dividends on the Chancellor Media $3.00 convertible exchangeable preferred stock to the Debenture Exchange Date. The senior credit facility may limit Chancellor Media's ability to cause the exchange of the Chancellor Media $3.00 convertible exchangeable preferred stock for 6% Exchange Debentures. The ability of Chancellor Media to exchange Chancellor Media $3.00 convertible exchangeable preferred stock for 6% Exchange Debentures is also subject to selected conditions contained in the indenture relating to the 6% Exchange Debentures and to limitations imposed under the DGCL and by applicable laws protecting the rights of creditors.

               COMPARATIVE RIGHTS OF HOLDERS OF CHANCELLOR MEDIA
                     COMMON STOCK AND CAPSTAR COMMON STOCK

The rights of Chancellor Media stockholders are governed by Chancellor Media's amended and restated certificate of incorporation, its amended and restated bylaws and Delaware law, including the DGCL. The rights of Capstar stockholders are governed by its amended and restated certificate of incorporation, its amended and restated bylaws and Delaware law, including the DGCL. The rights of Chancellor Media stockholders following the merger will be governed by Chancellor Media's second amended and restated certificate of incorporation, its amended and restated bylaws and Delaware law, including the DGCL.

Assuming approval of the stockholders of both Capstar and Chancellor Media, at the effective time of the merger, the holders of Capstar common stock will become holders of Chancellor Media common stock. The rights of the holders of Chancellor Media common stock will be governed by applicable Delaware law, including the DGCL, and by Chancellor Media's second amended and restated certificate of incorporation and amended and restated bylaws.

The following is a summary of the material differences between the rights of the holders of Capstar common stock and Chancellor Media common stock as compared with the rights of holders of Chancellor Media common stock following the merger. Because each of Chancellor Media and Capstar is a Delaware corporation, these differences arise principally from differences in the provisions of Chancellor Media's amended and restated certificate of incorporation, Capstar's amended and restated certificate of incorporation and Chancellor Media's second amended and restated certificate of incorporation and the differences among Chancellor Media's amended and restated bylaws and Capstar's amended and restated bylaws.

The following summaries do not purport to be complete statements of the rights of Chancellor Media stockholders under Chancellor Media's second amended and restated certificate of incorporation and Chancellor Media's amended and restated bylaws as compared with the rights of the Capstar stockholders under Capstar's amended and restated certificate of incorporation and Capstar's amended and restated bylaws and does not purport to be a complete description of the specific provisions referred to in this section. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. These summaries are qualified in their entirety by reference to the governing corporate instruments of Chancellor Media and Capstar to which stockholders are referred. The terms of Chancellor Media common stock are described under "Description of Chancellor Media Capital Stock."

AUTHORIZED CAPITAL STOCK

The authorized capital stock of Capstar as of the date of this joint proxy statement/ prospectus consists of 750,000,000 shares of Capstar class A common stock, 150,000,000 shares of Capstar class B common stock, 150,000,000 shares of Capstar class C common stock and 100,000,000 shares of Capstar preferred stock, $0.01 par value.

The authorized capital stock of Chancellor Media as of the date of this joint proxy statement/prospectus consists of 200,000,000 shares of Chancellor Media common stock, 75,000,000 shares of Chancellor Media class A common stock and 50,000,000 shares of Chancellor Media preferred stock.

At the effective time of the merger, the authorized capital stock of Chancellor Media will consist of 750,000,000 shares of Chancellor Media common stock and 50,000,000 shares of Chancellor Media preferred stock, par value $0.01 per share.

PREEMPTIVE RIGHTS

Capstar's amended and restated certificate of incorporation does not grant any preemptive rights to stockholders.

Chancellor Media's amended and restated certificate of incorporation does not grant any preemptive rights to stockholders.

Chancellor Media's second amended and restated certificate of incorporation will not grant any preemptive rights to stockholders.

LIQUIDATION RIGHTS

Capstar's amended and restated certificate of incorporation provides that upon liquidation, dissolution or winding-up of Capstar, the holders of the capital stock of Capstar, including holders of Capstar common stock, are entitled to ratably share in all assets available for distribution after payment in full of Capstar's creditors and after payment of all sums payable in respect of the Capstar preferred stock, if any. There are currently no shares of Capstar preferred stock issued and outstanding.

Chancellor Media's amended and restated certificate of incorporation provides that upon liquidation, dissolution, or winding-up of Chancellor Media, after distribution in full of the preferential amounts, if any, to be distributed to the holders of Chancellor Media preferred stock, the holders of Chancellor Media common stock and Chancellor Media class A common stock shall be entitled to receive all of the remaining assets of the corporation available for distribution to its stockholders, ratably in proportion to the number of shares held by them.

Chancellor Media's second amended and restated certificate of incorporation will provide that upon liquidation, dissolution or winding-up of Chancellor Media, after distribution in full of the preferential amounts, if any, to be distributed to the holders of Chancellor Media preferred stock, the holders of shares of Chancellor Media common stock and Chancellor Media nonvoting common stock shall be entitled to receive all of the remaining assets of the corporation available for distribution to its stockholders, ratably in proportion to the number of shares held by them.

VOTING RIGHTS GENERALLY

Capstar's amended and restated bylaws provide that, except as otherwise required by Delaware law, Capstar's amended and restated certificate of incorporation or Capstar's amended and restated bylaws, the holders of a majority in voting power of the outstanding shares entitled to vote on a matter, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders for the transaction of business. Notwithstanding the previous sentence, in no event does a quorum consist of less than one-third of the shares entitled to vote at the meeting of stockholders. If a quorum exists, action on a matter is approved by the vote of a majority in voting power of the outstanding shares then entitled to vote who are present, in person or by proxy, at the meeting, except as otherwise required by Delaware law, Capstar's amended and restated certificate of incorporation or Capstar's amended and restated bylaws.

Chancellor Media's amended and restated bylaws provide that, except as required by Delaware law or Chancellor Media's amended and restated certificate of incorporation, a majority of the outstanding shares entitled to vote on a matter, present in person or by proxy, shall constitute a quorum at any meeting of stockholders for the transaction of business. If a quorum exists, action on a matter is approved by the vote of a majority of the shares entitled to vote that are present, in person or by proxy, at the meeting, except as otherwise required by Delaware law or Chancellor Media's amended and restated certificate of incorporation.

Capstar's amended and restated certificate of incorporation provides that holders of shares of Capstar class A common stock and Capstar class C common stock vote together as a single class on all matters submitted to a vote of stockholders, with each share of Capstar class A common stock entitled to one vote and each share of Capstar class C common stock entitled to ten votes, except:

- the holders of Capstar class A common stock, voting as a separate class, will be entitled to elect two class A directors;

- with respect to any proposed "going private" transaction, as defined in Rule 13e-3 under the Exchange Act, with Hicks Muse or any of its affiliates (a "Rule 13e-3 Transaction"), each share of Capstar class A common stock and each share of Capstar class C common stock shall be entitled to one vote, but the holders of shares of Capstar class A common stock and Capstar class C common stock shall vote together as a single class in Rule 13e-3 Transactions; and

- as otherwise required by law.

The Capstar class B common stock has no voting rights except as otherwise required by law. Except as otherwise required by law and except in connection with the election of the directors of Capstar, the vote of the holders of at least a majority in voting power of the outstanding shares then entitled to vote who are present, in person or by proxy, at the meeting shall decide any question brought before a meeting of Capstar's stockholders.

Capstar's amended and restated certificate of incorporation also provides that the directors of Capstar shall be elected at a meeting of the stockholders at which a quorum is present by a plurality of the votes of the shares entitled to vote on the election of directors or a class of directors.

Chancellor Media's amended and restated certificate of incorporation provides that holders of shares of Chancellor Media common stock and Chancellor Media class A common stock, each voting as a separate class, shall be entitled to vote on all matters submitted to a vote of the stockholders of Chancellor Media and shall be entitled to one vote for each share of Chancellor Media common stock or Chancellor Media class A common stock held.

Chancellor Media's second amended and restated certificate of incorporation will provide that holders of shares of Chancellor Media common stock shall be entitled to vote as a class upon any matters submitted to a vote of the stockholders of Chancellor Media and shall be entitled to one vote for each share of Chancellor Media common stock held.

AMENDMENT OF BYLAWS

Under Delaware law, an amendment to a corporation's bylaws requires the approval of the stockholders, unless the certificate of incorporation confers the power to amend the bylaws upon the board of directors.

Capstar's amended and restated certificate of incorporation grants the board of directors the power to adopt, amend or repeal Capstar's amended and restated bylaws.

Chancellor Media's amended and restated certificate of incorporation does not grant the board of directors the power to adopt, amend or repeal Chancellor Media's amended and restated bylaws.

Chancellor Media's second amended and restated certificate of incorporation will grant the board of directors the power to adopt, amend or repeal Chancellor Media's amended and restated bylaws.

NUMBER AND CLASSIFICATION OF THE BOARD OF DIRECTORS

Capstar's amended and restated certificate of incorporation and Capstar's amended and restated bylaws provide for not less than one director nor more than twenty-one directors, plus the number of directors as may be elected from time to time by the holders of any class or series of Capstar preferred stock. The directors need not be a stockholder of Capstar nor a resident of the state of Delaware.

Chancellor Media's amended and restated certificate of incorporation and Chancellor Media's amended and restated bylaws provide for not less than five nor more than thirteen directors, plus such number of directors as may be elected from time to time by the holders of any class or series of Chancellor Media preferred stock. None of the directors of Chancellor Media need be a stockholder of Chancellor Media or a resident of the State of Delaware.


Chancellor Media's second amended and restated certificate of incorporation and Chancellor Media's bylaws will provide for not less than five nor more than fourteen directors, plus the number of directors as may be elected from time to time by the holders of any class or series of Chancellor Media preferred stock. None of the directors of

Chancellor Media need be a stockholder of Chancellor Media or a resident of the State of Delaware.

Delaware law permits, but does not require, a classified board of directors, with staggered terms under which one-half to one-third of the directors are elected for terms of two or three years, respectively.

Capstar's amended and restated certificate of incorporation provides that, except for the directors elected by the Class A stockholders who are elected annually, the board of directors of Capstar will consist of three classes of directors. Class I directors hold their respective offices until the 1999 annual meeting of the Capstar stockholders. Class II directors hold their respective offices until the 2000 annual meeting of the Capstar stockholders. Class III directors hold their respective offices until the 2001 annual meeting of the Capstar stockholders. Each director will hold office until his or her successor has been duly elected and qualified.

Chancellor Media's amended and restated certificate of incorporation provides that the board of directors of Chancellor Media will consist of three classes of directors. Class II directors will hold their respective offices until the 1999 annual meeting of the Chancellor Media stockholders. Class III directors will hold their respective offices until the 2000 annual meeting of the Chancellor Media stockholders. Class I directors will hold their respective offices until the 2001 annual meeting of the Chancellor Media stockholders. Each director will hold office until his or her successor has been duly elected and qualified.

Chancellor Media's second amended and restated certificate of incorporation will provide that the board of directors of Chancellor Media shall consist of three classes of directors. Class III directors will hold their respective offices until the 2000 annual meeting of the Chancellor Media stockholders. Class I directors will hold their respective offices until the 2001 annual meeting of the Chancellor Media stockholders. Class II directors shall hold their respective offices until the 2002 annual meeting of the Chancellor Media stockholders. Each director will hold office until his or her successor has been duly elected and qualified.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATION OF LIABILITY

Capstar's amended and restated certificate of incorporation contains provisions indemnifying any person who was or is threatened to be made a party to a proceeding by reason of the fact that he or she:

- is or was a director or officer of Capstar; or

- while a director or officer, is or was serving at the request of Capstar as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL.

Capstar's amended and restated certificate of incorporation provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

- breaches of the director's duty of loyalty to the corporation or its stockholders;

- acts or omissions not in good faith or involving intentional misconduct or knowing violations of laws;

- the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

- transactions in which the director received an improper personal benefit.

Chancellor Media's amended and restated certificate of incorporation contains provisions indemnifying any person who was or is threatened to be made a party to a proceeding by reason of the fact that he or she:

- is or was a director, officer, employee or agent of Chancellor Media; or

- is or was serving at the request of Chancellor Media as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL.

Chancellor Media's amended and restated certificate of incorporation provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

- breaches of the director's duty of loyalty to the corporation or its stockholders;

- acts or omissions not in good faith or involving intentional misconduct or knowing violations of laws;

- the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

- transactions in which the director received an improper personal benefit.

Chancellor Media's second amended and restated certificate of incorporation will contain provisions indemnifying any person who was or is threatened to be made a party to a proceeding by reason of the fact that he or she:

- is or was a director, officer, employee or agent of Chancellor Media; or

- is or was serving at the request of Chancellor Media as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL.

Chancellor Media's second amended and restated certificate of incorporation provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

- breaches of the director's duty of loyalty to the corporation or its stockholders;

- acts or omissions not in good faith or involving intentional misconduct or knowing violations of laws;

- the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

- transactions in which the director received an improper personal benefit.

RESTRICTIONS ON FOREIGN OWNERSHIP

Capstar's amended and restated certificate of incorporation provides that, in accordance with the Communications Act:

- not more than 25% of the total number of all shares of capital stock of Capstar outstanding or the total voting power of all shares of capital stock of Capstar outstanding may be owned of record by Aliens, as defined in Capstar's amended and restated certificate of incorporation;

- no Alien shall be entitled to vote or direct or control the vote of more than 25% of the total number of shares of the capital stock of Capstar outstanding and entitled to vote at any time or more than 25% of the total voting power of all shares of the capital stock of Capstar outstanding and entitled to vote at any time;

- shares of the capital stock of Capstar determined by Capstar's board of directors to be owned beneficially by an Alien or an entity directly or indirectly owned by Aliens in whole or in part shall always be subject to redemption by action of Capstar's board of directors to the extent necessary, in the judgment of Capstar's Board of Directors, to comply with the Alien ownership restrictions of the Communications Act and the FCC rules and regulations.

In addition, Capstar's amended and restated certificate of incorporation authorizes Capstar's board of directors to adopt such provisions as it deems necessary to enforce these provisions.

Chancellor Media's amended and restated certificate of incorporation provides that, in accordance with the Communications Act:

- not more than 25% of the capital stock of Chancellor Media may be owned of record by Aliens, as defined in Chancellor Media's amended and restated certificate of incorporation;

- no Alien shall be entitled to vote or direct or control the vote of more than 25% of the total number of shares of capital stock of Chancellor Media outstanding and entitled to vote at any time or more than 25% of the total voting power of all shares of the capital stock of the corporation outstanding and entitled to vote at any time;

- no Alien shall be qualified to act as an officer of Chancellor Media; and

- no more than 25% of the total number of directors of Chancellor Media may be Aliens.

In addition, the certificate authorizes the board of directors of Chancellor Media to adopt such provisions as it deems necessary to enforce these prohibitions.

Chancellor Media's second amended and restated certificate of incorporation will provide that, in accordance with the Communications Act:

- not more than 25% of the total number of all shares capital stock of Chancellor Media outstanding may be owned of record by Aliens, as defined in Chancellor Media's second amended and restated certificate of incorporation;

- no Alien shall be entitled to vote or direct or control the vote of more than 25% of the total number of shares of the capital stock of Chancellor Media outstanding and entitled to vote at any time or more than 25% of the total voting power of all shares of the capital stock of Chancellor Media outstanding and entitled to vote at any time; and

- Chancellor Media's board of directors shall have all powers necessary to implement these provisions.

VOTING WITH RESPECT TO CERTAIN BUSINESS COMBINATIONS

Section 203 of the DGCL provides that a corporation shall not engage in any business combination, generally defined as a merger, consolidation, sale of greater than 10% of assets, issuance of stock or granting of other financial benefits, with any interested shareholder, generally defined as any person owning greater than 15% of the voting stock of a corporation, for a period of three years following the time that such stockholder became an interested stockholder, unless:

- prior to that time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

- upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

- at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Capstar is subject to Section 203 of the DGCL.

Chancellor Media is, and after the effective time of the merger will be, subject to Section 203 of the DGCL.

                                 LEGAL MATTERS


The validity of the shares of Chancellor Media common stock to be issued in the merger will be passed upon and an opinion with respect to certain United States federal income tax consequences of the merger will be rendered to Chancellor Media by Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York. Certain partners of Weil, Gotshal & Manges LLP own shares of Chancellor Media common stock.



An opinion with respect to certain United States federal income tax consequences of the merger will be rendered to Capstar by Vinson & Elkins L.L.P., Dallas, Texas.


                                    EXPERTS


The consolidated financial statements and financial statement schedules of Chancellor Media Corporation and Subsidiaries as of December 31, 1997 and 1998 and for the years then ended included in this Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.



The consolidated financial statements of Chancellor Media Corporation and Subsidiaries, the financial statements of WLIT Inc., the combined financial statements of KYSR Inc. and KIBB Inc. and the consolidated financial statements of Lamar Advertising Company, have been audited by KPMG LLP, independent certified public accountants, to the extent and for the periods indicated in their reports thereon, which reports are included herein. Such financial statements are included herein in reliance upon the reports of KPMG LLP and upon the authority of said firm as experts in accounting and auditing.


The consolidated financial statements of Chancellor Broadcasting Company and Subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.



The combined statement of assets acquired as of April 3, 1998 and the related combined statements of revenues and direct operating expenses of KBIG-FM, KLDE-FM and WBIX-FM (formerly WNSR-FM) for each of the three years ended December 31, 1997 included in this Registration Statement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.



The statement of assets acquired as of May 29, 1998 and the related statements of revenues and direct operating expenses of KODA-FM for each of the two years ended December 31, 1997 included in this Registration Statement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.



The financial statements of the Outdoor Advertising Division of Whiteco Industries, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in this joint proxy statement/prospectus, have been audited by BDO Seidman, LLP, independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in accounting and auditing.



The consolidated financial statements of Capstar Broadcasting Corporation and Subsidiaries as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this Registration Statement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.



Ernst & Young LLP, independent auditors, have audited the consolidated statements of operations and cash flows of Commodore Media, Inc. and Subsidiaries for the period from January 1, 1996 to October 16, 1996 and for the year ended December 31, 1995. These consolidated statements of operations and cash flows are included herein in reliance on their report, given on their authority as experts in accounting and auditing.



The consolidated financial statements of Capstar Communications, Inc. and Subsidiaries (formerly known as SFX Broadcasting Inc. and Subsidiaries) as of December 31, 1998 and for the five month period ended May 31, 1998 and the seven month period ended December 31, 1998 included in this Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.



Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Capstar Communications, Inc. and Subsidiaries (formerly known as SFX Broadcasting, Inc. and Subsidiaries) as of December 31, 1997 and for the years ended

December 31, 1996 and 1997. These consolidated financial statements are included herein in reliance on their report, given on their authority as experts in accounting and auditing.


The financial statements of Martin Media as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in this joint proxy statement/prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

The financial statements of Martin & MacFarlane, Inc. as of December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1997 and the six month period ended December 31, 1995, included in this joint proxy statement/prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

The financial statements of Martin & MacFarlane, Inc. as of June 30, 1995 and for the year ended June 30, 1995, included in this joint proxy statement/prospectus, have been audited by Barbich Longcrier Hooper & King Accountancy Corporation, independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

The financial statements of The Broadcast Group, Inc. as of December 31, 1998 and 1997 and for the years then ended included in this joint proxy statement/prospectus have been included herein in reliance on the report of Kleiman, Carney & Greenbaum, independent accountants, given as the authorized firm as experts in accounting and auditing.

                 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

CHANCELLOR MEDIA


Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders of Chancellor Media to be held in 2000 must be received by Chancellor Media no later than February 10, 2000 in order to be considered for inclusion in Chancellor Media's proxy statement and form of proxy relating to such meeting. Such proposals should be directed to Chancellor Media Corporation, 1845 Woodall Rodgers Freeway, Suite 1300, Dallas, Texas 75201, ATTENTION:
Corporate Secretary. Proposals must comply with the proxy rules of the SEC relating to stockholder proposals in order to be included in the proxy materials.



In accordance with the rules and regulations of the SEC, Chancellor Media's management will have discretionary authority to vote on any proposal raised by a stockholder at the 2000 Annual Meeting if the proponent of such proposal fails to notify Chancellor Media on or before April 25, 2000.


The bylaws of Chancellor Media provide that any stockholder of record who is entitled to vote for the election of directors at a meeting called for that purpose may nominate persons for election to the Board of Directors subject to the following notice requirements.

As described more fully in Chancellor Media's bylaws, a stockholder desiring to nominate a person for election to the Board of Directors must send a written notice to the Secretary of Chancellor Media setting forth (i) as to each person who the stockholder proposes to nominate, all information required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Exchange Act of 1934 (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) as to the stockholder giving the notice: (a) the name and address of such stockholder as it appears on Chancellor Media's books and (b) the class and number of shares of Chancellor Media that are owned of record by such stockholder. To be timely, notice of persons to be nominated by a stockholder as a director at a meeting of stockholders must be delivered to or mailed and received at the principal executive offices of Chancellor Media not more than 90 nor less than 60 days before the first anniversary of the preceding year's annual meeting.

CAPSTAR

If the merger is not consummated, Capstar will hold an annual meeting of its stockholders as soon as practicable after termination of the merger agreement. Any proposals of stockholders of Capstar intended to be presented at the annual meeting of stockholders of Capstar to be held in 1999 must have been received by no later than sixty days before such annual meeting or (if later) ten days after the first public notice of such meeting is sent to the stockholders of Capstar. Such proposals should be directed to Capstar Broadcasting Corporation, 600 Congress Avenue, Suite 1400, Austin, Texas, ATTENTION: Corporate Secretary. Proposals must comply with the proxy rules of the SEC relating to stockholder proposals in order to be included in the proxy materials.

In accordance with the rules and regulations of the SEC, Capstar's management will have discretionary authority to vote on any proposal raised by a stockholder at the annual meeting if the proponent of such proposal fails to notify Capstar on or before the later of the sixtieth day before the annual meeting or the tenth day after the first public notice of such meeting is sent to the stockholders of Capstar.

                          CHANCELLOR MEDIA CORPORATION

                        PRO FORMA FINANCIAL INFORMATION


     The unaudited pro forma financial information of Chancellor Media (together with its subsidiaries, the "Company") is presented using the purchase method of accounting for all acquisitions and reflects the combination of consolidated historical financial data of the Company and each of the companies acquired in the transactions completed by the Company during 1998 and 1999 and the elimination of the consolidated historical data related to the sale and disposition transactions completed by the Company during 1998 and 1999. The unaudited pro forma balance sheet data at March 31, 1999 presents adjustments for the transactions completed or pending subsequent to March 31, 1999 as if each such transaction had occurred at March 31, 1999. The unaudited pro forma statement of operations data for the twelve months ended December 31, 1998 and for the three months ended March 31, 1999 excludes extraordinary items and presents adjustments for (a) the radio station acquisitions and dispositions completed during 1998 and 1999, or pending at March 31, 1999, (b) the 1998 Financing Transactions, as if each such transaction occurred on January 1, 1998 and (c) the sale of the Company's outdoor business from the dates of acquisition of the outdoor businesses acquired during 1998 and 1999, and the concurrent acquisition of the equity interest in Lamar.



     The purchase method of accounting has been used in the preparation of the unaudited pro forma financial information. Under this method of accounting, the aggregate purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. For purposes of the unaudited pro forma financial information, the purchase prices of the assets acquired have been allocated based primarily on publicly available information or information furnished by management of the acquired or to be acquired assets. The final allocation of the respective purchase prices of the assets acquired are determined a reasonable time after consummation of such transactions and are based on a complete evaluation of the assets acquired and liabilities assumed. Accordingly, the information presented herein may differ from the final purchase price allocation; however, such allocations are not expected to differ materially from the preliminary amounts.


     In the opinion of the Company's management, all adjustments have been made that are necessary to present fairly the pro forma data.


     The unaudited pro forma financial information should be read in conjunction with the respective financial statements and related notes thereto of the Company which have previously been reported. The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have been achieved had the transactions reflected therein been consummated as of the dates indicated, or of the results of operations or financial positions for any future periods or dates.

                          CHANCELLOR MEDIA CORPORATION

                       UNAUDITED PRO FORMA BALANCE SHEET

                               AT MARCH 31, 1999

                                 (IN THOUSANDS)

                                                                                                CAPSTAR AS
                                                                                                 ADJUSTED
                                                               PRO FORMA        COMPANY           FOR THE         PRO FORMA
                                                              ADJUSTMENTS     AS ADJUSTED    COMPLETED CAPSTAR   ADJUSTMENTS
                                                COMPANY         FOR THE         FOR THE         AND PENDING        FOR THE
                                               HISTORICAL      COMPLETED       COMPLETED          CAPSTAR          CAPSTAR
                                               AT 3/31/99   TRANSACTIONS(1)   TRANSACTIONS    TRANSACTIONS(2)      MERGER
                                               ----------   ---------------   ------------   -----------------   -----------
ASSETS:
Current assets...............................  $ 388,262       $     --        $  388,262       $  134,842       $       --
Property and equipment, net..................  1,395,898        (23,867)        1,372,031          264,931               --
Intangible assets, net.......................  5,294,161         (4,467)        5,289,694        4,442,670        1,656,122(3)
Investment in affiliate......................         --             --                --               --               --
Other assets.................................    369,269             --           369,269           45,337         (150,000)(4)
                                               ----------      --------        ----------       ----------       ----------
        Total assets.........................  $7,447,590      $(28,334)       $7,419,256       $4,887,780       $1,506,122
                                               ==========      ========        ==========       ==========       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and accrued expenses........  $ 275,865       $     --        $  275,865       $   90,387       $       --
Current portion of long-term debt............         --             --                --           39,891               --
                                               ----------      --------        ----------       ----------       ----------
        Total current liabilities............    275,865             --           275,865          130,278               --
Long-term debt, excluding current portion....  4,378,000        (42,800)        4,335,200        2,034,766           70,588(3)
                                                                                                                   (150,000)(4)
Deferred tax liabilities.....................    455,903          5,063           460,966        1,183,136          346,328(3)
Other liabilities............................     52,518             --            52,518             (848)              --
                                               ----------      --------        ----------       ----------       ----------
        Total liabilities....................  5,162,286        (37,737)        5,124,549        3,347,332          266,916
Redeemable preferred stock...................         --             --                --          269,267           35,962(3)
STOCKHOLDERS' EQUITY:
Preferred stock..............................    409,500             --           409,500               --               --
Common stock.................................      1,431             --             1,431            1,076             (543)(3)
Additional paid-in capital...................  2,262,916             --         2,262,916        1,517,857          958,808(3)
Stock subscriptions receivable...............         --             --                --           (2,773)              --
Unearned compensation........................         --             --                --           (4,397)           4,397(3)
Accumulated deficit..........................   (388,543)         9,403          (379,140)        (240,582)         240,582(3)
                                               ----------      --------        ----------       ----------       ----------
        Total stockholders' equity...........  2,285,304          9,403         2,294,707        1,271,181        1,203,244
                                               ----------      --------        ----------       ----------       ----------
        Total liabilities and stockholders'
          equity.............................  $7,447,590      $(28,334)       $7,419,256       $4,887,780       $1,506,122
                                               ==========      ========        ==========       ==========       ==========

                                                  COMPANY
                                                AS ADJUSTED
                                                  FOR THE
                                                 COMPLETED         PRO FORMA
                                                TRANSACTIONS    ADJUSTMENTS FOR
                                                  AND THE         THE PENDING       COMPANY
                                               CAPSTAR MERGER   TRANSACTIONS(5)    PRO FORMA
                                               --------------   ---------------   -----------
ASSETS:
Current assets...............................   $   523,104       $   (46,717)    $   476,387
Property and equipment, net..................     1,636,962        (1,189,293)        447,669
Intangible assets, net.......................    11,388,486          (419,662)     10,968,824
Investment in affiliate......................            --           901,562         901,562
Other assets.................................       264,606            (7,444)        257,162
                                                -----------       -----------     -----------
        Total assets.........................   $13,813,158       $  (761,554)    $13,051,604
                                                ===========       ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and accrued expenses........   $   366,252       $   (28,450)    $   337,802
Current portion of long-term debt............        39,891                --          39,891
                                                -----------       -----------     -----------
        Total current liabilities............       406,143           (28,450)        377,693
Long-term debt, excluding current portion....     6,290,554          (590,000)      5,700,554
Deferred tax liabilities.....................     1,990,430          (113,165)      1,877,265
Other liabilities............................        51,670            (1,854)         49,816
                                                -----------       -----------     -----------
        Total liabilities....................     8,738,797          (733,469)      8,005,328
Redeemable preferred stock...................       305,229                --         305,229
STOCKHOLDERS' EQUITY:
Preferred stock..............................       409,500                --         409,500
Common stock.................................         1,964                --           1,964
Additional paid-in capital...................     4,739,581                --       4,739,581
Stock subscriptions receivable...............        (2,773)               --          (2,773)
Unearned compensation........................            --                --              --
Accumulated deficit..........................      (379,140)          (28,085)       (407,225)
                                                -----------       -----------     -----------
        Total stockholders' equity...........     4,769,132           (28,085)      4,741,047
                                                -----------       -----------     -----------
        Total liabilities and stockholders'
          equity.............................   $13,813,158       $  (761,554)    $13,051,604
                                                ===========       ===========     ===========



      See accompanying notes to Unaudited Pro Forma Financial Information

                          CHANCELLOR MEDIA CORPORATION

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998


                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)



                                                                   PRO FORMA
                                                                  ADJUSTMENTS                        CAPSTAR AS
                                                                    FOR THE         COMPANY AS    ADJUSTED FOR THE    PRO FORMA
                                                    COMPANY         COMPANY          ADJUSTED        COMPLETED       ADJUSTMENTS
                                                   COMPLETED        AND THE          FOR THE        CAPSTAR AND        FOR THE
YEAR ENDED                           COMPANY      TRANSACTIONS     COMPLETED        COMPLETED     PENDING CAPSTAR      CAPSTAR
DECEMBER 31, 1998                   HISTORICAL   HISTORICAL(6)    TRANSACTIONS     TRANSACTIONS   TRANSACTIONS(11)     MERGER
-----------------                   ----------   --------------   ------------     ------------   ----------------   -----------
Gross revenues....................  $1,440,357      $ 70,588        $     --        $1,510,945       $ 724,889        $ (56,261)(12)
Less: agency commissions..........    (166,501)      (11,312)             --          (177,813)        (62,662)              --
                                    ----------      --------        --------        ----------       ---------        ---------
Net revenues......................   1,273,856        59,276              --         1,333,132         662,227          (56,261)
Operating expenses excluding
 depreciation and amortization....     682,061        30,031              --           712,092         382,956           (4,400)(12)
Depreciation and amortization.....     446,338        23,846          29,160(7)        499,344         143,578          (49,425)(12)
                                                                                                                        283,658(13)
Corporate general and
 administrative...................      36,722         3,275              --            39,997          28,963               --
Stock option compensation.........          --            --              --                --          21,401
Merger, nonrecurring and systems
 development expense..............      63,661            --                            63,661          22,892           (8,000)(14)
                                    ----------      --------        --------        ----------       ---------        ---------
Operating income (loss)...........      45,074         2,124         (29,160)           18,038          62,437         (278,094)
Interest expense..................     217,136         2,341          48,419(8)        267,896         193,968          (18,000)(12)
                                                                                                                          1,750(15)
Interest income...................     (15,650)         (200)             --           (15,850)         (3,870)          10,600(12)
Gain on disposition of assets.....    (123,845)           --              --          (123,845)             --               --
Gain on disposition of
 representation contracts.........     (32,198)           --              --           (32,198)             --               --
Loss on investment in limited
 liability companies..............          --            --              --                --          28,565               --
Other (income) expense............      (3,221)          842              --            (2,379)          1,524               --
                                    ----------      --------        --------        ----------       ---------        ---------
Other (income) expense, net.......      42,222         2,983          48,419            93,624         220,187           (5,650)
                                    ----------      --------        --------        ----------       ---------        ---------
Income (loss) before income
 taxes............................       2,852          (859)        (77,579)          (75,586)       (157,750)        (272,444)
Income tax expense (benefit)......      33,751            --         (40,910)(9)        (7,159)        (47,111)         (67,770)(16)
Dividends and accretion on
 preferred stock of subsidiary....      17,601            --         (17,601)(10)           --          25,586               --
                                    ----------      --------        --------        ----------       ---------        ---------
Income (loss) before equity in net
 loss of affiliate................     (48,500)         (859)        (19,068)          (68,427)       (136,225)        (204,674)
Equity in net loss of affiliate...          --            --              --                --              --               --
                                    ----------      --------        --------        ----------       ---------        ---------
Loss..............................     (48,500)         (859)        (19,068)          (68,427)       (136,225)        (204,674)
Preferred stock dividends.........      25,670            --              --            25,670              --               --
                                    ----------      --------        --------        ----------       ---------        ---------
Loss attributable to common
 stockholders.....................  $  (74,170)     $   (859)       $(19,068)       $  (94,097)      $(136,225)       $(204,674)
                                    ==========      ========        ========        ==========       =========        =========
Basic and diluted loss per common
 share............................  $    (0.54)                                     $    (0.68)
                                    ==========                                      ==========
Weighted average common shares
 outstanding(19)..................     137,979                                         137,979                           53,324
                                    ==========                                      ==========                        =========

                                       COMPANY
                                      PRO FORMA
                                     AS ADJUSTED
                                    FOR COMPLETED
                                    TRANSACTIONS      COMPANY
                                       AND THE       PRO FORMA
YEAR ENDED                             CAPSTAR        PENDING        COMPANY
DECEMBER 31, 1998                      MERGER       TRANSACTIONS    PRO FORMA
-----------------                   -------------   ------------    ----------
Gross revenues....................   $2,179,573       $(40,053)(17) $2,139,520
Less: agency commissions..........     (240,475)         3,816(17)    (236,659)
                                     ----------       --------      ----------
Net revenues......................    1,939,098        (36,237)      1,902,861
Operating expenses excluding
 depreciation and amortization....    1,090,648        (17,041)(17)  1,073,607
Depreciation and amortization.....      877,155        (19,748)(17)    857,407
Corporate general and
 administrative...................       68,960         (1,985)(17)     66,975
Stock option compensation.........       21,401             --          21,401
Merger, nonrecurring and systems
 development expense..............       78,553             --          78,553
                                     ----------       --------      ----------
Operating income (loss)...........     (197,619)         2,537        (195,082)
Interest expense..................      445,614         (3,234)(17)    442,380
Interest income...................       (9,120)            --          (9,120)
Gain on disposition of assets.....     (123,845)            --        (123,845)
Gain on disposition of
 representation contracts.........      (32,198)            --         (32,198)
Loss on investment in limited
 liability companies..............       28,565             --          28,565
Other (income) expense............         (855)           112(17)        (743)
                                     ----------       --------      ----------
Other (income) expense, net.......      308,161         (3,122)        305,039
                                     ----------       --------      ----------
Income (loss) before income
 taxes............................     (505,780)         5,659        (500,121)
Income tax expense (benefit)......     (122,040)         1,981(17)    (120,059)
Dividends and accretion on
 preferred stock of subsidiary....       25,586             --          25,586
                                     ----------       --------      ----------
Income (loss) before equity in net
 loss of affiliate................     (409,326)         3,678        (405,648)
Equity in net loss of affiliate...           --        (33,806)(18)    (33,806)
                                     ----------       --------      ----------
Loss..............................     (409,326)       (30,128)       (439,454)
Preferred stock dividends.........       25,670             --          25,670
                                     ----------       --------      ----------
Loss attributable to common
 stockholders.....................   $ (434,996)      $(30,128)     $ (465,124)
                                     ==========       ========      ==========
Basic and diluted loss per common
 share............................   $    (2.27)                    $    (2.43)
                                     ==========                     ==========
Weighted average common shares
 outstanding(19)..................      191,303                        191,303
                                     ==========                     ==========



      See accompanying notes to Unaudited Pro Forma Financial Information

                          CHANCELLOR MEDIA CORPORATION

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999


                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)



                                                                   PRO FORMA
                                                                  ADJUSTMENTS                        CAPSTAR AS
                                                                    FOR THE         COMPANY AS    ADJUSTED FOR THE    PRO FORMA
                                                     COMPANY        COMPANY          ADJUSTED        COMPLETED       ADJUSTMENTS
                                                    COMPLETED       AND THE          FOR THE        CAPSTAR AND        FOR THE
THREE MONTHS ENDED                    COMPANY     TRANSACTIONS     COMPLETED        COMPLETED     PENDING CAPSTAR      CAPSTAR
MARCH 31, 1999                       HISTORICAL   HISTORICAL(6)   TRANSACTIONS     TRANSACTIONS   TRANSACTIONS(11)     MERGER
------------------                   ----------   -------------   ------------     ------------   ----------------   -----------
Gross revenues.....................  $ 394,123       $1,242         $     --        $ 395,365        $ 161,727        $(14,043)(12)
Less: agency commissions...........    (43,858)        (269)              --          (44,127)         (14,631)             --
                                     ---------       ------         --------        ---------        ---------        --------
Net revenues.......................    350,265          973               --          351,238          147,096         (14,043)
Operating expenses excluding
 depreciation and amortization.....    208,510          527               --          209,037           96,680          (1,400)(12)
Depreciation and amortization......    147,744         (462)           1,607(7)       148,889           37,992         (12,356)(12)
                                                                                                                        69,464(13)
Corporate general and
 administrative....................     17,814           --               --           17,814            6,814              --
Stock option compensation..........         --           --               --               --            2,045              --
Merger, nonrecurring and systems
 development expense...............     28,979           --               --           28,979            2,549          (1,137)(14)
                                     ---------       ------         --------        ---------        ---------        --------
Operating income (loss)............    (52,782)         908           (1,607)         (53,481)           1,016         (68,614)
Interest expense...................     89,023           --            1,177(8)        90,200           46,562          (4,500)(12)
                                                                                                                           438(15)
Interest income....................     (4,631)          --               --           (4,631)            (232)          4,500(12)
Gain on disposition of
 representation contracts..........     (3,603)          --               --           (3,603)              --              --
Other (income) expense.............         --           --               --               --              464              --
                                     ---------       ------         --------        ---------        ---------        --------
Other (income) expense net.........     80,789           --            1,177           81,966           46,794             438
                                     ---------       ------         --------        ---------        ---------        --------
Income (loss) before income
 taxes.............................   (133,571)         908           (2,784)        (135,447)         (45,778)        (69,052)
Income tax expense (benefit).......    (30,126)          --          (12,456)(9)      (42,582)         (13,997)        (17,272)(16)
Dividends and accretion on
 preferred stock of subsidiary.....         --           --               --               --            6,899              --
                                     ---------       ------         --------        ---------        ---------        --------
Income (loss) before equity in net
 loss of affiliate.................   (103,445)         908            9,672          (92,865)         (38,680)        (51,780)
Equity in net loss of affiliate....         --           --               --               --               --              --
                                     ---------       ------         --------        ---------        ---------        --------
Income (loss)......................   (103,445)         908            9,672          (92,865)         (38,680)        (51,780)
Preferred stock dividends..........      6,417           --               --            6,417               --              --
                                     ---------       ------         --------        ---------        ---------        --------
Income (loss) attributable to
 common stockholders...............  $(109,862)      $  908         $  9,672        $ (99,282)       $ (38,680)       $(51,780)
                                     =========       ======         ========        =========        =========        ========
Basic and diluted loss per common
 share.............................  $   (0.77)                                     $   (0.69)
                                     =========                                      =========
Weighted average common shares
 outstanding(19)...................    142,960                                        142,960                           53,324
                                     =========                                      =========                         ========

                                        COMPANY
                                       PRO FORMA
                                      AS ADJUSTED
                                     FOR COMPLETED
                                     TRANSACTIONS      COMPANY
                                        AND THE       PRO FORMA
THREE MONTHS ENDED                      CAPSTAR        PENDING         COMPANY
MARCH 31, 1999                          MERGER       TRANSACTIONS     PRO FORMA
------------------                   -------------   ------------     ---------
Gross revenues.....................    $ 543,049       $(57,145)(17)  $ 485,904
Less: agency commissions...........      (58,758)         4,391(17)     (54,367)
                                       ---------       --------       ---------
Net revenues.......................      484,291        (52,754)        431,537
Operating expenses excluding
 depreciation and amortization.....      304,317        (27,971)(17)    276,346
Depreciation and amortization......      243,989        (29,463)(17)    214,526
Corporate general and
 administrative....................       24,628         (2,825)(17)     21,803
Stock option compensation..........        2,045             --           2,045
Merger, nonrecurring and systems
 development expense...............       30,391             --          30,391
                                       ---------       --------       ---------
Operating income (loss)............     (121,079)         7,505        (113,574)
Interest expense...................      132,700        (10,405)(17)    122,295
Interest income....................         (363)            --            (363)
Gain on disposition of
 representation contracts..........       (3,603)            --          (3,603)
Other (income) expense.............          464            (82)(17)        382
                                       ---------       --------       ---------
Other (income) expense net.........      129,198        (10,487)        118,711
                                       ---------       --------       ---------
Income (loss) before income
 taxes.............................     (250,277)        17,992        (232,285)
Income tax expense (benefit).......      (73,851)         6,297(17)     (67,554)
Dividends and accretion on
 preferred stock of subsidiary.....        6,899             --           6,899
                                       ---------       --------       ---------
Income (loss) before equity in net
 loss of affiliate.................     (183,325)        11,695        (171,630)
Equity in net loss of affiliate....           --        (11,163)(18)    (11,163)
                                       ---------       --------       ---------
Income (loss)......................     (183,325)           532        (182,793)
Preferred stock dividends..........        6,417             --           6,417
                                       ---------       --------       ---------
Income (loss) attributable to
 common stockholders...............    $(189,742)      $    532       $(189,210)
                                       =========       ========       =========
Basic and diluted loss per common
 share.............................    $   (0.97)                     $   (0.96)
                                       =========                      =========
Weighted average common shares
 outstanding(19)...................      196,284                        196,284
                                       =========                      =========



      See accompanying notes to Unaudited Pro Forma Financial Information

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION


ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET RELATED TO THE COMPLETED TRANSACTIONS


     (1) Reflects the completed transactions that were completed after March 31, 1999 as follows:



                                                                                                     FINANCING
                                                 PURCHASE PRICE ALLOCATION                         -------------
                            --------------------------------------------------------------------     INCREASE
                                          PROPERTY AND    INTANGIBLE    DEFERRED                   (DECREASE) IN
COMPLETED                    PURCHASE/     EQUIPMENT,      ASSETS,         TAX       ACCUMULATED     LONG-TERM
TRANSACTIONS                SALES PRICE        NET           NET       LIABILITIES     DEFICIT         DEBT
------------                -----------   -------------   ----------   -----------   -----------   -------------
Outdoor Acquisition(a)....   $  3,700       $  3,700       $    --       $    --       $    --       $  3,700
Chicago Disposition(b)....    (21,000)        (2,067)       (4,467)       (5,063)       (9,403)       (21,000)
Outdoor Divestiture(c)....    (25,500)       (25,500)           --            --            --        (25,500)
                             --------       --------       -------       -------       -------       --------
                             $(42,800)      $(23,867)      $(4,467)      $(5,063)      $(9,403)      $(42,800)
                             ========       ========       =======       =======       =======       ========


-------------------------


     (a) On April 12, 1999, the Company acquired approximately 159 billboards and outdoor displays in various markets for approximately $3,700 in cash.



     (b) On April 16, 1999, the Company sold WMVP-AM in Chicago to ABC, Inc. for $21,000 in cash and recognized a gain of $14,466. The Company had previously entered into a time brokerage agreement effective September 10, 1998 to sell substantially all of the broadcast time of WMVP-AM pending completion of the sale. The amounts allocated to accumulated deficit and deferred tax liabilities represent the gain on the disposition of WMVP-AM net of taxes of $5,063.



     (c) On May 24, 1999, the Company sold 466 billboards and outdoor displays in various markets to PNE Media, LLC for approximately $25,500 in cash. The assets were accounted for as assets held for sale and no gain or loss was recognized by the Company upon consummation of the sale. The excess of the carrying amount over the proceeds has been accounted for as an adjustment to the original purchase price of the billboards and outdoor displays.

ADJUSTMENTS TO THE UNAUDITED PRO FORMA BALANCE SHEET RELATED TO CAPSTAR AS ADJUSTED FOR THE COMPLETED CAPSTAR AND PENDING CAPSTAR TRANSACTIONS


     (2) The historical balance sheet of Capstar at March 31, 1999 and the pro forma adjustments related to the completed Capstar and pending Capstar transactions are summarized below:



                                                                      CAPSTAR AS                         CAPSTAR AS
                                                      PRO FORMA      ADJUSTED FOR      PRO FORMA      ADJUSTED FOR THE
                                                   ADJUSTMENTS FOR       THE        ADJUSTMENTS FOR      COMPLETED
                                      CAPSTAR       THE COMPLETED     COMPLETED       THE PENDING       CAPSTAR AND
                                     HISTORICAL        CAPSTAR         CAPSTAR          CAPSTAR       PENDING CAPSTAR
                                     AT 3/31/99    TRANSACTIONS(A)   TRANSACTIONS    TRANSACTIONS       TRANSACTIONS
                                    ------------   ---------------   ------------   ---------------   ----------------
ASSETS:
Current assets....................   $  127,957       $  6,885        $  134,842       $     --          $  134,842
Property and equipment, net.......      252,004         11,814           263,818          1,113(b)          264,931
Intangible assets, net............    4,210,887        217,508         4,428,395         14,275(b)        4,442,670
Other assets......................       37,837          7,500            45,337             --              45,337
                                     ----------       --------        ----------       --------          ----------
         Total assets.............   $4,628,685       $243,707        $4,872,392       $ 15,388          $4,887,780
                                     ==========       ========        ==========       ========          ==========

LIABILITIES AND STOCKHOLDERS'
  EQUITY:
Current liabilities:
Accounts payable and accrued
  expenses........................   $   85,860       $  4,527        $   90,387       $     --          $   90,387
Current portion of long-term
  debt............................       39,891             --            39,891             --              39,891
                                     ----------       --------        ----------       --------          ----------
         Total current
           liabilities............      125,751          4,527           130,278             --             130,278
Long-term debt, excluding current
  portion.........................    1,769,923        206,455         1,976,378         15,388(b)        2,034,766
                                                                                         43,000(c)
Deferred tax liabilities..........    1,149,563         33,573         1,183,136             --           1,183,136
Other liabilities.................           --           (848)             (848)            --                (848)
                                     ----------       --------        ----------       --------          ----------
         Total liabilities........    3,045,237        243,707         3,288,944         58,388           3,347,332
Redeemable preferred stock........      269,267             --           269,267             --             269,267

STOCKHOLDERS' EQUITY:
Common stock......................        1,076             --             1,076             --               1,076
Additional paid-in capital........    1,504,144             --         1,504,144         13,713(d)        1,517,857
Stock subscriptions receivable....       (2,773)            --            (2,773)            --              (2,773)
Unearned compensation.............       (4,397)            --            (4,397)            --              (4,397)
Accumulated deficit...............     (183,869)            --          (183,869)       (43,000)(c)        (240,582)
                                                                                        (13,713)(d)
                                     ----------       --------        ----------       --------          ----------
         Total stockholders'
           equity.................    1,314,181             --         1,314,181        (43,000)          1,271,181
                                     ----------       --------        ----------       --------          ----------
         Total liabilities and
           stockholders' equity...   $4,628,685       $243,707        $4,872,392       $ 15,388          $4,887,780
                                     ==========       ========        ==========       ========          ==========


-------------------------


(a) Reflects the completed Capstar transactions as follows:


                                                                  PURCHASE PRICE ALLOCATION
                               ------------------------------------------------------------------------------------------------
                                                     PROPERTY
                                                       AND       INTANGIBLE                           DEFERRED
COMPLETED CAPSTAR              PURCHASE   CURRENT   EQUIPMENT,    ASSETS,     OTHER      CURRENT         TAX           OTHER
TRANSACTIONS                    PRICE     ASSETS      NET(I)      NET(II)     ASSETS   LIABILITIES   LIABILITIES    LIABILITIES
-----------------              --------   -------   ----------   ----------   ------   -----------   -----------    -----------
Triathlon Acquisition(iii)...  $201,955   $ 8,795    $16,158      $216,910    $   --     $(5,891)     $(33,573)(iv)   $ (444)
Other Triathlon
  Transactions(v)............   (10,000)   (1,910)    (4,452)      (13,794)    7,500       1,364            --         1,292
Other Transactions(vi).......    14,500        --        108        14,392        --          --            --            --
                               --------   -------    -------      --------    ------     -------      --------        ------
        Total................  $206,455   $ 6,885    $11,814      $217,508    $7,500     $(4,527)     $(33,573)       $  848
                               ========   =======    =======      ========    ======     =======      ========        ======

                               FINANCING
                               ----------
                                INCREASE
                               (DECREASE)
COMPLETED CAPSTAR               IN LONG-
TRANSACTIONS                   TERM DEBT
-----------------              ----------
Triathlon Acquisition(iii)...   $201,955
Other Triathlon
  Transactions(v)............    (10,000)
Other Transactions(vi).......     14,500
                                --------
        Total................   $206,455
                                ========



(i) The amounts allocated to net property and equipment are based on preliminary appraisals provided by the management of Capstar.

(ii) Capstar, on a preliminary basis, has allocated the intangible assets to broadcast licenses and goodwill resulting from the recognition of deferred tax liabilities in connection with the Triathlon acquisition with estimated average lives of 40 years. The amounts allocated to net intangible assets are preliminary and are based upon historical information from prior radio acquisitions.



(iii)On April 30, 1999, Capstar acquired Triathlon for an aggregate purchase price of approximately $201,955 which included (a) the conversion of each outstanding share of each class of Triathlon common stock into the right to receive $13.00 in cash, resulting in cash payments of approximately $63,688; (b) the conversion of each outstanding depositary share of Triathlon, representing one-tenth interest in a share of Triathlon's 9% mandatory convertible preferred stock, into the right to receive $10.83 in cash, resulting in cash payments of approximately $63,182 plus accrued and unpaid dividends of $443; (c) additional consideration of $0.11 per depositary share based upon the average closing price for Triathlon's common stock for the twenty days prior to the closing related to the settlement of a depositary shareholder lawsuit on February 12, 1999, resulting in cash payments of $642; (d) the conversion of each outstanding share of Triathlon's Series B convertible preferred stock into the right to receive $.01 in cash, resulting in cash payments of approximately $6; (e) the conversion to cash of warrants, stock options, and stock appreciation rights resulting in cash payments of approximately $2,650; (f) the assumption of long-term debt of $62,485 and (g) estimated acquisition costs of $8,859. Triathlon operated 32 radio stations (22 FM and 10 AM) in six markets: Wichita, Kansas; Colorado Springs, Colorado; Lincoln, Nebraska; Omaha, Nebraska; Spokane, Washington; and Tri-Cities, Washington.



(iv) Reflects a deferred tax liability related to the difference between the financial statement carrying amount and the tax basis of assets acquired in the stock acquisition of Triathlon.



(v) In order to consummate the acquisition of Triathlon, Capstar was required to dispose of KSPZ-FM (owned by Triathlon) in the Colorado Springs market; KNSS-AM (owned by Capstar) and KFH-AM, KEYN-FM, KQAM-AM and KWSJ-FM (owned by Triathlon) in the Wichita, Kansas market. Capstar entered into an exchange agreement and an asset purchase agreement with Citadel Broadcasting Company wherein, upon consummation of the Triathlon acquisition, Capstar exchanged KSPZ-FM for KKLI-FM in Colorado Springs, Colorado and sold stations KTWK-AM and KVOR-AM in Colorado Springs, Colorado and KEYF-FM and KEYF-AM in Spokane, Washington (all of which were owned by Triathlon) for approximately $10,000 in cash. Prior to consummation of the Triathlon acquisition, Triathlon sold Pinnacle Sports Productions, LLC. Upon consummation of the Triathlon acquisition, the Wichita, Kansas stations were placed in a trust pending the sale of the stations. The trustee is actively seeking the sale of the Wichita, Kansas stations. Capstar also contributed the Muzak affiliate territory in Omaha, Nebraska acquired as part of the Triathlon Acquisition to Muzak Holdings LLC in exchange for an additional 2.74% voting interest in Muzak Holdings LLC.



(vi) Subsequent to April 1, 1999, Capstar disposed of 1 AM radio station for $500 in cash and acquired LAN International, Inc., a software development company, for $15,000. The purchase price for the acquisition of LAN International, Inc. was financed with a $14,300 promissory note in favor of the seller and a promise to pay $700 when the promissory note is paid.



(b) Reflects the Pending Capstar Transactions as follows:



                                                        PURCHASE PRICE ALLOCATION          FINANCING
                                                    ----------------------------------   -------------
                                                                PROPERTY                   INCREASE
                                                                  AND       INTANGIBLE        IN
                                                    PURCHASE   EQUIPMENT,    ASSETS,       LONG-TERM
PENDING CAPSTAR TRANSACTIONS                         PRICE       NET(I)      NET(II)         DEBT
----------------------------                        --------   ----------   ----------   -------------
Various Pending Capstar Transactions(iii).........  $15,388      $1,113      $14,275        $15,388
                                                    =======      ======      =======        =======


-------------------------

(i) The amounts allocated to net property and equipment are based on preliminary appraisals provided by the management of Capstar.

(ii) Capstar, on a preliminary basis, has allocated the intangible assets to broadcast licenses with estimated average lives of 40 years. The amounts allocated to net intangible assets are preliminary and are based upon historical information from prior radio acquisitions.



(iii)Various Pending Capstar Transactions include the acquisition of three FM stations and the disposition of 1 AM station.



(c) Reflects additional bank borrowings of $43,000 required to finance estimated financial advisory and other expenses to be incurred by Capstar in connection with the Capstar merger.



(d) Reflects the adjustment to record estimated stock option compensation expense of $13,713 relating to the vesting of certain executive warrants in connection with the Capstar merger. The actual charge will depend on the fair market value of Capstar's class A common stock on the date of the Capstar merger.


ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET RELATED TO THE CAPSTAR MERGER

     (3) Merger Purchase Price Information. In connection with the Capstar merger, each outstanding share of Capstar common stock will be converted into the right to receive 0.4955 shares of the combined entity. For purposes of the unaudited pro forma condensed combined financial statements, the fair market value of common stock is calculated by using $44.75 per share which is based on the market price of Chancellor Media common stock on the announcement date of the Capstar merger on August 26, 1998. The aggregate purchase price is summarized below:


    EXCHANGE OF CAPSTAR COMMON STOCK:
    Shares of Capstar common stock outstanding..................  107,616,456
    Exchange ratio..............................................       0.4955
                                                                  -----------
    Shares of Chancellor Media common stock issued in connection
      with the Capstar merger...................................   53,323,954
                                                                  ===========
    AGGREGATE PURCHASE PRICE:
    Estimated fair value of common stock to be issued in
      connection with the Capstar merger (53,323,954 shares @
      $44.75 per share).........................................                $2,386,247
    Capstar debt and equity assumed at fair values:
      Long-term debt outstanding:
         Capstar Credit Facility................................    1,197,843
         12 3/4% Senior Discount Notes due 2009.................      232,680
         9 1/4% Senior Subordinated Notes due 2007..............      202,580
         10 3/4% Senior Subordinated Notes due 2006.............      330,195
         11 3/8% Senior Subordinated Notes due 2000.............          566
         Note payable to affiliate..............................      150,000
         Capital lease obligation and other notes payable.......        6,381
                                                                  -----------
      Total long-term debt outstanding..........................                 2,120,245
      12% senior exchangeable preferred stock...................                   142,352
      12 5/8% Series E cumulative exchangeable preferred
         stock..................................................                   162,877
      Stock options and warrants issued by Capstar..............                    90,951
    Financial advisors, legal, accounting and other transaction
      costs.....................................................                    25,000
                                                                                ----------
    Aggregate purchase price....................................                $4,927,672
                                                                                ==========

     To record the aggregate purchase price of the Capstar merger and eliminate certain Capstar historical balances as follows:


                                                           ELIMINATION
                                                            OF CAPSTAR
                                                            HISTORICAL
                                                             BALANCES
                                                           AS ADJUSTED
                                                             FOR THE
                                                            COMPLETED
                                                           CAPSTAR AND
                                              PURCHASE       PENDING        CAPSTAR
                                                PRICE        CAPSTAR        MERGER         NET
                                             ALLOCATION    TRANSACTIONS    FINANCING    ADJUSTMENT
                                             -----------   ------------   -----------   ----------
    Current assets.........................  $   134,842   $  (134,842)   $        --   $       --
    Property and equipment, net(a).........      264,931      (264,931)            --           --
    Intangible assets(a)...................    6,098,792    (4,442,670)            --    1,656,122
    Other assets...........................       45,337       (45,337)            --           --
    Current liabilities....................      (90,387)       90,387             --           --
    Long-term debt(b)......................           --     2,074,657     (2,145,245)     (70,588)
    Deferred tax liability(c)..............   (1,529,464)    1,183,136             --     (346,328)
    Other liabilities......................          848          (848)            --           --
    Redeemable preferred stock(d)..........           --       269,267       (305,229)     (35,962)
    Common stock(e)........................           --         1,076           (533)         543
    Additional paid-in capital(f)..........           --     1,517,857     (2,476,665)    (958,808)
    Stock subscription receivable..........        2,773        (2,773)            --           --
    Unearned compensation..................           --        (4,397)            --       (4,397)
    Accumulated deficit....................           --      (240,582)            --     (240,582)
                                             -----------   -----------    -----------   ----------
    Aggregate purchase price...............  $ 4,927,672   $        --    $(4,927,672)  $       --
                                             ===========   ===========    ===========   ==========


-------------------------


(a) The Company has assumed that historical balances of net property and equipment acquired approximate fair value for the preliminary allocation of the purchase price. The Company, on a preliminary basis, has allocated $4,569,328 of intangible assets to broadcast licenses with an estimated average life of 15 years and $1,529,464 to goodwill resulting from the recognition of deferred tax liabilities with an estimated average life of 15 years. This preliminary allocation is based upon historical information from prior radio acquisitions.



(b) Reflects the adjustment to record debt assumed or incurred by the Company including (i) the fair value of Capstar's long-term debt of $2,120,245 and (ii) additional bank borrowings of $25,000 required to finance estimated financial advisors, legal, accounting and other transaction costs.



(c) Reflects the adjustment to record a $1,529,464 deferred tax liability related to the difference between the financial statement carrying amount and the tax basis of Capstar acquired assets.



(d) Reflects the adjustment to record the estimated fair value of redeemable preferred stock to be assumed by the Company including (i) Capstar's 12% senior exchangeable preferred stock of $142,352 and (ii) Capstar's
        12 5/8% series E cumulative exchangeable preferred stock of $162,877.



(e) Reflects 53,323,954 shares of Chancellor Media common stock at a par value of $0.01 to be issued in connection with the Capstar merger.



(f) Reflects additional paid-in capital of $2,385,714 related to 53,323,954 shares of Chancellor Media common stock issued in connection with the Capstar merger and the fair value of stock options and warrants assumed by Chancellor Media of $90,951. The fair value of the Capstar stock options and warrants was estimated using the Black-Scholes option pricing model and the Capstar merger exchange ratio of 0.4955 applied to Capstar's outstanding options and warrants and exercise prices.

        At March 31, 1999, Capstar had 4,034,336 options outstanding with exercise prices ranging from $7.10 to $21.63 and 2,696,406 warrants outstanding with exercise prices ranging from $14.00 to $18.10.



     (4) Reflects the elimination of the $150,000 Capstar loan (as described on page P-12) in connection with the Capstar merger.



ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET RELATED TO THE PENDING TRANSACTIONS



     (5) Reflects the pending transactions as follows:



                                                      PURCHASE PRICE ALLOCATION
                       ----------------------------------------------------------------------------------------
                                                PROPERTY
                       PURCHASE/                   AND       INTANGIBLE
       PENDING           SALES      CURRENT    EQUIPMENT,     ASSETS,     INVESTMENT IN    OTHER      CURRENT
     TRANSACTION         PRICE       ASSETS      NET(A)        NET(B)       AFFILIATE     ASSETS    LIABILITIES
     -----------       ----------   --------   -----------   ----------   -------------   -------   -----------
Phoenix
 Acquisition(c)......  $  90,000    $     --   $     1,750   $  88,250      $     --      $    --     $    --
Outdoor
 Disposition(d)......   (680,000)    (46,717)   (1,191,043)   (507,912)      901,562       (7,444)     28,450
                       ---------    --------   -----------   ---------      --------      -------     -------
                       $(590,000)   $(46,717)  $(1,189,293)  $(419,662)     $901,562      $(7,444)    $28,450
                       =========    ========   ===========   =========      ========      =======     =======

                                                                 FINANCING
                              PURCHASE PRICE ALLOCATION          ----------
                       ---------------------------------------    INCREASE
                                                                 (DECREASE)
                        DEFERRED                                     IN
       PENDING             TAX          OTHER      ACCUMULATED   LONG-TERM
     TRANSACTION       LIABILITIES   LIABILITIES     DEFICIT        DEBT
     -----------       -----------   -----------   -----------   ----------
Phoenix
 Acquisition(c)......   $     --       $   --        $    --     $  90,000
Outdoor
 Disposition(d)......    113,165        1,854         28,085      (680,000)
                        --------       ------        -------     ---------
                        $113,165       $1,854        $28,085     $(590,000)
                        ========       ======        =======     =========


-------------------------


(a) The Company has assumed that historical balances of net property and equipment to be acquired approximate fair value for the preliminary allocation of the purchase price. Such amounts are based primarily on information provided by management of the company to be acquired in the pending acquisition.


(b) The Company, on a preliminary basis, has allocated the intangible assets to broadcast licenses with an estimated average life of 15 years. The amounts allocated to net intangible assets are preliminary and are based upon historical information from prior acquisitions.

(c) On September 15, 1998, the Company entered into an agreement to acquire KKFR-FM and KFYI-AM in Phoenix from The Broadcast Group, Inc. for $90,000 in cash plus various other direct acquisition costs. The Company began operating KKFR-FM and KFYI-AM under a time brokerage agreement effective November 5, 1998.


(d) On June 1, 1999, the Company entered into an agreement to sell its outdoor advertising business to Lamar in exchange for $700,000 in cash and 26,227,273 shares of Lamar's class A common stock, subject to a working capital adjustment. For purposes of the unaudited pro forma condensed combined financial statements, the fair market value of the Lamar common stock to be received is calculated by using $34.375 per share which is based on the market price of Lamar common stock on May 27, 1999. The aggregate sales price is summarized below:



Cash to be received.....................................   $  700,000
Less estimated transaction costs........................      (20,000)
                                                           ----------
Net cash proceeds.......................................      680,000
Estimated fair value of common stock to be issued by
  Lamar (26,227,273 shares @ $34.375 per share).........      901,562
                                                           ----------
Aggregate sales price...................................   $1,581,562
                                                           ==========



     The amount allocated to accumulated deficit represents the estimated loss on the disposition of $43,208 net of taxes of $15,123. The Company's interest in Lamar will be accounted for under the equity method of accounting and is valued for purposes of the unaudited pro forma condensed combined financial statements at $901,562. The Company's estimated cost basis of the investment in Lamar of $901,562 exceeded the Company's underlying equity in the net assets of Lamar by $493,422, which the Company will amortize on a straight-line basis over a period of 40 years.

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS RELATED TO THE COMPLETED TRANSACTIONS HISTORICAL


(6) The Completed Transactions historical condensed combined statement of operations for the year ended December 31, 1998 and for the three months ended March 31, 1999 are summarized below:


                                                                                                   DISPOSITIONS
                                                                                                   ------------
                                                            ACQUISITIONS                             WBAB-FM
                                     -----------------------------------------------------------     WBLI-FM
                                      CAPSTAR/SFX                    PRIMEDIA        CLEVELAND       WGBB-AM
                                     TRANSACTIONS    WWDC-FM/AM     ACQUISITION    ACQUISITIONS      WHFM-FM
            YEAR ENDED                HISTORICAL     HISTORICAL     HISTORICAL      HISTORICAL      HISTORICAL
         DECEMBER 31, 1998           1/1-12/31 (a)   1/1-6/1 (b)   1/1-10/23 (c)   1/1-12/31 (d)   1/1-5/29 (e)
         -----------------           -------------   -----------   -------------   -------------   ------------
Gross revenues.....................     $34,324        $4,273         $12,797         $36,432        $(5,063)
Less: agency commissions...........      (4,302)         (528)         (3,358)         (4,859)           514
                                        -------        ------         -------         -------        -------
Net revenues.......................      30,022         3,745           9,439          31,573         (4,549)
Operating expenses excluding
  depreciation and amortization....      18,464         2,158           5,363          20,962         (3,331)
Depreciation and amortization......      21,435            45           2,350             861             --
Corporate general and
  administrative...................          --            --           2,794             481             --
                                        -------        ------         -------         -------        -------
Operating income (loss)............      (9,877)        1,542          (1,068)          9,269         (1,218)
Interest expense...................          --            62           1,972             307             --
Interest income....................          --           (18)             --            (182)            --
Other (income) expense.............          --           (49)             24             867             --
                                        -------        ------         -------         -------        -------
Income (loss) before income
  taxes............................      (9,877)        1,547          (3,064)          8,277         (1,218)
Income tax expense.................          --            --              --              --             --
                                        -------        ------         -------         -------        -------
Net income (loss)..................      (9,877)        1,547          (3,064)          8,277         (1,218)
Preferred stock dividends..........          --            --              --              --             --
                                        -------        ------         -------         -------        -------
Income (loss) attributable to
  common stockholders..............     $(9,877)       $1,547         $(3,064)        $ 8,277        $(1,218)
                                        =======        ======         =======         =======        =======

                                           DISPOSITIONS
                                     ----------------------------

                                        CHICAGO                       COMPANY
                                      DISPOSITION      OUTDOOR       COMPLETED
            YEAR ENDED                HISTORICAL     DIVESTITURE    TRANSACTIONS
         DECEMBER 31, 1998           1/1-12/31 (f)   1/1-12/31(g)    HISTORICAL
         -----------------           -------------   ------------   ------------
Gross revenues.....................    $(11,530)        $(645)        $ 70,588
Less: agency commissions...........       1,221            --          (11,312)
                                       --------         -----         --------
Net revenues.......................     (10,309)         (645)          59,276
Operating expenses excluding
  depreciation and amortization....     (13,271)         (314)          30,031
Depreciation and amortization......        (592)         (253)          23,846
Corporate general and
  administrative...................          --            --            3,275
                                       --------         -----         --------
Operating income (loss)............       3,554           (78)           2,124
Interest expense...................          --            --            2,341
Interest income....................          --            --             (200)
Other (income) expense.............          --            --              842
                                       --------         -----         --------
Income (loss) before income
  taxes............................       3,554           (78)            (859)
Income tax expense.................          --            --               --
                                       --------         -----         --------
Net income (loss)..................       3,554           (78)            (859)
Preferred stock dividends..........          --            --               --
                                       --------         -----         --------
Income (loss) attributable to
  common stockholders..............    $  3,554         $ (78)        $   (859)
                                       ========         =====         ========

                                                      ACQUISITIONS           DISPOSITION
                                               ---------------------------   -----------
                                               CAPSTAR/SFX     CLEVELAND                     COMPANY
                                               TRANSACTIONS   ACQUISITIONS     OUTDOOR      COMPLETED
             THREE MONTHS ENDED                 HISTORICAL     HISTORICAL    DIVESTITURE   TRANSACTIONS
               MARCH 31, 1999                  1/1-2/1 (a)    1/1-2/2 (d)    1/1-3/31(g)    HISTORICAL
             ------------------                ------------   ------------   -----------   ------------
Gross revenues...............................      $ 55          $2,034         $(847)        $1,242
Less: agency commissions.....................        (4)           (265)           --           (269)
                                                   ----          ------         -----         ------
Net revenues.................................        51           1,769          (847)           973
Operating expenses excluding depreciation and
  amortization...............................       100             907          (480)           527
Depreciation and amortization................        --              --          (462)          (462)
                                                   ----          ------         -----         ------
Operating income (loss)......................       (49)            862            95            908
Other (income) expense.......................        --              --            --             --
                                                   ----          ------         -----         ------
Income (loss) before income taxes............       (49)            862            95            908
Income tax expense...........................        --              --            --             --
                                                   ----          ------         -----         ------
Net income (loss)............................       (49)            862            95            908
Preferred stock dividends....................        --              --            --             --
                                                   ----          ------         -----         ------
Income (loss) attributable to common
  stockholders...............................      $(49)         $  862         $  95         $  908
                                                   ====          ======         =====         ======


---------------


(a) On February 20, 1998, the Company entered into an agreement to acquire from Capstar KTXQ-FM and KBFB-FM in Dallas/Ft. Worth, KODA-FM, KKRW-FM and KQUE-AM in Houston, KPLN-FM and KYXY-FM in San Diego and WPHH-FM, WJJJ-FM, WXDX-FM and WDVE-FM in Pittsburgh (collectively, the "Capstar/SFX Stations") for an aggregate purchase price of approximately $637,500 in a series of purchases and exchanges over a period of three years (the "Capstar/ SFX Transaction"). The Company also provided a loan to Capstar in the principal amount of $150,000 as part of the Capstar/SFX Transaction. The Capstar/SFX Stations were acquired by Capstar as part of Capstar's acquisition of SFX on May 29, 1998. This adjustment reflects the following aspects of the Capstar/SFX Transaction:


      (i) On May 29, 1998, the Company exchanged WAPE-FM and WFYV-FM in Jacksonville (valued at $53,000) for Capstar station KODA-FM in Houston. As part of the KODA-FM transaction, the Company also paid cash of $90,250 to the owners of KVET-AM, KVET-FM and KASE-FM, who simultaneously transferred such stations to Capstar. Thus, this adjustment records the results of operations of KODA-FM for the period January 1, 1998 to May 29, 1998. Chancellor entered into a time brokerage agreement to sell substantially all of the broadcast time of WAPE-FM and WFYV-FM effective July 1, 1996. Therefore, the results of operations of WAPE-FM and WFYV-FM are not included in the Company's historical condensed statement of operations for the year ended December 31, 1998.

      (ii)The Company began operating the remaining ten Capstar/SFX stations under time brokerage agreements effective May 29, 1998 pending the consummation of the Capstar merger. Thus, this adjustment records the results of operations of the ten Capstar/SFX stations and the related LMA fee payment to Capstar of $20,594 for the period January 1, 1998 to May 29, 1998.


     (iii)On February 1, 1999, the Company began operating WKNR-FM in
          Cleveland under a time brokerage agreement with Capstar, pending the consummation of the Capstar merger. WKNR-FM was acquired by Capstar as part of Capstar's acquisition of SFX on May 29, 1998. Therefore, in addition to the above items, this adjustment records the results of operations of WKNR-FM for the year ended December 31, 1998 and for the period January 1, 1999 to January 31, 1999.

(b) On June 1, 1998, the Company acquired WWDC-FM/AM in Washington, D.C. from Capitol Broadcasting Company and its affiliates for $74,062 in cash (including $2,062 for the purchase of the stations' accounts receivable) plus various other direct acquisition costs.


(c) On October 23, 1998, the Company acquired Primedia Broadcast Group, Inc. and certain of its affiliates, which own and operate eight FM stations in Puerto Rico, for a purchase price of $75,619 including various other direct acquisition costs.



(d) On January 28, 1999, the Company acquired Wincom Broadcasting Corporation which owns WQAL-FM in Cleveland. The Company had previously been operating WQAL-FM under a time brokerage agreement effective October 1, 1998. On February 2, 1999, the Company acquired five additional radio stations in Cleveland including (i) WDOK-FM and WRMR-AM from Independent Group Limited Partnership, (ii) WZAK-FM from Zapis Communications and (iii) Zebra Broadcasting Corporation which owns WZJM-FM and WJMO-AM. The six Cleveland stations were acquired for an aggregate purchase price of $283,758 in cash including working capital, subject to certain adjustments.



(e) Chancellor began programming WBAB-FM, WBLI-FM, WGBB-AM and WHFM-FM in Long Island under a time brokerage agreement effective July 1, 1996. On May 29, 1998, as part of the Capstar/ SFX Transaction, the Company's time brokerage agreements regarding the Long Island properties were terminated. The Company's historical condensed statement of operations for the year ended December 31, 1998 includes the results of operations of WBAB-FM, WBLI-FM, WGBB-AM and WHFM-FM in Long Island from January 1, 1998 through May 29, 1998.



(f) On April 16, 1999, the Company sold WMVP-AM in Chicago to ABC, Inc. for $21,000 in cash. The Company entered into a time brokerage agreement to sell substantially all of the broadcast time of WMVP-AM effective September 10, 1998.



(g) On May 24, 1999, the Company sold 466 billboards and outdoor displays in various markets to PNE Media, LLC for approximately $25,500 in cash.



(7) Reflects incremental amortization related to the completed transactions and is based on the following allocation to intangible assets:



                                                  INCREMENTAL                                     HISTORICAL    ADJUSTMENT
                                                  AMORTIZATION     INTANGIBLE     AMORTIZATION   AMORTIZATION    FOR NET
           YEAR ENDED DECEMBER 31, 1998            PERIOD(A)     ASSETS, NET(B)     EXPENSE        EXPENSE       INCREASE
           ----------------------------           ------------   --------------   ------------   ------------   ----------
   Denver Acquisition...........................    1/1-1/30        $ 24,589        $   137         $   --       $   137
   Bonneville Option............................     1/1-4/3         186,349          3,209             --         3,209
   KODA-FM......................................    1/1-5/29          93,294          2,574            656         1,918
   WWDC-FM/AM...................................     1/1-6/1          64,338          1,799             --         1,799
   Primedia Acquisition.........................   1/1-10/23          69,361          3,763          1,765         1,998
   Cleveland Acquisitions.......................   1/1-12/31         309,903         20,660            561        20,099
                                                                    --------        -------         ------       -------
           Total................................                    $747,834        $32,142         $2,982       $29,160
                                                                    ========        =======         ======       =======



                                                      INCREMENTAL                                  HISTORICAL    ADJUSTMENT
                                                      AMORTIZATION   INTANGIBLE    AMORTIZATION   AMORTIZATION    FOR NET
           THREE MONTHS ENDED MARCH 31, 1999           PERIOD(A)     ASSETS, NET     EXPENSE        EXPENSE       INCREASE
           ---------------------------------          ------------   -----------   ------------   ------------   ----------
   Cleveland Acquisitions(b)........................    1/1-1/28      $309,903        $1,607          $--          $1,607
                                                                      ========        ======          ===          ======


-------------------------

     (a) The incremental amortization period represents the period of the year that the acquisition was not completed. Actual amortization may differ based upon final purchase price allocations.


     (b) Intangible assets consist primarily of FCC licenses which are amortized on a straight-line basis over an estimated average life of 15 years.

(8)  Reflects the adjustment to interest expense as follows:





                                                                                THREE MONTHS
                                                                  YEAR ENDED       ENDED
                                                                 DECEMBER 31,    MARCH 31,
                                                                     1998           1999
                                                                 ------------   ------------
   Additional bank borrowings related to:
     Completed Chancellor acquisitions.........................    $608,034       $283,758
     Completed Chancellor dispositions.........................     (21,000)       (21,000)
                                                                   --------       --------
   Total additional bank borrowings............................    $587,034       $262,758
                                                                   ========       ========
   Interest expense at 7.0%....................................    $ 41,092       $  4,598
   Less: historical interest expense recognized subsequent to
     completed acquisition or prior to completed disposition...     (12,374)        (3,421)
                                                                   --------       --------
   Incremental interest expense................................      28,718          1,177
   Less: historical interest expense recognized by the acquired
     company...................................................      (2,341)            --
                                                                   --------       --------
   Net increase in interest expense............................      26,377          1,177
   Reduction in interest expense on bank debt related to the
     application of net proceeds of the following at 7.0%:
     Proceeds from the March 13, 1998 equity offering used to
        reduce bank borrowings by $673,000.....................      (9,553)            --
     CMCLA 9% Senior Subordinated Notes issuance on September
        30, 1998 for net proceeds of $730,000..................     (38,325)            --
     CMCLA 8% Senior Notes issuance on November 17, 1998 for
        net proceeds of $730,000...............................     (44,996)            --
   Interest expense on borrowings of $262,495 to finance the
     repurchase of CMCLA's 12% exchange debentures on June 10,
     1998......................................................       8,167             --
   Interest expense on borrowings of $143,836 to finance the
     repurchase of CMCLA's 12 1/4% exchange debentures on
     August 19, 1998...........................................       6,405             --
   Interest expense on CMCLA's $750,000 9% Senior Subordinated
     Notes issued September 30, 1998...........................      50,625             --
   Interest expense on CMCLA's $750,000 8% Senior Notes issued
     November 17, 1998.........................................      52,833             --
   Elimination of historical interest expense on the CMCLA 12%
     Subordinated Exchange Debentures from May 13, 1998 through
     June 10, 1998.............................................      (1,976)            --
   Elimination of historical interest expense on the CMCLA
     12 1/4% Subordinated Exchange Debentures from July 23,
     1998 through August 19, 1998..............................      (1,138)            --
                                                                   --------       --------
   Total adjustment for net increase in interest expense.......    $ 48,419       $  1,177
                                                                   ========       ========



(9)  Reflects the tax effect of the pro forma adjustments.



(10) Reflects the elimination of preferred stock dividends on the 12% Preferred Stock and the 12 1/4% Preferred Stock of $17,601 for the year ended December 31, 1998, in connection with the exchange of the 12% Preferred Stock and 12 1/4% Preferred Stock into 12% Debentures and 12 1/4% Debentures, respectively, and the subsequent repurchase of all the 12% Debentures and 12 1/4% Debentures.

ADJUSTMENTS TO CAPSTAR'S HISTORICAL CONDENSED STATEMENT OF OPERATIONS RELATED TO THE COMPLETED CAPSTAR TRANSACTIONS


(11) Capstar's historical condensed statement of operations for the year ended December 31, 1998 and the three months ended March 31, 1999 and pro forma adjustments related to the completed and pending Capstar transactions is summarized below:



                                                                      PRO FORMA       CAPSTAR                       PRO FORMA
                                                                     ADJUSTMENTS    AS ADJUSTED                    ADJUSTMENTS
                                                       COMPLETED       FOR THE        FOR THE         PENDING        FOR THE
                                                        CAPSTAR       COMPLETED      COMPLETED        CAPSTAR        PENDING
YEAR ENDED                               CAPSTAR     TRANSACTIONS      CAPSTAR        CAPSTAR      TRANSACTIONS      CAPSTAR
DECEMBER 31, 1998                       HISTORICAL   HISTORICAL(A)   TRANSACTIONS   TRANSACTIONS   HISTORICAL(M)   TRANSACTIONS
-----------------                       ----------   -------------   ------------   ------------   -------------   ------------
Gross revenues........................   $568,050      $ 157,075       $     --      $ 725,125        $  (236)       $    --
Less: agency commissions..............    (50,583)       (12,277)            --        (62,860)           198             --
                                         --------      ---------       --------      ---------        -------        -------
Net revenues..........................    517,467        144,798             --        662,265            (38)            --
Operating expenses excluding
  depreciation and amortization.......    304,565         79,391             --        383,956         (1,000)            --
Depreciation and amortization.........     96,207         15,611         31,346(B)     143,164            227            187(N)
Corporate general and
  administrative......................     23,678          5,285             --         28,963             --             --
Stock option compensation.............     21,260         74,340        (74,199)(C)     21,401             --
LMA fees..............................      4,103            697         (4,800)(D)         --             --             --
Other nonrecurring costs..............     12,970         37,777        (11,255)(E)     22,892             --             --
                                                                        (16,600)(F)
                                         --------      ---------       --------      ---------        -------        -------
Operating income (loss)...............     54,684        (68,303)        75,508         61,889            735           (187)
Interest expense......................    121,145         37,900         30,252(G)     189,297            102          4,569(O)
Interest income.......................     (3,423)          (447)            --         (3,870)            --             --
Loss on investments in limited
  liability companies.................     28,565             --             --         28,565             --             --
Other (income) expense................        183          4,540         (3,163)(H)      1,560            (36)            --
                                         --------      ---------       --------      ---------        -------        -------
Income (loss) before income taxes.....    (91,786)      (110,296)        48,419       (153,663)           669         (4,756)
Income tax expense (benefit)..........    (24,317)           210        (21,573)(I)    (45,680)            --         (1,431)(P)
Dividends and accretion on preferred
  stock of subsidiary.................     21,987             --         17,264(J)      25,586             --             --
                                                                        (13,665)(K)
                                         --------      ---------       --------      ---------        -------        -------
Net income (loss).....................    (89,456)      (110,506)        66,393       (133,569)           669         (3,325)
Preferred stock dividends.............         --         22,771        (17,264)(J)         --             --             --
                                                                         (5,507)(L)
                                         --------      ---------       --------      ---------        -------        -------
Income (loss) attributable to common
  stockholders........................   $(89,456)     $(133,277)      $ 89,164      $(133,569)       $   669        $(3,325)
                                         ========      =========       ========      =========        =======        =======

                                          CAPSTAR
                                        AS ADJUSTED
                                          FOR THE
                                         COMPLETED
                                          CAPSTAR
                                        AND PENDING
YEAR ENDED                                CAPSTAR
DECEMBER 31, 1998                       TRANSACTIONS
-----------------                       ------------
Gross revenues........................   $ 724,889
Less: agency commissions..............     (62,662)
                                         ---------
Net revenues..........................     662,227
Operating expenses excluding
  depreciation and amortization.......     382,956
Depreciation and amortization.........     143,578
Corporate general and
  administrative......................      28,963
Stock option compensation.............      21,401
LMA fees..............................          --
Other nonrecurring costs..............      22,892
                                         ---------
Operating income (loss)...............      62,437
Interest expense......................     193,968
Interest income.......................      (3,870)
Loss on investments in limited
  liability companies.................      28,565
Other (income) expense................       1,524
                                         ---------
Income (loss) before income taxes.....    (157,750)
Income tax expense (benefit)..........     (47,111)
Dividends and accretion on preferred
  stock of subsidiary.................      25,586
                                         ---------
Net income (loss).....................    (136,225)
Preferred stock dividends.............          --
                                         ---------
Income (loss) attributable to common
  stockholders........................   $(136,225)
                                         =========


                                                                      PRO FORMA       CAPSTAR                       PRO FORMA
                                                                     ADJUSTMENTS    AS ADJUSTED                    ADJUSTMENTS
                                                       COMPLETED       FOR THE        FOR THE         PENDING        FOR THE
                                                        CAPSTAR       COMPLETED      COMPLETED        CAPSTAR        PENDING
THREE MONTHS ENDED                       CAPSTAR     TRANSACTIONS      CAPSTAR        CAPSTAR      TRANSACTIONS      CAPSTAR
MARCH 31, 1999                          HISTORICAL   HISTORICAL(A)   TRANSACTIONS   TRANSACTIONS   HISTORICAL(M)   TRANSACTIONS
------------------                      ----------   -------------   ------------   ------------   -------------   ------------
Gross revenues........................   $155,721       $ 5,571        $     --      $ 161,292        $   435        $    --
Less: agency
  commissions.........................    (13,716)         (907)             --        (14,623)            (8)            --
                                         --------       -------        --------      ---------        -------        -------
Net revenues..........................    142,005         4,664              --        146,669            427             --
Operating expenses excluding
  depreciation and amortization.......     92,186         4,215              --         96,401            279             --
Depreciation and amortization.........     36,439           289           1,160(B)      37,888             52             52(N)
Corporate general and
  administrative......................      6,306           508              --          6,814             --             --
Stock option compensation.............      2,002            43              --          2,045
LMA fees..............................        319            --            (319)(D)         --             --             --
Other nonrecurring costs..............      2,548             1              --          2,549             --             --
                                         --------       -------        --------      ---------        -------        -------
Operating income (loss)...............      2,205          (392)           (841)           972             96            (52)
Interest expense......................     40,958         1,295           3,141(G)      45,394             21          1,147(O)
Interest income.......................       (216)          (16)             --           (232)            --             --
Other (income) expense................        145           319              --            464                            --
                                         --------       -------        --------      ---------        -------        -------
Income (loss) before income taxes.....    (38,682)       (1,990)         (3,982)       (44,654)            75         (1,199)
Income tax expense (benefit)..........    (13,640)           --              37(I)     (13,603)            --           (394)(P)
Dividends and accretion on preferred
  stock of subsidiary.................      6,899            --              --          6,899             --             --
                                         --------       -------        --------      ---------        -------        -------
Net income (loss).....................    (31,941)       (1,990)         (4,019)       (37,950)            75           (805)
Preferred stock dividends.............         --         1,377          (1,377)(L)         --             --             --
                                         --------       -------        --------      ---------        -------        -------
Income (loss) attributable to common
  stockholders........................   $(31,941)      $(3,367)       $ (2,642)     $ (37,950)       $    75        $  (805)
                                         ========       =======        ========      =========        =======        =======

                                          CAPSTAR
                                        AS ADJUSTED
                                          FOR THE
                                         COMPLETED
                                          CAPSTAR
                                        AND PENDING
THREE MONTHS ENDED                        CAPSTAR
MARCH 31, 1999                          TRANSACTIONS
------------------                      ------------
Gross revenues........................    $161,727
Less: agency
  commissions.........................     (14,631)
                                          --------
Net revenues..........................     147,096
Operating expenses excluding
  depreciation and amortization.......      96,680
Depreciation and amortization.........      37,992
Corporate general and
  administrative......................       6,814
Stock option compensation.............       2,045
LMA fees..............................          --
Other nonrecurring costs..............       2,549
                                          --------
Operating income (loss)...............       1,016
Interest expense......................      46,562
Interest income.......................        (232)
Other (income) expense................         464
                                          --------
Income (loss) before income taxes.....     (45,778)
Income tax expense (benefit)..........     (13,997)
Dividends and accretion on preferred
  stock of subsidiary.................       6,899
                                          --------
Net income (loss).....................     (38,680)
Preferred stock dividends.............          --
                                          --------
Income (loss) attributable to common
  stockholders........................    $(38,680)
                                          ========

(A) The detail of the historical financial data of the stations to be acquired or disposed of in the completed transactions by Capstar for the year ended December 31, 1998 and the three months ended March 31, 1999 has been obtained from the historical financial statements of the respective stations and is summarized below:


                                                                  OTHER                                          OTHER
                                 PATTERSON         SFX             SFX                           OTHER         COMPLETED
                                ACQUISITION    ACQUISITION    TRANSACTIONS      TRIATHLON      TRIATHLON        CAPSTAR
          YEAR ENDED            HISTORICAL     HISTORICAL      HISTORICAL      HISTORICAL     TRANSACTIONS    TRANSACTIONS
      DECEMBER 31, 1998         1/1-1/29(I)   1/1-5/29(II)    1/1-5/29(III)   1/1-12/31(IV)   1/1-12/31(V)   HISTORICAL(VI)
      -----------------         -----------   -------------   -------------   -------------   ------------   --------------
Gross revenues................    $ 3,853       $ 141,369       $(24,457)        $45,025        $(9,951)        $ 1,236
Less: agency commissions......       (350)        (16,692)         5,430          (4,442)           464           3,313
                                  -------       ---------       --------         -------        -------         -------
Net revenues..................      3,503         124,677        (19,027)         40,583         (9,487)          4,549
Operating expenses excluding
 depreciation and
 amortization.................      2,523          78,235        (26,309)         26,727         (6,936)          5,151
Depreciation and
 amortization.................        497          17,668         (4,875)          4,794           (422)         (2,051)
Corporate general and
 administrative...............        171           3,069             --           2,077             --             (32)
Stock option compensation.....         --          74,199             --             141             --              --
LMA fees......................         --             697             --              --             --              --
Other nonrecurring costs......         --          35,318             --              --             --           2,459
                                  -------       ---------       --------         -------        -------         -------
Operating income (loss).......        312         (84,509)        12,157           6,844         (2,129)           (978)
Interest expense..............        645          30,867             (4)          5,994             --             398
Interest income...............         --            (352)            --             (67)            --             (28)
Other expense.................      3,163              --            145           1,193             --              39
                                  -------       ---------       --------         -------        -------         -------
Income (loss) before income
 taxes........................     (3,496)       (115,024)        12,016            (276)        (2,129)         (1,387)
Income tax expense............         --             210             --              --             --              --
                                  -------       ---------       --------         -------        -------         -------
Net income (loss).............     (3,496)       (115,234)        12,016            (276)        (2,129)         (1,387)
Preferred stock dividends.....         --          17,264             --           5,507             --              --
                                  -------       ---------       --------         -------        -------         -------
Income (loss) attributable to
 common stockholders..........    $(3,496)      $(132,498)      $ 12,016         $(5,783)       $(2,129)        $(1,387)
                                  =======       =========       ========         =======        =======         =======


                                 COMPLETED
                                  CAPSTAR
          YEAR ENDED            TRANSACTIONS
      DECEMBER 31, 1998          HISTORICAL
      -----------------         ------------
Gross revenues................   $ 157,075
Less: agency commissions......     (12,277)
                                 ---------
Net revenues..................     144,798
Operating expenses excluding
 depreciation and
 amortization.................      79,391
Depreciation and
 amortization.................      15,611
Corporate general and
 administrative...............       5,285
Stock option compensation.....      74,340
LMA fees......................         697
Other nonrecurring costs......      37,777
                                 ---------
Operating income (loss).......     (68,303)
Interest expense..............      37,900
Interest income...............        (447)
Other expense.................       4,540
                                 ---------
Income (loss) before income
 taxes........................    (110,296)
Income tax expense............         210
                                 ---------
Net income (loss).............    (110,506)
Preferred stock dividends.....      22,771
                                 ---------
Income (loss) attributable to
 common stockholders..........   $(133,277)
                                 =========



                                                                  OTHER
                                                  OTHER         COMPLETED       COMPLETED
                                 TRIATHLON      TRIATHLON        CAPSTAR         CAPSTAR
      THREE MONTHS ENDED         HISTORICAL    ACQUISITIONS    TRANSACTIONS    TRANSACTIONS
        MARCH 31, 1999          1/1-3/31(IV)   1/1-3/31(V)    HISTORICAL(VI)    HISTORICAL
      ------------------        ------------   ------------   --------------   ------------
Gross revenues................    $10,699        $(2,847)        $(2,281)        $ 5,571
Less: agency commissions......       (968)            87             (26)           (907)
                                  -------        -------         -------         -------
Net revenues..................      9,731         (2,760)         (2,307)          4,664
Operating expenses excluding
  depreciation and
  amortization................      6,819         (1,929)           (675)          4,215
Depreciation and
  amortization................      1,202           (208)           (705)            289
Corporate general and
  administrative..............        508             --              --             508
Stock option compensation.....         43             --              --              43
LMA fees......................         --             --              --              --
Other nonrecurring costs......         --             --               1               1
                                  -------        -------         -------         -------
Operating income (loss).......      1,159           (623)           (928)           (392)
Interest expense..............      1,297             --              (2)          1,295
Interest income...............        (16)            --              --             (16)
Other expense.................        322             --              (3)            319
                                  -------        -------         -------         -------
Income (loss) before income
  taxes.......................       (444)          (623)           (923)         (1,990)
Income tax expense............         --             --              --              --
                                  -------        -------         -------         -------
Net income (loss).............       (444)          (623)           (923)         (1,990)
Preferred stock dividends.....      1,377             --              --           1,377
                                  -------        -------         -------         -------
Income (loss) attributable to
  common stockholders.........    $(1,821)       $  (623)        $  (923)        $(3,367)
                                  =======        =======         =======         =======


---------------

(i) In January 1998, Capstar acquired 39 radio stations (25 FM and 14 AM) from Patterson Broadcasting, Inc. for approximately $227,186 in cash.

(ii) On May 29, 1998, Capstar acquired SFX, a radio broadcasting company which owned 81 radio stations (60 FM and 21 AM) and operated two additional radio stations (1 FM and 1 AM) under time brokerage or joint sales agreements (the "SFX Acquisition"). The acquisition was effected through the merger of a wholly owned subsidiary of Capstar with and into SFX, with SFX surviving the merger as a wholly owned subsidiary of Capstar. The total consideration paid for all of the outstanding common equity interest of SFX was approximately $1,279,656, including direct costs of the acquisition. In connection with the SFX Acquisition, Capstar assumed (a) long-term debt with a fair value of $812,436 which included $313,000 of borrowings outstanding under the SFX senior credit facility, $450,000 of 10 3/4% Senior Subordinated Notes due 2006 at a fair value of $497,458, $566 of 11 3/8% Senior Subordinated Notes due 2000 and other notes payable of $1,412 and (b) 2,392,022 shares of 12 5/8% series E cumulative exchangeable preferred stock with a fair value of $283,605, including accrued and unpaid interest of $13,754.


(iii) Other SFX transactions include the following transactions related to stations acquired by Capstar from SFX on May 29, 1998:


     (a)In connection with the Capstar/SFX Transaction (as defined at 6(a)), Capstar entered into a time brokerage agreement with the Company to sell substantially all of the broadcasting time of ten of the Capstar/SFX Stations (9 FM and 1 AM) acquired by Capstar effective May 29, 1998 pending consummation of the Capstar merger. Reflects the adjustment to eliminate the results of operations of the Capstar/SFX Stations operated by the Company under time brokerage agreements and to record the related LMA fee revenue of $20,594 for the period January 1, 1998 to May 29, 1998.



     (b)In connection with the SFX Acquisition, Capstar was required to dispose of certain stations acquired from SFX due to governmental restrictions on multiple station ownership. On May 29, 1998, Capstar completed the following disposition and exchange transactions to comply with the multiple ownership rules:


          -the sale of one FM station in Houston, Texas to HBC Houston, Inc. for approximately $54,000;

          -the sale of four radio stations (3 FM and 1 AM) in Long Island, New
           York to Cox Radio, Inc for approximately $46,000;

          -the sale of four radio stations (3 FM and 1 AM) in Greenville, South
           Carolina to Clear Channel Radio, Inc. for approximately $35,000;

          -the sale of one FM station in Daytona Beach, Florida to Clear Channel
           Metroplex, Inc. for approximately $11,500;

          -the assignment of four radio stations (2 FM and 2 AM) in Fairfield, Connecticut with an aggregate fair market value of $15,000 to a trust pending the sale to a third party; and

          -the exchange of KODA-FM in Houston, Texas to the Company for two FM stations in Jacksonville, Florida (valued at $53,000) and $90,250 in cash, which was used by Capstar to acquire three stations (2 FM and 1
           AM) in Austin, Texas through a qualified intermediary.

      Reflects the adjustment to eliminate the results of operations of the SFX stations disposed by Capstar and to record the results of operations for the stations received in the exchange transaction for the period January 1, 1998 to May 29, 1998.


     (c)On February 1, 1999, Capstar entered into a time brokerage agreement with the Company to sell substantially all of the broadcast time of WKNR-FM in Cleveland, which was acquired by Capstar as part of the SFX Acquisition on May 29, 1998. Reflects the adjustment to eliminate the results of operations of WKNR-FM for the year ended December 31, 1998.



(iv) On April 30, 1999, Capstar acquired Triathlon for an aggregate purchase price of approximately $201,955. Triathlon then operated 32 radio stations (22 FM and 10 AM) in six markets: Wichita, Kansas; Colorado Springs, Colorado; Lincoln, Nebraska; Omaha, Nebraska; Spokane, Washington; and Tri-Cities, Washington.



(v) In order to consummate the acquisition of Triathlon, Capstar was required to dispose of KSPZ-FM (owned by Triathlon) in the Colorado Spring market; KNSS-AM (owned by Capstar Broadcasting) and KFH-AM, KEYN-FM, KQAM-AM and KWSJ-FM (owned by Triathlon) in the Wichita, Kansas market. Capstar entered into an exchange agreement and an asset purchase agreement with Citadel Broadcasting Company wherein, upon consummation of the Triathlon acquisition, Capstar exchanged KSPZ-FM for KKLI-FM in Colorado Springs, Colorado and sold stations KTWK-AM and KVOR-AM in Colorado Springs, Colorado and KEYF-FM and KEYF-AM in Spokane, Washington (all of which were owned by Triathlon) for approximately $10,000 in cash. Prior to consummation of the Triathlon acquisition, Triathlon sold Pinnacle Sports Productions, LLC. Upon consummation of the Triathlon acquisition, the Wichita, Kansas stations were placed in a trust pending the sale of the stations. The trustee is actively seeking the sale of the Wichita, Kansas stations. Capstar also contributed the Muzak affiliate territory in Omaha, Nebraska acquired as part of the Triathlon Acquisition to Muzak Holdings LLC in exchange for an additional 2.74% voting interest in Muzak Holdings LLC.



(vi) Reflects the historical results of operations for various other completed Capstar transactions. 1998 completed transactions include the acquisition of 43 radio stations (28 FM and 15 AM) for approximately $204,610 in cash; the disposition of 15 radio stations (10 FM and 5 AM) for approximately $99,620 in cash; and the exchange of 2 radio stations (1 FM and 1 AM) for 2 radio stations (1 FM and 1 AM). 1999 completed transactions include the acquisition of 15 radio stations (11 FM and four AM) for approximately $16,990 in cash; the disposition of one AM radio station for $500 in cash; the contribution of Muzak affiliate territories in Atlanta, Albany and Macon, Georgia and Ft. Myers, Florida in exchange for a 20.13% voting interest in Muzak Holdings LLC; and the acquisition of LAN International, Inc., a software development company.



(B) Reflects incremental amortization related to the completed transactions and is based on the following allocation to intangible assets:



                                      INCREMENTAL                                  HISTORICAL    ADJUSTMENT
        COMPLETED TRANSACTIONS        AMORTIZATION   INTANGIBLE    AMORTIZATION   AMORTIZATION    FOR NET
     YEAR ENDED DECEMBER 31, 1998      PERIOD(I)     ASSETS, NET     EXPENSE        EXPENSE       INCREASE
     ----------------------------     ------------   -----------   ------------   ------------   ----------
   Patterson Acquisition............    1/1-1/29     $  268,219      $   540        $   356       $   184
   SFX Acquisition..................    1/1-5/29      3,194,742       33,057          9,515        23,542
   Triathlon Acquisition............   1/1-12/31        216,910        5,423          3,408         2,015
   Other Triathlon Transactions.....   1/1-12/31        (13,794)        (345)            --          (345)
   Other Completed Capstar
     Transactions...................     Various        236,144        6,243            293         5,950
                                                     ----------      -------        -------       -------
                                                     $3,902,221      $44,918        $13,572       $31,346
                                                     ==========      =======        =======       =======



                                       INCREMENTAL                                  HISTORICAL    ADJUSTMENT
         COMPLETED TRANSACTIONS        AMORTIZATION   INTANGIBLE    AMORTIZATION   AMORTIZATION    FOR NET
   THREE MONTHS ENDED MARCH 31, 1999    PERIOD(I)     ASSETS, NET     EXPENSE        EXPENSE       INCREASE
   ---------------------------------   ------------   -----------   ------------   ------------   ----------
   Triathlon Acquisition.............    1/1-3/31      $216,910        $1,356          $828         $  528
   Other Triathlon Transactions......    1/1-3/31       (13,794)          (86)           --            (86)
   Other Completed Capstar
     Transactions....................     Various        26,761           790            72            718
                                                       --------        ------          ----         ------
                                                       $229,877        $2,060          $900         $1,160
                                                       ========        ======          ====         ======


---------------


      (i) The incremental amortization period represents the period of the year that the acquisition was not completed. Intangible assets consist of broadcast licenses of $3,868,648 for 1998 and $196,304 for 1999 and goodwill of $33,573 for 1998 and 1999 resulting from the recognition of deferred tax liabilities in connection with the Triathlon acquisition and are amortized on a straight-line basis over estimated average lives of 40 years. Actual amortization may differ based upon final purchase price allocations.


(C) Reflects the elimination of non-recurring transaction-related compensation expense of $74,199 attributable to the voluntary settlement of the outstanding options, SARs and unit purchase options by SFX in connection with Capstar's acquisition of SFX.

(D) Reflects the elimination of $4,800 of time brokerage (LMA) fees for the year ended December 31, 1998, of which $4,103 were paid by Capstar and $697 by SFX, and $319 of time brokerage (LMA) fees paid by Capstar for the three months ended March 31, 1999 related to acquired radio stations that were previously operated under time brokerage agreements.



(E) Reflects the elimination of non-recurring transaction-related charges of $11,255 recorded by SFX in connection with Capstar's acquisition of SFX and the spin-off of SFX Entertainment, Inc. These charges consist primarily of legal, accounting and regulatory fees.



(F) Reflects the elimination of the consent solicitation payments to the holders of the 10 3/4% Senior Subordinated Notes due 2006 and 12 5/8% series E cumulative exchangeable preferred stock of SFX incurred in connection with the spin-off of SFX Entertainment of $16,600. The spin-off of SFX Entertainment was consummated in April 1998.

(G) Reflects the adjustment to interest expense in connection with the consummation of the completed Capstar transactions:



                                                                              THREE MONTHS
                                                            YEAR ENDED           ENDED
                                                         DECEMBER 31, 1998   MARCH 31, 1999
                                                         -----------------   --------------
  Additional bank borrowings related to completed
    acquisitions.......................................     $1,929,715          $223,945
  Reduction of bank borrowings related to completed
    dispositions.......................................       (240,458)             (500)
                                                            ----------          --------
                                                            $1,689,257          $223,445
                                                            ==========          ========
  Interest expense at 8.00%............................     $  135,141          $  4,469
  Less: historical interest expense recognized
    subsequent to completed acquisition or prior to
    completed disposition..............................        (75,222)              (33)
                                                            ----------          --------
  Incremental interest expense.........................         59,919             4,436
  Less: historical interest expense recognized by the
    acquired company...................................        (37,900)           (1,295)
                                                            ----------          --------
  Net increase in interest expense.....................         22,019             3,141
  Reduction in interest expense related to the
    following:
    Repurchase of $76,808 principal amount of 13 1/4%
       Capstar Radio Notes on March 30, 1998...........         (2,544)               --
    Proceeds from issuance of common stock to
       affiliates used to reduce bank borrowings by
       $634,102 at 8.0%................................         (8,473)               --
    Proceeds from the May 29, 1998 equity offering used
       to reduce bank borrowings by $551,308 at 8.0%...        (18,254)               --
    Redemption of $154,000 principal amount of 10 3/4%
       CCI Notes at fair value on July 3, 1998.........         (7,866)               --
    Redemption of $1,866 principal amount of 10 3/4%
       CCI Notes at fair value on July 10, 1998........            (99)               --
  Interest expense on borrowings of $90,200 to finance
    the repurchase of $76,808 principal amount of
    13 1/4% Capstar Radio Notes on March 30, 1998......          1,804                --
  Interest expense on borrowings of $313,000 made on
    May 29, 1998 to finance the payoff of the credit
    facility assumed as part of the SFX transaction....         10,364                --
  Interest expense, including amortization of premiums,
    on assumption of $450,000 principal amount of
    10 3/4% CCI Notes on May 29, 1998..................         18,716                --
  Interest expense on assumption of $566 principal
    amount of 11 3/8% CCI Notes on May 29, 1998........             27                --
  Interest expense on $150,000 12% note payable to the
    Company issued on May 29, 1998.....................          7,450                --
  Interest expense on borrowings of $172,800 to finance
    the redemption of $154,000 principal amount of
    10 3/4% CCI Notes on July 3, 1998..................          7,027                --
  Interest expense on borrowings of $1,915 to finance
    the redemption of $1,866 principal amount of
    10 3/4% CCI Notes on July 10, 1998.................             81                --
                                                            ----------          --------
  Total adjustment for net increase in interest
    expense............................................     $   30,252          $  3,141
                                                            ==========          ========


(H) Adjustment represents the elimination of $3,163 of transaction expenses recorded by Patterson in connection with Capstar's acquisition of Patterson.

(I)   Reflects the tax effect of the pro forma adjustments.

(J) Reclassification of SFX's historical preferred stock dividends of $17,264 to Capstar's dividends on preferred stock of subsidiaries.


(K) Reflects the elimination of a portion of the redeemable preferred stock dividends related to the SFX Acquisition and the subsequent redemption of $119,600 and $500 liquidation preference on July 3, 1998 and July 10, 1998, respectively, of the 12 5/8% series E cumulative preferred stock of SFX as follows:



                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
       Dividends on 6% series C redeemable preferred stock
        redeemed as part of the SFX Merger on May 29,
        1998................................................    $   (112)
       Dividends on 6 1/2% series D cumulative convertible
        exchangeable preferred stock redeemed as part of the
        SFX Merger on May 29, 1998..........................      (5,841)
       Dividends on 12 5/8% series E cumulative exchangeable
        preferred stock of $119,500 and $500 for the period
        January 1, 1998 to the redemption dates of July 3,
        1998 and July 10, 1998, respectively................      (7,712)
                                                                --------
       Total adjustment for net decrease in dividends and
        accretion...........................................    $(13,665)
                                                                ========



(L) Reflects the elimination of Triathlon's preferred stock dividends of $5,507 for the year ended December 31, 1998 and $1,377 for the three months ended March 31, 1999. The Triathlon preferred stock was redeemed in connection with Capstar's acquisition of Triathlon in 1999.


ADJUSTMENTS TO CAPSTAR'S HISTORICAL CONDENSED STATEMENT OF OPERATIONS RELATED TO THE PENDING CAPSTAR TRANSACTIONS


(M) The detail of the historical financial data of the stations to be acquired or disposed of in the pending Capstar transactions for the year ended December 31, 1998 and the three months ended March 31, 1999 has been obtained from the historical financial statements of the respective stations. Pending Capstar transactions include the acquisition of three FM stations and the disposition of 1 AM station.



(N) Reflects incremental amortization related to the pending Capstar transactions and is based on the following allocation to intangible assets:



                                  INCREMENTAL                                  HISTORICAL    ADJUSTMENT
   PENDING CAPSTAR TRANSACTIONS   AMORTIZATION   INTANGIBLE    AMORTIZATION   AMORTIZATION    FOR NET
   YEAR ENDED DECEMBER 31, 1998    PERIOD(I)     ASSETS, NET    EXPENSE(I)      EXPENSE       INCREASE
   ----------------------------   ------------   -----------   ------------   ------------   ----------
   Various Pending Capstar
     Transactions...............     Various       $14,695         $367           $180          $187



                                      INCREMENTAL                                  HISTORICAL    ADJUSTMENT
     PENDING CAPSTAR TRANSACTIONS     AMORTIZATION   INTANGIBLE    AMORTIZATION   AMORTIZATION    FOR NET
   THREE MONTHS ENDED MARCH 31, 1999   PERIOD(I)     ASSETS, NET    EXPENSE(I)      EXPENSE       INCREASE
   ---------------------------------  ------------   -----------   ------------   ------------   ----------
   Various Pending Capstar
     Transactions.................       Various       $14,695         $92            $40           $52


      ---------------------


      (i) The incremental amortization period represents the period of the year that the acquisition was not completed. Intangible assets are amortized on a straight-line basis over estimated average lives of 40 years.

(O) Reflects the adjustment to interest expense in connection with the consummation of the pending Capstar transactions:



                                                                                  THREE
                                                                     YEAR        MONTHS
                                                                    ENDED         ENDED
                                                                 DECEMBER 31,   MARCH 31,
                                                                     1998         1999
                                                                 ------------   ---------
   Interest expense on additional bank borrowings related to
     pending acquisitions of $15,388 at 8.0%...................     $1,231       $  308
   Interest expense on additional bank borrowings related to
     estimated financial advisors, legal, accounting and other
     professional fees of $43,000 at 8.0%......................      3,440          860
   Less: historical interest expense of the stations to be
     acquired in the Pending Capstar Transactions..............       (102)         (21)
                                                                    ------       ------
   Total adjustment for net increase in interest expense.......     $4,569       $1,147
                                                                    ======       ======



(P)  Reflects the tax effect of the pro forma adjustments.


ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS RELATED TO THE CAPSTAR MERGER


(12) Reflects the elimination of intercompany transactions between the Company and Capstar for the Company's media representation services provided to Capstar, Capstar's participation in the Company's The AMFM Radio Networks, fees paid by the Company to Capstar under time brokerage agreements and interest on Capstar's note payable to the Company of $150,000 for the year ended December 31, 1998 and the three months ended March 31, 1999.



(13) Reflects incremental amortization related to the Capstar merger and is based on the allocation of the total consideration as follows:



                                                                              THREE MONTHS
                                                                                 ENDED
                                                             YEAR ENDED        MARCH 31,
                                                          DECEMBER 31, 1998       1999
                                                          -----------------   ------------
Amortization expense on $6,098,792 of intangible assets,
  which includes $4,569,328 of intangible assets and
  $1,529,464 resulting from the recognition of deferred
  tax liabilities amortized on a straight-line basis
  over a period of 15 years.............................      $ 406,591         $101,645
Less: historical amortization expense...................       (122,933)         (32,181)
                                                              ---------         --------
Adjustment for net increase in amortization expense.....      $ 283,658         $ 69,464
                                                              =========         ========


     Historical depreciation expense of Capstar is assumed to approximate depreciation expense on a pro forma basis. Actual depreciation and amortization may differ based upon final purchase price allocations.


(14) Reflects the elimination of financial advisory and other expenses of Capstar in connection with the Capstar merger of $8,000 for the year ended December 31, 1998 and $1,137 for the three months ended March 31, 1999.



(15) Reflects the adjustment to record interest expense of $1,750 for the year ended December 31, 1998 and $438 for the three months ended March 31, 1999 on additional bank borrowings related to estimated financial advisors, legal, accounting and other professional fees of $25,000 at 7.0%.



(16) Reflects the tax effect of the pro forma adjustments.

ADJUSTMENTS TO UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS RELATED TO THE PENDING TRANSACTION


(17) The detail of the historical financial data of the pending transactions for the year ended December 31, 1998 and the three months ended March 31, 1999 has been obtained from the historical financial statements of the respective companies and is summarized below:



                                                                                 PRO FORMA
                                                PHOENIX                         ADJUSTMENTS       COMPANY
                                              ACQUISITION         OUTDOOR         FOR THE        PRO FORMA
                YEAR ENDED                    HISTORICAL        DISPOSITION       PENDING         PENDING
            DECEMBER 31, 1998               1/1 - 12/31(A)    1/1 - 12/31(B)    TRANSACTIONS    TRANSACTIONS
            -----------------               --------------    --------------    ------------    ------------
Gross revenues............................      $12,052          $(52,105)        $    --         $(40,053)
Less: agency commissions..................       (1,329)            5,145              --            3,816
                                                -------          --------         -------         --------
Net revenues..............................       10,723           (46,960)             --          (36,237)
Operating expenses excluding depreciation
  and amortization........................        6,150           (23,191)             --          (17,041)
Depreciation and amortization.............          188           (25,733)          5,797(c)       (19,748)
Corporate general and administrative......           --            (1,985)             --           (1,985)
                                                -------          --------         -------         --------
Operating income (loss)...................        4,385             3,949          (5,797)           2,537
Interest expense..........................          332                --          (3,566)(d)       (3,234)
Other (income) expense....................           --               112              --              112
                                                -------          --------         -------         --------
Income (loss) before income taxes.........        4,053             3,837          (2,231)           5,659
Income tax expense (benefit)..............           --               783           1,198(e)         1,981
                                                -------          --------         -------         --------
Net income (loss).........................      $ 4,053          $  3,054         $(3,429)        $  3,678
                                                =======          ========         =======         ========



                                                                          PRO FORMA
                                                                         ADJUSTMENTS       COMPANY
                                                            OUTDOOR        FOR THE        PRO FORMA
                  THREE MONTHS ENDED                      DISPOSITION      PENDING         PENDING
                    MARCH 31, 1999                       1/1 - 3/31(B)   TRANSACTIONS    TRANSACTIONS
                  ------------------                     -------------   ------------    ------------
Gross revenues.........................................    $(57,145)       $     --        $(57,145)
Less: agency commissions...............................       4,391              --           4,391
                                                           --------        --------        --------
Net revenues...........................................     (52,754)             --         (52,754)
Operating expenses excluding depreciation and
  amortization.........................................     (27,971)             --         (27,971)
Depreciation and amortization..........................     (30,934)          1,471(c)      (29,463)
Corporate general and administrative...................      (2,825)             --          (2,825)
                                                           --------        --------        --------
Operating income (loss)................................       8,976          (1,471)          7,505
Interest expense.......................................          --         (10,405)(d)     (10,405)
Other (income) expense.................................         (82)             --             (82)
                                                           --------        --------        --------
Income (loss) before income taxes......................       9,058           8,934          17,992
Income tax expense (benefit)...........................       2,627           3,670(e)        6,297
                                                           --------        --------        --------
Net income (loss)......................................    $  6,431        $  5,264        $ 11,695
                                                           ========        ========        ========


-------------------------

(a) On September 15, 1998, the Company entered into an agreement to acquire KKFR-FM and KFYI-AM in Phoenix from The Broadcast Group, Inc. for $90,000 in cash. The Company began operating KKFR-FM and KFYI-AM under a time brokerage agreement effective November 5, 1998.

(b) On June 1, 1999, the Company agreed to sell its outdoor advertising business to Lamar in exchange for net proceeds of $680,000 in cash and 26,227,273 shares of Lamar's class A common stock.



(c) Reflects incremental amortization related to the assets acquired in the pending transaction and is based on the allocation of the total consideration as follows:



PENDING TRANSACTION             INCREMENTAL    INTANGIBLE                   HISTORICAL    ADJUSTMENT
YEAR ENDED                      AMORTIZATION    ASSETS,     AMORTIZATION   AMORTIZATION    FOR NET
DECEMBER 31, 1998                PERIOD(I)        NET        EXPENSE(I)      EXPENSE       INCREASE
-------------------             ------------   ----------   ------------   ------------   ----------
Phoenix Acquisition...........   1/1-12/31      $88,250        $5,883          $86          $5,797
                                                =======        ======          ===          ======



PENDING TRANSACTION             INCREMENTAL    INTANGIBLE                   HISTORICAL    ADJUSTMENT
THREE MONTHS ENDED              AMORTIZATION    ASSETS,     AMORTIZATION   AMORTIZATION    FOR NET
MARCH 31, 1999                   PERIOD(I)        NET        EXPENSE(I)      EXPENSE       INCREASE
-------------------             ------------   ----------   ------------   ------------   ----------
Phoenix Acquisition...........    1/1-3/31      $88,250        $1,471          $--          $1,471
                                                =======        ======          ===          ======


-------------------------

      (i)
        Intangible assets are amortized on a straight-line basis over an estimated average 15 year life. The incremental amortization period represents the period of the year that the acquisition was not completed.


     Historical depreciation expense of the pending transaction is assumed to approximate depreciation expense on a pro forma basis. Actual depreciation and amortization may differ based upon final purchase price allocations.



(d) Reflects the adjustment to interest expense in connection with the consummation of the pending transactions:



                                                                           THREE MONTHS
                                                             YEAR ENDED       ENDED
                                                            DECEMBER 31,    MARCH 31,
                                                                1998           1999
                                                            ------------   ------------
Interest expense on additional bank borrowings of $90,000
  related to the Phoenix Acquisition at 7.0%..............    $ 6,300        $  1,575
                                                              -------        --------
Reduction in interest expense related to proceeds of
  $680,000 for the outdoor disposition at 7.0%............     (9,866)        (11,980)
                                                              -------        --------
Total adjustment for net decrease in interest expense.....    $(3,566)       $(10,405)
                                                              =======        ========

(e)  Reflects the tax effect of the pro forma adjustments.



(18) On June 1, 1999, the Company agreed to sell its outdoor advertising business to Lamar in exchange for net proceeds of $680,000 in cash and 26,227,273 shares of Lamar's class A common stock. The adjustment to reflect the Company's 30.0% equity interest in Lamar and amortization of the investment basis in excess of underlying equity in the net assets of Lamar over an estimated life of 40 years is as follows:



                                                                            THREE MONTHS
                                                          YEAR ENDED           ENDED
                                                       DECEMBER 31, 1998   MARCH 31, 1999
                                                       -----------------   --------------
Lamar historical net loss applicable to common
  stock..............................................      $(12,255)          $(10,797)
Pro forma adjustments for acquisitions completed by
  Lamar during 1998 and 1999.........................       (13,200)              (215)
Pro forma adjustments to reflect the pending
  acquisition by Lamar of the Company's outdoor
  business...........................................       (46,113)           (15,918)
                                                           --------           --------
Lamar pro forma net loss applicable to common
  stockholders.......................................       (71,568)           (26,930)
Chancellor Media equity interest.....................          30.0%              30.0%
                                                           --------           --------
Equity in pro forma net loss of Lamar................       (21,470)            (8,079)
Amortization of investment basis in excess of
  underlying equity in the net assets of Lamar.......       (12,336)            (3,084)
                                                           --------           --------
Total equity in net loss of affiliate................      $(33,806)          $(11,163)
                                                           ========           ========



     The Lamar pro forma net loss applicable to common stockholders was estimated by the Company based on information obtained from publicly filed financial statements. These estimates including the allocation of purchase price are preliminary and subject to change upon completion of the transaction.



(19) The pro forma combined loss per common share data is computed by dividing pro forma loss attributable to common stockholders by the weighted average common shares assumed to be outstanding. A summary of shares used in the pro forma combined loss per common share calculation follows:



                                                                            THREE MONTHS
                                                          YEAR ENDED           ENDED
                                                       DECEMBER 31, 1998   MARCH 31, 1999
                                                       -----------------   --------------
Historical weighted average shares outstanding.......       137,979            142,960
Incremental weighted average shares relating to:
  53,323,954 shares of Common Stock to be issued in
     connection with the Capstar merger..............        53,324             53,324
                                                           --------           --------
Shares used in the pro forma combined earnings per
  share calculation..................................       191,303            196,284
                                                           ========           ========

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              -----
CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES
  Report of Independent Accountants.........................  F-4
  Independent Auditors' Report..............................  F-5
  Consolidated Balance Sheets as of December 31, 1997 and
     1998...................................................  F-6
  Consolidated Statements of Operations for the years ended
     December 31, 1996, 1997 and 1998.......................  F-7
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1996, 1997, and 1998..........  F-8
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1996, 1997
     and 1998...............................................  F-9
  Notes to Consolidated Financial Statements................  F-10
  Schedule I -- Condensed Balance Sheets -- Parent Company
     as of December 31, 1997 and 1998.......................  F-40
  Schedule I -- Condensed Statements of Operations -- Parent
     Company for the years ended December 31, 1996, 1997 and
     1998...................................................  F-41
  Schedule I -- Condensed Statements of Cash Flows -- Parent
     Company for the years ended December 31, 1996, 1997 and
     1998...................................................  F-42
  Schedule I -- Notes to Condensed Financial
     Statements -- Parent Company...........................  F-43
  Schedule II -- Valuation and Qualifying Accounts..........  F-44
  Consolidated Balance Sheets as of December 31, 1998 and
     March 31, 1999 (unaudited).............................  F-45
  Unaudited Consolidated Statements of Operations for the
     three months ended March 31, 1998 and 1999.............  F-46
  Unaudited Consolidated Statements of Cash Flows for the
     three months ended March 31, 1998 and 1999.............  F-47
  Notes to Unaudited Consolidated Financial Statements......  F-48
CHANCELLOR BROADCASTING COMPANY AND SUBSIDIARIES
  Report of Independent Accountants.........................  F-53
  Consolidated Balance Sheets as of December 31, 1995 and
     1996...................................................  F-54
  Consolidated Statements of Operations for the years ended
     December 31, 1994, 1995 and 1996.......................  F-55
  Consolidated Statements of Changes in Common Stockholders'
     Equity for the years ended December 31, 1994, 1995 and
     1996...................................................  F-56
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1994, 1995 and 1996.......................  F-57
  Notes to Consolidated Financial Statements................  F-58
OUTDOOR ADVERTISING DIVISION OF WHITECO INDUSTRIES, INC.
  Independent Auditors' Report..............................  F-75
  Balance Sheets as of December 31, 1996 and 1997 and
     September 30, 1998 (unaudited).........................  F-76
  Statements of Income for the years ended December 31,
     1995, 1996, 1997 and the nine months ended September
     30, 1997 and 1998 (unaudited)..........................  F-77
  Statements of Cash Flows for the years ended December 31,
     1995, 1996, 1997 and the nine months ended September
     30, 1997 and 1998 (unaudited)..........................  F-78
  Notes to Financial Statements.............................  F-79
CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES
  Report of Independent Accountants.........................  F-82
  Consolidated Balance Sheets as of December 31, 1997 and
     1998...................................................  F-83
  Consolidated Statements of Operations for each of the
     three years in the period ended December 31, 1998......  F-84
  Consolidated Statements of Stockholders' Equity for each
     of the three years in the period ended December 31,
     1998...................................................  F-85
  Consolidated Statements of Cash Flows for each of the
     three years in the period ended December 31, 1998......  F-87
  Notes to Consolidated Financial Statements................  F-88
  Unaudited Consolidated Balance Sheets as of December 31,
     1998 and March 31, 1999................................  F-122
  Unaudited Consolidated Statements of Operations for the
     three months ended March 31, 1998 and 1999.............  F-123
  Unaudited Condensed Consolidated Statements of Cash Flows
     for the three months ended March 31, 1998 and 1999.....  F-124
  Notes to Unaudited Consolidated Financial Statements......  F-125

                                                              PAGE
                                                              -----
COMMODORE MEDIA, INC. AND SUBSIDIARIES
  Report of Independent Auditors............................  F-131
  Consolidated Statements of Operations for the period from
     January 1, 1996 to October 16, 1996 and the year ended
     December 31, 1995......................................  F-132
  Consolidated Statements of Cash Flows for the period from
     January 1, 1996 to October 16, 1996 and the year ended
     December 31, 1995......................................  F-133
  Notes to Consolidated Statements of Operations and Cash
     Flows..................................................  F-134
MARTIN MEDIA
  Report of Independent Public Accountants..................  F-141
  Balance Sheets as of December 31, 1997 and 1996...........  F-142
  Statements of Operations for each of the years ended
     December 31, 1997, 1996 and 1995.......................  F-143
  Statements of Partners' Capital (Deficit) for each of the
     years ended December 31, 1997, 1996 and 1995...........  F-144
  Statements of Cash Flows for each of the years ended
     December 31, 1997, 1996 and 1995.......................  F-145
  Notes to Financial Statements.............................  F-146
  Statements of Operations for the six months ended June 30,
     1998 and 1997 (unaudited)..............................  F-155
  Statements of Cash Flows for the six months ended June 30,
     1998 and 1997 (unaudited)..............................  F-156
  Note to Financial Statements..............................  F-157
MARTIN & MACFARLANE, INC.
  Report of Independent Public Accountants..................  F-158
  Balance Sheets as of December 31, 1997 and 1996...........  F-159
  Statements of Income for each of the years ended December
     31, 1997 and 1996 and six month period ended December
     31, 1995...............................................  F-160
  Statements of Retained Earnings for each of the years
     ended December 31, 1997 and 1996 and six month period
     ended December 31, 1995................................  F-161
  Statements of Cash Flows for each of the years ended
     December 31, 1997 and 1996 and six month period ended
     December 31, 1995......................................  F-162
  Notes to Financial Statements.............................  F-163
  Independent Auditors' Report..............................  F-173
  Balance Sheet as of June 30, 1995.........................  F-174
  Statement of Income for the year ended June 30, 1995......  F-175
  Statement of Retained Earnings for the year ended June 30,
     1995...................................................  F-176
  Statement of Cash Flows for the year ended June 30,
     1995...................................................  F-177
  Notes to Financial Statements.............................  F-178
  Statements of Operations for the six months ended June 30,
     1998 and 1997 (unaudited)..............................  F-185
  Statements of Cash Flows for the six months ended June 30,
     1998 and 1997 (unaudited)..............................  F-186
  Note to Financial Statements..............................  F-187
KYSR INC. AND KIBB INC.
  Independent Auditors' Report..............................  F-188
  Combined Statement of Operations for the year ended
     December 31, 1996 and the six months ended June 30,
     1996 and 1997 (unaudited)..............................  F-189
  Combined Statement of Cash Flows for the year ended
     December 31, 1996 and the six months ended June 30,
     1996 and 1997 (unaudited)..............................  F-190
  Notes to Combined Financial Statements....................  F-191
WLIT INC.
  Independent Auditors' Report..............................  F-195
  Statement of Earnings for the year ended December 31, 1996 and the six months ended June 30, 1996 and 1997
     (unaudited)............................................  F-196
  Statement of Cash Flows for the year ended December 31,
     1996 and the six months ended June 30, 1996 and 1997
     (unaudited)............................................  F-197
  Notes to Financial Statements.............................  F-198
CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES (FORMERLY
  KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)
  Report of Independent Accountants.........................  F-202
  Report of Independent Accountants.........................  F-203
  Consolidated Balance Sheets as of December 31, 1997 and
     1998...................................................  F-204
  Consolidated Statements of Operations for the years ended
     December 31, 1996, 1997, the five months ended May 31,
     1998 and the seven months ended December 31, 1998......  F-205
  Consolidated Statements of Shareholders' Equity for the
     years ended December 31, 1996, 1997, the five months
     ended May 31, 1998 and the seven months ended December
     31, 1998...............................................  F-206

                                                              PAGE
                                                              -----
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1996, 1997, the five months ended May 31,
     1998 and the seven months ended December 31, 1998......  F-207
  Notes to Consolidated Financial Statements................  F-208
  Unaudited Consolidated Balance Sheets as of December 31,
     1998 and March 31, 1999................................  F-231
  Unaudited Consolidated Statements of Operations for the
     three months ended March 31, 1998 and 1999.............  F-232
  Unaudited Condensed Consolidated Statements of Cash Flows
     for the three months ended March 31, 1998 and 1999.....  F-233
  Notes to Unaudited Consolidated Financial Statements......  F-234
KBIG-FM, KLDE-FM, WBIX-FM (FORMERLY WNSR-FM)
  Report of Independent Accountants.........................  F-237
  Combined Statement of Assets Acquired as of April 3,
     1998...................................................  F-238
  Combined Statements of Revenues and Direct Operating
     Expenses for the years ended December 31, 1995, 1996
     and 1997 and the three months ended March 31, 1997 and
     1998 (unaudited).......................................  F-239
  Notes to the Combined Financial Statements................  F-240
KODA-FM
  Report of Independent Accountants.........................  F-242
  Statement of Assets Acquired as of May 29, 1998...........  F-243
  Statements of Revenues and Direct Operating Expenses for
     the years ended December 31, 1996 and 1997 and the
     three months ended March 31, 1997 and 1998
     (unaudited)............................................  F-244
  Notes to the Financial Statements.........................  F-245
THE BROADCAST GROUP, INC.
  Independent Auditors' Report..............................  F-247
  Balance Sheets as of December 31, 1998 and 1997...........  F-248
  Statements of Stockholder's Equity (Deficit) for the years ended December 31, 1998 and 1997.......................  F-249
  Statements of Income for the years ended December 31, 1998 and 1997...............................................  F-250
  Statements of Cash Flows for the years ended December 31,
     1998 and 1997..........................................  F-251
  Notes to Financial Statements as of December 31, 1998 and
     1997...................................................  F-252
KFYI-AM AND KKFR-FM
  Unaudited Combined Statement of Assets to be Acquired as
     of March 31, 1999......................................  F-254
  Unaudited Combined Statements of Revenues and Direct
     Operating Expenses for the three months ended March 31,
     1999 and 1998..........................................  F-255
  Notes to the Unaudited Combined Financial Statements......  F-256
LAMAR ADVERTISING COMPANY
  Independent Auditors' Report..............................  F-258
  Consolidated Balance Sheets as of December 31, 1998 and
     1997...................................................  F-259
  Consolidated Statements of Operations for the years ended
     December 31, 1998 and 1997, the two months ended
     December 31, 1996 and the year ended October 31,
     1996...................................................  F-260
  Consolidated Statements of Comprehensive Income for the
     years ended December 31, 1998 and 1997, the two months
     ended December 31, 1996 and the year ended October 31,
     1996...................................................  F-261
  Consolidated Statements of Stockholders' Equity for the
     year ended October 31, 1996, the two months ended
     December 31, 1996 and the years ended December 31, 1997
     and 1998...............................................  F-262
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1998 and 1997, the two months ended
     December 31, 1996 and the year ended October 31,
     1996...................................................  F-263
  Notes to Consolidated Financial Statements................  F-264
  Condensed Consolidated Balance Sheets as of March 31, 1999
     (unaudited) and December 31, 1998......................  F-281
  Condensed Consolidated Statements of Operations
     (Unaudited) for the three months ended March 31, 1999
     and March 31, 1998.....................................  F-282
  Condensed Consolidated Statements of Comprehensive Income
     (Unaudited) for the three months ended March 31, 1999
     and 1998...............................................  F-283
  Condensed Consolidated Statements of Cash Flows
     (Unaudited) for the three months ended March 31, 1999
     and 1998...............................................  F-284
  Notes to Unaudited Condensed Consolidated Financial
     Statements.............................................  F-285

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders of
Chancellor Media Corporation:


     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholder's equity and cash flows present fairly, in all material respects, the financial position of Chancellor Media Corporation and its subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


                                            PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
February 10, 1999, except as to Note 16, which is as of March 15, 1999

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Chancellor Media Corporation:

     We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Chancellor Media Corporation (formerly Evergreen Media Corporation) and subsidiaries for the year ended December 31, 1996. In connection with our audit of the consolidated financial statements, we have also audited the financial statement schedules for the year ended December 31, 1996. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Chancellor Media Corporation and subsidiaries for the year ended December 31, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                            KPMG LLP

Dallas, Texas
January 31, 1997

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998
                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                     ASSETS

                                                                 1997         1998
                                                              ----------   ----------
Current assets:
  Cash and cash equivalents.................................  $   16,584   $   12,256
  Accounts receivable, less allowance for doubtful accounts
     of $12,651 in 1997 and $15,580 in 1998.................     239,744      352,646
  Other current assets (note 3).............................      34,811       59,909
                                                              ----------   ----------
          Total current assets..............................     291,139      424,811
Property and equipment, net (note 4)........................     159,797    1,388,156
Intangible assets, net (note 5).............................   4,404,443    5,056,047
Other assets, net (note 3)..................................     113,496      358,893
                                                              ----------   ----------
                                                              $4,968,875   $7,227,907
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses (note 6)............  $  178,415   $  236,618
Long-term debt (note 7).....................................   2,573,000    4,096,000
Deferred tax liabilities (note 10)..........................     361,640      453,134
Other liabilities...........................................      44,405       50,325
                                                              ----------   ----------
          Total liabilities.................................   3,157,460    4,836,077
                                                              ----------   ----------
Commitments and contingencies (notes 2, 7 and 11)
Redeemable preferred stock (note 8):
  Redeemable senior cumulative exchangeable preferred stock
     of subsidiary, par value $.01 per share; 1,000,000
     shares authorized, issued and outstanding in 1997;
     liquidation preference of $121,274.....................     119,445           --
  Redeemable cumulative exchangeable preferred stock of
     subsidiary, par value $.01 per share; 3,600,000 shares
     authorized and 2,117,629 shares issued and outstanding
     in 1997; liquidation preference of $223,519............     211,763           --
Stockholders' equity (note 9):
  Preferred stock, $.01 par value. 2,200,000 shares of 7%
     convertible preferred stock authorized, issued and
     outstanding............................................     110,000      110,000
  Preferred stock, $.01 par value. 6,000,000 shares
     authorized; 5,990,000 shares of $3.00 convertible
     exchangeable preferred stock issued and outstanding....     299,500      299,500
  Common stock, $.01 par value. Authorized 200,000,000
     shares; issued and outstanding 119,921,814 shares in
     1997 and 142,847,674 shares in 1998....................       1,199        1,428
  Paid-in capital...........................................   1,226,930    2,259,583
  Accumulated deficit.......................................    (157,422)    (278,681)
                                                              ----------   ----------
          Total stockholders' equity........................   1,480,207    2,391,830
                                                              ----------   ----------
                                                              $4,968,875   $7,227,907
                                                              ==========   ==========

          See accompanying notes to consolidated financial statements.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                1996       1997        1998
                                                              --------   --------   ----------
Gross revenues..............................................  $337,405   $663,804   $1,440,357
  Less agency commissions...................................    43,555     81,726      166,501
                                                              --------   --------   ----------
     Net revenues...........................................   293,850    582,078    1,273,856
                                                              --------   --------   ----------
Operating expenses:
  Operating expenses, excluding depreciation and
     amortization...........................................   174,344    316,248      682,061
  Depreciation and amortization.............................    93,749    185,982      446,338
  Corporate general and administrative......................     7,797     21,442       36,722
  Executive severance charge (note 13)......................        --         --       63,661
                                                              --------   --------   ----------
     Operating expenses.....................................   275,890    523,672    1,228,782
                                                              --------   --------   ----------
     Operating income.......................................    17,960     58,406       45,074
                                                              --------   --------   ----------
Other (income) expense:
  Interest expense..........................................    37,527     85,017      217,136
  Interest income...........................................      (477)    (1,922)     (15,650)
  Gain on disposition of assets (note 2)....................        --    (18,380)    (123,845)
  Gain on disposition of representation contracts...........        --         --      (32,198)
  Other (income) expense, net...............................        --        383       (3,221)
                                                              --------   --------   ----------
     Other (income) expense, net............................    37,050     65,098       42,222
                                                              --------   --------   ----------
     Income (loss) before income taxes and extraordinary
       item.................................................   (19,090)    (6,692)       2,852
Income tax expense (benefit) (note 10)......................    (2,896)     7,802       33,751
Dividends on preferred stock of subsidiary (note 8).........        --     12,901       17,601
                                                              --------   --------   ----------
  Loss before extraordinary item............................   (16,194)   (27,395)     (48,500)
Extraordinary loss, net of income tax benefit (notes 7 and
  8)........................................................        --      4,350       47,089
                                                              --------   --------   ----------
          Net loss..........................................   (16,194)   (31,745)     (95,589)
Preferred stock dividends (note 9(a)).......................     3,820     12,165       25,670
                                                              --------   --------   ----------
  Net loss attributable to common stockholders..............  $(20,014)  $(43,910)  $ (121,259)
                                                              ========   ========   ==========
Basic and diluted loss per common share (notes 1(m) and 9):
  Before extraordinary item.................................  $   (.33)  $   (.41)  $     (.54)
  Extraordinary item........................................        --       (.05)        (.34)
                                                              --------   --------   ----------
          Net loss..........................................  $   (.33)  $   (.46)  $     (.88)
                                                              ========   ========   ==========
Weighted average common shares outstanding..................    60,414     95,636      137,979
                                                              ========   ========   ==========

          See accompanying notes to consolidated financial statements.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                          CONVERTIBLE                                     CLASS B
                                        PREFERRED STOCK          COMMON STOCK          COMMON STOCK
                                     ---------------------   --------------------   -------------------    PAID-IN     ACCUMULATED
                                       SHARES      AMOUNT      SHARES      AMOUNT     SHARES     AMOUNT    CAPITAL       DEFICIT
                                     ----------   --------   -----------   ------   ----------   ------   ----------   -----------
Balances at December 31, 1995......   1,610,000   $ 80,500    49,859,058   $ 499     6,232,132    $62     $  317,014    $ (93,498)
  Issuance of Common Stock in
    public offering (note 9(b))....          --         --    18,000,000     180            --     --        264,056           --
  Conversion of 1993 Preferred
    Stock (note 9(a))..............  (1,608,297)   (80,415)   10,051,832     100            --     --         80,315           --
  Redemption of 1993 Preferred
    Stock (note 9(a))..............      (1,703)       (85)           --      --            --     --             (5)          --
  Exercise of common stock options
    (note 9(d))....................          --         --       166,806       2            --     --            700           --
  Convertible preferred stock
    dividends (note 9(a))..........          --         --            --      --            --     --             --       (3,820)
  Net loss.........................          --         --            --      --            --     --             --      (16,194)
                                     ----------   --------   -----------   ------   ----------    ---     ----------    ---------
Balances at December 31, 1996......          --         --    78,077,696     781     6,232,132     62        662,080     (113,512)
  Issuance of $3.00 Convertible
    Preferred Stock (note 9(a))....   5,990,000    299,500            --      --            --     --        (11,692)          --
  Issuance of Common Stock in
    merger (note 9(b)).............          --         --    34,617,460     346            --     --        536,225           --
  Issuance of common stock options
    in merger (note 9(d))..........          --         --            --      --            --     --         34,977           --
  Issuance of 7% Preferred Stock in
    merger (note 9(a)).............   2,200,000    110,000            --      --            --     --             --           --
  Conversion of Class B Common
    Stock (note 9(b))..............          --         --     6,232,132      62    (6,232,132)   (62)            --           --
  Exercise of common stock options
    (note 9(d))....................          --         --       994,526      10            --     --          5,340           --
  Convertible preferred stock
    dividends (note 9(a))..........          --         --            --      --            --     --             --      (12,165)
  Net loss.........................          --         --            --      --            --     --             --      (31,745)
                                     ----------   --------   -----------   ------   ----------    ---     ----------    ---------
Balances at December 31, 1997......   8,190,000    409,500   119,921,814   1,199            --     --      1,226,930     (157,422)
  Issuance of Common Stock (note
    9(b))..........................          --         --    21,850,000     219            --     --        994,423           --
  Exercise of common stock options
    (note 9(c))....................          --         --     1,075,860      10            --     --         22,230           --
  Stock option compensation (note
    9(c))..........................          --         --            --      --            --     --         16,000           --
  Convertible preferred stock
    dividends (note 9(a))..........          --         --            --      --            --     --             --      (25,670)
  Net loss.........................          --         --            --      --            --     --             --      (95,589)
                                     ----------   --------   -----------   ------   ----------    ---     ----------    ---------
Balances at December 31, 1998......   8,190,000   $409,500   142,847,674   $1,428           --    $--     $2,259,583    $(278,681)
                                     ==========   ========   ===========   ======   ==========    ===     ==========    =========


                                         TOTAL
                                     STOCKHOLDERS'
                                        EQUITY
                                     -------------
Balances at December 31, 1995......   $  304,577
  Issuance of Common Stock in
    public offering (note 9(b))....      264,236
  Conversion of 1993 Preferred
    Stock (note 9(a))..............           --
  Redemption of 1993 Preferred
    Stock (note 9(a))..............          (90)
  Exercise of common stock options
    (note 9(d))....................          702
  Convertible preferred stock
    dividends (note 9(a))..........       (3,820)
  Net loss.........................      (16,194)
                                      ----------
Balances at December 31, 1996......      549,411
  Issuance of $3.00 Convertible
    Preferred Stock (note 9(a))....      287,808
  Issuance of Common Stock in
    merger (note 9(b)).............      536,571
  Issuance of common stock options
    in merger (note 9(d))..........       34,977
  Issuance of 7% Preferred Stock in
    merger (note 9(a)).............      110,000
  Conversion of Class B Common
    Stock (note 9(b))..............           --
  Exercise of common stock options
    (note 9(d))....................        5,350
  Convertible preferred stock
    dividends (note 9(a))..........      (12,165)
  Net loss.........................      (31,745)
                                      ----------
Balances at December 31, 1997......    1,480,207
  Issuance of Common Stock (note
    9(b))..........................      994,642
  Exercise of common stock options
    (note 9(c))....................       22,240
  Stock option compensation (note
    9(c))..........................       16,000
  Convertible preferred stock
    dividends (note 9(a))..........      (25,670)
  Net loss.........................      (95,589)
                                      ----------
Balances at December 31, 1998......   $2,391,830
                                      ==========

          See accompanying notes to consolidated financial statements.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                            1996         1997          1998
                                                          ---------   -----------   -----------
Cash flows from operating activities:
  Net loss..............................................  $ (16,194)  $   (31,745)  $   (95,589)
  Adjustments to reconcile net loss to net cash provided
    by operating activities:
    Depreciation........................................      7,707        14,918        47,027
    Amortization of goodwill, intangible assets and
       other
       assets...........................................     86,042       171,064       399,311
    Executive severance.................................         --            --        16,000
    Provision for doubtful accounts.....................      2,179         5,174         5,684
    Deferred income tax expense (benefit)...............     (4,353)       (3,829)       28,718
    Gain on sale of representation contracts............         --            --       (32,198)
    Gain on disposition of assets.......................         --       (18,380)     (123,845)
    Dividends on preferred stock of subsidiary..........                   12,901        17,601
    Extraordinary loss, net of income tax benefit.......         --         4,350        47,089
    Changes in certain assets and liabilities, net of
       effects of acquisitions:
       Accounts receivable..............................    (28,146)      (29,977)      (89,392)
       Other current assets.............................     (2,804)          733        (7,964)
       Accounts payable and accrued expenses............      3,991        20,004        58,027
       Other assets.....................................       (354)       (4,283)       (6,461)
       Other liabilities................................       (587)       (1,416)        3,623
                                                          ---------   -----------   -----------
         Net cash provided by operating activities......     47,481       139,514       267,631
                                                          ---------   -----------   -----------
Cash flows from investing activities:
  Acquisitions, net of cash acquired....................   (458,332)   (1,631,505)   (1,995,991)
  Issuance of note receivable...........................         --            --      (150,000)
  Escrow deposits on pending acquisitions...............    (17,000)       (4,655)           --
  Proceeds from sale of assets..........................     32,000       269,250            --
  Payments made on purchases of representation
    contracts...........................................         --       (31,456)      (32,410)
  Payments for cost basis investments...................         --            --       (30,000)
  Payments received on sales of representation
    contracts...........................................         --         9,296        26,500
  Capital expenditures..................................     (6,543)      (11,666)      (43,461)
  Other.................................................    (12,063)      (22,273)      (65,807)
                                                          ---------   -----------   -----------
         Net cash used by investing activities..........   (461,938)   (1,423,009)   (2,291,169)
                                                          ---------   -----------   -----------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt..............    447,750     2,945,250     3,596,000
  Principal payments on long-term debt..................   (290,750)   (1,901,250)   (2,073,000)
  Net proceeds from issuance of common stock, preferred
    stock and warrants..................................    264,938       293,158     1,003,784
  Dividends on preferred stock..........................     (3,820)      (14,572)      (57,039)
  Payments for debt issuance costs......................     (3,941)      (25,567)      (47,318)
  Redemption of exchange debentures.....................         --            --      (403,217)
  Redemption of preferred stock.........................        (90)           --            --
                                                          ---------   -----------   -----------
         Net cash provided by financing activities......    414,087     1,297,019     2,019,210
                                                          ---------   -----------   -----------
Increase (decrease) in cash and cash equivalents........       (370)       13,524        (4,328)
Cash and cash equivalents at beginning of year..........      3,430         3,060        16,584
                                                          ---------   -----------   -----------
Cash and cash equivalents at end of year................  $   3,060   $    16,584   $    12,256
                                                          =========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business

     Chancellor Media Corporation (formerly known as Evergreen Media Corporation) ("Chancellor Media") (together with its subsidiaries, the "Company") is a diversified media company with operations in radio broadcasting, outdoor advertising and media representation. As of December 31, 1998, the Chancellor Radio Group portfolio (including 13 stations operated under time brokerage agreements) consisted of 119 radio stations (89 FM and 30 AM) concentrated in the top 30 markets in the United States and in Puerto Rico and a national radio network, the AMFM Radio Networks, which broadcasts advertising and syndicated programming shows to a national audience of approximately 66 million listeners in the United States (including approximately 39 million listeners from the Company's portfolio of stations). As of December 31, 1998, Chancellor Outdoor Group operated approximately 38,000 outdoor advertising display faces in 37 states. The media representation business consists of Katz Media Group, Inc. ("Katz"), a full-service media representation firm that sells national spot advertising time for clients in the radio and television industries throughout the United States and for the Company's portfolio of stations.

  (b) Principles of Consolidation

     The consolidated financial statements include the accounts of Chancellor Media and its subsidiaries, all of which are wholly owned. Significant intercompany balances and transactions have been eliminated in consolidation.

  (c) Prepaid Land Leases

     The majority of the Company's outdoor advertising structures are located on leased land. Land rent is typically paid in advance for periods ranging from one to twelve months. Prepaid land leases are expensed ratably over the related rental term.

  (d) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are charged to expense as incurred.

  (e) Intangible Assets

     Intangible assets consist primarily of broadcast licenses, goodwill and other identifiable intangible assets. Intangible assets resulting from acquisitions are valued based upon estimated fair values. The Company amortizes such intangible assets using the straight-line method over estimated useful lives ranging from one to 40 years. The Company continually evaluates the propriety of the carrying amount of goodwill and other intangible assets and related amortization periods to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of amortization periods. These evaluations consist of the projection of undiscounted cash flows over the remaining amortization periods of the related intangible assets. The projections are based on historical trend lines of actual results, adjusted for expected changes in operating results. To the extent such projections indicate that undiscounted cash flows is not expected to be adequate to recover the carrying amounts of the related intangible assets, such carrying amounts are written down by charges to expense. At this time, the Company believes that no impairment of goodwill or other intangible assets has occurred and that no revisions to the amortization periods are warranted.

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                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (f) Debt Issuance Costs

     Costs related to the issuance of debt are capitalized and amortized over the terms of the related debt. In 1996, 1997 and 1998, the Company recorded amortization of debt issuance costs of $1,113, $1,337 and $3,768 respectively, which amounts are included in depreciation and amortization expense.

  (g) Barter Transactions

     The Company trades commercial air time and outdoor advertising space for goods and services used principally for promotional, sales and other business activities. An asset and liability is recorded at the fair market value of the goods or services received. Barter revenue is recorded and the liability relieved when commercials are broadcast or outdoor advertising space is utilized. Barter expense is recorded and the asset relieved when goods or services are received or used. Barter amounts are not significant to the Company's consolidated financial statements.

  (h) Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities which impacted operations.

  (i) Revenue Recognition

     Radio broadcast revenue is derived from the sale of advertising time to local and national advertisers and is recognized as advertisements are broadcast. Outdoor advertising revenue is derived from contracts with advertisers for the rental of outdoor advertising space and is recognized on an accrual basis ratably over the terms of the contracts, which generally cover periods of one month up to five years. Media representation revenue is derived from commissions on sales of advertising time for radio and television stations under representation contracts by the Company's media representation firm, Katz, and is recognized as advertisements are broadcast.

     Fees received or paid pursuant to time brokerage agreements are recognized as gross revenues or amortized to expense, respectively, over the term of the agreement.

  (j) Representation Contracts

     Representation contracts typically may be terminated by either party upon written notice one year after receipt of such notice. In accordance with industry practice, in lieu of termination, a buyout agreement is typically entered into for the purchase of such contracts by the successor representation firm. The purchase price paid by the successor representation firm is based upon the historical commission income projected over the remaining contract period, including the evergreen or notice period, plus two months.

     Costs of obtaining representation contracts are deferred and amortized over the related period of benefit. Amortization of costs of obtaining representation contracts included in depreciation and amortization was $380 and $10,862 for the years ended December 31, 1997 and 1998, respectively. Gains on the disposition of representation contracts are recognized on the effective date of the buyout agreement as a component of other (income) expense.

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                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (k) Statements of Cash Flows

     For purposes of the statements of cash flows, the Company considers temporary cash investments purchased with original maturities of three months or less to be cash equivalents.

     The Company paid approximately $37,042, $84,610 and $191,674 for interest in 1996, 1997 and 1998, respectively. Cash payments (refunds) for income taxes were $733, $11,079 and ($79) for 1996, 1997 and 1998, respectively.

  (l) Derivative Financial Instruments

     The Company's derivative financial instruments are used to manage well-defined interest rate risks related to interest on the Company's outstanding debt and are not used for trading purposes.

     As interest rates change under interest rate swap and collar agreements, the differential to be paid or received is recognized as an adjustment to interest expense. The Company's exposure to credit loss is minimal as its interest rate swap agreements are with the participating banks under the Company's senior credit facility.

  (m) Basic and Diluted Loss Per Common Share

     Basic and diluted loss per common share is based on the weighted average shares of common stock outstanding during each year. Stock options, the $3.00 Convertible Exchangeable Preferred Stock and the 7% Convertible Preferred Stock are not included in the calculation as their effect would be antidilutive.

     On August 8, 1996, the Company declared a three-for-two stock split effected in the form of a stock dividend payable on August 26, 1996 to shareholders of record at the close of business on August 19, 1996. On December 18, 1997, the Company declared a two-for-one stock split effected in the form of a stock dividend payable on January 12, 1998 to shareholders of record at the close of business on December 29, 1997. All share and per share data (other than authorized share data) has been adjusted to give effect to the stock dividends.

  (n) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, credit risk with respect to trade receivables is limited due to the large number of diversified customers and the geographic diversification of the Company's customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible trade receivables are maintained. At December 31, 1997 and 1998, no receivable from any customer exceeded 5% of stockholders' equity and no customer accounted for more than 10% of net revenues in 1996, 1997 or 1998.

  (o) Stock Option Plan

     The Company accounts for its stock-based award plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, under which compensation expense is recorded to the extent that the current market price of the underlying stock exceeds the exercise price. Note 9(c) provides pro forma net income and pro forma earnings per share disclosures as if the stock-based awards had been accounted for using the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

  (p) Recently Issued Accounting Principle

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. Management does not anticipate that this Statement will have a material impact on the Company's consolidated financial statements.

  (q) Reclassifications

     Certain reclassifications have been made to prior years' consolidated financial statements to conform to the current year presentation.

(2) ACQUISITIONS AND DISPOSITIONS

  (a) Completed Transactions

     On January 17, 1996, the Company acquired Pyramid Communications, Inc. ("Pyramid"), a radio broadcasting company with nine FM and three AM radio stations in five radio markets (Chicago, Philadelphia, Boston, Charlotte and Buffalo) (the "Pyramid Acquisition"). The Pyramid Acquisition was effected through the merger of a wholly-owned subsidiary of the Company with and into Pyramid, with Pyramid surviving the merger as a wholly-owned subsidiary of the Company. The total purchase price, including closing costs, allocated to net assets acquired was approximately $316,343 in cash.

     On May 3, 1996, the Company acquired WKLB-FM in Boston from Fairbanks Communications for $34,000 in cash plus various other direct acquisition costs. On November 26, 1996, the Company exchanged WKLB-FM in Boston (now known as WROR-FM) for WGAY-FM in Washington, D.C. The exchange was accounted for as a like-kind exchange and no gain or loss was recognized upon consummation of the transaction. The Company had previously been operating WGAY-FM under a time brokerage agreement and selling substantially all of the broadcast time of WKLB-FM under a time brokerage agreement, in each case since June 17, 1996, pending completion of the exchange.

     On July 19, 1996, the Company sold WHTT-FM and WHTT-AM in Buffalo to Mercury Radio for $19,500 in cash, and on August 1, 1996, the Company sold WSJZ-FM in Buffalo to American Radio Systems for $12,500 in cash (collectively, the "Buffalo Stations"). The assets of the Buffalo Stations were classified as assets held for sale in the Pyramid Acquisition and no gain or loss was recognized by the Company upon consummation of the sales. The combined net income of the Buffalo stations of approximately $733 has been excluded from the consolidated statement of operations for the year ended December 31, 1996. The excess of the proceeds over the carrying amounts at the dates of sale approximated $2,561 (including interest costs during the holding period of approximately $1,169) and has been accounted for as an adjustment to the original purchase price of the Pyramid Acquisition. The Company had previously entered into time brokerage agreements (effective April 15, 1996 for WSJZ-FM and April 25, 1996 for WHTT-FM and WHTT-AM) to sell substantially all of the broadcast time of these stations pending completion of the sales.

     On August 14, 1996, the Company acquired KYLD-FM in San Francisco from Crescent Communications for $44,000 in cash plus various other direct acquisition costs. The Company had previously been operating KYLD-FM under a time brokerage agreement since May 1, 1996.

     On October 18, 1996, the Company acquired WEDR-FM in Miami from affiliates of the Rivers Group for $65,000 in cash plus various other direct acquisition costs.

     On January 31, 1997, the Company acquired WWWW-FM and WDFN-AM in Detroit from affiliates of Chancellor Broadcasting Company ("CBC") for $30,000 in cash plus various other direct acquisition costs. The Company had previously provided certain sales and promotional functions to WWWW-FM and

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                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

WDFN-AM under a joint sales agreement since February 14, 1996 and subsequently operated the stations under a time brokerage agreement since April 1, 1996.

     On January 31, 1997, the Company acquired KKSF-FM and KDFC-FM/AM in San Francisco from affiliates of the Brown Organization for $115,000 in cash plus various other direct acquisition costs. The Company had previously been operating KKSF-FM and KDFC-FM/AM under a time brokerage agreement since November 1, 1996. On July 21, 1997, the Company sold KDFC-FM to Bonneville International Corporation ("Bonneville") for $50,000 in cash. The assets of KDFC-FM were classified as assets held for sale in connection with the purchase price allocation of the acquisition of KKSF-FM and KDFC-FM/AM and no gain or loss was recognized by the Company upon consummation of the sale. The combined net income of KDFC-FM of approximately $934 has been excluded from the consolidated statement of operations for the year ended December 31, 1997. The excess of the proceeds over the carrying amount at the date of sale approximated $739 (including interest costs during the holding period of approximately $1,750) and has been accounted for as an adjustment to the original purchase price of the acquisition of KKSF-FM and KDFC-FM/AM.

     On April 1, 1997, the Company acquired WJLB-FM and WMXD-FM in Detroit from Secret Communications, L.P. ("Secret") for $168,000 in cash plus various other direct acquisition costs. The Company had previously been operating WJLB-FM and WMXD-FM under time brokerage agreements since September 1, 1996.

     On April 3, 1997, the Company exchanged WQRS-FM in Detroit (which the Company acquired on April 3, 1997 from Secret for $32,000 in cash plus various other direct acquisition costs), to affiliates of Greater Media Radio, Inc. in return for WWRC-AM in Washington, D.C. and $9,500 in cash. The exchange was accounted for as a like-kind exchange and no gain or loss was recognized upon consummation of the transaction. The net purchase price to the Company of WWRC-AM was therefore $22,500. The Company had previously been operating WWRC-AM under a time brokerage agreement since June 17, 1996.

     On May 1, 1997, the Company acquired WDAS-FM/AM in Philadelphia from affiliates of Beasley FM Acquisition Corporation for $103,000 in cash plus various other direct acquisition costs.

     On May 15, 1997, the Company exchanged five of its six stations in Charlotte, North Carolina (WPEG-FM, WBAV-FM/AM, WRFX-FM and WFNZ-AM) for two FM stations in Philadelphia (WIOQ-FM and WUSL-FM) owned by EZ Communications, Inc. ("EZ") in Philadelphia (the "Charlotte Exchange"), and also sold the Company's sixth radio station in Charlotte, WNKS-FM, to EZ for $10,000 in cash and recognized a gain of $3,536. The Charlotte Exchange was accounted for as a like-kind exchange and no gain or loss was recognized upon consummation of the transaction.

     On May 30, 1997, the Company acquired WPNT-FM in Chicago from affiliates of Century Broadcasting Company for $75,740 in cash (including $1,990 for the purchase of the station's accounts receivable) plus various other direct acquisition costs. On June 19, 1997, the Company sold WPNT-FM in Chicago to Bonneville for $75,000 in cash and recognized a gain of $529.

     On June 3, 1997, the Company sold WEJM-FM in Chicago to affiliates of Crawford Broadcasting for $14,750 in cash and recognized a gain of $9,258.

     On July 2, 1997, the Company acquired WLTW-FM and WAXQ-FM in New York and WMZQ-FM, WJZW-FM, WZHF-AM and WBZS-AM in Washington, D.C. from Viacom International, Inc. ("Viacom") for approximately $612,388 in cash including various other direct acquisition costs (the "Viacom Acquisition"). The Viacom Acquisition was financed with (i) bank borrowings under the Senior Credit Facility (as defined) of $552,559; (ii) $53,750 in escrow funds paid by the Company on February 19, 1997 and (iii) $6,079 financed through working capital. In June 1997, the Company issued 5,990,000 shares of $3.00 Convertible Exchangeable Preferred Stock for net proceeds of $287,808 which were used to repay

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES borrowings under the Senior Credit Facility and subsequently were reborrowed on July 2, 1997 as part of the financing of the Viacom Acquisition. On July 7, 1997, the Company sold WJZW-FM in Washington, D.C. to affiliates of Capital Cities/ABC Radio for $68,000 in cash. The assets of WJZW-FM, as well as the assets of WZHF-AM and WBZS-AM, which were sold on August 13, 1997, were accounted for as assets held for sale in connection with the purchase price allocation of the Viacom Acquisition and no gain or loss was recognized by the Company upon consummation of the sales. The combined net income of WJZW-FM, WZHF-AM and WBZS-AM of approximately $153 has been excluded from the consolidated statement of operations for the year ended December 31, 1997. The excess of the carrying amounts over the proceeds at the dates of sale approximated $894 and has been accounted for as an adjustment to the original purchase price of the Viacom Acquisition.

     On July 7, 1997, the Company sold the Federal Communications Commission ("FCC") authorizations and certain transmission equipment previously used in the operation of KYLD-FM in San Francisco to Susquehanna Radio Corporation ("Susquehanna") for $44,000 in cash and recognized a gain of $1,726. Simultaneously therewith, CBC sold the call letters "KSAN-FM" (which CBC previously used in San Francisco) to Susquehanna. On July 7, 1997, the Company and CBC entered into a time brokerage agreement to enable the Company to operate KYLD-FM on the frequency previously assigned to KSAN-FM, and on July 7, 1997, CBC changed the call letters of KSAN-FM to KYLD-FM. Upon the consummation of the Chancellor Merger (as defined herein), the Company changed the format of the new KYLD-FM to the format previously operated on the old KYLD-FM.

     On July 14, 1997, the Company completed the disposition of WLUP-FM in Chicago to Bonneville for net proceeds of $80,000 which were held by a qualified intermediary pending the completion of the deferred exchange of WLUP-FM for KZPS-FM and KDGE-FM in Dallas. On October 7, 1997, the Company applied the net proceeds from the disposition of WLUP-FM of $80,000 in cash, plus an additional $3,500 and various other direct acquisition costs, in a deferred exchange of WLUP-FM for KZPS-FM and KDGE-FM in Dallas. The exchange was accounted for as a like-kind exchange and no gain or loss was recognized upon consummation of the transaction. The Company had previously operated KZPS-FM and KDGE-FM under time brokerage agreements effective August 1, 1997.

     On July 21, 1997, the Company entered into a time brokerage agreement with CBC whereby the Company began managing certain limited functions of CBC's stations KISQ-FM (formerly KBGG-FM), KNEW-AM and KABL-FM in San Francisco pending the consummation of the Chancellor Merger (as defined herein), which occurred on September 5, 1997.

     On August 13, 1997, the Company sold WBZS-AM and WZHF-AM in Washington, D.C. (acquired as part of the Viacom Acquisition) for $13,000 and KDFC-AM in San Francisco for $5,000 to affiliates of Douglas Broadcasting ("Douglas") for a total sales price of $18,000 in the form of a note receivable. The note receivable bears interest at 7 3/4%, with a balloon principal payment due four years after closing. At closing, Douglas was required to post a $1,000 letter of credit for the benefit of the Company that will remain outstanding until all amounts due under the promissory note are paid.

     On August 27, 1997, the Company sold WEJM-AM in Chicago to Douglas for $7,500 in cash and recognized a gain of $3,331.

     On September 5, 1997, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of February 19, 1997 and amended and restated on July 31, 1997 (the "Chancellor Merger Agreement"), among CBC, Chancellor Radio Broadcasting Company ("CRBC"), Evergreen Media Corporation ("Evergreen"), Evergreen Mezzanine Holdings Corporation ("EMHC") and Evergreen Media Corporation of Los Angeles ("EMCLA"), (i) CBC was merged (the "Parent Merger") with and into EMHC, a direct, wholly-owned subsidiary of Evergreen, with EMHC remaining as the surviving corporation and (ii) CRBC was merged (the "Subsidiary Merger") with and into EMCLA, a direct, wholly-owned subsidiary of EMHC,

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES with EMCLA remaining as the surviving corporation (collectively, the "Chancellor Merger"). Upon consummation of the Parent Merger, the Company was renamed Chancellor Media Corporation and EMHC was renamed Chancellor Mezzanine Holdings Corporation ("CMHC"). Upon consummation of the Subsidiary Merger, EMCLA was renamed Chancellor Media Corporation of Los Angeles ("CMCLA"). Consummation of the Chancellor Merger added 52 radio stations (36 FM and 16 AM) to the Company's portfolio of stations, including 13 stations in markets in which the Company previously operated. The total purchase price allocated to net assets acquired was approximately $1,998,383 which included (i) the conversion of each outstanding share of CBC Common Stock into 0.9091 shares of the Company's Common Stock, resulting in the issuance of 34,617,460 shares of the Company's Common Stock at $15.50 per share, (ii) the assumption of long-term debt of CRBC of $949,000 which included $549,000 of borrowings outstanding under the CRBC senior credit facility, $200,000 of CRBC's 9 3/8% Senior Subordinated Notes due 2004 and $200,000 of CRBC's 8 3/4% Senior Subordinated Notes due 2007 (iii) the issuance of 2,117,629 shares of CMCLA's 12% Exchangeable Preferred Stock in exchange for CRBC's substantially identical securities with a fair value of $215,570 including accrued and unpaid dividends of $3,807, (iv) the issuance of 1,000,000 shares of CMCLA's 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock in exchange for CRBC's substantially identical securities with a fair value of $120,217 including accrued and unpaid dividends of $772, (v) the issuance of 2,200,000 shares of the Company's 7% Convertible Preferred Stock in exchange for CBC's substantially identical securities with a fair value of $111,048 including accrued and unpaid dividends of $1,048, (vi) the assumption of stock options issued to CBC stock option holders with a fair value of $34,977 and (vii) estimated acquisition costs of $31,000.

     On October 28, 1997, the Company acquired Katz, a full-service media representation firm, in a tender offer transaction for a total purchase price of approximately $379,101 (the "Katz Acquisition") which included (i) the conversion of each outstanding share of Katz Common Stock into the right to receive $11.00 in cash, resulting in total cash payments of $149,601, (ii) the assumption of long-term debt of Katz and its subsidiaries of $222,000 which included $122,000 of borrowings outstanding under the Katz senior credit facility and $100,000 of 10 1/2% Senior Subordinated Notes due 2007 of Katz Media Corporation (a subsidiary of Katz) and (iii) estimated acquisition costs of $7,500.

     On December 29, 1997, the Company acquired five radio stations from Pacific and Southern Company, Inc., a subsidiary of Gannett Co., Inc., consisting of WGCI-FM/AM in Chicago for $140,000, KKBQ-FM/AM in Houston for $110,000 and KHKS-FM in Dallas for $90,000, for an aggregate purchase price of $340,000 in cash plus various other direct acquisition costs.

     On January 30, 1998, the Company acquired KXPK-FM in Denver from Ever Green Wireless LLC for $26,000 in cash plus various other direct acquisition costs, of which $1,655 was previously paid by the Company as escrow funds and are classified as other assets at December 31, 1997. The Company had previously been programming KXPK-FM under a time brokerage agreement since September 1, 1997.

     On April 3, 1998, the Company exchanged WTOP-AM in Washington, KZLA-FM in Los Angeles and WGMS-FM in Washington plus $63,000 in cash (including $3,000 previously paid by the Company as escrow funds and classified as other assets at December 31, 1997) to Bonneville for WTJM-FM in New York, KLDE-FM in Houston and KBIG-FM in Los Angeles and recognized a gain of $123,845. The Company had previously operated KLDE-FM and KBIG-FM under time brokerage agreements since October 1, 1997 and WTJM-FM since October 10, 1997, and had sold substantially all of the broadcast time of WTOP-AM, KZLA-FM and WGMS-FM to Bonneville since October 1, 1997.

     On May 29, 1998, as part of the Capstar/SFX Transaction (defined below), the Company exchanged WAPE-FM and WFYV-FM in Jacksonville (valued at $53,000) for Capstar Broadcasting Corporation (together with its subsidiaries, "Capstar") station KODA-FM in Houston (the "Houston Exchange"). As part of the transaction, the Company also paid cash of $90,250 to the owners of KVET-AM, KVET-FM and KASE-FM, who simultaneously transferred such stations to Capstar.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

     On June 1, 1998, the Company acquired WWDC-FM/AM in Washington, D.C. from Capitol Broadcasting Company and its affiliates for $74,062 in cash (including $2,062 for the purchase of the stations' accounts receivable) plus various other direct acquisition costs.

     On June 15, 1998, the Company's national radio network, The AMFM Radio Networks, acquired the syndicated programming shows of Global Satellite Network for $14,000 in cash plus various other direct acquisition costs. The syndicated programming shows acquired include "Rockline", "Modern Rock Live", "Reelin' in the Years" and the concert series "Live from the Pit".

     On July 31, 1998, the Company acquired Martin Media L.P., Martin & MacFarlane, Inc. and certain affiliated companies ("Martin") for a total purchase price of $615,117 which consisted of $612,848 in cash including various other direct acquisition costs and the assumption of notes payable of $2,270. Martin is an outdoor advertising company with over 13,700 billboards and outdoor displays in 12 states serving 23 markets. As part of the Martin transaction, the Company acquired an asset purchase agreement with Kunz & Company and paid an additional $6,000 in cash for a purchase option deposit previously paid by Martin.

     On August 28, 1998, the Company acquired various syndicated programming shows of Casey Kasem and the related programming libraries for $7,150 in cash and $7,000 in the form of a note payable due August 2000. The note is payable in two equal annual installments of $3,500 each on August 28, 1999 and August 28, 2000.

     On October 23, 1998, the Company acquired Primedia Broadcast Group, Inc. and certain of its affiliates, which own and operate eight FM radio stations in Puerto Rico, for a purchase price of $75,619 including various other direct acquisition costs.

     On November 13, 1998, the Company acquired approximately 1,000 billboards and outdoor display faces from Kunz & Company for $40,264 in cash, of which $6,000 was previously paid as a purchase option deposit in connection with the Martin acquisition on July 31, 1998. The Company had previously been operating these properties under a management agreement effective July 31, 1998.

     On December 1, 1998, the Company acquired the assets and working capital of the outdoor advertising division of Whiteco Industries, Inc. ("Whiteco"), including approximately 22,500 billboards and outdoor displays in 34 states, for $981,698 in cash including various other direct acquisition costs.

     Between September and December 1998, the Company acquired approximately 670 additional billboards and outdoor displays in various markets for approximately $23,582 in cash.

     The acquisitions discussed above were accounted for as purchases, and are subject to certain adjustments. Accordingly, the accompanying consolidated financial statements include the results of operations of the acquired entities accounted for as purchases from the dates of acquisition.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

     A summary of the net assets acquired follows:

                                                      1996        1997         1998
                                                    --------   ----------   ----------
Cash and cash equivalents.........................  $  1,011   $    9,724   $    7,826
Accounts receivable, net..........................    13,618      129,907       31,223
Other current assets..............................     1,125       27,596       16,098
Property and equipment............................    11,519      118,371    1,238,365
Assets held for sale..............................    32,000      131,000           --
Intangible assets.................................   465,824    3,823,746    1,133,062
Other assets......................................        --       26,742        1,195
Accounts payable and accrued expenses.............    (4,536)    (100,422)     (14,973)
Deferred tax liabilities..........................   (61,218)    (279,371)     (98,042)
Other liabilities.................................        --      (39,681)         (12)
                                                    --------   ----------   ----------
          Total net assets acquired...............   459,343    3,847,612    2,314,742
Less:
  Cash and cash equivalents acquired..............     1,011        9,724        7,826
  Prior year escrow payments......................        --       17,000        4,655
  Notes payable...................................        --           --        9,270
  Long-term debt assumed..........................        --    1,171,000           --
  Redeemable preferred stock issued...............        --      335,787           --
  Preferred stock issued..........................        --      111,048           --
  Common stock issued.............................        --      536,571           --
  Stock options assumed...........................        --       34,977           --
  Gain on exchange................................        --           --      123,845
  Assets transferred in exchange..................        --           --      173,155
                                                    --------   ----------   ----------
Cash paid for acquisitions........................  $458,332   $1,631,505   $1,995,991
                                                    ========   ==========   ==========

     The pro forma consolidated condensed results of operations data for 1997 and 1998, as if the 1997 and 1998 acquisitions and dispositions discussed above, the 1997 preferred stock offering described in note 9, the 8 1/8% Notes offering described in note 7(f), the 9% Notes offering described in note 7(g), the 8% Senior Notes offering described in note 7(b) and the amendment and restatement of the Senior Credit Facility described in note 7(a) occurred at January 1, 1997, follow:

                                                                     UNAUDITED
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
Net revenues................................................  $1,227,083   $1,460,968
Net loss....................................................    (200,485)     (92,054)
Basic and diluted loss per common share.....................       (1.67)       (0.85)

     The pro forma results are not necessarily indicative of the financial results which would have occurred if the transactions had been in effect for the entire periods presented.

     On January 21, 1999 and February 9, 1999, the Company acquired approximately 4,500 outdoor display faces from Triumph Outdoor Holdings and certain affiliated companies for $36,345 in cash including working capital and various other direct acquisition costs and is subject to certain adjustments.

     On January 28, 1999, the Company acquired Wincom Broadcasting Corporation which owns WQAL-FM in Cleveland. The Company had previously been operating WQAL-FM under a time brokerage agreement effective October 1, 1998. On February 2, 1999, the Company acquired five additional radio stations in Cleveland including (i) WDOK-FM and WRMR-AM from Independent Group Limited

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

Partnership, (ii) WZAK-FM from Zapis Communications and (iii) Zebra Broadcasting Corporation which owns WZJM-FM and WJMO-AM. The six Cleveland stations were acquired for an aggregate purchase price of $282,970 in cash including working capital and is subject to certain adjustments.

     Subsequent to January 1, 1999, the Company acquired approximately 100 additional billboards and outdoor displays in various markets for approximately $8,178 in cash.

  (b) Pending Transactions

     On February 20, 1998, the Company entered into an agreement to acquire from Capstar KTXQ-FM and KBFB-FM in Dallas/Ft. Worth, KODA-FM, KKRW-FM and KQUE-AM in Houston, KPLN-FM and KYXY-FM in San Diego and WDRV-FM, WJJJ-FM, WXDX-FM and WDVE-FM in Pittsburgh (collectively, "the Capstar/SFX Stations") for an aggregate purchase price of approximately $637,500 in a series of purchases and exchanges over a period of three years (the "Capstar/SFX Transaction"). The Capstar/ SFX Stations were acquired by Capstar as part of Capstar's acquisition of SFX on May 29, 1998. On May 29, 1998, the Company completed the Houston Exchange (defined above) and began programming the remaining ten Capstar/SFX Stations under time brokerage agreements. The purchase price for the remaining ten Capstar/SFX Stations will be approximately $494,250. The Company is currently assessing whether the terms of the Capstar/SFX Transaction will be modified upon the consummation of the Capstar Merger.

     On August 14, 1998, the Company entered into an agreement to sell WMVP-AM in Chicago to ABC, Inc. for $21,000 in cash. The Company entered into a time brokerage agreement to sell substantially all of the broadcast time of WMVP-AM effective September 10, 1998. Although there can be no assurance, the Company expects that the disposition of WMVP-AM will be consummated in the second quarter of 1999.

     On August 26, 1998, the Company and Capstar entered into an agreement to merge in a stock-for-stock transaction that will create the nation's largest radio broadcasting entity (the "Capstar Merger"). Pursuant to this agreement, as amended, the Company will acquire Capstar in a merger of Capstar into a wholly-owned subsidiary of Chancellor Media. Each share of Chancellor Media common stock will represent one share in the combined entity. Each share of Capstar common stock will entitle the holder thereof to 0.4955 of a share of common stock of Chancellor Media. Upon consummation of its pending transactions, Capstar will own and operate or program approximately 340 radio stations serving 81 mid-sized markets nationwide. On February 1, 1999, the Company began operating WKNR-AM in Cleveland, a station owned by Capstar, under a time brokerage agreement. The Capstar Merger is subject to stockholder approval of both the Company and Capstar. Although there can be no assurance, the Company expects that the Capstar Merger will be consummated in the second quarter or early third quarter of 1999.

     On September 15, 1998, the Company entered into an agreement to acquire KKFR-FM and KFYI-AM in Phoenix from The Broadcast Group, Inc. for $90,000 in cash. The Company began operating KKFR-FM and KFYI-AM under a time brokerage agreement effective November 5, 1998. Although there can be no assurance, the Company expects that the Phoenix acquisition will be consummated in the second quarter of 1999.

     Consummation of each of the transactions discussed above is subject to various conditions, including, in most cases, approval from the FCC and the expiration or early termination of any waiting period required under the HSR Act. The Company believes that such conditions will be satisfied in the ordinary course, but there can be no assurance that this will be the case.

  (c) Other Transactions

     On April 13, 1998, the Company and Secret entered into a settlement agreement regarding WFLN-FM in Philadelphia. Previously in August 1996, the Company and Secret had entered into an agreement under which the Company would acquire WFLN-FM from Secret for $37,750 in cash. In April 1997, the Company

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES entered into an agreement to sell WFLN-FM to Greater Media for $41,800 in cash. On July 16, 1997, Secret purported to terminate the sale of WFLN-FM to the Company. The Company subsequently brought suit against Secret to enforce its rights to acquire WFLN-FM. Pursuant to a court settlement entered in August 1997 and the settlement agreement between the Company and Secret entered on April 13, 1998, (i) Secret sold WFLN-FM directly to Greater Media for $37,750, (ii) Greater Media deposited $4,050 (the difference between the Company's proposed acquisition price for WFLN-FM from Secret and the Company's proposed sale price for WFLN-FM to Greater Media) with the court and (iii) the Company received $3,500 of such amount deposited by Greater Media with the court, plus applicable interest (the "WFLN Settlement"), and Secret received the balance of $550, plus applicable interest.

     On May 29, 1998, Capstar sold KKPN-FM in Houston (acquired by Capstar as part of Capstar's acquisition of SFX Broadcasting, Inc. ("SFX")) due to the attributable ownership of Hicks Muse in both Capstar and the Company in order to comply with the FCC's multiple ownership limits. In connection with Capstar's sale of KKPN-FM, the Company received a commission from Capstar of $1,730.

(3) OTHER ASSETS

     Other current assets consist of the following at December 31, 1997 and 1998:

                                                               1997      1998
                                                              -------   -------
Prepaid expenses and other..................................  $18,348   $42,451
Representation contracts receivable.........................   16,463    17,458
                                                              -------   -------
                                                              $34,811   $59,909
                                                              =======   =======

     Other assets consist of the following at December 31, 1997 and 1998:

                                                                1997       1998
                                                              --------   --------
Note receivable -- Capstar(a)...............................  $     --   $150,000
Note receivable -- Douglas (note 2).........................    18,000     18,000
Deferred debt issuance costs, less accumulated amortization
  of $943 in 1997 and $4,711 in 1998........................    24,624     66,959
Deferred costs on purchases of representation contracts,
  less accumulated amortization of $380 in 1997 and $11,242
  in 1998...................................................    35,411     56,719
Investments at cost(b)......................................        --     30,000
Representation contracts receivable.........................    12,187     14,181
Escrow deposits (note 2)....................................     4,655         --
Other.......................................................    18,619     23,034
                                                              --------   --------
                                                              $113,496   $358,893
                                                              ========   ========

---------------

(a) On May 29, 1998, the Company provided a loan (the "Capstar Loan") to Capstar in the principal amount of $150,000 as part of the Capstar/SFX Transaction. The Capstar Loan bears interest at the rate of 12% per annum (subject to increase in certain circumstances), and is secured by a senior pledge of common stock of Capstar's direct subsidiary. A portion of the Capstar Loan will be prepaid by Capstar in connection with the Company's acquisition of, and the proceeds of such prepayment would be used by the Company as a portion of the purchase price for, each Capstar/SFX Station. Hicks Muse, which is a substantial shareholder of the Company, controls Capstar, and certain officers and directors of the Company are directors and/or executive officers of Capstar and/or Hicks Muse.

(b) On October 9, 1998, the Company acquired a non-voting interest in Z-Spanish Media Corporation for $25,000 in cash, which is accounted for under the cost method. Z-Spanish Media is the owner and

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES operator of 22 Hispanic format radio stations in California, Texas, Arizona and Illinois and provides Hispanic format network programming to an additional 28 affiliated radio stations. Also, on December 18, 1998, the Company acquired an interest in USA Digital Radio for $5,000 in cash, which is accounted for under the cost method. USA Digital Radio is a leading developer of In-Band On-Channel(TM) AM and FM digital audio broadcasting technology, which is designed to allow radio broadcasters to transmit both analog and digital signals simultaneously using existing frequency spectrum allocations.

(4) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1997 and 1998:

                                               ESTIMATED USEFUL LIFE     1997        1998
                                               ---------------------   --------   ----------
Advertising structures.......................         15 years         $     --   $1,178,751
Transmitter and studio equipment.............       3-20 years           90,493       96,515
Buildings and improvements...................       3-35 years           36,914       58,491
Land.........................................               --           23,122       46,062
Furniture and fixtures.......................        5-7 years           15,554       24,765
Construction in progress.....................               --               --       13,114
Vehicles.....................................        5-7 years            2,870        7,625
Other equipment..............................          Various           23,576       35,914
                                                                       --------   ----------
                                                                        192,529    1,461,237
Less accumulated depreciation................                            32,732       73,081
                                                                       --------   ----------
                                                                       $159,797   $1,388,156
                                                                       ========   ==========

(5) INTANGIBLE ASSETS

     Intangible assets consist of the following at December 31, 1997 and 1998:

                                             ESTIMATED USEFUL LIFE      1997         1998
                                             ---------------------   ----------   ----------
Broadcast licenses.........................       15-40 years        $3,593,384   $4,110,469
Goodwill...................................       15-40 years           631,739    1,086,083
Other......................................        1-40 years           491,272      532,011
                                                                     ----------   ----------
                                                                      4,716,395    5,728,563
Less accumulated amortization..............                             311,952      672,516
                                                                     ----------   ----------
                                                                     $4,404,443   $5,056,047
                                                                     ==========   ==========

     Other intangible assets include: (i) premium advertising revenue base (the value of the higher radio advertising revenues in certain of the Company's markets as compared to other markets of similar population); (ii) advertising client base (the value of the well-established advertising base in place at the time of acquisition of certain stations); (iii) talent contracts (the value of employment contracts between certain stations and their key employees); (iv) fixed asset delivery premium (the benefit expected from the Company's ability to operate fully constructed and operational stations from the date of acquisition), (v) premium audience growth pattern (the value of expected above-average population growth in a given market) and (vi) the fair market value of media representation contracts acquired in connection with the acquisition of Katz.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

(6) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following at December 31, 1997 and 1998:

                                                                1997       1998
                                                              --------   --------
Accounts payable............................................  $ 78,990   $113,362
Accrued interest............................................    18,130     43,221
Accrued payroll.............................................    34,274     36,858
Representation contracts payable............................    21,680     24,859
Notes payable...............................................        --      4,198
Accrued dividends...........................................    16,120      2,353
Other accrued expenses......................................     9,221     11,767
                                                              --------   --------
                                                              $178,415   $236,618
                                                              ========   ========

(7) LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1997 and 1998:

                                                                 1997         1998
                                                              ----------   ----------
Senior Credit Facility(a)...................................  $1,573,000   $1,596,000
8% Senior Notes(b)..........................................          --      750,000
9 3/8% Notes(c).............................................     200,000      200,000
8 3/4% Notes(d).............................................     200,000      200,000
10 1/2% Notes(e)............................................     100,000      100,000
8 1/8% Notes(f).............................................     500,000      500,000
9% Notes(g).................................................          --      750,000
                                                              ----------   ----------
          Total long-term debt..............................  $2,573,000   $4,096,000
                                                              ==========   ==========

  (a) Senior Credit Facility

     The Company's senior credit facility, as amended on November 9, 1998 (the "Senior Credit Facility") provides for aggregate commitments under a revolving loan facility and a term loan facility of $1,600,000 and $900,000, respectively. In connection with the amendment and restatement of the Senior Credit Facility on April 25, 1997, the Company wrote off the unamortized balance of deferred debt issuance costs of $4,350 (net of a tax benefit of $2,343) as an extraordinary charge in 1997.

     Borrowings under the Senior Credit Facility bear interest at a rate which, at the option of the Company, is based on the participating banks' prime rate or Eurodollar rate, plus an incremental rate. Without giving effect to the interest rate swap and cap agreements described below, the interest rate on the $900,000 outstanding under the term loan facility at December 31, 1998 was 7.31%, based on Eurodollar rates, and the interest rate on the $680,000 and $16,000 of advances outstanding under the revolving loan facility were 7.31% on a blended basis and 8.5%, respectively, at December 31, 1998, based on the Eurodollar and prime rates, respectively. The Company pays fees ranging from 0.25% to 0.375% per annum on the aggregate unused portion of the loan commitment based upon the leverage ratio for the most recent quarter end, in addition to an annual agent's fee.

     Pursuant to the Senior Credit Facility, the Company is required to enter into interest hedging agreements that result in fixing or placing a cap on the Company's floating rate debt so that no less than 50% of the principal amount of total debt outstanding has a fixed or capped rate. At December 31, 1998, interest rate swap agreements covering a notional balance of $1,810,000 were outstanding. These outstanding swap agreements mature from 1999 through 2002 and require the Company to pay fixed rates of 4.70% to 6.63%

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES while the counterparty pays a floating rate based on the three-month London Interbank Borrowing Offered Rate ("LIBOR"). During the years ended December 31, 1996, 1997 and 1998, the Company recognized charges under its interest rate swap agreements of $111, $2,913 and $5,134 respectively. The Company's exposure to credit loss is minimal as its interest rate swap agreements are with the participating banks under the senior credit facility.

     The term loan facility is payable in quarterly installments commencing on September 30, 2000 and ending June 30, 2005. The revolving loan facility requires scheduled annual reductions of the commitment amount, payable in quarterly installments commencing on September 30, 2000 and ending on June 30, 2005. The capital stock of the Company's subsidiaries is pledged to secure the performance of the Company's obligations under the Senior Credit Facility, and each of the Company's domestic subsidiaries have guaranteed those obligations.

  (b) 8% Senior Notes

     On November 17, 1998, the Company issued $750,000 aggregate principal amount of 8% Senior Notes due 2008 (the "8% Senior Notes") for estimated net proceeds of $730,000 in a private placement. Interest on the 8% Senior Notes is payable semiannually, commencing on May 1, 1999. The 8% Senior Notes mature on November 1, 2008 and are redeemable, in whole or in part, at the option of the Company at a redemption price equal to 100% plus the Applicable Premium (as defined in the indenture governing the 8% Senior Notes) plus accrued and unpaid interest. In addition, on or prior to November 1, 2001, the Company may redeem up to 25% of the original aggregate principal amount of the 8% Senior Notes at a redemption price equal to 108% plus accrued and unpaid interest with the net proceeds of one or more public equity offerings of Chancellor Media, CMHC or CMCLA. Upon the occurrence of a change in control (as defined in the indenture governing the 8% Senior Notes), the holders of the 8% Senior Notes have the right to require the Company to repurchase all or any part of the 8% Senior Notes at a purchase price equal to 101% plus accrued and unpaid interest.

  (c) 9 3/8% Notes

     Upon consummation of the Chancellor Merger, on September 5, 1997, the Company assumed CRBC's $200,000 aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2004 (the "9 3/8% Notes"). Interest on the 9 3/8% Notes is payable semiannually, commencing on April 1, 1996. The 9 3/8% Notes mature on October 1, 2004 and are redeemable, in whole or in part, at the option of the Company on or after February 1, 2000, at redemption prices ranging from 104.688% at February 1, 2000 and declining to 100% on or after February 1, 2003, plus in each case accrued and unpaid interest. In addition, on or prior to January 31, 1999, the Company may redeem up to 25% of the original aggregate principal amount of the 9 3/8% Notes at a redemption price of 107.031% plus accrued and unpaid interest with the net proceeds of one or more public equity offerings of CMHC or CMCLA. Upon the occurrence of a change in control (as defined in the indenture governing the 9 3/8% Notes), the holders of the 9 3/8% Notes have the right to require the Company to repurchase all or any part of the 9 3/8% Notes at a purchase price equal to 101% plus accrued and unpaid interest.

  (d) 8 3/4% Notes

     Upon consummation of the Chancellor Merger, on September 5, 1997, the Company assumed CRBC's $200,000 aggregate principal amount of 8 3/4% Senior Subordinated Notes due 2007 (the "8 3/4% Notes"). Interest on the 8 3/4% Notes is payable semiannually, commencing on December 15, 1997. The 8 3/4% Notes mature on June 15, 2007 and are redeemable, in whole or in part, at the option of the Company on or after June 15, 2002, at redemption prices ranging from 104.375% at June 15, 2002 and declining to 100% on or after June 15, 2005, plus in each case accrued and unpaid interest. In addition, prior to June 15, 2000, the Company

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES may redeem up to 25% of the original aggregate principal amount of the 8 3/4% Notes at a redemption price of 108.75% plus accrued and unpaid interest with the net proceeds of one or more public equity offerings of CMHC or CMCLA. Upon the occurrence of a change in control (as defined in the indenture governing the 8 3/4% Notes) on or prior to June 15, 2000, the 8 3/4% Notes may be redeemed as a whole at the option of the Company at a redemption price of 100% plus the Applicable Premium (as defined in the indenture governing the 8 3/4% Notes) and accrued and unpaid interest. Upon the occurrence of a change in control after June 15, 2000, the holders of the 8 3/4% Notes have the right to require the Company to repurchase all or any part of the 8 3/4% Notes at a purchase price equal to 101% plus accrued and unpaid interest.

  (e) 10 1/2% Notes

     Upon consummation of the Katz Acquisition, on October 28, 1997, the Company assumed Katz Media Corporation's $100,000 aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2007 (the "10 1/2% Notes"). Interest on the
10 1/2% Notes is payable semiannually, commencing on July 15, 1997. The 10 1/2% Notes mature on January 15, 2007 and are redeemable, in whole or in part, at the option of the Company on or after January 15, 2002, at redemption prices ranging from 105.25% at January 15, 2002 and declining to 100% on or after January 15, 2006, plus in each case accrued and unpaid interest. In addition, prior to January 15, 2000, the Company may redeem up to 35% of the original aggregate principal amount of the 10 1/2% Notes at a redemption price of 109.5% plus accrued and unpaid interest with the net proceeds of one or more offerings of equity interests of Chancellor Media, CMHC or CMCLA. Upon the occurrence of a change in control (as defined in the indenture governing the 10 1/2% Notes), the holders of the 10 1/2% Notes have the right to require the Company to repurchase all or any part of the 10 1/2% Notes at a purchase price equal to 101% plus accrued and unpaid interest.

  (f) 8 1/8% Notes

     On December 22, 1997, the Company issued $500,000 aggregate principal amount of 8 1/8% Senior Subordinated Notes due 2007 (the "8 1/8% Notes") for estimated net proceeds of $485,000 in a private placement and subsequently registered the 8 1/8% Notes on May 8, 1998. Interest on the 8 1/8% Notes is payable semiannually, commencing on June 15, 1998. The 8 1/8% Notes mature on December 15, 2007 and are redeemable, in whole or in part, at the option of the Company on or after December 15, 2002, at redemption prices ranging from 104.063% at December 15, 2002 and declining to 100% on or after December 15, 2005, plus in each case accrued and unpaid interest. In addition, prior to December 15, 2000, the Company may redeem up to 35% of the original aggregate principal amount of the 8 1/8% Notes at a redemption price of 108.125% plus accrued and unpaid interest with the net proceeds of one or more public equity offerings of Chancellor Media, CMHC or CMCLA. Also, upon the occurrence of a change in control (as defined in the indenture governing the 8 1/8% Notes), the 8 1/8% Notes may be redeemed as a whole at the option of the Company at a redemption price of 100% plus the Applicable Premium (as defined in the indenture governing the 8 1/8% Notes) and accrued and unpaid interest. Upon the occurrence of a change in control after December 15, 2000, the holders of the 8 1/8% Notes have the right to require the Company to repurchase all or any part of the 8 1/8% Notes at a purchase price equal to 101% plus accrued and unpaid interest.

  (g) 9% Notes

     On September 30, 1998, the Company issued $750,000 aggregate principal amount of 9% Senior Subordinated Notes due 2008 (the "9% Notes") for estimated net proceeds of $730,000 in a private placement and subsequently registered the 9% Notes on December 10, 1998. Interest on the 9% Notes is payable semiannually, commencing on April 1, 1999. The 9% Notes mature on October 1, 2008 and are redeemable, in whole or in part, at the option of the Company on and after October 1, 2003, at redemption prices ranging from 106.5% at October 1, 2003 and declining to 100% on October 1, 2008, plus in each case accrued and unpaid interest. In addition, on or prior to October 1, 2000, the Company may redeem up to 25%

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES of the original aggregate principal amount of the 9% Notes at a redemption price of 109% plus accrued and unpaid interest with the net proceeds of one or more public equity offerings of Chancellor Media, CMHC or CMCLA. Upon the occurrence of a change in control (as defined in the indenture governing the 9% Notes), the 9% Notes may be redeemed, on or prior to October 1, 2000, as a whole at the option of the Company at a redemption price of 100% plus the Applicable Premium (as defined in the indenture governing the 9% Notes) and accrued and unpaid interest. Upon the occurrence of a change in control after October 1, 2000, the holders of the 9% Notes have the right to require the Company to repurchase all or any part of the 9% Notes at a purchase price equal to 101% plus accrued and unpaid interest.

  (h) Other

     The 9 3/8% Notes, the 8 3/4% Notes, the 10 1/2% Notes, the 8 1/8% Notes and the 9% Notes (collectively, the "Subordinated Notes") are unsecured obligations of the Company, subordinated in right of payment to all existing and any future senior indebtedness of the Company. The Subordinated Notes are fully and unconditionally guaranteed, on a joint and several basis, by all of the Company's direct and indirect subsidiaries other than certain inconsequential subsidiaries (the "Subsidiary Guarantors"). The Subsidiary Guarantors are wholly-owned subsidiaries of the Company.

     The 8% Senior Notes are senior unsecured obligations of the Company and rank equal in right of payment to the obligations of the Company under the Senior Credit Facility and existing and all other indebtedness of the Company not expressly subordinated to the 8% Senior Notes. However, because the 8% Senior Notes are unsecured, the 8% Senior Notes are effectively subordinated in right of payment to the Company's secured debt, including the Senior Credit Facility. The 8% Senior Notes are fully and unconditionally guaranteed, on a joint and several basis, by the Subsidiary Guarantors.

     The Senior Credit Facility and the indentures governing the 8% Senior Notes and the Subordinated Notes contain customary restrictive covenants, which, among other things and with certain exceptions, limit the ability of the Company and its subsidiaries to incur additional indebtedness and liens in connection therewith, enter into certain transactions with affiliates, pay dividends, consolidate, merge or effect certain asset sales, issue additional stock, effect an asset swap and make acquisitions. The Company is required under the Senior Credit Facility to maintain specified financial ratios, including leverage, cash flow and debt service coverage ratios (as defined).

     A summary of the future maturities of long-term debt at December 31, 1998 follows:

1999........................................................  $       --
2000........................................................      67,500
2001........................................................     157,500
2002........................................................     180,000
2003........................................................     316,000
Thereafter..................................................   3,375,000

(8) REDEEMABLE PREFERRED STOCK

  (a) 12 1/4% Preferred Stock

     Upon consummation of the Chancellor Merger on September 5, 1997, the Company issued 1,000,000 shares of CMCLA's 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock (the "12 1/4% Preferred Stock") in exchange for CRBC's substantially identical securities with a fair value of $120,217 including accrued and unpaid dividends of $772. The liquidation preference of each share of 12 1/4% Preferred Stock was $119.445 plus accrued and unpaid dividends of $1,829 at December 31, 1997. The dividend rate on the 12 1/4% Preferred Stock was 12.25% per annum of the liquidation preference and was payable quarterly.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

     On July 20, 1998, CMCLA completed a consent solicitation (the "12 1/4% Preferred Stock Consent Solicitation") to modify certain timing restrictions on its ability to exchange all shares of its 12 1/4% Preferred Stock for its 12 1/4% Subordinated Exchange Debentures due 2008 (the "12 1/4% Debentures"). Consenting holders of 12 1/4% Preferred Stock received payments of $0.05 per share of 12 1/4% Preferred Stock. On July 23, 1998, CMCLA exchanged the shares of 12 1/4% Preferred Stock for 12 1/4% Debentures (the "12 1/4% Exchange"). In connection with the 12 1/4% Preferred Stock Consent Solicitation and 12 1/4% Exchange, CMCLA incurred approximately $170 in transaction costs which were recorded as deferred debt issuance costs.

     On August 19, 1998, CMCLA completed a cash tender offer (the "12 1/4% Debentures Tender Offer") for all of its 12 1/4% Debentures for an aggregate repurchase cost of $143,836 which included (i) the principal amount of the 12 1/4% Debentures of $119,445, (ii) premiums on the repurchase of the 12 1/4% Debentures of $22,683, (iii) accrued and unpaid interest on the 12 1/4% Debentures from July 23, 1998 through August 19, 1998 of $1,138 and (iv) estimated transaction costs of $570. In connection with the 12 1/4% Debentures Tender Offer, CMCLA recorded an extraordinary charge of $15,224 (net of a tax benefit of $8,199) consisting of the premiums, estimated transaction costs and the write-off of the unamortized balance of deferred debt issuance costs.

  (b) 12% Preferred Stock

     Upon consummation of the Chancellor Merger, on September 5, 1997, the Company issued 2,117,629 shares of CMCLA's 12% Exchangeable Preferred Stock (the "12% Preferred Stock") in exchange for CRBC's substantially identical securities with a fair value of $215,570 including accrued and unpaid dividends of $3,807. The liquidation preference of each share of 12% Preferred Stock was $100.00 plus accrued and unpaid dividends of $11,756 at December 31, 1997. The dividend rate on the 12% Preferred Stock was 12% per annum of the liquidation preference and was payable semi-annually.

     On May 8, 1998, CMCLA completed a consent solicitation (the "12% Preferred Stock Consent Solicitation") to modify certain timing restrictions on its ability to exchange all shares of its 12% Preferred Stock for its 12% Subordinated Exchange Debentures due 2009 (the "12% Debentures"). Consenting holders of 12% Preferred Stock received payments of $0.05 per share of 12% Preferred Stock. On May 13, 1998, CMCLA exchanged the shares of 12% Preferred Stock for 12% Debentures (the "12% Exchange"). In connection with the 12% Preferred Stock Consent Solicitation and 12% Exchange, CMCLA incurred approximately $270 in transaction costs which were recorded as deferred debt issuance costs.

     On June 10, 1998, CMCLA completed a cash tender offer (the "12% Debentures Tender Offer") for all of its 12% Debentures for an aggregate repurchase cost of $262,495 which included (i) the principal amount of the 12% Debentures of $211,763, (ii) premiums on the repurchase of the 12% Debentures of $47,798,
(iii) accrued and unpaid interest on the 12% Debentures from May 13, 1998 through June 10, 1998 of $1,976 and (iv) estimated transaction costs of $958. In connection with the 12% Debentures Tender Offer, CMCLA recorded an extraordinary charge of $31,865 (net of a tax benefit of $17,158) consisting of the premiums, estimated transaction costs and the write-off of the unamortized balance of deferred debt issuance costs.

(9) STOCKHOLDERS' EQUITY

  (a) Preferred Stock

     (i) 1993 Convertible Preferred Stock

     In October 1993, the Company issued 1,610,000 shares of $3.00 Convertible Exchangeable Preferred Stock (the "1993 Convertible Preferred Stock") for net proceeds of approximately $76,645. The Company converted 1,608,297 shares of the 1993 Convertible Preferred Stock into 10,051,832 shares of the Company's Common Stock and redeemed the remaining 1,703 shares of 1993 Convertible Preferred Stock at $52.70 per

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES share in 1996 (the "1996 Preferred Stock Conversion"). The 1993 Convertible Preferred Stock had a liquidation preference of $50.00 per share plus accrued and unpaid dividends and a dividend rate of $3.00 per share, payable quarterly.

     (ii) $3.00 Convertible Exchangeable Preferred Stock

     In June 1997, the Company issued 5,990,000 shares of Chancellor Media's $3.00 Convertible Exchangeable Preferred Stock (the "$3.00 Convertible Preferred Stock") for net proceeds of $287,808. The liquidation preference of each share of Convertible Preferred Stock is $50.00 plus accrued and unpaid dividends of $749 at December 31, 1997 and 1998. Dividends on the $3.00 Convertible Preferred Stock are cumulative and payable quarterly commencing September 15, 1997 at a rate per annum of $3.00 per share, when, as and if declared by the Board of Directors of the Company. The $3.00 Convertible Preferred Stock is convertible at the option of the holder at any time unless previously redeemed or exchanged, into the Company's Common Stock, par value $.01 per share at a conversion price of $25.00 per share, subject to adjustment in certain events. The $3.00 Convertible Preferred Stock is redeemable in whole or in part, at the option of the Company, on or after June 16, 1999, at redemption prices ranging from 104.8% and declining to 100% of the liquidation preference on or after June 15, 2007, plus in each case accrued and unpaid dividends, provided that on or prior to June 15, 2000, the closing price of the Common Stock has equaled or exceeded 150% of the conversion price for 20 out of any 30 consecutive trading days. The $3.00 Convertible Preferred Stock is exchangeable, subject to certain conditions, at the option of the Company, in whole but not in part, commencing September 15, 2000, for 6% Convertible Subordinated Exchange Debentures due 2012 (the "6% Exchange Debentures") at a rate of $50.00 principal amount of 6% Exchange Debentures for each share of $3.00 Convertible Preferred Stock. Upon the occurrence of a change in control (as defined in the certificate of designation governing the $3.00 Convertible Preferred Stock), holders will have special conversion rights, subject to cash redemption by the Company. The $3.00 Convertible Preferred Stock is senior in liquidation preference to the Common Stock of Chancellor Media and pari passu with the 7% Convertible Preferred Stock.

     (iii) 7% Convertible Preferred Stock

     Upon consummation of the Chancellor Merger, on September 5, 1997, the Company issued 2,200,000 shares of Chancellor Media's 7% Convertible Preferred Stock (the "7% Convertible Preferred Stock") in exchange for Chancellor's substantially identical securities with a fair value of $111,048 including accrued and unpaid dividends of $1,048. The liquidation preference of each share of 7% Convertible Preferred Stock is $50.00 plus accrued and unpaid dividends of $1,604 at December 31, 1997 and 1998. Dividends on the 7% Convertible Preferred Stock are cumulative and payable quarterly, commencing July 15, 1997. The 7% Convertible Preferred Stock is convertible at the option of the holder at any time unless previously redeemed or exchanged, into the Company's Common Stock, par value $.01 per share at a conversion price of $18.095 per share, subject to adjustment in certain events. The 7% Convertible Preferred Stock is redeemable in whole or in part, at the option of the Company, on or after January 15, 2000, at redemption prices ranging from 104.9% at January 15, 2000 and declining to 100% of the liquidation preference on or after January 15, 2007, plus in each case accrued and unpaid dividends. Upon the occurrence of a change in control (as defined in the certificate of designation governing the 7% Convertible Preferred Stock), the holders of the 7% Convertible Preferred Stock have the right to require the Company to repurchase all or any part of the 7% Convertible Preferred Stock at a price of 101% of the liquidation preference, plus accrued and unpaid dividends. The 7% Convertible Preferred Stock is senior in liquidation preference to the Common Stock of Chancellor Media and pari passu with the $3.00 Convertible Preferred Stock.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

  (b) Common Stock

     On October 17, 1996, the Company completed a secondary public offering of 18,000,000 shares of its Common Stock (the "1996 Offering"). The net proceeds to the Company in connection with the 1996 Offering of approximately $264,236 were used to reduce borrowings under the Company's prior senior credit facility.

     On September 5, 1997, the Company issued 34,617,460 shares of Common Stock at $15.50 per share in connection with the Chancellor Merger. In addition, upon consummation of the Chancellor Merger, each share of the Company's formerly outstanding Class A Common Stock and Class B Common Stock was reclassified, changed and converted into one share of Common Stock.

     On August 8, 1996, the Company declared a three-for-two stock split effected in the form of a stock dividend payable on August 26, 1996 to shareholders of record at the close of business on August 19, 1996. On December 18, 1997, the Company declared a two-for-one stock split effected in the form of a stock dividend payable on January 12, 1998 to shareholders of record at the close of business on December 29, 1997. All share and per share data (other than authorized share data) contained in the accompanying consolidated financial statements have been retroactively adjusted to give effect to the stock dividend.

     On March 13, 1998, the Company completed an offering of 21,850,000 shares of its Common Stock for net proceeds of approximately $994,642. The net proceeds were used to reduce bank borrowings under the revolving credit portion of the Senior Credit Facility (as defined) and the excess proceeds were initially invested in short-term investment grade securities. The Company subsequently used the excess proceeds for general corporate purposes, including the financing of certain acquisitions and exchanges.

  (c) Stock Options

     The Company has established the 1992, 1993, 1995 and 1998 Key Employee Stock Option Plans (the "Employee Option Plans") which provide for the issuance of stock options to officers and other key employees of the Company and its subsidiaries. The Employee Option Plans make available for issuance an aggregate of 15,105,000 shares of Common Stock. Options issued under the Employee Option Plans have varying vesting periods as provided in separate stock option agreements and generally carry an expiration date of ten years subsequent to the date of issuance. Options issued under the 1993, 1995 and 1998 Employee Option Plans are required to have exercise prices equal to or in excess of the fair market value of the Company's Common Stock on the date of issuance unless approved by the Compensation Committee of the Company's Board of Directors.

     In May 1995, the Company also established the Stock Option Plan for Non-Employee Directors (the "Director Plan") which provides for the issuance of stock options to non-employee directors of the Company. The Director Plan makes available for issuance an aggregate of 900,000 shares of Common Stock. Options issued under the Director Plan have exercise prices equal to the fair market value of the Company's Common Stock on the date of issuance, vest over a three year period and have an expiration date of ten years subsequent to the date of issuance.

     In connection with the BPI Acquisition, the Company assumed outstanding options to purchase 310,276 shares of the Company's Common Stock (the "BPI Options"). The BPI Options vested and became exercisable on May 12, 1996 and have an expiration date of ten years subsequent to the original date of issuance by BPI.

     In connection with the Chancellor Merger, the Company assumed outstanding options to purchase 3,526,112 shares of the Company's Common Stock (the "Chancellor Options") with a fair value of $34,977. The Chancellor Options have varying vesting periods as provided in separate stock option agreements and generally carry an expiration date of ten years subsequent to the original date of issuance by CBC.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

     The total options available for grant were 1,115,894 and 2,171,939 at December 31, 1997 and 1998, respectively.

     Following is a summary of activity in the employee option plans and agreements discussed above for the years ended December 31, 1996, 1997 and 1998:

                                     1996                   1997                   1998
                             --------------------   --------------------   ---------------------
                                         WEIGHTED               WEIGHTED                WEIGHTED
                                         AVERAGE                AVERAGE                 AVERAGE
                                         EXERCISE               EXERCISE                EXERCISE
                              SHARES      PRICE      SHARES      PRICE       SHARES      PRICE
                             ---------   --------   ---------   --------   ----------   --------
Outstanding at beginning of
  year.....................  2,579,748    $ 3.46    3,559,984    $ 5.97     8,826,696    $12.98
Granted....................  1,174,500     11.56    2,773,590     22.89     7,392,000     39.28
Assumed in acquisitions....         --        --    3,526,112      9.29            --        --
Exercised..................   (166,806)     4.27     (994,526)     5.43    (1,075,860)     9.55
Canceled...................    (27,458)     4.96      (38,464)    19.46      (316,847)    20.82
                             ---------              ---------              ----------
Outstanding at end of
  year.....................  3,559,984    $ 5.97    8,826,696    $12.98    14,825,989    $26.03
                             =========              =========              ==========
Options exercisable at year
  end......................  1,935,484              5,687,960              10,211,090
                             =========              =========              ==========

     The following table summarizes information about stock options outstanding at December 31, 1998:

                                      OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                       --------------------------------------------------   --------------------------------
                           NUMBER                                               NUMBER
                       OUTSTANDING AT   WEIGHTED AVERAGE      WEIGHTED      EXERCISABLE AT       WEIGHTED
      RANGE OF          DECEMBER 31,       REMAINING          AVERAGE        DECEMBER 31,        AVERAGE
   EXERCISE PRICES          1998        CONTRACTUAL LIFE   EXERCISE PRICE        1998         EXERCISE PRICE
   ---------------     --------------   ----------------   --------------   ---------------   --------------
$0.01................       645,000        3.6 years           $ 0.01            645,000          $ 0.01
$4.13 to 6.17........     1,850,688        5.5 years             4.60          1,850,688            4.60
$10.67 to 15.81......     2,121,349        7.2 years            11.50          1,537,488           11.49
$17.05 to 24.13......     3,459,002        8.6 years            22.26          2,639,914           22.16
$26.38 to 32.13......     1,095,000        9.5 years            30.26            338,000           29.31
$37.31 to 48.38......     5,654,950        9.4 years            42.96          3,200,000           41.96
                         ----------                                           ----------
                         14,825,989                            $26.03         10,211,090          $22.42
                         ==========                                           ==========

     The weighted-average fair value of options granted during 1996, 1997 and 1998 which have exercise prices equal to or in excess of the market value of the Company's common stock on the date of issuance was $5.25, $10.25 and $17.50, respectively. The weighted-average fair value of options granted during 1998 which have exercise prices less than the market value of the Company's common stock on the date of issuance was $28.19.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

     The Company applies APB Opinion No. 25 in accounting for its Employee Option Plans and, accordingly, no compensation cost is recognized in the consolidated financial statements for stock options which have exercise prices equal to or in excess of the market value of the Company's Common Stock on the date of issuance. A charge for stock compensation expense of $16,000 is included in executive severance charge for the year ended December 31, 1998 (see note
13). Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                        1996       1997       1998
                                                      --------   --------   ---------
Net loss:
  As reported.......................................  $(16,194)  $(31,745)  $ (95,589)
  Pro forma.........................................   (19,249)   (44,639)   (160,687)
Basic and diluted loss per common share:
  As reported.......................................      (.33)      (.46)       (.88)
  Pro forma.........................................      (.38)      (.59)      (1.35)

     Pro forma net loss reflects only options granted subsequent to December 31, 1994. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above.

     The fair value for the stock options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996, 1997 and 1998: expected stock volatility ranging from 39.9% to 44.5%; risk-free interest rates ranging from 4.8% to 6.0%; dividend yields of 0%; and expected lives ranging from three to seven years.

(10) INCOME TAXES

     Income tax expense (benefit) from continuing operations consists of the following:

                                                           1996      1997      1998
                                                          -------   -------   -------
Current tax expense:
  Federal...............................................  $   485   $ 6,840   $    --
  State.................................................      972     4,791     5,033
                                                          -------   -------   -------
Total current tax expense...............................    1,457    11,631     5,033
Deferred tax expense (benefit)..........................   (4,353)   (3,829)   28,718
                                                          -------   -------   -------
Total income tax expense (benefit)......................  $(2,896)  $ 7,802   $33,751
                                                          =======   =======   =======

     During 1997 and 1998, the Company incurred extraordinary losses in connection with various refinancings. The tax benefit related to the extraordinary losses were approximately $2,343 and $25,357 for the years ended December 31, 1997 and 1998, respectively. This tax benefit, which reduced current taxes payable, is separately allocated to the extraordinary item. See
Note 7(a) and Note 8. During 1998, the Company reduced current taxes payable by $13,098 due to a tax benefit received from the exercise of certain stock options.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

     Total income tax expense (benefit) differed from the amount computed by applying the U.S. federal statutory income tax rate of 35% to loss from continuing operations for the years ended December 31, 1996, 1997 and 1998 as a result of the following:

                                                           1996      1997      1998
                                                          -------   -------   -------
Computed "expected" tax expense (benefit)...............  $(6,682)  $(2,342)  $   998
Amortization of goodwill................................    2,477     5,744    11,728
State income taxes, net of federal benefit..............      632     2,533     4,919
Non-deductible executive compensation...................       --        --    13,221
Non-deductible meals and entertainment..................      729     1,028     2,312
Other, net..............................................      (52)      839       573
                                                          -------   -------   -------
                                                          $(2,896)  $ 7,802   $33,751
                                                          =======   =======   =======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1997 and 1998 are presented below:

                                                                1997        1998
                                                              ---------   ---------
Deferred tax assets:
  Net operating loss and credit carryforwards...............  $  38,552   $  76,755
  Accrued executive compensation and stock options..........      1,720      10,452
  Differences in book and tax bases related to media
     representation contracts...............................     39,908      27,233
  Differences in book and tax bases of lease liabilities....      4,727       4,727
  Other.....................................................      3,147       1,754
                                                              ---------   ---------
          Total deferred tax assets.........................     88,054     120,921
                                                              ---------   ---------
Deferred tax liabilities:
  Property and equipment and intangibles, primarily related
     to acquisitions........................................   (445,992)   (567,221)
  Other.....................................................     (3,702)     (6,834)
                                                              ---------   ---------
          Total deferred tax liabilities....................   (449,694)   (574,055)
                                                              ---------   ---------
          Net deferred tax liability........................  $(361,640)  $(453,134)
                                                              =========   =========

     Deferred tax assets and liabilities are computed by applying the U.S. federal and state income tax rate in effect to the gross amounts of temporary differences and other tax attributes, such as net operating loss carryforwards.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company expects the deferred tax assets at December 31, 1998 to be realized as a result of the reversal during the carryforward period of existing taxable temporary differences giving rise to deferred tax liabilities and the generation of taxable income in the carryforward period.

     At December 31, 1998, the Company has net operating loss carryforwards available to offset future taxable income of approximately $176,600, expiring from 2001 to 2018 and has alternative minimum tax credit carryforwards of approximately $4,700 that do not expire. Approximately $102,800 and $2,800 of the net operating loss and tax credit carryforwards, respectively, at December 31, 1998 are subject to annual use limitations under tax rules governing changes of ownership.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

(11) COMMITMENTS AND CONTINGENCIES

     The Company has long-term operating leases for office space, certain broadcasting facilities and equipment and the majority of the land occupied by its outdoor advertising structures. The leases expire at various dates, generally during the next ten years, and have varying options to renew and cancel. Rental expense for operating leases (excluding those with lease terms of one month or less that were not renewed) was approximately $5,462, $10,913 and $39,427 for 1996, 1997 and 1998, respectively. Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1998 are as follows:

Year ending December 31:
  1999......................................................  $   67,218
  2000......................................................      66,957
  2001......................................................      64,904
  2002......................................................      63,501
  2003......................................................      62,992
  Thereafter................................................   1,501,398

     In July 1998, a stockholder derivative action was commenced in the Delaware Court of Chancery by a stockholder purporting to act on behalf of the Company. The defendants in the case include Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), LIN Television and some of Chancellor Media's directors. The plaintiff alleges that, among other things, (1) Hicks Muse allegedly caused the Company to pay too high of a price for LIN because Hicks Muse had allegedly paid too high of a price when it acquired LIN; and (2) the transaction therefore allegedly constitutes a breach of fiduciary duty and a waste of corporate assets by Hicks Muse, which is alleged to control the Company, and the directors of the Company named as defendants. The plaintiff seeks to enjoin consummation or rescission of the transaction, compensatory damages, an order requiring that the directors named as defendants "carry out their fiduciary duties," and attorneys' fees and other costs. Plaintiff, defendants and the Company had reached a tentative settlement of this lawsuit. However, as a result of the decision by the Boards of Directors of the Company and LIN to terminate the LIN Merger, the settlement will not proceed as planned.

     In September 1998, a stockholder class action complaint was filed in the Delaware Court of Chancery by a stockholder purporting to act individually and on behalf of all other persons, other than defendants, who own securities of Chancellor Media and are similarly situated. The defendants in the case are named as Chancellor Media, Hicks Muse, Thomas O. Hicks, Jeffrey A. Marcus, James
E. de Castro, Eric C. Neuman, Lawrence D. Stuart, Jr., Steven Dinetz, Thomas J. Hodson, Perry Lewis, John H. Massey and Vernon E. Jordan, Jr. The plaintiff alleges breach of fiduciary duties, gross mismanagement, gross negligence or recklessness, and other matters relating to the defendants' actions in connection with the proposed Capstar merger. The plaintiff seeks to certify the complaint as a class action, enjoin consummation of the Capstar merger, order defendants to account to plaintiff and other alleged class members for damages, and award attorneys' fees and other costs. The Company believes that the lawsuit is without merit and intends to vigorously defend the action.

     On July 10, 1998, the Company entered into an agreement to acquire a 50% economic interest in Grupo Radio Centro, S.A. de C.V., an owner and operator of radio stations in Mexico, for approximately $120,500 in cash and $116,500 in Chancellor Media common stock. On October 15, 1998, the Company announced that it had provided notice to Grupo Radio that it was terminating the acquisition agreement in accordance with its terms. The Company has received notice from Grupo Radio requesting arbitration under the terms of the acquisition agreement of allegations that Chancellor Media wrongfully terminated that agreement, and the parties have commenced the arbitration process. The Company believes that it had a proper basis for terminating the agreement in accordance with its terms and intends to contest these allegations vigorously.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

     The Company is also involved in various other claims and lawsuits which are generally incidental to its business. The Company is also vigorously contesting all of these matters and believes that the ultimate resolution of these matters and those mentioned above will not have a material adverse effect on its consolidated financial position or results of operations.

     The Company offers substantially all of its employees voluntary participation in a 401(k) Plan. The Company may make discretionary contributions to the plans; however, no such contributions were made by the Company during 1996, 1997 or 1998.

(12) FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

  (a) Interest Rate Risk Management

     The Company enters into interest rate swaps and collars to diversify its risk associated with interest rate fluctuations. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional principal amount.

     Under interest rate collars, the Company agrees with other parties to exchange, at specified intervals and interest rate levels, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional principal amount. If the index rate is between the cap rate and floor rate, the Company does not receive or make any payments.

  (b) Fair Value of Financial Instruments

     The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1997 and 1998. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                      1997                        1998
                                            ------------------------    ------------------------
                                             CARRYING        FAIR        CARRYING        FAIR
                                              AMOUNT        VALUE         AMOUNT        VALUE
                                            ----------    ----------    ----------    ----------
Notes receivable..........................  $   18,000    $   18,000    $  168,000    $  182,600
Long-term debt -- Senior Credit
  Facility................................   1,573,000     1,573,000     1,596,000     1,596,000
Long-term debt -- 8% Senior Notes.........          --            --       750,000       761,250
Long-term debt -- 9 3/8% Notes............     200,000       209,000       200,000       208,000
Long-term debt -- 8 3/4% Notes............     200,000       205,000       200,000       204,000
Long-term debt -- 10 1/2% Notes...........     100,000       110,000       100,000       110,000
Long-term debt -- 8 1/8% Notes............     500,000       500,000       500,000       495,000
Long-term debt -- 9% Notes................          --            --       750,000       787,500
Interest rate swaps and collars
  liability...............................          --         3,919            --        12,799
Redeemable preferred stock -- 12 1/4%
  Preferred Stock.........................     119,445       133,000            --            --
Redeemable preferred stock -- 12%
  Preferred Stock.........................     211,763       239,821            --            --
Preferred stock -- $3.00 Convertible
  Preferred Stock.........................     299,500       473,959       299,500       567,553
Preferred stock -- 7% Convertible
  Preferred Stock.........................     110,000       237,875       110,000       285,626

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

          Cash and cash equivalents, accounts receivable and accounts payable: The carrying amount of these assets and liabilities approximates fair value because of the short maturity of these instruments.

          Notes receivable: The fair value of notes receivable is estimated by discounting the expected future cash flows at interest rates commensurate with the creditworthiness of the third party.

          Long-term debt: The fair values of the Company's 8% Senior Notes,
     9 3/8% Notes, 8 3/4% Notes, 10 1/2% Notes, 8 1/8% Notes, and 9% Notes are based on quoted market prices at December 31, 1997 and 1998. As amounts outstanding under the Company's Senior Credit Facility agreements bear interest at current market rates, their carrying amounts approximate fair market value.

          Interest rate swaps and collars: The fair value of the interest rate swap and collar contracts is estimated by obtaining quotations from brokers. The fair value is an estimate of the amounts that the Company would (receive) pay at the reporting date if the contracts were transferred to other parties or canceled by either party.

          Redeemable preferred stock: The fair values of the Company's 12 1/4% Preferred Stock and 12% Preferred Stock are based on December 31, 1997 quoted market prices.

          Preferred stock: The fair values of the Company's $3.00 Convertible Preferred Stock and 7% Convertible Preferred Stock are based on quoted market prices at December 31, 1997 and 1998.

(13) RELATED PARTY AND OTHER TRANSACTIONS

     As of December 31, 1998, Thomas O. Hicks and affiliates of Hicks Muse beneficially owned an aggregate 16,944,371 shares of Common Stock of the Company. Mr. Hicks is Chairman of the Board and a director of the Company.

     The Company is subject to a financial monitoring and oversight agreement, dated April 1, 1996, as amended on September 4, 1997, with Hicks, Muse & Co. Partners, L.P. ("Hicks Muse Partners"), an affiliate of Hicks Muse. In connection with the financial monitoring and oversight agreement, the Company pays to Hicks Muse Partners an annual fee of not less than $1,000, subject to increase or decrease (but not below $1,000), based upon changes in the consumer price index. Hicks Muse Partners is also entitled to reimbursement for any out-of-pocket expenses incurred in connection with rendering services under the financial monitoring and oversight agreement. The financial monitoring and oversight agreement provides that the agreement will terminate at the time as Thomas O. Hicks and his affiliates collectively cease to beneficially own at least two-thirds of the number of shares of Chancellor Media common stock beneficially owned by them, collectively, at the effective time of the Chancellor Merger. The Company paid Hicks Muse Partners $333 and $1,019 in 1997 and 1998, respectively, in connection with the financial monitoring and oversight agreement which is included in corporate general and administrative expense.

     In connection with the consummation of the Chancellor Merger, a financial advisory agreement among CBC, CRBC and HM2/Management Partners, L.P. ("HM2/Management"), an affiliate of Hicks Muse, was terminated. In consideration thereof, in lieu of any payments required to be made under the financial advisory agreement in respect of the transactions contemplated by the Chancellor Merger, HM2/Management was paid a fee of $10,000 in cash upon consummation of the Chancellor Merger in 1997 which was accounted for as a direct acquisition cost. As part of the termination of the financial advisory agreement, the Company paid Hicks Muse Partners $1,500 for financial advisory services in connection with the acquisition of Katz in 1997 which was accounted for as a direct acquisition cost.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

     Vernon E. Jordan, Jr., a director of the Company, also serves on the board of directors of Bankers Trust Company and Bankers Trust Corporation. BT Alex. Brown Incorporated, an affiliate of Bankers Trust Company and Bankers Trust Corporation, was engaged by the Company in January 1999 as a financial advisor to explore strategic alternatives in an effort to maximize shareholder value. In addition, affiliates of Bankers Trust Company and Bankers Trust Corporation have in the past provided a variety of commercial banking, investment banking and financial advisory services to the Company, and expect to continue to provide services to the Company in the future. Fees paid to BT Alex. Brown in 1998 were approximately $10,275.

     In connection with the Capstar/SFX Transaction, the Company (i) began programming ten radio stations owned by Capstar under time brokerage agreements effective May 29, 1998 and paid fees of $28,831 to Capstar related to these agreements during 1998 and (ii) provided a loan to Capstar in the principal amount of $150,000 (see note 3). Interest income on this note receivable was $10,600 during 1998. The Company also began operating Capstar's WKNR-AM in Cleveland under a time brokerage agreement effective February 1, 1999.

     The Company recorded revenue of $365 for the period October 28, 1997 to December 31, 1997 and $6,836 for the year ended December 31, 1998 for providing media representation services to Capstar. The Company paid or accrued $11,157 in 1998 in connection with Capstar's participation in the Company's AMFM Radio Networks and other transactions. The Company had a net receivable balance from Capstar of $748 at December 31, 1997, and a net payable to Capstar of $162 at December 31, 1998.

     In October and November 1998, LIN purchased two airplanes and subsequently entered into two lease agreements with respect to those airplanes with the Company. The leases expire in October 1999 and 2003, respectively, and in 1998, the Company paid approximately $415 to LIN under the leases.

     On April 14, 1998, Scott K. Ginsburg resigned as President and Chief Executive Officer of the Company, and on April 20, 1998, Mr. Ginsburg resigned as director of the Company and from all appointments and positions with its respective subsidiaries. On April 20, 1998, Mr. Ginsburg and the Company entered into a separation and consulting agreement. Following Mr. Ginsburg's resignation, the Company entered into new employment agreements with James E. de Castro, the Company's Chief Operating Officer, and Matthew E. Devine, the Company's Chief Financial Officer, each effective April 17, 1998. On April 29, 1998, Jeffrey A. Marcus was named President and Chief Executive Officer, and the Company entered into an employment agreement with Mr. Marcus effective June 1, 1998. In connection with Mr. Ginsburg's resignation, the Company incurred a one-time executive severance charge of $59,475 which consists of (i) a lump sum severance payment of $20,000 to Mr. Ginsburg; (ii) compensation expense of $16,000 related to the grant of 800,000 stock options to Mr. Ginsburg at an exercise price of $23.25 per share, (iii) consulting fees of $12,500 to be paid to Mr. Ginsburg over five years, (iv) one-time cash payments of $5,000 and $2,000 to Mr. de Castro and Mr. Devine, respectively, (v) execution bonuses of $1,000 each paid to Mr. de Castro, Mr. Devine and Mr. Marcus and (vi) other costs incurred in connection with Mr. Ginsburg's resignation of $975. Subsequently, Matthew E. Devine resigned as Senior Vice President and Chief Financial Officer of the Company and from all appointments and positions with its respective subsidiaries and entered into a termination agreement with the Company. In connection with Mr. Devine's resignation, the Company incurred a one-time executive severance charge of $4,186 which consists of (i) a one-time cash payment of $2,000, (ii) bonus payments totaling $2,033 and (iii) other costs of $153.

(14) SEGMENT DATA

     The Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, effective January 1, 1998. This statement supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect the results of operations or financial position of the Company, but did affect the disclosure of segment information. Certain information disclosed in the prior year has been restated to conform to the provisions of SFAS No. 131. Intersegment revenue is included in the segment totals for internal reporting. This intercompany revenue is eliminated in consolidation. The accounting policies of the segments are the same as those described in note 1.

     The Company conducts business in three distinct operating segments consisting of radio broadcasting, outdoor advertising and media representation. Information about each of the operating segments follows:

  (a) Chancellor Radio Group -- radio broadcasting

     The Chancellor Radio Group portfolio consisted of 119 radio stations (89 FM and 30 AM) concentrated in the top 30 markets in the United States and in Puerto Rico at December 31, 1998, including 13 stations operated under time brokerage agreements. As of December 31, 1998, the Chancellor Radio Group owned superduopolies (clusters of four or five FM stations) in 11 of the nation's 15 largest radio markets - New York, Los Angeles, Chicago, San Francisco, Philadelphia, Detroit, Dallas/Ft. Worth, Washington, D.C., Houston, Puerto Rico and Phoenix and in four other large markets - Minneapolis-St. Paul, Pittsburgh, Denver and Orlando. The Chancellor Radio Group also operates a national radio network, the AMFM Radio Networks, which broadcasts advertising and syndicated programming shows to a national audience of approximately 66 million listeners in the United States (including approximately 39 million listeners from the Company's portfolio of stations).

  (b) Chancellor Outdoor Group -- outdoor advertising

     The Chancellor Outdoor Group owned and operated approximately 38,000 outdoor advertising billboards and display faces in 37 states at December 31, 1998. The Company entered into the outdoor advertising business with the acquisition of Martin on July 31, 1998 and further expanded its outdoor advertising segment with the acquisition of Whiteco on December 1, 1998. The Chancellor Outdoor Group segment data includes the results of operations of each of the acquired entities from the date of acquisition.

  (c) Katz -- media representation

     The Company entered into the media representation business with the acquisition of Katz on October 28, 1997. Katz is a full-service media representation firm that sells national spot advertising time for its clients in the radio, television and cable industries throughout the United States. Katz is retained on an exclusive basis by radio stations, television stations and cable television systems in over 200 designated market areas throughout the United States, including at least one radio or television station in each of the 50 largest designated market areas. The media representation segment data includes the results of operations of Katz from the date of acquisition.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

     Separate financial data for each of the Company's three business segments is provided below. The Company evaluates the performance of its segments based on the following:

                                                      1996        1997         1998
                                                    --------   ----------   ----------
Chancellor Radio Group -- radio broadcasting:
  Net revenues....................................  $293,850   $  548,856   $1,057,044
  Operating expenses..............................   174,344      297,085      551,037
  Depreciation and amortization...................    83,765      168,597      376,833
  Operating income................................    32,493       75,450      122,188
  Capital expenditures............................     6,015       10,544       18,736
  Identifiable assets.............................   875,768    4,265,038    4,649,127
Chancellor Outdoor Group -- outdoor advertising:
  Net revenues....................................        --           --       47,605
  Operating expenses..............................        --           --       23,505
  Depreciation and amortization...................        --           --       25,986
  Operating loss..................................        --           --       (3,871)
  Capital expenditures............................        --           --        5,344
  Identifiable assets.............................        --           --    1,743,254
Katz -- media representation:
  Net revenues....................................        --       35,901      192,794
  Operating expenses..............................        --       21,842      131,106
  Depreciation and amortization...................        --        4,210       29,630
  Operating income................................        --        8,399       25,299
  Capital expenditures............................        --          436       15,190
  Identifiable assets.............................        --      495,951      528,238

     The segment financial data includes intersegment revenues and expenses which must be excluded to reconcile to the Company's consolidated financial statements. In addition, certain depreciation and amortization expenses, corporate general and administrative expenses, executive severance expenses, corporate capital expenditures and general corporate assets were not allocated to business segments and must be included to reconcile to the Company's consolidated financial statements. Reconciling financial data is provided below:

                                                          1996       1997      1998
                                                        --------   --------   -------
Intersegment net revenues.............................  $     --   $  2,679   $23,587
Intersegment operating expenses.......................        --      2,679    23,587
Unallocated depreciation and amortization.............     9,984     13,175    13,889
Unallocated corporate general and administrative
  expenses............................................     4,549     12,268    20,992
Unallocated executive severance.......................        --         --    63,661
Unallocated corporate capital expenditures............       528        686     4,191
Unallocated general corporate assets..................   145,191    207,886   307,288

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

(15) QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                      QUARTER ENDED
                                                     ------------------------------------------------
                                                     MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                                     --------   --------   ------------   -----------
1997:
  Net revenues.....................................  $ 81,897   $106,364     $145,022      $248,795
  Operating income.................................       568     16,968       15,002        25,868
  Income (loss) before extraordinary item..........    (6,011)     9,870       (6,000)      (25,254)
  Net income (loss) attributable to common
     stockholders..................................    (6,011)     4,821      (11,049)      (31,671)
  Basic and diluted income (loss) per common share:
     Before extraordinary item.....................     (0.07)      0.11        (0.12)        (0.27)
     Net income (loss).............................     (0.07)      0.06        (0.12)        (0.27)
1998:
  Net revenues.....................................  $233,557   $321,710     $343,829      $374,760
  Operating income (loss)..........................   (13,201)   (18,072)      38,010        38,337
  Income (loss) before extraordinary item..........   (68,571)    40,401        6,262       (26,592)
  Net income (loss) attributable to common
     stockholders..................................   (74,988)     2,118      (15,379)      (33,010)
  Basic and diluted income (loss) per common share:
     Before extraordinary item.....................     (0.60)      0.23           --         (0.23)
     Net income (loss).............................     (0.60)      0.01        (0.11)        (0.23)

     Basic and diluted loss per common share for the years ended December 31, 1997 and 1998 differs from the sum of basic and diluted loss per common share for the quarters during the respective year due to the different periods used to calculate weighted average shares outstanding.

(16) SUBSEQUENT EVENTS

     LIN Merger Termination. On July 7, 1998, the Company entered into a merger agreement with the indirect parent of LIN Television Corporation ("LIN") to acquire LIN in a stock for stock transaction (the "LIN Merger"). On March 15, 1999, the Boards of Directors of the Company and LIN agreed to terminate the LIN merger agreement.

     On April 8, 1998, the Company entered into an agreement to acquire Petry Media Corporation, an independent television representation firm, for approximately $127,000 in cash and on September 3, 1998, the Company entered into an agreement to acquire Pegasus Broadcasting of San Juan, L.L.C., a television broadcasting company, for approximately $69,600 in cash. In connection with the termination of the LIN merger, on March 15, 1999, the Company's Board of Directors approved the negotiation of the assignment of the Company's agreements to acquire Petry and Pegasus to LIN Television Corporation. The assignment of these agreements is subject to negotiation of definitive documentation, third-party approval and various other conditions, including governmental approvals and, accordingly, there can be no assurance that such agreements will be assigned by the Company at all.

     Executive Management Realignment. On March 15, 1999, the Company announced the following executive management changes:

     - the appointments of Thomas O. Hicks as Chief Executive Officer of the Company, of James E. de Castro as President and Chief Executive Officer of a newly created Chancellor Radio and Outdoor Group and of R. Steven Hicks, currently President and Chief Executive Officer of Capstar, as President and Chief Executive Officer of the newly created Chancellor Media Services Group;

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

     - the creation of an Office of the Chairman of the Company's Board of Directors, in which Mr. de Castro and Mr. Steven Hicks will join the Company's Chairman, Mr. Thomas Hicks, as Vice Chairmen;

     - the resignation of Jeffrey A. Marcus as the Company's President and Chief Executive Officer effective March 15, 1999;

     - the appointments of Kenneth J. O'Keefe as Chief Operating Officer of Chancellor Radio Group and James A. McLaughlin as President and Chief Operating Officer of Chancellor Outdoor Group;

     - the appointment of D. Geoffrey Armstrong, currently Chief Operating Officer of Capstar, as acting Chief Financial Officer, replacing Thomas
       P. McMillin, who also resigned from his executive positions with the Company effective March 15, 1999;

     - the resignation of Eric C. Neuman as the Company's Senior Vice President -- Strategic Development effective March 15, 1999;

     - the appointment of William S. Banowsky, Jr., currently Executive Vice President and General Counsel of Capstar, as the Company's General Counsel, replacing Richard A. B. Gleiner, who also resigned from his executive positions with the Company effective March 15, 1999.

     The Company is expected to record a significant non-recurring charge in the first quarter of 1999 in connection with the termination for the LIN Merger and, if completed, assignment of the Petry Media Corporation and Pegasus Broadcasting purchase agreements to LIN and the executive management realignment discussed above.

     See note 11 for the current status of certain litigation related to the LIN Merger.

                                   SCHEDULE I
                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

                   CONDENSED BALANCE SHEETS -- PARENT COMPANY
                           DECEMBER 31, 1997 AND 1998
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                 1997         1998
                                                              ----------   ----------
Investment in subsidiaries, at equity.......................  $1,480,207   $2,391,830
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities.................................................  $       --   $       --
Stockholders' equity:
  Preferred stock...........................................     409,500      409,500
  Common stocks.............................................       1,199        1,428
  Paid-in capital...........................................   1,226,930    2,259,583
  Accumulated deficit.......................................    (157,422)    (278,681)
                                                              ----------   ----------
          Total stockholders' equity........................   1,480,207    2,391,830
                                                              ----------   ----------
          Total liabilities and stockholders' equity........  $1,480,207   $2,391,830
                                                              ==========   ==========

           See accompanying notes to condensed financial statements.

                                                               SCHEDULE I, CONT.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

              CONDENSED STATEMENTS OF OPERATIONS -- PARENT COMPANY
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                                1996       1997       1998
                                                              --------   --------   --------
Net loss -- equity in losses of unconsolidated
  subsidiaries..............................................  $(16,194)  $(31,745)  $(95,589)
                                                              ========   ========   ========

           See accompanying notes to condensed financial statements.

                                                               SCHEDULE I, CONT.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

              CONDENSED STATEMENTS OF CASH FLOWS -- PARENT COMPANY
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                              1996        1997         1998
                                                            ---------   ---------   ----------
Cash flows from operating activities:
  Net loss................................................  $ (16,194)  $ (31,745)  $  (95,589)
  Equity in undistributed losses of unconsolidated
     subsidiaries.........................................     16,194      31,745       95,589
                                                            ---------   ---------   ----------
          Net cash provided by operating activities.......         --          --           --
                                                            ---------   ---------   ----------
Cash flows from investing activities -- investment in
  subsidiaries............................................   (261,028)   (282,244)    (978,114)
                                                            ---------   ---------   ----------
Cash flows from financing activities:
  Proceeds from issuance of common stock, preferred stock
     and warrants.........................................    264,938     293,158    1,003,784
  Redemption of redeemable preferred stock................        (90)         --           --
  Dividends on preferred stock............................     (3,820)    (10,914)     (25,670)
  Distributions from subsidiaries.........................         --          --           --
                                                            ---------   ---------   ----------
          Net cash provided by financing activities.......    261,028     282,244      978,114
                                                            ---------   ---------   ----------
Net change in cash and cash equivalents...................         --          --           --
Cash and cash equivalents at beginning of year............         --          --           --
                                                            ---------   ---------   ----------
Cash and cash equivalents at end of year..................  $      --   $      --   $       --
                                                            =========   =========   ==========

           See accompanying notes to condensed financial statements.

                                                               SCHEDULE I, CONT.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

           NOTES TO CONDENSED FINANCIAL STATEMENTS -- PARENT COMPANY

(1) GENERAL

     The accompanying condensed financial statements of Chancellor Media Corporation (the "Company") should be read in conjunction with the consolidated financial statements of the Company and its subsidiaries included in the Company's Annual Report on Form 10-K.

(2) OBLIGATIONS, GUARANTEES AND COMMITMENTS

     On November 6, 1992, the Company organized a new wholly-owned subsidiary to which the Company transferred and assigned substantially all of its assets and liabilities. The Company has guaranteed the obligations under a loan agreement of this subsidiary (the "Senior Credit Facility"). Prior to such time the Company was the debtor on such obligations. See note 7 to consolidated financial statements of Chancellor Media Corporation and Subsidiaries regarding these obligations.

(3) OTHER

     See note 9 to consolidated financial statements of Chancellor Media Corporation and Subsidiaries for a description of the preferred stock, common stock and other equity securities of the Company.

                                                                     SCHEDULE II

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                          ADDITIONS    ADDITIONS
                                             BALANCE AT   CHARGED TO    CHARGED                  BALANCE
                                             BEGINNING    COSTS AND    TO OTHER                  AT END
DESCRIPTION                                  OF PERIOD     EXPENSES    ACCOUNTS     WRITEOFFS   OF PERIOD
-----------                                  ----------   ----------   ---------    ---------   ---------
Allowance for doubtful accounts:
  Year ended December 31, 1998.............   $12,651       $5,684      $3,827(1)    $6,582      $15,580
                                              =======       ======      ======       ======      =======
  Year ended December 31, 1997.............   $ 2,292       $5,174      $7,049(1)    $1,864      $12,651
                                              =======       ======      ======       ======      =======
  Year ended December 31, 1996.............   $ 2,000       $2,179      $  156(1)    $2,043      $ 2,292
                                              =======       ======      ======       ======      =======

---------------

(1) Additions result from the application of purchase accounting relating to the Pyramid Acquisition in 1996, the Chancellor Merger, the Viacom Acquisition and the Katz Acquisition in 1997 and the acquisitions of WWDC-FM/AM, Martin Media, Primedia and the Outdoor Advertising Division of Whiteco in 1998.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS


                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)



                                     ASSETS



                                                              DECEMBER 31,    MARCH 31,
                                                                  1998          1999
                                                              ------------   -----------
                                                                             (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................   $   12,256    $    7,069
  Accounts receivable, less allowance for doubtful accounts
     of $15,580 in 1998 and $17,844 in 1999.................      352,646       310,916
  Other current assets......................................       59,909        70,277
                                                               ----------    ----------
          Total current assets..............................      424,811       388,262
Property and equipment, net.................................    1,388,156     1,395,898
Intangible assets, net......................................    5,056,047     5,294,161
Other assets, net...........................................      358,893       369,269
                                                               ----------    ----------
                                                               $7,227,907    $7,447,590
                                                               ==========    ==========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses.....................   $  236,618    $  275,865
Long-term debt..............................................    4,096,000     4,378,000
Deferred tax liabilities....................................      453,134       455,903
Other liabilities...........................................       50,325        52,518
                                                               ----------    ----------
          Total liabilities.................................    4,836,077     5,162,286
                                                               ----------    ----------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.01 par value. 2,200,000 shares of 7%
     convertible preferred stock authorized, issued and
     outstanding............................................      110,000       110,000
  Preferred stock, $.01 par value. 6,000,000 shares
     authorized; 5,990,000 shares of $3.00 convertible
     exchangeable preferred stock issued and outstanding....      299,500       299,500
  Common stock, $.01 par value. Authorized 200,000,000
     shares; issued and outstanding 142,847,674 shares in
     1998 and 143,063,179 shares in 1999....................        1,428         1,431
  Paid-in capital...........................................    2,259,583     2,262,916
  Accumulated deficit.......................................     (278,681)     (388,543)
                                                               ----------    ----------
          Total stockholders' equity........................    2,391,830     2,285,304
                                                               ----------    ----------
                                                               $7,227,907    $7,447,590
                                                               ==========    ==========



          See accompanying notes to consolidated financial statements.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                  (UNAUDITED)


               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)



                                                               THREE MONTHS ENDED
                                                              ---------------------
                                                              MARCH 31,   MARCH 31,
                                                                1998        1999
                                                              ---------   ---------
Gross revenues..............................................  $262,421    $ 394,123
  Less agency commissions...................................    28,864       43,858
                                                              --------    ---------
          Net revenues......................................   233,557      350,265
                                                              --------    ---------
Operating expenses:
  Operating expenses, excluding depreciation and
     amortization...........................................   148,019      208,510
  Depreciation and amortization.............................    91,936      147,744
  Corporate general and administrative......................     6,803       17,814
  Non-recurring charges.....................................        --       28,979
                                                              --------    ---------
     Operating expenses.....................................   246,758      403,047
                                                              --------    ---------
     Operating loss.........................................   (13,201)     (52,782)
                                                              --------    ---------
Other (income) expense:
  Interest expense, net.....................................    48,300       84,392
  Gain on disposition of representation contracts...........        --       (3,603)
                                                              --------    ---------
     Other (income) expense, net............................    48,300       80,789
                                                              --------    ---------
     Loss before income taxes...............................   (61,501)    (133,571)
Income tax benefit..........................................     2,941       30,126
Dividends on preferred stock of subsidiary..................    10,011           --
                                                              --------    ---------
          Net loss..........................................   (68,571)    (103,445)
Preferred stock dividends...................................     6,417        6,417
                                                              --------    ---------
  Net loss attributable to common stockholders..............  $(74,988)   $(109,862)
                                                              ========    =========
Basic and diluted loss per common share.....................  $  (0.60)   $   (0.77)
                                                              ========    =========
Weighted average common shares outstanding..................   124,718      142,960
                                                              ========    =========



          See accompanying notes to consolidated financial statements.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                  (UNAUDITED)


                             (DOLLARS IN THOUSANDS)



                                                               THREE MONTHS ENDED
                                                              ---------------------
                                                              MARCH 31,   MARCH 31,
                                                                1998        1999
                                                              ---------   ---------
Cash flows from operating activities:
  Net loss..................................................  $ (68,571)  $(103,445)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation...........................................      6,058      34,872
     Amortization of goodwill, intangible assets and other
      assets................................................     85,878     112,872
     Provision for doubtful accounts........................      1,625       3,119
     Deferred income tax benefit............................     (2,941)    (33,393)
     Gain on sale of representation contracts...............         --      (3,603)
     Write-off of transaction costs.........................         --      16,783
     Dividends on preferred stock of subsidiary.............     10,011          --
     Other..................................................       (449)         --
     Changes in certain assets and liabilities, net of
      effects of acquisitions:
       Accounts receivable..................................      9,901      44,734
       Other current assets.................................     (3,308)    (10,368)
       Accounts payable and accrued expenses................     (6,962)     32,206
       Other assets.........................................        (25)     (1,456)
       Other liabilities....................................       (577)     (1,085)
                                                              ---------   ---------
          Net cash provided by operating activities.........     30,640      91,236
                                                              ---------   ---------
Cash flows from investing activities:
  Acquisitions, net of cash acquired........................    (24,350)   (332,110)
  Escrow deposits on pending acquisitions...................     (4,000)         --
  Payments made on purchases of representation contracts....     (7,422)     (8,676)
  Payments received on sales of representation contracts....      4,164       6,187
  Construction of advertising structures....................         --      (5,157)
  Purchases of property and equipment.......................     (6,224)     (9,771)
  Other.....................................................     (4,844)    (25,815)
                                                              ---------   ---------
          Net cash used by investing activities.............    (42,676)   (375,342)
                                                              ---------   ---------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt..................     56,000     329,000
  Principal payments on long-term debt......................   (729,000)    (47,000)
  Net proceeds from issuance of common stock................    997,667       3,336
  Dividends on preferred stock..............................    (22,887)     (6,417)
  Payments for debt issuance costs..........................        (23)         --
                                                              ---------   ---------
          Net cash provided by financing activities.........    301,757     278,919
                                                              ---------   ---------
Increase (decrease) in cash and cash equivalents............    289,721      (5,187)
Cash and cash equivalents at beginning of period............     16,584      12,256
                                                              ---------   ---------
Cash and cash equivalents at end of period..................  $ 306,305   $   7,069
                                                              =========   =========



          See accompanying notes to consolidated financial statements.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                  (UNAUDITED)


               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)



1. BASIS OF PRESENTATION



     The accompanying unaudited interim financial statements include the accounts of Chancellor Media Corporation and its subsidiaries (collectively, "the Company" or "Chancellor Media"), all of which are wholly owned. All significant intercompany balances and transactions have been eliminated in consolidation and in the opinion of management, all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position, results of operations and cash flows have been recorded. Interim periods are not necessarily indicative of results to be expected for the year.



     These financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998. The year-end consolidated balance sheet data was derived from the audited financial statements, but does not include all disclosures required by generally accepted accounting principles.



     Loss per common share is based on the weighted average shares of common stock outstanding during the period. Stock options, the $3.00 Convertible Exchangeable Preferred Stock and the 7% Convertible Preferred Stock are not included in the calculation of loss per common share as their effect would be antidilutive. Shares excluded from the calculation that related to potentially dilutive securities amounted to 23,775,091 and 24,900,162 for the three months ended March 31, 1998 and 1999, respectively.



2. RECENT DEVELOPMENTS



  (a) Completed Transactions



     On January 15, 1999, the Company acquired the music production library and related license agreements of Brown Bag Productions for a purchase price of $8,483 including various other direct acquisition costs.



     On January 21, 1999 and February 9, 1999, the Company acquired approximately 4,500 outdoor display faces from Triumph Outdoor Holdings and certain affiliated companies for $37,006 in cash including working capital and various other direct acquisition costs.



     On January 28, 1999, the Company acquired Wincom Broadcasting Corporation which owns WQAL-FM in Cleveland. The Company had previously been operating WQAL-FM under a time brokerage agreement effective October 1, 1998. On February 2, 1999, the Company acquired five additional radio stations in Cleveland including (i) WDOK-FM and WRMR-AM from Independent Group Limited Partnership,
(ii) WZAK-FM from Zapis Communications and (iii) Zebra Broadcasting Corporation which owns WZJM-FM and WJMO-AM. The six Cleveland stations were acquired for an aggregate purchase price of $283,758 in cash including working capital.



     Between January and March 1999, the Company acquired approximately 100 billboards and outdoor displays in various transactions for approximately $8,198 in cash.



     The acquisitions were accounted for as purchases. Accordingly, the accompanying consolidated financial statements include the results of operations of the acquired entities accounted for as purchases from the respective dates of acquisition.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

     A summary of the net assets acquired follows:



                                                          THREE MONTHS
                                                             ENDED
                                                           MARCH 31,
                                                              1999
                                                          ------------
Cash and cash equivalents..............................     $  4,360
Accounts receivable, net...............................        6,403
Other current assets...................................        1,355
Property and equipment.................................       27,768
Intangible assets......................................      336,383
Accounts payable and accrued expenses..................       (2,662)
Deferred tax liabilities...............................      (36,162)
                                                            --------
          Total net assets acquired....................      337,445
Less:
  Cash and cash equivalents acquired...................        4,360
  Liability assumed....................................          725
  Notes payable........................................          250
                                                            --------
Cash paid for acquisitions.............................     $332,110
                                                            ========



     The pro forma consolidated condensed results of operations data for the three months ended March 31, 1998 and 1999, as if the acquisitions during 1998 and 1999 and the related financing transactions occurred at January 1, 1998, follow:



                                                               THREE MONTHS ENDED
                                                              ---------------------
                                                              MARCH 31,   MARCH 31,
                                                                1998        1999
                                                              ---------   ---------
Net revenues................................................  $308,622    $352,184
Net loss....................................................   (79,164)    (87,697)
Basic and diluted loss per common share.....................     (0.69)      (0.66)



     The pro forma results are not necessarily indicative of the financial results which would have occurred if the transactions had been in effect for the entire periods presented.



     On April 12, 1999, the Company acquired approximately 159 billboards and outdoor displays in various markets for approximately $3,700 in cash.



     On April 16, 1999, the Company sold WMVP-AM in Chicago to ABC, Inc. for $21,000 in cash and recognized a gain of $14,466. The Company had previously entered into a time brokerage agreement effective September 10, 1998 to sell substantially all of the broadcast time of WMVP-AM pending completion of the sale.



  (b) Pending Transactions



     On August 26, 1998, the Company and Capstar Broadcasting Corporation (together with its subsidiaries, "Capstar") entered into an agreement to merge in a stock-for-stock transaction that will create the nation's largest radio broadcasting entity (the "Capstar Merger"). Pursuant to the agreement, as amended, each share of Capstar common stock will be converted into 0.4955 of a share of common stock of Chancellor Media. Previously, on February 20, 1998, the Company had entered into an agreement to acquire, over a period of three years, eleven radio stations from Capstar for an aggregate purchase price of $637,500, of which the acquisition of one radio station was completed on May 29, 1998 for $143,250. The Company is currently assessing the effects of the Capstar Merger on the February 20, 1998 purchase agreement. On February 1,

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

1999, the Company began operating WKNR-AM in Cleveland, a station owned by Capstar, under a time brokerage agreement. Although there can be no assurance, the merger with Capstar is expected to be completed in the second or early third quarter of 1999.



     On September 15, 1998, the Company entered into an agreement to acquire KKFR-FM and KFYI-AM in Phoenix from The Broadcast Group, Inc. for $90,000 in cash. The Company began operating KKFR-FM and KFYI-AM under a time brokerage agreement effective November 5, 1998. Although there can be no assurance, the Company expects that the Phoenix acquisition will be consummated in the second quarter of 1999.



     Consummation of the pending transactions is subject to various conditions, including, in most cases, approval from the Federal Communications Commission and the expiration or early termination of any waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Company believes that such conditions will be satisfied in the ordinary course, but there can be no assurance that this will be the case.



3. NON-RECURRING CHARGES



     In March 1999, the Company recorded a charge of $28,979 which consisted of the following:



Write-off of LIN Merger and Petry transaction costs(a).....  $16,783
Executive severance costs(b)...............................   12,196
                                                             -------
          Total............................................  $28,979
                                                             =======



---------------



(a) On July 7, 1998, the Company entered into a merger agreement with the indirect parent of LIN Television Corporation ("LIN") to acquire LIN in a stock for stock transaction (the "LIN Merger"). On April 8, 1998, the Company entered into an agreement to acquire Petry Media Corporation, a leading independent television representation firm, for approximately $127,000. Effective March 15, 1999, the Company and LIN agreed to terminate the LIN Merger agreement and in connection with the termination of the LIN Merger, the Company's Board of Directors approved the negotiation of the assignment of the Petry purchase agreement to LIN. Subsequently, the Company terminated the Petry acquisition agreement, in accordance with its terms, effective April 28, 1999. The Company recorded a charge of $16,783 to write off transaction costs incurred in connection with the LIN Merger and Petry transaction.



(b) On March 15, 1999, the Company announced an executive realignment which included (i) the resignation of Jeffrey A. Marcus as the Company's President and Chief Executive Officer; (ii) the resignation of Thomas P. McMillin as the Company's Chief Financial Officer; (iii) the departure of Richard A. B. Gleiner as the Company's General Counsel; and (iv) the resignation of Eric C. Neuman as the Company's Senior Vice
     President -- Strategic Development, each effective March 15, 1999. The Company recorded a charge of $12,196 for executive severance and other costs.



4. CONTINGENCIES



     In July 1998, a stockholder derivative action was commenced in the Delaware Court of Chancery by a stockholder purporting to act on behalf of the Company. The defendants in the case include Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), LIN Television Corporation and some of the Company's directors. The plaintiff alleges that, among other things, (1) Hicks Muse allegedly caused the Company to pay too high of a price for LIN because Hicks Muse had allegedly paid too high of a price when it acquired LIN; and (2) the transaction therefore allegedly constitutes a breach of fiduciary duty and a waste of corporate assets by Hicks Muse, which is alleged to control the Company, and the directors of the Company named as defendants. The plaintiff seeks to enjoin consummation or rescission of the transaction, compensatory

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES damages, an order requiring that the directors named as defendants "carry out their fiduciary duties," and attorneys' fees and other costs. Plaintiff, defendants and the Company had reached a tentative settlement of this lawsuit. However, as a result of the decision by the Company and LIN to terminate the LIN Merger, the settlement will not proceed as planned.



     In September 1998, a stockholder class action complaint was filed in the Delaware Court of Chancery by a stockholder purporting to act individually and on behalf of all other persons, other than defendants, who own securities of the Company and are similarly situated. The defendants in the case are named as Chancellor Media, Hicks Muse, Thomas O. Hicks, Jeffrey A. Marcus, James E. de Castro, Eric C. Neuman, Lawrence D. Stuart, Jr., Steven Dinetz, Thomas J. Hodson, Perry Lewis, John H. Massey and Vernon E. Jordan, Jr. The plaintiff alleges breach of fiduciary duties, gross mismanagement, gross negligence or recklessness, and other matters relating to the defendants' actions in connection with the proposed Capstar merger. The plaintiff seeks to certify the complaint as a class action, enjoin consummation of the Capstar merger, order defendants to account to plaintiff and other alleged class members for damages, and award attorneys' fees and other costs. The Company believes that the lawsuit is without merit and intends to vigorously defend the action.



     On July 10, 1998, the Company entered into an agreement to acquire a 50% economic interest in Grupo Radio Centro, S.A. de C.V., an owner and operator of radio stations in Mexico, for approximately $120.5 million in cash and $116.5 million in Chancellor Media common stock. On October 15, 1998, the Company announced that it had provided notice to Grupo Radio that it was terminating the acquisition agreement in accordance with its terms. The Company has received notice from Grupo Radio requesting arbitration under the terms of the acquisition agreement of allegations that Chancellor Media wrongfully terminated that agreement, and the parties have commenced the arbitration process. The Company believes that it had a proper basis for terminating the agreement in accordance with its terms and intends to contest these allegations vigorously.



     The Company is also involved in various other claims and lawsuits which are generally incidental to its business. The Company is also vigorously contesting all of these matters and believes that the ultimate resolution of these matters and those mentioned above will not have a material adverse effect on its consolidated financial position or results of operations.

                 CHANCELLOR MEDIA CORPORATION AND SUBSIDIARIES

5. SEGMENT DATA



     The Company conducts business in three distinct operating segments consisting of radio broadcasting, outdoor advertising and media representation. Separate financial data for each of the Company's three business segments is provided below.



                                                               THREE MONTHS ENDED
                                                              ---------------------
                                                              MARCH 31,   MARCH 31,
                                                                1998        1999
                                                              ---------   ---------
Chancellor Radio Group -- radio broadcasting:
  Net revenues..............................................  $200,349    $261,779
  Operating expenses........................................   123,352     154,121
  Depreciation and amortization.............................    80,723     104,682
  Operating loss............................................    (5,473)       (298)
Chancellor Outdoor Group -- outdoor advertising:
  Net revenues..............................................        --      53,601
  Operating expenses........................................        --      28,451
  Depreciation and amortization.............................        --      31,396
  Operating loss............................................        --      (9,071)
Katz -- media representation:
  Net revenues..............................................    38,671      39,695
  Operating expenses........................................    30,130      30,748
  Depreciation and amortization.............................     6,567       7,783
  Operating income (loss)...................................       255        (344)



     The segment financial data includes intersegment revenues and expenses which must be excluded to reconcile to the Company's consolidated financial statements. In addition, certain depreciation and amortization expenses, corporate general and administrative expenses and non-recurring charges were not allocated to business segments and must be included to reconcile to the Company's consolidated financial statements. Reconciling financial data is provided below:



                                                               THREE MONTHS ENDED
                                                              ---------------------
                                                              MARCH 31,   MARCH 31,
                                                                1998        1999
                                                              ---------   ---------
Intersegment net revenues...................................   $5,463      $ 4,810
Intersegment operating expenses.............................    5,463        4,810
Unallocated depreciation and amortization...................    4,646        3,883
Unallocated corporate general and administrative expenses...    3,337       10,207
Unallocated non-recurring charges...........................       --       28,979



6. RECENTLY ISSUED ACCOUNTING PRINCIPLE



     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. Management does not anticipate that this Statement will have a material impact on the Company's consolidated financial statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Chancellor Broadcasting Company:

     We have audited the accompanying consolidated balance sheets of Chancellor Broadcasting Company and Subsidiaries (collectively the "Company") as of December 31, 1995 and 1996 and the related consolidated statements of operations, changes in common stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1995 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            COOPERS & LYBRAND L.L.P.

Dallas, Texas
February 13, 1997,
  except for Note 15 as
  to which the date is
  February 19, 1997

                CHANCELLOR BROADCASTING COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1995           1996
                                                              ------------   ------------
Current assets:
  Cash......................................................  $  1,314,214   $  3,788,546
  Accounts receivable, net of allowance for doubtful
     accounts of $263,528 and $1,023,660, respectively......    13,243,292     46,584,705
  Prepaid expenses and other................................       546,405      2,753,731
                                                              ------------   ------------
          Total current assets..............................    15,103,911     53,126,982
Restricted cash.............................................            --     20,363,329
Property and equipment, net.................................    17,925,845     49,122,932
Intangibles and other, net..................................   203,808,395    551,406,094
Deferred financing costs, net...............................     4,284,413     16,723,346
                                                              ------------   ------------
          Total assets......................................  $241,122,564   $690,742,683
                                                              ============   ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  1,873,888   $  4,409,389
  Accrued liabilities.......................................     4,692,948     12,529,831
  Accrued interest..........................................     2,710,891      6,868,839
  Current portion of long-term debt.........................     4,062,500        400,000
                                                              ------------   ------------
          Total current liabilities.........................    13,340,227     24,208,059
Long-term debt..............................................   168,107,242    354,913,499
Deferred income taxes.......................................     4,952,361      2,606,314
Other.......................................................            --        801,572
                                                              ------------   ------------
          Total liabilities.................................   186,399,830    382,529,444
                                                              ------------   ------------
Commitments (Note 11)
Redeemable senior cumulative exchangeable preferred stock of subsidiary, par value $.01 per share; 1,000,000 shares
  authorized, none and 1,000,000 shares issued and
  outstanding, respectively; preference in liquidation of
  $109,110,301..............................................            --    107,222,416
Common stockholders' equity:
  Class A common stock, par value $.01 per share; 40,000,000 shares authorized, 302,107 and 9,937,320 shares issued,
     respectively, and 302,107 and 9,881,656 shares
     outstanding, respectively..............................         3,021         99,373
  Class B common stock, par value $.01 per share; 10,000,000 shares authorized, 63,500 and 8,547,910 shares issued
     and outstanding, respectively..........................           635         85,479
  Class C common stock, par value $.01 per share; 10,000,000 shares authorized, 8,484,410 and zero shares issued and
     outstanding, respectively..............................        84,844             --
  Additional paid-in capital................................    66,271,500    231,930,337
  Accumulated deficit.......................................   (11,637,266)   (30,086,232)
  Treasury stock............................................            --     (1,038,134)
                                                              ------------   ------------
          Total common stockholders' equity.................    54,722,734    200,990,823
                                                              ------------   ------------
          Total liabilities and stockholders' equity........  $241,122,564   $690,742,683
                                                              ============   ============

    The accompanying notes are an integral part of the financial statements.

                CHANCELLOR BROADCASTING COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1994           1995           1996
                                                      -----------   ------------   ------------
Gross broadcasting revenues.........................  $30,080,829   $ 73,278,860   $203,188,125
Less agency commissions.............................    3,763,734      8,956,717     24,786,594
                                                      -----------   ------------   ------------
          Net revenues..............................   26,317,095     64,322,143    178,401,531
                                                      -----------   ------------   ------------
Operating expenses:
  Programming, technical and news...................    5,678,829     11,734,285     40,987,411
  Sales and promotion...............................    7,137,039     17,556,256     47,026,490
  General and administrative........................    2,844,284      8,174,189     23,195,565
  Depreciation and amortization.....................    2,954,159      8,256,268     20,877,374
  Corporate expenses................................      599,657      1,815,535      4,844,985
  Stock option compensation.........................           --      6,360,000      3,800,000
                                                      -----------   ------------   ------------
                                                       19,213,968     53,896,533    140,731,825
                                                      -----------   ------------   ------------
          Income from operations....................    7,103,127     10,425,610     37,669,706
Other (income) expense:
  Interest expense..................................    5,246,827     18,114,549     35,703,862
  Other, net........................................      (19,265)        42,402         68,419
                                                      -----------   ------------   ------------
          Income (loss) before provision for income
            taxes and extraordinary loss............    1,875,565     (7,731,341)     1,897,425
Provision for income taxes..........................    1,163,716      3,799,955      4,612,551
Dividends and accretion on preferred stock of
  subsidiary........................................           --             --     11,556,943
                                                      -----------   ------------   ------------
          Net income (loss) before extraordinary
            loss....................................      711,849    (11,531,296)   (14,272,069)
Extraordinary loss on early extinguishment of debt,
  net of income tax benefit.........................      817,819             --      4,176,897
                                                      -----------   ------------   ------------
          Net loss..................................     (105,970)   (11,531,296)   (18,448,966)
Loss on repurchase of preferred stock...............           --             --     16,570,065
                                                      -----------   ------------   ------------
          Net loss attributable to common stock.....  $  (105,970)  $(11,531,296)  $(35,019,031)
                                                      ===========   ============   ============
Loss applicable to common stock:
  Income (loss) before extraordinary loss...........  $      0.14   $      (1.30)  $      (1.85)
  Extraordinary loss................................        (0.16)            --          (0.25)
                                                      -----------   ------------   ------------
          Net loss..................................  $     (0.02)  $      (1.30)  $      (2.10)
                                                      ===========   ============   ============
Weighted average number of shares outstanding.......    5,166,039      8,849,936     16,704,381
                                                      ===========   ============   ============

    The accompanying notes are an integral part of the financial statements.

                CHANCELLOR BROADCASTING COMPANY AND SUBSIDIARIES
       CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY

                              CLASS A               CLASS B                CLASS C
                           COMMON STOCK          COMMON STOCK           COMMON STOCK         ADDITIONAL
                        -------------------   -------------------   ---------------------     PAID-IN      ACCUMULATED
                         SHARES     AMOUNT     SHARES     AMOUNT      SHARES      AMOUNT      CAPITAL        DEFICIT
                        ---------   -------   ---------   -------   ----------   --------   ------------   ------------
Balance, January 1,
  1994................         --        --         166   $     2           --         --   $        998             --
Issuance of common
  stock on January 10,
  1994................    302,107   $ 3,021      63,334       633    3,884,211   $ 38,842     25,456,504             --
Issuance of common
  stock on October 12,
  1994................         --        --          --        --    4,600,033     46,000     34,454,000             --
Net loss..............         --        --          --        --           --         --             --   $   (105,970)
                        ---------   -------   ---------   -------   ----------   --------   ------------   ------------
Balance, December 31,
  1994................    302,107     3,021      63,500       635    8,484,244     84,842     59,911,502       (105,970)
Stock option
  compensation........         --        --          --        --           --         --      6,360,000             --
Issuance of common
  stock on June 29,
  1995................         --        --          --        --          166          2             (2)            --
Net loss..............         --        --          --        --           --         --             --    (11,531,296)
                        ---------   -------   ---------   -------   ----------   --------   ------------   ------------
Balance, December 31,
  1995................    302,107     3,021      63,500       635    8,484,410     84,844     66,271,500    (11,637,266)
Stock option
  compensation........         --        --          --        --           --         --      3,800,000             --
Issuance of common
  stock on February
  14, 1996............  8,447,192    84,472          --        --           --         --    155,390,782             --
Loss on repurchase of
  preferred stock of
  subsidiary on
  February 21, 1996...         --        --          --        --           --         --    (16,570,065)            --
Repurchase of common
  stock on February
  21, 1996............    (55,664)       --          --        --           --         --             --             --
Issuance of common
  stock on August 9,
  1996................  1,185,521    11,855          --        --           --         --     22,988,145             --
Issuance of common
  stock on August 20,
  1996................      2,500        25          --        --           --         --         49,975             --
Conversion of common
  stock on October 22,
  1996................         --        --   8,484,410    84,844   (8,484,410)   (84,844)            --             --
Net loss..............         --        --          --        --           --         --             --    (18,448,966)
                        ---------   -------   ---------   -------   ----------   --------   ------------   ------------
Balance, December 31,
  1996................  9,881,656   $99,373   8,547,910   $85,479           --   $     --   $231,930,337   $(30,086,232)
                        =========   =======   =========   =======   ==========   ========   ============   ============


                         TREASURY
                           STOCK         TOTAL
                        -----------   ------------
Balance, January 1,
  1994................           --   $      1,000
Issuance of common
  stock on January 10,
  1994................           --     25,499,000
Issuance of common
  stock on October 12,
  1994................           --     34,500,000
Net loss..............           --       (105,970)
                        -----------   ------------
Balance, December 31,
  1994................           --     59,894,030
Stock option
  compensation........           --      6,360,000
Issuance of common
  stock on June 29,
  1995................           --             --
Net loss..............           --    (11,531,296)
                        -----------   ------------
Balance, December 31,
  1995................           --     54,722,734
Stock option
  compensation........           --      3,800,000
Issuance of common
  stock on February
  14, 1996............           --    155,475,254
Loss on repurchase of
  preferred stock of
  subsidiary on
  February 21, 1996...           --    (16,570,065)
Repurchase of common
  stock on February
  21, 1996............  $(1,038,134)    (1,038,134)
Issuance of common
  stock on August 9,
  1996................           --     23,000,000
Issuance of common
  stock on August 20,
  1996................           --         50,000
Conversion of common
  stock on October 22,
  1996................           --             --
Net loss..............           --    (18,448,966)
                        -----------   ------------
Balance, December 31,
  1996................  $(1,038,134)  $200,990,823
                        ===========   ============

    The accompanying notes are an integral part of the financial statements.

                CHANCELLOR BROADCASTING COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             YEAR ENDED DECEMBER 31,
                                                   --------------------------------------------
                                                       1994            1995           1996
                                                   -------------   ------------   -------------
Cash flows from operating activities:
  Net loss.......................................  $    (105,970)  $(11,531,296)  $ (18,448,966)
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization...............      2,954,159      8,256,268      20,877,374
     Amortization of deferred financing costs....        226,000        791,000       2,633,583
     Stock option compensation...................             --      6,360,000       3,800,000
     Deferred income taxes.......................      1,490,716      3,788,877       4,548,481
     Dividends and accretion on preferred stock
       of subsidiary.............................             --             --      11,556,943
     Extraordinary loss..........................        490,819             --       4,176,897
     Changes in assets and liabilities, net of
       the effects of acquired businesses:
       Accounts receivable, net..................     (9,675,567)    (2,343,520)    (13,408,364)
       Prepaids and other........................        216,036       (214,868)       (982,637)
       Accounts payable..........................      1,509,064       (541,914)      1,429,070
       Accrued liabilities.......................      1,334,397        447,196       3,706,725
       Accrued interest..........................      2,251,654        459,237       4,157,948
                                                   -------------   ------------   -------------
          Net cash provided by operating
            activities...........................        691,308      5,470,980      24,047,054
                                                   -------------   ------------   -------------
Cash flows from investing activities:
  Purchases of broadcasting properties...........   (204,509,849)   (24,351,529)   (439,533,609)
  Purchases of other property and equipment......       (238,648)    (1,709,897)     (3,208,553)
                                                   -------------   ------------   -------------
          Net cash used in investing
            activities...........................   (204,748,497)   (26,061,426)   (442,742,162)
                                                   -------------   ------------   -------------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt.......    168,910,299             --     277,627,630
  Proceeds from borrowings under revolving debt
     facility....................................      5,639,237     54,458,819     101,966,762
  Repayment of long-term debt....................    (25,000,000)    (2,437,500)   (109,816,233)
  Repayments of borrowings under revolving debt
     facility....................................     (3,975,539)   (31,633,467)   (105,540,183)
  Issuance of preferred stock of subsidiary......             --             --     175,412,322
  Repurchase of preferred stock..................             --             --     (95,462,423)
  Issuance of common stock.......................     60,000,000             --     178,525,254
  Repurchase of common stock.....................             --             --      (1,038,134)
  Payment of preferred stock dividends...........             --             --        (505,555)
                                                   -------------   ------------   -------------
          Net cash provided by financing
            activities...........................    205,573,997     20,387,852     421,169,440
                                                   -------------   ------------   -------------
          Net increase (decrease) in cash........      1,516,808       (202,594)      2,474,332
Cash, at beginning of year.......................             --      1,516,808       1,314,214
                                                   -------------   ------------   -------------
Cash, at end of year.............................  $   1,516,808   $  1,314,214   $   3,788,546
                                                   =============   ============   =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  (NOTE 5):
Cash paid during the period for:
  Interest.......................................  $   2,769,173   $ 16,864,312   $  28,912,331
  Income taxes...................................  $          --   $         --   $      62,407

    The accompanying notes are an integral part of the financial statements.

                CHANCELLOR BROADCASTING COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

     Chancellor Broadcasting Company, formerly Chancellor Corporation ("Chancellor") and its subsidiaries (collectively, the "Company") operate in a single industry segment, which segment encompasses the ownership and management of radio broadcast stations located in markets throughout the United States. Chancellor conducts its business through Chancellor Radio Broadcasting Company ("Chancellor Broadcasting") and has no operations or cash flows of its own. Chancellor and Chancellor Broadcasting were formed in June 1994 to acquire and operate radio stations owned by American Media, Inc. and two corporations and one partnership affiliated with American Media, Inc. (collectively, the "American Media Station Group") and by Chancellor Communications Corporation ("Chancellor Communications"). That transaction was consummated on October 12, 1994. Chancellor Communications was formed in 1993 to acquire and operate radio stations KGBY-FM and KFBK-AM. That transaction closed on January 10, 1994 and the consolidated financial statements include the activity of all the stations since their respective dates of acquisition.

     In June 1995, the 1,000 shares of common stock of Chancellor Communications held by an affiliate of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") were exchanged for additional shares of common stock of Chancellor, which subsequently contributed these shares to Chancellor Broadcasting as an additional capital contribution. As a result, Chancellor Communications became a wholly owned subsidiary of Chancellor Broadcasting. Chancellor Communications was then merged with the Company. The transactions had no effect on the financial position or results of operations of the Company.

     Chancellor Broadcasting Licensee Company is a wholly-owned non-operating legal entity formed to hold title to the Company's broadcast licenses. Such entity has no significant other assets and no material liabilities, contingencies or commitments. Consistent with industry practice for financial reporting purposes, no material value has been specifically allocated to the licenses. Accordingly, no financial statement information has been provided herein due to its immateriality to investors.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The consolidated financial statements include the accounts of Chancellor and its subsidiaries Chancellor Broadcasting and Chancellor Broadcasting Licensee Company for all periods presented, and its subsidiaries Trefoil Communications, Inc., Shamrock Broadcasting Inc., Shamrock Radio Licenses, Inc., Shamrock Broadcasting Licenses of Denver, Inc. and Shamrock Broadcasting of Texas, Inc. from their date of acquisition. All significant intercompany accounts and transactions have been eliminated.

  Cash

     The Company maintains cash in demand deposits with financial institutions. The Company had no cash equivalents during the periods presented. All highly liquid investments with an original maturity of less than three months are considered cash equivalents.

  Property and Equipment

     Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is determined using the straight-line method over the estimated useful lives of the various classes of assets, which range from three to twenty-five years. Leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases. Costs of repairs and maintenance are charged to operations as incurred.

                CHANCELLOR BROADCASTING COMPANY AND SUBSIDIARIES

  Intangibles

     Goodwill represents the excess of cost over the fair values of the identifiable tangible and other intangible net assets acquired and is being amortized over the straight-line method over forty years. Other intangible assets comprise amounts paid for pending acquisitions, agreements not to compete, a tower lease advantage and organization costs incurred in the incorporation of the Company. Other intangibles, excluding pending acquisition costs, are being amortized by the straight-line method over their estimated useful lives ranging from three to ten years. Pending acquisition costs are deferred and capitalized as part of completed acquisitions or expensed in the period in which the pending acquisition is terminated.

     The Company evaluates intangible assets for potential impairment by analyzing the operating results, future cash flows on an undiscounted basis, trends and prospects of the Company's stations, as well as by comparing them to their competitors. The Company also takes into consideration recent acquisition patterns within the broadcast industry, the impact of recently enacted or potential FCC rules and regulations and any other events or circumstances which might indicate potential impairment.

  Deferred Financing Costs

     Costs associated with obtaining debt financing are capitalized and amortized using the interest method over the term of the related debt. As a result of refinancing the Company's original credit facility, during the year ended December 31, 1994 unamortized deferred financing costs of approximately $818,000 were expensed as an extraordinary item in the consolidated statements of operations. As a result of refinancing the Company's second credit facility, the early redemption of $20.0 million of its existing notes (defined) and the prepayment of $18.7 million of it's a Term Loan Facility (defined) from its third credit facility, during the year ended December 31, 1996 unamortized deferred financing costs of $3.4 million, less $543,500 of tax benefit, were expensed as an extraordinary item in the consolidated statements of operations. Approximately $5.1 million, $118,000 and $18.6 million of new financing costs were incurred for the years ended December 31, 1994, 1995 and 1996, respectively. Accumulated amortization at December 31, 1995 and 1996, amounted to approximately $959,000 and $2.8 million, respectively.

  Revenue Recognition

     Broadcasting operations derive revenue primarily from the sale of program time and commercial announcements to local, regional and national advertisers. Revenue is recognized when the programs and commercial announcements are broadcast.

  Barter Transactions

     Barter transactions represent advertising time exchanged for promotional items, advertising, supplies, equipment, and services. Barter revenue is recorded at the fair value of the goods or services received and is recognized in income when the advertisements are broadcast. Goods or services are charged to expense when received or used. Advertising time owed and goods or services due the Company are included in accounts payable and accounts receivable, respectively.

  Advertising Costs

     The Company incurs various marketing and promotional costs to add and maintain listenership. These costs are expensed as incurred and totaled approximately $1.4 million, $4.2 million and $16.2 million for the years ended December 31, 1994, 1995 and 1996, respectively.

                CHANCELLOR BROADCASTING COMPANY AND SUBSIDIARIES

  Stock Option Compensation

     Stock option compensation expense is recognized in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees".

  Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

     Chancellor, Chancellor Radio Broadcasting and Chancellor Broadcasting Licensee Company have elected to file consolidated federal income tax returns (the "Chancellor Group") and Trefoil Communications, Inc., Shamrock Broadcasting Inc., Shamrock Radio Licenses, Inc., Shamrock Broadcasting Licenses of Denver, Inc. and Shamrock Broadcasting of Texas, Inc. have elected to file consolidated federal income tax returns (the "Shamrock Group"). Each of these groups have entered into a tax sharing agreement governing the allocation of any consolidated federal income tax liability among its members. In general, each subsidiary allocates and pays income taxes computed as if each subsidiary filed a separate federal income tax return. Similar principles apply to any consolidated state and local income tax liabilities.

  Concentration of Credit Risk

     The Company's revenue and accounts receivable primarily relate to advertising of products and services within the radio stations' broadcast areas. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. Credit losses have been within management's expectations and adequate allowances for any uncollectible trade receivables are maintained.

  Income (Loss) Per Share

     Net income (loss) per share is based on the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during each respective period. Proceeds from the exercise of the dilutive stock options are assumed to be used to repurchase outstanding shares of the Company's common stock at the average fair market value during the period. The calculation of income (loss) per common share is adjusted for the recapitalization as discussed in Note 8 and dividends and accretion on preferred stock.

  Reclassifications

     Certain prior year amounts have been reclassified to conform with the current year's presentation.

                CHANCELLOR BROADCASTING COMPANY AND SUBSIDIARIES

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                1995          1996
                                                             -----------   -----------
Land.......................................................  $ 1,572,229   $ 3,036,663
Building and building improvements.........................    3,159,848     9,202,378
Towers and antenna systems.................................    3,689,972    14,476,104
Studio, technical and transmitting equipment...............    7,830,375    23,026,564
Office equipment, furniture and fixtures...................    2,484,261     5,521,010
Record library.............................................    1,800,510     2,193,236
Vehicles...................................................      362,787     1,117,908
Construction in progress...................................      503,504        78,877
                                                             -----------   -----------
                                                              21,403,486    58,652,740
Less accumulated depreciation..............................   (3,477,641)   (9,529,808)
                                                             -----------   -----------
                                                             $17,925,845   $49,122,932
                                                             ===========   ===========

     Depreciation expense for the years ended December 31, 1994, 1995 and 1996 was $0.9 million, $2.6 million and $6.5 million, respectively.

4. INTANGIBLE AND OTHER ASSETS

     Intangible and other assets consist of the following:

                                                                  DECEMBER 31,
                                                           ---------------------------
                                                               1995           1996
                                                           ------------   ------------
Goodwill.................................................  $205,971,820   $567,377,120
Noncompete agreements....................................     1,950,000      2,025,000
Tower lease advantage....................................       305,000        305,000
Pending acquisition costs................................     3,246,265      2,620,474
Other....................................................        45,718        626,220
                                                           ------------   ------------
                                                            211,518,803    572,953,814
Less accumulated amortization............................    (7,710,408)   (21,547,720)
                                                           ------------   ------------
                                                           $203,808,395   $551,406,094
                                                           ============   ============

     Amortization expense for intangible assets for the years ended December 31, 1994, 1995 and 1996 was $2.0 million, $5.7 million and $14.3 million, respectively.

5. ACQUISITIONS AND DISPOSITIONS OF BROADCASTING PROPERTIES

     On January 9, 1994, Chancellor Communications purchased substantially all the assets and assumed certain liabilities of KGBY-FM and KFBK-AM for approximately $49.5 million, including acquisition costs. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition has been accounted for as a purchase and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

                CHANCELLOR BROADCASTING COMPANY AND SUBSIDIARIES

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Property and equipment....................................   $ 4,921
  Goodwill and other intangibles............................    44,401
  Prepaid expenses and other assets.........................       413
  Accrued liabilities.......................................      (205)
                                                               -------
          Total acquisition.................................   $49,530
                                                               =======

     On October 12, 1994, Chancellor Radio Broadcasting purchased substantially all the assets and assumed certain liabilities consisting solely of accrued expenses and future payments under ongoing contracts of the American Media Station Group (other than KHYL-FM in Sacramento, California) for approximately $139.5 million in cash, including acquisition costs and payments in respect of agreements not to compete. On the same date, Chancellor Communications purchased all the assets and certain liabilities consisting solely of accrued expenses and future payments under ongoing contracts of KHYL-FM for approximately $15.5 million in cash, including acquisition costs and payments in respect of an agreement not to compete. These acquisitions have been accounted for as purchases and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Property and equipment....................................   $ 12,671
  Goodwill and other intangibles............................    142,618
  Prepaid expenses and other assets.........................        353
  Accrued liabilities.......................................       (662)
                                                               --------
          Total acquisition.................................   $154,980
                                                               ========

     Simultaneously with the closing of these transactions, Chancellor acquired all of Chancellor Communications' outstanding nonvoting stock in exchange for newly issued shares of Chancellor's nonvoting stock. Chancellor contributed all the acquired shares of Chancellor Communication's nonvoting stock to Chancellor Radio Broadcasting, as a result of which Chancellor Communications became a subsidiary of Chancellor Radio Broadcasting. Because these entities are under common management and control, this exchange has been accounted for at historical cost in a manner similar to a pooling of interests.

     On July 31, 1995, the Company purchased substantially all the assets and assumed certain liabilities of KDWB-FM for approximately $22.6 million, including acquisition costs. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition has been accounted for as a purchase and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Property and equipment....................................  $ 1,866
  Goodwill and other intangibles............................   21,032
  Prepaid expenses and other assets.........................       82
  Other liabilities.........................................     (383)
                                                              -------
          Total acquisition.................................  $22,597
                                                              =======

                CHANCELLOR BROADCASTING COMPANY AND SUBSIDIARIES

     On February 14, 1996, the Company acquired all of the outstanding capital stock of Trefoil Communications, Inc. ("Trefoil") for approximately $408.0 million, including acquisition costs. Trefoil is a holding company, the sole asset of which is the capital stock of Shamrock Broadcasting, Inc. ("Shamrock Broadcasting"). The acquisition of Trefoil was financed through a new credit agreement, new senior subordinated notes, Chancellor's initial public stock offering, senior exchangeable preferred stock and the issuance of unregistered common stock of Chancellor. The acquisition of Trefoil was accounted for as a purchase for financial accounting purposes and a non-taxable business combination for tax purposes and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Cash......................................................   $     38
  Accounts receivable, net..................................     18,636
  Prepaid expenses and other assets.........................      1,274
  Property and equipment....................................     36,429
  Goodwill and other intangibles............................    361,425
  Deferred tax asset........................................      5,464
  Accrued liabilities.......................................    (14,564)
  Other noncurrent liabilities..............................       (702)
                                                               --------
          Total acquisition.................................   $408,000
                                                               ========

     Simultaneously with the acquisition of Trefoil, the Company entered into a time brokerage agreement with Evergreen Media Corporation for the outsourcing of certain limited functions of WWWW-FM and WDFN-AM, both Detroit stations acquired with Trefoil, and an option to purchase such stations for $30.0 million of cash. These stations were operated pursuant to this agreement until January 30, 1997, the date on which the disposition of these stations occurred. Subsequent to the acquisition of Trefoil, KTBZ-FM, a Houston station acquired with Trefoil, was operated by Secret Communications, L.P. ("Secret") under a Local Marketing Agreement ("LMA")/Exchange Agreement with the Company. In March 1996, the Company entered into an agreement to exchange KTBZ-FM and $5.6 million of cash to Secret for KALC-FM and KIMN-FM, Denver, Colorado. The Company began managing certain limited functions of these stations, pursuant to an LMA, effective April 1, 1996 and closed on the exchange of the stations effective July 31, 1996. The exchange has been accounted for using the fair values of the assets exchanged plus the $5.6 million of additional cash and $0.8 million of additional acquisition costs, and was allocated to the net assets acquired based upon their estimated fair market values. The excess of the purchase price over the estimated fair value of net assets acquired amounted to approximately $28.7 million, which has been accounted for as goodwill and is being amortized over 40 years using the straight line method.

     The exchange is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Prepaid expenses and other assets.........................  $   163
  Property and equipment....................................    2,363
  Goodwill and other intangibles............................   28,657
  Accrued liabilities.......................................     (138)
                                                              -------
          Total acquisition.................................  $31,045
                                                              =======

                CHANCELLOR BROADCASTING COMPANY AND SUBSIDIARIES

     On May 15, 1996, the Company entered into an agreement to acquire substantially all the assets and certain liabilities of OmniAmerica Group ("Omni") for an aggregate price of $178.0 million, including $163.0 million of cash and $15.0 million of Chancellor's Class A Common Stock. On June 24, 1996, the Company entered into an agreement with American Radio Systems Corporation ("American Radio") whereby it will exchange the West Palm Beach, Florida stations acquired from Omni for American Radio's KSTE-AM and $33.0 million of cash. KSTE-AM is located in Rancho Cordova, California and is part of the Sacramento market. On July 1, 1996, Chancellor entered into an agreement with SFX Broadcasting, Inc. ("SFX") whereby it will exchange the Jacksonville, Florida stations being acquired pursuant to the Omni acquisition agreement and $11.0 million of cash for SFX's WBAB-FM, WBLI-FM, WGBB-AM and WHFM-FM, Nassau-Suffolk, New York. Pursuant to various agreements, the Company began managing certain limited functions of the remaining Omni stations and the SFX stations beginning July 1, 1996, and station KSTE-AM beginning August 1, 1996.

     On November 22, 1996, the Company acquired substantially all the assets of WKYN-AM, Florence, Kentucky, for approximately $1.4 million, including transaction costs. WKYN-AM serves the Cincinnati, Ohio market.

     On January 23, 1997, the Company acquired substantially all the assets and certain liabilities of Colfax Communications ("Colfax") for an aggregate price of $373.0 million. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition will be accounted for as a purchase. Pursuant to the acquisition agreement, at December 31, 1996 the Company had $20.4 million of cash in a restricted escrow account which was remitted to Colfax at closing. On January 29, 1997, the Company entered into an agreement to sell WMIL-FM and WOKY-AM, Milwaukee, Wisconsin stations acquired from Colfax, to Clear Channel Radio, Inc. for $40.0 million in cash.

     On February 13, 1997, the Company acquired substantially all the assets and certain liabilities of Omni for $163.0 million of cash and $15.0 million of Chancellor Class A Common Stock. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition will be accounted for as a purchase.

     The following summarizes the unaudited consolidated pro forma data as though the acquisitions of KDWB-FM, Shamrock Broadcasting Company and KIMN-FM and KALC-FM had occurred as of the beginning of 1995 (in thousands, except per share amounts):

                                                      1995                       1996
                                            ------------------------   ------------------------
                                            HISTORICAL    PRO FORMA    HISTORICAL    PRO FORMA
                                            ----------   -----------   ----------   -----------
                                                         (UNAUDITED)                (UNAUDITED)
Net revenue...............................   $64,322      $162,360      $178,402     $187,198
Net income (loss) before extraordinary
  loss....................................   (11,531)      (21,477)      (14,272)     (15,113)
Net loss..................................   (11,531)      (21,477)      (18,449)     (15,113)
Net loss before extraordinary loss per
  share...................................     (1.30)        (1.16)        (1.85)       (0.82)
Net loss per share........................     (1.30)        (1.16)        (2.10)       (0.82)

                CHANCELLOR BROADCASTING COMPANY AND SUBSIDIARIES

     The following summarizes the unaudited consolidated pro forma balance sheet as of December 31, 1996 as though the acquisition of Colfax, the issuance of the Exchangeable Preferred Stock, the issuance of the Convertible Preferred Stock (including the over-allotment), and the New Credit Agreement had occurred on that date (in thousands):

                                                              HISTORICAL    PRO FORMA
                                                              ----------   -----------
                                                                           (UNAUDITED)
Total assets................................................   $690,743    $1,053,833
                                                               ========    ==========
Current liabilities.........................................   $ 24,208    $   40,598
Long-term liabilities.......................................    358,322       410,359
Preferred stock.............................................    107,222       404,585
Common stockholders' equity.................................    200,991       198,291
                                                               --------    ----------
          Total liabilities and stockholders' equity........   $690,743    $1,053,833
                                                               ========    ==========

6. ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1995         1996
                                                              ----------   -----------
Salaries....................................................  $  534,297   $ 3,697,072
Sales commissions...........................................     889,010     2,149,167
Rep commissions.............................................     561,189     1,549,048
Other.......................................................   2,708,452     5,134,544
                                                              ----------   -----------
                                                              $4,692,948   $12,529,831
                                                              ==========   ===========

7. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                  DECEMBER 31,
                                                           ---------------------------
                                                               1995           1996
                                                           ------------   ------------
Term loan................................................  $ 67,562,500   $ 74,968,527
Revolving credit loan....................................    24,607,242     20,344,972
Subordinated notes due 2004..............................    80,000,000    260,000,000
                                                           ------------   ------------
                                                            172,169,742    355,313,499
Less current portion.....................................     4,062,500        400,000
                                                           ------------   ------------
                                                           $168,107,242   $354,913,499
                                                           ============   ============

     The Company's term and revolving credit facilities were refinanced on January 23, 1997, in conjunction with the acquisition of Colfax Communications under a new bank credit agreement (the "New Credit Agreement") with Bankers Trust Company, as administrative agent, and other institutions party thereto. The New Credit Agreement includes a $225.0 million term loan facility (the "Term Loan Facility") and a revolving loan facility (the "Revolving Loan Facility" and, together with the Term Loan, the "New Bank Financing"). The Revolving Loan Facility originally provides for borrowings up to $120.0 million, which is subsequently reduced as and when the Company receives the net cash proceeds of the pending station swaps and dispositions. In connection with the refinancing of the term and revolving loan facilities in January 1997, the Company incurred an extraordinary charge to write-off deferred finance costs of approximately $4.5 million.

                CHANCELLOR BROADCASTING COMPANY AND SUBSIDIARIES

     The New Bank Financing is collateralized by (i) a first priority perfected pledge of all capital stock and notes owned by the Company and (ii) a first priority perfected security interest in all other assets (including receivables, contracts, contract rights, securities, patents, trademarks, other intellectual property, inventory, equipment and real estate) owned by the Company, excluding FCC licenses, leasehold interests in studio or office space and leasehold and partnership interests in tower or transmitter sites in which necessary consents to the granting of a security interest cannot be obtained without payments to any other party or on a timely basis. The New Bank Financing also is guaranteed by the subsidiaries of Chancellor and Chancellor Radio Broadcasting, whose guarantees are collateralized by a first priority perfected pledge of the capital stock Chancellor Radio Broadcasting. The Term Loan Facility is due in increasing quarterly installments beginning in 1997 and matures in January 2003. All outstanding borrowings under the Revolving Facility mature in January 2003. The facilities bear interest at a rate equal to, at the Company's option, the prime rate of Bankers Trust Company, as announced from time to time, or the London Inter-Bank Offered Rate ("LIBOR") in effect from time to time, plus an applicable margin rate. The Company pays quarterly commitment fees in arrears equal to either .375% or .250% per annum on the unused portion of the Revolving Facility, depending upon whether the Company's leverage ratio is equal to or greater than 4.5:1 or less than 4.5:1, respectively. The bank financing facilities which existed on December 31, 1996 accrued interest at the prime rate plus 1.25% (9.5%) on $3.0 million and the LIBOR rate plus 2.50% (8.125%) on $92.0 million of borrowings.

     In connection with the IPO (defined), the Company redeemed 25% of its Existing Notes (defined) for approximately $22.2 million. The redemption was completed in March 1996 and resulted in an extraordinary charge of $2.8 million. The remaining $60.0 million 12 1/2% Senior Subordinated Notes due 2004 (the "Existing Notes") mature October 1, 2004, and bear interest at 12.5% per annum. On February 14, 1996, in conjunction with the acquisition of Trefoil Communications, Inc., the Company issued $200.0 million aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2004 (the "New Notes" and, together with the Existing Notes, the "Notes"), which mature on October 1, 2004, and bear interest at 9.375% per annum. Interest on the Notes is paid semi-annually. The Existing and New Notes are redeemable, in whole or in part, at the option of the Company on or after October 1, 1999 and February 1, 2000, respectively, at redemption prices expressed as a percentage of the principal amount, ranging from 100.000% to 105.556%, plus accrued interest thereon to the date of acquisition. In addition, prior to January 31, 1999, the Company may redeem up to 25% of the original aggregate principal amount of the New Notes with the net proceeds of one or more public equity offerings. The Notes are unsecured obligations of the Company, ranking subordinate in right of payment to all senior debt of the Company. The New Notes rank pari passu in right of payment to the Existing Notes. The Notes are guaranteed on a senior subordinated basis by Chancellor Radio Broadcasting Company's subsidiaries.

     Scheduled debt maturities for the Company's outstanding long-term debt at December 31, 1996 for each of the next five years and thereafter are as follows:

1997........................................................   $    400,000
1998........................................................        400,000
1999........................................................      9,874,886
2000........................................................     11,296,119
2001........................................................     17,469,864
Thereafter..................................................    315,872,630
                                                               ------------
                                                               $355,313,499
                                                               ============

     See Note 5 for pro forma effects of the New Bank Financing subsequent to year end. Both the New Bank Financing and Notes indentures contain certain covenants, including, among others, limitations on the incurrence of additional debt, in the case of the New Bank Financing; requirements to maintain certain

                CHANCELLOR BROADCASTING COMPANY AND SUBSIDIARIES financial ratios; and restrictions on the payment of dividends to stockholders and from the subsidiaries to Chancellor.

8. CAPITAL STRUCTURE

     In February 1996, Chancellor sold 7.7 million shares of its Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), in an initial public offering, (the "IPO"), which generated net proceeds of $142.4 million, and in a private placement, issued $100.0 million of exchangeable redeemable preferred stock (the "Acquisition Preferred Stock") of Chancellor Radio Broadcasting and 742,192 shares of Class A common stock of Chancellor to an affiliated entity and other investors.

     Immediately prior to the IPO, Chancellor effected a recapitalization of its current capital stock. Pursuant to the recapitalization, each six shares of Chancellor's Nonvoting Stock were reclassified into one share of Class A Common Stock. Each six shares of Chancellor's Voting Stock were reclassified into one share of Class B Common Stock and each six shares of Convertible Nonvoting Stock were reclassified into one share of Class C Common Stock. In connection with the recapitalization, 63,334 shares of Class A Common Stock were exchanged for an equal number of shares of Class B Common Stock, and an additional 8,484,410 shares of Class A Common Stock were exchanged for an equal number of shares of Class C Common Stock. The recapitalization has been given retroactive effect in the financial statements.

     In February 1996, subsequent to the IPO, the Company completed a private placement of $100.0 million of newly authorized Senior Cumulative Exchangeable Preferred Stock (the "Old Preferred Stock"). Upon completion, the proceeds of the Old Preferred Stock were used to redeem the Acquisition Preferred Stock and 55,664 shares of Class A Common Stock. The redemption resulted in a charge to net loss attributable to common stock of approximately $16.6 million and an additional reduction of stockholders' equity of approximately $1.0 million.

     In June 1996, the holders of Chancellor's Class C Common Stock filed an application with the FCC to convert the stock into Chancellor's Class B Common Stock. The holders of Class C Common Stock received approval of their applications and subsequently converted their stock on October 22, 1996.

     In August 1996 pursuant to an agreement entered into at the time of the IPO, Chancellor sold 1.2 million shares of Class A Common Stock in a private placement to an affiliated entity, which generated proceeds of $23.0 million which were contributed to Chancellor Radio Broadcasting.

     In September 1996, the Company completed an exchange offering whereby it exchanged the Old Preferred Stock for 1,000,000 shares of 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock (the "Senior Exchangeable Preferred Stock") in a transaction registered under the Securities Act of 1933, as amended. The terms of the Senior Exchangeable Preferred Stock are substantially identical to those of the Old Preferred Stock. Dividends on the Senior Exchangeable Preferred Stock accrue from its date of issuance and are payable quarterly commencing November 15, 1996, at a rate per annum of 12 1/4% of the then effective liquidation preference per share. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to February 15, 2001 either in cash or by adding such dividends to the then effective liquidation preference of the Senior Exchangeable Preferred Stock. The Senior Exchangeable Preferred Stock is redeemable at the Company's option, in whole or in part at any time on or after February 15, 2001, at various redemption prices, plus, accumulated and unpaid dividends to the date of redemption. In addition, prior to February 15, 1999, the Company may, at its option, redeem the Senior Exchangeable Preferred Stock with the net cash proceeds from one or more Public Equity Offerings (as defined), at various redemption prices, plus, accumulated and unpaid dividends to the redemption date; provided, however, that after any such redemption there is outstanding at least 75% of the number of shares of Senior Exchangeable Preferred Stock originally issued.

                CHANCELLOR BROADCASTING COMPANY AND SUBSIDIARIES

     The Company is required, subject to certain conditions, to redeem all of the Senior Exchangeable Preferred Stock outstanding on February 15, 2008, at a redemption price equal to 100% of the then effective liquidation preference thereof, plus, accumulated and unpaid dividends to the date of redemption. Upon the occurrence of a change of control (as defined), the Company must offer to purchase all of the then outstanding shares of Senior Exchangeable Preferred Stock at a price equal to 101% of the then effective liquidation preference thereof, plus, accumulated and unpaid dividends to the date of purchase. Subject to certain conditions, the Senior Exchangeable Preferred Stock is exchangeable in whole, but not in part, at the option of the Company, on any dividend payment date for the Company's 12 1/4% subordinated exchange debentures due 2008.

     On January 23, 1997, Chancellor completed a private placement of $100.0 million of newly authorized 7% Convertible Preferred Stock (the "Convertible Preferred Stock") and Chancellor Radio Broadcasting completed a private placement of $200.0 million of newly authorized 12% Exchangeable Preferred Stock (the "Exchangeable Preferred Stock").

     Dividends on the Convertible Preferred Stock accrue from its date of issuance and are payable quarterly commencing April 15, 1997, at a rate per annum of 7% of the liquidation preference per share. The liquidation preference of the Convertible Preferred Stock is $50.00 per share. The Convertible Preferred Stock is convertible at the option of the holder at any time after March 23, 1997, unless previously redeemed, into Class A Common Stock of Chancellor at a conversion price of $32.90 per share of Class A Common Stock, subject to adjustment in certain events. In addition, after January 19, 2000, the Company may, at its option, redeem the Convertible Preferred Stock, in whole or in part, at specified redemption prices plus accrued and unpaid dividends through the redemption date. Upon the occurrence of a change of control (as defined), Chancellor must, subject to certain conditions, offer to purchase all of the then outstanding shares of Convertible Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of purchase.

     Dividends on the Exchangeable Preferred Stock will accrue from the date of its issuance and will be payable semi-annually commencing July 15, 1997, at a rate per annum of 12% of the liquidation preference per share. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to January 15, 2002 either in cash or in additional shares of Exchangeable Preferred Stock. The liquidation preference of the Exchangeable Preferred Stock will be $100.00 per share. The Exchangeable Preferred Stock is redeemable at the Company's option, in whole or in part at any time on or after January 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid dividends to the date of redemption. In addition, prior to January 15, 2000, the Company may, at its option, redeem the Exchangeable Preferred Stock with the net cash proceeds from one or more Public Equity Offerings (as defined), at various redemption prices plus accrued and unpaid dividends to the redemption date; provided, however, that after any such redemption there is outstanding at least $150.0 million aggregate liquidation preference of Exchangeable Preferred Stock. The Company is required, subject to certain conditions, to redeem all of the Exchangeable Preferred Stock outstanding on January 15, 2009, at a redemption price equal to 100% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of redemption. Upon the occurrence of a Change of Control (as defined), the Company will, subject to certain conditions, offer to purchase all of the then outstanding shares of Exchangeable Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus accrued and unpaid dividends to the repurchase date. In addition, prior to January 15, 1999, upon the occurrence of a Change of Control, the Company will have the option to redeem the Exchangeable Preferred Stock in whole but not in part at a redemption price equal to 112% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of redemption. The Exchangeable Preferred Stock will, with respect to dividend rights and rights on liquidation, rank junior to the Senior Exchangeable Preferred Stock. Subject to certain conditions, the Exchangeable Preferred Stock is exchangeable in whole, but not in part, at the option of the Company, on any dividend payment date for the Company's 12% subordinated exchange debentures due 2009, including any such securities paid in lieu of cash interest.

                CHANCELLOR BROADCASTING COMPANY AND SUBSIDIARIES

     In addition to the accrued dividends discussed above, the recorded value of the Senior Exchangeable Preferred Stock, the Convertible Preferred Stock and the Exchangeable Preferred Stock includes or will include an amount for the accretion of the difference between the stock's fair value at date of issuance and its mandatory redemption amount, calculated using the effective interest method.

9. INCOME TAXES

     All of the Company's revenues were generated in the United States. The provision for income taxes for continuing operations consists of the following:

                                                          YEAR ENDED DECEMBER 31
                                                   ------------------------------------
                                                      1994         1995         1996
                                                   ----------   ----------   ----------
Current:
  State..........................................  $       --   $   11,098   $   64,070
Deferred:
  Federal........................................   1,267,109    3,220,528    3,866,209
  State..........................................     223,607      568,329      682,272
                                                   ----------   ----------   ----------
          Total provision........................  $1,490,716   $3,799,955   $4,612,551
                                                   ==========   ==========   ==========

     Income tax expense differs from the amount computed by applying the federal statutory income tax rate of 34% to income before income taxes for the following reasons:

                                                         YEAR ENDED DECEMBER 31,
                                                  -------------------------------------
                                                     1994         1995          1996
                                                  ----------   -----------   ----------
U.S. federal income tax at statutory rate.......  $  637,692   $(2,628,656)  $  645,125
  State income taxes, net of federal benefit....     112,533      (463,880)     113,846
  Valuation allowance provided for loss
     carryforward generated during the current
     period.....................................     720,490     6,589,750      307,000
  Reconciliation of return to estimate..........          --        71,510           --
  Permanent difference..........................      20,001       231,231    3,546,580
                                                  ----------   -----------   ----------
                                                  $1,490,716   $ 3,799,955   $4,612,551
                                                  ==========   ===========   ==========

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                1995          1996
                                                             -----------   -----------
The deferred tax assets (liabilities) consist of the
  following:
  Loss carryforwards expiring 2009 and 2010................  $ 4,766,240   $11,806,985
  Deferred stock option compensation deduction.............    2,544,000     4,064,000
  Tax credits..............................................           --     2,951,555
  Other....................................................      105,411       680,819
                                                             -----------   -----------
     Gross deferred tax assets.............................    7,415,651    19,503,359
                                                             -----------   -----------
  Depreciation and amortization............................   (5,057,772)  (21,488,463)
                                                             -----------   -----------
  Deferred tax assets valuation allowance..................   (7,310,240)     (621,210)
                                                             -----------   -----------
     Net deferred tax liabilities..........................  $(4,952,361)  $(2,606,314)
                                                             ===========   ===========

     The deferred tax valuation allowance was originally established due to the uncertainty surrounding the realizability of the Company's deferred tax assets using the "more likely than not" criteria. During the fourth quarter of 1996, the Company revised its estimate of the likelihood that it will realize the majority of its deferred tax assets and adjusted its valuation allowance accordingly. This revised estimate was the direct result

                CHANCELLOR BROADCASTING COMPANY AND SUBSIDIARIES of the acquisition of Trefoil. Reversal of the valuation allowance related to deferred tax assets which existed on the date of acquisition or which were acquired as a result of the Trefoil acquisition were credited against the original purchase accounting allocation to goodwill. The reversal of the valuation allowance related to deferred tax assets generated subsequent to the acquisition were credited as a reduction of income tax expense and extraordinary losses as appropriate.

     The Company's tax credits and net operating loss carryforwards at December 31, 1996 begin expiring in 1997 and 2001, respectively. The Company has provided a valuation allowance for those tax credits which do not meet a "more likely than not" realizability test.

10. EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) Savings Plan, whereby eligible employees can contribute up to either 15% of their salary, per year, subject to certain maximum contribution amounts. Prior to 1996, the Company had not made any contributions to the plan, nor is it required to in future periods. However, the Company did elect to make a discretionary match for 1996 of approximately $250,000. Employees become eligible to participate in the plan after the completion of one year of service and the attainment of age twenty-one.

11. COMMITMENTS

     The Company leases real property, office space, broadcasting equipment and office equipment under various noncancellable operating leases. Certain of the Company's leases contain escalation clauses, renewal options and/or purchase options. In addition, the Company assumed lease obligations in connection with the acquisition of Trefoil on February 14, 1996. The Company also has employment and rating survey agreements in excess of one year, and has entered into a twelve-year financial monitoring and oversight agreement with Hicks Muse & Co. Partners, L.P., which is an affiliate of Hicks, Muse, Tate & Furst Incorporated.

     Future minimum payments under the noncancellable operating lease agreements at December 31, 1996 are approximately as follows:

1997........................................................   $ 6,023,586
1998........................................................     4,865,095
1999........................................................     4,277,779
2000........................................................     3,564,247
2001........................................................     2,805,282
Thereafter..................................................    13,080,261
                                                               -----------
                                                               $34,616,250
                                                               ===========

     Rent expense was approximately $227,000, $1.3 million and $4.8 million for the years ended December 31, 1994, 1995 and 1996, respectively.

12. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     For cash, short-term debt, and other current amounts receivable and payable, and the variable-rate term debt, the carrying amount approximates fair value.

     For the fixed-rate long-term debt, the fair value is estimated based on quoted market prices. The carrying values at December 31, 1995 and 1996 were $80.0 million and $260.0 million, respectively, and the estimated fair values at each date were $85.4 million and $267.8 million, respectively.

                CHANCELLOR BROADCASTING COMPANY AND SUBSIDIARIES

     For Chancellor Radio Broadcasting's Senior Exchangeable Preferred Stock, the fair value of $113.75 per share at December 31, 1996 is estimated based on quoted market prices.

13. STOCK-BASED COMPENSATION

     During 1994, Chancellor's Board of Directors granted options to purchase 996,068 shares of its common stock to the senior management of the Company at exercise prices of $6.00 and $7.50. The option agreements vest over a five year period and originally contained certain performance criteria and indexed exercise prices. On September 30, 1995, Chancellor entered into an agreement with its senior management to substantially revise and amend these option agreements to eliminate certain of the performance criteria provisions and to adjust and fix the exercise prices at $7.50 and $8.40, respectively. Management developed an estimate of the fair value of the stock options in the amount of $19.0 million. Based upon this estimate and the applicable vesting periods, the Company recognized stock option compensation expense and a corresponding credit to equity of $6.4 million in 1995, with the remaining amount to be amortized over an approximate four year period.

     During 1994, Chancellor's Board of Directors adopted a stock option plan for its non-employee directors providing for the grant of options and stock awards for up to 480,000 shares of its common stock. Upon election to the Board of Directors, each person shall be granted a stock option to purchase a number of shares of common stock equal to the number of shares of common stock acquired by purchase by such person upon their initial election to the Board of Directors. Each option shall be immediately vested, will have a maximum term of ten years and an exercise price, as determined by the plan committee, equal to or greater than the fair market value of the common stock on the respective dates of grant.

     In February 1996, Chancellor's Board of Directors adopted a stock award plan for the Company's management, employees and non-employee directors, elected after the date of adoption of the plan, providing for the grant of options and stock awards for up to 916,456 shares of Chancellor's Class A Common Stock. The Company's compensation committee has the sole authority to grant stock options and to establish option exercise prices and vesting schedules. However, per-share exercise prices shall not be less than the fair market value of the stock on the respective date of grant and if the compensation committee does not determine a vesting schedule, such option shall vest 20% on the first anniversary of the respective date of grant and the remaining 80% shall vest pro rata on a monthly basis over the four-year period following the first anniversary of the date of grant. Non-employee directors elected after the effective date of this plan automatically are granted a fully-vested option to purchase 5,000 shares of Chancellor's Class A Common Stock on the date he or she first becomes a member of the Board of Directors. Terms of all options are limited to ten years.

                CHANCELLOR BROADCASTING COMPANY AND SUBSIDIARIES

     A summary of the Company's option activity follows. The Company has elected to continue expense recognition under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and accordingly, has included certain required pro forma information. Estimates of weighted-average grant-date fair values of options granted and pro forma option compensation amounts were determined using the Black-Scholes Single Option approach assuming an expected option term of 6 years, interest rates ranging from 5.5% to 7.2%, a dividend yield of zero and a volatility factor of .4 (zero for options issued prior to the Company's initial public offering in February 1996).

                                                      FOR THE YEAR ENDED DECEMBER 31,
                          ----------------------------------------------------------------------------------------
                                     1994                          1995                           1996
                          --------------------------   ----------------------------   ----------------------------
                                    WEIGHTED AVERAGE               WEIGHTED AVERAGE               WEIGHTED AVERAGE
                          SHARES     EXERCISE PRICE     SHARES      EXERCISE PRICE     SHARES      EXERCISE PRICE
                          -------   ----------------   ---------   ----------------   ---------   ----------------
Beginning of year.......       --        $  --           996,068        $ 7.27        1,022,734        $ 7.89
  Granted:
     Exercise price:
       equals FMV.......  996,068         7.27            26,666          7.50          713,916         26.03
       less than FMV....       --           --           996,068          7.90               --            --
  Exercised.............       --           --                --            --               --            --
  Canceled..............       --           --          (996,068)         7.27           (9,000)        24.51
                          -------        -----         ---------        ------        ---------        ------
End of year.............  996,068        $7.27         1,022,734..      $ 7.89        1,727,650        $15.30
                          =======        =====         =========        ======        =========        ======
Exercisable as of end of
  year..................       --        $  --         225,879..        $ 7.85          431,758        $ 8.06
                          =======        =====         =========        ======        =========        ======
Weighted-average grant-
  date fair value of
  options granted:
  Exercise price:
     equals FMV.........                    --                            3.59                          12.69
     less than FMV......                    --                           21.56                             --

                                                    OPTIONS OUTSTANDING
                                          ---------------------------------------     OPTIONS EXERCISABLE
                                                           WEIGHTED AVERAGE         ------------------------
                                                      ---------------------------             WEIGHTED AVE-
                RANGE OF                                 REMAINING       EXERCISE             RAGE EXERCISE
            EXERCISE PRICES                SHARES     CONTRACTUAL LIFE    PRICE     SHARES        PRICE
            ---------------               ---------   ----------------   --------   -------   --------------
$ 7.50 -- $ 7.50........................    577,971         7.06          $ 7.50    247,188       $ 7.50
  8.40 --   8.40........................    444,763         7.83            8.40    177,904         8.40
 20.00 --  25.25........................    431,916         9.14           20.51      6,666        20.00
 31.00 --  36.75........................    273,000         9.75           34.81         --           --
                                          ---------         ----          ------    -------       ------
$ 7.50 -- $36.75........................  1,727,650         8.20          $15.30    431,758       $ 8.06
                                          =========         ====          ======    =======       ======

                                                                 YEAR ENDED          YEAR ENDED
                                                              DECEMBER 31, 1995   DECEMBER 31, 1996
                                                              -----------------   -----------------
Historical net loss.........................................    $(11,531,296)       $(18,448,966)
Pro forma adjustment for stock option compensation..........        (781,465)         (1,524,302)
Pro forma tax benefit.......................................         312,586             609,721
                                                                ------------        ------------
Pro forma net loss..........................................    $(12,000,175)       $(19,363,547)
                                                                ============        ============
Pro forma loss per share....................................    $      (1.36)       $      (1.16)

                CHANCELLOR BROADCASTING COMPANY AND SUBSIDIARIES

14. RELATED PARTY TRANSACTIONS

     The Company has entered into a twelve-year agreement (the "Financial Monitoring and Oversight Agreement") with Hicks Muse & Co. Partners, L.P. ("Hicks Muse Partners") and HM2/Management Partners, L.P. ("HM2"), each of which is an affiliate of Hicks Muse. Chancellor and the Company paid Hicks Muse Partners an annual fee of $82,000, $200,000 and $408,000 for financial oversight and monitoring services for the years ended December 31, 1994, 1995 and 1996, respectively. The annual fee is adjustable each December 31, according to a formula based on changes in the consumer price index. HM2 received fees of approximately $0.3 million, $2.4 million and $6.2 million upon consummation of the acquisitions of KDWB-FM, the American Media Station Group and Trefoil Communications, Inc., respectively, and is entitled to receive a fee equal to 1.5% of the transaction value (as defined) upon the consummation of each add-on transaction (as defined) involving Chancellor or any of its subsidiaries.

     Effective April 1, 1996, the Company entered into a revised financial monitoring and oversight agreement with Hicks & Muse & Co. Partners, L.P. and HM2/Management Partners, L.P., each of which is an affiliate of Hicks, Muse, Tate & Furst Incorporated. The annual fee for financial oversight and monitoring services to the Company has been adjusted to $500,000. The annual fee is adjustable each January 1, to an amount equal to the budgeted consolidated annual net sales of the Company for the then-current fiscal year, multiplied by 0.25%, provided, however, that in no event shall the annual fee be less than $500,000.

     The Financial Monitoring and Oversight Agreement makes available the resources of HM2 and Hicks Muse Partners concerning a variety of financial matters. The services that have been and will continue to be provided by HM2 and Hicks Muse Partners could not otherwise be obtained by Chancellor and the Company without the addition of personnel or the engagement of outside professional advisors.

     In February of 1996, the Company lent $200,000 to an affiliate of the Company. The loan is unsecured, does not bear interest and will be forgiven during the next three years.

15. SUBSEQUENT EVENTS

     On February 14, 1997, Chancellor Radio Broadcasting completed a private placement of an additional $10.0 million of Convertible Preferred Stock pursuant to its over-allotment option. The net proceeds of this offering were used to repay borrowings under the Revolving Credit Facility.

     On February 19, 1997, Chancellor and Chancellor Radio Broadcasting entered into an agreement to merge with Evergreen Media Corporation ("Evergreen") in a stock-for-stock transaction (the "merger"), with Evergreen remaining as the surviving corporation (the "Surviving Company"). Pursuant to the agreement, shareholders of the Company's common stock will receive 0.9091 shares of Evergreen's common stock. Consummation of the merger is subject to shareholder approval and certain other closing conditions including regulatory approval.

     On February 19, 1997, the Company and Evergreen entered into a joint purchase agreement whereby in the event that consummation of the stock purchase agreement between Evergreen and Viacom International, Inc. ("Viacom") occurs prior to the consummation of the merger, the Company will be required to purchase the Viacom subsidiaries which own four of the ten Viacom stations for $480 million and Evergreen will be required to purchase the Viacom subsidiaries which own six of the ten Viacom stations for $595 million. In the event that consummation of the stock purchase agreement between Evergreen and Viacom occurs after the consummation of the merger, the Surviving Company will acquire the stock of certain Viacom subsidiaries which own and operate ten radio stations in five major markets. Consummation of the transaction is dependent upon certain closing conditions including regulatory approval.

                CHANCELLOR BROADCASTING COMPANY AND SUBSIDIARIES

16. UNCERTAINTIES AND THE USE OF ESTIMATES AND ASSUMPTIONS

     On February 8, 1996, the President signed into law the Telecommunications Act of 1996. Among other things, this legislation requires the Federal Communications Commission (the "FCC"), to relax its numerical restrictions on local ownership and affords renewal applicants significant new protections from competing applications for their broadcast licenses. The new legislation will enable the Company to retain all of its radio stations and to acquire more properties; at the same time, this legislation will also allow other broadcast entities to increase their ownership in markets where the Company currently operates stations. The Company's management is unable to determine the ultimate effect of this legislation on its competitive environment.

     The pending acquisition, exchange and merger agreements are subject to various governmental approvals, including the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Federal Communications Commission.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates.

17. RECENT ACCOUNTING PRONOUNCEMENT

     The Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share" in March 1997, which establishes standards for computing and presenting earnings per share. The disclosure requirements of SFAS No. 128 will be effective for the Company's financial statements beginning in 1997. Management has not yet determined the impact that the adoption of SFAS No. 128 will have on the financial statements of the Company.

18. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                           1996 FISCAL QUARTERS
                                           -----------------------------------------------------
                                              FIRST        SECOND         THIRD        FOURTH
                                           -----------   -----------   -----------   -----------
Net revenues.............................  $25,642,239   $44,425,668   $52,770,414   $55,563,210
Income from operations...................    2,831,163    11,028,609    12,107,887    11,702,047
Income before extraordinary loss.........   (7,585,314)   (2,355,054)   (1,061,804)   (3,269,897)
Net loss.................................  (12,231,235)   (2,355,054)   (2,025,071)   (1,837,606)
Net loss attributable to common stock....  (28,801,300)   (2,355,054)   (2,025,071)   (1,837,606)
Net loss per share before extraordinary
  loss...................................        (1.83)        (0.14)        (0.06)        (0.18)
Net loss per share.......................        (2.18)        (0.14)        (0.11)        (0.10)

     The above results reflect the acquisition of Shamrock Broadcasting on February 13, 1996, the exchange of KTBZ-FM for KIMN-FM and KALC-FM on July 31, 1996, and the various operating agreements with Omni, Secret, SFX and American Radio which began during the third quarter. First and third quarter results include extraordinary losses related to the early extinguishment of debt. Fourth quarter results reflect an extraordinary tax benefit related to the previously recognized extraordinary losses on early extinguishment of debt resulting from management's change in estimate as to the likelihood of it utilizing its deferred tax assets.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Whiteco Industries, Inc.
Merrillville, Indiana

     We have audited the accompanying balance sheets of the Outdoor Advertising Division of Whiteco Industries, Inc. as of December 31, 1996 and 1997, and the related statements of income and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Outdoor Advertising Division of Whiteco Industries, Inc. as of December 31, 1996 and 1997, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                            BDO Seidman, LLP

Chicago, Illinois
September 17, 1998

                        OUTDOOR ADVERTISING DIVISION OF
                            WHITECO INDUSTRIES, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                            DECEMBER 31,
                                                     ---------------------------   SEPTEMBER 30,
                                                         1996           1997           1998
                                                     ------------   ------------   -------------
                                                                                    (UNAUDITED)
Current assets
  Cash.............................................  $    155,781   $    249,733   $  7,109,413
  Accounts receivable (net of $631,000, $1,111,000
     and $1,941,000 allowance for uncollectible
     accounts for December 31, 1996, 1997 and
     September 30, 1998, respectively).............     9,112,798     10,718,470     13,113,464
  Prepaid expenses and other
     receivables...................................     2,520,913      2,684,801      2,655,593
  Prepaid sign costs...............................     4,880,789      5,064,178      4,951,369
                                                     ------------   ------------   ------------
          Total current assets.....................    16,670,281     18,717,182     27,829,839
                                                     ------------   ------------   ------------
Property and equipment
  Land, buildings and improvements.................     5,389,827      6,279,957      6,980,180
  Advertising signs................................   134,120,274    150,697,192    160,138,490
  Equipment........................................     4,226,984      4,925,336      6,210,613
                                                     ------------   ------------   ------------
          Total cost...............................   143,737,085    161,902,485    173,329,283
  Accumulated depreciation.........................    84,300,457     91,601,392     98,914,094
                                                     ------------   ------------   ------------
Net property and equipment.........................    59,436,628     70,301,093     74,415,189
                                                     ------------   ------------   ------------
Other sign costs...................................       707,273      1,424,848      2,164,372
                                                     ------------   ------------   ------------
                                                     $ 76,814,182   $ 90,443,123   $104,409,400
                                                     ============   ============   ============

                               LIABILITIES AND DIVISIONAL EQUITY
Current liabilities
  Accounts payable.................................  $    505,561   $    900,145   $    462,790
  Customers' advance payments and deposits.........       127,925         70,174         17,777
  Accrued expenses.................................     1,577,194      2,210,355      3,965,815
                                                     ------------   ------------   ------------
          Total current liabilities................     2,210,680      3,180,674      4,446,382
                                                     ------------   ------------   ------------
Commitments
Divisional equity..................................    74,603,502     87,262,449     99,963,018
                                                     ------------   ------------   ------------
                                                     $ 76,814,182   $ 90,443,123   $104,409,400
                                                     ============   ============   ============

                See accompanying notes to financial statements.

                        OUTDOOR ADVERTISING DIVISION OF
                            WHITECO INDUSTRIES, INC.

                              STATEMENTS OF INCOME

                                                                                  NINE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                 ------------------------------------------   --------------------------
                                     1995           1996           1997          1997           1998
                                 ------------   ------------   ------------   -----------   ------------
                                                                                     (UNAUDITED)
Revenues.......................  $108,447,476   $117,268,324   $126,800,754   $93,827,208   $103,693,938
Less: Agency discounts.........     6,616,011      8,400,821      8,702,563     6,372,877      7,190,622
                                 ------------   ------------   ------------   -----------   ------------
  Net revenues.................   101,831,465    108,867,503    118,098,191    87,454,331     96,503,316
Cost of revenues...............    40,659,116     42,021,229     45,615,461    34,260,557     34,981,851
Selling and administrative
  expenses.....................    14,878,784     16,288,955     18,369,034    13,127,709     14,642,469
Corporate overhead expenses....     5,176,832      5,644,490      6,073,671     4,786,406      5,193,299
Depreciation and
  amortization.................     8,675,204     10,501,844     11,525,410     8,232,183      8,760,265
Profit participation fee.......     2,101,620      2,248,329      2,321,884     1,701,068      1,756,342
                                 ------------   ------------   ------------   -----------   ------------
Income from operations before
  other income and interest
  expense......................    30,339,909     32,162,656     34,192,731    25,346,408     31,169,090
Other income, less other
  expenses.....................    (1,060,355)    (1,131,033)    (1,833,411)   (1,523,219)      (852,526)
Interest expense...............        38,556         17,927          3,794           622         98,231
                                 ------------   ------------   ------------   -----------   ------------
Net income.....................  $ 31,361,708   $ 33,275,762   $ 36,022,348   $26,869,005   $ 31,923,385
                                 ============   ============   ============   ===========   ============

                See accompanying notes to financial statements.

                        OUTDOOR ADVERTISING DIVISION OF
                            WHITECO INDUSTRIES, INC.

                            STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED                        NINE MONTHS ENDED
                                                              DECEMBER 31,                         SEPTEMBER 30,
                                               ------------------------------------------   ---------------------------
                                                   1995           1996           1997           1997           1998
                                               ------------   ------------   ------------   ------------   ------------
                                                                                                    (UNAUDITED)
Cash flows from operating activities
Net income...................................  $ 31,361,708   $ 33,275,762   $ 36,022,348   $ 26,869,005   $ 31,923,385
  Adjustments to reconcile net income to net
    cash provided by operating activities
    Provision for depreciation and
      amortization...........................     8,675,204     10,501,844     11,525,410      8,232,183      8,760,266
    Gain on disposals of assets..............      (795,498)      (812,482)    (1,488,665)    (1,369,119)      (792,637)
    Increase in accounts receivable..........      (694,344)    (1,853,160)    (1,605,672)    (1,332,818)    (2,394,994)
    Decrease (increase) in prepaid expenses
      and other receivables..................      (220,881)    (1,202,910)      (163,888)      (373,047)        29,208
    Increase in prepaid sign costs and other
      sign costs.............................    (1,044,722)      (815,916)    (1,840,672)      (963,958)    (1,063,971)
    (Decrease) increase in accounts payable
      and accrued expenses...................       (66,319)       869,627      1,027,745        570,828      1,318,105
    Increase (decrease) in customers' advance
      payments and deposits..................       185,750        (57,825)       (57,751)       (41,035)       (52,397)
                                               ------------   ------------   ------------   ------------   ------------
        Total adjustments....................     6,039,190      6,629,178      7,396,507      4,723,034      5,803,580
                                               ------------   ------------   ------------   ------------   ------------
Net cash provided by operating activities....    37,400,898     39,904,940     43,418,855     31,592,039     37,726,965
                                               ------------   ------------   ------------   ------------   ------------
Cash flows from investing activities
  Proceeds from sales of assets..............     1,352,297      1,115,793      2,474,779      1,679,067      1,170,065
  Expenditures for advertising signs.........   (26,033,225)   (14,713,166)   (19,541,162)   (16,815,288)    (9,563,563)
  Expenditures for property and equipment....    (1,986,847)    (2,180,644)    (2,895,119)    (2,111,561)    (3,250,971)
                                               ------------   ------------   ------------   ------------   ------------
Net cash used in investing activities........   (26,667,775)   (15,778,017)   (19,961,502)   (17,247,782)   (11,644,469)
                                               ------------   ------------   ------------   ------------   ------------
Cash flows from financing activities
  Interdivisional transactions...............   (11,489,912)   (24,124,287)   (23,363,401)    (7,445,015)   (19,222,816)
                                               ------------   ------------   ------------   ------------   ------------
Net cash used in financing activities........   (11,489,912)   (24,124,287)   (23,363,401)    (7,445,015)   (19,222,816)
                                               ------------   ------------   ------------   ------------   ------------
Net (decrease) increase in cash..............      (756,789)         2,636         93,952      6,899,242      6,859,680
Cash, at beginning of year...................       909,934        153,145        155,781        155,781        249,733
                                               ------------   ------------   ------------   ------------   ------------
Cash, at end of year.........................  $    153,145   $    155,781   $    249,733   $  7,055,023   $  7,109,413
                                               ============   ============   ============   ============   ============

                See accompanying notes to financial statements.

                        OUTDOOR ADVERTISING DIVISION OF
                            WHITECO INDUSTRIES, INC.

                         NOTES TO FINANCIAL STATEMENTS
               (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     Whiteco Industries, Inc. ("Whiteco") has entered into an agreement to sell substantially all of the assets and certain liabilities of its Outdoor Advertising Division (the "Division"). The Division owns and operates outdoor advertising signs throughout the United States.

     During the periods covered by the financial statements, the Division was conducted as an integral part of Whiteco's overall operations and separate financial statements were not prepared. These financial statements have been prepared from Whiteco's historical accounting records. Corporate overhead expenses are actual expenses incurred by the Division. The Division operated independently from Whiteco Industries, Inc. However, the expenses incurred by the Division for corporate overhead may not necessarily be indicative of expenses that would have been incurred had the Division been operated as a separate entity.

  Interim Financial Statements

     The financial information as of September 30, 1998 and with respect to the nine months ended September 30, 1997 and 1998 is unaudited. In the opinion of management, the financial statements contain all adjustments consisting of normal recurring accruals, necessary for the fair presentation of the results for such periods. The information is not necessarily indicative of the results of operations to be expected for the fiscal year end.

  Contracts and Revenue Recognition

     Outdoor advertising signs are contracted to customers under individual advertising contracts that primarily run from one month to five years. Revenue is recognized ratably over the life of the contract. Costs associated with the outdoor advertising operations, including contract costs and land rental, are expensed over the related contract term.

  Prepaid Sign Costs and Other Sign Costs

     Prepaid sign costs and other sign costs are primarily land rental payments relating to future periods. Amortization on these assets was $1,020,942, $1,075,827 and $939,708 for the years ended December 31, 1995, 1996 and 1997, and $223,975 and $437,256 for the nine months ended September 30, 1997 and 1998, respectively.

  Property and Equipment

  LAND, BUILDINGS AND IMPROVEMENTS AND EQUIPMENT

     Land, buildings and improvements and equipment are carried at cost, including interest charges capitalized during construction. Depreciation on these assets is computed over various lives under the straight-line method and amounted to $767,872, $911,890 and $1,092,869 for the years ended December 31, 1995, 1996 and 1997 and $957,510 and $1,113,288 for the nine months ended
September 30, 1997 and 1998, respectively.

  ADVERTISING SIGNS

     Advertising sign structures are depreciated by the straight-line method over lives principally from eight to twelve years. Depreciation of advertising signs was $6,886,390, $8,514,127 and $9,492,833 for the years ended

                        OUTDOOR ADVERTISING DIVISION OF
                            WHITECO INDUSTRIES, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

December 31, 1995, 1996 and 1997, and $7,050,698 and $7,209,722 for the nine months ended September 30, 1997 and 1998, respectively.

  Income Taxes

     The Division is part of Whiteco Industries, Inc. which is an "S" corporation and, as such, federal and most state income taxes are the responsibility of the stockholder and therefore not reflected on the Division's financial statements.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. LEASES

     The Division leases office facilities and property under various operating leases. The Division's primary office premises are leased from a partnership in which Whiteco Industries, Inc. is the general partner. Annual minimum rental payments under leases that have an initial or remaining term in excess of one year at December 31, 1997 are as follows:

                                                      RELATED
                        YEAR                           PARTY      OTHER       TOTAL
                        ----                          --------   --------   ----------
1998................................................  $224,000   $270,000   $  494,000
1999................................................   224,000    131,000      355,000
2000................................................   224,000    130,000      354,000
2001................................................   224,000    131,000      355,000
2002................................................   224,000    131,000      355,000
Thereafter..........................................    56,000    962,000    1,018,000

     Total lease expense was approximately $675,000, $646,000 and $665,000 for the years ended December 31, 1995, 1996 and 1997, and $494,000 and $509,000 for the nine months ended September 30, 1997 and 1998, respectively. Related party lease expense was $254,000, $230,000 and $117,000 for the years ended December 31, 1995, 1996 and 1997, and $172,000 and $176,000 for the nine months ended
September 30, 1997 and 1998, respectively.

3. RETIREMENT SAVINGS PLAN

     The Division is a part of Whiteco Industries, Inc. ("Whiteco") who maintains a qualified plan under Section 401(k) of the Internal Revenue Code. This plan is available for all employees who have completed one year or more of continuous service. The plan permits employees to contribute up to 15% of their annual compensation. The plan allows for discretionary Whiteco contributions. Currently, Whiteco matches 20% of the employees' contributions, to a maximum of 6% of earnings, and also makes a 1% quarterly matching contribution. Contributions were $154,160, $171,270 and $177,100 for the years ended December 31, 1995, 1996 and 1997, and $135,000 and $186,432 for the nine months ended
September 30, 1997 and 1998, respectively.

                        OUTDOOR ADVERTISING DIVISION OF
                            WHITECO INDUSTRIES, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4. MANAGEMENT AGREEMENT

     In October 1984, the Division entered into an agreement with Metro Management Associates (the "Partnership"), a partnership in which several partners are employees of Whiteco, for the management and operation of approximately 540 outdoor advertising signs located in Indiana, Texas, Rhode Island, Missouri, Ohio, Florida, Illinois, Kentucky, Pennsylvania and Virginia. All revenue and operating expenses related to the management and operation of the Partnership's outdoor advertising signs are included in the Division's results of operations. The Division is required to pay a profit participation fee to the Partnership which approximates the operating profit of the managed assets and is based upon a fixed monthly fee and a variable fee based upon revenue. On August 31, 1998, the Partnership entered into an agreement to sell substantially all of the assets and certain specified liabilities of the Partnership to Chancellor Media Corporation. The management agreement between the Division and the Partnership will be terminated upon consummation of the acquisition by Chancellor Media Corporation.

5. SUBSEQUENT EVENT

     On August 31, 1998, Whiteco Industries, Inc. entered into an agreement to sell substantially all of the assets and certain specified liabilities of the Division to Chancellor Media Corporation.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Capstar Broadcasting Corporation

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Capstar Broadcasting Corporation and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Austin, Texas
February 26, 1999, except as to Note 3,
which is as of March 15, 1999

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
Current assets:
  Cash and cash equivalents.................................  $   70,059   $   17,117
  Accounts receivable, net of allowance for doubtful
     accounts of $2,889 and $8,352, respectively............      40,350      112,846
  Prepaid expenses and other current assets.................       4,285       20,121
                                                              ----------   ----------
          Total current assets..............................     114,694      150,084
Property and equipment, net.................................     106,717      248,920
Intangibles and other, net..................................     881,545    4,240,378
Other non-current assets....................................      18,500       23,620
                                                              ----------   ----------
          Total assets......................................  $1,121,456   $4,663,002
                                                              ==========   ==========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................  $    1,388   $   29,834
  Accounts payable..........................................      13,641       15,387
  Accrued liabilities.......................................      16,826       68,269
  Income taxes payable......................................       2,417       30,471
                                                              ----------   ----------
          Total current liabilities.........................      34,272      143,961
  Long-term debt, net of current portion....................     593,184    1,748,755
  Deferred income taxes.....................................     160,422    1,163,156
                                                              ----------   ----------
          Total liabilities.................................     787,878    3,055,872
Commitments and contingencies (Note 15)
Redeemable preferred stock of subsidiaries:
  Capstar Broadcasting Partners, Inc., $.01 par value,
     10,000 shares authorized, 1,000 and 1,196 shares issued
     and outstanding respectively, aggregate liquidation
     preference of $106,560 and $118,460 respectively.......     101,493      113,699
  Capstar Communications, Inc., Series E Cumulative
     Exchangeable Preferred Stock, $.01 par value, 4,150
     shares authorized, 1,266 shares issued and outstanding,
     aggregate liquidation preference of $133,944...........          --      148,669
  Stockholders' equity:
     Preferred stock, $.10 par value, 1,000 shares
      authorized, none issued...............................          --           --
     Common stock, Class A, voting $.01 par value, 750,000
      shares authorized, 2,579 and 33,986 shares issued and
      outstanding, respectively.............................          26          340
     Common stock, Class B, nonvoting, $.01 par value,
      150,000 shares authorized, 4,818 and 6,082 shares
      issued and outstanding, respectively..................          48           61
     Common stock, Class C, voting, $.01 par value, 150,000
      shares authorized, 22,812 and 67,538 shares issued and
      outstanding, respectively.............................         228          675
     Additional paid-in capital.............................     291,324    1,503,201
     Stock subscriptions receivable.........................      (4,374)      (2,694)
     Unearned compensation..................................          --       (4,893)
     Accumulated deficit....................................     (55,167)    (151,928)
                                                              ----------   ----------
          Total stockholders' equity........................     232,085    1,344,762
                                                              ----------   ----------
          Total liabilities and stockholders' equity........  $1,121,456   $4,663,002
                                                              ==========   ==========

   The accompanying notes are an integral part of the consolidated financial statements.

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1996        1997        1998
                                                             --------    --------    --------
Gross broadcast revenue....................................  $ 47,200    $189,820    $568,050
Less agency commissions....................................     4,334      14,375      50,583
                                                             --------    --------    --------
  Net broadcast revenue....................................    42,866     175,445     517,467
                                                             --------    --------    --------
Operating expenses:
  Programming, technical and news..........................     9,313      43,073      94,019
  Sales and promotion......................................    12,808      48,156     137,632
  General and administrative...............................     8,360      30,906      72,914
Corporate expenses.........................................     2,523      14,221      23,678
Corporate expenses -- noncash compensation.................     6,176      10,575      21,260
LMA fees...................................................       834       2,519       4,103
Depreciation and amortization..............................     4,141      26,415      96,207
Merger, nonrecurring and systems development expense.......        --       4,729      12,970
                                                             --------    --------    --------
Operating income (loss)....................................    (1,289)     (5,149)     54,684
Other income (expense):
  Interest expense.........................................    (8,907)    (47,012)   (121,145)
  Interest income..........................................        34       4,572       3,423
  Loss on sale of broadcasting property....................        --        (908)         --
  Loss on investments in limited liability companies.......        --          --     (28,565)
  Other....................................................      (929)         --        (183)
                                                             --------    --------    --------
Loss before benefit for income taxes, dividends and
  accretion on preferred stock of subsidiaries and
  extraordinary item.......................................   (11,091)    (48,497)    (91,786)
Benefit for income taxes...................................       322      11,720      24,317
Dividends and accretion on preferred stock of
  subsidiaries.............................................        --       6,560      21,987
                                                             --------    --------    --------
Loss before extraordinary item.............................   (10,769)    (43,337)    (89,456)
Extraordinary loss on early extinguishment of debt, net of
  tax benefit of $707, $1,473, and $3,282, respectively....     1,188       2,403       7,305
                                                             --------    --------    --------
Net loss...................................................   (11,957)    (45,740)    (96,761)
Dividends, accretion and redemption of preferred stocks....     1,350       7,071          --
                                                             --------    --------    --------
Net loss attributable to common stock......................  $(13,307)   $(52,811)   $(96,761)
                                                             ========    ========    ========
Basic and diluted loss per common share:
  Before extraordinary loss................................  $  (1.37)   $  (1.98)   $  (1.02)
  Extraordinary loss.......................................     (0.13)      (0.09)      (0.08)
                                                             --------    --------    --------
     Net loss..............................................  $  (1.50)   $  (2.07)   $  (1.10)
                                                             ========    ========    ========
Weighted average common shares outstanding.................     8,880      25,455      87,678
                                                             ========    ========    ========

   The accompanying notes are an integral part of the consolidated financial statements

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             GULFSTAR COMMUNICATIONS, INC.
                                     -----------------------------------------------------------------------------
                                                              CLASS A             CLASS B             CLASS C
                                       COMMON STOCK        COMMON STOCK        COMMON STOCK        COMMON STOCK
                                     -----------------   -----------------   -----------------   -----------------
                                     NUMBER OF    PAR    NUMBER OF    PAR    NUMBER OF    PAR    NUMBER OF    PAR
                                      SHARES     VALUE    SHARES     VALUE    SHARES     VALUE    SHARES     VALUE
                                     ---------   -----   ---------   -----   ---------   -----   ---------   -----
GULFSTAR COMMUNICATIONS, INC.:
Balance at January 1, 1996.........      1        $ 1        4        $ 1        1        $--       --        $--
 Issuance of Common stock..........     --         --       --         --       --         --       --         --
 Issuance of Class A Common
   stock...........................     --         --       --         --       --         --       --         --
 Issuance of Class B Common
   stock...........................     --         --       --         --       --         --       --         --
 Issuance of Class C Common
   stock...........................     --         --       --         --       --         --       --          1
 Conversion of Common stock to
   Class A Common stock............     (1)        --        1         --       --         --       --         --
 Conversion of Class A and B Common
   stock to Common stock...........      1         --       --         --       (1)        --       --         --
 Issuance of warrants..............     --         --       --         --       --         --       --         --
 Accrued interest on Stock
   subscriptions receivable........     --         --       --         --       --         --       --         --
 Dividends and accretion on
   Redeemable preferred stock......     --         --       --         --       --         --       --         --
 Unearned compensation -- stock
   issued for nonrecourse notes....     --         --       --         --       --         --       --         --
CAPSTAR BROADCASTING CORPORATION*:
 Issuance of common stock..........     --         --       --         --       --         --       --         --
 Issuance of warrants..............     --         --       --         --       --         --       --         --
 Net loss..........................     --         --       --         --       --         --       --         --
                                        --        ---       --        ---       --        ---       --        ---
Balance at December 31, 1996.......      1          1        5          1       --         --       --          1
GULFSTAR COMMUNICATIONS, INC.:
 Issuance of Common stock..........     --         --       --         --       --         --       --         --
 Conversion of Class A Common stock
   to Class C Common stock.........     --         --       (4)        --       --         --        4         --
 Conversion of Class C Common stock
   to Class A Common stock.........     --         --        1         --       --         --       (1)        --
 Dividends and accretion on
   Redeemable preferred stock......     --         --       --         --       --         --       --         --
 Accrued interest on Stock
   subscriptions receivable........     --         --       --         --       --         --       --         --
 Payments received on Stock
   subscriptions receivable........     --         --       --         --       --         --       --         --
 Compensation expense..............     --         --       --         --       --         --       --         --
CAPSTAR BROADCASTING CORPORATION*:
 Issuances of Common stock.........     --         --       --         --       --         --       --         --
 Repurchase of Common stock........     --         --       --         --       --         --       --         --
 Conversion of Class B Common stock
   to Class A Common stock.........     --         --       --         --       --         --       --         --
 Compensation expense                   --         --       --         --       --         --       --         --
 Elimination of Capstar
   Broadcasting Partners, Inc.
   Common stock....................     --         --       --         --       --         --       --         --
 Issuance of Common stock..........     --         --       --         --       --         --       --         --
 Repurchase of Common stock........     --         --       --         --       --         --       --         --
 Issuance of shares in connection
   with merger.....................     (1)        (1)      (2)        (1)      --         --       (3)        (1)
 Redemption of Redeemable preferred
   stock...........................     --         --       --         --       --         --       --         --
 Accrued interest on Stock
   subscriptions receivable........     --         --       --         --       --         --       --         --
 Payments received on Stock
   subscriptions receivable........     --         --       --         --       --         --       --         --
 Net loss..........................     --         --       --         --       --         --       --         --
                                        --        ---       --        ---       --        ---       --        ---
Balance at December 31, 1997.......     --         --       --         --       --         --       --         --
   Initial public offering, net of
    expenses.......................     --         --       --         --       --         --       --         --
   Other issuances of common
    stock..........................     --         --       --         --       --         --       --         --
   Repurchase of common stock......     --         --       --         --       --         --       --         --
   Conversion of Class C Common
    stock to Class A Common
    stock..........................     --         --       --         --       --         --       --         --
   Conversion of Class B Common
    stock to Class C Common
    stock..........................     --         --       --         --       --         --       --         --
   Unearned compensation related to
    shares to be issued to
    seller.........................     --         --       --         --       --         --       --         --
   Unearned compensation related to
    granting of employee stock
    options........................     --         --       --         --       --         --       --         --
   Compensation expense............     --         --       --         --       --         --       --         --
   Accrued interest on Stock
    subscriptions receivable.......     --         --       --         --       --         --       --         --
   Payments received on Stock
    subscriptions receivable.......     --         --       --         --       --         --       --         --
   Net loss........................     --         --       --         --       --         --       --         --
                                        --        ---       --        ---       --        ---       --        ---
Balance at December 31, 1998.......     --        $--       --        $--       --        $--       --        $--
                                        ==        ===       ==        ===       ==        ===       ==        ===

                                           GULFSTAR COMMUNICATIONS, INC.
                                     -----------------------------------------

                                     ADDITIONAL       STOCK
                                      PAID-IN     SUBSCRIPTIONS     UNEARNED
                                      CAPITAL      RECEIVABLE     COMPENSATION
                                     ----------   -------------   ------------
GULFSTAR COMMUNICATIONS, INC.:
Balance at January 1, 1996.........   $    365       $  (333)       $    --
 Issuance of Common stock..........      1,378        (1,390)            --
 Issuance of Class A Common
   stock...........................        184            --             --
 Issuance of Class B Common
   stock...........................         31            --             --
 Issuance of Class C Common
   stock...........................        358          (298)            --
 Conversion of Common stock to
   Class A Common stock............         --            --             --
 Conversion of Class A and B Common
   stock to Common stock...........         --            --             --
 Issuance of warrants..............      3,884            --             --
 Accrued interest on Stock
   subscriptions receivable........         69           (69)            --
 Dividends and accretion on
   Redeemable preferred stock......     (1,350)           --             --
 Unearned compensation -- stock
   issued for nonrecourse notes....      6,950            --         (1,518)
CAPSTAR BROADCASTING CORPORATION*:
 Issuance of common stock..........         --            --             --
 Issuance of warrants..............         --            --             --
 Net loss..........................         --            --             --
                                      --------       -------        -------
Balance at December 31, 1996.......     11,869        (2,090)        (1,518)
GULFSTAR COMMUNICATIONS, INC.:
 Issuance of Common stock..........        300          (300)            --
 Conversion of Class A Common stock
   to Class C Common stock.........         --            --             --
 Conversion of Class C Common stock
   to Class A Common stock.........         --            --             --
 Dividends and accretion on
   Redeemable preferred stock......     (1,693)           --             --
 Accrued interest on Stock
   subscriptions receivable........        131          (131)            --
 Payments received on Stock
   subscriptions receivable........         --            36             --
 Compensation expense..............      7,232            --          1,518
CAPSTAR BROADCASTING CORPORATION*:                                       --
 Issuances of Common stock.........         --            --             --
 Repurchase of Common stock........         --            --             --
 Conversion of Class B Common stock
   to Class A Common stock.........         --            --             --
 Compensation expense                       --            --             --
 Elimination of Capstar
   Broadcasting Partners, Inc.
   Common stock....................         --            --             --
 Issuance of Common stock..........         --            --             --
 Repurchase of Common stock........         --            --             --
 Issuance of shares in connection
   with merger.....................    (12,461)        2,485             --
 Redemption of Redeemable preferred
   stock...........................     (5,378)           --             --
 Accrued interest on Stock
   subscriptions receivable........         --            --             --
 Payments received on Stock
   subscriptions receivable........         --            --             --
 Net loss..........................         --            --             --
                                      --------       -------        -------
Balance at December 31, 1997.......         --            --             --
   Initial public offering, net of
    expenses.......................         --            --             --
   Other issuances of common
    stock..........................         --            --             --
   Repurchase of common stock......         --            --             --
   Conversion of Class C Common
    stock to Class A Common
    stock..........................         --            --             --
   Conversion of Class B Common
    stock to Class C Common
    stock..........................         --            --             --
   Unearned compensation related to
    shares to be issued to
    seller.........................         --            --             --
   Unearned compensation related to
    granting of employee stock
    options........................         --            --
   Compensation expense............         --            --             --
   Accrued interest on Stock
    subscriptions receivable.......         --            --             --
   Payments received on Stock
    subscriptions receivable.......         --            --             --
   Net loss........................         --            --             --
                                      --------       -------        -------
Balance at December 31, 1998.......   $     --       $    --        $    --
                                      ========       =======        =======

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              (THOUSANDS, EXCEPT PER SHARE AMOUNTS) -- (CONTINUED)

                                                CAPSTAR BROADCASTING CORPORATION
                                    *(CAPSTAR BROADCASTING PARTNERS, INC. THROUGH JUNE 20, 1997)
                                    ---------------------------------------------------------
                                         CLASS A             CLASS B             CLASS C
                                      COMMON STOCK        COMMON STOCK        COMMON STOCK
                                    -----------------   -----------------   -----------------
                                    NUMBER OF    PAR    NUMBER OF    PAR    NUMBER OF    PAR
                                     SHARES     VALUE    SHARES     VALUE    SHARES     VALUE
                                    ---------   -----   ---------   -----   ---------   -----
GULFSTAR COMMUNICATIONS, INC.:
 Balance at January 1, 1996.......        --    $  --        --     $ --         --     $ --
 Issuance of Common stock.........        --       --        --       --         --       --
 Issuance of Class A Common
   stock..........................        --       --        --       --         --       --
 Issuance of Class B Common
   stock..........................        --       --        --       --         --       --
 Issuance of Class C Common
   stock..........................        --       --        --       --         --       --
 Conversion of Common stock to
   Class A Common stock...........        --       --        --       --         --       --
 Conversion of Class A and B
   Common stock to Common stock...        --       --        --       --         --       --
 Issuance of warrants.............        --       --        --       --         --       --
 Accrued interest on Stock
   subscriptions receivable.......        --       --        --       --         --       --
 Dividends and accretion on
   Redeemable preferred stock.....        --       --        --       --         --       --
 Unearned compensation-stock
   issued for nonrecourse notes...        --       --        --       --         --       --
CAPSTAR BROADCASTING CORPORATION*:
 Issuance of common stock.........     9,416       94        --       --         --       --
 Issuance of warrants.............        --       --        --       --         --       --
 Net loss.........................        --       --        --       --         --       --
                                     -------    -----    ------     ----     ------     ----
Balance at December 31, 1996......     9,416       94        --       --         --       --
GULFSTAR COMMUNICATIONS, INC.:
 Issuance of Common stock.........        --       --        --       --         --       --
 Conversion of Class A Common
   stock to Class C Common
   stock..........................        --       --        --       --         --       --
 Conversion of Class C Common
   stock to Class A Common
   stock..........................        --       --        --       --         --       --
 Dividends and accretion on
   Redeemable preferred stock.....        --       --        --       --         --       --
 Accrued interest on Stock
   subscriptions receivable.......        --       --        --       --         --       --
 Payments received on Stock
   subscriptions receivable.......        --       --        --       --         --       --
 Compensation expense.............        --       --        --       --         --       --
CAPSTAR BROADCASTING CORPORATION*:
 Issuances of Common stock........     3,824       38     1,818       18         --       --
 Repurchase of Common stock.......       (18)      --        --       --         --       --
 Conversion of Class B Common
   stock to Class A Common
   stock..........................     1,818       18    (1,818)     (18)        --       --
 Compensation expense.............        --       --        --       --         --       --
 Elimination of Capstar
   Broadcasting Partners, Inc.
   Common stock...................   (15,040)    (150)       --       --         --       --
 Issuance of Common stock.........       960       10     2,656       27     18,187      182
 Repurchase of Common stock.......      (119)      (1)       --       --         --       --
 Issuance of shares in connection
   with merger....................     1,738       17     2,162       21      4,625       46
 Redemption of Redeemable
   preferred stock................        --       --        --       --         --       --
 Accrued interest on Stock
   subscriptions receivable.......        --       --        --       --         --       --
 Payments received on stock
   subscriptions receivable.......        --       --        --       --         --       --
 Net loss.........................        --       --        --       --         --       --
                                     -------    -----    ------     ----     ------     ----
Balance at December 31, 1997......     2,579       26     4,818       48     22,812      228
 Initial public offering, net of
   expenses.......................    31,000      310        --       --         --       --
 Other issuances of common
   stock..........................       172        2     2,464       25     43,797      438
 Repurchase of common stock.......       (36)      (1)       --       --         --       --
 Conversion of Class C Common
   stock to Class A Common
   stock..........................       271        3        --       --       (271)      (3)
 Conversion of Class B Common
   stock to Class C Common
   stock..........................        --       --    (1,200)     (12)     1,200       12
 Unearned compensation related to
   shares to be issued to
   seller.........................        --       --        --       --         --       --
 Unearned compensation related to
   granting of employee stock
   options........................        --       --        --       --         --       --
 Compensation expense.............        --       --        --       --         --       --
 Accrued interest on Stock
   subscriptions receivable.......        --       --        --       --         --       --
 Payments received on Stock
   subscriptions receivable.......        --       --        --       --         --       --
 Net loss.........................        --       --        --       --         --       --
                                     -------    -----    ------     ----     ------     ----
Balance at December 31, 1998......    33,986    $ 340     6,082     $ 61     67,538     $675
                                     =======    =====    ======     ====     ======     ====

                                        CAPSTAR BROADCASTING CORPORATION
                                  *(CAPSTAR BROADCASTING PARTNERS, INC. THROUGH JUNE 20, 1997)
                                    -----------------------------------------

                                                                                  RETAINED
                                    ADDITIONAL       STOCK                        EARNINGS         TOTAL
                                     PAID-IN     SUBSCRIPTIONS     UNEARNED     (ACCUMULATED   STOCKHOLDERS'
                                     CAPITAL      RECEIVABLE     COMPENSATION     DEFICIT)        EQUITY
                                    ----------   -------------   ------------   ------------   -------------
GULFSTAR COMMUNICATIONS, INC.:
 Balance at January 1, 1996.......  $       --      $    --        $    --       $   2,530      $    2,564
 Issuance of Common stock.........          --           --             --              --             (12)
 Issuance of Class A Common
   stock..........................          --           --             --              --             184
 Issuance of Class B Common
   stock..........................          --           --             --              --              31
 Issuance of Class C Common
   stock..........................          --           --             --              --              61
 Conversion of Common stock to
   Class A Common stock...........          --           --             --              --              --
 Conversion of Class A and B
   Common stock to Common stock...          --           --             --              --              --
 Issuance of warrants.............          --           --             --              --           3,884
 Accrued interest on Stock
   subscriptions receivable.......          --           --             --              --              --
 Dividends and accretion on
   Redeemable preferred stock.....          --           --             --              --          (1,350)
 Unearned compensation-stock
   issued for nonrecourse notes...          --           --             --              --           5,432
CAPSTAR BROADCASTING CORPORATION*:
 Issuance of common stock.........      94,061           --             --              --          94,155
 Issuance of warrants.............         744           --             --              --             744
 Net loss.........................          --           --             --         (11,957)        (11,957)
                                    ----------      -------        -------       ---------      ----------
Balance at December 31, 1996......      94,805           --             --          (9,427)         93,736
GULFSTAR COMMUNICATIONS, INC.:
 Issuance of Common stock.........          --           --             --              --              --
 Conversion of Class A Common
   stock to Class C Common
   stock..........................          --           --             --              --              --
 Conversion of Class C Common
   stock to Class A Common
   stock..........................          --           --             --              --              --
 Dividends and accretion on
   Redeemable preferred stock.....          --           --             --              --          (1,693)
 Accrued interest on Stock
   subscriptions receivable.......          --           --             --              --              --
 Payments received on Stock
   subscriptions receivable.......          --           --             --              --              36
 Compensation expense.............          --           --             --              --           8,750
CAPSTAR BROADCASTING CORPORATION*:
 Issuances of Common stock........      61,942       (1,596)            --              --          60,402
 Repurchase of Common stock.......        (175)          --             --              --            (175)
 Conversion of Class B Common
   stock to Class A Common
   stock..........................          --           --             --              --              --
 Compensation expense.............       1,825           --             --              --           1,825
 Elimination of Capstar
   Broadcasting Partners, Inc.
   Common stock...................         150           --             --              --              --
 Issuance of Common stock.........      89,570         (550)            --              --          89,239
 Repurchase of Common stock.......        (764)          --             --              --            (765)
 Issuance of shares in connection
   with merger....................      43,823       (2,485)            --              --          31,443
 Redemption of Redeemable
   preferred stock................          --           --             --              --          (5,378)
 Accrued interest on Stock
   subscriptions receivable.......         148         (148)            --              --              --
 Payments received on stock
   subscriptions receivable.......          --          405             --              --             405
 Net loss.........................          --           --             --         (45,740)        (45,740)
                                    ----------      -------        -------       ---------      ----------
Balance at December 31, 1997......     291,324       (4,374)            --         (55,167)        232,085
 Initial public offering, net of
   expenses.......................     550,998           --             --              --         551,308
 Other issuances of common
   stock..........................     635,024           --             --              --         635,489
 Repurchase of common stock.......        (483)          --             --              --            (484)
 Conversion of Class C Common
   stock to Class A Common
   stock..........................          --           --             --              --              --
 Conversion of Class B Common
   stock to Class C Common
   stock..........................          --           --             --              --              --
 Unearned compensation related to
   shares to be issued to
   seller.........................       5,428           --         (5,428)             --              --
 Unearned compensation related to
   granting of employee stock
   options........................         878           --           (878)             --              --
 Compensation expense.............      19,847           --          1,413              --          21,260
 Accrued interest on Stock
   subscriptions receivable.......         185         (185)            --              --              --
 Payments received on Stock
   subscriptions receivable.......          --        1,865             --              --           1,865
 Net loss.........................          --           --             --         (96,761)        (96,761)
                                    ----------      -------        -------       ---------      ----------
Balance at December 31, 1998......  $1,503,201      $(2,694)       $(4,893)      $(151,928)     $1,344,762
                                    ==========      =======        =======       =========      ==========

   The accompanying notes are an integral part of the consolidated financial statements.

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEAR ENDED DECEMBER 31,
                                                           -----------------------------------
                                                             1996        1997         1998
                                                           ---------   ---------   -----------
Cash flows from operating activities:
  Net loss...............................................  $ (11,957)  $ (45,740)  $   (96,761)
  Adjustments to reconcile net loss to net cash provided
     by (used in) operating activities:
     Loss on early extinguishment of debt................      1,188       2,403         7,305
     Depreciation and amortization.......................      4,141      26,415        96,207
     Noncash interest....................................      2,626      24,047        23,338
     Deferred income taxes...............................        547     (12,198)      (42,713)
     Noncash compensation expense........................      6,176      10,575        21,260
     Write-off of pending acquisition costs..............        105          --            --
     Write-down of investments in limited liability
       companies.........................................         --          --        28,565
     Provision for uncollectible accounts receivable.....        661       2,044         5,916
     Dividends and accretion on preferred stock of
       subsidiary........................................         --       6,560        21,987
     Noncash interest income.............................         --        (755)           --
     Loss on sale of broadcasting property...............         --         908            --
     Changes in assets and liabilities, net of effects of
       acquisitions:
       Accounts receivable...............................     (5,331)    (12,029)       (1,683)
       Prepaid expenses and other current assets.........     (1,002)        252        (1,615)
       Accounts payable and accrued expenses.............        507       1,800        (2,639)
       Income taxes payable..............................         --       2,417       (67,229)
                                                           ---------   ---------   -----------
          Net cash provided by (used in) operating
            activities...................................     (2,339)      6,699        (8,062)
                                                           ---------   ---------   -----------
Cash flows from investing activities:
  Proceeds from sale of broadcasting property............         --      35,932       229,180
  Purchase of property and equipment.....................     (2,478)    (10,020)      (44,886)
  Payments for acquisitions, net of cash acquired........   (149,612)   (505,375)   (1,675,558)
  Payments for pending acquisitions......................     (3,342)     (6,895)      (18,090)
  Income tax liability indemnity payments................         --          --        92,968
  Other investing activities, net........................       (147)       (644)       (3,812)
                                                           ---------   ---------   -----------
          Net cash used in investing activities..........   (155,579)   (487,002)   (1,420,198)
                                                           ---------   ---------   -----------
Cash flows from financing activities:
  Proceeds from long-term debt and credit facilities.....     64,647     556,902     1,324,500
  Repayment of long-term debt and credit facilities......    (13,210)   (200,249)     (983,758)
  Payments of financing related costs....................     (2,936)    (25,169)       (8,887)
  Net proceeds from issuance of common stock.............     94,155     145,149     1,186,797
  Net proceeds from issuance of preferred stock..........     20,979      95,071            --
  Net proceeds from issuance of warrants.................      3,884          --            --
  Payments on subscribed stock...........................         --          --         1,865
  Redemption of preferred stock..........................         --     (30,223)     (135,207)
  Purchase of common stock...............................         --        (940)         (484)
  Preferred stock dividends..............................         --          --        (9,508)
                                                           ---------   ---------   -----------
          Net cash provided by financing activities......    167,519     540,541     1,375,318
                                                           ---------   ---------   -----------
Net increase (decrease) in cash and cash equivalents.....      9,601      60,238       (52,942)
Cash and cash equivalents at beginning of period.........        220       9,821        70,059
                                                           ---------   ---------   -----------
Cash and cash equivalents at end of period...............  $   9,821   $  70,059   $    17,117
                                                           =========   =========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1. ORGANIZATION AND BUSINESS:

     Capstar Broadcasting Corporation ("Capstar Broadcasting"), a holding company controlled by Hicks, Muse, Tate & Furst Equity Fund III, L.P. ("HM Fund III") and its affiliates, and its direct and indirect wholly-owned subsidiaries (collectively, "the Company") operate in a single reportable industry segment, which segment encompasses the ownership and management of radio broadcast stations located primarily in mid-sized markets throughout the United States. At December 31, 1998, the Company owned and operated, provided programming to or sold advertising on behalf of 220 FM stations and 97 AM stations located in 78 markets.

     In June 1997, Capstar Broadcasting was formed and exchanged all of its shares of common stock for all of the outstanding common stock of Capstar Broadcasting Partners, Inc. ("Capstar Partners"). The transaction resulted in the formation of a new holding company and resulted in no change in ownership and was accounted for as a reorganization at historical cost. After this transaction was completed Capstar Broadcasting owned 100% of the common equity of Capstar Partners and Capstar Partners owned 100% of the common equity of Capstar Radio Broadcasting Partners, Inc. ("Capstar Radio").

     On October 16, 1996, Capstar Partners acquired Capstar Radio and its wholly-owned subsidiaries pursuant to a merger agreement dated June 21, 1996. The acquisition of Capstar Radio has been accounted for under the purchase method of accounting and has been included in the consolidated financial statements since the date of its acquisition on October 16, 1996.

     In July 1997, the Company acquired GulfStar Communications, Inc. ("Former GulfStar"), a company controlled by the general partner of HM Fund III. Pursuant to the merger agreement, each share of Former GulfStar's common stock was converted into shares of the Company subject to a conversion ratio calculated based on the relative value of the Company and Former GulfStar, principally determined by utilizing projected broadcast cash flows for the year ended December 31, 1998. As a result of the merger, Former GulfStar became a wholly-owned subsidiary. Due to the fact that the Company and Former GulfStar were under common control at the time of the merger, the transfer of the assets and liabilities of Former GulfStar has been accounted for at historical cost in a manner similar to a pooling-of-interests except that the acquisition by the Company of the minority interest of Former GulfStar has been accounted for by the purchase method. For financial accounting purposes the merger with Former GulfStar resulted in a change in reporting entity and the restatement of the financial statements for all periods prior to July 1997, to give retroactive effect to the merger and present the combined consolidated results of operations of the Company and its direct and indirect wholly-owned subsidiaries and Former GulfStar for the periods the entities were under common control.

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Separate results of operations of the combining entities to the date of the merger are as follows:

                                                                      SIX MONTHS
                                                        YEAR ENDED       ENDED
                                                       DECEMBER 31,    JUNE 30,
                                                           1996          1997
                                                       ------------   -----------
                                                                      (UNAUDITED)
Net broadcast revenue:
  Capstar Broadcasting...............................    $ 10,303      $ 41,862
  GulfStar...........................................      32,563        23,294
                                                         --------      --------
                                                         $ 42,866      $ 65,156
                                                         ========      ========
Extraordinary item:
  Capstar Broadcasting...............................    $     --      $    851
  GulfStar...........................................       1,188            --
                                                         --------      --------
                                                         $  1,188      $    851
                                                         ========      ========
Net loss:
  Capstar Broadcasting...............................    $ (3,757)     $ (7,156)
  GulfStar...........................................      (8,200)       (8,842)
                                                         --------      --------
                                                         $(11,957)     $(15,998)
                                                         ========      ========

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     The consolidated financial statements include the accounts of the Company and its direct and indirect wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The 10 3/4% Senior Subordinated Notes Due 2006 (the "10 3/4% CCI Notes") and the 11 3/8% Senior Subordinated Notes Due 2000 (the "11 3/8% CCI Notes") are guaranteed by every direct and indirect subsidiary of Capstar Communications, Inc. ("CCI"). The guarantees by the guarantor subsidiaries are full, unconditional, and joint and several. All of the guarantor subsidiaries are wholly-owned. CCI is a holding company with no assets, liabilities or operations other than its investment in its subsidiaries. Separate financial statements of each guarantor have not been included as management has determined that they are not material to investors.

  Cash Equivalents

     For purposes of the accompanying consolidated statement of cash flows, the Company considers highly liquid investments with maturities at date of purchase of three months or less to be cash equivalents.

  Property and Equipment

     Property and equipment are stated at cost, less accumulated depreciation and amortization. Equipment under capital lease obligations is recorded at the lower of cost or fair market value at the inception of the lease. The costs of assets retired or otherwise disposed of and the related accumulated depreciation and amortization balances are removed from the accounts and any resulting gain or loss is included in income. Leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases. Amortization of assets recorded under capital leases is included in depreciation expense.

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Intangible Assets

     FCC licenses and goodwill represent the excess of cost over the fair values of the identifiable tangible and other intangible net assets acquired. Other intangible assets comprise costs incurred for pending acquisitions, noncompete agreements, deferred financing costs and costs related to favorable tower and facility leases. Pending acquisition costs are deferred and capitalized as part of completed acquisitions or expensed in the period in which the pending acquisition is terminated. Approximately $2,936, $25,169 and $8,887 of new financing costs were incurred for the years ended December 31, 1996, 1997 and 1998, respectively. Deferred financing costs are amortized by the interest method over the life of the related debt. Accumulated amortization related to deferred financing costs at December 31, 1997 and 1998 was approximately $1,209 and $2,366, respectively.

     The Company periodically evaluates intangible and other long-lived assets for potential impairment in accordance with the provisions of APB Opinion 17, "Intangible Assets," and SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," by analyzing the operating results, future cash flows on an undiscounted basis, trends and prospects of the Company's stations, as well as by comparing them to their competitors. The Company also takes into consideration recent acquisition patterns within the broadcast industry, the impact of recently enacted or potential FCC rules and regulations and any other events or circumstances which might indicate potential impact. At this time, in the opinion of management, no impairment has occurred.

  Exchange of Radio Stations

     The Company records the exchange of radio stations in accordance with APB Opinion No. 16, "Business Combinations". The net book value of the station given up is removed from the accounts and the station received is recorded at fair value, with any resulting gain or loss included in results of operations.

  Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period-end based on enacted tax laws and statutory tax rates applicable to the period in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

  Stock Subscriptions Receivable

     Stock subscriptions receivable represent promissory notes issued in connection with the purchase of capital stock. Capital stock issued in connection with such promissory notes is reported as issued and outstanding and included in capital stock and additional paid-in capital in the accompanying consolidated financial statements in the amount of the related promissory note plus accrued interest. The promissory notes and related accrued interest receivable are classified as stock subscriptions receivable and included as a reduction of consolidated stockholder's equity.

  Revenue Recognition

     Broadcasting operations derive revenue primarily from the sale of program time and commercial announcements to local, regional and national advertisers. Revenue is recognized when the programs and commercial announcements are broadcast.

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Income (Loss) Per Share

     The Company computes earnings per share ("EPS") under the provisions of SFAS No. 128 which establishes standards for computing and presenting earnings per share.

     At December 31, 1996, 1997, and 1998, the following options and warrants to purchase shares of common stock were outstanding, but were excluded from the computation of diluted earnings per share as their inclusion would be anti-dilutive given the Company's net loss:

                                                              1996     1997     1998
                                                             ------   ------   ------
Number of options and warrants.............................   1,304    3,189    6,695
Weighted-average exercise price............................  $13.14   $13.58   $15.71

  Advertising Costs

     The Company incurs various marketing and promotional costs to add and maintain listenership. These are expensed as incurred and totaled approximately $2,668, $5,731 and $27,990 for the years ended December 31, 1996, 1997 and 1998, respectively.

  Local Marketing Agreements ("LMA")/Joint Sales Agreements ("JSA")

     From time to time, the Company enters into LMAs and JSAs, with respect to radio stations owned by third parties including radio stations that it intends to acquire. Terms of the agreements generally require the Company to pay a monthly fee in exchange for the right to provide station programming and sell related advertising time in the case of an LMA or sell advertising in the case of a JSA. The agreements terminate upon the acquisition of the property. It is the Company's policy to expense the fees as incurred as a component of operating income (loss). The Company accounts for payments received pursuant to LMAs of owned stations as net revenue to the extent that the payment received represents a reimbursement of the Company's ownership costs.

  Barter Transactions

     The Company barters advertising time for products and services. Such transactions are recorded at the estimated fair value of the products or services received. Barter revenue is recorded when commercials are broadcast and related expenses are recorded when the bartered product or service is used.

  Concentration of Credit Risk

     It is the Company's policy to place its cash with high credit quality financial institutions, which, at times, may exceed federally insured limits. Management believes that credit risk in these deposits is minimal and has not experienced any losses in such accounts.

     The Company's revenue and accounts receivable primarily relates to advertising of products and services within the radio stations' broadcast areas. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. Credit losses have been within management's expectations and adequate allowances for any uncollectible accounts receivables are maintained.

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Uncertainties and Use of Estimates and Assumptions

     The radio broadcasting industry is subject to federal regulation by the Federal Communications Commission ("FCC"). These governmental regulations and policies could change over time and there can be no assurance that such changes would not have a material impact upon the Company.

     The Company's pending acquisition, exchange and merger agreements are subject to various governmental approvals, including the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the FCC under the Communications Act of 1934, as amended.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Segment Information

     In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 superseded SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information.

  New Accounting Pronouncements

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This pronouncement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management does not believe the implementation of this accounting pronouncement will have a material effect on its consolidated financial statements.

  Reclassifications

     Certain amounts in 1996 and 1997 have been reclassified to conform to the 1998 presentation.

3. CHANCELLOR MERGER AGREEMENT

     On August 26, 1998, Capstar Broadcasting and Chancellor Media Corporation ("Chancellor Media"), an affiliate of the Company, entered into an agreement to merge (the "Chancellor Merger") in a stock-for-stock transaction. Under the merger agreement:

     - Chancellor Media will acquire Capstar Broadcasting in a reverse merger in which Capstar Broadcasting will be renamed Chancellor Media Corporation;

     - each share of Class A Common Stock and Class C Common Stock will represent 0.4955 shares of voting common stock in the combined entity;

     - each share of Class B Common Stock will represent 0.4955 shares of nonvoting common stock of the combined entity;

     - each share of Chancellor Media common stock will represent one share of the combined entity; and

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     - each share of Chancellor Media preferred stock will represent one share of preferred stock of the combined entity.

     The completion of the merger depends upon the satisfaction of a number of conditions, including the following:

     - stockholder approval of both Capstar Broadcasting and Chancellor Media;

     - the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which waiting period has terminated;

     - the receipt of regulatory approval from the FCC, which regulatory approval has been received;

     - the consent of the lenders under the Capstar Broadcasting credit facility and Chancellor Media's credit facility; and

     - other customary conditions.

     There can be no assurance that all of the conditions to the merger will be satisfied. Either company may waive compliance with the conditions at its discretion if permitted by law.

     On September 9, 1998, Capstar Broadcasting was notified of an action filed on behalf of all owners of securities of Chancellor Media against Chancellor Media, Hicks Muse and the individual directors of Hicks Muse in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware. While the complaint does not name Capstar Broadcasting as a defendant, the complaint alleges that Chancellor Media and its directors breached their duties to the alleged class by entering into an "overly generous offer for Capstar assets." The action is relevant to Capstar Broadcasting because inter alia, the plaintiff seeks an injunction prohibiting the proposed Chancellor Merger with Capstar Broadcasting. As Capstar Broadcasting is not a defendant in this action, Capstar Broadcasting has no obligation to appear or participate.

4. INITIAL PUBLIC OFFERING BY CAPSTAR BROADCASTING

     On May 29, 1998, Capstar Broadcasting completed an initial public offering (the "Offering") in which Capstar Broadcasting sold 31,000 shares of its Class A Common Stock at $19.00 per share for net proceeds to Capstar Broadcasting of $551,308 after deducting underwriting discounts and commissions and offering expenses of $37,692. The shares sold by Capstar Broadcasting represented approximately 28.8% of the outstanding shares of Capstar Broadcasting on May 29, 1998. Capstar Broadcasting contributed the net proceeds from the Offering to Capstar Partners which then contributed the net proceeds from the Offering to Capstar Radio. Capstar Radio used this contribution to fund a portion of the acquisition of SFX Broadcasting, Inc., a Delaware corporation ("SFX"), as discussed in Note 5 below.

5. ACQUISITIONS AND DISPOSITIONS OF BROADCASTING PROPERTIES

  SFX Acquisition and Related Transactions

     On May 29, 1998, SBI Holding Corporation, a Delaware corporation ("SFX Parent"), acquired SFX, which has been renamed CCI. The acquisition was effected through the merger (the "SFX Merger") of SBI Radio Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of SFX Parent ("Sub"), with and into SFX, with SFX as the surviving corporation. The acquisition of SFX by SFX Parent resulted in a change of control of SFX. As a result of the SFX Merger, SFX became an indirect wholly-owned subsidiary of Capstar Radio. The total consideration paid by the Company for SFX was approximately $1,300,000 (the "SFX Merger Consideration"), including direct costs of the acquisition. Consummation of the SFX Merger and related transactions increased the Company's portfolio of stations by 81 owned and

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

operated radio stations (60 FM and 21 AM) and two radio stations on which the Company sells commercial time.

     The SFX Merger and other related transactions, including (i) certain station acquisitions and dispositions completed contemporaneously with the SFX Merger (as discussed below), (ii) the repayment of outstanding indebtedness of approximately $313,000 of SFX under the existing credit facility of SFX, (iii) the redemption of approximately $154,000 aggregate principal amount of 10 3/4% CCI Notes (as discussed in Note 10), and (iv) the redemption of approximately $119,600 aggregate liquidation preference of CCI's 12 5/8% Series E Cumulative Exchangeable Preferred Stock, par value $.01 per share ("CCI Series E Preferred Stock") (as discussed in Note 12), were financed with (A) the net proceeds from the Offering, (B) borrowings of $590,600 (the "Capstar Loan") under the Capstar Credit Facility (as defined in Note 10), (C) borrowings of $150,000 from Chancellor Media, and (D) net proceeds of approximately $221,429 from sales of certain assets.

     On February 20, 1998, Capstar Broadcasting and Chancellor Media entered into a Letter Agreement (the "Chancellor Exchange Agreement") pursuant to which Capstar Broadcasting agreed to exchange 11 SFX stations in the Dallas, Houston, San Diego and Pittsburgh markets ("Chancellor Exchange Stations") having an aggregate deemed market value of $637,500 for certain stations to be acquired by Chancellor Media during the three-year period ending February 20, 2001 (the "Exchange Period"). SFX station KODA-FM, which is a Chancellor Exchange Station, was exchanged for certain radio stations in the Austin, Texas and the Jacksonville, Florida markets concurrently with the consummation of the SFX Merger. The remaining Chancellor Exchange Stations will be exchanged for mid-sized market radio stations to be identified by Capstar Broadcasting and paid for by Chancellor Media. Capstar Broadcasting and Chancellor Media intend for the exchange transactions to qualify as like-kind exchanges under Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"). Capstar Broadcasting, however, bears all risks related to the tax treatment of the exchanges. Capstar Broadcasting has agreed not to solicit, initiate or encourage the submission of proposals for the acquisition of the Chancellor Exchange Stations or to participate in any discussions for such purpose during the Exchange Period, other than as contemplated under the Chancellor Exchange Agreement. Concurrently with the consummation of the SFX Merger, Chancellor Media began providing services to the Chancellor Exchange Stations (other than KODA-FM, which was acquired, via an exchange of radio stations by Chancellor Media) pursuant to separate local marketing agreements ("LMAs") until such stations are exchanged. Chancellor Media retains the advertising revenues it generates while it provides services to the Chancellor Exchange Stations under such LMAs. The LMA fees earned by the Company will decrease as the Chancellor Exchange Stations are exchanged. During the pendency of the Chancellor Merger, the Company does not anticipate effecting any exchanges with Chancellor Media.

     On May 21, 1998, SFX completed the acquisition of three radio stations (two FM and one AM) in the Nashville, Tennessee market from Sinclair Broadcasting Group for an aggregate purchase price of approximately $35,000 in cash (the "Nashville Purchase Price"). SFX funded the Nashville Purchase Price with excess cash on hand.

     On May 29, 1998, CCI exchanged station KODA-FM in Houston, Texas for Chancellor Media radio stations WAPE-FM and WFYV-FM in Jacksonville, Florida and approximately $90,250 in cash (the "KODA Exchange"). In an exchange under
Section 1031 of the Code, the indirect, wholly-owned subsidiaries of CCI, through a qualified intermediary, used the $90,250 in cash received from Chancellor Media to acquire radio stations KASE-FM, KVET-AM and KVET-FM in Austin, Texas. The deemed value of the KODA Exchange was $143,250.

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     On May 29, 1998, due to governmental restrictions on multiple station ownership, the Company completed the sale of the assets of four radio stations (three FM and one AM) in the Greenville, South Carolina market for approximately $35,000 in cash to Clear Channel Radio, Inc.

     On May 29, 1998, due to governmental restrictions on multiple station ownership, the Company assigned the assets of four radio stations (two FM and two AM) in the Fairfield, Connecticut market with an aggregate fair market value at such date of approximately $15,000 to a trust, whose trustee is Henry M. Rivera (the "Trustee") and whose beneficiary is Capstar Broadcasting. The Trustee is currently attempting to sell the stations to a third party. Upon a sale, the Trustee will distribute the proceeds to the Company.

     On May 29, 1998, due to governmental restrictions on multiple station ownership, CCI completed the sale of the assets of one FM radio station in the Daytona Beach, Florida market for consideration of approximately $11,500 in cash to Clear Channel Metroplex, Inc. and Clear Channel Metroplex Licensee, Inc.

     On May 29, 1998, due to governmental restrictions on multiple station ownership, CCI completed the sale of the assets of four radio stations (three FM and one AM) in the Long Island, New York market for an aggregate sale price of $46,000 in cash to Cox Radio, Inc.

     On May 29, 1998, due to governmental restrictions on multiple station ownership, CCI completed the sale of the assets of one FM radio station in the Houston, Texas market for $54,000 in cash to HBC Houston, Inc. and HBC Houston License Corporation. Pursuant to an agreement with Chancellor Media, CCI paid 50% of the sale proceeds in excess of $50,000, approximately $1,730, to Chancellor Media.

  Other Acquisitions and Dispositions

     In addition to the SFX Merger and other related transactions described above, during the years ended December 31, 1996, 1997 and 1998, the Company acquired numerous radio stations and related broadcasting property and equipment, all of which have been accounted for under the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets and liabilities acquired based upon their fair values at the date of acquisition. The excess of purchase price over the fair value of net tangible assets acquired is allocated to intangible assets, primarily FCC licenses. The results of operations associated with the acquired radio stations have been included in the accompanying consolidated financial statements from the dates of acquisition. The acquisition activity was funded primarily through equity infusions by HM Fund III and long-term borrowings.

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     All consideration paid for the acquisitions scheduled below consisted solely of cash, notes and the exchange of certain assets except where common stock was issued as listed. Common stock was valued at the estimated fair value at the date the terms of the acquisitions were agreed to and announced.

                                STATIONS
                                ACQUIRED                                                              AMOUNT
                                ---------     DATE OF                                  NUMBER OF     ASSIGNED
         TRANSACTION            FM    AM    ACQUISITION   PURCHASE OF      COST      SHARES ISSUED   PER SHARE
         -----------            ---   ---   -----------   -----------   ----------   -------------   ---------
1996:
Sonance Communications(b).....   6     2    April         Stock         $    1,065         0.217(a)   $1,130
SBG Communications(b).........   1     1    July          Assets             4,038            --          --
Ranger(b).....................   2     1    July          Assets             6,305            --          --
Tshirhart(b)..................   1    --    July          Assets               315            --          --
Eagle of Texas(b).............   1    --    August        Assets               728            --          --
Stansell(b)...................   1    --    August        Assets             2,061         0.016(a)   $2,000
Steller(b)....................   1    --    September     Assets             1,551            --          --
Steller(b)....................   1    --    September     Assets             1,812            --          --
Commodore Media...............  18    12    October       Stock            122,016            --          --
Adventure Communications......   4     3    October       Assets            12,600            --          --
KWTX Broadcasting(b)..........   1     1    November      Assets             4,172            --          --
Comcorp(b)....................   1    --    December      Assets             6,385            --          --
                                                                        ----------
                                                                        $  163,048
                                                                        ==========

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                STATIONS
                                ACQUIRED                                                              AMOUNT
                                ---------     DATE OF                                  NUMBER OF     ASSIGNED
         TRANSACTION            FM    AM    ACQUISITION   PURCHASE OF      COST      SHARES ISSUED   PER SHARE
         -----------            ---   ---   -----------   -----------   ----------   -------------   ---------
1997:
Tippie Communications(b)......   1    --    January       Assets        $    2,490            --          --
South Plains
  Broadcasting(b).............   1     1    February      Assets             3,166            --          --
J. Thomas Development(b)......   3     1    February      Assets             6,292            --          --
Osborn Communications.........  12     6    February      Stock            102,923       163.636(a)   $   11
Noalmark(b)...................   2    --    March         Assets            11,471            --          --
Space Coast: EZY/Roper/City...   3     2    April         Assets            12,038            --          --
Taylor Communications.........   1     1    April         Assets             1,308            --          --
Ft. Smith(b)..................   1     1    May           Assets             3,456            --          --
Miller Broadcasting(b)........   2    --    May           Stock              4,967            --          --
Dixie Broadcasting............   1     2    May           Stock             23,442            --          --
Cavalier Communications.......   4     1    July          Assets             8,267            --          --
Community Pacific.............   6     5    July          Assets            35,907            --          --
Stephens Radio(b).............   1    --    July          Stock              2,647            --          --
McForhun/Livingston...........   1     1    August        Assets             7,968            --          --
Benchmark Communications......  20    10    August        Assets           192,128       157.895(a)   $13.30
Emerald City Radio Partners...   1    --    August        Assets            10,024            --          --
Madison Radio Group...........   4     2    August        Assets            41,662            --          --
Booneville Broadcasting.......   1    --    September     Assets             1,648            --          --
WRIS, Inc. ...................   1    --    September     Assets             3,374            --          --
American General Media........   1    --    October       Assets             3,409            --          --
Griffith Communications.......   3    --    October       Assets             5,789            --          --
KLAW Broadcasting.............   2    --    October       Assets             2,539            --          --
Ameron Broadcasting...........   2     1    October       Assets            32,606            --          --
KJEM-FM.......................   1    --    October       Assets             1,986            --          --
COMCO Broadcasting............   4     2    November      Assets             7,160            --          --
                                                                        ----------
                                                                        $  528,667
Acquisition of GulfStar
  minority interest...........              July          Stock             31,695     2,383.093(a)   $13.30
                                                                        ----------
                                                                        $  560,362
                                                                        ==========

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                STATIONS
                                ACQUIRED                                                              AMOUNT
                                ---------     DATE OF                                  NUMBER OF     ASSIGNED
         TRANSACTION            FM    AM    ACQUISITION   PURCHASE OF      COST      SHARES ISSUED   PER SHARE
         -----------            ---   ---   -----------   -----------   ----------   -------------   ---------
1998:
Knight Radio, Inc. and
  Affiliates..................   5     3    January       Assets            66,180            --          --
Quass Broadcasting Company....   2     1    January       Stock             16,281            --          --
East Penn Broadcasting,
  Inc. .......................  --     1    January       Assets             2,010            --          --
Patterson Broadcasting,
  Inc.........................  25    14    January       Stock            227,186            --          --
Commonwealth Broadcasting of
  Arizona, L.L.C. ............   2     1    February      Assets             5,514            --          --
Brantly Broadcast
  Associates..................   1    --    February      Assets             1,735            --          --
KOSO, Inc. ...................   1    --    April         Assets             8,472            --          --
Americom II and Americom Las
  Vegas Limited Partnership...   3     1    April         Assets            26,662            --          --
KDOS, Inc. ...................   1     1    April         Assets             3,532            --          --
Grant Radio Group.............  --     1    May           Assets             3,440            --          --
SFX Merger....................  60    21    May           Stock          1,279,656            --          --
Class Act of Texas, Inc. .....   1     1    June          Assets             1,068            --          --
KRNA, Inc. ...................   1    --    June          Assets             6,398            --          --
The University of Alaska......   1    --    June          Assets               221            --          --
CBS Radio, Inc. ..............   2     2    July          Assets             6,505            --          --
Watertown Radio Associates
  Limited Partnership and Lake
  Champlain Radio
  Corporation.................   2    --    July          Assets             5,923            --          --
Jacor Broadcasting
  Corporation.................  --     1    August        Assets             5,000            --          --
Ogallala Broadcasting
  Company.....................   2     1    September     Assets             4,100            --          --
Boswell Broadcasting
  Incorporated................   1    --    September     Assets            11,750            --          --
Foley Broadcasting, LP........   1    --    October       Assets             2,755            --          --
Jim Gibbons Radio, Inc........   1     1    October       Stock             21,226            --          --
SunGroup, Inc. ...............   1    --    October       Assets             5,838            --          --
                                                                        ----------
                                                                        $1,711,452
                                                                        ==========

---------------

(a) Common Stock

(b) Acquired by GulfStar prior to the GulfStar acquisition by the Company

     Additionally, in April 1998, the Company acquired Prophet Systems, Inc., a manufacturer, seller and distributor of combination hardware-software devices which permit the remote programming of radio station broadcasts, for aggregate consideration of approximately $15,000 in cash and approximately $500 in acquisition costs. Pursuant to the asset purchase agreement, Capstar Broadcasting will issue 286 shares of Class A Common Stock, upon the satisfaction of certain conditions contained in the asset purchase agreement.

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The acquisitions are summarized in the aggregate by period as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                     ---------------------------------
                                                       1996       1997        1998
                                                     --------   --------   -----------
Consideration:
  Cash and notes...................................  $153,050   $493,353   $ 1,612,052
  Common stock (0.233 Former GulfStar shares and
     2,705 shares in 1996 and 1997,
     respectively).................................       276     35,595            --
  Acquisition costs................................     9,251     31,414        78,218
  Exchange of assets...............................       471         --        21,182
                                                     --------   --------   -----------
          Total....................................  $163,048   $560,362   $ 1,711,452
                                                     ========   ========   ===========
Assets acquired and liabilities assumed:
  Cash.............................................  $  6,120   $ 12,297   $    20,161
  Accounts receivable..............................     9,020     14,657        88,894
  Prepaid expenses and other.......................       590      2,853        96,352
  Property and equipment...........................    23,471     76,050       131,420
  Intangible assets................................   290,243    578,137     3,657,443
  Other assets.....................................       704      1,051           224
  Accounts payable.................................    (5,811)    (7,843)      (11,967)
  Accrued liabilities..............................      (882)    (5,242)     (125,612)
  Long-term debt...................................   (82,706)   (20,711)     (812,509)
  Preferred stock..................................        --         --      (283,605)
  Capital lease obligations........................      (127)      (465)         (619)
  Deferred income taxes............................   (77,574)   (90,422)   (1,048,730)
                                                     --------   --------   -----------
          Total....................................  $163,048   $560,362   $ 1,711,452
                                                     ========   ========   ===========

     In addition to the SFX Merger and other related transactions described above, during the years ended December 31, 1997 and 1998, the Company sold or otherwise disposed of radio stations and related broadcasting property and equipment as follows:

                                           STATIONS
                                           DISPOSED
                                          -----------     DATE OF
             TRANSACTION                  FM      AM    DISPOSITION   SALE OF   SALES PRICE
             -----------                  ---     ---   -----------   -------   -----------
1997
  Osborn Ft. Myers...................      2       1    April         Assets      $11,000
  Bryan Broadcasting Operating
     Company, Inc....................      1       1    September     Stock           600
  BBR, LLC...........................      1      --    September     Assets       40,000
  Chinook Concert Broadcasters.......     --       1    November      Assets          135
1998:
  Clear Channel Radio, Inc...........      1       1    January       Assets       29,000
  Clear Channel Radio, Inc...........      2       2    February      Assets       20,000
  SWJDR, Corp........................      1      --    February      Assets        3,335
  Westchester Radio, LLC.............      2       1    April         Assets       35,103
  Americom Las Vegas Limited
     Partnership.....................      2       1    April         Assets        4,432
  Cumulus Broadcasting, Inc..........      2      --    July          Assets        7,750
  Jacor Broadcasting Corporation.....     --       1    August        Assets        5,000
  Boswell Broadcasting
     Incorporated....................      1      --    September     Assets       11,750

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following unaudited pro forma summary presents the consolidated results of operations for the years ended December 31, 1997 and 1998 as if the acquisitions and dispositions completed as of December 31, 1998 had occurred on January 1, 1997. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions and dispositions been made as of that date or of results which may occur in the future.

                                                               PRO FORMA
                                                        YEAR ENDED DECEMBER 31
                                                        -----------------------
                                                           1997         1998
                                                        ----------   ----------
                                                              (UNAUDITED)
Net broadcast revenue.................................  $ 570,944    $ 637,774
Loss before extraordinary item........................   (139,438)    (149,158)
Net loss..............................................   (141,841)    (156,463)
Net loss attributable to common stock.................   (148,912)    (156,463)
Basic and diluted loss per common share...............      (1.70)       (1.78)

     Subsequent to December 31, 1998, the Company acquired 11 FM and 3 AM radio stations and related broadcast equipment through two acquisitions for aggregate consideration of approximately $13,600. The acquisitions were funded primarily through cash on hand. The Company previously operated all 14 of these stations under either LMA's or JSA's.

     On July 23, 1998, the Company agreed to acquire Triathlon Broadcasting Company ("Triathlon"; Nasdaq: TBCOA, TBCOL) in a transaction valued at approximately $190,000. The Company will pay approximately $130,000 in cash to acquire all of the outstanding shares of common and preferred stock of Triathlon and will assume approximately $60,000 of debt. Triathlon owns and operates or programs 32 stations in six markets: Wichita, Kansas (4 FM and 2 AM); Colorado Springs, Colorado (2 FM/2 AM); Lincoln, Nebraska (4 FM); Omaha, Nebraska (3 FM/1
AM); Spokane, Washington (5 FM/3 AM); and Tri-Cities, Washington (4 FM/2 AM). Triathlon also owns Pinnacle Sports Productions, L.L.C., a regional sports network that controls the rights to University of Nebraska football and other sports events.

     The Company has entered into numerous agreements, including the Triathlon agreement discussed above, to acquire additional radio stations (28 FM and 11
AM) and related broadcast equipment for aggregate consideration of approximately $228,000. The Company currently operates 13 of these stations under either LMA's or JSA's.

     In December 1998, an affiliate of the Company agreed to purchase the assets of LAN International, Inc.'s business of developing, marketing, selling, licensing and servicing specialized computer systems and software for use in the radio and television industry. The purchase price of the acquisition is up to $27,000 of which $15,000 will be due at the closing of the transaction. The remaining $12,000 will be due to LAN International if the business meets certain post-closing financial goals. The Company expects to complete the acquisition in May 1999.

     The Company has also entered into agreements for the disposition of 2 FM and 5 AM stations for aggregate consideration of approximately $15,500. The carrying value of net assets to be sold related to these stations approximated the contract sales price.

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

6. PREPAID EXPENSES AND OTHER CURRENT ASSETS

     Prepaid expenses and other current assets consists of the following:

                                                               DECEMBER 31,
                                                             ----------------
                                                              1997     1998
                                                             ------   -------
Barter receivable..........................................  $1,983   $ 6,972
Prepaid expenses...........................................   1,318     5,312
Computer hardware inventory................................      --     3,024
Other......................................................     984     4,813
                                                             ------   -------
                                                             $4,285   $20,121
                                                             ======   =======

7. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                       DEPRECIABLE        DECEMBER 31,
                                      DEPRECIATION        LIFE        --------------------
                                         METHOD          (YEARS)        1997        1998
                                      -------------    -----------    --------    --------
Buildings and improvements........    Straight-line       5-20        $ 17,006    $ 49,710
Broadcasting and other                Straight-line       3-20          85,481     206,815
  equipment.......................
Equipment under capital lease         Straight-line        3-5           1,356       1,012
  obligations.....................
                                                                      --------    --------
                                                                       103,843     257,537
Accumulated depreciation and                                           (10,336)    (27,912)
  amortization....................
                                                                      --------    --------
                                                                        93,507     229,625
Land..............................                                      13,210      19,295
                                                                      --------    --------
                                                                      $106,717    $248,920
                                                                      ========    ========

     Depreciation and amortization expense for the years ended December 31, 1996, 1997 and 1998 was approximately $1,535, $8,137 and $18,559, respectively.

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8. INTANGIBLES

     Intangibles consists of the following:

                                                    AMORTIZABLE         DECEMBER 31,
                                  AMORTIZATION         LIFE        ----------------------
                                     METHOD           (YEARS)        1997         1998
                                 ---------------    -----------    --------    ----------
FCC licenses.................    Straight-line          40         $840,374    $4,227,180
Goodwill.....................    Straight-line          40           26,576        28,868
Noncompete agreements........    Straight-line          1-3           6,115        17,052
Deferred financing costs.....    Interest Method        --           21,358        26,437
Other........................    Straight-line          3-5           7,076        21,792
                                                                   --------    ----------
                                                                    901,499     4,321,329
Less accumulated
  amortization...............                                       (25,888)      (99,041)
                                                                   --------    ----------
                                                                    875,611     4,222,288
Pending acquisition costs....                                         5,934        18,090
                                                                   --------    ----------
                                                                   $881,545    $4,240,378
                                                                   ========    ==========

     Amortization expense of intangible assets for the years ended December 31, 1996, 1997 and 1998 was approximately $2,606, $18,278 and $77,648, respectively.

9. ACCRUED LIABILITIES:

     Accrued liabilities consists of the following:

                                                              DECEMBER 31,
                                                            -----------------
                                                             1997      1998
                                                            -------   -------
Accrued compensation......................................  $ 4,252   $ 3,657
Accrued acquisition costs.................................    5,284     9,714
Accrued interest..........................................      960    27,843
Accrued commissions.......................................    2,403     9,865
Barter payable............................................    1,082     5,329
Accrued music license fees................................      437     1,939
Accrued health insurance..................................      304     1,597
401(k) withholdings.......................................      421     1,000
Accrued property taxes....................................      397       810
Other.....................................................    1,286     6,515
                                                            -------   -------
                                                            $16,826   $68,269
                                                            =======   =======

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10. LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1997        1998
                                                              --------   ----------
Capstar Credit Facility.....................................  $141,700   $  909,000
12 3/4% Capstar Partners Notes, $277,000 principal,
  including unamortized discount of $110,009 and $87,956,
  respectively..............................................   166,991      189,044
9 1/4% Capstar Radio Notes, $200,000 principal, including
  unamortized discount of $762 and $711, respectively.......   199,238      199,289
13 1/4% Capstar Radio Notes.................................    79,816           --
Chancellor Note (due to an affiliate).......................        --      150,000
10 3/4% CCI Notes, $294,134 principal, including unamortized
  premium of $29,339........................................        --      323,473
11 3/8% CCI Notes...........................................        --          566
Capital lease obligations and other notes payable at various
  interest rates............................................     6,827        7,217
                                                              --------   ----------
                                                               594,572    1,778,589
Less current portion........................................    (1,388)     (29,834)
                                                              --------   ----------
                                                              $593,184   $1,748,755
                                                              ========   ==========

  Credit Facility

     In connection with the SFX Merger, Capstar Radio, as the borrower, entered into a new credit agreement, dated as of May 29, 1998, as amended (the "Capstar Credit Facility"), with Capstar Broadcasting, Capstar Partners, and the financial institutions party thereto. The Capstar Credit Facility consists of a $500,000 revolving loan, a $450,000 term loan facility (the "A Term Loan") and a $400,000 term loan (the "B Term Loan"). The Capstar Credit Facility also contains mechanisms that permit Capstar Radio to request additional term loans and revolving credit loans in an aggregate amount up to $550,000; provided, however, that all such additional loans are subject to future commitment availability and approval from the banks and are not currently available under the Capstar Credit Facility. The revolving loan matures on November 30, 2004. The A Term Loan provides for scheduled loan repayments from August 31, 1999 to November 30, 2004. The B Term Loan provides for scheduled loan repayments from August 31, 1998 to May 31, 2005. Up to $150,000 of the revolving loan commitment is available to Capstar Radio for the issuance of letters of credit. As of December 31, 1998, $428,955 was available for borrowing under the Capstar Credit Facility due to an outstanding balance of $909,000 and letters of credit of $10,045, subject to financial covenants contained in the credit facility and the indentures that govern the indebtedness of Capstar Broadcasting's subsidiaries. Due to the Company replacing its previous credit facility with the Capstar Credit Facility, an extraordinary loss, net of tax, of approximately $2,487 was recognized in the second quarter of 1998.

     The revolving loans and the term loans bear interest at a rate based, at the option of Capstar Radio, on (i) a base rate defined as the higher of 1/2 of 1% in excess of the federal reserve reported certificate of deposit rate or the administrative agent bank's prime lending rate, plus an incremental rate or (ii) the Eurodollar rate, plus an incremental rate. The weighted-average interest rates on revolving loans outstanding at December 31, 1998 was 7.66%. Capstar Radio pays fees ranging from 0.25% to 0.50% per annum on the aggregate unused portion of the loan commitment based on the leverage ratio for the most recent quarter end. In addition, Capstar Radio is required to pay letter of credit fees.

     The Capstar Credit Facility contains customary restrictive covenants, which, among other things and with certain exceptions, limit the ability of Capstar Radio to incur additional indebtedness and liens in connection therewith, enter into certain transactions with affiliates, pay dividends, consolidate, merge or effect certain

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

asset sales, issue additional stock, make capital expenditures and enter new lines of business. The Capstar Credit Facility limits the ability of Capstar Radio and its subsidiaries to make additional acquisitions in excess of $200,000 on an individual basis without the prior consent of a majority of the banks. Substantially all the assets of Capstar Radio and its subsidiaries are restricted. Under the Capstar Credit Facility, Capstar Radio is also required to satisfy certain financial covenants, which require Capstar Radio and its subsidiaries to maintain specified financial ratios and to comply with certain financial tests, such as maximum leverage ratio and minimum consolidated EBITDA to consolidated net cash interest expense.

     Capstar Radio has collateralized the Capstar Credit Facility by granting a first priority perfected pledge of Capstar Radio's assets, including the capital stock of its subsidiaries, excluding the assets of CCI. Capstar Partners, Capstar Broadcasting and all of the direct and indirect subsidiaries of Capstar Partners (other than CCI) have guaranteed the Capstar Credit Facility and have collateralized their guarantees by granting a first priority perfected pledge of substantially all of their assets.

  12 3/4% Capstar Partners Notes

     On February 20, 1997, Capstar Partners issued $277.0 million in aggregate principal amount at maturity of its 12 3/4% Senior Discount Notes due 2009. The discount notes issued on February 20, 1997 were issued at a substantial discount from their aggregate principal amount at maturity, generating gross proceeds to Capstar Partners of approximately $150.3 million. On September 12, 1997, Capstar Partners exchanged its 12 3/4% Senior Discount Notes due 2009 (the "12 3/4% Capstar Partners Notes"), which were registered under the Securities Act of 1933, for all of the outstanding 12 3/4% Senior Discount Notes due 2009 previously issued on February 20, 1997. The terms of the 12 3/4% Capstar Partners Notes are identical in all material respects to the discount notes issued on February 20, 1997. The 12 3/4% Capstar Partners Notes are uncollateralized, senior obligations of Capstar Partners and are limited to $277.0 million aggregate principal amount at maturity and will mature on February 1, 2009. No interest will accrue on the 12 3/4% Capstar Partners Notes prior to February 1, 2002. Thereafter, interest on the 12 3/4% Capstar Partners Notes will accrue at the rate of 12 3/4% and will be payable in cash semiannually on February 1 and August 1 commencing on August 1, 2002. The yield to maturity and the effective interest rate of the 12 3/4% Capstar Partners Notes is 12 3/4% and 12.42%, respectively, (computed on a semi-annual bond equivalent basis), calculated from February 20, 1997.

     The 12 3/4% Capstar Partners Notes may be redeemed at any time on or after February 1, 2002, in whole or in part, at the option of Capstar Partners at prices ranging from 106.375% at February 1, 2002 and declining to 100% on February 1, 2007 (expressed as a percentage of the accreted value in the redemption date), plus in each case accrued and unpaid interest. In addition, prior to February 1, 2001, Capstar Partners may, at its option, redeem up to 25% of the principal amount at maturity of the 12 3/4% Capstar Partners Notes at a redemption price of 112.75% of the accreted value, out of the proceeds of one or more public equity offering or major asset sales. Upon the occurrence of a change in control (as defined in the 12 3/4% Capstar Partners Note Indenture), the holders of the 12 3/4% Capstar Partners Notes have the right to require Capstar Partners to purchase all or a portion of the 12 3/4% Capstar Partners Notes at a purchase price equal to (i) 101% of the accreted value if the change in control occurs before February 1, 2002 or (ii) 101% of the principal amount at maturity, plus accrued and unpaid interest, if the change in control occurs after February 1, 2002. The 12 3/4% Capstar Partners indenture contains limitations on incurrence of additional indebtedness, issuance of preferred stock of subsidiaries and restricted payments, as well as other restrictive covenants.

  9 1/4% Capstar Radio Notes

     On June 17, 1997, Capstar Radio issued $200.0 million in aggregate principal amount of its 9 1/4% Senior Subordinated Notes due July 1, 2007. On September 16, 1997, Capstar Radio exchanged its 9 1/4% Senior Subordinated Notes due 2007 (the "9 1/4% Capstar Radio Notes"), which were registered under the Securities

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Act of 1933, for all of the outstanding notes issued on June 17, 1997. The
9 1/4% Capstar Radio Notes are general uncollateralized obligations of Capstar Radio and are subordinated to all senior indebtedness of Capstar Radio. The
9 1/4% Capstar Radio Notes may be redeemed at anytime on or after July 1, 2002, in whole or in part, at the option of Capstar Radio at prices ranging from 104.625% at July 1, 2002 and declining to 100% on or after July 1, 2005, plus in each case accrued and unpaid interest. In addition, prior to July 1, 2001, Capstar Radio may redeem up to 25% of the original aggregate principal amount of the 9 1/4% Capstar Radio Notes at a redemption price of 109.25% plus accrued and unpaid interest with net proceeds of one or more public equity offerings or major asset sales. Upon the occurrence of a change of control (as defined in the 9 1/4% Capstar Radio Notes indenture), the holders of the 9 1/4% Capstar Radio Notes have the right to require Capstar Radio to purchase all or a portion of the 9 1/4% Capstar Radio Notes at a price equal to 101% plus accrued and unpaid interest. The 9 1/4% Capstar Radio Notes indenture contains limitations on incurrence of additional indebtedness, issuance of preferred stock of subsidiaries and restricted payments, as well as other restrictive covenants. The effective interest rate of the 9 1/4% Capstar Radio Notes is 10.29%, calculated from June 17, 1997.

  13 1/4% Capstar Radio Notes

     On March 30, 1998, Capstar Radio announced an offer to purchase for cash any and all of its $76,808 aggregate principal amount of 13 1/4% Senior Subordinated Notes due 2003 (the "13 1/4% Capstar Radio Notes"). On April 28, 1998, Capstar Radio purchased all of the outstanding 13 1/4% Capstar Radio Notes for an aggregate purchase price of $90,200 including a $10,700 purchase premium and $2,700 of accrued interest, resulting in an extraordinary loss of approximately $4,818, net of tax, which was recognized in the second quarter of 1998.

  Chancellor Note

     In connection with the SFX Merger, Capstar Broadcasting borrowed $150,000 from Chancellor Media evidenced by a note (the "Chancellor Note"). The Chancellor Note bears interest at a rate of 12% per annum (subject to increase in certain circumstances), payable quarterly, of which 5/6 is payable in cash and 1/6 is, at Capstar Broadcasting's option, either payable in cash or added to the principal amount of the Chancellor Note. In addition, Capstar Broadcasting may elect to defer the 5/6 portion payable in cash, in which case the Chancellor Note would bear interest at a rate of 14% per annum. If Capstar Broadcasting elects to pay interest when due, quarterly interest payments will equal $4,500, payable until maturity. In 1998, Capstar Broadcasting did not elect to defer any portion of the interest due, and paid approximately $10.6 million to Chancellor Media. The Chancellor Note will mature on the twentieth anniversary of the date of issuance, provided that Capstar Broadcasting may prepay all or part of the outstanding principal balance and, in certain circumstances, Chancellor Media has the right to require Capstar Broadcasting to prepay part of the outstanding principal balance. The common stock of Capstar Partners was pledged by Capstar Broadcasting on a first priority basis to Chancellor Media as collateral for the Chancellor Note.

  10 3/4% CCI Notes and 11 3/8% CCI Notes

     After the consummation of the SFX Merger, CCI remained liable for the $450,000 in aggregate principal amount of the 10 3/4% CCI Notes. Interest is payable semi-annually on May 15 and November 15 of each year until maturity on May 15, 2006. The notes are uncollateralized obligations of CCI and are subordinate to all senior debt of CCI. The effective interest rate of the 10 3/4% CCI Notes is 9.11%.

     On July 3, 1998, pursuant to the terms of the indenture governing the 10 3/4% CCI Notes, CCI redeemed $154,000 aggregate principal amount of the 10 3/4% CCI Notes for an aggregate purchase price of $172,800

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

including a $16,600 redemption premium and $2,200 of accrued interest. (The carrying value of the 10 3/4% CCI Notes approximated their fair value at the date of the SFX Merger).

     The SFX Merger resulted in a change of control under the indenture governing the 10 3/4% CCI Notes and the 11 3/8% CCI Notes. Pursuant to a change of control offer to acquire all of the outstanding 10 3/4% CCI Notes and 11 3/8% CCI Notes, each of which commenced on June 8, 1998, CCI purchased on July 10, 1998 $1,866 aggregate principal amount of the 10 3/4% CCI Notes for an aggregate purchase price of $1,915, including an $18 purchase premium and $31 of accrued interest. (The carrying value of the 10 3/4% CCI Notes approximated their fair value at the date of the SFX Merger). No 11 3/8% CCI Notes were tendered for repurchase.

     The 10 3/4% CCI Notes indenture contains restrictive provisions that, among other things, limit the ability of CCI to incur additional indebtedness, pay dividends or make certain other restricted payments, or merge or consolidate with or sell all or substantially all of their assets to any other person. Substantially all of the assets of CCI are restricted.

     The 10 3/4% CCI Notes and 11 3/8% CCI Notes are guaranteed by every direct and indirect subsidiary of CCI. The guarantees by the guarantor subsidiaries are full, unconditional, and joint and several. All of the guarantor subsidiaries are wholly-owned. CCI is a holding company with no assets, liabilities or operations other than its investment in its subsidiaries.

  Other

     In January 1997, the Company entered into an interest rate swap agreement designated as a partial hedge of the Company's portfolio of variable rate debt. The purpose of the swap is to reduce certain exposures to interest rate fluctuations. At December 31, 1998, this interest rate swap had a notional amount of $26,000, and a portfolio of a variable rate debt outstanding in the amount of $909,000. Under this agreement the Company is receiving a weighted-average variable rate equal to LIBOR and paying a weighted-average fixed interest rate of 6.34%. The weighted-average LIBOR rate applicable to this agreement was 5.07% at December 31, 1998. Interest expense was increased by $124 and $170 for 1997 and 1998, respectively. Notional amounts do not quantify risk or represent assets or liabilities of the Company, but are used in the determination of cash settlements under the agreements. The interest rate swap agreement matures on January 31, 2000.

     In conjunction with the merger with Former GulfStar, the Company paid off the then outstanding Former GulfStar credit facility. As a result, the company recognized an extraordinary charge relating to the payoff of approximately $2,403, net of income tax benefit, of unamortized deferred financing costs.

     During 1996, Capstar Radio significantly modified the terms of its existing reducing revolver loans and accelerated the maturity date from March 31, 2003 to December 31, 1996. In connection with this modification, Capstar Radio recognized an extraordinary charge relating to the write-off of approximately $1,188, net of income tax benefit, of unamortized deferred financing costs.

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The scheduled maturities of the Company's outstanding long-term debt at December 31, 1998 for each of the next five years and thereafter are as follows:

1999........................................................   $   29,834
2000........................................................       63,929
2001........................................................       71,895
2002........................................................       82,927
2003........................................................      182,195
Thereafter..................................................    1,347,809
                                                               ----------
                                                               $1,778,589
                                                               ==========

11. CAPITAL STOCK:

     The rights of holders of the Common Stock are identical in all respects, except for voting rights. The Class A Common Stock and the Class C Common Stock vote together as a single class on all matters submitted to a vote of stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class C Common Stock entitled to ten votes, except (i) the holders of Class A Common Stock, voting as a separate class, will be entitled to elect two Class A Directors, (ii) with respect to any proposed "going private" transaction with Hicks Muse or any of its affiliates, each share of Class A Common stock and Class C Common Stock shall be entitled to one vote, but the holders of Class A common stock and Class C Common Stock shall vote together as a single class in such "going private" transactions, and (iii) as otherwise required by law. The Class B Common Stock has no voting rights except as otherwise required by law. Except as otherwise required by law and except in connection with the election of the directors of the Company, the vote of the holders of at least a majority in voting power of the outstanding shares then entitled to vote shall decide any question brought before a meeting of the stockholders of the Company. The directors of the Company shall be elected at a meeting of the stockholders at which a quorum is present by a plurality of the votes of the shares entitled to vote on the election of directors or a class of directors.

     Dividends. Subject to right of the holders of any class of Preferred Stock, holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of fund legally available for such purpose. No dividend may be declared or paid in cash or property on any share of any class of Common Stock unless simultaneously the same dividend is declared or paid on each share of the other class of Common Stock; provided that, in the event of stock dividends, holders of a specific class of Common Stock shall be entitled to receive only additional share of such class.

     Conversion of Class B Common Stock and Class C Common Stock. The shares of Class B Common Stock and Class C Common Stock are convertible, in whole or in part, at the option of the holder or holders thereof at any time into a like number of shares of Class A Common Stock, subject to certain conditions. Upon the sale or other transfer if any share or shares of Class B Common Stock or Class C Common Stock to any person (subject to certain exceptions) other than Hicks Muse and its affiliates, each share so sold or transferred shall automatically be converted into one share of Class A Common Stock, subject to certain conditions.

12. REDEEMABLE PREFERRED STOCK:

  Capstar Partners

     On June 17, 1997, Capstar Partners issued 1,000 shares of its cumulative (after July 1, 2002) par value $.01 per share 12% Capstar Partners Preferred Stock (the "Preferred Stock Offering"). All of the proceeds from the Preferred Stock Offering were used to finance the GulfStar merger. On September 12, 1997, Capstar

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Partners exchanged its 12% Capstar Partners Preferred Stock (the "12% Capstar Partners Preferred Stock"), which was registered under the Securities Act, for all of the outstanding 12% Capstar Partners Preferred Stock previously issued on June 17, 1997. Capstar Partners has authorized 10,000 shares of the 12% Capstar Partners Preferred Stock. Dividends on the 12% Capstar Partners Preferred Stock accumulate from the date of issuance and are payable semi-annually, on January 1 and July 1 of each year, at a rate per annum of 12% of the liquidation preference, or $12.00, per share. Dividends may be paid, at Capstar Partners' option, on any dividend payment date occurring on or prior to July 1, 2002 either in cash or in additional shares of the 12% Capstar Partners Preferred Stock. The liquidation preference of the 12% Capstar Partners Preferred Stock is $100.00 per share. The 12% Capstar Partners Preferred Stock is redeemable at Capstar Partners' option, in whole or in part at any time on or after July 1, 2002, at prices ranging from 106% at July 1, 2002 and declining to 100% after July 1, 2007, plus, without duplication, accumulated and unpaid dividends to the date of redemption. In addition, subject to certain exceptions, prior to July 1, 2001, Capstar Partners may, at its option, redeem up to 25% of the 12% Capstar Partners Preferred Stock with the net cash proceeds from one or more Public Equity or Major Asset Sales (both as defined in the Certificate of Designation governing the 12% Capstar Partners Preferred Stock), at the redemption prices set forth in the Certificate of Designation, plus, without duplication, accumulated and unpaid dividends to the redemption date. The 12% Capstar Partners Preferred Stock is subject to mandatory redemption in whole on July 1, 2009 at a price equal to 100% of the liquidation preference thereof, plus all accrued and unpaid dividends.

     The 12% Capstar Partners Preferred Stock was recorded at the amount of the net proceeds of approximately $95 million. The carrying amount is being accreted, using the interest method, to equal the mandatory redemption amount at the mandatory redemption date. In 1997 and 1998, Capstar Partners exercised this option by paying $6,467 and $13,157 of dividends-in-kind. Through December 31, 1998, cash dividends of approximately $2 have been paid to fractional shareholders. At December 31, 1998, Capstar Partners had no accrued dividends outstanding.

     Capstar Partners may, at its option, subject to certain conditions, on any scheduled dividend payment date, exchange the 12% Capstar Partners Preferred Stock, in whole but not in part, for 12% Capstar Exchange Debentures. Holders of the 12% Capstar Partners Preferred Stock will be entitled to receive $1.00 principal amount of 12% Capstar Exchange Debentures for each $1.00 in liquidation preference of 12% Capstar Partners Preferred Stock.

     The Certificate of Designation provides that, upon the occurrence of a change of control (as defined in the Capstar Certificate of Designation), each holder has the right to require Capstar Partners to repurchase all or a portion of such holder's 12% Capstar Partners Preferred Stock in cash at a purchase price equal to 101% of the liquidation preference thereof, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share to the date of repurchase.

     In addition, the Certificate of Designation provides that, prior to July 1, 2002, upon the occurrence of a change of control, Capstar Partners has the option to redeem the 12% Capstar Partners Preferred Stock in whole but not in part (a "Change of Control Redemption") at a redemption price equal to 100% of the liquidation preference thereof, plus the applicable premium (as defined in the Certificate of Designation).

     The Certificate of Designation contains restrictive provisions that, among other things, limit the ability of Capstar Partners and its subsidiaries to incur additional indebtedness, pay dividends or make certain other restricted payments, or merge or consolidate with or sell all or substantially all of their assets to any other person.

     The 12% Capstar Partners Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, ranks (a) senior to all classes of common stock of Capstar Partners and to each other series of preferred stock established after June 17, 1997 (the "Preferred Stock Issuance Date") by the

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Board of Directors of Capstar Partners the terms of which expressly provide that such class or series will rank junior to the 12% Capstar Partners Preferred Stock (the "Junior Stock"), subject to certain conditions, (b) on a parity with each other class of preferred stock established after the Preferred Stock Issuance Date by the Board of Directors of Capstar Partners the terms of which expressly provide that such class or series will rank on a parity with the 12% Capstar Partners Preferred Stock and (c) subject to certain conditions, junior to each class of Preferred Stock established after the Preferred Stock Issuance Date by the Board of Directors of Capstar Partners the terms of which expressly provide that such class will rank senior to the 12% Capstar Partners Preferred Stock.

  CCI

     All 2,392 shares of CCI Series E Preferred Stock remained outstanding after the consummation of the SFX Merger. Dividends on the CCI Series E Preferred Stock accumulate from the date of issuance at the rate per share of $12.625 per annum, and are payable semi-annually on January 15 and July 15 of each year. Dividends may be paid, at CCI's option, on any dividend payment date occurring on or before January 15, 2002, either in cash or in additional shares of CCI Series E Preferred Stock having a liquidation preference equal to the amount of such dividend. In 1998, CCI paid $7,517 of dividends in the form of new shares and $1 in cash dividends. At December 31, 1998, CCI had $7,327 recorded in accrued dividends.

     The Certificate of Designation contains restrictive provisions that, among other things, limit the ability of CCI to incur additional indebtedness, pay dividends or make certain other restricted payments, or merge or consolidate with or sell all or substantially all of their assets to any other person. Substantially all of the assets of CCI are restricted.

     Subject to certain conditions, the shares of the CCI Series E Preferred Stock are exchangeable in whole or in part, on a pro rata basis, at the option of CCI, on any dividend payment date, for CCI's 12 5/8% Senior Subordinated Exchangeable Debentures due 2006 ("CCI Exchange Notes"), provided that immediately after giving effect to any partial exchange, there shall be outstanding CCI Series E Preferred Stock with an aggregate liquidation preference of not less than $50,000 and not less than $50,000 in aggregate principal amount of CCI Exchange Notes. CCI is required, subject to certain conditions, to redeem all of the CCI Series E Preferred Stock outstanding on October 31, 2006.

     On July 3, 1998, pursuant to the terms of the Certificate of Designation that governs the CCI Series E Preferred Stock (the "CCI Certificate of Designation"), CCI redeemed $119,600 aggregate liquidation preference, or 1,196 shares, of the CCI Series E Preferred stock for an aggregate purchase price of $141,700, including a $15,100 redemption premium and $7,000 of accrued dividends. (The carrying value of the CCI Exchange Notes approximated their fair value at the date of the SFX Merger.)

     The SFX Merger resulted in a change of control under the CCI Certificate of Designation. Pursuant to change of control offers to acquire all of the outstanding CCI Series E Preferred Stock, which commenced on June 8, 1998, CCI Purchased on July 10, 1998 $500 aggregate liquidation preference, or 5 shares, of the CCI Series E Preferred Stock for an aggregate purchase price of $536, including a $5 purchase premium and $31 of accrued dividends. (The carrying value of the CCI Exchange Notes approximated their fair value at the date of the SFX Merger.)

  GulfStar Preferred

     In connection with issuance of its 12% redeemable preferred shares, Former GulfStar granted, to the holders of the preferred shares, warrants for the purchase of 8 shares of Former GulfStar's common stock at a rate of $.01 per share.

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Of the proceeds received from issuance of the preferred shares, $3,884 was assigned to the warrants and credited to additional paid-in capital in the accompanying consolidated financial statements. Such value is being accreted to redeemable preferred stock using the interest method over the period from issuance to mandatory redemption. These warrants were exercised in 1997 in connection with the GulfStar merger.

     In conjunction with the merger of GulfStar into a direct subsidiary of Capstar Broadcasting in July 1997, Capstar Radio redeemed all of the outstanding shares of redeemable preferred stock of GulfStar. The liquidation value as of the date of redemption was approximately $29 million, which included $2,817 in accumulated dividends. The redemption resulted in a charge to additional paid-in capital of $5,378, for the amount that the liquidation value exceeded the carrying value.

13. NONCASH COMPENSATION EXPENSE:

  Warrants

     During 1996 and 1997, the Company issued warrants to the Company's Chief Executive Officer ("CEO"). In April 1998, Capstar Broadcasting (i) amended and restated these warrants which give the holder to the right to purchase up to 1,508 shares of Class C Common Stock at exercise prices ranging from $14.40 to $18.10 per share, (ii) granted two additional warrants to the CEO to purchase up to 188 shares and 500 shares of Class C Common stock at an exercise price of $17.10 and $14.00 per share, respectively, and (iii) granted warrants to two other executive officers of Capstar Broadcasting to purchase up to an aggregate of 300 shares of Class A Common Stock at an exercise price of $14.00 per share. In July, 1998, a director of Capstar Broadcasting was granted a warrant to purchase 200 shares of Class A Common Stock at an exercise price of $14.00 per share. The warrants expire ten years or less from the date of issue depending on the warrant agreement. Certain of the warrants can be exercised at any time prior to the expiration date. The remaining warrants cannot be exercised prior to a triggering event. Depending on the warrant agreement, the warrant will not be exercisable until (i) June 30, 2001 or immediately preceding a sale of the Company (as defined by the warrant agreement) or (2) if the fair market value of the Class A Common Stock, calculated on a daily basis, equals or exceeds $60.00 per share for a period of 180 consecutive days during the period from the date of grant of the warrant through May 31, 2003.

     The terms of certain of these warrants give rise to variable treatment for accounting purposes. In accordance with Accounting Principles Board ("APB") Opinion No. 25, compensation expense is measured at each reporting period and recognized based on the specific terms of the warrants. The Company recognized noncash compensation of approximately $744, $1,825 and $8,546 in 1996, 1997 and 1998, respectively.

     With the exception of the warrant to purchase 500 shares at $14.00 which was granted to the CEO, upon consummation of the merger with Chancellor Media, each warrant will fully vest and be exercisable.

     A rollforward of the warrant activity has been included in the equity instruments tables below.

  Stock Subscriptions

     Former GulfStar issued approximately 1.6 million shares of common stock since 1994 for prices ranging from $0.62 to $8.04 per share. In each case, Former GulfStar received recourse and non-recourse notes for 25% and 75% of the purchase price, respectively.

     Former GulfStar applied APB Opinion No. 25 in accounting for the stock issued for non-recourse notes. The compensation cost charged against income was approximately $5,432, $8,750 and $11,217 in 1996, 1997 and 1998, respectively.
For certain of the sales to employees during 1996, compensation expense is considered unearned until Former GulfStar's rights to repurchase the shares expire in accordance with the terms of

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

underlying securities purchase agreement. Such rights expired during 1997 upon the merger of Former GulfStar and the Company.

     In conjunction with the acquisition of Former GulfStar by Capstar Broadcasting in July 1997, all of Former GulfStar's then outstanding common stock and stock subscriptions were exchanged for Capstar Broadcasting common stock and stock subscriptions.

  Stock Options

     In 1998, the Company adopted the 1998 Stock Option Plan (the "Plan") providing for the granting of options to purchase shares of the Company's common stock to the Company's key employees and eligible non-employees, as defined by the Plan and determined by the Company's Board Directors. The Plan replaced the prior stock option plan. The Company applies APB Opinion No. 25 and related interpretations in accounting for the Plan. In 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation," which, if adopted by the Company, would change the methods the Company applies in recognizing the cost of the Plan. Adoption of the cost recognition provisions of SFAS No. 123 is optional and the Company has decided not to elect these provisions of SFAS No. 123. However, pro forma disclosures as if the Company adopted the cost recognition provisions of SFAS No. 123 in 1995 are required by SFAS No. 123 and are presented below.

     As of December 31, 1998, an aggregate of 4,700 shares was approved for issuance under the Plan. The Plan provides for the issuance of both Incentive Stock Options ("ISOs") as well as options not qualifying as ISOs within the meaning of the Internal Revenue Code of 1986, as amended. At the time of the grant, the Company's Board of Directors determines the exercise price and vesting schedules. Under the terms of the Plan, the option price per share of ISOs to a person who, at the time such ISO is granted, owns shares of the Company or any Related Entity, which possess more than 10% of the total combined voting power of all classes of shares of the Company or of any related entity, the option exercise price shall not be less than 110% of the fair market value per share of common stock at the date the option is granted. Options may not be granted with a term beyond 2008. Generally, 20% of each option is exercisable one year after the grant and an additional 1/60 becomes exercisable each month thereafter.

     The Plan has been amended to provide that, upon the consummation of the merger with Chancellor Media, with respect to any outstanding options, if on or before the second anniversary of the consummation of the merger, the employment of an optionee is terminated (other than for cause, voluntary resignation, death or disability) or an optionee resigns after a material diminution of their duties, the optionee's options will vest in full and the options may be exercised until the termination of the option.

     In April 1998, the Company granted 585 options at an exercise price of $17.50. Accordingly, the Company recorded unearned compensation of $878 for the difference between $17.50 and the initial public offering price of $19.00. The unearned compensation is being expensed ratably over the five year vesting period.

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Equity Instrument Tables

     A summary of the status of Capstar Broadcasting's equity instrument (option and warrant) activity and related information follows:

                                                         YEAR ENDED DECEMBER 31,
                                       ------------------------------------------------------------
                                              1996                 1997                 1998
                                       ------------------   ------------------   ------------------
                                                WEIGHTED-            WEIGHTED-            WEIGHTED-
                                                 AVERAGE              AVERAGE              AVERAGE
                                                EXERCISE             EXERCISE             EXERCISE
                                       SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
                                       ------   ---------   ------   ---------   ------   ---------
Outstanding at beginning of year.....      --    $   --      1,304    $13.14      3,189    $13.58
Granted..............................   1,304     13.14      2,067     13.45      3,798     17.36
Exercised or forfeited...............      --        --         --        --        137     12.89
Cancelled............................      --        --        182      9.02        155     14.84
                                       ------    ------     ------    ------     ------    ------
Outstanding at end of year...........   1,304    $13.14      3,189    $13.58      6,695    $15.71
                                       ======               ======               ======
Equity instruments exercisable at end
  of year............................     744                1,139                1,664
                                       ======               ======               ======
Weighted-average grant-date fair
  value of equity instruments granted
  equal to market value at date of
  grant..............................  $ 4.92               $ 8.38               $14.97
                                       ======               ======               ======
Weighted average grant date fair
  value of equity instruments granted
  greater than market value at date
  of grant...........................  $ 5.41               $ 5.93               $ 6.60
                                       ======               ======               ======
Weighted average grant-date fair
  value of equity instruments granted
  less than market value at date of
  grant..............................  $   --               $   --               $12.87
                                       ======               ======               ======

     As required by SFAS No. 123, pro forma information regarding net loss has been determined as if the Company had accounted for its equity instruments under the fair value method. The fair value for these equity instruments was estimated as of the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996, 1997 and 1998, respectively; risk free interest rates of 5.84%, 6.16% and 5.41%; no dividend; volatility factors of the expected market price of the company's common stock of 68.15%; and weighted-average expected lives of the options of three and five years.

     For purposes of pro forma disclosures, the estimated fair value of the equity instruments is amortized to expense over the options' vesting period. The impact on the pro forma results which follow may not be representative of compensation expense in future years when the effect of the amortization of multiple awards

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

may be reflected in the amounts. Had the Company adopted the cost provision of SFAS No. 123 net loss for 1996, 1997 and 1998 would approximate the pro forma amounts below:

                                                          YEAR ENDED DECEMBER 31,
                                                      -------------------------------
                                                        1996       1997       1998
                                                      --------   --------   ---------
Net loss:
  As reported.......................................  $(11,957)  $(45,740)  $ (96,761)
  Pro forma.........................................   (16,697)   (51,095)   (107,634)
Net loss attributable to common stock:
  As reported.......................................   (13,307)   (52,811)    (96,761)
  Pro forma.........................................   (18,047)   (58,166)   (107,634)
Basic and diluted loss per common share:
  As reported.......................................     (1.50)     (2.07)      (1.10)
  Pro forma.........................................     (2.03)     (2.29)      (1.23)

     The following table summarizes information about Capstar Broadcasting's equity instruments outstanding at December 31, 1998:

                                                         EQUITY INSTRUMENTS OUTSTANDING
                                      --------------------------------------------------------------------
                                                        WEIGHTED-                  NUMBER      EXERCISABLE
                                          NUMBER         AVERAGE     WEIGHTED   EXERCISABLE     WEIGHTED
                                      OUTSTANDING AT    REMAINING    AVERAGE         AT          AVERAGE
                                       DECEMBER 31,    CONTRACTUAL   EXERCISE   DECEMBER 31,    EXERCISE
      RANGE OF EXERCISE PRICES             1998           LIFE        PRICE         1998          PRICE
      ------------------------        --------------   -----------   --------   ------------   -----------
$ 7.10 - 7.10.......................         47(1)         3.2        $ 7.10          23         $ 7.10
 10.00 - 10.00......................        240            7.9         10.00         157          10.00
 11.00 - 11.00......................        437            4.1         11.00         255          11.00
 13.30 - 13.30......................        729            4.7         13.30         182          13.30
 14.00 - 14.00......................      1,000            4.4         14.00          --             --
 14.40 - 14.40......................        930            7.8         14.40         744          14.40
 15.40 - 15.40......................        255            8.1         15.40         204          15.40
 17.10 - 17.10......................        188            9.3         17.10          --          17.10
 17.50 - 17.50......................        557            5.5         17.50          --             --
 18.10 - 18.10......................        323            8.5         18.10          99          18.10
 19.00 - 19.00......................      1,989            5.9         19.00          --             --
                                          -----            ---        ------       -----         ------
                                          6,695            5.8        $15.71       1,664         $13.58
                                          =====                                    =====

---------------

(1) These options were assumed by the Company as part of the merger with Former GulfStar and were accounted for as a portion of the acquisition of minority interest.

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14. INCOME TAXES:

     All of the Company's revenues were generated in the United States. The components of the benefit for income taxes are as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                      -------------------------------
                                                       1996        1997        1998
                                                      -------    --------    --------
Current:
  Federal...........................................  $(1,112)   $    162    $ 11,396
  State.............................................      243         316       7,000
Deferred:
  Federal...........................................      503     (11,168)    (37,266)
  State.............................................       44      (1,030)     (5,447)
                                                      -------    --------    --------
          Total benefit.............................  $  (322)   $(11,720)   $(24,317)
                                                      =======    ========    ========

     Approximately $707, $1,473 and $3,282 of benefit for income taxes was allocated to an extraordinary loss on early extinguishment of debt in the accompanying consolidated statements of operations for the years ended December 31, 1996, 1997 and 1998, respectively. For purposes of the foregoing components of benefit for income taxes, such intra-period allocation is treated to have affected the deferred components.

     Income tax benefit differs from the amount computed by applying the federal statutory income tax rate of 35% to loss before income taxes and extraordinary items for the following reasons:

                                                          YEAR ENDED DECEMBER 31,
                                                      -------------------------------
                                                       1996        1997        1998
                                                      -------    --------    --------
U.S. federal income tax at statutory rate...........  $(3,882)   $(16,965)   $(32,125)
State income taxes, net of federal benefit..........      189      (1,478)      1,009
Nondeductible compensation expense..................    1,847       3,325       3,955
Other items, primarily nondeductible expenses and
  deferred tax adjustments..........................    1,524       3,398       2,844
                                                      -------    --------    --------
                                                      $  (322)   $(11,720)   $(24,317)
                                                      =======    ========    ========

     The net deferred tax liability consists of the following:

                                                            DECEMBER 31,
                                                       ----------------------
                                                         1997         1998
                                                       --------    ----------
Deferred tax liabilities:
  Property and equipment and intangible asset basis
     differences and related depreciation and
     amortization....................................  $198,025    $1,238,862
Deferred tax assets:
  Miscellaneous......................................     4,307         9,269
  Unamortized discount on long-term debt.............     8,150        26,614
  Net operating loss carryforwards...................    32,351        49,884
                                                       --------    ----------
          Total deferred tax assets..................    44,808        85,767
  Valuation allowance for deferred tax assets........    (7,205)      (10,061)
                                                       --------    ----------
          Net deferred tax asset.....................    37,603        75,706
                                                       --------    ----------
          Net deferred tax liability.................  $160,422    $1,163,156
                                                       ========    ==========

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment. The Company expects the majority of deferred tax assets at December 31, 1998 to be realized as a result of the reversal during the carryforward period of existing taxable temporary differences giving rise to deferred tax liabilities and the generation of taxable income in the carryforward period.

     At December 31, 1998, the Company had net operating loss carryforwards of approximately $131,000, including approximately $94,300 acquired in connection with the acquisition of certain subsidiaries. The acquired net operating losses are SRLY to the acquired subsidiaries that generated the losses. If not previously utilized, net operating loss carryforwards expire at various dates from 1999 through 2018. Management considers that it is more likely than not that a portion of these loss carryforwards will not ultimately be realized, and has recorded a related valuation allowance as of December 31, 1998.

15. COMMITMENTS AND CONTINGENCIES:

  Guarantees of Indebtedness

     As of December 31, 1998, the Company had guaranteed the indebtedness of limited liability companies in the amount of $51,904. The Company holds a 30% non voting equity interest in each of these entities, and may in the future be required to repay such indebtedness. Through December 31, 1998, the Company has performed as guarantor on these notes paying $3,402.

  Employee Benefit Plan

     During 1997, the Company established a 401(k) Plan for the benefit of all eligible employees. Eligible participants under this plan are defined as all full-time employees with three months of service. All eligible participants may elect to contribute a portion of their compensation to the plan subject to Internal Revenue Service limitations. The Company makes matching contributions to the plan at a rate of 25%, to an annual maximum of 6% of each participant's annual salary. Contribution expense under the plan was $300 and $2,260 for the years ended December 31, 1997 and 1998, respectively.

  Leases

     The Company leases real property, office space, broadcasting and office equipment under various noncancelable operating leases. Certain of the Company's operating leases contain escalation clauses, renewal options and/or purchase options. Rent expense was approximately $913, $2,490 and $8,468 for the years ended December 31, 1996, 1997 and 1998, respectively.

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Future minimum payments under noncancelable operating leases are as follows:

                                                               OPERATING
                                                                LEASES
                                                               ---------
1999........................................................    $16,289
2000........................................................     11,794
2001........................................................      7,640
2002........................................................      6,276
2003........................................................      4,810
Thereafter..................................................     15,980
                                                                -------
          Total minimum lease payments......................    $62,789
                                                                =======

  Employment Agreements

     The Company has employment agreements with its executive officers and other key employees, the terms of which expire at various times through December 2003. Such agreements provide for minimum salary levels, which may be adjusted from time to time, as well as for incentive bonuses which are payable if specified management goals are attained. The aggregate commitment for future salaries at December 31, 1998, excluding bonuses, was approximately $46,049.

  Legal

     On July 13, 1998, Noddings Investment Group, Inc. and Noddings Warrant Limited Partnership filed Civil Action No. 16538 in the Court of Chancery of the State of Delaware in and for New Castle County against Capstar Communications. Noddings alleges that Capstar Communications breached a warrant agreement that Noddings contends requires Capstar Communications to permit Noddings to exercise warrants in exchange for cash and shares of stock of SFX Entertainment. Specifically, Noddings alleges that Capstar Communications has violated the warrant agreement by permitting Noddings to receive cash in exchange for its warrants, but refusing to convey shares of stock of SFX Entertainment. In addition to suing on its own behalf, Noddings is seeking to prosecute the action on behalf of a putative class comprised of all persons who owned equivalent warrants on April 21, 1998, (the date immediately following the record date of the distribution of stock of SFX Entertainment to holders of the stock of SFX) and their transferees and successors in interest. Noddings has requested that the court:

     - declare that on the exercise of its warrants Capstar Communications transmit to plaintiffs and members of the class that it seeks to represent $22.3725 in cash per warrant and 0.2983 shares of common stock of SFX Entertainment per warrant;

     - require Capstar Communications to pay 0.2983 shares of common stock of SFX Entertainment per warrant and, (if not previously paid) $22.3725 in cash, to any putative class member that has exercised or exercises warrants after April 20, 1998;

     - in the alternative, award plaintiffs and members of the putative class monetary damages in an amount to be determined at trial; and

     - award costs and attorneys' fees.

     In March 1999, the court issued an opinion dismissing two of Nodding's counts and granting summary judgment in favor of Noddings on one count. The court held that Noddings is entitled to 0.2983 shares of SFX Entertainment stock per warrant. Capstar Communication intends to continue to defend this action through a motion for reargument and if necessary an appeal.

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The Company is subject to various legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material impact on the consolidated financial position or results of operations or cash flows of the Company.

  Other

     The Company is partially self-insured for employee medical insurance risks, subject to specific retention levels. Self-insurance costs are accrued based upon the aggregate of the estimated liability for reported claims and estimated liabilities for claims incurred but not reported. The Company has recorded approximately $516, $2,658 and $8,079 for self-insurance costs for the years ended December 31, 1996, 1997 and 1998, respectively.

16. RELATED PARTY TRANSACTIONS:

  Monitoring and Oversight Agreements

     The Company has entered into monitoring and oversight agreements (the "Monitoring and Oversight Agreements") with Hicks, Muse & Co. Partners, L.P. ("Hicks Muse Partners"). Pursuant thereto, the Company has agreed to pay to Hicks Muse Partners an annual fee for ongoing financial oversight and monitoring services. The annual fee is adjustable upward or downward at the end of each fiscal year to an amount equal to 0.2% of the budgeted consolidated annual net sales of the Company for the then-current fiscal year; provided, that such fee shall at no time be less that $100 per year. For the years ended December 31, 1996, 1997 and 1998, the Company incurred $21, $378 and $819 respectively, relating to the Monitoring and Oversight Agreements.

     The Monitoring and Oversight Agreements make available on an ongoing basis the resources of Hicks Muse Partners concerning a variety of financial matters. The services that have been and will continue to be provided, until consummation of the Chancellor Merger, by Hicks Muse Partners could not otherwise be obtained by the Company without the addition of personnel or the engagement of outside professional advisors. The Chancellor Merger Agreement provides that upon the consummation of the Chancellor Merger, the Monitoring and Oversight Agreements will be terminated, and in consideration therefore, the Company shall make a one-time cash payment of $14,202 to Hicks Muse Partners on the date of closing.

  Financial Advisory Agreements

     The Company is a party to financial advisory agreements (the "Financial Advisory Agreements") with Hicks Muse Partners. Pursuant to the Financial Advisory Agreements, Hicks Muse Partners is entitled to receive a fee equal to 1.5% of the transaction value (as defined in the Financial Advisory Agreements) for each add-on transaction (as defined) in which the Company or any of its subsidiaries is involved.

     Pursuant to the Financial Advisory Agreements, Hicks Muse Partners provides investment banking, financial advisory and other similar services with respect to the add-on transactions in which the Company is involved. Such transactions require additional attention beyond that required to monitor and advise the Company on an ongoing basis and, accordingly, the Company pays separate financial advisory fees with respect to such matters in addition to those paid in connection with the Monitoring and Oversight Agreements. The services that have been and will continue to be provided by Hicks Muse Partners could not have otherwise been obtained by the Company without the addition of personnel or the engagement of outside professional advisors. For the years ended December 31, 1996, 1997 and 1998, the Company incurred financial advisory fees in the amount of approximately $5,654, $10,586 and $49,473, respectively. The Chancellor Merger Agreement provides that upon the consummation of the Chancellor Merger, the Company shall make

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

a cash payment of $17,500 to Hicks Muse Partners on the date of closing in satisfaction of its services performed under the Financial Advisory Agreements in connection with the Chancellor Merger.

  Chancellor Media Transactions

     The Company has retained Katz Media Group, Inc. ("Katz") as its media representative to sell national spot advertising air time. Katz is a wholly-owned subsidiary of Chancellor Media which was acquired by Chancellor Media in October of 1997. Since Chancellor Media's acquisition of Katz, the Company expensed approximately $400 and $4,400, for media representation services from Katz in 1997 and 1998, respectively. At December 31, 1997 and 1998, the Company had an accrued liability to Katz of approximately $700 and $3,400, respectively. Also, at December 31, 1998, the Company had a receivable of approximately $2,200 from Katz.

     In 1998, the Company entered into an agreement with The AMFM Radio Networks, a wholly-owned subsidiary of Chancellor Media. The AMFM Radio Networks sells airtime of the Company's participating radio stations to national advertisers, for which the Company receives revenue share. For the year ended December 31, 1998, the Company recorded $8,257 in related revenue. At December 31, 1998, the Company had a receivable of approximately $1,500 from The AMFM Radio Networks.

     As stated in Note 5, in 1998, the Company began earning LMA revenue from Chancellor Media under the Chancellor Exchange Agreement. For the year ended December 31, 1998, the Company earned LMA fees of approximately $28,800 from the Chancellor Exchange Stations.

     As stated in Note 10, in 1998 the Company borrowed $150,000 from Chancellor Media. For the year ended December 31, 1998, the Company incurred approximately $10,600 in interest expense.

  Former GulfStar

     On April 16, 1996, Former GulfStar acquired all of the outstanding capital stock of Sonance Communications, Inc. ("Sonance") in exchange for 0.542 shares of Former GulfStar's Class C common stock, 1.626 shares of Former GulfStar's Class A common stock and approximately $619 of cash. Total consideration for the acquisition, including acquisition costs, was approximately $1,065. The primary assets of Sonance were broadcasting properties. Liabilities of Sonance assumed by Former GulfStar in connection with the acquisition were approximately $7,627. The controlling stockholder of Former GulfStar is a family member of the controlling stockholder of Sonance. The majority stockholder of Former GulfStar, who is a family member of both the controlling stockholder of Former GulfStar and the controlling stockholder of Sonance, was also the majority stockholder of Sonance.

     Former GulfStar recorded a charge of approximately $771 during 1996 in connection with the write-off of a receivable from an entity owned by a family member of the controlling stockholder of Former GulfStar. The charge is included in other expense in the accompanying consolidated statement of operations.

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of the Company's financial instruments for which the estimated fair value of the instrument differs significantly from its carrying amount

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

at December 31, 1997 and 1998. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                 1997                    1998
                                         ---------------------   ---------------------
                                         CARRYING      FAIR      CARRYING      FAIR
                                           VALUE       VALUE       VALUE       VALUE
                                         ---------   ---------   ---------   ---------
Long-term debt -- 12 3/4% Capstar
  Partners Notes, 9 1/4% and 13 1/4%
  Capstar Radio Notes, 10 3/4% CCI
  Notes and 11 3/8% CCI Notes..........  $(446,044)  $(494,596)  $(712,372)  $(758,417)
Interest rate swap.....................         --        (320)         --        (412)
Redeemable preferred stock.............   (101,493)   (116,000)   (262,368)   (289,860)

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

          Cash and short-term debt, and accounts receivable and payable: the carrying amount approximates fair value because of the short maturity of these instruments.

          Long-term debt: The fair value of the Company's 12 3/4% Capstar Partners Notes, 9 1/4% and 13 1/4% Capstar Radio Notes, 10 3/4% CCI Notes and 11 3/8% CCI Notes are based on quoted market prices. As amounts outstanding under the Company's Credit Facility agreements bear interest at current market rates, their carrying amounts approximate fair market value.

          Interest rate swap: The fair value of the interest rate swap is estimated by obtaining quotations from brokers. The fair value is an estimate of the amounts that the Company would receive (pay) at the reporting date if the contracts were transferred to other parties or canceled by the broker.

          Redeemable preferred stock: The fair value is estimated based on quoted market prices.

18. MERGER, NONRECURRING AND SYSTEMS DEVELOPMENT EXPENSE

     The Company recorded merger, nonrecurring and systems development expense of $12,970 in 1998 which consisted of (i) $8,105 of investment banking, legal and other expense related to the pending Chancellor Merger, (ii) $2,095 of expense, primarily legal, accounting and severance costs associated with acquisitions and legal reorganization, (iii) $1,422 consisting primarily of startup costs associated with the Company's sales training initiative and (iv) $1,348 of current state assessment, business process reengineering and training expense incurred in connection with the Company's development of a new traffic system.

     The Company recorded merger, nonrecurring and systems development expense of $4,729 in 1997 which consisted of investment banking, legal and transaction fees related to the GulfStar Merger.

19. LOSS ON INVESTMENTS IN LIMITED LIABILITY COMPANIES

     In 1998 the Company incurred a loss of $28,565 on investments in Limited Liability Companies ("LLCs") comprised of (i) write-downs of notes receivable from the LLCs and (ii) certain performance obligations under the LLCs' borrowing arrangements for which the Company acts as guarantor.

20. SEGMENT INFORMATION

     In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company is engaged principally in one line of business-ownership and management of radio broadcast stations ("Radio") which represents more than 95% of consolidated net revenue.

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Radio is the Company's only reportable segment. Operating segments categorized as "Other" include results of insignificant operations and income and expense not allocated to reportable segments.

     The accounting policies of the reportable segment are the same as those described in the "Summary of Significant Accounting Policies." The Company evaluates the performance of its operating segments and allocates resources to them based on their net revenue and broadcast cash flow ("BCF") which consists of operating income before merger, nonrecurring and systems development expense; depreciation, amortization, LMA fees, noncash compensation expense, and corporate expenses.

     The Company has developed an operating structure designed to manage a large and growing number of radio stations throughout the United States. The Radio segment is operationally organized into six regions.

     The table below presents information about the reportable and "Other" operating segments. The prior years' segment information has been restated to conform with the current year's presentation. Segment data includes intersegment revenues.

                                                         RADIO      OTHER     TOTAL
                                                        --------   -------   --------
1996:
  Net revenue.........................................  $ 42,866   $    --   $ 42,866
  BCF.................................................    12,385        --     12,385
1997:
  Net revenue.........................................   155,939    19,506    175,445
  BCF.................................................    50,248     3,062     53,310
1998:
  Net revenue.........................................   492,053    32,851    524,904
  BCF.................................................   208,945     6,680    215,625

     A reconciliation of total segment net revenue to total consolidated net revenue and of total segment BCF to total consolidated loss before benefit for income taxes and extraordinary item, for the years ended December 31, 1996, 1997 and 1998 is as follows:

                                                        1996       1997       1998
                                                      --------   --------   ---------
NET REVENUE
Total segment net revenue...........................  $ 42,866   $175,445   $ 524,904
Elimination of intersegment net revenue.............        --         --      (7,437)
                                                      --------   --------   ---------
          Consolidated net revenue..................  $ 42,866   $175,445   $ 517,467
                                                      ========   ========   =========
BCF
Total BCF for reportable segments...................  $ 12,385   $ 53,310   $ 215,625
Corporate Expenses..................................    (2,523)   (14,221)    (23,678)
Corporate expenses -- noncash compensation..........    (6,176)   (10,575)    (21,260)
LMA fees............................................      (834)    (2,519)     (4,103)
Depreciation and Amortization.......................    (4,141)   (26,415)    (96,207)
Merger, nonrecurring and other expense..............        --     (4,729)    (12,970)
Nonoperating expenses...............................    (9,802)   (43,348)   (146,470)
Intercompany profit.................................        --         --      (2,723)
                                                      --------   --------   ---------
          Consolidated loss before benefit for
            income taxes, dividends and accretion on
            preferred stock of subsidiary and
            extraordinary item......................  $(11,091)  $(48,497)  $ (91,786)
                                                      ========   ========   =========

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

21. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                 MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                                 --------   --------   ------------   -----------
1997:
  Net revenues.................................  $ 25,102   $ 40,054     $ 51,247      $ 59,041
  Operating income (loss)......................    (2,021)    (4,163)       3,745        (1,445)
  Loss before extraordinary item...............    (7,605)    (7,629)     (14,390)      (11,813)
  Net loss.....................................    (8,203)    (7,629)     (15,832)      (11,923)
  Net loss attributable to common stock........    (8,997)    (8,518)     (21,211)      (11,923)
  Basic and diluted loss per common share:
     Before extraordinary loss.................     (0.44)     (0.38)       (0.67)        (0.38)
     Extraordinary loss........................     (0.03)        --        (0.05)         (.01)
     Net loss..................................  $  (0.47)  $  (0.38)    $  (0.72)     $  (0.39)
     Weighted average common shares
       outstanding.............................    19,288     22,493       29,581        30,209
1998:
  Net revenues.................................  $ 64,075   $111,922     $161,906      $179,564
  Operating income (loss)......................   (16,138)    12,633       44,781        13,408
  Loss before extraordinary item...............   (29,805)   (13,590)     (20,745)      (25,316)
  Net loss.....................................   (29,805)   (20,895)     (20,745)      (25,316)
  Net loss attributable to common stock........   (29,805)   (20,895)     (20,745)      (25,316)
  Basic and diluted loss per common share:
     Before extraordinary loss.................     (0.65)     (0.16)       (0.19)        (0.24)
     Extraordinary loss........................        --      (0.08)          --            --
     Net loss..................................  $  (0.65)  $  (0.24)    $  (0.19)     $  (0.24)
  Weighted average common shares outstanding...    46,131     88,499      107,591       107,596

22. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

                                                            YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                            1996     1997      1998
                                                           ------   -------   -------
Cash paid during the period for:
  Interest...............................................  $7,558   $22,869   $79,064
  Income taxes...........................................     999       230    84,218
Noncash investing and financing activities:
  Financed property and equipment purchases..............      89     2,537        --
  Book value of assets exchanged in connection with
     broadcast property acquisition......................     471        --    21,182
  Dividends and accretion on preferred stock.............   1,350     7,071        --
  Notes receivable and accrued interest taken in
     connection with subscribed stock....................   1,757     2,725        --
  Financed or accrued acquisition costs..................   6,569     7,095     4,430

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS


                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                  (UNAUDITED)



                                     ASSETS



                                                              DECEMBER 31,   MARCH 31,
                                                                  1998          1999
                                                              ------------   ----------
Current assets:
  Cash and cash equivalents.................................   $   17,117    $   12,583
  Accounts receivable, net of allowance for doubtful
    accounts of $8,352 and $8,085, respectively.............      112,846        91,900
  Prepaid expenses and other current assets.................       20,121        23,474
                                                               ----------    ----------
         Total current assets...............................      150,084       127,957
Property and equipment, net.................................      248,920       252,004
Intangibles and other, net..................................    4,240,378     4,210,887
Other non-current assets....................................       23,620        37,837
                                                               ----------    ----------
         Total assets.......................................   $4,663,002    $4,628,685
                                                               ==========    ==========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt.........................   $   29,834    $   39,891
  Accounts payable..........................................       15,387        14,240
  Accrued liabilities.......................................       68,269        68,048
  Income taxes payable......................................       30,471         3,572
                                                               ----------    ----------
         Total current liabilities..........................      143,961       125,751
  Long-term debt, net of current portion....................    1,748,755     1,769,923
  Deferred income taxes.....................................    1,163,156     1,149,563
                                                               ----------    ----------
         Total liabilities..................................    3,055,872     3,045,237
Commitments and contingencies
Redeemable preferred stock of subsidiaries:
  Capstar Broadcasting Partners, Inc., $.01 par value,
    10,000 shares authorized, 1,196 shares issued and
    outstanding, aggregate liquidation preference of
    $119,624 and $123,212, respectively.....................      113,699       116,756
  Capstar Communications, Inc., Series E Cumulative
    Exchangeable Preferred Stock, $.01 par value, 4,150
    shares authorized, 1,266 and 1,346 shares issued and
    outstanding, respectively, aggregate liquidation
    preference of $133,944 and $138,150, respectively.......      148,669       152,511
Stockholders' equity:
  Preferred stock, $.10 par value, 1,000 shares authorized,
    none issued.............................................           --            --
  Common stock, Class A, voting $.01 par value, 750,000
    shares authorized, 33,986 and 33,997 shares issued and
    outstanding, respectively...............................          340           340
  Common stock, Class B, nonvoting, $.01 par value, 150,000
    shares authorized, 6,082 shares issued and
    outstanding.............................................           61            61
  Common stock, Class C, voting, $.01 par value, 150,000
    shares authorized, 67,538 shares issued and
    outstanding.............................................          675           675
  Additional paid-in capital................................    1,503,201     1,504,144
  Stock subscriptions receivable............................       (2,694)       (2,773)
  Unearned compensation.....................................       (4,893)       (4,397)
  Accumulated deficit.......................................     (151,928)     (183,869)
                                                               ----------    ----------
         Total stockholders' equity.........................    1,344,762     1,314,181
                                                               ----------    ----------
         Total liabilities and stockholders' equity.........   $4,663,002    $4,628,685
                                                               ==========    ==========



   The accompanying notes are an integral part of the consolidated financial statements.

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF OPERATIONS


                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                  (UNAUDITED)



                                                              FOR THE THREE MONTHS
                                                                 ENDED MARCH 31,
                                                              ---------------------
                                                                1998        1999
                                                              ---------   ---------
Gross broadcast revenue.....................................  $ 70,086    $155,721
Less agency commissions.....................................    (6,011)    (13,716)
                                                              --------    --------
Net broadcast revenue.......................................    64,075     142,005
                                                              --------    --------
Operating expenses:
  Programming, technical and news...........................    15,780      29,855
  Sales and promotion.......................................    18,009      39,059
  General and administrative................................    13,971      23,272
Corporate expenses..........................................     3,757       6,306
Corporate expenses -- noncash compensation..................    15,793       2,002
LMA fees....................................................     1,871         319
Depreciation and amortization...............................    11,032      36,439
Merger, nonrecurring and systems development expense........        --       2,548
                                                              --------    --------
Operating income (loss).....................................   (16,138)      2,205
Other income (expense):
  Interest expense..........................................   (15,897)    (40,958)
  Interest income...........................................       454         216
  Other.....................................................      (134)       (145)
                                                              --------    --------
Loss before benefit for income taxes and dividends and
  accretion on preferred stock of subsidiaries..............   (31,715)    (38,682)
Benefit for income taxes....................................     4,962      13,640
Dividends and accretion on preferred stock of
  subsidiaries..............................................     3,052       6,899
                                                              --------    --------
Net loss....................................................  $(29,805)   $(31,941)
                                                              ========    ========
Basic and diluted loss per common share:
  Net loss..................................................  $  (0.65)   $  (0.30)
                                                              ========    ========
Weighted average common shares outstanding..................    46,131     107,610
                                                              ========    ========



   The accompanying notes are an integral part of the consolidated financial statements.

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                  (UNAUDITED)



                                                              FOR THE THREE MONTHS
                                                                ENDED MARCH 31,
                                                              --------------------
                                                                1998        1999
                                                              ---------   --------
Cash flows from operating activities:
          Net cash used in operating activities.............  $  (1,029)  $ (5,937)
                                                              ---------   --------
Cash flows from investing activities:
  Proceeds from sale of broadcasting property...............     52,335         --
  Purchase of property and equipment........................     (4,162)   (11,788)
  Payments for acquisitions, net of cash acquired...........   (307,391)   (14,714)
  Payments for pending acquisitions.........................     (8,138)    (2,036)
  Other investing activities, net...........................       (353)     4,072
                                                              ---------   --------
          Net cash used in investing activities.............   (267,709)   (24,466)
                                                              ---------   --------
Cash flows from financing activities:
  Proceeds from long-term debt and credit facilities........    105,600     61,000
  Repayment of long-term debt and credit facilities.........   (248,256)   (34,928)
  Payments of financing related costs.......................         --       (330)
  Net proceeds from issuance of common stock................    556,631        127
  Payments on subscribed stock..............................      1,562         --
  Purchase of common stock..................................       (484)        --
                                                              ---------   --------
          Net cash provided by financing activities.........    415,053     25,869
                                                              ---------   --------
Net increase (decrease) in cash and cash equivalents........    146,315     (4,534)
Cash and cash equivalents at beginning of period............     70,059     17,117
                                                              ---------   --------
Cash and cash equivalents at end of period..................  $ 216,374   $ 12,583
                                                              =========   ========



   The accompanying notes are an integral part of the consolidated financial statements.

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                 MARCH 31, 1999


                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                  (UNAUDITED)



NOTE 1 -- BASIS OF PRESENTATION



     Information with respect to the three month periods ended March 31, 1998 and 1999 is unaudited. The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the unaudited interim consolidated financial statements contain all adjustments considered necessary for a fair presentation. Operating results for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999, or for any other interim period. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 31, 1998 for Capstar Broadcasting included in the Form 10-K of Capstar Broadcasting (Commission File No. 001-14107).



     The consolidated financial statements include the accounts of Capstar Broadcasting, and its direct and indirect wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.



NOTE 2 -- INCOME (LOSS) PER SHARE



     Capstar Broadcasting computes earnings per share ("EPS") under the provisions of SFAS No. 128 which establishes standards for computing and presenting EPS.



     At March 31, 1998 and 1999, Capstar Broadcasting had 3,129 and 6,731 options and warrants to purchase common shares outstanding, respectively. These options and warrants were excluded from the computation of diluted earnings per share as their inclusion would be anti-dilutive given Capstar Broadcasting's net loss.



NOTE 3 -- CHANCELLOR MERGER AGREEMENT



     On August 26, 1998, Capstar Broadcasting and Chancellor Media Corporation ("Chancellor Media"), an affiliate of Capstar Broadcasting, entered into a merger agreement (the merger agreement was subsequently amended and restated effective April 29, 1999). Under the merger agreement:



     - Chancellor Media will acquire Capstar Broadcasting in a merger between a wholly-owned subsidiary of Chancellor Media and Capstar Broadcasting, with Capstar Broadcasting surviving the merger as a wholly-owned subsidiary of Chancellor Media;



     - each share of Class A Common Stock, Class B Common Stock and Class C Common Stock will represent 0.4955 shares of common stock in Chancellor Media;



     - each Capstar Broadcasting stock option and warrant that is outstanding and unexercised immediately prior to the merger will be assumed by Chancellor Media and will thereafter be an option or warrant to acquire
       0.4955 shares of common stock of Chancellor Media;



     - each share of Chancellor Media common stock will remain equal to one share of Chancellor Media common stock; and



     - each share of Chancellor Media preferred stock will remain equal to one share of Chancellor preferred stock.

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)



     The completion of the merger depends on the satisfaction of a number of conditions. There can be no assurance that all of the conditions to the merger will be satisfied. Either company may waive compliance with the conditions at its discretion if permitted by law.



NOTE 4 -- RECENT ACCOUNTING PRONOUNCEMENT



     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This pronouncement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management does not believe the implementation of this accounting pronouncement will have a material effect on its consolidated financial statements.



NOTE 5 -- ACQUISITIONS AND DISPOSITIONS OF BROADCASTING PROPERTIES



     During the three months ended March 31, 1999, Capstar Broadcasting acquired 11 FM and 3 AM radio stations and related broadcast equipment through several acquisitions, all of which have been accounted for under the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets and liabilities acquired based upon their fair values at the date of acquisition. The excess purchase price over the fair value of net tangible assets acquired is allocated to intangible assets, primarily FCC licenses. The results of operations associated with the acquired radio stations have been included in the accompanying consolidated financial statements from the dates of acquisition.



     Acquisition activity during the three months ended March 31, 1999 was as follows. All consideration paid for the acquisitions scheduled below consisted solely of cash.



                                          STATIONS
                                          ACQUIRED
                                          ---------
TRANSACTION                               FM    AM    DATE OF ACQUISITION   PURCHASE OF    COST
-----------                               ---   ---   -------------------   -----------   -------
Appalachian Broadcasting Company,
  Inc...................................   1    --    February 1999           Assets      $ 1,056
Noalmark Broadcasting Corp..............   1     1    March 1999              Assets        3,395
Champion Broadcasting Corporation.......   9     2    March 1999              Assets       12,539
                                                                                          -------
                                                                                          $16,990
                                                                                          =======



     The acquisitions during the three months ended March 31, 1999 are summarized in the aggregate as follows:



                                                            FOR THE
                                                          THREE MONTHS
                                                             ENDED
                                                           MARCH 31,
                                                              1999
                                                          ------------
Consideration:
  Cash.................................................     $15,522
  Acquisition costs....................................       1,468
                                                            -------
          Total........................................     $16,990
                                                            =======
Assets acquired:
  Property and equipment...............................     $ 4,639
  Intangible assets....................................      12,351
                                                            -------
          Total........................................     $16,990
                                                            =======

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)



     On March 18, 1999, Capstar Broadcasting contributed to Muzak Holdings LLC ("Muzak Holdings") Capstar Broadcasting's Muzak affiliate territories in Atlanta, Albany and Macon, Georgia and Ft. Myers, Florida in exchange for voting membership units in Muzak Holdings. On May 3, 1999, Capstar Broadcasting contributed to Muzak Holdings its Muzak affiliate territory located in Omaha, Nebraska that Capstar Broadcasting acquired from Triathlon Broadcasting Company on April 30, 1999, in exchange for additional voting membership units in Muzak Holdings. The value of the membership units in Muzak Holdings that Capstar Broadcasting then held was approximately $20,500, subject to a working capital adjustment to be finalized. The investment in Muzak Holdings represents the book value of the net assets contributed, which approximates fair market value. Upon completion of the contribution of the Omaha affiliate territory, Capstar Broadcasting then held approximately 22.87% of the then outstanding voting power of Muzak Holdings.



     The following unaudited proforma summary presents the consolidated results of operations for the three months ended March 31, 1998 and 1999 as if all the acquisitions and dispositions completed through March 31, 1999 had occurred at the beginning of 1998. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions and dispositions been made as of that date or of results which may occur in the future.



                                                              FOR THE THREE MONTHS
                                                                 ENDED MARCH 31,
                                                              ---------------------
                                                                1998        1999
                                                              ---------   ---------
Net revenue.................................................  $125,562    $139,371
                                                              ========    ========
Net loss....................................................   (56,303)    (33,839)
                                                              ========    ========
Basic and diluted loss per common share.....................     (0.52)      (0.31)
                                                              ========    ========



     Subsequent to March 31, 1999, Capstar Broadcasting acquired 22 FM and 10 AM radio stations and related broadcast equipment through the acquisition of Triathlon Broadcasting Company ("Triathlon") for aggregate consideration in cash of approximately $201,000. This acquisition was funded with borrowings from the Company's credit facility. In order to consummate the acquisition of Triathlon, Capstar Broadcasting was required to dispose of certain radio stations in the Colorado Springs, Colorado, Spokane, Washington and Wichita, Kansas markets. Therefore, concurrently with the acquisition of Triathlon, Capstar Broadcasting sold 1 FM and 3 AM radio stations (all of which were owned by Triathlon) in the Colorado Springs and Spokane markets to Citadel Broadcasting Company ("Citadel") for $10,000 in cash and exchanged radio station KSPZ-FM for KKLI-FM in the Colorado Springs market with Citadel. In addition, Capstar Broadcasting placed 2 FM and 3 AM radio stations from the Wichita market (one of which was an existing Capstar Broadcasting AM station) into trust pending the sale of the stations. As a result of the above transactions, Capstar Broadcasting added 19 FM and 5 AM radio stations in six markets to its portfolio of radio stations.



     Subsequent to March 31, 1999, Capstar Broadcasting disposed of one AM station and related broadcast equipment for approximately $500 in cash.



     Additionally, Capstar Broadcasting has entered into the following;



     - one agreement to acquire two additional FM stations in Harrisburg, Pennsylvania for approximately $12,750;



     - one agreement to dispose of one AM station for approximately $500; and



     - an agreement to acquire the software development business of LAN International, Inc.



     Upon completion of the pending transactions, Capstar Broadcasting will own and operate 340 stations in primarily mid-sized markets located throughout the United States. Consummation of each of the pending

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)



transactions is subject to numerous conditions, including governmental approvals. Accordingly, the actual date of consummation of each of the pending transactions may vary from the anticipated closing dates. No assurances can be given that any or all of the pending transactions will be consummated or that, if completed, they will be successful.



NOTE 6 -- COMMITMENTS AND CONTINGENCIES



     On July 13, 1998, Noddings Investment Group, Inc. and Noddings Warrant Limited Partnership filed Civil Action No. 16538 in the Court of Chancery of the State of Delaware in and for New Castle County against Capstar Communications. Noddings alleges that Capstar Communications breached a warrant agreement that Noddings contends requires Capstar Communications to permit Noddings to exercise warrants in exchange for cash and shares of stock of SFX Entertainment, Inc. Specifically, Noddings alleges that Capstar Communications, has violated the warrant agreement by permitting Noddings to receive cash in exchange for its warrants, but refusing to convey shares of stock of SFX Entertainment. In addition to suing on its own behalf, Noddings is seeking to prosecute the action on behalf of a putative class comprised of all persons who owned equivalent warrants on April 21, 1998 (the date immediately following the record date of the distribution of stock of SFX Entertainment to holders of the stock of SFX) and their transferees and successors in interest. Noddings has requested that the Court:



     - declare that on the exercise of its warrants Capstar Communications transmit to plaintiffs and members of the class that it seeks to represent $22.3725 in cash per warrant and 0.2983 shares of common stock of SFX Entertainment per warrant,



     - require Capstar Communications to pay 0.2983 shares of common stock of SFX Entertainment per warrant and, (if not previously paid) $22.3725 in cash, to any putative class member that has exercised or exercises warrants after April 20, 1998,



     - in the alternative, award plaintiffs and members of the putative class monetary damages in an amount to be determined at trial, and



     - award costs and attorneys' fees.



In March 1999, the court issued an opinion dismissing two of Noddings' counts and granted summary judgment in favor of Noddings on one count. The court held that Noddings is entitled to 0.2983 shares of SFX Entertainment, Inc. stock per warrant. Both parties have filed a notice of appeal.



     On July 24, 1998 in connection with the acquisition of Triathlon Broadcasting Company, Capstar Broadcasting was notified of an action filed on behalf of all holders of depository shares of Triathlon against Triathlon, its directors, and Capstar Broadcasting. The action was filed in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware. The complaint alleges that Triathlon and its directors breached their fiduciary duties to the class of depository shareholders by agreeing to a transaction with Capstar Broadcasting that allegedly favored the Class A common shareholders of Triathlon at the expense of the depository shareholders. Capstar Broadcasting is accused of knowingly aiding and abetting the breaches of fiduciary duties allegedly committed by the other defendants. The complaint seeks to have the action certified as a class action and seeks to enjoin the Triathlon acquisition or, in the alternative, seeks monitory damages in an unspecified amount. On February 12, 1999, the parties signed a Memorandum of Understanding that provides for the settlement of the lawsuit. The amount of the settlement will equal $0.11 additional consideration for each depository share owned by any class member at the effective time of the Triathlon acquisition. Capstar Broadcasting also agreed not to oppose plaintiff's counsel's application for attorney's fees and expenses in the aggregate amount of $150. The proposed settlement is contingent upon a confirmatory discovery by the plaintiff, executive of a definitive settlement agreement and court approval.

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)



     Capstar Broadcasting is subject to various legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material impact on the consolidated financial position or results of operations or cash flows of Capstar Broadcasting.



NOTE -- SEGMENT INFORMATION



     In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company is engaged principally in one line of business-ownership and management of radio broadcast stations ("Radio") which represents more than 95% of consolidated net revenue. Radio is the Company's only reportable segment. Operating segments categorized as "Other" include results of insignificant operations and income and expense not allocated to reportable segments.



     The Company evaluates the performance of its operating segments and allocates resources to them based on their net revenue and broadcast cash flow ("BCF") which consists of operating income before merger, nonrecurring and systems development expense; depreciation, amortization, LMA fees, non-cash compensation expense, and corporate expenses.



     The Company has developed an operating structure designed to manage a large and growing number of radio stations throughout the United States. The Radio segment is operationally organized into six regions.



     The table below presents information about the reportable and "Other" operating segments. The prior period's segment information has been restated to conform with the current period's presentation. For the three months ended March 31, 1998 and 1999, segment data includes intersegment revenues.



                                                               RADIO     OTHER     TOTAL
                                                              --------   ------   --------
1998:
  Net revenue...............................................  $ 60,844   $3,231   $ 64,075
  BCF.......................................................    16,099      216     16,315
1999:
  Net revenue...............................................   137,266    6,332    143,598
  BCF.......................................................    50,719     (508)    50,211



     A reconciliation of total segment net revenue to total consolidated net revenue and of total segment BCF to total consolidated loss before benefit for income taxes and extraordinary item, for the three months ended March 31, 1998 and 1999 is as follows:



                                                                1998       1999
                                                              --------   --------
NET REVENUE
Total segment net revenue...................................  $ 64,075   $143,598
Elimination of intersegment net revenue.....................        --     (1,593)
                                                              --------   --------
  Consolidated net revenue..................................  $ 64,075   $142,005
                                                              ========   ========

               CAPSTAR BROADCASTING CORPORATION AND SUBSIDIARIES

                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                1998       1999
                                                              --------   --------
BCF
Total BCF for reportable segments...........................  $ 16,315   $ 50,211
Corporate Expenses..........................................    (3,757)    (6,306)
Corporate expenses -- noncash compensation..................   (15,793)    (2,002)
LMA fees....................................................    (1,871)      (319)
Depreciation and Amortization...............................   (11,032)   (36,439)
Merger, nonrecurring and other expense......................        --     (2,548)
Nonoperating expenses.......................................   (15,577)   (40,887)
Intercompany profit.........................................        --       (392)
                                                              --------   --------
Consolidated loss before income taxes and dividends and
  accretion on preferred stock of subsidiaries..............  $(31,715)  $(38,682)
                                                              ========   ========

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Commodore Media, Inc.

     We have audited the accompanying consolidated statements of operations and cash flows of Commodore Media, Inc. and Subsidiaries for the period from January 1, 1996 to October 16, 1996 and for the year ended December 31, 1995. These consolidated statements of operations and cash flows are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated statements of operations and cash flows based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated statements of operations and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated statement of operations and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated statement of operations and cash flows presentation. We believe that our audits of the consolidated statements of operations and cash flows provide a reasonable basis for our opinion.

     In our opinion, the consolidated statements of operations and cash flows referred to above present fairly, in all material respects the consolidated statements of operations and cash flows of Commodore Media, Inc. and Subsidiaries for the period from January 1, 1996 to October 16, 1996 and for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                        ERNST & YOUNG LLP

New York, New York
February 10, 1997

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                PERIOD FROM
                                                              JANUARY 1, 1996
                                                              TO OCTOBER 16,        YEAR ENDED
                                                                   1996          DECEMBER 31, 1995
                                                              ---------------    -----------------
Total revenue...............................................   $ 34,826,060         $33,652,677
Less agency commissions.....................................     (2,869,014)         (2,857,912)
                                                               ------------         -----------
Net revenue.................................................     31,957,046          30,794,765
Operating expenses:
  Programming, technical and news...........................      5,906,967           5,365,686
  Sales and promotion.......................................      9,303,914           8,796,481
  General and administrative................................      6,081,262           4,870,463
Corporate expenses..........................................      1,756,797           2,051,181
Depreciation and amortization...............................      2,157,750           1,926,250
Other expense...............................................     13,833,728           2,006,550
                                                               ------------         -----------
Operating (loss) income.....................................     (7,083,372)          5,778,154
Interest expense............................................     (8,860,958)         (7,805,525)
Interest income.............................................        221,806             420,659
Other expenses, net.........................................     (1,980,908)            (48,796)
                                                               ------------         -----------
Loss before provision for income taxes and extraordinary
  loss......................................................    (17,703,432)         (1,655,508)
Provision for income taxes..................................        133,000             140,634
                                                               ------------         -----------
Loss before extraordinary loss..............................    (17,836,432)         (1,796,142)
Extraordinary loss on extinguishment of debt................             --            (443,521)
                                                               ------------         -----------
Net loss....................................................   $(17,836,432)        $(2,239,663)
                                                               ============         ===========


                            See accompanying notes.

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 PERIOD FROM           YEAR ENDED
                                                              JANUARY 1, 1996 TO      DECEMBER 31,
                                                               OCTOBER 16, 1996           1995
                                                              ------------------    -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................     $(17,836,432)        $ (2,239,663)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Loss on extinguishment of debt............................               --              443,521
  Depreciation and amortization.............................        2,157,750            1,926,250
  Noncash interest..........................................        3,315,669            2,673,829
  Long-term incentive compensation..........................        1,066,893               79,000
  Non-cash compensation.....................................       12,731,587                   --
  Provision for uncollectible accounts and notes
    receivable..............................................          488,320              556,137
  Loss on disposition of assets.............................               --                9,819
  Net barter income.........................................         (222,645)            (184,300)
  Initial public offering and pending merger expenses.......        1,909,648                   --
  Changes in assets and liabilities, net of amounts
    acquired:
    Increase in accounts receivable.........................       (2,351,753)          (1,847,015)
    Increase in prepaid expenses and other current assets...         (208,462)             (88,787)
    Decrease in accounts payable and accrued expenses.......         (337,896)            (158,855)
    Decrease in accrued compensation........................         (496,177)            (230,645)
    Increase in accrued interest............................        1,752,172              582,525
    Increase (decrease) in accrued income taxes.............           20,952             (277,135)
                                                                 ------------         ------------
         Total adjustments..................................       19,826,058            3,484,344
                                                                 ------------         ------------
Net cash provided by operating activities...................        1,989,626            1,244,681
CASH FLOWS FROM INVESTING ACTIVITIES
Repayment of loan by stockholder............................          250,375              182,988
Purchase of property, plant and equipment...................         (448,677)            (320,980)
Payments for acquisitions...................................      (31,900,000)          (3,100,000)
Deferred acquisition costs incurred.........................       (1,326,673)            (417,020)
Deposits on pending acquisitions............................         (745,000)            (525,000)
Loans to employees..........................................               --             (315,863)
Other investing activities, net.............................         (187,528)              87,528
                                                                 ------------         ------------
Net cash used in investing activities.......................      (34,357,503)          (4,408,347)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of Senior Notes and warrants.........               --           64,956,422
Proceeds from Existing Credit Facility......................       18,700,000                   --
Net proceeds from issuance of preferred stock...............        9,822,520                   --
Proceeds from issuance of common stock......................               --                  100
Payment of initial public offering and merger expenses......       (1,007,297)                  --
Repayment of amounts borrowed...............................               --          (39,014,833)
Payment of financing related costs..........................         (781,170)          (4,226,762)
Redemption of preferred stock...............................               --           (8,665,835)
Purchase of redeemable warrant..............................               --           (1,000,000)
Repurchase of common stock..................................               --              (25,000)
Principal payments on capital leases........................           (9,812)             (11,186)
                                                                 ------------         ------------
Net cash provided by financing activities...................       26,724,241           12,012,906
                                                                 ------------         ------------
Net (decrease) increase in cash and short-term cash
  investments...............................................       (5,643,636)           8,849,240
Cash and short-term cash investments at beginning of
  period....................................................       10,891,489            2,042,249
                                                                 ------------         ------------
Cash and short-term cash investments at end of period.......     $  5,247,853         $ 10,891,489
                                                                 ============         ============
SUPPLEMENTARY CASH FLOW INFORMATION
Cash paid for interest......................................     $  3,793,117         $  4,474,789
Cash paid for income taxes..................................     $    112,049         $    417,769
SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Asset acquisitions recorded in connection with barter
  transactions..............................................     $    189,982         $    112,636

                            See accompanying notes.

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

         NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS AND CASH FLOWS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND MERGER AGREEMENT

  Organization and Nature of Business

     Commodore Media, Inc. and Subsidiaries (the "Company") is comprised of radio stations that derive their revenue from local, regional and national advertisers. The radio stations are located in the following markets:
Wilmington, Delaware; Hartsdale, Brewster, Patterson, Mt. Kisco, New York; Huntington, West Virginia -- Ashland, Kentucky; Allentown -- Bethlehem, Pennsylvania; Fort Pierce -- Stuart -- Vero Beach, Florida; and Fairfield County, Connecticut. The Company extends credit to its customers in the normal course of business.

MERGER AGREEMENT

     On October 16, 1996, the Company was acquired pursuant to a merger agreement dated June 21, 1996 with Capstar Broadcasting Partners, Inc. ("Capstar") (the "Merger"), which is an indirect subsidiary of Hicks, Muse, Tate & Furst Equity Fund III, L.P. The holders of Class A Common Stock and Class B Common Stock, the holders of employee stock options and the holders of warrants received $140 per share as consideration for the merger less, in the case of option and warrant holders, the exercise price per share. In addition, the Senior Exchangeable Redeemable Preferred Stock, Series A, $.01 par value per share was redeemed, including all accrued and unpaid dividends.

     The Company recognized as other expense approximately $12.7 million in stock option compensation expense, and approximately $1.4 million of merger related fees and expenses during the period ended October 16, 1996 in connection with the Merger.

     As a result of the Merger and the change of control effected thereby, the Company was obligated to satisfy the existing deferred compensation and employment agreements with its then President and Chief Executive Officer and its deferred compensation agreement with its then Chief Operating Officer resulting in a charge to other expense of approximately $1.1 million during the period ended October 16, 1996. Furthermore, the Company was required to make an offer to purchase the outstanding 13 1/4% Senior Subordinated Notes due 2003 at a purchase price equal to 101% of their accreted value, plus any accrued and unpaid interest. No requests for repurchase were made by the note holders.

     As a result of the Merger, the Company did not proceed with its previously announced intention to undertake an initial public equity offering and has, therefore, withdrawn its registration statement filed on Form S-1 on May 17, 1996 with the Securities and Exchange Commission. Included in other expenses during the period ended October 16, 1996 are approximately $525,000 in various fees and expenses incurred in connection with this filing.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and all subsidiaries, after elimination of intercompany accounts and transactions.

  Short-Term Cash Investments

     The Company considers investments which have a remaining maturity of three months or less at the time of purchase to be short-term cash investments.

  Income Taxes

     The Company accounts for income taxes in accordance with FASB Statement No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are provided for differences between the book and tax bases of assets and liabilities.

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

               NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS AND
                           CASH FLOWS -- (CONTINUED)

  Risks and Uncertainties

     The preparation of consolidated statements of operations and cash flows in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The Company's revenue is principally derived from local broadcast advertisers who are impacted by the local economy. The Company routinely assesses the financial strength of its customers. Credit losses are provided for in the consolidated statements of operations and cash flows in the form of an allowance for doubtful accounts.

  Accounting Periods

     The Company maintains its interim consolidated statements of operations and cash flows based upon the broadcast month end which always ends on the last Sunday of the calendar month or quarter. The Company's fiscal year end and fourth quarter ends on December 31.

  Property, Plant and Equipment

     Depreciation is provided for property, plant and equipment on the straight-line method based on the following estimated useful lives:

                                                              ESTIMATED LIFE
                       CLASSIFICATION                            (YEARS)
                       --------------                         --------------
Land improvements...........................................     20
Buildings...................................................     20
Furniture, fixtures and equipment...........................    7-10
Broadcasting and technical equipment........................    7-10
Towers and antennas.........................................     20
Music library...............................................      7
Leasehold improvements......................................    10-20
Vehicles....................................................      3

     Expenditures for maintenance and repairs are charged to operations as incurred. Depreciation as a charge to income amounted to approximately $730,000 for the period ended October 16, 1996, and approximately $832,000 for the year ended December 31, 1995.

  Property Held Under Capital Leases

     The Company is the lessee of office equipment under capital leases expiring in various years through 2004. The capital leases are depreciated over their estimated productive lives of seven to ten years. Total rent expense was approximately $383,000 for the period ended October 16, 1996 and approximately $332,000 for the year ended December 31, 1995.

  Revenue Recognition

     The Company recognizes revenue upon the airing of advertisements.

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

               NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS AND
                           CASH FLOWS -- (CONTINUED)

  Intangible Assets

     Intangible assets are being amortized by the straight-line method over the following estimated useful lives:

                                                              ESTIMATED LIFE
                       CLASSIFICATION                            (YEARS)
                       --------------                         --------------
FCC licenses and goodwill...................................     40
Organization expenses.......................................      5
Network affiliation agreement...............................      5
Covenant not to compete.....................................      5
Tower site lease............................................      3
Contract rights.............................................      3
Software....................................................      3
Pre-sold advertising contracts..............................      1

     Amortization of the aforementioned intangible assets included as a charge to income amounted to approximately $592,000 for the period ended October 16, 1996, and approximately $506,000 for the year ended December 31, 1995. Amortization of FCC licenses and goodwill amounted to approximately $501,000 for the period ended October 16, 1996, and approximately $588,000 for the year ended December 31, 1995.

  Deferred Charges


     Legal fees, bank loan closing costs and other expenses associated with debt financing are being amortized using the effective interest rate method. Amortization of debt expense charged to operations and included in interest expense amounted to approximately $450,000 for the period ended October 16, 1996 and approximately $385,000 for the year ended December 31, 1995.


  Advertising Costs

     The Company expenses advertising costs related to its radio station operations as incurred. Advertising expense amounted to approximately $557,000 for the period ended October 16, 1996 and approximately $754,000 for the year ended December 31, 1995.

  Barter Transactions

     The fair value of barter and trade-out transactions is included in broadcast revenue and sales and promotion expense. Barter revenue is recorded when advertisements are broadcast and barter expense is recorded when merchandise or services are received. Barter transactions charged to operations were as follows:

                                                              PERIOD FROM
                                                              JANUARY 1,
                                                                1996 TO      YEAR ENDED
                                                              OCTOBER 16,   DECEMBER 31,
                                                                 1996           1995
                                                              -----------   ------------
Trade sales.................................................  $ 3,204,468   $ 3,238,111
Trade expense...............................................   (2,981,823)   (3,053,811)
                                                              -----------   -----------
Net barter transactions.....................................  $   222,645   $   184,300
                                                              ===========   ===========

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

               NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS AND
                           CASH FLOWS -- (CONTINUED)

2. LONG-TERM DEBT

  AT&T Senior Credit Facility

     On March 13, 1996, the Company entered into a Senior Credit Facility with AT&T Commercial Finance Corporation ("AT&T") pursuant to which AT&T will make available to the Company senior secured (i) revolving loans in an amount up to $30.0 million and (ii) accounts receivable loans in an amount which shall be the lesser of (a) $5.0 million or (b) 85% of the net book value of the accounts receivable of the Company (the "AT&T Senior Credit Facility"). The indebtedness to AT&T is collateralized by the tangible and intangible assets and the capital stock of all the Company's subsidiaries. Interest is payable monthly at a rate of 3.5% over LIBOR (8.94% at October 16, 1996) and principal amortization of the revolving loans and accounts receivable loans begins June 1, 1998 and November 30, 1997, respectively. The Company pays a commitment fee of .25% every six months on the unused commitment.

  Senior Subordinated Notes

     The Senior Subordinated Notes bear cash interest at a rate of 7 1/2% per annum on the principal amount until May 1, 1998 then at a rate of 13 1/4% per annum until maturity, with interest payment dates on May 1 and November 1.

     In 1995, the Company wrote off the balance of the unamortized deferred financing costs on its retired debt of $443,521. Inasmuch as the Company had no current federal taxable income and had fully reserved for its net deferred tax assets, there was no tax effect attributable to this extraordinary item.

3. PREFERRED STOCK

SENIOR EXCHANGEABLE REDEEMABLE PREFERRED STOCK

     On May 1, 1996, the Company entered into a Securities Purchase Agreement with CIBC WG Argosy Merchant Fund 2, LLC ("CIBC Merchant Fund"), pursuant to which the CIBC Merchant Fund agreed to purchase from the Company, if and when requested by the Company, up to an aggregate liquidation value of $12,500,000 of Senior Exchangeable Redeemable Preferred Stock, Series A, $.01 par value per share, of the Company in such amounts as the Company requested (the "Preferred Stock Facility"). In connection with the Stamford Acquisition on May 30, 1996 and the Florida Acquisition on May 31, 1996 (see Note 4), the Company issued 5,700 shares and 4,300 shares, respectively, of Preferred Stock for an aggregate purchase price of $10,000,000. The Preferred Stock accrued cash dividends at the rate of 8% per annum and was redeemed, including accrued dividends, in connection with the Merger on October 16, 1996. In connection with the Preferred Stock Facility, the Company issued to the CIBC Merchant Fund a warrant to purchase 7,550 shares of the Company's Class A Common Stock, at an exercise price of $.01 per warrant, which were valued in the aggregate at the date of issue at $981,500. This warrant was redeemed in connection with the Merger for $140 per share less the exercise price.

4. CONSUMMATED ACQUISITIONS

     On October 16, 1996, the Company purchased certain defined assets of radio stations WKEE-FM and WKEE-AM in Huntington, West Virginia, WZZW-AM in Milton, West Virginia, WBVB-FM in Coal Grove, Ohio and WIRO-AM in Ironton, Ohio from Adventure Communications, Inc. for approximately $7.7 million and certain defined assets of WFXN-FM in Milton, West Virginia and WMLV-FM in Ironton, Ohio for approximately $4.3 million. The transactions were funded with borrowings from the AT&T Senior Credit Facility and with funds provided from Capstar. The Company provided programming to these stations under Local Marketing Agreement ("LMA") effective April 1996 until the purchase date. In addition, the

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

               NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS AND
                           CASH FLOWS -- (CONTINUED)

Company has an option to purchase WHRD-AM in Huntington, West Virginia and provides programming services to the station under an LMA arrangement.

     On May 31, 1996, the Company purchased certain defined assets of radio stations WBBE-FM (formerly WKQS-FM), WAVW-FM and WAXE-AM in the Fort Pierce-Stuart-Vero Beach, Florida market from Media VI for $8.0 million (the "Florida Acquisition"). The transaction was funded with borrowings from the AT&T Senior Credit Facility and funds from the Preferred Stock Facility. The Company sold advertising time on these stations under a Joint Service Agreement from February 1996 until the purchase date.

     On May 30, 1996, the Company purchased certain defined assets of radio stations WKHL-FM and WSTC-AM in Stamford, Connecticut from Q Broadcasting, Inc. for $9.5 million (the "Stamford Acquisition"). The transaction was financed with borrowings from the AT&T Senior Credit Facility and funds from the Preferred Stock Facility.

     On March 27, 1996, the Company purchased (i) certain defined assets of radio stations WZZN-FM in Mount Kisco, New York, WAXB-FM in Patterson, New York and WPUT-AM in Brewster, New York from Hudson Valley Growth, L.P. for $5.0 million and (ii) all of the issued and outstanding common stock of Danbury Broadcasting, Inc., owner of WRKI-FM, and WINE-AM in Brookfield, Connecticut, plus certain real property for $10.0 million. The transaction was financed with the Company's existing cash and borrowings under the AT&T Senior Credit Facility. The Company provided programming to these stations under LMAs from October 1995 until the purchase date.

     On June 27, 1995, the Company purchased the assets (excluding cash and accounts receivable) and broadcasting license of radio broadcast station WQOL-FM in Vero Beach, Florida for a total purchase price of approximately $3.0 million.

     Unaudited pro forma results of operations for the Company as if the aforementioned acquisitions had been consummated on January 1, 1995 are as follows (in thousands):

                                                              PERIOD FROM
                                                              JANUARY 1,
                                                                1996 TO      YEAR ENDED
                                                              OCTOBER 16,   DECEMBER 31,
                                                                 1996           1995
                                                              -----------   ------------
Net revenue.................................................   $ 31,505      $  38,483
Net loss before extraordinary loss..........................     (4,037)        (3,673)
Net loss....................................................     (4,037)        (4,117)

5. INCOME TAXES

     The Company has recorded a provision for income taxes as follows:

                                                              PERIOD FROM
                                                              JANUARY 1,
                                                                1996 TO       YEAR ENDED
                                                              OCTOBER 16,    DECEMBER 31,
                                                                 1996            1995
                                                              -----------    ------------
Current:
  Federal...................................................   $     --        $     --
  State and local...........................................    133,000         140,634
Deferred:
  Federal...................................................         --              --
  State and local...........................................         --              --
                                                               --------        --------
          Total.............................................   $$133,000       $140,634
                                                               ========        ========

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

               NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS AND
                           CASH FLOWS -- (CONTINUED)

     The Company did not record a federal tax benefit on the taxable loss for the period ended October 16, 1996 or for the year ended December 31, 1995 since it was not assured that they could realize a benefit for such losses in the future.

     The Company received Internal Revenue Service approval and changed its tax method of accounting for Federal Communications Commission ("the FCC") licenses for the tax year ended December 31, 1995. The aggregate amount of cumulative amortization that will be deductible ratably over six taxable years for the Company and for tax purposes is approximately $12.1 million.

     The reconciliation of income tax computed at the U.S. federal statutory rates to effective income tax expense is as follows:

                                                            PERIOD FROM
                                                            JANUARY 1,
                                                              1996 TO       YEAR ENDED
                                                            OCTOBER 16,    DECEMBER 31,
                                                               1996            1995
                                                            -----------    ------------
Provision at statutory rate...............................  $(1,184,000)    $(734,695)
State and local taxes.....................................      133,000       140,634
Nondeductible expense.....................................       33,800         8,286
Increase in valuation allowance, net of rate changes......    1,150,200       726,409
Alternative minimum tax...................................           --            --
                                                            -----------     ---------
Total.....................................................  $   133,000     $ 140,634
                                                            ===========     =========

6. EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with several executives of the Company including its President and Chief Executive Officer, its Executive Vice President and Chief Financial Officer and its Executive Vice President and General Counsel. The agreements generally provide for terms of employment, annual salaries, bonuses, eligibility for option awards and severance benefits.

     Effective January 1, 1994, the Company entered into an agreement with its then President and Chief Executive Officer under which he would be employed in that capacity through 1996 and provided for annual salary requirements and bonuses, and a Long-Term Incentive Payment ("LTIP"). In lieu of the LTIP, the Company paid the then President $1.5 million in cash, issued $1.3 million principal ($1.1 million net of discount) of Senior Subordinated Notes to a trust for his benefit and agreed to provide $1.5 million in deferred compensation which accrues interest at a rate of 7% and is payable in 2003. The Company recorded the deferred compensation on April 21, 1995 at its calculated net present value of $921,000. The aggregate effect of the employment agreement restructuring was to charge $1.8 million to long-term incentive compensation expense during 1995. In addition, the then President's amended employment agreement extended his date of employment through April 30, 1998, granted stock options to him to acquire 28,313 shares of Class A Common Stock at an exercise price of $45 per share and provided for annual bonuses based upon specific operating results of Capstar Radio.

     The Company also amended its then existing employment agreement with its then Chief Operating Officer on April 21, 1995. The prior employment agreement provided for a long-term incentive based upon the increase in certain station values. The amended employment agreement provided for a cash payment of $400,000 on April 21, 1995 and deferred compensation of $346,000 which accrues interest at a rate of 7% and is payable in 2003. The Company recorded the deferred compensation on April 21, 1995 at its calculated net present value of $213,000. The aggregate effect of the employment agreement restructuring was to charge $188,800 to long-term incentive compensation expense during 1995. In addition, the amended employment agreement extended his date of employment through April 30, 1999, granted stock options to acquire

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

               NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS AND
                           CASH FLOWS -- (CONTINUED)

28,313 shares of Class A Common Stock at an exercise price of $45 per share and provides for annual bonuses based upon specific operating results of the Company.

     As a result of the Merger and the change of control effected thereby, the Company was obligated to satisfy the existing deferred compensation and employment agreements with its then President and Chief Executive Officer and its deferred compensation agreement with its then Chief Operating Officer, resulting in an additional charge to operations of approximately $1.1 million which was recorded in the period ended October 16, 1996. Furthermore, all stock options for the aforementioned officers, as well as for all holders, were redeemed at $140 per share, less the exercise price of $45 per share at the time of the Merger. The Company's then President and Chief Executive Officer resigned his position effective October 16, 1996 as required by the Merger Agreement.

7. RELATED PARTY TRANSACTIONS

     During the period ended October 16, 1996 and the year ended December 31, 1995, the Company paid the majority stockholder a salary of approximately $185,000 and $175,000, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Martin Media:


     We have audited the accompanying balance sheets of Martin Media (a California limited partnership) as of December 31, 1997 and 1996 and the related statements of operations, partners' capital (deficit), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Martin Media, as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Bakersfield, California
February 13, 1998

                                  MARTIN MEDIA

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                     ASSETS

                                                                  1997          1996
                                                              ------------   -----------
Current Assets
  Cash and equivalents......................................  $     23,254   $ 2,661,610
  Trade accounts receivable, net of allowance for doubtful
     accounts of $142,515 and $100,000 as of December 31,
     1997 and 1996, respectively............................     5,658,379     4,726,301
  Current maturities of long-term notes receivable, limited
     partners...............................................       136,030       132,956
  Other receivables.........................................       113,514       100,892
  Inventories, raw materials................................       520,725       209,323
  Prepaid expenses..........................................     1,566,582     1,085,324
                                                              ------------   -----------
          Total current assets..............................     8,018,484     8,916,406
                                                              ------------   -----------
Long-Term Notes Receivable, limited partners, less current
  maturities................................................       281,279       317,309
Property and Equipment, net of accumulated depreciation.....    74,863,597    52,367,653
Intangible Assets, net of accumulated amortization..........    58,446,919    15,872,530
Deposit on purchase option..................................       463,800            --
                                                              ------------   -----------
                                                              $142,074,079   $77,473,898
                                                              ============   ===========

                      LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)

Current Liabilities
  Current maturities of long-term debt......................  $  3,690,436   $ 5,339,365
  Current maturities of capital lease obligations...........       214,380       135,586
  Accounts payable..........................................       627,590       928,712
  Accrued expenses..........................................     8,112,132     1,569,048
  Unearned income...........................................       219,022       112,961
                                                              ------------   -----------
          Total current liabilities.........................    12,863,560     8,085,672
                                                              ------------   -----------
Long-Term Liabilities
  Long-term debt, less current maturities...................   109,232,810    66,752,424
  Capital lease obligations, less current maturities........       447,865       662,245
                                                              ------------   -----------
          Total long-term liabilities.......................   109,680,675    67,414,669
                                                              ------------   -----------
Commitments (Note 10)
Mandatorily Redeemable
  Preferred partnership units...............................    25,000,000            --
                                                              ------------   -----------
Partners' Capital (Deficit).................................    (5,470,156)    1,973,557
                                                              ------------   -----------
                                                              $142,074,079   $77,473,898
                                                              ============   ===========

        The accompanying notes are an integral part of these statements.

                                  MARTIN MEDIA

                            STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                           1997          1996          1995
                                                        -----------   -----------   -----------
Income................................................  $48,106,851   $42,359,472   $33,732,821
Cost of sales.........................................    6,091,333     5,745,308     4,459,240
                                                        -----------   -----------   -----------
          Gross profit................................   42,015,518    36,614,164    29,273,581
Managers' controlled operating expenses...............   21,201,914    20,929,536    16,861,406
                                                        -----------   -----------   -----------
          Income from managers' operations............   20,813,604    15,684,628    12,412,175
                                                        -----------   -----------   -----------
Other operating expenses:
  Depreciation and amortization.......................    9,282,574     5,364,835     3,339,377
  Management fees.....................................    1,937,326     1,277,431     1,111,350
  Refinance and acquisition...........................    9,644,819     3,822,894            --
                                                        -----------   -----------   -----------
                                                         20,864,719    10,465,160     4,450,727
                                                        -----------   -----------   -----------
          Operating income (loss).....................      (51,115)    5,219,468     7,961,448
                                                        -----------   -----------   -----------
Nonoperating income (expenses):
  Interest income.....................................       66,260        96,103       116,154
  Interest expense....................................   (8,023,704)   (6,022,001)   (5,030,100)
  Miscellaneous income................................    1,077,184       252,653       283,597
  Miscellaneous expense...............................           --       (11,437)      (92,682)
  Loss on disposal of assets..........................     (512,338)     (458,464)     (378,358)
                                                        -----------   -----------   -----------
                                                         (7,392,598)   (6,143,146)   (5,101,389)
                                                        -----------   -----------   -----------
          Net income (loss)...........................  $(7,443,713)  $  (923,678)  $ 2,860,059
                                                        ===========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                                  MARTIN MEDIA
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                   STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                           1997          1996          1995
                                                        -----------   -----------   -----------
Balance, beginning of year............................  $ 1,973,557   $ 3,184,665   $   822,406
  Issuance of partnership units.......................           --     5,300,000            --
  Redemption of partnership units.....................           --    (5,260,230)           --
  Distributions.......................................           --      (327,200)     (497,800)
  Net income (loss)...................................   (7,443,713)     (923,678)    2,860,059
                                                        -----------   -----------   -----------
Balance, end of year..................................  $(5,470,156)  $ 1,973,557   $ 3,184,665
                                                        ===========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                                  MARTIN MEDIA

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                          1997           1996          1995
                                                      ------------   ------------   -----------
Cash flows from operating activities:
  Net income (loss).................................  $ (7,443,713)  $   (923,678)  $ 2,860,059
     Adjustments to reconcile net loss to net cash
       provided by operating activities:
       Depreciation and amortization................     9,282,574      5,364,835     3,339,377
       Loss on disposal of assets...................       512,338        458,464       378,358
       Changes in operating assets and liabilities
          (exclusive of acquisitions):
          Increase in accounts receivable...........      (932,078)    (1,047,834)      223,315
          Increase in other receivables.............       (12,622)       (72,759)       24,091
          (Increase) decrease in inventories, raw
            materials...............................      (311,402)       105,466        35,645
          Increase in prepaid expenses..............      (481,258)      (136,610)       53,372
          Decrease in accounts payable..............      (301,122)        (7,055)     (195,463)
          Increase in accrued expenses..............     6,543,084        793,490        24,624
          Increase in unearned income...............       106,061         84,915       (14,020)
                                                      ------------   ------------   -----------
          Net cash provided by operating
            activities..............................     6,961,862      4,619,234     6,729,358
                                                      ------------   ------------   -----------
Cash flows from investing activities:
  Principal payments on notes receivable............        32,956        374,740        20,692
  Issuance of notes receivable......................            --       (400,000)           --
  Proceeds from sale of property and equipment......        49,460         63,801        79,236
  Cash paid for acquisitions........................   (67,164,295)   (17,200,000)   (1,575,000)
  Capital expenditures..............................    (7,750,411)    (7,114,708)   (1,762,978)
  Proceeds from sale of investment..................            --             --       970,482
  Purchase option deposit...........................      (463,800)            --            --
                                                      ------------   ------------   -----------
          Net cash used in investing activities.....   (75,296,090)   (24,276,167)   (2,267,568)
                                                      ------------   ------------   -----------
Cash flows from financing activities:
  Net (payments)/borrowings on line-of-credit.......            --     (1,395,052)      601,324
  Proceeds from issuance of long-term debt..........    41,014,131     75,915,869     1,006,400
  Principal payments on long-term debt..............      (318,259)   (57,059,619)   (3,522,394)
  Distributions to partners.........................            --       (327,200)     (497,800)
  Redemption of partnership units...................            --     (5,260,230)           --
  Issuance of mandatorily redeemable preferred
     partnership units..............................    25,000,000             --            --
  Issuance of partnership units.....................            --      5,000,000            --
                                                      ------------   ------------   -----------
          Net cash provided (used) by financing
            activities..............................    65,695,872     16,873,768    (2,412,470)
                                                      ------------   ------------   -----------
Net increase (decrease) in cash and cash
  equivalents.......................................    (2,638,356)    (2,783,165)    2,049,320
Cash and cash equivalents at beginning of year......     2,661,610      5,444,775     3,395,455
                                                      ------------   ------------   -----------
Cash and cash equivalents at end of year............  $     23,254   $  2,661,610   $ 5,444,775
                                                      ============   ============   ===========
     Supplemental disclosures of cash flow
       information:
       Interest paid................................  $  8,085,486   $  6,357,207   $ 5,036,375
                                                      ============   ============   ===========
       Income taxes paid............................  $         --   $      7,349   $       800
                                                      ============   ============   ===========

     Supplemental disclosures of noncash investing and financing activities:

          During the year ended December 31, 1997 long-term debt in the amount of $84,845,560 was refinanced.

          During the year ended December 31, 1996 long-term debt in the amount of $1,684,215 was incurred to purchase fixed assets and intangible assets.

          During the year ended December 31, 1996 notes receivables to shareholders in the amount of $300,000 were issued for partnership units.

          During the year ended December 31, 1995 long-term debt in the amount of $318,900 was incurred to purchase sign structures.

        The accompanying notes are an integral part of these statements.

                                  MARTIN MEDIA

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of business

     Martin Media, a California limited partnership (the Company), was formed in December, 1984 and operated under the name of Colorado River Markets until August, 1991. The Company has operating divisions located in Pennsylvania, Ohio, Connecticut, Washington, D.C., Arizona and Nevada.

     The Company owns and leases billboards on a contractual basis nationwide for the purpose of providing outdoor advertising services. The Company extends credit in the form of accounts receivable on a short-term basis to businesses and advertisers doing business in the above noted areas.

  Significant accounting policies

  Basis of accounting

     The financial statements are prepared on an accrual basis, which recognizes income when earned and expenses when incurred.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Cash and cash equivalents

     The Company considers cash and cash equivalents to be all highly liquid investments purchased with a maturity of three months or less.

  Inventories, raw materials

     Inventories are stated at the lower of cost or market using the first in, first out (FIFO) cost method.

  Property and equipment

     Property and equipment are stated at cost and depreciated over estimated useful lives primarily using the straight-line method. Repairs and maintenance and small equipment purchases are expensed as incurred. Expenditures which significantly increase asset values or extend useful lives are capitalized. Estimated useful lives are as follows:

                                                              YEARS
                                                              -----
Buildings and improvements..................................  15-31
Posters.....................................................     25
Bulletins...................................................     25
Shop equipment..............................................   3-10
Office furniture and equipment..............................   5-10
Auto and trucks.............................................    5-7

                                  MARTIN MEDIA

  Income taxes

     Under provision of the Internal Revenue Code and the respective state Taxation Codes, partnerships are not subject to income taxes; any income or loss realized is taxed to the individual partners. Certain states do impose a minimum tax (franchise fee).

  Intangible assets

     Covenants not to compete are recorded at cost and are amortized using the straight-line method over the contractual period specified.

     Organization costs, advertising rights, permits and licenses, acquisition fees, lease rights and goodwill are recorded at cost and are amortized using the straight-line method over five years.

     Loan fees are amortized over the life of the loan to which they are associated.

  Profit sharing plan

     The Company adopted a profit sharing plan which is a qualified pension trust under Section 401(k) of the Internal Revenue Code. All full-time employees with twelve months of service who are 18 years old or older are eligible to participate. Each employee may voluntarily contribute up to the lesser of 15% of their pay or $9,500. The Company has made no contributions to the plan.

  Fair value of financial instruments

     The carrying amount of the long-term debt approximates fair value.

  Reclassifications

     Certain prior year amounts have been reclassified to conform with the current year presentation.

2. LONG-TERM NOTES RECEIVABLE, LIMITED PARTNERS

     Notes receivable, limited partners at December 31, 1997 and 1996 consisted of the following:

                                                                1997       1996
                                                              --------   --------
Barry Heffner, Manager of Pittsburgh Division, prime plus
  2%, collateralized by subscription of one unit of Martin
  Media, payable $717 per month including interest, due
  September 27, 2001........................................  $ 18,758   $ 25,036
Mary Ellen Coleman, Manager of Scranton Division, prime plus
  2%, collateralized by subscription of one unit of Martin
  Media, payable $717 per month including interest, due
  September 27, 2001........................................    18,975     25,229
Brent Baer, Manager of Washington D.C. Division, 8%,
  collateralized by  1/4 of one partnership unit, payable
  $838 per month including interest, due December 28,
  2001......................................................    69,894     75,000
Thomas Jones, Manager of Las Vegas Division, 8%,
  collateralized by  1/4 of one partnership unit, payable
  $838 per month including interest, due December 28,
  2001......................................................    69,894     75,000
David Lamberger, National Sales Manager, 8%, collateralized
  by  1/4 of one partnership unit, payable $838 per month
  including interest, due December 28, 2001.................    69,894     75,000

                                  MARTIN MEDIA

                                                                1997       1996
                                                              --------   --------
Lynn Terlaga, Manager of Hartford Division, 8%,
  collateralized by  1/4 of one partnership unit, payable
  $838 per month including interest, due December 28,
  2001......................................................  $ 69,894   $ 75,000
David Weyrich, 10%, unsecured, payable $833 per month
  interest only, due November 27, 1997, paid in full
  subsequent to December 31, 1997...........................   100,000    100,000
                                                              --------   --------
                                                               417,309    450,265
Less current maturities.....................................   136,030    132,956
                                                              --------   --------
                                                              $281,279   $317,309
                                                              ========   ========

     Prime rate was 8.5% and 8.25% at December 31, 1997 and 1996, respectively.

NOTE 3. ACQUISITIONS

     During 1997, the Company purchased substantially all the assets and assumed certain liabilities of three outdoor advertising companies; during 1996, the Company purchased substantially all of the assets and assumed certain liabilities of one outdoor advertising company and exchanged partnership interests and other consideration for substantially all of the assets, and assumed certain liabilities, for another outdoor advertising company (the "Exchange"). Funds used to make the acquisitions and facilitate the Exchange were provided through the Company's credit facility. The majority of the intangible assets acquired through the acquisitions and Exchange are being amortized over a five year period. See Note 10 for acquisitions included above which were acquired from a related party. Acquisitions during 1995 were not significant.

     The acquisitions were accounted for using the purchase method of accounting and the purchase price was allocated to the various tangible and intangible assets acquired. For the Exchange, the Company recorded the assets acquired and liabilities assumed based on the fair value of the partnership interests granted. Accordingly, the results of operations for the acquisitions, and the Exchange, have been included in the results of the Company from the respective effective dates.

     A summary of the cash consideration and allocation of the purchase price as of the acquisition dates are as follows:

                                                                1997          1996
                                                             -----------   -----------
Fair value of tangible assets acquired.....................  $20,293,392   $ 8,420,000
Fair value of intangible assets acquired...................   46,870,903    11,870,455
Liabilities assumed........................................           --    (2,790,455)
Book value of partnership interests granted................           --      (300,000)
                                                             -----------   -----------
Cash paid..................................................  $67,164,295   $17,200,000
                                                             ===========   ===========

     Of the cash paid in 1996, approximately $5 million was utilized to redeem existing partnership units in connection with the Exchange.

                                  MARTIN MEDIA

4. PREPAID EXPENSES

     Prepaid expenses at December 31, 1997 and 1996 consisted of the following:

                                                                 1997         1996
                                                              ----------   ----------
Leases......................................................  $1,279,243   $  903,154
Insurance...................................................      41,541       32,545
Other.......................................................     196,064      124,726
Deposits....................................................      49,734       24,899
                                                              ----------   ----------
                                                              $1,566,582   $1,085,324
                                                              ==========   ==========

5. PROPERTY AND EQUIPMENT

     Major classes of property and equipment and accumulated depreciation at December 31, 1997 and 1996 are as follows:

                                                                1997          1996
                                                             -----------   -----------
Land.......................................................  $10,578,202   $   936,954
Buildings and improvements.................................    5,349,404       218,947
Posters....................................................   26,855,790    25,114,090
Bulletins..................................................   44,189,355    36,314,244
Shop equipment.............................................      722,278       519,319
Office furniture and equipment.............................      649,696       449,391
Autos and trucks...........................................    1,951,625     1,662,820
Construction in process....................................      402,892       215,744
                                                             -----------   -----------
                                                              90,699,242    65,431,509
Less accumulated depreciation..............................   15,835,645    13,063,856
                                                             -----------   -----------
                                                             $74,863,597   $52,367,653
                                                             ===========   ===========

     See Note 7 for collateralization of property and equipment.

     Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $2,943,826, $2,624,212 and $2,392,186.

     During the years ended December 31, 1997, 1996 and 1995, the Company took down a number of boards located in the Pittsburgh, Scranton, Hartford, Las Vegas and Cincinnati divisions. These disposals were initiated by management due to high operating costs and/or high site lease costs, which resulted in marginal operating results. Losses on board disposals amounted to $515,056, $440,746 and $418,957 in the years ended December 31, 1997, 1996 and 1995.

                                  MARTIN MEDIA

6. INTANGIBLE ASSETS

     Intangible assets and accumulated amortization at December 31, 1997 and 1996 are as follows:

                                                                1997          1996
                                                             -----------   -----------
Organization costs.........................................  $ 1,238,376   $ 1,238,376
Covenants not to compete...................................    2,452,096     2,452,096
Advertising rights.........................................    2,925,800     1,291,338
Permits and licenses.......................................   10,705,122     2,547,274
Lease rights...............................................   14,307,733    11,970,722
Goodwill...................................................   33,979,535       220,453
Acquisition fees...........................................    3,718,759     1,053,423
Loan fees..................................................      359,398     1,577,500
                                                             -----------   -----------
                                                              69,686,819    22,351,182
Less accumulated amortization..............................   11,239,900     6,478,652
                                                             -----------   -----------
                                                             $58,446,919   $15,872,530
                                                             ===========   ===========

     See Note 7 for collateralization of intangible assets.

     Amortization expense for the years ended December 31, 1997, 1996 and 1995 was $6,338,748, $2,740,623 and $947,191.

7. LONG-TERM DEBT

     Long-term debt at December 31, 1997 and 1996 consisted of the following:

                                                                1997          1996
                                                            ------------   -----------
Canadian Imperial Bank of Commerce, As administrative
  agent for lenders, under the Credit Agreement dated July
  31, 1997, Term A loan, interest at LIBOR plus 2%,
  collateralized by accounts receivable, inventory, sign
  structures, and intangible assets, payable quarterly,
  due June 2004**.........................................  $ 60,000,000   $        --
Canadian Imperial Bank of Commerce, As administrative
  agent for lenders, under the Credit Agreement dated July
  31, 1997, Term B loan, interest at LIBOR plus 2.25%,
  collateralized by accounts receivable, inventory, sign
  structures, and intangible assets, payable quarterly,
  due December 2005**.....................................    35,000,000            --
Canadian Imperial Bank of Commerce, As administrative
  agent for lenders, under the Credit Agreement dated July
  31, 1997, Revolving Line of Credit, interest ranging
  from prime plus 2% LIBOR plus 2.75%, collateralized by
  accounts receivable, inventory, sign structures, and
  intangible assets, payable quarterly, due June 2004**...    17,300,000            --
Jackson Poster Advertising, 8%, collateralized by sign
  structures, payable $912 per month including interest,
  due December 2000.......................................        29,124        37,381
Dominion Signs, 8%, collateralized by sign structures and
  personally guaranteed by E. Thomas Martin, payable
  $68,475 plus interest annually, due August 1999.........       136,950       205,425
Elaine Perlroth, 7%, collateralized by mortgage, payable
  $989 monthly including interest, due November 2008......        90,381        95,715

                                  MARTIN MEDIA

                                                                1997          1996
                                                            ------------   -----------
Ronco Media, non-interest bearing, uncollateralized,
  payable $3,000 monthly, due April 2001..................  $    120,000   $   156,000
Ronald Rieger, non-interest bearing, uncollateralized,
  payable $167 monthly, due July 2001.....................         6,667         8,667
Rose Marie Rieger, non-interest bearing, uncollateralized,
  payable $167 monthly, due April 2001....................         6,667         8,667
Daniel H. Bradley, non-interest bearing, uncollateralized,
  payable $1,667 monthly, due April 2001..................        66,667        86,667
Pamela Lynn Rieger, non-interest bearing,
  uncollateralized, payable $1,667 monthly, due April
  2001....................................................        66,667        86,667
Kory William Rieger, non-interest bearing,
  uncollateralized, payable $1,667 monthly, due April
  2001....................................................        66,667        86,667
Rembrandt Outdoor Services, non-interest bearing,
  uncollateralized, payable $608 monthly, due July 2001...        33,456        34,065
Canadian Imperial Bank of Commerce, as administrative
  agent for Lenders under the Credit Agreement dated July
  15, 1996, Term A Loan, interest at LIBOR plus 2.5%,
  collateralized by accounts receivable, inventory, sign
  structures, and intangible assets, payable quarterly,
  due March 2003**........................................            --    40,000,000
Canadian Imperial Bank of Commerce, as administrative
  agent for Lenders under the Credit Agreement dated July
  15, 1996, Term B Loan, interest at LIBOR plus 3%,
  collateralized by accounts receivable, inventory, sign
  structures, and intangible assets, payable quarterly,
  due December 2004**.....................................            --    15,000,000
Canadian Imperial Bank of Commerce, as administrative
  agent for Lenders under the Credit Agreement dated July
  15, 1996, Revolving Line of Credit, interest ranging
  from prime plus 1.25% to LIBOR plus 2.50%,
  collateralized by accounts receivable, inventory, sign
  structures, and intangible assets, payable annually, due
  March 2003**............................................            --    16,285,868
                                                            ------------   -----------
                                                             112,923,246    72,091,789
Less current maturities...................................     3,690,436     5,339,365
                                                            ------------   -----------
                                                            $109,232,810   $66,752,424
                                                            ============   ===========

     Aggregate maturities of long-term debt at December 31, 1997 were as follows:

YEAR ENDING
DECEMBER 31,
------------
1998........................................................   $  3,690,436
1999........................................................      7,691,592
2000........................................................     13,124,365
2001........................................................     14,545,258
2002........................................................     15,007,561
Thereafter..................................................     58,864,034
                                                               ------------
                                                               $112,923,246
                                                               ============

                                  MARTIN MEDIA

---------------

** Loan has varying interest rates based on Company performance and indexes found in Credit Agreement dated July 31, 1997. At December 31, 1997 effective interest rates ranged from 7.1875% to 8.5%.

     The Company has entered into interest rate caps primarily to protect against rising interest exposure of its floating rate long-term debt. The difference to be paid or received on the cap is included in interest expense as payments are made or received. At December 31, 1997, the Company had outstanding interest rate cap agreements with two commercial bank, having a total notional principal amount of $135,000,000. This agreement effectively changes the Company's interest exposure on up to $135,000,000 of floating rate debt to a fixed 6.5% with a floor of 5.5%. The interest rate cap agreements mature September 1998 ($35,000,000) and September 2000 ($100,000,000).

     During 1997, the Company sold an interest rate floor for a gain of $440,000. This gain is included in other income.

     The counterparties to the Company's derivative financial instrument contract are substantial and creditworthy commercial banks which are recognized market makers. Neither the risks of counterparty nonperformance nor the economic consequence of counterparty nonperformance associated with these contracts were considered by the Company to be material.

     Interest expense consists of interest on notes payable and the cost associated with the purchased of the interest rate cap instrument.

     Prime rate was 8.5% and 8.25% at December 31, 1997 and 1996, respectively.

     LIBOR rate was 5.9% and 6.5% at December 31, 1997 and 1996, respectively.

8. LONG-TERM CAPITAL LEASE OBLIGATIONS

     The Company leases certain sign structures with lease terms through July 2000. Obligations under capital leases have been recorded in the accompanying financial statements at the discounted present value of future minimum lease payments. The cost and accumulated amortization for such equipment as of December 31, 1997 was $1,029,200 and $58,321, respectively. Amortization included in depreciation expense for the year ended December 31, 1997 was $41,168. Interest paid on these leases was $130,118 for the year ended December 31, 1997.

     The future minimum lease payments under these capital leases and the net present value of the future minimum lease payments are as follows:

YEAR ENDING
DECEMBER 31:
------------
1998........................................................   $316,628
1999........................................................    399,627
2000........................................................    113,280
                                                               --------
Total future minimum lease payments.........................    829,535
Less amount representing interest...........................    167,290
                                                               --------
Present value of future minimum lease payment...............    662,245
Less current portion........................................    214,380
                                                               --------
Long-term portion...........................................   $447,865
                                                               ========

                                  MARTIN MEDIA

9. RELATED PARTY TRANSACTIONS

     Transactions occurring between the Company and a related party, which are not presented elsewhere in these financial statements, are as follows:

     Martin and MacFarlane, Inc., a California Corporation (M&M, Inc.), which has stockholders who are also partners in the Company, performed substantially all administrative functions for the partnership during the year ended December 31, 1995 and January 1996. Beginning February 1, 1996, administrative functions were performed by MW Sign Co., the general partner. The partnership pays management fees approximating 3% of gross revenue, refinancing fees of 4% of all debt refinanced and acquisition fees of 4% of the purchased price of acquired companies. On January 1, 1997, management fees increased to 4% of gross revenue. Total fees paid to M&M, Inc. for the years ended December 31, 1997 and 1996 amounted to $-0- and $78,263, respectively. Total fees paid/accrued to MW Sign Co. for the years ended December 31, 1997 and 1996 amounted to $11,231,815 and $5,050,039. Total fees paid to M&M, Inc. and MW Sign Co. for the year ended December 31, 1995 amounted to $1,111,350.

10. COMMITMENTS

  Leases

     The Company leases land, buildings, and equipment in connection with its outdoor advertising business under operating leases. The leasing of land relates to the posters and bulletins. The Company also leases property, equipment and buildings to house and support division administrative and field offices.

     Future minimum lease payments under cancelable and noncancelable leases at December 31, 1997 are as follows:

YEAR ENDING                                         POSTERS,
DECEMBER 31,                                       BULLETINS    BUILDINGS      TOTAL
------------                                       ----------   ----------   ----------
1998.............................................  $1,199,353   $  229,539   $1,428,892
1999.............................................   1,219,818      205,164    1,424,982
2000.............................................   1,244,566      193,264    1,437,830
2001.............................................   1,270,536      183,836    1,454,372
2002.............................................   1,295,506      173,628    1,469,134
Thereafter.......................................   1,670,042      289,380    1,959,422
                                                   ----------   ----------   ----------
                                                   $7,899,821   $1,274,811   $9,174,632
                                                   ==========   ==========   ==========

     Certain of the Company's noncancelable lease payments are based on a percentage of revenue generated from the poster or bulletin rather than having a minimum rental. The percentage of rent ranges from 15% to 20% of revenue. An estimate of the future payments under these leases has been included in the above table under posters, bulletins. Historically, rental payments under these leases have approximated $1,180,000 annually.

     Lease expense for the years ended December 31, 1997, 1996 and 1995 was as follows:

                                                      1997         1996         1995
                                                   ----------   ----------   ----------
Land for posters and bulletins...................  $8,042,746   $6,817,196   $5,226,956
Buildings........................................     518,306      549,069      406,277
Equipment, other.................................      27,041       28,198       31,881
                                                   ----------   ----------   ----------
                                                   $8,588,093   $7,394,463   $5,665,114
                                                   ==========   ==========   ==========

                                  MARTIN MEDIA

  Acquisition, purchase and purchase option

     On July 31, 1997 the Company entered into an agreement with Martin & MacFarlane, Inc. (related party), relative to an agreement Martin & MacFarlane, Inc. had with another company to purchase certain assets, to acquire certain assets including sign structures, equipment, and related intangibles located in the Las Vegas and Colorado River markets for a total purchase price of $14,350,400. This purchase agreement has two segments, the first of which provided for the purchase of assets during the year ending December 31, 1997 for $11,273,400. The second segment of the agreement provides an option to the Company to purchase additional assets for $3,077,000. Upon execution of the option agreement, the Company deposited $463,800 in good faith with Martin & MacFarlane, Inc. The option agreement can only be exercised upon Martin & MacFarlane, Inc. exercising its option to purchase those assets and other assets it has under option with the seller; the option agreement expires October 1, 1998.

  Preferred partnership units

     On December 23, 1997, the Company entered into an agreement to sell preferred limited partnership units (PPU's), warrants and warrant units to a select group of purchasers. The Company issued 25,000 PPU's at $1,000 each ($25,000,000), calling for the holders of the PPU's to receive an initial 14% preferred rate of return, which escalates on certain dates to a maximum of 20%. The Company can redeem PPU's for 102% of the PPU's capital account amount until September 23, 1998 and thereafter for 100% of the PPU's capital account amount. The Company is obligated under the agreement to redeem all outstanding PPU's on December 23, 2006. Warrants to purchase additional PPU's, based upon terms of the agreement, shall be issuable upon the 270th day following the purchase date (December 23, 1997) and quarterly thereafter, if any PPU's shall then be outstanding.

  Credit facilities

     On December 23, 1997, the Company entered into an agreement with Canadian Imperial Bank of Commerce in which their Term B loan maximum borrowing limit was increased to $40,000,000. As of December 31, 1997, the Company had $5,000,000 available under the term of the loan.

     On July 31, 1997, the Company entered into an agreement with Canadian Imperial Bank of Commerce, as administrative agent for Lenders under the credit agreement dated July 31, 1997. Under the terms of this agreement, Swing Loan is available in the amount of $5,000,000. As of December 31, 1997, the Company's outstanding obligation was $-0-.

11. SUBSEQUENT EVENTS

     Subsequent to December 31, 1997, the Company acquired substantially all of the assets and assumed certain liabilities of three outdoor advertising companies at an aggregate purchase price of $18,350,000. Funds used to make the purchase were provided through the Company's credit facility.

                                  MARTIN MEDIA

                            STATEMENTS OF OPERATIONS
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

                                                                 1998          1997
                                                              -----------   -----------
Income......................................................  $29,335,986   $22,639,673
Cost of sales...............................................    3,554,778     2,860,922
                                                              -----------   -----------
          Gross profit......................................   25,781,208    19,778,751
Managers' controlled operating expenses.....................   11,498,736    10,024,800
                                                              -----------   -----------
          Income from managers' operations..................   14,282,472     9,753,951
                                                              -----------   -----------
Other operating expenses:
  Depreciation and amortization.............................    4,935,039     3,192,484
  Management fees...........................................    1,465,200     1,332,688
  Refinance and acquisition.................................      324,477        59,665
                                                              -----------   -----------
                                                                6,724,716     4,584,837
                                                              -----------   -----------
          Operating income..................................    7,557,756     5,169,114
                                                              -----------   -----------
Nonoperating income (expenses):
  Interest income...........................................       17,234        36,266
  Interest expense..........................................   (7,056,690)   (2,952,027)
                                                              -----------   -----------
                                                               (7,039,456)   (2,915,761)
                                                              -----------   -----------
          Net income........................................  $   518,300   $ 2,253,353
                                                              ===========   ===========

         The accompanying note is an integral part of these statements.

                                  MARTIN MEDIA

                            STATEMENTS OF CASH FLOWS
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

                                                                  1998          1997
                                                              ------------   -----------
Cash flows from operating activities:
  Net income................................................  $    518,300   $ 2,253,353
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     4,935,039     3,192,484
     Changes in operating assets and liabilities (exclusive
      of acquisitions):
       Increase in accounts receivable......................    (1,467,442)     (579,923)
       Decrease (increase) in other receivables.............        28,509      (339,238)
       Increase in inventories, raw materials...............      (755,168)     (775,387)
       Increase in prepaid expenses.........................      (355,358)     (241,092)
       Decrease in accounts payable.........................      (196,683)      (13,949)
       Decrease in accrued expenses.........................    (4,717,062)     (693,027)
                                                              ------------   -----------
          Net cash provided (used) by operating
             activities.....................................    (2,009,865)    2,803,221
                                                              ------------   -----------
Cash flows from investing activities:
  Decrease in notes receivable..............................        17,492       450,569
  Cash paid for acquisitions................................   (15,453,324)   (1,863,034)
  Capital expenditures......................................    (9,522,314)   (4,521,138)
                                                              ------------   -----------
          Net cash used in investing activities.............   (24,958,146)   (5,933,603)
                                                              ------------   -----------
Cash flows from financing activities:
  Proceeds from long-term debt..............................    25,450,460       956,013
  Distributions to partners.................................     1,387,288       (37,565)
                                                              ------------   -----------
          Net cash provided by investing activities.........    26,837,748       918,448
                                                              ------------   -----------
Net decrease in cash........................................      (130,263)   (2,211,934)
Cash at beginning of year...................................        23,254     2,361,610
                                                              ------------   -----------
Cash at end of period.......................................  $   (107,009)  $   149,676
                                                              ============   ===========
Supplemental disclosures of cash flow information:
       Interest paid........................................  $  5,313,150   $ 2,952,027
                                                              ============   ===========

         The accompanying note is an integral part of these statements.

                                  MARTIN MEDIA

                          NOTE TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The financial information with respect to the six months ended June 30, 1998 and 1997 is unaudited. In the opinion of management, the financial statements contain all adjustments consisting of normal recurring accruals, necessary for the fair presentation of the results for such periods. The information is not necessarily indicative of the results of operations to be expected for the fiscal year end.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
Martin & MacFarlane, Inc.:


     We have audited the accompanying balance sheets of Martin & MacFarlane, Inc. (a California corporation) as of December 31, 1997 and 1996, and the related statements of income, retained earnings and cash flows for each of the two years in the period ended December 31, 1997 and six months in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Martin & MacFarlane, Inc. as of December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 and six months in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Bakersfield, California
February 13, 1998

                           MARTIN & MACFARLANE, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                     ASSETS

                                                                 1997          1996
                                                              -----------   -----------
Current Assets
  Cash and equivalents......................................  $   138,294   $    10,519
  Trade accounts receivable, less allowance for doubtful
     accounts of $96,051 and $100,000 at December 31, 1997
     and 1996...............................................    2,973,646     1,836,944
  Current maturity of note receivable.......................        6,856         6,206
  Other receivables.........................................       78,723       331,419
  Inventories...............................................    1,764,872     1,104,190
  Prepaid expenses..........................................      928,416       565,971
  Current deferred income taxes.............................        1,441         1,500
                                                              -----------   -----------
                                                                5,892,248     3,856,749
                                                              -----------   -----------
Note Receivable.............................................       24,381        31,083
Property and Equipment, net of accumulated depreciation.....   23,527,457    20,187,460
Intangible Assets, net of accumulated amortization..........   11,053,092     3,007,566
Other Assets
  Deposits..................................................       24,197        22,047
  Deposit on Purchase Option................................    5,536,200            --
                                                              -----------   -----------
                                                                5,560,397        22,047
                                                              -----------   -----------
                                                              $46,057,575   $27,104,905
                                                              ===========   ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Bank overdraft............................................  $   166,083   $   523,360
  Current maturities of long-term debt......................      690,718     7,460,727
  Note payable, bank........................................           --       800,000
  Accounts payable..........................................      543,648       465,372
  Accrued expenses..........................................      391,069       444,798
  Distributions payable.....................................       61,832        61,658
  Unearned income...........................................      506,348        84,530
  Income taxes payable......................................        6,408        33,205
                                                              -----------   -----------
                                                                2,366,106     9,873,650
                                                              -----------   -----------
Long-Term Debt, less current maturities.....................   36,041,494     6,835,699
                                                              -----------   -----------
Deferred Income Taxes.......................................      102,375       111,008
                                                              -----------   -----------
Commitments (Note 13)
Stockholders' Equity
  Common stock, no par or stated value, authorized 150,000
     shares, issued and outstanding 82,443 shares, stated
     at.....................................................    1,113,070     1,113,070
  Retained earnings.........................................    6,434,530     9,171,478
                                                              -----------   -----------
                                                                7,547,600    10,284,548
                                                              -----------   -----------
                                                              $46,057,575   $27,104,905
                                                              ===========   ===========

      The accompanying notes are an integral part of these balance sheets.

                           MARTIN & MACFARLANE, INC.

                              STATEMENTS OF INCOME
 YEARS ENDED DECEMBER 31, 1997 AND 1996 AND SIX MONTH PERIOD ENDED DECEMBER 31,
                                      1995

                                                            1997          1996          1995
                                                         -----------   -----------   ----------
Revenues...............................................  $22,535,117   $16,994,368   $8,311,295
Cost of sales..........................................    2,476,991     2,155,013    1,065,709
                                                         -----------   -----------   ----------
          Gross profit.................................   20,058,126    14,839,355    7,245,586
Managers' controlled operating expenses................   11,318,791     9,534,848    4,982,152
                                                         -----------   -----------   ----------
          Income from managers' operations.............    8,739,335     5,304,507    2,263,434
                                                         -----------   -----------   ----------
Other operating expenses
  Depreciation and amortization expense................    2,902,472     1,316,520      575,291
  Management fees......................................    2,210,351       472,931           --
  Refinance and acquisitions...........................      884,083        85,175           --
                                                         -----------   -----------   ----------
                                                           5,996,906     1,874,626      575,291
                                                         -----------   -----------   ----------
          Operating income.............................    2,742,429     3,429,881    1,688,143
                                                         -----------   -----------   ----------
Other income (expense)
  Interest income......................................       15,302         9,773           --
  Interest expense.....................................   (2,537,908)   (1,115,772)    (552,412)
  Other income.........................................      414,138       117,025      125,286
  Loss on disposition of assets........................     (207,372)     (136,875)      (1,744)
                                                         -----------   -----------   ----------
                                                          (2,315,840)   (1,125,849)    (428,870)
                                                         -----------   -----------   ----------
Income before income taxes.............................      426,589     2,304,032    1,259,273
Income tax (expense) benefit...........................      (23,458)      (57,653)   2,972,317
                                                         -----------   -----------   ----------
          Net income...................................  $   403,131   $ 2,246,379   $4,231,590
                                                         ===========   ===========   ==========

        The accompanying notes are an integral part of these statements.

                           MARTIN & MACFARLANE, INC.

                        STATEMENTS OF RETAINED EARNINGS
 YEARS ENDED DECEMBER 31, 1997 AND 1996 AND SIX MONTH PERIOD ENDED DECEMBER 31,
                                      1995

                                                            1997          1996          1995
                                                         -----------   -----------   ----------
Balance, beginning of period...........................  $ 9,171,478   $ 8,526,046   $4,418,120
  Net income...........................................      403,131     2,246,379    4,231,590
  Dividends............................................   (3,140,079)   (1,600,947)    (123,664)
                                                         -----------   -----------   ----------
Balance, end of period.................................  $ 6,434,530   $ 9,171,478   $8,526,046
                                                         ===========   ===========   ==========

        The accompanying notes are an integral part of these statements.

                           MARTIN & MACFARLANE, INC.

                            STATEMENTS OF CASH FLOWS
 YEARS ENDED DECEMBER 31, 1997 AND 1996 AND SIX MONTH PERIOD ENDED DECEMBER 31,
                                      1995

                                                           1997          1996          1995
                                                       ------------   -----------   -----------
Cash flows from operating activities:
  Net income.........................................  $    403,131   $ 2,246,379   $ 4,231,590
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization...................     2,902,472     1,316,520       575,291
     Loss on disposition of assets...................       207,372       136,875         1,744
  Changes in operating assets and liabilities
     (exclusive of acquisitions):
     Increase in accounts receivable.................    (1,136,702)     (410,142)      119,579
     (Increase) decrease in other receivables........       252,697      (312,755)       59,985
     Increase in inventory...........................      (660,682)     (220,401)     (115,754)
     Increase in prepaid expenses....................      (362,445)     (135,739)      200,316
     Decrease in deferred income tax asset...........            59            --            --
     (Increase) decrease in other
       assets -- deposits............................        (2,150)       (5,000)        3,124
     Increase (decrease) in bank overdraft...........      (357,277)      523,360            --
     Increase (decrease) in accounts payable.........        78,276       (60,260)     (126,935)
     Increase (decrease) in accrued expenses.........       (53,555)      169,057        (8,073)
     Increase (decrease) in unearned income..........       421,818         1,185       (73,536)
     Increase (decrease) in income taxes payable.....       (26,797)        9,835      (868,116)
     Increase (decrease) in deferred income taxes....        (8,633)        7,826    (2,961,731)
                                                       ------------   -----------   -----------
          Net cash provided by operating
            activities...............................     1,657,584     3,266,740     1,037,484
                                                       ------------   -----------   -----------
Cash flows from investing activities:
  Increase in purchase option deposit................    (5,536,200)           --            --
  Proceeds from certificates of deposit..............            --            --       200,000
  Proceeds from sale of investments..................            --        11,859            --
  Proceeds from sale of property and equipment.......       107,400       217,320        14,082
  Cash paid for acquisitions.........................   (10,723,930)   (5,849,000)     (240,000)
  Capital expenditures...............................    (2,646,168)     (748,741)     (201,925)
  Issuance of notes receivable.......................            --       (38,901)      (50,000)
  Principal payments on notes receivable.............         6,052         1,612            --
  Principal payments on notes receivable,
     shareholder.....................................            --        50,000            --
                                                       ------------   -----------   -----------
          Net cash used in investing activities......   (18,792,846)   (6,355,851)     (277,843)
                                                       ------------   -----------   -----------
Cash flows from financing activities:
  Proceeds from notes payable........................    21,459,216     5,500,000       809,400
  Net (payments) borrowings on line of credit........      (950,000)      800,000       (50,000)
  Principal payments on notes payable................      (106,100)   (1,975,159)   (1,677,500)
  Distributions to shareholders......................    (3,140,079)   (1,600,947)     (123,664)
                                                       ------------   -----------   -----------
          Net cash provided by (used in) financing
            activities...............................    17,263,037     2,723,894    (1,041,764)
                                                       ------------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents........................................       127,775      (365,217)     (282,123)
Cash and cash equivalents at beginning of year.......        10,519       375,736       657,859
                                                       ------------   -----------   -----------
Cash and cash equivalents at end of year.............  $    138,294   $    10,519   $   375,736
                                                       ============   ===========   ===========
Supplemental disclosures of cash flow information:
  Interest paid......................................  $  2,634,036   $ 1,093,501   $   563,494
                                                       ============   ===========   ===========
  Payment of income taxes............................  $     50,255   $    47,818   $   857,530
                                                       ============   ===========   ===========

     Supplemental disclosures of non cash financing activities:

          During the year ended December 31, 1997 long term debt in the amount of $18,245,035 was refinanced.

        The accompanying notes are an integral part of these statements.

                           MARTIN & MACFARLANE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of business

     Martin & MacFarlane, Inc. (the Company) was incorporated December 2, 1971. The Company owns, leases, and manages billboards on a contractual basis nationwide for the purpose of providing outdoor advertising services. The Company also owns and operates a small winery located in Paso Robles, California. The Company extends short-term credit in the form of accounts receivable to businesses and advertisers doing business in the above noted areas.

  Significant accounting policies

BASIS OF ACCOUNTING

     The financial statements are prepared on an accrual basis, which recognizes income when earned and expenses when incurred.

CHANGE IN ACCOUNTING PERIOD

     Pursuant to the adoption by the Company of S Corporation status for income tax purposes, the Company changed from a fiscal year end to a calendar year end for the period ending December 31, 1995, as required by the Internal Revenue Service, to coincide with shareholders' tax year end. Therefore, the reporting periods for the financial statements cover the years ended December 31, 1997 and 1996 and six month period ended December 31, 1995.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers cash and cash equivalents to be all highly liquid investments purchased with a maturity of three months or less. Throughout the year, the Company may have amounts in banks in excess of federally insured limits and as of December 31, 1997, the Company held funds in one financial institution in excess of federally insured limits in the amount of $115,360.

INVENTORY

     Inventory is valued at the lower of cost or market. Valuation is determined using the first-in, first-out method.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated over estimated useful lives on a straight-line or accelerated basis. Repairs and maintenance and small equipment purchases are expensed as incurred.

                           MARTIN & MACFARLANE, INC.

Expenditures which significantly increase asset values or extend useful lives are capitalized. Estimated useful lives in years are as follows:

                                                              YEARS
                                                              -----
Buildings and improvements..................................  15-31
Posters.....................................................   7-25
Bulletins...................................................   7-25
Shop equipment..............................................   3-10
Office furniture and equipment..............................   5-10
Autos and trucks............................................    3-7
Irrigation equipment........................................   7-30
Vineyards...................................................  10-25

INTANGIBLE ASSETS

     Goodwill is amortized using the straight-line method over primarily five year periods.

     Covenants not to compete are amortized using the straight-line method over the contractual period specified, which ranges from five to ten years.

     Advertising rights, permits and licenses, and lease rights are amortized using the straight-line method over five years.

INCOME TAXES

     Effective July 1, 1995, the Company's shareholders elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under such election, the shareholders of an "S" Corporation are taxed individually on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income tax has been included in these financial statements. State income taxes are provided based on statutory rates. State income taxes currently payable and deferred relate primarily to temporary differences from the use of accelerated methods of depreciation and the direct write-off method of accounting for bad debts.

PROFIT SHARING PLAN

     The Company adopted a profit sharing plan which is a qualified pension trust under Section 401(k) of the Internal Revenue Code. All full time employees with twelve months of service who are 19 year old or older are eligible to participate. Each employee may voluntarily contribute up to the lesser of 15% of their pay or $9,500. The Company has made no matching contributions to the plan.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of the long-term debt approximates fair value.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform with the current year presentation.

2. ACQUISITIONS

     During 1997, the Company purchased substantially all of the assets and assumed certain liabilities of three outdoor advertising companies; during 1996, the Company purchased substantially all of the assets and assumed certain liabilities of four outdoor advertising companies. Concurrently with one of the 1996

                           MARTIN & MACFARLANE, INC.

acquisitions, the Company exchanged the assets acquired and liabilities assumed for similar assets and liabilities of another outdoor advertising company to enable the Company to expand its existing market share in that locality. The exchange was recorded at the fair market value of the assets acquired. Funds used to make the acquisitions were provided through the Company's credit facility. The majority of the intangible assets acquired are being amortized over a five year period. See Note 13 for acquisitions included above, which also includes a related party.

     The acquisitions were accounted for using the purchase method of accounting and the purchase price was allocated to the various tangible and intangible assets acquired. Accordingly, the results of operations for the various acquisitions have been included in the results of the Company from the respective effective dates.

     A summary of the cash consideration and allocation of the purchase price as of the acquisition dates are as follows:

                                                                 1997          1996
                                                              -----------   ----------
Fair value of tangible assets acquired......................  $ 2,756,703   $3,302,000
Fair value of intangible assets acquired....................    9,199,897    2,597,000
Liabilities assumed.........................................   (1,232,670)     (50,000)
                                                              -----------   ----------
Cash paid...................................................  $10,723,930   $5,849,000
                                                              ===========   ==========

3. NOTE RECEIVABLE

                                                               1997      1996
                                                              -------   -------
Ferguson Henderson Investments, 10%, secured by real
  property, payable $806 monthly, due November 10, 2001.....  $31,237   $37,289
Less current maturity.......................................    6,856     6,206
                                                              -------   -------
                                                              $24,381   $31,083
                                                              =======   =======

4. INVENTORIES

     Inventories are as follows at December 31, 1997 and 1996:

                                                                 1997         1996
                                                              ----------   ----------
Raw material................................................  $  244,328   $  139,309
Winery:
  Materials and grape production costs......................     198,033      138,266
  In process................................................     746,996      494,817
  Finished goods............................................     529,953      299,240
  Tasting room, miscellaneous and resale....................      45,562       32,558
                                                              ----------   ----------
                                                              $1,764,872   $1,104,190
                                                              ==========   ==========

5. PREPAID EXPENSES

     Prepaid expenses consist of the following at December 31, 1997 and 1996:

                                                                1997       1996
                                                              --------   --------
Leases......................................................  $798,887   $505,539
Insurance...................................................    15,256     13,258
Miscellaneous...............................................   114,273     47,174
                                                              --------   --------
                                                              $928,416   $565,971
                                                              ========   ========

                           MARTIN & MACFARLANE, INC.

6. PROPERTY AND EQUIPMENT

     Major classes of property and equipment and accumulated depreciation are as follows at December 31, 1997 and 1996:

                                                                1997          1996
                                                             -----------   -----------
Outdoor Advertising
  Buildings and improvements...............................  $   870,719   $   593,537
  Posters..................................................    8,072,315     7,510,907
  Bulletins................................................   18,486,149    15,656,034
  Shop equipment...........................................      458,691       329,493
  Office furniture and equipment...........................      224,069       211,215
  Autos and trucks.........................................    1,414,986     1,268,485
  Land.....................................................      838,807       571,107
  Construction in process, boards..........................      363,913       178,736
                                                             -----------   -----------
                                                              30,729,649    26,319,514
  Less accumulated depreciation............................    9,497,838     8,334,374
                                                             -----------   -----------
                                                              21,231,811    17,985,140
                                                             -----------   -----------
Winery
  Buildings and improvements...............................  $   864,672   $   844,850
  Irrigation and wells.....................................       45,752        45,752
  Vineyards................................................      316,981       278,219
  Landscaping..............................................       26,194        26,194
  Auto.....................................................       23,800        19,500
  Vineyard equipment.......................................      129,356       125,502
  Winery equipment.........................................      859,375       707,482
  Office furniture and equipment...........................       50,349        40,749
  Land.....................................................      376,133       376,133
                                                             -----------   -----------
                                                               2,692,612     2,464,381
  Less accumulated depreciation............................      992,798       873,402
                                                             -----------   -----------
                                                               1,699,814     1,590,979
                                                             -----------   -----------
Corporate
  Buildings and improvements...............................  $   699,474   $   689,293
  Office furniture and equipment...........................       18,647        18,647
  Land.....................................................       41,448        42,783
                                                             -----------   -----------
                                                                 759,569       750,723
  Less accumulated depreciation............................      163,737       139,382
                                                             -----------   -----------
                                                                 595,832       611,341
                                                             -----------   -----------
                                                             $23,527,457   $20,187,460
                                                             ===========   ===========

     Depreciation expense for the years ended December 31, 1997 and 1996 and the six months ended December 31, 1995 was $1,468,013, $1,086,108, and $522,293,
respectively.

                           MARTIN & MACFARLANE, INC.

7. INTANGIBLE ASSETS

     Intangible assets and accumulated amortization are as follows at December 31, 1997 and 1996:

                                                                 1997          1996
                                                              -----------   ----------
Loans fees..................................................  $   278,750   $       --
Goodwill....................................................    5,339,883      438,965
Covenants not to compete....................................      353,079      203,079
Advertising rights..........................................    1,553,639      708,100
Permits and licenses........................................    2,365,719      377,567
Lease rights................................................    3,193,624    1,877,001
                                                              -----------   ----------
                                                               13,084,694    3,604,712
Less accumulated amortization...............................    2,031,602      597,146
                                                              -----------   ----------
                                                              $11,053,092   $3,007,566
                                                              ===========   ==========

     Amortization expense for the years ended December 31, 1997 and 1996 and the six months ended December 31, 1995 was $1,434,459, $230,412, and $52,998,
respectively.

8. LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1997 and 1996:

                                                               1997           1996
                                                            -----------    -----------
Canadian Imperial Bank of Commerce, as administrative
  agent for lenders under the Credit Agreement dated July
  31, 1997, Term A loan, interest at LIBOR plus 2.75%,
  collateralized by accounts receivable, inventory, sign
  structures, and intangible assets, payable quarterly,
  due June 2004**.........................................  $30,000,000    $        --
Canadian Imperial Bank of Commerce, as administrative
  agent for lenders under the Credit Agreement dated July
  31, 1997, Revolving Line of Credit, interest ranging
  from prime plus 2% or LIBOR plus 2.75%, collateralized
  by accounts receivable, inventory, sign structures, and
  intangible assets, payable quarterly, due June 2004**...    3,400,000             --
Canadian Imperial Bank of Commerce, as administrative
  agent for lenders under the Credit Agreement dated July
  31, 1997, Swing Loan, interest ranging from prime plus
  2% or LIBOR plus 2.75%, collateralized by accounts
  receivable, inventory, sign structures, and intangible
  assets, payable at termination date, due June 2004**....    1,455,565             --
Palmer Outdoor Advertising, Inc., 10.5%, collateralized by
  sign structures, equipment, and inventory, payable
  $10,266 monthly including interest, due January 2002....      406,349             --
Anthony E. and Laverne L. Brum, 7%, collateralized by deed
  of trust, payable $1,742 monthly including interest, due
  August 2004.............................................      111,067             --
American Commercial Bank, 8%, collateralized by vehicle,
  payable $394 monthly including interest, due March
  2001....................................................       13,443             --

                           MARTIN & MACFARLANE, INC.

                                                               1997           1996
                                                            -----------    -----------
American Commercial Bank, 8%, collateralized by vehicle,
  payable $474 monthly including interest, due March
  2001....................................................       16,176             --
William H. and Jannette L. Kunz, 12.25%, uncollateralized,
  payable $6,631 monthly including interest, due May
  2010....................................................      505,043             --
LarMark, Inc., non-interest bearing, unsecured, due
  January 1998............................................      425,000             --
Virgil and Ruth Rose, 7%, collateralized by deed of trust,
  payable $931 monthly including interest, due February
  2026....................................................      137,315        138,822
Paragon Outdoor Advertising, non-interest bearing,
  uncollateralized, payable $608 monthly, due July 2001...       26,157         33,456
Gaechter Outdoor Advertising, non-interest bearing,
  uncollateralized, payable in decreasing annual
  installments ranging from $28,000 to $21,600, due August
  2001....................................................       96,000        124,000
Ken Lyons and Michael Burkett, non-interest bearing,
  uncollateralized, payable $710 monthly, due May 2001....       29,097         37,613
Pesenti Winery, noninterest bearing, collateralized by
  sign structure, payable $1,500 per year, due December
  2003....................................................        9,000         10,500
Advanced Outdoor, noninterest bearing, collateralized by
  sign structures, payable $9,500 per month, due December
  1998....................................................      102,000        214,000
Antelope Valley Bank, 8.5%, collateralized by vehicle,
  payable $466 monthly including interest, payable August
  2001....................................................           --         21,471
Don Enger and Clayton Enger, 8.5%, collateralized by deed
  of trust, payable $256 monthly including interest, due
  July 2001...............................................           --         11,648
Massachusetts Mutual Life Insurance Co., 11.05%,
  unsecured, payable $500,000 per year beginning November
  11, 1994, interest payable quarterly, due November
  1999....................................................           --      1,500,000
Massachusetts Mutual Life Insurance Co., 10.9%, unsecured,
  payable $687,500 per year, interest payable quarterly,
  due August 1999.........................................           --      2,062,500
Massachusetts Mutual Life Insurance Company, 11.55%,
  unsecured, payable $500,000 per year beginning June 1,
  1996, interest payable quarterly, due June 2002.........           --      3,000,000
Bank of Santa Maria, interest at prime plus 2.5%,
  collateralized by deed of trust, payable $1,188 per
  month including interest, due May 2002..................           --        119,695
Bank of Santa Maria, 9.5%, collateralized by vehicle,
  payable $1,168 per month including interest, due August
  1997....................................................           --          4,244
Alta and Fred Higginbotham, 8%, collateralized by deed of
  trust, payable $150 per month, due January 2000.........           --          6,771
Estates Trust, Inc., 9%, collateralized by deed of trust
  and personally guaranteed by E. Thomas Martin, payable
  $862 per month including interest, due October 2009.....           --         78,578

                           MARTIN & MACFARLANE, INC.

                                                               1997           1996
                                                            -----------    -----------
Barbara Lehmann, 10%, collateralized by deed of trust,
  interest payable monthly, due March 1998................           --         20,000
Christine and Alice Henderson, 9%, collateralized by deed
  of trust, payable $805 per month including interest, due
  April 2011..............................................           --         96,034
Central Coast Federal Land Bank, 7.5%, collateralized by
  winery deed of trust, products and crops inventory and
  accounts receivable, payable $7,126 per month including
  interest, due November 2015.............................           --        797,081
Central Coast Production Credit Association, 9.75%,
  collateralized by winery accounts receivable and
  inventory, interest payable quarterly, due January
  1999....................................................           --        150,000
Canadian Imperial Bank of Commerce, interest at LIBOR plus
  2.5%, collateralized by the Amarillo Division's accounts
  receivable, inventory, sign structures and intangible
  assets and personally guaranteed by E. Thomas Martin and
  David Weyrich, interest payable monthly, due May
  1997**..................................................           --      5,500,000
Central Coast Production Credit Association, interest at
  prime plus 1.5%, collateralized by winery equipment,
  payable $5,590 monthly including interest, due August
  2000....................................................           --        198,165
Homer Hensley and Rick Hensley, 8.5%, collateralized by
  deed of trust, payable $1,231 monthly including
  interest, due January 2001..............................           --         50,813
Paragon Outdoor Advertising, 8%, collateralized by sign
  structures, payable $2,636 monthly including interest,
  due July 2001...........................................           --        121,035
                                                            -----------    -----------
                                                             36,732,212     14,296,426
Less current maturities...................................      690,718      7,460,727
                                                            -----------    -----------
                                                            $36,041,494    $ 6,835,699
                                                            ===========    ===========

     Aggregate maturities of long-term debt at December 31, 1997 are as follows:

                        YEARS ENDING
                        DECEMBER 31,
                        ------------
1998........................................................   $   690,718
1999........................................................     5,676,502
2000........................................................     6,189,260
2001........................................................     6,937,451
2002........................................................    10,084,059
Thereafter..................................................     7,154,222
                                                               -----------
                                                               $36,732,212
                                                               ===========

---------------

** Loan has varying interest rates based on Company performance and indexes found in the Credit Agreement dated July 31, 1997. At December 31, 1997 the effective interest rates ranged from 7.1875% to 8.5%.

     The Company has entered into an interest rate cap primarily to protect against rising interest exposure of its floating rate long-term debt. The difference to be paid or received on the cap is included in interest expense

                           MARTIN & MACFARLANE, INC.

as payments are made or received. At December 31, 1997, the Company had outstanding interest rate cap agreements with two commercial banks having a total notional principal amount of $50,000,000. This agreement effectively changes the Company's interest exposure on $50,000,000 of floating rate debt to a fixed 6.5% with a floor of 5.5%. The interest rate cap agreement matures September 18, 2000.

     During 1997, the Company sold an interest rate floor for a gain of $220,000. This gain is included in other income.

     The counterparties to the Company's derivative financial instrument contract are substantial and creditworthy commercial banks which are recognized market makers. Neither the risks of counterparty nonperformance nor the economic consequence of counterparty nonperformance associated with these contracts were considered by the Company to be material.

     Interest expense consists of interest on notes payable, management fees and the cost associated with the purchase of the interest rate cap instrument.

     Prime rate was 8.5% and 8.25% at December 31, 1997 and 1996, respectively.

     LIBOR rate was 5.938% and 5.625% at December 31, 1997 and 1996, respectively.

9. NOTE PAYABLE, BANK

     Note payable, bank is as follows at December 31, 1997 and 1996:

                                                              1997     1996
                                                              ----   --------
Heritage Oaks Bank, interest at prime plus .5%,
  uncollateralized, interest payable monthly, due May
  1997......................................................  $ --   $800,000
                                                              ====   ========

     Prime rate was 8.25% at December 31, 1996.

10. DISTRIBUTIONS

     In January, May, August, and October 1997 and January, May, August, and October 1996 and in July and October 1995, the Company declared a $.75 per share cash distribution for 82,443 shares outstanding. At December 31, 1997 and 1996, $61,832 and $61,658 were payable January 1, 1998 and 1997, respectively. Subsequent to conversion of the Company to an S-corporation, effective July 1, 1995, the Company began making distributions equal to approximately 49% of estimated taxable income to its' shareholders to cover their tax liabilities. Distributions during the year ended December 31, 1997, amounted to $3,140,079, including a $2,000,000 special distribution occurring as a result of an acquisition. Distributions during the year ended December 31, 1996, related to 1995 and 1996 taxable income, amounted to $1,353,618.

11. DEFERRED INCOME TAXES

     For state tax purposes, the applicable states do recognize "S" Corporation status; however, they still impose a tax at the corporate level, generally at a rate significantly lower than the regular corporate rate. Deferred tax assets and liabilities relate to temporary differences associated with state income taxes.

     Income tax expense (benefit) for the years ended December 31, 1997 and 1996 and six months ended June 30, 1995 consisted of the following:

                                                        1997      1996        1995
                                                       -------   -------   -----------
Current..............................................  $23,458   $49,827   $    24,170
Deferred.............................................       --     7,826    (2,996,487)
                                                       -------   -------   -----------
Income tax expense (benefit).........................  $23,458   $57,653   $(2,972,317)
                                                       =======   =======   ===========

                           MARTIN & MACFARLANE, INC.

     Components of deferred income tax balances at December 31, 1997 and 1996 consisted of:

                                                                1997       1996
                                                              --------   --------
Current deferred tax assets.................................  $  1,441   $  1,500
                                                              ========   ========
Long-term deferred tax liabilities..........................  $102,375   $111,008
                                                              ========   ========

     Deferred income taxes arise primarily from temporary differences due to use of accelerated depreciation methods for income tax purposes and the straight-line method and the use of the allowance method of accounts receivable for financial reporting purposes.

12. RELATED PARTY TRANSACTIONS

     Through February 1, 1996 the Company provided management services to Martin Media, a company having common shareholders/partners, at a rate approximating 3% of Martin Media's gross revenue. Management fees of $78,263 were received by the Company from Martin Media during the year ended December 31, 1996.

     Subsequent to December 31, 1995, and effective February 1, 1996, the Company divested itself of all management and administrative employees and contracted with M.W. Sign Company, a company wholly owned by E. Thomas Martin and David Weyrich, to provide the Company with management services at 3% of gross revenue. As of January 1, 1997, management fees increased to 4% of gross revenue. Management fees of $895,281 and $472,931 were paid to M.W. Sign Company during the years ended December 31, 1997 and 1996, respectively.

13. COMMITMENTS

  Leases:

     The Company leases land in connection with its outdoor advertising posters and panels as well as for office and yard space. The Company also leases office and shop buildings which are located in different geographic areas within the various divisions. A portion of these are long-term leases.

     Lease expense for the years ended December 31, 1997 and 1996 and six months ended December 31, 1995 was $4,748,420, $2,333,218 and $1,064,875, respectively.

     Future minimum lease payments under noncancellable leases at December 31, 1997 are as follows:

                                                                 POSTERS,
YEARS ENDING DECEMBER 31,                           BUILDINGS   BULLETINS      TOTAL
-------------------------                           ---------   ----------   ----------
1998..............................................  $ 19,533    $  162,400   $  181,933
1999..............................................    19,944       162,400      182,344
2000..............................................    19,944       162,400      182,344
2001..............................................    21,285       162,400      183,685
2002..............................................    21,732       162,400      184,132
Thereafter........................................    48,897       454,400      503,297
                                                    --------    ----------   ----------
                                                    $151,335    $1,266,400   $1,417,735
                                                    ========    ==========   ==========

     On August 1, 1995, the Company entered into a lease with Outdoor Systems Company of Kansas City. Under the terms of the lease Outdoor Systems leased 87 outdoor advertising structures from the Company for $12,500 per month. The agreement terminated December 31, 1997.

                           MARTIN & MACFARLANE, INC.

  Acquisition, purchase and sales options

     On July 31, 1997, the Company entered into an agreement with another company to acquire certain assets, including sign structures, equipment, and related intangibles located in Nevada, Arizona, and California for a total purchase price of $60,000,000. This purchase agreement has two segments, the first of which provided for the purchase of assets totaling $20,500,000. Simultaneously, and as part of the master agreement, the Company entered into an agreement with Martin Media (related party) to sell them those assets located in their geographical service area, primarily the Las Vegas and Colorado River markets, for $11,273,400. The Company's net acquisition price under the first segment of the agreement was $9,226,600.

     The second segment of the agreement provides an option for the Company to purchase additional assets for $39,500,000. As part of this transaction, the Company has also provided Martin Media with an option to purchase the assets located in the Las Vegas and Colorado River markets for $3,077,000. The Company's net acquisition price for assets to be received under the second segment of the agreement will be $36,423,000.

     Upon execution of the option agreement, the Company deposited $6,000,000 in good faith with the seller. Similarly, Martin Media deposited $463,800 with the Company resulting in a net deposit of $5,536,200. The option agreement expires October 1, 1998. Should the Company not exercise the option, the seller holds an option agreement whereby it can repurchase the assets originally sold to the Company and assets owned by the Company in and around the Bakersfield area.

     As part of the option agreement, the Company will manage those assets covered by the option agreement. The payment for the use of these assets through the option period will approximate $285,000 per month. Revenue earned through the managed assets is subject to the 4% management fee paid to M.W. Sign, Inc.

  Credit facility

     On July 31, 1997, the Company entered into an agreement with Canadian Imperial Bank of Commerce, as administrative agent for Lenders under the credit agreement dated July 31, 1997. Under the terms of this agreement, the Term B Loan is available to fund future acquisitions in the amount of $20,000,000. As of December 31, 1997, the Company's outstanding obligation was $-0-.

14. SUBSEQUENT EVENTS

     Subsequent to December 31, 1997, the Company acquired substantially all of the assets and assumed certain liabilities of one outdoor advertising company at an aggregate purchase price of $12,500,000. Funds used to make the purchase were provided through the Company's existing credit facility.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Martin & MacFarlane, Inc.
Paso Robles, California


     We have audited the accompanying balance sheet of Martin & MacFarlane, Inc. as of June 30, 1995 and the related statements of income, retained earnings and cash flows for the year then ended. These financial statements are the responsibility of Martin & MacFarlane, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Martin & MacFarlane, Inc. as of June 30, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

BARBICH LONGCRIER HOOPER & KING
ACCOUNTANCY CORPORATION

By:   /s/ GEOFFREY B. KING, CPA
    --------------------------------
         Geoffrey B. King, CPA

Bakersfield, California
August 25, 1995

                           MARTIN & MACFARLANE, INC.

                                 BALANCE SHEET
                                 JUNE 30, 1995

                                     ASSETS

                                                                 1995
                                                              -----------
Current Assets
  Cash and equivalents (Note 7).............................  $   351,705
  Restricted cash (Note 6)..................................      306,154
  Certificates of deposit...................................      200,000
  Investments...............................................        8,400
  Trade accounts receivable, less allowance for doubtful
     accounts of $100,000...................................    1,546,381
  Other receivables.........................................       78,649
  Inventories (Note 2)......................................      768,035
  Prepaid expenses (Note 3).................................      630,548
  Current deferred income taxes (Note 10)...................      145,554
                                                              -----------
                                                                4,035,426
                                                              -----------
Property and Equipment, net of accumulated depreciation
  (Notes 4, 6 and 7)........................................   16,872,469
                                                              -----------
Intangible Assets, net of accumulated amortization (Note
  5)........................................................      764,898
                                                              -----------
Other Assets................................................       20,171
                                                              -----------
                                                              $21,692,964
                                                              ===========

                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current maturities of long-term debt (Note 6).............  $ 1,848,465
  Note payable, bank (Note 7)...............................      200,000
  Accounts payable..........................................      652,567
  Accrued expenses..........................................      319,021
  Dividends payable (Note 9)................................       26,451
  Unearned income...........................................      156,881
  Income taxes payable (Note 10)............................      891,486
                                                              -----------
                                                                4,094,871
                                                              -----------
Long-Term Debt, less current maturities (Note 6)............    8,857,936
                                                              -----------
Long-Term Deferred Income Taxes (Note 10)...................    3,208,967
                                                              -----------
Commitments (Note 13)
Stockholders' Equity
  Common stock, no par or stated value, authorized 150,000
     shares, issued and outstanding 82,443 shares (Note
     9).....................................................    1,113,070
  Retained earnings.........................................    4,418,120
                                                              -----------
                                                                5,531,190
                                                              -----------
                                                              $21,692,964
                                                              ===========

       The accompanying notes are an integral part of this balance sheet.

                           MARTIN & MACFARLANE, INC.

                              STATEMENT OF INCOME
                            YEAR ENDED JUNE 30, 1995

                                                                 1995
                                                              -----------
Revenues....................................................  $16,168,763
Cost of sales...............................................    2,045,552
                                                              -----------
          Gross profit......................................   14,123,211
Managers' controlled operating expenses.....................   10,070,408
                                                              -----------
          Income from managers' operations..................    4,052,803
                                                              -----------
Other operating expenses
  Depreciation and amortization expense.....................    1,100,305
                                                              -----------
          Operating income..................................    2,952,498
                                                              -----------
Other income (expense)
  Interest expense..........................................   (1,313,456)
  Other income..............................................      152,804
  Gain on disposition of assets.............................    2,405,522
  Employee separation expense...............................     (269,803)
                                                              -----------
Income before income taxes..................................    3,927,565
     Income tax expense (Note 10)...........................    1,519,542
                                                              -----------
          Net income........................................  $ 2,408,023
                                                              ===========

         The accompanying notes are an integral part of this statement.

                           MARTIN & MACFARLANE, INC.

                         STATEMENT OF RETAINED EARNINGS
                            YEAR ENDED JUNE 30, 1995

                                                                 1995
                                                              ----------
Balance, beginning of year..................................  $2,195,593
  Net income................................................   2,408,023
  Dividends (Note 9)........................................    (185,496)
                                                              ----------
Balance, end of year........................................  $4,418,120
                                                              ==========

         The accompanying notes are an integral part of this statement.

                           MARTIN & MACFARLANE, INC.

                            STATEMENT OF CASH FLOWS
                            YEAR ENDED JUNE 30, 1995


                                                                 1995
                                                              -----------
Cash flows from operating activities:
  Net income................................................  $ 2,408,023
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    1,100,305
     Gain on disposition of assets..........................   (2,405,522)
     Increase in deferred income taxes......................      469,749
  Changes in operating assets and liabilities:
     Increase in accounts receivable........................      (57,463)
     Increase in other receivables..........................      (66,187)
     Decrease in inventory..................................       11,117
     Decrease in prepaid expenses...........................       34,520
     Increase in other assets...............................       (9,065)
     Increase in accounts payable...........................        5,887
     Decrease in accrued liabilities........................     (176,570)
     Increase in unearned income............................       30,106
     Increase in income taxes payable.......................      820,732
                                                              -----------
          Net cash provided by operating activities.........    2,165,632
                                                              -----------
Cash flows from investing activities:
  Proceeds from sale of investments.........................        5,000
  Increase in certificates of deposit.......................     (200,000)
  Proceeds from sale of fixed assets........................    2,656,384
  Capital expenditures......................................     (736,258)
  Construction of capital improvements......................     (281,102)
  Principal payments on loans and notes receivable..........       32,000
  Purchase of intangible assets.............................     (310,001)
                                                              -----------
          Net cash provided by investing activities.........    1,166,023
                                                              -----------
Cash flows from financing activities:
  Proceeds from notes payable...............................    1,007,317
  Principal payments on notes payable.......................   (3,946,286)
  Dividends paid............................................     (185,496)
                                                              -----------
          Net cash used in financing activities.............   (3,124,465)
                                                              -----------
Net increase in cash and cash equivalents...................      207,190
Cash and cash equivalents at beginning of year..............      450,669
                                                              -----------
Cash and cash equivalents at end of year....................  $   657,859
                                                              ===========
Unrestricted cash...........................................  $   351,705
Restricted cash.............................................      306,154
                                                              -----------
                                                              $   657,859
                                                              ===========
Supplemental disclosures of cash flow information:
  Interest paid.............................................  $ 1,339,278
                                                              ===========
  Payment of income taxes...................................  $   229,061
                                                              ===========


     Schedule of noncash investing:

          The Company entered into an exchange agreement with National Outdoor Media (3M) during the year ended June 30, 1995. In accordance with the terms of the exchange agreement, the Company traded boards in Kansas City, Missouri to 3M in exchange for posters and bulletins in Bakersfield, California and Kansas at a value of $1,033,850 and $2,614,150 cash.

         The accompanying notes are an integral part of this statement.

                           MARTIN & MACFARLANE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of business

     Martin & MacFarlane, Inc. (the Company) was incorporated December 2, 1971. The Company owns, leases, and manages billboards on a contractual basis nationwide for the purpose of providing outdoor advertising services. The Company also owns and operates a small winery located in Paso Robles, California. The Company extends credit in the form of accounts receivable to businesses and advertisers doing business in the above noted areas.

  Significant accounting policies

BASIS OF ACCOUNTING

     The financial statements are prepared on an accrual basis, which recognizes income when earned and expenses when incurred.

CASH AND CASH EQUIVALENTS

     The Company considers cash and cash equivalents to be all highly liquid investments purchased with a maturity of three months or less. As of June 30, 1995, the Company held funds of $646,293 in one financial institution.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Bad debts are recognized under the allowance method of accounting which is based on an average of actual write-offs in past years.

INVESTMENTS

     Investments in marketable equity securities are carried at the lower of cost or market. Decline in market values below cost, which are temporary in nature, are not recognized as losses until the decline in value is deemed permanent or until the security is sold.

INVENTORY

     Inventory is valued at the lower of cost or market. Valuation is determined using the first-in, first-out method.

                           MARTIN & MACFARLANE, INC.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated over estimated useful lives on a straight-line or accelerated basis. Repairs and maintenance and small equipment purchases are expensed as incurred. Expenditures which significantly increase asset values or extend useful lives are capitalized. Estimated useful lives in years are as follows:

                                                              YEARS
                                                              -----
Buildings and improvements..................................  15-31
Posters.....................................................   7-25
Bulletins...................................................   7-25
Shop equipment..............................................   3-10
Office furniture and equipment..............................   5-10
Autos and trucks............................................    3-7
Irrigation equipment........................................   7-30
Vineyards...................................................  10-25

INTANGIBLE ASSETS

     Goodwill is recorded at cost and is amortized using the straight-line method over a forty year period.

     Covenants not to compete are recorded at cost and are amortized using the straight-line method over the contractual period specified, which ranges from five to ten years.

INCOME TAXES

     Effective July 1, 1993, as required by professional standards, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred income taxes are provided on timing differences between financial statement and taxable incomes. Timing differences arise primarily from the use of the accelerated methods of depreciation, the direct write-off method of accounting for bad debts, and the carryforward of net operating losses for income tax purposes. Determination of current or long-term status of the asset or liability is based upon when the particular timing difference reverses.

2. INVENTORIES

     Inventories are as follows at June 30, 1995:

                                                                1995
                                                              --------
Raw material................................................  $ 84,383
Winery:
  Materials and grape production costs......................   141,255
  In process................................................   162,669
  Finished goods............................................   359,060
  Tasting room, miscellaneous and resale....................    20,668
                                                              --------
                                                              $768,035
                                                              ========

                           MARTIN & MACFARLANE, INC.

3. PREPAID EXPENSES

     Prepaid expenses consist of the following at June 30, 1995:

                                                                1995
                                                              --------
Leases......................................................  $519,079
Insurance...................................................    36,600
Miscellaneous...............................................    74,869
                                                              --------
                                                              $630,548
                                                              ========

4. PROPERTY AND EQUIPMENT

     Major classes of property and equipment and accumulated depreciation are as follows at June 30, 1995:

                                                                 1995
                                                              -----------
Outdoor Advertising
  Buildings and improvements................................  $   500,731
  Posters...................................................    5,987,468
  Bulletins.................................................   13,850,302
  Shop equipment............................................      278,749
  Office furniture and equipment............................      191,692
  Autos and trucks..........................................    1,063,156
  Land......................................................      414,472
  Construction in process, boards...........................       69,038
                                                              -----------
                                                               22,355,608
  Less accumulated depreciation.............................    7,105,290
                                                              -----------
                                                               15,250,318
                                                              -----------
Winery
  Buildings and improvements................................      664,515
  Irrigation and wells......................................       45,752
  Vineyards.................................................      278,219
  Landscaping...............................................       26,194
  Auto......................................................       19,500
  Vineyard equipment........................................      119,142
  Winery equipment..........................................      320,720
  Office furniture and equipment............................       37,604
  Land......................................................      206,133
                                                              -----------
                                                                1,717,779
  Less accumulated depreciation.............................      755,093
                                                              -----------
                                                                  962,686
                                                              -----------

                           MARTIN & MACFARLANE, INC.

                                                                 1995
                                                              -----------
Corporate
  Buildings and improvements................................  $   654,970
  Office furniture and equipment............................      267,308
  Land......................................................       42,783
                                                              -----------
                                                                  965,061
  Less accumulated depreciation.............................      305,596
                                                              -----------
                                                                  659,465
                                                              -----------
                                                              $16,872,469
                                                              ===========

     Depreciation expense for the year ended June 30, 1995 was $1,021,709.

5. INTANGIBLES

     Intangible assets and accumulated amortization are as follows at June 30, 1995:

                                                                 1995
                                                              ----------
Goodwill....................................................  $  438,965
Covenants not to compete....................................      69,000
Advertising rights..........................................     136,100
Permits and licenses........................................     168,567
Lease rights................................................     335,001
                                                              ----------
                                                               1,147,633
Less accumulated amortization...............................     382,735
                                                              ----------
                                                              $  764,898
                                                              ==========

     Amortization expense for the year ended June 30, 1995 was $78,596.

6. RESTRICTED CASH

     Restricted cash at June 30, 1995 consisted of the following:

                                                                1995
                                                              --------
Cash, interest bearing account, holdback account, held for
  the mutual benefit of the Company and National Advertising
  Company, by Chicago Title & Trust Company, until released
  by joint order of the parties. Cash is to be released
  within twelve months of the June 30, 1995 balance sheet
  date. Cash subsequently received July 7, 1995.............  $306,154
                                                              ========

                           MARTIN & MACFARLANE, INC.

7. LONG-TERM DEBT

     Long-term debt consists of the following at June 30, 1995:

                                                                 1995
                                                              -----------
Federal Land Bank, 5.75% and 6.73%, at 1995 and 1994,
  collateralized by first trust deed, payable $3,510 per
  month including interest, due May 1, 2011.................  $   410,068
Massachusetts Mutual Life Insurance Co., 11.05%, unsecured,
  payable $500,000 per year beginning November 11, 1994,
  interest payable quarterly, due November 15, 1999.........    2,500,000
Massachusetts Mutual Life Insurance Co., 10.9%, unsecured,
  payable $687,500 per year beginning August 15, 1992,
  interest payable quarterly, due August 15, 1999...........    3,437,500
Massachusetts Mutual Life Insurance Company, 11.55%,
  unsecured, payable $500,000 per year beginning June 1,
  1995, interest payable quarterly, due June 1, 2002........    3,500,000
Boatmen's First National Bank, interest at prime plus 1.5%,
  collateralized by first deed of trust, payable $1,420 per
  month including interest, due July 8, 2002................       91,056
Citizens Bank of Paso Robles, interest at prime plus 2.5%,
  collateralized by first trust deed, payable $1,188 per
  month including interest, due May 13, 2002................      124,134
Sierra Outdoor, 8%, collateralized by bulletins, payable
  $940 per month including interest, due April 15, 1996.....        9,065
Citizens Bank of Paso Robles, interest at 9.5%,
  collateralized by vehicle, payable $555 per month
  including interest, due August 15, 1997...................       12,962
Citizens Bank of Paso Robles, interest at 9.5%,
  collateralized by vehicle, payable $613 per month
  including interest, due August 15, 1997...................       14,206
Alta and Fred Higginbotham, 8%, collateralized by deed of
  trust, payable $150 per month, due January 1, 2000........        8,544
Estates Trust, Inc., 9%, collateralized by deed of trust,
  payable $862 per month including interest, due October 1,
  2009......................................................       82,916
Barbara Lehmann, 10%, collateralized by deed of trust,
  interest payable monthly, due March 30, 1998..............       20,000
Christine and Alice Henderson, 9%, collateralized by deed of trust, payable $805 per month including interest, due
  April 8, 2011.............................................       97,450
Pesenti Winery, non-interest bearing, collateralized by sign structure, payable $1,500 per year, due December 15,
  2003......................................................       13,500
Advanced Outdoor, non-interest bearing, collateralized by
  sign structures, payable $8,500 per month, due December
  10, 1998..................................................      357,000
Advanced Outdoor, non-interest bearing, collateralized by
  sign structures, payable $1,000 per month, due October 1,
  1997......................................................       28,000
                                                              -----------
                                                               10,706,401
Less current maturities.....................................    1,848,465
                                                              -----------
                                                              $ 8,857,936
                                                              ===========

     Prime rate was 9% at June 30, 1995.

                           MARTIN & MACFARLANE, INC.

     Aggregate maturities of long-term debt at June 30, 1995 are as follows:

                        YEARS ENDING
                          JUNE 30,
                        ------------
1996........................................................   $ 1,848,465
1997........................................................     1,853,095
1998........................................................     1,850,465
1999........................................................     1,775,319
2000........................................................     1,728,146
Thereafter..................................................     1,650,911
                                                               -----------
                                                               $10,706,401
                                                               ===========

8. NOTE PAYABLE, BANK

     Note payable, bank is as follows at June 30, 1995:

                                                                1995
                                                              --------
Citizens Bank of Paso Robles, interest at 8.5%,
  collateralized by certificate of deposit, annually
  renewable on April 3, interest payable monthly, due April
  3, 1996...................................................  $200,000
                                                              ========

     Prime rate was 9% at June 30, 1995.

9. DIVIDENDS PAYABLE


     In July 1994, October 1994 and January 1995, the Company declared a $.50 per share cash dividend, for 82,443 shares outstanding. In May 1995 the Company declared a $.75 per share dividend, for 82,443 shares outstanding. At June 30, 1995 $26,451 was payable July 1, 1995.


10. DEFERRED INCOME TAXES

     Income tax expense for the year ended June 30, 1995 is computed under SFAS 109 and consisted of the following:

                                                     FEDERAL      STATE       TOTAL
                                                    ----------   --------   ----------
Current...........................................  $  808,602   $241,191   $1,049,793
Deferred..........................................     657,023    100,162      757,185
Tax benefit of net operating loss carryforward....    (251,439)   (35,997)    (287,436)
                                                    ----------   --------   ----------
Income tax expenses...............................  $1,214,186   $305,356   $1,159,542
                                                    ==========   ========   ==========

     Components of deferred income tax balances at June 30, 1995 consisted of:

                                                      FEDERAL      STATE       TOTAL
                                                    -----------   --------   ----------
Current deferred tax assets.......................  $  136,254    $  9,300   $  145,554
                                                    ==========    ========   ==========
Long-term deferred tax liabilities................  $2,539,860    $669,107   $3,208,967
                                                    ==========    ========   ==========

     Deferred income tax liabilities arise primarily from timing differences due to use of accelerated depreciation methods for income tax purposes and the straight-line method for financial reporting purposes. Deferred income tax assets arise primarily from the application of federal and state net operating loss carryovers.

     At June 30, 1995, the Company had alternative minimum tax credits in the amount of $16,837, available to offset future taxes. Tax credits are included in deferred tax assets.

                           MARTIN & MACFARLANE, INC.

11. RELATED PARTY TRANSACTIONS

     The following transaction occurring between the Company and a related party, which is not presented elsewhere in these financial statements, is as follows:

     Martin Media, which has partners who are also stockholders in the Company, contracts the Company to perform management duties. Martin Media pays a management fee to the Company which is approximately 3% of Martin Media's gross revenue. Management fees of $986,356 were received from the partnership during the fiscal year ending June 30, 1995.

12. PROFIT SHARING PLAN

     Discretionary contributions under a defined contribution profit sharing plan, which are determined by the Company's Board of Directors, have been accrued to a trust for the benefit of qualified employees in the amount of $50,000 for the year ended June 30, 1995. All costs are funded currently.

13. COMMITMENTS

     The Company leases land in connection with its outdoor advertising posters and panels as well as for office and yard spaces. These are long-term operating leases which the Company and lessor have the option to terminate with thirty days notice.

     Lease expense for the year ended June 30, 1995 was $2,218,480.

     The Company leases office and shop buildings which are located at various divisions. A portion of these are long-term leases.

     Future minimum lease payments under noncancellable leases at June 30, 1995 are as follows:

Years ending June 30,
  1996......................................................  $ 47,747
  1997......................................................    22,665
  1998......................................................    18,711
  1999......................................................    19,944
  2000......................................................    19,944
  Thereafter................................................   121,830
                                                              --------
                                                              $250,841
                                                              ========

     On August 1, 1995, the Company entered into a lease with Gannett Outdoor Company of Kansas City. Under the terms of the lease, Gannett Outdoor is leasing 87 outdoor advertising structures from the Company for $12,500 per month. The agreement will terminate on December 31, 1997. In addition, Gannett Outdoor shall have the right to exercise an option to purchase these structures at any time on or after November 2, 1995 and prior to June 30, 1997 for the option price of $1,030,000.

                           MARTIN & MACFARLANE, INC.

                            STATEMENTS OF OPERATIONS
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

                                                                 1998          1997
                                                              -----------   ----------
Income......................................................  $16,352,832   $9,717,160
Cost of sales...............................................    1,620,010    1,151,641
                                                              -----------   ----------
          Gross profit......................................   14,732,822    8,565,519
Managers' controlled operating expenses.....................    8,323,130    5,033,818
                                                              -----------   ----------
          Income from managers' operations..................    6,409,692    3,531,701
Other operating expenses:
  Depreciation and amortization.............................    1,676,518      909,068
  Management fees...........................................    1,672,981       98,132
  Refinance and acquisition.................................      103,614       39,801
                                                              -----------   ----------
                                                                3,453,113    1,047,001
          Operating income..................................    2,956,579    2,484,700
Nonoperating income (expenses):
  Interest expense..........................................   (1,928,998)    (796,203)
                                                              -----------   ----------
                                                               (1,928,998)    (796,203)
                                                              -----------   ----------
Income before income taxes..................................    1,027,581    1,688,497
Income tax expense..........................................       (9,992)          --
                                                              -----------   ----------
          Net income........................................  $ 1,017,589   $1,688,497
                                                              ===========   ==========

         The accompanying note is an integral part of these statements.

                           MARTIN & MACFARLANE, INC.

                            STATEMENTS OF CASH FLOWS
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

                                                                  1998          1997
                                                              ------------   -----------
Cash flows from operating activities:
  Net income................................................  $  1,017,589   $ 1,688,497
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     1,676,518       909,068
     Changes in operating assets and liabilities (exclusive
      of acquisitions):
       Increase in accounts receivable......................    (1,111,203)     (118,870)
       Increase in other receivables........................        (6,167)      279,700
       Decrease in inventories, raw materials...............        75,728       117,325
       Increase in prepaid expenses.........................      (334,730)     (225,219)
       Decrease in deferred income tax asset................            59            --
       Increase in other assets.............................      (125,142)   (1,442,229)
       Decrease in accounts payable.........................      (711,997)    4,494,655
       Decrease in accrued expenses.........................      (121,962)     (152,733)
       Decrease in accrued income...........................       (10,788)      (64,230)
                                                              ------------   -----------
          Net cash provided (used) by operating
             activities.....................................       347,905     5,485,964
Cash flows from investing activities:
  Decrease (increase) in notes receivable...................        29,722       (22,129)
  Change in intangible assets...............................   (10,768,268)     (810,001)
  Capital expenditures......................................    (4,879,517)   (1,821,808)
                                                              ------------   -----------
          Net cash used in investing activities.............   (15,618,063)   (2,653,938)
                                                              ------------   -----------
Cash flows from financing activities:
  Proceeds (payments) on long-term debt.....................    16,476,756      (325,153)
  Distributions to partners.................................      (463,235)   (1,051,176)
                                                              ------------   -----------
          Net cash provided by investing activities.........    16,013,521    (1,376,329)
                                                              ------------   -----------
Net decrease in cash........................................       743,363     1,455,697
Cash at beginning of year...................................       (27,790)     (529,763)
                                                              ------------   -----------
Cash at end of period.......................................  $    715,573   $   925,934
                                                              ============   ===========
Supplemental disclosures of cash flow information:
       Interest paid........................................  $  1,912,798   $   796,203
                                                              ============   ===========
       Payment of income taxes..............................  $      3,584   $        --
                                                              ============   ===========

         The accompanying note is an integral part of these statements.

                           MARTIN & MACFARLANE, INC.

                          NOTE TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The financial information with respect to the six months ended June 30, 1998 and 1997 is unaudited. In the opinion of management, the financial statements contain all adjustments consisting of normal recurring accruals, necessary for the fair presentation of the results for such periods. The information is not necessarily indicative of the results of operations to be expected for the fiscal year end.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Chancellor Broadcasting Company:


     We have audited the accompanying combined statements of operations and cash flows of KYSR Inc. and KIBB Inc. for the year ended December 31, 1996. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.



     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of KYSR Inc. and KIBB Inc. for the year ended December 31, 1996, in conformity with generally accepted accounting principles.



                                            KPMG LLP


Dallas, Texas
March 14, 1997

                            KYSR INC. AND KIBB INC.


                        COMBINED STATEMENT OF OPERATIONS


                             (DOLLARS IN THOUSANDS)



                                                         SIX MONTHS ENDED
                                           YEAR ENDED        JUNE 30,
                                          DECEMBER 31,   -----------------
                                              1996        1996      1997
                                          ------------   -------   -------
                                                            (UNAUDITED)
Gross revenues..........................    $33,769      $15,762   $16,784
  Less agency commissions and national
     rep fees...........................      5,462        2,196     2,385
                                            -------      -------   -------
          Net revenues..................     28,307       13,566    14,399
                                            -------      -------   -------
Operating expenses:
  Station operating expenses, excluding
     depreciation and amortization......     13,378        6,834     7,119
  Depreciation and amortization.........      3,627        1,826     1,844
  Corporate general and
     administrative.....................        844          542       302
                                            -------      -------   -------
     Operating expenses.................     17,849        9,202     9,265
                                            -------      -------   -------
     Operating income...................     10,458        4,364     5,134
Interest expense (note 5)...............      6,374        3,187     3,178
                                            -------      -------   -------
  Earnings before income taxes..........      4,084        1,177     1,956
Income tax expense (benefit) (note 3)...      1,694          494       296
                                            -------      -------   -------
          Net earnings..................    $ 2,390      $   683   $ 1,660
                                            =======      =======   =======


            See accompanying notes to combined financial statements.

                            KYSR INC. AND KIBB INC.


                        COMBINED STATEMENT OF CASH FLOWS


                             (DOLLARS IN THOUSANDS)



                                                                                SIX MONTHS
                                                               YEAR ENDED     ENDED JUNE 30,
                                                              DECEMBER 31,   -----------------
                                                                  1996        1996      1997
                                                              ------------   -------   -------
                                                                                (UNAUDITED)
Cash flows provided by operating activities:
  Net earnings..............................................     $2,390      $   683   $ 1,660
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation...........................................        325          175       193
     Amortization of intangibles............................      3,302        1,651     1,651
     Deferred tax expense...................................      1,332           --        --
     Changes in certain assets and liabilities:
       Accounts receivable, net.............................     (1,030)        (330)     (120)
       Prepaid expenses and other current assets............       (197)      (1,468)      591
       Accounts payable and accrued expenses................       (259)       2,236    (1,542)
                                                                 ------      -------   -------
          Net cash provided by operating activities.........      5,863        2,947     2,433
                                                                 ------      -------   -------
Cash used by investing activities -- capital expenditures...       (235)         (80)     (296)
                                                                 ------      -------   -------
Cash flows used by financing activities -- distributions to
  Parent....................................................     (5,628)      (2,867)   (2,137)
                                                                 ------      -------   -------
Increase (decrease) in cash.................................         --           --        --
Cash at beginning of period.................................         --           --        --
                                                                 ------      -------   -------
Cash at end of period.......................................     $   --      $    --   $    --
                                                                 ======      =======   =======


            See accompanying notes to combined financial statements.

                            KYSR INC. AND KIBB INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying combined financial statements include the accounts of KYSR Inc. and KIBB Inc. (collectively, the "Company"). The Company owns and operates two commercial radio stations in the Los Angeles market, KYSR-FM and KIBB-FM, and is wholly owned by Viacom International Inc. ("Viacom" or "Parent"), a wholly owned subsidiary of Viacom, Inc. Significant intercompany balances and transactions have been eliminated in combination.


     On February 16, 1997, Viacom entered into a stock purchase agreement to sell all the issued and outstanding shares of capital stock of WAXQ Inc. and Riverside Broadcasting Co., Inc. in the New York City market, KYSR Inc. and KIBB Inc. in the Los Angeles market, Viacom Broadcasting East Inc. and WMZQ Inc. in the Washington, DC market, WLIT Inc. in the Chicago market and WDRQ Inc. in the Detroit market (collectively, the "Viacom Radio Properties") to Evergreen Media Corporation of Los Angeles ("Evergreen"), for $1.075 billion in cash ("Proposed Transaction"). The Proposed Transaction is expected to close after the expiration or termination of the applicable waiting periods under the HSR Act and approval by the Federal Communications Commission ("FCC"). Contemporaneous with this transaction, Evergreen entered into a joint purchase agreement with Chancellor Broadcasting Company ("Chancellor") under which Chancellor agreed to acquire the Chicago, Detroit and Los Angeles Viacom Radio Properties referred to above for $480 million from Evergreen or from Viacom directly.


     The accompanying combined financial statements reflect the carve-out historical results of operations and financial position of KYSR Inc. and KIBB Inc. These financial statements are not necessarily indicative of the results that would have occurred if the Company had been a separate stand-alone entity during the period presented.


     Corporate overhead allocations have been included in the accompanying combined statements of earnings in corporate general and administrative expense and station operating expenses.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Property and Equipment


     Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are charged to expense when incurred.


  (b) Intangible Assets

     Intangible assets consist primarily of broadcast licenses. The Company amortizes such intangible assets using the straight-line method over 40 years. The Company continually evaluates the propriety of the carrying amount of intangible assets as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation consists of the projection of undiscounted operating income before depreciation, amortization, nonrecurring charges and interest over the remaining amortization periods of the related intangible assets. At this time, the Company believes that no significant impairment of intangible assets has occurred and that no reduction of the estimated useful lives is warranted.

  (c) Barter Transactions

     The Company trades commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and liability are recorded at the fair market value of the goods or services to be received. Barter revenue is recorded and the liability relieved when commercials are broadcast and barter expense is recorded and the asset relieved when goods or services are received or used.

                            KYSR INC. AND KIBB INC.

  (d) Revenue Recognition

     Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

  (e) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities.

  (f) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.


  (g) Disclosure of Certain Significant Risks and Uncertainties



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



     No one advertiser accounted for more than 10% of net revenues during the year ended December 31, 1996. Certain advertisers purchase the advertising of the stations through a third party buying service. Approximately 19% of total revenue was derived through the use of this service during the year ended December 31, 1996.



  (h) Unaudited Interim Financial Information


     In the opinion of management, the unaudited interim combined financial statements as of and for the six months ended June 30, 1996 and 1997, reflect all adjustments, consisting of only normal and recurring items, which are necessary for a fair presentation of the results for the interim periods presented. The results for the interim periods ended June 30, 1996 and 1997 are not necessarily indicative of results to be expected for any other interim period or for the full year.


(3) INCOME TAXES


     The Company's results of operations are included in the combined U.S. federal and certain combined and separate state income tax returns of Viacom International Inc.

                            KYSR INC. AND KIBB INC.

     The tax provision presented has been determined as if the Company were a stand-alone business filing separate tax returns. Income tax expense for the year ended December 31, 1996 consists of:



Current:
  Federal...................................................   $  278
  State and local...........................................       84
Deferred federal............................................    1,332
                                                               ------
                                                               $1,694
                                                               ======



     A reconciliation of the U.S. Federal statutory tax rate to the Company's effective tax rate on earnings before income taxes for the year ended December 31, 1996 is as follows:



Statutory U.S. tax rate.....................................  35.0%
State and local taxes, net of federal tax benefit...........   6.1
Other, net..................................................   0.4
                                                              ----
Effective tax rate..........................................  41.5%
                                                              ====


     Deferred tax assets and liabilities are computed by applying the U.S. federal income tax rate in effect to the gross amounts of temporary differences and other tax attributes. These temporary differences are primarily the result of fixed asset basis differences and bad debt expense. Deferred tax assets and liabilities relating to state income taxes are not material.


(4) DEBT AND INTEREST COST


     Viacom has not allocated any portion of its debt or related interest cost to the Company, and no portion of Viacom's debt is specifically related to the operations of the Company.


(5) RELATED PARTY TRANSACTIONS



     Intercompany balances between the Company and Viacom resulting from normal trade activity are reflected in Equity in the accompanying combined financial statements.



     On January 25, 1990, KYSR, Inc., formerly KXEZ, Inc., issued an intercompany demand note to Viacom in the amount of $66,400. The note bears interest at 9.6% per year payable on the last day of each calendar year. The principal and final interest payment are payable on January 25, 2000. However, immediately prior to closing of the Proposed Transaction, all debts between the Company and Viacom will be canceled.


     Viacom provides services for the Company in management, accounting and financial reporting, human resources, information systems, legal, taxes and other corporate services. The allocation of these expenses, which is generally based on revenue dollars, is reflected in the accompanying combined financial statements as corporate general and administrative expense. Management believes that the method of allocation of overhead is reasonable.


     Viacom has a noncontributory pension plan covering substantially all of its employees, including the employees of the Company. Costs related to this plan are allocated to the Company based on payroll dollars and are included in station operating expenses. The Company recognized expense related to this plan in the amount of $191 for the year ended December 31, 1996.


     Viacom utilizes a centralized cash management system. As a result, the Company carries minimal cash. Disbursements are funded by the Parent upon demand and cash receipts are transferred to the Parent daily.

                            KYSR INC. AND KIBB INC.

     The Company, from time to time, enters into transactions with companies owned by or affiliated with Viacom. Generally, services rendered from such related parties are charged to the Company at amounts which would be incurred in transactions between unrelated entities.


(6) COMMITMENTS AND CONTINGENCIES



     The Company has noncancelable operating leases, primarily for office space. These leases generally contain renewal options for periods ranging from one to ten years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases (excluding those with lease terms of one month or less that were not renewed) was approximately $405 during the year ended December 31, 1996.


     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1996 are as follows:

YEAR ENDING
DECEMBER 31:
------------
   1997..................................................................  $  365
   1998..................................................................     366
   1999..................................................................     312
   2000..................................................................      19
   Thereafter............................................................      --
                                                                           ------
                                                                           $1,062
                                                                           ======

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Chancellor Broadcasting Company:


     We have audited the accompanying statements of earnings and cash flows of WLIT Inc. for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of WLIT Inc. for the year ended December 31, 1996 in conformity with generally accepted accounting principles.



                                            KPMG LLP


Dallas, Texas
March 14, 1997

                                   WLIT INC.


                             STATEMENT OF EARNINGS


                             (DOLLARS IN THOUSANDS)



                                                                                SIX MONTHS
                                                               YEAR ENDED     ENDED JUNE 30,
                                                              DECEMBER 31,   ----------------
                                                                  1996        1996     1997
                                                              ------------   ------   -------
                                                                               (UNAUDITED)
Gross revenues..............................................    $18,294      $8,080   $10,035
  Less agency commissions and national rep fees.............      3,071       1,144     1,410
                                                                -------      ------   -------
          Net revenues......................................     15,223       6,936     8,625
                                                                -------      ------   -------
Operating expenses:
  Station operating expenses excluding depreciation and
     amortization...........................................      7,508       3,839     4,221
  Depreciation and amortization.............................        659         327       340
  Corporate general and administrative......................        479         274       172
                                                                -------      ------   -------
     Operating expenses.....................................      8,646       4,440     4,733
                                                                -------      ------   -------
     Earnings before income taxes...........................      6,577       2,496     3,892
Income tax expense (note 3).................................      2,728       1,048     1,280
                                                                -------      ------   -------
          Net earnings......................................    $ 3,849      $1,448   $ 2,612
                                                                =======      ======   =======


                See accompanying notes to financial statements.

                                   WLIT INC.


                            STATEMENT OF CASH FLOWS


                             (DOLLARS IN THOUSANDS)



                                                         SIX MONTHS ENDED
                                           YEAR ENDED        JUNE 30,
                                          DECEMBER 31,   -----------------
                                              1996        1996      1997
                                          ------------   -------   -------
                                                            (UNAUDITED)
Cash flows provided by operating
  activities:
  Net earnings..........................    $ 3,849      $ 1,448   $ 2,612
  Adjustments to reconcile net earnings
     to net cash provided by operating
     activities:
     Depreciation.......................        116           55        68
     Amortization of intangibles........        543          272       272
     Deferred income taxes..............         (8)          --        --
     Changes in certain assets and
       liabilities:
       Accounts receivable, net.........       (517)        (476)     (209)
       Prepaid expenses and other
          current assets................         98         (577)      295
       Accounts payable and accrued
          expenses......................       (247)       1,461    (1,542)
                                            -------      -------   -------
          Net cash provided by operating
            activities..................      3,834        2,183     1,496
                                            -------      -------   -------
Cash flows used by investing
  activities -- capital expenditures....       (112)         (45)     (156)
                                            -------      -------   -------
Cash flows used by financing
  activities -- distributions to
  Parent................................     (3,722)      (2,138)   (1,340)
                                            -------      -------   -------
Increase (decrease) in cash.............         --           --        --
Cash at beginning of period.............         --           --        --
                                            -------      -------   -------
Cash at end of period...................    $    --      $    --   $    --
                                            =======      =======   =======


                See accompanying notes to financial statements.

                                   WLIT INC.

                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying financial statements include the accounts of WLIT Inc. (the "Company"). The Company owns and operates a commercial radio station in the Chicago market, WLIT-FM, and is wholly owned by Viacom International Inc. ("Viacom" or "Parent"), a wholly owned subsidiary of Viacom, Inc.

     On February 16, 1997, Viacom International Inc. entered into a stock purchase agreement to sell all the issued and outstanding shares of capital stock of WAXQ Inc. and Riverside Broadcasting Co., Inc. in the New York City market, KYSR Inc. and KIBB Inc. in the Los Angeles market, Viacom Broadcasting East Inc. and WMZQ Inc. in the Washington, DC market, WLIT Inc. in the Chicago market and WDRQ Inc. in the Detroit market (collectively, the "Viacom Radio Properties") to Evergreen Media Corporation ("Evergreen") for $1.075 billion in cash ("Proposed Transaction"). The Proposed Transaction is expected to close after the expiration or termination of the applicable waiting periods under the HSR Act and approval by the Federal Communications Commission ("FCC"). Contemporaneous with this transaction, Evergreen entered into a joint purchase agreement with Chancellor Broadcasting Company ("Chancellor"), under which Chancellor agreed to acquire the Chicago, Detroit and Los Angeles Viacom Radio Properties referred to above for $480 million from Evergreen or from Viacom directly.

     The accompanying financial statements reflect the carve-out historical results of operations and financial position of WLIT Inc. These financial statements are not necessarily indicative of the results that would have occurred if the Company had been a separate stand-alone entity during the periods presented.


     Corporate overhead allocations have been included in the accompanying statements of earnings in corporate general and administrative expense and station operating expenses.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Property and Equipment


     Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are charged to expense when incurred.


  (b) Intangible Assets

     Intangible assets consist primarily of broadcast licenses. The Company amortizes such intangible assets using the straight-line method over 40 years. The Company continually evaluates the propriety of the carrying amount of intangible assets as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation consists of the projection of undiscounted operating income before depreciation, amortization, nonrecurring charges and interest over the remaining amortization periods of the related intangible assets. At this time, the Company believes that no significant impairment of intangible assets has occurred and that no reduction of the estimated useful lives is warranted.

  (c) Barter Transactions

     The Company trades commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and liability are recorded at the fair market value of the goods or services to be received. Barter revenue is recorded and the liability relieved when commercials are broadcast and barter expense is recorded and the asset relieved when goods or services are received or used.

                                   WLIT INC.

  (d) Revenue Recognition

     Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

  (e) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities.

  (f) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.


  (g) Disclosure of Certain Significant Risks and Uncertainties



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



     No one customer accounted for more than 10% of net revenues in 1996.



  (h) Unaudited Interim Financial Information


     In the opinion of management, the unaudited interim combined financial statements as of and for the six months ended June 30, 1996 and 1997, reflect all adjustments, consisting of only normal and recurring items, which are necessary for a fair presentation of the results for the interim periods presented. The results for the interim periods ended June 30, 1996 and 1997 are not necessarily indicative of results to be expected for any other interim period or for the full year.

                                   WLIT INC.

(3) INCOME TAXES


     The Company's results of operations are included in the U.S. federal and certain combined and separate state income tax returns of Viacom International Inc.


     The tax provision presented has been determined as if the Company were a stand-alone business filing separate tax returns.



     Income tax expense for the year ended December 31, 1996 consists of:



Current:
  Federal...................................................  $2,391
  State and local...........................................     345
Deferred federal............................................      (8)
                                                              ------
                                                              $2,728
                                                              ======



     A reconciliation of the U.S. Federal Statutory tax rate to the Company's effective tax rate on earnings before income taxes for the year ended December 31, 1996 is as follows:



Statutory U.S. tax rate.....................................  35.0%
Amortization of intangibles.................................   2.9
State and local taxes, net of federal tax benefit...........   3.4
Other, net..................................................   0.2
                                                              ----
          Effective tax rate................................  41.5%
                                                              ====


     Deferred tax assets and liabilities are computed by applying the U.S. federal income tax rate in effect to the gross amounts of temporary differences and other tax attributes. These temporary differences are primarily the result of fixed asset basis differences and bad debt expense. Deferred tax assets and liabilities relating to state income taxes are not material.


(4) DEBT AND INTEREST COST


     Viacom has not allocated any portion of its debt or related interest cost to the Company, and no portion of Viacom's debt is specifically related to the operations of the Company. Accordingly, the Company's financial statements include no charges for interest.


(5) RELATED PARTY TRANSACTIONS



     Intercompany balances between the Company and Viacom resulting from normal trade activity are reflected in Equity in the accompanying financial statements.


     Viacom provides services for the Company in management, accounting and financial reporting, human resources, information systems, legal, tax and other corporate services. The allocation of these expenses, which is generally based on revenue dollars, is reflected in the accompanying financial statements as corporate general and administrative expense. Management believes that the method of allocation of corporate overhead is reasonable.


     Viacom has a noncontributory pension plan covering substantially all of its employees, including the employees of the Company. Costs related to this plan are allocated to the Company based on payroll dollars. The Company recognized expense related to this plan in the amount of $126 for the year ended December 31, 1996.

                                   WLIT INC.

     Viacom utilizes a centralized cash management system. As a result, the Company carries minimal cash. Disbursements are funded by the Parent upon demand and cash receipts are transferred to the Parent daily.


     The Company, from time to time, enters into transactions with companies owned by or affiliated with Viacom. Generally, services received from such related parties are charged to the Company at amounts which would be incurred in transactions between unrelated entities.



(6) COMMITMENTS AND CONTINGENCIES



     The Company has noncancelable operating leases, primarily for office space. These leases generally contain renewal options for periods ranging from 1 to 10 years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases (excluding those with lease terms of one month or less that were not renewed) was approximately $327 during the year ended December 31, 1996.


     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1996 are as follows:

YEAR ENDING
DECEMBER 31:
------------
   1997..................................................................  $  266
   1998..................................................................     291
   1999..................................................................     298
   2000..................................................................     287
   2001..................................................................     296
   Thereafter............................................................     103
                                                                           ------
                                                                           $1,541
                                                                           ======

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Capstar Communications, Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, shareholder's equity and of cash flows present fairly, in all material respects, the financial position of Capstar Communications, Inc. and its subsidiaries (formerly known as SFX Broadcasting, Inc. and Subsidiaries) at December 31, 1998 and the results of their operations and their cash flows for the five month period ended May 31, 1998 and the seven month period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Austin, Texas
February 26, 1999, except as to Note 2,
which is as of March 15, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Capstar Communications, Inc.


     We have audited the accompanying consolidated balance sheet of Capstar Communications, Inc. and Subsidiaries (formerly known as SFX Broadcasting, Inc. and Subsidiaries) as of December 31, 1997 and the related consolidated statements of operations, shareholder's equity and cash flows for each of the two years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Capstar Communications, Inc. and Subsidiaries (formerly known as SFX Broadcasting, Inc. and Subsidiaries) as of December 31, 1997, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                            ERNST & YOUNG LLP

New York, New York
March 5, 1998 except for Note 1
as to which the date is April 27, 1998.

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ASSETS

                                                              PREDECESSOR      COMPANY
                                                              ------------   ------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1997           1998
                                                              ------------   ------------
Current assets:
  Cash and cash equivalents.................................   $   24,686     $   11,391
  Accounts receivable, net of allowance for doubtful
     accounts of $2,264 and $4,511 at December 31, 1997 and
     1998, respectively.....................................       71,241         71,314
  Assets under contract for sale............................       42,883             --
  Prepaid and other current assets..........................        3,109          1,660
  Receivable from SFX Entertainment.........................       11,539             --
                                                               ----------     ----------
          Total current assets..............................      153,458         84,365
  Property and equipment, net...............................       74,829        118,163
  Intangibles and other, net................................    1,039,394      3,323,486
  Net assets to be distributed to shareholders..............      102,144             --
  Other assets..............................................        5,790            627
                                                               ----------     ----------
          Total assets......................................   $1,375,615     $3,526,641
                                                               ==========     ==========

                          LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
  Accounts payable..........................................   $    8,665     $    3,303
  Accrued expenses..........................................       19,246         13,398
  Payable to former national sales representative...........       23,025            471
  Accrued interest..........................................        6,675          4,136
  Income taxes payable......................................           --         35,140
  Current portion of long-term debt.........................          610        372,903
                                                               ----------     ----------
          Total current liabilities.........................       58,221        429,351
  Long-term debt, net of current portion....................      764,092        325,686
  Deferred income taxes.....................................      102,681      1,008,385
                                                               ----------     ----------
          Total liabilities.................................      924,994      1,763,422
                                                               ----------     ----------
  Redeemable Preferred Stock, aggregate liquidation
     preference of $390,300 and $133,944, respectively......      375,796        148,669
                                                               ----------     ----------
Commitments and contingencies
Shareholder's equity:
  Class A Voting Common Stock, $.01 par value; 100,000,000
     and 200,000 shares authorized; 614 and 1,006 shares
     issued; 612 and 1,006 shares outstanding at December
     31, 1997 and 1998, respectively........................            1              1
  Class B Voting Convertible Common Stock, $01 par value,
     10,000,000 shares, authorized; 77 shares issued and 68
     shares outstanding at December 31, 1997................            1             --
  Additional paid-in capital................................      185,642      1,613,967
  Treasury stock; 11 shares at December 31, 1997............       (6,523)            --
  Retained earnings (deficit)...............................     (104,296)           582
                                                               ----------     ----------
          Total shareholder's equity........................       74,825      1,614,550
                                                               ----------     ----------
          Total liabilities and shareholder's equity........   $1,375,615     $3,526,641
                                                               ==========     ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          PREDECESSOR                               COMPANY
                                                   ---------------------------------------------------------   ------------------
                                                      YEAR ENDED          YEAR ENDED       FIVE MONTHS ENDED   SEVEN MONTHS ENDED
                                                   DECEMBER 31, 1996   DECEMBER 31, 1997     MAY 31, 1998      DECEMBER 31, 1998
                                                   -----------------   -----------------   -----------------   ------------------
Gross broadcast revenue..........................      $162,011            $306,842            $ 141,369            $254,286
Less: agency commissions.........................       (18,950)            (36,478)             (16,692)            (25,325)
                                                       --------            --------            ---------            --------
  Net broadcast revenue..........................       143,061             270,364              124,677             228,961
                                                       --------            --------            ---------            --------
Station operating expenses.......................        92,816             167,063               78,235             114,000
Depreciation, amortization, duopoly integration
  costs and acquisition related costs............        17,311              38,232               17,668              55,685
Corporate expenses, net of $2,206 and $2,420
  allocated to SFX Entertainment in 1997 and
  during the five months ended May 31, 1998......         6,261               6,837                3,069               5,676
LMA fees.........................................            --                  --                  697                 289
Settlement of Options and Warrants...............            52                 624               74,199                  --
Non-recurring and unusual charges, including
  adjustments to broadcast rights agreement......        28,994              20,174               35,318                 107
                                                       --------            --------            ---------            --------
        Total operating expenses.................       145,434             232,930              209,186             175,757
                                                       --------            --------            ---------            --------
Operating income (loss)..........................        (2,373)             37,434              (84,509)             53,204
Investment income................................         4,017               2,821                  352                 339
Interest expense.................................       (34,897)            (64,506)             (30,867)            (36,205)
Loss on sale of radio station....................        (1,900)                 --                   --                  --
                                                       --------            --------            ---------            --------
Income (loss) from continuing operations before
  income taxes and extraordinary item............       (35,153)            (24,251)            (115,024)             17,338
Income tax expense...............................           480                 810                  210               6,977
                                                       --------            --------            ---------            --------
Income (loss) from continuing operations before
  extraordinary item.............................       (35,633)            (25,061)            (115,234)             10,361
                                                       --------            --------            ---------            --------
Discontinued operations:
Income (loss) from operations to be distributed
  to shareholders, net of taxes..................            --               3,814              (86,382)                 --
                                                       --------            --------            ---------            --------
Income (loss) before extraordinary item..........       (35,633)            (21,247)            (201,616)             10,361
Extraordinary loss on debt retirement............        15,219                  --                   --                  --
                                                       --------            --------            ---------            --------
Net income (loss)................................       (50,852)            (21,247)            (201,616)             10,361
Dividends and accretion on preferred stocks......         6,061              38,510               17,264               9,779
                                                       --------            --------            ---------            --------
Net income (loss) attributable to common stock...      $(56,913)           $(59,757)           $(218,880)           $    582
                                                       ========            ========            =========            ========

   The accompanying notes are an integral part of the consolidated financial statements.

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             CLASS A             CLASS B
                                          COMMON STOCK        COMMON STOCK
                                        -----------------   -----------------   ADDITIONAL              RETAINED        TOTAL
                                        NUMBER OF    PAR    NUMBER OF    PAR     PAID-IN     TREASURY   EARNINGS    SHAREHOLDER'S
                                         SHARES     VALUE    SHARES     VALUE    CAPITAL      STOCK     (DEFICIT)      EQUITY
                                        ---------   -----   ---------   -----   ----------   --------   ---------   -------------
Balance at January 1, 1996
  (Predecessor).......................      609      $ 1       64        $ 1    $  115,256   $    --    $ (32,197)   $   83,061
Dividends and accretion on preferred
  stock...............................       --       --       --         --        (6,061)       --           --        (6,061)
Issuance upon exercise of stock
  options.............................       --       --       --         --           370        --           --           370
Issuance of warrants to SCMC..........       --       --       --         --         8,905        --           --         8,905
Issuance of equity securities for MMR
  merger..............................        3       --       13         --        71,541        --           --        71,541
Repurchase of common stock............       --       --       --         --            --    (6,393)          --        (6,393)
Net loss..............................       --       --       --         --            --        --      (50,852)      (50,852)
                                          -----      ---       --        ---    ----------   -------    ---------    ----------
Balance, December 31, 1996
  (Predecessor).......................      612        1       77          1       190,011    (6,393)     (83,049)      100,571
Issuance upon exercise of stock
  options.............................        1       --       --         --        21,143        --           --        21,143
Issuance upon exercise of Class B
  Warrants............................       --       --       --         --         2,476        --           --         2,476
Issuance of stock for acquisitions....        1       --       --         --         9,522        --           --         9,522
Payment from shareholder..............       --       --       --         --         1,000        --           --         1,000
Dividends and accretion on preferred
  stock...............................       --       --       --         --       (38,510)       --           --       (38,510)
Repurchase of common stock............       --       --       --         --            --      (130)          --          (130)
Net loss..............................       --       --       --         --            --        --      (21,247)      (21,247)
                                          -----      ---       --        ---    ----------   -------    ---------    ----------
Balance, December 31, 1997
  (Predecessor).......................      614        1       77          1       185,642    (6,523)    (104,296)       74,825
Dividends and accretion on preferred
  stock...............................       --       --       --         --       (17,264)       --           --       (17,264)
Settlement of Options and Warrants....       --       --       --         --        74,061        --           --        74,061
Spin-Off of SFX Entertainment.........       --       --       --         --        34,329        --           --        34,329
Other, principally shares issued
  pursuant to stock option plan.......       23       --       --         --        13,418        --           --        13,418
Net loss..............................       --       --       --         --            --               (201,616)     (201,616)
                                          -----      ---       --        ---    ----------   -------    ---------    ----------
Balance at May 31, 1998
  (Predecessor).......................      637      $ 1       77        $ 1    $  290,186   $(6,523)   $(305,912)   $  (22,247)
                                          =====      ===       ==        ===    ==========   =======    =========    ==========
Balance at June 1, 1998 (Company).....    1,000      $ 1       --        $--    $1,287,948   $    --    $      --    $1,287,949
Issuance of common stock..............        6       --       --         --       314,510        --           --       314,510
Capital contributions by Parent.......       --       --       --         --        11,509        --           --        11,509
Dividends and accretion on preferred
  stock...............................       --       --       --         --            --        --       (9,779)       (9,779)
Net income............................       --       --       --         --            --        --       10,361        10,361
                                          -----      ---       --        ---    ----------   -------    ---------    ----------
Balance at December 31, 1998
  (Company)...........................    1,006      $ 1       --        $--    $1,613,967   $    --    $     582    $1,614,550
                                          =====      ===       ==        ===    ==========   =======    =========    ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          PREDECESSOR                               COMPANY
                                                   ---------------------------------------------------------   ------------------
                                                      YEAR ENDED          YEAR ENDED       FIVE MONTHS ENDED   SEVEN MONTHS ENDED
                                                   DECEMBER 31, 1996   DECEMBER 31, 1997     MAY 31, 1998      DECEMBER 31, 1998
                                                   -----------------   -----------------   -----------------   ------------------
Operating Activities:
Net income (loss)................................      $ (50,852)          $ (21,247)          $(201,616)          $  10,361
Loss (income) from operations distributed to
  shareholders...................................             --              (3,814)             86,382                  --
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating
  activities:
  Depreciation...................................          5,972              10,955               4,919               5,637
  Amortization...................................         10,202              26,406              12,628              50,048
  Noncash interest...............................             --                  --                  --              (1,545)
  Noncash settlement of options and warrants.....             --                  --              74,061                  --
  Noncash portion of non-recurring and unusual
    charges......................................          9,878               4,712               4,497                  --
  Extraordinary loss on debt repayment...........         15,219                  --                  --                  --
  Loss on sale of radio station and other noncash
    items........................................          1,900                  --                  --                  --
  Deferred income taxes..........................           (710)                 --              22,195             (21,919)
Changes in assets and liabilities, net of amounts
  acquired:
    Accounts receivable..........................        (13,839)            (22,189)             (5,729)             16,850
    Prepaid and other assets.....................         (1,704)              2,599               4,238               2,478
    Accounts payable, accrued expenses and other
      liabilities................................         10,487               6,620             (24,279)            (22,276)
    Income taxes payable.........................             --                  --                  --             (60,578)
                                                       ---------           ---------           ---------           ---------
Cash provided by (used in) continuing
  operations.....................................        (13,447)              4,042             (22,704)            (20,944)
Cash from operating activities of SFX
  Entertainment..................................             --               1,005              10,988                  --
                                                       ---------           ---------           ---------           ---------
Net cash provided by (used in) operating
  activities.....................................        (13,447)              5,047             (11,716)            (20,944)
                                                       ---------           ---------           ---------           ---------
Investing activities:
  Purchase of stations and related businesses,
    net of cash
    acquired.....................................       (493,433)           (408,788)                 --            (239,022)
  Proceeds from sales of stations and other
    assets.......................................         56,943               1,836               4,692             109,091
  Deposits and other payments for pending
    acquisitions.................................        (30,799)             (3,594)                 --                  --
  Purchase of property and equipment.............         (3,224)            (12,409)             (5,179)            (11,911)
  Loans and advances to related parties..........             --              (2,800)                 --                  --
  Income tax liability indemnity payments........             --                  --                  --              92,968
  Other investing activities.....................             --                  --                (215)                184
                                                       ---------           ---------           ---------           ---------
Net cash used in investing activities............       (470,513)           (425,755)               (702)            (48,690)
  Cash used in investing activities of SFX
    Entertainment................................             --             (73,296)           (397,640)                 --
                                                       ---------           ---------           ---------           ---------
Net cash used in investing activities............       (470,513)           (499,051)           (398,342)            (48,690)
                                                       ---------           ---------           ---------           ---------
Financing activities:
  Payments on long-term debt and credit
    facilities...................................       (110,396)            (73,863)               (141)           (677,583)
  Additions to debt issuance costs...............        (19,505)             (3,006)                 --                  --
  Proceeds from issuance of long-term debt and
    credit
    facilities...................................        501,500             356,500                  --             572,955
  Proceeds from sales of preferred stock.........        143,445             215,258                  --                  --
  Redemption of preferred stock..................             --                  --                  --            (135,207)
  Purchase of treasury stock.....................         (6,393)               (130)                 --                  --
  Proceeds from issuance of common stock.........             --              24,619              17,177             314,510
  Preferred stock dividends......................         (4,983)            (23,487)             (2,459)             (9,507)
  Other..........................................         (1,000)             (1,000)                 --                  --
                                                       ---------           ---------           ---------           ---------
Net cash provided by financing activities........        502,668             494,891              14,577              65,168
Cash provided by (used in) financing activities
  of
  SFX Entertainment..............................             --                (823)            467,874                  --
                                                       ---------           ---------           ---------           ---------
Net cash provided by financing activities........        502,668             494,068             482,451              65,168
                                                       ---------           ---------           ---------           ---------
Net increase (decrease) in cash and
  equivalents....................................         18,708                  64              72,393              (4,466)
Cash and cash equivalents at beginning of
  period.........................................         11,893              30,601              24,686              15,857
Net (increase) decrease in cash of SFX
  Entertainment..................................             --              (5,979)            (81,222)                 --
                                                       ---------           ---------           ---------           ---------
Cash and cash equivalents at end of period.......      $  30,601           $  24,686           $  15,857           $  11,391
                                                       =========           =========           =========           =========

   The accompanying notes are an integral part of the consolidated financial statements.

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1 -- ORGANIZATION AND BUSINESS

     Capstar Communications, Inc. and Subsidiaries ("CCI" or "the Company") (formerly known as SFX Broadcasting, Inc. and Subsidiaries "SFX") is an indirect wholly-owned subsidiary of Capstar Radio Broadcasting Partners, Inc. ("Capstar Radio") which is indirectly wholly-owned by Capstar Broadcasting Corporation ("Capstar Broadcasting"). At December 31, 1998, the Company owned and operated 114 and programmed 3 radio stations throughout the United States. In addition, the Company owned eleven radio stations which were operated by third parties, ten of which were operated by Chancellor Media Corporation ("Chancellor Media").

     On May 29, 1998, SBI Holding Corporation, a Delaware corporation ("SFX Parent"), acquired SFX Broadcasting, Inc., which has been renamed CCI. The acquisition was effected through the merger (the "SFX Merger") of SBI Radio Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of SFX Parent, with and into SFX, with SFX as the surviving corporation. The acquisition of SFX by SFX Parent resulted in a change of control of SFX. As a result of the SFX Merger, SFX became an indirect wholly-owned subsidiary of Capstar Radio. The total consideration paid in the SFX Merger for all of the outstanding common equity interest was approximately $1,300,000, including direct costs of the acquisition.

     In connection with the SFX Merger and other related transactions, the Company (i) acquired and disposed of certain assets and stock as described in
Note 4 and (ii) borrowed approximately $441,400 in cash from Capstar Radio under a revolving credit note with Capstar Radio ("the Capstar Radio Note"). In connection with certain asset divestiture transactions occurring immediately after the SFX Merger, CCI incurred an income tax liability to Capstar Broadcasting of approximately $25,000. The Capstar Radio Note is a $1,400,000 revolving credit agreement with interest payable quarterly at an annual floating rate equal to the per annum interest rate available to Capstar Radio under its credit facility for revolving loans that are Eurodollar loans with a three month interest period applicable thereto.

     On April 27, 1998, SFX distributed the net assets (the "Spin Off") of its live entertainment business ("SFX Entertainment") pro-rata to its stockholders and the holders of certain warrants, options and stock appreciation rights.

     The Company estimates that in connection with (i) the Spin-Off and (ii) certain other intercompany transactions engaged in by SFX Entertainment prior to the Spin-Off, SFX incurred a federal income tax liability of approximately $88,000. SFX Entertainment has agreed to fully indemnify CCI from and against such tax liability (Note 10), including any tax liability of CCI arising from such indemnification payments, which full indemnity payments are presently estimated to be approximately $93,000. On June 30, September 30, and December 31, 1998, respectively, CCI received approximately $52,500, $26,300 and $14,200 in cash from SFX Entertainment in payment of SFX Entertainment's estimated indemnity obligation.

     The operations of SFX Entertainment have been presented in the financial statements as discontinued operations pursuant to the Spin-Off. During the five month period ended May 31, 1998, revenue and loss from operations for SFX Entertainment were $122,700 and $5,307, respectively. Included in operating expenses is $2,420 of allocated corporate expenses. Additionally, interest expense relating to the debt that was distributed to the stockholders pursuant to the Spin-Off of $7,300 has been allocated to SFX Entertainment. Included in the loss from operations to be distributed to shareholders for the five months ended May 31, 1998 is income tax expense of $75,700, which includes $93,000 of current income tax expense offset by a tax benefit resulting from reduction of the Company's deferred tax asset valuation allowance. During the year ended December 31, 1997, revenue and income from operations for SFX Entertainment were $96,100 and $5,100, respectively. Included in operating expenses is $2,200 of allocated corporate expenses. Additionally, interest expense

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

relating to the debt to be distributed to the shareholders pursuant to the Spin-Off of $1,600 has been allocated to SFX Entertainment. The Company provided various administrative services to SFX Entertainment. It is the Company's policy to allocate these expenses on the basis of direct usage. In the opinion of management, this method of allocation is reasonable and allocated expenses approximate what SFX Entertainment would have incurred on a stand-alone basis.

     The Company accounted for the SFX Merger under the purchase method of accounting, following the accounting treatment in accordance with push-down accounting, whereby the Company recorded the purchase price allocation in its financial statements. For financial reporting purposes, the Company accounted for the transaction effective June 1, 1998. As of June 1, 1998, the Company made a preliminary allocation of the purchase price to the net assets required. The purchase price was allocated to assets and liabilities based on their respective fair values at June 1, 1998, as adjusted, as listed in the table below which represents the components of the opening balance sheet.

Cash........................................................  $   15,857
Accounts receivable.........................................      73,701
Other current assets........................................       2,693
Receivable from SFX Entertainment...........................      92,968
Receivable from Capstar Radio...............................       8,293
Land........................................................       7,248
Buildings and improvements..................................      14,337
Broadcasting equipment and other............................      68,252
FCC licenses................................................   3,193,074
Goodwill....................................................       1,670
Other assets................................................         222
Accounts payable............................................     (11,850)
Accrued expenses............................................     (13,342)
Payable to former national sales representative.............      (7,014)
Accrued interest............................................      (6,782)
Income taxes payable........................................     (95,718)
Long-term debt..............................................    (812,436)
Capital lease obligations...................................        (619)
Deferred income taxes.......................................    (959,000)
Redeemable preferred stock..................................    (283,605)
                                                              ----------
Shareholder's net equity....................................  $1,287,949
                                                              ==========

NOTE 2 -- CHANCELLOR MERGER AGREEMENT

     On August 26, 1998, Capstar Broadcasting and Chancellor Media, an affiliate of the Company, entered into an agreement to merge (the "Chancellor Merger") in a stock-for-stock transaction that will create the nation's largest radio broadcasting entity. Under the merger agreement:

     - Chancellor Media will acquire Capstar Broadcasting in a reverse merger in which Capstar Broadcasting will be renamed Chancellor Media Corporation;

     - each share of Class A Common Stock and Class C Common Stock will represent 0.4955 shares of voting common stock in the combined entity;

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     - each share of Class B Common Stock will represent 0.4955 shares of nonvoting common stock of the combined entity;

     - each share of Chancellor Media common stock will represent one share of the combined entity; and

     - each share of Chancellor Media preferred stock will represent one share of preferred stock of the combined entity.

     The completion of the merger depends upon the satisfaction of a number of conditions. There can be no assurance that all of the conditions to the merger will be satisfied. Either company may waive compliance with the conditions at its discretion if permitted by law.

     On September 9, 1998, Capstar Broadcasting was notified of an action filed on behalf of all owners of securities of Chancellor Media against Chancellor Media, Hicks Muse and the individual directors of Hicks Muse in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware. While the complaint does not name Capstar Broadcasting as a defendant, the complaint alleges that Chancellor Media and its directors breached their duties to the alleged class by entering into an "overly generous offer for Capstar assets." The action is relevant to Capstar Broadcasting because inter alia, the plaintiff seeks an injunction prohibiting the proposed Chancellor Merger with Capstar Broadcasting. As Capstar Broadcasting is not a defendant in this action, Capstar Broadcasting has no obligation to appear or participate.

NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The consolidated financial statements include the accounts of the Company and its direct and indirect subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. The Company accounts for investments in which it has a 50% or less and 20% or greater ownership interest under the equity method.

  Cash and Cash Equivalents.

     All highly liquid investments with a maturity at date of purchase of less than three months are classified as cash equivalents. The carrying amounts of cash and cash equivalents reported in the balance sheet approximate their fair values.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation and amortization is provided on the straight-line method over the estimated useful lives of the assets. The costs of assets retired or otherwise disposed of and the related accumulated depreciation and amortization balances are removed from the accounts and any resulting gain or loss is included in income.

     Leasehold improvements are amortized over the shorter of the lease term or estimated useful lives of the assets.

  Intangible Assets

     FCC licenses and goodwill represent the excess of cost over the fair values of the identifiable tangible and other intangible net assets acquired. Other intangible assets comprise costs incurred for pending acquisitions, noncompete agreements and deferred financing costs. Pending acquisition costs are deferred and capitalized as

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

part of completed acquisitions or expensed in the period in which the pending acquisition is terminated. Deferred financing costs are amortized under the interest method over the life of the related debt.

     The Company periodically evaluates intangible and other long-lived assets for potential impairment in accordance with the provisions of Accounting Principles Board ("APB") Opinion 17, "Intangible Assets," and Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," by analyzing the operating results, future cash flows on an undiscounted basis, trends and prospects of the Company's stations, as well as by comparing them to their competitors. The Company also takes into consideration recent acquisition patterns within the broadcast industry, the impact of recently enacted or potential FCC rules and regulations and any other events or circumstances which might indicate potential impairment. At this time, in the opinion of management, no impairment has occurred.

  Exchange of Radio Stations

     The Company records the exchange of radio stations in accordance with APB Opinion No. 16, "Business Combinations". The net book value of the station given up is removed from the accounts and the station received is recorded at fair value, with any resulting gain or loss included in results of operations.

  Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period-end based on enacted tax laws and statutory tax rates applicable to the period in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

  Revenue Recognition

     Broadcasting operations derive revenue primarily from the sale of program time and commercial announcements to local, regional and national advertisers. Revenue is recognized when the programs and commercial announcements are broadcast.

  Barter Transactions

     The Company barters unsold advertising time for products and services. Such transactions are recorded at the estimated fair value of the products or services received or used. Barter revenue is recorded when commercials are broadcast and related expenses are recorded when the product or service is received or used. For the years ended December 31, 1996 and 1997 and the five month period ended May 31, 1998 and the seven month period ended December 31, 1998, the Company recorded barter revenue of $8,029, $11,995, $5,469 and $7,980, respectively, and expenses of $7,476, $11,281, $5,337 and $7,535, respectively.

  Uncertainties and Use of Estimates and Assumptions

     The radio broadcasting industry is subject to federal regulation by the Federal Communications Commission ("FCC"). These governmental regulations and policies could change over time and there can be no assurance that such changes would not have a material impact upon the Company.

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The Company's pending acquisition, exchange and merger agreements are subject to various governmental approvals, including the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the FCC under the Communications Act of 1934, as amended.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Local Marketing Agreements ("LMA")/Joint Sales Agreements ("JSA")

     From time to time, the Company enters into LMAs and JSAs with respect to radio stations owned by third parties including radio stations which it intends to acquire. Terms of the agreements generally require the Company to pay a monthly fee in exchange for the right to provide station programming and sell related advertising time in the case of an LMA or sell advertising in the case of a JSA. The agreements terminate upon the acquisition of the stations. It is the Company's policy to expense the fees as incurred as a component of operating income (loss). The Company accounts for payments received pursuant to LMAs of owned stations as net revenue to the extent that the payment received represents a reimbursement of the Company's ownership costs.

  Advertising Costs

     Advertising and promotional costs are expensed as incurred and approximated $5,068, $9,789, $7,141 and $12,618 for the years ended December 31 1996 and
1997, the five months ended May 31, 1998 and the seven months ended December 31, 1998, respectively.

  Intercompany Matters

     The Company is charged by its Parent for corporate services through a monthly corporate overhead allocation charge. Such charge is based on factors of direct usage and in the opinion of management, is reasonable and approximates what the Company would have incurred on a stand-alone basis.

     Subsequent to the SFX Merger, the Company's operating results are included in the consolidated federal income tax return of its parent. Tax provisions in the accompanying consolidated financial statements have been prepared on a stand-alone basis with any net current tax liability due to taxing authorities resulting from inclusion of the Company's activities in its parent's consolidated tax return being reflected as due to its parent under the Capstar Radio Note.

  Concentration of Credit Risk

     It is the Company's policy to place its cash with high credit quality financial institutions, which, at times, may exceed federally insured limits. Management believes that credit risk in these deposits is minimal and has not experienced any losses in such accounts.

     The Company's revenue and accounts receivable primarily relates to advertising of products and services within the radio stations' broadcast areas. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. Credit losses have been within the management's expectations and adequate allowances for any uncollectable accounts receivables are maintained.

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  Segment Information

     In 1998, the Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 superseded SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 does not affect results of operations or financial position. The Company operates within a single radio broadcasting segment within the continental United States.

  New Accounting Pronouncements

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This pronouncement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management does not believe the implementation of this accounting pronouncement will have a material effect on its consolidated financial statements.

  Reclassification

     Certain amounts in 1996 and 1997 have been reclassified to conform to the 1998 presentation.

NOTE 4 -- ACQUISITIONS AND DISPOSITIONS

  1998 Radio Broadcasting Acquisitions and Dispositions

     On February 20, 1998, Capstar Broadcasting and Chancellor Media entered into an exchange agreement pursuant to which Chancellor Media would acquire stations KTXQ-FM and KBFB-FM in Dallas/Ft. Worth, Texas, KODA-FM, KKRW-FM and KQUE-AM in Houston, Texas, KPLN-FM and KYXY-FM in San Diego, California, and WVTY-FM, WJJJ-FM, WXDX-FM and WDVE-FM in Pittsburgh, Pennsylvania (collectively, the "Chancellor Exchange Stations") for an aggregate purchase price of approximately $637.5 million in a series of purchases and exchanges over a three-year period. The Chancellor Exchange Stations were acquired by Capstar Broadcasting in connection with the acquisition of SFX Broadcasting, Inc. in May 1998. On May 29, 1998, as part of the SFX acquisition, Chancellor Media exchanged stations WAPE-FM and WFYV-FM in Jacksonville, Florida in exchange for station KODA-FM in Houston, Texas and cash placed with a qualified intermediary (discussed below). In the case of the remaining Chancellor Exchange Stations, Capstar Broadcasting will identify mid-sized radio stations for exchange with Chancellor Media. The purchase price for the remaining ten Chancellor Exchange Stations will be approximately $494.3 million. Capstar Broadcasting and Chancellor Media are currently assessing whether the terms of the exchange agreement will be modified upon consummation of the merger with Chancellor Media. During the pendency of the Chancellor Merger, the Company does not anticipate effecting any exchanges with Chancellor Media.

     Chancellor Media is providing services to the Chancellor Exchange Stations (other than KODA-FM) pursuant to separate LMAs until such stations are exchanged. Chancellor Media will retain the advertising revenues it generates while it provides services to the Chancellor Exchange Stations under such LMAs. During 1998, the Company received approximately $28.8 million in LMA fees from Chancellor Media. The LMA fees will decrease as each Chancellor Exchange Station is exchanged.

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     In January 1998, the Company sold one radio station operating in Richmond, Virginia for $4.3 million.

     On May 21, 1998, SFX completed the acquisition of three radio stations (two FM and one AM) in the Nashville, Tennessee market from Sinclair Broadcasting Group for an aggregate purchase price of approximately $35,000 in cash. Cash for the purchase was provided by Capstar Radio.

     On May 29, 1998, the Company exchanged station KODA-FM in Houston, Texas for Chancellor Media radio stations WAPE-FM and WFYV-FM in Jacksonville, Florida and approximately $90,250 in cash (the "KODA Exchange"). In an exchange under
Section 1031 of the Code, indirect, wholly-owned subsidiaries of CCI, through a qualified intermediary, used the $90,250 in cash received from Chancellor Media to acquire radio stations KASE-FM, KVET-AM and KVET-FM in Austin, Texas. The deemed value of the KODA Exchange was $143,250.

     On May 29, 1998, due to governmental restrictions on multiple station ownership, the Company completed the sale of the assets of one FM radio station in the Daytona Beach, Florida market for consideration of approximately $11,500 in cash to Clear Channel Metroplex, Inc. and Clear Channel Metroplex Licensee, Inc.

     On May 29, 1998, due to governmental restrictions on multiple station ownership, the Company completed the sale of the assets of four radio stations (three FM and one AM) in the Long Island, New York market for an aggregate sale price of $46,000 in cash to Cox Radio, Inc.

     On May 29, 1998, due to governmental restrictions on multiple station ownership, the Company completed the sale of the assets of one FM radio station in the Houston, Texas market for $54,000 in cash to HBC Houston, Inc. and HBC Houston License Corporation. Pursuant to an agreement with Chancellor Media, the Company paid 50% of the sale proceeds in excess of $50,000, approximately $1,700 to Chancellor Media.

     On May 29, 1998, Capstar Radio sold all of the outstanding capital stock of Patterson Broadcasting, Inc. (the "Patterson Broadcasting Acquisition") (which then owned and operated or programmed 22 FM and 12 AM stations) to the Company. In addition, Pacific Star Communications, Inc., a wholly-owned subsidiary of Capstar Radio, sold radio stations KJSN-FM, KFIV-FM, KJAX-AM and KFRY-FM in the Modesto/ Stockton, California market to the Company. Total consideration for the foregoing purchases was approximately $223,000 in cash and approximately $11,500 due under the Capstar Radio Note. The Company funded the acquisition of Patterson Broadcasting, Inc., and certain stations of Pacific Star Communications, Inc. with proceeds from a loan by Bankers Trust Company, which loan was refinanced with borrowings under the Capstar Radio Note.

     For financial reporting purposes, the transaction in the preceding paragraph has been treated as a transaction between entities under common control. Accordingly, the assets and liabilities so acquired have been recorded by the Company at historical cost in a manner similar to that in pooling-of-interests accounting. The operating results of these businesses have been included in the Company's financial statements from the date of the Patterson Broadcasting Acquisition, the earliest date for which common control of both entities existed.

     On August 10, 1998, the Company exchanged one AM station in Pittsburgh, Pennsylvania for another AM station in Cleveland, Ohio. On September 30, 1998, the Company exchanged one FM station in Jackson, Mississippi for another FM station in Jackson, Mississippi. The $5.0 million and $11.75 million, respectively, carrying value of the station's net assets exchanged approximate the fair value of the net assets received.

     On October 5, 1998, the Company's parent contributed one FM station in Albany, New York with a fair value and historical book value of $2.7 million to the Company.

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  1997 Radio Broadcasting Acquisitions and Dispositions

     In August 1997, the Company acquired two radio stations operating in Pittsburgh, Pennsylvania and two radio stations in Milwaukee, Wisconsin for $35.0 million.

     In August 1997, the Company exchanged one radio station in Pittsburgh, Pennsylvania and $20.0 million in cash for one radio station in Charlotte, North Carolina. The Company operated the radio station in Charlotte, North Carolina pursuant to a local market agreement during July 1997.

     In July 1997, the Company acquired substantially all of the assets of four radio stations operating in Richmond, Virginia for approximately $46.5 million in cash, including payments made to buy out minority equity interests which the Company had originally agreed to provide to certain of the sellers.

     In April 1997, the Company acquired substantially all of the assets of three radio stations in Indianapolis, Indiana and in June 1997 the Company acquired substantially all of the assets of four stations in Pittsburgh, Pennsylvania from Secret Communications for a total purchase price of $255.0 million in cash.

     Also in April 1997, the Company sold one radio station operating in Little Rock, Arkansas to Triathlon Broadcasting Company, a related party. The station was sold for $4.1 million, of which $3.5 million had been held as a deposit by the Company since 1996. No gain or loss was recorded on the transaction as the radio station was acquired in connection with the MMR Merger, as defined below.

     In March 1997, the Company acquired two radio stations operating in Houston, Texas, for a purchase price of approximately $43.0 million in cash, exclusive of certain additional contingent liabilities which may become payable. The acquisition increased the number of stations the Company owns in the Houston market to four.

     In March 1997, the Company exchanged one radio station operating in Washington D.C./Baltimore, Maryland, for two radio stations operating in Dallas, Texas (the "CBS Exchange") and completed the sale of two radio stations operating in the Myrtle Beach, South Carolina market for $5.1 million payable in installments over a five year period (present value approximately $4.3 million). The CBS Exchange was structured as a substantially tax free exchange of like-kind assets. The contract for the sale of the Myrtle Beach stations was in place prior to the merger with Multi-Market Radio, Inc. ("MMR"). No gain or loss was recognized on the Myrtle Beach stations that were recently acquired in the MMR Merger, as defined below.

     Costs of $871 related to the reformatting of the Dallas stations was included in depreciation, amortization, duopoly integration costs and acquisition related costs in 1997.

     In February 1997, the Company purchased WWYZ-FM, operating in Hartford, Connecticut, for a purchase price of $25.9 million in cash. The acquisition increased the number of stations the Company owns in the Hartford market to five.

     In January 1997, the Company purchased one radio station operating in Albany, New York, for $1.0 million in cash.

  1996 Radio Broadcasting Acquisitions and Dispositions

     In December 1996, the Company acquired substantially all of the assets of WHSL-FM, operating in Greensboro, North Carolina, for a purchase price of $6.0 million in cash and exchanged radio station KRLD-AM, Dallas, Texas and the Texas State Networks for radio station KKRW-FM, Houston, Texas. The exchange was structured as a substantially tax free exchange of like kind assets. No gain or loss was recorded

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

on the exchange as the book values of KRLD-AM and the Texas State Networks approximated the fair value of the assets of KKRW-FM.

     In November 1996, the Company consummated its merger with MMR (the "MMR Merger"), pursuant to which it acquired MMR in exchange for 105 shares of Class A Common Stock, 13 shares of Class B Common Stock both valued at $526,381 per share and other equity securities with a total market value for all securities issued of approximately $71.5 million in cash. Concurrently with the consummation of the MMR Merger, the Company paid approximately $43.0 million in cash to satisfy outstanding indebtedness of MMR. MMR was organized in 1992 by the Company's executive chairman and another officer and director of the Company. The Company's executive chairman owned a substantial equity interest in MMR which was exchanged for Class B Common Stock of the Company upon the consummation of the MMR Merger. MMR owned and operated, provided programming to or sold advertising on behalf of thirteen FM stations and one AM station located in eight markets: New Haven, Connecticut; Hartford, Connecticut; Springfield/ Northampton, Massachusetts; Daytona Beach, Florida; Augusta, Georgia; Biloxi, Mississippi; Myrtle Beach, South Carolina and Little Rock, Arkansas. Prior to the MMR Merger, MMR had entered into agreements to sell two stations operating in Myrtle Beach, South Carolina and one station operating in Little Rock, Arkansas (the "MMR Dispositions"). The Company also terminated a JSA with one station operating in Augusta, Georgia and its LMA with one station operating in Myrtle Beach, South Carolina in December 1996.

     In October 1996, the Company sold radio station KTCK-AM, Dallas, Texas for approximately $13.4 million in cash, net of certain sale expenses. The Company acquired the assets of KTCK-AM in Dallas, Texas in September 1995 from a third party for $8,633 in cash (including $133 in transaction costs) and $2,000 of 6% current coupon Series C Redeemable Preferred Stock (Note 9). The purchase agreement contains a provision for a contingent payment not to exceed $7,500 payable in 1998 if the Company's Dallas properties achieve certain ratings and financial goals. In 1996, the Company recorded a loss of $1.9 million on the disposition, based on its estimate of the ultimate resolution of the contingency. During 1997, the company paid $3,000 to the Seller in connection with this provision. During 1998, the Company paid $3,100 in final settlement of this provision.

     In July 1996, the Company acquired Liberty Broadcasting, Inc. for a purchase price of approximately $239.7 million in cash, including $10.4 million for working capital. Liberty Broadcasting Inc. was a privately-held radio broadcasting company which owned and operated, provided programming to or sold advertising on behalf of fourteen FM and six AM radio stations located in six markets: Washington, DC/Baltimore, Maryland; Nassau-Suffolk, New York; Providence, Rhode Island; Hartford, Connecticut; Albany, New York and Richmond, Virginia.

     In July 1996, the Company sold three stations operating in the Washington, DC/Baltimore, Maryland market for $25.0 million. No gain or loss was recognized on the dispositions.

     In July 1996, the Company acquired from Prism Radio Partners, L.P. ("Prism"), substantially all of the assets used in the operation of eight FM and five AM radio stations located in four markets: Jacksonville, Florida; Raleigh, North Carolina; Tucson, Arizona and Wichita, Kansas. In September 1996, the Company also acquired from Prism substantially all of the assets of three radio stations operating in Louisville, Kentucky (the "Louisville Stations"), upon renewal of the FCC licenses of such stations (collectively the "Prism Acquisition"). The total purchase price for the Prism Acquisition was approximately $105.3 million in cash. In October 1996, the Company sold the Louisville Stations for $18.5 million in cash. The Company recognized no gain or loss on the disposition.

     In July 1996, the Company acquired substantially all of the assets of WJDX-FM, Jackson, Mississippi for a purchase price of approximately $3.2 million. In addition, in August 1996, the Company acquired

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

substantially all of the assets of WSTZ-FM and WZRX-AM, each operating in Jackson, Mississippi, for approximately $3.5 million in cash.

     In June 1996, the Company acquired substantially all of the assets of WROQ-FM, Greenville, South Carolina, for approximately $14.0 million in cash and WTRG-FM and WRDU-FM, both operating in Raleigh, North Carolina, and WMFR-AM, WMAG-FM and WTCK-AM (formerly WWWB-AM), each operating in Greensboro, North Carolina for approximately $36.8 million in cash.

     In February 1996, the Company acquired radio stations WTDR-FM and WLYT-FM (formerly WEZC-FM), both operating in Charlotte, North Carolina, for an aggregate purchase price of $24.3 million in cash. Costs of $785 related to the integration and reformatting of the Charlotte stations were included in depreciation, amortization, duopoly integration costs and acquisition related costs in 1996.

     For financial statement purposes, all of the acquisitions described above, with the exception of the Patterson Broadcasting Acquisition, were accounted for using the purchase method of accounting, with the purchase price allocated to the assets acquired (principally intangible assets) and the liabilities assumed based on their estimated fair values at the dates of acquisition. Certain of the recent transactions are based on preliminary estimates of the fair value of the net assets acquired and are subject to final adjustment. The excess purchase price over the estimated fair value of the net assets acquired has been recorded as FCC licenses and goodwill. The assets and liabilities of these acquisitions and the results of their operations and cash flows for the period from the date of acquisition are included in the accompanying consolidated financial statements. The following unaudited pro forma summary presents the consolidated results of operations for the years ended December 31, 1997 and 1998 as if the foregoing transactions for any given year and the subsequent year had occurred at the beginning of such year after giving effect to certain adjustments, including amortization of FCC licenses and goodwill and interest expense on the acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made as of that date or of results which may occur in the future.

                                                           1997       1998
                                                         --------   ---------
Net revenue (unaudited)................................  $340,818   $ 371,573
Loss from continuing operations (unaudited)............  $(22,491)  $ (67,248)
Net loss (unaudited)...................................  $(18,677)  $(153,630)

     Concert Promotion Acquisitions. During 1997 and 1998, the Company also acquired the following concert promotion companies, which were contributed to SFX Entertainment at the Spin-Off date.

     In January 1997, the Company purchased Delsener/Slater for an aggregate consideration of approximately $26.6 million, including $2.9 million for working capital and the present value of deferred payments of $3.0 million to be paid, without interest, over five years and $1.0 million to be paid, without interest, over ten years. The deferred payments are subject to acceleration in certain circumstances.

     In March 1997, Delsener/Slater consummated the acquisition of certain companies which collectively own and operate the Meadows for $900 in cash, 16 shares of SFX Class A Common Stock with a value of approximately $7.5 million and the assumption of approximately $15.4 million of debt.

     Also in March 1997, the Company, in partnership with Pavilion Partners, entered into a twenty-two year lease to operate the PNC Bank Arts Center, a 10,800 seat complex located in Holmdel, New Jersey. The lease also granted Pavilion Partners the right to expand the capacity to 17,500 prior to the 1998 season.

     In June 1997, the Company acquired Sunshine Promotions for $53.9 million in cash at closing, $2.0 million in cash payable over 5 years, 4 shares of Class A Common Stock issued and issuable over a two

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

year period with a value of approximately $4.0 million and the assumption of approximately $1.6 million of debt. The assets to be acquired include Deer Creek Music Center, a 21,000 seat complex located in Indianapolis, Indiana, the Polaris Amphitheater, a 20,000 seat complex located in Columbus, Ohio and a 99 year lease to operate Murat Centre, a 2,700 seat theater and 2,200 seat ballroom, located in Indianapolis, Indiana.

     In February and March 1998, SFX Entertainment acquired the following live entertainment businesses.

     PACE Entertainment Corporation ("PACE"), one of the largest diversified producers and promoters of live entertainment in the United States, having what SFX Entertainment believes to be the largest distribution network in the United Sates in each of its music, theater and specialized motor sports businesses (the "PACE Acquisition"), for total consideration of approximately $156,056. In connection with the PACE Acquisition, SFX Entertainment acquired 100% of Pavilion Partners, a partnership that owns interest in 10 venues ("Pavilion"), through the PACE Acquisition and directly from PACE's various partners for $90,627, The Company has guaranteed the performance of SFX Entertainment's obligation to PACE until PACE is issued the SFX Entertainment stock it is entitled to under the acquisition agreement.

     The Contemporary Group, a fully-integrated live entertainment and special event promoter and producer, venue owner and operator and consumer marketer, for total consideration of approximately $101,402.

     The Network Magazine Group, a publisher of trade magazines for the radio broadcasting industry, and SJS Entertainment, an independent creator, producer and distributor of music-related radio programming, services and research which it exchanges with radio broadcasters for commercial air-time sold, in turn, to national network advertisers, for total consideration of approximately $66,784.

     BG Presents, one of the oldest promoters of, and owner-operators of venues for, live entertainment in the United States, and a leading promoter in the San Francisco Bay area, for total consideration of approximately $80,327.

     Concert/Southern Promotions, a promoter of live music events in the Atlanta, Georgia metropolitan, for total consideration of approximately $16,600.

     Westbury Music Fair, a theater located in Westbury, New York for aggregate consideration of $3.0 million in cash and an agreement to issue 75,019 shares of Class A Common Stock of SFX Entertainment.

     In order to facilitate certain concert promotion acquisitions, the Company and/or SFX Entertainment undertook the following financing activities.

     On February 11, 1998, SFX Entertainment completed the private placement of $350.0 million of 9 1/8% Senior Subordinated Notes (the "Notes") due 2008. Interest is payable on the Notes on February 1 and August 1 of each year.

     On February 26, 1998, SFX Entertainment executed a Credit and Guarantee Agreement (the "Credit Agreement") which established a $300.0 million senior secured credit facility comprised of (i) a $150.0 million eight-year term loan (the "Term Loan") and (ii) a $150.0 million seven-year reducing revolving credit facility. Borrowings under the Credit Agreement are collateralized by substantially all of the assets of SFX Entertainment, including a pledge of the outstanding stock of substantially all of its subsidiaries and guaranteed by all of SFX Entertainment's subsidiaries. On February 27, 1998, SFX Entertainment borrowed $150.0 million under the Term Loan. Together with the proceeds from the Notes, the proceeds from the Term Loan were used to finance the 1998 acquisitions discussed above.

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     For financial statement purposes, all of the acquisitions described above were accounted for using the purchase method of accounting, with the purchase price allocated to the assets acquired (principally intangible assets) and the liabilities assumed based on their estimated fair values at the dates of acquisition. Certain of the recent transactions are based on preliminary estimates of the fair value of the net assets acquired and are subject to final adjustment. The excess purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill. The assets and liabilities of these acquisitions and the results of their operations and cash flows for the period from the date of acquisition are included in the accompanying consolidated financial statements.

NOTE 5 -- PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                         DEPRECIABLE   PREDECESSOR   COMPANY
                                         DEPRECIATION       LIFE       -----------   --------
                                            METHOD         (YEARS)        1997         1998
                                         -------------   -----------   -----------   --------
Buildings and improvements.............  Straight-line    5-20          $ 18,295     $ 22,460
Broadcasting and other equipment.......  Straight-line    3-20            67,821       92,398
                                                                        --------     --------
                                                                          86,116      114,858
Accumulated depreciation and
  amortization.........................                                  (17,456)      (5,637)
                                                                        --------     --------
                                                                          68,660      109,221
Land...................................                                    6,169        8,942
                                                                        --------     --------
                                                                        $ 74,829     $118,163
                                                                        ========     ========

NOTE 6 -- INTANGIBLES

     Intangibles consists of the following:

                                                     AMORTIZABLE   PREDECESSOR    COMPANY
                                    AMORTIZATION        LIFE       -----------   ----------
                                       METHOD          (YEARS)        1997          1998
                                   ---------------   -----------   -----------   ----------
FCC licenses.....................   Straight-line      40          $  913,887    $3,360,522
Goodwill.........................   Straight-line      40             131,601         2,372
Deferred financing costs.........  Interest Method     --              22,250            --
Other............................   Straight-line      3-5              5,406         1,915
                                                                   ----------    ----------
                                                                    1,073,144     3,364,809
Less accumulated amortization....                                     (39,580)      (50,116)
                                                                   ----------    ----------
                                                                    1,033,564     3,314,693
Pending acquisition costs........                                       5,830         8,793
                                                                   ----------    ----------
                                                                   $1,039,394    $3,323,486
                                                                   ==========    ==========

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 7 -- LONG-TERM DEBT

     Long-Term Debt consists of the following:

                                                        PREDECESSOR    COMPANY
                                                        -----------   ---------
                                                           1997         1998
                                                        -----------   ---------
Capstar Radio Note....................................   $     --     $ 372,703
10 3/4% Senior subordinated notes.....................    450,000       323,473
11 3/8% Senior subordinated notes.....................        566           566
Senior credit facility................................    313,000            --
Capital lease obligations and other notes payable at
  various interest rates..............................      1,136         1,847
                                                         --------     ---------
                                                          764,702       698,589
Less: current portion.................................       (610)     (372,903)
                                                         --------     ---------
                                                         $764,092     $ 325,686
                                                         ========     =========

     The aggregate contractual maturities of long-term debt for the years ending December 31 are as follows: 1999 -- $372,903; 2000 -- $1,169; 2001 -- $378;
2002 -- $353; 2003 -- $313; thereafter -- $323,473.

     The Capstar Radio Note is a $1,400,000 revolving credit agreement with Capstar Radio, due on demand, with interest payable quarterly at an annual floating rate equal to the per annum interest rate available to Capstar Radio under its credit facility for revolving loans that are Eurodollar loans with a three month interest period applicable thereto (7.7% at December 31, 1998).

     Incidental to the SFX Merger, the Company repaid its senior credit facility. No amounts are available under this facility.

     On July 3, 1998, pursuant to the terms of the indenture governing the Company's 10 3/4% Senior Subordinated Notes due 2006, the Company redeemed $154,000 aggregate principal amount of the 10 3/4% senior subordinated notes for an aggregate purchase price of $172,800 including a $16,600 redemption premium and $2,200 of accrued interest. (The carrying value of the 10 3/4% senior subordinated notes approximated their fair value at the date of redemption).

     The SFX Merger resulted in a change of control under the indentures governing the 10 3/4% senior subordinated notes and the Company's 11 3/8% Senior Subordinated Notes due 2000 (in which case the Company is required to offer to repurchase all outstanding notes at a specified price). Pursuant to change of control offers to acquire all of the outstanding 10 3/4% senior subordinated notes and 11 3/8% senior subordinated notes, each of which commenced on June 8, 1998, the Company purchased on July 10, 1998 $1,866 aggregate principal amount of the 10 3/4% senior subordinated notes for an aggregate purchase price of $1,915, including an $18 purchase premium and $31 of accrued interest (The carrying value of the 10 3/4% senior subordinated notes approximated their fair value at the date of redemption). No 11 3/8% senior subordinated notes were tendered for repurchase.

     To fund these purchases, Capstar Radio contributed $314,510 in cash to the Company in exchange for stock of the Company.

     To facilitate the Spin-Off, SFX Entertainment's 1998 acquisitions and its financing thereof, the Company sought and obtained consents from the holders of the 10 3/4% senior subordinated notes, holders of the 11 3/8% senior subordinated notes and the holders of the Company's 12 5/8% Series E Cumulative Exchangeable Preferred Stock. In connection with these consents, the Company modified certain covenants. Fees and

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

expenses of approximately $18,000 were incurred by the Company in connection with the consent solicitations and were reimbursed by SFX Entertainment. Such charges are included in non-recurring and unusual charges.

     In May 1996, the Company completed the placement of $450.0 million in aggregate principal amount of its 10 3/4% senior subordinated notes (the "Note Offering"). Interest is payable semi-annually on May 15 and November 15. The notes are uncollateralized obligations of the Company and are subordinate to all senior debt of the Company. The Company incurred issuance costs totaling $15.3 million related to the Note Offering which were recorded as deferred financing costs. The effective interest rate on the notes is approximately 9.1% after giving effect to revaluation at June 1, 1998.

     Concurrently with the closings of the Note Offering, the Company completed a tender offer (the "Tender Offer") and related consent solicitation with respect to its 11 3/8% senior subordinated notes. SFX repurchased approximately $79.4 million in principal amount of the $80.0 million in principal amount of the 11 3/8% senior subordinated notes outstanding in the Tender Offer. The Company also entered into a supplemental indenture amending the terms of the indenture pursuant to which the remaining 113/8% senior subordinated notes were issued.

     In March 1995, the Company entered into a $50.0 million senior credit facility (the "Old Credit Facility"). On May 31, 1996 all amounts outstanding under the Old Credit Facility were repaid.

     In connection with the repurchase of the 11 3/8% senior subordinated notes and the repayment of the Old Credit Facility, the Company recorded an extraordinary loss on debt retirement of approximately $15.2 million to reflect the cost of prepayment premiums and the write-off of debt issuance costs.

     The 10 3/4% CCI Notes indenture contains restrictive provisions that, among other things, limit the ability of CCI to incur additional indebtedness, pay dividends or make certain other restricted payments, or merge or consolidate with or sell all or substantially all of their assets to any other person. Substantially, all of the assets of CCI are restricted.

     The Company's 10 3/4% senior subordinated notes and 11 3/8% senior subordinated notes are guaranteed by every direct and indirect subsidiary of the Company. There are no non-guarantor subsidiaries. The guarantees by the guarantor subsidiaries are full, unconditional, and joint and several. All of the guarantor subsidiaries are wholly-owned. The Company is a holding company with no assets, liabilities or operations other than its investment in its subsidiaries. Separate financial statements of each guarantor have not been included as management has determined that they are not material to investors.

NOTE 8 -- SHAREHOLDER'S EQUITY

  Common Stock

     In connection with the SFX Merger, the Company amended its charter to provide for 10,210,000 shares of authorized stock consisting of 200,000 shares of Class A Common Stock and 10,010,000 shares of preferred stock, par value $0.01. Upon the filing of the new amendment all existing outstanding common shares were immediately converted to .000064592 new Class A common shares. All share information included in the accompanying consolidated financial statements and notes thereto (with the exception of authorized shares) has been retroactively adjusted to reflect the reverse split.

     In May 1996, 2 shares of Class A Common Stock and 9 shares of Class B Common Stock were repurchased from the Company's former President. In July 1997, the Company repurchased .2 shares of Class A Common for $111. In addition, in September 1997, the Company repurchased .03 shares of Class A Common Stock for $19.

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  Stock Options

     The Company has elected to follow APB Opinion No. 25, "Accounting for Stock Issued to employees" and related interpretations in accounting for its employee stock options, as opposed to the fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation."

     Under stock option plans adopted annually since 1993, stock options to acquire Class A Common were granted to certain officers, key employees and other key individuals who performed services for the Company. Options granted under these plans were generally granted at option prices equal to the fair market value of the Class A Common Stock on the date of grant. As such, under APB Opinion No. 25, no expense was recorded in the statement of operations. Terms of the options, determined by the Company, provided that the maximum term of each options shall not exceed ten years and the options become fully exercisable within five years of continued employment with the exception of certain options granted to executives which were fully vested upon issuance.

     Capstar Radio purchased and settled all outstanding options and warrants of SFX resulting in SFX recording approximately $74,000 in expense and a corresponding credit to paid-in capital.

     The table below does not include the options issued in the MMR acquisition.

                                            1996                1997                1998
                                      -----------------   -----------------   -----------------
Options outstanding at beginning of
  year..............................        48.31               58.78               39.01
Option price........................  $201,263-$328,988   $201,263-$522,511   $201,263-$445,102
Options granted.....................        22.54               27.13                --
Options price.......................  $421,879-$522,511       $433,490               --
Options exercised...................         --                 46.90               9.91
Option price........................         --           $201,263-$522,511   $201,263-$445,102
Options repurchased or settled......        12.08                --                 29.10
Option price........................  $201,263-$328,988          --           $201,263-$445,102
Options expired or canceled.........         --                  --                  --
Options outstanding at end of
  year..............................        58.78               39.01                --
Option price........................  $201,263-$522,511   $201,263-$445,102          --
Options exercisable at end of
  year..............................        29.79               28.40                --

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 9 -- REDEEMABLE PREFERRED STOCK

     Preferred stock consists of the following:

                                                              PREDECESSOR   COMPANY
                                                              -----------   --------
                                                                 1997         1998
                                                              -----------   --------
Preferred Stock of the Company, $.01 par value, 10,010,000
  shares authorized:
Series C Redeemable, 2,000 shares issued and outstanding in
  1997, including accreted dividends of $197................   $  1,730     $     --
Series D Cumulative Convertible Exchangeable Preferred
  Stock, 2,990,000 shares issued and outstanding in 1997,
  including accreted issuance costs of $878.................    145,149           --
Series E Cumulative Exchangeable Preferred Stock, 2,250,000
  and 1,266,176 shares issued and 2,250,000 and 1,266,176
  shares outstanding in 1997 and 1998, respectively, net of
  issuance costs, includes accreted issuance costs of $951
  in 1997...................................................    228,917      148,669
                                                               --------     --------
                                                               $375,796     $148,669
                                                               ========     ========

     The Series C Redeemable Preferred Stock and Series D Cumulative Convertible Exchangeable Preferred Stock were redeemed coincidental with the SFX Merger.

     The shares of Series E Cumulative Exchangeable Preferred Stock (the "Series E Preferred Stock") receive cumulative dividends equal to the rate of 12 5/8% per annum which are paid by the Company on January 15 and July 15 of each year. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or before January 15, 2002, either in cash or in additional shares of Series E Preferred Stock having a liquidation preference equal to the amount of such dividend. Subject to certain conditions, the shares of Series E Preferred Stock are exchangeable in whole or in part, on a pro rata basis, at the option of the Company, on any dividend payment date, for the Company's
12 5/8% Senior Subordinated Exchangeable Debentures due 2006 ("CCI Exchange Notes"), provided that immediately after giving effect to any partial exchange, there shall be outstanding Series E Preferred Stock with an aggregate liquidation preference of not less than $50,000 and not less than $50,000 in aggregate principal amount of CCI Exchange Notes. The Company is required, subject to certain conditions, to redeem all of the Series E Preferred Stock outstanding on October 31, 2006.

     On July 3, 1998, pursuant to the terms of the certificate of designation that governs the Series E Preferred Stock (the "CCI Certificate of Designation"), the Company redeemed $119,600 aggregate liquidation preference, or 1,196,011 shares, of the Series E Preferred stock for an aggregate purchase price of $141,700, including a $15,100 redemption premium and $7,000 of accrued dividends. (The carrying value of the Series E Preferred Stock approximated its fair value at the date of redemption).

     The SFX Merger resulted in a change of control under the CCI Certificate of Designation (in which case the Company is required to offer to repurchase all outstanding shares at a specified price). Pursuant to change of control offers to acquire all of the outstanding Series E Preferred Stock, which commenced on June 8, 1998, the Company purchased on July 10, 1998 $500 aggregate liquidation preference, or 5,004 shares, of the Series E Preferred Stock for an aggregate purchase price of $536, including a $5 purchase premium and $31 of accrued dividends.

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     To fund these purchases, Capstar Radio contributed $314,510 in cash to the Company in exchange for stock of the Company.

     The CCI Certificate of Designation contains restrictive provisions that, among other things, limit the ability of CCI to incur additional indebtedness, pay dividends or make certain other restricted payments, or merge or consolidate with or sell all or substantially all of their assets to any other person. Substantially all of the CCI assets are restricted.

NOTE 10 -- INCOME TAXES

     The provisions for income taxes for the years ended December 31, 1996 and 1997 and the five and seven month periods ended May 31, 1998 and December 31, 1998, respectively are summarized as follows:

                                                        PREDECESSOR                    COMPANY
                                             ----------------------------------   ------------------
                                                              FIVE MONTHS ENDED   SEVEN MONTHS ENDED
                                                                   MAY 31,           DECEMBER 31,
                                              1996    1997          1998                 1998
                                             ------   -----   -----------------   ------------------
Current
  Federal..................................  $   --   $  --         $  --              $ 24,896
  State....................................   1,190     990           310                 4,000
                                             ------   -----         -----              --------
                                              1,190     990           310                28,896
                                             ------   -----         -----              --------
Deferred
  Federal..................................      --      --            --               (19,323)
  State....................................    (710)   (180)         (100)               (2,596)
                                             ------   -----         -----              --------
                                               (710)   (180)         (100)              (21,919)
                                             ------   -----         -----              --------
                                             $  480   $ 810         $ 210              $  6,977
                                             ======   =====         =====              ========

     Prior to the SFX Merger, the Company filed a consolidated tax return for federal income tax purposes. Subsequent to the SFX Merger, the Company is included in the consolidated federal income tax return of its parent. As a result of current losses, the benefit for which realization was not reasonably assured, no federal tax provision was recorded for the years ended December 31, 1996 and 1997. The current income tax expense recorded during 1996, 1997 and 1998 is a result of current state and local income taxes in certain states where subsidiaries file separate tax returns and state and federal income tax expense for the seven months ended December 31, 1998 resulting primarily from taxable gains on asset sales.

     At December 31, 1998, the Company had total net operating loss carryforwards of approximately $21,300 that will expire from 2007 through 2013, which all result from net operating losses of acquired subsidiaries. The acquired net operating losses are SRLY to the acquired subsidiaries that generated the losses. Management considers that it is more likely than not that a portion of these loss carryforwards will not ultimately be realized, and has recorded a related valuation allowance as of December 31, 1998.

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1998 are as follows:

                                                              PREDECESSOR     COMPANY
                                                              -----------   -----------
                                                                 1997          1998
                                                              -----------   -----------
Deferred tax assets:
Accounts receivable.........................................   $     860    $     1,776
Net operating loss carryforwards............................      23,965          8,123
Unamortized discount on long term debt......................          --         11,719
Management service contract.................................       2,356             --
Other reserves..............................................         113             --
National sales representative contract settlement...........       8,740             --
Accrued bonuses and other compensation......................       1,563             --
                                                               ---------    -----------
Total deferred tax assets...................................      37,597         21,618
Valuation allowance.........................................     (21,876)        (2,856)
                                                               ---------    -----------
          Net deferred tax assets...........................      15,721         18,762
Deferred tax liabilities:
Property and equipment and intangible asset basis
  differences and related depreciation and amortization.....    (118,402)    (1,027,147)
                                                               ---------    -----------
          Total deferred tax liabilities....................    (118,402)    (1,027,147)
                                                               ---------    -----------
          Net deferred tax liabilities......................   $(102,681)   $(1,008,385)
                                                               =========    ===========

     The 1996, 1997 and 1998 effective tax rates varied from the statutory federal income tax rate as follows:

                                                       PREDECESSOR                      COMPANY
                                         ---------------------------------------   ------------------
                                                               FIVE MONTHS ENDED   SEVEN MONTHS ENDED
                                           1996       1997       MAY 31, 1998      DECEMBER 31, 1998
                                         --------   --------   -----------------   ------------------
Income taxes at the statutory rate....   $(16,924)  $ (8,488)      $(40,258)             $6,068
Effect of non-recurring and unusual
  charges.............................      6,875      6,781         11,325                  --
Valuation allowance...................      9,859     13,977             --                  --
Effect of nondeductible amortization
  of intangibles......................        264        295             --                  --
Options and warrants..................         --    (12,380)        10,628                  --
Utilization of net operating losses
  through Spin-Off....................         --         --         18,450                  --
State and local income taxes (net of
  federal benefit)....................        317        535             65                 913
Other.................................         89         90             --                  (4)
                                         --------   --------       --------              ------
          Total.......................   $    480   $    810       $    210              $6,977
                                         ========   ========       ========              ======

     In connection with the Spin-Off of SFX Entertainment (Note 1), the Company entered into a tax sharing agreement with SFX Entertainment. Under the tax sharing agreement, the parties have agreed to indemnify each other for any net tax consequences resulting from inclusion of SFX Entertainment's tax attributes in the consolidated federal income tax returns of the Company including any tax liability to the Company resulting from the Spin-Off of SFX Entertainment (Note
1). The term of the tax sharing

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

agreement is indefinite and includes provisions which consider the consequences to the parties of future adjustments to tax liabilities, if any, which may be required by taxing authorities related to past tax filings.

NOTE 11 -- COMMITMENTS AND CONTINGENCIES

     On August 29, 1997, two lawsuits were commenced against SFX and its directors in the Court of Chancery of the State of Delaware (New Castle County). The plaintiffs in the lawsuits are Harbor Finance Partners (C.A. No. 15891) and Steven Lieberman (C.A. No. 15901). The complaints are identical and allege that the consideration to be paid as a result of the SFX Merger to the holders of SFX's Class A common stock is unfair and that the individual defendants have breached their fiduciary duties. Both complainants seek to have the actions certified as class actions and seek to enjoin the SFX Merger or, in the alternative, monetary damages. The defendants have filed answers denying the allegations, and discovery has commenced. The parties have agreed that the lawsuits may be consolidated in one action entitled In Re SFX Broadcasting, Inc. Shareholders Litigation (C.A. No. 15891).

     On March 17, 1998, the parties entered into a Memorandum of Understanding, pursuant to which the parties have reached an agreement providing for a settlement of the action (the "Settlement"). Pursuant to the Settlement, SFX has agreed not to seek an amendment to the merger agreement to reduce the consideration to be received by the stockholders of SFX in the SFX Merger in order to offset SFX Entertainment's indemnity obligations. The Settlement also provides for SFX to pay plaintiff's counsel an aggregate of $950, including all fees and expenses as approved by the court. The Settlement is conditioned on the
(a) consummation of the SFX Merger, (b) completion of the confirmatory discovery and (c) approval of the court. Pursuant to the Settlement, the defendants have denied, and continue to deny, that they have acted in bad faith or breached any fiduciary duty. There can be no assurance that the court will approve the Settlement on the terms and conditions provided for therein, or at all. The parties currently are engaging in confirmatory discovery.

     On July 13, 1998, Noddings Investment Group, Inc. and Noddings Warrant Limited Partnership ("Noddings") filed Civil Action No. 16538 in the Court of Chancery of the State of Delaware in and for New Castle County against CCI. Noddings alleges that CCI breached a Warrant Agreement that Noddings contends requires CCI to permit Noddings to exercise warrants in exchange for cash and shares of stock of SFX Entertainment, Inc. Specifically, Noddings alleges that CCI has violated the Warrant Agreement by permitting Noddings to receive cash in exchange for its warrants, but refusing to convey shares of stock of SFX Entertainment. In addition to suing on its own behalf, Noddings is seeking to prosecute the action on behalf of a putative class comprised of all persons who owned equivalent warrants on April 21, 1998 (the date immediately following the record date of the distribution of the stock of SFX Entertainment to holders of the stock of SFX) and their transferees and successors in interest. Noddings has requested that the court (i) declare that on the exercise of its warrants CCI transmit to plaintiffs and members of the class that it seeks to represent $22.3725 in cash per warrant and 0.2983 shares of common stock of SFX Entertainment per warrant, (ii) require CCI to pay 0.2983 shares of common stock of SFX Entertainment per warrant and (if not previously paid) $22.3725 in cash, to any putative class member that has exercised or exercises warrants after April 20, 1998, (iii) in the alternative, award plaintiffs and members of the putative class monetary damages in an amount to be determined at trial, and (iv) award costs and attorney's fees.

     In March 1999, the court issued an opinion dismissing two of Nodding's counts and granting summary judgment in favor of Noddings on one count. The court held that Noddings is entitled to 0.2983 shares of SFX Entertainment stock per warrant. Capstar Communication intends to continue to defend this action through a motion for reargument and if necessary an appeal.

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The Company is subject to various other legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material impact on the consolidated financial position or results of operations or cash flows of the Company.

     The Company has entered into various operating leases, broadcast rights agreements and employment agreements. Total rent expense was $2,903, $5,403, $2,251 and $2,442 for the years ended December 31, 1996 and 1997, the five months ended May 31, 1998 and the seven months ended December 31, 1998, respectively. The Company has historically entered into employment agreements with certain officers and other key employees. Expenses under the contracts approximated $19,748 for the year ended December 31, 1997 and $8,228 for the five months ended May 31, 1998.

     Future aggregate minimum payments under noncancelable operating leases including broadcast rights agreements with initial terms of one year or more are as follows as of December 31, 1998:

1999........................................................  $10,857
2000........................................................    8,341
2001........................................................    5,394
2002........................................................    4,698
2003........................................................    3,560
2004 and thereafter.........................................   10,503

NOTE 12 -- RELATED PARTY TRANSACTIONS

  Chancellor Media Transactions

     Beginning in 1998, the Company retained Katz Media Group, Inc. ("Katz") as its media representative to sell national spot advertising air time. Katz is a wholly owned subsidiary of Chancellor Media. For the five months ended May 31, 1998 and the seven months ended December 31, 1998, the Company incurred $1.6 million and $2.3 million, respectively, for media representation services from Katz.

     Beginning in 1998, the Company broadcasts advertising over the Company's portfolio of stations from the AMFM Radio Networks. The AMFM Radio Networks are owned and operated by Chancellor Media. For the seven months ended December 31, 1998, the Company recorded $2.1 million in revenue relating to the AMFM Radio Networks.

     As stated in Note 4, in 1998, the Company began earning LMA revenue from Chancellor Media under the Chancellor Exchange Agreement. For the seven months ended December 31, 1998, the Company earned LMA fees of approximately $28,800 from the Chancellor Exchange Stations.

     Prior to April 1996, SCMC, where Robert F.X. Sillerman, the Company's former Executive Chairman, serves as Chairman of the Board of Directors and Chief Executive Officer, had been engaged by the Company from time to time for advisory services with respect to specific transactions. In April 1996, the Company and SCMC entered into the SCMC Termination Agreement, pursuant to which SCMC assigned to the Company its rights to provide services to, and receive fees payable by each of, MMR and Triathlon in respect of such consulting and marketing services to be performed on behalf of such companies, except for fees related to certain transactions pending at the date of such agreement. In addition, the Company and SCMC terminated the arrangement pursuant to which SCMC performed financial consulting services for the Company. Upon consummation of the MMR Merger, SCMC's agreement with MMR was terminated. Prior to consummation of the MMR Merger, MMR paid an annual fee of $500 to SCMC and Triathlon paid SCMC an annual fee of $300 (which increased to $500 effective January 1, 1997). In addition, Triathlon has agreed to advance to

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

SCMC an amount of $500 per year in connection with transaction-related services to be rendered by SCMC. However, if the agreement between SCMC and Triathlon is terminated or if an unaffiliated person acquires a majority of the capital stock of Triathlon the unearned fees must be repaid. Pursuant to the SCMC Termination Agreement, the Company has agreed to continue to provide consulting and marketing services to Triathlon until the expiration of their agreement on June 1, 2005, and not to perform any consulting or investment banking services for any person or entity other than Triathlon in the radio broadcasting industry or in any business which uses technology for the audio transmission of information or entertainment. Pursuant to the SFX Merger, the Company transferred the Triathlon consulting contract to SFX Entertainment. In consideration of the foregoing agreements, the Company issued to SCMC warrants to purchase up to 39 shares of Class A Common Stock at an exercise price, subject to adjustment, of $522,511 per share (the market price at the time the financial consulting arrangement was terminated). The Company also forgave a $2.0 million loan made by the Company to SCMC, plus accrued and unpaid interest thereon. Pursuant to such agreement, the former Chairman agreed with the Company that he would supervise, subject to the direction of the Board of Directors, the performance of the financial consulting and other services previously performed by SCMC for the Company. During 1996, the Company received fees of $292 from MMR and $511 from Triathlon. During 1997, the Company received fees of $1,794 from Triathlon. In connection with this agreement, the Company had a $44 receivable from Triathlon at December 31, 1997.

     In 1996, the Company paid to SCMC advisory fees of $4,000 in connection with the Liberty acquisition, the Prism acquisition, the Greenville acquisition, the Jackson acquisitions, the Greensboro acquisition and the Raleigh-Greensboro acquisition. In addition, the Company paid SCMC, on behalf of MMR, a non-refundable fee of $2,000 for investment banking services provided to MMR in connection with the MMR Merger.

     Prior to June 1996, the Company held a non-recourse note receivable from the Company's former President in the amount of $2,000 which was secured by 9 shares of Class B Common Stock. The note bore interest at 6% per annum. Interest income of $60 was accrued in 1996 on the loan. The loan and interest accrued were forgiven in June 1996 pursuant to an agreement with the former President and are included in non-recurring and unusual charges.

     During the last quarter of 1996, the Company consolidated all of its corporate office functions in New York. Prior to such time, the Company had an agreement with the Company's former Chairman related to the maintenance of the Company's New York Office whereby the Company reimbursed SCMC for certain office expenses and salaries for certain employees of SCMC who provided services on behalf of the Company. In addition certain of the Company's employees performed certain services for other entities affiliated with SCMC. In connection with SCMC Termination Agreement and the consolidation of the Company's Corporate Office in New York, SCMC employees who provided services on behalf of the Company became employees of the Company. Total reimbursements paid to SCMC for office expenses and salaries totaled approximately $1,082 for the year ended December 31, 1996. The reimbursements paid to SCMC in 1996 included $292 and $261 of fees paid by MMR and Triathlon, respectively, directly to SCMC following the effective date of the SCMC Termination Agreement. The timing of these payments during the year were such that the Company had advanced amounts to SCMC of up to $230 during the period.

     The transactions above were not negotiated on an arms-length basis. Accordingly, each transaction was approved by the Company's Board of Directors, including the Company's independent directors, in accordance with the provisions relating to affiliate transactions in the Company's by-laws, bank agreements and Indenture, which provisions require a determination as to the fairness of the transactions to the Company.

     The Company's former Executive Vice President, General Counsel and Director is Of Counsel to the law firm of Baker & McKenzie. Baker & McKenzie served as counsel to the Company in certain matters up to the date of the SFX Merger. Baker & McKenzie compensates the executive based, in part, on the fees it receives

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

from providing legal services to the Company and other clients originated by the executive. The Company paid Baker & McKenzie $4,886, $6,813 and $3,915 for legal services during 1996, 1997 and the five months ended May 31, 1998, respectively.

NOTE 13 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of the Company's financial instruments for which the estimated fair value of the instrument differs significantly from its carrying amount at December 31, 1997 and 1998. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                 PREDECESSOR             COMPANY
                                             -------------------   -------------------
                                                    1997                  1998
                                             -------------------   -------------------
                                             CARRYING     FAIR     CARRYING     FAIR
                                              VALUE      VALUE      VALUE      VALUE
                                             --------   --------   --------   --------
Long-term debt -- Senior Subordinated
  Notes....................................  $450,566   $493,313   $324,039   $355,733
Redeemable preferred stock.................   375,796    521,620    148,669    152,891

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

          Cash, short-term debt and accounts receivable and payable: the carrying amount approximates fair value because of the short maturity of these instruments.

          Long-term debt: The fair value of the Company's senior subordinated notes is based on quoted market prices. As amounts outstanding under the Company's Capstar Radio Note bear interest at current market rates, their carrying amounts approximate fair market value.

          Redeemable preferred stock: The fair value is estimated based on quoted market prices.

NOTE 14 -- NON-RECURRING AND UNUSUAL CHARGES, INCLUDING ADJUSTMENTS TO BROADCAST RIGHTS AGREEMENT

     The Company recorded non-recurring and unusual charges of $35,318 in the five months ended May 31, 1998 which consisted primarily of (i) $5,554 of compensation expense related to bonuses and options issued, (ii) $1,420 relating to the settlement of lawsuits, (iii) $489 relating to the increase in value of certain Stock Appreciation Rights, (iv) $16,600 relating to the consent solicitations from the holders of its Senior Subordinated Notes due 2006 and the holders of its Series E Preferred Stock in connection with the Spin-Off, (v) $6,255 of expenses, primarily legal, accounting and regulatory fees associated with the SFX Merger and the consent solicitations in connection with the Spin-Off and (vi) $5,000 related to a brokers contract due upon a change in control.

     The Company recorded non-recurring and unusual charges related to the SFX Merger and the Spin-Off of SFX Entertainment of $20,174 in 1997 which consisted primarily of (i) $12,140 related to bonuses paid to officers of the Company (ii) a write-off of a $2,500 loan made to the Company's then Executive Chairman (iii) $1,713 relating to an increase in value of certain Stock Appreciation Rights and
(iv) $3,821 of other expenses, primarily legal, accounting and regulatory fees.

     The Company recorded non-recurring and unusual charges of $28,994 in 1996 which consisted primarily of (i) payments in excess of the fair value of stock repurchased totaling $12,461 to the company's former President and the write-off by the Company of $2,330 relating to a loan and accrued interest to the Company's former President, (ii) $5,586 related to the SCMC Termination Agreement (Note 12), (iii) $4,575 for the repurchase of options and rights to receive options held by the former Chief Operating Officer and (iv) a

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

charge of $1,600 related to the termination of the Company's contractual four-year broadcast rights of Texas Rangers baseball and an adjustment in the value of the contract for the 1996 season.

NOTE 15 -- DEFINED CONTRIBUTION PLAN

     The Company participates in a 401(k) defined contribution plan in which most of its employees were eligible to participate. The Plan presently provides for discretionary employer contributions. The Company made contributions of approximately $672 in 1998. The Company made no contributions in 1996 or 1997.

NOTE 16 -- SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                              PREDECESSOR               COMPANY
                                                    -------------------------------   ------------
                                                                        FIVE MONTHS   SEVEN MONTHS
                                                                           ENDED         ENDED
                                                                          MAY 31,     DECEMBER 31,
                                                     1996      1997        1998           1998
                                                    -------   -------   -----------   ------------
Cash paid during the year for:
  Interest........................................  $30,898   $65,184     $30,760       $40,397
  Income taxes....................................  $    81   $ 1,059     $ 1,200       $89,625

     Supplemental schedule of noncash investing and financing activities:

          During 1998, the Company's parent contributed certain radio stations and rights to the Company with an aggregate historical book value and fair value of approximately $11,509.

          Issuance of equity securities, including deferred equity security issuance, and assumption of debt in connection with certain acquisitions (Note 4)

          Agreements to pay future cash consideration in connection with certain acquisitions (Note 4)

          Exchange of radio stations (Note 4)

          Issuance of warrants in connection with SCMC termination agreement (Note 12).

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES


          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)



                          CONSOLIDATED BALANCE SHEETS


                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                  (UNAUDITED)



                                        ASSETS
                                                              DECEMBER 31,   MARCH 31,
                                                                  1998          1999
                                                              ------------   ----------
Current assets:
  Cash and cash equivalents.................................   $   11,391    $    8,380
  Accounts receivable, net of allowance for doubtful
     accounts of $4,511 and $4,660, respectively............       71,314        59,232
  Prepaid and other current assets..........................        1,660         4,317
                                                               ----------    ----------
          Total current assets..............................       84,365        71,929
  Property and equipment, net...............................      118,163       117,780
  Intangibles and other, net................................    3,323,486     3,301,542
  Other assets..............................................          627         1,947
                                                               ----------    ----------
          Total assets......................................   $3,526,641    $3,493,198
                                                               ==========    ==========

                         LIABILITIES AND SHAREHOLDER'S EQUITY

Current Liabilities:
  Accounts payable..........................................   $    3,303    $    2,628
  Accrued expenses..........................................       13,869        12,903
  Accrued interest..........................................        4,136        11,913
  Income taxes payable......................................       35,140         2,203
  Current portion of long-term debt.........................      372,903       369,467
                                                               ----------    ----------
          Total current liabilities.........................      429,351       399,114
  Long-term debt, net of current portion....................      325,686       324,622
  Deferred income taxes.....................................    1,008,385     1,007,867
                                                               ----------    ----------
          Total liabilities.................................    1,763,422     1,731,603
                                                               ----------    ----------
Redeemable Preferred Stock, aggregate liquidation preference
  of $133,944 and $138,150, respectively....................      148,669       152,511
                                                               ----------    ----------
Commitments and contingencies
Shareholder's equity:
  Class A Voting Common Stock, $.01 par value; 200,000
     shares authorized; 1,006 shares issued and outstanding,
     respectively...........................................            1             1
  Class B Voting Convertible Common Stock, $.01 par value,
     10,000,000 shares, authorized; none issued.............           --            --
  Additional paid-in capital................................    1,613,967     1,610,125
  Retained earnings (deficit)...............................          582        (1,042)
                                                               ----------    ----------
          Total shareholder's equity........................    1,614,550     1,609,084
                                                               ----------    ----------
          Total liabilities and shareholder's equity........   $3,526,641    $3,493,198
                                                               ==========    ==========



   The accompanying notes are an integral part of the consolidated financial statements.

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES


          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)



                     CONSOLIDATED STATEMENTS OF OPERATIONS


                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                  (UNAUDITED)



                                                              PREDECESSOR            COMPANY
                                                           ------------------   ------------------
                                                           THREE MONTHS ENDED   THREE MONTHS ENDED
                                                               MARCH 31,            MARCH 31,
                                                                  1998                 1999
                                                           ------------------   ------------------
Gross broadcast revenue..................................      $  74,405             $ 94,130
Less: agency commissions.................................         (8,654)              (8,909)
                                                               ---------             --------
Net broadcast revenue....................................         65,751               85,221
                                                               ---------             --------
Station operating expenses...............................         44,636               49,281
Depreciation, amortization, duopoly integration costs and
  acquisition related costs..............................         10,653               23,060
Corporate expenses.......................................          1,569                1,681
LMA fees.................................................             --                   75
Settlement of options and warrants.......................            138                   --
Non-recurring and unusual charges, including adjustments
  to broadcast rights agreement..........................         24,974                   --
                                                               ---------             --------
          Total operating expenses.......................         81,970               74,097
                                                               ---------             --------
Operating income (loss)..................................        (16,219)              11,124
Investment income........................................            202                   42
Interest expense.........................................        (19,190)             (13,312)
                                                               ---------             --------
Loss from continuing operations before income taxes......        (35,207)              (2,146)
Income tax expense (benefit).............................            210                 (522)
                                                               ---------             --------
Loss from continuing operations..........................        (35,417)              (1,624)
                                                               ---------             --------
Discontinued operations:
  Loss from operations to be distributed to shareholders,
     net of taxes........................................        (97,576)                  --
                                                               ---------             --------
Net loss.................................................       (132,993)              (1,624)
Dividends and accretion on preferred stocks..............         10,350                3,842
                                                               ---------             --------
Net loss attributable to common stock....................      $(143,343)            $ (5,466)
                                                               =========             ========



   The accompanying notes are an integral part of the consolidated financial statements.

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES


          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)



                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                  (UNAUDITED)



                                                              PREDECESSOR            COMPANY
                                                           ------------------   ------------------
                                                           THREE MONTHS ENDED   THREE MONTHS ENDED
                                                               MARCH 31,            MARCH 31,
                                                                  1998                 1999
                                                           ------------------   ------------------
Cash provided by continuing operations...................      $  11,547             $  3,919
Cash from operating activities of SFX Entertainment......          9,140                   --
                                                               ---------             --------
Net cash provided by operating activities................         20,687                3,919
                                                               ---------             --------
Investing activities:
  Proceeds from sales of stations and other assets.......          4,692                   --
  Deposits and other payments for pending acquisitions...             --                 (596)
  Purchase of property and equipment.....................         (3,602)              (2,173)
  Other investing activities.............................            (59)                (591)
                                                               ---------             --------
Net cash used in investing activities....................          1,031               (3,360)
Cash used in investing activities of SFX Entertainment...       (379,782)                  --
                                                               ---------             --------
Net cash used in investing activities....................       (378,751)              (3,360)
                                                               ---------             --------
Financing activities:
  Payments on long-term debt and credit facilities.......           (100)             (44,527)
  Proceeds from issuance of long-term debt and credit
     facilities..........................................             --               40,957
  Proceeds from issuance of common stock.................          3,759                   --
  Preferred stock dividends..............................         (2,459)                  --
                                                               ---------             --------
Net cash provided by (used in) financing activities......          1,200               (3,570)
Cash provided by financing activities of SFX
  Entertainment..........................................        458,654                   --
                                                               ---------             --------
Net cash provided by (used in) financing activities......        459,854               (3,570)
                                                               ---------             --------
Net increase (decrease) in cash and equivalents..........        101,790               (3,011)
Cash and cash equivalents at beginning of period.........         24,686               11,391
Net increase in cash of SFX Entertainment................        (88,012)                  --
                                                               ---------             --------
Cash and cash equivalents at end of period...............      $  38,464             $  8,380
                                                               =========             ========



   The accompanying notes are an integral part of the consolidated financial statements.

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES


          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                 MARCH 31, 1999


                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                  (UNAUDITED)



NOTE 1 -- BASIS OF PRESENTATION



     Information with respect to the three month periods ended March 31, 1998 and 1999 is unaudited. The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the unaudited interim consolidated financial statements contain all adjustments considered necessary for a fair presentation. Operating results for the three month period ended March 31, 1999, are not necessarily indicative of the results that may be expected for the year ended December 31, 1999, or for any other interim period. For further information, refer to the consolidated financial statements and footnotes thereto for Capstar Communications included in its Form 10-K for the year ended December 31, 1998.



     On May 29, 1998, SBI Holding Corporation, a Delaware corporation ("SFX Parent"), acquired SFX Broadcasting, Inc., which has been renamed Capstar Communications, Inc. The acquisition was effected through the merger (the "SFX Merger") of SBI Radio Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of SFX Parent, with and into SFX, with SFX as the surviving corporation. The acquisition of SFX by SFX Parent resulted in a change of control of SFX. As a result of the SFX Merger, SFX became an indirect wholly-owned subsidiary of Capstar Radio.



NOTE 2 -- CHANCELLOR MERGER AGREEMENT



     On August 26, 1998, Capstar Broadcasting and Chancellor Media Corporation ("Chancellor Media"), an affiliate of Capstar Broadcasting, entered into a merger agreement (the merger agreement was subsequently amended and restated effective April 29, 1999). Under the merger agreement:



     - Chancellor Media will acquire Capstar Broadcasting in a merger between a wholly-owned subsidiary of Chancellor Media and Capstar Broadcasting, with Capstar Broadcasting surviving the merger as a wholly-owned subsidiary of Chancellor Media;



     - each share of Class A Common Stock, Class B Common Stock and Class C Common Stock will represent 0.4955 shares of common stock in Chancellor Media;



     - each Capstar Broadcasting stock option and warrant that is outstanding and unexercised immediately prior to the merger will be assumed by Chancellor Media and will thereafter be an option or warrant to acquire
       0.4955 shares of common stock of Chancellor Media;



     - each share of Chancellor Media common stock will remain equal to one share of Chancellor Media common stock; and



     - each share of Chancellor Media preferred stock will remain equal to one share of Chancellor preferred stock.



The completion of the merger depends on the satisfaction of a number of conditions. There can be no assurance that all of the conditions to the merger will be satisfied. Either company may waive compliance with the conditions at its discretion if permitted by law.

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES


          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



NOTE 3 -- RECENT ACCOUNTING PRONOUNCEMENT



     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This pronouncement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management does not believe the implementation of this accounting pronouncement will have a material effect on its consolidated financial statements.



NOTE 4 -- COMMITMENTS AND CONTINGENCIES



     On August 29, 1997, two lawsuits were commenced against SFX Broadcasting, Inc. and its directors in the Court of Chancery of the State of Delaware (New Castle County). The plaintiffs in the lawsuits are Harbor Finance Partners (C.A. No. 15891) and Steven Lieberman (C.A. No. 15901). The complaints are identical and allege that the consideration to be paid as a result of the SFX acquisition by Capstar Broadcasting to the holders of SFX's Class A common stock is unfair and that the individual defendants have breached their fiduciary duties. Both complaints seek to have the actions certified as class actions and seek to enjoin the SFX acquisition by Capstar Broadcasting or, in the alternative, monetary damages. The defendants have filed answers denying the allegations, and discovery has commenced. The parties have agreed that the lawsuits may be consolidated in one action entitled In Re SFX Broadcasting, Inc. Shareholders Litigation (C.A. No. 15891). On March 17, 1998, the parties entered into a Memorandum of Understanding, pursuant to which the parties have reached an agreement providing for a settlement of the action. Pursuant to the settlement, SFX has agreed not to seek an amendment to the merger agreement to reduce the consideration to be received by the stockholders of SFX in the SFX acquisition by Capstar Broadcasting in order to offset SFX Entertainment's indemnity obligations. The settlement also provides for SFX to pay plaintiff's counsel an aggregate of $950,000, including all fees and expenses as approved by the court. The settlement is conditioned on the consummation of the SFX acquisition by Capstar Broadcasting (which has been consummated), completion of the confirmatory discovery (which has been completed) and approval of the court. Pursuant to the settlement, the defendants have denied, and continue to deny, that they have acted in bad faith or breached any fiduciary duty. The parties expect to submit the settlement documents soon to the court for its approval. However, there can be no assurance that the court will approve the settlement.



     On July 13, 1998, Noddings Investment Group, Inc. and Noddings Warrant Limited Partnership filed Civil Action No. 16538 in the Court of Chancery of the State of Delaware in and for New Castle County against Capstar Communications. Noddings alleges that Capstar Communications breached a March 23, 1994, Warrant Agreement that Noddings contends requires Capstar Communications to permit Noddings to exercise warrants in exchange for cash and shares of stock of SFX Entertainment, Inc. Specifically, Noddings alleges that Capstar Communications has violated the Warrant Agreement by permitting Noddings to receive cash in exchange for its warrants, but refusing to convey shares of stock of SFX Entertainment. In addition to suing on its own behalf, Noddings is seeking to prosecute the action on behalf of a putative class comprised of all persons who owned equivalent warrants on April 21, 1998 (the date immediately following the record date of the distribution of stock of SFX Entertainment to holders of the stock of SFX) and their transferees and successors in interest. Noddings has requested that the Court:



     - declare that on the exercise of its warrants Capstar Communications transmit to plaintiffs and members of the class that it seeks to represent $22.3725 in cash per warrant and 0.2983 shares of common stock of SFX Entertainment per warrant,



     - require Capstar Communications to pay 0.2983 shares of common stock of SFX Entertainment per warrant and, (if not previously paid) $22.3725 in cash, to any putative class member that has exercised or exercises warrants after April 20, 1998,

                 CAPSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES


          (FORMERLY KNOWN AS SFX BROADCASTING, INC. AND SUBSIDIARIES)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



     - in the alternative, award plaintiffs and members of the putative class monetary damages in an amount to be determined at trial, and



     - award costs and attorneys' fees.



     In March 1999, the court issued an opinion dismissing two of Noddings' counts and granted summary judgment in favor of Noddings on one count. The court held that Noddings is entitled to 0.2983 shares of SFX Entertainment, Inc. stock per warrant. Both parties have filed a notice of appeal.



     Capstar Communications is subject to various legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material impact on the consolidated financial position or results of operations or cash flows of Capstar Communications.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Chancellor Media Corporation of Los Angeles:

     We have audited the accompanying combined statement of assets acquired as of April 3, 1998 and the related combined statements of revenues and direct operating expenses of KBIG-FM, KLDE-FM, and WBIX-FM (formerly WNSR-FM), (collectively, the "Company"), for each of the three years ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of assets acquired and the combined statements of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying combined financial statements reflect the assets acquired and the revenues and direct operating expenses attributable to the Company as described in Note 1 and are not intended to be a complete presentation of the assets or revenues and expenses of the Company.

     In our opinion, the combined statement of assets acquired and statements of revenues and direct operating expenses present fairly, in all material respects, the assets described in Note 1 as of April 3, 1998 and the revenues and direct operating expenses as described in Note 1 for each of the three years ended December 31, 1997 of the Company, in conformity with generally accepted accounting principles.

                                            PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
February 16, 1999

                KBIG-FM, KLDE-FM AND WBIX-FM (FORMERLY WNSR-FM)

                     COMBINED STATEMENT OF ASSETS ACQUIRED
                             (DOLLARS IN THOUSANDS)

                                                              APRIL 3,
                                                                1998
                                                              --------
Property and equipment, net.................................   $5,699
Broadcast licenses..........................................       --
                                                               ------
                                                               $5,699
                                                               ======

    The accompanying notes are an integral part of the financial statements

                KBIG-FM, KLDE-FM, AND WBIX-FM (FORMERLY WNSR-FM)

         COMBINED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
                             (DOLLARS IN THOUSANDS)

                                                                             THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,          MARCH 31,
                                               ---------------------------   -------------------
                                                1995      1996      1997       1997       1998
                                               -------   -------   -------   --------   --------
                                                                                 (UNAUDITED)
Total revenue................................  $55,125   $55,286   $44,738   $ 9,870    $10,109
Less agency commissions......................   (9,252)   (8,485)   (6,290)   (1,521)    (1,398)
                                               -------   -------   -------   -------    -------
          Net revenue........................   45,873    46,801    38,448     8,349      8,711
                                               -------   -------   -------   -------    -------
Direct operating expenses:
  Programming, technical and news............    7,933     7,081     6,906     1,820      1,690
  Sales and promotion........................   15,720    13,187    10,536     3,294      2,293
  Station general and administrative.........    4,981     5,437     5,064     1,754      1,674
  Depreciation expense.......................      976       975     1,000       250        185
                                               -------   -------   -------   -------    -------
          Total..............................   29,610    26,680    23,506     7,118      5,842
                                               -------   -------   -------   -------    -------
Excess of net revenues over direct operating
  expenses...................................  $16,263   $20,121   $14,942   $ 1,231    $ 2,869
                                               =======   =======   =======   =======    =======

    The accompanying notes are an integral part of the financial statements

                KBIG-FM, KLDE-FM, AND WBIX-FM (FORMERLY WNSR-FM)

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying combined financial statements include the accounts of KBIG-FM, KLDE-FM and WBIX-FM (formerly WNSR-FM), (collectively, the "Company"). The Company operates three commercial radio stations, KBIG-FM in Los Angeles, KLDE-FM in Houston and WBIX-FM in New York. The Company is wholly owned by Bonneville International Corporation. Bonneville Holding Company is the licensee of the Company pursuant to certain licenses and authorizations issued by the Federal Communications Commission.

     On April 3, 1998, Bonneville International Corporation and Bonneville Holding Company (together, "Bonneville") exchanged KBIG-FM, KLDE-FM and WBIX-FM for Chancellor Media Corporation of Los Angeles ("CMCLA") stations WTOP-AM in Washington, KZLA-FM in Los Angeles and WGMS-FM in Washington plus $63,000 in cash under an asset exchange agreement. No liabilities were assumed by CMCLA in the transaction. The accompanying financial statements do not reflect any adjustments relating to this transaction. CMCLA operated KBIG-FM and KDLE-FM under time brokerage agreements from October 1, 1997 to April 3, 1998 and WBIX-FM from October 10, 1997 to April 3, 1998. Revenues and direct operating expenses of the Company included in the Combined Statements of Revenues and Direct Operating Expenses and recognized by CMCLA in its Consolidated Statement of Operations amounted to net revenue of approximately $9,959 and direct operating expenses of approximately $4,229 for the period ended December 31, 1997 and net revenue of approximately $8,711 and direct operating expenses of approximately $5,657 for the period ended March 31, 1998.

     The accompanying statement of assets acquired and statements of revenues and direct operating expenses have been prepared in accordance with generally accepted accounting principles and were derived from the historical accounting records of the Company. Significant intercompany balances and transactions have been eliminated in combination.

     The statement of assets acquired includes the assets of the Company, which were acquired by Chancellor Media Corporation of Los Angeles on April 3, 1998. This statement does not include cash, accounts receivable, prepaid or other assets, accounts payable, accrued expenses or other borrowings.

     The statements of revenues and direct operating expenses include the revenues and direct expenses directly attributable to each station. The statements do not include amortization expense, corporate general and administrative costs, interest expense, income taxes or the LMA fees earned by Bonneville pursuant to the time brokerage agreements.

     Complete financial statements, including historical balance sheets and statements of cash flows, were not prepared as Bonneville has not segregated indirect corporate operating cost information or related assets and liabilities for the Company in its accounting records.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation which approximates the appraised value of the assets at the date of exchange. The Company continually evaluates the propriety of the carrying amount of property and equipment to determine whether current events or circumstances warrant adjustment to the carrying value. Repairs and maintenance costs are charged to expense when incurred.

                KBIG-FM, KLDE-FM AND WBIX-FM (FORMERLY WNSR-FM)

  (b) Broadcast Licenses

     Broadcast licenses are stated at zero as Bonneville has not segregated the cost basis of such licenses to the station level. The Company continually evaluates the propriety of the carrying amount of broadcast licenses to determine whether current events or circumstances warrant adjustment to the carrying value.

  (c) Revenue Recognition

     Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

  (d) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

  (e) Unaudited Interim Financial Information

     In the opinion of management, the unaudited interim combined statements of revenues and direct operating expenses for the three months ended March 31, 1998 and 1997, reflect all adjustments, consisting of only normal and recurring items, which are necessary for a fair presentation of the results for the interim period presented. The results for the interim periods are not necessarily indicative of results to be expected for any other interim periods or for the full year.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Chancellor Media Corporation of Los Angeles:

     We have audited the accompanying statement of assets acquired as of May 29, 1998 and the related statements of revenues and direct operating expenses of KODA-FM, (the "Company"), for each of the two years ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets acquired and the statements of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying financial statements reflect the assets acquired and the revenues and direct operating expenses attributable to the Company as described in Note 1 and are not intended to be a complete presentation of the assets or revenues and expenses of the Company.

     In our opinion, the statement of assets acquired and statements of revenues and direct operating expenses present fairly, in all material respects, the assets described in Note 1 as of May 29, 1998 and the revenues and direct operating expenses as described in Note 1 for each of the two years ended December 31, 1997 of the Company, in conformity with generally accepted accounting principles.

                                            PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
February 16, 1999

                                    KODA-FM

                          STATEMENT OF ASSETS ACQUIRED
                             (DOLLARS IN THOUSANDS)

                                                              MAY 29,
                                                               1998
                                                              -------
Property and equipment, net.................................   $391
Broadcast license...........................................     --
                                                               ----
                                                               $391
                                                               ====

    The accompanying notes are an integral part of the financial statements

                                    KODA-FM

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
                             (DOLLARS IN THOUSANDS)

                                                              YEAR ENDED        THREE MONTHS
                                                             DECEMBER 31,      ENDED MARCH 31,
                                                           -----------------   ---------------
                                                            1996      1997      1997     1998
                                                           -------   -------   ------   ------
                                                                                 (UNAUDITED)
Total revenue............................................  $18,950   $20,869   $4,440   $5,044
Less agency commissions..................................   (2,605)   (2,889)    (608)    (691)
                                                           -------   -------   ------   ------
          Net revenue....................................   16,345    17,980    3,832    4,353
                                                           -------   -------   ------   ------
Direct operating expenses:
  Programming, technical and news........................    1,012       960      359      412
  Sales and promotion....................................    4,269     4,539      790      754
  Station general and administrative.....................    2,125     2,036      529      465
  Depreciation expense...................................      183       185       46       47
                                                           -------   -------   ------   ------
          Total..........................................    7,589     7,720    1,724    1,678
                                                           -------   -------   ------   ------
Excess of net revenues over direct operating expenses....  $ 8,756   $10,260   $2,108   $2,675
                                                           =======   =======   ======   ======

    The accompanying notes are an integral part of the financial statements

                                    KODA-FM

                       NOTES TO THE FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying financial statements include the accounts of KODA-FM, (the "Company"). The Company operates a commercial radio station, KODA-FM in Houston. The Company is wholly owned by Capstar Broadcasting Corporation ("Capstar") and formerly owned by SFX Broadcasting, Inc. ("SFX") prior to Capstar's acquisition of SFX.

     On May 29, 1998, Capstar exchanged KODA-FM for Chancellor Media Corporation of Los Angeles ("CMCLA") stations WAPE-FM and WFYV-FM in Jacksonville under an asset exchange agreement. As part of the transaction, CMCLA also paid cash of $90,250 to the owners of KVET-AM, KVET-FM and KASE-FM, who simultaneously transferred such stations to Capstar. No liabilities were assumed by CMCLA in the transaction. The accompanying financial statements do not reflect any adjustments relating to this transaction.

     The accompanying statement of assets acquired and statements of revenues and direct operating expenses have been prepared in accordance with generally accepted accounting principles and were derived from the historical accounting records of the Company.

     The statement of assets acquired includes the assets of the Company, which were acquired by Chancellor Media Corporation of Los Angeles on May 29, 1998. This statement does not include cash, accounts receivable, prepaid or other assets, accounts payable, accrued expenses or other borrowings.

     The statements of revenues and direct operating expenses include the revenues and direct expenses directly attributable to each station. The statements do not include amortization expense, corporate general and administrative costs, interest expense or income taxes.

     Complete financial statements, including historical balance sheets and statements of cash flows, were not prepared as Capstar and SFX had not segregated indirect corporate operating cost information or related assets and liabilities for the Company in its accounting records.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation which approximates the appraised value of the assets at the date of exchange. The Company continually evaluates the propriety of the carrying amount of property and equipment to determine whether current events or circumstances warrant adjustment to the carrying value. Repairs and maintenance costs are charged to expense when incurred.

  (b) Broadcast Licenses

     Broadcast licenses are stated at zero as Capstar has not segregated the cost basis of such licenses to the station level. The Company continually evaluates the propriety of the carrying amount of broadcast licenses to determine whether current events or circumstances warrant adjustment to the carrying value.

  (c) Revenue Recognition

     Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

                                    KODA-FM

  (d) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

  (e) Unaudited Interim Financial Information

     In the opinion of management, the unaudited interim statements of revenues and direct operating expenses for the three months ended March 31, 1998 and 1997, reflect all adjustments, consisting of only normal and recurring items, which are necessary for a fair presentation of the results for the interim period presented. The results for the interim periods are not necessarily indicative of results to be expected for any other interim periods or for the full year.

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors of


The Broadcast Group, Inc.


Detroit, Michigan



     We have audited the accompanying balance sheets of The Broadcast Group, Inc. as of December 31, 1998 and 1997, and the related statements of stockholder's equity (deficit), income, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Broadcast Group, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                            KLEIMAN, CARNEY & GREENBAUM


                                            Certified Public Accountants



February 18, 1999, except


  the third paragraph of


  Note 1 as to which the


  date is April 23, 1999

                           THE BROADCAST GROUP, INC.



                                 BALANCE SHEETS


                        AS OF DECEMBER 31, 1998 AND 1997



                                     ASSETS



                                                                 1998         1997
                                                              ----------   -----------
CURRENT ASSETS
  Cash......................................................  $   15,864   $   157,168
  Accounts receivable (less allowance for uncollectible
     accounts of $259,182 and $343,000, respectively).......   1,096,779     2,429,832
  Prepaid expenses and deposits.............................      35,856       112,168
                                                              ----------   -----------
          Total Current Assets..............................   1,148,499     2,699,168
                                                              ----------   -----------
PROPERTY AND EQUIPMENT
  Land......................................................   1,225,800     1,225,800
  Buildings and improvements................................     724,117       713,070
  Broadcast equipment.......................................   1,092,151     1,090,911
  Office furniture and equipment............................     807,873       765,791
                                                              ----------   -----------
                                                               3,849,941     3,795,572
     Less: Accumulated depreciation.........................   2,078,969     1,994,509
                                                              ----------   -----------
                                                               1,770,972     1,801,063
                                                              ----------   -----------
OTHER ASSETS
  Licenses, goodwill and network affiliation costs..........   2,911,200     2,911,200
  Lease acquisition costs...................................     775,000       775,000
                                                              ----------   -----------
                                                               3,686,200     3,686,200
     Less: Accumulated amortization.........................   1,829,656     1,726,441
                                                              ----------   -----------
                                                               1,856,544     1,959,759
                                                              ----------   -----------
          TOTAL ASSETS......................................  $4,776,015   $ 6,459,990
                                                              ==========   ===========

                    LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

CURRENT LIABILITIES
  Note payable -- parent company (due on demand with
     interest at 5.56%).....................................  $3,229,341   $ 7,984,408
  Accounts payable..........................................     105,285       266,841
  Accrued expenses
     Salaries and commissions...............................     113,807       113,770
     Taxes, other than income...............................      18,441        23,403
     Profit sharing plan contribution.......................      21,000        36,000
                                                              ----------   -----------
          Total Current Liabilities.........................   3,487,874     8,424,422
                                                              ----------   -----------
STOCKHOLDER'S EQUITY (DEFICIT)
  Common stock, $1 par value, 10,000 shares authorized,
     issued and outstanding.................................      10,000        10,000
  Excess of amount paid in over par value of stock..........   1,280,972     1,280,972
  Deficit...................................................      (2,831)   (3,255,404)
                                                              ----------   -----------
          Total Stockholder's Equity (Deficit)..............   1,288,141    (1,964,432)
                                                              ----------   -----------
          TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY
            (DEFICIT).......................................  $4,776,015   $ 6,459,990
                                                              ==========   ===========



                 See accompanying Notes to Financial Statements

                           THE BROADCAST GROUP, INC.



                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)


                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997



                                                          1997                                      1998
                                  -----------------------------------------------------   -------------------------
                                                   STOCK
                                   BALANCE,     REDEMPTION                   BALANCE                     BALANCE
                                  JANUARY 1,        AND          NET       DECEMBER 31,      NET       DECEMBER 31,
                                     1997       RETIREMENT      INCOME         1997         INCOME         1998
                                  -----------   -----------   ----------   ------------   ----------   ------------
Preferred stock.................  $    20,000   $   (20,000)  $       --   $        --    $       --    $       --
Common stock....................       10,000            --           --        10,000            --        10,000
Excess of amount paid in over
  par value of stock............    9,545,380    (8,264,408)          --     1,280,972            --     1,280,972
Deficit.........................   (6,329,466)           --    3,074,062    (3,255,404)    3,252,573        (2,831)
                                  -----------   -----------   ----------   -----------    ----------    ----------
    TOTAL STOCKHOLDER'S EQUITY
      (DEFICIT).................  $ 3,245,914   $(8,284,408)  $3,074,062   $(1,964,432)   $3,252,573    $1,288,141
                                  ===========   ===========   ==========   ===========    ==========    ==========



                 See accompanying Notes to Financial Statements

                           THE BROADCAST GROUP, INC.



                              STATEMENTS OF INCOME


                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997



                                                                 1998          1997
                                                              -----------   -----------
REVENUE
  AM and FM sales...........................................  $11,828,487   $13,404,597
  Time brokerage fees.......................................    1,049,067            --
  Barter sales..............................................      223,875       391,032
                                                              -----------   -----------
     Total Revenue..........................................   13,101,429    13,795,629
  Less: Commissions -- agencies and representatives.........    1,328,941     1,656,154
                                                              -----------   -----------
          Net Revenue.......................................   11,772,488    12,139,475
                                                              -----------   -----------
OPERATING EXPENSES
  Technical.................................................      223,470       212,528
  Program...................................................    2,230,239     2,582,531
  Selling...................................................    2,532,026     3,141,371
  General and administrative................................    1,164,505     1,195,355
  Amortization..............................................      103,215       103,215
  Depreciation..............................................       84,460        80,413
                                                              -----------   -----------
          Total Operating Expenses..........................    6,337,915     7,315,413
                                                              -----------   -----------
          INCOME BEFORE INTEREST AND INCOME TAXES...........    5,434,573     4,824,067
                                                              -----------   -----------
Interest....................................................      332,000            --
                                                              -----------   -----------
          INCOME BEFORE INCOME TAXES........................    5,102,573     4,824,062
Income Taxes................................................    1,850,000     1,750,000
                                                              -----------   -----------
          NET INCOME........................................  $ 3,252,573   $ 3,074,062
                                                              ===========   ===========



                 See accompanying Notes to Financial Statements

                           THE BROADCAST GROUP, INC.



                            STATEMENTS OF CASH FLOWS


                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997



                                                                 1998          1997
                                                              -----------   -----------
OPERATING ACTIVITIES
  Net income................................................  $ 3,252,573   $ 3,074,062
  Depreciation and amortization, charged to net income, not
     requiring the use of cash..............................      187,675       183,628
  Changes in operating assets and liabilities that provide
     (use) cash
     Accounts receivable....................................    1,333,053      (104,671)
     Prepaid expenses and deposits..........................       76,312       (27,479)
     Accounts payable.......................................     (161,556)     (126,758)
     Accrued expenses.......................................      (19,925)      (68,381)
                                                              -----------   -----------
          Cash Provided by Operating Activities.............    4,668,132     2,930,401
                                                              -----------   -----------
INVESTING ACTIVITIES
  Purchases of property and equipment.......................      (54,369)      (81,679)
FINANCING ACTIVITIES
  Payments on note payable to parent company................   (4,755,067)     (300,000)
  Repayment of loans payable to parent company..............           --    (2,523,670)
                                                              -----------   -----------
          Cash Used by Financing Activities.................   (4,755,067)   (2,823,670)
          INCREASE (DECREASE) IN CASH.......................     (141,304)       25,052
CASH, BEGINNING OF YEAR.....................................      157,168       132,116
                                                              -----------   -----------
          CASH, END OF YEAR.................................  $    15,864   $   157,168
                                                              ===========   ===========
SUPPLEMENTAL DISCLOSURE
  Cash paid during the year for income taxes................  $ 1,850,000   $ 1,750,000
                                                              ===========   ===========
  Cash paid during the year for interest....................  $   332,000   $        --
                                                              ===========   ===========
SCHEDULE OF SIGNIFICANT NON-CASH FINANCING TRANSACTIONS
  Demand promissory note exchanged for redemption and
     retirement of preferred stock..........................  $        --   $ 8,284,408
                                                              ===========   ===========



                 See accompanying Notes to Financial Statements

                           THE BROADCAST GROUP, INC.



                         NOTES TO FINANCIAL STATEMENTS


                        AS OF DECEMBER 31, 1998 AND 1997



NOTE 1 -- SIGNIFICANT EVENT



     In September, 1998, the Company entered into an agreement to sell all of its operating assets to Chancellor Media Corporation ("Chancellor") at a price substantially in excess of net book value. The sale is expected to close during the second quarter of 1999.



     In conjunction with the pending sale, the Company also entered into a "time brokerage agreement" with Chancellor that commenced on November 5, 1998. This agreement transfers substantially all the operations of the Company to Chancellor, until the sale is consummated, for a monthly payment of $562,000.



     The results of operations for the stations from November 5 through December 31, 1998 recognized by Chancellor are as follows:



Total Revenue...............................................  $2,307,845
Less Commissions............................................     256,942
                                                              ----------
          Net Revenue.......................................   2,050,903
Direct Operating Expenses
  Technical.................................................      21,041
  Program...................................................     363,842
  Selling...................................................     419,142
  General and Administrative................................     150,952
                                                              ----------
          Total Operating Expenses..........................     954,977
                                                              ----------
Excess of net revenue over direct operating expenses........  $1,095,926
                                                              ==========



NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:



  (a) Business Activity



     The Company operated two radio stations, one AM and one FM in Phoenix, Arizona. Both stations received revenues from local, regional and national advertisers.



  (b) Cash



     The Company maintains cash accounts in a financial institution which, at times, exceed federally insured amounts.



  (c) Property and Depreciation



     All tangible property is recorded at cost. Expenditures for maintenance and repairs are charged to operations in the year incurred. For financial statement purposes, property is depreciated using the straight line method over the following estimated useful lives:



Buildings and improvements..............................  10-33 years
Broadcast equipment.....................................     10 years
Office furniture and equipment..........................    5-7 years



  (d) Other Assets



     The following costs are being amortized using the straight line method over the following lives:



Licenses, goodwill and network affiliation costs...........  40 years
Lease acquisition costs....................................  23 years

                           THE BROADCAST GROUP, INC.

  (e) Income Taxes



     The Broadcast Group, Inc. is a wholly owned subsidiary of The Wolpin Co. and files a consolidated income tax return with its Parent. Differences in financial and tax reporting for depreciation, amortization and accrued expenses are not significant and, accordingly, no deferred income tax expense or liability is reflected herein.



  (f) Profit Sharing Plan



     The Company established a 401(k) employee elective wage deferral plan with a matching employer contribution. A matching contribution and administration fee of $25,148 and $43,275 were expensed for the years ended December 31, 1998 and 1997, respectively.



     The 1998 employer matching contribution was significantly reduced by the termination of substantially all of the Company's employees on November 5, 1998. (See Note 1).



  (g) Estimates



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.



NOTE 3 -- ASSETS PLEDGED



     Substantially all of the Company's assets are pledged as collateral under the terms of a bank debt agreement entered into by the Parent Company.



NOTE 4 -- RELATED ENTITY TRANSACTIONS



     Shareholders of the parent company, The Wolpin Co., are active in the administration and management of The Broadcast Group, Inc. The Parent Company charged administration and management fees of $350,000 for their services in each of the years ended December 31, 1998 and 1997.



NOTE 5 -- STOCKHOLDER'S EQUITY (DEFICIT)



     On December 31, 1997, the Company redeemed, from its Parent Company, all 2,000 outstanding shares of its non-voting preferred stock. The redemption price of $8,284,408 represents the original issue price plus an 11% accumulated dividend.



     The Company executed a demand promissory note with interest at 5.56% in exchange for the shares.

                              KFYI-AM AND KKFR-FM

                  COMBINED STATEMENT OF ASSETS TO BE ACQUIRED

                                                              MARCH 31, 1999
                                                              --------------
                                                               (UNAUDITED)
Broadcast licenses, net of accumulated amortization of
  $888,892..................................................    $1,172,307
Property and equipment:
  Land......................................................     1,225,800
  Buildings and improvements................................       724,117
  Broadcast equipment.......................................     1,092,151
  Office furniture and equipment............................       807,873
                                                                ----------
                                                                 3,849,941
  Less accumulated depreciation.............................     2,099,969
                                                                ----------
                                                                 1,749,972
                                                                ----------
          Total assets to be acquired.......................    $2,922,279
                                                                ==========

    The accompanying notes are an integral part of the financial statements.

                              KFYI-AM AND KKFR-FM

         COMBINED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

                                                                    THREE MONTHS
                                                                  ENDED MARCH 31,
                                                              ------------------------
                                                                 1999          1998
                                                              ----------    ----------
                                                                    (UNAUDITED)
Total revenue...............................................  $3,328,727    $3,103,698
Less agency commissions.....................................    (326,915)     (322,369)
                                                              ----------    ----------
          Net revenue.......................................   3,001,812     2,781,329
                                                              ----------    ----------
Direct operating expenses:
  Programming, technical and news...........................     637,262       629,302
  Sales and promotion.......................................     646,114       558,683
  Station general and administrative........................     418,493       516,824
  Depreciation and amortization.............................      33,882        33,882
                                                              ----------    ----------
                                                               1,735,751     1,738,691
                                                              ----------    ----------
Excess of net revenues over direct operating expenses.......  $1,266,061    $1,042,638
                                                              ==========    ==========

    The accompanying notes are an integral part of the financial statements.

                              KFYI-AM AND KKFR-FM

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)


(1) ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying combined financial statements include the accounts of KFYI-AM and KKFR-FM, (collectively, the "Company"). The Company operates two commercial radio stations, KFYI-AM and KKFR-FM in Phoenix, Arizona. The Company is wholly owned by The Broadcast Group, Inc. ("TBG").

     TBG intends to sell KFYI-AM and KKFR-FM to a subsidiary of Chancellor Media Corporation ("CMC") for $89,850,000. Additionally, CMC will pay $150,000 for certain noncompetition agreements to be executed at the date of purchase. The accompanying combined financial statements do not reflect any adjustments relating to this transaction. CMC has operated KFYI-AM and KKFR-FM under a time brokerage agreement since November 5, 1998. Revenues and direct operating expenses of the Company included in the combined statement of revenues and direct operating expenses and recognized by CMC in its consolidated statement of operations amounted to net revenue of approximately $3,001,812 and direct operating expenses of approximately $1,701,869 for the three months ended March 31, 1999.

     The accompanying combined statement of assets to be acquired and statements of revenues and direct operating expenses have been prepared in accordance with generally accepted accounting principles and were derived from the historical accounting records of the Company. Significant intercompany balances and transactions have been eliminated in combination.


     The combined statement of assets to be acquired includes the assets of the Company to be acquired by CMC. Accordingly, this statement excludes cash, accounts receivable, prepaid or other assets, accounts payable, accrued expenses or other borrowings which are not being purchased.


     The combined statements of revenues and direct operating expenses include the revenues and direct expenses directly attributable to each station. The statements do not include corporate general and administrative expenses, interest expense, income taxes or the fees earned by TBG pursuant to the time brokerage agreement.


     Complete financial statements, including historical balance sheets and statements of cash flows, were not prepared as neither TBG nor CMC has segregated the related assets and liabilities for the stations in their accounting records for the three months ended March 31, 1999.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. The Company continually evaluates the propriety of the carrying amount of property and equipment to determine whether current events or circumstances warrant adjustments to the carrying value. Repairs and maintenance costs are charged to expense when incurred.

  (b) Broadcast Licenses

     The Company continually evaluates the propriety of the carrying amount of broadcast licenses to determine whether current events or circumstances warrant adjustment to the carrying value.

  (c) Revenue Recognition

     Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

                              KFYI-AM AND KKFR-FM

  (d) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

  (e) Unaudited Interim Financial Information

     In the opinion of management, the unaudited interim combined statements of revenues and direct operating expenses for the three months ended March 31, 1999 and 1998, reflect all adjustments, consisting of only normal and recurring items, which are necessary for a fair presentation of the results for the interim periods presented. The results for the interim periods are not necessarily indicative of results to be expected for any other interim periods or for the full year.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Lamar Advertising Company:

     We have audited the accompanying consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 1998, and December 31, 1997, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for the years ended December 31, 1998 and 1997, the two months ended December 31, 1996, and the year ended October 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lamar Advertising Company and subsidiaries as of December 31, 1998 and December 31, 1997, and the results of their operations and their cash flows for the years ended December 31, 1998 and 1997, the two months ended December 31, 1996, and the year ended October 31, 1996, in conformity with generally accepted accounting principles.

                                            KPMG LLP

New Orleans, Louisiana
February 5, 1999

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                    DECEMBER 31, 1998 AND DECEMBER 31, 1997

                                     ASSETS

                                                                 1998        1997
                                                              ----------   --------
Current assets:
  Cash and cash equivalents.................................  $  128,597   $  7,246
  Receivables:
    Trade accounts, less allowance for doubtful accounts of
      $2,722 in 1998 and $1,311 in 1997.....................      39,681     29,854
    Affiliates, related parties and employees...............         378        788
    Other...................................................         321      1,284
                                                              ----------   --------
                                                                  40,380     31,926
    Prepaid expenses........................................      12,346      9,112
    Other current assets....................................       1,736      1,136
                                                              ----------   --------
         Total current assets...............................     183,059     49,420
                                                              ----------   --------
Property, plant and equipment (note 5)......................     661,324    429,615
  Less accumulated depreciation and amortization............    (153,972)  (113,477)
                                                              ----------   --------
                                                                 507,352    316,138
                                                              ----------   --------
Intangible assets (note 6)..................................     705,934    278,923
Investment securities (note 1)..............................          --        679
Receivables -- noncurrent...................................       1,972      1,625
Other assets................................................      15,060      4,551
                                                              ----------   --------
         Total assets.......................................  $1,413,377   $651,336
                                                              ==========   ========


                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable....................................  $    4,258   $  3,308
  Current maturities of long-term debt (note 9).............      49,079      5,109
  Accrued expenses (note 8).................................      25,912     14,804
  Deferred income...........................................       9,589      7,537
                                                              ----------   --------
         Total current liabilities..........................      88,838     30,758
Long-term debt (note 9).....................................     827,453    534,091
Deferred income taxes (note 10).............................      25,613     14,687
Deferred income.............................................       1,293        837
Other liabilities...........................................       3,401      2,250
                                                              ----------   --------
                                                                 946,598    582,623
                                                              ----------   --------
Stockholders' equity (note 12):
  Class A preferred stock, par value $638, $63.80 cumulative dividends, 10,000 shares authorized, 5,719 shares issued
    and outstanding.........................................       3,649      3,649
  Class A common stock, par value $.001, 75,000,000 shares
    authorized, 43,392,876 and 28,453,805 shares issued and
    outstanding at 1998 and 1997, respectively..............          43         28
  Class B common stock, par value $.001, 37,500,000 shares
    authorized, 17,699,997 and 18,762,909 shares issued and
    outstanding at 1998 and 1997, respectively..............          18         19
  Additional paid-in capital................................     505,644     95,691
  Accumulated deficit.......................................     (42,575)   (30,320)
  Unrealized loss on investment securities..................          --       (354)
                                                              ----------   --------
         Stockholders' equity...............................     466,779     68,713
                                                              ----------   --------
         Total liabilities and stockholders' equity.........  $1,413,377   $651,336
                                                              ==========   ========

          See accompanying notes to consolidated financial statements.

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                          TWO MONTHS
                                            YEAR ENDED     YEAR ENDED       ENDED       YEAR ENDED
                                           DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   OCTOBER 31,
                                               1998           1997           1996          1996
                                           ------------   ------------   ------------   -----------
Net revenues.............................  $   288,588    $   201,062    $    23,262    $   120,602
Operating expenses:
  Direct advertising expenses............       92,849         63,390          7,975         41,184
  General and administrative expenses....       60,935         45,368          5,034         29,466
  Depreciation and amortization..........       88,572         48,037          3,928         16,470
                                           -----------    -----------    -----------    -----------
                                               242,356        156,795         16,937         87,120
                                           -----------    -----------    -----------    -----------
          Operating income...............       46,232         44,267          6,325         33,482
                                           -----------    -----------    -----------    -----------
Other expense (income):
  Interest income........................         (762)        (1,723)          (243)          (240)
  Interest expense.......................       60,008         38,230          3,803         15,441
  Loss (gain) on disposition of assets...       (1,152)           (15)            76             91
  Other expenses.........................          219            280             30            242
                                           -----------    -----------    -----------    -----------
                                                58,313         36,772          3,666         15,534
                                           -----------    -----------    -----------    -----------
          Earnings (loss) before income
            taxes and extraordinary
            item.........................      (12,081)         7,495          2,659         17,948
Income tax expense (benefit) (note 10)...         (191)         4,654          1,199          7,099
                                           -----------    -----------    -----------    -----------
Earnings (loss) before extraordinary
  item...................................      (11,890)         2,841          1,460         10,849
Extraordinary item -- Loss on debt
  extinguishment net of income tax
  benefit of $5,660......................           --             --          9,514             --
                                           -----------    -----------    -----------    -----------
          Net earnings (loss)............      (11,890)         2,841         (8,054)        10,849
Preferred stock dividends................         (365)          (365)           (61)          (365)
                                           -----------    -----------    -----------    -----------
Net earnings (loss) applicable to common
  stock..................................  $   (12,255)   $     2,476    $    (8,115)   $    10,484
                                           ===========    ===========    ===========    ===========
Earnings (loss) before extraordinary item
  per common share (basic and diluted)...  $      (.24)   $       .05    $       .03    $       .25
                                           ===========    ===========    ===========    ===========
Extraordinary item.......................  $        --    $        --    $      (.21)   $        --
                                           ===========    ===========    ===========    ===========
Net earnings (loss) per common share
  (basic and diluted)....................  $      (.24)   $       .05    $      (.18)   $       .25
                                           ===========    ===========    ===========    ===========
Weighted average common shares
  outstanding............................   51,361,522     47,037,497     45,520,784     41,134,476
Incremental common shares from dilutive
  stock options..........................           --        363,483             --        114,057
                                           -----------    -----------    -----------    -----------
Weighted average common shares assuming
  dilution...............................   51,361,522     47,400,980     45,520,784     41,248,533
                                           ===========    ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)


                                           YEAR ENDED     YEAR ENDED    TWO MONTHS ENDED   YEAR ENDED
                                          DECEMBER 31,   DECEMBER 31,     DECEMBER 31,     OCTOBER 31,
                                              1998           1997             1996            1996
                                          ------------   ------------   ----------------   -----------
Net earnings (loss) applicable to common
  stock.................................    $(12,255)       $2,476          $(8,115)         $10,484
Other comprehensive income -- change in
  unrealized gain (loss) on investment
  securities (net of deferred tax
  expense (benefit) of $217, $(596),
  $(801), $1180 for the years ended
  December 31, 1998, and 1997, two
  months ended December 31, 1996, and
  the year ended October 31, 1996)......         354          (974)          (1,364)           1,984
                                            --------        ------          -------          -------
Comprehensive income (loss).............    $(11,901)       $1,502          $(9,479)         $12,468
                                            ========        ======          =======          =======

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
      YEAR ENDED OCTOBER 31, 1996, THE TWO MONTHS ENDED DECEMBER 31, 1996
          AND THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998


                                                                                                          UNREALIZED
                                           CLASS A    CLASS A     CLASS B     ADDITIONAL                  GAIN (LOSS)
                                          PREFERRED   COMMON      COMMON       PAID-IN     ACCUMULATED   ON INVESTMENT
                                            STOCK      STOCK       STOCK       CAPITAL       DEFICIT      SECURITIES      TOTAL
                                          ---------   -------     -------     ----------   -----------   -------------   --------
Balance, October 31, 1995...............   $   --       $16         $17        $     --     $(28,187)       $    --      $(28,154)
  Conversion of 6,682,169 shares of
    common stock to 5,719.49 shares of
    preferred stock.....................    3,649        (2)         (2)             --       (3,645)            --            --
  Redemption of 5,427,305 shares of
    common stock........................       --        (4)         --              --       (2,958)            --        (2,962)
  Issuance of 6,441,062 shares of common
    stock...............................       --         4          --          62,745           --             --        62,749
  Conversion of 765,225 shares of Class
    B common stock to Class A common
    stock...............................       --         1          (1)             --           --             --            --
  Additional consideration for
    redemption of common stock..........       --        --          --         (25,000)          --             --       (25,000)
  Exercise of stock options.............       --        --          --             315           --             --           315
  Unrealized gain on investment
    securities, net of deferred taxes of
    $1,180..............................       --        --          --              --           --          1,984         1,984
  Net earnings..........................       --        --          --              --       10,849             --        10,849
  Dividends ($.006 per common share and
    $63.80 per preferred share).........       --        --          --              --         (740)            --          (740)
                                           ------       ---         ---        --------     --------        -------      --------
Balance, October 31, 1996...............    3,649        15          14          38,060      (24,681)         1,984        19,041
  Issuance of 3,795,000 shares of common
    stock...............................       --         3          --          54,168           --             --        54,171
  Exercise of stock options.............       --        --          --              30           --             --            30
  Net loss..............................       --        --          --              --       (8,054)            --        (8,054)
  Dividends ($10.63 per preferred
    share)..............................       --        --          --              --          (61)            --           (61)
  Unrealized loss on investment
    securities, net of deferred taxes of
    $801................................       --        --          --              --           --         (1,364)       (1,364)
                                           ------       ---         ---        --------     --------        -------      --------
Balance, December 31, 1996..............    3,649        18          14          92,258      (32,796)           620        63,763
  Exercise of stock options.............       --        --          --           3,448           --             --         3,448
  Conversion of 1,811,552 shares of
    Class B common stock to Class A
    common stock........................       --         1          (1)             --           --             --            --
  Net earnings..........................       --        --          --              --        2,841             --         2,841
  Dividends ($63.80 per preferred
    share)..............................       --        --          --              --         (365)            --          (365)
  Unrealized loss on investment
    securities, net of deferred taxes of
    $596................................       --        --          --              --           --           (974)         (974)
  Three-for-two stock split (Note 12)...       --         9           6             (15)          --             --            --
                                           ------       ---         ---        --------     --------        -------      --------
Balance, December 31, 1997..............    3,649        28          19          95,691      (30,320)          (354)       68,713
  Issuance of 13,338,005 shares of
    common stock........................       --        13          --         399,288           --             --       399,301
  Exercise of stock options.............       --         1          --          10,665           --             --        10,666
  Conversion of 1,062,912 shares of
    Class B common stock to Class A
    common stock........................       --         1          (1)             --           --             --            --
  Net loss..............................       --        --          --              --      (11,890)            --       (11,890)
  Dividends ($63.80 per preferred
    share)..............................       --        --          --              --         (365)            --          (365)
  Realized loss on investment
    securities, net of tax..............       --        --          --              --           --            354           354
                                           ------       ---         ---        --------     --------        -------      --------
Balance December 31, 1998...............   $3,649       $43         $18        $505,644     $(42,575)       $    --      $466,779
                                           ======       ===         ===        ========     ========        =======      ========


          See accompanying notes to consolidated financial statements.

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                              TWO MONTHS
                                                YEAR ENDED     YEAR ENDED       ENDED       YEAR ENDED
                                               DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   OCTOBER 31,
                                                   1998           1997           1996          1996
                                               ------------   ------------   ------------   -----------
Cash flows from operating activities:
  Net earnings (loss)........................   $ (11,890)     $   2,841      $  (8,054)     $ 10,849
  Adjustments to reconcile net earnings
     (loss) to net cash provided by operating
     activities:
     Depreciation and amortization...........      88,572         48,037          3,928        16,470
     Loss (gain) on disposition of assets....      (1,152)           (15)            76            91
     Loss on debt extinguishment, net of
       tax...................................          --             --          9,514            --
     Deferred tax expense (benefit)..........      (7,537)        (2,839)         1,055         2,308
     Provision for doubtful accounts.........       2,883          2,098            256           580
  Changes in operating assets and
     liabilities:
     (Increase) decrease in:
       Receivables...........................      (2,464)        (7,646)        (4,524)       (2,677)
       Prepaid expenses......................        (521)          (367)           (28)            9
       Other assets..........................      (1,929)            29           (180)         (594)
     Increase (decrease) in:
       Trade accounts payable................         250         (1,951)           249           828
       Accrued expenses......................       4,326          6,063         (3,121)        1,302
       Deferred income.......................       2,132           (425)           (38)        2,690
       Other liabilities.....................        (172)           (42)            18           637
                                                ---------      ---------      ---------      --------
          Net cash provided by (used in)
            operating activities.............      72,498         45,783           (849)       32,493
                                                ---------      ---------      ---------      --------
Cash flows from investing activities:
  Capital expenditures.......................     (55,196)       (36,654)        (4,877)      (25,944)
  Purchase of new markets....................    (485,514)      (386,842)      (108,746)      (23,029)
  Proceeds from sale of property and
     equipment...............................       5,493         53,268            225           849
                                                ---------      ---------      ---------      --------
          Net cash used in investing
            activities.......................    (535,217)      (370,228)      (113,398)      (48,124)
                                                ---------      ---------      ---------      --------
Cash flows from financing activities:
  Net proceeds from issuance of common
     stock...................................     402,629          2,403         54,927        63,064
  Proceeds from issuance of long-term debt...          70        193,926        247,813         5,000
  Principal payments on long-term debt.......      (6,229)            --       (110,143)           --
  Debt issuance costs........................      (3,035)            --             --            --
  Net borrowing (payments) under credit
     agreements..............................     191,000         54,720         (5,773)      (41,187)
  Redemption of common stock.................          --             --             --        (7,962)
  Dividends..................................        (365)          (365)            --          (740)
                                                ---------      ---------      ---------      --------
          Net cash provided by financing
            activities.......................     584,070        250,684        186,824        18,175
                                                ---------      ---------      ---------      --------
Net increase (decrease) in cash and cash
  equivalents................................     121,351        (73,761)        72,577         2,544
Cash and cash equivalents at beginning of
  period.....................................       7,246         81,007          8,430         5,886
                                                ---------      ---------      ---------      --------
Cash and cash equivalents at end of period...   $ 128,597      $   7,246      $  81,007      $  8,430
                                                =========      =========      =========      ========
Supplemental disclosures of cash flow
  information:
  Cash paid for interest.....................   $  56,960      $  33,284      $   6,573      $ 15,659
                                                =========      =========      =========      ========
  Cash paid for income taxes.................   $   1,107      $   8,792      $      15      $  3,756
                                                =========      =========      =========      ========

          See accompanying notes to consolidated financial statements.

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                  DECEMBER 31, 1998, 1997 AND OCTOBER 31, 1996

(1) SIGNIFICANT ACCOUNTING POLICIES

  (a) Nature of Business

     Lamar Advertising Company ("LAC" or the "Company") is engaged in the outdoor advertising business operating approximately 71,900 outdoor advertising displays in 36 states. The Company's operating strategy is to be the leading provider of outdoor advertising services in most of the markets it serves, with a historical emphasis on providing a full range of outdoor advertising services in middle markets with a population ranking between 50 and 250 in the United States.

     In addition, the Company operates a logo sign business in 18 states throughout the United States and in 1 province of Canada. Logo signs are erected pursuant to state-awarded service contracts on public rights-of-way near highway exits and deliver brand name information on available gas, food, lodging and camping services. Included in the Company's logo sign business are tourism signing contracts. Revenues of the logo sign business contributed approximately 8%, 10% and 10% of the Company's net revenues for the years ended December 31, 1998, 1997 and October 31, 1996, respectively.

  (b) Principles of Consolidation

     The accompanying consolidated financial statements include Lamar Advertising Company, its wholly-owned subsidiary, The Lamar Corporation (TLC), and their majority-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

  (c) Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Depreciation is calculated using accelerated and straight-line methods over the estimated useful lives of the assets.

  (d) Intangible Assets

     Intangible assets, consisting primarily of goodwill, customer lists and contracts, and non-competition agreements are amortized using the straight-line method over the assets estimated useful lives, generally from 5 to 15 years. Debt issuance costs are deferred and amortized over the terms of the related credit facilities using the interest method.

  (e) Investment Securities

     Investment securities at December 31, 1997 consisted of the Company's investment in approximately 340,000 shares of common stock of Wireless One, Inc., a publicly-held company in the wireless cable business. The former Chief Executive Officer of Wireless One, Inc. is an employee and principal shareholder of the Company and has been nominated for election as a director of the Company at the 1999 Annual Meeting.

     The Wireless One, Inc. shares were classified as available-for-sale at December 31, 1997 and were carried at fair value with the unrealized gain or loss, net of the related tax effect, reported as a separate component of stockholders' equity. These shares were sold in May, 1998, resulting in a realized loss of $875. The cost of the Wireless One, Inc. shares owned by the Company was $1,250, and the market value was $679 at December 31, 1997.

  (f) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

     The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


Lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  (g) Deferred Income

     Deferred income consists principally of advertising revenue received in advance and gains resulting from the sale of certain assets to related parties. Deferred advertising revenue is recognized in income as services are provided over the term of the contract. Deferred gains are recognized in income in the consolidated financial statements at the time the assets are sold to an unrelated party or otherwise disposed of.

  (h) Revenue Recognition

     The Company recognizes revenue from outdoor and logo sign advertising contracts, net of agency commissions, on an accrual basis ratably over the term of the contracts, as advertising services are provided.

  (i) Income Taxes

     The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (j) Earnings Per Share

     Earnings per share are computed in accordance with SFAS No. 128, "Earnings Per Share." The calculation of basic earnings per share excludes any dilutive effect of stock options, while diluted earnings per share includes the dilutive effect of stock options.

  (k) Stock Option Plan

     The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation," permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 has been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


  (l) Cash and Cash Equivalents

     The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents.

  (m) Reclassification of Prior Year Amounts

     Certain amounts in the prior years' consolidated financial statements have been reclassified to conform to the current year presentation. These reclassifications had no effect on previously reported net earnings.

  (n) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) CHANGE IN FISCAL YEAR END

     Effective January 1, 1997, the Company changed its fiscal year from a twelve-month period ending October 31 to a twelve-month period ending December
31. The year end change was made to conform to the predominant year ends within the outdoor advertising industry. The consolidated statements of operations, stockholders' equity and cash flows are presented for the twelve months ended December 31, 1998, December 31, 1997, the two months ended December 31, 1996 and for the twelve-months ended October 31, 1996.

(3) ACQUISITIONS

  Year Ended October 31, 1996

     During the year ended October 31, 1996, the Company completed twelve acquisitions of outdoor advertising businesses, none of which were individually significant, for an aggregate purchase price of $24,010. Each purchase was accounted for under the purchase method of accounting, and, accordingly, the accompanying financial statements include the results of operations of each acquired entity from the date of acquisition. The Company recorded an aggregate of approximately $6,100 of intangible assets as a result of these acquisitions. Proforma net revenues, assuming these acquisitions had occurred on November 1, 1995, would have been approximately $123,000. The effect on net earnings and net earnings per share would not have been material.

  Fourteen Months Ended December 31, 1997

     Effective November 1, 1996, the Company acquired all of the outstanding capital stock of FKM Advertising, Co., Inc. for a cash purchase price of approximately $40,000, and on December 10, 1996, the Company purchased substantially all of the assets of Outdoor East, L.P. for a total cash purchase price of approximately $60,500.

     Effective April 1, 1997, the Company acquired all of the outstanding capital stock of Penn Advertising, Inc. for a cash purchase price of approximately $167,000. The Company subsequently sold approximately 16% of the outdoor displays acquired to Universal Outdoor, Inc. for a cash purchase price of $46,500.

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


     On June 3, 1997, the Company purchased substantially all of the assets of Headrick Outdoor, Inc. for a cash purchase price of approximately $76,600. Simultaneous with the acquisition, the Company sold approximately 9% of the outdoor displays acquired for a total purchase price of $6,000.

     On August 15, 1997, the Company purchased from Outdoor Systems, Inc. ("OSI") for a cash purchase price of approximately $116,000 (excluding approximately $2,000 in capitalized costs), certain outdoor advertising assets that OSI had acquired from National Advertising Company, a division of Minnesota Mining and Manufacturing Company.

     During the year ended December 31, 1997, the Company completed 22 additional acquisitions of outdoor advertising assets, none of which were individually significant, for an aggregate cash purchase price of approximately $21,000.

     Each of these acquisitions were accounted for under the purchase method of accounting, and, accordingly, the accompanying financial statements include the results of operations of each acquired entity from the date of acquisition. The acquisition costs have been allocated to assets acquired and liabilities assumed based on fair market value at the dates of acquisition. The following is a summary of the allocation of the acquisition costs in the above transactions.

                                   PROPERTY,
                         CURRENT    PLANT &               CUSTOMER    OTHER      CURRENT      LONG-TERM
                         ASSETS    EQUIPMENT   GOODWILL    LISTS     ASSETS    LIABILITIES   LIABILITIES
                         -------   ---------   --------   --------   -------   -----------   -----------
FKM....................  $   732   $ 12,536    $ 23,636   $ 3,554    $   632     $   (83)     $ (1,007)
Outdoor East...........    1,579     35,431      16,148     7,958      1,069        (153)         (804)
Penn Advertising,
  Inc..................    4,645     47,745      72,435    17,752      1,448      (1,144)      (22,208)
Headrick Outdoor,
  Inc..................      825     46,553       1,640    11,494     11,091          --            --
Outdoor Systems,
  Inc..................    6,243     27,091      63,148    23,611         --      (2,640)           --
Other..................      370     17,106       5,132     2,787        591        (132)       (5,127)
                         -------   --------    --------   -------    -------     -------      --------
                         $14,394   $186,462    $182,139   $67,156    $14,831     $(4,152)     $(29,146)
                         =======   ========    ========   =======    =======     =======      ========

     The following unaudited financial information for the Company gives effect to the acquisitions during the two months ended December 31, 1996 and the year ended December 31, 1997 as if they had occurred on November 1, 1995. These proforma results do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on such date, or to project the Company's results of operations for any future period.

                                                               YEAR ENDED    YEAR ENDED
                                                              DECEMBER 31,   OCTOBER 31,
                                                                  1997          1996
                                                              ------------   -----------
Revenues, net...............................................    $225,903      $207,023
Net loss applicable to common stock.........................      (3,520)       (8,977)
Net loss per common share (basic and diluted)...............        (.07)         (.22)

  Year Ended December 31, 1998

     On January 2, 1998, the Company purchased all the outdoor advertising assets of Ragan Outdoor Advertising Company, Ragan Outdoor Advertising Company of Cedar Rapids, and Ragan Outdoor Advertising Company of Rockford, L.L.C. for a cash purchase price of $25,000.

     On January 30, 1998, the Company acquired all of the outdoor advertising assets of three related outdoor advertising companies (Pioneer Advertising Company, Superior Outdoor Advertising Company and Overland Outdoor Advertising Company, Inc.) located in Missouri and Arkansas for a cash purchase price of $19,200.

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


     On April 30, 1998, the Company purchased all the outdoor advertising assets of Northwest Outdoor Advertising, L.L.C. for a cash purchase price of approximately $70,000. The acquired displays are located in the states of Washington, Montana, Oregon, Idaho, Wyoming, Nebraska, Nevada and Utah.

     On May 15, 1998, the Company purchased the assets of Odegard Outdoor Advertising, L.L.C., for a cash purchase price of approximately $8,500. This acquisition increases the Company's presence in the Kansas City, Missouri market.

     On May 29, 1998, the Company entered into an agreement to purchase from Rainier Evergreen, Inc. or through its affiliates (i) all of the issued and outstanding common stock of American Signs, Inc., (ii) the assets of the Sun Media division and (iii) the assets of Sun Media of the Rockies, Inc. The asset purchases were closed on that date; while the stock purchase was delayed due to lease transfer issues involving the Bureau of Interior Affairs. The stock purchase was completed in September, 1998. The total purchase price was $26,550.

     On September 1, 1998, the Company entered into an agreement to purchase all of the outdoor advertising assets of Nichols & Vann Advertising. The Company paid a cash purchase price of $11,000 of which $6,100 is held on deposit as of December 31, 1998, and is included in other assets in the accompanying balance sheet at December 31, 1998.

     On October 1, 1998, the Company purchased all of the outstanding stock of OCI for a purchase price of $385,000. The purchase price included approximately $235,000 in cash, the assumption of OCI debt of approximately $105,000 and the issuance of notes in the aggregate amount of $45,000 to certain principal stockholders of OCI. Pursuant to this acquisition, the Company acquired approximately 14,700 displays in 12 states. Funds for this acquisition were provided from borrowings under the New Revolving Credit Facility and the Term Facility.

     During the twelve months ended December 31, 1998, the Company completed 60 additional acquisitions of outdoor advertising assets, none of which were individually significant, for an aggregate cash purchase price of approximately $89 million and issuance of 63,005 shares of Class A common stock valued at approximately $2,400.

     Each of these acquisitions were accounted for under the purchase method of accounting, and accordingly, the accompanying financial statements include the results of operations of each acquired entity from the date of acquisition. The acquisition costs have been allocated to assets acquired and liabilities assumed based on fair market value at the dates of acquisition. The following is a summary of the allocation of the acquisition costs in the above transactions.

                                                   PROPERTY,                                                    LONG-
                                         CURRENT    PLANT &               CUSTOMER    OTHER      CURRENT        TERM
                                         ASSETS    EQUIPMENT   GOODWILL    LISTS     ASSETS    LIABILITIES   LIABILITIES
                                         -------   ---------   --------   --------   -------   -----------   -----------
Ragan Companies........................  $  694    $  9,634    $13,275    $ 1,563    $    10    $   (176)     $      --
Pioneer and related companies..........     307      15,062        264      4,037          9        (479)            --
Northwest Outdoor Advertising, LLC.....   2,176      23,667     36,199      8,498        363        (697)          (273)
Odegard Outdoor Advertising, LLC.......     285       1,633      5,959        720        375        (272)          (300)
Rainier Evergreen, Inc.................     359       3,205     21,681      1,755        100        (550)           (50)
Nichols & Vann Advertising.............      --         300      3,944        181      6,575          --             --
Outdoor Communications, Inc............   9,957      97,058    266,856     27,226     10,399     (54,112)      (121,296)
Other..................................   1,036      33,227     46,756     11,511      4,904      (3,506)        (2,549)
                                         -------   --------    --------   -------    -------    --------      ---------
                                         $14,814   $183,786    $394,934   $55,491    $22,735    $(59,792)     $(124,468)
                                         =======   ========    ========   =======    =======    ========      =========

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


     The following unaudited pro forma financial information for the Company gives effect to the 1998 and 1997 acquisitions as if they had occurred on January 1, 1997. These pro forma results do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on such date, or to project the Company's results of operations for any future period.

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Revenues, net...............................................  $342,101    $307,530
                                                              ========    ========
Net loss applicable to common stock.........................  $(25,455)   $(35,117)
                                                              ========    ========
Net loss per common share (basic and diluted)...............  $   (.50)   $   (.75)
                                                              ========    ========

(4) NONCASH FINANCING AND INVESTING ACTIVITIES

     A summary of significant noncash financing and investing activities for the years ended December 31, 1998, 1997 and the year ended October 31, 1996 follows:

                                                             1998     1997     1996
                                                            ------   ------   -------
Disposition of assets.....................................  $   30   $1,300   $    --
Acquisitions of assets....................................   2,706       --     2,104
Issuance of preferred stock in exchange for common
  stock...................................................      --       --     3,649
Redemption of common stock for debt.......................      --       --    20,000
Conversion of note receivable to equity investment........      --      500        --
Debt issuance costs.......................................      --    4,750        --

     Significant noncash financing activities during the two months ended December 31, 1996 include approximately $7,000 of debt issuance costs.

(5) PROPERTY, PLANT AND EQUIPMENT

     Major categories of property, plant and equipment at December 31, 1998 and December 31, 1997 are as follows:

                                                        ESTIMATED
                                                          LIFE
                                                         (YEARS)      1998       1997
                                                        ---------   --------   --------
Land..................................................       --     $ 25,543   $ 15,185
Building and improvements.............................    10-39       28,924     20,672
Advertising structures................................       15      576,676    371,491
Automotive and other equipment........................      3-7       30,181     22,267
                                                                    --------   --------
                                                                    $661,324   $429,615
                                                                    ========   ========

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


(6) INTANGIBLE ASSETS

     The following is a summary of intangible assets at December 31, 1998 and December 31, 1997:

                                                     ESTIMATED LIFE
                                                        (YEARS)         1998       1997
                                                     --------------   --------   --------
Debt issuance costs and fees.......................    7-10           $ 20,081   $ 14,754
Customer lists and contracts.......................    7-10            108,903     68,185
Non-compete agreements.............................    7-15             19,318     15,313
Goodwill...........................................     15             554,685    178,047
Other..............................................    5-15              2,947      2,624
                                                                      --------   --------
                                                                      $705,934   $278,923
                                                                      ========   ========
Cost...............................................                    778,655    308,621
Accumulated amortization...........................                    (72,721)   (29,698)
                                                                      --------   --------
                                                                      $705,934   $278,923
                                                                      ========   ========

(7) LEASES

     The Company is party to various operating leases for production facilities and sites upon which advertising structures are built. The leases expire at various dates, generally during the next five years, and have varying options to renew and to cancel. The following is a summary of minimum annual rental payments required under those operating leases that have original or remaining lease terms in excess of one year as of December 31:

1999......................................................   $32,262
2000......................................................    27,387
2001......................................................    23,449
2002......................................................    19,941
2003......................................................    16,977
Thereafter................................................    84,201


     Rental expense related to the Company's operating leases was $43,440, $31,411 and $19,387 for the years ended December 31, 1998, December 31, 1997 and October 31, 1996, respectively.


(8) ACCRUED EXPENSES

     The following is a summary of accrued expenses at December 31, 1998 and December 31, 1997:

                                                             1998      1997
                                                            -------   -------
Payroll...................................................  $ 4,863   $ 4,390
Interest..................................................   11,629     7,357
Insurance benefits........................................    3,715     2,613
Other.....................................................    5,705       444
                                                            -------   -------
                                                            $25,912   $14,804
                                                            =======   =======

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


(9) LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1998 and December 31, 1997:

                                                                1998        1997
                                                              --------    --------
9 5/8% Senior subordinated notes............................  $255,000    $255,000
8 5/8% Senior subordinated notes............................   198,785     198,696
Bank Credit Agreement.......................................   250,000      59,000
9 1/4% Senior subordinated notes............................   103,949          --
8% unsecured subordinated notes (see Note 12)...............    15,333      17,319
Other notes with various rates and terms....................    53,465       9,185
                                                              --------    --------
                                                               876,532     539,200
Less current maturities.....................................   (49,079)     (5,109)
                                                              --------    --------
Long-term debt, excluding current maturities................  $827,453    $534,091
                                                              ========    ========

     Long-term debt matures as follows:

1999......................................................  $ 49,079
2000......................................................    18,698
2001......................................................    22,673
2002......................................................    38,435
2003......................................................    38,713
Later years...............................................  $708,934

     In November 1996, the Company issued $255,000 in principal amount of 9 5/8 Senior Subordinated Notes due 2006 (the "1996 Notes"), with interest payable semi-annually on June 1 and December 1 of each year. The 1996 Notes are senior subordinated unsecured obligations of the Company and are subordinated in right of payment to all senior indebtedness of the Company, pari passu with the 1997 Notes (as defined below), and are senior to all existing and future subordinated indebtedness of the Company.

     In September 1997, the Company issued $200,000 in principal amount of 8 5/8% Senior Subordinated Notes due 2007 (the "1997 Notes") with interest payable semi-annually on March 15 and September 15 of each year, commencing March 15, 1998. The 1997 Notes were issued at a discount for $198,676. The Company is using the effective interest method to recognize the discount over the life of the 1997 Notes. The 1997 Notes are senior subordinated unsecured obligations of the Company, subordinated in right of payment to all senior indebtedness of the Company, pari passu with the 1996 Notes and are senior to all existing and future subordinated indebtedness of the Company.

     The 1996 and 1997 Notes are redeemable at the Company's option at any time on or after December 31, 2001 and September 15, 2002, respectively, at redemption prices specified by the indentures, and are required to be repurchased earlier in the event of a change of control of the Company. The indentures covering the 1996 and 1997 Notes include certain restrictive covenants which limit the Company's ability to incur additional debt, pay dividends and make other restricted payments, consummate certain transactions and other matters.

     The Bank Credit Agreement provides the Company with a committed $225,000 revolving credit facility and a $75,000 incremental term facility to be funded at the discretion of the lenders. As of December 31, 1997, there was $59,000 outstanding under the revolving credit facility and there were no borrowings under the incremental term facility. The revolving credit facility bears interest at a variable rate of interest based upon an

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


applicable margin over LIBOR or the prime rate. The weighted average interest rate under the facility at December 31, 1997 was 7.93%.

     The Bank Credit Agreement is guaranteed by the Company's subsidiaries and secured by the capital stock of the Company's subsidiaries. The Bank Credit Agreement contains various restrictive covenants, which require that the Company meet certain minimum leverage, and coverage ratios, restrict additional indebtedness, limit dividends and other restricted payments, limit capital expenditures and disposition of assets, and other restrictions. In September 1997, the Company amended certain financial and other covenants in the Bank Credit Facility, including increases in permitted capital expenditures and permitted acquisitions.

     In July, 1998, the Company entered into a new Bank Credit Agreement (the "New Bank Credit Agreement") which consists of a committed $250,000 revolving credit facility (the "New Revolving Credit Facility"), a $150,000 term facility (the "Term Facility") and a $100,000 incremental facility (the "Incremental Facility") funded at the discretion of the lenders. As of December 31, 1998, the Company had borrowings outstanding of $150 million under the Term Facility, $100 million under the Incremental Facility, and $0 under the New Revolving Credit Facility. The New Bank Credit Agreement replaced the Company's previous Bank Credit Facility.

     Availability of the line under the New Revolving Credit Facility is reduced quarterly beginning with the quarter ended March 31, 2000, in the following amounts:

March 31, 2000 -- December 31, 2001.........................  $ 6,250
March 31, 2002 -- December 31, 2003.........................    9,375
March 31, 2004 -- December 31, 2004.........................   12,500
March 31, 2005 -- December 31, 2005.........................   18,750

     The Term Facility will begin to amortize quarterly beginning September 30, 2000 in the following quarterly amounts:

September 30, 2000 -- December 31, 2000.....................  $7,500
March 31, 2001 -- December 31, 2001.........................   3,750
March 31, 2002 -- December 31, 2005.........................   7,500

     The Incremental Facility will begin quarterly principal reductions of between 1% and 2% of the outstanding balance at the date the loans begin to amortize, beginning with the quarter ended March 31, 2001 and ending June 30, 2006.

     The Incremental Facility and the Term Facility bear interest at a variable rate of interest based on the applicable margin over LIBOR or the prime rate. The weighted average interest rate on borrowings under the Bank Credit Agreement at December 31, 1998, was 7.37%

     Revolving credit loans may be requested under the New Revolving Credit Facility at any time prior to maturity. The loans bear interest, at the Company's option, at the LIBOR Rate or Chase Prime Rate plus applicable margins, such margins being set from time to time based on the Company's ratio of debt to trailing twelve month EBITDA. EBITDA is defined in the New Bank Credit Agreement as operating income before depreciation and amortization, a commonly used measure of financial performance. The New Bank Credit Agreement contains restrictive covenants comparable to those under the prior agreement, and of a sort customary in credit facilities for outdoor advertising companies. The terms of the Company's credit facility

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


and the indentures relating to the Company's outstanding notes restrict, among other things, the Company's ability to:

     - dispose of assets;

     - incur or repay debt;

     - create liens; and

     - make investments.

     Under the Company's credit facility the Company must maintain specified financial ratios and levels including:

     - cash interest coverage;

     - fixed charge coverage;

     - senior debt ratios; and

     - total debt ratios.

     The $103,949 of 9 1/4% Senior Subordinated Notes are due 2007, with interest payable semi-annually on February 15 and August 15 of each year, and were previously issued by OCI. The Notes are senior subordinated unsecured obligations of the Company, subordinated in right of payment to all senior indebtedness of the Company, and are senior to all existing and future subordinated indebtedness of the Company.

     In November 1996, the Company commenced a tender offer for all of its $100,000 outstanding principal amount of 11% Senior Secured Notes due 2003 (the "1993 Notes"). As of December 31, 1997, approximately $98,827 of the 1993 Notes were tendered to the Company and retired. As a result of this tender offer and the extinguishment of other credit facilities, the Company recorded a loss on debt extinguishment of $9,514, net of income tax benefit of $5,660, during the two months ended December 31, 1996 (see Note 2).

(10) INCOME TAXES

     Income tax expense (benefit) for the years ended December 31, 1998, December 31, 1997, the two months ended December 31, 1996, and the year ended October 31, 1996, consists of:

                                                            CURRENT   DEFERRED   TOTAL
                                                            -------   --------   ------
Year ended December 31, 1998:
  U.S. federal............................................  $6,269    $(6,074)   $  195
  State and local.........................................   1,077     (1,463)     (386)
                                                            ------    -------    ------
                                                            $7,346    $(7,537)   $ (191)
Change in deferred tax attributable to unrealized losses
  on investment securities, included in stockholders'
  equity..................................................      --        217       217
                                                            ------    -------    ------
                                                            $7,346    $(7,320)   $   26
                                                            ======    =======    ======

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                            CURRENT   DEFERRED   TOTAL
                                                            -------   --------   ------
Year ended December 31, 1997:
  U.S. federal............................................  $6,108    $(2,475)   $3,633
  State and local.........................................   1,385       (364)    1,021
                                                            ------    -------    ------
                                                            $7,493    $(2,839)   $4,654
Change in deferred tax attributable to unrealized losses
  on investment securities, included in stockholders'
  equity..................................................      --       (596)     (596)
                                                            ------    -------    ------
                                                            $7,493    $(3,435)   $4,058
                                                            ======    =======    ======
Two months ended December 31, 1996:
  U.S. federal............................................  $   --    $ 1,028    $1,028
  State and local.........................................     144         27       171
                                                            ------    -------    ------
                                                            $  144    $ 1,055    $1,199
Change in deferred tax attributable to unrealized losses
  on investment securities, included in stockholders'
  equity..................................................      --       (379)     (379)
                                                            ------    -------    ------
                                                            $  144    $   676    $  820
                                                            ======    =======    ======
Year ended October 31, 1996:
  U.S. federal............................................  $3,991    $ 2,683    $6,674
  State and local.........................................     800       (375)      425
                                                            ------    -------    ------
                                                            $4,791    $ 2,308    $7,099
Change in deferred tax attributable to unrealized gains on
  investment securities, included in stockholders'
  equity..................................................      --      1,180     1,180
                                                            ------    -------    ------
                                                            $4,791    $ 3,488    $8,279
                                                            ======    =======    ======

     Income tax expense (benefit) attributable to continuing operations for the years ended December 31, 1998 and 1997, the two months ended December 31, 1996, and the year ended October 31, 1996, differs from the amounts computed by applying the U.S. federal income tax rate of 34 percent to earnings before income taxes as follows:

                                                                      TWO MONTHS
                                        YEAR ENDED     YEAR ENDED       ENDED       YEAR ENDED
                                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   OCTOBER 31,
                                           1998           1997           1996          1996
                                       ------------   ------------   ------------   -----------
Computed "expected" tax expense
  (benefit)..........................    $(4,108)        $2,548         $  904        $6,102
Increase (reduction) in income taxes
  resulting from:
  Book expenses not deductible for
     tax purposes....................        450             92             18           110
  Amortization of non-deductible
     goodwill........................      3,752          1,730             --            --
  State and local income taxes, net
     of federal income tax benefit...       (255)           674            113           281
  Other differences, net.............        (30)          (390)           164           606
                                         -------         ------         ------        ------
                                         $  (191)        $4,654         $1,199        $7,099
                                         =======         ======         ======        ======

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and December 31, 1997 are presented below:

                                                                1998        1997
                                                              --------    --------
Deferred tax liabilities:
  Plant and equipment, principally due to differences in
     depreciation...........................................  $ (4,915)   $ (3,125)
  Plant and equipment, due to basis differences on
     acquisitions...........................................   (28,556)    (15,582)
  Intangibles, due to differences in amortizable lives......    (5,058)     (5,646)
                                                              --------    --------
          Deferred tax liabilities..........................   (38,529)    (24,353)
Deferred tax assets:
  Receivables, principally due to allowance for doubtful
     accounts...............................................     1,151         511
  Plant and equipment, due to basis differences on
     acquisitions and costs capitalized for tax purposes....     4,530       4,823
  Investment in affiliates and plant and equipment, due to
     gains recognized for tax purposes and deferred for
     financial reporting purposes...........................       941         941
  Accrued liabilities not deducted for tax purposes.........     2,125       1,384
  Net operating loss carryforward...........................     3,563       1,673
  Unrealized losses on investment securities................        --         217
  Other, net................................................       606         117
                                                              --------    --------
          Deferred tax assets...............................    12,916       9,666
                                                              --------    --------
          Net deferred tax liability........................  $(25,613)   $(14,687)
                                                              ========    ========

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

     Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

(11) RELATED PARTY TRANSACTIONS

     Affiliates, as used within these statements, are persons or entities that are affiliated with Lamar Advertising Company or its subsidiaries through common ownership and directorate control.

     As of December 31, 1998, and December 31, 1997, debentures and ten year subordinated notes totaling $16,749 and $19,153, respectively, are owned by shareholders, directors and employees. Interest expense under the debentures and ten year subordinated notes during the years ended December 31, 1998, December 31, 1997, and October 31, 1996 was $1,497, $1,719 and $494, respectively.

(12) STOCKHOLDERS' EQUITY

     On December 31, 1997, the Board of Directors approved a three-for-two split of its Class A and Class B common stock subject to the approval by the shareholders of an increase in the authorized number of shares of

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


Class A and Class B common stock. On February 26, 1998, the shareholders approved an increase in the authorized number of shares of Class A common stock to 75,000,000 and Class B common stock to 37,500,000. The stock split, which was effected by means of a 50% stock dividend, was paid to shareholders on February 27, 1998. Par value of the common stock remained unchanged at $.001. Common stock and additional paid in capital were adjusted to reflect the split as of December 31, 1997. All references to share and per share information in the consolidated financial statements and related footnotes have been restated to reflect the effect of the split for all periods presented.

     During 1995 and 1996, the Company repurchased 3.6% and 12.9%, respectively, of its then outstanding common stock (1,830,750 and 5,427,305 shares, respectively) from certain of its existing stockholders for an aggregate purchase price of approximately $4 million. The terms of such repurchases entitled the selling stockholders to receive additional consideration from the Company in the event that the Company consummated a public offering of its common stock at a higher price within 24 months of the repurchase. In satisfaction of that obligation, upon completion of the Company's initial public equity offering in August 1996, the Company paid the selling stockholders an aggregate of $5.0 million in cash and issued to them ten-year subordinated notes in the aggregate principal amount of $20,000. The notes bear interest at 8% (1% above the ten-year treasury note rate when issued) and are payable in monthly installments of $167, plus interest. The balance outstanding under these notes at December 31, 1998 and December 31, 1997, was $15,333 and $17,319,
respectively.

     In June, 1998, the Company completed a public offering of 6,375,000 shares of Class A Common Stock at $29.00 per share. Net proceeds to the Company after underwriting discounts from the equity offering were $177.5 million. These proceeds were used to pay down outstanding bank debt of approximately $173.0 million with the remainder used for operations.

     In December, 1998, the Company completed a public offering of 6,900,000 shares of Class A Common Stock at $35 per share. Net proceeds to the Company after underwriting discounts from the equity offering were $219.8 million. These proceeds were used to pay down outstanding bank debt of approximately $99.0 million with the remainder used for debt reduction and acquisitions in 1999.

     The rights of the Class A and Class B common stock are equal in all respects, except holders of Class B common stock have ten votes per share on all matters in which the holders of common stock are entitled to vote and holders of Class A common stock have one vote per share on such matters. The Class B common stock will convert automatically into Class A common stock upon the sale or transfer to persons other than permitted transferees (as defined in the Company's certificate of incorporation, as amended).

(13) STOCK OPTION PLAN

     In 1996, the Company adopted the 1996 Equity Incentive Plan (the "1996 Plan"). The purpose of the 1996 Plan is to attract and retain key employees and consultants of the Company. The 1996 Plan authorizes the grant of stock options, stock appreciation rights and restricted stock to employees and consultants of the Company capable of contributing to the Company's performance. Options granted under the 1996 Plan generally become exercisable over a five-year period and expire 10 years from the date of grant. The Company initially reserved an aggregate of 3,000,000 shares of Class A Common Stock (as adjusted for the Company's February 1998 three-for-two stock split) for awards under the 1996 Plan. In September, 1998, the Board of Directors of the Company voted to increase the number of shares reserved for issuance under the 1996 Plan by 1,000,000 shares to 4,000,000 shares, subject to the approval of the stockholders of the Company, at its next regularly scheduled shareholders' meeting.

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


been recognized for the stock option grants. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1996, 1997 and 1998, consistent with the provisions of SFAS No. 123, the Company's net earnings (loss) and earnings (loss) per share would have been reduced to the pro forma amounts indicated below:

                                                                      TWO MONTHS
                                        YEAR ENDED     YEAR ENDED       ENDED       YEAR ENDED
                                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   OCTOBER 31,
                                           1998           1997           1996          1996
                                       ------------   ------------   ------------   -----------
Net earnings (loss) applicable to
  common stock -- as reported........    $(12,255)       $2,476        $(8,115)       $10,484
                                         ========        ======        =======        =======
Net earnings (loss) applicable to
  common stock -- pro forma..........    $(15,145)       $ (603)       $(8,666)       $ 8,891
                                         ========        ======        =======        =======
Earnings (loss) per common share --as
  reported (basic and diluted).......    $   (.24)       $  .05        $  (.18)       $   .25
                                         ========        ======        =======        =======
Earnings (loss) per common
  share -- pro forma (basic and
  diluted)...........................    $   (.29)       $ (.01)       $  (.19)       $   .22
                                         ========        ======        =======        =======

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used:

                                               DIVIDEND    EXPECTED      RISK FREE     EXPECTED
                 GRANT YEAR                     YIELD     VOLATILITY   INTEREST RATE    LIVES
                 ----------                    --------   ----------   -------------   --------
1998.........................................     0%         59%            5%            4
1997.........................................     0%         40%            6%            3
1996.........................................     0%         53%            6%            3

     Information regarding the 1996 Plan for the years ended December 31, 1998 and December 31, 1997, two months ended December 31, 1996, and year ended October 31, 1996, is as follows:

                                                                              TWO MONTHS ENDED
                               DECEMBER 31, 1998      DECEMBER 31, 1997      DECEMBER 31, 1996       OCTOBER 31, 1996
                              --------------------   --------------------   --------------------   --------------------
                                          WEIGHTED               WEIGHTED               WEIGHTED               WEIGHTED
                                          AVERAGE                AVERAGE                AVERAGE                AVERAGE
                                          EXERCISE               EXERCISE               EXERCISE               EXERCISE
                               SHARES      PRICE      SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                              ---------   --------   ---------   --------   ---------   --------   ---------   --------
Outstanding, beginning of
  year......................  1,868,804    $11.60    1,774,896    $10.85    1,742,753    $10.67           --    $   --
Granted.....................    950,500     29.88      399,000     15.20       36,750     17.93    1,772,250     10.67
Exercised...................   (538,154)    10.84     (225,256)    10.67       (2,844)    10.67      (29,497)    10.67
Canceled....................    (40,583)    18.24      (79,836)    10.96       (1,763)    10.67           --        --
                              ---------    ------    ---------    ------    ---------    ------    ---------    ------
Outstanding, end of year....  2,240,567    $19.25    1,868,804    $11.60    1,774,896    $10.85    1,742,753    $10.67
                              =========    ======    =========    ======    =========    ======    =========    ======
Price for exercised
  shares....................  $   10.84              $   10.67              $   10.67              $   10.67
Shares available for grant,
  end of year...............    963,682                873,599              1,192,763              1,227,750
Weighted average fair value
  of options granted during
  the year..................  $   13.09              $    7.18              $   10.06              $    4.14

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


     The following table summarizes information about fixed-price stock options outstanding at December 31, 1998:

                                           NUMBER       WEIGHTED                   NUMBER
                                        OUTSTANDING      AVERAGE     WEIGHTED   EXERCISABLE    WEIGHTED
                                             AT         REMAINING    AVERAGE         AT        AVERAGE
                                        DECEMBER 31,   CONTRACTUAL   EXERCISE   DECEMBER 31,   EXERCISE
RANGE OF EXERCISE PRICES                    1998          LIFE        PRICE         1998        PRICE
------------------------                ------------   -----------   --------   ------------   --------
$      10.67.........................     979,467         7.62        $10.67      333,849       $10.67
 10.67-13.67.........................     149,000         7.66         13.25       17,750        13.25
 13.83-18.42.........................     137,100         7.63         16.86        1,200        17.67
       26.17.........................      63,000         8.14         22.79            0            0
       26.69.........................     209,000         7.61         26.69            0            0
       30.34.........................     694,000         7.62         30.34      116,100        30.34
       37.50.........................       9,000         7.60         37.50            0            0

     No stock appreciation rights or restricted stock authorized by the 1996 Plan have been granted.

(14) COMMITMENTS AND OTHER CONTINGENCIES

     The Company sponsors a partially self-insured group health insurance program. The Company is obligated to pay all claims under the program, which are in excess of premiums, up to program limits of $150 per employee, per claim, per year. The Company is also self-insured with respect to its income disability benefits and against casualty losses on advertising structures. Amounts for expected losses, including a provision for losses incurred but not reported, is included in accrued expenses in the accompanying consolidated financial statements. The Company maintains a $500 letter of credit with a bank to meet requirements of the Company's worker's compensation insurance carrier.

     The Company sponsors The Lamar Corporation Savings and Profit Sharing Plan covering employees who have completed one year of service and are at least 21 years of age. The Company matches 50% of employees' contributions up to 5% of related compensation. Employees can contribute up to 15% of compensation. Full vesting on the Company's matched contributions occurs after five years. Annually, at the Company's discretion, an additional profit sharing contribution may be made on behalf of each eligible employee. In total, for the years ended December 31, 1998, December 31, 1997 and October 31, 1996, the Company contributed $952, $1,181 and $1,262, respectively.

     The Company sponsors a Deferred Compensation Plan for the benefit of certain of its senior management who meet specific age and years of service criteria. Employees who have attained the age of 30 and have a minimum of 10 years of service are eligible for annual contributions to the Plan generally ranging from $3 to $8, depending on the employee's length of service. LAC's contributions to the Plan are maintained in a "rabbi" trust and, accordingly, the assets and liabilities of the Plan are reflected in the balance sheet of LAC. Upon termination, death or disability, participating employees are eligible to receive an amount equal to the fair market value of the assets in the employee's deferred compensation account. The Company has contributed $406, $190 and $182 to the Plan during the years ended December 31, 1998, December 31, 1997, and October 31, 1996, respectively. Contributions to the Deferred Compensation Plan are discretionary and are determined by the Board of Directors.

     The Company is the subject of litigation arising during the normal course of business. In the opinion of management and the general counsel of the Company, those claims will not have a material impact on the financial position, results of operations or liquidity of the Company.

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


(15) SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES

     Except as set forth below, separate financial statements of each of the Company's direct or indirect subsidiaries that have guaranteed the Company's obligations under the 1996 Notes and the 1997 Notes (collectively, the "Guarantors") are not included herein because the Guarantors are jointly and severally liable under the guarantees, and the aggregate assets, liabilities, earnings and equity of the Guarantors are substantially equivalent to the assets, liabilities, earnings and equity of the Company on a consolidated basis.

     Summarized financial information for Missouri Logos, a Partnership, a 66 2/3% owned subsidiary of the Company and the only subsidiary of the Company that is not a Guarantor, is set forth below:

                                                              1998   1997
                                                              ----   ----
Balance Sheet Information:
  Current assets............................................  $248   $237
  Total assets..............................................   297    290
  Current liabilities.......................................     7      7
  Total liabilities.........................................     7      7
  Venturers' equity.........................................   290    283

                                                               1998    1997   1996
                                                              ------   ----   ----
Income Statement Information:
  Revenues..................................................  $1,038   $991   $931
  Net income................................................     523    540    545

(16) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1998 and 1997. The fair value of the financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                       DECEMBER 31, 1998       DECEMBER 31, 1997
                                                     ---------------------   ---------------------
                                                     CARRYING   ESTIMATED    CARRYING   ESTIMATED
                                                      AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                                     --------   ----------   --------   ----------
Marketable investment securities...................  $     --    $     --    $    679    $    679
Long-term debt.....................................  $827,453    $874,091    $534,091    $575,198

     The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies as follows:

     - The carrying amounts of cash and cash equivalents, receivables, trade accounts payable, accrued expenses, and deferred income approximate fair value because of the short term nature of these items.

     - The fair value of the Company's marketable investment securities are based on quoted market prices.

     - The fair value of long-term debt is based upon market quotes obtained from dealers where available and by discounting future cash flows at rates currently available to the Company for similar instruments when quoted market rates are not available.

     Fair value estimates are subject to inherent limitations. Estimates of fair values are made at a specific point in time, based on relevant market information and information about the financial instrument. The estimated fair values of financial instruments presented above are not necessarily indicative of amounts the

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


Company might realize in actual market transactions. Estimates of fair value are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(17) QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                              FISCAL YEAR 1998 QUARTERS
                                                   -----------------------------------------------
                                                   MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                                   --------   -------   ------------   -----------
Net revenues.....................................  $58,397    $69,675     $73,528        $86,988
Net revenues less direct advertising expenses....   37,567     48,066      51,271         58,835
Net earnings (loss) applicable to common stock...   (4,682)    (1,253)      1,538         (7,858)
Net earnings per common share (basic)............     (.10)      (.02)        .03           (.15)
Net earnings per common share (diluted)..........     (.10)      (.02)        .03           (.15)

                                                              FISCAL YEAR 1997 QUARTERS
                                                   -----------------------------------------------
                                                   MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                                   --------   -------   ------------   -----------
Net revenues.....................................  $37,847    $50,108     $55,485        $57,622
Net revenues less direct advertising expenses....   24,380     34,625      38,974         39,693
Net earnings (loss) applicable to common stock...    1,205      1,402         916         (1,047)
Net earnings (loss) per common share (basic).....      .03        .03         .02           (.02)
Net earnings (loss) per common share (diluted)...      .03        .03         .02           (.02)

(18) NEW ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998, and requires that the costs of start-up activities, including organizational costs, be expensed as incurred. At December 31, 1998, the Company estimates that $1,169, of such capitalized costs are included in intangible assets on the Company's balance sheet.

     The effect of SOP 98-5 will be recorded in the first quarter of fiscal 1999 as the cumulative effect of a change in accounting principle, as described in Accounting Principles Board Opinion No. 20 "Accounting Changes."

(19) SUBSEQUENT EVENTS

     Subsequent to December 31, 1998, the Company purchased substantially all of the assets of four outdoor advertising companies for a total purchase price of approximately $63,000 in cash. The acquisitions will be accounted for under the purchase method of accounting.

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES


                     CONDENSED CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                     ASSETS


                                                               MARCH 31,    DECEMBER 31,
                                                                 1999           1998
                                                              -----------   ------------
                                                              (UNAUDITED)
Cash and cash equivalents...................................  $    8,171     $  128,597
Receivables:
  Trade accounts, net.......................................      40,242         39,681
  Affiliates, related parties and employees.................         470            378
  Other.....................................................         330            321
                                                              ----------     ----------
          Net receivables...................................      41,042         40,380
Prepaid expenses............................................      12,856         12,346
Other current assets........................................       4,717          1,736
                                                              ----------     ----------
          Total current assets..............................      66,786        183,059
                                                              ----------     ----------
Property, plant and equipment...............................     687,523        661,324
  Less accumulated depreciation and amortization............    (166,028)      (153,972)
                                                              ----------     ----------
          Net property, plant and equipment.................     521,495        507,352
                                                              ----------     ----------
Intangible assets...........................................     752,809        705,934
Receivables -- noncurrent...................................       3,183          1,972
Other assets................................................      14,264         15,060
                                                              ----------     ----------
          Total assets......................................  $1,358,537     $1,413,377
                                                              ==========     ==========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable....................................  $    4,064     $    4,258
  Accrued expenses..........................................      22,061         25,912
  Current maturities of long-term debt......................       4,165         49,079
  Deferred income...........................................      10,279          9,589
                                                              ----------     ----------
          Total current liabilities.........................      40,569         88,838
Long-term debt..............................................     829,288        827,453
Deferred tax liability......................................      23,998         25,613
Deferred income.............................................       1,313          1,293
Other liabilities...........................................       4,464          3,401
                                                              ----------     ----------
          Total liabilities.................................     899,632        946,598
                                                              ----------     ----------
Stockholders' equity:
  Class A preferred stock, par value $638, $63.80 cumulative dividends, authorized 10,000 shares; 5,719.49 shares
     issued and outstanding.................................       3,649          3,649
  Class A common stock, $.001 par value, authorized
     75,000,000 shares; issued and outstanding 43,514,283
     shares and 43,392,876 shares at March 31, 1999 and
     December 31, 1998, respectively........................          43             43
  Class B common stock, $.001 par value, authorized
     37,500,000 shares; issued and outstanding 17,699,997...          18             18
  Additional paid-in capital................................     508,567        505,644
  Accumulated deficit.......................................     (53,372)       (42,575)
                                                              ----------     ----------
  Stockholders' equity......................................     458,905        466,779
                                                              ----------     ----------
          Total liabilities and stockholders' equity........  $1,358,537     $1,413,377
                                                              ==========     ==========


          See accompanying notes to consolidated financial statements

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              --------------------------
                                                                 1999           1998
                                                              -----------    -----------
Revenues
  Outdoor advertising, net..................................  $    85,766    $    58,397
                                                              -----------    -----------
Operating expenses:
  Direct advertising expenses...............................       29,764         20,830
  Selling, general and administrative expenses..............       20,099         13,216
  Depreciation and amortization.............................       31,561         17,605
                                                              -----------    -----------
                                                                   81,424         51,651
                                                              -----------    -----------
          Operating income..................................        4,342          6,746
                                                              -----------    -----------
Other expense (income):
  Interest income...........................................         (686)          (107)
  Interest expense..........................................       18,145         13,326
  Gain on disposition of assets.............................         (336)          (317)
                                                              -----------    -----------
                                                                   17,123         12,902
                                                              -----------    -----------
  Loss before income taxes and cumulative effect of a change
     in accounting principle................................      (12,781)        (6,156)
Income tax benefit..........................................       (2,842)        (1,565)
                                                              -----------    -----------
  Loss before cumulative effect of a change in accounting
     principle..............................................       (9,939)        (4,591)
Cumulative effect of a change in accounting principle, net
  of tax....................................................         (767)            --
                                                              -----------    -----------
          Net loss..........................................      (10,706)        (4,591)
Preferred stock dividends...................................          (91)           (91)
                                                              -----------    -----------
Net loss applicable to common stock.........................  $   (10,797)   $    (4,682)
                                                              ===========    ===========
Loss before cumulative effect of a change in accounting
  principle per common share -- basic and diluted...........  $      (.17)   $      (.10)
                                                              ===========    ===========
Cumulative effect of a change in accounting principle, net
  of tax, per common share -- basic and diluted.............  $      (.01)   $        --
                                                              ===========    ===========
Net loss per common share -- basic..........................  $      (.18)   $      (.10)
                                                              ===========    ===========
Net loss per common share -- diluted........................  $      (.18)   $      (.10)
                                                              ===========    ===========
Weighted average common shares outstanding..................   61,143,351     47,350,919
Incremental common shares from dilutive stock options.......           --             --
                                                              -----------    -----------
Weighted average common shares assuming dilution............   61,143,351     47,350,919
                                                              ===========    ===========


          See accompanying notes to consolidated financial statements

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1999       1998
                                                              --------    -------
Net loss applicable to common stock.........................  $(10,797)   $(4,682)
Other comprehensive income -- change in unrealized loss on
  investment securities (net of deferred tax benefit of
  $(133) for the three months ending March 31, 1998)........        --       (217)
                                                              --------    -------
Comprehensive loss..........................................  $(10,797)   $(4,899)
                                                              ========    =======

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                                1999         1998
                                                              ---------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $ (10,706)   $ (4,591)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization.............................     31,561      17,605
  Gain on disposition of assets.............................       (336)       (317)
  Deferred taxes............................................     (2,319)     (1,550)
  Provision for doubtful accounts...........................        941         551
Changes in operating assets and liabilities:
  Decrease (increase) in:
     Receivables............................................     (1,923)      2,772
     Prepaid expenses.......................................        (11)       (115)
     Other assets...........................................     (1,915)     (2,315)
  Increase (decrease) in:
     Trade accounts payable.................................       (194)       (444)
     Accrued expenses.......................................     (6,432)     (1,178)
     Other liabilities......................................         37          20
     Deferred income........................................        675         570
                                                              ---------    --------
          Net cash provided by operating activities.........      9,378      11,008
                                                              ---------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in notes receivable................................     (1,184)       (250)
Acquisition of new markets..................................    (74,930)    (54,990)
Capital expenditures........................................    (12,581)    (11,069)
Proceeds from disposition of assets.........................        749         579
                                                              ---------    --------
          Net cash used in investing activities.............    (87,946)    (65,730)
                                                              ---------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock..................      1,312       2,601
Principal payments on long-term debt........................    (45,939)     (1,063)
Proceeds from issuance of notes payable.....................      2,860          70
Net borrowings under credit agreements......................         --      50,000
Dividends...................................................        (91)        (91)
                                                              ---------    --------
          Net cash provided by (used in) financing
            activities......................................    (41,858)     51,517
                                                              ---------    --------
Net decrease in cash and cash equivalents...................   (120,426)     (3,205)
Cash and cash equivalents at beginning of period............    128,597       7,246
                                                              ---------    --------
Cash and cash equivalents at end of period..................  $   8,171    $  4,041
                                                              =========    ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest......................................  $  18,835    $ 10,783
                                                              =========    ========
Cash paid for state and federal income taxes................  $     570    $    848
                                                              =========    ========

          See accompanying notes to consolidated financial statements

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


1. SIGNIFICANT ACCOUNTING POLICIES

     The information included in the foregoing interim financial statements is unaudited. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year. These condensed consolidated financial statements should be read in conjunction with the Company's consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K.

     Earnings per share are computed in accordance with SFAS No. 128, "Earnings Per Share." The calculations of basic earnings per share excludes any dilutive effect of stock options, while diluted earnings per share includes the dilutive effect of stock options. Antidilutive shares of 598,848 and 611,296 for the three months ended March 31, 1999 and 1998 have been excluded from the calculation of diluted earnings per share.

     Certain amounts in the prior year's consolidated financial statements have been reclassified to conform with the current year presentation. These reclassifications had no effect on previously reported net earnings.

  New Accounting Pronouncements

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP 98-5"), Reporting on the Costs of Start-Up Activities. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998, and requires that the costs of start-up activities, including organizational costs, be expensed as incurred. The effect of SOP 98-5 is recorded as a cumulative effect of a change in accounting principle as described in Accounting Principles Board Opinion No. 20 "Accounting Changes."

2. ACQUISITIONS

     On January 5, 1999, the Company purchased all the outdoor advertising assets of American Displays, Inc. for a cash purchase price of approximately $14,511.


     On February 1, 1999, the company purchased all of the outdoor advertising assets of KJS, LLC for a cash purchase price of $40,494.


     During the three months ended March 31, 1999, the company completed 17 additional acquisitions for an aggregate cash purchase price of approximately $20,000 and issuance of 13,023 shares of class A common stock valued at approximately $475.

     Each of these acquisitions were accounted for under the purchase method of accounting, and, accordingly, the accompanying financial statements include the results of operations of each acquired entity from the date of acquisition. The acquisition costs have been allocated to assets acquired and liabilities assumed based on fair market value at the dates of acquisition. The following is a summary of the allocation of the acquisition costs in the above transactions.


\

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                       PROPERTY,
                             CURRENT   PLANT AND              CUSTOMER   OTHER      CURRENT      LONG-TERM
                             ASSETS    EQUIPMENT   GOODWILL    LISTS     ASSETS   LIABILITIES   LIABILITIES
                             -------   ---------   --------   --------   ------   -----------   -----------
American Displays..........   $ 87      $   899    $10,532    $ 3,227     $ 50      $  (284)      $    --
KJS, LLC...................     46        9,468     30,543      4,479       10       (2,079)       (1,921)
Other......................    181        5,309     13,222      2,594      662         (402)       (1,548)
                              ----      -------    -------    -------     ----      -------       -------
                              $314      $15,676    $54,297    $10,300     $722      $(2,765)      $(3,469)
                              ====      =======    =======    =======     ====      =======       =======


     Summarized below are certain unaudited pro forma statement of operations data for the three months ended March 31, 1999 and March 31, 1998 as if each of the above acquisitions and the acquisitions occurring in 1998, which were fully described in the Company's December 31, 1998 Annual Report on Form 10K, had been consummated as of January 1, 1998. This pro forma information does not purport to represent what the Company's results of operations actually would have been had such transactions occurred on the date specified or to project the Company's results of operations for any future periods.


                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
Revenues, net...............................................  $ 86,244    $ 79,691
Net loss applicable to common stock.........................   (11,012)    (13,021)
Net loss per common share -- basic..........................      (.18)       (.27)
Net loss per common share -- diluted........................      (.18)       (.27)

3. SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES

     Separate financial statements of each of the Company's direct or indirect wholly owned subsidiaries that have guaranteed the Company's obligations with respect to its publicly issued notes (collectively, the "Guarantors") are not included herein because the Guarantors are jointly and severally liable under the guarantees, and the aggregate assets, liabilities, earnings and equity of the Guarantors are substantially equivalent to the assets, liabilities, earnings and equity of the Company on a consolidated basis.

     Summarized financial information for Missouri Logos, a Partnership, a 66 2/3% owned subsidiary of the Company and the only subsidiary of the Company that is not a Guarantor, is set forth below:

                                                               MARCH 31,    DECEMBER 31,
                                                                 1999           1998
                                                              -----------   ------------
                                                              (UNAUDITED)
Balance Sheet Information:
  Current assets............................................      $208          $248
  Total assets..............................................       256           297
  Total liabilities.........................................        --             7
  Venturers' equity.........................................       256           290

                                                                 THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              ------------------------
                                                                1999          1998
                                                              ---------   ------------
                                                                    (UNAUDITED)
Income Statement Information:
  Revenues..................................................    $274          $264
  Net income................................................     214           162

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


4. SUBSEQUENT EVENTS

     Subsequent to March 31, 1999, the Company purchased substantially all of the assets of two outdoor advertising companies for a total purchase price of approximately $23,200 in cash. The acquisitions will be accounted for under the purchase method of accounting.

                                                                         ANNEX I

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                         CHANCELLOR MEDIA CORPORATION,
                       CAPSTAR BROADCASTING CORPORATION,
                         CBC ACQUISITION COMPANY, INC.
                                      AND
                              CMC MERGER SUB, INC.

                           DATED AS OF APRIL 29, 1999

                               TABLE OF CONTENTS


                                                                                    PAGE
                                                                                    ----
ARTICLE 1  THE MERGER.............................................................    2
      1.1    The Merger...........................................................    2
      1.2    Closing..............................................................    2
      1.3    Effective Time.......................................................    2
      1.4    Certificate of Incorporation.........................................    2
      1.5    Bylaws...............................................................    3
      1.6    Directors............................................................    3
      1.7    Officers.............................................................    3
      1.8    Effect on Capstar Capital Stock......................................    3
             (a)        Outstanding Capstar Common Stock..........................    3
             (b)        Treasury Shares...........................................    3
             (c)        Impact of Stock Splits, etc. .............................    4
      1.9    Effect on Chancellor Capital Stock...................................    4
      1.10   Effect on Merger Sub Capital Stock...................................    4
      1.11   Exchange of Certificates.............................................    4
             (a)        Paying Agent..............................................    4
             (b)        Exchange Procedures.......................................    4
             (c)        Letter of Transmittal.....................................    5
             (d)        Distributions with Respect to Unexchanged Shares..........    5
             (e)        No Further Ownership Rights in Capstar Common Stock.......    5
             (f)        No Fractional Shares......................................    6
             (g)        Termination of Payment Fund...............................    6
             (h)        No Liability..............................................    6
             (i)        Withholding of Tax........................................    7
      1.12   Dissenting Shares....................................................    7
ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF CAPSTAR..............................    7
      2.1    Organization, Standing and Corporate Power...........................    7
      2.2    Capital Structure....................................................    8
      2.3    Authority; Noncontravention..........................................    9
      2.4    Capstar SEC Documents; Financial Statements..........................   10
      2.5    Absence of Certain Changes or Events.................................   11
      2.6    No Extraordinary Payments or Change in Benefits......................   12
      2.7    Voting Requirements..................................................   12
      2.8    State Takeover Statutes..............................................   12
      2.9    Capstar FCC Licenses; Operations of Capstar Licensed Facilities......   12
      2.10   Brokers..............................................................   13
      2.11   FCC Qualification....................................................   14
      2.12   Compliance With Applicable Laws......................................   14
      2.13   Absence of Undisclosed Liabilities...................................   14

                                                                                    PAGE
                                                                                    ----
      2.14   Litigation...........................................................   14
      2.15   Transactions With Affiliates.........................................   15
      2.16   Labor Matters........................................................   15
      2.17   Employee Arrangements and Benefit Plans..............................   15
      2.18   Tax Matters..........................................................   16
      2.19   Intellectual Property................................................   17
      2.20   Environmental Matters................................................   18
      2.21   Material Agreements..................................................   19
      2.22   Tangible Property....................................................   19
      2.23   Opinion of Financial Advisors........................................   19
      2.24   No Other Representations and Warranties..............................   20
ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF CHANCELLOR...........................   20
      3.1    Organization, Standing and Corporate Power...........................   20
      3.2    Capital Structure....................................................   20
      3.3    Authority; Noncontravention..........................................   21
      3.4    Chancellor SEC Documents; Financial Statements.......................   23
      3.5    Absence of Certain Changes or Events.................................   23
      3.6    No Extraordinary Payments or Change in Benefits......................   24
      3.7    Brokers..............................................................   24
      3.8    Opinion of Financial Advisors........................................   25
      3.9    Absence of Undisclosed Liabilities...................................   25
      3.10   Litigation...........................................................   25
      3.11   Transactions With Affiliates.........................................   25
      3.12   Voting Requirements..................................................   26
      3.13   FCC Qualification....................................................   26
      3.14   Employee Arrangements and Benefit Plans..............................   26
      3.15   Tax Matters..........................................................   26
      3.16   Intellectual Property................................................   27
      3.17   Environmental Matters................................................   28
      3.18   Compliance With Applicable Laws......................................   28
      3.19   Chancellor FCC Licenses; Operations of Chancellor Licensed              28
             Facilities...........................................................
      3.20   State Takeover Statutes..............................................   29
      3.21   Chancellor Common Stock..............................................   30
      3.22   No Other Representations and Warranties..............................   30
ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF MERGER SUB...........................   30
      4.1    Organization, Standing and Corporate Power...........................   30
      4.2    Capital Structure....................................................   30
      4.3    Authority; Noncontravention..........................................   30
      4.4    No Prior Activities..................................................   31

                                                                                    PAGE
                                                                                    ----
ARTICLE 5  ADDITIONAL AGREEMENTS..................................................   31
      5.1    Preparation of Form S-4 and Joint Proxy Statement/Prospectus;
             Information Supplied.................................................   31
      5.2    Stockholder Approval.................................................   32
      5.3    Access To Information; Confidentiality...............................   34
      5.4    Public Announcements.................................................   34
      5.5    Acquisition Proposals................................................   34
      5.6    Consents, Approvals and Filings......................................   36
      5.7    Affiliates Letters...................................................   36
      5.8    Nasdaq or Exchange Listing...........................................   36
      5.9    Indemnification......................................................   37
      5.10   Letter of Chancellor's Accountants...................................   37
      5.11   Letter of Capstar's Accountants......................................   37
      5.12   [Intentionally left blank.]..........................................   38
      5.13   Senior Credit Facility Consents......................................   38
      5.14   Section 16(b) Board Approval.........................................   38
      5.15   Termination of or Waiver of Rights Under Stockholders Agreements.....   39
      5.16   Chancellor Registration Rights.......................................   39
ARTICLE 6  COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER..............
                                                                                     39
      6.1    Conduct of Business..................................................   39
      6.2    Capstar Stock Options................................................   41
      6.3    Capstar Warrants.....................................................   42
      6.4    Other Actions........................................................   43
ARTICLE 7  CONDITIONS PRECEDENT...................................................   43
      7.1    Conditions to Each Party's Obligation to Effect the Merger...........   43
             (a)        Stockholder Approval......................................   43
             (b)        FCC Order.................................................   43
             (c)        Governmental and Regulatory Consents......................   43
             (d)        HSR Act...................................................   43
             (e)        No Injunctions or Restraints..............................   43
             (f)        Nasdaq or Exchange Approval...............................   43
             (g)        Form S-4..................................................   44
             (h)        [Intentionally left blank.]...............................   44
             (i)        [Intentionally left blank.]...............................   44
             (j)        Consent of Senior Lenders.................................   44
      7.2    Conditions to Obligations of Capstar.................................   44
             (a)        Representations and Warranties............................   44
             (b)        Performance of Obligations of Chancellor and Merger Sub...   44
             (c)        Tax Opinion...............................................   44
             (d)        Chancellor Registration Rights............................   45

                                                                                    PAGE
                                                                                    ----
      7.3    Conditions to Obligations of Chancellor..............................   45
             (a)        Representations and Warranties............................   45
             (b)        Performance of Obligations of Capstar.....................   45
             (c)        Tax Opinion...............................................   45
             (d)        Material Agreements.......................................   45
             (e)        Financial Services Agreements.............................   45
             (f)        Dissenting Shares.........................................   46
ARTICLE 8  TERMINATION, AMENDMENT AND WAIVER......................................   46
      8.1    Termination..........................................................   46
      8.2    Effect of Termination................................................   47
      8.3    Amendment............................................................   48
      8.4    Extension; Consent; Waiver...........................................   48
      8.5    Procedure for Termination, Amendment, Extension, Consent or Waiver...   48
ARTICLE 9  SURVIVAL OF PROVISIONS.................................................   48
      9.1    Survival.............................................................   48
ARTICLE 10  NOTICES...............................................................   49
     10.1    Notices..............................................................   49
ARTICLE 11  MISCELLANEOUS.........................................................   50
     11.1    Entire Agreement.....................................................   50
     11.2    Expenses.............................................................   50
     11.3    Counterparts.........................................................   51
     11.4    No Third Party Beneficiary...........................................   51
     11.5    Governing Law........................................................   51
     11.6    Assignment; Binding Effect...........................................   51
     11.7    Headings, Gender, Etc. ..............................................   51
     11.8    Invalid Provisions...................................................   51
     11.9    No Recourse Against Others...........................................   51
     11.10   Release of Old Merger Sub............................................   52


ANNEXES
Annex I    Certificate of Incorporation of Merger Sub
Annex II   Form of Second Amended and Restated Certificate of
           Incorporation of Chancellor
Annex III  Bylaws of Merger Sub
Annex IV   Form of Affiliate Letter

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 29, 1999, is being entered into by and among CHANCELLOR MEDIA CORPORATION, a Delaware corporation ("Chancellor"), CAPSTAR BROADCASTING CORPORATION, a Delaware corporation ("Capstar"), CBC ACQUISITION COMPANY, INC., a Delaware corporation and wholly-owned subsidiary of Capstar ("Old Merger Sub"), and CMC MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of Chancellor ("Merger Sub").

                                    RECITALS

WHEREAS, Chancellor, Capstar and Old Merger Sub are parties to that certain Agreement and Plan of Merger, dated as of August 26, 1998 (the "Old Agreement");

WHEREAS, Chancellor and Capstar still deem it advisable and in the best interests of their respective stockholders to combine their respective businesses in a strategic merger as contemplated by the Old Agreement;

WHEREAS, Chancellor, Capstar and Old Merger Sub desire hereby to amend and restate the Old Agreement in its entirety and to add Merger Sub as a party to the Agreement and to release Old Merger Sub from any obligations under the Old Agreement;

WHEREAS, subject to the terms and conditions set forth herein, (i) the Board of Directors of Capstar, upon the recommendation of a duly authorized special committee thereof (consisting of Capstar's independent director) (the "Capstar Special Committee"), has approved and declared advisable the merger of Merger Sub with and into Capstar, (ii) the Board of Directors of Chancellor, including a majority of the independent directors thereof, has approved and declared advisable the foregoing merger and the other transactions contemplated by this Agreement, and (iii) the Board of Directors of Merger Sub has approved and declared advisable the foregoing merger;

WHEREAS, concurrently with the execution of the Old Agreement and as a condition to Chancellor entering into the Old Agreement, certain stockholders of Capstar have entered into a voting agreement with respect to the transactions contemplated thereby (the "Voting Agreement");

WHEREAS, concurrently with the execution hereof and as a condition to Chancellor entering into this Agreement, Chancellor and the stockholders of Capstar parties to the Voting Agreement have entered into an amendment and restatement of such Voting Agreement;

WHEREAS, it is the intention of Chancellor, Capstar and Merger Sub that such merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

WHEREAS, Chancellor, Capstar and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with such merger and also to prescribe various conditions to such merger;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall merge with and into Capstar (the "Merger") in accordance with the General Corporation Law of the State of Delaware (the "Delaware Code"). At the Effective Time, the separate corporate existence of Merger Sub shall cease and Capstar shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and as a wholly-owned subsidiary of Chancellor under the laws of the State of Delaware and with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a corporation organized under the Delaware Code. The Merger shall have the effects set forth in the Delaware Code.

1.2 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in
Article VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m., Dallas, Texas time, on the second business day following the date on which the last to be fulfilled or waived of the conditions set forth in Article VII shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP, 100 Crescent Court, Suite 1300, Dallas, Texas 75201, unless another date, time or place is agreed to in writing by the parties hereto.

1.3 EFFECTIVE TIME. The parties hereto will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the Closing Date (or on such other date as the parties may agree) a certificate of merger or other appropriate documents, executed in accordance with the relevant provisions of the Delaware Code, and make all other filings or recordings required under the Delaware Code in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware Secretary of State, or at such later time specified in such certificate of merger (the "Effective Time").

1.4  CERTIFICATE OF INCORPORATION.

        (a) The Certificate of Incorporation of Merger Sub in effect immediately prior to the Merger, attached hereto as Annex I, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by the Delaware Code, except that the name of the Surviving Corporation will be "Capstar Broadcasting Corporation."

        (b) Concurrently with the execution and delivery of this Agreement, the Board of Directors of Chancellor has adopted a resolution setting forth and approving an amendment and restatement of the Certificate of Incorporation of Chancellor in the form set forth as Annex II hereto (the "Amended and Restated Charter"), and directing that the Amended and Restated Charter be considered by the stockholders of Chancellor at the Chancellor Stockholders Meeting (as defined in Section 5.2(b)), all in accordance with the provisions of the Delaware Code. Prior to the Effective Time of the Merger,

Chancellor shall file the Amended and Restated Charter with the Secretary of State of the State of Delaware.

1.5 BYLAWS. The Bylaws of Merger Sub in effect immediately prior to the Merger, attached hereto as Annex III, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable law.

1.6 DIRECTORS. At the Effective Time, R. Gerald Turner shall become a "Class II Director" of Chancellor. At or prior to the Effective Time, the Board of Directors of Chancellor shall deliver or cause to be delivered to Chancellor certified copies of the resolutions of the Chancellor Board of Directors appointing R. Gerald Turner as a "Class II Director" of Chancellor to be effective as of the Effective Time.

The directors of the Surviving Corporation immediately following the Effective Time shall be the same as the directors of Chancellor immediately following the Effective Time, except that such directors will not be classified as to term. Each director of the Surviving Corporation will hold office from the Effective Time until his or her respective successor is duly elected or appointed and qualified in the manner provided in the Surviving Corporation's Certificate of Incorporation and Bylaws or as otherwise provided by applicable law.

1.7 OFFICERS. The initial officers of the Surviving Corporation at the Effective Time shall be the officers of Chancellor immediately prior to the Effective Time. Each such officer of the Surviving Corporation will hold office from the Effective Time until his respective successor is duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by applicable law.

1.8  EFFECT ON CAPSTAR CAPITAL STOCK.

        (a) OUTSTANDING CAPSTAR COMMON STOCK. Each share of Class A Common Stock, $0.01 par value, of Capstar ("Capstar Class A Common Stock"), Class B Common Stock, $0.01 par value, of Capstar ("Capstar Class B Common Stock"), and Class C Common Stock, $0.01 par value, of Capstar ("Capstar Class C Common Stock" and, collectively with the Capstar Class A Common Stock and Capstar Class B Common Stock, the "Capstar Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Capstar Common Stock held as treasury shares by Capstar and Dissenting Shares (as defined in Section 1.12)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 0.4955 of a validly issued, fully paid and nonassessable share of the common stock, $0.01 par value, of Chancellor ("Chancellor Common Stock"). The ratio of the shares of Chancellor Common Stock to be issued in exchange for each whole share of Capstar Common Stock is referred to as the "Exchange Ratio." The shares of Chancellor Common Stock to be issued to holders of Capstar Common Stock in accordance with this
Section 1.8(a), and any cash to be paid in lieu of fractional shares of Chancellor Common Stock, are referred to as the "Merger Consideration."

        (b) TREASURY SHARES. Each share of Capstar Common Stock which is held as a treasury share by Capstar at the Effective Time shall, by virtue of the Merger and without any action on the part of Capstar, be cancelled and retired and cease to exist, without any conversion thereof.

        (c) IMPACT OF STOCK SPLITS, ETC. In the event of any change in Capstar Common Stock and/or Chancellor Common Stock between the date of this Agreement and the Effective Time of the Merger in accordance with the terms of this Agreement by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the number and class of shares of Chancellor Common Stock to be issued and delivered in the Merger in exchange for each outstanding share of Capstar Common Stock as provided in this Agreement shall be appropriately adjusted so as to maintain the relative proportionate interests of the holders of Chancellor Common Stock and Capstar Common Stock.



1.9 EFFECT ON CHANCELLOR CAPITAL STOCK. Each share of Chancellor Common Stock, 7% Convertible Preferred Stock, $0.01 par value ("Chancellor 7% Convertible Preferred Stock"), and $3.00 Convertible Exchangeable Preferred Stock, $0.01 par value ("Chancellor $3.00 Convertible Preferred Stock" and, collectively with the Chancellor 7% Convertible Preferred Stock, the "Chancellor Convertible Preferred Stock"), of Chancellor issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unaffected by the Merger.



1.10 EFFECT ON MERGER SUB CAPITAL STOCK. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock, $0.01 par value, of the Surviving Corporation and such shares shall, collectively, represent all of the issued and outstanding capital stock of the Surviving Corporation.



1.11  EXCHANGE OF CERTIFICATES.



        (a) PAYING AGENT. Immediately following the Effective Time, Chancellor shall deposit with its transfer agent and registrar (the "Paying Agent"), for the benefit of the holders of Capstar Common Stock (other than treasury shares and Dissenting Shares), certificates representing the shares of Chancellor Common Stock to be issued to such holders pursuant to Section 1.8 (such certificates, together with any dividends or distributions with respect to the shares represented by such certificates, being hereinafter referred to as the "Payment Fund").



        (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Capstar Common Stock shall, upon surrender to the Paying Agent of such certificate or certificates and acceptance thereof by the Paying Agent, be entitled to a certificate representing that number of whole shares of Chancellor Common Stock which the aggregate number of shares of Capstar Common Stock previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to
Section 1.8 of this Agreement. The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with its normal exchange practices. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate or certificates representing the shares of Capstar Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes (as defined in Section 2.18) required by reason of the payment of such consideration to a person other than the registered holder of the certificate(s) surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable. After the Effective Time, there shall be no further transfer on the records of Capstar or its transfer agent of certificates representing shares of Capstar Common Stock, and if such certificates are presented to the Surviving Corporation, they shall be cancelled against delivery of the Merger Consideration as hereinabove provided. Until surrendered as contemplated by this Section 1.11(b), each certificate representing shares of Capstar Common Stock (other than certificates representing treasury shares to be cancelled in accordance with the terms of this Agreement and Dissenting Shares), shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration without any interest thereon, as contemplated by Section 1.8.



        (c) LETTER OF TRANSMITTAL. Promptly after the Effective Time (but in no event more than five business days thereafter), Chancellor shall require the Paying Agent to mail to each record holder of certificates that immediately prior to the Effective Time represented shares of Capstar Common Stock which have been converted pursuant to Section 1.8, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of certificates representing shares of Capstar Common Stock to the Paying Agent, and which shall be in such form and have such provisions as Chancellor reasonably may specify) and instructions for use in surrendering such certificates and receiving the Merger Consideration to which such holder shall be entitled therefor pursuant to Section 1.8.



        (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Chancellor Common Stock with a record date after the Effective Time shall be paid to the holder of any certificate that immediately prior to the Effective Time represented shares of Capstar Common Stock which have been converted pursuant to Section 1.8, until the surrender for exchange of such certificate in accordance with this Article I. Following surrender for exchange of any such certificate, there shall be paid to the holder of such certificate, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the number of whole shares of Chancellor Common Stock into which the shares of Capstar Common Stock represented by such certificate immediately prior to the Effective Time were converted pursuant to Section 1.8, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and with a payment date subsequent to such surrender, payable with respect to such whole shares of Chancellor Common Stock.



        (e) NO FURTHER OWNERSHIP RIGHTS IN CAPSTAR COMMON STOCK. The Merger Consideration (or, in the case of Dissenting Shares, the cash payment therefor) paid upon the surrender for exchange of certificates representing shares of Capstar Common Stock in accordance with the terms of this Article I shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Capstar Common Stock theretofore represented by such certificates, subject, however, to Capstar's obligation (if any) to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared by Capstar on the shares of Capstar Common Stock and which remain unpaid at the Effective Time. From and after the

Effective Time, the holders of certificates evidencing ownership of shares of Capstar Common Stock shall cease to have any further rights with respect to such shares except as provided herein or by applicable law.


        (f) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Chancellor Common Stock shall be issued upon the surrender for exchange of certificates that immediately prior to the Effective Time represented shares of Capstar Common Stock which have been converted pursuant to
Section 1.8, and such fractional share interests will not entitle the owner thereof to vote or any rights of a stockholder of Chancellor. In lieu of any such fractional shares, the Paying Agent shall, on behalf of all holders of fractional shares of Chancellor Common Stock, aggregate all such fractional interests (collectively, the "Fractional Shares") and such Fractional Shares shall be sold by the Paying Agent as agent for the holders of such Fractional Shares at the then prevailing price on The Nasdaq Stock Market (or on the New York Stock Exchange, if such shares of Chancellor Common Stock are then listed thereon), all in the manner provided hereinafter. Until the gross proceeds of such sale or sales have been distributed to the holders of Fractional Shares, the Paying Agent shall retain such proceeds in trust for the benefit of such holders as part of the Payment Fund. The sale of the Fractional Shares shall be executed on The Nasdaq Stock Market or through one or more member firms of The Nasdaq Stock Market (or, in each case, on the New York Stock Exchange, if such shares of Chancellor Common Stock are then listed thereon) and will be executed in round lots, to the extent practicable. The Paying Agent will determine the portion, if any, of the gross proceeds of such sale or sales to which each holder of Fractional Shares is entitled, by multiplying the amount of the aggregate gross proceeds of the sale of the Fractional Shares by a fraction, the numerator of which is the amount of Fractional Shares to which such holder is entitled and the denominator of which is the aggregate amount of Fractional Shares to which all holders of Fractional Shares are entitled; provided, however, that in lieu of the foregoing, at the sole option of Chancellor, Chancellor may instead satisfy payment with respect to such Fractional Shares by delivering to the Paying Agent reasonably promptly following the Effective Time cash (without interest) in an amount equal to the aggregate amount of all such Fractional Shares multiplied by the closing price per share of Chancellor Common Stock on The Nasdaq Stock Market (or on the New York Stock Exchange, if such shares of Chancellor Common Stock are then listed thereon) on the trading day immediately prior to the Effective Time.


        (g) TERMINATION OF PAYMENT FUND. Any portion of the Payment Fund which remains undistributed to the holders of certificates representing shares of Capstar Common Stock for 120 days after the Effective Time shall be delivered to Chancellor, upon demand, and any holders of shares of Capstar Common Stock who have not theretofore complied with this Article I shall thereafter look only to Chancellor and only as general creditors thereof for payment of their claims for any Merger Consideration.

        (h) NO LIABILITY. None of Chancellor, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash, shares, dividends or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Capstar Common Stock shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 2.3)), any such cash, shares, dividends or distributions payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of Chancellor, free and clear of all claims or interest of any person previously entitled thereto.

        (i) WITHHOLDING OF TAX. Chancellor shall be entitled to deduct and withhold (or caused to be deducted or withheld) from the Merger Consideration otherwise payable pursuant to this Agreement to any former holder of Capstar Common Stock and from payments made in respect of Dissenting Shares, such amount as Chancellor (or any affiliate thereof) or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or state, local or foreign Tax law. To the extent that amounts are so withheld (or caused to be withheld) by Chancellor, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Capstar Common Stock in respect of which such deduction and withholding was made by Chancellor.

1.12 DISSENTING SHARES. Notwithstanding anything to the contrary in this Agreement, shares of Capstar Class B Common Stock and Capstar Class C Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto and who properly demands in writing appraisal of such shares of Capstar Class B Common Stock and Capstar Class C Common Stock, as the case may be, in accordance with Section 262 of the Delaware Code and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights, shall not be converted into or represent the right to receive the Merger Consideration therefor ("Dissenting Shares"). Such stockholders shall be entitled to receive payment of the appraised value of such shares of Capstar Class B Common Stock and Capstar Class C Common Stock, as the case may be, held by them in accordance with the provisions of Section 262 of the Delaware Code, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such securities under Section 262 shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration, upon surrender in the manner provided in this Article I of the certificate or certificates that formerly represented such securities. Capstar shall take all actions required to be taken by it in accordance with Section 262(d) of the Delaware Code with respect to the holders of Capstar Class B Common Stock and Capstar Class C Common Stock.

                                   ARTICLE 2

                   REPRESENTATIONS AND WARRANTIES OF CAPSTAR

Capstar hereby represents and warrants to Chancellor and Merger Sub as follows:

2.1 ORGANIZATION, STANDING AND CORPORATE POWER. Each of Capstar and the Capstar Significant Subsidiaries (as defined below) is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate, partnership or limited liability company power and authority to carry on its business as now being conducted. Each of Capstar and the Capstar Significant Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the business, properties, results of operations, or condition (financial or otherwise) of Capstar and its subsidiaries, considered as a whole (other than as a result of changes in general economic conditions or in economic conditions generally affecting the radio broadcasting industry) (a "Capstar Material Adverse Effect"). Capstar has delivered to Chancellor complete and correct copies of its Certificate of Incorporation and Bylaws, as amended to August 26, 1998. For purposes of this Agreement, a "Capstar Significant Subsidiary" means any subsidiary of Capstar that would constitute a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC"). For purposes of this Agreement, a "subsidiary" of any person shall mean any other entity at least a majority of the equity interests in which is beneficially owned, directly or indirectly, by the specified person.

2.2  CAPITAL STRUCTURE. (a) The authorized capital stock of Capstar consists of
(i) 750,000,000 shares of Capstar Class A Common Stock, (ii) 150,000,000 shares of Capstar Class B Common Stock, (iii) 150,000,000 shares of Capstar Class C Common Stock, and (iv) 100,000,000 shares of preferred stock, $0.01 par value, none of which shares of preferred stock are issued and outstanding. At the close of business on August 24, 1998: (A) 33,925,158 shares of Capstar Class A Common Stock were issued and outstanding, 500,000 shares of Capstar Class A Common Stock were reserved for issuance pursuant to outstanding warrants (the "Class A Warrants") to purchase shares of Capstar Class A Common Stock, 4,700,000 shares of Capstar Class A Common Stock were reserved for issuance pursuant to options to purchase Capstar Class A Common Stock granted under the Capstar Broadcasting Corporation 1998 Amended and Restated Stock Option Plan (the "Capstar Stock Option Plan"), of which stock options to purchase 3,841,045 shares of Capstar Class A Common Stock have been granted to directors, officers or employees of Capstar or others ("Capstar Stock Options"), and 300,000,000 shares of Capstar Class A Common Stock were reserved for issuance upon the conversion of shares of Capstar Class B Common Stock and Capstar Class C Common Stock; (B) 6,081,723 shares of Capstar Class B Common Stock were issued and outstanding and no shares of Capstar Class B Common Stock were reserved for issuance for any purpose; (C) 67,589,121 shares of Capstar Class C Common Stock were issued and outstanding and 2,196,408 shares of Capstar Class C Common Stock were reserved for issuance pursuant to outstanding warrants (the "Class C Warrants" and, collectively with the Class A Warrants, the "Warrants") to purchase shares of Capstar Class C Common Stock; and (D) no shares of Capstar Common Stock were held as treasury shares by Capstar or any subsidiary of Capstar. Except as set forth above or disclosed in writing by Capstar to Chancellor in a disclosure letter (the "Capstar Disclosure Letter") delivered to Capstar prior to the execution and delivery of the Old Agreement, at the close of business on August 24, 1998, no shares of capital stock or other equity securities of Capstar were authorized, issued, reserved for issuance or outstanding. All outstanding shares of Capstar Common Stock are, and all shares which may be issued upon the exercise of outstanding Capstar Stock Options and Warrants will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of Capstar or any subsidiary of Capstar having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Capstar or any subsidiary of Capstar may vote are issued or outstanding. All the outstanding shares of capital stock or other equity interests of each subsidiary of Capstar have been validly issued and are fully paid and nonassessable and (except for the shares of 12% Senior Exchangeable Preferred Stock, $0.01 par value

("Capstar Partners 12% Preferred Stock"), of Capstar Broadcasting Partners, Inc., a Delaware corporation ("Capstar Partners"), and the 12 5/8% Series E Cumulative Exchangeable Preferred Stock, $0.01 par value ("Capstar Communications 12 5/8% Preferred Stock"), of Capstar Communications, Inc. (formerly known as SFX Broadcasting, Inc.) ("Capstar Communications")), are owned by Capstar, by one or more wholly-owned subsidiaries of Capstar or by Capstar and one or more such wholly-owned subsidiaries, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), except for Liens arising out of the senior credit facility of Capstar Radio Broadcasting Partners, Inc., a Delaware corporation ("Capstar Radio Partners"), and the $150 million promissory note dated May 29, 1998, as it may be amended from time to time, made payable by Capstar to Chancellor. Except as set forth above, in Section 6.4, in the Capstar Disclosure Letter or the Capstar SEC Documents (as defined in Section 2.4) and except for certain provisions of the Certificate of Incorporation of Capstar relating to "alien ownership" of the Capstar Common Stock, as of August 26, 1998, neither Capstar nor any subsidiary of Capstar had any outstanding option, warrant, subscription or other right, agreement or commitment that either (i) obligated Capstar or any subsidiary of Capstar to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of Capstar or any Capstar Significant Subsidiary or (ii) restricted the transfer of Capstar Common Stock. Except with respect to the formation of Old Merger Sub, from the close of business on August 24, 1998 to August 26, 1998, neither Capstar nor any subsidiary of Capstar issued any capital stock or securities or other rights convertible into or exercisable or exchangeable for shares of such capital stock.

2.3 AUTHORITY; NONCONTRAVENTION. Capstar has the requisite corporate power and authority to enter into this Agreement and, subject to the approval and adoption of this Agreement by the holders of a majority of the voting power of the outstanding shares of Capstar Class A Common Stock and the Capstar Class C Common Stock, voting as a single class as set forth in Section 5.2(a) (the "Capstar Stockholders Approval"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Capstar and the consummation by Capstar of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Capstar, subject to the Capstar Stockholders Approval. This Agreement has been duly executed and delivered by Capstar and, assuming this Agreement constitutes the valid and binding agreement of each of the other parties hereto, constitutes a valid and binding obligation of Capstar, enforceable against it in accordance with its terms except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as disclosed in the Capstar Disclosure Letter or the supplement to the Capstar Disclosure Letter dated the date hereof and subject to receipt of the Capstar Stockholders Approval, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the Certificate of Incorporation or Bylaws of Capstar or the comparable documents of any Capstar Significant Subsidiary, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Capstar or any of the Capstar Significant Subsidiaries is a party or by which Capstar or any of the Capstar Significant Subsidiaries or any of their assets is bound or affected, (iii) result in an obligation by Capstar, the Surviving Corporation, Chancellor, or any of their respective subsidiaries to redeem, repurchase or retire (or offer to redeem, repurchase or retire) any indebtedness of Capstar or any of its subsidiaries outstanding as of the date hereof or equity security of Capstar or any of its subsidiaries outstanding as of the date hereof, or (iv) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, except, in the cases of the foregoing clauses (ii) through (iv), for conflicts, breaches, defaults or other consequences (collectively, "breaches") that, individually or in the aggregate, could not reasonably be expected to have a Capstar Material Adverse Effect or to materially hinder Capstar's ability to consummate the transactions contemplated by this Agreement. No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency or regulatory authority (a "Governmental Entity") which has not been received or made, is required by or with respect to Capstar or any of the Capstar Significant Subsidiaries in connection with the execution and delivery of this Agreement by Capstar or the consummation by Capstar of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the Merger and the termination or earlier expiration of the applicable waiting period thereunder, (ii) such filings with and approvals required by the Federal Communications Commission or any successor entity (the "FCC") under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC promulgated thereunder (collectively, the "Communications Act") including those required in connection with the transfer of control of Capstar FCC Licenses (as defined in Section 2.9) for the operation of the Capstar Licensed Facilities, (iii) a proxy statement to be filed with the SEC by Capstar relating to the Capstar Stockholders Approval (such proxy statement, as amended or supplemented from time to time, the "Joint Proxy Statement/Prospectus"), (iv) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (v) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the other transactions contemplated by this Agreement, (vi) such filings as may be required in connection with statutory provisions and regulations relating to real property transfer gains taxes and real property transfer taxes, (vii) any filing required by the New York Stock Exchange, and (viii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Capstar is qualified to do business.

2.4 CAPSTAR SEC DOCUMENTS; FINANCIAL STATEMENTS. (i) Capstar has filed with the SEC a Registration Statement on Form S-1, as amended (the "IPO Registration Statement"), with respect to the registration of an initial public offering of the Capstar Class A Common Stock pursuant to the Prospectus dated May 26, 1998 contained in such IPO Registration Statement, and has filed all required reports, schedules, forms, statements and other documents with the SEC since the effective date of the IPO Registration Statement to August 26, 1998 (such IPO Registration Statement and reports, schedules, forms, statements and other documents and any other documents filed with the SEC by Capstar, Capstar Partners, Capstar Radio Partners and Capstar Communications and publicly available prior to August 26, 1998 are hereinafter referred to as the "Capstar SEC Documents"); (ii) as of their respective dates, the Capstar SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Capstar SEC Documents, and none of the Capstar SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) as of their respective dates, the consolidated financial statements of Capstar and its predecessors included in the Capstar SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated financial position of Capstar and its consolidated subsidiaries (or its predecessors and their respective consolidated subsidiaries) as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (on the basis stated therein and subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

2.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Capstar SEC Documents, the Capstar Disclosure Letter or in the supplement to the Capstar Disclosure Letter dated the date hereof, or as otherwise agreed to in one or more writings after August 26, 1998 by Chancellor (which writings are hereby reaffirmed), or as expressly permitted by this Agreement, since the date of the most recent audited financial statements of Capstar contained in the Capstar SEC Documents, Capstar and its subsidiaries have conducted their business only in the ordinary course, and there has not been (i) any change which could reasonably be expected to have a Capstar Material Adverse Effect (including as a result of the consummation of the transactions contemplated by this Agreement),
(ii) to August 26, 1998, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Capstar's outstanding capital stock, (iii) to August 26, 1998, any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (iv) to August 26, 1998, (x) any granting by Capstar or any of its subsidiaries to any director, officer or other employee or independent contractor of Capstar or any of its subsidiaries of any increase in compensation or acceleration of benefits as a result of which the annual compensation payable with respect thereto would exceed $150,000, except under employment agreements in effect as of the date of the most recent audited financial statements of Capstar contained in the Capstar SEC Documents, (y) any granting by Capstar or any of its subsidiaries to any director, officer or other employee or independent contractor of any increase in, or acceleration of benefits in respect of, severance or termination pay, or pay in connection with any change of control of Capstar, except in the ordinary course of business consistent with prior practice or as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements of Capstar contained in the Capstar SEC Documents, or (z) any entry by Capstar or any of its subsidiaries into any employment, severance, change of control, or termination or similar agreement as a result of which the annual compensation payable with respect thereto would exceed $150,000 with any director, executive officer or other employee or independent contractor, or (v) any change in accounting methods, principles or practices by Capstar or any of its subsidiaries materially affecting its assets, liability or business, except insofar as may have been required by a change in generally accepted accounting principles.

2.6 NO EXTRAORDINARY PAYMENTS OR CHANGE IN BENEFITS. Except as disclosed in the Capstar Disclosure Letter, in the supplement to the Capstar Disclosure Letter dated the date hereof or in the Capstar SEC Documents, no current or former director, officer, employee or independent contractor of Capstar or any of its subsidiaries is entitled to receive any payment under any agreement, arrangement or policy (written or oral) relating to employment, severance, change of control, termination, stock options, stock purchases, compensation, deferred compensation, fringe benefits or other employee benefits currently in effect (collectively, the "Capstar Benefit Plans"), nor will any benefit received or to be received by any current or former director, officer, employee or independent contractor of Capstar or any of its subsidiaries under any Capstar Benefit Plan be accelerated or modified, in each case, as a result of or in connection with the execution and delivery of, or the consummation of the transactions contemplated by, this Agreement.

2.7 VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Capstar Class A Common Stock and Capstar Class C Common Stock, voting as a single class as provided in Capstar's Certificate of Incorporation, with respect to the adoption of this Agreement is the only vote of the holders of any class or series of Capstar's capital stock necessary by law to approve this Agreement and the transactions contemplated by this Agreement.

2.8 STATE TAKEOVER STATUTES. The Board of Directors of Capstar has approved the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated by this Agreement the provisions of Section 203 of the Delaware Code. To Capstar's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement and no provision of the Certificate of Incorporation, Bylaws or other governing instrument of Capstar or any of its subsidiaries would, directly or indirectly, restrict or impair the ability of Capstar to consummate the transactions contemplated by this Agreement.

2.9 CAPSTAR FCC LICENSES; OPERATIONS OF CAPSTAR LICENSED FACILITIES. Capstar and its subsidiaries have operated the radio stations for which Capstar and any of its subsidiaries hold licenses from the FCC, in each case which are owned or operated by Capstar and its subsidiaries (each a "Capstar Licensed Facility" and collectively the "Capstar Licensed Facilities"), in material compliance with the terms of the licenses issued by the FCC to Capstar and its subsidiaries (the "Capstar FCC Licenses"), and in material compliance with the Communications Act, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Capstar Material Adverse Effect. To the knowledge of Capstar, each broadcast radio station for which Capstar or any of its subsidiaries provides programming and advertising services pursuant to a local marketing agreement (each a "Capstar LMA Facility" and collectively the "Capstar LMA Facilities") has been operated in material compliance with the terms of the licenses issued by the FCC to the owner of such Capstar LMA Facility (each an "LMA Facility FCC License" and collectively the "LMA Facility FCC Licenses"). Capstar has, and its subsidiaries have, timely filed or made all applications, reports and other disclosures required by the FCC to be made with respect to the Capstar Licensed Facilities and have timely paid all FCC regulatory fees with respect thereto, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Capstar Material Adverse Effect. Capstar and each of its subsidiaries have, and are the authorized legal holders of, all the Capstar FCC Licenses necessary or used in the operation of the businesses of the Capstar Licensed Facilities as presently operated. To the knowledge of Capstar, the third-parties with which Capstar or its subsidiaries have entered into local marketing agreements with respect to the Capstar LMA Facilities have, and are the authorized legal holders of, the LMA Facility FCC License necessary or used in the operation of the business of the respective Capstar LMA Facility to which such local marketing agreement relates. All Capstar FCC Licenses and, to the knowledge of Capstar, LMA Facility FCC Licenses are validly held and are in full force and effect, unimpaired by any act or omission of Capstar, each of its subsidiaries (or, to Capstar's knowledge, their respective predecessors) or their respective officers, employees or agents, except where such impairments could not, individually or in the aggregate, reasonably be expected to have a Capstar Material Adverse Effect. As of August 26, 1998, except as set forth in the Capstar Disclosure Letter, no application, action or proceeding is pending for the renewal of any Capstar FCC License or, to the knowledge of Capstar, LMA Facility FCC License as to which any petition to deny has been filed and, to Capstar's knowledge, there is not now before the FCC any material investigation, proceeding, notice of violation or order of forfeiture relating to any Capstar Licensed Facility or Capstar LMA Facility that, if adversely determined, could reasonably be expected to have a Capstar Material Adverse Effect. As of August 26, 1998, except as set forth in the Capstar Disclosure Letter, Capstar is not aware of any basis that could reasonably be expected to cause the FCC not to renew any of the Capstar FCC Licenses or the LMA Facility FCC Licenses (other than proceedings to amend FCC rules or the Communications Act of general applicability to the radio broadcast industry). There is not now pending and, to Capstar's knowledge, there is not threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or modify in any material respect any of the Capstar FCC Licenses or, to the knowledge of Capstar, any of the LMA Facility FCC Licenses that, if adversely determined, could reasonably be expected to have a Capstar Material Adverse Effect (other than proceedings to amend FCC rules or the Communications Act of general applicability to the radio broadcast industry).

2.10 BROKERS. Except with respect to Hicks, Muse & Co. Partners, L.P. ("Hicks Muse"), Credit Suisse First Boston Corporation ("CSFB"), BT Wolfensohn, a division of BT Alex. Brown Incorporated ("BT Wolfensohn") and Bear, Stearns & Co. Inc. ("Bear Stearns"), all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by Capstar directly with Chancellor without the intervention of any person on behalf of Capstar in such a manner as to give rise to any valid claim by any person against Capstar, Chancellor, the Surviving Corporation or any subsidiary of any of them for a finder's fee, brokerage commission, or similar payment. The Capstar Disclosure Letter and the supplement to the Capstar Disclosure Letter dated the date hereof set forth a written summary of the terms of its agreement relating to the transactions contemplated by this Agreement with CSFB, BT Wolfensohn and Bear Stearns, and Section 7.3(e) of this Agreement sets forth a summary of the terms of its agreement relating to the transactions contemplated by this Agreement with Hicks Muse, and Capstar has no other agreements or understandings (written or oral) with respect to such services.

2.11 FCC QUALIFICATION. Capstar and its subsidiaries are fully qualified under the Communications Act to be the transferors of control of the Capstar FCC Licenses. Except as disclosed in the Capstar Disclosure Letter or in the supplement to the Capstar disclosure letter dated the date hereof, Capstar is not aware of any facts or circumstances relating to the FCC qualifications of Capstar or any of its subsidiaries that could reasonably be expected to prevent the FCC's granting the FCC Form 316 Transfer of Control Application to be filed with respect to the Merger.

2.12 COMPLIANCE WITH APPLICABLE LAWS. Each of Capstar and its subsidiaries has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (collectively, "Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, other than such Permits the absence of which could not, individually or in the aggregate, reasonably be expected to have a Capstar Material Adverse Effect, and there has occurred no default under any such Permit other than such defaults which, individually or in the aggregate, could not reasonably be expected to have a Capstar Material Adverse Effect. Except as disclosed in the Capstar Disclosure Letter, Capstar and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for such noncompliance which, individually or in the aggregate, could not reasonably be expected to have a Capstar Material Adverse Effect.

2.13 ABSENCE OF UNDISCLOSED LIABILITIES. Except for (x) liabilities disclosed in the Capstar SEC Documents, (y) current liabilities incurred by Capstar and its subsidiaries in the ordinary course of business consistent with past practices since the date of the most recent consolidated balance sheet of Capstar set forth in Capstar's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the SEC (the "1998 Capstar 10-K"), and
(z) liabilities contemplated by this Agreement or disclosed in the Capstar Disclosure Letter, Capstar and its subsidiaries do not have any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise) (i) required by GAAP to be reflected on a consolidated balance sheet of Capstar and its consolidated subsidiaries or in the notes, exhibits or schedules thereto or (ii) which reasonably could be expected to have a Capstar Material Adverse Effect.

2.14 LITIGATION. Except as disclosed in the Capstar SEC Documents or the Capstar Disclosure Letter, to August 26, 1998, there is no litigation, administrative action, arbitration or other proceeding pending against Capstar or any of its subsidiaries or, to the knowledge of Capstar, threatened that, individually or in the aggregate, could reasonably be expected to (i) have a Capstar Material Adverse Effect or (ii) prevent, or significantly delay, the consummation of the transactions contemplated by this Agreement. Except as set forth in the Capstar Disclosure Letter or in the Capstar SEC Documents, to August 26, 1998, there is no judgment, order, injunction or decree of any Governmental Entity outstanding against Capstar or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have any effect referred to in the foregoing clauses (i) and (ii) of this Section 2.14.

2.15 TRANSACTIONS WITH AFFILIATES. Other than the transactions contemplated by this Agreement, or except to the extent disclosed in the Capstar SEC Documents or in the Capstar Disclosure Letter or in the supplement to the Capstar Disclosure Letter dated the date hereof, there have been no transactions, agreements, arrangements or understandings between Capstar or its subsidiaries, on the one hand, and Capstar's affiliates (other than subsidiaries of Capstar) or any other person, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

2.16 LABOR MATTERS. Except as set forth in the Capstar Disclosure Letter or in the Capstar SEC Documents, (i) neither Capstar nor any of its subsidiaries is a party to any labor or collective bargaining agreement, and no employees of Capstar or any of its subsidiaries are represented by any labor organization,
(ii) to the knowledge of Capstar, there are no material representation or certification proceedings, or petitions seeking a representation proceeding, pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and (iii) to the knowledge of Capstar, there are no material organizing activities involving Capstar or any of its subsidiaries with respect to any group of employees of Capstar or its subsidiaries.

2.17  EMPLOYEE ARRANGEMENTS AND BENEFIT PLANS.

        (a) The Capstar Disclosure Letter sets forth a complete and correct list of (i) as of August 26, 1998, all Capstar Benefit Plans, including all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored by Capstar or any of its subsidiaries, and (ii) as of August 26, 1998, all persons with whom Capstar or its subsidiaries had written employment, severance, termination, change-in-control or indemnification agreements (collectively, the "Employment Arrangements"), under which Capstar or any of its subsidiaries had any obligation or liability (contingent or otherwise), except for any Employment Arrangement which (x) provided for annual compensation (excluding benefits) of $150,000 or less, (y) had an unexpired term of or can be terminated (before, on or after a change in control) in less than one year from the date hereof without additional cost or penalty or (z) related to agreements for on-air talent entered into in the ordinary course of business consistent with past practices. Except as set forth in the Capstar SEC Documents or in the Capstar Disclosure Letter and except as could not, individually or in the aggregate, reasonably be expected to have a Capstar Material Adverse Effect: (A) each Capstar Benefit Plan has been administered and is in compliance with the terms of such plan and all applicable laws, rules and regulations, (B) no "reportable event" (as such term is used in section 4043 of ERISA) (other than those events for which the 30 day notice has been waived pursuant to the regulations), "prohibited transaction" (as such term is used in section 406 of ERISA or section 4975 of the Code) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Capstar Benefit Plan and (C) each Capstar Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination from the United States Internal Revenue Service ("IRS") regarding its qualified status and no notice has been received from the IRS with respect to the revocation of such qualification.

        (b) To August 26, 1998, there is no litigation or administrative or other proceeding involving any Capstar Benefit Plan or Employment Arrangement nor has Capstar or any of its subsidiaries received written notice that any such proceeding is threatened, in each case where an adverse determination could reasonably be expected to have a Capstar Material Adverse Effect. Except as set forth in the Capstar Disclosure Letter, to August 26, 1998, neither Capstar nor any of its subsidiaries has contributed to any "multiemployer plan" (within the meaning of section 3(37) of ERISA) and neither Capstar nor any of its subsidiaries has incurred, nor, to the best of Capstar's knowledge, is reasonably likely to incur any withdrawal liability which remains unsatisfied in an amount which could reasonably be expected to have a Capstar Material Adverse Effect. The termination of, or withdrawal from, any Capstar Benefit Plan or multiemployer plan to which Capstar or its subsidiaries contributes, on or prior to the Closing Date, will not subject Capstar or any of its subsidiaries to any liability under Title IV of ERISA that could reasonably be expected to have a Capstar Material Adverse Effect.

2.18 TAX MATTERS. Except as set forth in the Capstar Disclosure Letter, in the Capstar SEC Documents or in the 1998 Capstar 10-K, (A) Capstar and each of its subsidiaries have timely filed with the appropriate taxing authorities all material Tax Returns (as defined below) required to be filed through the date hereof and will timely file any such material Tax Returns required to be filed on or prior to the Closing Date (except those under valid extension) and all such Tax Returns are and will be true and correct in all material respects, (B) all Taxes (as defined below) of Capstar and each of its subsidiaries shown to be due on the Tax Returns described in (A) above have been or will be timely paid,
(C) no material deficiencies for any Taxes have been proposed, asserted or assessed against Capstar or any of its subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of Capstar and its subsidiaries, and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority and no material issues relating to Taxes have been raised in writing by any governmental authority during any presently pending audit or examination, (D) Capstar and its subsidiaries are not now subject to audit by any taxing authority and no waivers of statutes of limitation with respect to the Tax Returns have been given by or requested in writing from Capstar or any of its subsidiaries, (E) there are no material liens for Taxes (other than for Taxes not yet due and payable) on any assets of Capstar or any of its subsidiaries, (F) neither Capstar nor any of its subsidiaries is a party to or bound by (nor will any of them become a party to or bound by) any tax indemnity, tax sharing, tax allocation agreement, or similar agreement, arrangement or practice with respect to Taxes, (G) neither Capstar nor any of its subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which Capstar is the common parent, (H) neither Capstar nor any of its subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state or local law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provisions of state or local law) apply to any disposition of any asset owned by Capstar or any of its subsidiaries, as the case may be,
(l) neither Capstar nor any of its subsidiaries has agreed to make, nor is any required to make, any adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method or otherwise, (J) Capstar and its subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to withholding of Taxes and (K) no property owned by Capstar or any of its subsidiaries (i) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) constitutes "tax exempt use property" within the meaning of Section 168(h)(l) of the Code; or (iii) is tax exempt bond financed property within the meaning of Section 168(g) of the Code.

As used in this Agreement, "Tax Return" shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof. As used in this Agreement, "Taxes" shall mean all federal, state, local and foreign taxes, duties, levies or similar charges of any kind, including but not limited to those measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

2.19 INTELLECTUAL PROPERTY. Except as set forth in the Capstar Disclosure Letter and except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, could not reasonably be expected to have a Capstar Material Adverse
Effect: (a) Capstar and each of its subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by Capstar and its subsidiaries does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Capstar or any subsidiary acquired the right to use any Intellectual Property; (c) to the knowledge of Capstar, no person is challenging, infringing on or otherwise violating any right of Capstar or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to Capstar or its subsidiaries; and (d) neither Capstar nor any of its subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Capstar and its subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by Capstar or its subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.

2.20 ENVIRONMENTAL MATTERS. Except as disclosed in the Capstar SEC Documents or in the Capstar Disclosure Letter and except as could not reasonably be expected to have a Capstar Material Adverse Effect: (i) the operations of Capstar and its subsidiaries have been and are in compliance with all Environmental Laws (as defined below) and with all Permits required by Environmental Laws, (ii) to August 26, 1998, there are no pending or, to the knowledge of Capstar, threatened, actions, suits, claims, investigations or other proceedings (collectively, "Actions") under or pursuant to Environmental Laws against Capstar or its subsidiaries or involving any real property currently or, to the knowledge of Capstar, formerly owned, operated or leased by Capstar or its subsidiaries, (iii) Capstar and its subsidiaries are not subject to any Environmental Liabilities (as defined below), and, to the knowledge of Capstar, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of Capstar, formerly owned, operated or leased by Capstar or its subsidiaries or operations thereon that could reasonably be expected to result in Environmental Liabilities, (iv) all real property owned and to the knowledge of Capstar all real property operated or leased by Capstar or its subsidiaries is free of contamination from Hazardous Material (as defined below) and (v) there is not now, nor, to the knowledge of Capstar, has there been in the past, on, in or under any real property owned, leased or operated by Capstar or any of its predecessors (a) any underground storage tanks, above-ground storage tanks, dikes or impoundments containing Hazardous Materials, (b) any asbestos-containing materials, (c) any polychlorinated biphenyls, or (d) any radioactive substances.

As used in this Agreement, "Environmental Laws" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health or the environment, as currently in effect and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. sec. 9601 et seq., the Hazardous Materials Transportation Act 49 U.S.C. sec. 1801 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. sec. 6901 et seq., the Clean Water Act, 33 U.S.C. sec. 1251 et seq., the Clean Air Act, 33 U.S.C. sec. 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., sec. 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. sec. 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any person means any and all liabilities of or relating to such person or any of its subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "Hazardous Materials" means any hazardous or toxic substances, materials or wastes, defined, listed, classified or regulated as such in or under any Environmental Laws which includes, but is not limited to, petroleum, petroleum products, friable asbestos, urea formaldehyde and polychlorinated biphenyls.

2.21  MATERIAL AGREEMENTS.

        (a) Except as disclosed in the Capstar Disclosure Letter, from and after the date of filing of the Capstar SEC Documents to August 26, 1998, neither Capstar nor any of its subsidiaries has entered into any contract, agreement or other document or instrument (other than the Old Agreement) that would be required to be filed with the SEC or any material amendment, modification or waiver under any contract, agreement or other document or instrument (other than any such amendments, modifications or waivers entered into following August 26, 1998 in connection with the transactions contemplated hereby) that was previously filed with the SEC or would be required to be so filed.

        (b) Except as filed as an exhibit to the Capstar SEC Documents or as set forth in the Capstar Disclosure Letter, to August 26, 1998, neither Capstar nor any of its subsidiaries is a party to or has entered into or made any material amendment or modification to or granted any material waiver under any contract, agreement, document or instrument that Capstar would be required to file under
Item 601 of Regulation S-K promulgated under the Exchange Act as an Exhibit to Form 10-K (collectively, the "Material Agreements").

        (c) Each of the Material Agreements is valid and enforceable against Capstar in accordance with its terms, and there is no default under any Material Agreements either by Capstar or any of its subsidiaries which is a party to such Material Agreements or, to the knowledge of Capstar, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Capstar or, to the knowledge of Capstar, any other party thereto, in any such case in which such default or event could reasonably be expected to have a Capstar Material Adverse Effect. In addition, neither Capstar nor any subsidiary of Capstar is in material breach of any Material Agreement (including any breach which would give rise to a right to terminate any such agreement). To August 26, 1998, neither Capstar nor any subsidiary of Capstar has received any written notice (or to the knowledge of Capstar any other notice) of default or termination under any Material Agreement, and to the knowledge of Capstar, there exists no basis for any assertion of a right of default or termination under such agreements. To August 26, 1998, neither Capstar nor any subsidiary of Capstar has received any written notice (or to the knowledge of Capstar any other notice) of the exercise of a put option or other right pursuant to which Capstar or any of its subsidiaries would be obligated to purchase capital stock or assets relating to any Capstar LMA Facility.

2.22 TANGIBLE PROPERTY. All of the assets of Capstar and the Capstar Significant Subsidiaries are in good operating condition, reasonable wear and tear excepted, and usable in the ordinary course of business, except where the failure to be in such condition or so usable could not, individually or in the aggregate, reasonably be expected to have a Capstar Material Adverse Effect.

2.23  OPINION OF FINANCIAL ADVISORS.

        (a) The Capstar Special Committee has received the opinion of Bear Stearns, dated as of April 13, 1999, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the public holders of Capstar Class A Common Stock.

        (b) The Board of Directors of Capstar has received the opinions of each of CSFB and BT Wolfensohn, dated August 26, 1998, to the effect that, as of such date, the

Exchange Ratio is fair, from a financial point of view, to the holders of Capstar Common Stock.

2.24 NO OTHER REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties made by Capstar as expressly set forth in this Agreement or in any certificate or document delivered pursuant this Agreement, neither Capstar nor any of its affiliates has made and shall not be construed as having made to Chancellor or to any affiliate thereof any representation or warranty of any kind.

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF CHANCELLOR

Chancellor represents and warrants to Capstar as follows:

3.1 ORGANIZATION, STANDING AND CORPORATE POWER. Each of Chancellor and the Chancellor Significant Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Chancellor and the Chancellor Significant Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the business, properties, results of operations, or condition (financial or otherwise) of Chancellor and its subsidiaries, considered as a whole (other than as a result of changes in general economic conditions or in economic conditions generally affecting the radio broadcasting industry) (a "Chancellor Material Adverse Effect"). Chancellor has delivered to Capstar complete and correct copies of its Certificate of Incorporation and Bylaws, as amended to August 26, 1998. For purposes of this Agreement, a "Chancellor Significant Subsidiary" means any subsidiary of Chancellor that would constitute a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the SEC.

3.2  CAPITAL STRUCTURE. The authorized capital stock of Chancellor consists of
(i) 75,000,000 shares of Chancellor Class A Common Stock, none of which are issued and outstanding, (ii) 200,000,000 shares of Chancellor Common Stock and
(iii) 50,000,000 shares of preferred stock, $0.01 par value, of which (x) 2,200,000 shares have been designated as 7% Convertible Preferred Stock and (y) 6,000,000 shares have been designated as $3.00 Convertible Exchangeable Preferred Stock. At the close of business on August 24, 1998: (i) 142,355,677 shares of Chancellor Common Stock were issued and outstanding, 14,149,671 shares of Chancellor Common Stock were reserved for issuance pursuant to outstanding options or warrants to purchase Chancellor Common Stock which have been granted to directors, officers or employees of Chancellor or others ("Chancellor Stock Options"), 18,059,088 shares of Chancellor Common Stock were reserved for issuance upon the conversion of the Chancellor Convertible Preferred Stock, and no shares of Chancellor Common Stock were held as treasury shares by Chancellor or any subsidiary of Chancellor; (ii) 2,200,000 shares of Chancellor 7% Convertible Preferred Stock were issued and outstanding; (iii) 6,000,000 shares of Chancellor $3.00 Convertible Preferred Stock were issued and outstanding; and
(iv) no shares of Chancellor Convertible Preferred Stock were held as treasury shares by Chancellor or any subsidiary of Chancellor. Except as set forth above or disclosed in writing by Chancellor to Capstar in a disclosure letter (the "Chancellor Disclosure Letter") delivered to Capstar prior to the execution and delivery of the Old Agreement, at the close of business on August 24, 1998, no shares of capital stock or other equity securities of Chancellor were authorized, issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Chancellor are, and all shares which may be issued pursuant to Chancellor's stock option plans, as amended to the date hereof (the "Chancellor Stock Option Plans"), or upon the exercise of outstanding Chancellor Stock Options or upon the conversion of outstanding shares of Chancellor Convertible Preferred Stock will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of Chancellor or any subsidiary of Chancellor having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Chancellor or any subsidiary of Chancellor may vote are issued or outstanding. All the outstanding shares of capital stock of each subsidiary of Chancellor have been validly issued and are fully paid and nonassessable and (except for the shares of 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock, $0.01 par value, of Chancellor Media Corporation of Los Angeles, a Delaware corporation (the "Chancellor Operating Subsidiary")), are owned by Chancellor, by one or more wholly-owned subsidiaries of Chancellor or by Chancellor and one or more such wholly-owned subsidiaries, free and clear of all Liens, except for Liens arising out of the senior credit facility of Chancellor Operating Subsidiary and those that, individually or in the aggregate, could not reasonably be expected to have a Chancellor Material Adverse Effect. Except as set forth above or in the Chancellor Disclosure Letter and in that certain Amended and Restated Stockholders Agreement, dated as of February 14, 1996, as amended by the First Amendment to Amended and Restated Stockholders Agreement dated as of September 4, 1997, among Chancellor and the stockholders parties thereto (the "Chancellor Stockholders Agreement") (which restricts the transfer of shares of Chancellor Common Stock by the parties to the Chancellor Stockholders Agreement in certain circumstances), and except for certain provisions of the Certificate of Incorporation of Chancellor relating to "alien ownership" of the Chancellor Common Stock, as of August 26, 1998, neither Chancellor nor any subsidiary of Chancellor had any outstanding option, warrant, subscription or other right, agreement or commitment that either (i) obligates Chancellor or any subsidiary of Chancellor to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of Chancellor or any Chancellor Significant Subsidiary or (ii) restricts the transfer of Chancellor Common Stock. From the close of business on August 24, 1998 to August 26, 1998, neither Chancellor nor any subsidiary of Chancellor had issued any capital stock or securities or other rights convertible into or exercisable or exchangeable for shares of such capital stock, other than shares of Chancellor Common Stock issued upon the exercise of Chancellor Stock Options outstanding on August 24, 1998 or upon the conversion of shares of Chancellor Convertible Preferred Stock outstanding on August 24, 1998.

3.3 AUTHORITY; NONCONTRAVENTION. Chancellor has the requisite corporate power and authority to enter into this Agreement and, subject to the approval of the stockholders of Chancellor as set forth in Section 5.2(b) (the "Chancellor Stockholders Approval") of (i) the issuance of shares of Chancellor Common Stock to the holders of Capstar Common Stock in the Merger and (ii) the Amended and Restated Charter (clauses (i) and (ii) collectively being referred to hereinafter as the "Chancellor Stockholder Proposals"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Chancellor and the consummation by Chancellor of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Chancellor, subject to the Chancellor Stockholders Approval. This Agreement has been duly executed and delivered by Chancellor and, assuming this Agreement constitutes the valid and binding agreement of each of the other parties hereto, constitutes a valid and binding obligation of Chancellor, enforceable against it in accordance with its terms except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as set forth in the Chancellor Disclosure Letter and subject to the receipt of the Chancellor Stockholders Approval and the filing of the Amended and Restated Charter, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the Certificate of Incorporation or Bylaws of Chancellor or the comparable documents of any subsidiary of Chancellor, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Chancellor or any of its subsidiaries is a party or by which Chancellor or any of its subsidiaries or any of their assets is bound or affected, (iii) result in an obligation by Chancellor or any of its subsidiaries to redeem, repurchase or retire (or offer to redeem, repurchase or retire) any indebtedness of Chancellor or any of its subsidiaries outstanding as of the date hereof or equity security of Chancellor or any of its subsidiaries outstanding as of the date hereof, or
(iv) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, except, in the cases of the foregoing clauses (ii) through (iv), for breaches that, individually or in the aggregate, could not reasonably be expected to have a Chancellor Material Adverse Effect or to materially hinder Chancellor's ability to consummate the transactions contemplated by this Agreement. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made, is required by or with respect to Chancellor or any of its subsidiaries in connection with the execution and delivery of this Agreement by Chancellor or the consummation by Chancellor of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the HSR Act with respect to the Merger and the termination or earlier expiration of the applicable waiting period thereunder, (ii) such filings with and approvals required by the FCC under the Communications Act, including those required in connection with the acquisition of control of the Capstar FCC Licenses for the operation of the Capstar Licensed Facilities, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Chancellor is qualified to do business,
(iv) the Joint Proxy Statement/Prospectus to be filed with the SEC by Chancellor relating to the Chancellor Stockholders Approval and the issuance of Chancellor Common Stock in connection with the Merger, (v) any filing required by The

Nasdaq Stock Market (or the New York Stock Exchange, if the shares of Chancellor Common Stock are then listed thereon) with respect to the issuance of shares of Chancellor Common Stock in connection with the Merger or upon the exercise of Capstar Stock Options issued pursuant to the Capstar Stock Option Plan or the Warrants, (vi) the filing of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (vii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the other transactions contemplated by this Agreement, (viii) such filings as may be required in connection with statutory provisions and regulations relating to real property transfer gains taxes and real property transfer taxes, and (ix) the filing of the Amended and Restated Charter.

3.4 CHANCELLOR SEC DOCUMENTS; FINANCIAL STATEMENTS. Except as set forth in the supplement to the Chancellor Disclosure Letter dated the date hereof, (i) Chancellor and its predecessors have filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 to August 26, 1998 (such reports, schedules, forms, statements and other documents and any other documents filed with the SEC and publicly available prior to August 26, 1998 are hereinafter referred to as the "Chancellor SEC Documents");
(ii) as of their respective dates, the Chancellor SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Chancellor SEC Documents, and none of the Chancellor SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) as of their respective dates, the consolidated financial statements of Chancellor and its predecessors included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated financial position of Chancellor and its consolidated subsidiaries (or its predecessors and their respective consolidated subsidiaries) as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (on the basis stated therein and subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Chancellor SEC Documents or except as disclosed in the Chancellor Disclosure Letter or in the supplement to the Chancellor Disclosure Letter dated the date hereof, or as otherwise agreed to in writing after August 26, 1998 by Capstar, or as expressly permitted by this Agreement, since the date of the most recent audited financial statements included in the Chancellor SEC Documents, Chancellor and its subsidiaries have conducted their business only in the ordinary course, and there has not been (i) any change which could reasonably be expected to have a Chancellor Material Adverse Effect (including as a result of the consummation of the transactions contemplated by this Agreement), (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Chancellor's currently outstanding capital stock (other than the payment of regular cash dividends on the Chancellor 7% Convertible Preferred Stock and Chancellor $3.00 Convertible Preferred Stock, in each case in accordance with usual record and payment dates), (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock,
(iv) (x) any granting by Chancellor or any of its subsidiaries to any director, officer or other employee or independent contractor of Chancellor or any of its subsidiaries of any increase in compensation or acceleration of benefits, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Chancellor SEC Documents, (y) any granting by Chancellor or any of its subsidiaries to any director, officer or other employee or independent contractor of any increase in, or acceleration of benefits in respect of, severance or termination pay, or pay in connection with any change of control of Chancellor, except in the ordinary course of business consistent with prior practice or as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Chancellor SEC Documents or (z) any entry by Chancellor or any of its subsidiaries into any employment, severance, change of control, or termination or similar agreement with any director, executive officer or other employee or independent contractor other than in the ordinary course of business consistent with past practices, or (v) any change in accounting methods, principles or practices by Chancellor or any of its subsidiaries materially affecting its assets, liability or business, except insofar as may have been required by a change in generally accepted accounting principles.

3.6 NO EXTRAORDINARY PAYMENTS OR CHANGE IN BENEFITS. Except as disclosed in the Chancellor Disclosure Letter or in the supplement to the Chancellor Disclosure Letter dated the date hereof, no current or former director, officer, employee or independent contractor of Chancellor or any of its subsidiaries is entitled to receive any payment under any agreement, arrangement or policy (written or oral) relating to employment, severance, change of control, termination, stock options, stock purchases, compensation, deferred compensation, fringe benefits or other employee benefits currently in effect (collectively, the "Chancellor Benefit Plans"), nor will any benefit received or to be received by any current or former director, officer, employee or independent contractor of Chancellor or any of its subsidiaries under any Chancellor Benefit Plan be accelerated or modified, in each case, as a result of or in connection with the execution and delivery of, or the consummation of the transactions contemplated by, this Agreement.

3.7 BROKERS. Except with respect to Salomon Brothers Inc. and Smith Barney Inc., collectively doing business as Salomon Smith Barney ("Salomon Smith Barney"), Wasserstein Perella & Co. ("Wasserstein"), Morgan Stanley & Co. Incorporated ("Morgan Stanley") and Goldman, Sachs & Co. ("Goldman Sachs"), all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by Chancellor directly with Capstar without the intervention of any person on behalf of Chancellor in such a manner as to give rise to any valid claim by any person against Chancellor, Capstar, the Surviving Corporation or any subsidiary of any of them for a finder's fee, brokerage commission, or similar payment. The Chancellor Disclosure Letter and the supplement to the Chancellor Disclosure Letter dated the date hereof set forth a written summary of the terms of its agreements relating to the transactions contemplated by this Agreement with Salomon Smith Barney, Wasserstein, Morgan Stanley and Goldman Sachs, and Chancellor has no other agreements or understandings (written or oral) with respect to such services.

3.8  OPINION OF FINANCIAL ADVISORS.

        (a) The Board of Directors of Chancellor has received the opinion of Wasserstein, dated the date hereof, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Chancellor and the holders of Chancellor Common Stock.

        (b) The special committee of the Board of Directors of Chancellor (consisting of independent directors) (the "Chancellor Special Committee") has received the opinion of Salomon Smith Barney, dated as of August 26, 1998, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Chancellor Common Stock who are not affiliated with Hicks, Muse, Tate & Furst Incorporated.

        (c) The Board of Directors of Chancellor has received the opinion of Morgan Stanley, dated as of August 26, 1998, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Chancellor and the holders of Chancellor Common Stock.

3.9 ABSENCE OF UNDISCLOSED LIABILITIES. Except for (x) liabilities disclosed in the Chancellor SEC Documents, (y) current liabilities incurred by Chancellor and its subsidiaries in the ordinary course of business consistent with past practices since the date of the most recent consolidated balance sheet of Chancellor set forth in Chancellor's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the SEC, and (z) liabilities contemplated by this Agreement or disclosed in the Chancellor Disclosure Letter, Chancellor and its subsidiaries do not have any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise) (i) required by GAAP to be reflected on a consolidated balance sheet of Chancellor and its consolidated subsidiaries or in the notes, exhibits or schedules thereto or (ii) which reasonably could be expected to have a Chancellor Material Adverse Effect.

3.10 LITIGATION. Except as disclosed in the Chancellor SEC Documents or in the Chancellor Disclosure Letter, to August 26, 1998, there is no litigation, administrative action, arbitration or other proceeding pending against Chancellor or any of its subsidiaries or, to the knowledge of Chancellor, threatened that, individually or in the aggregate, could reasonably be expected to (i) have a Chancellor Material Adverse Effect or (ii) prevent, or significantly delay the consummation of the transactions contemplated by this Agreement. Except as set forth in the Chancellor SEC Documents, to the date of this Agreement, there is no judgment, order, injunction or decree of any Governmental Entity outstanding against Chancellor or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have any effect referred to in the foregoing clauses (i) and (ii) of this Section 3.10.

3.11 TRANSACTIONS WITH AFFILIATES. Other than the transactions contemplated by this Agreement or except to the extent disclosed in the Chancellor SEC Documents or in the Chancellor Disclosure Letter or in the supplement to the Chancellor Disclosure Letter dated the date hereof, there have been no transactions, agreements, arrangements or understandings between Chancellor or its subsidiaries, on the one hand, and Chancellor's affiliates (other than subsidiaries of Chancellor) or any other person, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.12 VOTING REQUIREMENTS. The affirmative votes of (i) a majority of the outstanding shares of Chancellor Common Stock with respect to the approval and adoption of the Amended and Restated Charter, and (ii) a majority of the votes cast by the holders of Chancellor Common Stock with respect to the approval of the issuance of Chancellor Common Stock to Capstar stockholders in the Merger, are the only votes of the holders of any class or series of Chancellor's capital stock necessary by law to approve the transactions contemplated by this Agreement.

3.13 FCC QUALIFICATION. Chancellor and its subsidiaries are fully qualified under the Communications Act to be the transferees of control of the Capstar FCC Licenses. Except as disclosed in the Chancellor Disclosure Letter or in the supplement to the Chancellor Disclosure Letter dated the date hereof, Chancellor is not aware of any facts or circumstances relating to the FCC qualifications of Chancellor or any of its subsidiaries that could reasonably be expected to prevent the FCC's granting the FCC Form 316 Transfer of Control Application to be filed with respect to the Merger.

3.14  EMPLOYEE ARRANGEMENTS AND BENEFIT PLANS.

        (a) Except as set forth in the Chancellor SEC Documents or in the Chancellor Disclosure Letter and except as could not, individually or in the aggregate, reasonably be expected to have a Chancellor Material Adverse Effect:
(A) each Chancellor Benefit Plan has been administered and is in compliance with the terms of such plan and all applicable laws, rules and regulations, (B) no "reportable event" (as such term is used in section 4043 of ERISA) (other than those events for which the 30 day notice has been waived pursuant to the regulations), "prohibited transaction" (as such term is used in section 406 of ERISA or section 4975 of the Code) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Chancellor Benefit Plan and (C) each Chancellor Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination from the IRS regarding its qualified status and no notice has been received from the IRS with respect to the revocation of such qualification.

        (b) To August 26, 1998, there is no litigation or administrative or other proceeding involving any Chancellor Benefit Plan nor has Chancellor or its subsidiaries received written notice that any such proceeding is threatened, in each case where an adverse determination could reasonably be expected to have a Chancellor Material Adverse Effect. Neither Chancellor nor any of its subsidiaries has incurred, nor, to the best of Chancellor's knowledge, is reasonably likely to incur any withdrawal liability with respect to any "multiemployer plan" (within the meaning of section 3(37) of ERISA) which remains unsatisfied in an amount which could reasonably be expected to have a Chancellor Material Adverse Effect. The termination of, or withdrawal from, any Chancellor Benefit Plan or multiemployer plan to which Chancellor or its subsidiaries contributes, on or prior to the Closing Date, will not subject Chancellor or any of its subsidiaries to any liability under Title IV of ERISA that could reasonably be expected to have a Chancellor Material Adverse Effect.

3.15 TAX MATTERS. Except as set forth in the Chancellor Disclosure Letter or the Chancellor SEC Documents, (A) Chancellor and each of its subsidiaries have timely filed with the appropriate taxing authorities all material Tax Returns required to be filed through the date hereof and will timely file any such material Tax Returns required to be filed on or prior to the Closing Date (except those under valid extension) and all such Tax Returns are and will be true and correct in all material respects, (B) all Taxes of Chancellor and each of its subsidiaries shown to be due on the Tax Returns described in (A) above have been or will be timely paid, (C) no material deficiencies for any Taxes have been proposed, asserted or assessed against Chancellor or any of its subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of Chancellor and its subsidiaries, and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority and no material issues relating to Taxes have been raised in writing by any governmental authority during any presently pending audit or examination, (D) Chancellor and its subsidiaries are not now subject to audit by any taxing authority and no waivers of statutes of limitation with respect to the Tax Returns have been given by or requested in writing from Chancellor or any of its subsidiaries, (E) there are no material liens for Taxes (other than for Taxes not yet due and payable) on any assets of Chancellor or any of its subsidiaries,
(F) neither Chancellor nor any of its subsidiaries is a party to or bound by (nor will any of them become a party to or bound by) any tax indemnity, tax sharing, tax allocation agreement, or similar agreement, arrangement or practice with respect to Taxes, (G) neither Chancellor nor any of its subsidiaries has ever been a member of an affiliated group of corporations within the meaning of
Section 1504 of the Code, other than the affiliated group of which Chancellor is the common parent, (H) neither Chancellor nor any of its subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state or local law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provisions of state or local law) apply to any disposition of any asset owned by Chancellor or any of its subsidiaries, as the case may be, (I) neither Chancellor nor any of its subsidiaries has agreed to make, nor is any required to make, any adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method or otherwise, (J) Chancellor and its subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to withholding of Taxes and (K) no property owned by Chancellor or any of its subsidiaries (i) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986;
(ii) constitutes "tax exempt use property" within the meaning of Section 168(h)(l) of the Code; or (iii) is tax exempt bond financed property within the meaning of Section 168(g) of the Code.

3.16 INTELLECTUAL PROPERTY. Except as set forth in the Chancellor Disclosure Letter or the Chancellor SEC Documents and except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, could not reasonably be expected to have a Chancellor Material Adverse Effect: (a) Chancellor and each of its subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by Chancellor and its subsidiaries does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Chancellor or any subsidiary acquired the right to use any Intellectual Property; and (c) to the knowledge of Chancellor, no person is challenging, infringing on or otherwise violating any right of Chancellor or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to Chancellor or its subsidiaries; and (d) neither Chancellor nor any of its subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Chancellor and its subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by Chancellor or its subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

3.17 ENVIRONMENTAL MATTERS. Except as disclosed in the Chancellor SEC Documents or in the Chancellor Disclosure Letter and except as could not reasonably be expected to have a Chancellor Material Adverse Effect (i) the operations of Chancellor and its subsidiaries have been and are in compliance with all Environmental Laws and with all Permits required by Environmental Laws, (ii) to August 26, 1998, there are no pending or, to the knowledge of Chancellor, threatened, Actions under or pursuant to Environmental Laws against Chancellor or its subsidiaries or involving any real property currently or, to the knowledge of Chancellor, formerly owned, operated or leased by Chancellor or its subsidiaries, (iii) Chancellor and its subsidiaries are not subject to any Environmental Liabilities, and, to the knowledge of Chancellor, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of Chancellor, formerly owned, operated or leased by Chancellor or its subsidiaries or operations thereon that could reasonably be expected to result in Environmental Liabilities, (iv) all real property owned and to the knowledge of Chancellor all real property operated or leased by Chancellor or its subsidiaries is free of contamination from Hazardous Material and (v) there is not now, nor, to the knowledge of Chancellor, has there been in the past, on, in or under any real property owned, leased or operated by Chancellor or any of its predecessors (a) any underground storage tanks, above-ground storage tanks, dikes or impoundments containing Hazardous Materials, (b) any asbestos-containing materials, (c) any polychlorinated biphenyls, or (d) any radioactive substances.

3.18 COMPLIANCE WITH APPLICABLE LAWS. Each of Chancellor and its subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, other than such Permits the absence of which could not, individually or in the aggregate, reasonably be expected to have a Chancellor Material Adverse Effect, and there has occurred no default under any such Permit other than such defaults which, individually or in the aggregate, could not reasonably be expected to have a Chancellor Material Adverse Effect. Except as disclosed in the Chancellor Disclosure Letter, Chancellor and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for such noncompliance which, individually or in the aggregate, could not reasonably be expected to have a Chancellor Material Adverse Effect.

3.19  CHANCELLOR FCC LICENSES; OPERATIONS OF CHANCELLOR LICENSED
FACILITIES. Chancellor and its subsidiaries have operated the radio stations for which Chancellor and any of its subsidiaries hold licenses from the FCC, in each case which are owned or operated by Chancellor and its subsidiaries (each a "Chancellor Licensed Facility" and collectively the "Chancellor Licensed Facilities"), in material compliance with the terms of the licenses issued by the FCC to Chancellor and its subsidiaries (the "Chancellor FCC Licenses"), and in material compliance with the Communications Act, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Chancellor Material Adverse Effect. To the knowledge of Chancellor, each broadcast

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

radio station for which Chancellor or any of its subsidiaries provides programming and advertising services pursuant to a local marketing agreement (each a "Chancellor LMA Facility" and collectively the "Chancellor LMA Facilities") has been operated in material compliance with the terms of the licenses issued by the FCC to the owner of such Chancellor LMA Facility (each an "Chancellor LMA Facility FCC License" and collectively the "Chancellor LMA Facility FCC Licenses"). Chancellor has, and its subsidiaries have, timely filed or made all applications, reports and other disclosures required by the FCC to be made with respect to the Chancellor Licensed Facilities and have timely paid all FCC regulatory fees with respect thereto, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Chancellor Material Adverse Effect. Chancellor and each of its subsidiaries have, and are the authorized legal holders of, all the Chancellor FCC Licenses necessary or used in the operation of the businesses of the Chancellor Licensed Facilities as presently operated. To the knowledge of Chancellor, the third-parties with which Chancellor or its subsidiaries have entered into local marketing agreements with respect to the Chancellor LMA Facilities have, and are the authorized legal holders of, the Chancellor LMA Facility FCC License necessary or used in the operation of the business of the respective Chancellor LMA Facility to which such local marketing agreement relates. All Chancellor FCC Licenses and, to the knowledge of Chancellor, Chancellor LMA Facility FCC Licenses are validly held and are in full force and effect, unimpaired by any act or omission of Chancellor, each of its subsidiaries (or, to Chancellor's knowledge, their respective predecessors) or their respective officers, employees or agents, except where such impairments could not, individually or in the aggregate, reasonably be expected to have a Chancellor Material Adverse Effect. As of August 26, 1998, except as set forth in the Chancellor Disclosure Letter, no application, action or proceeding is pending for the renewal of any Chancellor FCC License or, to the knowledge of Chancellor, Chancellor LMA Facility FCC License as to which any petition to deny has been filed and, to Chancellor's knowledge, there is not now before the FCC any material investigation, proceeding, notice of violation or order of forfeiture relating to any Chancellor Licensed Facility or Chancellor LMA Facility that, if adversely determined, could reasonably be expected to have a Chancellor Material Adverse Effect, and Chancellor is not aware of any basis that could reasonably be expected to cause the FCC not to renew any of the Chancellor FCC Licenses or the Chancellor LMA Facility FCC Licenses (other than proceedings to amend FCC rules or the Communications Act of general applicability to the radio broadcast industry). There is not now pending and, to Chancellor's knowledge, there is not threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or modify in any material respect any of the Chancellor FCC Licenses or to the knowledge of Chancellor, any of the Chancellor LMA Facility FCC Licenses that, if adversely determined, could reasonably be expected to have a Chancellor Material Adverse Effect (other than proceedings to amend FCC rules or the Communications Act of general applicability to the radio broadcast industry).

3.20 STATE TAKEOVER STATUTES. The Board of Directors of Chancellor has approved the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated by this Agreement the provisions of Section 203 of the Delaware Code. To Chancellor's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement and no provision of the Certificate of

Incorporation, Bylaws or other governing instrument of Chancellor or any of its subsidiaries would, directly or indirectly, restrict or impair the ability of Chancellor to consummate the transactions contemplated by this Agreement.

3.21 CHANCELLOR COMMON STOCK. The shares of Chancellor Common Stock to be issued in the Merger will be, upon delivery against receipt of the shares of Capstar Common Stock for which such shares will be issued in accordance with
Section 1.8 of this Agreement, duly authorized, validly issued, fully paid and nonassessable. The shares of Chancellor Common Stock to be issued pursuant to the Capstar Stock Options issued under the Capstar Stock Option Plan and upon exercise of the Warrants will be, upon delivery of the exercise price therefor in accordance with the terms of the Capstar Stock Option Plan and agreements pursuant to which such Capstar Stock Options were issued and the warrant agreements pursuant to which such Warrants were issued, respectively, duly authorized, validly issued, fully paid and nonassessable.

3.22 NO OTHER REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties made by Chancellor as expressly set forth in this Agreement or in any certificate or document delivered pursuant this Agreement, neither Chancellor nor any of its affiliates has made and shall not be construed as having made to Capstar or to any affiliate thereof any representation or warranty of any kind.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Merger Sub represents and warrants to Capstar as follows:

4.1 ORGANIZATION, STANDING AND CORPORATE POWER. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Merger Sub is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties would make such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a Chancellor Material Adverse Effect.

4.2 CAPITAL STRUCTURE. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.01 par value, all of which are issued and outstanding and owned of record and beneficially by Chancellor, free and clear of all Liens. All outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Merger Sub has no outstanding options, warrants, subscriptions or other rights, agreements or commitments that obligates it to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of Merger Sub.

4.3 AUTHORITY; NONCONTRAVENTION. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Merger Sub and the consummation by it of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of Merger Sub, including all necessary stockholder approval. This Agreement has been duly executed and delivered by Merger Sub, and, assuming this Agreement constitutes the valid and binding agreement of Chancellor and Capstar, constitutes a valid and binding obligation of Merger Sub enforceable against it in accordance with its terms except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (i) conflict with any of the provisions of the Certificate of Incorporation or Bylaws of Merger Sub, or (ii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Merger Sub in connection with the execution and delivery of this Agreement by it or the consummation by it of any of the transactions contemplated by this Agreement, except for (i) the filing of premerger notification and report forms under the HSR Act with respect to the Merger and the termination or earlier expiration of the applicable waiting periods thereunder, (ii) such filings with and approvals required by the FCC under the Communications Act including those required in connection with the transfer of control of the Capstar FCC Licenses for the operation of the Capstar Licensed Facilities, and (iii) the filing of a certificate of merger with the Delaware Secretary of State.

4.4 NO PRIOR ACTIVITIES. Except for this Agreement, Merger Sub (i) has not entered into any agreements or arrangements with any person or (ii) is not subject to or bound by any obligation or undertaking. Except as contemplated by this Agreement, Merger Sub has not engaged, directly or indirectly, in any business activities of any type or kind.

                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

5.1 PREPARATION OF FORM S-4 AND JOINT PROXY STATEMENT/PROSPECTUS; INFORMATION SUPPLIED.

        (a) As soon as practicable following the date of this Agreement, (i) Chancellor and Capstar shall prepare and file with the SEC the Joint Proxy Statement/Prospectus and (ii) Capstar and Chancellor shall prepare and file a Registration Statement on Form S-4 (the "Form S-4") with respect to the registration of the issuance of shares of Chancellor Common Stock in the Merger, of which the Joint Proxy Statement/Prospectus will form a part. Each of Chancellor and Capstar shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Chancellor shall use its reasonable best efforts to cause the Joint Proxy Statement/ Prospectus to be mailed to Chancellor's stockholders, and Capstar shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Capstar's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Chancellor shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or take any action that would subject it to the service of process in suits, other than as to matters and transactions relating to the Form S-4, in any jurisdiction where it is not so subject) required to be taken under any applicable state securities laws in connection with the issuance of the Chancellor Common Stock in the Merger and Capstar shall furnish all information concerning itself and the holders of shares of Capstar Common Stock as may be reasonably requested in connection with any such action.

        (b) Capstar agrees and represents and warrants that the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in the (i) Form S-4 will not, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement/Prospectus will not, at the date it is first mailed to Capstar's stockholders or at the time of the Capstar Stockholders Meeting (as defined in Section 5.2(a)), contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter thereof which has become false or misleading.

        (c) Chancellor agrees and represents and warrants that the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in (i) the Form S-4 will not, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement/Prospectus will not, at the date it is first mailed to Chancellor's stockholders or at the time of the Chancellor Stockholders Meeting, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter thereof which has become false or misleading. Chancellor agrees that the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder and Chancellor agrees that the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except in each case with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus supplied by Capstar specifically for inclusion or incorporation by reference therein as to which Chancellor assumes no responsibility.

5.2  STOCKHOLDER APPROVAL.

        (a) Capstar agrees that it will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders (the "Capstar Stockholders Meeting") to submit this Agreement, together (subject to Section 5.5(b) below) with the affirmative recommendation of the Capstar Special Committee and Capstar's Board of Directors, to Capstar's stockholders so that they may consider and vote upon the approval and adoption of this Agreement. Capstar will use its best efforts to hold the Capstar Stockholders Meeting as soon as reasonable after the date hereof and, so long as the recommendation of the Capstar Special Committee or the Board of Directors of Capstar has not been withdrawn or modified in accordance with Section 5.5(b), to obtain the favorable votes of its stockholders. Except as may otherwise be permitted by Section 5.5(b) below, the Capstar Special Committee and the Board of Directors of Capstar shall recommend to its stockholders that they vote in favor of the approval and adoption of this Agreement. Without limiting the generality of the foregoing, Capstar agrees that its obligations pursuant to the first two sentences of this Section 5.2(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Chancellor of any Acquisition Proposal (as defined in Section 5.5(c) below) or (ii) the withdrawal or modification by Capstar Special Committee or the Board of Directors of Capstar of its approval or recommendation of this Agreement and the Merger in accordance with Section 5.5(b) below, except with respect to a withdrawal or modification of the affirmative recommendation of the Capstar Special Committee or the Board of Directors of Capstar to Capstar stockholders at the Capstar Stockholders Meeting in accordance with Section 5.5(b) or in the event Capstar elects to terminate this Agreement in accordance with Section 8.1(b)(vii).

        (b) Chancellor agrees that it will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders (the "Chancellor Stockholders Meeting") to submit the Chancellor Stockholder Proposals, together (subject to the proviso of the last sentence of this Section 5.2(b)) with the affirmative recommendation of the Chancellor Special Committee and Chancellor's Board of Directors, to the Chancellor's stockholders so that they may consider and vote upon the Chancellor Stockholder Proposals. Chancellor will use its best efforts to hold the Chancellor Stockholders Meeting as soon as reasonable after the date hereof and, so long as the recommendation of the Chancellor Special Committee or the Board of Directors of Chancellor has not been withdrawn or modified in accordance with this Section 5.2(b), to obtain the favorable votes of its stockholders. The Chancellor Special Committee and the Board of Directors of Chancellor shall recommend to its stockholders that they vote in favor of each of the Chancellor Stockholder Proposals; provided, however, that in the event that the Chancellor Special Committee or the Board of Directors of Chancellor determines in good faith, following consultation with and after considering the advice of outside counsel, that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary for the Chancellor Special Committee or the full Board of Directors of Chancellor to withdraw or modify, in a manner materially adverse to Capstar, its approval or recommendation of the transactions contemplated by this Agreement or the Merger (including either or both of the Chancellor Stockholder Proposals), then the Chancellor Special Committee or the full Board of Directors of Chancellor shall be entitled to (A) withdraw or modify such recommendation without breaching the terms of this Agreement or (B) terminate this Agreement in accordance with Section 8.1(b)(viii); provided, further, that in the event of any such withdrawal or modification of such recommendation by the Chancellor Special Committee or the full Board of Directors of Chancellor in which Chancellor does not elect to terminate this Agreement pursuant to Section 8.1(b)(viii), such modification or withdrawal shall not affect the obligation of Chancellor's Board of Directors to call and convene the Chancellor Stockholders Meeting and submit the Chancellor Stockholder Proposals to the Chancellor stockholders for a vote thereon in accordance with this Section 5.2(b) and 5.2(c) hereof.

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

        (c) Unless this Agreement is first terminated in accordance with Section 8.1(b)(vii) or 8.1(b)(viii), each of Chancellor and Capstar agrees to cooperate and use its respective best efforts to hold the Chancellor Stockholders Meeting and the Capstar Stockholders Meeting on the same day.

5.3 ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice, each of Chancellor and Capstar shall, and shall cause each of its respective subsidiaries to, afford to the other parties hereto and to their respective officers, employees, counsel, financial advisors and other representatives reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, each of Chancellor and Capstar shall, and shall cause each of its respective subsidiaries to, furnish as promptly as practicable to the other parties hereto such information concerning its business, properties, financial condition, operations and personnel as such parties may from time to time reasonably request, subject to restrictions as to confidentiality contained in any agreements in effect as of the date of this Agreement to which either Chancellor or Capstar is a party, provided that Chancellor or Capstar, as the case may be, shall use its reasonable best efforts to obtain consent to the waiver of any such restrictions upon the request of the other party. Without limiting the foregoing, Capstar shall provide promptly to Chancellor all weekly pacing reports and monthly financial statements prepared by Capstar or any of its subsidiaries in the ordinary course of business. Except as required by law, each of the Chancellor and Capstar will hold, and will cause its respective directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from Capstar or Chancellor, respectively, in confidence to the extent required by and in accordance with the provisions of the letter dated August 1, 1998, between Chancellor and Capstar (the "Confidentiality Agreement"), and each of Chancellor and Capstar agrees that prior to the Effective Time neither party will use any of such nonpublic information to directly or indirectly divert or attempt to divert any business, customer or employee of the other.

5.4 PUBLIC ANNOUNCEMENTS. Chancellor and Capstar agree that each of them will consult with the other before issuing, and will provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to rules of any national securities exchange or The Nasdaq Stock Market (to the extent applicable to them).

5.5  ACQUISITION PROPOSALS.

        (a) Except as may otherwise be provided in Section 5.5(e), from and after August 26, 1998, without the prior written consent of Chancellor, Capstar did not and shall not, and did not and shall not authorize or permit any of its subsidiaries to, and did and shall direct and use its best efforts to cause its and its subsidiaries' respective directors, officers, partners, employees, agents, accountants, counsel, financial advisors and other representatives and affiliates (collectively, "Representatives") not to, (i) directly or indirectly, solicit, initiate or encourage (including by way of furnishing information or assistance) or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition

Proposal (as defined below) or (ii) enter into or participate in any discussions or negotiations regarding any Acquisition Proposal. As of August 26, 1998, Capstar immediately ceased and terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any persons conducted by it or its Representatives with respect to the foregoing. Except as may otherwise be provided by Section 5.5(e), from and after August 26, 1998, Capstar did not, and agrees not to, release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal. From and after August 26, 1998, Capstar did, and agrees that it will, notify Chancellor orally and in writing promptly (but in any event within 24 hours) of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal but, at Capstar's discretion, excluding the identity of such third party).

        (b) Neither the Board of Directors of Capstar nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Chancellor, the approval or recommendation by such Board of Directors or committee thereof of this Agreement and the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) cause Capstar to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal; provided, however, that in the event that the Capstar Special Committee or the Board of Directors of Capstar determines in good faith, following consultation with and after considering the advice of outside counsel, that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary for the Capstar Special Committee or the full Board of Directors of Capstar to withdraw or modify, in a manner materially adverse to Chancellor, its approval or recommendation of this Agreement and the Merger, then the Capstar Special Committee or the full Board of Directors of Capstar shall be entitled to (A) withdraw or modify such recommendation without breaching the terms of this Agreement or (B) terminate this Agreement in accordance with Section 8.1(b)(vii); provided, further, that in the event of any such withdrawal or modification of such recommendation by the Capstar Special Committee or the full Board of Directors of Capstar in which Capstar does not elect to terminate this Agreement pursuant to Section 8.1(b)(vii), such modification or withdrawal shall not affect the obligation of Capstar's Board of Directors to call and convene the Capstar Stockholders Meeting and submit this Agreement to the Capstar stockholders for a vote thereon in accordance with
Section 5.2(a) and 5.2(c) hereof.

        (c) For purposes of this Agreement, an "Acquisition Proposal" means any written proposal or offer from any person (other than Chancellor or any of its subsidiaries) for a tender or exchange offer, merger, consolidation, other business combination, recapitalization, liquidation, dissolution or similar transaction involving Capstar or any Capstar Significant Subsidiary, or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Capstar or a Capstar Significant Subsidiary.

        (d) Nothing contained in this Section 5.5 shall prohibit the Board of Directors of Capstar from taking and disclosing to its stockholders a position in accordance with Rules 14d-9 and 14e-2 under the Exchange Act with respect to a tender offer or any exchange offer commenced by a third party.

        (e) In the event that Capstar notifies Chancellor of the existence of any inquiries, offers or proposals in accordance with Section 5.5(a), the Capstar Special Committee or the Board of Directors of Capstar may, or authorize Capstar to, engage in discussions or negotiations with a third party who (without any solicitation or initiation, directly or indirectly, by or with Capstar or any of its Representatives after the date of this Agreement) seeks to initiate such discussions or negotiations and may, or authorize Capstar to, furnish such third party information concerning Capstar and its business, properties and assets and may release such third party from, or waive any provision of, any standstill or confidentiality agreement with respect to such third party, provided that such action is consistent with the fiduciary duties of the Capstar Special Committee or the full Board of Directors of Capstar under applicable law, as determined by the Capstar Special Committee or the Board of Directors in good faith following consultation with and after considering the advice of outside counsel.

5.6 CONSENTS, APPROVALS AND FILINGS. Chancellor and Capstar will make and cause their respective subsidiaries and, to the extent necessary, their other affiliates to make all necessary filings, including, without limitation, those required under the HSR Act, the Securities Act, the Exchange Act, and the Communications Act (including filing an application with the FCC for the transfer of control of the Capstar FCC Licenses) as soon as practicable after the date of this Agreement, in order to facilitate the prompt consummation of the Merger and the other transactions contemplated by this Agreement. In addition, Chancellor and Capstar will each use its best efforts, and will cooperate fully and in good faith with each other, (i) to comply as promptly as practicable with all governmental requirements applicable to the Merger and the other transactions contemplated by this Agreement, and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents of Governmental Entities and consents of all third parties necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, including without limitation, the consent of the FCC to the transfer of control of the Capstar FCC Licenses. Each of Chancellor and Capstar shall use its best efforts to promptly provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request. Each of the parties hereto shall provide to the other parties copies of all applications in advance of filing or submission of such applications to Governmental Entities in connection with this Agreement and shall make such revisions thereto as reasonably requested by each other party hereto. Each of the parties hereto shall provide to the other parties the opportunity to participate in all meetings and material conversations with Governmental Entities with respect to the matters contemplated by this Agreement.

5.7 AFFILIATES LETTERS. Prior to the Closing Date, Capstar shall deliver to Chancellor a letter identifying all persons who, at the time the Merger is submitted for approval to the stockholders, may be deemed to be an "affiliate" of such party for purposes of Rule 145 under the Securities Act. Capstar shall use its best efforts to cause each such person to deliver to Chancellor on or prior to the Closing Date a written agreement substantially in the form attached as Annex IV hereto.

5.8 NASDAQ OR EXCHANGE LISTING. Chancellor shall use its best efforts to cause the shares of Chancellor Common Stock to be issued (a) in the Merger, (b) upon the exercise of the Capstar Stock Options issued under the Capstar Stock Option Plan, and (c) upon exercise of the Warrants, to be approved for quotation on The Nasdaq Stock Market (or for listing on the New York Stock Exchange, if the shares of Chancellor Common Stock are then listed thereon) at the Effective Time.

5.9 INDEMNIFICATION. The Certificate of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification contained in the certificate of incorporation of Capstar, as in effect on the date hereof, and none of such provisions shall be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of Capstar, or any of its respective subsidiaries (the "Capstar Indemnified Parties") in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law. If commercially available, Chancellor will cause to be maintained for a period of not less than six years from the Effective Time Capstar's current directors' and officers' insurance and indemnification policies to the extent that they provide coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and executive officers of Capstar on the date of this Agreement, so long as the annual premium therefor would not be in excess of 250% of the last annual premium paid prior to the date of the Old Agreement; provided, however, that Chancellor or its subsidiaries may, in lieu of maintaining such existing D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of Chancellor and its subsidiaries so long as the terms thereof are not less advantageous to the beneficiaries thereof than the existing D&O Insurance. Immediately following the Effective Time, Chancellor shall (i) enter into agreements with Chancellor's executive officers and members of the Board of Directors providing for indemnification on substantially identical terms as the agreements of Capstar with the current directors of Capstar and (ii) use its commercially reasonable efforts to obtain an additional directors and officers insurance policy for Chancellor in an amount equal to at least $25 million to cover members of the Chancellor Board of Directors (including the director appointed as of the Effective Time pursuant to this Agreement) for facts and circumstances arising after the Effective Time. The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each Capstar Indemnified Party, executive officer of Chancellor and member of the Chancellor Board of Directors following the Effective Time, and his heirs and his personal representatives and shall be binding on all successors and assigns of Chancellor and the Surviving Corporation.

5.10 LETTER OF CHANCELLOR'S ACCOUNTANTS. Chancellor shall use its reasonable best efforts to cause to be delivered to Capstar a letter of PricewaterhouseCoopers LLP, Chancellor's independent public accountants, and any other independent public accountants whose report would be required to be included in the Form S-4 pursuant to the rules and regulations under the Securities Act, each dated a date within two business days before the date on which the Form S-4 shall become effective and an additional letter from each of them dated a date within two business days before the Closing Date, each addressed to such party, in form and substance reasonably satisfactory to Capstar and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

5.11 LETTER OF CAPSTAR'S ACCOUNTANTS. Capstar shall use its reasonable best efforts to cause to be delivered to Chancellor, a letter of PricewaterhouseCoopers LLP, Capstar's independent public accountants, and any other independent public accountants whose report would be required to be included in the Form S-4 pursuant to the rules and regulations under the Securities Act, each dated a date within two business days before the date on which the Form S-4 shall become effective and an additional letter from each of them dated a date within two business days before the Closing Date, each addressed to such party, in form and substance reasonably satisfactory to Chancellor and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

5.12  [INTENTIONALLY LEFT BLANK.]

5.13 SENIOR CREDIT FACILITY CONSENTS. Prior to Closing, Capstar agrees to use its commercially reasonable efforts to obtain the consent of lenders under its senior secured credit facilities to (i) waive the potential event of default under such facility as a result of a change of control thereunder in order to consummate the Merger and the transactions contemplated by this Agreement and
(ii) permit Capstar and its subsidiaries to make change of control offers pursuant to the terms of the indentures governing their outstanding indebtedness and the certificates of designation governing the Capstar Partners 12% Preferred Stock and the Capstar Communications 12 5/8% Preferred Stock. In the event that Capstar is unable to obtain such consent upon commercially reasonable terms (giving effect to the overall capitalization of Chancellor and its consolidated subsidiaries following the Effective Time), each of Chancellor and Capstar agrees to cooperate with the other party in obtaining refinancing of such senior secured credit facility upon terms and conditions that are mutually agreed upon in good faith by each party.

5.14  SECTION 16(B) BOARD APPROVAL.

        (a) Prior to Closing, the Board of Directors of Chancellor shall, by resolution duly adopted by such Board of Directors or a duly authorized committee of "non-employee directors" thereof, approve and adopt, for purposes of exemption from "short-swing" liability under Section 16(b) of the Exchange Act, the acquisition of Chancellor Common Stock at the Effective Time by officers and directors of Chancellor (including officers or directors of Capstar who become, prior to, at, or following the Effective Time of the Merger, officers or directors of Chancellor) as a result of the conversion of shares of Capstar Common Stock in the Merger and the assumption of the Capstar Stock Options and Warrants by Chancellor at the Effective Time. Such resolution shall set forth the name of the applicable "insiders" for purposes of Section 16 of the Exchange Act, the number of securities to be acquired by each individual, that the approval is being granted to exempt the transaction under Rule 16b-3 under the Exchange Act, and, for Capstar Stock Options and Warrants to be assumed by Chancellor at the Effective Time, the material terms of the options and warrants to purchase Chancellor Common Stock acquired by such insiders as a result of the assumption by Chancellor of such Capstar Stock Options and Warrants.

        (b) Prior to Closing, the Board of Directors of Capstar shall, by resolution duly adopted by such Board of Directors or a duly authorized committee of "non-employee directors" thereof, approve and adopt, for purposes of exemption from "short-swing" liability under Section 16(b) of the Exchange Act, the conversion at the Effective Time of the shares of Capstar Common Stock held by officers and directors of Capstar into shares of Chancellor Common Stock as a result of the conversion of shares in the Merger, and the assumption by Chancellor at the Effective Time of the Capstar Stock Options and Warrants of the officers and directors of Capstar. Such resolution shall set forth the name of the applicable "insiders" for purposes of Section 16 of the Exchange Act and, for each "insider," the number of shares of Capstar Common Stock to be converted into shares of Chancellor Common Stock at the Effective Time, the number and material terms of the Capstar Stock Options and Warrants to be assumed by Chancellor at the Effective Time, and that the approval is being granted to exempt the transaction under Rule 16b-3 under the Exchange Act.

5.15 TERMINATION OF OR WAIVER OF RIGHTS UNDER STOCKHOLDERS AGREEMENTS. Prior to the Closing, Capstar shall use its reasonable best efforts to obtain the consent of the requisite parties to the Stockholders Agreement dated October 16, 1996, as amended, among Capstar and the other parties listed therein, the Stockholders Agreement dated November 26, 1996, as amended, among Capstar and the other parties listed therein, and the Amended and Restated Stockholders Agreement dated May 18, 1998, among Capstar and the other parties listed therein (collectively, the "Capstar Stockholders Agreements") to terminate, or otherwise waive their rights from and after the Effective Time under, such Capstar Stockholders Agreements at the Effective Time. To the extent that a termination or waiver of rights under any of the Capstar Stockholders Agreements is not effected prior to Closing, Chancellor agrees to assume the obligations of the Surviving Corporation thereunder with respect to shares of Chancellor Stock issued in the Merger or otherwise subject to such agreement(s).

5.16 CHANCELLOR REGISTRATION RIGHTS. Prior to the Closing, Chancellor shall use its reasonable best efforts to enter into a joinder to the Chancellor Stockholders Agreement (the "Chancellor Registration Rights Agreement") with the holders of Capstar Common Stock at the Effective Time (or otherwise enter into a new agreement with such holders and the existing parties to the Chancellor Stockholders Agreement) that, after giving effect to the Merger and the issuance of shares of Chancellor Common Stock therein, will own at least 1% of the outstanding shares of Chancellor Common Stock immediately following the Effective Time, providing for rights of registration under the Securities Act of all shares of Chancellor Common Stock held by such holders following the Merger on substantially similar terms as are provided in the Chancellor Stockholders Agreement, with such changes as are described in the supplement to the Chancellor Disclosure Letter dated the date hereof.

                                   ARTICLE 6

           COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

6.1 CONDUCT OF BUSINESS.

        (a) Except as expressly contemplated by this Agreement or in the supplement to the Capstar Disclosure Letter dated the date hereof, during the period from August 26, 1998 to the Effective Time, Capstar did and shall, and did and shall cause its subsidiaries to, act and carry on their respective businesses in the ordinary course of business and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve the goodwill of those engaged in material business relationships with them. Without limiting the generality of the foregoing, during the period from August 26, 1998 to the Effective Time and except as contemplated by this Agreement, as set forth in the Capstar SEC Documents or a supplement to the Capstar Disclosure Letter dated the date hereof or as otherwise agreed to in one or more writings after August 26, 1998 (which writings are hereby reaffirmed), Capstar did and shall not, and did and shall not permit any of its subsidiaries to, without the prior consent of Chancellor (which shall not be unreasonably delayed or withheld):

             (i) (w) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its or its subsidiaries' outstanding capital stock (except dividends and distributions by a direct or indirect wholly owned subsidiary of Capstar to its parent and regularly scheduled dividend payments on the 12% Senior Exchangeable Preferred Stock of Capstar Partners and 12 5/8% Series E Cumulative Preferred Stock of Capstar Communications), (x) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (y) except in connection with the termination of the employment of any employees, purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, or (z) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other equity securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, equity securities or convertible securities (other than (A) upon the exercise of Capstar Stock Options outstanding on August 26, 1998, (B) pursuant to employment agreements or other contractual arrangements in effect on August 26, 1998, and
(C) issuances of stock of any direct or indirect wholly-owned subsidiary of Capstar to its parent);

             (ii) amend its Certificate of Incorporation, Bylaws or other comparable charter or organizational documents;

             (iii) acquire any business (including the assets thereof) or any corporation, partnership, joint venture, association or other business organization or division thereof;

             (iv) sell, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets that are material to Capstar and its subsidiaries, taken as whole, other than bank Liens on any radio station assets acquired by Capstar or any of its subsidiaries in accordance with the terms of this Agreement;

             (v) (x) other than working capital borrowings in the ordinary course of business and consistent with past practices or borrowings used for the purchase of any radio station or other acquisition permitted by the terms of this Agreement, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to Capstar or any of its direct or indirect wholly-owned subsidiaries or (y) make any material loans or advances to any other person, other than to Capstar or any of its direct or indirect wholly-owned subsidiaries and other than routine advances to employees consistent with past practices;

             (vi) make any Tax election or settle or compromise any Tax liability that could reasonably be expected to be material to Capstar and its subsidiaries, taken as a whole or change its Tax or accounting methods, policies, practice or procedures, except as required by GAAP;

             (vii) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Capstar included in the Capstar SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

             (viii) make any material commitments or agreements for capital expenditures or capital additions or betterments except as materially consistent with the budget for capital expenditures as of August 26, 1998, in the ordinary course of business consistent with past practices and for acquisitions of radio station assets, including radio towers related thereto, in accordance with the terms of this Agreement;

             (ix) except as may be required by law:

                  (A) other than in the ordinary course of business and consistent with past practices, make any representation or promise, oral or written, to any employee or former director, officer or employee of Capstar or any of its subsidiaries which is inconsistent with the terms of any Capstar Benefit Plan;

                  (B) other than in the ordinary course of business and consistent with past practices, make any change to, or amend in any way, the contracts, salaries, wages, or other compensation of any director, employee or any agent or consultant of Capstar or any of its subsidiaries other than routine changes or amendments that are required under existing contracts;

                  (C) except for renewals in the ordinary course of business consistent with past practices, adopt, enter into, amend, alter or terminate, partially or completely, any Capstar Benefit Plan, or any election made pursuant to the provisions of any Capstar Benefit Plan, to accelerate any payments, obligations or vesting schedules under any Capstar Benefit Plan; or

                  (D) other than in the ordinary course of business consistent with past practices, approve any general or company-wide pay increases for employees;

             (x) except in the ordinary course of business, modify, amend or terminate any material agreement, permit, concession, franchise, license or similar instrument to which Capstar or any of its subsidiaries is a party or waive, release or assign any material rights or claims thereunder; or

             (xi) authorize any of, or commit or agree to take any of, the foregoing actions.

6.2  CAPSTAR STOCK OPTIONS.

        (a) At the Effective Time, each Capstar Stock Option that is outstanding and unexercised immediately prior to the Effective Time shall be deemed to have been assumed by Chancellor, without further action by Chancellor, the Surviving Corporation or the holders of such options, and shall thereafter be deemed to be an option to acquire shares of Chancellor Common Stock in such amount and at the exercise price provided below and otherwise having the same terms and conditions as are in effect immediately prior to the Effective Time (except to the extent that such terms and conditions may be altered in accordance with their terms as a result of the transactions contemplated hereby):

             (i) the number of shares of Chancellor Common Stock to be subject to the new option shall be equal to the product of (x) the number of shares of Capstar Common Stock subject to the original option and (y) the Exchange Ratio; and

             (ii) the exercise price per share of Chancellor Common Stock under the new option shall be equal to (x) the exercise price per share of Capstar Common Stock under the original option divided by (y) the Exchange Ratio.

The adjustments provided herein to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

        (b) At the Effective Time, Chancellor shall approve and adopt the Capstar Stock Option Plans and assume the obligations of Capstar thereunder, with such changes thereto as may be necessary to reflect the consummation of the transactions contemplated hereby. Nothing in this Section 6.2(b) shall be construed to prevent Chancellor in any way from terminating or freezing the benefits under any such plans (subject to the rights of the holders of the Capstar Stock Options thereunder) and adopting one or more new stock option plans, as approved by the Board of Directors of Chancellor following the Effective Time.

        (c) Promptly following the Effective Time, Chancellor shall use its reasonable best efforts to file with the SEC a Registration Statement on Form S-8 (or an amendment to any such form of Chancellor currently on file with the SEC that is available therefor) (the "Form S-8") for the purpose of registering the shares of Chancellor Common Stock issuable upon the exercise of the Capstar Stock Options issued or issuable under the Capstar Stock Option Plan, and Chancellor shall use its reasonable best efforts to have the Form S-8 (or any post-effective amendment thereto) declared effective under the Securities Act as soon as practicable after such filing.

6.3  CAPSTAR WARRANTS.

        (a) At the Effective Time, each Warrant to purchase shares of Capstar Common Stock that is outstanding immediately prior to the Effective Time shall be deemed to have been assumed by Chancellor, without further action by Chancellor, the Surviving Corporation or the holders of such Warrants, and shall thereafter be deemed to be a warrant to purchase shares of Chancellor Common Stock in such amount and at the purchase price provided below and otherwise having the same terms and conditions as are in effect immediately prior to the Effective Time (except to the extent that such terms and conditions may be altered in accordance with their terms as a result of the transactions contemplated hereby):

             (i) the number of shares of Chancellor Common Stock to be subject to the new warrant shall be equal to the product of (x) the number of shares of Capstar Common Stock subject to the original Warrant and (y) the Exchange Ratio; and

             (ii) the purchase price per share of Chancellor Common Stock under the new warrant shall be equal to (x) the purchase price per share of Capstar Common Stock under the original Warrant divided by (y) the Exchange Ratio.

        (b) Promptly following the Effective Time, Chancellor shall use its reasonable best efforts to file with the SEC a Registration Statement on Form S-8 (or an amendment to any such form of Chancellor currently on file with the SEC that is available therefor) (the "Form S-8") for the purpose of registering the shares of Chancellor Common Stock issuable upon the exercise of the Warrants, and Chancellor shall use its reasonable best efforts to have the Form S-8 (or any post-effective amendment thereto) declared effective under the Securities Act as soon as practicable after such filing.

6.4 OTHER ACTIONS. From and after August 26, 1998, neither Chancellor nor Capstar shall, and neither of them shall permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the conditions of the Merger set forth in Article VII not being satisfied.

                                   ARTICLE 7


                              CONDITIONS PRECEDENT


7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a) STOCKHOLDER APPROVAL. The Capstar Stockholders Approval and Chancellor Stockholders Approval shall have been obtained in accordance with the requirements of the Delaware Code and The Nasdaq Stock Market, as applicable.

        (b) FCC ORDER. The FCC shall have issued an order (the "FCC Order") approving the transfers of control pursuant to the Merger of the Capstar FCC Licenses for the operation of the Capstar Licensed Facilities without the imposition of any conditions or restrictions that could reasonably be expected to have a Capstar Material Adverse Effect, and which FCC Order has not been reversed, stayed, enjoined, set aside or suspended and with respect to which no timely request for stay, petition for reconsideration or appeal has been filed and as to which the time period for filing of any such appeal or request for reconsideration or for any sua sponte action by the FCC with respect to the FCC Order has expired, or, in the event that such a filing or review sua sponte has occurred, as to which such filing or review shall have been disposed of favorably to the grant of the FCC Order and the time period for seeking further relief with respect thereto shall have expired without any request for such further relief having been filed or review initiated.

        (c) GOVERNMENTAL AND REGULATORY CONSENTS. All required consents, approvals, permits and authorizations to the consummation of the Merger shall be obtained from any Governmental Entity (other than the FCC) whose consent, approval, permission or authorization is required by reason of a change in law after the date of this Agreement, unless the failure to obtain such consent, approval, permission or authorization could not reasonably be expected to have a Capstar Material Adverse Effect, or to materially and adversely affect the validity or enforceability of this Agreement or the Merger.


        (d) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have otherwise expired.



        (e) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the party invoking this condition shall use its reasonable best efforts to have any such order or injunction vacated.



        (f) NASDAQ OR EXCHANGE APPROVAL. The shares of Chancellor Common Stock issuable pursuant to the Merger shall have been approved for quotation on The Nasdaq Stock Market (or the New York Stock Exchange, if the shares of Chancellor Common Stock are then listed thereon).

        (g) FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.


        (h) [INTENTIONALLY LEFT BLANK.]

        (i) [INTENTIONALLY LEFT BLANK.]


        (j) CONSENT OF SENIOR LENDERS. Capstar shall have received (i) all necessary consents under its senior secured credit facility in order to consummate the Merger and the transactions contemplated by this Agreement, or
(ii) a firm commitment of senior secured financing from a nationally recognized commercial bank or syndicate of banks in amounts sufficient to refinance all of the outstanding indebtedness under its senior secured credit facilities at the Closing.



7.2 CONDITIONS TO OBLIGATIONS OF CAPSTAR. The obligation of Capstar to effect the Merger is further subject to the following conditions:



        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Chancellor and Merger Sub contained in this Agreement shall have been true and correct as of the date such representations and warranties are made under this Agreement and shall be true and correct at and as of the Closing Date as though made at and as of such time (except to the extent that any such representations and warranties expressly relate only to an earlier time, in which case they shall have been true and correct at such earlier time); provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or Chancellor Material Adverse Effect qualifier(s) contained therein) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) of Chancellor and its subsidiaries, considered as a whole, and except to the extent that any inaccuracies of such representations and warranties are a result of changes in the United States financial markets generally or in national, regional or local economic conditions generally, or are a result of matters arising after the date hereof that affect the broadcast industry generally. Each of Chancellor and Merger Sub shall have delivered to Capstar a certificate dated as of the Closing Date, signed by a senior executive officer of such company, to the effect set forth in this Section 7.2(a).



        (b) PERFORMANCE OF OBLIGATIONS OF CHANCELLOR AND MERGER SUB. Each of Chancellor and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, including without limitation, the filing of the Amended and Restated Charter, and Capstar shall have received a certificate signed on behalf of each of Chancellor and Merger Sub by a senior executive officer of each of them to such effect.



        (c) TAX OPINION. Capstar shall have received an opinion of Vinson & Elkins L.L.P., dated as of the Closing Date, to the effect that (i) the Merger will constitute a reorganization under Section 368(a) of the Code, (ii) Chancellor, Merger Sub and Capstar will each be a party to the reorganization under Section 368(b) of the Code, and (iii) no gain or loss will be recognized by the stockholders of Capstar on the receipt pursuant to the Merger of shares of Chancellor Common Stock in exchange for shares of Capstar Common Stock, except with respect to cash received in lieu of fractional shares of Chancellor Common Stock or Dissenting Shares. In rendering such opinion, Vinson &

Elkins L.L.P. shall receive and may rely upon representations contained in certificates of Chancellor, Merger Sub and Capstar.


        (d) CHANCELLOR REGISTRATION RIGHTS. Chancellor shall have entered into the Chancellor Registration Rights Agreement.



7.3 CONDITIONS TO OBLIGATIONS OF CHANCELLOR. The obligations of Chancellor and Merger Sub to effect the Merger is further subject to the following conditions:



        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Capstar contained in this Agreement shall have been true and correct as of the date such representations and warranties are made under this Agreement and shall be true and correct at and as of the Closing Date as though made at and as of such time (except to the extent that any such representations and warranties expressly relate only to an earlier time, in which case they shall have been true and correct at such earlier time); provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or Capstar Material Adverse Effect qualifier(s) contained therein) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) of Capstar (or, following the Effective Time, the Surviving Corporation) and its subsidiaries, considered as a whole, and except to the extent that any inaccuracies of such representations and warranties are a result of changes in the United States financial markets generally or in national, regional or local economic conditions generally, or are a result of matters arising after the date hereof that affect the broadcast industry generally. Capstar shall have delivered to Chancellor a certificate dated as of the Closing Date, signed by a senior executive officer of Capstar, to the effect set forth in this Section 7.3(a).



        (b) PERFORMANCE OF OBLIGATIONS OF CAPSTAR. Capstar shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Chancellor and Merger Sub shall have received a certificate signed on behalf of Capstar by a senior executive officer of Capstar to such effect.



        (c) TAX OPINION. Chancellor shall have received an opinion of Weil, Gotshal & Manges LLP, dated as of the Closing Date, to the effect that (i) the Merger will constitute a reorganization under Section 368(a) of the Code, (ii) Chancellor, Merger Sub and Capstar will each be a party to the reorganization under Section 368(b) of the Code, and (iii) no gain or loss will be recognized by Chancellor, Merger Sub or Capstar by reason of the Merger. In rendering such opinion, Weil, Gotshal & Manges LLP shall receive and may rely upon representations contained in certificates of Chancellor, Merger Sub and Capstar.



        (d) MATERIAL AGREEMENTS. Capstar and its subsidiaries shall have received any necessary consents required as a result of the Merger and transactions contemplated by this Agreement with respect to each Material Agreement. A true and correct list of which Material Agreements require such consents is set forth in the Capstar Disclosure Letter.



        (e) FINANCIAL SERVICES AGREEMENTS. Capstar and certain of its subsidiaries and Hicks Muse shall have entered into an amendment to each of the Monitoring and Oversight Agreement (the "Capstar M&O Agreement") between Hicks Muse and Capstar, the Monitoring and Oversight Agreement (the "Partners M&O Agreement") between Hicks Muse and Capstar Partners, the Financial Advisory Agreement (the

"Capstar Financial Advisory Agreement") between Hicks Muse and Capstar, and the Financial Advisory Agreement (the "Partners Financial Advisory Agreement") between Hicks Muse and Partners, that provide (i) the Partners M&O Agreement will be terminated at the Effective Time with no further obligation of any party thereto, (ii) the Partners Financial Advisory Agreement will be terminated at the Effective Time with no further obligation of any party thereto, (iii) the Capstar M&O Agreement will be terminated at the Effective Time and, in consideration therefor, Capstar shall deliver to Hicks Muse at Closing a one-time cash payment of $14,202,000, and (iv) the Capstar Financial Advisory Agreement will be terminated at the Effective Time and, in consideration therefor, Hicks Muse will receive a fee from Capstar of $17,500,000 in cash, payable at Closing, in satisfaction of its services performed under the Capstar Financial Advisory Agreement in connection with the Merger.


        (f) DISSENTING SHARES. Holders of not more than 10% of the outstanding shares of Capstar Class B Common Stock and Capstar Class C Common Stock shall have properly demanded appraisal rights for their shares under the Delaware Code.


                                   ARTICLE 8

                       TERMINATION, AMENDMENT AND WAIVER


8.1 TERMINATION. This Agreement may be terminated and the Merger abandoned as follows:


        (a) at any time prior to the Effective Time, whether before or after receipt of the Chancellor Stockholders Approval or the Capstar Stockholders Approval, by mutual written consent of Chancellor and Capstar;

        (b) at any time prior to the Effective Time, whether before or after receipt of the Chancellor Stockholders Approval or the Capstar Stockholders
Approval:

             (i) by Chancellor or Capstar if the Capstar Stockholders Approval shall not have been obtained after submission by the Board of Directors of Capstar of this Agreement for approval and adoption by the common stockholders of Capstar at a special meeting called for such purpose in accordance with
Section 5.2(a);

             (ii) by Capstar or Chancellor if the Chancellor Stockholders Approval shall not have been obtained after submission by the Board of Directors of Chancellor of the Chancellor Stockholder Proposals for approval by the common stockholders of Chancellor at an annual or special meeting called for such purpose in accordance with Section 5.2(b);

             (iii) by Chancellor or Capstar if the Merger shall not have been consummated on or before September 30, 1999, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

             (iv) by Chancellor or Capstar if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

             (v) by Chancellor or Capstar in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (a "Material Breach"), provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement;

             (vi) by Chancellor if Capstar shall have breached the requirements of Section 5.5 hereof, unless Chancellor shall at such time be in Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement;

             (vii) by Capstar if the Board of Directors of Capstar or the Capstar Special Committee has determined in good faith, following consultation with and after considering the advice of outside counsel, that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary for the Capstar Special Committee or the full Board of Directors of Capstar to withdraw or modify, in a manner materially adverse to Chancellor, its approval or recommendation of this Agreement or the Merger in accordance with
Section 5.5(b); or

             (viii) by Chancellor if the Board of Directors of Chancellor or the Chancellor Special Committee has determined in good faith, following consultation with and after considering the advice of outside counsel, that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary for the Chancellor Special Committee or the full Board of Directors of Chancellor to withdraw or modify, in a manner materially adverse to Capstar, its approval or recommendation of the Merger and the Chancellor Stockholder Proposals in accordance with Section 5.2(b).

8.2  EFFECT OF TERMINATION.

        (a) In the event that Chancellor or Capstar terminates this Agreement as provided in Section 8.1(a), 8.1(b)(iii) or 8.1(b)(iv), this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Chancellor or Capstar, other than the last sentence of Section 5.3 and Sections 2.10, 3.7, 8.2 and 11.2.

        (b) In the event that this Agreement is terminated by Chancellor pursuant to Section 8.1(b)(v) or 8.1(b)(vi) or by Capstar or Chancellor pursuant to Section 8.1(b)(i), Capstar shall promptly reimburse Chancellor for all substantiated out-of-pocket costs and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby, including, without limitation, costs and expenses of accountants, attorneys and financial advisors. In the event that this Agreement is terminated by Capstar pursuant to Section 8.1(b)(v) or by Chancellor or Capstar pursuant to Section 8.1(b)(ii), Chancellor shall promptly reimburse Capstar for all substantiated out-of-pocket costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including, without limitation, costs and expenses of accountants, attorneys and financial advisors.

        (c) In the event that this Agreement is terminated by Capstar pursuant to Section 8.1(b)(vii) or by Chancellor pursuant to Section 8.1(b)(viii), the party electing to terminate this Agreement shall, concurrently with such termination, pay to the non-terminating party (by wire transfer of immediately available funds) an amount of $50,000,000 in cash (the "Termination Fee").

        (d) This Agreement shall not be deemed to have been validly terminated until all payments contemplated by Section 8.2(b) and 8.2(c) shall have been made in full. In the event of a termination pursuant to Sections 8.1(b)(i), 8.1(b)(ii), 8.1(b)(v) or 8.1(b)(vi), the reimbursement of expenses by the breaching party pursuant to Section 8.2(b) shall be the parties sole remedy unless the termination resulted from a willful material breach of the representations, warranties, covenants or other agreements in this Agreement, in which case the non-breaching party may seek damages or any other appropriate remedy at law or in equity. In the event of a termination pursuant to Sections 8.1(b)(vii) or 8.1(b)(viii), the payment of the Termination Fee by Capstar or Chancellor, as applicable, pursuant to Section 8.2(c) shall be the non-terminating party's sole remedy.

8.3 AMENDMENT. Subject to the applicable provisions of the Delaware Code, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after the Capstar Stockholders Approval has been obtained, no amendment shall be made which reduces the consideration payable in the Merger or adversely affects the rights of Capstar's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.4 EXTENSION; CONSENT; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to
Section 8.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement or consent to any action requiring consent pursuant to this Agreement. Any agreement on the part of a party to any such extension, waiver or consent shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.5 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION, CONSENT OR WAIVER. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension, consent or waiver pursuant to
Section 8.4 shall, in order to be effective, require in the case of each of Chancellor or Capstar, action by its Board of Directors.

                                   ARTICLE 9

                             SURVIVAL OF PROVISIONS

9.1 SURVIVAL. The representations and warranties of Chancellor, Merger Sub and Capstar made in this Agreement, or in any certificate, respectively, delivered by any of them pursuant to this Agreement, will not survive the Closing.

                                   ARTICLE 10

                                    NOTICES

10.1 NOTICES. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given if delivered, telecopied or mailed, by certified mail, return receipt requested, first-class postage prepaid, to the parties at the following addresses:

        If to Chancellor or Merger Sub, to:

            Chancellor Media Corporation
            300 Crescent Court, Suite 600
            Dallas, Texas 75201
            Attention: D. Geoffrey Armstrong
                        William S. Banowsky, Jr.
            Facsimile: (214) 922-8701

        with copies to:

            Weil, Gotshal & Manges LLP
            100 Crescent Court, Suite 1300
            Dallas, Texas 75201
            Attention: Michael A. Saslaw
            Facsimile: (214) 746-7777

        and

            Thompson & Knight, P.C.
            1700 Pacific Avenue
            Suite 3300
            Dallas, Texas 75201
            Attention: Sam P. Burford, Jr.
            Facsimile: (214) 969-1751

        If to Capstar, to:

            Capstar Broadcasting Corporation
            600 Congress Avenue
            Suite 1400
            Austin, Texas 78701
            Attention: R. Steven Hicks
                        William S. Banowsky, Jr.
            Facsimile: (512) 340-7890

        and

            c/o Hicks, Muse, Tate & Furst Incorporated
            200 Crescent Court
            Suite 1600
            Dallas, Texas 75201
            Attention: Lawrence D. Stuart, Jr.
            Facsimile: (214) 740-7313
        with copies to:

            Vinson & Elkins L.L.P.
            3700 Trammell Crow Center
            2001 Ross Avenue
            Dallas, Texas 75201
            Attention: Michael D. Wortley
            Facsimile: (214) 999-7732

        and

            R. Gerald Turner
            Southern Methodist University
            P.O. Box 750100
            Dallas, Texas 75272-0333
            Facsimile: (214) 768-3844

        and

            Hughes & Luce, LLP
            1717 Main Street
            Suite 2800
            Dallas, Texas 75201
            Attention: Alan J. Bogdanow
            Facsimile: (214) 939-5849

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Article X will, if delivered personally, be deemed given upon delivery, will, if delivered by telecopy, be deemed delivered when confirmed and will, if delivered by mail in the manner described above, be deemed given on the third business day after the day it is deposited in a regular depository of the United States mail. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

                                   ARTICLE 11

                                 MISCELLANEOUS

11.1 ENTIRE AGREEMENT. Except for the documents executed by Chancellor and Capstar pursuant hereto, this Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement (including the exhibits hereto and other documents delivered in connection herewith) and the Confidentiality Agreement contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

11.2 EXPENSES. Except as provided in Section 8.2, whether or not the Merger is consummated, each of Chancellor and Capstar will pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby; provided, that the fees and expenses incurred in connection with (i) the filings and registrations with the Department of Justice and Federal Trade Commission pursuant to the HSR Act,
(ii) the filings with the FCC under
the Communications Act, and (iii) the printing, mailing and distribution of the Joint Proxy Statement/Prospectus and the preparation and filing of the Form S-4, shall be borne equally by Chancellor and Capstar. In the event of any lawsuit or other judicial proceeding brought by either party to enforce any of the provisions of this Agreement, the losing party in such proceeding shall reimburse the prevailing party's fees and expenses incurred in connection therewith, including the fees and expenses of its attorneys.

11.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

11.4 NO THIRD PARTY BENEFICIARY. Except for Section 5.9, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto (including their respective Boards of Directors and the Capstar Special Committee and Chancellor Special Committee), and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

11.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.6 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

11.7 HEADINGS, GENDER, ETC. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) all references to "dollars" or "$" refer to currency of the United States of America; (f) the term "person" shall include any natural person, corporation, limited liability company, general partnership, limited partnership, or other entity, enterprise, authority or business organization; and (g) the term "or" is not exclusive.

11.8 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of Capstar or Chancellor under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

11.9 NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, stockholder, incorporator or partner, as such, of Chancellor, Capstar, Merger Sub or the

Surviving Corporation shall have any liability for any obligations of Chancellor, Capstar, Merger Sub or the Surviving Corporation under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

11.10 RELEASE OF OLD MERGER SUB. Each of Chancellor and Capstar hereby generally release and forever discharge Old Merger Sub and its successors and their respective directors, officers, employees, agents or other representatives from any and all obligations, claims or liabilities whatsoever arising out of the Old Agreement, this Agreement and the transactions contemplated thereby or hereby.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Chancellor, Capstar, Old Merger Sub and Merger Sub effective as of the date first written above.

                                          CHANCELLOR MEDIA CORPORATION


                                          By:      /s/ THOMAS O. HICKS

                                             -----------------------------------

                                          Name: Thomas O. Hicks


                                          Title: Chairman and Chief Executive
                                                 Officer


                                          CAPSTAR BROADCASTING CORPORATION


                                          By:  /s/ WILLIAM S. BANOWSKY, JR.

                                             -----------------------------------
                                          Name:
                                          Title:

                                          CMC MERGER SUB, INC.


                                          By:      /s/ THOMAS O. HICKS

                                             -----------------------------------

                                          Name: Thomas O. Hicks


                                          Title: Chairman


                                          CBC ACQUISITION COMPANY, INC.


                                          By:  /s/ WILLIAM S. BANOWSKY, JR.

                                             -----------------------------------
                                          Name:
                                          Title:

                                                                        ANNEX II


                       [SALOMON SMITH BARNEY LETTERHEAD]

August 27, 1998

Special Committee of
the Board of Directors
Chancellor Media Corporation
300 Crescent Court
Suite 600
Dallas, Texas 75201

Dear Members of the Special Committee:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the "Common Stock"), of Chancellor Media Corporation ("Chancellor") who are not affiliated with Hicks Muse Tate & Furst, Inc. (such holders, the "Public Shareholders") of the Chancellor Exchange Ratio (as defined below) to be received by the Public Shareholders in the acquisition by Chancellor of Capstar Broadcasting Corporation ("Capstar") pursuant to the Agreement and Plan of Merger (the "Merger Agreement") by and among Chancellor, Capstar and CBC Acquisition Company, Inc. ("Merger Sub"), a wholly owned subsidiary of Capstar. The Merger Agreement provides for, among other things, (i) the amendment by Capstar of its Certificate of Incorporation, which amendment will, among other things, change the name of Capstar to Chancellor Media Corporation (as such, the "Parent"); (ii) the merger (the "Merger") of Chancellor with and into Merger Sub, pursuant to which each share of Common Stock issued and outstanding immediately prior to the effective time (the "Effective Time") of the Merger will be converted into the right to receive one share (the "Chancellor Exchange Ratio") of the common stock, $0.01 par value per share (the "Parent Voting Common Stock"), of Parent; (iii) each share of 7% Convertible Preferred Stock, $0.01 par value per share, of Chancellor and each share of $3.00 Convertible Exchangeable Preferred Stock, $0.01 par value per share, of Chancellor, outstanding immediately prior to the Effective Time to be converted into the right to receive one share of substantially identical 7% Convertible Preferred Stock, $0.01 par value per share, of Parent and substantially identical $3.00 Convertible Exchangeable Preferred Stock, $0.01 par value per share, of Parent, respectively; (iv) each share of Class A common stock, $0.01 par value per share (the "Capstar Class A Common Stock"), of Capstar and each share of Class C common stock, $0.01 par value per share (the "Capstar Class C Common Stock" and, collectively with the Capstar Class A Common Stock, the "Capstar Voting Common Stock"), issued and outstanding immediately prior to the Effective Time to be reclassified, changed and converted into 0.4800 shares (the "Initial Capstar Voting Exchange Ratio") of Parent Voting Common Stock, which Initial Capstar Voting Exchange Ratio will be subject to upward adjustment (as so adjusted, the "Capstar Voting Exchange Ratio"), as specified in Section 1.9 of the Merger Agreement, if the Adjusted BCF (as defined in the Merger Agreement) is greater than $245.5 million, but in no event will the Capstar Voting Exchange Ratio exceed 0.5050; and (v) each share of Class B common stock, $0.01 par value per share (the "Capstar Class B Common Stock" and, collectively with the Capstar Voting Common Stock, the "Capstar Common Stock"), of Capstar issued and outstanding immediately prior to the Effective Time to be reclassified, changed and converted into the right to receive 0.4800 shares (the "Initial Non-Voting Exchange Ratio" and, collectively with the Initial Capstar Voting Exchange Ratio, the "Initial Capstar Exchange Ratio") of the non-voting common stock, par value $0.01 per share (the "Parent Non-Voting Common Stock" and, collectively with the Parent Voting Common Stock, the "Parent Common Stock"), of Parent, which Initial Capstar Non-Voting Exchange Ratio will be subject to upward adjustment (as so adjusted, the "Capstar Non-Voting Exchange Ratio" and, collectively with the "Capstar Voting Exchange Ratio, the "Capstar Exchange Ratio"), as specified in
Section 1.9 of the Merger Agreement, if the Adjusted BCF is greater than $245.5 million, but in no event will the Capstar Non-Voting Exchange Ratio exceed
0.5050. You have informed us that as a result of the Merger, the Public Shareholders would own approximately 65.7% of the Parent Voting Common Stock and 64.7% of the Parent Common Stock at the Initial Capstar Exchange Ratio, and would own approximately 64.8% of the Parent Voting Common Stock and 63.8% of the Parent Common Stock if the Capstar Exchange Ratio were 0.5050.

We understand that the Merger is intended to qualify as a tax-free reorganization for federal income tax purposes within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

In connection with rendering our opinion, we have, among other things: (i) reviewed the August 26, 1998 draft of the Merger Agreement, including the exhibits thereto and certain documents referred to therein, in the form provided to us and have assumed that the final form of such agreement will not vary in any respect that is material to our analysis; (ii) reviewed certain publicly available business and financial information that we deemed relevant relating to Chancellor and Capstar and the industries in which they operate; (iii) reviewed certain internal non-public financial and operating data and other information provided to us by the managements of Chancellor and Capstar relating to Chancellor's and Capstar's businesses, including certain forecast and projection information as to the future financial results of such businesses; (iv) reviewed certain publicly available business and financial information with respect to certain other companies that we believed to be relevant or comparable in certain respects to Chancellor and Capstar, and the trading markets for such other companies' securities; (v) reviewed and analyzed certain publicly available and other information concerning the trading of, and the trading market for, the Common Stock and the Capstar Common Stock; (vi) reviewed the financial terms of certain business combinations and acquisition transactions we deem reasonably comparable to the Merger and otherwise relevant to our inquiry; (vii) analyzed certain information concerning cost savings and combination benefits expected to result from the Merger that was provided to or reviewed for us by the managements of Chancellor and Capstar; (viii) discussed with members of Chancellor's and Capstar's senior managements and other officers and employees of Chancellor and Capstar the foregoing, including the past and current business operations, financial condition and prospects of Chancellor and Capstar, respectively, before and after giving effect to the Merger; and (ix) considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria as we deemed relevant to our inquiry.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available. With respect to Chancellor's and Capstar's financial projections, as well as the information concerning operating cost savings and combination benefits provided to or reviewed for us by the managements of Chancellor and Capstar, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements on the part of management of Chancellor or Capstar, as the case may be, as to the future financial performance of Chancellor or Capstar, as the case may be, and as to the cost savings and combination benefits expected to result from the Merger. We express no view as to such projections or information or the assumptions on which they are based. We have not assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets or liabilities of Chancellor or Capstar, nor for conducting a physical inspection of the properties and facilities of Chancellor or Capstar.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either Chancellor or Capstar is a party, as contemplated by the Merger Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits of the Merger.

Our opinion necessarily is based on market, economic and other conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion does not address Chancellor's underlying business decision to effect the Merger or constitute a recommendation to any holder of Common Stock as to how such holder should vote with respect to the Merger. Our opinion as expressed below does not imply any conclusion as to the likely trading range for the Common Stock or the Parent Common Stock following the announcement or consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

As you are aware, Salomon Smith Barney Inc. has acted as financial advisor to the Special Committee of the Board of Directors of Chancellor (the "Special Committee") in connection with the Merger and will receive a fee for such services, a portion of which will be received in connection with the delivery of this opinion. In addition, Chancellor has agreed to indemnify us for certain liabilities arising out of our engagement. We, in the ordinary course of business, have from time to time provided, and in the future may continue to provide, investment banking, financial advisory and other related services to Chancellor, Capstar, Parent and/or their respective affiliates (including Hicks Muse Tate & Furst, Inc.), as the case may be, for which we have or will receive fees. In the ordinary course of business, we or our affiliates may trade in the debt and equity securities of Chancellor, Capstar, Parent and/or their respective affiliates, as the case may be, for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Chancellor Exchange Ratio is fair, from a financial point of view, to the Public Shareholders.

                                       Very truly yours,

                                       /s/ SALOMON SMITH BARNEY INC.
                                       -----------------------------------------
                                               SALOMON SMITH BARNEY INC.

                                                                     ANNEX III-A

                     [WASSERSTEIN PERELLA & CO. LETTERHEAD]

                                August 26, 1998

Special Committee of the Board of Directors
Chancellor Media Corporation
433 East Las Colinas Boulevard
Irving, TX 75039

Members of the Special Committee of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to Chancellor Media Corporation ("Chancellor") of the Chancellor Exchange Ratio (as defined below) provided for pursuant to the terms of the Agreement and Plan of Merger, dated as of August 26, 1998 (the "Merger Agreement"), among Chancellor, Capstar Broadcasting Corporation ("Capstar"), and CBC Acquisition Company, Inc., a wholly owned subsidiary of Capstar ("Sub"). Pursuant to the Merger Agreement, the name of Capstar will be changed to "Chancellor Media Corporation" ("New Chancellor"). The Merger Agreement provides for, among other things, a merger of Chancellor with and into Sub (the "Merger") pursuant to which (i) each outstanding share of common stock, par value $0.01 per share, of Chancellor ("Chancellor Common Stock") (other than any such shares held in the treasury of Chancellor) will be converted into a right to receive one share of voting common stock, par value $0.01 per share, of New Chancellor ("New Chancellor Voting Common Stock") (the "Chancellor Exchange Ratio"), (ii) each share of Class A common stock, par value $0.01 per share, and Class C common stock, par value $0.01 per share, of Capstar will be converted into 0.480 shares of New Chancellor Voting Common Stock (the "Initial Capstar Exchange Ratio"), and (iii) each share of Class B common stock, par value $0.01 per share, of Capstar will be converted into shares of nonvoting common stock, par value $0.01 per share, of New Chancellor equal to the Initial Capstar Exchange Ratio. The Initial Capstar Exchange Ratio shall be adjusted (so adjusted, the "Capstar Exchange Ratio") such that (i) in the event that the Adjusted BCF (as defined in the Merger Agreement and hereinafter referred to as "Broadcast Cash Flow") of Capstar is less than or equal to $245.5 million, the Capstar Exchange Ratio shall equal 0.480, (ii) in the event that Broadcast Cash Flow of Capstar is greater than $245.5 million but less than $270.5 million, the Capstar Exchange Ratio shall equal (rounded to the nearest ten thousandth) (A) 0.480 plus (B) the product of (x) 0.0250 times (y) a fraction, the numerator of which is equal to the amount of Broadcast Cash Flow minus 245,500,000 and the denominator is 25,000,000, and (iii) in the event that the Broadcast Cash Flow is equal to or greater than $270.5 million, then the Capstar Exchange Ratio shall equal 0.505. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

In connection with rendering our opinion, we have reviewed the Merger Agreement. We have also reviewed and analyzed certain publicly available business and financial information relating to Capstar and Chancellor for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of Capstar and Chancellor and provided to us for purposes of our analysis, and we have met with management of Capstar and

                                     III-A-1

Chancellor to review and discuss such information and, among other matters, Capstar's and Chancellor's business, operations, assets, financial condition and future prospects.

We have reviewed and considered certain financial and stock market data relating to Capstar and Chancellor, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to Capstar or Chancellor or one or more of their respective businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the radio broadcasting industry specifically, and in other industries generally, that we believe to be reasonably comparable to the Merger or otherwise relevant to our inquiry. We have also performed such other financial studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us (including estimates of revenue synergies, cost savings and other operating efficiencies expected to result from consummation of the Merger), and we have assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of Capstar's and Chancellor's management. We express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of Capstar or Chancellor, or assumed any responsibility for conducting a physical inspection of the properties or facilities of Capstar or Chancellor, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of Capstar or Chancellor, and no such independent valuation or appraisal was provided to us. We note that the Merger is intended to qualify as a tax free reorganization for United States Federal tax purposes, and we have assumed that the Merger will so qualify. We also have assumed that obtaining all regulatory and other approvals and third party consents required for consummation of the Merger will not have an adverse impact on Chancellor or Capstar or on the anticipated benefits of the Merger, and we have assumed that the transactions described in the Merger Agreement will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof. We are not expressing any opinion herein as to the prices at which any securities of Chancellor or Capstar will actually trade at any time.

In the ordinary course of our business, we may actively trade the debt and equity securities of Capstar and Chancellor for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

WP&Co. advised Evergreen Media Corporation in its merger with Chancellor Broadcasting Corporation, which transaction resulted in the formation of Chancellor. WP&Co. advised Evergreen Media Corporation in its joint acquisition with Chancellor Broadcasting Corporation of Viacom Radio Group. WP&Co. advised the predecessor of LIN Television Corporation and the Independent Directors of the Board of Directors of LIN Television

                                     III-A-2

Corporation in its sale to Hicks Muse Tate & Furst, Incorporated. WP&Co. is acting as financial advisor to the Special Committee of the Board of Directors of Chancellor in its pending acquisition of LIN Television Corporation.

Our opinion addresses only the fairness, from a financial point of view, to Chancellor and holders of Chancellor Common Stock who are not affiliated with Hicks, Muse, Tate & Furst of the Chancellor Exchange Ratio provided for pursuant to the Merger Agreement, and we do not express any views on any other terms of the Merger. Specifically, our opinion does not address Chancellor's underlying business decision to effect the transactions contemplated by the Merger Agreement.

It is understood that this letter is for the benefit and use of the Special Committee of the Board of Directors of Chancellor in its consideration of the Merger, and except for inclusion in its entirety in any registration statement or proxy statement required to be circulated to shareholders of Chancellor relating to the Merger, may not be disseminated, quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any shareholder as to how such holder should vote with respect to the Merger, and should not be relied upon by any shareholder as such.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Chancellor Exchange Ratio provided for pursuant to the Merger Agreement is fair, from a financial point of view, to Chancellor and holders of Chancellor Common Stock who are not affiliated with Hicks, Muse, Tate & Furst.

                                     Very truly yours,

                                       /s/ WASSERSTEIN PERELLA & CO., INC.
                                     -------------------------------------------
                                           WASSERSTEIN PERELLA & CO., INC.

                                     III-A-3

                                                                     ANNEX III-B



                [LETTERHEAD OF WASSERSTEIN PERELLA & CO., INC.]



June 7, 1999



Board of Directors


Chancellor Media Corporation


433 East Las Colinas Boulevard


Irving, TX 75039



Members of the Board:



You have asked us to advise you with respect to the fairness, from a financial point of view, to Chancellor Media Corporation ("Chancellor") of the Exchange Ratio (as defined below) provided for pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of April 29, 1999 (the "Amended and Restated Merger Agreement"), among Chancellor, Capstar Broadcasting Corporation ("Capstar"), CBC Acquisition Company, Inc., a wholly owned subsidiary of Capstar ("Old Sub") and CMC Merger Sub, Inc., a wholly owned subsidiary of Chancellor ("Sub"). The Amended and Restated Merger Agreement provides for, among other things, a merger of Sub with and into Capstar (the "Merger") pursuant to which each issued and outstanding share of Class A common stock, par value $0.01 per share, Class B common stock, par value $0.01 per share and Class C common stock, par value $0.01 per share, of Capstar will be converted into 0.4955 (the "Exchange Ratio") shares of Common Stock, par value $0.01 per share, of Chancellor ("Chancellor Common Stock"). The terms and conditions of the Merger are set forth in more detail in the Amended and Restated Merger Agreement.



In connection with rendering our opinion, we have reviewed the Amended and Restated Merger Agreement. We also have reviewed and analyzed certain publicly available business and financial information relating to Capstar and Chancellor for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of Capstar and Chancellor and provided to us for purposes of our analysis, and we have met with management of Capstar and Chancellor to review and discuss such information and, among other matters, Capstar's and Chancellor's business, operations, assets, financial condition and future prospects. We have reviewed a copy of the Stock Purchase Agreement (not including the exhibits thereto and other documents referred to therein), dated as of June 1, 1999 (the "Lamar Agreement"), between Chancellor Media of Los Angeles, an indirect wholly-owned subsidiary of Chancellor, and Lamar Advertising Company ("Lamar") regarding the proposed sale by Chancellor to Lamar of Chancellor's outdoor advertising business and have assumed that the transactions contemplated in the Stock Purchase Agreement will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto.



We have reviewed and considered certain financial and stock market data relating to Capstar and Chancellor, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to Capstar or Chancellor or one or more of their respective businesses or assets, and we have reviewed and considered the financial terms of


                                     III-B-1
certain recent acquisitions and business combination transactions in the radio broadcasting industry specifically, and in other industries generally, that we believe to be reasonably comparable to the Merger or otherwise relevant to our inquiry. We also have performed such other financial studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.



In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We also have assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us (including estimates of revenue synergies, cost savings and other operating efficiencies expected to result from consummation of the Merger), and we have assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of Capstar's and Chancellor's management. We express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of Capstar or Chancellor, or assumed any responsibility for conducting a physical inspection of the properties or facilities of Capstar or Chancellor, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of Capstar or Chancellor, and no such independent valuation or appraisal was provided to us. We note that the Merger is intended to qualify as a tax free reorganization for United States Federal tax purposes, and we have assumed that the Merger will so qualify. We also have assumed that obtaining all regulatory and other approvals and third party consents required for consummation of the Merger will not have an adverse impact on Chancellor or Capstar or on the anticipated benefits of the Merger, and we have assumed that the transactions described in the Amended and Restated Merger Agreement will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof. We are not expressing any opinion herein as to the prices at which any securities of Chancellor or Capstar will actually trade at any time.



In the ordinary course of our business, we may actively trade the debt and equity securities of Capstar and Chancellor for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.



We advised Evergreen Media Corporation in its merger with Chancellor Broadcasting Corporation, which transaction resulted in the formation of Chancellor. We advised Evergreen Media Corporation in its joint acquisition with Chancellor Broadcasting Corporation of Viacom Radio Group. We advised the predecessor of LIN Television Corporation and the Independent Directors of the Board of Directors of LIN Television Corporation in its sale to Hicks Muse Tate & Furst, Incorporated. We acted as financial advisor to a Special Committee of the Board of Directors of Chancellor in its proposed acquisition of LIN Television Corporation and in connection with the Merger.



Our opinion addresses only the fairness, from a financial point of view, to Chancellor of the Exchange Ratio provided for pursuant to the Amended and Restated Merger Agreement, and we do not express any views on any other terms of the Merger.


                                     III-B-2

Specifically, our opinion does not address Chancellor's underlying business decision to effect the transactions contemplated by the Amended and Restated Merger Agreement.



It is understood that this letter is for the benefit and use of the Board of Directors of Chancellor in its consideration of the Merger, and except for inclusion in its entirety in any registration statement or proxy statement required to be circulated to shareholders of Chancellor relating to the Merger, may not be disseminated, quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any shareholder as to how such holder should vote with respect to the Merger, and should not be relied upon by any shareholder as such.



Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Amended and Restated Merger Agreement is fair to Chancellor from a financial point of view.



                                                Very truly yours,



                                                WASSERSTEIN PERELLA & CO., INC.


                                     III-B-3

                                                                        ANNEX IV


               [LETTERHEAD OF MORGAN STANLEY & CO. INCORPORATED]


                                August 26, 1998

Board of Directors
Chancellor Media Corporation
300 Crescent Court
Suite 600
Dallas, TX 75201

Members of the Board:

We understand that Capstar Broadcasting Corporation ("Capstar" or the "Company"), Chancellor Media Corporation ("Chancellor") and CBC Acquisition Company, Inc., a wholly-owned subsidiary of Capstar ("Acquisition Sub"), entered into an Agreement and Plan of Merger, dated August 26, 1998 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Chancellor with and into Acquisition Sub. We also understand that prior to the effective time of the Merger, Capstar will amend its certificate of incorporation to change its name to Chancellor Media Corporation (as such, the "Parent") and reclassify each share of the Class A Common Stock, par value $0.01 per share, of Capstar (the "Capstar Class A Common Stock") and of the Class C Common Stock, par value $0.01 per share, of Capstar (the "Capstar Class C Common Stock") into .48 shares (subject to adjustment in certain circumstances) of Common Stock, par value $0.01 per share, of Parent (the "Parent Voting Common Stock") and each share of Class B Common Stock, par value $.01 per share, of Capstar (the "Capstar Class B Common Stock" and, together with the Capstar Class A Common Stock and Capstar Class C Common Stock, the Capstar Common Stock) into
 .48 shares (subject to adjustment in certain circumstances) of nonvoting Common Stock, par value $.01 per share, of Parent. Pursuant to the Merger, Chancellor will become a wholly-owned subsidiary of Parent, and each outstanding share of common stock, par value $0.01 per share, of Chancellor (the "Chancellor Common Stock"), other than shares held as treasury shares, will be converted into the right to receive one share (the "Chancellor Exchange Ratio") of Parent Voting Common Stock. We also understand that Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") currently owns approximately 60% of the Capstar Common Stock and approximately 15% of the Chancellor Common Stock (assuming completion of the previously announced merger with LIN Television Corp). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Chancellor Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Chancellor.

For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other information of Capstar and Chancellor;

(ii) reviewed certain internal financial statements and other financial and operating data concerning Capstar and Chancellor prepared by the managements of Capstar and Chancellor, respectively;

(iii) analyzed certain financial projections prepared by the management of Capstar and its affiliates;

(iv) discussed the past and current operations and financial condition and the prospects of Capstar with senior executives of Capstar;

(v) discussed with the senior managements of Chancellor and Capstar their estimates of the synergies and cost savings expected to be derived from the Merger;

(vi) discussed the past and current operations and financial condition and the prospects of Chancellor with senior executives of Chancellor, and analyzed the pro forma impact of the Merger on Parent's after-tax cash flow per share, consolidated capitalization and financial ratios;

(vii) reviewed the reported prices and trading activity for the Capstar Class A Common Stock and the Chancellor Common Stock;

(viii)compared the financial performance of Capstar and Chancellor and the prices and trading activity of the Capstar Class A Common Stock and the Chancellor Common Stock with that of certain other comparable publicly-traded companies and their securities;

(ix) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(x) participated in discussions and negotiations among representatives of Capstar and Chancellor and their financial and legal advisors;

(xi) reviewed the draft Merger Agreement dated August 25, 1998, the Merger Agreement and certain related documents; and

(xii) performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including the estimates of the synergies and cost savings expected to be derived from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Chancellor. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Chancellor, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of Chancellor in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Capstar, Chancellor and Hicks Muse and its affiliates and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of Chancellor and may not be used for any other purpose without our prior written consent. In addition, we express no opinion or recommendation as to how the shareholders of Chancellor should vote at the shareholders meeting to be held in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Chancellor Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Chancellor.

                                       Very truly yours,

                                       MORGAN STANLEY & CO. INCORPORATED

                                       By:        /s/ PAUL J. TAUBMAN
                                          --------------------------------------
                                           Paul J. Taubman
                                           Managing Director

                                                                         ANNEX V

                    [LETTERHEAD OF BEAR, STEARNS & CO. INC.]

                                  June 3, 1999

Special Committee of the Board of Directors of Capstar Broadcasting Corporation
600 Congress Avenue, Suite 1400
Austin, TX 78701

Dear Sirs:

We understand that Capstar Broadcasting Corporation ("Capstar") has entered into an Amended and Restated Agreement and Plan of Merger (the "Amended Merger Agreement") dated April 29, 1999, among Chancellor Media Corporation ("Chancellor"), CMC Merger Sub, Inc. ("Sub") and Capstar, pursuant to which Sub will merge with and into Capstar, and Capstar will become a wholly-owned subsidiary of Chancellor (the "Merger"). As a result of the Merger, each share of Class A, Class B and Class C common stock of Capstar will be converted into the right to receive 0.4955 (the "Exchange Ratio") of a share of common stock of Chancellor. Immediately following the Merger, the former common stockholders (including holders of common stock equivalents) of Capstar will own approximately 24.5% of the fully-diluted common shares of Chancellor and the current common stockholders (including holders of common stock equivalents) of Chancellor will own approximately 75.5% of the fully-diluted common shares of Chancellor.

On April 13, 1999, we rendered our opinion that the Exchange Ratio was fair, from a financial point of view, to the public Class A common stockholders of Capstar (excluding affiliates of Capstar or Chancellor). On June 1, 1999, Chancellor announced that it was selling its outdoor advertising business to Lamar Advertising Company ("Lamar") in consideration of $700 million of cash and approximately 26.2 million shares of Lamar Class A Common Stock. We have been advised that the cash proceeds of the transaction will be used to retire bank indebtedness of Chancellor (the sale and use of proceeds is referred to collectively herein as the "Lamar Transaction"). You have asked us to update our opinion in light of the Lamar Transaction.

In the course of our analyses for rendering this opinion, we have:

         1. reviewed the Amended Merger Agreement;

         2. reviewed a draft of the Schedule 14A Combined Proxy Statement in substantially final form ("Proxy Statement" upon its completion);

         3. reviewed Capstar's initial public offering prospectus dated May 26, 1998, its Annual Report on Form 10-K for the period ended December 31, 1998, and its Quarterly Report on Form 10-Q for the period ended March 31, 1999;

         4. reviewed Chancellor's prospectus dated January 27, 1998 (relating to the issuance of 19,000,000 shares of Chancellor common stock), its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and its Quarterly Report on Form 10-Q for the period ended March 31, 1999;

         5. reviewed Triathlon Broadcasting Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

         6. reviewed the Stock Purchase Agreement dated June 1, 1999, by and between Lamar and Chancellor;

         7. reviewed Lamar's Form 10-K dated December 31 1998, and its Form 10-Q dated March 31, 1999;

         8. reviewed certain operating and financial information of Capstar and Chancellor, including updated projections, provided to us by management of Capstar and Chancellor relating to their respective businesses and prospects;

         9. met with certain members of senior management of Capstar and Chancellor to discuss their respective operations, historical financial statements and future prospects;

        10. reviewed the historical prices and trading volumes of the common shares of Capstar and Chancellor;

        11. reviewed publicly available financial data and stock market performance data of companies which we deemed generally comparable to Capstar and Chancellor;

        12. reviewed the terms of recent acquisitions of companies which we deemed generally comparable to Capstar; and

        13. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In the course of our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us by Capstar and Chancellor. With respect to Capstar's and Chancellor's updated projected financial results (reflecting the Lamar Transaction and including updated projected cost and interest savings and revenue and operating synergies resulting from the Merger) we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Capstar and Chancellor as to the expected future performance of Capstar and Chancellor, respectively. We have not assumed any responsibility for the independent verification of information or updated projections (reflecting the Lamar Transaction and including updated projected cost and interest savings and revenue and operating synergies resulting from the Merger), provided to us and we have further relied upon the assurances of the managements of Capstar and Chancellor that they are unaware of any facts that would make the information or updated projections (reflecting the Lamar Transaction and including updated projected cost and interest savings and revenue and operating synergies resulting from the Merger), provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets of Capstar, Chancellor or Lamar, nor have we been provided with any appraisals. We have assumed, with your permission, that the fair market value of the Lamar common stock to be received by Chancellor in the Lamar Transaction will be equal to the market value as of May 28, 1999. We have also assumed that the Merger will constitute a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

In the ordinary course of business, Bear, Stearns & Co. Inc. may make a market and effect transactions or may have positions in the common stock of Capstar and Chancellor (or options with respect thereto).

Our opinion as expressed below does not imply any conclusion as to the likely trading range of any class of Capstar or Chancellor Common Stock either prior or, in the case of Chancellor, subsequent to the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion as expressed below does not address Capstar's underlying business decision to effect the Merger, and is not a recommendation to the Special Committee of the Board of Directors or Capstar's directors or stockholders as to whether to approve or vote for the Merger. Further, our opinion does not imply any conclusion as to the business decision to effect the Lamar Transaction, the consideration received by Chancellor in the Lamar Transaction or the value of the Lamar common stock to be received upon completion of the Lamar Transaction.

It is understood that this letter is intended for the benefit and use of the Special Committee of the Board of Capstar and is not to be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in the Proxy Statement. We have considered the impact on Capstar and Chancellor, as appropriate, of the consummation of all announced acquisitions or dispositions that have not closed.

Based on the foregoing, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to the public Class A common stockholders of Capstar (excluding affiliates of Capstar or Chancellor).

We have acted as financial advisor to the Special Committee in connection with the Merger and will receive a fee for such advisory services, including the rendering of this opinion, payment of a significant portion of which is contingent upon consummation of the Merger.

                                       Very truly yours,

                                       BEAR, STEARNS & CO. INC.


                                       By:        /s/ RICK A. LACHER

                                          --------------------------------------
                                           Managing Director

                                                                        ANNEX VI

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

August 26, 1998

Board of Directors
Capstar Broadcasting Corporation
600 Congress Avenue, Suite 1400
Austin, Texas 78701

Members of the Board:

You have asked us to advise you with respect to the fairness to the holders of the common stock of Capstar Broadcasting Corporation ("Capstar") from a financial point of view of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of August 26, 1998 (the "Merger Agreement"), by and among Chancellor Media Corporation ("Chancellor"), Capstar and CBC Acquisition Company, Inc., a wholly owned subsidiary of Capstar ("Merger Sub"). The Merger Agreement provides, among other things, for the merger of Chancellor with and into Merger Sub (the "Merger") and, prior to the effective time of the Merger, for Capstar to amend its certificate of incorporation and be renamed Chancellor Media Corporation ("Parent"). Pursuant to the Merger, (i) each outstanding share of Class A Common Stock, par value $0.01 per share, of Capstar (the "Class A Stock") will be converted into 0.4800 of a share (the "Class A Exchange Ratio") of the voting common stock, par value $0.01 per share, of Parent (the "Parent Voting Common Stock"), (ii) each outstanding share of Class B Common Stock, par value $0.01 per share, of Capstar (the "Class B Stock") will be converted into 0.4800 of a share (the "Class B Exchange Ratio") of the non-voting common stock, par value $0.01 per share, of Parent (the "Parent Non-Voting Common Stock"), (iii) each outstanding share of Class C Common Stock, par value $0.01 per share, of Capstar (the "Class C Stock" and, together with the Class A Stock and the Class B Stock, the "Capstar Common Stock") will be converted into the right to receive 0.4800 of a share of Parent Voting Common Stock (the "Class C Exchange Ratio" and, together with the Class A Exchange Ratio and the Class B Exchange Ratio, the "Capstar Exchange Ratio"), (iv) each outstanding share of the common stock, par value $0.01 per share, of Chancellor will be converted into the right to receive one share of Parent Voting Common Stock, (v) each outstanding share of 7% Convertible Preferred Stock, par value $0.01 per share, of Chancellor will be converted into the right to receive one share of 7% Convertible Preferred Stock, par value $0.01 per share, of Parent and (vi) each outstanding share of $3.00 Convertible Preferred Stock, par value $0.01 per share, of Chancellor will be converted into the right to receive one share of $3.00 Convertible Preferred Stock, par value $0.01 per share, of Parent. The Merger Agreement also provides that the Capstar Exchange Ratio will be subject to upward adjustment if Capstar's adjusted broadcasting cash flow meets certain specified thresholds, as more fully described in the Merger Agreement.

In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to Capstar and Chancellor. We have also reviewed certain other information relating to Capstar and Chancellor, including financial forecasts, provided to or discussed with us by Capstar and Chancellor, and have

Board of Directors
Capstar Broadcasting Corporation
August 26, 1998
Page  2

met with the managements of Capstar and Chancellor to discuss the businesses and prospects of Capstar and Chancellor. We have also considered certain financial and stock market data of Capstar and Chancellor, and we have compared those data with similar data for other publicly held companies in businesses similar to Capstar and Chancellor, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, you have informed us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Capstar and Chancellor as to the future financial performance of Capstar and Chancellor and the strategic benefits and potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. In addition, you have informed us, and we have assumed, that the per share economic value of the Class A Stock, the Class B Stock and the Class C Stock is equivalent. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Capstar or Chancellor, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to what the value of the Parent Voting Common Stock or the Parent Non-Voting Common Stock actually will be when issued pursuant to the Merger or the prices at which such Common Stock will trade or otherwise be transferable subsequent to the Merger. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in acquiring all or any part of Capstar.

We have acted as financial advisor to Capstar in connection with the Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We have in the past provided financial services to Capstar and Chancellor, for which services we have received compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both Capstar and Chancellor for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

It is understood that this letter is for the information of the Board of Directors of Capstar in connection with its evaluation of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the

Board of Directors
Capstar Broadcasting Corporation
August 26, 1998
Page  3

offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Capstar Exchange Ratio is fair to the holders of Capstar Common Stock from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                                                       ANNEX VII

                         [LETTERHEAD OF BT WOLFENSOHN]

August 26, 1998

Board of Directors
Capstar Broadcasting Corporation
600 Congress Avenue, Suite 1400
Austin, Texas 78701

Gentlemen:

BT Wolfensohn has acted as a financial advisor to Capstar Broadcasting Corporation ("Capstar") in connection with the proposed business combination of Capstar and Chancellor Media Corporation ("Chancellor") pursuant to the Agreement and Plan of Merger, dated August 26, 1998, among Chancellor, Capstar and CBC Acquisition Company, Inc. a wholly-owned subsidiary of Capstar ("Merger Sub") (the "Merger Agreement"). The Merger Agreement provides, among other things, for the merger of Chancellor with and into Merger Sub (the "Transaction") and, prior to the effective time of the Transaction, for Capstar to amend its certificate of incorporation and to change its name to Chancellor Media Corporation ("Parent"). Under the Merger Agreement, (i) each outstanding share of Class A Common Stock, $0.01 par value per share (the "Class A Stock") and of Class C Common Stock, $0.01 par value (the "Class C Stock") of Capstar shall be reclassified and converted into 0.4800 of a share of the voting common stock $0.01 par value of Parent ("Parent Voting Common Stock") and (ii) each outstanding share of Class B Common Stock, $0.01 par value (the "Class B Stock"; collectively with the Class A Stock and the Class C Stock, the "Capstar Common Stock") shall be reclassified and converted into 0.4800 of a share of the non-voting common stock, $0.01 par value of Parent ("Parent Non-Voting Common Stock"; collectively with the Parent Voting Stock, the "Parent Common Stock") (the ratio for the foregoing reclassification and conversion of Class A Common Stock, Class B Common Stock and Class C Common Stock, which is subject to upward adjustment (but not above 0.5050) as more fully described in the Merger Agreement, being referred to collectively as the "Capstar Exchange Ratio"),
(iii) each outstanding share of Common Stock, $0.01 par value of Chancellor will be converted into the right to receive one share of Parent Voting Common Stock,
(iv) each outstanding share of 7% Convertible Preferred Stock, par value $0.01 per share of Chancellor will be converted into the right to receive one share of 7% Convertible Preferred Stock, par value $0.01 per share, of Parent, and (v) each outstanding share of $3.00 Convertible Preferred Stock, par value $0.01 per share of Chancellor will be converted into the right to receive one share of $3.00 Convertible Preferred Stock, par value, $0.01 per share, of Parent. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested BT Wolfensohn's opinion, as investment bankers, as to the fairness, from a financial point of view, of the Capstar Exchange Ratio to the holders of Capstar Common Stock.

In connection with BT Wolfensohn's role as financial advisor to Capstar, and in arriving at its opinion, BT Wolfensohn has reviewed certain publicly available financial and other information concerning Chancellor and Capstar, including without limitation analyst's

                                      VII-1
forecasts and certain internal analyses and other information furnished to it by Chancellor and Capstar. BT Wolfensohn has also held discussions with members of the senior managements of Chancellor and Capstar regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, BT Wolfensohn has (i) reviewed the reported prices and trading activity for Chancellor Common Stock and Capstar Class A Common Stock,
(ii) compared certain financial and stock market information for Chancellor and Capstar with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed a summary of the financial terms of the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

BT Wolfensohn has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Chancellor or Capstar, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, BT Wolfensohn has assumed and relied upon the accuracy and completeness of all such information and BT Wolfensohn has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Chancellor or Capstar. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected by Capstar and Chancellor to be achieved as a result of the Transaction (collectively, the "Synergies"), made available to BT Wolfensohn and used in its analyses, BT Wolfensohn has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Chancellor or Capstar, as the case may be, as to the matters covered thereby. In rendering its opinion, BT Wolfensohn expresses no view as to the reasonableness of such forecasts and projections, including the Synergies, or the assumptions on which they are based. BT Wolfensohn's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof and we undertake no obligation to update our opinion to reflect any developments occurring after the date hereof. In connection with our engagement, we have not been authorized by Capstar or its Board of Directors to solicit, nor have we solicited, any third party indications of interest for the acquisition of Capstar, nor have we reviewed with Capstar and its Board of Directors any potential transactions in lieu of the Transaction.

For purposes of rendering its opinion, BT Wolfensohn has assumed that, in all respects material to its analysis, the representations and warranties of the parties contained in the Merger Agreement are true and correct, the parties will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of the parties to consummate the Transaction will be satisfied without any waiver thereof. BT Wolfensohn has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Capstar or Chancellor is a party or is subject or by which it is bound, no limitations,

                                      VII-2
restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Capstar or Chancellor or materially reduce the contemplated benefits of the Transaction to Capstar. In addition, you have informed BT Wolfensohn, and accordingly for purposes of rendering its opinion BT Wolfensohn has assumed, that the Transaction will qualify for a tax free reorganization for federal income tax purposes, and that the Transaction will be accounted for as a purchase.

This opinion is addressed to, and for the use and benefit of, the Board of Directors of Capstar and is not a recommendation to the stockholders of Capstar concerning as to how they should vote with respect to the Transaction. This opinion is limited to the fairness, from a financial point of view, of the Capstar Exchange Ratio to Capstar and accordingly to the holders of Capstar Common Stock, and BT Wolfensohn expresses no opinion as to the merits of the underlying decision by Capstar to engage in the Transaction. BT Wolfensohn expresses no opinion as to the prices at which Capstar Common Stock or Parent Common Stock will trade following the announcement or consummation of the Transaction.

BT Wolfensohn is engaged in the merger and acquisition and client advisory business of Bankers Trust (together with its affiliates the "BT Group") and, for legal and regulatory purposes, is a division of BT Alex. Brown Incorporated, a registered broker-dealer and member of the New York Stock Exchange. BT Wolfensohn will be paid a fee for its services as financial advisor to Capstar in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. One or more members of the BT Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Capstar and Chancellor or their affiliates for which it has received or will receive compensation, and is currently providing investment banking services to Chancellor. In the ordinary course of business, members of the BT Group may actively trade in the securities and other instruments and obligations of Capstar and Chancellor for their own accounts and for the accounts of their customers. Accordingly, the BT Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing, it is BT Wolfensohn's opinion as investment bankers that, as of the date hereof, the Capstar Exchange Ratio is fair, from a financial point of view, to the holders of the Capstar Common Stock.

                                          Very truly yours,

                                          BT WOLFENSOHN

                                      VII-3

                                                                      ANNEX VIII

                                  SECTION 262
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Appraisal Rights. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

        a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof:

        b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market

                                     VIII-1
        system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

        c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

        d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if

                                     VIII-2
     the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

                                     VIII-3

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholder who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

                                     VIII-4

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     VIII-5

                                                                        ANNEX IX



            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION


                                       OF


                                   AMFM INC.


                   (ORIGINALLY INCORPORATED ON JUNE 22, 1988)



Chancellor Media Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:



A. The Corporation's original Certificate of Incorporation was filed under the name Evergreen Media Corporation with the Secretary of State of the State of Delaware on June 22, 1988.



B. The Corporation filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on September 5, 1997.



C. This Second Amended and Restated Certificate of Incorporation amends and restates in its entirety the Amended and Restated Certificate of Incorporation of the Corporation and has been duly adopted by the vote of the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.



D. The text of the Corporation's Amended and Restated Certificate of Incorporation is hereby further amended and restated in its entirety to read in full as follows:



FIRST: The name of the corporation is AMFM Inc. (the "Corporation").



SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.



THIRD: The purpose for which the Corporation is organized is to engage in any and all lawful acts and activity for which corporations may be organized under the General Corporation Law of the State of Delaware.



FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 800,000,000 shares consisting of
(a) 50,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), and (b) 750,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock").



In addition to the designations, powers, preferences, rights, qualifications, limitations, and restrictions of the Preferred Stock set forth in Paragraph 1 below, the Corporation has authorized and outstanding its 7% Convertible Preferred Stock and $3.00 Convertible Exchangeable Preferred Stock whose Certificates of Designations, Preferences and Relative, Participating, Optional and Other Special Rights are attached hereto as Exhibits

A and B, respectively. The designations, powers, preferences, rights, qualifications, limitations, and restrictions of the Preferred Stock and the Common Stock are as follows:



          1. Provisions Relating to the Preferred Stock.



             (a) The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations, powers, preferences and rights and such qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors of the Corporation (the "Board of Directors") as hereafter prescribed.



             (b) Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:



                  (i) whether or not the class or series is to have voting
             rights, full, special or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;



                  (ii) the number of shares to constitute the class or series and the designations thereof;



                  (iii) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;



                  (iv) whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property) and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;



                  (v) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof and the terms and provisions relative to the operation thereof;



                  (vi) the dividend rate, whether dividends are payable in cash, securities of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative and, if cumulative, the date or dates from which such dividends shall accumulate;



                  (vii) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;



                  (viii) whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities, or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and



                  (ix) such other special rights and protective provisions with respect to any class or series as may to the Board of Directors seem advisable.



             (c) The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of the Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.



             (d) The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock without a vote of a majority of the holders of the Preferred Stock, or of any class or series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing such class or series of Preferred Stock.



          2. Provisions Relating to the Common Stock.



             (a) Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect. The holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock held.



             (b) Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive and participate ratably in such dividends (payable in cash, stock, or otherwise) as may be declared thereon by the board of directors at any time and from time to time out of any funds of the Corporation legally available therefor.



             (c) In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this paragraph (c), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.



          3. General.



                  (a) Subject to the foregoing provisions of this Certificate of
             Incorporation, the Corporation may issue shares of its Preferred Stock and Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute and uncontrolled discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.



                  (b) The Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the Corporation's capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument(s) approved by the Board of Directors. The Board of Directors shall be empowered to set the exercise price, duration, times for exercise, and other terms of such options or rights; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.



FIFTH: The number of directors constituting the Board of Directors shall be no less than five and no more than fourteen, plus such number of directors as may be elected from time to time by the holders of any class or series of Preferred Stock. The directors of the Corporation shall be divided into three classes (the "Classified Directors") with the first class ("Class I"), second class ("Class II") and the third class ("Class III") each to consist as nearly as practicable of an equal number of directors. The term of office of the Class III directors shall expire at the 2000 annual meeting of stockholders, the term of office of the Class I directors shall expire at the 2001 annual meeting of stockholders and the term of office of the Class II directors shall expire at the 2002 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, Classified Directors elected to succeed those Classified Directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.



SIXTH: The directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation otherwise provide.

SEVENTH: The following provisions are included for the purpose of ensuring that control of the Corporation remains with loyal citizens of the United States and/or corporations formed under the laws of the United States or any of the states of the United States, as required by the Communications Act of 1934, as the same may be amended from time to time:



          (a) The Corporation shall not issue to (i) a person who is a citizen of a country other than the United States; (ii) any entity organized under the laws of a government other than the government of the United States or any state, territory, or possession of the United States; (iii) a government other than the government of the United States or of any state, territory, or possession of the United States; or (iv) a representative of, or an individual or entity controlled by, any of the foregoing (individually, an "Alien"; collectively, "Aliens") in excess of 25% of the total number of shares of capital stock of the Corporation outstanding at any time and shall not permit the transfer on the books of the Corporation of any capital stock to any Alien that would result in the total number of shares of such capital stock held by Aliens exceeding such 25% limit.



          (b) No Alien or Aliens shall be entitled to vote or direct or control the vote of more than 25% of (i) the total number of shares of capital stock of the Corporation outstanding and entitled to vote at any time and from time to time, or (ii) the total voting power of all shares of capital stock of the Corporation outstanding and entitled to vote at any time and from time to time.



          (c) The Board of Directors of the Corporation shall have all powers necessary to implement the provisions of this Article Seventh.



EIGHTH: No contract or transaction between the Corporation and one or more of its directors, officers, or stockholders or between the Corporation and any Person (as hereinafter defined) in which one or more of its directors, officers, or stockholders are directors, officers, or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the board of directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction. "Person" as used herein means any corporation, partnership, association, firm, trust, joint venture, political subdivision or instrumentality.



NINTH: The Corporation shall indemnify any Person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she

(i) is or was a director, officer, employee or agent of the Corporation, or (ii) is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article Ninth is in effect. Any repeal or amendment of this Article Ninth shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article Ninth. Such right shall include the right to be paid by the Corporation expenses incurred in investigating or defending any such proceeding in advance of its final disposition to the maximum extent permitted under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. To the extent that a director, officer, employee or agent of the Corporation shall be successful on the merits or otherwise in defense of any proceeding, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the General Corporation Law of the State of Delaware, but the burden of proving such defense shall be on the Corporation. None of (i) the failure of the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances, (ii) an actual determination by the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible, or (iii) the termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any Person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.



The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.



Without limiting the generality of the foregoing, to the extent permitted by then applicable law, the grant of mandatory indemnification pursuant to this Article Ninth shall extend to proceedings involving the negligence of such Person.

The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article Ninth.



As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.



TENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article Tenth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article Tenth, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the General Corporation Law of the State of Delaware.



ELEVENTH: All of the power of the Corporation, insofar as may be lawfully vested by this Second Amended and Restated Certificate of Incorporation in the Board of Directors of the Corporation, is hereby conferred upon the Board of Directors of the Corporation. In furtherance of and not in limitation of that power or the powers conferred by law, a majority of the directors then in office (or such higher percentage as may be specified in the bylaws with respect to any provision thereof) shall have the power to adopt, amend and repeal the bylaws of the Corporation.

                                                                         ANNEX X

                          CHANCELLOR MEDIA CORPORATION

                             1999 STOCK OPTION PLAN

                               TABLE OF CONTENTS


                                                                   PAGE
                                                                   ----
1.   Purpose.....................................................    1
2.   Administration..............................................    1
3.   Shares Available and Maximum Individual Grants..............    2
4.   Eligibility and Bases of Participation......................    3
5.   Authority of Committee......................................    3
6.   Option Grants...............................................    5
7.   Value Option Grants.........................................    8
8.   Performance-Based Options...................................   12
9.   Change of Control...........................................   12
10.  Adjustment of Shares........................................   12
11.  Assignment or Transfer......................................   13
12.  Compliance with Securities Laws.............................   13
13.  Withholding Taxes...........................................   14
14.  Costs and Expenses..........................................   14
15.  Funding of Plan.............................................   14
16.  Other Incentive Plans.......................................   14
17.  Effect on Employment........................................   14
18.  Definitions.................................................   14
19.  Amendment of Plan...........................................   17
20.  Effective Date and Term.....................................   17

                          CHANCELLOR MEDIA CORPORATION
                             1999 STOCK OPTION PLAN

1. PURPOSE.

Chancellor Media Corporation, a Delaware corporation (herein, together with its successors, referred to as the "Company"), by means of this 1999 Stock Option Plan (the "Plan"), desires to afford certain key employees and other persons performing services for the Company or any direct or indirect subsidiary or parent corporation thereof now existing or hereafter formed or acquired (such corporations sometimes referred to herein as "Related Entities") with an opportunity to acquire a proprietary interest in the Company, and thus to create in such persons an increased interest in and a greater concern for the success of the Company and Related Entities. Certain definitions used herein are defined in Section 18 of this Plan.

The stock options described in Sections 6 and 7 (collectively, the "Options"), and the shares of Common Stock (as hereinafter defined) acquired pursuant to the exercise of such Options, are a matter of separate inducement and are not in lieu of any salary or other compensation for services. Options may be incentive stock options that are intended to qualify under Section 422 of the Code ("ISOs") or non-qualified stock options that are not intended to qualify under such Section ("Non Qualified Options" or "NQOs"). An Option shall be evidenced by one or more grant agreements between the Company and an optionee the terms of which shall be deemed part of the applicable Option. As used in the Plan, the terms "parent corporation" and "subsidiary corporation" shall have the meanings contained in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the "Code").

2. ADMINISTRATION.

The Plan shall be administered by the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company or any other committee or sub-committee appointed by the Board of Directors of the Company to administer this Plan (the "Committee"); provided, that the entire Board of Directors of the Company (the "Board of Directors") may act as the Committee if it chooses to do so; and provided, further, that (i) for purposes of determining any Performance-Based Options (as hereinafter defined) applicable to Key Employees (as hereinafter defined) who constitute "covered employees" within the meaning of Section 162(m) of the Code, "Committee" shall mean only those members thereof who qualify as "outside directors" within the meaning of Section 162(m) of the Code, and such Performance-Based Options shall be subject to ratification by unanimous approval of the members of the Board of Directors of the Company, and (ii) for so long as the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Committee shall be composed solely of two or more "Non-Employee Directors" as defined in Rule 16b-3, as amended ("Rule 16b-3") promulgated thereunder. In no event shall any Eligible Non-Employee then serving on the Committee (or such other committee then administering the Plan) be granted Non-Qualified Options hereunder if the grant would cause such Eligible Non-Employee to no longer be a "Non-Employee Director" as set forth in this Section 2.

The number of individuals that shall constitute the Committee shall be determined from time to time by a majority of all the members of the Board of Directors, and, unless that majority of the Board of Directors determines otherwise, shall be no less than two individuals. A majority of the Committee shall constitute a quorum (or if the Committee consists of only two members, then both members shall constitute a quorum), and subject to the provisions of Section 5, the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee, shall be the acts of the Committee. The Committee shall administer the Plan so as (i) to comply at all times with the Exchange Act, and (ii) to seek to avoid the deduction limitation imposed by Section 162(m) of the Code from applying to compensation attributable to Options granted under the Plan to Key Employees who constitute "covered employees" within the meaning of Section 162(m) of the Code.

The members of the Committee shall serve at the pleasure of the Board of Directors, which shall have the power, at any time and from time to time, to remove members from or add members to the Committee. Removal from the Committee may be with or without cause. Any individual serving as a member of the Committee shall have the right to resign from membership in the Committee by written notice to the Board of Directors. The Board of Directors, and not the remaining members of the Committee, shall have the power and authority to fill vacancies on the Committee, however caused. The Board of Directors shall promptly fill any vacancy that causes the number of members of the Committee to be below two or any other number that Rule 16b-3 or other applicable rules under
Section 16(b) of the Exchange Act, Section 162(m) of the Code, or any successor or analogous rules or laws may require from time to time.

3. SHARES AVAILABLE AND MAXIMUM INDIVIDUAL GRANTS.

Subject to the adjustments provided in Section 10, the maximum aggregate number of shares of common stock, par value $0.01 per share, of the Company ("Common Stock") in respect of which Options may be granted for all purposes under the Plan shall be ten million (10,000,000) shares, of which three million (3,000,000) shares shall be available for grants of Options pursuant to Section 6 and seven million (7,000,000) shares shall be available for grants of Options pursuant to Section 7. If any shares as to which any Option has been granted cease to be subject to purchase for any reason (including the expiration of such Option, the termination of such Option prior to exercise, or the forfeiture of such Option), such shares shall thereafter be available for grants under the same section of the Plan as such prior Option. Options granted under the Plan may be fulfilled in accordance with the terms of the Plan with (i) authorized and unissued shares of Common Stock or (ii) issued shares of Common Stock held in the Company's treasury.

The maximum aggregate number of shares of Common Stock underlying all Options that may be granted to any single Key Employee (as hereinafter defined), including any Options that may have been granted to such Key Employee as an Eligible Non-Employee (as hereinafter defined), during the Term (as hereinafter defined) of the Plan shall be 2,000,000 shares, subject to the adjustments provided in Section 10. For purposes of the preceding sentence, such Options that are cancelled or repriced shall continue to be counted in determining such maximum aggregate number of shares of Common Stock that may be granted to any single Key Employee, including any Options that may have been granted to such Key Employee as an Eligible Non-Employee, during the Term of the Plan.

4. ELIGIBILITY AND BASES OF PARTICIPATION.

Grants of Options may be made under the Plan, subject to and in accordance with
Section 6 or 7, to Key Employees and Eligible Non-Employees designated by the Committee in its sole discretion. The adoption of this Plan shall not be deemed to give any Person a right to be granted any Options.

As used herein, the term "Key Employee" shall mean any employee of the Company or any Related Entity, including officers and directors of the Company or any Related Entity who are also employees of the Company or any Related Entity, who are regularly employed on a salaried basis and who are so employed on the date of such grant, whom the Committee identifies as having a direct and significant effect on the performance of the Company or any Related Entity. The Committee shall specify whether an Option is intended to qualify as an ISO or as a NQO, and any stock option grant shall be a NQO if not otherwise identified.

As used herein, the term "Eligible Non-Employee" shall mean any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a trust, or other entity (collectively, a "Person"), that the Committee designates as eligible for a grant of Non-Qualified Options pursuant to this Plan because such Person performs bona fide consulting, advisory or other services for the Company or any Related Entity (other than services in connection with the offer or sale of securities in a capital-raising transaction) and the Committee determines that the Person has a direct and significant effect on the performance of the Company or any Related Entity.

5. AUTHORITY OF COMMITTEE.

Subject to and not inconsistent with the express provisions of the Plan, the Code and, if applicable, Rule 16b-3 and Section 162(m) of the Code, the Committee shall have plenary authority to:

          a. determine the Key Employees and Eligible Non-Employees to whom Options shall be granted, the time when such Options shall be granted, the number of Options, the purchase price or exercise price of each Option, the period(s) during which such Options shall be exercisable (whether in whole or in part, including whether such Options shall become immediately exercisable upon the consummation of a Change of Control), the restrictions to be applicable to Options and all other terms and provisions thereof (which need not be identical);

          b. require, as a condition to the granting of any Option, that the Person receiving such Option agree not to sell or otherwise dispose of such Option, any Common Stock acquired pursuant to such Option, or any other "derivative security" (as defined by Rule 16a-1(c) under the Exchange Act) of the Company for a period of six months following the later of (i) the date of the grant of such Option or (ii) the date when the exercise price of such Option is fixed if such exercise price is not fixed at the date of grant of such Option, or for such other period as the Committee may determine;

          c. provide an arrangement through registered broker-dealers whereby temporary financing may be made available to an optionee by the broker-dealer, under the rules and regulations of the Board of Governors of the Federal Reserve, for the purpose of assisting the optionee in the exercise of an Option, such authority to include the payment by the Company of the commissions of the broker-dealer;

          d. provide the establishment of procedures for an optionee (i) to have withheld from the total number of shares of Common Stock to be acquired upon the exercise of an Option that number of shares having a Fair Market Value which, together with such cash as shall be paid in respect of fractional shares, shall equal the aggregate exercise price under such Option for the number of shares then being acquired (including the shares to be so withheld), and (ii) to exercise a portion of an Option by delivering that number of shares of Common Stock already owned by such optionee having an aggregate Fair Market Value which shall equal the partial Option exercise price and to deliver the shares thus acquired by such optionee in payment of shares to be received pursuant to the exercise of additional portions of such Option, the effect of which shall be that such optionee can in sequence utilize such newly acquired shares in payment of the exercise price of the entire Option, together with such cash as shall be paid in respect of fractional shares; provided, however, that (i) in the case of an ISO, no shares shall be used to pay the exercise price under this paragraph unless (A) such shares were not acquired through the exercise of an ISO, or (B) if so acquired, (x) such shares have been held for more than two years since the grant of such ISO and for more than one year since the exercise of such ISO (the "Holding Period"), or (y) if such shares do not meet the Holding Period, the optionee elects in writing to use such shares to pay the exercise price under this paragraph, and (ii) no such procedure shall be available if there is an opinion of the Company's independent accounting firm that the use of such a procedure could negatively affect the financial statements of the Company or a Related Entity;

          e. provide (in accordance with Section 13 or otherwise) the establishment of a procedure whereby a number of shares of Common Stock or other securities may be withheld from the total number of shares of Common Stock or other securities to be issued upon exercise of an Option to meet the obligation of withholding for income, social security and other taxes incurred by an optionee upon such exercise or required to be withheld by the Company or a Related Entity in connection with such exercise unless, as determined by the Committee in the exercise of its discretion, such procedure is not permitted by applicable law or would result in a charge to earnings that otherwise would not have occurred;

          f. prescribe, amend, modify and rescind rules relating to the Plan;
     and

          g. make all determinations permitted or deemed necessary, appropriate or advisable for the administration of the Plan, interpret any Plan or Option provision, perform all other acts, exercise all other powers, and establish any other procedures determined by the Committee to be necessary, appropriate, or advisable in administering the Plan or for the conduct of the Committee's business. Any act of the Committee, including interpretations of the provisions of the Plan or any Option and determinations under the Plan or any Option shall be final, conclusive and binding on all parties.

The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable, and the Committee or any Person to whom it has delegated duties as aforesaid may employ one or more Persons to render advice with respect to any responsibility the Committee or such Person may have under the Plan; provided, however, that any such delegation shall be in writing; and provided, however, that, any determination of Performance-Based Options (as hereinafter defined) applicable to Key Employees who constitute "covered employees" within the meaning of Section 162(m) of the Code may not be delegated to a member of the Board of Directors who, if elected to serve on the Committee, would not qualify as an "outside director" within the meaning of Section 162(m) of the Code. The Committee may employ attorneys, consultants, accountants, or other Persons and the Committee, the Company, and its officers and directors shall be entitled to rely upon the advice, opinions, or valuations of any such Persons. No member or agent of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan and all members and agents of the Committee shall be fully protected by the Company in respect of any such action, determination or interpretation.

6. OPTION GRANTS.

Subject to the provisions of this Section 6 and the Plan, the Committee shall have the authority to grant Options in respect of up to three million (3,000,000) shares of Common Stock, including any shares of Common Stock that have not been purchased and cease to be subject to purchase under any Option granted under this Section, to Key Employees and Eligible Non-Employees. The terms and conditions of the Options granted under this Section 6 shall be determined from time to time by the Committee; provided, however, that such Options shall be subject to and consistent with all terms and provisions of this
Section 6 and the Plan (other than Section 7). The Committee shall specify whether an Option is intended to qualify as an ISO or as a NQO, and any stock option grant shall be a NQO if not otherwise identified. In no event shall any Eligible Non-Employee then serving on the Committee (or such other committee then administering the Plan) be granted Non-Qualified Options hereunder if the grant would cause such Eligible Non-Employee to no longer be a "Non-Employee Director" as set forth in Section 2 hereof. The following provisions of this Section shall apply only to Options granted under this Section and shall not apply to Options granted under Section 7.

          a. Option Exercise Price. The Committee shall establish the exercise price per share of Common Stock at the time any Option is granted to a optionee at such amount as the Committee shall determine; provided, however, that the exercise price shall not be less than the Fair Market Value of Common Stock on the grant date or, if earlier, the date on which the Company or a Related Entity agrees to make such grant (notwithstanding that such grant is subject to approval by the Committee) and provided, further, that in the case of an ISO granted to a person who, at the time such ISO is granted, owns shares of the Company or any Related Entity which possess more than 10% of the total combined voting power of all classes of shares of the Company or of any Related Entity, the option exercise price shall not be less than 110% of the Fair Market Value per share of Common Stock at the date the Option is granted. The Option exercise price shall be subject to adjustment in accordance with the provisions of Section 10 of the Plan.

          b. Payment. The price per share of Common Stock with respect to each Option shall be payable at the time of exercise of such Option by the optionee. Such price shall be payable in cash or by any other means acceptable to the Committee, including delivery to the Company of shares of Common Stock owned by the optionee or by the delivery or withholding of shares pursuant to a procedure created pursuant to subsection 5(d) of the Plan. Shares delivered to or withheld by the Company in payment of the exercise price shall be valued at the Fair Market Value of the Common Stock on the day preceding the date of the exercise of the Option.

          c. Term. The term of each Option shall be established by the Committee and set forth at the time such Option is granted. The term of an Option shall not exceed ten (10) years from the date of grant of such Option except as provided in subsections 6(e) and (f). An Option may be terminated prior to the expiration of its term in accordance with the provisions of the Plan.

          d. Vesting and Exercisability. Unless otherwise determined by the Committee, and subject to the provisions of subsections 6(e), (f), (g) and
     (h) below, Options granted to any Key Employee or Eligible Non-Employee pursuant to this Section 6 shall vest and become exercisable in accordance with and on the dates described in the schedule set forth below; provided, however, that unless otherwise determined by the Committee, such Options shall vest and become exercisable on any such date only if such Key Employee or Eligible Non-Employee is employed or providing services to the Company or any Related Entity on such date:

        - one-fifth of the shares of Common Stock underlying such Option shall vest and become exercisable on the first anniversary of the date of grant of such Option; and

        - an additional one-fifth of the shares of Common Stock underlying such Option shall vest and become exercisable on the second anniversary of the date of grant of such Option; and

        - an additional one-fifth of the shares of Common Stock underlying such Option shall vest and become exercisable on the third anniversary of the date of grant of such Option; and

        - an additional one-fifth of the shares of Common Stock underlying such Option shall vest and become exercisable on the fourth anniversary of the date of grant of such Option; and

        - the final one-fifth of the shares of Common Stock underlying such Option shall vest and become exercisable on the fifth anniversary of the date of grant of such Option.

No Option by its terms shall be exercisable after the expiration of ten years from the date of grant of the Option, except in accordance with subsection 6(e) or (f).

          e. Death. The Committee may accelerate, in whole or in part, the vesting and exercisability of any Options held by an optionee if such optionee's employment by or services for the Company and its Related Entities terminates due to the death of such optionee, and the remaining non-vested portion, if any, of such Options shall be cancelled. Upon the death of any optionee, the vested portion of any Option held by such optionee may be exercised by the estate of such optionee or by any other person who acquires the right to exercise such vested portion as a result of the death of such optionee. Unless a shorter or longer period is provided in any Option, the vested portion of such Option may be exercised by the earlier of (i) the first anniversary of the date of termination of the optionee's employment with or services for the Company and its Related Entities, or (ii) the expiration of the term of such Option, but in no event prior to the 90th day after the death of such optionee.

          f. Disability. The Committee may accelerate, in whole or in part, the vesting and exercisability of any Options held by an optionee if such optionee's employment by or services for the Company and its Related Entities terminates due to the Disability (as defined in Section 18) of such optionee, and the remaining non-vested portion, if any, of such Options shall be cancelled. Upon the Disability of any optionee, the vested portion of any Option held by such optionee may be exercised by the optionee or his or her legal representatives. Unless a shorter or longer period is provided by the Committee in any Option, the vested portion of such Option may be exercised by the earlier of (i) the first anniversary of the date of termination of the optionee's employment with or services for the Company and its Related Entities on account of Disability, or (ii) the expiration of the term of such Option, but in no event prior to the 90th day after the date of such termination of employment or services; provided, however, that in the case of an exercise of an ISO, the optionee shall in any event be required to exercise the vested portion of such Incentive Option within one year after termination of the optionee's employment due to his or her Disability.

          g. Termination for Cause. Unless the Option granted to any Key Employee expressly provides otherwise or the Committee determines otherwise, such Key Employee shall immediately forfeit all rights under his or her Options, except as to the shares of Common Stock already purchased thereunder, if his or her employment is terminated by the Company or any Related Entity for Cause (as defined below). If the retention by the Company or any Related Entity of the services of any Eligible Non-Employee is terminated (i) for Cause or (ii) as a result of removal of such optionee from office as a director of the Company or of any Related Entity for cause by action of the stockholders of the Company or such Related Entity in accordance with the certificate of incorporation or the by-laws of the Company or such Related Entity, as applicable, and the corporate law of the jurisdiction of incorporation of the Company or such Related Entity, then such optionee shall immediately forfeit his, her or its Options except as to the shares of Common Stock already purchased. The determination that there exists Cause for termination shall be made by the Committee (unless otherwise agreed to in writing by the Company and the optionee) and any decision in respect thereof by the Committee shall be final and binding on all parties in interest.

          h. Other Termination of Employment. If the employment or the retention of the services of an optionee with the Company or a Related Entity terminates for any reason other than those specified in subsections 6(e),
     (f) or (g) above, such optionee shall have the right to exercise the vested portion of his or her Option in accordance with its terms, within 90 days after the date of such termination, unless a longer or shorter period is expressly provided in such Option or established by the Committee (but in no event after the expiration date of the Option), and thereafter such Option shall lapse and no longer be exercisable; provided, and without limiting the foregoing, that the Committee may, in the exercise of its discretion, extend the exercise date of any Option upon termination of employment for a period not to exceed six months plus one day (but in no event after the expiration date of the Option) if the Committee determines that the stated exercise date will have an inequitable result under Section 16(b) of the Exchange Act. The Committee may also accelerate the vesting and exercisability of the non-vested portion of any Option in its discretion, whether expressly provided in such Option or determined by the Committee on or about any termination of employment or services that is not specified in subsections 6(e), (f) or (g) above.

          i. Maximum Exercise. To the extent that the aggregate Fair Market Value of Common Stock (determined at the time of the grant of the Option) with respect to which ISOs are exercisable for the first time by an optionee during any calendar year under all plans of the Company and any Related Entity exceeds $100,000, such ISOs shall be treated as NQOs.

          j. Continuation of Employment. Each ISO shall require the optionee to remain in the continuous employ of the Company or any Related Entity from the date of grant of the ISO until at least three months prior to the date of exercise of the ISO.

          k. Recharacterization of ISO. In the event that the exercise of any ISO, or method of exercise or payment therefor, would not be in compliance with this Section 6 and would consequently result in a violation of the requirements of Section 422 of the Code governing the treatment of ISOs, the Committee in the exercise of its discretion may recharacterize the Option as a NQO.

7. VALUE OPTION GRANTS.

Subject to the express provisions of this Section 7 and the Plan, the Committee shall have the authority to grant Non Qualified Options which become exercisable upon the value of the underlying shares of such options attaining a specified value ("Value Options") in respect of up to seven million (7,000,000) shares of Common Stock, including any shares of Common Stock that have not been purchased and cease to be subject to purchase under any Option granted under this Section, to Key Employees and Eligible Non-Employees. The terms and conditions of the Value Options granted under this Section 7 shall be determined from time to time by the Committee; provided, however, that the Value Options granted under this
Section 7 shall be subject to and consistent with all terms and provisions of the Plan (other than Section 6). In no event shall any Eligible Non-Employee then serving on the Committee (or such other committee then administering the Plan) be granted Value Options hereunder if such grant would cause such Eligible Non-Employee to no longer be a "Non-Employee Director" as set forth in Section 2 hereof. The following provisions of this Section shall apply only to Value Options granted under this Section and shall not apply to Options granted under
Section 6.

          a. Exercise Price. The exercise price with respect to each underlying share of Common Stock subject to any Value Option granted under this
     Section 7 shall be equal to the Fair Market Value per share of Common Stock on the date such Value Option is granted or, if earlier, the date on which the Company or a Related Entity agrees to make such grant (notwithstanding that such grant is subject to approval by the Committee) and provided, further, that in the case of an ISO granted to a person who, at the time such ISO is granted, owns shares of the Company or any Related Entity which possess more than 10% of the total combined voting power of all classes of shares of the Company or of any Related Entity, the option exercise price shall not be less than 110% of the Fair Market Value per share of Common Stock at the date the Option is granted. The Option exercise price shall be subject to adjustment in accordance with the provisions of Section 10 of the Plan.

          b. Payment. The price per share of Common Stock with respect to each Value Option shall be payable at the time of exercise of such Option. Such price shall be payable in cash or by any other means acceptable to the Committee, including delivery to the Company of shares of Common Stock owned by the optionee or by the delivery or withholding of shares pursuant to a procedure created pursuant to subsection 5(d) of the Plan. Shares delivered to or withheld by the Company in payment of the Value Option exercise price shall be valued at the Fair Market Value of the Common Stock on the day preceding the date of the exercise of the Value Option.

          c. Term. The term of each Value Option shall be established by the Committee and set forth at the time such Option is granted. The term of a Value Option shall not exceed ten (10) years from the date of grant of such Option except as provided in subsections 7(f) or (g). A Value Option may be terminated prior to the expiration of its term in accordance with the provisions of the Plan.

          d. Vesting. Unless otherwise determined by the Committee, and subject to subsections 7(f), (g), (h) and (i) below, any Value Option granted to any Key Employee or Eligible Non-Employee hereunder shall vest, as distinguished from becoming exercisable, on the dates and in accordance with the vesting schedule set forth immediately below if such Key Employee or Eligible Non-Employee is employed or providing services to the Company or any Related Entity on such date:

        - one-fifth of the shares of Common Stock underlying such Option shall vest on the first anniversary of the date of grant of such Option; and

        - an additional one-fifth of the shares of Common Stock underlying such Option shall vest on the second anniversary of the date of grant of such Option; and

        - an additional one-fifth of the shares of Common Stock underlying such Option shall vest on the third anniversary of the date of grant of such Option; and

        - an additional one-fifth of the shares of Common Stock underlying such Option grant shall vest on the fourth anniversary of the date of grant of such Option; and

        - the final one-fifth of the shares of Common Stock underlying the Option shall vest on the fifth anniversary of the date of grant of such Option.

          e. Exercisability. A Value Option granted prior to June 1, 1999 shall become exercisable after the date on which the average Fair Market Value of a share of Common Stock, calculated on a daily basis, equals or exceeds $100.00 per share and a Value Option granted on or after June 1, 1999 shall become exercisable after the date on which the average Fair Market Value of a share of Common Stock, calculated on a daily basis, equals or exceeds the greater of (i) $100.00 per share or (ii) two-hundred percent (200%) of the exercise price for a share of Common Stock under such Option (the "Exercisability Value"), for a period of 30 consecutive days (excluding non-business days for this purpose) during the period from (and including) the date of grant of such Option through (and including) the fifth anniversary of the date of grant of such Option. No Value Option (whether or not vested) shall become exercisable after 5:00 p.m., in Dallas, Texas, on the fifth anniversary of the date of grant of such Option, and any Value Option (whether or not vested) that is not exercisable at such time shall automatically, and without notice, terminate and become null and void at such time. In addition, the exercisability of a Value Option shall be subject to subsections 7(f), (g), (h) and (i) and
     Section 9.

          f. Death. If any optionee's employment or retention of services by the Company or a Related Entity is terminated due to the death of such optionee, the Committee may accelerate, in whole or in part, the vesting of any Value Options held by such optionee and the remaining non-vested portion, if any, of such Value Options shall be cancelled.

             Upon the termination of employment or services of any optionee on account of the optionee's death, the vested portion of the Value Options credited to such optionee shall, to the extent then exercisable, be exercisable by the optionee's estate or any person who acquires rights with respect to such optionee's Options until the later of (i) the 90th day after the date of such termination of employment or services, or
        (ii) the earlier of the expiration date of the term of such Option or the first anniversary of the date of such termination of employment or services, unless a shorter or longer period is provided for in the Option or the Plan.

             In the event the vested portion of any Option is not exercisable on the date of an optionee's termination of employment or services on account of his or her death, such vested portion shall remain in effect and if it becomes exercisable on or prior to 5:00 p.m., Dallas, Texas, on the fifth anniversary of the date of grant of such Option, the optionee's estate or any person who acquires rights with respect to such Option as a result of the optionee's death may exercise such Option until the later of (i) the 90th day after the date such Option became exercisable and (ii) the earlier of the expiration date of the term of such Option or the first anniversary of the date of such termination of employment or services, unless a shorter or longer period is provided for in the Option or the Plan.

          g. Disability. If any optionee's employment or retention of services by the Company or a Related Entity is terminated due to the Disability of such optionee, the Committee may accelerate, in whole or in part, the vesting of any Value Options held by such optionee and the remaining non-vested portion, if any, of such Value Options shall be cancelled.

             Upon the termination of employment or services of any optionee on account of the optionee's Disability, the vested portion of the Value Options credited to such optionee shall, to the extent then exercisable, be exercisable by the optionee's estate or any person who acquires rights with respect to such optionee's Options until the later of (i) the 90th day after the date of such termination of employment or services, or (ii) the earlier of the expiration date of the term of such Option or the first anniversary of the date of such termination of employment or services, unless a shorter or longer period is provided for in the Option or the Plan; provided, however, that in the case the exercise of an ISO, the optionee shall in any event be required to exercise the vested portion of such Incentive Option within one year after termination of the optionee's employment due to his or her Disability.

             In the event the vested portion of any Option is not exercisable on the date of an optionee's termination of employment or services on account of his or her Disability, such vested portion shall remain in effect and if it becomes exercisable on or prior to 5:00 p.m., Dallas, Texas, on the fifth anniversary of the date of grant of such Option, the optionee's estate or any person who acquires rights with respect to such Option as a result of the optionee's Disability may exercise such Option until the later of (i) the 90th day after the date such Option became exercisable and (ii) the earlier of the expiration date of the term of such Option or the first anniversary of the date of such termination of employment or services, unless a shorter or longer period is provided for in the Option or the Plan; provided, however, that in the case of the exercise of an ISO, the optionee shall in any event be required to exercise the vested portion of such Incentive Option within one year after termination of the optionee's employment due to his or her Disability.

          h. Termination for Cause. If any optionee's employment or retention of services by the Company or a Related Entity is terminated for Cause, the optionee shall forfeit the Value Option, and the Value Option shall automatically, and without notice, terminate and become null and void at 5:00 p.m., Dallas, Texas time, on the date of termination, unless otherwise provided in the Option or determined by the Committee.

          i. Other Termination of Employment. If any optionee's employment or retention of services by the Company or a Related Entity is terminated for any reason other than for Cause, death or Disability, the vested portion of the Value Option shall, to the extent exercisable, remain exercisable until the later of: (i) the expiration of 90 days from the date of such termination, and (ii) the end of the Term of the Option. In the event the vested portion of the Value Option is not exercisable on the date of any such termination of employment or services, such portion shall remain in effect and subject to becoming exercisable on or before 5:00 p.m., Dallas, Texas, on the fifth anniversary of the grant date of such Option, the optionee may, until the 90th day after the date such Option becomes exercisable, exercise such Option. The Committee may accelerate vesting of any non-vested portion of a Value Option on account of an optionee's termination of employment or services for any reason other than Cause, death or Disability and may provide for a shorter or longer period to exercise any vested portion of such Option.

          j. Maximum Exercise. To the extent that the aggregate Fair Market Value of Common Stock (determined at the time of the grant of the Option) with respect to which ISOs are exercisable for the first time by an optionee during any calendar year under all plans of the Company and any Related Entity exceeds $100,000, such ISOs shall be treated as NQOs.

          k. Continuation of Employment. Each ISO shall require the optionee to remain in the continuous employ of the Company or any Related Entity from the date of grant of the ISO until at least three months prior to the date of exercise of the ISO.

          l. Recharacterization of ISO. In the event that the exercise of any ISO, or method of exercise or payment therefor, would not be in compliance with this Section 7 and would consequently result in a violation of the requirements of Section 422 of the Code governing the treatment of ISOs, the Committee in the exercise of its discretion may recharacterize the Option as a NQO.

8. PERFORMANCE-BASED OPTIONS.

The Committee, in its sole discretion, may designate and design Options granted under the Plan as Performance-Based Options (as hereinafter defined) if it determines that compensation attributable to such Options might not otherwise be tax deductible by the Company due to the deduction limitation imposed by Section 162(m) of the Code. Accordingly, Options granted under the Plan may be granted in such a manner that the compensation attributable to such Options is intended by the Committee to qualify as "performance-based compensation" as such term is used in Section 162(m) of the Code and the regulations promulgated thereunder and thus be exempt from the deduction limitation imposed by Section 162(m) of the Code ("Performance-Based Options").

Options granted under the Plan to Key Employees who constitute "covered employees" within the meaning of Section 162(m) of the Code shall be deemed to qualify as Performance-Based Options only if the Option exercise price is not less than the Fair Market Value per share of Common Stock at the date the Option is granted; provided, that the Option exercise price shall be subject to adjustment in accordance with the provisions of Section 10 of the Plan.

9. CHANGE OF CONTROL.

Except as otherwise expressly provided in a particular Option, if (i) a Change of Control shall occur or (ii) the Company shall enter into an agreement providing for a Change of Control, then the Committee may declare any or all Options granted and outstanding under the Plan to be vested and exercisable in full at such time or times as the Committee shall determine and the Company may purchase any or all such Options for an amount of cash equal to the amount that could have been attained upon the exercise of such Options or the realization of the optionee's rights had such option been currently exercisable. Each Option accelerated by the Committee pursuant to the preceding sentence shall terminate, notwithstanding any express provision thereof or any other provision of the Plan, on such date (not later than the stated exercise date) as the Committee shall determine.

10. ADJUSTMENT OF SHARES.


Except as otherwise contemplated in Section 9, and unless otherwise expressly provided in a particular Option, in the event that, by reason of any merger, consolidation, combination, liquidation, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or other like change in capital structure of the Company (collectively, an "Adjustment Event"), the Common Stock is substituted, combined, or changed into any cash, property, or other securities, or the shares of Common Stock are changed into a greater or lesser number of shares of Common Stock, the number and/or kind of shares and/or interests subject to an Option and the per share price, the value thereof or the Exercisability Value shall be appropriately adjusted by the Committee to give appropriate effect to such Adjustment Event. Any fractional shares or interests resulting from such adjustment shall be eliminated.


Except as otherwise contemplated in Section 9, and unless otherwise expressly provided in a particular Option, in the event the Company is not the surviving entity of an Adjustment Event and, in connection with such Adjustment Event, any optionee will hold Options issued pursuant to this Plan which have not been exercised, cancelled, or terminated in connection therewith, the Company shall cause such Options to be assumed (or cancelled and replacement Options issued) by the surviving entity or a Related Entity with such changes to the number and/or kind of shares and/or interests subject to an Option and the per share price, the value thereof or the Exercisability Value as the Committee determines is necessary to give appropriate effect to such Adjustment Event. In the event of any perceived conflict between the provisions of Section 9 and this Section 10, the Committee's determinations under Section 9 shall control.


11. ASSIGNMENT OR TRANSFER.

Except as otherwise expressly provided in any Option, no Option granted under the Plan or any rights or interests therein shall be assignable or transferable by an optionee except by will or the laws of descent and distribution, and during the lifetime of an optionee, Options granted to him or her hereunder shall be exercisable only by the optionee or, in the event that a legal representative has been appointed in connection with the Disability of an optionee, such legal representative.

12. COMPLIANCE WITH SECURITIES LAWS.

The Company shall not in any event be obligated to file any registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities law to permit exercise of any Option or to issue any Common Stock in violation of the Securities Act or any applicable state securities law. Each optionee (or, in the event of his or her death or, in the event a legal representative has been appointed in connection with his or her Disability, the Person exercising the Option) shall, as a condition to his or her right to exercise any Option, deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company may deem necessary or appropriate to ensure that the issuance of shares of Common Stock pursuant to such exercise is not required to be registered under the Securities Act or any applicable state securities law.

Certificates for shares of Common Stock, when issued, may have substantially the following legend, or statements of other applicable restrictions, endorsed thereon, and may not be immediately transferable:

          THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL THE HOLDER HEREOF PROVIDES EVIDENCE SATISFACTORY TO THE ISSUER (WHICH, IN THE DISCRETION OF THE ISSUER, MAY INCLUDE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE LAWS.

This legend shall not be required for shares of Common Stock issued pursuant to an effective registration statement under the Securities Act and in accordance with applicable state securities laws.

13. WITHHOLDING TAXES.

By acceptance of the Option, the optionee will be deemed to (i) agree to reimburse the Company or Related Entity by which the optionee is employed for any federal, state, or local taxes required by any government to be withheld or otherwise deducted by such corporation in respect of the optionee's exercise of all or a portion of the Option; (ii) authorize the Company or any Related Entity by which the optionee is employed to withhold from any cash compensation paid to the optionee or in the optionee's behalf, an amount sufficient to discharge any federal, state, and local taxes imposed on the Company, or the Related Entity by which the optionee is employed, and which otherwise has not been reimbursed by the optionee, in respect of the optionee's exercise of all or a portion of the Option; and (iii) agree that the Company may, in its discretion, hold the stock certificate to which the optionee is entitled upon exercise of the Option as security for the payment of the aforementioned withholding tax liability, until cash sufficient to pay that liability has been accumulated, and may, in its discretion, effect such withholding by retaining shares issuable upon the exercise of the Option having a Fair Market Value on the date of exercise which is equal to the amount to be withheld.

14. COSTS AND EXPENSES.

The costs and expenses of administering the Plan shall be borne by the Company and shall not be charged against any Option nor to any employee receiving an Option.

15. FUNDING OF PLAN.

The Plan shall be unfunded. The Company shall not be required to make any segregation of assets to assure the payment of any Option under the Plan.

16. OTHER INCENTIVE PLANS.

The adoption of the Plan does not preclude the adoption by appropriate means of any other incentive plan for employees.

17. EFFECT ON EMPLOYMENT.

Nothing contained in the Plan or any agreement related hereto or referred to herein shall affect, or be construed as affecting, the terms of employment of any Key Employee except to the extent specifically provided herein or therein. Nothing contained in the Plan or any agreement related hereto or referred to herein shall impose, or be construed as imposing, an obligation on (i) the Company or any Related Entity to continue the employment of any Key Employee, and (ii) any Key Employee to remain in the employ of the Company or any Related Entity.

18. DEFINITIONS.

In addition to the terms specifically defined elsewhere in the Plan, as used in the Plan, the following terms shall have the respective meanings indicated unless another definition is agreed to in writing by the Company and the optionee in an option grant agreement with respect to such term or a similar term:

          "Adjustment Event" shall have the meaning set forth in Section 10 hereof.

          "Board of Directors" shall have the meaning set forth in Section 2 hereof.

          "Cause", with respect to any Key Employee, shall mean termination by action of the Board of Directors because of: (A) the optionee's conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude; (B) the optionee's personal dishonesty, willful misconduct, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; (C) the optionee's willful commission of material mismanagement in the conduct of his or her duties as assigned to him by the Board of Directors or the optionee's supervising officer or officers of the Company; (D) the optionee's willful failure to execute or comply with the policies of the Company or his or her stated duties as established by the Board of Directors or the optionee's supervising officer or officers of the Company, or the optionee's intentional failure to perform the optionee's stated duties; or (E) substance abuse or addiction on the part of the optionee. "Cause", with respect to any Eligible Non-Employee, shall mean termination by action of the Board of Directors because of: (A) the optionee's conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude; (B) the optionee's personal dishonesty, willful misconduct, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; (C) the optionee's willful commission of material mismanagement in providing services to the Company or any Related Entity; (D) the optionee's willful failure to comply with the policies of the Company in providing services to the Company or any Related Entity, or the optionee's intentional failure to perform the services for which the optionee has been engaged; (E) substance abuse or addiction on the part of the optionee; or (F) the optionee's willfully making any material misrepresentation or willfully omitting to disclose any material fact to the board of directors of the Company or any Related Entity with respect to the business of the Company or any Related Entity.

          "Change of Control" shall mean (a) the sale, lease or other transfer of all or substantially all of the assets of the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (b) the adoption by the stockholders of the Company of a plan relating to the liquidation or dissolution of the Company; (c) the merger or consolidation of the Company with or into another entity or the merger of another entity into the Company or any subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction (or their Related Parties) directly and indirectly hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger or consolidation; (d) the acquisition by any person or group of more than fifty percent (50%) of the direct and indirect voting power of all securities of the Company generally entitled to vote in the election of directors of the Company; or (e) the majority of the Board is composed of members who (i) have served less than twelve (12) months and
     (ii) were not approved by a majority of the Board at the time of their election or appointment.

          "Code" shall have the meaning set forth in Section 1 hereof.

          "Committee" shall have the meaning set forth in Section 2 hereof.

          "Common Stock" shall have the meaning set forth in Section 3 hereof.

          "Company" shall have the meaning set forth in Section 1 hereof.

          "Disability" shall mean permanent disability as defined under the appropriate provisions of the applicable long-term disability plan maintained for the benefit of employees of the Company or any Related Entity who are regularly employed on a salaried basis unless another meaning shall be agreed to in writing by the Committee and the optionee.

          "Eligible Non-Employee" shall have the meaning set forth in Section 4 hereof.

          "Exchange Act" shall have the meaning set forth in Section 2 hereof.

          "Fair Market Value" shall, as it relates to the Common Stock, mean, at the option of the Committee, the average of the high and low prices or the closing price of such Common Stock as reported on the principal national securities exchange on which the shares of Common Stock are then listed or the NASDAQ National Market, as applicable, on the date specified herein for such a determination; or, if there were no sales on such date, on the next succeeding day or immediately preceding day on which there were sales; or, if such Common Stock is not listed on a national securities exchange, the last reported bid price in the over-the-counter market; or, if such shares are not traded in the over-the-counter market, the per share cash price for which all of the outstanding Common Stock could be sold to a willing purchaser in an arms length transaction (without regard to minority discount, absence of liquidity, or transfer restrictions imposed by any applicable law or agreement) at the date of the event giving rise to a need for a determination. Except as may be otherwise expressly provided in a particular Option, Fair Market Value shall be determined in good faith by the Committee.

          The term "including" when used herein shall mean "including, but not limited to".

          "Key Employee" shall have the meaning set forth in Section 4 hereof.

          "Non Qualified Option" shall have the meaning set forth in Section 1 hereof.

          "Options" shall have the meaning set forth in Section 1 hereof.

          "Person" shall have the meaning set forth in Section 4 hereof.

          "Performance-Based Options" shall have the meaning set forth in
     Section 8 hereof.

          "Plan" shall have the meaning set forth in Section 1 hereof.

          "Related Entities" shall have the meaning set forth in Section 1 hereof.

          "Related Parties" shall mean with respect to any person (a) the spouse and lineal ascendants and descendants of such person, and any sibling of any of such persons and (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an eighty percent (80%) or more controlling interest of which consist of persons referred to in subsection (a) above.

          "Rule 16b-3" shall have the meaning set forth in Section 2 hereof.

          "Securities Act" shall have the meaning set forth in Section 11 hereof. "Term" shall have the meaning set forth in Section 20 hereof.

          "Value Option" shall have the meaning set forth in Section 7 hereof.

19. AMENDMENT OF PLAN.

The Board of Directors shall have the right to amend, modify, suspend or terminate the Plan at any time; provided, that no amendment shall be made which shall increase the total number of shares of the Common Stock which may be issued and sold pursuant to Options granted under the Plan, or modify the provisions of the Plan relating to the number of shares subject to Section 7 and the Exercisability Value of Value Options pursuant to subsection 7(e) unless such amendment is made by or with the approval of the stockholders of the Company. The Board of Directors shall be authorized to amend the Plan and the Options granted thereunder to comply with Rule 16b-3 (or any successor rule) under the Exchange Act (or any successor law) and the regulations (including any temporary regulations) promulgated thereunder. No amendment, modification, suspension or termination of the Plan shall materially impair the value of any Options previously granted under the Plan, without the consent of the holder thereof.

20. EFFECTIVE DATE AND TERM.

The Plan shall be effective as of April 8, 1999. Except with respect to outstanding Options, the Plan shall terminate on the tenth anniversary of the date of adoption of the Plan or the date of approval of the Plan by the stockholders of the Company, whichever is earlier, unless sooner terminated by the Board of Directors (the "Term").

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the General Corporation Law of the State of Delaware ("DGCL") empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

Chancellor Media's Amended and Restated Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Chancellor Media or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.


Chancellor Media's Amended and Restated Certificate of Incorporation provides that Chancellor Media shall indemnify every person who is or was a party or is or was threatened to be made a party to any action suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation or, while a director or officer or employee of the corporation, is or was serving at the request of the corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with such action, suit or proceeding, to the full extent permitted by applicable law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

A. Exhibits

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         2.11(h)         -- Agreement and Plan of Merger by and among Pyramid
                            Communications, Inc., Evergreen Media Corporation and
                            Evergreen Media/Pyramid Corporation dated as of July 14,
                            1995 (see table of contents for list of omitted exhibits
                            and schedules).
         2.11A(i)        -- Amendment to Plan and Agreement of Merger by and among
                            Pyramid Communications, Inc., Evergreen Media Corporation
                            and Evergreen Media/Pyramid Corporation dated September
                            7, 1995.
         2.11B(i)        -- Amendment to Plan and Agreement of Merger by and among
                            Pyramid Communications, Inc., Evergreen Media Corporation
                            and Evergreen Media/Pyramid Corporation dated January 11,
                            1996.
         2.12(j)         -- Purchase Agreement between Fairbanks Communications, Inc.
                            and Evergreen Media Corporation dated October 12, 1995
                            (see table of contents for list of omitted exhibits and
                            schedules).
         2.13(n)         -- Option Agreement dated as of January 9, 1996 between
                            Chancellor Broadcasting Company and Evergreen Media
                            Corporation (including Form of Advertising Brokerage
                            Agreement and Form of Asset Purchase Agreement).
         2.14(o)         -- Asset Purchase Agreement dated April 4, 1996 between
                            American Radio Systems Corporation and Evergreen Media
                            Corporation of Buffalo (see table of contents for list of
                            omitted exhibits and schedules).
         2.15(o)         -- Asset Purchase Agreement dated April 11, 1996 between
                            Mercury Radio Communications, L.P. and Evergreen Media
                            Corporation of Los Angeles, Evergreen Media/Pyramid
                            Holdings Corporation, WHTT (AM) License Corp. and WHTT
                            (FM) License Corp. (see table of contents for list of
                            omitted exhibits and schedules).
         2.16(o)         -- Asset Purchase Agreement dated April 19, 1996 between
                            Crescent Communications L.P. and Evergreen Media
                            Corporation of Los Angeles (see table of contents for
                            list of omitted exhibits and schedules).
         2.17(p)         -- Asset Purchase Agreement dated June 13, 1996 between
                            Evergreen Media Corporation of Los Angeles and Greater
                            Washington Radio, Inc. (see table of contents for list of
                            omitted exhibits and schedules).
         2.18(p)         -- Asset Exchange Agreement dated June 13, 1996 among
                            Evergreen Media Corporation of Los Angeles, Evergreen
                            Media Corporation of the Bay State, WKLB License Corp.,
                            Greater Media Radio, Inc. and Greater Washington Radio,
                            Inc. (see table of contents for list of omitted exhibits
                            and schedules).
         2.19(p)         -- Purchase Agreement dated June 27, 1996 between WEDR,
                            Inc., and Evergreen Media Corporation of Los Angeles (See
                            table of contents for list of omitted schedules).
         2.20(p)         -- Time Brokerage Agreement dated July 10, 1996 by and
                            between Evergreen Media Corporation of Detroit, as
                            Licensee, and Kidstar Interactive Media Incorporated, as
                            Time Broker.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         2.21(p)         -- Asset Purchase Agreement dated July 15, 1996 by and among
                            Century Chicago Broadcasting L.P., Century Broadcasting
                            Corporation, Evergreen Media Corporation of Los Angeles
                            and Evergreen Media Corporation of Chicago.
         2.22(p)         -- Asset Purchase Agreement dated August 12, 1996 by and
                            among Chancellor Broadcasting Company, Shamrock
                            Broadcasting, Inc. and Evergreen Media Corporation of the
                            Great Lakes.
         2.23(p)         -- Asset Purchase Agreement dated as of August 12, 1996
                            between Secret Communications Limited Partnership and
                            Evergreen Media Corporation of Los Angeles (WQRS-FM) (See
                            table of contents for list of omitted exhibits and
                            schedules).
         2.24(p)         -- Asset Purchase Agreement dated as of August 12, 1996
                            between Secret Communications Limited Partnership and
                            Evergreen Media Corporation of Los Angeles (See table of
                            contents for list of omitted schedules).
         2.25(q)         -- Letter of intent dated August 27, 1996 between EZ
                            Communications, Inc. and Evergreen Media Corporation.
         2.26(q)         -- Asset Purchase Agreement dated September 19, 1996 between
                            Beasley-FM Acquisition Corp., WDAS License Limited
                            Partnership and Evergreen Media Corporation of Los
                            Angeles.
         2.27(q)         -- Asset Purchase Agreement dated September 19, 1996 between
                            The Brown Organization and Evergreen Media Corporation of
                            Los Angeles.
         2.28(r)         -- Stock Purchase Agreement by and between Viacom
                            International Inc. and Evergreen Media Corporation of Los
                            Angeles, dated February 16, 1997 (See table of contents
                            for omitted schedules and exhibits).
         2.29(r)         -- Agreement and Plan of Merger, by and among Evergreen
                            Media Corporation, Chancellor Broadcasting Company and
                            Chancellor Radio Broadcasting Company, dated as of
                            February 19,1997.
         2.30(r)         -- Stockholders Agreement, by and among Chancellor
                            Broadcasting Company, Evergreen Media Corporation, Scott
                            K. Ginsburg (individually and as custodian for certain
                            shares held by his children), HM2/Chancellor, L.P.,
                            Hicks, Muse, Tate & First Equity Fund 11, L.P., HM2/HMW,
                            L.P., The Chancellor Business Trust, HM2/HMD Sacramento
                            GP, L.P., Thomas O. Hicks, as Trustee of the William Cree
                            Hicks 1992 Irrevocable Trust, Thomas O. Hicks, as Trustee
                            of the Catherine Forgave Hicks 1993 Irrevocable Trust,
                            Thomas O. Hicks, as Trustee of the John Alexander Hicks
                            1984 Trust, Thomas O. Hicks, as Trustee of the Mack
                            Hardin Hicks 1984 Trust, Thomas O. Hicks, as Trustee of
                            Robert Bradley Hicks 1984 Trust, Thomas O. Hicks, as
                            Trustee of the Thomas O. Hicks, Jr. 1984 Trust, Thomas O.
                            Hicks and H. Rand Reynolds, as Trustees for the Muse
                            Children's GS Trust, and Thomas O. Hicks, dated as of
                            February 19, 1997.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         2.31(r)         -- Joint Purchase Agreement, by and among Chancellor Radio
                            Broadcasting Company, Chancellor Broadcasting Company,
                            Evergreen Media Corporation of Los Angeles, and Evergreen
                            Media Corporation, dated as of February 19, 1997.
         2.32(s)         -- Asset Exchange Agreement, by and among EZ Communications,
                            Inc., Professional Broadcasting Incorporated, EZ
                            Philadelphia, Inc., Evergreen Media Corporation of Los
                            Angeles, Evergreen Media Corporation of Charlotte,
                            Evergreen Media Corporation of the East, Evergreen Media
                            Corporation of Carolinaland, WBAV/WBAV-FM/ WPEG License
                            Corp. and WRFX License Corp., dated as of December 5,
                            1996 (See table of contents for list of omitted
                            schedules).
         2.33(s)         -- Asset Purchase Agreement, by and among EZ Communications,
                            Inc., Professional Broadcasting Incorporated, EZ
                            Charlotte, Inc., Evergreen Media Corporation of Los
                            Angeles, Evergreen Media Corporation of the East and
                            Evergreen Media Corporation of Carolinaland, dated as of
                            December 5, 1996 (See table of contents for list of
                            omitted schedules).
         2.34(t)         -- Asset Purchase Agreement by and between Pacific and
                            Southern Company, Inc. and Evergreen Media Corporation of
                            Los Angeles (re: WGCI-AM and WGCI-FM), dated as of April
                            4, 1997 (see table of contents for list of omitted
                            schedules and exhibits).
         2.35(t)         -- Asset Purchase Agreement by and between Pacific and
                            Southern Company, Inc. and Evergreen Media Corporation of
                            Los Angeles (re: KKBQ-AM and KKBQ-FM), dated as of April
                            4, 1997 (see table of contents for list of omitted
                            schedules and exhibits).
         2.36(t)         -- Asset Purchase Agreement by and between Pacific and
                            Southern Company, Inc. and Evergreen Media Corporation of
                            Los Angeles (re: KHKS-FM), dated as of April 4, 1997 (see
                            table of contents for list of omitted schedules and
                            exhibits).
         2.41(y)         -- Amended and Restated Agreement and Plan of Merger among
                            Chancellor Broadcasting Company, Chancellor Radio
                            Broadcasting Company, Evergreen Media Corporation,
                            Evergreen Mezzanine Holdings Corporation and Evergreen
                            Media Corporation of Los Angeles, dated as of February
                            19, 1997, amended and restated as of July 31, 1997.
         2.42(gg)        -- Option Agreement, by and among Evergreen Media
                            Corporation, Chancellor Broadcasting Company, Bonneville
                            International Corporation and Bonneville Holding Company,
                            dated as of August 6, 1997.
         2.43(ss)        -- Letter Agreement, dated February 20, 1998, between CMCLA and Capstar Broadcasting Corporation.
         2.44(yy)        -- Amendment No. 1, dated May 19, 1998, to Letter Agreement dated February 20, 1998, between CMCLA and Capstar
                            Broadcasting Corporation.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         2.45(yy)        -- Unit and Stock Purchase Agreement by and among CMCLA,
                            Martin Media, L.P., Martin & MacFarlane, Inc., Nevada
                            Outdoor Systems, Inc., MW Sign Corp. and certain sellers
                            named therein, dated as of June 19, 1998 (see table of
                            contents for list of omitted schedules and exhibits).
         2.46(yy)        -- Agreement and Plan of Merger between Chancellor Media
                            Corporation and Ranger Equity Holdings Corporation dated
                            as of July 7, 1998.
         2.46A*          -- Termination Agreement, dated as of March 15, 1999,
                            between Chancellor Media Corporation and Ranger Equity
                            Holdings Corporation.
         2.47(yy)        -- Asset Purchase Agreement: dated August 11, 1998, between
                            Chancellor Media Corporation of Los Angeles and
                            Independent Group Limited Partnership.
         2.48(yy)        -- Asset Purchase Agreement, dated August 11, 1998, between
                            Chancellor Media Corporation of Los Angeles and Zapis
                            Communications Corporation.
         2.49(yy)        -- Stock Purchase Agreement, dated August 11, 1998, among
                            Chancellor Media Corporation of Los Angeles, Young Ones,
                            Inc., Zebra Broadcasting Corporation and the Sellers
                            named therein.
         2.50(yy)        -- Stock Purchase Agreement, dated August 11, 1998, among
                            Chancellor Media Corporation of Los Angeles, ML Media
                            Partners LP., Wincom Broadcasting Corporation and WIN
                            Communications, Inc.
         2.52(ddd)       -- Agreement and Plan of Merger among Chancellor Media
                            Corporation, Capstar Broadcasting Corporation and CBC
                            Acquisition Company, Inc., dated as of August 26, 1998.
         2.53(zz)        -- Asset Purchase Agreement, dated August 30, 1998, by and among Chancellor Media Corporation of Los Angeles,
                            Whiteco Industries Inc. and Metro Management Associates.
         2.54(ggg)       -- Asset Purchase Agreement, dated as of August 14, 1998, by and among Chancellor Media Corporation of Illinois,
                            Chancellor Media Illinois License Corp. and ABC, Inc.
         2.55(hhh)       -- Amended and Restated Agreement and Plan of Merger, dated as of April 29, 1999, among Chancellor Media Corporation,
                            Capstar Broadcasting Corporation, CBC Acquisition
                            Company, Inc. and CMC Merger Sub, Inc.
         2.56(hhh)       -- Asset Purchase Agreement, dated as of September 15, 1998, by and between The Broadcast Group, Inc. and Chancellor
                            Media/ Shamrock Broadcasting, Inc.
         2.57(iii)       -- Stock Purchase Agreement, dated as of June 1, 1999, by
                            and between Lamar Advertising Company and Chancellor
                            Media Corporation of Los Angeles.
         2.58(iii)       -- Subscription Agreement, dated as of June 1, 1999, by and between Lamar Advertising Company and Chancellor Media
                            Corporation of Los Angeles.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         2.59(iii)       -- Voting Agreement, dated as of June 1, 1999, by and among
                            Lamar Advertising Company, Chancellor Media Corporation
                            of Los Angeles and Reilly Family Limited Partnership.
         3.1C(ss)        -- Amended and Restated Certificate of Incorporation of
                            Chancellor Media Corporation.
         3.2B(ss)        -- Amended and Restated Bylaws of Chancellor Media.
         4.10(t)         -- Second Amended and Restated Loan Agreement dated as of
                            April 25, 1997 among Evergreen Media Corporation of Los
                            Angeles, the financial institutions whose names appear as
                            Lenders on the signature pages thereof (the "Lenders"),
                            Toronto Dominion Securities, Inc., as Arranging Agent,
                            The Bank of New York and Bankers Trust Company, as
                            Co-Syndication Agents, NationsBank of Texas, N.A. and
                            Union Bank of California, as Co-Documentation Agents, and
                            Toronto Dominion (Texas), Inc., as Administrative Agent
                            for the Lenders, together with certain collateral
                            documents attached thereto as exhibits, including
                            Assignment of Partnership Interests, Assignment of Trust
                            Interests, Borrower's Pledge Agreement, Parent Company
                            Guaranty, Stock Pledge Agreement, Subsidiary Guaranty and
                            Subsidiary Pledge Agreement (see table of contents for
                            list of omitted schedules and exhibits).
         4.11(z)         -- First Amendment to Second Amended and Restated Loan
                            Agreement, dated June 26, 1997, among Evergreen Media
                            Corporation of Los Angeles, the Lenders, the Agents and
                            the Administrative Agent.
         4.15(aa)        -- Indenture, dated as of February 14, 1996, governing the
                            9 3/8% Senior Subordinated Notes due 2004 of CMCLA.
         4.16(bb)        -- First Supplemental Indenture, dated as of February 14,
                            1996, to the Indenture dated February 14, 1996, governing
                            the 9 3/8% Senior Subordinated Notes due 2004 of CMCLA.
         4.17(cc)        -- Indenture, dated as of February 26, 1996, governing the
                            12 1/4% Subordinated Exchange Debentures due 2008 of
                            CMCLA.
         4.18(dd)        -- Indenture, dated as of January 23, 1997, governing the
                            12% Subordinated Exchange Debentures due 2009 of CMCLA.
         4.19(ee)        -- Indenture, dated as of June 24, 1997, governing the
                            8 3/4% Senior Subordinated Notes due 2007 of CMCLA.
         4.21(ff)        -- Specimen of the 12 1/4% Series A Senior Cumulative
                            Exchangeable Preferred Stock Certificate of CMCLA.
         4.22(ff)        -- Specimen of the 12% Exchangeable Preferred Stock
                            Certificate of CMCLA.
         4.23(ff)        -- Form of Certificate of Designation for the 12 1/4% Series
                            A Senior Cumulative Exchangeable Preferred Stock of
                            CMCLA.
         4.24(ff)        -- Form of Certificate of Designation for the 12%
                            Exchangeable Preferred Stock of CMCLA.
         4.25(qq)        -- Second Amendment to Second Amended and Restated Loan
                            Agreement, dated August 7, 1997, among Evergreen Media
                            Corporation of Los Angeles, the Lenders, the Agents and
                            the Administrative Agent.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         4.26(hh)        -- Second Supplemental Indenture, dated as of April 15,
                            1997, to the Indenture dated February 14, 1996, governing
                            the 9 3/8% Senior Subordinated Notes due 2004 of CMCLA.
         4.27(qq)        -- Third Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated February 14, 1996, governing
                            the 9 3/8% Senior Subordinated Notes due 2004 of CMCLA.
         4.28(qq)        -- First Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated June 24, 1997, governing the
                            8  3/4% Senior Subordinated Notes due 2007 of CMCLA.
         4.29(qq)        -- First Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated February 26, 1997, governing
                            the 12  1/4% Subordinated Exchange Debentures due 2008 of
                            CMCLA.
         4.30(qq)        -- First Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated January 23, 1997, governing
                            the 12% Subordinated Exchange Debentures due 2009 of
                            CMCLA.
         4.34(uu)        -- Amended and Restated Indenture, dated as of October 28,
                            1997, governing the 10 1/2% Senior Subordinated Notes due
                            2007 of CMCLA.
         4.35(uu)        -- Second Supplement Indenture, dated as of October 28,
                            1997, to the Amended and Restated Indenture dated October
                            28, 1997 governing the 10 1/2% Senior Subordinated Notes
                            due 2007 of CMCLA.
         4.36(uu)        -- Third Amendment to Second Amended and Restated Loan
                            Agreement, dated October 28, 1997, among CMCLA, the
                            Lenders, the Agents and the Administrative Agent.
         4.37(uu)        -- Fourth Amendment to Second Amended and Restated Loan
                            Agreement, dated February 10, 1998, among CMCLA, the
                            Lenders, the Agents and the Administrative Agent.
         4.38(vv)        -- Indenture, dated as of December 22, 1997, governing the
                            8 1/8% Senior Subordinated Notes due 2007 of CMCLA.
         4.39(ww)        -- Fifth Amendment to Second Amended and Restated Loan
                            Agreement, dated May 1, 1998, among CMCLA, the Lenders,
                            the Agents and the Administrative Agent.
         4.40(yy)        -- Sixth Amendment to Second Amended and Restated Loan
                            Agreement, dated July 31, 1998, among CMCLA, the Lenders,
                            the Agents and the Administrative Agent.
         4.41(zz)        -- Indenture, dated as of September 30, 1998, governing the
                            9% Senior Subordinated Notes due 2008 of CMCLA.
         4.42(aaa)       -- Seventh Amendment to Second Amended and Restated Loan
                            Agreement, dated November 9, 1998, among CMCLA, the
                            Lenders, the Agents and the Administrative Agent.
         4.43(zz)        -- Indenture, dated as of November 17, 1998, governing the
                            8% Notes due 2008 of CMCLA.
         5.1*            -- Opinion of Weil, Gotshal & Manges LLP.
         8.1*            -- Opinion regarding certain tax matters of Weil, Gotshal &
                            Manges LLP.
         8.2*            -- Opinion regarding certain tax matters of Vinson & Elkins
                            L.L.P.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        10.23(xx)        -- Amended and Restated Chancellor Media Corporation Stock
                            Option Plan for Non-employee Directors.
        10.26(n)         -- Employment Agreement dated February 9, 1996 by and
                            between Evergreen Media Corporation and Kenneth J.
                            O'Keefe.
        10.28(o)         -- 1995 Stock Option Plan for executive officers and key
                            employees of Evergreen Media Corporation.
        10.30(qq)        -- First Amendment to Employment Agreement dated March 1,
                            1997 by and between Evergreen Media Corporation and
                            Kenneth J. O'Keefe.
        10.31(qq)        -- Employment Agreement dated September 4, 1997 by and among
                            Evergreen Media Corporation, Evergreen Media Corporation
                            of Los Angeles and Scott K. Ginsburg.
        10.32(qq)        -- Employment Agreement dated September 4, 1997 by and among
                            Evergreen Media Corporation, Evergreen Media Corporation
                            of Los Angeles and James de Castro.
        10.33(qq)        -- Employment Agreement dated September 4, 1997 by and among
                            Evergreen Media Corporation, Evergreen Media Corporation
                            of Los Angeles and Matthew E. Devine.
        10.34(qq)        -- Second Amendment to Employment Agreement dated September
                            4, 1997 by and among Evergreen Media Corporation,
                            Evergreen Media Corporation of Los Angeles and Kenneth J.
                            O'Keefe.
        10.35(ii)        -- Employment Agreement dated February 14, 1996 by and among
                            Chancellor Broadcasting Company, Chancellor Radio
                            Broadcasting Company and Steven Dinetz.
        10.36(jj)        -- Chancellor Broadcasting Company 1996 Stock Award Plan.
        10.37(kk)        -- Chancellor Holdings Corp. 1994 Director Stock Option
                            Plan.
        10.38(ll)        -- Stock Option Grant Letter dated September 30, 1995 from
                            Chancellor Corporation to Steven Dinetz.
        10.39(mm)        -- Stock Option Grant Letter dated September 30, 1995 from
                            Chancellor Corporation to Eric W. Neuman.
        10.40(nn)        -- Stock Option Grant Letter dated September 30, 1995 from
                            Chancellor Corporation to Marvin Dinetz.
        10.41(oo)        -- Stock Option Grant Letter dated February 14, 1997 from
                            Chancellor Broadcasting Company to Carl M. Hirsch.
        10.44(vv)        -- Agreement dated April 20, 1998 by and among Chancellor
                            Media Corporation, Chancellor Media Corporation of Los
                            Angeles and Scott K. Ginsburg.
        10.45(vv)        -- Employment Agreement dated April 29, 1998 by and among
                            Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and Jeffrey A. Marcus.
        10.46(yy)        -- Chancellor Media Corporation 1998 Stock Option Plan.
        10.47(yy)        -- Voting Agreement, among Chancellor Media Corporation and
                            Ranger Equity Partners, L.P. dated as of July 7, 1998.
        10.48(zz)        -- Employment Agreement, dated as of May 18, 1998, by and
                            among Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and James E. de Castro.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        10.49(zz)        -- Employment Agreement, dated as of May 18, 1998, by and
                            among Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and Matthew E. Devine.
        10.50(zz)        -- Employment Agreement, dated as of June 1, 1998, by and
                            among Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and Eric C. Neuman.
        10.51(zz)        -- Employment Agreement, dated as of August 18, 1998, by and among Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and James A. McLaughlin, Jr.
        10.52(bbb)       -- Agreement, dated as of January 6, 1999, among Chancellor
                            Media Corporation, Chancellor Media Corporation of Los
                            Angeles, Matthew E. Devine and Vicki Devine.
        10.53(ccc)       -- Amended and Restated Employment Agreement, dated as of
                            October 1, 1998, by and among Chancellor Media
                            Corporation, Chancellor Media Corporation of Los Angeles
                            and Jeffrey A. Marcus.
        10.54(ccc)       -- Amended and Restated Employment Agreement, dated as of
                            October 1, 1998, by and among Chancellor Media
                            Corporation, Chancellor Media Corporation of Los Angeles
                            and James E. de Castro.
        10.55(ccc)       -- Amended and Restated Employment Agreement, dated as of
                            October 1, 1998, by and among Chancellor Media
                            Corporation, Chancellor Media Corporation of Los Angeles
                            and Eric C. Neuman.
        10.56(ccc)       -- Employment Agreement, dated as of October 1, 1998, by and among Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and Thomas P. McMillin.
        10.57(ccc)       -- Amendment No. 1 to Employment Agreement, dated as of
                            January 6, 1999, by and among Chancellor Media
                            Corporation, Chancellor Media Corporation of Los Angeles
                            and Thomas P. McMillin.
        10.58(ccc)       -- Amended and Restated Employment Agreement, dated as of
                            October 1, 1998, by and among Chancellor Media
                            Corporation, Chancellor Media Corporation of Los Angeles
                            and James A. McLaughlin, Jr.
        10.59(eee)       -- Agreement, dated as of March 15, 1999, between Jeffrey A.
                            Marcus, Nancy Cain Marcus, Chancellor Media Corporation
                            and Chancellor Media Corporation of Los Angeles.
        10.60(eee)       -- Agreement, dated as of March 15, 1999, between Eric C.
                            Neuman, Elizabeth M. Neuman, Chancellor Media Corporation
                            and Chancellor Media Corporation of Los Angeles.
        10.61(eee)       -- Agreement, dated as of March 15, 1999, between Thomas P.
                            McMillin, Brigette McMillin, Chancellor Media Corporation
                            and Chancellor Media Corporation of Los Angeles.
        10.62*           -- Employment Agreement, dated as of April 29, 1999, among
                            Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and R. Steven Hicks.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        10.63*           -- Employment Agreement, dated as of April 29, 1999, among
                            Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and D. Geoffrey Armstrong.
        10.64*           -- Employment Agreement, dated as of April 29, 1999, among
                            Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and William S. Banowsky.
        10.65*           -- Non-Qualified Stock Option Grant Agreement, effective as of April 9, between Chancellor Media Corporation and
                            James E. de Castro.
        10.66*           -- Non-Qualified Stock Option Grant Agreement, effective as of April 9, between Chancellor Media Corporation and
                            Kenneth J. O'Keefe.
        10.67*           -- Non-Qualified Stock Option Grant Agreement, effective as of April 9, between Chancellor Media Corporation and R.
                            Steven Hicks.
        10.68*           -- Non-Qualified Stock Option Grant Agreement, effective as of April 9, between Chancellor Media Corporation and D.
                            Geoffrey Armstrong.
        10.69*           -- Non-Qualified Stock Grant Agreement, effective as of
                            April 9, between Chancellor Media Corporation and William
                            S. Banowsky.
        10.70*           -- Amendment No. 1 to Amended and Restated Employment
                            Agreement, dated as of May 18, 1999, among Chancellor
                            Media Corporation, Chancellor Media Corporation of Los
                            Angeles and James E. de Castro.
        10.71*           -- Employment Agreement, dated as of May 18, 1999, among
                            Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and Kenneth J. O'Keefe.
        10.72*           -- Chancellor Media Corporation 1999 Stock Option Plan.
        21.1(ccc)        -- Subsidiaries of Chancellor Media Corporation.
        23.1*            -- Consent of Weil, Gotshal & Manges LLP (included as part of their opinion listed as Exhibit 5.1).
        23.2*            -- Consent of PricewaterhouseCoopers LLP, independent
                            accountants.
        23.3*            -- Consent of KPMG LLP, independent accountants.
        23.4*            -- Consent of BDO Seidman, LLP, independent accountants.
        23.5*            -- Consent of PricewaterhouseCoopers LLP, independent
                            accountants.
        23.6*            -- Consent of Ernst & Young LLP, independent accountants.
        23.7*            -- Consent of KPMG LLP, independent accountants.
        23.8*            -- Consent of Arthur Andersen LLP, independent accountants.
        23.9*            -- Consent of Barbich Longcrier Hooper & King Accountancy
                            Corporation, independent auditors.
        23.10*           -- Consent of Kleiman, Carney & Greenbaum, independent
                            accountants.
        23.11*           -- Consent of Vinson & Elkins L.L.P. (included as part of
                            its opinion listed as Exhibit 8.2).
        24.1*            -- Powers of Attorney (included on signature pages).

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        99.1(fff)        -- Certificate of Incorporation of Capstar Broadcasting
                            Corporation.
        99.2(fff)        -- Bylaws of Capstar Broadcasting Corporation.
        99.3*            -- Consent of Salomon Smith Barney Inc., financial advisor to the Special Committee of the Board of Directors of
                            Chancellor Media.
        99.4*            -- Consent of Wasserstein Perella & Co., Inc., financial
                            advisor to the Special Committee of the Board of
                            Directors of Chancellor Media.
        99.5*            -- Consent of Morgan Stanley & Co. Incorporated, financial advisor to the Board of Directors of Chancellor Media.
        99.6*            -- Consent of Bear, Stearns & Co. Inc., financial advisor to the Special Committee of the Board of Directors of
                            Capstar.
        99.7*            -- Consent of Credit Suisse First Boston Corporation,
                            financial advisor to the Board of Directors of Capstar.
        99.8*            -- Consent of BT Wolfensohn, financial advisor to the Board of Directors of Capstar.
        99.9*            -- Opinion of Bear Stearns & Co. Inc. dated August 26, 1998.
        99.10*           -- Opinion of Bear Stearns & Co. Inc. dated April 13, 1999.
        99.11*           -- Consent of Person About to Become a Director from R.
                            Gerald Turner


---------------


*     Filed herewith.



(h) Incorporated by reference to the identically numbered exhibit to Chancellor Media's Current Report on Form 8-K dated July 14, 1995.



(i) Incorporated by reference to the identically numbered exhibit to Chancellor Media's Current Report on Form 8-K dated January 17, 1996.



(j) Incorporated by reference to the identically numbered exhibit to Chancellor Media's Quarterly Report on Form 10-Q for the quarterly period ending June 30, 1995.



(n) Incorporated by reference to the identically numbered exhibit to Chancellor Media's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.



(o) Incorporated by reference to the identically numbered exhibit to Chancellor Media's Quarterly Report on Form 10-Q for the quarterly period ending March 31, 1996.



(p) Incorporated by reference to the identically numbered exhibit to Chancellor Media's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996.



(q) Incorporated by reference to the identically numbered exhibit to Chancellor Media's Registration Statement on Form S-3, as amended (Reg. No. 333-12453).



(r) Incorporated by reference to the identically numbered exhibit to Chancellor Media's Current Report on Form 8-K dated February 16, 1997 and filed March 9, 1997.



(s) Incorporated by reference to the identically numbered exhibit to Chancellor Media's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.



(t) Incorporated by reference to the identically numbered exhibit to Chancellor Media's Current Report on Form 8-K dated April 1, 1997 and filed May 9, 1997.



(y) Incorporated by reference to the identically numbered exhibit of Chancellor Media's Registration Statement on Form S-4, filed August 1, 1997.



(z) Incorporated by reference to the identically numbered exhibit to Chancellor Media's Current Report on Form 8-K dated July 7, 1997 and filed July 31, 1997.

(aa) Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company, as filed on February 29, 1996.

(bb) Incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K of Chancellor Broadcasting Company, Chancellor Radio Broadcasting Company and Chancellor Broadcasting Licensee Company for the fiscal year ended December 31, 1995.

(cc) Incorporated by reference to Exhibit 4.6 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company, as filed on February 29, 1996.

(dd) Incorporated by reference to Exhibit 4.7 to the Current Report on Form 8-K of Chancellor Radio Broadcasting Company, as filed on February 6, 1997.

(ee) Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company as filed on July 17, 1997.


(ff) Incorporated by reference to the identically-numbered exhibit to the Registration Statement on Form S-4 (Reg. No. 333-32259), dated July 29, 1997, as amended, of CMCLA.



(gg) Incorporated by reference to the identically numbered exhibit to the Quarterly Report on Form 10-Q of Chancellor Media and CMCLA for the quarterly period ending June 30, 1997.


(hh) Incorporated by reference to Exhibit 4.8 to the Quarterly Report on Form 10-Q of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company for the quarterly period ending March 31, 1997.

(ii) Incorporated by reference to Exhibit 10.6 to Chancellor Broadcasting Company's Registration Statement on Form S-1 (Reg. No. 333-02782) filed February 9, 1996.

(jj) Incorporated by reference to Exhibit 4.22 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(kk) Incorporated by reference to Exhibit 4.23 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(ll) Incorporated by reference to Exhibit 4.24 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(mm) Incorporated by reference to Exhibit 4.25 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(nn) Incorporated by reference to Exhibit 4.26 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(oo) Incorporated by reference to Exhibit 4.27 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.


(qq) Incorporated by reference to the identically numbered exhibit to the CMCLA's Registration Statement on Form S-4 (Reg. No. 333-36451), dated September 26, 1997, as amended.


(ss) Incorporated by reference to the identically numbered exhibit to the Current Report on Form 8-K of Chancellor Media and CMCLA, dated as of February 23, 1998 and filed as of February 27, 1998.


(uu) Incorporated by reference to the identically numbered exhibit to the Annual Report on Form 10-K of Chancellor and CMCLA for the fiscal year ended December 31, 1997.

(vv) Incorporated by reference to the identically numbered exhibit to CMCLA's Registration Statement on Form S-4 (Reg. No. 333-50739), dated April 22, 1998, as amended.

(ww) Incorporated by reference to the identically numbered exhibit to the Quarterly Report on Form 10-Q of Chancellor Media and CMCLA for the quarterly period ending March 31, 1998.

(xx) Incorporated by reference to Exhibit 4.41 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-53179), dated May 20, 1998.

(yy) Incorporated by reference to the identically numbered exhibit to the Quarterly Report on Form 10-Q of Chancellor Media and CMCLA for the quarterly period ending June 30, 1998.

(zz) Incorporated by reference to Exhibit 4.41 to CMCLA's Registration Statement on Form S-4 (Reg. No. 333-66971), initially filed November 9, 1998, as amended.

(aaa) Incorporated by reference to Exhibit 4.42 to the Quarterly Report on Form 10-Q of Chancellor Media and CMCLA for the quarterly period ending September 30, 1998.

(bbb) Incorporated by reference to the identically numbered exhibit to the Current Report on Form 8-K of Chancellor Media and CMCLA, dated as of January 7, 1999 and filed as of January 7, 1999.

(ccc) Incorporated by reference to the identically numbered exhibit to Chancellor Media's Registration Statement on Form S-4 (Reg. No. 333-72481), dated as of February 17, 1999, as amended.

(ddd) Incorporated by reference to the identically numbered exhibit to the Quarterly Report on Form 10-Q of Chancellor Media and CMCLA for the quarterly period ending September 30, 1998.

(eee) Incorporated by reference to the identically numbered exhibit to the Annual Report on Form 10-K of Chancellor Media and CMCLA for the fiscal year ending December 31, 1998.

(fff) Incorporated by reference to Exhibits 3.1 and 3.2 to Capstar's Amendment No. 3 to Registration Statement on Form S-1, dated May 19, 1998, File No. 333-48819.


(ggg) Incorporated by reference to the identically numbered exhibit to the Current Report on Form 8-K of Chancellor Media Corporation of Los Angeles, as amended, filed on May 5, 1999.



(hhh) Incorporated by reference to the identically numbered exhibit to the Quarterly Report on Form 10-Q of Chancellor Media and CMCLA for the quarterly period ending March 31, 1999.



(iii) Incorporated by reference to Exhibits 2.1, 2.2 and 2.3 to Chancellor Media's Form 8-K, dated June 7, 1999 and filed on June 8, 1999.


B. Financial Statement Schedules

All schedules have been omitted since the required information is either not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements or the notes thereto.

C. Fairness Opinions


See Annex II, III-A, III-B, IV, V, VI and VII of the joint proxy statement/prospectus. See also exhibits 99.9 and 99.10 to this registration statement.

ITEM 22. UNDERTAKINGS.

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

B. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

C. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

D. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 4, 1999.


                                         CHANCELLOR MEDIA CORPORATION

                                         By: /s/  D. GEOFFREY ARMSTRONG
                                            ------------------------------------
                                                   D. Geoffrey Armstrong
                                                Executive Vice President and
                                                  Chief Financial Officer


Each person whose signature appears below constitutes and appoints James E. de Castro and D. Geoffrey Armstrong, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendment, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                 SIGNATURES                               TITLE                  DATE
                 ----------                               -----                  ----
             /s/ THOMAS O. HICKS               Chairman of the Board and      June 4, 1999
---------------------------------------------    Chief Executive Officer
               Thomas O. Hicks                   (Principal Executive
                                                 Officer)

           /s/ JAMES E. DE CASTRO              Vice Chairman and Chief        June 4, 1999
---------------------------------------------    Executive Officer of the
             James E. de Castro                  Chancellor Radio and
                                                 Outdoor Group

             /s/ R. STEVEN HICKS               Vice Chairman and Chief        June 4, 1999
---------------------------------------------    Executive Officer of the
               R. Steven Hicks                   Chancellor Media Services
                                                 Group

          /s/ D. GEOFFREY ARMSTRONG            Executive Vice President and   June 4, 1999
---------------------------------------------    Chief Financial Officer
            D. Geoffrey Armstrong                (Principal Financial
                                                 Officer)

                 SIGNATURES                               TITLE                  DATE
                 ----------                               -----                  ----
           /s/ ANDREA ARCHER HULCY             Vice President, Controller     June 4, 1999
---------------------------------------------    (Principal Accounting
             Andrea Archer Hulcy                 Officer)

           /s/ ROBERT L. CRANDALL              Director                       June 4, 1999
---------------------------------------------
             Robert L. Crandall

            /s/ THOMAS J. HODSON               Director                       June 4, 1999
---------------------------------------------
              Thomas J. Hodson

          /s/ VERNON E. JORDAN, JR.            Director                       June 4, 1999
---------------------------------------------
            Vernon E. Jordan, Jr.

            /s/ MICHAEL J. LEVITT              Director                       June 4, 1999
---------------------------------------------
              Michael J. Levitt

             /s/ PERRY J. LEWIS                Director                       June 4, 1999
---------------------------------------------
               Perry J. Lewis

            /s/ JEFFREY A. MARCUS              Director                       June 4, 1999
---------------------------------------------
              Jeffrey A. Marcus

             /s/ JOHN H. MASSEY                Director                       June 4, 1999
---------------------------------------------
               John H. Massey
                                               Director
---------------------------------------------
Lawrence D. Stuart, Jr.

             /s/ J. OTIS WINTERS               Director                       June 4, 1999
---------------------------------------------
               J. Otis Winters

                                 EXHIBIT INDEX

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         2.11(h)         -- Agreement and Plan of Merger by and among Pyramid
                            Communications, Inc., Evergreen Media Corporation and
                            Evergreen Media/Pyramid Corporation dated as of July 14,
                            1995 (see table of contents for list of omitted exhibits
                            and schedules).
         2.11A(i)        -- Amendment to Plan and Agreement of Merger by and among
                            Pyramid Communications, Inc., Evergreen Media Corporation
                            and Evergreen Media/Pyramid Corporation dated September
                            7, 1995.
         2.11B(i)        -- Amendment to Plan and Agreement of Merger by and among
                            Pyramid Communications, Inc., Evergreen Media Corporation
                            and Evergreen Media/Pyramid Corporation dated January 11,
                            1996.
         2.12(j)         -- Purchase Agreement between Fairbanks Communications, Inc.
                            and Evergreen Media Corporation dated October 12, 1995
                            (see table of contents for list of omitted exhibits and
                            schedules).
         2.13(n)         -- Option Agreement dated as of January 9, 1996 between
                            Chancellor Broadcasting Company and Evergreen Media
                            Corporation (including Form of Advertising Brokerage
                            Agreement and Form of Asset Purchase Agreement).
         2.14(o)         -- Asset Purchase Agreement dated April 4, 1996 between
                            American Radio Systems Corporation and Evergreen Media
                            Corporation of Buffalo (see table of contents for list of
                            omitted exhibits and schedules).
         2.15(o)         -- Asset Purchase Agreement dated April 11, 1996 between
                            Mercury Radio Communications, L.P. and Evergreen Media
                            Corporation of Los Angeles, Evergreen Media/Pyramid
                            Holdings Corporation, WHTT (AM) License Corp. and WHTT
                            (FM) License Corp. (see table of contents for list of
                            omitted exhibits and schedules).
         2.16(o)         -- Asset Purchase Agreement dated April 19, 1996 between
                            Crescent Communications L.P. and Evergreen Media
                            Corporation of Los Angeles (see table of contents for
                            list of omitted exhibits and schedules).
         2.17(p)         -- Asset Purchase Agreement dated June 13, 1996 between
                            Evergreen Media Corporation of Los Angeles and Greater
                            Washington Radio, Inc. (see table of contents for list of
                            omitted exhibits and schedules).
         2.18(p)         -- Asset Exchange Agreement dated June 13, 1996 among
                            Evergreen Media Corporation of Los Angeles, Evergreen
                            Media Corporation of the Bay State, WKLB License Corp.,
                            Greater Media Radio, Inc. and Greater Washington Radio,
                            Inc. (see table of contents for list of omitted exhibits
                            and schedules).
         2.19(p)         -- Purchase Agreement dated June 27, 1996 between WEDR,
                            Inc., and Evergreen Media Corporation of Los Angeles (See
                            table of contents for list of omitted schedules).
         2.20(p)         -- Time Brokerage Agreement dated July 10, 1996 by and
                            between Evergreen Media Corporation of Detroit, as
                            Licensee, and Kidstar Interactive Media Incorporated, as
                            Time Broker.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         2.21(p)         -- Asset Purchase Agreement dated July 15, 1996 by and among
                            Century Chicago Broadcasting L.P., Century Broadcasting
                            Corporation, Evergreen Media Corporation of Los Angeles
                            and Evergreen Media Corporation of Chicago.
         2.22(p)         -- Asset Purchase Agreement dated August 12, 1996 by and
                            among Chancellor Broadcasting Company, Shamrock
                            Broadcasting, Inc. and Evergreen Media Corporation of the
                            Great Lakes.
         2.23(p)         -- Asset Purchase Agreement dated as of August 12, 1996
                            between Secret Communications Limited Partnership and
                            Evergreen Media Corporation of Los Angeles (WQRS-FM) (See
                            table of contents for list of omitted exhibits and
                            schedules).
         2.24(p)         -- Asset Purchase Agreement dated as of August 12, 1996
                            between Secret Communications Limited Partnership and
                            Evergreen Media Corporation of Los Angeles (See table of
                            contents for list of omitted schedules).
         2.25(q)         -- Letter of intent dated August 27, 1996 between EZ
                            Communications, Inc. and Evergreen Media Corporation.
         2.26(q)         -- Asset Purchase Agreement dated September 19, 1996 between
                            Beasley-FM Acquisition Corp., WDAS License Limited
                            Partnership and Evergreen Media Corporation of Los
                            Angeles.
         2.27(q)         -- Asset Purchase Agreement dated September 19, 1996 between
                            The Brown Organization and Evergreen Media Corporation of
                            Los Angeles.
         2.28(r)         -- Stock Purchase Agreement by and between Viacom
                            International Inc. and Evergreen Media Corporation of Los
                            Angeles, dated February 16, 1997 (See table of contents
                            for omitted schedules and exhibits).
         2.29(r)         -- Agreement and Plan of Merger, by and among Evergreen
                            Media Corporation, Chancellor Broadcasting Company and
                            Chancellor Radio Broadcasting Company, dated as of
                            February 19,1997.
         2.30(r)         -- Stockholders Agreement, by and among Chancellor
                            Broadcasting Company, Evergreen Media Corporation, Scott
                            K. Ginsburg (individually and as custodian for certain
                            shares held by his children), HM2/Chancellor, L.P.,
                            Hicks, Muse, Tate & First Equity Fund 11, L.P., HM2/HMW,
                            L.P., The Chancellor Business Trust, HM2/HMD Sacramento
                            GP, L.P., Thomas O. Hicks, as Trustee of the William Cree
                            Hicks 1992 Irrevocable Trust, Thomas O. Hicks, as Trustee
                            of the Catherine Forgave Hicks 1993 Irrevocable Trust,
                            Thomas O. Hicks, as Trustee of the John Alexander Hicks
                            1984 Trust, Thomas O. Hicks, as Trustee of the Mack
                            Hardin Hicks 1984 Trust, Thomas O. Hicks, as Trustee of
                            Robert Bradley Hicks 1984 Trust, Thomas O. Hicks, as
                            Trustee of the Thomas O. Hicks, Jr. 1984 Trust, Thomas O.
                            Hicks and H. Rand Reynolds, as Trustees for the Muse
                            Children's GS Trust, and Thomas O. Hicks, dated as of
                            February 19, 1997.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         2.31(r)         -- Joint Purchase Agreement, by and among Chancellor Radio
                            Broadcasting Company, Chancellor Broadcasting Company,
                            Evergreen Media Corporation of Los Angeles, and Evergreen
                            Media Corporation, dated as of February 19, 1997.
         2.32(s)         -- Asset Exchange Agreement, by and among EZ Communications,
                            Inc., Professional Broadcasting Incorporated, EZ
                            Philadelphia, Inc., Evergreen Media Corporation of Los
                            Angeles, Evergreen Media Corporation of Charlotte,
                            Evergreen Media Corporation of the East, Evergreen Media
                            Corporation of Carolinaland, WBAV/WBAV-FM/ WPEG License
                            Corp. and WRFX License Corp., dated as of December 5,
                            1996 (See table of contents for list of omitted
                            schedules).
         2.33(s)         -- Asset Purchase Agreement, by and among EZ Communications,
                            Inc., Professional Broadcasting Incorporated, EZ
                            Charlotte, Inc., Evergreen Media Corporation of Los
                            Angeles, Evergreen Media Corporation of the East and
                            Evergreen Media Corporation of Carolinaland, dated as of
                            December 5, 1996 (See table of contents for list of
                            omitted schedules).
         2.34(t)         -- Asset Purchase Agreement by and between Pacific and
                            Southern Company, Inc. and Evergreen Media Corporation of
                            Los Angeles (re: WGCI-AM and WGCI-FM), dated as of April
                            4, 1997 (see table of contents for list of omitted
                            schedules and exhibits).
         2.35(t)         -- Asset Purchase Agreement by and between Pacific and
                            Southern Company, Inc. and Evergreen Media Corporation of
                            Los Angeles (re: KKBQ-AM and KKBQ-FM), dated as of April
                            4, 1997 (see table of contents for list of omitted
                            schedules and exhibits).
         2.36(t)         -- Asset Purchase Agreement by and between Pacific and
                            Southern Company, Inc. and Evergreen Media Corporation of
                            Los Angeles (re: KHKS-FM), dated as of April 4, 1997 (see
                            table of contents for list of omitted schedules and
                            exhibits).
         2.41(y)         -- Amended and Restated Agreement and Plan of Merger among
                            Chancellor Broadcasting Company, Chancellor Radio
                            Broadcasting Company, Evergreen Media Corporation,
                            Evergreen Mezzanine Holdings Corporation and Evergreen
                            Media Corporation of Los Angeles, dated as of February
                            19, 1997, amended and restated as of July 31, 1997.
         2.42(gg)        -- Option Agreement, by and among Evergreen Media
                            Corporation, Chancellor Broadcasting Company, Bonneville
                            International Corporation and Bonneville Holding Company,
                            dated as of August 6, 1997.
         2.43(ss)        -- Letter Agreement, dated February 20, 1998, between CMCLA and Capstar Broadcasting Corporation.
         2.44(yy)        -- Amendment No. 1, dated May 19, 1998, to Letter Agreement dated February 20, 1998, between CMCLA and Capstar
                            Broadcasting Corporation.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         2.45(yy)        -- Unit and Stock Purchase Agreement by and among CMCLA,
                            Martin Media, L.P., Martin & MacFarlane, Inc., Nevada
                            Outdoor Systems, Inc., MW Sign Corp. and certain sellers
                            named therein, dated as of June 19, 1998 (see table of
                            contents for list of omitted schedules and exhibits).
         2.46(yy)        -- Agreement and Plan of Merger between Chancellor Media
                            Corporation and Ranger Equity Holdings Corporation dated
                            as of July 7, 1998.
         2.46A*          -- Termination Agreement, dated as of March 15, 1999,
                            between Chancellor Media Corporation and Ranger Equity
                            Holdings Corporation.
         2.47(yy)        -- Asset Purchase Agreement: dated August 11, 1998, between
                            Chancellor Media Corporation of Los Angeles and
                            Independent Group Limited Partnership.
         2.48(yy)        -- Asset Purchase Agreement, dated August 11, 1998, between
                            Chancellor Media Corporation of Los Angeles and Zapis
                            Communications Corporation.
         2.49(yy)        -- Stock Purchase Agreement, dated August 11, 1998, among
                            Chancellor Media Corporation of Los Angeles, Young Ones,
                            Inc., Zebra Broadcasting Corporation and the Sellers
                            named therein.
         2.50(yy)        -- Stock Purchase Agreement, dated August 11, 1998, among
                            Chancellor Media Corporation of Los Angeles, ML Media
                            Partners LP., Wincom Broadcasting Corporation and WIN
                            Communications, Inc.
         2.52(ddd)       -- Agreement and Plan of Merger among Chancellor Media
                            Corporation, Capstar Broadcasting Corporation and CBC
                            Acquisition Company, Inc., dated as of August 26, 1998.
         2.53(zz)        -- Asset Purchase Agreement, dated August 30, 1998, by and among Chancellor Media Corporation of Los Angeles,
                            Whiteco Industries Inc. and Metro Management Associates.
         2.54(ggg)       -- Asset Purchase Agreement, dated as of August 14, 1998, by and among Chancellor Media Corporation of Illinois,
                            Chancellor Media Illinois License Corp. and ABC, Inc.
         2.55(hhh)       -- Amended and Restated Agreement and Plan of Merger, dated as of April 29, 1999, among Chancellor Media Corporation,
                            Capstar Broadcasting Corporation, CBC Acquisition
                            Company, Inc. and CMC Merger Sub, Inc.
         2.56(hhh)       -- Asset Purchase Agreement, dated as of September 15, 1998, by and between The Broadcast Group, Inc. and Chancellor
                            Media/ Shamrock Broadcasting, Inc.
         2.57(iii)       -- Stock Purchase Agreement, dated as of June 1, 1999, by
                            and between Lamar Advertising Company and Chancellor
                            Media Corporation of Los Angeles.
         2.58(iii)       -- Subscription Agreement, dated as of June 1, 1999, by and between Lamar Advertising Company and Chancellor Media
                            Corporation of Los Angeles.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         2.59(iii)       -- Voting Agreement, dated as of June 1, 1999, by and among
                            Lamar Advertising Company, Chancellor Media Corporation
                            of Los Angeles and Reilly Family Limited Partnership.
         3.1C(ss)        -- Amended and Restated Certificate of Incorporation of
                            Chancellor Media Corporation.
         3.2B(ss)        -- Amended and Restated Bylaws of Chancellor Media.
         4.10(t)         -- Second Amended and Restated Loan Agreement dated as of
                            April 25, 1997 among Evergreen Media Corporation of Los
                            Angeles, the financial institutions whose names appear as
                            Lenders on the signature pages thereof (the "Lenders"),
                            Toronto Dominion Securities, Inc., as Arranging Agent,
                            The Bank of New York and Bankers Trust Company, as
                            Co-Syndication Agents, NationsBank of Texas, N.A. and
                            Union Bank of California, as Co-Documentation Agents, and
                            Toronto Dominion (Texas), Inc., as Administrative Agent
                            for the Lenders, together with certain collateral
                            documents attached thereto as exhibits, including
                            Assignment of Partnership Interests, Assignment of Trust
                            Interests, Borrower's Pledge Agreement, Parent Company
                            Guaranty, Stock Pledge Agreement, Subsidiary Guaranty and
                            Subsidiary Pledge Agreement (see table of contents for
                            list of omitted schedules and exhibits).
         4.11(z)         -- First Amendment to Second Amended and Restated Loan
                            Agreement, dated June 26, 1997, among Evergreen Media
                            Corporation of Los Angeles, the Lenders, the Agents and
                            the Administrative Agent.
         4.15(aa)        -- Indenture, dated as of February 14, 1996, governing the
                            9 3/8% Senior Subordinated Notes due 2004 of CMCLA.
         4.16(bb)        -- First Supplemental Indenture, dated as of February 14,
                            1996, to the Indenture dated February 14, 1996, governing
                            the 9 3/8% Senior Subordinated Notes due 2004 of CMCLA.
         4.17(cc)        -- Indenture, dated as of February 26, 1996, governing the
                            12 1/4% Subordinated Exchange Debentures due 2008 of
                            CMCLA.
         4.18(dd)        -- Indenture, dated as of January 23, 1997, governing the
                            12% Subordinated Exchange Debentures due 2009 of CMCLA.
         4.19(ee)        -- Indenture, dated as of June 24, 1997, governing the
                            8 3/4% Senior Subordinated Notes due 2007 of CMCLA.
         4.21(ff)        -- Specimen of the 12 1/4% Series A Senior Cumulative
                            Exchangeable Preferred Stock Certificate of CMCLA.
         4.22(ff)        -- Specimen of the 12% Exchangeable Preferred Stock
                            Certificate of CMCLA.
         4.23(ff)        -- Form of Certificate of Designation for the 12 1/4% Series
                            A Senior Cumulative Exchangeable Preferred Stock of
                            CMCLA.
         4.24(ff)        -- Form of Certificate of Designation for the 12%
                            Exchangeable Preferred Stock of CMCLA.
         4.25(qq)        -- Second Amendment to Second Amended and Restated Loan
                            Agreement, dated August 7, 1997, among Evergreen Media
                            Corporation of Los Angeles, the Lenders, the Agents and
                            the Administrative Agent.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         4.26(hh)        -- Second Supplemental Indenture, dated as of April 15,
                            1997, to the Indenture dated February 14, 1996, governing
                            the 9 3/8% Senior Subordinated Notes due 2004 of CMCLA.
         4.27(qq)        -- Third Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated February 14, 1996, governing
                            the 9 3/8% Senior Subordinated Notes due 2004 of CMCLA.
         4.28(qq)        -- First Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated June 24, 1997, governing the
                            8  3/4% Senior Subordinated Notes due 2007 of CMCLA.
         4.29(qq)        -- First Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated February 26, 1997, governing
                            the 12  1/4% Subordinated Exchange Debentures due 2008 of
                            CMCLA.
         4.30(qq)        -- First Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated January 23, 1997, governing
                            the 12% Subordinated Exchange Debentures due 2009 of
                            CMCLA.
         4.34(uu)        -- Amended and Restated Indenture, dated as of October 28,
                            1997, governing the 10 1/2% Senior Subordinated Notes due
                            2007 of CMCLA.
         4.35(uu)        -- Second Supplement Indenture, dated as of October 28,
                            1997, to the Amended and Restated Indenture dated October
                            28, 1997 governing the 10 1/2% Senior Subordinated Notes
                            due 2007 of CMCLA.
         4.36(uu)        -- Third Amendment to Second Amended and Restated Loan
                            Agreement, dated October 28, 1997, among CMCLA, the
                            Lenders, the Agents and the Administrative Agent.
         4.37(uu)        -- Fourth Amendment to Second Amended and Restated Loan
                            Agreement, dated February 10, 1998, among CMCLA, the
                            Lenders, the Agents and the Administrative Agent.
         4.38(vv)        -- Indenture, dated as of December 22, 1997, governing the
                            8 1/8% Senior Subordinated Notes due 2007 of CMCLA.
         4.39(ww)        -- Fifth Amendment to Second Amended and Restated Loan
                            Agreement, dated May 1, 1998, among CMCLA, the Lenders,
                            the Agents and the Administrative Agent.
         4.40(yy)        -- Sixth Amendment to Second Amended and Restated Loan
                            Agreement, dated July 31, 1998, among CMCLA, the Lenders,
                            the Agents and the Administrative Agent.
         4.41(zz)        -- Indenture, dated as of September 30, 1998, governing the
                            9% Senior Subordinated Notes due 2008 of CMCLA.
         4.42(aaa)       -- Seventh Amendment to Second Amended and Restated Loan
                            Agreement, dated November 9, 1998, among CMCLA, the
                            Lenders, the Agents and the Administrative Agent.
         4.43(zz)        -- Indenture, dated as of November 17, 1998, governing the
                            8% Notes due 2008 of CMCLA.
         5.1*            -- Opinion of Weil, Gotshal & Manges LLP.
         8.1*            -- Opinion regarding certain tax matters of Weil, Gotshal &
                            Manges LLP.
         8.2*            -- Opinion regarding certain tax matters of Vinson & Elkins
                            L.L.P.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        10.23(xx)        -- Amended and Restated Chancellor Media Corporation Stock
                            Option Plan for Non-employee Directors.
        10.26(n)         -- Employment Agreement dated February 9, 1996 by and
                            between Evergreen Media Corporation and Kenneth J.
                            O'Keefe.
        10.28(o)         -- 1995 Stock Option Plan for executive officers and key
                            employees of Evergreen Media Corporation.
        10.30(qq)        -- First Amendment to Employment Agreement dated March 1,
                            1997 by and between Evergreen Media Corporation and
                            Kenneth J. O'Keefe.
        10.31(qq)        -- Employment Agreement dated September 4, 1997 by and among
                            Evergreen Media Corporation, Evergreen Media Corporation
                            of Los Angeles and Scott K. Ginsburg.
        10.32(qq)        -- Employment Agreement dated September 4, 1997 by and among
                            Evergreen Media Corporation, Evergreen Media Corporation
                            of Los Angeles and James de Castro.
        10.33(qq)        -- Employment Agreement dated September 4, 1997 by and among
                            Evergreen Media Corporation, Evergreen Media Corporation
                            of Los Angeles and Matthew E. Devine.
        10.34(qq)        -- Second Amendment to Employment Agreement dated September
                            4, 1997 by and among Evergreen Media Corporation,
                            Evergreen Media Corporation of Los Angeles and Kenneth J.
                            O'Keefe.
        10.35(ii)        -- Employment Agreement dated February 14, 1996 by and among
                            Chancellor Broadcasting Company, Chancellor Radio
                            Broadcasting Company and Steven Dinetz.
        10.36(jj)        -- Chancellor Broadcasting Company 1996 Stock Award Plan.
        10.37(kk)        -- Chancellor Holdings Corp. 1994 Director Stock Option
                            Plan.
        10.38(ll)        -- Stock Option Grant Letter dated September 30, 1995 from
                            Chancellor Corporation to Steven Dinetz.
        10.39(mm)        -- Stock Option Grant Letter dated September 30, 1995 from
                            Chancellor Corporation to Eric W. Neuman.
        10.40(nn)        -- Stock Option Grant Letter dated September 30, 1995 from
                            Chancellor Corporation to Marvin Dinetz.
        10.41(oo)        -- Stock Option Grant Letter dated February 14, 1997 from
                            Chancellor Broadcasting Company to Carl M. Hirsch.
        10.44(vv)        -- Agreement dated April 20, 1998 by and among Chancellor
                            Media Corporation, Chancellor Media Corporation of Los
                            Angeles and Scott K. Ginsburg.
        10.45(vv)        -- Employment Agreement dated April 29, 1998 by and among
                            Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and Jeffrey A. Marcus.
        10.46(yy)        -- Chancellor Media Corporation 1998 Stock Option Plan.
        10.47(yy)        -- Voting Agreement, among Chancellor Media Corporation and
                            Ranger Equity Partners, L.P. dated as of July 7, 1998.
        10.48(zz)        -- Employment Agreement, dated as of May 18, 1998, by and
                            among Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and James E. de Castro.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        10.49(zz)        -- Employment Agreement, dated as of May 18, 1998, by and
                            among Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and Matthew E. Devine.
        10.50(zz)        -- Employment Agreement, dated as of June 1, 1998, by and
                            among Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and Eric C. Neuman.
        10.51(zz)        -- Employment Agreement, dated as of August 18, 1998, by and among Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and James A. McLaughlin, Jr.
        10.52(bbb)       -- Agreement, dated as of January 6, 1999, among Chancellor
                            Media Corporation, Chancellor Media Corporation of Los
                            Angeles, Matthew E. Devine and Vicki Devine.
        10.53(ccc)       -- Amended and Restated Employment Agreement, dated as of
                            October 1, 1998, by and among Chancellor Media
                            Corporation, Chancellor Media Corporation of Los Angeles
                            and Jeffrey A. Marcus.
        10.54(ccc)       -- Amended and Restated Employment Agreement, dated as of
                            October 1, 1998, by and among Chancellor Media
                            Corporation, Chancellor Media Corporation of Los Angeles
                            and James E. de Castro.
        10.55(ccc)       -- Amended and Restated Employment Agreement, dated as of
                            October 1, 1998, by and among Chancellor Media
                            Corporation, Chancellor Media Corporation of Los Angeles
                            and Eric C. Neuman.
        10.56(ccc)       -- Employment Agreement, dated as of October 1, 1998, by and among Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and Thomas P. McMillin.
        10.57(ccc)       -- Amendment No. 1 to Employment Agreement, dated as of
                            January 6, 1999, by and among Chancellor Media
                            Corporation, Chancellor Media Corporation of Los Angeles
                            and Thomas P. McMillin.
        10.58(ccc)       -- Amended and Restated Employment Agreement, dated as of
                            October 1, 1998, by and among Chancellor Media
                            Corporation, Chancellor Media Corporation of Los Angeles
                            and James A. McLaughlin, Jr.
        10.59(eee)       -- Agreement, dated as of March 15, 1999, between Jeffrey A.
                            Marcus, Nancy Cain Marcus, Chancellor Media Corporation
                            and Chancellor Media Corporation of Los Angeles.
        10.60(eee)       -- Agreement, dated as of March 15, 1999, between Eric C.
                            Neuman, Elizabeth M. Neuman, Chancellor Media Corporation
                            and Chancellor Media Corporation of Los Angeles.
        10.61(eee)       -- Agreement, dated as of March 15, 1999, between Thomas P.
                            McMillin, Brigette McMillin, Chancellor Media Corporation
                            and Chancellor Media Corporation of Los Angeles.
        10.62*           -- Employment Agreement, dated as of April 29, 1999, among
                            Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and R. Steven Hicks.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        10.63*           -- Employment Agreement, dated as of April 29, 1999, among
                            Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and D. Geoffrey Armstrong.
        10.64*           -- Employment Agreement, dated as of April 29, 1999, among
                            Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and William S. Banowsky.
        10.65*           -- Non-Qualified Stock Option Grant Agreement, effective as of April 9, between Chancellor Media Corporation and
                            James E. de Castro.
        10.66*           -- Non-Qualified Stock Option Grant Agreement, effective as of April 9, between Chancellor Media Corporation and
                            Kenneth J. O'Keefe.
        10.67*           -- Non-Qualified Stock Option Grant Agreement, effective as of April 9, between Chancellor Media Corporation and R.
                            Steven Hicks.
        10.68*           -- Non-Qualified Stock Option Grant Agreement, effective as of April 9, between Chancellor Media Corporation and D.
                            Geoffrey Armstrong.
        10.69*           -- Non-Qualified Stock Grant Agreement, effective as of
                            April 9, between Chancellor Media Corporation and William
                            S. Banowsky.
        10.70*           -- Amendment No. 1 to Amended and Restated Employment
                            Agreement, dated as of May 18, 1999, among Chancellor
                            Media Corporation, Chancellor Media Corporation of Los
                            Angeles and James E. de Castro.
        10.71*           -- Employment Agreement, dated as of May 18, 1999, among
                            Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and Kenneth J. O'Keefe.
        10.72*           -- Chancellor Media Corporation 1999 Stock Option Plan.
        21.1(ccc)        -- Subsidiaries of Chancellor Media Corporation.
        23.1*            -- Consent of Weil, Gotshal & Manges LLP (included as part of their opinion listed as Exhibit 5.1).
        23.2*            -- Consent of PricewaterhouseCoopers LLP, independent
                            accountants.
        23.3*            -- Consent of KPMG LLP, independent accountants.
        23.4*            -- Consent of BDO Seidman, LLP, independent accountants.
        23.5*            -- Consent of PricewaterhouseCoopers LLP, independent
                            accountants.
        23.6*            -- Consent of Ernst & Young LLP, independent accountants.
        23.7*            -- Consent of KPMG LLP, independent accountants.
        23.8*            -- Consent of Arthur Andersen LLP, independent accountants.
        23.9*            -- Consent of Barbich Longcrier Hooper & King Accountancy
                            Corporation, independent auditors.
        23.10*           -- Consent of Kleiman, Carney & Greenbaum, independent
                            accountants.
        23.11*           -- Consent of Vinson & Elkins L.L.P. (included as part of
                            its opinion listed as Exhibit 8.2).
        24.1*            -- Powers of Attorney (included on signature pages).

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        99.1(fff)        -- Certificate of Incorporation of Capstar Broadcasting
                            Corporation.
        99.2(fff)        -- Bylaws of Capstar Broadcasting Corporation.
        99.3*            -- Consent of Salomon Smith Barney Inc., financial advisor to the Special Committee of the Board of Directors of
                            Chancellor Media.
        99.4*            -- Consent of Wasserstein Perella & Co., Inc., financial
                            advisor to the Special Committee of the Board of
                            Directors of Chancellor Media.
        99.5*            -- Consent of Morgan Stanley & Co. Incorporated, financial advisor to the Board of Directors of Chancellor Media.
        99.6*            -- Consent of Bear, Stearns & Co. Inc., financial advisor to the Special Committee of the Board of Directors of
                            Capstar.
        99.7*            -- Consent of Credit Suisse First Boston Corporation,
                            financial advisor to the Board of Directors of Capstar.
        99.8*            -- Consent of BT Wolfensohn, financial advisor to the Board of Directors of Capstar.
        99.9*            -- Opinion of Bear Stearns & Co. Inc. dated August 26, 1998.
        99.10*           -- Opinion of Bear Stearns & Co. Inc. dated April 13, 1999.
        99.11*           -- Consent of Person About to Become a Director from R.
                            Gerald Turner


---------------


*     Filed herewith.



(h) Incorporated by reference to the identically numbered exhibit to Chancellor Media's Current Report on Form 8-K dated July 14, 1995.



(i) Incorporated by reference to the identically numbered exhibit to Chancellor Media's Current Report on Form 8-K dated January 17, 1996.



(j) Incorporated by reference to the identically numbered exhibit to Chancellor Media's Quarterly Report on Form 10-Q for the quarterly period ending June 30, 1995.



(n) Incorporated by reference to the identically numbered exhibit to Chancellor Media's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.



(o) Incorporated by reference to the identically numbered exhibit to Chancellor Media's Quarterly Report on Form 10-Q for the quarterly period ending March 31, 1996.



(p) Incorporated by reference to the identically numbered exhibit to Chancellor Media's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996.



(q) Incorporated by reference to the identically numbered exhibit to Chancellor Media's Registration Statement on Form S-3, as amended (Reg. No. 333-12453).



(r) Incorporated by reference to the identically numbered exhibit to Chancellor Media's Current Report on Form 8-K dated February 16, 1997 and filed March 9, 1997.



(s) Incorporated by reference to the identically numbered exhibit to Chancellor Media's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.



(t) Incorporated by reference to the identically numbered exhibit to Chancellor Media's Current Report on Form 8-K dated April 1, 1997 and filed May 9, 1997.



(y) Incorporated by reference to the identically numbered exhibit of Chancellor Media's Registration Statement on Form S-4, filed August 1, 1997.



(z) Incorporated by reference to the identically numbered exhibit to Chancellor Media's Current Report on Form 8-K dated July 7, 1997 and filed July 31, 1997.

(aa) Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company, as filed on February 29, 1996.

(bb) Incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K of Chancellor Broadcasting Company, Chancellor Radio Broadcasting Company and Chancellor Broadcasting Licensee Company for the fiscal year ended December 31, 1995.

(cc) Incorporated by reference to Exhibit 4.6 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company, as filed on February 29, 1996.

(dd) Incorporated by reference to Exhibit 4.7 to the Current Report on Form 8-K of Chancellor Radio Broadcasting Company, as filed on February 6, 1997.

(ee) Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company as filed on July 17, 1997.


(ff) Incorporated by reference to the identically-numbered exhibit to the Registration Statement on Form S-4 (Reg. No. 333-32259), dated July 29, 1997, as amended, of CMCLA.



(gg) Incorporated by reference to the identically numbered exhibit to the Quarterly Report on Form 10-Q of Chancellor Media and CMCLA for the quarterly period ending June 30, 1997.


(hh) Incorporated by reference to Exhibit 4.8 to the Quarterly Report on Form 10-Q of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company for the quarterly period ending March 31, 1997.

(ii) Incorporated by reference to Exhibit 10.6 to Chancellor Broadcasting Company's Registration Statement on Form S-1 (Reg. No. 333-02782) filed February 9, 1996.

(jj) Incorporated by reference to Exhibit 4.22 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(kk) Incorporated by reference to Exhibit 4.23 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(ll) Incorporated by reference to Exhibit 4.24 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(mm) Incorporated by reference to Exhibit 4.25 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(nn) Incorporated by reference to Exhibit 4.26 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.

(oo) Incorporated by reference to Exhibit 4.27 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.


(qq) Incorporated by reference to the identically numbered exhibit to the CMCLA's Registration Statement on Form S-4 (Reg. No. 333-36451), dated September 26, 1997, as amended.


(ss) Incorporated by reference to the identically numbered exhibit to the Current Report on Form 8-K of Chancellor Media and CMCLA, dated as of February 23, 1998 and filed as of February 27, 1998.


(uu) Incorporated by reference to the identically numbered exhibit to the Annual Report on Form 10-K of Chancellor and CMCLA for the fiscal year ended December 31, 1997.

(vv) Incorporated by reference to the identically numbered exhibit to CMCLA's Registration Statement on Form S-4 (Reg. No. 333-50739), dated April 22, 1998, as amended.

(ww) Incorporated by reference to the identically numbered exhibit to the Quarterly Report on Form 10-Q of Chancellor Media and CMCLA for the quarterly period ending March 31, 1998.

(xx) Incorporated by reference to Exhibit 4.41 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-53179), dated May 20, 1998.

(yy) Incorporated by reference to the identically numbered exhibit to the Quarterly Report on Form 10-Q of Chancellor Media and CMCLA for the quarterly period ending June 30, 1998.

(zz) Incorporated by reference to Exhibit 4.41 to CMCLA's Registration Statement on Form S-4 (Reg. No. 333-66971), initially filed November 9, 1998, as amended.

(aaa) Incorporated by reference to Exhibit 4.42 to the Quarterly Report on Form 10-Q of Chancellor Media and CMCLA for the quarterly period ending September 30, 1998.

(bbb) Incorporated by reference to the identically numbered exhibit to the Current Report on Form 8-K of Chancellor Media and CMCLA, dated as of January 7, 1999 and filed as of January 7, 1999.

(ccc) Incorporated by reference to the identically numbered exhibit to Chancellor Media's Registration Statement on Form S-4 (Reg. No. 333-72481), dated as of February 17, 1999, as amended.

(ddd) Incorporated by reference to the identically numbered exhibit to the Quarterly Report on Form 10-Q of Chancellor Media and CMCLA for the quarterly period ending September 30, 1998.

(eee) Incorporated by reference to the identically numbered exhibit to the Annual Report on Form 10-K of Chancellor Media and CMCLA for the fiscal year ending December 31, 1998.

(fff) Incorporated by reference to Exhibits 3.1 and 3.2 to Capstar's Amendment No. 3 to Registration Statement on Form S-1, dated May 19, 1998, File No. 333-48819.


(ggg) Incorporated by reference to the identically numbered exhibit to the Current Report on Form 8-K of Chancellor Media Corporation of Los Angeles, as amended, filed on May 5, 1999.



(hhh) Incorporated by reference to the identically numbered exhibit to the Quarterly Report on Form 10-Q of Chancellor Media and CMCLA for the quarterly period ending March 31, 1999.



(iii) Incorporated by reference to Exhibits 2.1, 2.2 and 2.3 to Chancellor Media's Form 8-K, dated June 7, 1999 and filed on June 8, 1999.